FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-280224-14

The information in this preliminary prospectus is not complete and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This preliminary prospectus is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS PRELIMINARY PROSPECTUS, DATED JUNE 8, 2026, IS SUBJECT TO COMPLETION
AND MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

PROSPECTUS

$553,359,000 (Approximate)

BMO 2026-5C15 MORTGAGE TRUST
(Central Index Key number 0002128774)
Issuing Entity

BMO Commercial Mortgage Securities LLC
(Central Index Key number 0001861132)
Depositor

Bank of Montreal (Central Index Key number 0000927971)

UBS AG New York Branch (Central Index Key number 0001685185)

3650 Capital SCF LOE I(A), LLC (Central Index Key number 0002058685)

Zions Bancorporation, N.A. (Central Index Key number 0000109380)

Wells Fargo Bank, National Association (Central Index Key number 0000850779)

BSPRT CMBS Finance, LLC (Central Index Key number 0001722518)

Goldman Sachs Mortgage Company (Central Index Key number 0001541502)

Societe Generale Financial Corporation (Central Index Key number 0001755531)

Ladder Capital Finance LLC (Central Index Key number 0001541468)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2026-5C15

The BMO 2026-5C15 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2026-5C15, will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will primarily consist of a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial and multifamily properties, which will generally be the sole source of payment on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in July 2026. The rated final distribution date for the offered certificates is the distribution date in June 2059.

Classes of Offered Certificates	Approximate Initial Certificate Balance or Notional Amount(1)	Initial Pass-Through Rate(3)	Pass-Through Rate Description
Class A-1	$1,257,000%		(5)
Class A-2	(6)%		(5)
Class A-3	(6)%		(5)
Class X-A	$438,304,000	(7)%	Variable IO(8)
Class X-B	$115,055,000	(7)%	Variable IO(8)
Class A-S	$60,267,000%		(5)
Class B	$31,307,000%		(5)
Class C	$23,481,000%		(5)

(Footnotes to table begin on page 3)

You should carefully consider the summary of risk factors and risk factors beginning on page 71 and page 73, respectively, of this prospectus.

Neither the Series 2026-5C15 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2026-5C15 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by BMO Capital Markets Corp., Wells Fargo Securities, LLC, Goldman Sachs & Co. LLC, SG Americas Securities, LLC, UBS Securities LLC, Academy Securities, Inc., Bancroft Capital, LLC, Blaylock Van, LLC and Drexel Hamilton, LLC, the underwriters, when, as, and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part. The underwriters will purchase the offered certificates from BMO Commercial Mortgage Securities LLC and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale. BMO Capital Markets Corp., Wells Fargo Securities, LLC, Goldman Sachs & Co. LLC, SG Americas Securities, LLC and UBS Securities LLC are acting as co-lead managers. BMO Capital Markets Corp. is acting as sole bookrunning manager with respect to approximately 82.35% of each class of offered certificates, Wells Fargo Securities, LLC is acting as sole bookrunning manager with respect to approximately 8.94% of each class of offered certificates, Goldman Sachs & Co. LLC is acting as sole bookrunning manager with respect to approximately 4.63% of each class of offered certificates, and SG Americas Securities, LLC is acting as sole bookrunning manager with respect to approximately 4.07% of each class of offered certificates. Academy Securities, Inc., Bancroft Capital, LLC, Blaylock Van, LLC and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about June 25, 2026. BMO Commercial Mortgage Securities LLC expects to receive from this offering approximately [__]% of the aggregate principal balance of the offered certificates, plus accrued interest from June 1, 2026, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

BMO Capital Markets	Goldman Sachs & Co. LLC	Société Générale	UBS Securities LLC	Wells Fargo Securities
Co-Lead Managers and Joint Bookrunners
Academy Securities	Bancroft Capital, LLC	Blaylock Van, LLC	Drexel Hamilton
Co-Managers
June , 2026

BMO 2026-5C15

WA 0.1%
MT N/A
ND N/A
OR N/A
ID N/A
SD N/A
WY N/A
MN 0.02%
WI 0.1%
MI 0.3%
VT 0.1%
ME N/A
NH N/A
MA N/A
NY 39.9%
RI N/A
CT 0.02%
PA 0.1%
NJ 11.3%
DE N/A
MD N/A
IA 0.01%
NE N/A
NV 5.9%
UT N/A
CO N/A
CA 10.6%
IL 3.6%
IN 3.3%
OH 3.5%
WV N/A
VA 0.2%
KS 0.2%
MO 1.5%
KY 2.0%
NC 0.4%
TN 0.3%
AZ N/A
NM N/A
OK 0.2%
AR N/A
SC 4.2%
GA 0.9%
AL 0.2%
MS 0.1%
LA 0.1%
TX 6.2%
AK 1.1%
FL 3.3%
HI N/A
Percentage of Allocated Loan Amount
> 4.0% of Total Loan Amount
1.5%-4.0% of Total Loan Amount
0.5%-1.4% of Total Loan Amount
< 0.5% of Total Loan Amount
States without Properties

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2026-5C15 certificates.

Classes of Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(2)	Initial Pass- Through Rate(3)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$1,257,000		30.000%	%	(5)	2.37	7/26-12/30
Class A-2	(6)		30.000%	%	(5)	(6)	(6)
Class A-3	(6)		30.000%	%	(5)	(6)	(6)
Class X-A	$438,304,000	(7)	N/A	%	Variable IO(8)	N/A	N/A
Class X-B	$115,055,000	(7)	N/A	%	Variable IO(8)	N/A	N/A
Class A-S	$60,267,000		20.375%	%	(5)	4.97	6/31-6/31
Class B	$31,307,000		15.375%	%	(5)	4.97	6/31-6/31
Class C	$23,481,000		11.625%	%	(5)	4.97	6/31-6/31
Non-Offered Certificates(9)
Class X-D(10)	$16,123,000	(7)	N/A	%	Variable IO(8)	N/A	N/A
Class D(10)	$16,123,000		9.050%	%	(5)	4.97	6/31-6/31
Class E-RR(10)	$11,271,000		7.250%	%	(5)	4.97	6/31-6/31
Class F-RR(10)	$8,610,000		5.875%	%	(5)	4.97	6/31-6/31
Class G-RR(10)	$9,392,000		4.375%	%	(5)	4.97	6/31-6/31
Class J-RR(10)	$27,394,447		0.000%	%	(5)	4.97	6/31-6/31
Class R(11)	N/A		N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a variance of plus or minus 5% and further subject to any additional variances described in the footnotes below. In addition, the notional amounts of the Class X-A, Class X-B and Class X-D certificates (collectively, the “Class X certificates”) may vary depending upon the final pricing of the respective classes of principal balance certificates (as defined in footnote (5) below) whose certificate balances comprise such notional amounts, and, if as a result of such pricing (a) the pass-through rate of any class of Class X certificates would be equal to zero at all times, such class of certificates will not be issued on the closing date of this securitization or (b) the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is at all times equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, the certificate balance of such class of principal balance certificates may not be part of, and there may be a corresponding reduction in, such notional amount of the related class of Class X certificates.
(2)	“Approximate Initial Credit Support” means, with respect to any class of principal balance certificates, the quotient, expressed as a percentage, of (i) the aggregate of the initial certificate balances of all classes of principal balance certificates, if any, junior to the subject class of principal balance certificates, divided by (ii) the aggregate of the initial certificate balances of all classes of principal balance certificates. The approximate initial credit support percentages set forth for the Class A-1, Class A-2 and Class A-3 certificates are represented in the aggregate. The approximate initial credit support percentages shown in the table above with respect to the principal balance certificates do not take into account any trust subordinate companion loan.
(3)	Approximate per annum rate as of the closing date.
(4)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations”.
(5)	For any distribution date, the pass-through rate for each class of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates (collectively, the “principal balance certificates”, and collectively with the Class X certificates and the Class R certificates, the “certificates”) will generally be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate described in clause (ii), or (iv) the weighted average rate described in clause (ii) less a specified percentage, but no less than 0.000%. Any trust subordinate companion loan will not be taken into account in determining the pass-through rate on any class of certificates. See “Description of the Certificates—Distributions—Pass-Through Rates”.
(6)	The exact initial certificate balances of the Class A-2 and Class A-3 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances, weighted average lives and principal windows of the Class A-2 and Class A-3 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-2 and Class A-3 certificates is expected to be approximately $437,047,000 subject to a variance of plus or minus 5%.
Class of Certificates	Expected Range of Initial Certificate Balances	Expected Range of Weighted Avg. Lives (Yrs)	Expected Range of Principal Windows
Class A-2	$0 - $200,000,000	N/A – 4.68	N/A–12/30-04/31
Class A-3	$237,047,000 - $437,047,000	4.92 – 4.81	04/31-06/31–12/30-06/31
(7)	The Class X certificates will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each class of Class X certificates at the related pass-through rate based upon the related notional amount. The notional amount of each class of the Class X certificates will be equal to the certificate balance or the aggregate of the certificate balances, as applicable, from time to time of the class or classes of principal balance certificates identified in the same row as such class of Class X certificates in the chart below (as to such class of Class X certificates, the “corresponding principal balance certificates”):
3

Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2 and Class A-3
Class X-B	Class A-S, Class B and Class C
Class X-D	Class D
(8)	The pass-through rate for each class of Class X certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate (or, if applicable, the weighted average of the pass-through rates) of the class or classes of corresponding principal balance certificates as in effect from time to time, as described in this prospectus.
(9)	The classes of certificates set forth below “Non-Offered Certificates” in the table are not offered by this prospectus.
(10)	In satisfaction of its risk retention obligations, 3650 Capital SCF LOE I(A), LLC (as “retaining sponsor” with respect to this securitization transaction) is expected to acquire and retain (directly or through one or more of its “majority-owned affiliates”), in accordance with the credit risk retention rules applicable to this securitization transaction, all of the Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates (collectively, the “HRR Certificates”), which will collectively constitute an “eligible horizontal residual interest” with an aggregate fair value expected to represent at least 5.0% of the fair value, as of the closing date for this transaction, of all of the “ABS interests” (i.e., all of the certificates (other than the Class R certificates)) issued by the issuing entity. The initial certificate balances of the Class D and Class E-RR certificates may be reallocated between those classes based on the determination of the respective aggregate fair values, as of the closing date for this transaction, of all of the certificates (other than the Class R certificates), in order to satisfy the foregoing. Any such reallocation of the initial certificate balance of the Class D certificates would have a corresponding effect on the notional amount of the Class X-D certificates. However, the “Approximate Initial Credit Support” for the Class D certificates will have a minimum value of 9.00%. “Retaining sponsor”, “majority-owned affiliates”, “eligible horizontal residual interest” and “ABS interests” have the meanings given to such terms in Regulation RR. See “Credit Risk Retention”.
(11)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. The Class R certificates will represent the residual interests in each of two (2) separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR and Class R certificates and any classes of loan-specific certificates or related uncertificated interests (if applicable) are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

4

Table of Contents

Certificate Summary	3
IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES	12
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS	12
Summary of Terms	21
Summary of Risk Factors	71
Special Risks	71
Risks Relating to the Mortgage Loans	71
Risks Relating to Conflicts of Interest	72
Other Risks Relating to the Certificates	72
Risk Factors	73
Special Risks	73
Pandemics and any Related Governmental Response May Adversely Affect the Global Economy and May Adversely Affect the Performance of the Mortgage Loans and the Certificates	73
Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties	75
Risks Relating to the Mortgage Loans	75
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	75
Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	76
Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	82
Any Analysis of the Value or Income Producing Ability of a Commercial, Multifamily or Manufactured Housing Community Property Is Highly Subjective and Subject to Error	83
Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	85
The Types of Properties That Secure the Mortgage Loans Present Special Risks	89
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	105
Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool	106

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	107
Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	107
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	109
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	109
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	110
Risks Related to Zoning Non-Compliance and Use Restrictions	110
Risks Relating to Inspections of Properties	111
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	111
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	112
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	113
Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates	114
Terrorism Insurance May Not Be Available for All Mortgaged Properties	114
Risks Associated with Blanket Insurance Policies or Self-Insurance	115
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	116
Limited Information Causes Uncertainty	116
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	116
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	117
The Mortgage Loans Have Not Been Reviewed or Re-underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	117
Static Pool Data Would Not Be Indicative of the Performance of This Pool	118
Appraisals May Not Reflect Current or Future Market Value of Each Property	118

5

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	119
The Borrower’s Form of Entity May Cause Special Risks	120
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	122
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	123
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	124
Tenancies-in-Common May Hinder Recovery	125
Risks Relating to Enforceability of Cross-Collateralization Arrangements	125
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	126
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	127
Various Other Laws Could Affect the Exercise of Lender’s Rights	128
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates	128
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	129
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property	130
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	132
Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies	132
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	132
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	132
Risks Relating to Tax Credits	133
Risks Relating to Conflicts of Interest	133
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	133

The Servicing of Each of the Servicing Shift Whole Loans Will Shift to Other Servicers	135
The Controlling Pari Passu Companion Loan for One or More of the Outside Serviced Whole Loans Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Closed, and the Provisions of the Related Future Outside Servicing Agreement Expected to Govern the Servicing of Such Whole Loan Have Yet to Be Finalized	135
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	136
Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	137
Potential Conflicts of Interest of the Operating Advisor	140
Potential Conflicts of Interest of the Asset Representations Reviewer	140
Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder	141
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	142
Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Whole Loan	143
Other Potential Conflicts of Interest May Affect Your Investment	143
Other Risks Relating to the Certificates	144
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	144
The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline	144
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	145
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	148
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	148
Pro Rata Allocation of Principal Between and Among a Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	149

6

Your Yield May Be Affected by Defaults, Prepayments and Other Factors	149
A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates	153
Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	154
Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment	155
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment	155
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	156
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	156
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	157
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	157
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	157
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	158
Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	158
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	158
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	159
Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	160

Changes in Pool Composition Will Change the Nature of Your Investment	161
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates	162
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	162
State, Local and Other Tax Considerations	164
General Risk Factors	165
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	165
The Offered Certificates May Not Be a Suitable Investment for You	165
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	165
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	165
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	167
The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement	170
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	171
Description of the Mortgage Pool	172
General	172
Co-Originated and Third-Party Originated Mortgage Loans	174
Certain Calculations and Definitions	175
Statistical Characteristics of the Mortgage Loans	184
Overview	184
Property Types	186
Specialty Use Concentrations	189
Mortgage Loan Concentrations	189
Geographic Concentrations	191
Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History	192
Tenancies-in-Common or Diversified Ownership	192
Condominium Interests and Other Shared Interests	192
Leasehold Interests	192
Condemnations	193
Delinquency Information	194
Environmental Considerations	194
Litigation and Other Legal Considerations	199
Redevelopment, Expansion and Renovation	200

7

Default History, Bankruptcy Issues and Other Proceedings	200
Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases	200
Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts	202
Tenant Issues	203
Tenant Concentrations	203
Lease Expirations and Terminations	204
Unilateral Lease Termination Rights	207
Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants	207
Rights to Cease Operations (Go Dark) at the Leased Property	207
Termination Rights of Government Sponsored Tenants	208
Other Tenant Termination Issues	208
Rights to Sublease	208
Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs	209
Charitable Institutions / Not-For-Profit Tenants	209
Purchase Options, Rights of First Offer and Rights of First Refusal	210
Affiliated Leases and Master Leases	211
Other Tenant Issues	211
Competition from Certain Nearby Properties	212
Insurance Considerations	212
Zoning and Use Restrictions	213
Non-Recourse Carveout Limitations	214
Real Estate and Other Tax Considerations	215
Certain Terms of the Mortgage Loans	218
Due Dates; Mortgage Rates; Calculations of Interest	218
ARD Loans	219
Single-Purpose Entity Covenants	219
Prepayment Provisions	220
Defeasance; Collateral Substitution	223
Partial Releases	224
Escrows	225
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	226
Mortgaged Property Accounts	227
Additional Indebtedness	227
Other Secured Debt	228
Existing Mezzanine Debt	228
Permitted Mezzanine Debt	229
Preferred Equity and Preferred Return Arrangements	230
Permitted Unsecured Debt and Other Debt	230
The Whole Loans	231
General	231

The Serviced Pari Passu Whole Loans	234
The Outside Serviced Pari Passu Whole Loans	237
The Mountain Industrial Portfolio Pari Passu-AB Whole Loan	239
The Crossgates Mall Pari Passu-AB Whole Loan	244
The Seneca One Pari Passu-AB Whole Loan	253
Additional Mortgage Loan Information	263
The Trust Subordinate Companion Loan	263
Transaction Parties	264
The Sponsors and the Mortgage Loan Sellers	264
Bank of Montreal	264
3650 Capital SCF LOE I(A), LLC	272
BSPRT CMBS Finance, LLC	280
Goldman Sachs Mortgage Company	287
Ladder Capital Finance LLC	295
Societe Generale Financial Corporation	304
UBS AG New York Branch	310
Wells Fargo Bank, National Association	317
Zions Bancorporation, N.A.	326
Compensation of the Sponsors	333
The Depositor	333
The Issuing Entity	334
The Trustee and the Certificate Administrator	335
Trustee	335
Certificate Administrator	336
Custodian	336
Servicers	337
General	337
The Master Servicer	338
The Special Servicer	342
The Outside Servicers and the Outside Special Servicers	345
The Operating Advisor and the Asset Representations Reviewer	347
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	349
Transaction Party and Related Party Affiliations	349
Warehouse Financing Arrangements	350
Interim Servicing Arrangements	350
Interim and Other Custodial Arrangements	350
Whole Loans and Mezzanine Loan Arrangements	351
Other Arrangements	351
Credit Risk Retention	353
General	353
Qualifying CRE Loans; Required Credit Risk Retention Percentage	353
HRR Certificates	353
Material Terms of the HRR Certificates	353
Determination of Amount of Required Horizontal Credit Risk Retention	354
Hedging, Transfer and Financing Restrictions	361
Operating Advisor	362
Representations and Warranties	363
Description of the Certificates	367
General	367

8

Distributions	368
Method, Timing and Amount	368
Available Funds	369
Priority of Distributions	371
Pass-Through Rates	373
Interest Distribution Amount	375
Principal Distribution Amount	375
Certain Calculations with Respect to Individual Mortgage Loans	376
Application Priority of Mortgage Loan Collections or Whole Loan Collections	377
Allocation of Yield Maintenance Charges and Prepayment Premiums	380
Assumed Final Distribution Date; Rated Final Distribution Date	381
Prepayment Interest Shortfalls	382
Subordination; Allocation of Realized Losses	383
Reports to Certificateholders; Certain Available Information	385
Certificate Administrator Reports	385
Information Available Electronically	390
Voting Rights	395
Delivery, Form, Transfer and Denomination	396
Book-Entry Registration	396
Definitive Certificates	398
Certificateholder Communication	399
Access to Certificateholders’ Names and Addresses	399
Requests to Communicate	399
The Mortgage Loan Purchase Agreements	400
Sale of Mortgage Loans; Mortgage File Delivery	400
Representations and Warranties	405
Cures, Repurchases and Substitutions	405
Dispute Resolution Provisions	409
Asset Review Obligations	409
The Pooling and Servicing Agreement	410
General	410
Certain Considerations Regarding the Outside Serviced Whole Loans	413
Assignment of the Mortgage Loans	414
Servicing of the Mortgage Loans	415
Subservicing	421
Advances	422
Accounts	427
Withdrawals from the Collection Account	429
Application of Loss of Value Payments	431
Servicing and Other Compensation and Payment of Expenses	432
Master Servicing Compensation	432
Special Servicing Compensation	434
Trustee / Certificate Administrator Compensation	438
Operating Advisor Compensation	438
CREFC® Intellectual Property Royalty License Fee	439
Asset Representations Reviewer Compensation	440

Fees and Expenses	441
Application of Penalty Charges and Modification Fees	446
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	447
Due-On-Sale	447
Due-On-Encumbrance	447
Appraisal Reduction Amounts	448
Inspections	453
Evidence as to Compliance	454
Limitation on Liability; Indemnification	455
Servicer Termination Events	458
Rights Upon Servicer Termination Event	460
Waivers of Servicer Termination Events	461
Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event	462
General	462
Excluded Special Servicer Mortgage Loans	463
Removal of the Special Servicer by Certificateholders Following a Control Termination Event	464
Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor	465
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	465
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	466
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	468
Amendment	469
Realization Upon Mortgage Loans	471
Specially Serviced Loans; Appraisals	471
Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans	471
Sale of Defaulted Mortgage Loans and REO Properties	473
Modifications, Waivers and Amendments	475
Directing Holder	477
General	477
Limitation on Liability of the Directing Holder	484
Consulting Parties	485
Operating Advisor	486
General Obligations	486
Review Materials	487
Consultation Rights	489
Reviewing Certain Calculations	489
Annual Report	489
Replacement of the Special Servicer	491
Operating Advisor Termination Events	491
Rights Upon Operating Advisor Termination Event	492
Eligibility of Operating Advisor	492
Termination of the Operating Advisor Without Cause	493
Asset Status Reports	493

9

The Asset Representations Reviewer	494
Asset Review	494
Eligibility of Asset Representations Reviewer	499
Other Obligations of Asset Representations Reviewer	499
Delegation of Asset Representations Reviewer’s Duties	500
Asset Representations Reviewer Termination Events	500
Rights Upon Asset Representations Reviewer Termination Event	501
Termination of the Asset Representations Reviewer Without Cause	501
Resignation of Asset Representations Reviewer	501
Asset Representations Reviewer Compensation	501
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	502
Repurchase Request Delivered by a Certificateholder	502
Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement	502
Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer	502
Dispute Resolution Provisions	503
Resolution of a Repurchase Request	503
Mediation and Arbitration Provisions	505
Rating Agency Confirmations	506
Termination; Retirement of Certificates	508
Optional Termination; Optional Mortgage Loan Purchase	508
Servicing of the Outside Serviced Mortgage Loans	509
General	509
Specified Servicing Matters	510
Servicing Shift Mortgage Loans	513
Related Provisions of the Pooling and Servicing Agreement	513
Use of Proceeds	515
Yield, Prepayment and Maturity Considerations	515
Yield	515
Yield on the Class X-A and Class X-B Certificates	517
Weighted Average Life of the Offered Certificates	518
Price/Yield Tables	522
Material Federal Income Tax Consequences	526
General	526
Qualification as a REMIC	526
Status of Offered Certificates	528
Taxation of the Regular Interests	528
General	528
Original Issue Discount	528
Acquisition Premium	530
Market Discount	530

Premium	531
Election to Treat All Interest Under the Constant Yield Method	531
Treatment of Losses	532
Prepayment Premiums and Yield Maintenance Charges	532
Sale or Exchange of Regular Interests	532
Taxes That May Be Imposed on a REMIC	533
Prohibited Transactions	533
Contributions to a REMIC After the Startup Day	534
Net Income from Foreclosure Property	534
Bipartisan Budget Act of 2015	534
Taxation of Certain Foreign Investors	535
FATCA	535
Backup Withholding	536
Information Reporting	536
3.8% Medicare Tax on “Net Investment Income”	536
Reporting Requirements	536
Tax Return Disclosure and Investor List Requirements	536
Certain State, Local and Other Tax Considerations	537
ERISA Considerations	537
General	537
Plan Asset Regulations	539
Prohibited Transaction Exemptions	540
Underwriter Exemption	540
Exempt Plans	543
Insurance Company General Accounts	543
Ineligible Purchasers	543
Further Warnings	544
Consultation with Counsel	544
Tax Exempt Investors	545
Legal Investment	545
Certain Legal Aspects of the Mortgage Loans	545
General	547
Types of Mortgage Instruments	547
Installment Contracts	548
Leases and Rents	549
Personalty	549
Foreclosure	549
General	549
Foreclosure Procedures Vary From State to State	550
Judicial Foreclosure	550
Equitable and Other Limitations on Enforceability of Particular Provisions	550
Nonjudicial Foreclosure/Power of Sale	551
Public Sale	551
Rights of Redemption	552
One Action and Security First Rules	553
Anti-Deficiency Legislation	553
Leasehold Considerations	553
Cooperative Shares	554
Bankruptcy Issues	554
Automatic Stay	554

10

Modification of Lender’s Rights	555
Leases and Rents	555
Lease Assumption or Rejection by Tenant	556
Lease Rejection by Lessor – Tenant’s Right	557
Ground Lessee or Ground Lessor	557
Single-Purpose Entity Covenants and Substantive Consolidation	558
Sales Free and Clear of Liens	559
Post-Petition Credit	559
Avoidance Actions	559
Management Agreements	560
Certain of the Borrowers May Be Partnerships	560
Environmental Considerations	561
General	561
Environmental Assessments	561
Superlien Laws	561
CERCLA	561
Other Federal and State Laws	562
Additional Considerations	563
Due-On-Sale and Due-On-Encumbrance Provisions	564

ANNEX A – Certain CHARACTERISTICS OF THE MORTGAGE LOANS and Mortgaged Properties	A-1
ANNEX B – significant loan summaries	B-1
ANNEX C – MORTGAGE POOL INFORMATION	C-1
ANNEX D – FORM OF DISTRIBUTION DATE STATEMENT	D-1
ANNEX E-1A – MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES (BMO, BSPRT, LCF, SGFC, UBS AG New York Branch, WELLS FARGO BANK and ZBNA)	E-1A-1
Annex E-1B – Exceptions to MORTGAGE LOAN Representations and Warranties (BMO, BSPRT, LCF, SGFC, UBS AG New York Branch, WELLS FARGO BANK and ZBNA)	E-1B-1
ANNEX E-2A – MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES (3650 Capital)	E-2A-1
Annex E-2B – Exceptions to MORTGAGE LOAN Representations and Warranties (3650 Capital)	E-2B-1
ANNEX E-3A – MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES (gsmc)	E-3A-1
Annex E-3B – Exceptions to MORTGAGE LOAN Representations and Warranties (gsmc)	E-3B-1

Junior Liens; Rights of Holders of Senior Liens	564
Subordinate Financing	564
Default Interest and Limitations on Prepayments	565
Applicability of Usury Laws	565
Americans with Disabilities Act	565
Servicemembers Civil Relief Act	566
Anti-Money Laundering, Economic Sanctions and Bribery	566
Potential Forfeiture of Assets	566
Ratings	567
Plan of Distribution (Underwriter Conflicts of Interest)	569
Incorporation of Certain Information by Reference	571
Where You Can Find More Information	571
Financial Information	571
Legal Matters	572
Index of Certain Defined Terms	573

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IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE OFFERED CERTIFICATES. THIS PROSPECTUS WILL FORM A PART OF THAT REGISTRATION STATEMENT, BUT THE REGISTRATION STATEMENT INCLUDES ADDITIONAL INFORMATION. SEE “WHERE YOU CAN FIND MORE INFORMATION” IN THIS PROSPECTUS.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS HAVE NO OBLIGATION TO MAKE A MARKET IN THE OFFERED CERTIFICATES. IN ADDITION, THE ABILITY OF THE UNDERWRITERS TO MAKE A MARKET IN THE OFFERED CERTIFICATES MAY BE IMPACTED BY CHANGES IN REGULATORY REQUIREMENTS APPLICABLE TO MARKETING AND SELLING OF, OR ISSUING QUOTATIONS WITH RESPECT TO, THE OFFERED CERTIFICATES OR ASSET BACKED SECURITIES GENERALLY. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—THE OFFERED CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE OFFERED CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SPONSORS, THE ORIGINATORS, THE DEPOSITOR OR ANY OTHER PARTY TO THE POOLING AND SERVICING AGREEMENT, ANY DIRECTING HOLDER, ANY CONSULTING PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

■       This prospectus begins with two introductory sections describing the offered certificates and the issuing entity in abbreviated form:

●	the “Certificate Summary”, which sets forth important statistical information relating to the offered certificates; and
●	the “Summary of Terms”, which gives a brief introduction to the key features of the offered certificates and a description of the underlying mortgage loans.

Additionally, the “Summary of Risk Factors” and “Risk Factors” describe the material risks that apply to the offered certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms”.

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■       In this prospectus:

●	the terms “depositor,” “we,” “us” and “our” refer to BMO Commercial Mortgage Securities LLC.
●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.
●	unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

NOTICE TO INVESTORS: UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD, DISTRIBUTED OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD, DISTRIBUTED OR OTHERWISE MADE AVAILABLE TO, ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (“UK”). FOR THIS PURPOSE, A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE OR BOTH OF THE FOLLOWING: (I) NOT A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED) AND AS AMENDED; OR (II) NOT A QUALIFIED INVESTOR (“UK QUALIFIED INVESTOR”), AS DEFINED IN PARAGRAPH 15 OF SCHEDULE 1 TO THE PUBLIC OFFERS AND ADMISSIONS TO TRADING REGULATIONS 2024 (AS AMENDED, THE “POATRS”). CONSEQUENTLY, NO DISCLOSURE DOCUMENT REQUIRED BY THE PRODUCT DISCLOSURE SOURCEBOOK (AS AMENDED, “DISC”) OF THE HANDBOOK OF RULES AND GUIDANCE ADOPTED BY THE UK’S FINANCIAL CONDUCT AUTHORITY (AS AMENDED, THE “FCA HANDBOOK”) FOR OFFERING, SELLING OR DISTRIBUTING THE OFFERED CERTIFICATES, OR OTHERWISE MAKING THEM AVAILABLE, TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED, AND THEREFORE OFFERING, SELLING OR DISTRIBUTING THE OFFERED CERTIFICATES, OR OTHERWISE MAKING THEM AVAILABLE, TO ANY UK RETAIL INVESTOR IN THE UK MAY BE UNLAWFUL UNDER DISC AND THE CONSUMER COMPOSITE INVESTMENTS (DESIGNATED ACTIVITIES) REGULATIONS 2024 (AS AMENDED).

OTHER UK OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE POATRS OR THE PROSPECTUS RULES: ADMISSION TO TRADING ON A REGULATED MARKET SOURCEBOOK OF THE FCA HANDBOOK. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE UK WILL ONLY BE MADE TO UK QUALIFIED INVESTORS. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE UK OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO UK QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF

13

THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE UK OTHER THAN TO UK QUALIFIED INVESTORS.

UK MIFIR PRODUCT GOVERNANCE

ANY PERSON SUBSEQUENTLY OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES (A “DISTRIBUTOR”) WHO IS SUBJECT TO THE PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK OF THE FCA HANDBOOK (AS AMENDED, THE “UK MIFIR PRODUCT GOVERNANCE RULES”) IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

OTHER UK REGULATORY RESTRICTIONS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”) THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE COMMUNICATION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12B OF THE FCA HANDBOOK CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS, TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

14

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED AS FOLLOWS:

PROHIBITION ON SALES TO UK RETAIL INVESTORS

(A)       IT HAS NOT OFFERED, SOLD, DISTRIBUTED OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL, DISTRIBUTE OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY UK RETAIL INVESTOR IN THE UK. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “UK RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: UNITED KINGDOM” ABOVE; AND
●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO BUY OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

OTHER UK REGULATORY RESTRICTIONS

(B)       IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(C)       IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EU RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD, DISTRIBUTED OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD, DISTRIBUTED OR OTHERWISE MADE AVAILABLE TO, ANY EU RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THIS PURPOSE, AN “EU RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97, AS AMENDED, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR (“EU QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING, SELLING OR DISTRIBUTING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EU RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING, SELLING OR DISTRIBUTING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EU RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

OTHER EEA OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL ONLY BE MADE TO EU QUALIFIED INVESTORS. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO EU QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF

15

THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OTHER THAN TO EU QUALIFIED INVESTORS.

MIFID II PRODUCT GOVERNANCE

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT OFFERED, SOLD, DISTRIBUTED OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL, DISTRIBUTE OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY EU RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “EU RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA” ABOVE; AND
●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES.

Eu SECURITIZATION RULES AND UK SECURITIZATION RULES

NO PARTY INTENDS TO TAKE ANY ACTION WITH REGARD TO THIS TRANSACTION IN A MANNER PRESCRIBED OR CONTEMPLATED BY THE EU SECURITIZATION RULES OR THE UK SECURITIZATION RULES.

CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION RULES OR THE UK SECURITIZATION RULES.

FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION RULES AND THE UK SECURITIZATION RULES, SEE “RISK FACTORS—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH

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DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG)) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA (“INSTITUTIONAL INVESTOR”)) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER, INFORMATION, STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE WAS ISSUED IN

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CONNECTION WITH AN OFFER OR THE LISTING FOR QUOTATION OF THOSE CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

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JAPANESE RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE”). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION EXPOSURES THEY HOLD UNLESS THE RELEVANT ORIGINATOR COMMITS TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT”), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,
●	political and/or social conditions, and
●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

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Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	BMO 2026-5C15 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2026-5C15.

Relevant Parties

Depositor	BMO Commercial Mortgage Securities LLC, a Delaware limited liability company and a wholly-owned subsidiary of BMO Financial Corp. As depositor, BMO Commercial Mortgage Securities LLC will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 151 West 42nd Street, New York, New York 10036. See “Transaction Parties—The Depositor”.
Issuing Entity	BMO 2026-5C15 Mortgage Trust, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of June 1, 2026, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.

Sponsors; Mortgage Loan Sellers;

Originators	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:
●	Bank of Montreal, a Canadian chartered bank;
●	UBS AG New York Branch, an Office of the Comptroller of the Currency regulated branch of a foreign bank;
●	3650 Capital SCF LOE I(A), LLC, a Delaware limited liability company;
●	Zions Bancorporation, N.A., a national banking association;
●	Wells Fargo Bank, National Association, a national banking association;
●	BSPRT CMBS Finance, LLC, a Delaware limited liability company;
●	Goldman Sachs Mortgage Company, a New York limited partnership;
●	Societe Generale Financial Corporation, a Delaware corporation; and
●	Ladder Capital Finance LLC, a Delaware limited liability company.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

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See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

The mortgage loan sellers will sell to the depositor the mortgage loans set forth in the following chart, and the depositor will in turn transfer such mortgage loans to the issuing entity:

Mortgage Loan Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance(2)	Roll-up Aggregate Cut-off Date Balance	Roll-up Aggregate % of Initial Pool Balance(2)
Bank of Montreal	9	$134,917,000	21.5%	$226,848,224	36.2%
UBS AG New York Branch	2	87,600,000	14.0	93,600,000	14.9
3650 Capital SCF LOE I(A), LLC	2	18,750,000	3.0	62,631,224	10.0
Zions Bancorporation, N.A.	1	51,000,000	8.1	60,650,000	9.7
Wells Fargo Bank, National Association	2	50,000,000	8.0	56,000,000	8.9
BSPRT CMBS Finance, LLC	1	30,650,000	4.9	50,650,000	8.1
Goldman Sachs Mortgage Company	0	-	-	29,000,000	4.6
Societe Generale Financial Corporation	1	25,500,000	4.1	25,500,000	4.1
Ladder Capital Finance LLC	2	21,270,000	3.4	21,270,000	3.4
Bank of Montreal / 3650 Capital SCF LOE I(A), LLC	2(3)(4)	87,562,447	14.0	-	-
Bank of Montreal / UBS AG New York Branch / Wells Fargo Bank, National Association	1(5)	45,750,000	7.3	-	-
Goldman Sachs Mortgage Company / Bank of Montreal	1(6)	43,500,000	6.9	-	-
Zions Bancorporation, N.A / BSPRT CMBS Finance, LLC.	1(7)	29,650,000	4.7	-	-
Total	25	$626,149,447	100.0%	$626,149,447	100.0%

(1)	Certain of the mortgage loans were co-originated by two or more mortgage loan sellers, or were part of whole loans that were co-originated by the related mortgage loan seller (or one of its affiliates) and another entity or were originated by another entity and transferred to the mortgage loan seller.
(2)	The sum of the numerical data in this column may not equal the indicated total due to rounding.
(3)	The Cannon Industrial Portfolio mortgage loan (9.998%) is comprised of separate notes that are being sold by 3650 Capital SCF LOE I(A), LLC and Bank of Montreal. The Cannon Industrial Portfolio mortgage loan is evidenced by two promissory notes: (i) note A-1, with an outstanding principal balance of $31,400,000 as of the cut-off date, as to which 3650 Capital SCF LOE I(A), LLC is acting as mortgage loan seller; and (ii) note A-2, with an outstanding principal balance of $31,200,000 as of the cut-off date, as to which Bank of Montreal is acting as mortgage loan seller.
(4)	The Northwoods Mall mortgage loan (4.0%) is comprised of separate notes that are being sold by 3650 Capital SCF LOE I(A), LLC and Bank of Montreal. The Northwoods Mall mortgage loan is evidenced by two promissory notes: (i) note A-1-1, with an outstanding principal balance of $12,481,224 as of the cut-off date, as to which 3650 Capital SCF LOE I(A), LLC is acting as mortgage loan seller; and (ii) note A-2-1, with an outstanding principal balance of $12,481,224 as of the cut-off date, as to which Bank of Montreal is acting as mortgage loan seller.
(5)	The Mountain Industrial Portfolio mortgage loan (7.3%) is comprised of separate notes that are being sold by Bank of Montreal, UBS AG New York Branch and Wells Fargo Bank, National Association. The Mountain Industrial Portfolio mortgage loan is evidenced by six promissory notes: (i) notes A-3-3 and A-4-3, with an aggregate outstanding principal balance of $33,750,000 as of the cut-off date, as to which Bank of Montreal is acting as mortgage loan seller; (ii) notes A-3-6-2 and A-4-6-2, with an aggregate outstanding principal balance of $6,000,000 as of the cut-off date, as to which UBS AG New York Branch is acting as mortgage loan seller; and (iii) notes A-3-1-1-1-1 and A-4-1-1-1-1, with an aggregate outstanding principal balance of $6,000,000 as of the cut-off date, as to which Wells Fargo Bank, National Association is acting as mortgage loan seller.
(6)	The Deptford Mall mortgage loan (6.9%) is comprised of separate notes that are being sold by Goldman Sachs Mortgage Company and Bank of Montreal. The Deptford Mall mortgage loan is evidenced by two promissory notes: (i) note A-1-1, with an outstanding principal balance of $29,000,000 as of the cut-off date, as to which Goldman Sachs

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Mortgage Company is acting as mortgage loan seller; and (ii) note A-2-1, with an outstanding principal balance of $14,500,000 as of the cut-off date, as to which Bank of Montreal is acting as mortgage loan seller.

(7)	The Prospect Place Apartments mortgage loan (4.7%) is comprised of separate notes that are being sold by Zions Bancorporation, N.A. and BSPRT CMBS Finance, LLC. The Prospect Place Apartments mortgage loan is evidenced by two promissory notes: (i) note A-2, with an outstanding principal balance of $20,000,000 as of the cut-off date, as to which BSPRT CMBS Finance, LLC is acting as mortgage loan seller; and (ii) note A-3, with an outstanding principal balance of $9,650,000 as of the cut-off date, as to which Zions Bancorporation, N.A. is acting as mortgage loan seller.

The following mortgage loans were co-originated by the related mortgage loan seller (or one of its affiliates) and another entity, were co-originated by the related mortgage loan sellers (or their respective affiliates) and, if applicable, another entity, or were originated by another entity and acquired by the related mortgage loan seller:

●	The Cannon Industrial Portfolio mortgage loan (9.998%) is part of a whole loan that was co-originated by 3650 Capital SCF LOE I(A), LLC and Bank of Montreal.
●	The Mountain Industrial Portfolio mortgage loan (7.3%) is part of a whole loan that was co-originated by Wells Fargo Bank, National Association, Bank of America, N.A., Bank of Montreal, Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and UBS AG New York Branch.
●	The Deptford Mall mortgage loan (6.9%) is part of a whole loan that was co-originated by Goldman Sachs Bank USA and Bank of Montreal.
●	The Prospect Place Apartments mortgage loan (4.7%) is part of a whole loan that was originated by Zions Bancorporation, N.A. A promissory note that evidences a part of such mortgage loan was subsequently acquired by BSPRT CMBS Finance, LLC from Zions Bancorporation, N.A.
●	The Sunset View mortgage loan (4.0%) is part of a whole loan that was originated by 3650 Capital SCF LOE I(A), LLC and subsequently sold to Bank of Montreal.
●	The Northwoods Mall mortgage loan (4.0%) is part of a whole loan that was co-originated by 3650 Capital SCF LOE I(A), LLC and Bank of Montreal.
●	The Seneca One mortgage loan (3.2%) is part of a whole loan that was co-originated by Bank of Montreal and DF VIII REIT Holdings, LLC.
●	The Landing mortgage loan (2.4%) is part of a whole loan that was originated by 3650 Capital SCF LOE I(A), LLC and subsequently sold to Bank of Montreal.

In addition, one or more sponsors may transfer to the depositor one or more subordinate notes evidencing a subordinate portion of a pari passu-AB whole loan or an AB whole loan (such subordinate portion is referred to in this prospectus as a “trust subordinate companion loan”), which will be an asset of the issuing entity, will be serviced under the pooling and servicing agreement and will back, and be the sole source of payment on, the related loan-specific certificates, but will not be included

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in the mortgage pool that will back the certificates. If a trust subordinate companion loan exists with respect to this securitization, it will be identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan”.

As regards the assets of the trust, references to “mortgage loan” and “mortgage loans” are intended to mean only a mortgage loan or group of mortgage loans that are part of the mortgage pool backing the certificates and are exclusive of any trust subordinate companion loans.

For avoidance of doubt, the assets of the issuing entity will not include any trust subordinate companion loans and accordingly all references (whether plural or singular) to “trust subordinate companion loan”, “trust subordinate companion whole loan”, “loan-specific certificate” and any related concepts should be disregarded.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced whole loans and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal master servicing offices of Midland Loan Services are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—Servicers—The Master Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

See “—The Mortgage Pool—The Whole Loans” below for a discussion of the mortgage loans included in the issuing entity that are part of a whole loan and have one or more related companion loans held outside the issuing entity.

The mortgage loans transferred to the issuing entity, any related companion loans and any related whole loans that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced whole loans,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related whole loans that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced whole loans,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.

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A mortgage loan transferred to the issuing entity may be part of a separate whole loan that will initially be serviced pursuant to the pooling and servicing agreement for this securitization transaction. However, upon the inclusion of a related controlling pari passu companion loan in a future securitization transaction, the servicing of such whole loan will shift to the servicing agreement (which will then become an outside servicing agreement) governing that future securitization transaction. Accordingly, any such mortgage loan, the related companion loan(s) and the related whole loan will be: (i) a serviced mortgage loan, serviced companion loan(s) and a serviced whole loan, respectively, prior to any such shift in servicing; and (ii) an outside serviced mortgage loan, outside serviced companion loan(s) and an outside serviced whole loan, respectively, after the related shift in servicing occurs. Any such mortgage loan, the related companion loan(s) and the related whole loan are sometimes referred to as a “servicing shift mortgage loan”, “servicing shift companion loan(s)” and a “servicing shift whole loan”, respectively.

The Landing mortgage loan is a servicing shift mortgage loan.

See the chart entitled “Whole Loan Summary” under “The Mortgage Pool—The Whole Loans” below in this summary and the chart entitled “Servicing of the Whole Loans” under “The Pooling and Servicing Agreement—General” below for a listing of the serviced whole loans, any outside serviced whole loans and any servicing shift whole loans.

The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Special Servicer	3650 REIT Loan Servicing LLC, a Delaware limited liability company, will be appointed the initial special servicer with respect to the serviced mortgage loans and any related serviced companion loans pursuant to the pooling and servicing agreement (other than any excluded special servicer mortgage loan). The principal special servicing offices of the special servicer are located at 2977 McFarlane Road, Suite 300, Miami, Florida 33133, and its telephone number is (305) 901-1000. See “Transaction Parties—Servicers—The Special Servicer”.

3650 REIT Loan Servicing LLC is an affiliate of 3650 Capital SCF LOE I(A), LLC. 3650 Capital SCF LOE I(A), LLC (directly or through one or more of its “majority-owned affiliates”) is expected to acquire the HRR Certificates and, on the closing date, 3650 Capital SCF LOE I(A), LLC or an affiliate is expected to be appointed the initial controlling class representative. See “Pooling and Servicing Agreement—Directing Holder” and “Credit Risk Retention”.

The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and certain other matters identified

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as “special servicer decisions” relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction.

See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.

If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The applicable directing holder will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such separate special servicer, an “excluded mortgage loan special servicer”). Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If there is no applicable directing holder entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan (or if there is a directing holder so entitled but it has not appointed a replacement special servicer within 30 days), an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under (and subject to certain conditions described under) “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”.

A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced whole loan.

The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Affiliated Outside Special Servicer	BSP Special Servicer, LLC, a Delaware limited liability company, is an affiliate of BSPRT CMBS Finance, LLC, an originator and a mortgage loan seller, and is the outside special servicer under the MTN 2026-LPFX trust and servicing agreement, pursuant to which the Mountain Industrial Portfolio whole loan is currently being serviced and
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administered. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers—BSP Special Servicer, LLC.”

Affiliated Sub-Servicer	Pursuant to one or more limited subservicing agreements between 3650 REIT Loan Servicing LLC, an affiliate of 3650 Capital SCF LOE I(A), LLC, on the one hand, and Midland Loan Services, a Division of PNC Bank, National Association, on the other hand, 3650 REIT Loan Servicing LLC is expected to have limited (non-cashiering) subservicing duties with respect to three (3) of the serviced mortgage loans (15.8%).

In addition, 3650 REIT Loan Servicing LLC and Midland Loan Services, a Division of PNC Bank, National Association (in its capacity as outside servicer of the 3650 Capital mortgage loan that is an outside serviced mortgage loan) have entered one or more limited subservicing agreements in consideration of 3650 REIT Loan Servicing LLC serving as limited (non-cashiering) sub-servicer with respect to certain provisions under the outside servicing agreement related to The Rockwell mortgage loan (1.2%).

Trustee	Computershare Trust Company, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans; except that, with respect to any servicing shift whole loan, the trustee will not become the mortgagee of record unless the related servicing shift does not occur within 180 days after the closing date or the whole loan becomes specially serviced prior to the related servicing shift. Upon the occurrence of the related servicing shift with respect to any servicing shift whole loan, the trustee of the securitization of the related controlling pari passu companion loan will become the mortgagee of record. In addition, subject to the terms of the pooling and servicing agreement, the trustee will be primarily responsible for back-up advancing and, in such capacity, is referred to as the “back-up advancing agent”. See “Transaction Parties—The Trustee and the Certificate Administrator” and “The Pooling and Servicing Agreement”.

The trustee(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Certificate Administrator	Computershare Trust Company, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 9062 Old Annapolis Road, Columbia, Maryland 21045 and for certificate transfer purposes are located at 1505 Energy Park Drive, St. Paul, Minnesota 55108. See “Transaction Parties—The Trustee and the Certificate Administrator” and “The Pooling and Servicing Agreement”.

The custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled

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“Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Operating Advisor	BellOak, LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will, in general and under certain circumstances described in this prospectus, have the following rights and responsibilities with respect to the serviced mortgage loans:
●	reviewing the actions of the special servicer with respect to specially serviced loans and with respect to certain major decisions regarding non-specially serviced loans as to which the operating advisor has consultation rights;
●	reviewing reports provided by the special servicer to the extent set forth in the pooling and servicing agreement;
●	reviewing for accuracy certain calculations made by the special servicer;
●	under the circumstances described in this prospectus, issuing an annual report generally setting forth, among other things, its assessment of whether the special servicer is performing its duties in compliance with the servicing standard and the pooling and servicing agreement and identifying any material deviations therefrom;
●	recommending the replacement of the special servicer if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer would be in the best interest of the certificateholders (as a collective whole); and
●	after the occurrence and during the continuance of an operating advisor consultation trigger event, consulting on a non-binding basis with the special servicer with respect to certain major decisions (and such other matters as are set forth in the pooling and servicing agreement) in respect of the applicable serviced mortgage loan(s) and/or related companion loan(s).

An “operating advisor consultation trigger event” will occur with respect to any serviced loan, when the aggregate outstanding certificate balance of the HRR certificates (as notionally reduced by any cumulative appraisal reduction amounts then allocable to the HRR certificates) is 25% or less of the initial aggregate certificate balance of the HRR certificates; provided that an operating advisor consultation trigger event will at all times be deemed to exist with respect to excluded mortgage loans. See “Description of the Mortgage Pool—The Trust Subordinate Companion Loan” for any additional operating advisor consultation trigger event solely with respect to a trust subordinate companion whole loan in the event the issuance of related loan-specific certificates is subject to risk retention under Rule 7 of Regulation RR.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property.

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See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Asset Representations Reviewer	BellOak, LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the holders of certificates evidencing the required percentage of voting rights have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special

Servicers, Outside Trustees

and Outside Custodians	The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related whole loans will or are expected to constitute the “outside serviced whole loans”), and such mortgage loans and whole loans will be (or, in the case of a servicing shift whole loan, following the inclusion of the applicable pari passu companion loan in a future commercial mortgage securitization transaction, will be) serviced and administered pursuant to the servicing agreement governing the securitization of the related controlling pari passu companion loan by the parties thereto, as identified in the table below:

Outside Serviced Mortgage Loans Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(2)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(3)
Mountain Industrial Portfolio	BMO / UBS AG / WFB	MTN 2026-LPFX TSA	7.3%	Midland Loan Services, a Division of PNC Bank, National Association	BSP Special Servicer, LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Park Bridge Lender Services LLC	BSP RR Credit Investments I, LLC
1500 Post Oak Boulevard	WFB	BANK5 2026-5YR21 PSA	5.6%	Midland Loan Services, a Division of PNC Bank, National Association(2)	LNR Partners, LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Pentalpha Surveillance LLC	Eightfold Real Estate Capital, L.P.
Admiral’s Cove	BSPRT	BBCMS 2026-5C41 PSA	4.9%	Trimont LLC	CWCapital Asset Management LLC	Deutsche Bank National Trust Company	Computershare Trust Company, National Association	BellOak, LLC	BSP B-Equity Ventures, LLC
Prospect Place Apartments	ZBNA / BSPRT	BBCMS 2026-5C41 PSA	4.7%	Trimont LLC	CWCapital Asset Management LLC	Deutsche Bank National Trust Company	Computershare Trust Company, National Association	BellOak, LLC	BSP B-Equity Ventures, LLC
Crossgates Mall	UBS AG	WFCM 2025-5C7 PSA(4)	4.0%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Computershare Trust Company, National Association	Computershare Trust Company, National Association	BellOak, LLC	Waterfall Asset Management, LLC(5)
Seneca One	BMO	Benchmark 2026-V21 PSA	3.2%	KeyBank National Association	Torchlight Loan Services LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	BellOak, LLC	DF VIII REIT Holdings, LLC

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Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(2)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(3)
The Towers at Cupertino City Center	WFB	BANK5 2026-5YR22 PSA	2.4%	Trimont LLC	KeyBank National Association	Deutsche Bank National Trust Company	Computershare Trust Company, National Association	BellOak, LLC	CMBS 4 Sub 16, LLC
The Landing	BMO	(6)	2.4%	(6)	(6)	(6)	(6)	(6)	(7)
The Rockwell	3650 Capital	BMO 2025-5C13 PSA	1.2%	Midland Loan Services, a Division of PNC Bank, National Association	3650 REIT Loan Servicing LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	BellOak, LLC	3650 Real Estate Investment Trust 2 LLC

(1)	Includes any servicing shift mortgage loans which, in each case, will become an outside serviced mortgage loan after the related shift in servicing occurs. However, until the securitization of the related controlling pari passu companion loan, the related whole loan will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto. If, however, any such related controlling pari passu companion loan is securitized on or prior to the closing date for this securitization transaction, the related whole loan will be serviced and administered pursuant to the related servicing agreement for such other securitization transaction from the closing date of such other securitization transaction.
(2)	“PSA” means pooling and servicing agreement and “TSA” means trust and servicing agreement.
(3)	The entity named under the indicated PSA or TSA under the heading “Outside Servicing Agreement” as the initial controlling class representative (or an equivalent term). However, the initial outside controlling class representative may instead be an affiliate of the entity listed. See “—Directing Holder” below.
(4)	The Crossgates Mall whole loan (i) is currently being serviced and administered by an outside servicer and an outside special servicer pursuant to the pooling and servicing agreement for the WFCM 2025-5C7 securitization transaction, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction, will be serviced and administered by an outside servicer and an outside special servicer pursuant to the outside servicing agreement governing that future commercial mortgage securitization transaction.
(5)	With respect to the Crossgates Mall mortgage loan, for so long as no related control appraisal period exists or is deemed to exist with respect to the related subordinate companion loans, Waterfall Asset Management, LLC (or an affiliate thereof), the related loan-specific controlling class representative for the securitization transaction backed by such subordinate companion loans (if and for so long as it is entitled to act as directing holder with respect to the Crossgates Mall whole loan under the WFCM 2025-5C7 pooling and servicing agreement), will be entitled to exercise the rights of the controlling note holder with respect to the Crossgates Mall whole loan. If, and for so long as, a related control appraisal period exists or is deemed to exist with respect to the related subordinate companion loans, the holder of the related pari passu companion loan (evidenced by promissory note A-1-1) will be entitled to exercise the rights of the controlling note holder with respect to the Crossgates Mall whole loan to the extent provided under the related co-lender agreement and the pooling and servicing agreement for the WFCM 2025-5C7 securitization.
(6)	The Landing mortgage loan is a servicing shift mortgage loan that will initially be serviced and administered by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this securitization transaction, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction, will be an outside serviced mortgage loan, and will be serviced and administered by an outside servicer and an outside special servicer pursuant to an outside servicing agreement governing that future commercial mortgage securitization transaction. The parties to the related outside servicing agreement for the securitization of the related controlling pari passu companion loan giving rise to a servicing shift have not been definitively identified.
(7)	With respect to The Landing mortgage loan, there will be no initial outside controlling class representative until the securitization of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction. See the “Whole Loan Controlling Notes and Non-Controlling Notes” chart under “Description of the Mortgage Pool—The Whole Loans—General” for the identity of the related controlling note holder for the related whole loan.
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Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced whole loan, the related outside servicer will have primary servicing responsibilities with respect to the entire whole loan, the related outside special servicer will serve as special servicer of the entire whole loan, the related outside trustee generally serves as mortgagee of record with respect to the entire whole loan, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related whole loan (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).

There are no serviced AB whole loans, serviced pari passu-AB whole loans, serviced outside controlled whole loans or outside serviced AB whole loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of whole loan(s) or any related terms should be disregarded.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced whole loan.

See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Directing Holder	The “directing holder” with respect to any serviced mortgage loan or, if applicable, serviced whole loan will be:
●	except (i) with respect to an excluded mortgage loan, (ii) with respect to a serviced whole loan that includes a trust subordinate companion loan (sometimes referred to in this prospectus as a “trust subordinate companion whole loan”) prior to a related control appraisal period, (iii) with respect to a serviced whole loan (including any applicable trust subordinate companion whole loan) as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled whole loan”), and (iv) during any period that a control termination event has occurred and is continuing, the controlling class representative;
●	with respect to any serviced outside controlled whole loan (which may include a servicing shift whole loan or a serviced whole loan
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with a controlling subordinate companion loan held outside the issuing entity), if and for so long as the applicable companion loan holder is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative, the holder of the related controlling note (during any such period, the “outside controlling note holder”); and

●	with respect to a trust subordinate companion whole loan, (i) for so long as no related control appraisal period exists or is deemed to exist with respect to such trust subordinate companion whole loan, the loan-specific controlling class representative (if and for so long as it is entitled to act as directing holder), and (ii) for so long as a related control appraisal period exists or is deemed to exist with respect to such trust subordinate companion whole loan and a control termination event has not occurred and is continuing, the controlling class representative.

provided, that with respect to any serviced whole loan, the rights of the directing holder will be subject to and may be limited by the terms and provisions of any related co-lender agreement.

For the avoidance of doubt: (A) the controlling class representative will not be the directing holder if and for so long as (1) a control termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, (3) the related serviced whole loan is a serviced outside controlled whole loan, and/or (4) with respect to a trust subordinate companion whole loan, no related control appraisal period exists or is deemed to exist with respect to such trust subordinate companion whole loan; and (B) with respect to any serviced outside controlled whole loan, the outside controlling noteholder or its representative will be the directing holder only if and for so long as such holder or its representative is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative.

Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced whole loan, if none of the controlling class representative, an outside controlling note holder or a loan-specific controlling class representative, as applicable, is a directing holder in accordance with the foregoing definition, then there will be no directing holder for that serviced mortgage loan or serviced whole loan.

An “excluded mortgage loan” is, if the controlling class representative is the directing holder with respect to the subject mortgage loan, a mortgage loan or related whole loan with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or whole loan or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or whole loan, if such mezzanine loan either (a) has been accelerated or (b) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control

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with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

With respect to the serviced mortgage loans and serviced whole loans, in general:

●	the applicable directing holder will have certain consent and consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, whole loans;
●	the applicable directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to such mortgage loans (or, in the case of a serviced outside controlled whole loan, or a trust subordinate companion whole loan, solely with respect to the applicable whole loan); and
●	for so long as it is serviced pursuant to the pooling and servicing agreement for this securitization, a servicing shift whole loan, if any, will be a serviced outside controlled whole loan and, after the related shift in servicing occurs, such whole loan will be an outside serviced whole loan.

If, with respect to any serviced outside controlled whole loan, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization and/or the related co-lender agreement may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described under “—Controlling Class Representatives” below with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled whole loan is not included in a separate securitization trust and subject to an applicable outside servicing agreement, the related outside controlling note holder or its representative may retain such rights under the related co-lender agreement for a longer period than would otherwise be the case.

Any serviced whole loan with a subordinate companion loan that (i) is held outside the issuing entity and (ii) constitutes the controlling note, will initially be a serviced outside controlled whole loan. However, during such time as the holder(s) of the applicable subordinate companion loan(s) are no longer permitted to exercise control rights under the related co-lender agreement, in the event control shifts to the note included in this securitization transaction, then the controlling class representative (as directing holder) will generally (subject to the terms of such co-lender agreement) have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a whole loan.

With respect to the outside serviced mortgage loans, the entity (if any) identified in the table above titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” as the “initial controlling class representative” (referred to herein as an “outside controlling class representative”) with respect to the indicated outside

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servicing agreement, or such other directing holder as is contemplated under the co-lender agreement, for the related outside serviced whole loan, will have certain consent and consultation rights and special servicer replacement rights with respect to such outside serviced whole loan, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Each directing holder may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as directing holder under the pooling and servicing agreement and/or any related co-lender agreement.

The directing holder, any outside controlling class representative or any of their respective representatives may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or whole loan(s) that could adversely affect the holders of some or all of the classes of offered certificates, and may, subject to any applicable restrictions, remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or whole loan(s) with or without cause. The directing holder or any outside controlling class representative may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”.

“Loan-specific controlling class”, “loan-specific controlling class representative”, “loan-specific controlling class certificateholder” and related terms, if there is a related trust subordinate companion loan, will be defined under “Description of the Mortgage Loans—The Trust Subordinate Companion Loan”.

Controlling Class

Representative	The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.

In general, the “controlling class” is, as of any time of determination, the most subordinate class of control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amounts then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates; provided, however, that (except under the circumstances set forth in the next proviso) if no such class meets the preceding requirement, then Class F-RR will be the “controlling class”; provided, further, however, that if, at any time, the aggregate outstanding certificate balance of the classes of principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of any cumulative appraisal reduction amounts), then the “controlling class” will be the most subordinate class of control eligible certificates with an outstanding certificate balance greater than zero (without regard to the

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allocation of any cumulative appraisal reduction amounts). The controlling class as of the closing date will be Class J-RR. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.

The “control eligible certificates” will be the Class F-RR, Class G-RR and Class J-RR certificates.

After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.

A “control termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amounts then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the certificate balance of each class of principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts); and provided, further, that with respect to any trust subordinate companion whole loan, the foregoing will only apply if a control appraisal period exists or is deemed to exist with respect to such whole loan. With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a control termination event will be deemed to exist.

A “consultation termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amounts, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the certificate balance of each class of principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts); provided, that with respect to any trust subordinate companion whole loan, the foregoing will only apply if a control appraisal period exists or is deemed to exist with respect to such whole loan. With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a consultation termination event will be deemed to exist.

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3650 Capital SCF LOE I(A), LLC or an affiliate thereof, is expected on the closing date, (i) to purchase the Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates, and (ii) to appoint itself or an affiliate as the initial controlling class representative.

Consulting Parties	As used in this prospectus, a “consulting party”, with respect to any serviced mortgage loan or, if applicable, serviced whole loan will be, each of:
(i)	except with respect to a serviced outside controlled whole loan, solely (a) after the occurrence and during the continuance of a control termination event, but prior to the occurrence and continuance of a consultation termination event, (b) for so long as the related mortgage loan is not an excluded mortgage loan, and (c) in the case of a trust subordinate companion whole loan, provided that an applicable control appraisal period exists or is deemed to exist with respect to such whole loan, the controlling class representative;
(ii)	with respect to any serviced outside controlled whole loan (which may include a servicing shift whole loan or a serviced whole loan with a controlling subordinate companion loan held outside the issuing entity), solely (a) if and for so long as the holder of the mortgage loan included in this securitization transaction is entitled under the related co-lender agreement to exercise consultation rights with respect to such whole loan, (b) prior to the occurrence and continuance of a consultation termination event, and (c) for so long as the related mortgage loan is not an excluded mortgage loan, the controlling class representative;
(iii)	with respect to any serviced whole loan that includes a pari passu companion loan, the holder of such pari passu companion loan if and to the extent such holder (a) is not the directing holder, and (b) is entitled to exercise consultation rights under the related co-lender agreement;
(iv)	solely after the occurrence and during the continuance of an applicable operating advisor consultation trigger event (including, in the case of a trust subordinate companion whole loan, in the event risk retention with respect to the securitization involving the related loan-specific certificates is held as an “eligible horizontal residual interest” by a “third-party purchaser”, an operating advisor consultation trigger event specific to that securitization), the operating advisor; and
(v)	with respect to a trust subordinate companion whole loan, provided that no applicable control appraisal period exists or is deemed to exist with respect to such whole loan, the related loan-specific controlling class representative (if and for so long as it is entitled to act as a consulting party);

provided, that with respect to any serviced whole loan, the rights of any consulting party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related co-lender agreement.

For the avoidance of doubt, with respect to the serviced mortgage loans and serviced whole loans, (A) the controlling class representative will not be a consulting party if and for so long as (1) a consultation termination

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event is in effect, (2) the related mortgage loan is an excluded mortgage loan, (3) with respect to a trust subordinate companion whole loan, no related control appraisal period exists or is deemed to exist with respect to such whole loan, and/or (4) with respect to any serviced outside controlled whole loan, it is not entitled under the related co-lender agreement to exercise consultation rights with respect to such whole loan, (B) the operating advisor will not be a consulting party if and for so long as no operating advisor consultation trigger event (including, in the case of a trust subordinate companion whole loan, in the event risk retention with respect to the securitization involving the related subseries of loan-specific certificates is held by a “third-party purchaser” in the form of an “eligible horizontal residual interest”, no operating advisor consultation trigger event specific to that securitization) has occurred and is continuing, and (C) the consultation rights of the holder of a pari passu companion loan with respect to any related serviced whole loan will be subject to the terms of the related co-lender agreement.

Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced whole loan, if none of the controlling class representative, the operating advisor, a related loan-specific controlling class representative or a holder of a pari passu companion loan is a consulting party in accordance with the foregoing definition, then there will be no consulting party for that serviced mortgage loan or serviced whole loan.

Each consulting party may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as consulting party under the pooling and servicing agreement and/or any related co-lender agreement.

Significant Affiliations

and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:
●	serve in multiple capacities with respect to this securitization transaction;
●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, a directing holder, a consulting party, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;
●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced whole loan; or
●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced whole loan.

In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to

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this securitization transaction. Such relationships may include, without limitation:

●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider;
●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);
●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);
●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or
●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction.

Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or whole loan(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Whole Loans and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain breaches of representations and warranties and certain document defects.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests”

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and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan (and any trust subordinate companion loan), its respective due date in June 2026 (or, in the case of any mortgage loan (or trust subordinate companion loan) that has its first due date subsequent to June 2026, the date that would have been its due date in June 2026 under the terms thereof if a monthly payment were scheduled to be due in that month).
Closing Date	On or about June 25, 2026.
Distribution Date	The 4th business day following the related determination date of each month, beginning in July 2026.
Determination Date	The 11th day of each calendar month or, if the 11th day is not a business day, then the business day following such 11th day, beginning in July 2026.
Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).
Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.
Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in July 2026, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.
Assumed Final Distribution Date	Class A-1	December 2030
	Class A-2	N/A – April 2031(1)
	Class A-3	June 2031
	Class X-A	June 2031
	Class X-B	June 2031
	Class A-S	June 2031
	Class B	June 2031
	Class C	June 2031

(1)	The range of Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-2 certificates ranging from $0 to $200,000,000.

The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of the Class X-A and Class X-B certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage

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loan).

Rated Final Distribution Date	As to each class of offered certificates, the distribution date in June 2059.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans (and trust subordinate companion loan(s), if any) to the depositor, which will in turn deposit the mortgage loans (and any such trust subordinate companion loan(s)) into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

The foregoing illustration does not take into account sales or other transfers by the depositor of any of the certificates other than the offered certificates.

The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2026-5C15:
●	Class A-1
●	Class A-2
●	Class A-3
●	Class X-A
●	Class X-B

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●	Class A-S
●	Class B
●	Class C

Upon initial issuance, the Series 2026-5C15 certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: (i) the Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR and Class R certificates, and (ii) any loan-specific certificates and related uncertificated interests.

The offered certificates, together with the Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR and Class R certificates, are collectively referred to in this prospectus as the “certificates”. The certificates (exclusive of the Class R certificates) are collectively referred to in this prospectus as the “regular certificates”. The regular certificates (exclusive of the Class X-A, Class X-B and Class X-D certificates) are also collectively referred to in this prospectus as the “principal balance certificates”. The Class X-A, Class X-B and Class X-D certificates are collectively referred to in this prospectus as the “Class X certificates”.

B. Certificate Balances or

Notional Amounts	Upon initial issuance, each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of the Class X-A and Class X-B certificates) set forth in the table under “Certificate Summary” in this prospectus, subject to a variance of plus or minus 5%, and further subject to any other applicable variance set forth in the footnotes to such table.

The certificate balance of any class of principal balance certificates outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.

See “Description of the Certificates—General” in this prospectus.

C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis”. The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate with respect to each class of offered certificates (other than the Class X-A and Class X-B certificates) will generally be equal to one of the following: (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate specified in clause (ii), or (iv) the weighted average rate specified in clause (ii) less a specified percentage, but no less than 0.000%, as described in this prospectus.

The pass-through rate with respect to the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in

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each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2 and Class A-3 certificates as in effect from time to time, as described in this prospectus.

The pass-through rate with respect to the Class X-B certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-S, Class B and Class C certificates as in effect from time to time, as described in this prospectus.

For purposes of calculating the pass-through rate on any class of regular certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:

●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and
●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that recalculated rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.

No trust subordinate companion loan, if any, will be taken into account in determining pass-through rates on the regular certificates.

See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced whole loans, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date, including the portion thereof payable to any primary servicer or subservicer, will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the
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related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.001255% to 0.02125% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.

The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced whole loan) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $5,000 for the related month.

In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0% (or 0.50% with respect to the Deptford Mall mortgage loan), or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced whole loan), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0% (or 0.50% with respect to the Deptford Mall mortgage loan), or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

With respect to each of the outside serviced mortgage loans and (after the related shift in servicing occurs) any servicing shift mortgage loan(s) set forth in the table below, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below (or in the case of a servicing shift mortgage loan, set forth in the related outside servicing agreement). In addition, each party to the outside servicing agreement governing the servicing of an outside serviced whole loan will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described under this “—Servicing and Administration Fees” section with respect to serviced mortgage loans and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside

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serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced whole loan and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. With respect to any servicing shift mortgage loan, any related outside special servicing fees, outside workout fees and outside liquidation fees (or limitations thereon), if and to the extent set forth in the table below, are generally based on provisions contained in the related co-lender agreement, given that the applicable outside servicing agreement has not yet been entered into. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Servicing of Whole Loan	Outside (Primary) Servicer Fee Rate (per annum)(2)	Outside Special Servicer Fee Rate (per annum)(3)	Outside Workout Fee Rate(3)		Outside Liquidation Fee Rate(3)
Mountain Industrial Portfolio	MTN 2026-LPFX	0.000005%	0.15%	0.25%		0.25%
1500 Post Oak Boulevard	BANK5 2026-5YR21	0.00125%	0.25%	1.0%		1.0%
Admiral’s Cove	BBCMS 2026-5C41	0.00125%	0.25%	1.0%		1.0%
Prospect Place Apartments	BBCMS 2026-5C41	0.00125%	0.25%	1.0%		1.0%
Crossgates Mall	WFCM 2025-5C7(4)	0.00125%	0.25%(4)	1.0%	(4)	1.0%(4)
Seneca One	Benchmark 2026-V21	0.00125%	0.25%	1.0%		1.0%
The Towers at Cupertino City Center	BANK5 2026-5YR22	0.02000%	0.25000%	1.0%		1.0%
The Landing	(5)	0.00125%	0.25%(5)	1.0%	(5)	1.0%(5)
The Rockwell	BMO 2025-5C13	0.00125%	0.25%	1.0%		1.0%

(1)	Includes any servicing shift mortgage loans which, in each case, will become an outside serviced mortgage loan after the related shift in servicing occurs. Until the securitization of the related controlling pari passu companion loan, the related whole loan will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto. If, however, any such related controlling pari passu companion loan is securitized on or prior to the closing date for this securitization transaction, the related whole loan will be serviced and administered pursuant to the related servicing agreement for such other securitization transaction from the closing date of such other securitization transaction.
(2)	Includes any applicable sub-servicing fee rate.
(3)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement or the related co-lender agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).
(4)	The Crossgates Mall whole loan is currently being serviced under the WFCM 2025-5C7 pooling and servicing agreement. From and after the securitization of the related controlling pari passu companion loan, the Crossgates Mall whole loan will be serviced under the pooling and servicing agreement governing such future securitization and the outside special servicer fee rate, outside workout fee rate and outside liquidation fee rate will be such rates as are specified in the future outside servicing agreement governing the future securitization transaction to which the related controlling pari passu companion loan is contributed.
(5)	Upon the securitization of the related controlling pari passu companion loan, the outside special servicer fee rate, outside workout fee rate and outside liquidation fee rate will be such rates as are specified in the future outside servicing agreement governing the future securitization transaction to which the related controlling pari passu companion loan is contributed. However, prior to the occurrence of the related shift in servicing, special servicing fees, workout fees and liquidation fees are as set forth above and in the pooling and servicing agreement for this securitization.
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The operating advisor will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The operating advisor is entitled to a fee from general collections on the mortgage loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan in the issuing entity and each successor REO loan and the operating advisor fee rate of 0.001910% per annum. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $10,000 or such lesser amount as the related borrower pays with respect to the subject serviced mortgage loan (or serviced whole loan, if applicable).

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.000400%. The asset representations reviewer will not be entitled to an ongoing fee with respect to any trust subordinate companion loan. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances (and, in some cases, together with interest thereon). Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan, any trust subordinate companion loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to certificateholders.

The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans and any trust subordinate companion loans for each distribution date, calculated based on the total outstanding principal balance of the pool of mortgage loans and any trust subordinate companion loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.015050% per annum.

Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

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With respect to each mortgage loan, the administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, for purposes of presentation in this prospectus, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.

The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.

See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Servicing of the Outside Serviced Mortgage Loans”, and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A. Amount and Order of

Distributions	The aggregate amount available for distribution to holders of the certificates (other than the Class R certificates) on each distribution date will be the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, advances, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC. On each distribution date, funds available for distribution to the holders of the certificates (exclusive of any portion thereof that represents (i) any yield maintenance charges and prepayment premiums collected on the mortgage loans, and/or (ii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date) (“available funds”) will be distributed in the following amounts and order of priority:

First: Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D certificates: to interest on the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: Class A-1, Class A-2 and Class A-3 certificates: to the extent of available funds allocable to principal received or advanced on the mortgage loans:

(A)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero;
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(B)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above; and
(C)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above.

However, if the certificate balances of each and every class of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, available funds allocable to principal will be distributed to the Class A-1, Class A-2 and Class A-3 certificates, pro rata, based on their respective certificate balances.

Third: Class A-1, Class A-2 and Class A-3 certificates: to reimburse the Class A-1, Class A-2 and Class A-3 certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.

Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2 and Class A-3 certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3 and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Sixth: Class C certificates: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

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Seventh: Non-offered certificates (other than the Class X-D certificates): in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

No class of certificates will be entitled to distributions paid or advanced on and allocable to any trust subordinate companion loan, and such amounts will not be included in the available funds.

For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of regular certificates can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your offered certificate’s principal amount or notional amount.

A description of the amount of principal required to be distributed to the classes of principal balance certificates on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

C. Yield Maintenance Charges and

Prepayment Premiums	Yield maintenance charges and prepayment premiums actually collected on the mortgage loans will be allocated among the respective classes of the regular certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

D. Subordination, Allocation of

Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.

The following chart generally sets forth the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates.

On any distribution date, distributions of principal and interest (other than excess interest that accrues on a mortgage loan with an anticipated repayment date (if any)) will be allocated among the various classes of regular certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D certificates), in each case as set forth in the chart below. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.

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On any distribution date, any mortgage loan losses will be allocated among the various classes of principal balance certificates in ascending order (beginning with certain principal balance certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	Interest only certificates. No principal payments or realized mortgage loan losses in respect of principal will be allocated to the Class X-A, Class X-B and Class X-D certificates. However, mortgage loan losses will reduce the notional amounts of the Class X-A, Class X-B and Class X-D certificates, in each case, to the extent such losses reduce the certificate balance of a class of corresponding principal balance certificates.
**	Other than the Class X-D certificates.

Principal losses on the mortgage loans allocated to a class of principal balance certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to any class of Class X certificates or to the Class R certificates, although mortgage loan losses will reduce the notional amount of each class of Class X certificates (in each case, to the extent such losses are allocated to a class of corresponding principal balance certificates), and, therefore, the amount of interest they accrue.

Credit enhancement will be provided solely by certain classes of subordinate principal balance certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.

No loan-specific certificates (if any) will be subordinate to any class of certificates, except to the extent of the subordination of the related trust subordinate companion loan to the related mortgage loan, as and to the

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extent set forth in the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans”.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and/or the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds allocated to the certificates will reduce distributions to the classes of certificates with the lowest payment priorities:
●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;
●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent not paid by the related sponsor;
●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the back-up advancing agent, or an outside servicer, outside special servicer or other applicable party under an outside servicing agreement, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);
●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;
●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;
●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and
●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the respective classes of regular certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

Advances

A. Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan (and any trust subordinate companion loan) in the issuing entity (including the outside serviced mortgage loans, and even if the related mortgaged property becomes an REO property), unless it determines that the advance will be non-recoverable from collections on that mortgage loan (or trust
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subordinate companion loan). The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s (or trust subordinate companion loan’s) regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan or trust subordinate companion loan (and with respect to any mortgage loan that is part of a whole loan or with respect to a trust subordinate companion loan, to the extent that such appraisal reduction amount is allocated to the related mortgage loan or trust subordinate companion loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.

In the event that the master servicer fails to make any required advance, the back-up advancing agent will be required to make that advance unless the back-up advancing agent determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or back-up advancing agent, as applicable, will be entitled to reimbursement from general collections on the mortgage loans (or, in the case of an advance of delinquent principal and/or interest on a trust subordinate companion loan, only from collections on the related mortgage loan and such trust subordinate companion loan) for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.

Neither the master servicer nor the back-up advancing agent will make, or be permitted to make, any principal or interest advance with respect to any companion loan (other than a trust subordinate companion loan). The special servicer will have no obligation to make any principal or interest advances.

B. Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.

The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

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In the event that the master servicer fails to make a required advance of this type, the back-up advancing agent will be required to make that advance unless the back-up advancing agent determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the back-up advancing agent, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.

With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the back-up advancing agent, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the offered certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan or trust subordinate companion loan, until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.

The master servicer, the special servicer and the back-up advancing agent will each be entitled to receive interest on advances they make at the prime rate, compounded annually (and solely with respect to the master servicer, subject to a floor rate of 2.0% per annum). If the interest on an advance is not recovered from modification fees, default interest or late payments on the subject mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan or trust subordinate companion loan.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.

With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced whole loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced whole loan and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General	The issuing entity’s primary assets will be 25 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $626,149,447. The mortgage loans are secured by first liens on various types of commercial and multifamily properties,
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located in 30 states. See “Risk Factors—Risks Relating to the Mortgage Loans—Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.

References in this prospectus to “trust subordinate companion loan” refers to one or more junior promissory notes that evidences a generally subordinate loan in a whole loan, which junior promissory notes will be an asset of the issuing entity but will back a separate subseries of loan-specific certificates that are set forth in a separate related offering circular. Although a trust subordinate companion loan may be an asset of the issuing entity, for the purpose of numerical and statistical information contained in this prospectus, such trust subordinate companion loan is not reflected in this prospectus and the terms “mortgage loan” and “mortgage pool” in that context do not include any trust subordinate companion loans unless otherwise indicated. A trust subordinate companion loan supports only the related loan-specific certificates and any related uncertificated interests. Information in the tables in this prospectus excludes any trust subordinate companion loan unless otherwise stated. For avoidance of doubt, the assets of the issuing entity will not include any trust subordinate companion loans and accordingly all references (whether plural or singular) to “trust subordinate companion loan”, “trust subordinate companion whole loan”, “loan-specific certificate” and any related concepts should be disregarded.

In this prospectus, unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan, trust subordinate companion loan or whole loan by name refer to such mortgage loan, trust subordinate companion loan or whole loan, as the case may be, secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

Fee Simple / Leasehold	One hundred twenty one (121) mortgaged properties (90.0%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the
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borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

One (1) mortgaged property (9.998%) is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s sub-leasehold interest in the related mortgaged property.

Two (2) mortgaged properties (0.03%) are subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s leasehold interest in the related mortgaged property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.

The Whole Loans	Fifteen (15) mortgage loans (78.7%) are each part of a split loan structure (referred to as a “whole loan”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu and/or subordinate companion loans (each referred to as a “companion loan”) that, except in the case of any trust subordinate companion loan, are held outside the issuing entity. The subject mortgage loan, and its related companion loan(s) comprising any particular whole loan are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties. A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:
●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related whole loan would constitute a “pari passu whole loan”.
●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related whole loan would constitute an “AB whole loan”.
●	If a whole loan includes both a pari passu companion loan and a subordinate companion loan, then such whole loan would constitute a “pari passu-AB whole loan” and the discussions in this prospectus regarding both pari passu whole loans and AB whole loans will apply to such whole loan.

Except in the case of a trust subordinate companion loan, the companion loans are not assets of the issuing entity.

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The identity of, and certain other information regarding, the whole loans related to this securitization transaction are set forth in the following table:

Whole Loan Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Servicing of Whole Loan(2)	Type of Whole Loan	Controlling Note Included in Issuing Entity (Y/N)
Cannon Industrial Portfolio	BMO / 3650 Capital	$62,600,000	9.998%	$114,900,000	N/A	$177,500,000	Serviced	Pari Passu	Y
FreshDirect HQ	UBS AG	$62,600,000	9.998%	$37,400,000	N/A	$100,000,000	Serviced	Pari Passu	Y
Shore Front Parkway Apartments	ZBNA	$51,000,000	8.1%	$43,500,000	N/A	$94,500,000	Serviced	Pari Passu	Y
Mountain Industrial Portfolio	BMO / UBS AG / WFB	$45,750,000	7.3%	$1,123,650,000	$450,600,000	$1,620,000,000	Outside Serviced	Pari Passu-A/B	N
Deptford Mall	BMO / GSMC	$43,500,000	6.9%	$71,500,000	N/A	$115,000,000	Serviced	Pari Passu	Y
1500 Post Oak Boulevard	WFB	$35,000,000	5.6%	$105,000,000	N/A	$140,000,000	Outside Serviced	Pari Passu	N
Admiral’s Cove	BSPRT	$30,650,000	4.9%	$53,350,000	N/A	$84,000,000	Outside Serviced	Pari Passu	N
Prospect Place Apartments	BSPRT / ZBNA	$29,650,000	4.7%	$53,350,000	N/A	$83,000,000	Outside Serviced	Pari Passu	N
Sunset View	BMO	$25,000,000	4.0%	$12,185,000	N/A	$37,185,000	Serviced	Pari Passu	Y
Crossgates Mall	UBS AG	$25,000,000	4.0%	$80,000,000	$68,000,000	$173,000,000	Outside Serviced	Pari Passu-A/B	N
Northwoods Mall	BMO / 3650 Capital	$24,962,447	4.0%	$17,972,962	N/A	$42,935,409	Serviced	Pari Passu	Y
Seneca One	BMO	$20,000,000	3.2%	$51,000,000	$13,416,645	$84,416,645	Outside Serviced	Pari Passu-A/B	N
The Towers at Cupertino City Center	WFB	$15,000,000	2.4%	$130,000,000	N/A	$145,000,000	Outside Serviced	Pari Passu	N
The Landing	BMO	$15,000,000	2.4%	$61,480,000	N/A	$76,480,000	Servicing Shift	Pari Passu	N
The Rockwell	3650 Capital	$7,250,000	1.2%	$54,000,000	N/A	$61,250,000	Outside Serviced	Pari Passu	N

(1)	See “Description of the Mortgage Pool—The Whole Loans—General” for further information with respect to each whole loan, the related companion loans and the identity of the holders thereof.
(2)	For a discussion of the terms “serviced”, “outside serviced”, “servicing shift” and other related terms see “Relevant Parties—Master Servicer” above and “The Pooling and Servicing Agreement—General”.

The identity of, and certain other items of information regarding, the mortgage loans that will be (or, with respect to any servicing shift mortgage loan, is expected to become) outside serviced mortgage loans are set forth in the table under “Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above.

With respect to any mortgage loan that is part of a whole loan, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.

In the case of any whole loan, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties

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(any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related whole loan (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related whole loan with or without cause. In addition, that co-lender agreement will designate whether servicing of the related whole loan is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.

For more information regarding the whole loan(s), see “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.

Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”, “—Other Risks Relating to the Certificates—Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Other Risks Relating to the Certificates—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment”.

There are no serviced AB whole loans, serviced pari passu-AB whole loans, serviced outside controlled whole loans or outside serviced AB whole loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of whole loan(s) or any related terms should be disregarded.

Additional Characteristics

of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).
Cut-off Date Mortgage Loan Characteristics
All Mortgage Loans
Initial Pool Balance(1)	$626,149,447
Number of Mortgage Loans	25
Number of Mortgaged Properties	124
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$7,090,000 to $62,600,000
Average Cut-off Date Balance	$25,045,978
Range of Mortgage Rates	5.09677% to 9.12000%
Weighted Average Mortgage Rate	6.70511%
Range of original terms to Maturity Date/ARD(2)	60 months to 60 months

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All Mortgage Loans
Weighted average original term to Maturity Date/ARD(2)	60 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	54 months to 60 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	59 months
Range of original amortization terms(3)	300 months to 300 months
Weighted average original amortization term(3)	300 months
Range of remaining amortization terms(3)	298 months to 298 months
Weighted average remaining amortization term(3)	298 months
Range of Cut-off Date LTV Ratios(4)(5)	36.8% to 72.9%
Weighted average Cut-off Date LTV Ratio(4)(5)	58.7%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)	36.8% to 72.9%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)	58.6%
Range of UW NCF DSCR(4)(6)	1.20x to 2.88x
Weighted average UW NCF DSCR(4)(6)	1.80x
Range of Debt Yield on Underwritten NOI(4)(7)	8.3% to 25.2%
Weighted average Debt Yield on Underwritten NOI(4)(7)	13.0%
Percentage of Initial Pool Balance consisting of:
Interest Only	96.0%
Amortizing Balloon	4.0%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	33.0%
Mortgage Loans with mezzanine debt only	6.1%
Mortgage Loans with subordinate debt only	7.3%
Mortgage Loans with subordinate debt and subordinate debt	7.2%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the related anticipated repayment date.
(3)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.
(4)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each mortgage loan are presented in this prospectus (i) if such mortgage loan is part of a whole loan, based on both that mortgage loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future. With respect to mortgage loans that are cross-collateralized and cross-defaulted with one or more other mortgage loans, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI of those mortgage loans are presented in the aggregate based on all the loans in the cross-collateralized group unless otherwise indicated.
(5)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged property or mortgaged properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged properties as a whole rather than as the sum of individually valued mortgaged properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off

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Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan or group of cross-collateralized mortgage loans (as the case may be), and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 59.2% and 59.0%, respectively.

(6)	The UW NCF DSCR for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be), as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan or group of cross-collateralized mortgage loans (as the case may be) structured with an earnout or economic holdback reserve, the UW NCF DSCR for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) may be calculated based on the annual debt service that would be in effect for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) assuming that the related cut-off date balance(s) are net of the related earnout or economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(7)	The Debt Yield on Underwritten NOI for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan or group of cross-collateralized mortgage loans (as the case may be), and the Debt Yield on Underwritten NCF for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such mortgage loan or group of cross-collateralized mortgage loans (as the case may be); provided, that with respect to any mortgage loan or group of cross-collateralized mortgage loans (as the case may be) with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

In the table above, the full precision of the mortgage interest rate for the Mountain Industrial Portfolio Mortgage Loan (set forth in the row titled “Range of Mortgage Rates” as 5.09667%) is 5.096767533%.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the mortgage loans accrue interest on an actual/360 basis.

Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:

●	with respect to any mortgage loan that is part of a whole loan, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);
●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information
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for all loans in the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus;

●	unless otherwise indicated (including in the prior two bullets), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;
●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;
●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;
●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;
●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus; and
●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.
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For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Mortgage Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

Certain of the mortgage loans (i) were refinancings in whole or in part of loans that were (or refinancings of bridge loans that in turn refinanced loans that were) in default (or had experienced maturity extensions or were in special servicing) at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such mortgage loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming REO, in each case as described below:

●	With respect to the Shore Front Parkway Apartments mortgage loan (8.1%), in March 2023, the previous lender, Flagstar Bank, a wholly owned subsidiary of New York Community Bancorp, Inc. (“NYCB”), purchased approximately $38.4 billion of Signature Bridge Bank, N.A.’s assets, including loans of approximately $12.9 billion purchased at a discount of $2.7 billion. In March 2024, NYCB publicly reiterated its pledge to reduce its commercial real estate exposure. In 2025, Flagstar Bank approached the borrower sponsor, Mr. Efstathios Valiotis, and offered an approximately $9,000,000 discounted pay off if the previous loan (the “Flagstar loan”) was repaid by end of 2025. The borrower sponsor obtained a loan (the “DBTCA loan”) from Deutsche Bank Trust Company Americas (“DBTCA”) to pay off the Flagstar loan. At origination of the DBTCA loan, the Flagstar loan was in good standing and fully performing. While proceeds of the Shore Front Parkway Apartments whole loan were not used to pay off the discounted Flagstar loan, such proceeds were used to pay off the DBTCA loan.
●	With respect to the Deptford Mall mortgage loan (6.9%), the prior loan secured by the mortgaged property had an original maturity in April 2023 and was modified in 2023 to increase the prior loan’s term by 36 months, with a final maturity in April 2026. The related borrower sponsor remained current on debt service payments throughout the term of the prior loan. In April 2026, proceeds from the mortgage loan were used to pay off the prior loan in full.
●	With respect to the Prospect Place Apartments mortgage loan (4.7%), the related refinancing involved a discounted payoff in connection with the origination of such mortgage loan. In March 2023, Flagstar Bank, N.A. (“Flagstar”), a subsidiary of New York Community Bancorp, Inc., acquired certain assets and assumed certain liabilities of Signature Bridge Bank from the Federal Deposit Insurance Corporation and Flagstar thereafter desired to reduce its commercial real estate exposure. In order to proactively reduce its commercial real estate exposure, Flagstar, the lender of the prior loan on the related mortgaged property, offered the related borrower sponsor an unsolicited $4,800,000 discounted payoff if such prior mortgage loan was paid off in or before April 2026. At the time of the payoff such mortgage loan was in good standing and fully performing.
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●	With respect to the Crossgates Mall mortgage loan (4.0%), the mortgaged property previously secured three loans that were each subject to maturity default. The loan on the main mall was purchased as part of a note sale in 2023 and the payoff was approximately $158.1 million. Two separate loans encumbered the Primark space and restaurant pop-out, respectively, with an aggregate payoff of approximately $18.1 million. Total proceeds of the Crossgates Mall whole loan, together with a B note, a mezzanine loan and an equity contribution of the existing lender and borrower were used to, among other things, refinance the three previous loans. All payoff amounts were at a discount of approximately $102.2 million in the aggregate to the existing current balances of the respective promissory notes of approximately $269.9 million in the aggregate.
●	With respect to the Northwoods Mall mortgage loan (4.0%), the prior loan secured by the mortgaged property went into default and was transferred to special servicing in February 2021 due to the guarantor filing for bankruptcy, which case was closed on November 1, 2021. The prior loan was returned to the master servicer in June 2022 and the maturity date was ultimately extended to April 1, 2026. The borrower remained current on debt service payments throughout the term of the prior loan. On April 1, 2026, proceeds from the Northwoods Mall mortgage loan were used to pay off the prior loan in full.
●	With respect to the Seneca One mortgage loan (3.2%), the related mortgaged property previously secured a loan that went into default as a result of the guarantor’s failure to maintain the minimum guarantor liquidity required under the related prior loan documents. The related borrowers entered into a forbearance agreement with the previous lenders on December 30, 2025, which, among other things, (i) extended the maturity date of the prior loan to June 30, 2026, (ii) provided that the administration agent and previous lenders would agree to forbear from (x) enforcing any rights or remedies against the borrowers or any collateral for the prior loan and (y) charging default interest, and (iii) included the payment of an exit fee equal to 0.375% of the outstanding principal balance of the prior loan unless the borrowers refinanced the prior loan with a permanent loan or other take-out financing made by M&T Bank. Proceeds from the Seneca One whole loan were used to pay off the prior loan in full on February 18, 2026.
●	With respect to the 118 Northeast 39th Street mortgage loan (2.8%), the prior loan secured by the mortgaged property was transferred to special servicing in August 2020 for an imminent monetary default. The trustee of the CSAIL 2015-C4 securitization transaction in which such prior loan was securitized filed a foreclosure action on December 29, 2020. The borrower entered into a forbearance agreement with the lender and the prior loan was returned from special servicing in November 2021. In December 2025, the prior loan went into maturity default and was transferred back to special servicing. Proceeds from the 118 Northeast 39th Street mortgage loan were used to pay off the prior loan in full on May 14, 2026.
●	With respect to the 1584 Fulton Street mortgage loan (2.3%), the mortgaged property secured a prior loan that was in maturity default and was subsequently modified to extend the maturity date by three months. The related borrower sponsor remained current on debt
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service payments throughout the term of the prior loan. Proceeds from the 1584 Fulton Street mortgage loan were used to pay off the prior loan in full on May 27, 2026.

●	With respect to The Rockwell mortgage loan (1.2%), the mortgage loan and related mezzanine loan partially refinanced an existing loan secured by the subject property. Rather than realizing a discounted payoff at origination of The Rockwell mortgage loan, the existing lender agreed to accept a payoff in the amount of $68,700,000 and a “hope note” from the sole member of the mezzanine borrower in the amount of $5,500,000 (plus interest accruing thereon), and the borrower sponsor provided a partial guaranty in favor of the existing lender in an amount not to exceed $2,500,000. The prior lender (i) does not have any control or management rights (including over potential refinancing or sale decisions) and (ii) cannot call a default on the hope note or the guaranty (or pursue remedies thereunder) unless and until the complete repayment of the mortgage loan and the related mezzanine loan or, in the event of a completed foreclosure by the mortgage lender and/or mezzanine lender and neither party has outstanding claims under its respective loan documents.
●	With respect to the McKinley Tower Apartments mortgage loan (1.1%), the mortgaged property was originally financed through the U.S. Department of Housing and Urban Development’s (“HUD”) Section 221(d)(4) program in 2006 (the “HUD loan”). Administrative errors by HUD and the subsequent sale of the mortgage note to a third party purchaser led to a protracted dispute with the borrower sponsor, ultimately resulting in a default of the HUD loan in 2018 and the borrower sponsor’s voluntary placement of the mortgaged property into Chapter 11 bankruptcy. The dispute was resolved through a settlement in 2024, funded by a bridge loan secured by the borrower sponsor in early 2026. At origination of the McKinley Towers Apartments mortgage loan, the bridge loan was in good standing and fully performing. Proceeds from the McKinley Tower Apartments mortgage loan were used to pay off the prior bridge loan in full on May 5, 2026.

See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on

Projections of Future Income	Ten (10) of the mortgaged properties (22.6%): (i) were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information; (ii) were acquired 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information; or (iii) are subject to a triple-net lease with the related sole tenant, and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Certain other mortgaged properties have less than 3 years of historical financial information presented on Annex A.

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See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from

Underwriting Guidelines	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Two (2) mortgage loans (8.0%) were originated with one or more exceptions to the related sponsor’s or affiliated originator’s underwriting guidelines. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting—Exceptions”.

Certain Mortgage Loans with Material

Lease Termination Options	Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans

from the Mortgage Pool	Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Offered Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional

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amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC. You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

U.S. Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. An economic interest in the credit risk of the mortgage loans in this securitization transaction is expected to be retained pursuant to risk retention regulations (as codified at 17 CFR Part 246) promulgated under Section 15G (“Regulation RR”), as an “eligible horizontal residual interest” in the form of the HRR Certificates. 3650 Capital SCF LOE I(A), LLC will act as retaining sponsor under Regulation RR for this securitization transaction and is expected, on the closing date, to satisfy its risk retention obligation through the acquisition and retention (directly or through one or more majority-owned affiliates) of all of the HRR Certificates. For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied by 3650 Capital SCF LOE I(A), LLC, as retaining sponsor for this securitization transaction, see “Credit Risk Retention” in this prospectus.

EU Securitization Rules

and UK Securitization Rules	None of the depositor, the sponsors, the originators, the mortgage loan sellers, the issuing entity, the underwriters or their respective affiliates or any other person intends to retain a material net economic interest in this securitization transaction, or take any other action in respect of this securitization transaction, in a manner prescribed or contemplated by the EU Securitization Rules or the UK Securitization Rules. In particular, no such person will take any action that may be required by any prospective investor or certificateholder for the purposes of its compliance with any requirement of the EU Securitization Rules or the UK Securitization Rules. In addition, the arrangements described under “Credit Risk Retention” have not been structured with the objective of enabling or facilitating compliance by any person with any requirement of the EU Securitization Rules or the UK Securitization Rules. See “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.
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Information Available to

Holders of Offered Certificates	On each distribution date, the certificate administrator will prepare and make available to each holder of offered certificates, a statement as to the distributions being made on that date. Additionally, under certain circumstances, such certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.
Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may also be available to subscribers through the following services:
●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, LSEG, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC, DealView Technologies Ltd., Recursion Co, CRED iQ and Green Street Advisors, LLC;
●	The certificate administrator’s website initially located at www.ctslink.com; and
●	The master servicer’s website initially located at www.pnc.com/midland.
Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans (including REO mortgage loans) and any trust subordinate companion loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans and any such trust subordinate companion loans as of the cut-off date (excluding for the purposes of this calculation, the unpaid principal balance of any mortgage loan(s) that is/are ARD loan(s), but in any such case, only if the option described above is exercised after the distribution date related to the collection period in which the corresponding anticipated repayment date occurs), certain specified persons will have the option to purchase all of the mortgage loans and any trust subordinate companion loan (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then outstanding certificates and any loan-specific certificates and related uncertificated interests.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (excluding the Class R certificates), together with any loan-specific certificates and related uncertificated interests, for the mortgage loans and any trust subordinate companion loan remaining in the issuing entity, if (i) the aggregate certificate balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D and Class E-RR certificates and the notional amounts of the Class X-A, Class X-B and Class X-D certificates have been reduced to zero, (ii) the master servicer is paid a fee specified in the pooling and servicing agreement and (iii) all of the holders of those classes of outstanding certificates, together with the holders of any loan-specific certificates and related uncertificated interests, voluntarily participate in the exchange. If there is a trust subordinate companion loan, see “Description of the Mortgage Pool—The Trust Subordinate Companion Loan” for a discussion of certain additional related termination and purchase options.

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See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”.

Required Repurchases or Substitutions
of Mortgage Loans; Loss of

Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan or any trust subordinate companion loan, as applicable, from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan or any trust subordinate companion loan, as applicable, in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan or any trust subordinate companion loan, as applicable, the value of the related mortgaged property (or any related REO property) or the interests of the trustee or any certificateholder in the mortgage loan or the interests of the trustee or any holder of a loan-specific certificate or related uncertificated interest in any trust subordinate companion loan, as applicable, or the related mortgaged property or causes the mortgage loan or any trust subordinate companion loan, as applicable, to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”).

With respect to each mortgage loan, if any, that is comprised of multiple promissory notes contributed to this securitization transaction by multiple mortgage loan sellers, each such mortgage loan seller will be obligated to take the above-described remedial actions only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing a portion of each such mortgage loan were a separate mortgage loan. See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage

Loans and REO Properties	Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu whole loan) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to any such defaulted mortgage loan’s (or defaulted pari passu whole loan’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu whole loan or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificateholders, the loan-specific certificateholders and any related affected pari passu companion loan holder(s) (as a collective whole as if
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such certificateholders, the loan-specific certificateholders and such pari passu companion loan holder(s) constituted a single lender, and with respect to a whole loan that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If any mortgage loan that is part of a serviced whole loan becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) and any related subordinate companion loan(s)) (but, in the case of any such subordinate companion loan held outside the issuing entity, only if so provided in the related co-lender agreement), together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced whole loan may (or is expected to be permitted to) offer to sell to any person (or may offer to purchase) for cash such outside serviced whole loan during such time as such whole loan constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to (or is expected to be permitted to) sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) (and, in the case of any outside serviced whole loan with a subordinate companion loan, the related subordinate companion loan(s), if so provided in the related co-lender agreement) as a single whole loan, subject in certain cases to the rights of any separate holders of any subordinate companion loans under the related co-lender agreement to purchase a whole loan that constitutes a defaulted loan under the related outside servicing agreement.

Pursuant to the co-lender agreement with respect to any AB whole loan or pari passu-AB whole loan (except for any trust subordinate companion whole loan or any other such whole loan as to which (and for so long as) the related subordinate companion loan(s) is/are included in a securitization), the holder of any related subordinate companion loan, except as otherwise provided in the related co-lender agreement, has a right to purchase the related defaulted mortgage loan (together with any related pari passu companion loan) as described in “Description of the Mortgage Pool—The Whole Loans”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related future mezzanine lender may have the option to purchase the related mortgage loan after certain defaults.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

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Other Investment Considerations

Material Federal Income

Tax Consequences	Two (2) separate real estate mortgage investment conduit (commonly known as a “REMIC”) elections will be made with respect to designated portions of the issuing entity.
●	The “Lower-Tier REMIC”, which will hold the mortgage loans and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to the Upper-Tier REMIC.
●	The “Upper-Tier REMIC”, which will hold the Lower-Tier REMIC regular interests and will issue the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates as classes of regular interests in the Upper-Tier REMIC.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.
●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.
●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.

It is anticipated, for federal income tax purposes, that the Class , Class , Class and Class certificates will be issued with original issue discount, that the Class certificates will be issued with de minimis original issue discount, and that the Class certificates will be issued at a premium.

See “Material Federal Income Tax Consequences”.

Yield Considerations	You should carefully consider the matters described under “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may significantly affect the yields on your investment.
Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.
Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.
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The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of offered certificates may negatively impact the liquidity, market value and regulatory characteristics of those classes of offered certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of offered certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, and “Ratings”.

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Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow of one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Special Risks

●	Pandemics: Economic conditions and restrictions on enforcing landlord rights due to a pandemic and related governmental countermeasures may adversely affect the borrowers and/or the tenants and, therefore, the certificates. In addition, the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties may be based largely on pre-pandemic property performance and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers.

Risks Relating to the Mortgage Loans

●	Non-Recourse Loans: The mortgage loans are generally non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.
●	Borrowers: Frequent and early occurrences of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures, and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or, if applicable, anticipated repayment date.
●	Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management and litigation. Property values may decrease even when current operating income does not. The property type (e.g., office, mixed use, retail, hospitality, industrial, multifamily, leased fee, manufactured housing community, parking and self-storage) may present additional risks.
●	Loan Concentration: Certain of the mortgage loans or groups of cross-collateralized mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans or groups may have a disproportionate impact on the performance of the certificates.
●	Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types (including with respect to related industries) may have a disproportionate impact on the performance of the certificates.
●	Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.
●	Tenant Performance: The repayment of a commercial, multifamily or manufactured housing community mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.
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●	Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.
●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.
●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.
●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.
●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.
●	Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.
●	Directing Holder and Companion Holders: Certain certificateholders and companion loan holders (or their respective representatives) have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the special servicer or outside special servicer, as applicable, to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●	Limited Obligations: The certificates will only represent ownership interests in the issuing entity and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.
●	Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.
●	Rating Agency Actions: Future events could adversely impact the credit ratings and value of your certificates.
●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.
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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your offered certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Special Risks

Pandemics and any Related Governmental Response May Adversely Affect the Global Economy and May Adversely Affect the Performance of the Mortgage Loans and the Certificates

Epidemics, pandemics or similar outbreaks of an illness, disease or virus (each referred to below as a “pandemic”) that affect regions in which the mortgaged properties are located or in which their suppliers or vendors operate, as well as actions taken to contain or prevent the spread of such pandemics, may have a material and adverse impact on general commercial activity and, correspondingly, on various borrowers’ financial condition, the results of operations at certain mortgaged properties, and on the liquidity and performance of the mortgage loans and the certificates.

For example, in 2020 there was a global outbreak of a coronavirus (SARS-CoV-2) and a related respiratory disease (“COVID-19”) that spread throughout the world, including the United States, resulting in a global pandemic that affected the global economy to varying degrees. Measures implemented in 2020 by U.S. federal and state governments (in many cases by executive orders which remained in effect until 2024), as well as by the governments of a significant number of other countries, included economic relief and significant restrictions on business operations, travel, social gatherings and events, including “stay-at-home” orders and other social distancing guidelines, in each case, designed to prevent the spread of the virus. Such restrictions had lasting economic effects including that many businesses suffered financial losses or even closed as a result.

Certain economies and markets contracted as a result of the COVID-19 pandemic and, in some cases, took significant time to recover to, or may never have fully recovered to, their pre-pandemic status. The effects of the COVID-19 pandemic were particularly severe for certain property types, including, but not limited to: certain hospitality properties and casino properties, due to difficulties in the travel industry; certain retail properties, due to store closures, declining interest in visiting large, shared spaces such as shopping malls, restaurants, bars and movie theatres, increased interest in remote online shopping, and tenants (including certain national and regional chains) refusing to pay rent; and certain office properties, including those with significant tenants who operate co-working or office-sharing spaces (due to declining interest in such spaces by their users, who typically license or sublease space for shorter durations), as well as generally due to an increase in remote and flexible working arrangements, which may continue for a significant period of time beyond the COVID-19 pandemic.

Although each mortgage loan generally requires the related borrower to maintain business interruption insurance, most insurance companies reportedly took the position during the COVID-19 pandemic (and may take a similar position in any future pandemic), that such insurance did not cover closures due to the pandemic and any related restrictions. Further, many insurers have since reduced their exposure to pandemic risk, primarily by adding or expanding physical damage requirements or virus exclusions or removing previously available virus coverage. Certain insurers and reinsurers have also taken the position that pandemic risk—which involves potentially large, widespread, and difficult-to-predict losses—is largely uninsurable because it does not meet key insurability criteria. In addition, it is expected that the related expense of maintaining such policies will likely be cost prohibitive for many smaller businesses and that the cost-benefit analysis for those businesses that are able to afford such insurance may simply weigh against maintaining any such policy. We cannot assure you that, during or following any pandemic, the cash flow at any mortgaged property will be sufficient for any borrower to pay all required insurance premiums, or that any borrower will maintain any applicable insurance policies even if required to do so pursuant

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to applicable mortgage loan documents, or that, even if any borrower does maintain any such policy in full force and effect, that a claim under any applicable insurance policy will result in full or partial payment of any losses.

The COVID-19 pandemic additionally led to, and any future pandemic could lead to:

●	severe disruptions in the global supply chain and in the financial and other markets;
●	significant increases in unemployment and reductions in the available workforce;
●	the closing of, or reduction in staff and services in, some federal, state and local administrative offices and courts;
●	delays in foreclosures, recordings of assignments and similar functions;
●	significant reductions in consumer demand across many industries in general; and
●	downturns in the economies of many nations as well as the overall global economy.

In the event of any pandemic and/or any related restrictions, commercial and residential tenants may be unable to meet their rent obligations as a result of extended periods of unemployment, “stay-at-home” orders, inability to operate their respective businesses, or other business slowdowns and/or shutdowns, and we cannot assure you that any tenants at any mortgaged property would continue making rental payments during a pandemic or at all. In addition, leases for certain of the tenants at the mortgaged properties, including single tenants or major tenants, may include provisions which allow the tenants to abate or delay rent payments or, in certain circumstances, to terminate the lease, if the tenant is required to suspend its business operations, or its business operations are otherwise disrupted, as a result of a pandemic. Furthermore, it is unclear whether closures due to any pandemic or related restrictions may trigger co-tenancy provisions or other relief clauses in commercial leases of affected tenants, which may afford certain tenants various rights to contractual relief under applicable leases. As a result, any borrowers may be unable to pay all or a portion of their debt service under any mortgage loan secured by any affected mortgaged property.

Further, to the extent any mortgaged property or related mortgage loan may become affected by any pandemic, the servicer, special servicer or any back-up advancing agent may determine that one or more advances on any applicable mortgage loan would not be recoverable and/or that it is unable to make such advances given the severity of delinquencies, which would result in shortfalls and likely losses on the offered certificates.

As a result of any pandemic, borrowers may seek a forbearance arrangement or loan modification at some point during the term of any affected mortgage loan. In response, the servicer and the special servicer may implement actions with respect to any affected mortgage loan to forbear or modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may lead to shortfalls and losses on the offered certificates. We cannot assure you that any borrower will be able to make debt service payments (including deferred amounts that were previously subject to forbearance) after the expiration of any such forbearance period. Any future failures to make rent or debt service payments may trigger cash sweeps or defaults under the mortgage loan documents for any affected mortgaged property and related mortgage loan. Borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments, rather than for the specific purpose set forth in the applicable mortgage loan documents, and may not have sufficient cash flow to replenish those reserves or escrows, which would then be unavailable for their original intended use.

In the event of any pandemic, investors should consider the possibility of a higher-than-average delinquency rate and loss severity on any affected mortgaged properties and related mortgage loans. If any future pandemic occurs and the response is similar to the measures taken between 2020 and 2024 in response to COVID-19, such circumstances could have an adverse impact on (i) the borrowers’ ability to make timely payments on one or more of the mortgage loans, (ii) commercial mortgage markets in general, and (iii) the status of all or portions of the global economy, any of which may in turn also have an adverse impact on the performance and market value of the mortgaged properties and value of the offered certificates.

The widespread and cascading effects of any pandemic, particularly if governmental restrictions are imposed, also heighten many of the other risks described under the heading “RISK FACTORS” herein, such as those related

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to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of your offered certificates.

Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties

In the normal course of business, the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties may collect, process and retain confidential or sensitive information regarding their customers (including mortgage loan borrowers and applicants). The sharing, use, disclosure and protection of this information is governed by the privacy and data security policies of such parties. Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Although the transaction parties may devote significant resources and management focus to ensuring the integrity of their systems through information security and business continuity programs, their facilities and systems, and those of their third-party service providers, may be subject to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. The access by unauthorized persons to, or the improper disclosure by the sponsors, the master servicer, the special servicer, the borrowers or any other transaction party of, confidential information regarding their customers or their own proprietary information, software, methodologies and business secrets could result in business disruptions, legal or regulatory proceedings, reputational damage, or other adverse consequences, any of which could materially adversely affect their financial condition or results of operations (including the servicing of the mortgage loans). Cybersecurity risks for organizations like the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties have increased recently in part because of new technologies, the use of the internet and telecommunications technologies (including mobile and other connected devices) to conduct financial and other business transactions, the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists and others, and the evolving nature of these threats. For example, hackers engage in attacks against organizations from time to time that are designed to disrupt key business services. We cannot assure you that the sponsors, the master servicer, the special servicer, the borrowers or the other transaction parties will not be subject to such attacks and suffer any resulting losses in the future.

Cyberattacks or other breaches, whether affecting the sponsors, the master servicer, the special servicer, the borrowers or other transaction parties, could result in heightened consumer concern and regulatory focus and increased costs, which could have a material adverse effect on the sponsors’, the master servicer’s, the special servicer’s, a borrower’s or another transaction party’s businesses. If the business of the sponsors or any of their affiliates is materially adversely affected by such events, the sponsors may not be able to fulfill their remedy obligations with respect to a mortgage loan.

In addition, due to the transition to remote working environments as a result of the outbreak of the COVID-19 pandemic, there is an elevated risk of such events occurring.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. However, certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty

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and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of all or a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;
●	the market value of the applicable real property at or prior to maturity; and
●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily, commercial or manufactured housing community property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily, commercial or manufactured housing community property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily, commercial and manufactured housing community properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental, commercial and manufactured housing community real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property, and
●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

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Many Risk Factors Are Common to Most or All Multifamily, Commercial and Manufactured Housing Community Properties

The following factors, among others, will affect the ability of a multifamily, commercial or manufactured housing community property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;
●	perceptions regarding the safety, convenience and attractiveness of the property;
●	the characteristics of the neighborhood where the property is located;
●	the degree to which the subject property competes with other properties in the area;
●	the proximity and attractiveness of competing properties;
●	the existence and construction of competing properties;
●	the adequacy of the property’s management and maintenance;
●	tenant mix and concentration;
●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;
●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;
●	demographic factors;
●	customer confidence, tastes and preferences;
●	retroactive changes in building codes and other applicable laws;
●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and
●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily, commercial or manufactured housing community property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;
●	an increase in the capital expenditures needed to maintain the property or make improvements;
●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;
●	an increase in vacancy rates;
●	a decline in rental rates as leases are renewed or replaced;
●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and
●	environmental contamination.
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The volatility of net operating income generated by a multifamily, commercial or manufactured housing community property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;
●	the creditworthiness of tenants;
●	the rental rates at which leases are renewed or replaced;
●	the percentage of total property expenses in relation to revenue;
●	the ratio of fixed operating expenses to those that vary with revenues; and
●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial, multifamily and manufactured housing community properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self-storage properties, can be expected to have more volatile cash flows than commercial, multifamily and manufactured housing community properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial, multifamily and manufactured housing community properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

Most of the mortgage loans have five (5) year terms to maturity. Rapid technological advances and changes in consumer tastes over the course of those five (5) years may impact the use, occupancy and demand for the products or services related to the mortgaged properties securing such mortgage loans. In addition, tenant needs may change due to such factors and the related property may not be able to quickly adapt to such changes. We cannot assure you that any such changes will not impact the performance of the related mortgaged properties, the ability of the related mortgagors to continue to make payments of debt service on the related mortgage loans or to secure refinancing of the mortgage loans or to pay the principal balance of their mortgage loans at maturity.

The Successful Operation of a Multifamily, Commercial or Manufactured Housing Community Property Depends on Tenants

Generally, multifamily, commercial and manufactured housing community properties are subject to leases. The owner of an income producing property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;
●	to fund repairs, replacements and capital improvements at the property; and
●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;
●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;
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●	an increase in tenant payment defaults or any other inability to collect rental payments;
●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;
●	an increase in the capital expenditures needed to maintain the property or to make improvements;
●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and
●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back the offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases, a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;
●	the creditworthiness of the tenants; and
●	the number of tenants.

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Tenant Bankruptcy Adversely Affects Property Performance

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus
●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not

Various factors may affect the value of multifamily, commercial and manufactured housing community properties without affecting their current net operating income, including:

●	changes in interest rates;
●	the availability of refinancing sources;
●	changes in governmental regulations, licensing or fiscal policy;
●	changes in zoning or tax laws; and
●	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;
●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;
●	operating the property and providing building services;
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●	managing operating expenses; and
●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self-storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,
●	reduce operating and repair costs, and
●	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial, multifamily or manufactured housing community property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;
●	location;
●	type of business or services and amenities offered; and
●	nature and condition of the particular property.
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The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;
●	has lower operating costs;
●	offers a more favorable location; or
●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial, multifamily and manufactured housing community properties. The repayment of a commercial, multifamily or manufactured housing community mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial, multifamily or manufactured housing community property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial, multifamily or manufactured housing community mortgage loan at any given time.

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

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Any Analysis of the Value or Income Producing Ability of a Commercial, Multifamily or Manufactured Housing Community Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and
●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily, commercial or manufactured housing community mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily, commercial or manufactured housing community mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to
●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily, commercial or manufactured housing community property will generally fluctuate over time and may or may not be sufficient to—

●	make the loan payments on the related mortgage loan,
●	cover operating expenses, and
●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,
●	hotels and motels,
●	recreational vehicle parks, and
●	mini-warehouse and self-storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,
●	retail stores,
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●	office buildings, and
●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily rental properties, multi-tenant commercial properties or manufactured housing community properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily, commercial or manufactured housing community mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;
●	increases in interest rates and real estate tax rates; and
●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily, commercial or manufactured housing community mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to
●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily, commercial or manufactured housing community property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and
●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily, commercial and manufactured housing community mortgage loans. For example, the value of a multifamily, commercial or manufactured housing community property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily, commercial or manufactured housing community property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;
●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;
●	the income capitalization method, which takes into account the property’s projected net cash flow; or
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●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;
●	the replacement cost of a property may have little to do with its current market value; and
●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily, commercial or manufactured housing community property will be affected by property performance. As a result, if a multifamily, commercial or manufactured housing community mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “—Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;
●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;
●	a significant tenant were to become a debtor in a bankruptcy case;
●	rental payments could not be collected for any other reason; or
●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income and/or occupancy may nonetheless be in financial distress, may be in danger of closing (or being closed by a parent entity) or may have filed for bankruptcy. Certain tenants at the mortgaged properties may be part of a chain or corporate group that is in financial distress as a whole, or the tenant’s parent company has implemented or has expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores,

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offices or locations in the chain or corporate group, reduce exposure, relocate stores, offices or locations or otherwise reorganize its business to cut costs. In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which would have a negative effect on the operations of tenants at the mortgaged properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing or redundant stores, offices or locations, which may involve a tenant at one of the mortgaged properties.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

Certain tenants may be subject to special license requirements or regulatory requirements, and may not have the right to operate if such licenses are revoked or such requirements are not satisfied.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to holders of offered certificates. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks; Risks Related to Master Leases

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

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In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were each the subject of a sale-leaseback transaction prior to or in connection with the acquisition of such property (or a portion of such property) by the related borrower or following such acquisition, including the 9295 & 9315 Prototype Drive mortgaged property (5.9%), the 4501 East Massachusetts Avenue mortgaged property (2.1%), the 401 East Elm Street mortgaged property (0.8%), the 1351 S. Wheeling Road mortgaged property (0.7%), the 4400 West 35th Place mortgaged property (0.6%), the 5930 West 82nd Street mortgaged property (0.6%) and the 1900 S. 25th Avenue mortgaged property (0.5%). Each of these mortgaged properties (or a portion thereof) are leased to a tenant, who is a former owner (or with respect to the Fresh Edge Portfolio mortgaged properties (4501 East Massachusetts Avenue and 5930 West 82nd Street), an affiliate of the former owner) of the mortgaged property or portion thereof, pursuant to a lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant involved in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the

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effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. Pursuant to the Bankruptcy Code, there are limitations on a lessor’s ability to collect damages for lease rejection and full recovery may not be possible.

It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the offered certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any one of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the holders of offered certificates.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced.

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If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Startup Companies Have Special Risks

Certain mortgaged properties may have tenants that are startup companies. Startup companies are new companies that are seeking to develop a scalable business model. Startup companies have heightened risks. Many startup companies do not generate positive cash flow, and may in fact experience significant negative cash flow. Startup companies that operate at a loss may experience rapid growth through venture capital investments; however, if the source of funding loses confidence in the business model, or is unwilling or unable to continue funding for other reasons, the startup company may be faced with significant losses and be without a source of funding to continue its business or pay its obligations. Furthermore, valuations based on venture capital investment may rapidly decline. Many startups may produce only a single product or service, and therefore face a binary risk of failure if such product or service does not find market acceptance, meets with competition or is otherwise unsuccessful. Further, startup companies may be run by founders who lack significant business or finance experience. Accordingly, mortgaged properties leased to startup companies face the risk that the tenant may be unable to pay rent under its lease, and may default on its lease, due to the foregoing factors.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value

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and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;
●	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;
●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;
●	the location of the property with respect to the central business district or population centers;
●	demographic trends within the metropolitan area to move away from or towards the central business district;
●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;
●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;
●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;
●	the quality and philosophy of building management;
●	access to mass transportation;
●	accessibility from surrounding highways/streets;
●	changes in zoning laws; and
●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

In the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability

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to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at medical office properties.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;
●	the building’s age, condition and design, including floor sizes and layout;
●	access to public transportation and availability of parking; and
●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;
●	tax incentives; and
●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Health Care-Related Properties

Health care-related properties include:

●	hospitals;
●	medical offices;
●	skilled nursing facilities;
●	nursing homes;
●	congregate care facilities; and
●	in some cases, assisted living centers and housing for seniors.

Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

●	statutory and regulatory changes;
●	retroactive rate adjustments;
●	administrative rulings;
●	policy interpretations;
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●	delays by fiscal intermediaries; and
●	government funding restrictions.

In addition, nursing facilities and assisted living facilities that are dependent on revenues from other third party payors (other than Medicare and Medicaid), such as private insurers, are also affected by the reimbursement policies of those payors.

All of the foregoing can adversely affect revenues from the operation of a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

Health care-related facilities are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties. Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

●	federal and state licensing requirements;
●	facility inspections;
●	rate setting;
●	disruptions in payments;
●	reimbursement policies;
●	audits, which may result in recoupment of payments made or withholding of payments due;
●	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services;
●	patient care liability claims, including those generated by the recent advent of the use of video surveillance, or “granny cams”, by family members or government prosecutors to monitor care and limited availability and increased costs of insurance; and
●	shortages in staffing, increases in labor costs and labor disputes.

Under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services. Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted. In addition, there can be no assurance that the facilities will remain licensed and loss of licensure/provider arrangements by a significant number of facilities could have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

With respect to health care-related properties, the regulatory environment has intensified, particularly the long-term care service environment for large, for profit, multi-facility providers. For example, in the past few years, federal prosecutors have utilized the federal false claims act to prosecute nursing facilities that have quality of care deficiencies or reported instances of possible patient abuse and neglect, falsification of records, failure to report adverse events, improper use of restraints, and certain other care issues. Since facilities convicted under the false

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claims act may be liable for triple damages plus mandatory civil penalties, nursing facilities often settled with the government for a substantial amount of money rather than defending the allegations.

The extensive federal, state and local regulations affecting health care-related facilities include regulations on the financial and other arrangements that facilities enter into during the normal course of business. For example, anti-kickback laws prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid programs, including the payment or receipt of money or anything else of value in return for the referral of patients whose care will be paid by those programs. Sanctions for violations include criminal penalties and civil sanctions, fines and possible exclusion from payor programs. Federal and state governments have used monetary recoveries derived from prosecutions to strengthen their fraud detection and enforcement programs. There can be no assurance that government officials charged with responsibility for enforcing the anti-kickback and/or self-referral laws will not assert that certain arrangements or practices are in violation of such provisions. The operations of a nursing facility or assisted living facility could be adversely affected by the failure of its arrangements to comply with such laws or similar state laws enacted in the future.

Each state also has a Medicaid Fraud Control Unit, which typically operates as a division of the state Attorney General’s Office or equivalent, which conducts criminal and civil investigations into alleged abuse, neglect, mistreatment and/or misappropriation of resident property. In some cases, the allegations may be investigated by the state Attorney General, local authorities and federal and/or state survey agencies. There are Medicaid Fraud Control Unit and state Attorney General investigations pending and, from time to time, threatened against providers, relating to or arising out of allegations of potential resident abuse, neglect or mistreatment.

Further, the nursing facilities and assisted living facilities are likely to compete on a local and regional basis with each other and with other providers who operate similar facilities. They may also compete with providers of long term care services in other settings, such as hospital rehabilitation units or home health agencies or other community-based providers. The formation of managed care networks and integrated delivery systems, as well as increasing government efforts to encourage the use of home and community-based services instead of nursing facility services, could also adversely affect nursing facilities or assisted living facilities if there are incentives that lead to the utilization of other facilities or community-based home care providers, instead of nursing facility or assisted living providers, or if competition drives down prices paid by residents. Some of the competitors of the subject facilities may be better capitalized, may offer services not offered by the facilities, or may be owned by agencies supported by other sources of income or revenue not available to for-profit facilities, such as tax revenues and charitable contributions. The success of a facility also depends upon the number of competing facilities in the local market, as well as upon other factors, such as the facility’s age, appearance, reputation and management, resident and family preferences, referrals by and affiliations with managed care organizations, relationship with other health care providers and other health care networks, the types of services provided and, where applicable, the quality of care and the cost of that care. If the facilities fail to attract patients and residents and compete effectively with other health care providers, their revenues and profitability may decline.

Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not required for transfers of most other types of commercial properties. Moreover, in certain circumstances, such as when federal or state authorities believe that liquidation may adversely affect the health, safety or welfare of the nursing facility and/or assisted living facility residents, a facility operator may not be allowed to liquidate for an indeterminate period of time. Finally, the receipt of any liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of a mortgaged property and even reduced to satisfy governmental obligations of the facility, such as audit recoupments from nursing facilities.

Restaurants and Taverns

Certain tenants are restaurants, taverns and other establishments that are part of the food and beverage service industry. Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;
●	perceptions by prospective customers of safety, convenience, services and attractiveness;
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●	the cost, quality and availability of food and beverage products;
●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;
●	changes in demographics, consumer habits and traffic patterns;
●	the ability to provide or contract for capable management; and
●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,
●	product,
●	price,
●	value,
●	quality,
●	service,
●	convenience,
●	location, and
●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

●	lower operating costs,
●	more favorable locations,
●	more effective marketing,
●	more efficient operations, or
●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

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Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1.       adversely affect the nature of the business, or

2.       require renovation, refurbishment, expansion or other expenditures;

●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and
●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,
●	factory outlet centers,
●	malls,
●	automotive sales and service centers,
●	consumer oriented businesses,
●	department stores,
●	grocery stores,
●	convenience stores,
●	specialty shops,
●	gas stations,
●	movie theaters,
●	fitness centers,
●	bowling alleys,
●	salons, and
●	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

●	the strength, stability, number and quality of the tenants;
●	tenants’ sales;
●	tenant mix;
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●	whether the property is in a desirable location;
●	the physical condition and amenities of the building in relation to competing buildings;
●	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be; and
●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,
●	grant a potential tenant a free rent or reduced rent period,
●	improve the condition of the property generally, or
●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;
●	perceptions regarding the safety, convenience and attractiveness of the property;
●	perceptions regarding the safety of the surrounding area;
●	demographics of the surrounding area;
●	the strength and stability of the local, regional and national economies;
●	traffic patterns and access to major thoroughfares;
●	the visibility of the property;
●	availability of parking;
●	the particular mixture of the goods and services offered at the property;
●	customer tastes, preferences and spending patterns; and
●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. To the extent that a tenant changes the manner in which its gross sales are reported, it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual

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performance of the store remains unchanged. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Certain anchor tenants may have the right to demolish and rebuild, or substantially alter, their premises. Exercise of such rights may result in disruptions at the mortgaged property or reduce traffic to the mortgaged property, may trigger co-tenancy clauses if such activities result in the anchor tenants being dark for the period specified in the co-tenancy clause, and may result in reduced value of the structure or in loss of the structure if the tenant fails to rebuild.

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Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

●	an anchor tenant’s failure to renew its lease;
●	termination of an anchor tenant’s lease;
●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;
●	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or
●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;
●	discount shopping centers and clubs;
●	catalogue retailers;
●	home shopping networks and programs;
●	internet web sites and electronic media shopping; and
●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Certain retail properties may have one or more tenants that sell hemp derived cannabidiol-based products. The legality of certain cannabidiol-based products under federal, state and local laws is uncertain, and, as to state and local laws, may vary based on jurisdiction. Retail leases typically require the tenant to comply with applicable law, however, so any governmental action or definitive legal guidance restricting the possession or distribution of some or all cannabidiol-based products would require the affected tenants to cease possessing and/or distributing such products or otherwise be in breach of their respective leases. In addition, certain properties may have one or more

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tenants that operate a medical marijuana dispensary. Although such operations may comply with applicable state law, the possession and sale of marijuana for medicinal purposes remains illegal under applicable federal law.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;
●	the types of services or amenities offered at the property;
●	the location of the property;
●	distance from employment centers and shopping areas;
●	the characteristics of the surrounding neighborhood, which may change over time;
●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;
●	the ability of management to provide adequate maintenance and insurance;
●	the property’s reputation;
●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;
●	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;
●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;
●	the ability of management to respond to competition;
●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;
●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, closures of the related college or university due to a pandemic or other public health emergency, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and
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that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of or ongoing social distancing measures that may be instituted by colleges and universities due to a pandemic or other public health emergency;

●	certain multifamily properties may be considered to be “flexible apartment properties”, and such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;
●	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;
●	local factory or other large employer closings;
●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;
●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;
●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;
●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;
●	whether the property is subject to any age restrictions on tenants;
●	the extent to which increases in operating costs may be passed through to tenants; and
●	the financial condition of the owner of the property.

We cannot assure you that recent action taken, or any additional action that may be taken in the future, by the federal government to freeze payments on certain grants and loans supporting certain federal financial assistance programs will not result in delays or reductions in payments to tenants at mortgaged properties that rely on federal, state or local assistance programs to partially or fully fund their rental payments.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

●	require written leases;
●	require good cause for eviction;
●	require disclosure of fees;
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●	prohibit unreasonable rules;
●	prohibit retaliatory evictions;
●	prohibit restrictions on a resident’s choice of unit vendors;
●	limit the bases on which a landlord may increase rent; or
●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

●	fixed percentages,
●	percentages of increases in the consumer price index,
●	increases set or approved by a governmental agency, or
●	increases determined through mediation or binding arbitration.

Some counties and municipalities may subsequently impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain. In New York City, landlords must register each rent stabilized apartment with the State of New York Division of Housing and Community Renewal (the “DHCR”).

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. The restrictions on the ability of the borrowers to increase rents under the rent stabilization laws or regulations may discourage the borrowers from renovating the related mortgaged properties or otherwise investing in the mortgaged properties, which in turn may adversely affect the ability of the borrowers to relet vacant units to new tenants. If rents are reduced or rents cannot be increased in proportion to increases in operating expenses and/or vacant units are not relet, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses. Moreover, legislative, judicial and administrative actions and proceedings, as well as rules, regulations and statutes concerning the regulatory status and/or legal rents of rent-stabilized multifamily units may adversely affect the ability of property owners to combine, redevelop or reconfigure units and/or charge rents at higher rental rates for such combined, redeveloped or reconfigured units. Any violation or alleged violation of rent control regulation or rent stabilization regulation by the borrowers could result in a loss of the tax benefits that are currently available to the borrowers and/or payments of overcharges and penalties and fines. In addition, the borrowers and their affiliates would be more susceptible to potential lawsuits filed by tenants or a tenants association alleging a violation of rent control regulation or rent stabilization regulation by the borrowers or their affiliates.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

In addition, certain mortgaged properties in New York City may have tenants that benefit from the New York City Family Homelessness and Eviction Supplement (“CityFHEPS”), a rental assistance program administered by the New York City Department of Social Services. Eligible families can participate in the CityFHEPS program for

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up to five years, and they must reapply annually. If families still need help after the initial five-year period, they can apply for an extension. Families may lose eligibility for the CityFHEPS program for various reasons, including, among other reasons, the household no longer has a child under 18 years of age (or under 19 years of age who is a full time student), changes in the income of household members, or changes in a cash assistance case of household members. The CityFHEPS program is subject to the availability of funding. Rents paid by the CityFHEPS may be above market. The related mortgaged property may lose significant income if tenants are unable to continue to qualify for such program, or the borrower is unable to continue leasing units to tenants who qualify for such program or if the program is changed or terminated.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property. Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project.

Industrial Properties

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy. In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Also, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

The value and operation of an industrial property depends on:

●	location of the property, the desirability of which in a particular instance may depend on—
1.	availability of labor services,
2.	proximity to supply sources and customers, and
3.	accessibility to various modes of transportation and shipping, including railways, roadways, airline terminals and ports;
●	building design of the property, the desirability of which in a particular instance may depend on—
1.	ceiling heights,
2.	column spacing,
3.	number and depth of loading bays,
4.	divisibility,
5.	floor loading capacities,
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6.	truck turning radius,
7.	overall functionality, and
8.	adaptability of the property, because industrial tenants often need space that is acceptable for highly specialized activities; and
●	the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types. Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

Mixed Use Properties

Certain properties are mixed use properties. Each such mortgaged property is subject to the risks relating to the applicable property types as described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—Retail Properties” and “—Multifamily Rental Properties”. See Annex A for the 5 largest tenants (by net rentable square footage leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Charitable Organizations and Other Non-Profit Tenants

Charitable organizations and other non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. The extent of those donations is dependent on the extent to which individuals are prepared to make donations, which is influenced by a variety of social, political and economic factors, and whether the governmental grants and subsidies will continue with respect to any such institution. Donations may be adversely affected by economic conditions, whether local, regional or national. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that a borrower leasing to a charitable organization or other non-profit tenant will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay.

Parking Lots and Parking Garages

Certain properties may consist of parking garages, and certain retail, mixed use, office, multifamily, hospitality or other properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;
●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
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●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

In the case of parking garages or parking lots that are leased to a single operator or commercial tenant (which tenant may utilize the property solely to park vehicles utilized in conducting its business), the sole source of income will be the lease to such operator or tenant. Accordingly, such properties will be subject to business risks associated with such operator or tenant. If the lease with the sole operator or tenant is terminated, the related borrower may be unable to find another operator that will lease the property at the same rate.

Various types of multifamily and commercial properties may have a parking garage as part of the collateral. Parking garages may not be readily convertible (or convertible at all) to alternative uses if the properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type for which the ground lessee operates the premises because that use is likely a significant source of revenue for the payment of ground rent.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in one or more commercial condominium units or multiple units in a residential condominium project, and
●	the related voting rights in the owners’ association for the subject building, development or project.
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Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium building, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of the building, may have a significant impact on the related mortgage loans that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to each such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the condominium.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral consisting of condominium interests could subject the holders of offered certificates to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Furthermore, certain properties may be subject to certain low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses. The liquidation value of any mortgaged property, subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if the property were readily adaptable to other uses. See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests”.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are multifamily, industrial, retail and office. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and

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concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Regional areas affected by such events often experience disruptions in travel, transportation and tourism, loss of jobs and an overall decrease in consumer activity, and often a decline in real estate related investments. If one of these types of events were to occur, we cannot assure you that the economies in states where the mortgaged properties are located would recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the performance or net operating income of the mortgaged properties.
Mortgaged properties representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in New York, New Jersey, California, Texas and Nevada. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;
●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the back-up advancing agent’s obligation to make advances for monthly payments) for an indefinite period; and
●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool

Climate change and legal, technological and political developments related to climate change could have an adverse effect on the underlying mortgaged properties and borrowers and consequently on an investment in the certificates. There have been concerns that climate change has led to, and may increasingly lead to, an increase in the frequency of natural disasters and extreme weather conditions, such as extreme heat, drought, changes in precipitation and temperature, rise in sea and other water levels and water access, as well as acute events like wildfires, hurricanes and flooding, with certain states bearing a greater risk of the adverse effects of climate change. If material, such events may result in physical damage to or destruction of certain mortgaged properties. Further, the borrowers financial condition or results of operations at affected mortgaged properties may be adversely affected. Should the impact of climate change be perceived as chronic, there may be a decrease in demand for mortgaged properties located in the affected areas, which could adversely affect real estate values, as well as an increase in insurance costs and a reduction in coverage availability.

In addition, changes in federal and state legislation and regulation on climate change could result in increased required capital expenditures to improve the energy efficiency of the borrowers’ existing mortgaged properties or to protect them from the consequence of climate change. Such changes include the adoption of local laws or

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regulations designed to improve energy efficiency or reduce greenhouse gas emissions that have been linked to climate change, which could require borrowers to incur significant costs to retrofit the related properties to comply or subject the borrowers to fines. For example, New York City Local Law 97 of 2019 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet were to meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings. There can be no assurance that fines or retrofitting costs as a result of Local Law 97 will not adversely affect the future net operating income at any of the mortgaged real properties located in New York City.

Also, properties that are less energy efficient or that produce higher greenhouse gas emissions may be at a competitive disadvantage to more efficient or cleaner properties in attracting potential tenants.

Similarly, tenants at certain properties may be in, or may be dependent upon, industries, such as oil and gas, that are or may become subject to heightened regulation due to climate change or the development of competing “green” technologies, which may have a material adverse effect on such tenants and lead to, among other things, vacancies or tenant bankruptcies at certain mortgaged properties.

Climate change may also have other effects, such as increasing the likelihood of extreme weather and natural disasters in certain geographic areas. See “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

The foregoing effects of climate change could increase the frequency and severity of losses on mortgage loans secured by mortgaged properties located in the affected states. In addition, we cannot assure you that any retrofitting of properties to comply with new laws or regulations or any change in tenant mix due to the characteristics of the mortgaged property will improve the operations at, or increase the value of, the related mortgaged property. However, failure to comply with any required retrofitting or a concentration of tenants in industries subject to heightened regulation or “green” competition could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below, “Description of the Mortgage Pool—Environmental Considerations” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;
●	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;
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●	that the results of the environmental testing were accurately evaluated in all cases;
●	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or
●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or
●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or
●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and
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●	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information regarding environmental conditions at mortgaged properties securing mortgage loans in the issuing entity. See also Mortgage Loan representation and warranty no. (41) (Environmental Conditions) on Annex E-1A to this prospectus, Mortgage Loan representation and warranty no. (40) (Environmental Conditions) on Annex E-2A to this prospectus and Mortgage Loan representation and warranty no. (40) (Environmental Conditions) on Annex E-3A to this prospectus, and any related exceptions thereto on Annexes E-1B, E-2B and E-3B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1A, Annex E-2A and Annex E-3A, respectively, to this prospectus).

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion (including construction) or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to engage in future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current expansion or renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the properties securing the mortgage loans are currently undergoing or may be scheduled or expected to undergo renovations or property expansions. Such renovations or expansions may be required under one or more tenant leases and a failure to timely complete such renovations or expansions may result in a termination of any such lease and may have a material adverse effect on the cash flow at any such mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

In addition, certain of the hospitality properties securing the mortgage loans are currently undergoing or may be scheduled or expected to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, and temporarily decreasing the number of available rooms and the revenue-generating capacity of the related hotel. In

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other cases, these renovations may involve renovations of common spaces or external features of the related hotel, which may cause disruptions or otherwise decrease the attractiveness of the related hotel to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo expansion, redevelopment or renovation.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration or ground lease and other related documents, especially in a situation where a mortgaged property consists of the borrower’s interests in a condominium that does not represent the entire condominium regime. Additionally, any vacancy with respect to self-storage facilities, hospitality properties, independent living facilities, bank branches, restaurants, shopping malls, water parks, theater space, music venues, dental, medical or veterinary offices, research and development facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling alleys, sound studios, bank branches and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss (or, in certain

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instances, a less than substantial casualty loss). This may adversely affect the cash flow of the property following the loss. If a substantial casualty (or, in certain instances, a less than substantial casualty) were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions, building restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to

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pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

For example, as of the date of this prospectus, the Los Angeles, California area is recovering from multiple severe wildfires resulting in significant property damage and the evacuation of numerous residents.

We cannot assure you that any damage caused by hurricanes, windstorms, floods, droughts, tornadoes, wildfires, oil spills or other events will be covered by insurance, or even if covered by insurance, that the insurer will have sufficient financial resources to make any payment on the insurance policy or that the insurer will not challenge any claim resulting in a delay or reduction of the ultimate insurance proceeds. Any such lack of coverage, insufficiency of resources or challenge to a claim could have a material adverse effect on the performance of the certificates.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance. Any such shortfall or lack of coverage may result in losses on the certificates, especially if they are subordinated. In addition, the cost of insurance has increased in certain jurisdictions and, as a result, some borrowers may have difficulty in obtaining appropriate insurance or maintaining insurance coverage at the related mortgaged properties. The cost of force-placed insurance, correspondingly, may be prohibitively high to provide sufficient coverage for a mortgaged property. The additional cost of force-placed insurance or insurance required to be maintained on any REO properties may adversely impact the operation at the mortgaged property and/or reduce liquidation proceeds from any REO properties.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

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Eight (8) of the mortgaged properties (17.8%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no such mortgaged property has a seismic expected loss of greater than 16%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, mandatory flood insurance obtained may not be adequate and the lender may not have required any supplemental flood insurance.

The National Flood Insurance Program (“NFIP”) is scheduled to expire on September 30, 2026. We cannot assure you if or when the NFIP will be reauthorized by Congress. If the NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Mortgage Loan representation and warranty no. (17) (Insurance) on Annex E-1A to this prospectus, Mortgage Loan representation and warranty no. (16) (Insurance) on Annex E-2A to this prospectus and Mortgage Loan representation and warranty no. (16) (Insurance) on Annex E-3A to this prospectus, and any related exceptions on Annex E-1B, Annex E-2B and Annex E-3B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A, E-2A and E-3A, respectively, to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,
●	riot, strike and civil commotion,
●	terrorism,
●	nuclear, biological or chemical materials,
●	revolution,
●	governmental actions,
●	floods and other water-related causes,
●	earth movement, including earthquakes, landslides and mudflows,
●	wet or dry rot,
●	mold,
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●	vermin, and
●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket insurance policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;
●	a title insurer will maintain its present financial strength; or
●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing (or expected to undergo) renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your offered certificates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2020 by the Terrorism Risk Insurance Program Reauthorization Act of 2015 and was subsequently reauthorized on December 20, 2019 for a period of eight years through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019 (“TRIPRA”).

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The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your offered certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

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Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. Underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review the above-described assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. The failure of these assumptions or projections in whole or in part

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could cause the underwritten net cash flow to vary substantially from the actual net cash flow of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yields presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the holders of offered certificates. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the holders of offered certificates. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Re-underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor

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conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” with respect to each sponsor. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” with respect to each sponsor.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans or the related whole loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of a different originator involved in this transaction or, accordingly, that each originator involved in this transaction would have made the same decision to originate every mortgage loan included in the issuing entity or, if it did decide to originate an unrelated mortgage loan, that such mortgage loan would have been underwritten on the same terms and conditions.

The interest rate on certain of the mortgage loans may have been reduced significantly as a result of an upfront fee paid to the applicable originator by each of the related borrowers. As a result, the interest rate on those mortgage loans may not reflect the current “market rate” that the related originator would have otherwise charged the related borrower based solely on the credit and collateral characteristics of the related mortgaged property and structural features of the applicable mortgage loan. See the corresponding description of the underwriting standards for each applicable mortgage loan seller under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” in this prospectus.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

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In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. Additionally, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;
●	potential environmental or other legal liabilities;
●	the availability of refinancing; and
●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or whole loan) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or whole loan) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or whole loan) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

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Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although some mortgage loans have current or permit future mezzanine or subordinate debt and certain mortgage loans allow for an assignment and assumption of the mortgage loan subject to certain conditions, which generally includes a transfer fee and the lender’s approval of the assignee and/or its principals. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your offered certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.” For example, in some cases, secured and unsecured debt exists and/or is allowed in the future.

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or whole loan, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial

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distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Substantive consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your offered certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your offered certificates.

In addition, to the extent certain borrowers and the related guarantors have significant recourse obligations, such obligations may increase the risk of consolidation in the event of a bankruptcy of such guarantor or certain principals or affiliates of such borrowers.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and
●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your offered certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases,

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there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or impair the borrower’s ability to operate the related mortgaged property. See “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment”, “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”, “—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan” and “—Tenancies-in-Common May Hinder Recovery”.

See also “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants”, “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common or Diversified Ownership”, and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous federal and state statutes, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” below, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and

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Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;
●	reduce monthly payments due under a mortgage loan;
●	change the rate of interest due on a mortgage loan; or
●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

See also “—Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—General” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

The owner of a multifamily, commercial or manufactured housing community property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;
●	negligence resulting in a personal injury; or
●	responsibility for an environmental problem.
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Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to holders of offered certificates if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;
●	the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);
●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;
●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;
●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and
●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan (other than any trust subordinate companion loan) is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and
●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

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In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. In any such instance, the issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the

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appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—

1.       was insolvent at the time of granting the lien,

2.       was rendered insolvent by the granting of the lien,

3.       was left with inadequate capital, or

4.       was not able to pay its debts as they matured; and

●	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or
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●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,
●	the exercise of those remedies would be inequitable or unjust, or
●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Defeasance

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender

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who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—One Action and Security First Rules” and “—Foreclosure—Anti-Deficiency Legislation”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;
●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;
●	whether and to what extent recourse to the borrower is permitted; and
●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to holders of offered certificates. See “Certain Legal Aspects of the Mortgage Loans”.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates

On March 10, 2023, the California Department of Financial Protection and Innovation appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Silicon Valley Bank (“SVB”). To protect insured depositors, the FDIC ultimately transferred all the deposits and substantially all of the assets of SVB to Silicon Valley Bridge Bank, N.A., a full-service bridge bank that will be operated by the FDIC as it stabilizes the institution and implements an orderly resolution. On March 12, 2023, Signature Bank was closed by the New York State Department of Financial Services, which appointed the FDIC as receiver. To protect depositors, the FDIC transferred all the deposits and substantially all of the assets of Signature Bank to Signature Bridge Bank, N.A. (“Bridge Bank”), a full-service bank that will be operated by the FDIC as it markets the institution to potential bidders. On March 20, 2023, the FDIC announced that it had entered into a purchase and assumption agreement for substantially all deposits and certain loan portfolios of Bridge Bank by Flagstar Bank, National Association (“Flagstar”). Other banks have also come under pressure as a result of the failure of SVB and Signature Bank and we cannot assure you whether or not the FDIC will take similar or different actions with respect to other banking institutions. Under the related mortgage loan documents, all accounts, including the lockbox accounts, are required to be held at institutions meeting certain financial and ratings requirements, although in certain cases the lender may have waived such requirements as to specific institutions or otherwise. Also, recent news reports have

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indicated that some rating agencies are assessing a number of financial institutions for possible downgrades and that some institutions have already been the subject of downgrades, which may trigger the obligation to transfer accounts held at such institutions if any such downgrades cause them not to meet the requirements of the loan documents. Failure to meet those requirements could result in a default by the related borrower until the lockbox account is transferred to an institution meeting the necessary financial and ratings requirements. There can be no assurance that the operation of any lockbox accounts at Bridge Bank or Flagstar, or the transfer of those lockbox accounts (or other accounts held at other institutions) to other qualified institutions, if required, will not have an adverse impact on the operational cash flows from the related mortgaged properties or the related borrowers’ ability to meet their respective obligations under the mortgage loan documents during that time.

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. Furthermore, most of the mortgage loans provide for remaining terms to maturity of not more than approximately five years. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or whole loan) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or whole loan) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;
●	the prevailing interest rates;
●	the net operating income generated by the mortgaged property;
●	the fair market value of the related mortgaged property;
●	the borrower’s equity in the related mortgaged property;
●	significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”);
●	the borrower’s financial condition;
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●	the operating history and occupancy level of the mortgaged property;
●	reductions in applicable government assistance/rent subsidy programs;
●	the tax laws; and
●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, compliance with which was required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your offered certificates will likely extend the weighted average life of your offered certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of offered certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each

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related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

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See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such program was otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will have repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies

A number of employees at certain of the mortgaged properties may be covered by a collective bargaining agreement. If relationships with such employees or the unions that represent them become adverse, such mortgaged properties could experience labor disruptions such as strikes, lockouts, boycotts and public demonstrations. Unions can encourage employees to leave work if the workplace does not meet certain safety requirements, as seen during the COVID-19 pandemic. Labor disputes, which may be more likely when collective bargaining agreements are being negotiated, could harm relationships with employees, result in increased regulatory inquiries and enforcement by governmental authorities. Further, adverse publicity related to a labor dispute could harm such mortgaged properties’ reputation and reduce customer demand for related services. Labor regulation and the negotiation of new or existing collective bargaining agreements could lead to higher wage and benefit costs, changes in work rules that raise operating expenses, legal costs, and limitations on the related borrower’s ability to take cost saving measures during economic downturns. We cannot assure you that the related borrower will be able to control the negotiations of collective bargaining agreements covering unionized labor employed at such mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

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Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Certain of the mortgaged properties may have been renovated in accordance with the federal tax code and state regulations to make them eligible for federal historic tax credits. Such mortgaged properties may be subject to additional risks, including, without limitation, the possibility of recapture of the tax credits. Historic tax credits may be subject to recapture upon the occurrence of certain events, such as the sale of the related mortgaged property (including at a foreclosure sale) to certain disqualified transferees.

Risks Relating to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans (and any applicable trust subordinate companion loans) to the depositor (an affiliate of (i) Bank of Montreal, a sponsor and an originator, and (ii) BMO Capital Markets Corp., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans and any trust subordinate companion loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. The originators may also earn origination fees in connection with the origination of the mortgage loans to be included in the mortgage pool. In certain cases, additional upfront fees may be earned in connection with a reduction of the mortgage rate of the related mortgage loan, in light of the other credit characteristics of such mortgage loan. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this

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offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans to this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights (or, in the case of a holder of a controlling pari passu companion loan, certain control rights) with respect to servicing decisions involving the related whole loan. However, unless such pari passu companion loan is evidenced by the controlling note, none of the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, to violate applicable law, the related mortgage loan documents, the pooling and servicing agreements or an outside servicing agreement, as applicable (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Whole Loans” for more information regarding the rights of any companion loan holder.

3650 Capital SCF LOE I(A), LLC, as the retaining sponsor, or an affiliate thereof is expected to acquire the control eligible certificates and thereby have the right to appoint the controlling class representative. The controlling class representative will, as to the applicable mortgage loans and whole loans, be: (1) a directing holder for so long as no control termination event has occurred and is continuing; and (2) a consulting party if a control termination event, but no consultation termination event, has occurred and is continuing. See “—Risks Relating to Conflicts of Interests—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” and “—Other Risks Relating to the Certificates—Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment” below.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain

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transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

3650 Capital SCF LOE I(A), LLC, a sponsor and originator, or an affiliate thereof is expected to be appointed as the initial controlling class representative. See “—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” below. In addition, 3650 Capital SCF LOE I(A), LLC, as retaining sponsor, is expected to retain (or cause its “majority owned affiliate” to retain) the HRR Certificates as described in “Credit Risk Retention”. 3650 Capital SCF LOE I(A), LLC is also an affiliate of 3650 REIT Loan Servicing LLC, the expected initial special servicer with respect to the serviced mortgage loans and any related serviced companion loans (other than any excluded special servicer mortgage loan). In addition, pursuant to one or more limited subservicing agreements between 3650 REIT Loan Servicing LLC and Midland Loan Services, a Division of PNC Bank, National Association, 3650 REIT Loan Servicing LLC is expected to have limited (non-cashiering) subservicing duties with respect to three (3) of the serviced mortgage loans (15.8%) and one (1) outside serviced mortgage loan (1.2%).

In addition, a sponsor or an affiliate thereof may be a tenant with respect to a mortgaged property securing a mortgage loan. In such situations, there can be no assurance that any related borrower did not receive more favorable loan terms than it would have received if a sponsor or sponsor affiliate was not a tenant, nor can there be any assurance that any such sponsor or sponsor affiliate did not receive more favorable lease terms than any other tenant would receive. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information regarding any such circumstances.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of Each of the Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of The Landing whole loan will initially be governed by the pooling and servicing agreement for this securitization transaction but is expected to be governed by such pooling and servicing agreement only temporarily, until such time as the related controlling pari passu companion loan is securitized in a separate securitization. At that time, the servicing and administration of The Landing whole loan will shift to the outside servicer and outside special servicer under that other future securitization and will be governed exclusively by the servicing agreement entered into in connection with that securitization and the related co-lender agreement. Neither the closing date of any such future securitization nor the identity of the outside servicer or outside special servicer for any such future securitization has been determined. In addition, the provisions of the related outside servicing agreement that will be in effect upon securitization of the related controlling pari passu companion loan have not yet been determined, although such agreement will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans”. Prospective investors should be aware that they will not have any control over the identity of any outside servicer or outside special servicer, nor will they have any assurance as to the particular terms of any such outside servicing agreement except to the extent of compliance with the requirements of the related co-lender agreement.

The Controlling Pari Passu Companion Loan for One or More of the Outside Serviced Whole Loans Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Closed, and the Provisions of the Related Future Outside Servicing Agreement Expected to Govern the Servicing of Such Whole Loan Have Yet to Be Finalized

It is expected that the Crossgates Mall whole loan will ultimately be serviced and administered pursuant to the pooling and servicing agreement for the commercial mortgage securitization transaction to which the related controlling pari passu companion loan is to be contributed, which is expected to be an unidentified future securitization transaction. Accordingly, the provisions of the related pooling and servicing agreement for such future securitization transaction have not been determined, although such provisions will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans” and

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“The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Prospective investors should be aware that they will not have any control over, nor any assurance as to, whether the closing of any other applicable future securitization actually occurs, nor will they have any assurance as to the particular terms of the related pooling and servicing agreement, except to the extent of compliance with the requirements of the related co-lender agreement.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the holders of offered certificates. Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan backing the certificates. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, notwithstanding that, consistent with applicable laws, including Rule 192 described below, any such action might have an adverse effect on the offered certificates or the holders of offered certificates. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. Although Securities Act Rule 192 (Prohibition Against Conflicts of Interest in Certain Securitizations) prohibits underwriters, sponsors and certain other securitization participants from engaging in certain “conflicted transactions”, including certain short sale and credit derivatives, and equivalent transactions, the rule contains exceptions for certain market-making transactions, risk-mitigating hedging transactions and liquidity commitment transactions. As a result, it is possible that the Underwriter Entities, consistent with applicable laws, including Rule 192, nonetheless may, from time to time, take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the offered certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates. We cannot assure you that any actions that any such party takes in its capacity as a holder of a certificate (whether in connection with market-making activity or otherwise) will necessarily be aligned with the interests of the holders of other classes of any certificates.

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In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of any party to the pooling and servicing agreement, and unless it is a Consulting Party will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced whole loan is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

In addition, in order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is, or has become, a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and the applicable directing holder will be required to select a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. In the event there is no applicable directing holder, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

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Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced whole loan, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the offered certificates, especially if:

●	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or
●	as it relates to servicing and administration of any outside serviced whole loan under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced whole loan;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer (or any of their respective sub-servicers) services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer (or any of their respective sub-servicers) and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer (or any of their respective sub-servicers), as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, another directing holder, a controlling class certificateholder or other certificateholders, a companion loan holder, or a holder of a security backed (in whole or in part) by a companion loan (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of any holder or group of holders of offered certificates. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

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It is expected that 3650 Capital SCF LOE I(A), LLC (or an affiliate thereof) will be the initial controlling class representative and, as such, will be the initial directing holder with respect to the serviced mortgage loans and any related serviced companion loans (other than any serviced outside controlled whole loan). It is expected that 3650 Capital SCF LOE I(A), LLC will appoint its affiliate, 3650 REIT Loan Servicing LLC, to act as the initial special servicer with respect to the serviced mortgage loans and any related serviced companion loans (other than any excluded special servicer mortgage loan).

Additionally, pursuant to one or more limited subservicing agreements between 3650 REIT Loan Servicing LLC, an affiliate of 3650 Capital SCF LOE I(A), LLC, and Midland Loan Services, a Division of PNC Bank, National Association, 3650 REIT Loan Servicing LLC is expected to have limited (non-cashiering) subservicing duties with respect to three (3) of the serviced mortgage loans (15.8%) and one (1) outside serviced mortgage loan (1.2%).

Further, the master servicer, the special servicer, the certificate administrator, the trustee or any of their respective affiliates may be acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, generally, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer or an affiliate thereof is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand against itself or an affiliate thereof resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any offered certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of an operating advisor consultation trigger event (including, solely in the case of a trust subordinate companion whole loan, any operating advisor consultation trigger event specifically related to the securitization involving the issuance of the related loan-specific certificates), (iv) has no consultation rights in connection with a serviced outside controlled whole loan unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced whole loans, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of offered certificates or any holder of offered certificates. It is not intended that the operating advisor act as a surrogate for the holders of offered certificates. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

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Potential Conflicts of Interest of the Operating Advisor

BellOak, LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans and trust subordinate companion loans (if any); provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders (and holders of any related loan-specific certificates and related uncertificated interests) (as a collective whole) and will have no fiduciary duty to any party. In addition, the operating advisor is not permitted to (i) be affiliated with other parties to this securitization transaction (which, for the avoidance of doubt, does not include the asset representations reviewer) (or any securitization transaction constituted by the issuance of any loan-specific certificates) or (ii) directly or indirectly have any financial interest in this securitization transaction (or any securitization transaction constituted by the issuance of any loan-specific certificates) other than in fees from its role as the operating advisor or any fees to which it is entitled as asset representations reviewer. See “The Pooling and Servicing Agreement—Operating Advisor”. Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In the normal course of conducting its business, BellOak, LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to BellOak, LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which BellOak, LLC performs its duties under the pooling and servicing agreement.

In addition, BellOak, LLC and its affiliates may have duties with respect to existing and new commercial, multifamily and manufactured housing community mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgages properties may be in the same market as, or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of BellOak, LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for BellOak, LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard but, rather, by the Operating Advisor Standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

BellOak, LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, BellOak, LLC and its affiliates have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to BellOak, LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships

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in the future will not impact the manner in which BellOak, LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of holders of offered certificates, especially if the asset representations reviewer or any of its affiliates have financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In addition, BellOak, LLC and its affiliates may have duties with respect to existing and new commercial, multifamily and manufactured housing community mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same market as or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of BellOak, LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for BellOak, LLC.

Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder

It is expected that 3650 Capital SCF LOE I(A), LLC (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder. In addition, in the case of any servicing shift whole loan, for so long as it is serviced under the pooling and servicing agreement for this securitization, the holder of the related controlling pari passu companion loan will be the initial directing holder. See “Description of the Mortgage Pool—The Whole Loans”. The initial outside controlling class representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians”. If the issuing entity contains a trust subordinate companion loan, the initial loan-specific controlling class representative (and, accordingly, the initial directing holder) with respect to the related trust subordinate companion whole loan will be identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan”.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

In addition, a directing holder will have certain consent rights, and a consulting party will have certain consultation rights, with respect to the applicable serviced mortgage loan(s) and serviced companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus. See “The Pooling and Servicing Agreement—Directing Holder”.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights (which may include being a directing holder or consulting party) may affect the servicing of the related mortgage loan.

The controlling class representative will be controlled by the controlling class certificateholders and any loan-specific controlling class representative will be controlled by the related loan-specific controlling class certificateholders, and the holders of the controlling class and any loan-specific controlling class, respectively, will not have any duty or liability to any other certificateholder. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any holder of offered certificates. See “The Pooling and Servicing Agreement—Directing Holder”.

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Similarly, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced whole loan, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and the controlling class representative for this securitization transaction, at any time that it is a directing holder or consulting party, will have certain consultation rights with respect to such outside serviced whole loan. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Any directing holder, consulting party, or outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may have interests that are in conflict with those of any or all of the holders of offered certificates, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

The special servicer, at the direction of or upon consultation with, as applicable, a directing holder or a consulting party, may take or recommend actions with respect to the related serviced mortgage loan or serviced whole loan that could adversely affect the holders of some or all of the classes of the offered certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. No directing holder or consulting party will have any duty to the holders of any class of offered certificates and may have interests in conflict with those of the holders of offered certificates. As a result, it is possible that a directing holder may direct or a consulting party may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the offered certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents.

No certificateholder may take any action against any directing holder or consulting party for having acted solely in its own interests. See “Description of the Mortgage Pool—The Whole Loans”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Although a directing holder or controlling class certificateholder or loan-specific controlling class certificateholder (if any, and if no control appraisal period is in effect) that, in each case, is a borrower related party with respect to a mortgage loan or whole loan will generally not be entitled to have access to certain excluded information regarding such mortgage loan or whole loan and the related mortgaged property (including asset status reports, final asset status reports or any summaries related thereto (and any other excluded information identified in the pooling and servicing agreement)), and certificateholders of the same controlling class that are not borrower related parties will be required to certify that they will not share such excluded information with such borrower related parties, we cannot assure you that any such excluded entities will not access, obtain, review and/or use, or that any non-excluded entity will not share with such excluded entity such excluded information in a manner that adversely impacts your offered certificates. See “The Pooling and Servicing Agreement—Directing Holder”.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor(s) in the control eligible certificates (collectively, the “B-Piece Buyer”) were given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your offered certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors. In addition, although Securities Act Rule 192 (Prohibition Against Conflicts of Interest in Certain Securitizations) may be applicable to actions taken by an entity (and, in some cases, an affiliate of an entity) with a contractual right to direct or cause the direction of the structure,

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design or assembly of an asset-backed security, or the composition of the underlying asset pool, the rule contains exceptions, including for certain risk-mitigating hedging transactions. As a result, it is possible that the B-Piece Buyer may, from time to time, enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the control eligible certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the origination of such mortgage loan.

The B-Piece Buyer will have no liability to any holder of offered certificates for any actions taken by it as described in the preceding two paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

It is anticipated that 3650 Capital SCF LOE I(A), LLC (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder. The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon any B-Piece Buyer’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Whole Loan

With respect to each whole loan, the applicable directing holder or an outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such whole loan and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such whole loan (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of offered certificates. In addition, that party does not have any duties to the holders of any class of offered certificates, may act solely in its own interests, and will have no liability to any holder of offered certificates for having done so. No holder of offered certificates may take any action against the directing holder or the outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;
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●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and
●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

Any risks set forth below with respect to the offered certificates should be considered to be generally applicable to any loan-specific certificates.

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, any party to the pooling and servicing agreement, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans and any trust subordinate companion loans, and the primary security and source of payment for the mortgage loans and any trust subordinate companion loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your offered certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline

The offered certificates may have limited or no liquidity.

As described under “—General Risk Factors—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your offered certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your offered certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the offered certificates will develop. In addition, the ability of the underwriters to make a market in the offered certificates may be impacted by changes in regulatory requirements applicable to marketing and selling of, or issuing quotations with respect to, the offered certificates or asset backed securities generally. Additionally, one or more purchasers may purchase substantial

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portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your offered certificates. Lack of liquidity could result in a substantial decrease in the market value of your offered certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial, multifamily and manufactured housing community mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;
●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;
●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;
●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;
●	investors’ perceptions regarding the commercial, multifamily and manufactured housing community real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;
●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and
●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;
●	do not represent any assessment of the yield to maturity that a certificateholder may experience;
●	reflect only the views of the respective rating agencies as of the date such ratings were issued;
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●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;
●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;
●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and
●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to certain nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the class(es) of offered certificates that it did not rate.

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Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c) (3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

Recently, a number of rating agencies have downgraded certain regional banks and other financial institutions and have put others on watch for possible downgrade. Under the terms of the pooling and servicing agreement, the certificate administrator and trustee are required to maintain certain minimum credit ratings, which may be satisfied in certain cases (to the extent provided in the pooling and servicing agreement) by the master servicer maintaining specified minimum credit ratings or by entering into a supplemental agreement with a third party maintaining specified minimum credit ratings providing for certain backup advancing functions. Failure to maintain the ongoing rating requirements or requirements for a supplemental agreement by the master servicer, certificate administrator or trustee may require the existing certificate administrator and/or trustee, as applicable, to resign and be replaced with an entity meeting those requirements. See “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

If the certificate administrator and/or trustee were required to resign due to a credit rating downgrade or otherwise, we cannot assure you that an appropriate replacement could be identified or that a replacement would agree to the appointment or would be appointed within the time periods required in the pooling and servicing agreement. In addition, accounts established and maintained under the pooling and servicing agreement by the master servicer, the special servicer, the certificate administrator or any institution designated by those parties on behalf of the parties to the pooling and servicing agreement, including, in certain circumstances, borrower reserve accounts, are required to be held at institutions meeting certain eligibility criteria, including minimum long term and/or short term credit ratings depending on the time period funds will be held in those accounts. If an institution holding accounts established and maintained under the pooling and servicing agreement were downgraded below the applicable eligibility criteria and a rating agency confirmation was not delivered, those accounts may be required to be transferred to an institution satisfying the applicable eligibility criteria. Any downgrade or required replacement of the certificate administrator and/or trustee or required transfer of accounts may negatively impact the servicing and administration of the mortgage loans and may also adversely impact the performance, ratings, liquidity and/or value of your certificates.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

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We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, or any party to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—"Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the offered certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the offered certificates, you should monitor whether an unsolicited rating of the offered certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the offered certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other more senior classes. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the more senior classes.

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When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the offered certificates,
●	the order in which the principal balances of the respective classes of the offered certificates with balances will be reduced in connection with losses and default-related shortfalls, and
●	the characteristics and quality of the mortgage loans in the trust.

Pro Rata Allocation of Principal Between and Among a Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to a mortgage loan that is part of a whole loan with a subordinate companion loan, prior to the occurrence and continuance of a material mortgage loan event of default (or during any period of time that the event of default is being cured in accordance with the related co-lender agreement), any collections of scheduled principal payments and other unscheduled principal payments with respect to the related whole loan (other than, if applicable, any prepayment consisting of any insurance or condemnation proceeds) received from the related borrower may (if so provided in the related co-lender agreement) be allocated to such mortgage loan and any such subordinate companion loan(s) on a pro rata basis. Any such pro rata distributions of principal with respect to a subordinate companion loan and the resulting distributions of principal to the holder(s) of the related subordinate companion loan(s) would have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such companion loan. See the discussions regarding mortgage loans that are part of AB whole loans or pari passu-AB whole loans under “Description of the Mortgage Pool—The Whole Loans”.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the offered certificates;
●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and
●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your offered certificates may adversely affect your yield. In general, if you buy a Class X-A or Class X-B certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your offered certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your offered certificates is disproportionately large as compared to the amount of principal payable on your offered certificates, or if your offered certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your offered certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your offered certificates at a rate comparable to the effective yield anticipated by you in making your investment in the offered certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

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In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of your offered certificates will depend on the terms of those certificates, more particularly:

●	a class of principal balance certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and
●	a class of principal balance certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of offered certificates, or
●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or
●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.
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In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or
●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;
●	the level of prevailing interest rates;
●	the availability of mortgage credit;
●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;
●	the failure to meet certain requirements for the release of escrows;
●	the occurrence of casualties or natural disasters; and
●	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” above.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the offered certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment

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charges. As a result of such a repurchase or purchase, investors in the Class X-A or Class X-B certificates and any classes of offered certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A and Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the principal balance certificates exceed the aggregate certificate balance of the classes of principal balance certificates subordinated to a particular class thereof, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your offered certificates, those losses may affect the weighted average life and yield to maturity of your offered certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your offered certificates. In addition, if the master servicer, the special servicer or the back-up advancing agent is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balances of the principal balance certificates (in the order described in the next paragraph as if it was a loss realized on the mortgage loans). See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the back-up advancing agent is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the principal balance certificates on the related distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the principal balance certificates, first the Class J-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2 and Class A-3 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance(s) thereof. A reduction in the certificate balance of the Class A-1, Class A-2 or Class A-3 certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class A-S, Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or

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as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on non-specially serviced mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of offered certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of offered certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates

The Class X-A and Class X-B certificates will not be entitled to distributions of principal but instead will accrue interest on the notional amount of such class.

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The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2 and Class A-3 certificates. The yield to maturity on the Class X-B certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-S, Class B and Class C certificates. In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A and Class X-B certificates and may result in holders not fully recouping their initial investments. The yield to maturity of the Class X-A and Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described under “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”, you and other holders of offered certificates generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other holders of offered certificates would have made and may negatively affect your interests.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. In addition, the special servicer (but not any outside special servicer) may be replaced based on a certificateholder vote (a) after the occurrence and during the continuance of a control termination event, at the request of certain certificateholders entitled to at least a specified percentage of voting rights allocated thereto, or (b) at any time, based on the recommendation of the operating advisor (provided that the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement special servicer would be in the best interest of the certificateholders (as a collective whole)). Furthermore, the special servicer with respect to a trust subordinate companion whole loan may be terminated based on just a related loan-specific certificateholder vote (or, in certain cases, a combined certificateholder/related loan-specific certificateholder vote) on circumstances similar to those described in the prior sentence as they relate to the related loan-specific certificates and any related uncertificated interests. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

The outside special servicer for any outside serviced whole loan will likewise be subject to removal and replacement by the related outside controlling class representative, in connection with a securityholder vote and/or, with respect to any outside serviced whole loan as to which the related controlling note has not been securitized, by the related controlling note holder for such outside serviced whole loan, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class, and in either case a particular vote may exclude certain classes. Your interests as an owner of offered certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. Voting rights are generally allocated to a particular class based on the outstanding certificate balance (or outstanding notional amount, as applicable) thereof, which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases, however, the allocation of and/or right to exercise voting rights may take into account the allocation of appraisal reduction amounts. Furthermore, quorums have been established for certain votes that would ultimately permit certain actions to be taken based on the affirmative vote of the holders of certificates evidencing less (and perhaps materially less) than a majority of the

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voting rights. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You generally have no right to vote on any servicing matters related to any outside serviced whole loan. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, whole loan under the pooling and servicing agreement, the special servicer generally will be required to obtain the consent of the applicable directing holder. In addition, in connection with such actions or decisions regarding a mortgage loan or, if applicable, whole loan serviced under the pooling and servicing agreement, the special servicer generally will be required to consult with any applicable consulting party. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor”. Such actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, whole loan(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor” for a list of actions and decisions requiring consultation with the applicable consulting parties. As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder or consulting party: (i) may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates; (ii) may act solely in its own interests (or the interests of any particular class of certificateholders or such other person that appointed it); (iii) does not have any duties to the holders of any class of offered certificates (other than the holders of any particular class of certificateholders that appointed it); (iv) may take actions that favor its own interests (or the interests of any particular class of certificateholders or such other person that appointed it) over the interests of the holders of one or more classes or interests (or other classes or interests, as applicable) of certificates; and (v) will have no liability whatsoever (other than to any particular class of certificateholders or other person that appointed it) for having so acted as set forth in (i) – (iv) above, and that no holder of an offered certificate may take any action whatsoever against any directing holder or any consulting party or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder or any consulting party for having so acted.

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment

With respect to each outside serviced whole loan, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●	An outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of offered certificates.
●	With respect to any outside serviced whole loan, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may direct the
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outside special servicer to take actions with respect to the outside serviced whole loan that conflict with the interests of the holders of certain classes of the offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;
●	may act solely in its own interests (or the interests of the person(s) that appointed it), without regard to your interests;
●	does not have any duties to any other person, including the holders of any class of offered certificates;
●	may take actions that favor its interests (or the interests of the person(s) that appointed it) over the interests of the holders of one or more classes of offered certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to this securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced whole loan (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your offered certificates.

See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

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Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;
●	limits modifications of payment terms of the subject underlying mortgage loan; and/or
●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or whole loan that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it will not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Bank of Montreal, in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a material breach of any sponsor’s representations and warranties or any material document defects, if such sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will have the financial ability to effect or cause such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the outside servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer, if any, under that outside servicing agreement may review the diligence file relating to such pari passu

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companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

In addition, with respect to the Cannon Industrial Portfolio mortgage loan (9.998%), the Mountain Industrial Portfolio mortgage loan (7.3%), the Deptford Mall mortgage loan (6.9%), the Prospect Place Apartments mortgage loan (4.7%) and the Northwoods Mall mortgage loan (4.0%), each of which is comprised of promissory notes contributed to this securitization transaction by multiple sponsors, each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by any such mortgage loan seller and evidencing a portion of such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, with respect to any such mortgage loan, any related mortgage loan seller may not repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty or any document defect.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a control termination event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the back-up advancing agent will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement including, without limitation, special servicing fees, liquidation fees and workout fees. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of holders of offered certificates to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that

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such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your offered certificates may be delayed or reduced.

The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) from its repudiation powers for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the offered certificates would be reduced or delayed. Even if the challenge were not successful, payments on the offered certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments

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on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the offered certificates.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

BMO is funding its Mortgage Loans through its Chicago branch. BMO’s Chicago branch is a banking office of a foreign banking corporation licensed in the State of Illinois. If BMO were to become subject to a receivership, the proceeding involving assets of BMO’s Chicago branch would be governed by the Foreign Banking Office Act (205 ILCS 645/1) and likely administered by the Illinois Secretary of Financial and Professional Regulation (the “Secretary”) or a receiver appointed by the Secretary.

The Superintendent of Financial Institutions (the “Superintendent”) has broad powers under the Bank Act (Canada) to take control of BMO or its assets if it believes that BMO does not have sufficient assets to adequately protect BMO’s depositors and creditors or that such depositors and creditors may otherwise be materially prejudiced, or if BMO fails or is expected to fail to pay its liabilities as they become due and payable. Once control has been taken, the Superintendent has broad statutory authority to do all things necessary or expedient to protect the rights and interests of the depositors and creditors of BMO, including that it may apply for the winding-up of BMO under the Winding-up and Restructuring Act (Canada).

A restructuring of BMO’s assets and liabilities may also be attempted under the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”), where appropriate, after the Superintendent reports that (i) BMO is not viable (or about to be not viable) and the Bank Act (Canada) powers outlined above cannot assist, or (ii) the Superintendent can take control under the Bank Act (Canada) and grounds exist for a winding-up order. The CDIC Act restructuring orders are as follows: (A) the shares and subordinated debt of BMO may be vested in the Canada Deposit Insurance Corporation (the “CDIC”), (B) the CDIC may be appointed as a receiver in respect of BMO, or (C) a solvent federal bridge institution may be established to assume BMO’s liabilities. The CDIC Act has been amended to allow an additional restructuring order that permits the CDIC to convert or cause BMO to convert certain of its shares and liabilities into common shares of BMO or any of its affiliates. Final regulations to implement the bank recapitalization regime became effective on September 23, 2018.

There is considerable uncertainty about the scope of the powers afforded to the Superintendent under the Bank Act (Canada) and the CDIC under the CDIC Act and how these authorities may choose to exercise such powers. If an instrument or order were to be made under the provisions of the Bank Act (Canada) or CDIC Act in respect of BMO, such instrument or order may (amongst other things) affect the ability of BMO to satisfy its ongoing obligations under the related Mortgage Loan Purchase Agreement and/or result in the cancellation, modification or conversion of certain unsecured liabilities of BMO under the transaction documents or in other modifications to such documents without BMO’s or your consent. As a result, the making of an instrument or order in respect of BMO as described above may affect the ability of the Issuing Entity to meet its obligations in respect of the Certificates.

Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced whole loan were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) (and, under certain circumstances, any related subordinate companion loan(s)) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted whole loan (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced whole loan. Further, if, pursuant to the related co-lender agreement, the issuing entity as holder of the related mortgage loan or any trust subordinate companion loan is (and the related serviced pari passu companion loan holder is not) the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”) with respect to the subject serviced pari passu whole loan, the related serviced pari passu companion loan

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may not be as marketable as the related mortgage loan (or trust subordinate companion loan, if applicable) held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced whole loan, then the net proceeds realized by the issuing entity in connection with such sale may be less than would be the case if only the related mortgage loan (or, if applicable, a trust subordinate companion loan) were subject to such sale.

In the case of a serviced outside controlled whole loan, a related companion loan holder or its representative, if it is the directing holder, will generally have the right to consent to certain servicing actions with respect to such whole loan by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such whole loan). In addition, the controlling class representative if it is a consulting party as to such serviced outside controlled whole loan will have non-binding consultation rights with respect to certain servicing decisions involving such serviced outside controlled whole loan.

In connection with the servicing of a serviced pari passu whole loan, the related serviced pari passu companion loan holder, if it is a consulting party, or its representative will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu whole loan, and such recommended servicing actions could adversely affect the holders of some or all of the classes of offered certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of offered certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the offered certificates. Notwithstanding the foregoing, any such consultation with such serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB whole loan, pursuant to the terms of the pooling and servicing agreement and subject to any related co-lender agreement, if such serviced AB whole loan becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) any right of the subordinate companion loan holder(s) to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Whole Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced whole loan, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;
●	may act solely in its own interests, without regard to your interests;
●	does not have any duties to any other person, including the holders of any class of offered certificates;
●	may take actions that favor its interests over the interests of the holders of one or more classes of offered certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

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If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to maturity of your offered certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity (or a portion thereof), including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in one or more of those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage

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such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances. In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose of, or otherwise recover on, the related mortgage loan other than by immediately acquiring the mortgaged property. In addition, any (i) net income from the operation of the mortgaged properties (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to holders of the offered certificates. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the holders of offered certificates.

In addition, the REMIC Regulations may limit the ability of the issuing entity to exercise remedies or take other actions with respect to certain mortgage loans, including in a foreclosure. For example, for certain mortgage loans there may exist a pledge of equity or other collateral that may not qualify as interests in real property or personal property incident thereto, or there may be a need to partner with a third party which is not permitted in a REMIC trust, and, in any such case, the issuing entity may be required to sell the defaulted mortgage loan to a third party transferee who would be able to exercise such equity or other foreclosure rights. Depending on market conditions, such sale could cause a loss to the issuing entity, as compared to foreclosing and selling at a later time.

No Gross Up in Respect of the Offered Certificates Held by Non-U.S. Tax Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any offered certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to holders of offered certificates in respect of such taxes and such withholding tax would therefore result in a shortfall to affected holders of offered certificates. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA”.

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates

Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

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The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial, multifamily or manufactured housing community mortgage loan held in a REMIC by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of offered certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of offered certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the tax rules governing REMICs.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the sponsors, the related borrower, or the parties to the pooling and servicing agreement will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

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General Risk Factors

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the offered certificates may be significantly increased.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the offered certificates.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your offered certificates, and the value of your offered certificates, could be adversely affected.

Recently, the financial markets are experiencing significant volatility and uncertainty as a result of newly imposed U.S. tariffs, retaliatory tariffs and other changes in governmental policies. The risk of a prolonged inflation and recession has become a major concern among financial institutions. Consumer and producer prices in the United States are expected to experience steep increases as a result of the recently imposed tariffs. The general effects of inflation on the economy of the United States can be wide ranging, as evidenced by rising interest rates, wages and costs of goods and services. If a borrower’s operating income growth fails to keep pace with the rising costs of operating the related mortgaged property, then such borrower may have less funds available to make its mortgage payments. In addition, rising interest rates may hinder a borrower’s ability to refinance its mortgage loan, and provide a borrower with less incentive to cure delinquencies and avoid foreclosure. The foregoing may have a material adverse impact on the amounts available to make payments on affected mortgage loans and, consequently, the offered certificates.

In addition, the federal government has instituted a broad review of federal spending, including freezing the payment of previously authorized funds. The federal government or its agencies may be a tenant at one or more mortgaged properties, and we cannot assure you that they will remain in occupancy or pay scheduled rent. Additionally, certain tenants at the mortgaged properties may receive income from the federal government, including in the form of grants or as reimbursement for services such as medical care under Medicare, and such funds may no longer be available. Furthermore, a widespread reduction in federal spending could have an adverse effect on the economy as a whole.

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

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Global financial markets have from time to time experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. In more recent times, much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the monetary union and the common currency in their current form. Concerns regarding sovereign debt may emerge with respect to other countries at any time.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters, civil unrest and/or protests and man-made disasters, including without limitation, the invasion of Ukraine by Russia and the economic sanctions triggered thereby, the military conflict between the United States and Israel versus Iran, and political gridlock on United States federal budget matters including full or partial government shutdowns, may have an adverse effect on the mortgaged properties and/or your offered certificates;
●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your offered certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial, multifamily and manufactured housing community real estate markets and may be affected for reasons that are unknown and cannot be discerned; and
●	The market value of your offered certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the offered certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

In addition, on February 24, 2022, Russia launched a military invasion of Ukraine. The European Union, United States, United Kingdom, Canada, Japan and a number of other countries responded by announcing successively more restrictive sanctions against Russia, various Russian individuals, corporations, private banks, and the Russian central bank, which sanctions aim to limit such sanctioned persons’ and entities’ access to the global economy, Russian foreign reserves and personal assets held domestically and internationally. As economies and financial markets throughout the world become increasingly interdependent, events or conditions in one country or region are more likely to adversely impact markets or issuers in other countries or regions. The current Russia-Ukraine conflict is expected to have a particularly significant negative effect on the costs of energy and mineral resources and is expected to exacerbate inflationary pressures throughout the global economy. Furthermore, there may be a heightened risk of cyber-warfare, biological warfare or nuclear warfare launched by Russia against other countries in response to political opposition and imposed sanctions or perceptions of increased involvement by the North Atlantic Treaty Organization (NATO) in the conflict. The evolution of the conflict and actions taken by governments in response to such conflict, and the consequences, economic or otherwise, are unpredictable and may be far reaching and long lasting. As a result, we cannot predict the immediate or longer-term effects of the conflict on the global economy or on the performance of the mortgage loans or underlying mortgaged properties.

Furthermore, on February 28, 2026, Israel and the United States launched a coordinated joint attack on a number of sites in Iran, targeting key officials and facilities, which resulted in the death of the supreme leader of Iran and senior military and government officials. In response, Iran launched several drones and ballistic missiles at various sites in Israel, United States military bases in other Middle East countries and other sites. It is uncertain whether these events, and the consequences of the on-going military conflict between Israel, Iran and Hamas will lead to a broader conflict in the Middle East or the increased possibility of terrorist and other attacks against Israel, the United States and other countries. Such regional conflicts and wars (including those that are ongoing or may arise unexpectedly in any region), as well as resulting sanctions and other measures, have led, and may lead, to

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global supply disruptions, increased commodity prices (including oil and gas), and other inflationary pressures. Such conflicts may result in regional instability and geopolitical shifts, heightened regulatory scrutiny related to sanctions compliance, increased inflation, further increases or fluctuations in commodity and energy prices, decreases in global travel, disruptions to the global energy supply and other adverse effects on macroeconomic conditions.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of certain requirements imposed by European Union (“EU”) and United Kingdom (“UK”) legislation in respect of investments in securitisations (as defined in the applicable legislation), including as follows.
●	EU legislation comprising Regulation (EU) 2017/2402 and related regulatory technical standards and implementing technical standards (in each case, as amended and collectively, the “EU Securitization Rules”) imposes certain requirements (the “EU Due Diligence Requirements”) with respect to institutional investors (as defined in the EU Securitization Rules), being: (a) subject to certain exceptions, institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341, and certain investment managers and authorized entities appointed by such institutions; (b) credit institutions (as defined in Regulation (EU) No 575/2013, as amended (the “EU CRR”)); (c) alternative investment fund managers as defined in Directive 2011/61/EU which manage and/or market alternative investment funds (as defined in that Directive) in the European Economic Area (“EEA”); (d) investment firms (as defined in the EU CRR); (e) insurance undertakings and reinsurance undertakings as defined in Directive 2009/138/EC; and (f) management companies of UCITS funds (or internally managed UCITS) (and, in addition, the EU CRR makes provision as to the application of the EU Due Diligence Requirements to consolidated affiliates, wherever established or located, of entities that are subject to the EU CRR). Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”. Provision has been made for the EU Securitization Rules to apply also in the non-EU member states of the EEA.
●	Pursuant to the EU Due Diligence Requirements, an EU Institutional Investor is required (amongst other things), prior to holding a securitisation position, to verify certain matters in accordance with the EU Securitization Rules, including that (a) except in specified cases, certain credit-granting requirements are satisfied; (b) the originator, sponsor or original lender retains a material net economic interest in the securitisation of not less than 5%, in accordance with the EU Securitization Rules; and (c) the originator, sponsor or securitisation special purpose entity has, where applicable, made information available in accordance with the EU Securitization Rules.
●	The consequences of a failure to comply with the EU Due Diligence Requirements with respect to an investment in the offered certificates would depend on the characteristics of the relevant EU Institutional Investor. For example, an EU Institutional Investor that is subject to regulatory capital requirements may be subject to a penalty regulatory capital charge on the relevant offered certificates; and an EU Institutional Investor that is an alternative investment fund manager may be required to take corrective action in the best interest of investors in the relevant fund.
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●	UK legislation comprising the Securitisation Regulations 2024 and related rules made by the Financial Conduct Authority and the Prudential Regulation Authority (in each case, as amended, and collectively, the “UK Securitization Rules”) imposes certain requirements (the “UK Due Diligence Requirements”) with respect to “institutional investors” (as defined in the UK Securitization Rules), being: (a) insurance undertakings and reinsurance undertakings as defined in the Financial Services and Markets Act 2000 (as amended, “FSMA”); (b) the trustees and managers of occupational pension schemes as defined in the Pension Schemes Act 1993 that have their main administration in the UK, and fund managers of such schemes appointed under the Pensions Act 1995 that, in respect of activity undertaken pursuant to that appointment, are authorized for the purposes of the FSMA; (c) AIFMs as defined in the Alternative Investment Fund Managers Regulations 2013 (as amended, the “AIFM Regulations”) that have permission under the FSMA for managing AIFs (as defined in the AIFM Regulations) and market or manage AIFs in the UK and small registered UK AIFMs, as defined in the AIFM Regulations; (d) UCITS as defined in the FSMA, which are authorized open ended investment companies as defined in the FSMA, and management companies as defined in the FSMA; (e) CRR firms as defined in Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended) and as amended (the “UK CRR”); and (f) FCA investment firms as defined in the UK CRR (and, in addition, the UK CRR makes provision as to the application of the UK Due Diligence Requirements to consolidated affiliates, wherever established or located, of entities that are subject to the UK CRR). Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor”.
●	Pursuant to the UK Due Diligence Requirements, a UK Institutional Investor is required (amongst other things), prior to holding a securitisation position, to verify certain matters in accordance with the UK Securitization Rules to which it is subject, including that (a) except in specified cases, certain credit-granting requirements are satisfied; (b) the originator, sponsor or original lender retains a material net economic interest in the securitisation of not less than 5%, in accordance with the UK Securitization Rules; and (c) the originator, sponsor or securitisation special purpose entity has made information available (and committed to make further information available) in accordance with the UK Securitization Rules to which the UK Institutional Investor is subject.
●	The consequences of a failure to comply with the UK Due Diligence Requirements with respect to an investment in the offered certificates would depend on the characteristics of the relevant UK Institutional Investor. For example, a UK Institutional Investor that is subject to regulatory capital requirements may be subject to a penalty regulatory capital charge on the relevant offered certificates; and a UK Institutional Investor that is an AIFM may be required to take corrective action in the best interest of investors in the relevant AIF.
●	Prospective investors should be aware that none of the depositor, the sponsors, the originators, the mortgage loan sellers, the issuing entity, the underwriters or their respective affiliates or any other person intends to retain a material net economic interest in this securitization transaction, or to take any other action in respect of this securitization transaction, in a manner prescribed or contemplated by the EU Securitization Rules or the UK Securitization Rules. In particular, no such person will take any action that may be required by any prospective investor or certificateholder for the purposes of its compliance with any EU Due Diligence Requirements or any UK Due Diligence Requirements. In addition, the arrangements described under “Credit Risk Retention” have not been structured with the objective of enabling or facilitating compliance by any person with any requirement of the EU Securitization Rules or the UK Securitization Rules.
●	Consequently, the offered certificates may not be a suitable investment for any person that is now or may in the future be an EU Institutional Investor or a UK Institutional Investor. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates. Each investor should evaluate the impact such matters may have on it.
●	Certain reforms have been proposed to the EU Securitization Rules and the UK Securitization Rules. It is expected that, if such reforms are implemented, they will result in (amongst other things) changes to the EU Due Diligence Requirements and the UK Due Diligence Requirements, respectively. In each case, such changes may be substantive. However, it is not yet known whether, when, or in what terms
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the relevant reforms will be implemented (or what their implications may be for existing or future securitisations).

●	Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS”) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016, and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the offered certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.
●	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the offered certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.
●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.
●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”
●	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 914 F.Supp.2d 422 (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, NA, et.al, 907 F.Supp.2d 536 (S.D.N.Y. Dec. 7, 2012)
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and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D, 2013 WL 6835277 (W.D. Okla. Dec. 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). On April 24, 2015, however, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. On December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity and Benefit Fund regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgage-backed securities at issue are exempt under Section 304(a)(2) of the TIA. See Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 775 F.3d 154 (2d Cir. 2014). The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. In addition, on October 31, 2018, in the American Fidelity Assurance Co. case, the District Court for the Western District of Oklahoma granted summary judgment in favor of the defendant, relying on the rationale of the United States Court of Appeals for the Second Circuit to hold that the mortgage pass-through certificates in question are exempt from the TIA. The decision was affirmed on appeal in the United States Court of Appeals for the Tenth Circuit on July 7, 2020.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

Accordingly, all prospective investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

In addition, this securitization transaction is structured to comply with the credit risk retention rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining party or parties for this securitization transaction will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of a retaining party to be in compliance with the credit risk retention rules at any time will have on the holders of offered certificates or the market value or liquidity of the offered certificates. Furthermore, notwithstanding any references in this prospectus to the credit risk retention rules, Regulation RR, the retaining party or retaining parties or other risk retention related matters, in the event the credit risk retention rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, neither the retaining sponsor nor any other party will be required to comply with or act in accordance with the credit risk retention rules or Regulation RR (or such relevant portion thereof).

The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement

Any economic downturn or recession may adversely affect the master servicer’s, any subservicer’s or the special servicer’s ability to perform its duties under the pooling and servicing agreement or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the mortgage loans. Accordingly, this may adversely affect the performance of the mortgage loans or the performance of the offered certificates.

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Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your offered certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your offered certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;
●	you may have only limited access to information regarding your offered certificates;
●	you may suffer delays in the receipt of payments on your offered certificates; and
●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

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Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates will be BMO 2026-5C15 Mortgage Trust (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of a pool (the “Mortgage Pool”) of 25 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of the Cut-off Date after deducting payments of principal due on such respective dates, of approximately $626,149,447 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”). The “Cut-off Date” with respect to each Mortgage Loan is its respective due date in June 2026 (or, in the case of any Mortgage Loan that has its first due date subsequent to June 2026, the date that would have been its due date in June 2026 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple, leasehold and/or sub-leasehold interest in a commercial or multifamily property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties). In addition, the Issuing Entity may include one or more subordinate notes evidencing a subordinate portion of a Pari Passu-AB Whole Loan or an AB Whole Loan (such subordinate portion is referred to in this prospectus as a “Trust Subordinate Companion Loan” and a Whole Loan that includes a Trust Subordinate Companion Loan is referred to as a “Trust Subordinate Companion Whole Loan”). In such case, the Trust Subordinate Companion Loan will be an asset of the Issuing Entity and be serviced under the Pooling and Servicing Agreement, and will back, and be the sole source of payment on, the related Loan-Specific Certificates, but will not be included in the Mortgage Pool that will back the Certificates. If a Trust Subordinate Companion Loan exists with respect to this securitization, it will be identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan”.

In particular, with respect to the Mountain Industrial Portfolio Mortgage Loan (7.3%), the related Whole Loan is evidenced by (i) the non-Florida notes (in an aggregate original principal amount of approximately $1,515,441,133) executed by each of the borrowers other than the Florida borrowers, which are secured by all of the mortgages (other than the Florida mortgages) which encumber, collectively, the Mortgaged Properties located outside the state of Florida (such mortgages, the “Non-Florida Mortgages”) and (ii) the Florida notes (with an aggregate original principal amount of approximately $104,558,867) executed by the Florida borrowers, which are secured by mortgages, each of which encumbers the applicable Mortgaged Property located in the state of Florida (the “Florida Mortgages”). The Florida Mortgages secure only the Florida notes, and only the Florida borrowers have any obligation under the Florida notes or to repay any Florida note, and the Non-Florida Mortgages secure all of the notes other than the Florida notes; provided, that all of the non-Florida borrowers delivered to the lender a guaranty of the borrowers’ obligations to pay the outstanding principal balance of, and other amounts due and owing on, the Florida notes.

As regards the assets of the Issuing Entity, references to “Mortgage Loan” and “Mortgage Loans” are intended to mean only a Mortgage Loan or group of Mortgage Loans that are part of the Mortgage Pool and are exclusive of any Trust Subordinate Companion Loans.

For avoidance of doubt, the assets of the Issuing Entity will not include any Trust Subordinate Companion Loans and accordingly all references (whether plural or singular) to “Trust Subordinate Companion Loan”, “Trust Subordinate Companion Whole Loan”, “Loan-Specific Certificate” and any related concepts should be disregarded.

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or

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guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Fifteen (15) Mortgage Loans (78.7%) (each such Mortgage Loan, a “Split Mortgage Loan”), are each part of a split loan structure (a “Whole Loan”). A Whole Loan consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that, except in the case of any Trust Subordinate Companion Loan, will be held outside the Issuing Entity.

If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Whole Loan may be referred to in this prospectus as a “Pari Passu Whole Loan”. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Whole Loan may be referred to in this prospectus as an “AB Whole Loan”.

If a Whole Loan includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, then such Whole Loan may be referred to in this prospectus as a “Pari Passu-AB Whole Loan” and the discussions in this prospectus regarding both Pari Passu Whole Loans and AB Whole Loans will be applicable to such Whole Loan.

The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Whole Loan are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan (other than a Trust Subordinate Companion Loan, if any) is an asset of the Issuing Entity. See “—The Whole Loans” below for more information regarding the identity of, and certain other information regarding, the Whole Loans, as well as rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

Mortgage Loan Sellers; Sponsors

BMO Commercial Mortgage Securities LLC (the “Depositor”) will acquire the Mortgage Loans (and any Trust Subordinate Companion Loans) from each of Bank of Montreal (“BMO”), 3650 Capital SCF LOE I(A), LLC (“3650 Capital”), BSPRT CMBS Finance, LLC (“BSPRT”), Goldman Sachs Mortgage Company (“GSMC”), Ladder Capital Finance LLC (“LCF”), Societe Generale Financial Corporation (“SGFC”), UBS AG New York Branch (“UBS AG New York Branch”), Wells Fargo Bank, National Association (“Wells Fargo Bank”) and Zions Bancorporation, N.A. (“ZBNA” and, collectively with BMO, 3650 Capital, BSPRT, GSMC, LCF, SGFC, UBS AG New York Branch, Wells Fargo Bank and ZBNA, the “Sponsors” or, in their capacities as sellers of the Mortgage Loans, the “Mortgage Loan Sellers”) on or about June 25, 2026 (the “Closing Date”), pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

The Mortgage Loans were originated or acquired (or will be acquired, on or prior to the Closing Date) by the Mortgage Loan Sellers. The following table identifies the indicated Mortgage Loans or portions thereof to be sold to the Depositor by the respective Mortgage Loan Sellers. In the case of certain Mortgage Loans (the “Joint-Seller Mortgage Loans”), if so identified in the table below, two or more Mortgage Loan Sellers are selling separate portions of each such Mortgage Loan to the Depositor, with each such portion being evidenced by one or more related promissory notes held by the applicable such Mortgage Loan Seller.

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Mortgage Loan Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance(2)	Roll-up Aggregate Cut-off Date Balance	Roll-up Aggregate % of Initial Pool Balance(2)
Bank of Montreal	9	$134,917,000	21.5%	$226,848,224	36.2%
UBS AG New York Branch	2	87,600,000	14.0	93,600,000	14.9
3650 Capital SCF LOE I(A), LLC	2	18,750,000	3.0	62,631,224	10.0
Zions Bancorporation, N.A.	1	51,000,000	8.1	60,650,000	9.7
Wells Fargo Bank, National Association	2	50,000,000	8.0	56,000,000	8.9
BSPRT CMBS Finance, LLC	1	30,650,000	4.9	50,650,000	8.1
Goldman Sachs Mortgage Company	-	-	-	29,000,000	4.6
Societe Generale Financial Corporation	1	25,500,000	4.1	25,500,000	4.1
Ladder Capital Finance LLC	2	21,270,000	3.4	21,270,000	3.4
Bank of Montreal / 3650 Capital SCF LOE I(A), LLC	2(3)(4)	87,562,447	14.0	-	-
Bank of Montreal / UBS AG New York Branch / Wells Fargo Bank, National Association	1(5)	45,750,000	7.3	-	-
Goldman Sachs Mortgage Company / Bank of Montreal	1(6)	43,500,000	6.9	-	-
Zions Bancorporation, N.A. / BSPRT CMBS Finance, LLC	1(7)	29,650,000	4.7	-	-
Total	25	$626,149,447	100.0%	$626,149,447	100.0%

(1)	Certain of the mortgage loans were co-originated by two or more mortgage loan sellers, or were part of whole loans that were co-originated by the related mortgage loan seller (or one of its affiliates) and another entity or were originated by another entity and transferred to the mortgage loan seller. See “—Co-Originated and Third-Party Originated Mortgage Loans” below.
(2)	The sum of the numerical data in this column may not equal the indicated total due to rounding.
(3)	The Cannon Industrial Portfolio Mortgage Loan (9.998%) is comprised of separate notes that are being sold by 3650 Capital SCF LOE I(A), LLC and Bank of Montreal. The Cannon Industrial Portfolio Mortgage Loan is evidenced by two promissory notes: (i) note A-1, with a Cut-off Date Balance of $31,400,000, as to which 3650 Capital SCF LOE I(A), LLC is acting as Mortgage Loan Seller; and (ii) note A-2, with a Cut-off Date Balance of $31,200,000, as to which Bank of Montreal is acting as Mortgage Loan Seller.
(4)	The Northwoods Mall Mortgage Loan (4.0%) is comprised of separate notes that are being sold by 3650 Capital SCF LOE I(A), LLC and Bank of Montreal. The Northwoods Mall Mortgage Loan is evidenced by two promissory notes: (i) note A-1-1, with a Cut-off Date Balance of $12,481,224, as to which 3650 Capital SCF LOE I(A), LLC is acting as Mortgage Loan Seller; and (ii) note A-2-1, with a Cut-off Date Balance of $12,481,224, as to which Bank of Montreal is acting as Mortgage Loan Seller.
(5)	The Mountain Industrial Portfolio Mortgage Loan (7.3%) is comprised of separate notes that are being sold by Bank of Montreal, Wells Fargo Bank, National Association and UBS AG New York Branch. The Mountain Industrial Portfolio Mortgage Loan is evidenced by six promissory notes: (i) notes A-3-3 and A-4-3, with an aggregate Cut-off Date Balance of $33,750,000, as to which Bank of Montreal is acting as Mortgage Loan Seller; (ii) notes A-3-1-1-1-1 and A-4-1-1-1-1, with an aggregate Cut-off Date Balance of $6,000,000, as to which Wells Fargo Bank, National Association is acting as Mortgage Loan Seller; and (iii) notes A-3-6-2 and A-4-6-2, with an aggregate Cut-off Date Balance of $6,000,000, as to which UBS AG New York Branch is acting as Mortgage Loan Seller.
(6)	The Deptford Mall Mortgage Loan (6.9%) is comprised of separate notes that are being sold by Goldman Sachs Mortgage Company and Bank of Montreal. The Deptford Mall Mortgage Loan is evidenced by two promissory notes: (i) note A-1-1, with a Cut-off Date Balance of $29,000,000, as to which Goldman Sachs Mortgage Company is acting as Mortgage Loan Seller; and (ii) note A-2-1, with a Cut-off Date Balance of $14,500,000, as to which Bank of Montreal is acting as Mortgage Loan Seller.
(7)	The Prospect Place Apartments Mortgage Loan (4.7%) is comprised of separate notes that are being sold by Zions Bancorporation, N.A. and BSPRT CMBS Finance, LLC. The Prospect Place Apartments Mortgage Loan is evidenced by two promissory notes: (i) note A-2, with a Cut-off Date Balance of $20,000,000, as to which BSPRT CMBS Finance, LLC is acting as Mortgage Loan Seller; and (ii) note A-3, with a Cut-off Date Balance of $9,650,000, as to which Zions Bancorporation, N.A. is acting as Mortgage Loan Seller.

In this prospectus, whenever the defined term identifying a particular Mortgage Loan Seller (for example, “BMO” in the case of Bank of Montreal) is combined with the term “Mortgage Loan(s)” (for example, “BMO Mortgage Loan(s)” in the case of Bank of Montreal), such combined term is intended to refer to the Mortgage Loan(s) or portions of Mortgage Loan(s) that are being sold to the Depositor by the applicable Mortgage Loan Seller for inclusion in this securitization transaction.

Co-Originated and Third-Party Originated Mortgage Loans

The following Mortgage Loans were co-originated by the related Mortgage Loan Seller (or one of its affiliates), were co-originated by the related Mortgage Loan Sellers (or their respective affiliates) and another entity or were originated by another entity and acquired by the related Mortgage Loan Seller:

●	The Cannon Industrial Portfolio Mortgage Loan (9.998%) is part of a Whole Loan that was co-originated by 3650 Capital SCF LOE I(A), LLC and Bank of Montreal.
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●	The Mountain Industrial Portfolio Mortgage Loan (7.3%) is part of a Whole Loan that was co-originated by Wells Fargo Bank, National Association, Bank of America, N.A., Bank of Montreal, Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and UBS AG New York Branch.
●	The Deptford Mall Mortgage Loan (6.9%) is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA and Bank of Montreal.
●	The Prospect Place Apartments Mortgage Loan (4.7%) is part of a Whole Loan that was originated by Zions Bancorporation, N.A. A promissory note that evidences a part of such Mortgage Loan was subsequently acquired by BSPRT CMBS Finance, LLC from Zions Bancorporation, N.A.
●	The Sunset View Mortgage Loan (4.0%) is part of a Whole Loan that was originated by 3650 Capital SCF LOE I(A), LLC and subsequently sold to Bank of Montreal.
●	The Northwoods Mall Mortgage Loan (4.0%) is part of a Whole Loan that was co-originated by 3650 Capital SCF LOE I(A), LLC and Bank of Montreal.
●	The Seneca One Mortgage Loan (3.2%) is part of a Whole Loan that was co-originated by Bank of Montreal and DF VIII REIT Holdings, LLC.
●	The Landing Mortgage Loan (2.4%) is part of a Whole Loan that was originated by 3650 Capital SCF LOE I(A), LLC and subsequently sold to Bank of Montreal.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Whole Loan, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

Although a Trust Subordinate Companion Loan may be an asset of the Issuing Entity, unless otherwise indicated, for the purpose of numerical and statistical information contained in this prospectus, such Trust Subordinate Companion Loan is not reflected in this prospectus and the term “Mortgage Loan” and “Mortgage Pool” in that context does not include any Trust Subordinate Companion Loans unless otherwise indicated. Each Trust Subordinate Companion Loan will support only the related Loan-Specific Certificates. Information in the tables in this prospectus excludes any Trust Subordinate Companion Loan unless otherwise stated.

From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, Cannon Industrial Portfolio); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, the Cannon Industrial Portfolio Mortgage Loan or the Cannon Industrial Portfolio Whole Loan); when that occurs, we

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are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, a Cannon Industrial Portfolio Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. With respect to any Split Mortgage Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, Cannon Industrial Portfolio) is combined with any Whole Loan-related defined term (for example, the Cannon Industrial Portfolio Companion Loan Holder), reference is being made to such combined term as it relates to that particular Split Mortgage Loan or the related Whole Loan as if it were so defined in this prospectus.

Unless otherwise specified or otherwise indicated by the context, any parenthetical with a percentage next to the name of a Mortgaged Property (or the name of a portfolio of Mortgaged Properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgaged Properties by name or as a group), and any parenthetical with a percentage next to the name of a Mortgage Loan or a group of Mortgage Loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgage Loans by name or as a group).

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

Certain appraisals may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect the complete effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties. See “Risk Factors—Special Risks—Pandemics and any Related Governmental Response May Adversely Affect the Global Economy and May Adversely Affect the Performance of the Mortgage Loans and the Certificates”.

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of June 2026 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to June 2026, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of June 2026); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period.

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“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and (except in the case of one (1) Mortgaged Property (2.1%)) in accordance with MAI standards, as set forth under “Appraised Value” on Annex A to this prospectus. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value (which may contain certain assumptions, including extraordinary assumptions), unless otherwise specified below, and is in each case as determined by an appraisal made not more than five (5) months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus. For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth below, reflects the “as-is” appraised value for the entire portfolio of Mortgaged Properties (which represents more than the sum of the “as-is” appraised value of the individual Mortgaged Properties) or reflects an “as-is” appraised value that has been determined inclusive of an upward adjustment or of certain “extraordinary” assumptions:

●	With respect to the Mountain Industrial Portfolio Mortgage Loan (7.3%), the Appraised Value of $2,350,000,000 as of February 11, 2026 reflects a portfolio premium of approximately 9.2% over the aggregate “as-is” Appraised Values of the individual Mortgaged Properties. The aggregate of the “as-is” Appraised Values of the Mortgaged Properties as of February 3, 2026 through February 11, 2026 is $2,152,070,000.

“ARD” means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group” means each group (which includes 2 or more Mortgage Loans) of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Whole Loan), if any. Each Crossed Group, if any, is identified on Annex A to this prospectus.

In the case of a Crossed Group, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated on an aggregate basis, as described in this prospectus. On an individual basis, without regard to cross collateralization, any Mortgage Loan that is part of a Crossed Group may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus with respect to the entire such Crossed Group.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated;
●	with respect to any Crossed Group, such term means the ratio, expressed as a percentage, of the aggregate Cut-off Date Balance of the applicable Crossed Group, divided by the aggregate Appraised Value of the related Mortgaged Properties;
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated based on the related
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Cut-off Date Balance less a related earnout or holdback reserve, divided by the related Appraised Value set forth on Annex A to this prospectus:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Cut-off Date LTV Ratio	Earnout or Holdback Amount	Cut-off Date LTV Ratio
South Jersey Multifamily Portfolio	4.1%	67.5%	$1,200,000	64.3%

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
Mountain Industrial Portfolio	7.3%	49.8%	$2,350,000,000	54.3%	$2,152,070,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s);
●	with respect to any Crossed Group, such term means the aggregate Underwritten Net Cash Flow produced by the related Mortgaged Properties, divided by the aggregate Cut-off Date Balance of the applicable Crossed Group; and
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Cash Flow was calculated based on the related Underwritten Net Cash Flow divided by the related Cut-off Date Balance less a related earnout or holdback reserve:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Debt Yield on Underwritten NCF	Earnout or Holdback Amount	Debt Yield on Underwritten NCF
South Jersey Multifamily Portfolio	4.1%	8.8%	$1,200,000	9.2%

“Debt Yield on Underwritten Net Operating Income” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
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●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s);
●	with respect to any Crossed Group, such term means the aggregate Underwritten Net Operating Income produced by the related Mortgaged Properties, divided by the aggregate Cut-off Date Balance of the applicable Crossed Group; and
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Operating Income was calculated based on the related Underwritten Net Operating Income divided by the related Cut-off Date Balance less a related earnout or holdback reserve:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Debt Yield on Underwritten NOI	Earnout or Holdback Amount	Debt Yield on Underwritten NOI
South Jersey Multifamily Portfolio	4.1%	9.1%	$1,200,000	9.5%

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR”, “Underwritten NCF DSCR” or “UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan(s), unless expressly stated otherwise;
●	with respect to any Crossed Group, such term means the ratio of the aggregate Underwritten Net Cash Flow produced by the related Mortgaged Properties, to the aggregate Annual Debt Service of the applicable Crossed Group; and
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Underwritten NCF DSCR was calculated based on the related Annual Debt Service assuming that the related Cut-off Date Balance is net of a related earnout or holdback reserve:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Underwritten NCF DSCR	Earnout or Holdback Amount	Underwritten NCF DSCR
South Jersey Multifamily Portfolio	4.1%	1.35x	$1,200,000	1.41x

“Hard Lockbox” means an account into which either (i) the related borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender, or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are required to be deposited into a lockbox account controlled by the lender either directly (in the case of credit card receivables for certain properties) or by an unaffiliated property manager; provided, that in the case of certain flagged hospitality properties, such unaffiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

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“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date; provided that with respect to any Crossed Group, such term means the aggregate Cut-off Date Balance of the applicable Crossed Group per unit of measure with respect to all the Mortgaged Properties securing the Mortgage Loans comprising such Crossed Group.

“Maturity Date/ARD LTV Ratio”, “Maturity Date/ARD Loan-to-Value Ratio” or “LTV Ratio at Maturity/ARD” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated;
●	with respect to any Crossed Group, such term means the ratio, expressed as a percentage, of the aggregate Balloon Balance of the applicable Crossed Group divided by the aggregate Appraised Value of the related Mortgaged Properties; and
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated based on the related Balloon Balance less a related earnout or holdback reserve, divided by the related Appraised Value set forth on Annex A to this prospectus:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Maturity Date/ARD LTV Ratio	Earnout or Holdback Amount	Maturity Date/ARD LTV Ratio
South Jersey Multifamily Portfolio	4.1%	67.5%	$1,200,000	64.3%

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus; which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (Appraised Value)	Appraised Value	Maturity Date/ARD LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
Mountain Industrial Portfolio	7.3%	49.8%	$2,350,000,000	54.3%	$2,152,070,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.
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We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental, manufactured housing community and mixed use (to the extent the related Mortgaged Property includes multifamily or manufactured housing community space) properties, the percentage of rental Units or Pads or Spaces, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, self-storage, industrial and mixed use (to the extent the related Mortgaged Property includes office, retail, self-storage or industrial space) properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means an account into which either (i) the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account (rather than tenants directly depositing such amounts), or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are deposited into a lockbox account by

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the borrower or an affiliated property manager (rather than credit card companies directly depositing credit card receivables); provided, that in the case of certain flagged hospitality properties, such affiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“Soft Springing Hard Lockbox” means an account initially established as a Soft Lockbox; provided, that upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents, the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvements and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NCF for other Mortgage Loans may also include “straight line” rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flow set forth in this prospectus intended to represent such future cash flows.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

With respect to any Mortgage Loan as to which the related Mortgaged Property is subject to a master lease, the Underwritten Net Cash Flow may have been underwritten based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other receipts payable by the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or

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acquisition date of the Mortgage Loan (or Whole Loan, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NOI is based on the “straight line” rent of those tenants over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NOI for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

With respect to any Mortgage Loan as to which the related Mortgaged Property is subject to a master lease, the Underwritten NOI may have been underwritten based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other receipts payable by the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental, self-storage and manufactured housing community properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases, the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out or one or more months or periods of rent abatements during the lease term. In certain cases where the related Mortgaged Property is subject to a master lease, the underwritten operating revenues may be based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other receipts payable by the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

See “—Tenant Issues” below.

“Units”, “Rooms”, “Beds”, “Pads” or “Spaces” means, respectively, (a) in the case of a Mortgaged Property operated as a multifamily rental property, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property that is a hospitality property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a student housing or other co-living property, the number of beds (if individual units are identified as “beds”), (d) in the case of a Mortgaged Property that is a manufactured

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housing community property, the number of pads or spaces, or (e) in the case of a Mortgaged Property operated as a self-storage property, the number of self-storage units.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

With respect to the Mountain Industrial Portfolio Mortgage Loan (7.3%), for purposes of calculating interest and other amounts payable on the Mountain Industrial Portfolio Whole Loan, each promissory note comprising the Whole Loan was divided into multiple components with varying component interest rates. See “—The Whole Loans—The Mountain Industrial Portfolio Pari Passu-AB Whole Loan” for information regarding the component interest rates.

Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date, unless otherwise indicated)

All Mortgage Loans
Initial Pool Balance(1)	$626,149,447
Number of Mortgage Loans	25
Number of Mortgaged Properties	124
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$7,090,000 to $62,600,000
Average Cut-off Date Balance	$25,045,978
Range of Mortgage Rates	5.09677%to 9.12000%
Weighted Average Mortgage Rate	6.70511%
Range of original terms to Maturity Date/ARD(2)	60 months to 60 months
Weighted average original term to Maturity Date/ARD(2)	60 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	54 months to 60 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	59 months
Range of original amortization terms(3)	300 months to 300 months
Weighted average original amortization term(3)	300 months
Range of remaining amortization terms(3)	298 months to 298 months
Weighted average remaining amortization term(3)	298 months
Range of Cut-off Date LTV Ratios(4)(5)	36.8% to 72.9%
Weighted average Cut-off Date LTV Ratio(4)(5)	58.7%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)	36.8% to 72.9%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)	58.6%
Range of UW NCF DSCR(4)(6)	1.20x to 2.88x
Weighted average UW NCF DSCR(4)(6)	1.80x
Range of Debt Yield on Underwritten NOI(4)(7)	8.3% to 25.2%
Weighted average Debt Yield on Underwritten NOI(4)(7)	13.0%
Percentage of Initial Pool Balance consisting of:
Interest Only	96.0%
Amortizing Balloon	4.0%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	33.0%
Mortgage Loans with mezzanine debt only	6.1%
Mortgage Loans with subordinate debt only	7.3%
Mortgage Loans with subordinate debt and subordinate debt	7.2%

(1)	Subject to a permitted variance of plus or minus 5%.
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(2)	Unless otherwise indicated, Mortgage Loans with Anticipated Repayment Dates are presented as if they were to mature on the related Anticipated Repayment Date.
(3)	Does not include any Mortgage Loan that pays interest-only until its maturity date or Anticipated Repayment Date.
(4)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each Mortgage Loan are presented in this prospectus (i) if such Mortgage Loan is part of a Whole Loan, based on both that Mortgage Loan and any related Pari Passu Companion Loan(s) but, unless otherwise specifically indicated, without regard to any related Subordinate Companion Loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future. With respect to Mortgage Loans that are part of a Crossed Group, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI of those Mortgage Loans are presented in the aggregate based on all the loans in the Crossed Group unless otherwise indicated.
(5)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each Mortgage Loan or Crossed Group (as the case may be) are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related Mortgaged Property or Mortgaged Properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a Mortgaged Property in certain cases where the completion of certain hypothetical conditions or other events at the Mortgaged Property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the Cut-off Date Balance or Balloon Balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of Mortgaged Properties may include a premium relating to the valuation of the portfolio of Mortgaged Properties as a whole rather than as the sum of individually valued Mortgaged Properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain Mortgaged Properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the Mortgage Pool using only unadjusted “as-is” appraised values and the Cut-off Date Balance or Balloon Balance (as applicable) of each Mortgage Loan or Crossed Group (as the case may be), and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “—Certain Calculations and Definitions”, are 59.2% and 59.0%, respectively.
(6)	The UW NCF DSCR for each Mortgage Loan or Crossed Group (as the case may be) is generally calculated by dividing the underwritten net cash flow for the related Mortgaged Property or Mortgaged Properties by the annual debt service for such Mortgage Loan or Crossed Group (as the case may be), as adjusted in the case of Mortgage Loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any Mortgage Loan or Crossed Group (as the case may be) structured with an earnout or economic holdback reserve, the UW NCF DSCR for such Mortgage Loan or Crossed Group (as the case may be) may be calculated based on the annual debt service that would be in effect for such Mortgage Loan or Crossed Group (as the case may be) assuming that the related Cut-off Date Balance(s) are net of the related earnout or economic holdback reserve. See the definition of “UW NCF DSCR” under “—Certain Calculations and Definitions”.
(7)	The Debt Yield on Underwritten NOI for each Mortgage Loan or Crossed Group (as the case may be) is generally calculated as the underwritten net operating income for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance(s) of such Mortgage Loan or Crossed Group (as the case may be), and the Debt Yield on Underwritten NCF for each Mortgage Loan or Crossed Group (as the case may be) is generally calculated as the underwritten net cash flow for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance of such Mortgage Loan or Crossed Group (as the case may be); provided, that with respect to any Mortgage Loan or Crossed Group (as the case may be) with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such Mortgage Loan or Crossed Group (as the case may be) may be calculated based on the related Cut-off Date Balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “—Certain Calculations and Definitions”.

In the table above, the full precision of the mortgage interest rate for the Mountain Industrial Portfolio Mortgage Loan (set forth in the row titled “Range of Mortgage Rates” as 5.09667%) is 5.096767533%.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (100.0%) are expected to have substantial remaining principal balances as of their respective maturity dates or Anticipated Repayment Dates, as applicable. This includes 24 Mortgage Loans (96.0%) that pay interest-only for their entire terms through their respective maturity dates or Anticipated Repayment Dates, as applicable, and one (1) Mortgage Loan (4.0%) that pays principal and interest for its entire terms.

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Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Multifamily	12	$218,490,000	34.9%
High Rise	4	101,990,000	16.3
Garden	5	65,500,000	10.5
Mid Rise	2	37,900,000	6.1
Student Housing	1	13,100,000	2.1
Industrial	101	$198,350,000	31.7%
Warehouse	8	100,347,482	16.0
Warehouse/Distribution	85	48,155,357	7.7
Flex	1	36,925,183	5.9
Manufacturing	1	11,000,000	1.8
Manufacturing/Distribution	5	1,694,511	0.3
Storage/Warehouse	1	227,467	0.04
Retail	6	$123,409,447	19.7%
Super Regional Mall	3	93,462,447	14.9
Single Tenant	2	25,847,000	4.1
Unanchored	1	4,100,000	0.7
Office	3	$61,500,000	9.8%
CBD	1	35,000,000	5.6
Suburban	1	15,000,000	2.4
Medical	1	11,500,000	1.8
Mixed Use	2	$24,400,000	3.9%
Multifamily/Office/Retail	1	20,000,000	3.2
Multifamily/Retail	1	4,400,000	0.7
Total	124	$626,149,447	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.

Multifamily Rental Properties

Twelve (12) multifamily rental properties (34.9%) secure, in whole or in part, 10 (34.9%) of the Mortgage Loans. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

With respect to the Shore Front Parkway Apartments Mortgage Loan (8.1%), the related Mortgaged Property consists of three buildings with 773 residential units, with all of such units being rent stabilized units. Two tenants at such Mortgaged Property utilize a Section 8 voucher. If such tenants fail to receive the Section 8 subsidy or other government assistance program rental subsidy, it could result in delinquent rent payments and/or reduced occupancy rates at such Mortgaged Property.

With respect to the Prospect Place Apartments Mortgage Loan (4.7%), the related Mortgaged Property consists of five buildings with 465 residential units, with 463 of such units being rent stabilized units. Two tenants at such Mortgaged Property utilize a Section 8 voucher. If such tenants fail to receive the Section 8 subsidy or other government assistance program rental subsidy, it could result in delinquent rent payments and/or reduced occupancy rates at such Mortgaged Property. Furthermore, two tenants at such Mortgaged Property utilize a housing voucher provided under the CityFHEPS program, a rental assistance program administered by the New York City Department of Social Services to help tenants find and keep housing.

Additionally, the related borrowers entered into a regulatory agreement with the City of New York, acting by and through New York City Department of Housing Preservation and Development (“HPD”) in June 2017, with a 30-year term. The regulatory agreement states that all apartments units are rent stabilized after the initial leasing and specifies occupancy restrictions, which identify the apartment-size distributions and respective rent limits based on a percentage of the area median income. Such Mortgaged Property benefits from the Article XI of the Private Housing Law of the State of New York (“Article XI”) tax incentive. The Article XI tax incentive was secured in 2017 and has approximately 21 years remaining and is currently scheduled to expire in 2047 (the “Prospect Place Apartments Restriction Period”). See “Real Estate and Other Tax Considerations”.

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With respect to the South Jersey Multifamily Portfolio Mortgage Loan (4.1%), approximately 101 out of 258 units in the related portfolio of Mortgaged Properties are leased to tenants on a month-to-month basis.

With respect to the South Jersey Multifamily Portfolio Mortgage Loan (4.1%), each of the related Mortgaged Properties are subject to Atlantic City rent control regulations and any increases in rent for the related units are subject to such regulations.

With respect to the 1584 Fulton Street Mortgage Loan (2.3%), the related Mortgaged Property consists of 35 multifamily units, with 11 of such units being rent stabilized units. Eight tenants at the Mortgaged Property utilize a housing voucher provided under the CityFHEPS program, a rental assistance program administered by the New York City Department of Social Services to help tenants find and keep housing. The Mortgaged Property also benefits from a 421-a tax exemption. See also “—Real Estate and Other Tax Considerations” below.

With respect to the Prime at Wright Mortgage Loan (2.1%), the related Mortgaged Property is a student housing facility marketed to students at Wright State University, which is located approximately one mile away from the related Mortgaged Property.

With respect to The Rockwell Mortgage Loan (1.2%), as a condition to the PILOT arrangement described under "—Real Estate and Other Tax Considerations,” the Mortgaged Property is subject to certain affordable housing restrictions, including, among other things, that at least 11 of the 114 related multifamily units must (i) be leased to individuals and families whose household income does not exceed 80% of the applicable Westchester County adjusted median income (the “Westchester AMI”) and (ii) have a combined annual rent and utility cost per unit of no more than 30% of the Westchester AMI. In addition, in order to satisfy the requirements of a proposed extension of the existing PILOT arrangement, the borrower intends to add two additional multifamily units subject to the foregoing affordable housing restrictions (in which case 13 of 116 multifamily units would become designated as affordable) as more particularly described under “—Real Estate and Other Tax Considerations.”

With respect to the McKinley Tower Apartments Mortgage Loan (1.1%), approximately half of the units at the Mortgaged Property are leased to tenants on a month-to-month basis.

Industrial Properties

One hundred one (101) industrial properties (31.7%) secure, in whole or in part, five (5) (31.7%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of industrial properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Industrial Properties”.

Certain industrial Mortgaged Properties may also derive a portion of the Underwritten Revenues from revenue from (a) rent derived from the leasing of office space at the Mortgaged Property and (b) rent derived from cell tower leases.

With respect to the FreshDirect HQ Mortgage Loan (9.998%), the Mortgaged Property is part of an approximately 103.73-acre industrial park known as the Harlem River Yards that is owned by The People of the State of New York acting by and through The New York State Department of Transportation. In August 1991, Harlem River Yard Ventures, Inc. was selected by New York State for development and operation of the approximately 103.73 acres through a 99-year ground lease with New York State commencing on October 1, 1993 and expiring on September 30, 2092. Harlem River Yard Ventures, Inc., in turn, subleased the entire Harlem River Yards property to its affiliate, HRY Holdings LLC pursuant to a 49-year master lease expiring February 14, 2061. Since that time, the Harlem River Yards property was subdivided into four parcels and separately ground subleased by HRY Holdings LLC to various tenants, including the borrower, Fresh Property Bronx, LLC. See “—Leasehold Interests” below.

Retail Properties

Six (6) retail properties (19.7%) secure, in whole or in part, six (6) (20.4%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—Risks

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Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

Certain of the retail properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios, movie theaters, data centers and/or parking garages as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. Re-tenanting certain specialty properties that previously had specialty use tenants, such as gas stations and dry cleaners, may also involve substantial costs related to environmental remediation. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties. Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

Office Properties

Three (3) office properties (9.8%) secure, in whole or in part, three (3) (9.8%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties

Two (2) mixed use properties (3.9%) secure, in whole or in part, two (2) (4.6%) of the Mortgage Loans.

Each of the mixed use properties has one or more office, retail and/or multifamily components. To the extent a mixed use property has the above-referenced components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—Retail Properties” and “—Multifamily Rental Properties”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, data centers, research and development facilities, educational facilities, music venues, theaters, parking garages, bank branches, ballroom event spaces, arcades, fitness centers, churches or non-profits, spas and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased

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spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of its five (5) largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant. For example, with respect to the five (5) largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants of the Mortgaged Property are specialty uses:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant(1)	1	4.0%
Theater(2)	1	4.0%
Grocery(3)	1	1.3%
Entertainment Venue(4)	1	4.0%
Gym, fitness center, spa, salon, pool or health club(5)	1	4.0%
Bank branch(6)	1	3.2%

(1)	Includes the following Mortgaged Properties: Northwoods Mall.
(2)	Includes the following Mortgaged Properties: Crossgates Mall.
(3)	Includes the following Mortgaged Properties: Hy-Vee Springfield.
(4)	Includes the following Mortgaged Properties: Crossgates Mall.
(5)	Includes the following Mortgaged Properties: Northwoods Mall.
(6)	Includes the following Mortgaged Properties: Seneca One.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to certain other Mortgaged Properties that are or have previously been operated as specialty use properties (other than those taken into account in the chart above), such as gas stations, onsite dry cleaning facilities, automobile service centers or repair shops, there may be identified environmental conditions requiring corrective action. Re-tenanting such properties may involve substantial costs related to such environmental remediation. See “Description of the Mortgage Pool—Environmental Considerations”. Set forth below are those Mortgage Loans of which we are aware that are operated by related tenants as a specialty use similar to those identified above in this paragraph:

●	With respect to the Hy-Vee Springfield Mortgage Loan (1.3%), the related Mortgaged Property has a gas station on site.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Mortgage Loan	$62,600,000	9.998%
Five (5) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$265,450,000	42.4%
Ten (10) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$411,250,000	65.7%

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	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Related-Borrower Concentration(1)	$80,650,000	12.9%
Next Largest Related-Borrower Concentration(1)	$40,000,000	6.4%

(1)	Excludes single-borrower Mortgage Loans and Crossed Groups that are not otherwise related to a borrower under any other Mortgage Loan.

Other than with respect to the largest 10 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 4.0% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Cannon Industrial Portfolio	$62,600,000	9.998%
Mountain Industrial Portfolio	45,750,000	7.3
South Jersey Multifamily Portfolio	25,500,000	4.1
Fresh Edge Portfolio	16,400,000	2.6
Ostad Portfolio	8,500,000	1.4
Grand Total	$158,750,000	25.4%

Two (2) groups of Mortgage Loans (12.9%), set forth in the table entitled “Related Borrower Loans” below, have borrower sponsors that are related to each other or share the same borrower sponsor. No such group of Mortgage Loans represents more than approximately 12.9% of the Initial Pool Balance. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A to this prospectus.

Related Borrower Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1
Shore Front Parkway Apartments	$51,000,000	8.1%
Prospect Place Apartments	29,650,000	4.7
Total for Group 1:	$80,650,000	12.9%

Group 2
Sunset View	$25,000,000	4.0%
The Landing	15,000,000	2.4
Total for Group 2:	$40,000,000	6.4%

Mortgage Loans with related borrowers are identified under “Related Group” on Annex A to this prospectus. Mortgage Loans (if any) that are cross-collateralized and cross-defaulted with each other are identified under “Crossed Group” on Annex A to this prospectus.

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Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

Property Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance(1)
New York	13	$250,105,363	39.9%
New Jersey	5	70,913,274	11.3
California	4	66,500,000	10.6
Texas	9	38,687,517	6.2
Nevada	1	36,925,183	5.9
Total	32	$463,131,337	74.0%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in California, Georgia, Texas, North Carolina and Florida, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.
●	Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, Florida, Texas, Louisiana, North Carolina, South Carolina and New York, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic states and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.
●	With respect to the Shore Front Parkway Apartments Mortgage Loan (8.1%), the related Mortgaged Property experienced approximately two inches of water intrusion in the lobby in 2012 during Hurricane Sandy.
●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States, are prone to tornados.
●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Eight (8) Mortgaged Properties (17.8%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 16%.

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Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

Ten (10) Mortgaged Properties (22.6%), each have a limited operating history, as described in one or more of the bullets below.

●	Two (2) of the Mortgaged Properties (2.6%), namely, the Fresh Edge Portfolio Mortgaged Properties, were acquired 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.
●	Ten (10) of the Mortgaged Properties (22.6%), namely, the Cannon Industrial Portfolio Mortgaged Properties, the FreshDirect HQ Mortgaged Property and the Fresh Edge Portfolio Mortgaged Properties, are subject to a triple-net lease with the related tenants and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Certain other Mortgaged Properties have less than 3 years of historical financial information presented on Annex A.

Tenancies-in-Common or Diversified Ownership

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of each of the Cannon Industrial Portfolio Mortgage Loan (9.998%) and the Deptford Mall Mortgage Loan (6.9%), the related borrowers are tenants-in-common. However, with respect to each such Mortgage Loan, the related tenants-in-common have waived their respective right to partition.

With respect to the Deptford Mall Mortgage Loan (6.9%), there are two minor unimproved portions of the Mortgaged Property which are owned by two of the borrowers (Macerich Deptford LLC and Macerich Deptford II LLC), together with Macerich Deptford Adjacent LLC, an affiliate, and Macy’s as tenants-in-common (“TICs”). Pursuant to the related agreement that created and governs the tenancy-in-common structure, the TICs have waived their right of partition until 2035 (as to one portion) and perpetually (as to the other portion).

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests and Other Shared Interests

Two (2) Mortgage Loans (5.2%), namely, the South Jersey Multifamily Portfolio Mortgage Loan (4.1%) and the McKinley Tower Apartments Mortgage Loan (1.1%), are each secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium.

With respect to each such Mortgage Loan secured by a condominium interest, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit(s). See “Risk Factors—Risks Relating to the Mortgage Loans—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided, that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or

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operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

One (1) Mortgaged Property, namely the FreshDirect HQ Mortgaged Property (9.998%), is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s sub-leasehold interest in the related mortgaged property.

Two (2) Mortgaged Properties, namely the Mountain Industrial Portfolio–246 Glasson Drive Mortgaged Property (0.02%) and the Mountain Industrial Portfolio–7569 Golf Course Boulevard Mortgaged Property (0.01%), are subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s or borrowers’, as applicable, leasehold interest in the related Mortgaged Property.

In general, except as described above or as noted on Annex E-1B, Annex E-2B or Annex E-3B to this prospectus, unless the related fee interest is also encumbered by the related mortgage and except as disclosed below, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and, except as noted on Annex E-1B, Annex E-2B or Annex E-3B to this prospectus, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the FreshDirect HQ Mortgage Loan (9.998%), the ground sublease of 550,654 square feet of land to the borrower commenced on February 15, 2012 and has a 31-year base lease term from the base rent commencement of February 1, 2015 through January 31, 2046. There are also three extension options of four years, five years and eight years, respectively, exercisable upon 365 days’ notice, with a 49-year limit on the term, which results in a fully extended expiration date of February 14, 2061. The borrower, as ground sublessee, is required to pay all associated operating expenses on an absolute net basis to HRY Holdings, LLC, ground sublessor. Fresh Direct Holdings, Inc. guarantees the performance of the sublessee, while Harlem River Yard Ventures, Inc. guarantees the performance of the sublessor under the ground sublease.

See “Risk Factors—Risks Relating to the Mortgage Loans—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property”. See also Mortgage Loan representation and warranty no. (35) (Ground Leases) on Annex E-1A to this prospectus, Mortgage Loan representation and warranty no. (34) (Ground Leases) on Annex E-2A to this prospectus and Mortgage Loan representation and warranty no. (34) (Ground Leases) on Annex E-3A to this prospectus, and any related exceptions on Annex E-1B, Annex E-2B and Annex E-3B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A, E-2A and E-3A to this prospectus).

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grants of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

With respect to the Northwoods Mall Mortgage Loan (4.0%), Colliers Engineering & Design, acting on behalf of the South Carolina Department of Transportation (“SCDOT”), has informed the borrower sponsor that SCDOT may seek to acquire a portion of the Mortgaged Property in connection with a plan to expand traffic lanes on a highway adjacent the Mortgaged Property. The potential acquisition could include portions of the parking areas behind the Olive Garden (representing 1.9% of total underwritten base rent) and Truist Bank (representing 1.2% of total underwritten base rent) outparcels. Pursuant to each tenant’s lease, a full condemnation would terminate each lease. If, however, a material portion of either tenant’s space is condemned, the borrower has the right to substitute other available land, subject to each such tenant’s reasonable approval. If substitute land is not provided following a material partial condemnation, each such tenant may, within 30 days after notice of the condemnation, either terminate its lease or have rent adjusted in proportion to the amount of demised land to be taken. If each such tenant elects to terminate, then such tenant is required to raze its space and restore it to common areas. If the portion taken is not material, then neither tenant will have a termination right and rent will not be abated. The borrower sponsor has not received an official offering package and only estimated boundaries have been provided

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by the condemning authority, therefore the ultimate scope of any taking, the amount and allocation of any condemnation award, and any related impact on the Olive Garden and Truist Bank leases remain subject to further developments.

Delinquency Information

Except as set forth below, none of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

See “Risk Factors—Risks Related to the Mortgage Loans—Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates” above, and “—Default History, Bankruptcy Issues and Other Proceedings—Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases” below.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than nine (9) months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA”). In addition to the Phase I standards, some of the environmental reports include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations may have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;
●	for which an operations and maintenance plan or abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;
●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;
●	for which an environmental insurance policy will have been obtained from a third party insurer;
●	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;
●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;
●	as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;
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●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or
●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

In certain cases, the environmental testing revealed the presence of asbestos containing materials, lead based paint, mold and/or radon at the subject Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST”), leaking underground storage tanks (each, a “LUST”), onsite dry cleaning facilities, gas stations, automobile service centers or repair shops and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

Additionally, certain of the Mortgaged Properties have one or more RECs, controlled recognized environmental conditions (“CRECs”) or historical recognized environmental conditions (“HRECs”) for which remediation has previously occurred or for which ongoing remediation or monitoring is continuing.

Set forth below is a description of certain material environmental conditions existing at certain of the Mortgaged Properties, as identified in the environmental report, for which remediation has previously occurred or for which ongoing remediation or monitoring is continuing or for which further action is required. We cannot assure you that there are no other existing environmental conditions, material or otherwise, in addition to those described below, or that these or other conditions would not ultimately have an adverse effect on the Mortgaged Properties.

With respect to the Cannon Industrial Portfolio Mortgage Loan (9.998%), the related ESA identified a controlled recognized environmental condition at the 4400 West 35th Place Mortgaged Property in connection with residual groundwater and soil impacts including, among other things, volatile organic compounds in excess of applicable regulatory standards, resulting from the historic operation of a manufactured gas plant at such Mortgaged Property and surrounding properties. Following investigation and corrective in connection with the 4400 West 35th Place Mortgaged Property’s enrollment in certain federal and state site remediation programs, a comprehensive no further remediation letter was issued by the Illinois Environmental Protection Agency in May 2017, subject to certain ongoing controls including maintenance of an asphalt engineered barrier and groundwater use restrictions.

With respect to the Cannon Industrial Portfolio Mortgage Loan (9.998%), the related ESA identified a controlled recognized environmental condition at the 3200 South Kilbourn Avenue Mortgaged Property in connection with residual groundwater and soil impacts including, among other things, concentrations of volatile organic compounds exceeding applicable regulatory standards resulting from ongoing industrial uses at such Mortgaged Property and certain related abandoned fuel oil underground storage tanks (“UST”) and/or solvent leaking UST incidents. The 3200 South Kilbourn Avenue Mortgaged Property was entered into a site remediation program and a no further remediation letter was issued by the Illinois Environmental Protection Agency in 2009 subject to certain ongoing controls, including maintenance of an asphalt or concrete barrier.

With respect to the Shore Front Parkway Apartments Mortgage Loan (8.1%), the related ESA identified a REC at the related Mortgaged Property. According to the ESA, a review of the regulatory database indicates a release was reported at the 1 Beach 105th Street building. The 1 Beach 105th Street building is also listed in the

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Underground Storage Tank (“UST”) database. Historically, the UST was installed prior to 2002 and was located underground, along the western portion of the building, directly west of the boiler room. The tank was permanently closed and removed from service on April 1, 2002. Equipment records indicate that the tank had painted/asphalt coating for both internal and external protection, but no active leak detection, overfill protection, or secondary containment. The piping was galvanized steel, located underground or on-ground, and also coated for protection. An associated spill cased was reported. The spill case (Spill No. 0109068) involving #6 fuel oil occurred in December 2001 due to equipment failure. Extensive remediation was conducted, including the removal of 523 tons of contaminated soil and replacement of the old tank. Available documentation confirms that the 25,000-gallon UST was removed in March 2002, approximately 523 tons of petroleum-impacted soil were excavated and disposed of off-site, and follow-up soil sampling was performed in 2009 with reported results below laboratory reporting limits. However, no formal New York State Department of Environmental Conservation spill closure letter is included in the records reviewed. Based upon the open status of the release case, it is considered a REC to the Mortgaged Property. In lieu of a Phase II environmental report, the lender procured an environmental insurance policy with a $500,000 per claim and in the aggregate coverage limit (the environmental consultant estimated a remedial cost of $100,000 to $140,000) and an 8-year term (expiring in May 2034).

With respect to the Mountain Industrial Portfolio Mortgage Loan (7.3%), the Phase I environmental site assessment obtained in connection with loan origination identified various environmental issues at certain of the constituent properties, as follows:

●	Concerning the 584 US Highway 130 Mortgaged Property (0.3%), having an allocated loan amount of $67,748,726 or 4.2% of the related Whole Loan amount, an REC associated with prior onsite industrial manufacturing uses was identified, including soil, soil vapor and groundwater contamination at elevated concentrations. Groundwater monitoring is ongoing, and the remedial approach is based on natural attenuation. An Administrative Consent Order issued in April 2025 requires that all remedial actions be completed by October 2029. The environmental consultant provided an upper range estimate within a statistical 90% confidence interval that costs to address additional investigation and remediation would not exceed $110,000.
●	Concerning the 1601 Brown Road Mortgaged Property (0.1%), having an allocated loan amount of $28,981,399 or 1.8% of the related Whole Loan amount, an REC was identified in connection with a 20,000-gallon diesel fuel underground storage tank (“UST”) used for fleet fueling. The UST is 19 years old and no compliance testing documentation exists. No releases are reported. The environmental consultant provided an upper range estimate within a statistical 90% confidence interval that costs to address additional investigation and remediation would not exceed $490,000.
●	Concerning the 3466 Shippers Drive Mortgaged Property (0.1%), having an allocated loan amount of $27,551,148 or 1.7% of the related Whole Loan amount, an REC associated with prior orchard uses was identified, including arsenic and possibly metals in shallow soils. Some soil removal was conducted incidental to current development of the site, including extensive paved areas, but formal abatement testing and documentation was not obtained. The environmental consultant provided an upper range estimate within a statistical 90% confidence interval that costs to address additional investigation and remediation would not exceed $235,000.
●	Concerning the 8411 Florida Mining Boulevard Mortgaged Property (0.1%), having an allocated loan amount of $22,658,185 or 1.4% of the related Whole Loan amount, an REC was identified in connection with a two 20,000-gallon diesel fuel UST used for fleet fueling. The UST’s were installed in 2003 and 2017, and no compliance testing documentation exists. No releases are reported. The environmental consultant provided an upper range estimate within a statistical 90% confidence interval that costs to address additional investigation and remediation would not exceed $550,000.
●	Concerning the 1103 Powderhouse Road SE Mortgaged Property (0.1%) (having an allocated loan amount of $21,679,592 or 1.3% of the related Whole Loan amount), an REC associated with past auto part manufacturing, large quantity chemical use and storage and large quantity hazardous waste generator status was identified, including oil staining that is indicative of an oil release. The environmental consultant provided an upper range estimate within a statistical 90% confidence interval that costs to address additional investigation and remediation would not exceed $250,000.
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●	Concerning the 38401 Amrhein Road Mortgaged Property (0.1%), (having an allocated loan amount of $13,775,574 or 0.9% of the related Whole Loan amount), an REC associated with off-site sourced ground water contamination was identified, as evidenced by elevated levels of chlorinated solvents. The environmental consultant provided an upper range estimate within a statistical 90% confidence interval that costs to address additional investigation and remediation would not exceed $227,000.
●	Concerning the 1935 Blue Hills Drive Mortgaged Property (0.05%), having an allocated loan amount of $10,990,349 or 0.7% of the related Whole Loan amount, an REC associated with the site’s prior use for electronic component manufacturing was identified, including potential subsurface contamination from various chlorinated solvents and wastewater treatment sludges. In addition, the former facility was listed on the PFAS Industries database for the potential use of PFAS in connection with such use. No releases were reported. The former building with such uses was razed in 2012 and the area is grass-covered. Groundwater is not used on-site. An environmental consultant concluded that no further action was required given the depth of groundwater at 60 feet and distance of the current building from the former buildings. An opinion of probable cost was not required.
●	Concerning the 5300 International Drive Mortgaged Property (0.04%), having an allocated loan amount of $9,507,404 or 0.6% of the related Whole Loan amount, an REC was identified in connection with a 30,000-gallon diesel fuel UST used for fleet fueling. The State of Wisconsin Department of Natural Resources performed a UST inspection in 2024 and extended operating permits to May 28, 2026. While no releases have been identified, there has been no subsurface investigation. The environmental consultant provided an upper range estimate within a statistical 90% confidence interval that costs to address additional investigation and remediation would not exceed $550,000.
●	Concerning the 2300 Westmoreland Street Mortgaged Property (0.02%), having an allocated loan amount of $4,892,964 or 0.3% of the related Whole Loan amount, a controlled recognized environmental condition (“CREC”) associated with the site’s prior use as a municipal solid waste and debris landfill was identified. The adjoining property that was also included in the landfill site received a certificate of completion from Virginia’s Voluntary Remediation Program, pursuant to which onsite landfill material was permitted to remain in place. An environmental restrictive covenant was recorded for the adjacent property restricting groundwater usage, requiring future buildings to have a methane mitigation system and, in the case of soil disturbance, a soil management plan. Because of the mortgaged property’s historical use as a landfill, similar use and activity limitations or engineering controls could be imposed in connection with future permitting or construction activities.

In lieu of obtaining a Phase II ESA where otherwise recommended above, the borrowers obtained a $5,000,000 pollution legal liability-type environmental insurance policy with $5,000,000 sublimit per claim from Allied World Assurance Company (U.S.), Inc. with a current term expiring on May 8, 2031 (the loan matures on May 11, 2031). The borrowers are required under the related loan agreement to maintain pollution legal liability insurance, by renewal, extension or replacement, with the same coverages, terms, conditions and endorsements as the policy in effect on the origination date, for a period continuing through the date that is three years following the loan’s maturity date. In the event the limits which are in place as of the origination date are eroded by 50% or more due to claims, the mortgage loan documents further require that the borrowers reinstate the available environmental coverage limits within 60 days to the limits in place as of the origination date, to the extent commercially available. We cannot assure you that such environmental insurance will cover or mitigate any of the environmental risks at the Mortgaged Properties and, even in the case of a covered risk, the coverage under any such policy may be insufficient.

With respect to the Admiral’s Cove Mortgage Loan (4.9%), the related ESA identified a controlled recognized environmental condition (“CREC”) in connection with the related Mortgaged Property’s historic oil storage facility and sewage treatment plant operations, which utilized above-ground storage tanks (“ASTs”) that may have contained contaminants of concern. Such ASTs were subsequently removed during redevelopment activities at the related Mortgaged Property in 2022, and in connection with such redevelopment activities, the New York State Department of Environmental Conservation implemented a Soil Management Plan that required (1) the removal and proper off-site disposal of all potentially contaminated soil and (2) the installation of a sub-slab depressurization system. According to the ESA, these in-place controls at the related Mortgaged Property represent a CREC and the ESA recommends no further action at this time.

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With respect to the Prospect Place Apartments Mortgage Loan (4.7%), a REC has been identified at the Mortgaged Property in connection with past hospital operations, unknown locations of prior storage tanks, and the absence of any subsurface investigation. The Mortgaged Property was a portion of the Jewish Hospital of Brooklyn and was renovated in 2004. The current building at 480 St. Marks Avenue is registered with the New York State Department of Environmental Conservation (“NYSDEC”) under Petroleum Bulk Storage (“PBS”) Facility No. 2-610716 due to an aboveground storage tank (“AST”). The hospital complex was registered under the address 555 Prospect Avenue, located approximately 90 feet east of the Mortgaged Property and was registered under NYSDEC PBS Facility No. 2-347647 as the location of five ASTs and three underground storage tanks (“UST”), the exact locations of which are unknown, and it is possible some were located on the Mortgaged Property. A 2013 report identified two fill ports and vent pipes along St. Marks Avenue in the vicinity of the fill port and vent pipe for the active AST; the associated tanks were unknown and given REC status. However, a 2026 site inspection did not identify the two fill ports and vent pipes identified in the 2013 report; only those for the active AST were observed. Further, a 2013 report indicated that a UST located in the parking lot east of the current building had been abandoned. This UST had reportedly been registered under Facility ID 2-347647 and may correspond to the registered AST. Soil samples were collected, and some contaminants were identified. The UST’s location does not correspond with the location of the fill ports and vent pipes observed by the previously mentioned report. In lieu of a Phase II environmental report, the lender procured an environmental insurance policy with a $2,000,000 per claim and in the aggregate coverage limit (the environmental consultant estimated a remedial cost of $225,000 to $595,000) and an 8-year term (expiring in April 2034).

With respect to the Fresh Edge Portfolio Mortgage Loan (2.6%), the related ESA for the 5930 West 82nd Street Mortgaged Property identified a REC. According to a review of historic and regulatory documents, the Mortgaged Property was formerly operated by Technicarbon Company Inc., which in 1993 received a special waste certification for Slackwax-contaminated soil. Slackwax, an ingredient in carbon ink manufacturing, was delivered to the Mortgaged Property by railroad car and pumped into aboveground storage tanks; residual spillage during the connection and disconnection of product hoses resulted in approximately 3 to 5 cubic yards of contaminated soil. Subsurface testing conducted in 1993 detected low concentrations of methylene chloride, acetone, toluene, and metals in soil, and low concentrations of chloroethane, 1,1-dichloroethane, 1,1,1-trichloroethane, barium, and zinc in groundwater at the Mortgaged Property. A 2005 investigation conducted at the Mortgaged Property identified groundwater impacted with VOCs exceeding Indiana Department of Environmental Management (“IDEM”) regulatory closure levels applicable at that time. A subsequent Phase II subsurface investigation in 2017 revealed that VOC constituents were detected above laboratory reporting limits; however, a comparison to the 2005 investigation indicated that VOC concentrations were significantly diminishing, suggesting natural attenuation is occurring. The detected VOC levels did not exceed Environmental Protection Agency’s vapor intrusion screening levels, and groundwater is not used at the Mortgaged Property for consumption. According to the ESA, there is no regulatory obligation to take any further action.

With respect to the 5555 Rockwell Road Mortgage Loan (1.8%), the related ESA for the Mortgaged Property identified a REC. The Mortgaged Property was historically occupied by Rockwell International from 1970 to 1992 for the manufacture of automotive and aircraft parts, during which time hazardous materials, petroleum products, and numerous USTs were used and stored on-site. Following decommissioning in 1992, VOCs were detected in groundwater above regulatory action levels, leading to the Mortgaged Property's enrollment in the State Hazardous Waste Sites (“SHWS”) and Brownfields programs. According to the ESA, although the sources of contamination have been removed, impacted soil remediated, and an engineering barrier (consisting of the building structures and paving) installed, the SHWS and Brownfields cases remain active RECs due to ongoing regulatory oversight; the Kentucky Department for Environmental Protection issued a “notification of concurrence” in March 2024 confirming that the related borrower is not the responsible party and that residual contaminant levels do not pose a health risk to occupants. The ESA recommends providing access to the responsible party (Rockwell International) to conduct required groundwater monitoring activities, with the next monitoring event due in February 2027.

With respect to the Ostad Portfolio Mortgage Loan (1.4%), the related ESA for the 1772 Westchester Avenue Mortgaged Property identified a REC relating to the potential for historic releases from former dry cleaning operations at the related Mortgaged Property from 1965 through 2024. According to the ESA, several post-1986 violations relating to the disposal of hazardous materials, such as those used for dry cleaning, were cited for previous tenants at the Mortgaged Property. However, documentation confirming that a vapor barrier was installed and soil sampling was conducted at the Mortgaged Property was not provided for review. According to the ESA, a subsurface investigation to address potential impacts from previous tenants was conducted and documentation is forthcoming. The borrowers have obtained a PLL Policy from Beazley SLEAP Insurance with individual and aggregate limits of liability of $2,500,000 per incident, a deductible of $25,000 per incident, an eight year term

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(expiring May 2034) and with the lender and its successors and assigns as their interests may appear as an additional named insured.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Risks Relating to the Mortgage Loans—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Litigation and Other Legal Considerations

There may be material pending or threatened litigation or other legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances or other material legal proceedings experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, a Mortgaged Property may be subject to litigation proceedings. For example:

●	With respect to the Shore Front Parkway Apartments Mortgage Loan (8.1%) and the Prospect Place Apartments Mortgage Loan (4.7%), the City of New York has sued the related borrower sponsor alleging that the borrower sponsor allowed 13 apartment buildings in New York City to fall into significant disrepair, creating health and safety risks for tenants, including multiple open code violations such as lead-based paint, infestations, unpermitted basement occupancy, mold, unsafe wiring, missing or defective fire doors, building façade defects and other hazards. Neither the Shore Front Parkway Apartments Mortgaged Property nor the Prospect Place Apartments Mortgaged Property is one of the 13 apartment buildings subject to such lawsuit. A stipulation of discontinuance was filed for claims related to two of the 13 apartment buildings and another one of the buildings is now under new management and the borrower sponsor is no longer liable. Additionally, three of the 13 apartment buildings have cleared all violations specifically listed in the settlement agreement. Of the remaining seven buildings, three buildings have fewer than 25 violations remaining of those listed in the settlement agreement and four buildings have fewer than five violations remaining of those listed in the settlement agreement. The parties are continuing to negotiate additional discontinuances for the remaining properties.
●	With respect to the Admiral’s Cove Mortgage Loan (4.9%), the related borrower sponsor is a defendant in an active civil litigation filed in February 2025 by Harbor Square Holdings, LLC, which is owned by a former employee of the defendant, as plaintiff, alleging breach of contract, tortious interference with contract, breach of good faith and fair dealing and breach of fiduciary duty. The plaintiff is seeking $5,000,000 in damages.
●	With respect to the Seneca One Mortgage Loan (3.2%), in September 2004, Norman Jemal (an affiliate of the borrower sponsor for the Mortgage Loan), Douglas Jemal (Norman’s father) and two other Douglas Development Corporation executives were charged in the United States District Court for the District of Columbia with multiple offenses including bribery, conspiracy, tax evasion and wire fraud. A jury acquitted Douglas Jemal on all charges except for the aforementioned wire fraud, while Norman Jemal was acquitted of all wrongdoing. Douglas Jemal admitted to no wrongdoing in the fraud case but was sentenced to probation and ordered to pay a $175,000 fine. In 2020, President Donald Trump pardoned Douglas Jemal, absolving him of the wire fraud conviction. Pursuant to the Mortgage Loan documents, without the prior written consent of the lender (which may be given or withheld in the sole and absolute discretion of the lender) (i) Douglas Jemal may not at any time control the borrowers or the Mortgaged Property and (ii) Douglas Jemal may not at any time own any direct and/or indirect interests in the borrowers, other than any such interests owned by Douglas Jemal as of the origination date.

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any other indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

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Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties property improvement plans (“PIPs”) are required by the franchisors. Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

We cannot assure you that any renovations or build outs will be completed as expected or will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants. See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Default History, Bankruptcy Issues and Other Proceedings

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases

As of the Cut-off Date, none of the Mortgage Loans were modified due to a delinquency. One or more of the Mortgage Loans, (i) were refinancings in whole or in part of loans that were (or refinancings of bridge loans that in turn refinanced loans that were) in default (or had experienced maturity extensions or were in special servicing) at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such Mortgage Loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO, in each case as described below:

●	With respect to the Shore Front Parkway Apartments Mortgage Loan (8.1%), in March 2023, the previous lender, Flagstar Bank, a wholly owned subsidiary of New York Community Bancorp, Inc. (“NYCB”), purchased approximately $38.4 billion of Signature Bridge Bank, N.A.’s assets, including loans of approximately $12.9 billion purchased at a discount of $2.7 billion. In March 2024, NYCB publicly reiterated its pledge to reduce its commercial real estate exposure. In 2025, Flagstar Bank approached the borrower sponsor, Mr. Efstathios Valiotis, and offered an approximately $9,000,000 discounted pay off if the previous loan (the “Flagstar Loan”) was repaid by end of 2025. The borrower sponsor obtained a loan (the “DBTCA Loan”) from Deutsche Bank Trust Company Americas (“DBTCA”) to pay off the Flagstar Loan. At origination of the DBTCA Loan, the Flagstar Loan was in good standing and fully performing. While proceeds of the Shore Front Parkway Apartments Whole Loan were not used to pay off the discounted Flagstar Loan, such proceeds were used to pay off the DBTCA Loan.
●	With respect to the Deptford Mall Mortgage Loan (6.9%), the prior loan secured by the Mortgaged Property had an original maturity in April 2023 and was modified in 2023 to increase the prior loan’s term by 36 months, with a final maturity in April 2026. The related borrower sponsor remained current on debt service payments throughout the term of the prior loan. In April 2026, proceeds from the Mortgage Loan were used to pay off the prior loan in full.
●	With respect to the Prospect Place Apartments Mortgage Loan (4.7%), the related refinancing involved a discounted payoff in connection with the origination of such mortgage loan. In March 2023, Flagstar Bank, N.A. (“Flagstar”), a subsidiary of New York Community Bancorp, Inc., acquired certain assets and assumed certain liabilities of Signature Bridge Bank from the Federal Deposit Insurance Corporation and Flagstar thereafter desired to reduce its commercial real estate exposure. In order to proactively reduce its commercial real estate exposure, Flagstar, the lender of the prior loan on the related mortgaged property, offered the related borrower sponsor an unsolicited $4,800,000 discounted payoff if such prior mortgage loan was paid off in or before April 2026. At the time of the payoff such mortgage loan was in good standing and fully performing.
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●	With respect to the Crossgates Mall Mortgage Loan (4.0%), the Mortgaged Property previously secured three loans that were each subject to maturity default. The loan on the main mall was purchased as part of a note sale in 2023 and the payoff was approximately $158.1 million. Two separate loans encumbered the Primark space and restaurant pop-out, respectively, with an aggregate payoff of approximately $18.1 million. Total proceeds of the Crossgates Mall Whole Loan, together with a B note, a mezzanine loan and an equity contribution of the existing lender and borrower were used to, among other things, refinance the three previous loans. All payoff amounts were at a discount of approximately $102.2 million in the aggregate to the existing current balances of the respective promissory notes of approximately $269.9 million in the aggregate.
●	With respect to the Northwoods Mall Mortgage Loan (4.0%), the prior loan secured by the Mortgaged Property went into default and was transferred to special servicing in February 2021 due to the guarantor filing for bankruptcy, which case was closed on November 1, 2021. The prior loan was returned to the master servicer in June 2022 and the maturity date was ultimately extended to April 1, 2026. The borrower remained current on debt service payments throughout the term of the prior loan. On April 1, 2026, proceeds from the Northwoods Mall Mortgage Loan were used to pay off the prior loan in full.
●	With respect to the Seneca One Mortgage Loan (3.2%), the related Mortgaged Property previously secured a loan that went into default as a result of the guarantor’s failure to maintain the minimum guarantor liquidity required under the related prior loan documents. The related borrowers entered into a forbearance agreement with the previous lenders on December 30, 2025, which, among other things, (i) extended the maturity date of the prior loan to June 30, 2026, (ii) provided that the administration agent and previous lenders would agree to forbear from (x) enforcing any rights or remedies against the borrowers or any collateral for the prior loan and (y) charging default interest, and (iii) included the payment of an exit fee equal to 0.375% of the outstanding principal balance of the prior loan unless the borrowers refinanced the prior loan with a permanent loan or other take-out financing made by M&T Bank. Proceeds from the Seneca One Whole Loan were used to pay off the prior loan in full on February 18, 2026.
●	With respect to the 118 Northeast 39th Street Mortgage Loan (2.8%), the prior loan secured by the Mortgaged Property was transferred to special servicing in August 2020 for an imminent monetary default. The trustee of the CSAIL 2015-C4 securitization transaction in which such prior loan was securitized filed a foreclosure action on December 29, 2020. The borrower entered into a forbearance agreement with the lender and the prior loan was returned from special servicing in November 2021. In December 2025, the prior loan went into maturity default and was transferred back to special servicing. Proceeds from the 118 Northeast 39th Street Mortgage Loan were used to pay off the prior loan in full on May 14, 2026.
●	With respect to the 1584 Fulton Street Mortgage Loan (2.3%), the Mortgaged Property secured a prior loan that was in maturity default and was subsequently modified to extend the maturity date by three months. The related borrower sponsor remained current on debt service payments throughout the term of the prior loan. Proceeds from the 1584 Fulton Street Mortgage Loan were used to pay off the prior loan in full on May 27, 2026.
●	With respect to The Rockwell Mortgage Loan (1.2%), the Mortgage Loan and related mezzanine loan partially refinanced an existing loan secured by the subject property. Rather than realizing a discounted payoff at origination of The Rockwell Mortgage Loan, the existing lender agreed to accept a payoff in the amount of $68,700,000 and a “hope note” from the sole member of the mezzanine borrower in the amount of $5,500,000 (plus interest accruing thereon), and the borrower sponsor provided a partial guaranty in favor of the existing lender in an amount not to exceed $2,500,000. The prior lender (i) does not have any control or management rights (including over potential refinancing or sale decisions) and (ii) cannot call a default on the hope note or the guaranty (or pursue remedies thereunder) unless and until the complete repayment of the Mortgage Loan and the related mezzanine loan or, in the event of a completed foreclosure by the mortgage lender and/or mezzanine lender and neither party has outstanding claims under its respective loan documents.
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●	With respect to the McKinley Tower Apartments Mortgage Loan (1.1%), the Mortgaged Property was originally financed through the U.S. Department of Housing and Urban Development's (“HUD”) Section 221(d)(4) program in 2006 (the “HUD Loan”). Administrative errors by HUD and the subsequent sale of the mortgage note to a third party purchaser led to a protracted dispute with the borrower sponsor, ultimately resulting in a default of the HUD Loan in 2018 and the borrower sponsor’s voluntary placement of the Mortgaged Property into Chapter 11 bankruptcy. The dispute was resolved through a settlement in 2024, funded by a bridge loan secured by the borrower sponsor in early 2026. At origination of the McKinley Towers Apartments Mortgage Loan, the bridge loan was in good standing and fully performing. Proceeds from the McKinley Tower Apartments Mortgage Loan were used to pay off the prior bridge loan in full on May 5, 2026.

Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been or currently are parties to loan defaults, bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) taking into account any such material defaults, proceedings, pending investigations, transactions and/or Mortgage Loan workouts that are currently occurring or have occurred within the last 10 years and of which we are aware:

●	With respect to the Cannon Industrial Portfolio Mortgage Loan (9.998%), Kamyar Mateen, one of the related borrower sponsors and guarantors, has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings, deeds-in-lieu of foreclosure and discounted payoffs.
●	With respect to the Deptford Mall Mortgage Loan (6.9%), the related borrower sponsor or affiliates of the borrower sponsor have sponsored other real estate projects that have been the subject of mortgage loan defaults and foreclosures, deeds-in lieu of foreclosure or discounted payoffs on loans secured by such projects within the last 10 years.
●	With respect to the Shore Front Parkway Apartments Mortgage Loan (8.1%) and the Prospect Place Apartments Mortgage Loan (4.7%), an affiliate of the related borrower sponsor, Alma Tower LLC (“Alma”), was the subject of a mortgage-foreclosure action on May 1, 2025 brought by Manufacturers and Traders Trust Company (“M&T”) concerning the building located at 37-21 31st Street, Long Island City, New York 11101, which is not part of the Shore Front Parkway Apartments Mortgaged Property or the Prospect Place Apartments Mortgaged Property. M&T alleged that Alma defaulted on a $25,000,000 loan, which matured on December 1, 2024. Alma maintains it timely exercised its two-year contractual extension through November 1, 2026, and therefore no default existed. M&T was paid off on October 31, 2025 for the full unpaid principal balance and a negotiated interest. The matter has been resolved and the foreclosure was discontinued. No judgment, receiver, or adverse court order currently exists, and Alma continues to own, operate, and manage such property in the ordinary course.
●	With respect to the Crossgates Mall Mortgage Loan (4.0%), certain guarantors have been owners or are owners of other real estate projects over the last 10 years that were in default, have gone into special servicing, have had a discounted payoff and have been foreclosed.
●	With respect to Northwoods Mall Mortgage Loan (4.0%), the borrower sponsor, CBL & Associates Limited Partnership, along with numerous of its affiliates, commenced a Chapter 11 bankruptcy on November 1, 2020, which was closed on November 1, 2021. In addition, the related borrower sponsor or affiliates of the borrower sponsor have sponsored other real estate projects that have been, and/or are currently, subject to defaults, litigation, workouts, foreclosures, and deeds in lieu of foreclosure within the last 10 years.
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●	With respect to the Seneca One Mortgage Loan, (3.2%), the related borrower sponsor or affiliates of the borrower sponsor have sponsored other real estate projects that have been the subject of deeds-in-lieu of foreclosure or discounted payoffs on loans secured by such projects within the last 10 years.
●	With respect to the 118 Northeast 39th Street Mortgage Loan (2.8%), the related borrower sponsor or affiliates of the borrower sponsor have sponsored other real estate projects that have been, and/or are currently, subject to defaults, litigation, workouts, foreclosures, and deeds in lieu of foreclosure within the last 10 years.

There are likely other material defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 10 years, (ii) occurred during the last 10 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), or (iii) otherwise occurred at any time (including with respect to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)) and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;
●	more time may be required to re-lease the space; and
●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each retail, office, industrial and mixed use Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Ninety six (96) of the Mortgaged Properties, securing, in whole or in part, seven (7) Mortgage Loans (39.6%), are each leased to a single tenant.
●	No Mortgaged Property leased to a single tenant secures, in whole or in part, a Mortgage Loan representing more than approximately 9.998% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate its lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

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Identified in the table below are certain tenants that are among the 5 largest tenants (based on net rentable square footage) at each of two (2) or more Mortgaged Properties that secure two (2) or more Mortgage Loans and that (with respect to each identified tenant) collectively secure 2.0% or more of the Initial Pool Balance:

Name of Tenant	Number of Mortgaged Properties	Aggregate Approx. % of Initial Pool Balance of Related Mortgage Loans
Amazon or Amazon.com Services, LLC	5	3.0%
H&M	2	10.9%
J.C. Penney or JCPenney	2	8.0%

In the event of a default by any of the foregoing tenants, if the related lease expires prior to the Mortgage Loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the related leases. In certain cases where the tenant owns the improvements to the Mortgaged Property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage leased) at each office, retail, industrial and mixed use Mortgaged Property. Even if none of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the office, retail, industrial and mixed use Mortgaged Properties:

●	In certain cases, the lease of a sole tenant or the lease of an anchor or other tenant that is one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which the sole tenant or a single tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or within approximately 12 months after, the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.
Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
1500 Post Oak Boulevard	5.6%	Woodside Energy	100.0%	10/31/2031	3/6/2031
118 Northeast 39th Street	2.8%	Stefano Ricci	100.0%	1/15/2031	6/6/2031
5555 Rockwell Road	1.8%	Infiltrator Water Technologies, LLC	99.0%	12/31/2031	6/6/2031
120 East 116th Street	0.7%	Uplift Face Massage LLC	80.0%	8/31/2031	6/6/2031
4400 West 35th Place	0.6%	BWAY Corporation	100.0%	9/30/2031	6/6/2031
3200 South Kilbourn Avenue	0.6%	BWAY Corporation	100.0%	9/30/2031	6/6/2031
590 Northport Parkway	0.3%	Shaw Industries, Inc.	100.0%	9/30/2027	5/11/2031
482 Chaney Avenue	0.2%	ULTA Beauty Distribution, LLC	100.0%	7/31/2030	5/11/2031
5000 North Ridge Trail	0.2%	Federal Express Corporation	100.0%	4/30/2031	5/11/2031
4350 Fortune Ave NW	0.1%	Federal Express Corporation	100.0%	5/31/2032	5/11/2031
6735 Trippel Road	0.1%	Amazon.com Services, LLC	100.0%	11/30/2028	5/11/2031
1509 Leestown Road	0.1%	Jim Beam Brands Co.	100.0%	1/31/2030	5/11/2031
1601 Brown Road	0.1%	Federal Express Corporation	100.0%	10/31/2031	5/11/2031
4690 Global Avenue NW	0.1%	Federal Express Corporation	100.0%	7/31/2030	5/11/2031
3466 Shippers Drive	0.1%	Federal Express Corporation	100.0%	1/31/2032	5/11/2031
9780 Mopar Drive	0.1%	DSV Solutions, LLC	100.0%	10/31/2027	5/11/2031
3779 Lake Shore Road	0.1%	Federal Express Corporation	100.0%	3/31/2031	5/11/2031
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Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
2000 South Walnut Street	0.1%	Federal Express Corporation	100.0%	8/31/2030	5/11/2031
8951 Mirabel Road	0.1%	Federal Express Corporation	100.0%	10/31/2027	5/11/2031
8411 Florida Mining Boulevard	0.1%	Federal Express Corporation	100.0%	7/31/2031	5/11/2031
900 Hutchinson Place	0.1%	CBOCS Distribution, Inc.	100.0%	6/30/2029	5/11/2031
5440 Haggerty Lane	0.1%	Toyota Tsusho America, Inc.	100.0%	6/30/2029	5/11/2031
1103 Powderhouse Road SE	0.1%	Autoneum North America, Inc.	100.0%	4/30/2032	5/11/2031
505 Morgan Lakes Industrial Blvd.	0.1%	Federal Express Corporation	100.0%	10/31/2028	5/11/2031
21200 Spring Plaza Drive	0.1%	Federal Express Corporation	100.0%	9/30/2029	5/11/2031
3058 Lakemont Blvd	0.1%	Federal Express Corporation	100.0%	8/31/2028	5/11/2031
2000 Luna Road	0.1%	Carrier Enterprises, LLC	100.0%	3/31/2029	5/11/2031
101 North Campus Drive	0.1%	General Electric Company	100.0%	12/31/2030	5/11/2031
4651 Prosper Drive	0.1%	Max-Trac Tire Co., Inc.	100.0%	8/31/2027	5/11/2031
5025 Tuggle Road	0.1%	Federal Express Corporation	100.0%	5/31/2029	5/11/2031
800 Lindale Industrial Parkway	0.1%	Federal Express Corporation	100.0%	10/31/2031	5/11/2031
2465 Fontaine Street	0.1%	Graphic Packaging International, LLC	100.0%	8/31/2027	5/11/2031
1430 South Wolf Road	0.1%	Federal Express Corporation	100.0%	8/31/2031	5/11/2031
25 52 South 98th Street	0.1%	Veritiv Operating Company	100.0%	8/31/2026	5/11/2031
1000 Knell Road	0.1%	Peco Pallet, Inc.	100.0%	3/31/2032	5/11/2031
747 Mill Park Drive	0.1%	Magna Seating of America, Inc.	100.0%	1/31/2030	5/11/2031
502 West Independence Drive	0.1%	Federal Express Corporation	100.0%	9/30/2031	5/11/2031
38401 Amrhein Road	0.1%	Federal Express Corporation	100.0%	10/31/2028	5/11/2031
6101 SW 44th Street	0.1%	Amazon.com Services, LLC	100.0%	8/31/2030	5/11/2031
685 Alliance Parkway	0.1%	Federal Express Corporation	100.0%	8/31/2030	5/11/2031
5101 West Waters Avenue	0.1%	Federal Express Corporation	100.0%	11/30/2027	5/11/2031
1935 Blue Hills Drive	0.05%	Federal Express Corporation	100.0%	4/30/2028	5/11/2031
16211 Air Center Boulevard	0.05%	National Oilwell DHT, L.P.	100.0%	9/30/2029	5/11/2031
8800 Studley Road	0.04%	Federal Express Corporation	100.0%	4/30/2028	5/11/2031
6 Konzen Court	0.04%	Reinhardt Lease LLC	100.0%	9/30/2030	5/11/2031
5300 International Drive	0.04%	Federal Express Corporation	100.0%	6/30/2027	5/11/2031
1289 Walden Avenue	0.04%	United Parcel Service, Inc.	100.0%	1/31/2029	5/11/2031
10551 N Congress Avenue	0.04%	Bunzl Distribution Midcentral, Inc.	100.0%	9/30/2031	5/11/2031
3736 Tom Andrews Road	0.04%	Chep USA	100.0%	2/28/2030	5/11/2031
2701 South 98th Street	0.04%	The Carlstar Group, LLC	100.0%	10/31/2030	5/11/2031
231 Theater Drive	0.04%	Federal Express Corporation	100.0%	8/31/2028	5/11/2031
3404 Cragmont Drive	0.04%	K1 Speed, Inc.	100.0%	9/30/2027	5/11/2031
4 Liebich Lane	0.03%	United Parcel Service, Inc.	100.0%	3/31/2031	5/11/2031
4040 Business Park Court	0.03%	Style Crest, Inc.	100.0%	4/30/2031	5/11/2031
1270 North Wilkening	0.03%	Federal Express Corporation	100.0%	3/31/2027	5/11/2031
4472 Technology Drive	0.03%	The Sherwin-Williams Company	100.0%	12/31/2029	5/11/2031
28000 Five M Center Drive	0.03%	Federal Express Corporation	100.0%	5/31/2031	5/11/2031
9667 Inter-Ocean Drive	0.03%	Federal Express Corporation	100.0%	8/31/2028	5/11/2031
2427 Henry Road NW	0.02%	Federal Express Corporation	100.0%	5/31/2028	5/11/2031
1115 Regina Graeter Way	0.02%	The American Bottling Company	100.0%	9/30/2029	5/11/2031
4170 Columbia Road	0.02%	Siemens Real Estate	100.0%	5/31/2029	5/11/2031
6023 Century Oaks Drive	0.02%	Federal Express Corporation	100.0%	10/31/2027	5/11/2031
2300 Westmoreland Street	0.02%	Locke Supply Co.	100.0%	4/30/2032	5/11/2031
246 Glasson Drive	0.02%	Federal Express Corporation	100.0%	8/31/2031	5/11/2031
2759 North Garnett Road	0.02%	The American Bottling Company	100.0%	8/31/2028	5/11/2031
1122 Stony Ridge Road	0.02%	Federal Express Corporation	100.0%	8/31/2027	5/11/2031
5313 Majestic Parkway	0.02%	Federal Express Corporation	100.0%	8/31/2028	5/11/2031
1900 Interstate Boulevard	0.02%	Federal Express Corporation	100.0%	11/30/2027	5/11/2031
50 Hollow Tree Lane	0.02%	Hartford Healthcare Corporation	100.0%	4/30/2031	5/11/2031
4401 112th Street	0.01%	Foundation Building Materials, LLC	100.0%	12/31/2027	5/11/2031
105 Business Park Drive	0.01%	Graybar Electric Company, Inc.	100.0%	8/31/2030	5/11/2031

(1)	Calculated based on a percentage of net rentable square footage of the related Mortgaged Property.
●	With respect to certain Mortgaged Properties, there may be tenant leases representing in the aggregate greater than 50% of the net rentable square footage at the related Mortgaged Property (excluding Mortgaged Properties leased to a sole tenant or single tenant representing greater than 50% of the net rentable square footage, as identified in the table above) that expire in a single calendar year that is prior to, or in the same year as, the year in which the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan occurs.
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●	There may be other Mortgaged Properties with related leases (including leases representing in the aggregate 50% or greater of the net rentable square footage at the related Mortgaged Property), that expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.
●	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

(i)	if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,
(ii)	if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,
(iii)	if the borrower fails to provide a designated number of parking spaces,
(iv)	if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,
(v)	upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,
(vi)	if a tenant’s use is not permitted by zoning or applicable law,
(vii)	if the tenant is unable to exercise an expansion right,
(viii)	if the borrower does not complete certain improvements to the property as contemplated in the lease,
(ix)	if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,
(x)	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,
(xi)	if certain anchor or significant tenants at the subject property go dark or terminate their leases,
(xii)	if the landlord violates the tenant’s exclusive use rights for a specified period of time, including due to lack of access or interruption of utilities,
(xiii)	if the borrower defaults on any other obligations under the lease, or
(xiv)	based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain material termination rights or situations in which the tenant may no longer occupy its leased space or pay full (or any) rent.

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Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property) prior to, or shortly after the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the Seneca One Mortgage Loan (3.2%), the second largest tenant, Highmark Health, representing approximately 11.1% of the net rentable square footage at the related mortgaged property, has a one-time contraction right to relinquish up to 20% of its premises as of June 30, 2031, provided that (i) the tenant is not in default beyond all notice or grace periods as of the notice or effective date, (ii) the tenant provides the related borrower notice no later than June 30, 2030, and (iii) within 30 days prior to June 30, 2031, the tenant pays a contraction fee equal to the related borrower’s unamortized leasing costs (including without limitation, legal fees, brokerage commissions, construction costs and an improvement allowance) subject to a 5% annual interest rate.
●	With respect to The Towers at Cupertino City Center Mortgage Loan (2.4%), the largest tenant, Apple, representing approximately 33.9% of the net rentable square footage at the related Mortgaged Property, has the right to terminate up to two contiguous floors per year on April 30, 2030 and April 30, 2031 with 12 months’ notice and payment of termination fee equal to three months of base rent, plus the unamortized portion of (i) leasing commissions, (ii) tenant improvement allowance, and (iii) amount of abated base rent with respect to the early termination space.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time or, may otherwise not require certain of the tenants to continuously operate their spaces during the terms of their leases. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a single tenant who has the option to go dark or is otherwise not required to continuously operate its spaces:

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●	With respect to the Cannon Industrial Portfolio Mortgage Loan (9.998%), the sole tenant at the 1900 S. 25th Avenue Mortgaged Property, the Segerdahl Corporation, is currently dark in its entire space at such Mortgaged Property. The Segerdahl Corporation remains responsible for all rental payments and other obligations under its lease for such space; however, it is reportedly marketing such space for sublease. The lender underwrote such tenant’s space as vacant.

There may be other tenant leases that do not require the related tenant to continue to operate its space at the related Mortgaged Property, and therefore such tenants may also have the option to go dark at any time, but such right to go dark is not expressly provided for under the subject lease.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties may be leased in whole or in part by federal, state or municipal government sponsored tenants or by tenants with contracts with such governmental entities. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract.

Other Tenant Termination Issues

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or (ii) cases where 10% or more of the aggregate net rentable square footage at a Mortgaged Property is sublet:

●	With respect to the Cannon Industrial Portfolio Mortgage Loan (9.998%), the largest tenant at the 9295 & 9315 Prototype Drive Mortgaged Property, IGT, subleases approximately (i) 220,553 square feet of its space to Full Tilt Transportation, (ii) 84,940 square feet of its space to VSE / Tri-Phase and (iii) 16,000 square feet of its space to the Child Garden Inc., in each instance for terms that expire in September 2032. IGT remains responsible for all rental payments and other obligations under its prime lease, which expires in July 2040.
●	With respect to the Mountain Industrial Portfolio Mortgage Loan (7.3%), Winland Foods, Inc., the sole tenant at the 4555 West Highway 146 Mortgaged Property (0.1%), subleases 117,000 square feet of its total of 558,600 leased square feet to Treehouse Private Brands, Inc.
●	With respect to the 1500 Post Oak Boulevard Mortgage Loan (5.6%), the sole tenant, Woodside Energy, currently, occupies 326,904 square feet at the related Mortgaged Property and is subleasing (i) 114,875 square feet of its space to SEMPRA LNG, LLC, (ii) 68,772 square feet of its space to Sumitomo Corporation of Americas, (iii) 23,390 square feet of its space to Tricon Energy, Ltd., (iv) 23,390 square feet of its space to DRW Trading Texas LLC, (v) 22,924 square feet of its space to New Fortress Energy Inc. and (vi) 22,924 square feet of its space to Brenntag Latin America, Inc. Additionally, Sumitomo Corporation of Americas sub-subleases 12,209 square feet of its space to DRW Texas, LLC. All subleases and the sub-sublease are co-terminus with the Woodside Energy prime lease. In addition, the rent for the sole tenant, Woodside Energy, is underwritten on a straight line rent averaging basis.

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Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy, may not have commenced paying rent, or may be in the process of negotiating such leases. There can be no assurance that any of these tenants will take possession of their premises or commence paying rent as expected or at all. For example, with respect to single tenant properties, tenants that are one of the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or tenants in the aggregate representing more than 25% of the net rentable square footage at a Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or have outstanding rent as set forth below:

●	With respect to the Mountain Industrial Portfolio Mortgage Loan (7.3%), Shaw Industries, Inc., the sole tenant at the 590 Northport Parkway Mortgaged Property (0.3%) and the third largest tenant of the related portfolio of Mortgaged Properties, has free rent of $825,067, which was reserved for at origination.
●	With respect to The Towers at Cupertino City Center Mortgage Loan (2.4%), (i) the largest tenant, Apple, representing approximately 33.9% of the net rentable square footage at the related Mortgaged Property, has a rent commencement date of July 1, 2026 for Suite 220 which is a recent expansion space and comprises 3,457 square feet of its aggregate 121,351 square foot premises, and (ii) the fourth largest tenant, Aptiv Services US, LLC, representing approximately 4.0% of the net rentable square footage at the related Mortgaged Property, has a rent commencement date of November 1, 2026. In each of the forgoing cases, a rent concession reserve was obtained by lender. In addition, the rent for the largest tenant, Apple, and the second largest tenant, Amazon, has been underwritten on a straight-line rent averaging basis.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

In the case of any Mortgage Loan, we cannot assure you that tenants who have not yet taken occupancy, begun paying rent or executed a lease will take occupancy, begin paying rent or execute their lease. If these tenants do not take occupancy of the leased space, begin paying rent or execute their lease, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

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Purchase Options, Rights of First Offer and Rights of First Refusal

With respect to certain of the Mortgaged Properties, certain tenants, franchisors, property managers, ground lessors, developers, owners’ associations or other parties may have a purchase option, right of first offer, right of first refusal or another similar right, upon satisfaction of certain conditions, to purchase all or a portion of such Mortgaged Properties. Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan):

●	With respect to the Cannon Industrial Portfolio Mortgage Loan (9.998%), the sole tenant at each of the 1351 S. Wheeling Road Mortgaged Property and the 1900 S. 25th Avenue Mortgaged Property, the Segerdahl Corporation, has a right of first offer to purchase such Mortgaged Properties (or any applicable portion thereof) in the event of a proposed sale of all or any portion of any such Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, the right of first offer is subject and subordinate to the Mortgage Loan documents and will not apply to an acquisition by the lender of title any such Mortgaged Properties in connection with a foreclosure or deed-in-lieu of foreclosure (or other exercise of remedies) or any subsequent sale by the lender or its designee.
●	With respect to the Mountain Industrial Portfolio Mortgage Loan (7.3%), the mortgaged property is comprised of 90 constituent properties located in 27 states. (i) Various individual properties are subject to rights of first refusal or first offer (collectively, “purchase rights”) in favor of single tenants at the related properties, as follows: (A) with respect to the 6735 Trippel Road Mortgaged Property, having an allocated loan amount of $29,207,228 or 1.8% of the Whole Loan amount, Amazon.com Services, LLC has purchase rights for the individual property if the landlord elects to sell such property; however, the tenant has agreed that the purchase rights do not apply to foreclosure or deed-in-lieu thereof; (B) with respect to the 1151 South Graham Road Mortgaged Property, having an allocated loan amount of $68,275,660 or 4.2% of the Whole Loan balance, Amazon.com Services LLC has purchase rights for the individual property if the landlord elects to sell such property; however, the tenant has agreed that the purchase rights do not apply to foreclosure or deed-in-lieu thereof; (C) with respect to the 5440 Haggerty Lane Mortgaged Property, having an allocated loan amount of $22,582,909 or 1.4% of the Whole Loan amount, Toyota Tsusho America, Inc. has purchase rights for the individual property if the landlord elects to sell such property in connection with a bona fide third party offer; (D) with respect to the 1509 Leestown Road Mortgaged Property, having an allocated loan amount of $29,131,952 or 1.8% of the Whole Loan amount. Jim Beam Brands Co. has purchase rights for the individual property if the landlord elects to sell such property in connection with an unsolicited purchase offer; (E) with respect to the 1414 South Council Road Mortgaged Property, having an allocated loan amount of $28,040,445 or 1.7% of the Whole Loan amount, Amazon.com Services LLC has purchase rights for the individual property if the landlord elects to sell such property; however, the tenant has agreed that the purchase rights do not apply to foreclosure or deed-in-lieu thereof; (F) with respect to the 101 North Campus Drive Mortgaged Property, having an allocated loan amount of $16,560,800 or 1.0% of the Whole Loan amount, General Electric Company has purchase rights for the individual property if the landlord elects to sell such property in connection with a bona fide third party offer; (G) with respect to the 900 Hutchinson Place Mortgaged Property, having an allocated loan amount of $22,650,657 or 1.4% of the Whole Loan amount, CBOCS Distribution, Inc. has purchase rights for the individual property if the landlord elects to sell such property; however, the tenant has agreed that the purchase rights do not apply to foreclosure or deed-in-lieu thereof; and (H) with respect to the 2000 Luna Road Mortgaged Property, having an allocated loan amount of $19,985,874 or 1.2% of the Whole Loan amount, Carrier Enterprises, LLC has purchase rights for the individual property if the landlord elects to sell such property to any third party, additionally, the purchase rights are not extinguished by a foreclosure and potentially apply to a deed-in-lieu of foreclosure.
●	With respect to the 1500 Post Oak Boulevard Mortgage Loan (5.6%), the sole tenant, Woodside Energy, has a right of first offer (“1500 Post Oak ROFO”) to purchase the subject Mortgaged Property if the borrower intends to market the Mortgaged Property for sale so long as (i) Woodside Energy is leasing at least 75% of the rentable square feet in the premises and (ii) no significant event of default under the Woodside Energy lease exists. The 1500 Post Oak ROFO is not extinguished by foreclosure; however, the 1500 Post Oak ROFO does not apply to foreclosure by a mortgage lender or acceptance of a deed in lieu of foreclosure by a mortgage lender.
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●	With respect to the Seneca One Mortgage Loan (3.2%), the largest tenant, M&T Bank, has a right of first refusal to purchase the Mortgaged Property (or any material portion of the Mortgaged Property), on the same terms and conditions provided in any bona fide offer to purchase the Mortgaged Property received by the borrowers from a third party that the borrowers are willing to accept; provided that the related lease is in full force and effect and no default under the lease exists beyond any and all applicable notice and cure periods. The subordination, non-disturbance and attornment agreement delivered in connection with the origination of the Seneca One Whole Loan provides that M&T Bank’s right of first refusal does not apply in connection with a foreclosure or deed-in-lieu of foreclosure.
●	With respect to the 5555 Rockwell Road Mortgage Loan (1.8%), the largest tenant, Infiltrator Water Technologies, LLC, has a one-time right of first refusal to purchase the Mortgaged Property, exercisable by entering into a contract for the same within 15 days after receipt of written notice of any offer for the purchase of the Mortgaged Property for the same consideration as the bona fide offer; provided, however, if the tenant fails to timely enter into such contract, such right will terminate. The subordination, non-disturbance and attornment agreement delivered in connection with the origination of the 5555 Rockwell Road Mortgage Loan provides that the tenant’s right of first refusal does not apply in connection with a foreclosure or deed-in-lieu of foreclosure.

In addition, with respect to other Mortgaged Properties securing Mortgage Loans that are not among the 15 largest Mortgage Loans, certain tenants, franchisors, property managers, ground lessors, developers, owners’ associations or other parties may have a purchase option, a right of first offer, right of first refusal or another similar right, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Properties. The related right generally would not apply in the context of a foreclosure, deed-in-lieu of foreclosure or other exercise of remedies under the Mortgage Loan documents, although such rights may apply to subsequent purchasers following any such foreclosure, deed-in-lieu-of-foreclosure or other exercise of remedies.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which (A) at least (i) 5.0% of the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) 5.0% of the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

●	With respect to the FreshDirect HQ Mortgage Loan (9.998%), the Mortgaged Property is 100.0% sub-subleased by the borrower to borrower sponsor-related tenants, Fresh Direct, LLC and U.T.F. Trucking, Inc. (collectively, the “FreshDirect Tenants”), which FreshDirect Tenants have been tenants at the Mortgaged Property since construction was completed in 2017 and operate the facility as Fresh Direct’s primary headquarters, warehouse and distribution center. At origination of the FreshDirect HQ Whole Loan, a fixed rent schedule was created for the remaining approximately 18-year term with a total base rent of $37.00 per square foot and 3.0% annual rent escalations. The FreshDirect Tenants have no renewal or termination options beyond customary casualty and condemnation termination rights.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable square footage of the related Mortgaged Property.

Certain of the Mortgaged Properties may be leased in whole or in part by an originator and/or Sponsor or its affiliates. With respect to the Fresh Edge Portfolio Mortgage Loan (2.6%), a separate division of BMO, the related mortgage lender, holds a non-controlling equity interest in the tenant at the Fresh Edge Portfolio Mortgaged Property.

Other Tenant Issues

With respect to the Mountain Industrial Portfolio Mortgage Loan (7.3%), four Mortgaged Properties, namely the 700 Hudson Road, 831 Loan Star Drive, 2901 E Heartland Drive and 7569 Golf Course Boulevard Mortgaged Properties (collectively, 0.1%), either are not leased or have dark tenants. Such Mortgaged Properties were underwritten as having 0.0% occupancy and negative net operating income. In addition, the 5703 Mitchell Avenue Mortgaged Property (0.1%), while leased to only one tenant, is only 33.1% leased.

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Competition from Certain Nearby Properties

Certain of the Mortgaged Properties may be subject to competition from nearby properties that are owned by affiliates of the related borrowers, or such borrowers themselves. In particular, with respect to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), we note the following:

●	With respect to the Shore Front Parkway Apartments Mortgage Loan (8.1%), the related borrower sponsor owns one or more competing properties in the market where the related Mortgaged Property is located.
●	With respect to the Admiral’s Cove Mortgage Loan (4.9%), the related borrower sponsor owns other multifamily properties that may be directly competitive with the related Mortgaged Property.
●	With respect to the Prospect Place Apartments Mortgage Loan (4.7%), the related borrower sponsor owns one or more competing properties in the market where the related Mortgaged Property is located.
●	With respect to the Sunset View Mortgage Loan (4.0%), the related borrower sponsor or its affiliates own other multifamily properties in the related market that may compete with the Mortgaged Property.
●	With respect to the Crossgates Mall Mortgage Loan (4.0%), the related borrower sponsor or its affiliate owns an adjacent development parcel to the Mortgaged Property which has been leased to Costco Wholesale Corporation (the “Adjacent Costco Parcel”) and such Adjacent Costco Parcel is being developed as a Costco warehouse store. So long as certain borrower parties have the ability to control the owner of the Adjacent Costco Parcel, the adjacent property owner may not lease any space at the Adjacent Costco Parcel to a tenant of the Mortgaged Property, or an affiliate of a tenant of the Mortgaged Property or a guarantor of any lease at the Mortgaged Property unless (a) as of the date of determination, such tenant’s lease has expired or will expire within three (3) months, (b) such lease on the Adjacent Costco Parcel would not directly compete with the primary business activities of any then-existing tenants of the Mortgaged Property to the extent that the same would have a material adverse effect, as reasonably determined by lender, or (c) the lender has consented to the same, in the lender’s sole discretion.
●	With respect to the South Jersey Multifamily Portfolio Mortgage Loan (4.1%), the related borrower sponsor or its affiliates own other multifamily properties in the related market that may compete with the Mortgaged Properties.

Additionally, borrower sponsors may own or operate other properties that are directly or indirectly competitive with the Mortgaged Properties. See “Risk Factors—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Insurance Considerations

In the case of 116 Mortgaged Properties, which secure, in whole or in part, 20 Mortgage Loans (90.0%), the related borrowers (or in the case of the Cannon Industrial Portfolio Mortgage Loan, the related single tenants, and the FreshDirect HQ Mortgage Loan, the master tenant) maintain insurance under blanket policies.

With respect to the Seneca One Mortgage Loan (3.2%), subject to the lender’s prior written consent, the borrowers are permitted to finance the payment of insurance premiums in respect of the insurance policies required under the related loan agreement pursuant to a third-party premium financing company under a premium finance agreement so long as each of the following conditions are (and continue to be) satisfied: (i) no event of default under the related loan agreement exists, (ii) such financing of insurance premiums is unsecured, (iii) the payments due thereunder are set forth in the annual budget, (iv) the agreement evidencing the financing requires (x) the lender to be named as a notice party; and (y) the third-party premium financing company to send any notices to the lender simultaneously with any notice to the borrowers (including, without limitation, any written notice of cancellation no less than 30 days’ prior to the effectuation thereof (or such other times as reasonably acceptable to the lender)), and (v) the borrowers submit to the lender evidence of payment of each and every installment due under the premium financing agreement as each installment becomes due and payable. At origination, the

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borrowers deposited approximately $406,321 into a premium financing account representing 12 months of installments under the premium financing agreement in place.

Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant. For example:

●	With respect to the Cannon Industrial Portfolio Mortgage Loan (9.998%), the Mortgage Loan documents permit the related borrowers to rely on the insurance provided by the sole tenants at each of the applicable Mortgaged Properties, provided that, among other conditions, (i) any such applicable tenant is obligated, at its sole cost and expense, to maintain insurance (and with insurance companies) that satisfies the requirements set forth in the Mortgage Loan documents and (ii) the borrowers provide written evidence to the lender in the form and manner set forth in the Mortgage Loan documents that any applicable tenant is maintaining such assurance.

In addition, with respect to certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Risks Relating to the Mortgage Loans—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

Also, further, certain borrowers, may be permitted to self-insure a portion of the insurable risk of the related Mortgaged Property. For example:

●	With respect to the FreshDirect HQ Mortgage Loan (9.998%), the Whole Loan documents permit a property insurance deductible not to exceed $250,000 (the “Permitted Deductible”), but allow the borrower to utilize a self-insured retention as a replacement to the Permitted Deductible, not to exceed $1,000,000 per occurrence for losses under all required insurance policies (the “Self-Insured Retention”), so long as (i) the related guarantor continues to satisfy its required financial covenants and (ii) the borrower submits evidence satisfactory to lender and the rating agencies of such available funds. Payment of the Self-Insured Retention is recourse to the borrower and guarantor.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See also Mortgage Loan representation and warranty no. (17) (Insurance) on Annex E-1A, Mortgage Loan representation and warranty no. (16) (Insurance) on Annex E-2A and Mortgage Loan representation and warranty no. (16) (Insurance) on Annex E-3A, and any related exceptions on Annex E-1B, Annex E-2B and Annex E-3B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A, E-2A and E-3A to this prospectus).

Zoning and Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of the Mortgaged Properties to their current use or some other specified use or have other zoning issues, as further described below:

●	With respect to the Crossgates Mall Mortgage Loan (4.0%), in connection with the development by an affiliate of the borrower of a Costco membership warehouse club on land adjacent to the Mortgaged Property, the related affiliate and the borrower entered into a restricted use agreement recorded against the Mortgaged Property at origination of the Crossgates Mall Mortgage Loan restricting the borrower from using the Mortgaged Property as a wholesale or retail general merchandise facility with a merchandising concept based upon a relatively limited number of stock keeping units in a large number
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of product areas similar to how “Costco” branded stores are merchandised as of the origination date of the Crossgates Mall Mortgage Loan.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to remedy the violations (which may include a requirement for a reserve of funds for remediation), and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted or prohibited entirely after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues (including with respect to certificates of occupancy) in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”) or are in the process of obtaining either a TCO or a permanent certificate of occupancy (“PCO”). In such cases, the related Mortgage Loan documents require the related borrower and/or sponsor to use commercially reasonable efforts to obtain or maintain the TCO, and to cause the TCO to be continuously renewed at all times until a PCO is obtained for the related Mortgaged Property or contain covenants to similar effect.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also Mortgage Loan representation and warranty no. (25) (Local Law Compliance) and no. (26) (Licenses and Permits) on Annex E-1A, Mortgage Loan representation and warranty no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-2A and Mortgage Loan representation and warranty no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-3A, and any related exceptions on Annex E-1B, Annex E-2B and Annex E-3B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A, E-2A and E-3A to this prospectus).

In addition, certain Mortgaged Properties may be subject to use restrictions imposed in connection with addressing environmental concerns. See “—Environmental Considerations”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for certain liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings, breaches of environmental covenants or other matters), certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor. Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-1A, Annex E-2A or Annex E-3A to this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

●	With respect to the 1500 Post Oak Boulevard Mortgage Loan (5.6%), the loan documents provide that only the special purpose entity borrower has liability for the enumerated recourse carve-out events. There is no separate loan guarantor.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

Certain of the Mortgage Loan documents may provide that recourse for environmental matters terminates immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or after a permitted transfer of the related Mortgaged Property) if certain conditions are satisfied, such as the lender receiving searches or an environmental inspection report meeting criteria set forth in such Mortgage Loan documents. In addition, as to certain Mortgage Loans, the related guaranty and/or environmental indemnity may provide that the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of

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the Mortgaged Property, or of ownership interests in the borrower, pursuant to such Mortgage Loan or a related mezzanine loan.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

With respect to the FreshDirect HQ Mortgage Loan (9.998%), the Mortgaged Property benefits from a PILOT program in which the improvements are 100% exempt from real estate taxes from the July 1, 2019 PILOT commencement date through June 30, 2040, and thereafter the exemption will phase out at 20% increments over an additional five years until expiration of the PILOT term on June 30, 2044. In order to effectuate the PILOT program, the related borrower sub-subleased its interest in the Mortgaged Property to the New York City Industrial Development Agency (the “NYC IDA”) pursuant to the company lease (“Company Lease”), which simultaneously leased it back to the related borrower pursuant to the agency lease (“Agency Lease” and together with the Company Lease, collectively, the “PILOT Lease”). The related borrower simultaneously subleased the Mortgaged Property to the FreshDirect Tenants on an absolute net basis over the same lease term as the PILOT Lease. The Fresh Direct Tenants are required to pay rent in an amount adequate to satisfy all rents due to the NYC IDA under the Agency Lease, as well as to pay an amount adequate to satisfy all of the related borrower’s obligations under any mortgage loan (pursuant to the Whole Loan documents, the borrower is obligated to charge rent on such sublease in accordance with a rent escalation schedule that was underwritten by the lender). The lender underwrote a rent escalation schedule with rent due on the first day of each calendar month in the annual amount of $23,657,578 for the calendar year 2026 and escalating annually through the calendar year 2044, at which time the annual amount will be $40,275,442.94. According to the related appraisal, the estimated full tax liability for the 2026/2027 tax year would be $5,685,460 if the Mortgaged Property did not benefit from the PILOT. The PILOT agreement requires a $1.00 per annum absolute net payment from the borrower to the NYC IDA and contains a series of recapture events that could lead to termination of the PILOT agreement, including the sale, lease, or other disposal of all or a substantial portion of the Mortgaged Property. The PILOT benefits are not considered to run with the Mortgaged Property, and any benefits scheduled to be received are not considered to be transferable should the Mortgaged Property be sold or leased. Additional recapture events include default under the Pilot Lease, the loss of the PILOT benefits upon the occurrence of a cessation, which includes termination of the Agency Lease, liquidation of all or substantially all of lessee’s/sublessee’s operating assets or cessation of all or substantially all of its operations, transfer of all or substantially all of lessee’s/sublessee’s employees to a location outside of New York City, a substantial change in the scope and nature of the facility’s operations, or if lessee/sublessee has relocated all or substantially all of its operations at the Mortgaged Property to another site unless the lessee/sublessee relocated its operations and an employment level equal to at least 90.0% of the number of employees at the Mortgaged Property prior to relocation to another facility within New York City. The Agency Lease is terminable (i) at the discretion of the borrower, upon at least 45 days’ notice and (ii) on or after the Agency Lease expiration date, at the discretion of NYC IDA, upon 10 days’ notice, with, among other things in the case of either (i) or (ii) above, payment by the borrower of all rental payments and any other amounts due plus $1.00, payment of any amounts due to the New York City Department of Finance, surrender of the sales tax letter for cancellation, and delivery of an executed satisfaction of mortgage in recordable form (executed by mortgagee). At origination, the NYC IDA provided an estoppel stating that the PILOT Lease and the NYC IDA’s rights thereunder are subordinate to the related Mortgage Loan.

With respect to the Mountain Industrial Portfolio Mortgage Loan (7.3%), various of the individual properties are the subject of PILOT or other tax subsidies that were reflected in loan underwriting, as follows: (i) 3200 Rodeo Court Mortgaged Property, (ii) 6735 Trippel Road Mortgaged Property; (iii) 3150 Highway 42 Mortgaged Property,

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(iv) 1151 South Graham Road Mortgaged Property, (v) 5440 Haggerty Lane Mortgaged Property and (vi) 3058 Lakemont Blvd Mortgaged Property. The aggregate allocated loan amounts for the six tax-subsidized properties total $231,700,642 or 14.3% of the Whole Loan amount, and the underwritten property tax expense with abatements is approximately $2.1 million. Unabated taxes for the six tax-subsidized properties are estimated to total approximately $2.5 million. The loan documents provide for losses recourse to the borrower and guarantor in the event of any borrower breach or termination of PILOT-related agreements that results in reduction of tax abatement (including lost rental income) up to allocated loan amount for the affected individual property. We cannot assure you that the non-recourse carveout guarantor would have the resources to perform such recourse obligations.

With respect to the Prospect Place Apartments Mortgage Loan (4.7%), the related borrowers entered into a regulatory agreement with the City of New York, acting by and through HPD in June 2017, with a 30-year term. The regulatory agreement states that all apartments units are rent stabilized after the initial leasing and specifies occupancy restrictions, which identify the apartment-size distributions and respective rent limits based on a percentage of the area median income. The related Mortgaged Property benefits from the Article XI tax incentive. The Article XI tax incentive was secured in 2017 and has approximately 21 years remaining, currently scheduled to expire in 2047. Under Article XI, the New York City Council grants a complete exemption from real property taxes in exchange for the property being operated as affordable housing and subject to rent stabilization during the term of the regulatory agreement. During such term (30 years from the effective date of the applicable regulatory agreement), each building must comply with rent stabilization and other affordability restrictions, including filing rent registrations with the New York State Division of Housing and Community Renewal in connection with limits on rent increases and certain other tenant protections. In lieu of standard property taxes, the borrowers must pay an annual “shelter rent tax” equal to a specified percentage of the total residential and commercial rents (including subsidies) less the cost of utilities provided to tenants. The Prospect Place Apartments Mortgaged Property’s shelter rent taxes range from 5%-10%, depending on the building. The regulatory agreements run with the land and bind all future owners during the Prospect Place Apartments Restriction Period, during which HPD retains enforcement and oversight authority. However, the regulatory agreements provide that so long as certain underwriting standards are met, and upon notice and opportunity for HPD to review all relevant information, HPD is required to provide a subordination agreement to the lender, subordinating the regulatory agreement to the Prospect Place Apartments Whole Loan. The Article XI tax incentive has no partial burn-off schedule and is expected to remain fully in-place until 2047. The appraisal’s total estimated unabated tax assessment for the 2025-2026 year is approximately $3,616,353. If the Prospect Place Apartments Mortgaged Property fails to maintain or receive tax abatement benefits pursuant to Article XI, the Prospect Place Apartments Whole Loan documents require the debt to be fully recourse to the borrowers and non-recourse carveout guarantors until such time as the tax abatement benefits are fully reinstated. However, there can be no assurance that either the borrowers or non-recourse carveout guarantor will have the financial ability to satisfy such obligation if it is required to do so.
With respect to the Admiral’s Cove Mortgage Loan (4.9%), the related Mortgaged Property is subject to a 16-year PILOT agreement, by and between the related borrower, the Town of Haverstraw (the “Town”), the Village of Haverstraw (the “Village”), the North Rockland Central School District (the “Rockland School District”), the County of Rockland (“Rockland County”) and the County of Rockland Industrial Development Agency (the “Rockland IDA”), pursuant to which the borrower is entitled to make PILOT payments based on a fixed assessed property value and annual 2% increases in the applicable tax rates. In order to effectuate the abatement, the related borrower transferred the fee interest in the related Mortgaged Property to the Rockland IDA and the Rockland IDA has ground leased the related Mortgaged Property back to the related borrower. The Rockland IDA is a party to the mortgage encumbering the related Mortgaged Property, and the collateral for the related Mortgage Loan is the overlapping fee and leasehold interest. The PILOT agreement commenced on (a) September 1, 2022, with respect to the PILOT payments payable to the Rockland School District and (b) January 1, 2023, with respect to the PILOT payments payable to the Village, Rockland County and the Town. During the initial three years of the PILOT period, the PILOT payments were based on a “land only” assessed value of $1,638,600, however, the assessed property value for the current and remaining PILOT term is $17,000,000. After the first three years, the PILOT payments phased-out at 15% per year for years four and five, 5% per year for years six through 13 and 10% per year for years 14 through 16. At origination, the Rockland IDA provided an estoppel stating that the PILOT documents and the Rockland IDA’s rights thereunder are subordinate to the related Mortgage Loan. The related borrower has the option to purchase the Rockland IDA’s interest in the related Mortgaged Property and to terminate the PILOT arrangement at any time by paying all amounts then due under the ground lease, plus a purchase price of $1. The lender underwrote the average of payments over the loan term, which is $520,099.

With respect to the Seneca One Mortgage Loan (3.2%), the related borrower entered into a PILOT agreement with the Erie County Industrial Development Agency (the “IDA”), a public benefit corporation of the State of New

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York, dated April 1, 2020, with a term of 25 years (through 2045-2046). In connection with the PILOT arrangement, Jemal's Seneca L.L.C. (one of two co-borrowers) leases the improvements on the Mortgaged Property other than the adjacent parking lot parcel to the IDA, with the IDA subletting such improvements back to such borrower. The leasehold and sub-leasehold interests are coterminous with the term of the PILOT agreement, and the borrower maintains the fee interest in the Mortgaged Property throughout the term of the Mortgage Loan. Under a related infrastructure fund agreement, a portion of the PILOT payments made by the borrower to the IDA may be used, with the consent of the City of Buffalo, to make public infrastructure improvements and public streetscape improvements and other public improvement projects in the immediate area surrounding the Mortgaged Property. The PILOT arrangement does not reduce the real estate tax burden of the Mortgaged Property. Upon the expiration of the PILOT term, the PILOT agreement, leasehold and sub-leasehold structure will automatically terminate, the borrower will revert to paying real estate taxes to the appropriate municipal authorities, and the borrower will continue to own the Mortgaged Property on an unencumbered fee simple basis.

With respect to 1584 Fulton Street Mortgage Loan (2.3%), the Mortgaged Property benefits from a 35-year 421-a tax exemption program issued by HPD, pursuant to which the Mortgaged Property will be 100% exempt for the first 25 years of the abatement period (which began in tax year 2026/2027) and 31.43% exempt for the last 10 years of the period. In connection with the tax exemption, the borrower is required to reserve at least 30% of the units at the Mortgaged Property (equal to 11 units) for tenants earning no more than 130% of the area median income, subject to certain rental restrictions. According to the appraisal, full unabated taxes for the 2026/2027 tax year are $469,847 compared to the underwritten abated taxes of $46,804.

With respect to The Rockwell Mortgage Loan (1.2%), the related borrower entered into a PILOT agreement with the New Rochelle Industrial Development Agency (the “NRIDA”) in 2018, pursuant to which the borrower conveyed the leasehold interest in the Mortgaged Property to the NRIDA and the NRIDA leased the Mortgaged Property back to the borrower. According to the PILOT documents, each of the residential and commercial components of the Mortgaged Property is subject to a PILOT arrangement pursuant to which the borrower is entitled to make payments in lieu of taxes otherwise due with respect to the Mortgaged Property through December 31, 2040 in accordance with separate residential and commercial schedules set forth in the PILOT documents. As a condition to the PILOT arrangement, the borrower is required to comply with certain affordable housing restrictions described under “—Statistical Characteristics of the Mortgage Loans—Property Types—Multifamily Rental Properties”. The NRIDA is a party to the mortgage encumbering the related Mortgaged Property, and the collateral for the related Mortgage Loan is the overlapping fee and leasehold interest. Upon expiration of the PILOT arrangement, the fee interest will revert back to the borrower. In connection with the PILOT arrangement, the Mortgaged Property is subject to a mortgage to the benefit of the NRIDA in a maximum amount of up to $800,000 (representing the aggregate projected tax benefits under the PILOT arrangement through and including the expiration date of the PILOT arrangement) (the “PILOT Mortgage”), provided, however, that the NRIDA has fully subordinated the PILOT Mortgage to the lien of the Mortgage Loan documents except for any unpaid, past due or then outstanding payments due under the PILOT documents (provided further that the NRIDA is prohibited from commencing any actions to foreclose on the lien of the PILOT Mortgage or accelerate the PILOT Mortgage to collect any future PILOT payments that are not then due and payable under the PILOT Mortgage). According to the related appraisal, the borrower’s estimated PILOT payments for the 2025/2026 tax year are (i) with respect to the residential component, $215,249 versus estimated taxes without the PILOT abatement of $545,677 and (ii) with respect to the commercial component, $101,800 versus estimated taxes without the PILOT abatement of $146,140. According to the borrower sponsor (as verified with the NRIDA’s outside counsel), an application filed with the NRIDA has been approved, which will (1) extend the term of the PILOT arrangement as it relates to the residential component of the Mortgaged Property to December 31, 2045 and (2) reset the tax benefits pursuant to the PILOT to restart the tax benefits as of tax year commencing on January 1, 2026, subject to, among other things, the borrower’s (i) allocation of two additional multifamily units as affordable in accordance with the requirements discussed under “—Statistical Characteristics of the Mortgage Loans—Property Types—Multifamily Rental Properties” and (ii) payment of a “Social Equity Fee” in the amount of $212,234 in accordance with a schedule approved by the NRIDA (with the borrower required to deposit with the lender on each monthly payment date commencing January 2026, approximately $4,421.54 to be used to make with such payments). Pending, among other things, the contribution of the two additional multifamily units (which anticipated units are currently utilized as a leasing office and model unit and do not yet have certificates of occupancy for multifamily occupancy), the anticipated extension of the PILOT arrangement has not yet taken effect. The lender underwrote taxes on the basis of the average PILOT payment per year over 5 years, excluding the anticipated extension.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

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See also Mortgage Loan representation and warranty no. (18) (Access; Utilities; Separate Tax Lots) on Annex E-1A to this prospectus, Mortgage Loan representation and warranty no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-2A to this prospectus and Mortgage Loan representation and warranty no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-3A to this prospectus, and any related exceptions on Annexes E-1B, E-2B and E-3B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A, E-2A and E-3A to this prospectus).

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
5	0	2	6.4%
6	0	21	83.9
11	0	2	9.7
Total		25	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple, leasehold and/or sub-leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

With respect to the Mountain Industrial Portfolio Mortgage Loan (7.3%), for purposes of calculating interest and other amounts payable on the Mountain Industrial Portfolio Whole Loan, each promissory note comprising the Whole Loan was divided into multiple components with varying component interest rates. The interest rate of each promissory note (including those evidencing the Mountain Industrial Portfolio Mortgage Loan) represents the weighted average interest rate of the related components. Prepayments of each promissory note will be applied to the related components in sequential order. As a result of the components having different interest rates and the allocation of prepayments to sequentially reduce the components, the per annum weighted average interest rate of the components (and, therefore, the interest rate of the Mountain Industrial Portfolio Mortgage Loan) may increase over time, which would increase the debt service and may have an adverse effect on the borrower’s ability to make payments under the Mountain Industrial Portfolio Whole Loan. In addition, if any such increase in interest rate occurs after any Withheld Amount is withheld, but prior to the Withheld Amount’s inclusion in the Net Mortgage Rate as described under “Description of the Certificates—Distributions—Pass-Through Rates”, then the Withheld Amount may not reflect the increased interest rate when the Withheld Amount is included in the calculation of the Net Mortgage Rate. See “—The Whole Loans—The Mountain Industrial Portfolio Pari Passu-AB Whole Loan” for information regarding the component interest rates.

Twenty-four (24) of the Mortgage Loans (96.0%) provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

The remaining Mortgage Loan (4.0%) provides for monthly payments of principal based on an amortization schedule significantly longer than the remaining term to maturity or Anticipated Repayment Date for such Mortgage Loan (such Mortgage Loan, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”). The

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Mortgage Loan (4.0%) referenced in the preceding sentence provides for amortizing debt service payments for its entire loan term.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

An ARD Loan further requires that, after the related Anticipated Repayment Date, all cash flow available from the related Mortgaged Property or portfolio of Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents, all escrows and all other amounts then due and payable under the related Mortgage Loan documents (other than Excess Interest), mezzanine loan debt service, and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property or portfolio of Mortgaged Properties be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of any Certificates evidencing an interest in such Excess Interest.

The features described above, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that any ARD Loan will be prepaid on its respective Anticipated Repayment Date.

There are no ARD Loans included in the Issuing Entity and, accordingly, no Excess Interest is payable with respect to the Issuing Entity, no certificates will be issued that represent an interest in any Excess Interest and all references in this prospectus to “ARD Loans,” “Anticipated Repayment Dates,” “Excess Interest” and “Excess Interest Distribution Account” should be disregarded.

Single-Purpose Entity Covenants

In general, the terms of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to the property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that such borrowers have in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. A borrower may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. Furthermore, in many cases borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent

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directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

With respect to the South Jersey Multifamily Portfolio Mortgaged Properties (4.1%), which secure a Mortgage Loan with an original principal balance equal to or greater than $20,000,000, the related borrowers are not required to have an independent director.

In the case of certain Mortgage Loans, the related borrower sponsor has provided a guaranty of the payment of a portion of the borrower’s indebtedness under such Mortgage Loan or, in certain cases, the entirety of the borrower’s indebtedness under such Mortgage Loan until certain post-closing conditions are satisfied. There can be no assurance that a payment guaranty by a borrower sponsor or other guarantor for all or a portion of a borrower’s indebtedness under a Mortgage Loan would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liabilities of the borrower with those of the guarantor. In addition, certain payment guaranties may or may not contain an ongoing net worth covenant, or if such covenant exists, compliance with such covenant may not be monitored. There can be no assurance that any such guarantor will have the financial ability, or be willing to, satisfy such obligation if it is required to do so. Set forth below are Mortgage Loans with respect to which the related borrower sponsor has provided a payment guaranty:

●	With respect to the Shore Front Parkway Apartments Mortgage Loan (8.1%), the related borrower and guarantors have a general recourse obligation for 25% of the initial principal balance of the related Mortgage Loan.
●	With respect to the Prospect Place Apartments Mortgage Loan (4.7%), the related borrower and guarantors have a general recourse obligation for 15% of the initial principal balance of the related Mortgage Loan.
●	With respect to the Fresh Edge Portfolio Mortgage Loan (2.6%), the related borrower and guarantors have a general recourse obligation for 25% of the initial principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;
●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;
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●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or
●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
L,D,O	13	46.4%
L,YM1,O	4	25.5
L,DorYM1,O	4	16.5
L,YM1,DorYM1,O	2	8.5
L,DorYM3,O	1	1.8
YM, DorYM,O	1	1.3
Total	25	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx%” is, for the purposes of this prospectus, treated as a yield maintenance period.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;
●	“D” means the Mortgage Loan provides for a defeasance period;
●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;
●	“YMx%” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;
●	“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;
●	“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;
●	“D or YMx%” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and
●	“O” means the Mortgage Loan provides for an open period.
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Set forth below is information regarding the remaining terms of the prepayment lock-out and combined prepayment lock-out/defeasance periods, as applicable, for the Mortgage Loans for which a prepayment lock-out period is currently in effect:

●	the maximum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 56 months;
●	the minimum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 5 months; and
●	the weighted average remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 36 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
2	1	2.4%
3	1	2.1
4	4	19.1
5	3	9.0
6	4	18.7
7	12	48.7
Total	25	100.0%

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus, in certain cases, applicable yield maintenance. See “—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. Further, certain Mortgage Loans may provide for prepayment (typically with prepayment consideration) in connection with the avoidance or cure of a cash management trigger event. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

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Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease or a single tenant Mortgaged Property and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels, debt yield levels and/or satisfying leasing conditions; and
●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Defeasance; Collateral Substitution

The terms of 21 of the Mortgage Loans (74.5%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided, in most cases, that no event of default exists), after a defeasance lockout period of at least two years following the Closing Date (the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Prepayment Provisions” above and “—Partial Releases” below. Certain of the Defeasance Loans may have a prepayment consideration period that runs concurrently with all or part of the related Defeasance Lock Out Period, during which any such Mortgage Loan is prepayable together with payment of a yield maintenance charge. See “—Prepayment Provisions” above.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Whole Loan, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan (or Whole Loan, if applicable)) and (2) in amounts equal to the scheduled payments due on

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such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment (or the borrower may be required to provide such government securities directly rather than making such deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of any Trust REMIC as a REMIC or result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Whole Loan, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Whole Loan, if applicable).

For additional information on Mortgage Loans that permit partial defeasance in connection with property releases, see “—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Prepayments

●	With respect to the Mountain Industrial Portfolio Mortgage Loan (7.3%), on or after the payment date in May 2028, the borrowers have the right to obtain the release of any of the related Mortgaged Properties upon prepayment of a release amount equal to the lesser of (a) the outstanding principal amount of the Mountain Industrial Portfolio Whole Loan (plus interest and any other amounts that may be due) and (b) an amount equal to the allocated loan amount for such Mortgaged Property multiplied by (1) one hundred five percent (105%) until such time that the outstanding principal balance of the Mountain Industrial Portfolio Whole Loan has been reduced to $1,134,000,000 and (2) thereafter, one hundred ten percent (110%) together with, if prior to the open prepayment period, a prepayment fee (the “Release Prepayment Fee”) equal to the greater of (x) 1.00% of the amount prepaid and (y) a yield maintenance premium, and satisfaction of certain conditions, including (i) the post-release debt yield’s being not less than the greater of 7.55% and the pre-release debt yield and (ii) satisfaction of REMIC related conditions. If the debt yield requirement above is not satisfied, the borrowers may satisfy such requirement by (1) prepaying the related Whole Loan in an amount sufficient to satisfy such debt yield
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requirement or (2) depositing cash collateral or a letter of credit with the lender in an amount sufficient to satisfy such debt yield requirement. In addition, even if the debt yield requirement is not satisfied, so long as the release is in connection with an arm’s-length third party transfer or the exercise by a tenant of a purchase option, the borrowers may nevertheless obtain the release of the related Mortgaged Property upon payment of an amount equal to the greater of (I) the applicable release amount and (if prior to the open period) the Release Prepayment Fee and (II) the lesser of (x) 100% of the net sales proceeds of the released property and (y) an amount necessary to, after giving effect to such release, satisfy the debt yield requirement, together with (if prior to the open period) the Release Prepayment Fee.

In addition, with respect to the Mountain Industrial Portfolio Mortgage Loan (7.3%), on or after the payment date in May 2028, the borrowers have the right to obtain the release of any of the related Mortgaged Properties in order to cure a default related to such Mortgaged Property or an event of default, in each case as to which the lender has delivered notice but only if (i)(I) prior to releasing such Mortgaged Property, the borrowers use commercially reasonable efforts to cure such default or event of default (which efforts will not require any capital contributions to be made to the borrowers or include any obligations of such borrowers or the non-recourse carveout guarantor to use any operating income or rents from any Mortgaged Property other than the Mortgaged Property that is the subject of the default or event of default to effectuate such cure) or (II) such event of default related to an environmental condition at any Mortgaged Property and (ii) such default or event of default was not caused by the borrowers or an affiliate of the borrowers in bad faith to circumvent the release requirements in the related Whole Loan. In connection with any such release the borrowers are required to satisfy the release conditions described in the preceding paragraph, except that the borrowers will not be required to satisfy the debt yield requirements described in such paragraph.

●	With respect to the Deptford Mall Mortgage Loan (6.9%), the related loan documents permit the borrowers to obtain the release of an outparcel of the Mortgaged Property currently ground-leased to Zaxby’s, a tenant occupying approximately 0.571% of the net rentable square footage at the Deptford Mall Mortgaged Property, at any time, provided, among other conditions, (i) no event of default exists, (ii) the borrowers prepay the Mortgage Loan in an amount equal to $1,000,534, together with any applicable yield maintenance premium and (iii) the borrowers satisfy customary REMIC requirements.

Property Releases; Free Releases

●	Certain of the Mortgage Loans, including the Deptford Mall Mortgage Loan (6.9%), permit the release or substitution of specified parcels of real estate (or parcels meeting certain requirements set forth in the related loan agreement) or improvements that secure such Mortgage Loans (which parcels or improvements may consist of a significant portion of the net rentable square footage at the Mortgaged Property) but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such permitted releases of real estate are generally, subject to satisfaction of certain REMIC rules (and other conditions such as separation of the release parcel from the Mortgaged Property), without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan. There can be no assurance that the development of a release parcel would not have a material adverse effect on the remaining Mortgaged Property, whether due to, for example, potential disruptions to the Mortgaged Property related to construction at the release parcel site or related to the improvements that are ultimately built at the release parcel site.
Escrows

Eighteen (18) Mortgage Loans (63.4%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Seventeen (17) Mortgage Loans (53.4%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

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Ten (10) Mortgage Loans (33.0%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Eight (8) Mortgage Loans (51.8%) secured by office, retail, industrial and mixed use, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, industrial, retail and mixed use properties.

Certain of the reserves described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements, vacancies at the related Mortgaged Property and other shortfalls (including free rent or gap rent) or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus (and the footnotes thereto) and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;
●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;
●	a Rating Agency Confirmation has been obtained from each Rating Agency;
●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and
●	the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the
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borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	12	$365,159,447	58.3%
Springing	9	$192,090,000	30.7
Soft (Residential) / Hard (Commercial)	3	$57,900,000	9.2
Soft	1	$11,000,000	1.8
Total:	25	$626,149,447	100.0%

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;
●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;
●	any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;
●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;
●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and
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●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Other Secured Debt

Companion Loans

As described under “—The Whole Loans” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan Summaries” in Annex B to this prospectus for additional information regarding each Split Mortgage Loan that is one of the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Additional Secured Debt

With respect to the Deptford Mall Mortgage Loan (6.9%), the Mortgage Loan documents permit future PACE (property assessed clean energy) debt up to $10,000,000 without lender consent or rating agency confirmation.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

As of the Cut-off Date, except as disclosed in the following table, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor. The table below further identifies, for each Mortgage Loan that has one or more related existing mezzanine loans, certain Cut-off Date LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NCF information for such Mortgage Loan and, if applicable, for the total debt with respect to the related Mortgaged Property or Mortgaged Properties.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Aggregate Mezzanine Debt Cut-off Date Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance(1)	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)		Mortgage Loan Cut-off Date LTV Ratio(2)	Total Debt Cut-off Date LTV Ratio(1)	Cut-off Date Mortgage Loan UW NCF DSCR(2)	Cut-off Date Total Debt UW NCF DSCR(1)	Cut-off Date Mortgage Loan Debt Yield on Underwritten NOI(2)	Cut-off Date Total Debt Yield on Underwritten NOI(1)
Admiral’s Cove	$30,650,000	$7,000,000	$53,350,000	N/A	$91,000,000	7.4692%	(3)	64.4%	69.8%	1.20x	1.05x	8.7%	8.0%
Crossgates Mall(4)	$25,000,000	$20,000,000	$80,000,000	$68,000,000	$193,000,000	11.629533679%		36.8%	67.7%	2.68x	1.07x	25.2%	13.7%
Seneca One(5)	$20,000,000	$34,888,804	$51,000,000	$13,416,645	$119,305,450	7.82307%	(6)	42.3%	71.0%	2.24x	1.09x	16.2%	9.6%
The Rockwell	$7,250,000	$10,743,584	$54,000,000	N/A	$71,993,584	6.29880%	(7)	70.6%	83.0%	1.40x	1.10x	8.3%	7.1%

(1)	Calculated taking into account the mezzanine debt and any related Pari Passu Companion Loan and Subordinate Companion Loan.
(2)	Calculated taking into account any related Pari Passu Companion Loan (but without regard to any related Subordinate Companion Loan).
(3)	The Cut-off Date Wtd. Avg. Total Debt Interest Rate shown to full precision is 7.46923076923077%.
(4)	Includes a 2.00 minimum multiple payment payable at repayment or prepayment.
(5)	M&T Bank, the largest commercial tenant at the Seneca One Mortgaged Property, is also the mezzanine lender under the related mezzanine loan.
(6)	Interest on the outstanding principal balance of the mezzanine loan will accrue at a rate 9.50000% per annum and is comprised of a current pay interest rate of 9.50000% per annum on a note with an original principal balance of $21,000,000 (the “Mezzanine Note A”) and an accrual component interest rate of 9.50000% per annum on a note with an original principal balance of $13,500,000 (the “Mezzanine Note B”). On each payment date, the mezzanine borrower is required to pay monthly debt service on Mezzanine Note A. Interest on the outstanding principal balance under the Mezzanine Note B will accrue at 9.50000% per annum from the origination date, compounding monthly, and will be deferred until due and payable in full on the maturity date of the mezzanine loan. The Cut-off Date Wtd. Avg. Total Debt Interest Rate shown to full precision is 7.82306528998643%.
(7)	With respect to The Rockwell Mortgage Loan (1.2%), the related mezzanine loan has an interest rate equal to 15% per annum, which is comprised of (i) a 9% “current pay” component for monthly interest-only debt service payments and (ii) an additional 6.0% which will be paid, provided that no event of default or cash sweep period is continuing under the Mortgage Loan documents (other than a cash sweep period continuing solely because of the continuance of a mezzanine cash sweep period and/or an event of default under the mezzanine loan), to the extent of cash available after payment of Mortgage Loan debt
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service, reserves, operating expenses and the current pay component, with any unpaid portion accruing to principal. The Cut-off Date Wtd. Avg. Total Debt Interest Rate shown to full precision is 6.29880441659215%.

The mezzanine loan related to each of the Admiral’s Cove Mortgage Loan (4.9%), the Crossgates Mall Mortgage Loan (4.0%), the Seneca One Mortgage Loan (3.2%) and The Rockwell Mortgage Loan (1.2%) identified in the table above, is subject to an intercreditor agreement between the holder of the mezzanine loan and the lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and each such mezzanine loan. The intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender) to any and all payments required to be made under the related Mortgage Loan, other than (i) payments made in connection with the enforcement of the mezzanine lender’s rights with respect to the separate equity collateral, (ii) proceeds from the disposition of the separate equity collateral related solely to the mezzanine loan resulting from the mezzanine lender’s foreclosure upon such separate collateral in accordance with the terms and provisions of the intercreditor agreement and (iii) proceeds from any sale of the mezzanine loan in accordance with the terms and provisions of the intercreditor agreement, (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and, in certain cases, prepayments of the related mezzanine loan prior to the prepayment in full of the Mortgage Loan, provided that, in many cases, such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash permitted to be distributed or dividended by the Mortgage Loan borrower to its equity owners pursuant to the terms of the Mortgage Loan documents), (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the related Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Property, and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan (or in certain cases, if any event of default has occurred under the related Mortgage Loan) or if the related Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender commences any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any servicing advances made by the related Mortgage Loan lender or its servicer and any interest thereon, and interest on any principal and interest advances made by the Mortgage Loan lender or its servicer, plus, subject to certain limitations, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the Pooling and Servicing Agreement (net of certain amounts and subject to certain other limitations, each as specified in the related intercreditor agreement), and generally excluding any late charges, default interest, exit fees, liquidated damages and prepayment premiums. In addition, the mezzanine loan agreements provide that an event of default under the related Mortgage Loan will trigger an event of default under the related mezzanine loan.

Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

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In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loan(s) listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
FreshDirect HQ	$62,600,000	41.7%	2.88x	20.5%	Y

Each of the Mortgage Loan(s) listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to the Crossgates Mall Mortgage Loan (4.0%), the non-managing class B member in a joint venture entity that is an indirect parent of the borrower under the Crossgates Mall Whole Loan (the “Crossgates Mall Joint Venture”), was deemed to have made a $15,000,000 capital contribution to the Crossgates Mall Joint Venture in connection with the closing of such loan. The class B member interest has a 35% per annum rate of return, compounded monthly, and a 2.50 minimum multiple payment. Monthly distributions are to be made to the class B member on account of the following and in the following order of priority, to the extent of available cash: accrued and unpaid return, unreturned capital, the minimum multiple payment and any other amounts due to the class B member. To the extent that in any month the return is not distributed to the class B member in full, the portion that remains unpaid will compound and be added to unreturned capital. The class B member has customary “major decision” rights for a non-managing member of a joint venture and, upon an event of default under the related joint venture agreement (including an event of default (other than a maturity default)) under the Crossgates Mall Whole Loan described above under “—Existing Mezzanine Debt), the class B member may replace the managing member under the Crossgates Mall Joint Venture.

Permitted Unsecured Debt and Other Debt

With respect to the Admiral’s Cove Mortgage Loan (4.9%), the related borrower has entered into one or more insurance premium finance agreements with a third-party insurance premium finance company pursuant to which certain insurance premiums are financed. The premium finance company’s security interest is limited to a collateral assignment of the applicable insurance policies and unearned premiums thereunder and does not constitute a subordinate mortgage or junior lien encumbering the related Mortgaged Property.

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

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Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Whole Loans

General

Each of the Split Mortgage Loans is part of a Whole Loan comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note”) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Whole Loan Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Whole Loan Cut-off Date LTV Ratio(1)(3)	Mortgage Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NCF DSCR(3)	Mortgage Loan Debt Yield on Underwritten NOI(2)	Whole Loan Debt Yield on Underwritten NOI(3)	Controlling Note Included in Issuing Entity (Y/N)
Cannon Industrial Portfolio	BMO/ 3650 Capital	$62,600,000	9.998%	$114,900,000	N/A	$177,500,000	68.0%	68.0%	1.65x	1.65x	11.1%	11.1%	Y
FreshDirect HQ	UBS AG	$62,600,000	9.998%	$37,400,000	N/A	$100,000,000	41.7%	41.7%	2.88x	2.88x	21.5%	21.5%	Y
Shore Front Parkway Apartments	ZBNA	$51,000,000	8.1%	$43,500,000	N/A	$94,500,000	67.3%	67.3%	1.36x	1.36x	9.3%	9.3%	Y
Mountain Industrial Portfolio	BMO, UBS AG, WFB	$45,750,000	7.3%	$1,123,650,000	$450,600,000	$1,620,000,000	49.8%	68.9%	1.93x	1.25x	10.6%	7.6%	N
Deptford Mall	GSMC / BMO	$43,500,000	6.9%	$71,500,000	N/A	$115,000,000	61.5%	61.5%	1.95x	1.95x	14.2%	14.2%	Y
1500 Post Oak Boulevard	WFB	$35,000,000	5.6%	$105,000,000	N/A	$140,000,000	50.8%	50.8%	2.40x	2.40x	17.4%	17.4%	N
Admiral’s Cove	BSPRT	$30,650,000	4.9%	$53,350,000	N/A	$84,000,000	64.4%	64.4%	1.20x	1.20x	8.7%	8.7%	N
Prospect Place Apartments	ZBNA / BSPRT	$29,650,000	4.7%	$53,350,000	N/A	$83,000,000	66.1%	66.1%	1.42x	1.42x	9.3%	9.3%	N
Sunset View	BMO	$25,000,000	4.0%	$12,185,000	N/A	$37,185,000	68.2%	68.2%	1.36x	1.36x	8.4%	8.4%	Y
Crossgates Mall	UBS AG	$25,000,000	4.0%	$80,000,000	$68,000,000	$173,000,000	36.8%	60.7%	2.68x	1.30x	25.2%	15.3%	N
Northwoods Mall	BMO / 3650 Capital	$24,962,447	4.0%	$17,972,962	N/A	$42,935,409	47.4%	47.4%	1.82x	1.82x	20.0%	20.0%	Y
Seneca One	BMO	$20,000,000	3.2%	$51,000,000	$13,416,645	$84,416,645	42.3%	50.2%	2.24x	1.35x	16.2%	13.6%	N
The Towers at Cupertino City Center	WFB	$15,000,000	2.4%	$130,000,000	N/A	$145,000,000	63.6%	63.6%	1.69x	1.69x	11.3%	11.3%	N
The Landing	BMO	$15,000,000	2.4%	$61,480,000	N/A	$76,480,000	72.9%	72.9%	1.35x	1.35x	8.3%	8.3%	N
The Rockwell	3650 Capital	$7,250,000	1.2%	$54,000,000	N/A	$61,250,000	70.6%	70.6%	1.40x	1.40x	8.3%	8.3%	N

(1)	With respect to certain of the Mortgage Loans identified above, the Cut-off Date LTV Ratios have been calculated using “as-stabilized”, “portfolio premium” or similar hypothetical values, as described under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(2)	Calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan.
(3)	Calculated including the related Pari Passu Companion Loan(s) and any related Subordinate Companion Loan.

With respect to each Whole Loan, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.	the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note”) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder”) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Whole Loan (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Whole Loan with or without cause, and
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II.	the holder(s) of the note(s) other than the Controlling Note (each, a “Non-Controlling Note”) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders”) generally entitled (directly or through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Whole Loan, subject to certain exceptions, including that in certain cases where the related Controlling Note is a B-note, C-note or other subordinate note, such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either such Controlling Note(s) or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Whole Loan, is certain information regarding (in each case as of the Cut-off Date): (i) whether such Whole Loan will be a Serviced Whole Loan, an Outside Serviced Whole Loan or a Servicing Shift Whole Loan as of the Closing Date, (ii) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (iii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes. With respect to each Whole Loan, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Whole Loan Controlling Notes and Non-Controlling Notes

Mortgaged Property Name	Servicing of Whole Loan	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
Cannon Industrial Portfolio	Serviced	Note A-1	Control	—	BMO 2026-5C15	$31,400,000
		Note A-2	Non-Control	—	BMO 2026-5C15	$31,200,000
		Note A-3	Non-Control	3650 Capital	Not Identified	$30,000,000
		Note A-4	Non-Control	BMO	Not Identified	$30,000,000
		Note A-5	Non-Control	3650 Capital	Not Identified	$20,000,000
		Note A-6	Non-Control	BMO	Not Identified	$20,000,000
		Note A-7	Non-Control	3650 Capital	Not Identified	$4,900,000
		Note A-8	Non-Control	BMO	Not Identified	$5,100,000
		Note A-9	Non-Control	3650 Capital	Not Identified	$2,450,000
		Note A-10	Non-Control	BMO	Not Identified	$2,450,000

FreshDirect HQ	Serviced	Note A-1	Control	—	BMO 2026-5C15	$40,000,000
		Note A-2-1	Non-Control	UBS AG	Not Identified	$37,400,000
		Note A-2-2	Non-Control	—	BMO 2026-5C15	$2,600,000
		Note A-3	Non-Control	—	BMO 2026-5C15	$5,000,000
		Note A-4	Non-Control	—	BMO 2026-5C15	$5,000,000
		Note A-5	Non-Control	—	BMO 2026-5C15	$5,000,000
		Note A-6	Non-Control	—	BMO 2026-5C15	$5,000,000

Shore Front Parkway Apartments	Serviced	Note A-1	Control	—	BMO 2026-5C15	$51,000,000
		Note A-2	Non-Control	ZBNA	Not Identified	$43,500,000

Mountain Industrial Portfolio	Outside Serviced	Note A-1-1 and Note A-2-1	Control	—	MTN 2026-LPFX	$332,760,000
		Note A-1-2 and Note A-2-2	Non-Control	—	MTN 2026-LPFX	$83,190,000
		Note A-1-3 and Note A-2-3	Non-Control	—	MTN 2026-LPFX	$83,190,000
		Note A-1-4 and Note A-2-4	Non-Control	—	MTN 2026-LPFX	$166,380,000
		Note A-1-5 and Note A-2-5	Non-Control	—	MTN 2026-LPFX	$83,190,000
		Note A-1-6 and Note A-2-6	Non-Control	—	MTN 2026-LPFX	$83,190,000
		Note A-3-1-1-1-1 and Note A-4-1-1-1-1	Non-Control	—	BMO 2026-5C15	$6,000,000
		Note A-3-1-1-1-2 and Note A-4-1-1-1-2	Non-Control	WFB	Not Identified	$61,000,000
		Note A-3-1-1-2 and Note A-4-1-1-2	Non-Control	—	BANK5 2026-5YR22	$43,000,000
		Note A-3-1-2 and Note A-4-1-2	Non-Control	—	WFCM 2026-5C9	$25,000,000
		Note A-3-2-1 and Note A-4-2-1	Non-Control	BANA	Not Identified	$14,500,000
		Note A-3-2-2 and Note A-4-2-2	Non-Control	—	BANK5 2026-5YR22	$14,500,000
		Note A-3-2-3 and Note A-4-2-3	Non-Control	—	BANK5 2026-5YR22	$4,750,000
		Note A-3-3 and Note A-4-3	Non-Control	—	BMO 2026-5C15	$33,750,000
		Note A-3-4 and Note A-4-4	Non-Control	—	Benchmark 2026-V22	$67,500,000
		Note A-3-5-1 and Note A-4-5-1	Non-Control	—	BANK5 2026-5YR22	$19,250,000
		Note A-3-5-2 and Note A-4-5-2	Non-Control	MSMCH	Not Identified	$14,500,000
		Note A-3-6-1 and Note A-4-6-1	Non-Control	UBS AG	Not Identified	$27,750,000
		Note A-3-6-2 and Note A-4-6-2	Non-Control	—	BMO 2026-5C15	$6,000,000
		Note B-1-1 and Note B-2-1	Non-Control	—	MTN 2026-LPFX	$180,240,000
		Note B-1-2 and Note B-2-2	Non-Control	—	MTN 2026-LPFX	$45,060,000
		Note B-1-3 and Note B-2-3	Non-Control	—	MTN 2026-LPFX	$45,060,000
		Note B-1-4 and Note B-2-4	Non-Control	—	MTN 2026-LPFX	$90,120,000
		Note B-1-5 and Note B-2-5	Non-Control	—	MTN 2026-LPFX	$45,060,000
		Note B-1-6 and Note B-2-6	Non-Control	—	MTN 2026-LPFX	$45,060,000
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Mortgaged Property Name	Servicing of Whole Loan	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance

Deptford Mall	Serviced	Note A-1-1	Control	—	BMO 2026-5C15	$29,000,000
		Note A-1-2	Non-Control	GS Bank	Not Identified	$20,000,000
		Note A-1-3	Non-Control	GS Bank	Not Identified	$21,000,000
		Note A-1-4	Non-Control	GS Bank	Not Identified	$6,666,667
		Note A-2-1	Non-Control	—	BMO 2026-5C15	$14,500,000
		Note A-2-2	Non-Control	BMO	Not Identified	$10,000,000
		Note A-2-3	Non-Control	BMO	Not Identified	$10,500,000
		Note A-2-4	Non-Control	BMO	Not Identified	$3,333,333

1500 Post Oak Boulevard	Outside Serviced	Note A-1	Control	—	BANK5 2026-5YR21	$60,000,000
		Note A-2	Non-Control	—	BMO 2026-5C15	$35,000,000
		Note A-3	Non-Control	—	WFCM 2026-5C9	$25,000,000
		Note A-4	Non-Control	—	BANK5 2026-5YR22	$20,000,000

Admiral’s Cove	Outside Serviced	Note A-1	Control	—	BBCMS 2026-5C41	$53,350,000
		Note A-2	Non-Control	—	BMO 2026-5C15	$30,650,000

Prospect Place Apartments	Outside Serviced	Note A-1	Control	—	BBCMS 2026-5C41	$53,350,000
		Note A-2	Non-Control	—	BMO 2026-5C15	$20,000,000
		Note A-3	Non-Control	—	BMO 2026-5C15	$9,650,000

Sunset View	Serviced	Note A-1	Control	—	BMO 2026-5C15	$25,000,000
		Note A-2	Non-Control	BMO	Not Identified	$6,092,500
		Note A-3	Non-Control	BMO	Not Identified	$6,092,500

Crossgates Mall	Outside Serviced	Note A-1-1	Control(4)	UBS AG	Not Identified	$25,000,000
		Note A-1-2	Non-Control	—	BMO 2026-5C15	$20,000,000
		Note A-1-3	Non-Control	UBS AG	Not Identified	$10,000,000
		Note A-2	Non-Control	—	WFCM 2025-5C7	$25,000,000
		Note A-3	Non-Control	—	WFCM 2025-5C7	$10,000,000
		Note A-4	Non-Control	—	BMO 2026-5C15	$5,000,000
		Note A-5	Non-Control	UBS AG	Not Identified	$5,000,000
		Note A-6	Non-Control	UBS AG	Not Identified	$5,000,000
		Note B	Non-Control(4)	—	WFCM 2025-5C7 (Crossgates Mall Loan-Specific Certificates)	$68,000,000

Northwoods Mall	Serviced	Note A-1-1	Control	—	BMO 2026-5C15	$12,481,224
		Note A-1-2	Non-Control	3650 Capital	Not Identified	$8,986,481
		Note A-2-1	Non-Control	—	BMO 2026-5C15	$12,481,224
		Note A-2-1	Non-Control	BMO	Not Identified	$8,986,481

Seneca One	Outside Serviced	Note A-1	Control(4)	—	Benchmark 2026-V21	$51,000,000
		Note A-2	Non-Control	—	BMO 2026-5C15	$20,000,000
		Note B	Control(4)	Torchlight Affiliate	Not Identified	$13,416,645

The Towers at Cupertino City Center	Outside Serviced	Note A-1-1	Control	—	BANK5 2026-5YR22	$60,000,000
		Note A-1-2	Non-Control	—	BBCMS 2026-5C41	$20,000,000
		Note A-1-3	Non-Control	—	WFCM 2026-5C9	$20,000,000
		Note A-2-1-1	Non-Control	WFB	Not Identified	$25,000,000
		Note A-2-1-2	Non-Control	—	BMO 2026-5C15	$15,000,000
		Note A-2-2	Non-Control	—	WFCM 2026-5C9	$5,000,000

The Landing	Servicing Shift	Note A-1	Control	BMO	Not Identified	$12,500,000
		Note A-2	Non-Control	BMO	Not Identified	$12,500,000
		Note A-3	Non-Control	BMO	Not Identified	$8,240,000
		Note A-4	Non-Control	BMO	Not Identified	$8,240,000
		Note A-5	Non-Control	—	BMO 2026-5C15	$7,500,000
		Note A-6	Non-Control	—	BMO 2026-5C15	$7,500,000
		Note A-7	Non-Control	BMO	Not Identified	$7,500,000
		Note A-8	Non-Control	BMO	Not Identified	$7,500,000
		Note A-9	Non-Control	BMO	Not Identified	$2,500,000
		Note A-10	Non-Control	BMO	Not Identified	$2,500,000

The Rockwell	Outside Serviced	Note A-1	Control	—	BMO 2025-5C13	$54,000,000
		Note A-2	Non-Control	—	BMO 2026-5C15	$7,250,000

(1)	Unless otherwise specified, with respect to each Whole Loan, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified, combined or re-issued Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.
(2)	Unless otherwise specified, with respect to each Whole Loan, each related unsecuritized pari passu Companion Note (whether controlling or non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization (a) that has closed, (b) as to which a preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission or (c) as to which a preliminary offering circular or final offering circular been printed, that, in each case, has included or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means the subject Controlling Note or Non-Controlling Note, as the case may be, has not been securitized and no preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission nor has any preliminary offering circular or final offering circular has been printed that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not Applicable” means the subject Controlling Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction. In the case of any Outside Securitization that has not closed, there is no assurance that such securitization will close. Under the column “Current Holder of Unsecuritized Note”, “—” means the subject Controlling Note or Non-Controlling Note is not an unsecuritized note and is currently held by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.
(3)	Entity names have been abbreviated for presentation using the defined terms thereof in this prospectus or as indicated below.

“BANA” means Bank of America National Association.

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“GS Bank” means Goldman Sachs Bank USA.

“MSMCH” means Morgan Stanley Mortgage Capital Holdings LLC.

“Torchlight Affiliate” means DF VIII REIT Holdings, LLC.

“WFB” means Wells Fargo Bank National Association.

(4)	The subject Whole Loan is an AB Whole Loan or a Pari Passu-AB Whole Loan, and the Controlling Note as of the date hereof (as identified in the chart above) is a related subordinate note. Upon the occurrence of certain trigger events specified in the related Co-Lender Agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject Whole Loan (each identified in the chart above as a “Control Shift Note”), which more senior note will thereafter be the Controlling Note. See “Description of the Mortgage Pool—The Whole Loans—The Crossgates Mall Pari Passu-AB Whole Loan” and “—The Seneca One Pari Passu-AB Whole Loan” in this prospectus for more information regarding the manner in which control shifts under each such Whole Loan.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan except that with respect to the Crossgates Mall Mortgage Loan (4.0%), in the event of a Crossgates Mall Sequential Pay Event under the related co-lender agreement, the Crossgates Mall Subordinate Companions Loan will be paid interest before the Crossgates Mall Senior Notes. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Whole Loan, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with each Whole Loan, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Whole Loan and any related Mortgaged Property; and (iii) for the allocation of expenses, losses and shortfalls relating to the Whole Loan, in each case as more particularly described below in this “—The Whole Loans” section.

Set forth below are certain terms and provisions of each Whole Loan and the related Co-Lender Agreement. Certain of the Whole Loans are Outside Serviced Whole Loans and Servicing Shift Whole Loans. For more information regarding the servicing of each of the Whole Loans that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Whole Loans” and “—Servicing of the Outside Serviced Mortgage Loans”.

The Serviced Pari Passu Whole Loans

Each Serviced Pari Passu Whole Loan will be serviced pursuant to the Pooling and Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement and the related Co-Lender Agreement. None of the Master Servicer, the Special Servicer or the Back-Up Advancing Agent will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the Master Servicer or the Back-Up Advancing Agent, as applicable, will be required to (and the Special Servicer, at its option in emergency situations, may) make Property Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the Special Servicer) determines that such a Property Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the Pooling and Servicing Agreement (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Controlling Pari Passu Companion Loan Securitization Date, after which such Whole Loan will be serviced pursuant to the related Outside Servicing Agreement (and, accordingly, will be an Outside Serviced Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Controlling Pari Passu Companion Loan Securitization Date.

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Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Serviced Pari Passu Whole Loan are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.
●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the Pooling and Servicing Agreement, in accordance with the terms of the Pooling and Servicing Agreement).
●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Split Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the Pooling and Servicing Agreement.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Property Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights with respect to Serviced Pari Passu Whole Loans other than Serviced Outside Controlled Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Controlling Note will be included in the Issuing Entity, and the applicable Directing Holder will have consent rights and any applicable Consulting Party will have consultation rights with respect to such Mortgage Loan as described under “The Pooling and Servicing Agreement—Directing Holder”.

Control Rights with respect to Servicing Shift Whole Loans

With respect to any Servicing Shift Whole Loan prior to the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” above under “—General”. The related Controlling Note Holder will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the Special Servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Controlling Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Note Holder”, and there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement.

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Certain Rights of each Non-Controlling Note Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such Non-Controlling Note Holder under the related Co-Lender Agreement with respect to such Non-Controlling Note or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Servicing Shift Whole Loan, one or more related Non-Controlling Notes will be included in the Issuing Entity, and any applicable Consulting Parties will be entitled to exercise the consultation rights described below.

The Special Servicer will be required, with respect to each Non-Controlling Note Holder that is a Consulting Party (i) to provide to such Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an asset status report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan within the same time frame it is required to provide such notice, information or report to the Directing Holder (for this purpose, without regard to whether such items are actually required to be provided to such Directing Holder (i.e., including if such Directing Holder is no longer a Directing Holder due to the occurrence of an applicable trigger event)) and (ii) to consult or use reasonable efforts to consult with such Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the Special Servicer or any proposed action to be taken by the Special Servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will generally expire 10 business days (or, with respect to an “acceptable insurance default”, if so provided in the related Co-Lender Agreement, 30 days) after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day (or, as applicable, 30-day) period will be deemed to begin anew). In no event will the Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative). In addition, if the Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual conference calls or meetings with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the Special Servicer that affects a Non-Controlling Note Holder, such holder will have the right to direct the Trustee to terminate the Special Servicer under the Pooling and Servicing Agreement solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such Special Servicer may have as a Certificateholder, or any other rights of the Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to the Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan

If any Split Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer decides to sell such Split Mortgage Loan, the Special Servicer will be required to sell such Split Mortgage Loan and each related Serviced Pari Passu Companion Loan, together as interests evidencing one whole loan. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least 10

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days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Master Servicer or Special Servicer in connection with the proposed sale.

The Outside Serviced Pari Passu Whole Loans

Each Outside Serviced Pari Passu Whole Loan will be serviced pursuant to the related Outside Servicing Agreement in accordance with the terms of such Outside Servicing Agreement and the related Co-Lender Agreement. No Outside Servicer, Outside Special Servicer or Outside Trustee will be required to make monthly payment advances on an Outside Serviced Mortgage Loan, but the related Outside Servicer or Outside Trustee, as applicable, will be required to (and the Outside Special Servicer, at its option in certain cases, may) make servicing advances on the related Outside Serviced Whole Loan in accordance with the terms of the related Outside Servicing Agreement unless such advancing party (or, in certain cases, the related Outside Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Outside Serviced Mortgage Loan will be made by the Master Servicer or the Back-Up Advancing Agent, as applicable, to the extent provided under the Pooling and Servicing Agreement. None of the Master Servicer, the Special Servicer or the Back-Up Advancing Agent will be obligated to make servicing advances with respect to an Outside Serviced Whole Loan. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” for a description of certain of the servicing terms of the Outside Servicing Agreements.

With respect to any Servicing Shift Whole Loan, the discussion under this “—The Outside Serviced Pari Passu Whole Loans” section only applies to the period commencing on the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Outside Serviced Pari Passu Whole Loan provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Outside Serviced Pari Passu Whole Loan are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.
●	All payments, proceeds and other recoveries on the Outside Serviced Whole Loan will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Outside Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Outside Servicing Agreement, in accordance with the terms of the related Outside Servicing Agreement).
●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan comprising the Outside Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Outside Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Outside Serviced Mortgage Loan together with the related Outside Serviced Pari Passu Companion Loans in accordance with the terms of the related Outside Servicing Agreement.
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Any losses, liabilities, claims, fees, costs and/or expenses incurred in connection with an Outside Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Outside Serviced Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights

With respect to each Outside Serviced Whole Loan, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table entitled “Whole Loan Controlling Notes and Non-Controlling Notes” above under “—General”. With respect to any Servicing Shift Whole Loan on or after the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note Holder will be the related Outside Securitization. The related Controlling Note Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Outside Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Controlling Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement and no person will be entitled to exercise the rights of the “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder

With respect to any Outside Serviced Whole Loan, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that with respect to each Outside Serviced Whole Loan, if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no “Non-Controlling Note Holder” with respect to such Non-Controlling Note under the related Co-Lender Agreement or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Outside Serviced Whole Loan (including each Servicing Shift Whole Loan after the related Controlling Pari Passu Companion Loan Securitization Date), one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”), will be entitled to exercise the consent or consultation rights described below.

With respect to any Outside Serviced Whole Loan, the related Outside Special Servicer or Outside Servicer, as applicable pursuant to the related Co-Lender Agreement, will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the related Outside Controlling Class Representative under the related Outside Servicing Agreement with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Outside Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Outside Servicing Agreement with respect to such Outside Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Outside Controlling Class Representative due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Outside Servicing Agreement) and (ii) to consult or use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Outside Special Servicer or any proposed action to be taken by such Outside Special Servicer in respect of the applicable major decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the related Outside Special Servicer proposes a new course of action that is materially different from the action

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previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the related Outside Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative).

If the related Outside Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising an Outside Serviced Whole Loan, it may take, in accordance with the servicing standard under the Outside Servicing Agreement, any action constituting a major decision with respect to such Outside Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual meetings or conference calls with the related Outside Servicer or the related Outside Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Outside Servicer or Outside Special Servicer, as applicable, in which servicing issues related to the related Outside Serviced Whole Loan are discussed.

If a special servicer termination event under the related Outside Servicing Agreement has occurred that affects a Non-Controlling Note Holder, such holder will have the right to direct the related Outside Trustee to terminate the related Outside Special Servicer under such Outside Servicing Agreement solely with respect to the related Outside Serviced Whole Loan, other than with respect to any rights such Outside Special Servicer may have as a certificateholder under such Outside Servicing Agreement, or any other rights of such Outside Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to such Outside Servicing Agreement.

Custody of the Mortgage File

The Outside Custodian is the custodian of the mortgage file related to the related Outside Serviced Whole Loan (other than any promissory notes not contributed to the related Outside Securitization).

Sale of Defaulted Mortgage Loan

If any Outside Serviced Whole Loan becomes a “defaulted mortgage loan” (or other similar term) within the meaning of the related Outside Servicing Agreement, and if the related Outside Special Servicer decides to sell the related Controlling Note contributed to the Outside Securitization, such Outside Special Servicer will be required to sell the related Outside Serviced Mortgage Loan and each Outside Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell an Outside Serviced Whole Loan without the consent of each Non-Controlling Note Holder that is not a related borrower or affiliate thereof unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Outside Serviced Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Outside Controlling Class Representative under the related Outside Servicing Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Outside Servicer or Outside Special Servicer in connection with the proposed sale.

The Mountain Industrial Portfolio Pari Passu-AB Whole Loan

General

The Mountain Industrial Portfolio Mortgage Loan (7.3%) is part of a split loan structure comprised of 38 senior promissory notes (the “Mountain Industrial Portfolio Senior Notes”) and 12 subordinate promissory notes (the “Mountain Industrial Portfolio Junior Notes” and, together with the Mountain Industrial Portfolio Senior Notes, the “Mountain Industrial Portfolio Notes”), each of which is secured by the same mortgage instruments on the same underlying portfolio of Mortgaged Properties, with an aggregate initial principal balance of $1,620,000,000. Six such senior promissory notes, designated Note A-3-1-1-1-1, Note A-4-1-1-1-1, Note A-3-3, Note A-4-3, Note A-3-6-2 and Note A-4-6-2 with an aggregate initial principal balance of $45,750,000 (the “Mountain Industrial Portfolio Mortgage Loan”), will be deposited into this securitization. The Mountain Industrial Portfolio Whole Loan is evidenced by (i) the Mountain Industrial Portfolio Mortgage Loan, (ii) 12 senior promissory notes designated Note

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A-1-1, Note A-1-2, Note A-1-3, Note A-1-4, Note A-1-5, Note A-1-6, Note A-2-1, Note A-2-2, Note A-2-3, Note A-2-4, Note A-2-5 and Note A-2-6 (the “Mountain Industrial Portfolio Standalone Pari Passu Companion Loans”), which have an aggregate initial principal balance of $831,900,000, (iii) the remaining senior promissory notes (see the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” under “Description of the Mortgage Pool—The Whole Loans—General”) (the “Mountain Industrial Portfolio Non-Standalone Pari Passu Companion Loans” and, together with the Mountain Industrial Portfolio Standalone Pari Passu Companion Loans, the “Mountain Industrial Portfolio Pari Passu Companion Loans”), which have an aggregate initial principal balance of $291,750,000, and (iv) 12 subordinate promissory notes designated Note B-1-1, Note B-1-2, Note B-1-3, Note B-1-4, Note B-1-5, Note B-1-6, Note B-2-1, Note B-2-2, Note B-2-3, Note B-2-4, Note B-2-5 and Note B-2-6 (the “Mountain Industrial Portfolio Subordinate Companion Loans” or the “Mountain Industrial Portfolio Junior Notes” and, together with the Mountain Industrial Portfolio Standalone Pari Passu Companion Loans, the “Mountain Industrial Portfolio Standalone Companion Loans”), which have an aggregate initial principal balance of $450,600,000.

The Mountain Industrial Portfolio Mortgage Loan and the Mountain Industrial Portfolio Pari Passu Companion Loans evidence pari passu portions of Components A, B, C and D-1 of the Mountain Industrial Portfolio Whole Loan, with approximate initial balances of $933,242,769, $100,929,102, $94,181,752 and $41,046,375, respectively, and per annum rates equal to 4.99373%, 5.28605%, 5.57805% and 5.86972%, respectively. The Mountain Industrial Portfolio Subordinate Companion Loans evidence Components D-2, E, F and HRR, with initial balances of $25,500,000, $157,400,000, $203,575,000 and $64,125,000, respectively, and per annum rates equal to 5.86972%, 6.35514%, 7.51656% and 9.44116%, respectively. As of the Closing Date, the weighted average interest rate of the Mountain Industrial Portfolio Mortgage Loan is 5.096767533% and the weighted average interest rate of the Mountain Industrial Portfolio Whole Loan is 5.707243788%.

The Mountain Industrial Portfolio Mortgage Loan, the Mountain Industrial Portfolio Pari Passu Companion Loans and the Mountain Industrial Portfolio Subordinate Companion Loans are referred to herein collectively as the “Mountain Industrial Portfolio Whole Loan”, and the Mountain Industrial Portfolio Pari Passu Companion Loans and the Mountain Industrial Portfolio Subordinate Companion Loans are referred to herein as the “Mountain Industrial Portfolio Companion Loans”. The Mountain Industrial Portfolio Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the Mountain Industrial Portfolio Mortgage Loan. The Mountain Industrial Portfolio Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment to the Mountain Industrial Portfolio Mortgage Loan and the Mountain Industrial Portfolio Pari Passu Companion Loans. Only the Mountain Industrial Portfolio Mortgage Loan is included in the Issuing Entity. The Mountain Industrial Portfolio Standalone Companion Loans were contributed to a securitization trust (the “MTN 2026-LPFX Securitization”) governed by the MTN 2026-LPFX Trust and Servicing Agreement (the “MTN 2026-LPFX TSA”). The Mountain Industrial Portfolio Non-Standalone Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future; however, the holders of the related unsecuritized Mountain Industrial Portfolio Non-Standalone Pari Passu Companion Loans are under no obligation to do so. The rights of the holders of the promissory notes evidencing the Mountain Industrial Portfolio Whole Loan are subject to a Co-Lender Agreement (the “Mountain Industrial Portfolio Co-Lender Agreement”).

The following summaries describe certain provisions of the Mountain Industrial Portfolio Co-Lender Agreement.

Servicing

The Mountain Industrial Portfolio Whole Loan (including the Mountain Industrial Portfolio Mortgage Loan) and any related REO Property are serviced and administered pursuant to the terms of the MTN 2026-LPFX TSA by Midland Loan Services, a Division of PNC Bank, National Association, as servicer (the “Mountain Industrial Portfolio Servicer”), and, if necessary, BSP Special Servicer, LLC, as special servicer (the “Mountain Industrial Portfolio Special Servicer”), in the manner described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”, but subject to the terms of the Mountain Industrial Portfolio Co-Lender Agreement.

Custody of the Mortgage File

Computershare Trust Company, National Association is the custodian of the mortgage file related to the Mountain Industrial Portfolio Whole Loan (other than the promissory notes for the Mountain Industrial Portfolio Mortgage Loan and the Mountain Industrial Portfolio Non-Standalone Pari Passu Companion Loans) pursuant to the terms of the MTN 2026-LPFX TSA.

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Advances

The Master Servicer or the Back-Up Advancing Agent, as applicable, will be responsible for making any required principal and interest advances on the Mountain Industrial Portfolio Mortgage Loan (but not on the Mountain Industrial Portfolio Companion Loans) pursuant to the terms of the Pooling and Servicing Agreement unless the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, determines that such an advance would not be recoverable from collections on the Mountain Industrial Portfolio Mortgage Loan.

Property protection advances in respect of the Mountain Industrial Portfolio Whole Loan will be made by the master servicer or the trustee under the MTN 2026-LPFX TSA, as applicable, unless a determination of non-recoverability is made under the MTN 2026-LPFX TSA.

Application of Payments

The Mountain Industrial Portfolio Co-Lender Agreement sets forth the respective rights of the holder of the Mountain Industrial Portfolio Senior Notes and the holders of the Mountain Industrial Portfolio Junior Notes with respect to distributions of funds received in respect of the Mountain Industrial Portfolio Whole Loan, and provides, in general, that:

●	the Mountain Industrial Portfolio Senior Notes are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;
●	the Mountain Industrial Portfolio Junior Notes are, generally, at all times, junior, subject and subordinate to the Mountain Industrial Portfolio Senior Notes, and the rights of the holders of the Mountain Industrial Portfolio Junior Notes to receive payments with respect to the Mountain Industrial Portfolio Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of the Mountain Industrial Portfolio Senior Notes to receive payments with respect to the Mountain Industrial Portfolio Whole Loan; and
●	all expenses and losses relating to the Mountain Industrial Portfolio Whole Loan will, to the extent not paid by the related borrowers, be allocated first to the holders of Mountain Industrial Portfolio Junior Notes and second to the holders of the Mountain Industrial Portfolio Senior Notes on a pro rata and pari passu basis.

All amounts tendered by the borrowers or otherwise available for payment on the Mountain Industrial Portfolio Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(i)                               first, on a pro rata and pari passu basis, to each holder of a Mountain Industrial Portfolio Senior Note in an amount equal to the accrued and unpaid interest on the principal balance for each Mountain Industrial Portfolio Senior Note at the applicable interest rate, net of the primary servicing fee rate;

(ii)                          second, on a pro rata and pari passu basis based on the outstanding principal balances of each Mountain Industrial Portfolio Senior Note, to each holder of a Mountain Industrial Portfolio Senior Note in an amount equal to the principal payments received, if any, with respect to such monthly payment date with respect to the Mountain Industrial Portfolio Whole Loan and allocated to each Mountain Industrial Portfolio Senior Note pursuant to the loan agreement, until such principal balance for each Mountain Industrial Portfolio Senior Note has been reduced to zero;

(iii)                         third, on a pro rata and pari passu basis, to each holder of a Mountain Industrial Portfolio Senior Note up to the amount of any unreimbursed costs and expenses paid by such holder of a Mountain Industrial Portfolio Senior Note including any recovered costs not previously reimbursed to such holder of a Mountain Industrial Portfolio Senior Note (or paid or advanced by the Mountain Industrial Portfolio Servicer or Mountain Industrial Portfolio Special Servicer on its behalf and not previously paid or reimbursed) with respect to the Mountain Industrial Portfolio Whole Loan pursuant to the Mountain Industrial Portfolio Co-Lender Agreement or the MTN 2026-LPFX TSA;

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(iv)                        fourth, if the proceeds of any foreclosure sale or any liquidation of the Mountain Industrial Portfolio Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i) through (iii) and, as a result of a workout the principal balance for each Mountain Industrial Portfolio Senior Note has been reduced, such excess amount will be paid to each holder of a Mountain Industrial Portfolio Senior Note in an amount up to the reduction, if any, of the principal balance for each Mountain Industrial Portfolio Senior Note as a result of such workout, plus interest on such amount at the applicable interest rate;

(v)                           fifth, on a pro rata and pari passu basis, any yield maintenance premium, to the extent paid by the related borrowers, will be paid to each holder of a Mountain Industrial Portfolio Senior Note in an amount up to such Mountain Industrial Portfolio Senior Note’s pro rata interest therein as calculated under the loan agreement;

(vi)                       sixth, on a pro rata and pari passu basis, to each holder of a Mountain Industrial Portfolio Junior Note in an amount equal to the accrued and unpaid interest on the principal balance for each Mountain Industrial Portfolio Junior Note at the applicable interest rate, net of the primary servicing fee rate;

(vii)                    seventh, on a pro rata and pari passu basis based on the outstanding principal balances of each Mountain Industrial Portfolio Junior Note, to each holder of a Mountain Industrial Portfolio Junior Note in an amount equal to the principal payments received, if any, with respect to such monthly payment date with respect to the Mountain Industrial Portfolio Whole Loan and allocated to each Mountain Industrial Portfolio Junior Note pursuant to the loan agreement, until such principal balance for each Mountain Industrial Portfolio Junior Note has been reduced to zero;

(viii)                 eighth, on a pro rata and pari passu basis, any yield maintenance premium, to the extent paid by the related borrowers, will be paid to each holder of a Mountain Industrial Portfolio Junior Note in an amount up to such Mountain Industrial Portfolio Junior Note’s pro rata interest therein as calculated under the loan agreement;

(ix)                      ninth, if the proceeds of any foreclosure sale or any liquidation of the Mountain Industrial Portfolio Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i) through (viii) and, as a result of a workout the principal balance for each Mountain Industrial Portfolio Junior Note has been reduced, such excess amount will be paid to each holder of a Mountain Industrial Portfolio Junior Note in an amount up to the reduction, if any, of the principal balance for each Mountain Industrial Portfolio Junior Note as a result of such workout, plus interest on such amount at the applicable interest rate;

(x)                          tenth, to the extent assumption or transfer fees actually paid by the related borrowers are not required to be otherwise applied under the MTN 2026-LPFX TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the Mountain Industrial Portfolio Servicer or Mountain Industrial Portfolio Special Servicer (in each case provided that such reimbursements or payments relate to the Mountain Industrial Portfolio Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrowers, will be paid to each holder of a Mountain Industrial Portfolio Senior Note and each holder of a Mountain Industrial Portfolio Junior Note, pro rata, based on their respective percentage interests; and

(xi)                      eleventh, if any excess amount is available to be distributed in respect of the Mountain Industrial Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i) through (x), any remaining amount will be paid pro rata to each holder of a Mountain Industrial Portfolio Senior Note and each holder of a Mountain Industrial Portfolio Junior Note in accordance with their respective initial percentage interests.

All collections on the Mountain Industrial Portfolio Whole Loan allocated as recoveries of interest on, or principal of, the Mountain Industrial Portfolio Whole Loan will be allocated to the respective Components, first to Component A, second to Component B, third to Component C, fourth to Component D-1, fifth to Component D-2, sixth to Component E, seventh to Component F, and last to Component HRR. Any amounts allocated to Component A, B, C or D-1 will be allocated to the Mountain Industrial Portfolio Senior Notes, and any amounts allocated to Component D-2, E, F or HRR will be allocated to the Mountain Industrial Portfolio Junior Notes.

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Consultation and Control

The controlling noteholder under the Mountain Industrial Portfolio Co-Lender Agreement (the “Mountain Industrial Portfolio Directing Holder”) will initially be the representative of the holder of the majority of the “controlling class” certificates issued in connection with the MTN 2026-LPFX securitization. Pursuant to the terms of the MTN 2026-LPFX TSA, such controlling class representative, which is initially BSP RR Credit Investments I, LLC, will have consent and/or consultation rights with respect to the Mountain Industrial Portfolio Whole Loan similar, but not necessarily identical, to those held by the Directing Holder under the terms of the Pooling and Servicing Agreement. During the continuance of a “Consultation Termination Event” under the MTN 2026-LPFX TSA (a “Mountain Industrial Portfolio Consultation Termination Event”), the consent and consultation rights of the Mountain Industrial Portfolio Directing Holder will terminate and there will be no controlling noteholder for so long as the Mountain Industrial Portfolio Whole Loan is serviced pursuant to the MTN 2026-LPFX TSA. A Mountain Industrial Portfolio Consultation Termination Event will generally exist at any time that the HRR certificates issued pursuant to the MTN 2026-LPFX TSA have an outstanding certificate balance (without regard to the application of any appraisal reduction amounts) that is less than 25% of the initial certificate balance of such HRR certificates.

In addition, pursuant to the terms of the Mountain Industrial Portfolio Co-Lender Agreement, the Issuing Entity, as holder of the Mountain Industrial Portfolio Mortgage Loan, will (i) have the right to receive copies of all notices, information and reports that the Mountain Industrial Portfolio Servicer or the Mountain Industrial Portfolio Special Servicer, as applicable, is required to provide to the Mountain Industrial Portfolio Directing Holder (within the same time frame such notices, information and reports to the Mountain Industrial Portfolio Directing Holder without regard to whether or not the Mountain Industrial Portfolio Directing Holder has actually lost any rights to receive such information as a result of a consultation termination event or control termination event under the MTN 2026-LPFX TSA) with respect to any major decisions to be taken with respect to the Mountain Industrial Portfolio Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Mountain Industrial Portfolio Whole Loan and (ii) have the right to be consulted on a non-binding basis (until the occurrence and continuance of a consultation termination event under the related pooling and servicing agreement) and to have its recommended alternative actions considered with respect to any major decisions (provided that if the Issuing Entity does not consult, or notify the Mountain Industrial Portfolio Special Servicer that it will not consult, with respect to such major decisions within 10 business days, as applicable, the Issuing Entity will be deemed to have consented to such major decisions).

Workout

If the Mountain Industrial Portfolio Special Servicer, in connection with a workout of the Mountain Industrial Portfolio Whole Loan, modifies the terms thereof such that (i) the principal balance of the Mountain Industrial Portfolio Whole Loan is decreased, (ii) the applicable interest rate on any Mountain Industrial Portfolio Note is reduced, (iii) payments of interest or principal on any Mountain Industrial Portfolio Note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the Mountain Industrial Portfolio Whole Loan, such modification will not alter, and any modification of the related loan documents will be structured to preserve, the sequential order of payment set forth in the Mountain Industrial Portfolio Co-Lender Agreement, and all payments to the holders of the Mountain Industrial Portfolio Senior Notes pursuant to “—Application of Payments” above will be made as though such workout did not occur, with the payment terms of each Mountain Industrial Portfolio Senior Note remaining the same as they were on the date of the Mountain Industrial Portfolio Co-Lender Agreement, and the full economic effect of all waivers, reductions or deferrals of amounts due on the Mountain Industrial Portfolio Whole Loan attributable to such workout will be required to be borne first, by the holders of the Mountain Industrial Portfolio Junior Notes, on a pro rata and pari passu basis, based on their respective principal balances (up to their respective principal balances, together with accrued interest thereon at the applicable interest rate and any other amounts due to each holder of a Mountain Industrial Portfolio Junior Note, as applicable) and then, by the holders of the Mountain Industrial Portfolio Senior Notes, on a pro rata and pari passu basis (up to their respective principal balances, together with accrued interest thereon at the applicable interest rate and any other amounts due to each holder of a Mountain Industrial Portfolio Senior Note, as applicable).

Sale of Defaulted Whole Loan

Pursuant to the terms of the Mountain Industrial Portfolio Co-Lender Agreement, if the Mountain Industrial Portfolio Whole Loan becomes a defaulted mortgage loan, and if the Mountain Industrial Portfolio Special Servicer determines to sell the Mountain Industrial Portfolio Whole Loan in accordance with the MTN 2026-LPFX TSA, then the Mountain Industrial Portfolio Special Servicer will be required to sell the Mountain Industrial Portfolio Pari Passu

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Companion Loans and the Mountain Industrial Portfolio Subordinate Companion Loans, together with the Mountain Industrial Portfolio Mortgage Loan, as one whole loan.

In connection with any such sale, the Mountain Industrial Portfolio Special Servicer will be required to follow the procedures contained in the MTN 2026-LPFX TSA. Notwithstanding the foregoing, the Mountain Industrial Portfolio Special Servicer will not be permitted to sell the Mountain Industrial Portfolio Whole Loan if it becomes a defaulted mortgage loan under the MTN 2026-LPFX TSA without the written consent of the Issuing Entity (or its representative), as holder of the Mountain Industrial Portfolio Mortgage Loan, or the holders of the Mountain Industrial Portfolio Non-Standalone Pari Passu Companion Loans (provided that such consent is not required if such holder is a related borrower or an affiliate of a related borrower) unless the Mountain Industrial Portfolio Special Servicer has delivered to each such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Mountain Industrial Portfolio Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Mountain Industrial Portfolio Special Servicer; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the related Mortgaged Property, and certain other supplementary documents reasonably requested by such holder (or its representative) that are material to the price of the Mountain Industrial Portfolio Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but not less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors or otherwise approved by the Mountain Industrial Portfolio Special Servicer in connection with the proposed sale.

The Issuing Entity (or its representative), as holder of the Mountain Industrial Portfolio Mortgage Loan, and each of the holders of a Mountain Industrial Portfolio Non-Standalone Pari Passu Companion Loan will be permitted to submit an offer at any sale of the Mountain Industrial Portfolio Whole Loan.

Special Servicer Appointment Rights

Pursuant to the Mountain Industrial Portfolio Co-Lender Agreement and the MTN 2026-LPFX TSA, the Mountain Industrial Portfolio Directing Holder (or its representative) will have the right, with or without cause, to replace the Mountain Industrial Portfolio Special Servicer and appoint a replacement special servicer without the consent of the Issuing Entity (or its representative), as holder of the Mountain Industrial Portfolio Mortgage Loan, or any holder of a Mountain Industrial Portfolio Non-Standalone Pari Passu Companion Loan. In addition, if the operating advisor under the MTN 2026-LPFX TSA recommends, in its sole discretion exercised in good faith, the replacement of the Mountain Industrial Portfolio Special Servicer, the applicable certificateholders under the MTN 2026-LPFX TSA with the requisite percentage of voting rights will have the right, with or without cause, to replace the Mountain Industrial Portfolio Special Servicer and appoint a replacement special servicer in accordance with the MTN 2026-LPFX TSA.

The Crossgates Mall Pari Passu-AB Whole Loan

General

The Crossgates Mall Mortgage Loan (4.0%) is part of a split loan structure comprised of nine (9) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Crossgates Mall Mortgage Loan is evidenced by two (2) promissory notes, Note A-1-2 and Note A-4, with an aggregate Cut-off Date Balance of $25,000,000.

The related Subordinate Companion Loan is subordinate to the Crossgates Mall Mortgage Loan and the Crossgates Mall Pari Passu Companion Loans (as defined below) to the extent described below under “—Application of Payments” and is evidenced by one (1) promissory note, Note B, with a Cut-off Date Balance of $68,000,000 (the “Crossgates Mall Subordinate Companion Loan”).

The related Pari Passu Companion Loans (the “Crossgates Mall Pari Passu Companion Loans” and, collectively with the Crossgates Mall Subordinate Companion Loan, the “Crossgates Mall Companion Loans”) are evidenced by (i) Note A-1-1 with a Cut-off Date Balance of $25,000,000 (the “Crossgates Mall Controlling Senior Note” and the “Lead Securitization Note”), (ii) Note A-1-3 with a Cut-off Date Balance of $10,000,000, (iii) Note A-2 with a Cut-off Date Balance of $25,000,000, (iv) Note A-3 with a Cut-off Date Balance of $10,000,000, (v) Note A-5 with a Cut-off Date Balance of $5,000,000 and (vi) Note A-6 with a Cut-off Date Balance of $5,000,000. Only the Crossgates

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Mall Mortgage Loan will be included in the issuing entity. The Crossgates Mall Mortgage Loan and the Crossgates Mall Pari Passu Companion Loans are pari passu with each other in terms of priority. The Crossgates Mall Mortgage Loan, the Crossgates Mall Subordinate Companion Loan and the Crossgates Mall Pari Passu Companion Loans are collectively referred to in this prospectus as the “Crossgates Mall Whole Loan”. Certain of the Crossgates Mall Pari Passu Companion Loans are included in the WFCM 2025-5C7 securitization. It is anticipated that the rest of the related Crossgates Mall Pari Passu Companion Loans will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur.

The rights of the issuing entity as the holder of the Crossgates Mall Mortgage Loan and the rights of the holders of the Crossgates Mall Companion Loans are subject to a co-lender agreement (the “Crossgates Mall Intercreditor Agreement”). The following summaries describe certain provisions of the Crossgates Mall Intercreditor Agreement.

Prior to the occurrence and continuance of a Crossgates Mall Control Appraisal Period, the holder of the Crossgates Mall Subordinate Companion Loan will have the right to cure certain defaults by the borrower, and the right to approve certain modifications and consent to certain actions to be taken with respect to the Crossgates Mall Whole Loan, each as more fully described below.

A “Crossgates Mall Control Appraisal Period” will exist with respect to the Crossgates Mall Whole Loan, if and for so long as (a)(1) the initial principal balance of the Crossgates Mall Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as scheduled principal, principal prepayments or otherwise) allocated to, and received on, the Crossgates Mall Subordinate Companion Loan, (y) any appraisal reduction amount for the Crossgates Mall Whole Loan that is allocated to the Crossgates Mall Subordinate Companion Loan and any Collateral Deficiency Amount (as defined in the pooling and servicing agreement for the WFCM 2025-5C7 securitization (the “WFCM 2025-5C7 PSA”)) that is allocated to the Crossgates Mall Subordinate Companion Loan pursuant to the WFCM 2025-5C7 PSA and (z) any losses realized with respect to the Mortgaged Property or the Crossgates Mall Whole Loan that are allocated to the Crossgates Mall Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial principal balance of the Crossgates Mall Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received, by the holder of the Crossgates Mall Subordinate Companion Loan. The holder of the Crossgates Mall Subordinate Companion Loan also has the right to purchase the Crossgates Mall Mortgage Loan and the Crossgates Mall Pari Passu Companion Loans in whole but not in part in certain instances as set forth below.

For so long as the Crossgates Mall Subordinate Companion Loan is included in a securitization, the immediately succeeding paragraph will not apply and will have no force or effect.

The holder of the Crossgates Mall Subordinate Companion Loan (or the CG Controlling Class Representative (as defined in the WFCM 2025-5C7 PSA) for so long as the Crossgates Mall Subordinate Companion Loan is included in the WFCM 2025-5C7 securitization) is entitled to avoid a Crossgates Mall Control Appraisal Period caused by the application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation, (i) delivery of additional collateral in the form of either (x) cash collateral or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution that meets the rating requirements as described in the Crossgates Mall Intercreditor Agreement (either (x) or (y), the “Threshold Event Collateral”) and (ii) the Threshold Event Collateral is an amount which, when added to the appraised value of the related Mortgaged Property as determined pursuant to the WFCM 2025-5C7 PSA, would cause the applicable Crossgates Mall Control Appraisal Period not to occur.

Servicing

The Crossgates Mall Whole Loan (including the Crossgates Mall Mortgage Loan and the Crossgates Mall Subordinate Companion Loan) and any related REO Property will be serviced and administered by the WFCM 2025-5C7 master servicer and the special servicer pursuant to the WFCM 2025-5C7 PSA only temporarily, until the securitization of the Lead Securitization Note, in the manner described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”, but subject to the terms of the Crossgates Mall Intercreditor Agreement. From and after the securitization of the Lead Securitization Note, the servicing and administration of the Crossgates Mall Whole Loan will shift to the applicable master servicer and special servicer under the related pooling and servicing agreement (the “Crossgates Mall Servicing Shift PSA”) that governs the securitization of the Lead Securitization Note and will be governed exclusively by the Crossgates Mall Servicing Shift PSA and the Crossgates Mall Intercreditor Agreement. See “Risk Factors—Risks Relating to Conflicts of Interest—The Servicing of Each of the Servicing Shift Whole Loans Will Shift to Other Servicers”.

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Application of Payments

The Crossgates Mall Intercreditor Agreement sets forth the respective rights of the holder of the Crossgates Mall Mortgage Loan, the holder of the Crossgates Mall Subordinate Companion Loan, and the holders of the Crossgates Mall Pari Passu Companion Loans with respect to distributions of funds received in respect of the Crossgates Mall Whole Loan, and provides, in general, that prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the Crossgates Mall Whole Loan, (ii) any other event of default for which the Crossgates Mall Whole Loan is actually accelerated, (iii) any other event of default which causes the Crossgates Mall Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Crossgates Mall Sequential Pay Event”) (or, if such a default has occurred, but has been cured or waived or the default cure period has not yet expired and the holder of the Crossgates Mall Subordinate Companion Loan is exercising its cure rights under the Crossgates Mall Intercreditor Agreement), after payment of amounts for reserves or escrows required by the Mortgage Loan documents and amounts payable or reimbursable under the Outside Servicing Agreement to the Outside Servicer, Outside Special Servicer, Outside Trustee, Outside Certificate Administrator, Outside Custodian or Outside Operating Advisor, payments and proceeds received with respect to the Crossgates Mall Whole Loan will generally be applied in the following order:

●       first, to each holder of the Crossgates Mall Mortgage Loan and each holder of a Crossgates Mall Pari Passu Companion Loan, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balances of each applicable note at its net interest rate;

●       second, to each holder of the Crossgates Mall Mortgage Loan and each holder of a Crossgates Mall Pari Passu Companion Loan on a pro rata and pari passu basis in an amount equal to their respective percentage interests of all principal payments received, if any, with respect to the Crossgates Mall Whole Loan until their principal balances have been reduced to zero;

●       third, to each holder of the Crossgates Mall Mortgage Loan and each holder of a Crossgates Mall Pari Passu Companion Loan on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by the Outside Servicer or Outside Special Servicer on their behalf and not previously paid or reimbursed);

●       fourth, to each holder of the Crossgates Mall Mortgage Loan and each holder of a Crossgates Mall Pari Passu Companion Loan on a pro rata and pari passu basis in an amount equal to any prepayment premium with respect to each such note to the extent paid by the borrower;

●       fifth, if, as a result of a workout the principal balances of the Crossgates Mall Mortgage Loan and the Crossgates Mall Pari Passu Companion Loans have been reduced, to each holder of the Crossgates Mall Mortgage Loan and each holder of a Crossgates Mall Pari Passu Companion Loan on a pro rata and pari passu basis in an amount up to the reduction of the principal balance of each such note as a result of such workout, plus interest on such amount at its net interest rate;

●       sixth, to the holder of the Crossgates Mall Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the Crossgates Mall Subordinate Companion Loan at its net interest rate;

●       seventh, to the holder of the Crossgates Mall Subordinate Companion Loan in an amount equal to its percentage interest of principal payments remaining after allocation of principal pursuant to the foregoing clause (second), if any, with respect to the Crossgates Mall Whole Loan, until its balance has been reduced to zero;

●       eighth, to the holder of the Crossgates Mall Subordinate Companion Loan in an amount equal to any prepayment premium with respect to such note to the extent paid by the borrower;

●       ninth, to the extent the holder of the Crossgates Mall Subordinate Companion Loan has made any payments or advances with the exercise of its cure rights under the Crossgates Mall Intercreditor Agreement, to reimburse such holder for all such cure payments;

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●       tenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing (first) through (ninth) and, as a result of a workout, the principal balance of the Crossgates Mall Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holder of the Crossgates Mall Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Crossgates Mall Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

●       eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Outside Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the Outside Servicer or Outside Special Servicer (in each case provided that such reimbursements or payments relate to the Crossgates Mall Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be paid to the holder of the Crossgates Mall Mortgage Loan, each holder of a Crossgates Mall Pari Passu Companion Loan and the holder of the Crossgates Mall Subordinate Companion Loan, pro rata, based on their respective percentage interests; and

●       twelfth, if any excess amount is available to be distributed in respect of the Crossgates Mall Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first) through (eleventh), any remaining amount is required to be paid pro rata to each holder of the Crossgates Mall Mortgage Loan, each holder of a Crossgates Mall Pari Passu Companion Loan and the holder of the Crossgates Mall Subordinate Companion Loan, based on their respective percentage interests, provided that any remaining penalty charges allocated to each holder of the Crossgates Mall Mortgage Loan and the holder of the Crossgates Mall Subordinate Companion Loan will be used to pay the Outside Servicer or Outside Special Servicer as additional servicing compensation as provided in the Outside Servicing Agreement.

Following the occurrence and during the continuance of a Crossgates Mall Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the Mortgage Loan documents and amounts then payable or reimbursable under the Outside Servicing Agreement to the Outside Servicer, Outside Special Servicer, Outside Trustee, Outside Certificate Administrator, Outside Custodian or Outside Operating Advisor, payments and proceeds with respect to the Crossgates Mall Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

●       first, to each holder of the Crossgates Mall Mortgage Loan and each holder of a Crossgates Mall Pari Passu Companion Loan, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balances of each applicable note at its net interest rate;

●       second, to the holder of the Crossgates Mall Subordinate Companion Loan, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the Crossgates Mall Subordinate Companion Loan at its net interest rate;

●       third, to each holder of the Crossgates Mall Mortgage Loan and each holder of a Crossgates Mall Pari Passu Companion Loan on a pro rata and pari passu basis in an amount equal to their respective percentage interests of all principal payments received, if any, with respect to the Crossgates Mall Whole Loan until their principal balances have been reduced to zero;

●       fourth, to each holder of the Crossgates Mall Mortgage Loan and each holder of a Crossgates Mall Pari Passu Companion Loan on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by the Outside Servicer or Outside Special Servicer on their behalf and not previously paid or reimbursed);

●       fifth, to each holder of the Crossgates Mall Mortgage Loan and each holder of a Crossgates Mall Pari Passu Companion Loan on a pro rata and pari passu basis in an amount equal to any prepayment premium with respect to each such note to the extent paid by the borrower;

●       sixth, if, as a result of a workout the principal balances of the Crossgates Mall Mortgage Loan and the Crossgates Mall Pari Passu Companion Loans have been reduced, to each holder of the Crossgates Mall Mortgage Loan and each holder of a Crossgates Mall Pari Passu Companion Loan on a pro rata and pari passu

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basis in an amount up to the reduction of the principal balance of each such note as a result of such workout, plus interest on such amount at its net interest rate;

●       seventh, to the holder of the Crossgates Mall Subordinate Companion Loan in an amount equal to its outstanding principal balance with respect to the Crossgates Mall Whole Loan, until its balance has been reduced to zero;

●       eighth, to the holder of the Crossgates Mall Subordinate Companion Loan in an amount equal to any prepayment premium with respect to such note to the extent paid by the borrower;

●       ninth, to the extent the holder of the Crossgates Mall Subordinate Companion Loan has made any payments or advances with the exercise of its cure rights under the Crossgates Mall Intercreditor Agreement, to reimburse such holder for all such cure payments;

●       tenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing (first) through (ninth) and, as a result of a workout, the principal balance of the Crossgates Mall Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holder of the Crossgates Mall Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Crossgates Mall Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

●       eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Outside Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the Outside Servicer or Outside Special Servicer (in each case provided that such reimbursements or payments relate to the Crossgates Mall Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be paid to each holder of the Crossgates Mall Mortgage Loan, each holder of a Crossgates Mall Pari Passu Companion Loan and the holder of the Crossgates Mall Subordinate Companion Loan, pro rata, based on their respective percentage interests; and

●       twelfth, if any excess amount is available to be distributed in respect of the Crossgates Mall Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first) through (eleventh), any remaining amount is required to be paid pro rata to the holder of the Crossgates Mall Mortgage Loan, each holder of a Crossgates Mall Pari Passu Companion Loan and the holder of the Crossgates Mall Subordinate Companion Loan, based on their respective percentage interests, provided that any remaining penalty charges allocated to each holder of the Crossgates Mall Mortgage Loan and the holder of the Crossgates Mall Subordinate Companion Loan will be used to pay the Outside Servicer or Outside Special Servicer as additional servicing compensation as provided in the Outside Servicing Agreement.

Notwithstanding the foregoing, if a P&I advance is made with respect to the Crossgates Mall Mortgage Loan pursuant to the terms of the Outside Servicing Agreement, then that P&I advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Crossgates Mall Mortgage Loan and the Crossgates Mall Subordinate Companion Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Crossgates Mall Pari Passu Companion Loans or any loans included in any future securitization trust related to the Crossgates Mall Pari Passu Companion Loans.

Certain costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or Servicing Advance) allocable to the Crossgates Mall Pari Passu Companion Loans and the Crossgates Mall Subordinate Companion Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on the Crossgates Mall Pari Passu Companion Loans and the Crossgates Mall Subordinate Companion Loan or from general collections with respect to the securitization of the Crossgates Mall Pari Passu Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

For more information regarding the allocation of collections and expenses in respect of the Crossgates Mall Whole Loan, see “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

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Consultation and Control

Pursuant to the Crossgates Mall Intercreditor Agreement, the controlling holder with respect to the Crossgates Mall Whole Loan (the “Crossgates Mall Controlling Noteholder”), as of any date of determination, will be (i) the holder of the Crossgates Mall Subordinate Companion Loan, unless a Crossgates Mall Control Appraisal Period has occurred and is continuing or (ii) if a Crossgates Mall Control Appraisal Period has occurred and is continuing, the holder of the Crossgates Mall Controlling Senior Note; provided that at any time on and after the related date that the Lead Securitization Note is securitized, and for so long as a Crossgates Mall Control Appraisal Period is continuing, references to the “Crossgates Mall Controlling Noteholder” will mean the “directing certificateholder” (or similar term) under the related Crossgates Mall Servicing Shift PSA, as and to the extent provided in such Crossgates Mall Servicing Shift PSA; provided, further, that, if the holder of the Crossgates Mall Subordinate Companion Loan would be the Crossgates Mall Controlling Noteholder, but any interest in the Crossgates Mall Subordinate Companion Loan is held by the borrower or a borrower related party, or the borrower or borrower related party would otherwise be entitled to exercise the rights of the Crossgates Mall Controlling Noteholder, a Crossgates Mall Control Appraisal Period will be deemed to have occurred. The Crossgates Mall Subordinate Companion Loan holder is the Crossgates Mall Controlling Noteholder as of the Closing Date.

Pursuant to the Crossgates Mall Intercreditor Agreement, the Crossgates Mall Controlling Noteholder (or its representative) will have, with respect to the Crossgates Mall Whole Loan, all of the same rights and powers the Controlling Class Representative (as defined in the Crossgates Mall Intercreditor Agreement) would otherwise have under the WFCM 2025-5C7 PSA with respect to other Mortgage Loans, including without limitation, the right to consent and/or consult regarding Major Decisions and other servicing matters, the right to advise (1) the Outside Special Servicer with respect to the specially serviced mortgage loan and (2) the Outside Special Servicer with respect to the non-specially serviced mortgage loan as to all matters for which the Outside Servicer must obtain the consent or deemed consent of the Outside Special Servicer, and the right to direct the Outside Special Servicer to take, or to refrain from taking, such other actions with respect to the Crossgates Mall Whole Loan as the Controlling Class Representative may deem advisable or as to which provision is otherwise made therein, in each case subject to the terms and conditions of the Outside Servicing Agreement. With respect to any consent, modification, amendment or waiver under or other action in respect of the Crossgates Mall Whole Loan or the Mortgage Loan documents (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Crossgates Mall Major Decision is requested or proposed, the Outside Special Servicer may not take any action or issue any consent or waiver without providing at least ten (10) business days’ prior notice of such action with respect to such Crossgates Mall Major Decision (or making a determination not to take action with respect to such Crossgates Mall Major Decision), and the Outside Special Servicer must receive the written consent of the Crossgates Mall Controlling Noteholder (or its representative) before implementing a decision with respect to such Crossgates Mall Major Decision. Notwithstanding the foregoing, if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Outside Servicer may take actions with respect to such Mortgaged Property before obtaining the consent of the Crossgates Mall Controlling Noteholder (or its representative) if the Outside Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the noteholders of the Crossgates Mall Whole Loan, and the Outside Servicer has made a reasonable effort to contact the Crossgates Mall Controlling Noteholder (or its representative). The foregoing does not relieve the holder of the Crossgates Mall Mortgage Loan (or Outside Servicer acting on its behalf) of its duties to comply with the Servicing Standard.

Notwithstanding the foregoing, the Outside Servicer may not follow any advice or consultation provided by the Crossgates Mall Controlling Noteholder (or its representative) that would require or cause the Outside Servicer to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause the Outside Servicer to violate provisions of the Crossgates Mall Intercreditor Agreement or the Outside Servicing Agreement, require or cause the Outside Servicer to violate the terms of the Crossgates Mall Whole Loan, or materially expand the scope of any Outside Servicer’s responsibilities under the Crossgates Mall Intercreditor Agreement.

During the continuance of a Crossgates Mall Control Appraisal Period, (i) if the Lead Securitization Note has been securitized, the holder of the Lead Securitization Note (or the servicer acting on its behalf) or (ii) otherwise, the holder of the Crossgates Mall Mortgage Loan (or the servicer on its behalf) will be required to provide copies of any notice, information and report that it is required to provide to the CG Directing Holder (as defined in the WFCM 2025-5C7 PSA) with respect to any Crossgates Mall Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Crossgates Mall Whole Loan, to each holder of the other notes of the Crossgates Mall Whole Loan other than the Crossgates Mall Subordinate Companion Loan (or the

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controlling class representative thereof) within the same time frame it is required to provide to the CG Directing Holder (for this purpose, without regard to whether such items are actually required to be provided to the CG Directing Holder under the Outside Servicing Agreement or servicing shift pooling and servicing agreement, as applicable, due to the occurrence of a Control Termination Event or a Consultation Termination Event).

Notwithstanding the foregoing, during the continuance of a Crossgates Mall Control Appraisal Period, the Outside Servicer or Outside Special Servicer, as applicable, will be required to consult with the holders of the Crossgates Mall Note A-1-2, Note A-1-3, Note A-2, Note A-3, Note A-4, Note A-5 and Note A-6 (each, a “Non-Lead Securitization Note Holder”) (or its controlling class representative) on a strictly non-binding basis, to the extent having received such notices, information and reports, each Non-Lead Securitization Note Holder (or its controlling class representative) requests consultation with respect to any such Crossgates Mall Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Crossgates Mall Whole Loan, and consider alternative actions recommended by each Non-Lead Securitization Note Holder (or its controlling class representative); provided that after the expiration of a period of ten (10) Business Days from the delivery to each Non-Lead Securitization Note Holder (or its controlling class representative) by the Outside Servicer or Outside Special Servicer, as applicable, of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Controlling Class Representative, the Outside Servicer or Outside Special Servicer, as applicable, will no longer be obligated to consult with the respective Non-Lead Securitization Note Holder (or its controlling class representative), whether or not the Non-Controlling Note Holder (or its controlling class representative) has responded within such ten (10) Business Day period (unless, the Outside Servicer or Outside Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto).

In addition to the consultation rights of each Non-Lead Securitization Note Holder (or its representative), during the continuance of a Crossgates Mall Control Appraisal Period, the Non-Lead Securitization Note Holders will have the right to attend annual meetings (either telephonically or in person, in the discretion of the Outside Servicer) with the holder of the Crossgates Mall Mortgage Loan (or the servicer acting on its behalf) at the offices of the Outside Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Outside Servicer, as applicable, in which servicing issues related to the Crossgates Mall Whole Loan are discussed.

“Crossgates Mall Major Decision” means:

(i)	any proposed or actual foreclosure upon or comparable conversion (which will include acquisitions of any REO Property) of the ownership of the property or properties securing the Crossgates Mall Whole Loan if it comes into and continues in default;
(ii)	any modification, consent to a modification or waiver of any monetary term (other than late fees and Default Interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the Crossgates Mall Whole Loan documents or any extension of the maturity date of the Crossgates Mall Whole Loan;
(iii)	following a default or an event of default with respect to the Crossgates Mall Whole Loan documents, any exercise of remedies, including the acceleration of the Crossgates Mall Whole Loan or initiation of any proceedings, judicial or otherwise, under the Crossgates Mall Whole Loan documents;
(iv)	any sale of the Crossgates Mall Whole Loan (when it is a Defaulted Loan) or REO Property for less than the applicable Purchase Price (as defined in the WFCM 2025-5C7 PSA);
(v)	any determination to bring the Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address any Hazardous Materials (as defined in the Outside Servicing Agreement) located at the Mortgaged Property or an REO Property;
(vi)	any release of material collateral or any acceptance of substitute or additional collateral for the Crossgates Mall Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Crossgates Mall Whole Loan documents and for which there is no lender discretion;
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(vii)	any waiver of or any determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause with respect to the Crossgates Mall Whole Loan or any consent to such a waiver or any consent to a transfer of all or any portion of the Mortgaged Property or of any direct or indirect legal or beneficial interests in the borrower;
(viii)	any incurrence of additional debt by the borrower or any mezzanine financing by any direct or indirect beneficial owner of the borrower (to the extent that the lender has consent rights pursuant to the related Crossgates Mall Whole Loan documents);
(ix)	any modification, waiver or amendment of an intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the Crossgates Mall Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto (in each case, if the lender is required to consent to or approve such changes under the Crossgates Mall Whole Loan documents); provided, that any such modification or amendment that would adversely impact the Outside Servicer shall additionally require the consent of the Outside Servicer as a condition to its effectiveness;
(x)	any property management company changes, including, without limitation, approval of a new property manager or the termination of a manager and appointment of a new property manager, and any new management agreement or amendment, modification or termination of any management agreement (in each case, if the lender is required to consent or approve such changes under the Crossgates Mall Whole Loan documents);
(xi)	any releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Crossgates Mall Whole Loan documents and for which there is no lender discretion;
(xii)	any acceptance of an assumption agreement releasing a borrower, guarantor or other obligor from liability under the Crossgates Mall Whole Loan other than pursuant to the specific terms of the Crossgates Mall Whole Loan documents and for which there is no lender discretion, or the approval of any replacement or additional guarantor under the Crossgates Mall Whole Loan documents (in each case, if the lender is required to consent or approve such changes under the Mortgage Loan documents);
(xiii)	any determination of an acceptable insurance default;
(xiv)	any modification, waiver, termination, renewal or amendment of any lease, the execution of any new lease or the granting of a subordination and nondisturbance or attornment agreement in connection with any lease, at the Mortgaged Property if it would be a Major Lease (as defined in the Crossgates Mall Whole Loan documents) (in each case, if the lender is required to consent or approve such changes under the Crossgates Mall Whole Loan documents);
(xv)	any determination by the Outside Servicer to transfer the Crossgates Mall Whole Loan to the Outside Special Servicer pursuant to the reasonably foreseeable default servicing transfer event set forth in the Outside Servicing Agreement;
(xvi)	any adoption or implementation of a budget submitted by the borrower to the extent lender approval is required under the Crossgates Mall Whole Loan documents;
(xvii)	the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower;
(xviii)	the approval of any property improvement plans or other material alterations proposed for the Mortgaged Property to the extent lender approval is required under the Mortgage Loan documents;
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(xix)	any proposed material modification or waiver of the insurance requirements set forth in the Crossgates Mall Whole Loan documents, other than pursuant to the specific terms of such Crossgates Mall Whole Loan documents and for which there is no lender discretion;
(xx)	any material change in the standards contained in the Crossgates Mall Whole Loan documents for alterations, leasing, material agreement and budget approvals, if any, to the extent that the consent of the lender is required for any such matter;
(xxi)	any filing of a bankruptcy or similar action against the borrower or guarantor or the election of any action in a bankruptcy or insolvency proceeding to seek relief from the automatic stay or dismissal of a bankruptcy filing or voting for or opposing a plan of reorganization, seeking or opposing an order for adequate protection, adequate assurance, a § 363 sale, order shortening time or similar motion of procedure in an insolvency proceeding or making an § 1111(b)(2) election on behalf of the holders of the Crossgates Mall Whole Loan;
(xxii)	any waiver of a covenant of the borrower relating to maintaining its status as a special purpose entity;
(xxiii)	if the Mortgaged Property is an REO Property, approval of operating and business plans; or
(xxiv)	any approval of a material lease or the extension, modification, or termination thereof, to the extent lender approval is required under the Mortgage Loan documents.

Cure Rights

For so long as the Crossgates Mall Subordinate Companion Loan is included in a securitization, the paragraph below will not apply and will have no force or effect unless 100% of the Crossgates Mall Loan-Specific Certificates (as defined in the WFCM 2025-5C7 PSA) are held by the same Person.

In the event that the borrower of the Crossgates Mall Whole Loan fails to make any payment of principal or interest on the Crossgates Mall Whole Loan by the end of the applicable grace period or any other event of default under the related Mortgage Loan documents occurs, unless a Crossgates Mall Control Appraisal Period has occurred and is continuing, the holder of the Crossgates Mall Subordinate Companion Loan will have the right to cure such event of default, subject to certain limitations set forth in the Crossgates Mall Intercreditor Agreement. The holder of the Crossgates Mall Subordinate Companion Loan will be limited to a combined total of six (6) cures of monetary defaults, no more than four (4) of which may be consecutive, or cures of non-monetary defaults. The holder of the Crossgates Mall Subordinate Companion Loan will not be required to pay any default interest or late charges in order to effect a cure.

Purchase Option

For so long as the Crossgates Mall Subordinate Companion Loan is included in a securitization, the paragraphs below will not apply and will have no force or effect.

If an event of default with respect to Crossgates Mall Whole Loan has occurred and is continuing, the holder of the Crossgates Mall Subordinate Companion Loan will have the option to purchase the Crossgates Mall Mortgage Loan and the Crossgates Mall Pari Passu Companion Loans in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Crossgates Mall Mortgage Loan and the Crossgates Mall Pari Passu Companion Loans, (b) accrued and unpaid interest on the Crossgates Mall Mortgage Loan and the Crossgates Mall Pari Passu Companion Loans through the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the Crossgates Mall Whole Loan, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the borrower or a borrower-related party), (d) without duplication of amounts under clause (c), any unreimbursed advances and any expenses incurred in enforcing the related Mortgage Loan documents, including among other items, property advances and any accrued and unpaid special servicing fees, (e) without duplication of amounts under clause (c), any accrued and unpaid interest on advances, (f) any liquidation fees or workout fees payable with respect to the Crossgates Mall Whole Loan, if (i) the borrower or borrower-related party is the purchaser or (ii) if the Crossgates Mall Whole Loan is not purchased within ninety (90) days after such option first becomes exercisable pursuant to the Crossgates Mall Intercreditor Agreement and (g) certain additional amounts

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to the extent provided for in the Crossgates Mall Intercreditor Agreement. Notwithstanding the foregoing, the purchase price excludes clauses (d) through (f) above if the seller is a borrower-related party.

If the holder of the Crossgates Mall Subordinate Companion Loan exercises its purchase option in accordance with the Crossgates Mall Intercreditor Agreement, upon the Crossgates Mall Mortgage Loan being transferred to the holder of the Crossgates Mall Subordinate Companion Loan, such holder will be entitled to terminate the Outside Servicing Agreement with respect to the Crossgates Mall Mortgage Loan in its sole discretion, without payment of any termination fees.

Anything in the Crossgates Mall Intercreditor Agreement or in the Outside Servicing Agreement to the contrary notwithstanding, in the event that any Crossgates Mall note is included in a REMIC and any other is not, such other Crossgates Mall note holder will not be required to reimburse the Crossgates Mall note holders that deposited a Crossgates Mall note into a REMIC or any other Person for payment of (i) any taxes imposed on such securitization, (ii) any costs or expenses relating to the administration of such REMIC or to any determination respecting the amount, payment or avoidance of any tax under such REMIC or (iii) any advances for any of the foregoing or any interest thereon or for deficits in other items of disbursement or income resulting from the use of funds for payment of any such taxes, costs or expenses or advances, nor will any disbursement or payment otherwise distributable to the other Crossgates Mall note holder be reduced to offset or make-up any such payment or deficit.

Special Servicer Appointment Rights

Pursuant to the Crossgates Mall Intercreditor Agreement, the holder of the Crossgates Mall Subordinate Companion Loan (unless (i) a Crossgates Mall Control Appraisal Period has occurred and is continuing or (ii) the Crossgates Mall Subordinate Companion Loan or any interest in the Crossgates Mall Subordinate Companion Loan is held by (a) the related borrower or (b) an affiliate of the related borrower) will have the right, subject to the terms, conditions and limitations for replacing the Outside Special Servicer pursuant to the Outside Servicing Agreement, to replace the special servicer then acting with respect to the Crossgates Mall Whole Loan and appoint a replacement special servicer in lieu of such special servicer. After the occurrence and during the continuation of a Crossgates Mall Control Appraisal Period or if the Crossgates Mall Subordinate Companion Loan or any interest in the Crossgates Mall Subordinate Companion Loan is held by (a) the related borrower or (b) an affiliate of the related borrower, the controlling class representative under the Outside Servicing Agreement (during a Control Termination Event), or the applicable Certificateholders with the requisite percentage of voting rights (during a Control Termination Event) will have the right, subject to the terms, conditions and limitations for replacing the special servicer pursuant to the Outside Servicing Agreement, to replace the special servicer then acting with respect to the Crossgates Mall Whole Loan and appoint a replacement special servicer in lieu of such special servicer.

The Seneca One Pari Passu-AB Whole Loan

General

The Seneca One Mortgage Loan (3.2%) is part of a split loan structure comprised of 3 notes (the “Seneca One Notes”), each of which is secured by the same mortgage instrument on the same underlying Seneca One Mortgaged Property.

The Seneca One Whole Loan (as defined below), in the initial aggregate principal balance of $85,000,000, is evidenced by:

(i)          one (1) senior pari passu promissory note designated as Note A-2, having a Cut-off Date balance of $20,000,000 (the “Seneca One Mortgage Loan”), which will be included in the issuing entity;

(ii)       one (1) senior pari passu promissory note designated as Note A-1, having a Cut-off Date balance of $51,000,000 (the “Seneca One Pari Passu Companion Loan” or the “Seneca One Note A-1” and, together with the Seneca One Mortgage Loan, the “Seneca One Senior Notes” or the “Seneca One A Notes”, and the holders of such Seneca One Senior Notes, the “Seneca One Note A Holders” and each holder, a “Seneca One Note A Holder”), which will not be included in the issuing entity; and

(iii)    one promissory note designated as Note B with a principal balance as of the Cut-off Date of $13,416,645 (the “Seneca One Note B”) that evidences a subordinate companion loan (the “Seneca One Subordinate Companion Loan”, and the holder of such Seneca One Note B, the “Seneca One Subordinate

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Companion Loan Holder”), which is subordinate to the Seneca One Senior Notes and will not be included in the issuing entity.

The Seneca One Senior Notes and the Seneca One Subordinate Companion Loan are collectively referred to as the “Seneca One Whole Loan” and the Seneca One Pari Passu Companion Loan and the Seneca One Subordinate Companion Loan are referred to herein as the “Seneca One Companion Loans”. The Seneca One Pari Passu Companion Loan is generally pari passu in right of payment with the Seneca One Mortgage Loan. The Seneca One Subordinate Companion Loan is subordinate in right of payment with respect to the Seneca One Pari Passu Companion Loan and the Seneca One Mortgage Loan.

The rights of the holders of the promissory notes evidencing the Seneca One Whole Loan (the “Seneca One Noteholders”) are subject to an Agreement Between Noteholders, dated as of February 18, 2026, among the initial lenders (the “Seneca One Co-Lender Agreement”). The following summaries describe certain provisions of the Seneca One Co-Lender Agreement. The Seneca One Co-Lender Agreement provides that, to the extent that there is a conflict between the Seneca One Co-Lender Agreement and the Benchmark 2026-V21 Pooling and Servicing Agreement, the terms of the Seneca One Co-Lender Agreement will govern.

Servicing

The Seneca One Whole Loan is currently serviced and administered pursuant to the terms of the Benchmark 2026-V21 pooling and servicing agreement (the “Benchmark 2026-V21 Pooling and Servicing Agreement”) and by KeyBank National Association, as master servicer, and Torchlight Loan Services LLC, as special servicer (the “Benchmark 2026-V21 Special Servicer”), in a manner described under the Benchmark 2026-V21 Pooling and Servicing Agreement and the Seneca One Co-Lender Agreement. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. The master servicer or the back-up advancing agent, as applicable, under the Benchmark 2026-V21 Pooling and Servicing Agreement will be responsible for making any required servicing advances with respect to the Seneca One Whole Loan, in each case unless the master servicer or the back-up advancing agent, as applicable, or the Benchmark 2026-V21 Special Servicer determines that such an advance would not be recoverable from collections on the Seneca One Whole Loan.

Custody of the Mortgage File

Computershare Trust Company, National Association, is the custodian of the mortgage file related to the Seneca One Whole Loan (other than any promissory notes not contributed to the Benchmark 2026-V21 issuing entity).

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required P&I Advances on the Seneca One Mortgage Loan (but not on the Seneca One Companion Loans) pursuant to the terms of the Benchmark 2026-V21 Pooling and Servicing Agreement unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Seneca One Mortgage Loan. Principal and interest advances in respect of the Seneca One Companion Loans and property protection advances in respect of the Seneca One Whole Loan will be made as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Application of Payments

The Seneca One Co-Lender Agreement sets forth the respective rights of the holders of the Seneca One Senior Notes and the Seneca One Subordinate Companion Loan with respect to distributions of funds received in respect of the Seneca One Whole Loan, and provides, in general, that all amounts tendered by the borrower or otherwise available for payment on or with respect to or in connection with the Seneca One Whole Loan or the Seneca One Mortgaged Property or amounts realized as proceeds thereof (including without limitation amounts by the master servicer or special servicer pursuant to the Benchmark 2026-V21 Pooling and Servicing Agreement as reimbursements on account of recoveries in respect of advances), excluding (x) all amounts for required reserves or escrows required by the Seneca One Whole Loan documents (to the extent, in accordance with the terms of the Seneca One Whole Loan documents) to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of advances then due and payable or reimbursable to the master servicer or the back-up advancing agent under the Benchmark 2026-V21 Pooling and Servicing Agreement, (y) subject to the related

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provision in the Seneca One Co-Lender Agreement (pursuant to which no Special Servicing Fee shall accrue on, or be payable from collections on, a Seneca One Non-Lead Securitization Note following the securitization of the Seneca One Note A-1), all amounts that are then due, payable or reimbursable to any master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer with respect to the Seneca One Whole Loan pursuant to the Benchmark 2026-V21 Pooling and Servicing Agreement, in each case solely to the extent payments and other collections received with respect to the Seneca One Whole Loan and/or the Seneca One Mortgaged Property are allocated to such amounts pursuant to the Benchmark 2026-V21 Pooling and Servicing Agreement (excluding master servicing fees, trustee fees, certificate administrator fees, operating advisor fees, asset representations reviewer fees, and principal and interest advances, all of which will be payable to such party from collections allocable to the respective Seneca One Noteholders in respect of which such fees accrued or such advances were made, in each case out of distributions made in respect of each such Note, respectively), and (z) Penalty Charges, will generally be applied in the following order:

(i)          first, to the Seneca One Note A Holders, pro rata (based on their respective entitlements to interest) subject to the related provision in the Seneca One Co-Lender Agreement (pursuant to which no Special Servicing Fee shall accrue on, or be payable from collections on, a Seneca One Non-Lead Securitization Note following the securitization of the Seneca One Note A-1) in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the primary servicing fee rate);

(ii)       second, to the Seneca One Subordinate Companion Loan Holder, in an amount equal to the accrued and unpaid interest on its principal balance, at the applicable note interest rate (net of the primary servicing fee rate); provided that if (x) a Continuing Event of Default exists, any amount payable under this clause (ii) shall be paid to the Seneca One Subordinate Companion Loan Holder after all amounts due and payable to the Seneca One Note A Holders pursuant to clauses (iii) through (iv) are paid in full but before any principal payment is made in respect of the Seneca One Note B pursuant to clause (v);

(iii)    third, to the Seneca One Note A Holders, on a pro rata and pari passu basis based on the respective principal balances of the Seneca One A Notes (subject to the related provision of the Seneca One Co-Lender Agreement (pursuant to which no Special Servicing Fee shall accrue on, or be payable from collections on, a Seneca One Non-Lead Securitization Note following the securitization of the Seneca One Note A-1)), (i) if no Continuing Event of Default exists, in an aggregate amount equal to the principal payments received (or allocated), if any, with respect to such monthly payment date with respect to the Seneca One A Notes, until the principal balance for each Seneca One A Note has been reduced to zero, and (ii) if a Continuing Event of Default exists, all remaining funds, if any, until the principal balance for each Seneca One A Note has been reduced to zero;

(iv)    fourth, to each Seneca One Note A Holder, pro rata, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such Seneca One Note A Holder in accordance with the terms of Seneca One Co-Lender Agreement, plus interest thereon at the applicable note interest rate (net of the primary servicing fee rate) compounded monthly from the date the related realized loss was allocated to each Seneca One A Note, such amount to be allocated to such Seneca One Note A Holder, pro rata, based on the amount of realized losses previously allocated to each such Seneca One Note A Holder;

(v)       fifth, to the Seneca One Subordinate Companion Loan Holder, (i) at any time that no Continuing Event of Default exists, in an aggregate amount equal to the principal payments received (or allocated), if any, with respect to such monthly payment date with respect to the Seneca One Note B, until the principal balance for the Seneca One Note B has been reduced to zero and (ii) at any time that a Continuing Event of Default has occurred and is continuing, all remaining funds, if any, until the principal balance of the Seneca One Note B has been reduced to zero;

(vi)    sixth, to the Seneca One Subordinate Companion Loan Holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the Seneca One Subordinate Companion Loan Holder in accordance with the terms of the Seneca One Co-Lender Agreement, plus interest thereon at the applicable note interest rate (net of the primary servicing fee rate) compounded monthly from the date the related realized loss was allocated to the Seneca One Note B;

(vii) seventh, to the extent the Seneca One Subordinate Companion Loan Holder has made any cure payments or advances to cure defaults pursuant to the Seneca One Co-Lender Agreement, to reimburse the

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Seneca One Subordinate Companion Loan Holder for all such amounts, on a pro rata basis based on the amount of unreimbursed cure payments made by such Seneca One Subordinate Companion Loan Holder;

(viii)                      eighth, to each Seneca One Note A Holder pro rata (based on their respective entitlements) up to an amount equal to all yield maintenance premiums allocated to the related Seneca One Note A in accordance with the Seneca One Whole Loan agreement;

(ix)    ninth, to the Seneca One Subordinate Companion Loan Holder up to an amount equal to all yield maintenance premiums allocated to the Seneca One Note B in accordance with the Seneca One Whole Loan agreement;

(x)       tenth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Benchmark 2026-V21 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer, as applicable (in each case provided that such reimbursements or payments relate to the Seneca One Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be paid to the Seneca One Note A Holders (pro rata, based on their respective percentage interests in the Seneca One A Notes) and the Seneca One Subordinate Companion Loan Holder (pro rata, based on its principal balance); and

(xi)    eleventh, if any excess amount is available to be distributed in respect of the Seneca One Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through tenth, any remaining amount shall be paid to the Seneca One Subordinate Companion Loan Holder.

Notwithstanding anything to the contrary in the Seneca One Co-Lender Agreement, following the securitization of the Seneca One Note A-1, the master servicer shall apply collections received in respect to the Seneca One Whole Loan in a manner that is consistent with the related provision in the Seneca One Co-Lender Agreement (pursuant to which no Special Servicing Fee shall accrue on, or be payable from collections on, a Seneca One Non-Lead Securitization Note following the securitization of the Seneca One Note A-1) and no Special Servicing Fee shall accrue on, or be payable from collections on, a Seneca One Non-Lead Securitization Note following the securitization of the Seneca One Note A-1.

The Benchmark 2026-V21 Pooling and Servicing Agreement shall provide for the application of Penalty Charges paid in respect of the Seneca One Whole Loan to be used (i) to pay the master servicer, the trustee or the special servicer for interest accrued on any property protection advances and reimbursement of property protection advances, (ii) to pay the parties to any securitization for interest accrued on any principal and interest advances, (iii) to pay certain other expenses (including Special Servicing Fees, unpaid workout fees and liquidation fees) incurred with respect to the Seneca One Whole Loan and (iv) (a) in the case of the remaining amount of Penalty Charges allocable to the Seneca One Note A-1, to pay the master servicer and/or the special servicer as additional servicing compensation as provided in the Benchmark 2026-V21 Pooling and Servicing Agreement and (b) in the case of the remaining amount of Penalty Charges allocable to any Seneca One Non-Lead Securitization Note, to pay the related Seneca One Non-Lead Securitization Noteholder.

“Continuing Event of Default” means any event of default which has occurred and is continuing for which (a) the Seneca One Note A Holder has provided notice of such event of default to the Seneca One Subordinate Companion Loan Holder in accordance with the Seneca One Co-Lender Agreement and (b) if the Seneca One Subordinate Companion Loan Holder has the right to cure such event of default under the Seneca One Co-Lender Agreement and the Seneca One Subordinate Companion Loan Holder has elected to cure such event of default by providing a notice thereof to the Seneca One Note A Holder within two Business Days after receiving such notice of an event of default from the Seneca One Note A Holder, the 10-Business Day cure period (if such event of default is a monetary default) or the 30-day cure period (if such event of default is a non-monetary default) provided to the Seneca One Subordinate Companion Loan Holder pursuant to the Seneca One Co-Lender Agreement shall have expired and such event of default has not been cured by the Seneca One Subordinate Companion Loan Holder.

“Penalty Charges” means any amounts collected from the borrower or with respect to the Seneca One Whole Loan or the Seneca One Mortgaged Property that represent default charges, penalty charges, late fees and/or default interest, but excluding any yield maintenance charge or prepayment premium.

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Consultation and Control

Pursuant to the Seneca One Co-Lender Agreement, the controlling holder with respect to the Seneca One Whole Loan (the “Seneca One Controlling Noteholder”), as of any date of determination, will be (i) the Seneca One Subordinate Companion Loan Holder, unless a Seneca One Control Appraisal Period (as defined below) has occurred and is continuing, or (ii) the holder of the Seneca One Note A-1, if a Seneca One Control Appraisal Period has occurred and is continuing (each such note described in clauses (i) and (ii), the “Seneca One Controlling Note”). The Seneca One Subordinate Companion Loan Holder is the Seneca One Controlling Noteholder as of the Closing Date.

Pursuant to the terms of the Seneca One Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Seneca One Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Seneca One Major Decision (as defined below) has been requested or proposed, the master servicer or the special servicer will be required to provide the Seneca One Controlling Noteholder (or its representative) a notice of such Seneca One Major Decision at least 10 business days’ (or in the case of a determination of any acceptable insurance default, 20 days’) prior notice requesting consent to such Seneca One Major Decision in accordance with the terms of the Benchmark 2026-V21 Pooling and Servicing Agreement; provided that if the master servicer or the special servicer, as applicable, has not received a response from the Seneca One Controlling Noteholder (or its representative) with respect to such Seneca One Major Decision within 5 business days after delivery of the notice of a Seneca One Major Decision, the master servicer or the special servicer, as applicable, will be required to deliver an additional copy of the notice of a Seneca One Major Decision in all caps bold 14-point font: “THIS IS A SECOND NOTICE. FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS OF THIS SECOND NOTICE WILL RESULT IN A LOSS OF YOUR RIGHT TO CONSENT WITH RESPECT TO THIS DECISION.” and if the Seneca One Controlling Noteholder (or its representative) fails to respond to the master servicer or the special servicer, as applicable, with respect to any such proposed action within five business days after receipt of such second notice, the Seneca One Controlling Noteholder (or its representative), as applicable, will have no further consent rights with respect to the specific action set forth in such notice. Notwithstanding the foregoing, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the master servicer or the special servicer may take actions with respect to the Seneca One Mortgaged Property before obtaining the consent of the Seneca One Controlling Noteholder (or its representative) if the master servicer or the special servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the noteholders as a collective whole, and the master servicer or the special servicer has made a reasonable effort to contact the Seneca One Controlling Noteholder. The foregoing will not relieve the master servicer or special servicer, as applicable, of its duties to comply with the Servicing Standard.

Notwithstanding the foregoing, the master servicer or special servicer, as the case may be, may not follow any advice or consultation provided by the Seneca One Controlling Noteholder (or its representative) or any other noteholder that would require or cause the master servicer or the special servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause the master servicer or the special servicer, as applicable, to violate provisions of the Seneca One Co-Lender Agreement or the Benchmark 2026-V21 Pooling and Servicing Agreement, require or cause the master servicer or the special servicer, as applicable, to violate the terms of the Seneca One Whole Loan, or materially expand the scope of the master servicer’s or the special servicer’s responsibilities under the Seneca One Co-Lender Agreement or the Benchmark 2026-V21 Pooling and Servicing Agreement.

The special servicer will be required to provide to each Seneca One Note A Holder that is a Seneca One Non-Controlling Note Holder, copies of any notice, information and report that is required to be provided to the Seneca One Controlling Noteholder pursuant to the Benchmark 2026-V21 Pooling and Servicing Agreement with respect to any of the Seneca One Major Decisions or the implementation of any recommended actions outlined in an asset status report within the same time frame as such notice, information and report is required to be provided to the Seneca One Controlling Noteholder, and the special servicer will be required to consult with each such Seneca One Note A Holder or its representative on a strictly non-binding basis, if after having received such notices, information and reports, any such Seneca One Note A Holder requests consultation with respect to any such Seneca One Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such Seneca One Note A Holder; provided that after the expiration of a period of 10 business days from delivery to any such Seneca One Note A Holder by the special servicer of written notice of a proposed action, together with copies of the notice, information and reports, the special servicer will no longer

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be obligated to consult with any such Seneca One Note A Holder, whether or not such Seneca One Note A Holder has responded within such 10 business day period.

“Seneca One Borrower Restricted Party” means the “Borrower Party” as defined in the Benchmark 2026-V21 Pooling and Servicing Agreement or such other analogous term used in the Benchmark 2026-V21 Pooling and Servicing Agreement.

“Seneca One Control Appraisal Period” means any period with respect to the Seneca One Whole Loan, if and for so long as:

(a)   (1) the initial principal balance of the Seneca One Note B minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Seneca One Note B after the date of creation of the Seneca One Note B, (y) any Cumulative Appraisal Reduction Amount for the Seneca One Whole Loan that is allocated to the Seneca One Note B and (z) any losses realized with respect to the Seneca One Mortgaged Property or the Seneca One Whole Loan that are allocated to the Seneca One Note B, is less than

(b)   25% of the remainder of (i) the initial principal balance of the Seneca One Note B less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Seneca One Subordinate Companion Loan Holder on the Seneca One Note B, after the date of creation of such Seneca One Note B;

provided that if a majority of the principal balance of the Seneca One Note B is held by a Seneca One Borrower Restricted Party or a Seneca One Borrower Restricted Party would otherwise be entitled to exercise the rights of the Seneca One Controlling Noteholder or the controlling noteholder representative, a Seneca One Control Appraisal Period will be deemed to have automatically occurred.

“Seneca One Lead Securitization Noteholder” means the holder of the Seneca One Note A-1.

“Seneca One Major Decision” means:

(i)                      any proposed or actual foreclosure upon or comparable conversion (which shall include acquisitions of any REO Property) of the ownership of the property or properties securing the Seneca One Whole Loan if it comes into and continues in default;

(ii)                   any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the Seneca One Whole Loan documents or any extension of the maturity date of the Seneca One Whole Loan;

(iii)                any exercise of remedies, including the acceleration of the Seneca One Whole Loan or initiation of any proceedings, judicial or otherwise, under the Seneca One Whole Loan documents or any acquisition of the Seneca One Mortgaged Property or any interest therein by foreclosure, deed-in-lieu of foreclosure, settlement or otherwise;

(iv)                any sale of the Seneca One Whole Loan (when it is a defaulted mortgage loan) or the Seneca One Mortgaged Property (when it is held as foreclosure property) for less than the outstanding principal balance of the Seneca One Whole Loan, all accrued and unpaid interest at the respective interest rates for the Seneca One Notes and all additional servicing expenses;

(v)                   any determination to bring the Seneca One Mortgaged Property into compliance with applicable environmental laws or to otherwise address any Hazardous Materials (as defined in the Benchmark 2026-V21 Pooling and Servicing Agreement) located at the Seneca One Mortgaged Property or an REO Property;

(vi)                any release of material collateral or any acceptance of substitute or additional collateral for the Seneca One Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the Seneca One Whole Loan documents and for which there is no lender discretion;

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(vii)            any waiver of or any determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause with respect to the Seneca One Whole Loan or any consent to such a waiver or any consent to a transfer of all or any portion of the Seneca One Mortgaged Property or of any direct or indirect legal or beneficial interests in the borrower;

(viii)         any transfer of the Seneca One Mortgaged Property or any portion of the Seneca One Mortgaged Property, or any transfer of any direct or indirect ownership interest in the borrower to the extent the lender’s consent under the Seneca One Whole Loan documents is required, except as expressly permitted by the Seneca One Whole Loan documents and for which there is no mortgage lender discretion or in connection with a pending or threatened immaterial condemnation;

(ix)               any incurrence of additional debt by the borrower or any mezzanine financing by any direct or indirect beneficial owner of the borrower (to the extent that the lender has consent rights pursuant to the Seneca One Whole Loan documents);

(x)                  any adoption or implementation of the annual budget for which mortgage lender consent is required under the Seneca One Whole Loan documents;

(xi)               any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the Seneca One Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto;

(xii)            any property management or parking management company changes or modifications, waivers or amendments to any management agreement, including, without limitation, approval of a new property manager or parking manager or the termination of a manager and appointment of a new property manager or parking manager, and any new management agreement or amendment, modification or termination of any management agreement (in each case, if the lender is required to consent or approve such changes under the Seneca One Whole Loan documents);

(xiii)         releases of (i) any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves or (ii) any other letters of credit held as additional collateral for the Seneca One Whole Loan, in each case, other than those required pursuant to the specific terms of the Seneca One Whole Loan documents and for which there is no lender discretion;

(xiv)        any acceptance of an assumption agreement releasing a borrower, guarantor or other obligor from liability under the Seneca One Whole Loan or the approval of any replacement, supplemental or additional guarantor under the Seneca One Whole Loan documents other than pursuant to the specific terms of the Seneca One Whole Loan and for which there is no lender discretion;

(xv)            any determination of an acceptable insurance default;

(xvi)        any proposed modification or waiver of any provision of the Seneca One Whole Loan documents with respect to the Seneca One Whole Loan governing the types, nature or amount of insurance coverage required to be obtained and maintained;

(xvii)   approval of material casualty/condemnation insurance settlements, any determination to apply casualty proceeds or condemnation awards to the reduction of the debt evidenced by the Seneca One Whole Loan rather than to the restoration of the Seneca One Mortgaged Property, other than, in each case, to the extent the lender has no approval right pursuant to the specific terms of the Seneca One Whole Loan;

(xviii)   the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower or the Seneca One Mortgaged Property;

(xix)        any determination by the master servicer or the special servicer to transfer the Seneca One Whole Loan to the special servicer under the circumstances where the master servicer or special servicer determines, in its reasonable business judgment, exercised in accordance with the Servicing Standard, that a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or any other default that is likely to impair the use or marketability of the Seneca

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One Mortgaged Property or such other analogous event described in the definition of Special Servicing Transfer Event;

(xx)           any termination, modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination, non-disturbance and attornment agreement in connection with any lease, at the Seneca One Mortgaged Property if it would be a Major Lease (as defined in the Seneca One Whole Loan agreement);

(xxi)         the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower;

(xxii)      the approval of any material alterations proposed for the Seneca One Mortgaged Property to the extent the lender’s approval is required under the Seneca One Whole Loan agreement;

(xxiii)   subject to the REMIC provisions of the Code, any determination regarding the application of casualty or condemnation proceeds to restoration of the Seneca One Mortgaged Property or to repayment of the Seneca One Whole Loan to the extent such determination is subject to the lender’s discretion or consent; and

(xxiv)   any termination, modification, waiver or amendment with respect to the terms of the IDA Ground Lease, IDA PILOT Agreement, IDA Sublease, PILOT Mortgage (each as defined in the Seneca One Whole Loan documents) or any related agreements.

“Seneca One Non-Controlling Note” means each Seneca One Note other than the Seneca One Controlling Note.

“Seneca One Non-Controlling Note Holder” means each Seneca One Noteholder other than the Seneca One Controlling Noteholder; provided if at any time a Seneca One Non-Controlling Note is held by (or, at any time a Seneca One Non-Controlling Note is included in a securitization, the related Seneca One Non-Controlling Subordinate Class Representative is) a Seneca One Borrower Restricted Party, no person will be entitled to exercise the rights of such Seneca One Non-Controlling Note Holder with respect to such Seneca One Non-Controlling Note.

“Seneca One Non-Controlling Subordinate Class Representative” means the holders of the majority of the class of securities pursuant to the securitization of such Seneca One Non-Controlling Note designated as the “controlling class” pursuant to the related pooling and servicing agreement or their duly appointed representative.

“Seneca One Non-Lead Noteholder” means any Seneca One Noteholder other than the Seneca One Lead Securitization Noteholder.

“Seneca One Non-Lead Securitization Note” means a Seneca One Senior Note that is neither the Seneca One Note A-1 nor otherwise part of the securitization that includes the Seneca One Note A-1.

Prior to calculating any amount of interest or principal due to each Seneca One Note under the Seneca One Co-Lender Agreement, the master servicer or special servicer will be required to reduce the principal balance (not below zero) of Seneca One Note B first, by any realized loss with respect to the Seneca One Whole Loan until the principal balance of the Seneca One Note B has been reduced to zero, and after the principal balance of such Seneca One Note B has been reduced to zero, the principal balance of the Seneca One A Notes, pro rata (based on the respective outstanding principal balance of each Seneca One A Note) (in each case, not below zero) by any realized loss with respect to the Seneca One Whole Loan.

Rights of the Subordinate Noteholders to Post Seneca One Threshold Event Collateral

The Seneca One Controlling Noteholder is entitled to avoid its applicable Seneca One Control Appraisal Period caused by application of a Cumulative Appraisal Reduction Amount upon satisfaction of the following (which must be completed within thirty (30) days of the receipt of a third party Appraisal that indicates such Seneca One Control Appraisal Period has occurred): (i) such Seneca One Controlling Noteholder has delivered as a supplement to the appraised value of the Seneca One Mortgaged Property, in the amount specified in clause (ii) below, to the master servicer, together with documentation acceptable to the master servicer in accordance with the Servicing Standard

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to create and perfect a first priority security interest in favor of the master servicer on behalf of the Seneca One Note A Holder in such collateral (a) cash collateral for the benefit of, and acceptable to, the master servicer or (b) an unconditional and irrevocable standby letter of credit with the master servicer as the beneficiary, issued by a bank or other financial institutions the long term unsecured debt obligations of which are at all times rated at least “AA” (or the equivalent) by each Rating Agency or the short term obligations of which are rated at least “A-1+” (or the equivalent) by each Rating Agency (either (a) or (b), the “Threshold Event Collateral”), and (ii) the Threshold Event Collateral shall be in an amount which, when added to the appraised value of the Seneca One Mortgaged Property as determined pursuant to the Benchmark 2026-V21 Pooling and Servicing Agreement, would cause the applicable Seneca One Control Appraisal Period not to occur. If the requirements of this paragraph are satisfied by the Seneca One Controlling Noteholder (a “Threshold Event Cure”), no Seneca One Control Appraisal Period caused by application of a Cumulative Appraisal Reduction Amount will be deemed to have occurred. If a letter of credit is furnished as Threshold Event Collateral, the applicable Seneca One Controlling Noteholder will be required to renew such letter of credit not later than thirty (30) days prior to expiration thereof or to replace such letter of credit with a substitute letter of credit or other Threshold Event Collateral with an expiration date that is greater than forty-five (45) days from the date of substitution; provided, however, that, if a letter of credit is not renewed prior to thirty (30) days prior to the expiration date of such letter of credit, the letter of credit is required to provide that the master servicer may (and at the direction of the applicable Seneca One Controlling Noteholder, is required to) draw upon such letter of credit and hold the proceeds thereof as Threshold Event Collateral. The Threshold Event Cure will continue until (i) the appraised value of the Seneca One Mortgaged Property plus the value of the Threshold Event Collateral would not be sufficient to prevent a Seneca One Control Appraisal Period from occurring; or (ii) the occurrence of a Final Recovery Determination, as defined in the Benchmark 2026-V21 Pooling and Servicing Agreement. If the appraised value of the Seneca One Mortgaged Property, upon any redetermination thereof, is sufficient to avoid the occurrence of a Seneca One Control Appraisal Period without taking into consideration any, or some portion of, Threshold Event Collateral previously delivered by the Seneca One Controlling Noteholder, any or such portion of Threshold Event Collateral held by the master servicer will promptly be returned to such Seneca One Controlling Noteholder (at its sole expense). Upon a Final Recovery Determination with respect to the Seneca One Whole Loan, such Threshold Event Collateral will be available to reimburse each Seneca One Noteholder for any realized loss pursuant to the Seneca One Co-Lender Agreement, as applicable, with respect to the Seneca One Whole Loan after application of the net proceeds of liquidation, not in excess of the Seneca One A Note principal balance and the Seneca One Note B principal balance, as the case may be, plus accrued and unpaid interest thereon at the applicable interest rate and all other additional servicing expenses reimbursable under the Seneca One Co-Lender Agreement and under the Benchmark 2026-V21 Pooling and Servicing Agreement. Any Threshold Event Collateral will be treated as an “outside reserve fund” for purposes of the REMIC provisions and such property (and the right to reimbursement of any amounts with respect thereto from a REMIC) will be beneficially owned by the posting Seneca One Noteholder who will be taxed on all income with respect thereto. The entire amount of Threshold Event Collateral, without a haircut or other reduction, will be considered in determining the sufficiency of such Threshold Event Collateral to avoid a Seneca One Control Appraisal Period.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the Seneca One Whole Loan by the end of the applicable grace period or any other event of default under the related Seneca One Whole Loan documents occurs and is continuing, the Seneca One Subordinate Companion Loan Holder will have the right to cure such event of default subject to certain limitations set forth in the Seneca One Co-Lender Agreement. The Seneca One Subordinate Companion Loan Holder’s right to cure a monetary default or non-monetary default will be limited to a combined total of (i) six (6) cures of monetary defaults over the term of the Seneca One Whole Loan, no more than four (4) of which may be consecutive, and (ii) six (6) cures of non-monetary defaults over the term of the Seneca One Whole Loan.

So long as a monetary default exists for which a permitted cure payment is made, such monetary default will not be treated as an “Event of Default” by the issuing entity (including for purposes of (i) accelerating the Seneca One Whole Loan, modifying, amending or waiving any provisions of the Seneca One Whole Loan documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Seneca One Mortgaged Property; or (ii) treating the Seneca One Whole Loan as a Specially Serviced Loan); provided that such limitation will not prevent the Seneca One Lead Securitization Noteholder from collecting default interest or late charges from the borrower to be applied in accordance with the Seneca One Co-Lender Agreement. Any amounts paid by the curing Seneca One Subordinate Companion Loan Holder on behalf of the borrower to cure a default under the Seneca One Co-Lender Agreement will be reimbursable

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to such holder pursuant to the priority of payments set forth in the Seneca One Co-Lender Agreement (as described in the “—Application of Payments” section above).

Purchase Option

After the occurrence and delivery of a notice of an event of default with respect to the Seneca One Whole Loan or a servicing transfer event, the Seneca One Subordinate Companion Loan Holder will have the right, by written notice to each Seneca One Note A Holder (a “Seneca One Purchase Notice”) to purchase in immediately available funds, the Seneca One Senior Notes (each such Seneca One Note specified in the Seneca One Purchase Notice, a “Seneca One Purchased Note”), in whole but not in part, at the defaulted mortgage loan purchase price, which is generally equal to unpaid principal, interest and expenses (but generally excluding yield maintenance premiums, default interest or late charges unless the holder is the borrower or an affiliate of the borrower). Upon delivery of the Seneca One Purchase Notice to the selling Seneca One Noteholder(s), the selling Seneca One Noteholder(s) will be required to sell (and the purchasing Seneca One Noteholder will be required to purchase) the Seneca One Purchased Note(s) at the defaulted mortgage loan purchase price, on a date (the “Seneca One Defaulted Note Purchase Date”) not less than 10 and not more than 60 days after the date of the Seneca One Purchase Notice. The failure of the requesting purchaser to purchase the Seneca One Purchased Note(s) on the Seneca One Defaulted Note Purchase Date will result in the termination of such right with respect to the event of default under the Seneca One Whole Loan or servicing transfer event that gave rise to such right. The right of the Seneca One Subordinate Companion Loan Holder to purchase one or more Seneca One Notes as described in this paragraph will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Seneca One Mortgaged Property. Notwithstanding the foregoing sentence, the Seneca One Lead Securitization Noteholder is required to give the Seneca One Subordinate Companion Loan Holder 10 business days’ prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed in lieu of foreclosure with respect to the Seneca One Mortgaged Property. Notwithstanding the foregoing sentence, if title to the Seneca One Mortgaged Property is transferred to the Seneca One Lead Securitization Noteholder (or a designee on their behalf), in a manner commonly known as “the borrower turning over the keys” and not otherwise in connection with a consummation by the Seneca One Lead Securitization Noteholder of a foreclosure sale or sale by power of sale, less than 10 business days after the acceleration of the Seneca One Whole Loan, the Seneca One Lead Securitization Noteholder will be required to notify the Seneca One Subordinate Companion Loan Holder of such transfer and the Seneca One Subordinate Companion Loan Holder will have a 30-day period from the date of such notice from the Seneca One Lead Securitization Noteholder to deliver the Seneca One Purchase Notice to the Seneca One Lead Securitization Noteholder, in which case the Seneca One Subordinate Companion Loan Holder that delivered such purchase price will be obligated to purchase the Seneca One Mortgaged Property, in immediately available funds, within such 30-day period at the applicable purchase price.

Workout

Subject to the terms and conditions of the Benchmark 2026-V21 Pooling and Servicing Agreement, and the Seneca One Co-Lender Agreement, if the Benchmark 2026-V21 Special Servicer, in connection with a workout of the Seneca One Whole Loan, modifies the terms thereof such that (i) the unpaid principal balance of the Seneca One Whole Loan is decreased, (ii) the interest rate or scheduled amortization payment is reduced, (iii) payments of interest or principal on the Seneca One Whole Loan are waived, reduced or deferred or (iv) any other adjustment (other than an increase in the interest rate or increase in the scheduled amortization payments) is made to any of the terms of the Seneca One Whole Loan, such waiver, modification or amendment will be effected, to the maximum extent reasonably possible, in a manner consistent with the priority of payment described under “—Application of Payments” above, and to the extent it is not, payments to the Seneca One Note A Holders and the Seneca One Subordinate Companion Loan Holder pursuant to the priority of payment described under “—Application of Payments” above will be made as though such workout did not occur, with the payment terms of each Seneca One Note remaining the same as they were on the date of the Seneca One Co-Lender Agreement, and, in any event, the full economic effect of all waivers, reductions or deferrals of amounts due on the Seneca One Whole Loan attributable to such workout will be borne in a manner consistent with the priority of payment described under “—Application of Payments” above.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Seneca One Co-Lender Agreement and the Benchmark 2026-V21 Pooling and Servicing Agreement, if the Seneca One Whole Loan becomes a defaulted loan, and if the special servicer

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determines to sell the Seneca One Mortgage Loan in accordance with, and to the extent provided in, the Benchmark 2026-V21 Pooling and Servicing Agreement and the Seneca One Co-Lender Agreement, then the special servicer may elect to sell the Seneca One Whole Loan subject to the rights of the Seneca One Subordinate Companion Loan Holder under the Seneca One Co-Lender Agreement as described above under “—Consultation and Control”.

Special Servicer Appointment Rights

Pursuant to the Seneca One Co-Lender Agreement and the Benchmark 2026-V21 Pooling and Servicing Agreement, the Seneca One Controlling Noteholder (or its representative) will have the right, with or without cause, to replace the Benchmark 2026-V21 Special Servicer and appoint a replacement special servicer without the consent of the issuing entity (or its representative), as holder of the Seneca One Mortgage Loan or the holder of the Seneca One Pari Passu Companion Loan. In addition, if the operating advisor under the Benchmark 2026-V21 Pooling and Servicing Agreement recommends, in its sole discretion exercised in good faith, the replacement of the Benchmark 2026-V21 Special Servicer, the applicable certificateholders under the Benchmark 2026-V21 Pooling and Servicing Agreement with the requisite percentage of voting rights will have the right, with or without cause, to replace the Benchmark 2026-V21 Special Servicer and appoint a replacement special servicer in accordance with the Benchmark 2026-V21 Pooling and Servicing Agreement.

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A current report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

The Trust Subordinate Companion Loan

For the avoidance of doubt, no Trust Subordinate Companion Loan will be included in the Issuing Entity, and no Loan-Specific Certificates will be issued. As such, any references (whether plural or singular) to “EHRI Trust Subordinate Companion Loan Securitization”, “Trust Subordinate Companion Loan”, “Trust Subordinate Companion Whole Loan”, “Loan-Specific Certificate”, any other term that includes “Loan-Specific” or “Trust Subordinate Companion Loan” as a part thereof, and any concept related to the foregoing should be disregarded.

An “EHRI Trust Subordinate Companion Loan Securitization”, in the case of any Trust Subordinate Companion Loan, refers to a securitization constituted by the issuance, offer and sale of the related Loan-Specific Certificates that is characterized by risk retention in the form of an “eligible horizontal residual interest” held by a “third party purchaser” in accordance with Rule 7 of Regulation RR.

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Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Bank of Montreal, 3650 Capital SCF LOE I(A), LLC, BSPRT CMBS Finance, LLC, Goldman Sachs Mortgage Company, Ladder Capital Finance LLC, Societe Generale Financial Corporation, UBS AG New York Branch, Wells Fargo Bank, National Association and Zions Bancorporation, N.A. are the sponsors of this securitization transaction (and, accordingly, are referred to as the “Sponsors”).

Bank of Montreal

General

Bank of Montreal (“BMO”) started its business in Montreal in 1817 and was incorporated in 1821 by an Act of Lower Canada as the first Canadian chartered bank. Since 1871, BMO has been a chartered bank under the Bank Act (Canada) (the “Bank Act”), and is named in Schedule I of the Bank Act. The Bank Act is the charter of BMO and governs its operations. BMO is a registered bank holding company and is a financial holding company under the United States Bank Holding Company Act of 1956. BMO’s head office is located at 129 rue Saint Jacques, Montreal, Quebec, H2Y 1L6. Its executive offices are located at 100 King Street West, 1 First Canadian Place, Toronto, Ontario, M5X 1A1. BMO offers a broad range of products and services directly and through Canadian and non-Canadian subsidiaries, offices, and branches. BMO has bank branches in Canada and the United States and operates internationally in major financial markets and trading areas through its offices in other jurisdictions, including the United States.

BMO originated, co-originated or acquired all of the Mortgage Loans or portions thereof that it is contributing to this securitization (the “BMO Mortgage Loans”), and funded the origination or acquisition of such BMO Mortgage Loans through its Chicago branch. BMO originates, and may purchase from other lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions. Since 1984, BMO’s Chicago branch has been chartered as a United States branch of BMO with the Illinois Department of Financial and Professional Regulation (“IDFPR”) and, accordingly, is regulated by the IDFPR and the Federal Reserve Board under the United States International Banking Act. BMO’s Chicago branch maintains its principal office at 320 South Canal Street, 8th Floor, Chicago, Illinois 60606.

In addition to CMBS, BMO has been engaged in the securitization of other asset classes, including auto leases and/or auto loans, consumer installment loans, credit card receivables, student loans, and residential mortgages, among others.

BMO is an affiliate of BMO Commercial Mortgage Securities LLC, the Depositor, and BMO Capital Markets Corp., one of the underwriters, each of which is a wholly-owned subsidiary of BMO Financial Corp. (“BMO Financial”). BMO Financial is a wholly-owned subsidiary of BMO. As a financial holding company, BMO Financial is subject to the supervision of the Federal Reserve Board. BMO Financial and its subsidiaries provide retail and commercial financial products and services through more than 1,000 banking offices located throughout the United States. BMO Financial is required to file with the Federal Reserve Board reports and other information regarding its business operations and business operations of its subsidiaries.

BMO’s Commercial Mortgage Origination and Securitization Program

BMO, directly or through correspondents or affiliates, originates or co-originates multifamily and commercial mortgage loans throughout the United States. Although BMO did not originate multifamily and commercial mortgage loans prior to 2021, BMO is an affiliate of BMO Bank, N.A. (“BBNA”), which has been engaged in the origination of multifamily and commercial mortgage for over ten years. In addition, since 2019, BBNA has originated or co-originated several large commercial mortgage loans that were contributed to single asset single borrower (SASB) securitizations, and BBNA acted as loan seller and sponsor in such securitizations. Many BMO staff – such as members of the BMO Credit and Corporate Banking teams – provide services on an enterprise level, including to both BBNA and BMO. Further, BMO’s securitization financing guidelines, underwriting guidelines, and credit approval process are substantially similar to those utilized for other securitization programs within the BMO enterprise.

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The total amount of loans securitized by BMO from December 17, 2019 through December 31, 2025 is approximately $17.419 billion.

In addition, in the normal course of its business, BMO may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by BMO.

The multifamily and commercial mortgage loans originated, co-originated or acquired by BMO include both fixed rate and floating-rate loans and both smaller “conduit” loans and large loans.

In connection with the commercial mortgage securitization transactions in which it participates, BMO generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

BMO will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

BMO generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally BMO and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the BMO Mortgage Loans

General. In connection with the preparation of this prospectus, BMO conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the BMO Mortgage Loans. No sampling procedures were used in the review process.

Database. First, BMO created a database of information (the “BMO Securitization Database”) obtained in connection with the origination or acquisition of the BMO Mortgage Loans, including:

●	certain information from the BMO Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
●	certain information and other search results obtained by BMO’s deal team for each of the BMO Mortgage Loans during the underwriting process.

BMO also included in the BMO Securitization Database certain updates to such information received by BMO’s securitization team after origination or acquisition, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of BMO’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any BMO Mortgage Loan.

Using the information in the BMO Securitization Database, BMO created a Microsoft Excel file (the “BMO Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the BMO Mortgage Loans, except as otherwise indicated below.

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With respect to the Cannon Industrial Portfolio Whole Loan, which was co-originated by BMO and 3650 Capital, portions of which are being sold by BMO and 3650 Capital, the 3650 Capital Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

With respect to the Deptford Mall Whole Loan, which was co-originated by BMO and GS Bank, portions of which are being sold by BMO and GSMC, the GSMC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. BMO engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by BMO, relating to information in this prospectus regarding the BMO Mortgage Loans. These procedures included:

●	comparing the information in the BMO Data File against various source documents provided by BMO that are described above under “—Database”;
●	comparing numerical information regarding the BMO Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the BMO Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the BMO Mortgage Loans disclosed in this prospectus.

Legal Review. BMO also reviewed and responded to a due diligence questionnaire (a “Due Diligence Questionnaire”) relating to the BMO Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the BMO Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the BMO Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt.

BMO also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1A to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. BMO compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. In addition, for each BMO Mortgage Loan originated by BMO or one of its affiliates, BMO prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each BMO Mortgage Loan, if any, purchased by BMO or its affiliates from a third-party originator of such Mortgage Loan, BMO reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such BMO Mortgage Loan to BMO or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related mortgaged property provided by the originator of such BMO Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. With respect to any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between BMO or its affiliates, on the one hand, and the

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third party originator, on the other hand, are solely for the benefit of BMO or its affiliates. The rights, if any, that BMO or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Certificateholders or the Trustee will have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, BMO, as Mortgage Loan Seller, with respect to the BMO Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured material breach of any BMO’s representations and warranties regarding the BMO Mortgage Loans, including any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third party originator.

In addition, with respect to each BMO Mortgage Loan, BMO reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, BMO requested the borrowers under the BMO Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if BMO became aware of a significant natural disaster in the vicinity of a mortgaged property relating to a BMO Mortgage Loan, BMO requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, BMO prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the BMO Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, and the abbreviated loan summaries for those of the BMO Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in the “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, BMO found and concluded with reasonable assurance that the disclosure regarding the BMO Mortgage Loans in this prospectus is accurate in all material respects. BMO also found and concluded with reasonable assurance that the BMO Mortgage Loans were originated (or acquired and reunderwritten) in accordance with BMO’s origination procedures and underwriting guidelines, except for any material deviations described under “—Exceptions to Underwriting Guidelines” below. BMO attributes to itself all findings and conclusions resulting from the foregoing review procedures.

BMO’s Origination Procedures and Underwriting Guidelines

General. BMO’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the origination procedures and underwriting guidelines described below. Furthermore, with respect to the BMO Mortgage Loans that were acquired by BMO, BMO reviewed such BMO Mortgage Loans to ensure that each such BMO Mortgage Loan complied with the underwriting guidelines described below. However, variations from these origination procedures and underwriting guidelines may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by BMO. Therefore, this general description of BMO’s origination procedures and underwriting guidelines is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all procedures and guidelines set forth below.

Process. The credit underwriting process for each of the BMO Mortgage Loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of BMO or an affiliate thereof. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently

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acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of BMO’s deal team or one of its agents or designees performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market. In the case of a mortgage loan acquired by BMO from a third party originator, a member of BMO’s deal team or one of its agents or designees will either perform an inspection of the property or review a third party inspection report.

BMO’s deal team or one of its agents or designees also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with BMO’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure in a manner to mitigate risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit approval package is prepared to summarize all of the above referenced information.

Credit Approval. As part of the mortgage loan approval process, all commercial mortgage loans must be presented to one or more senior real estate professionals (which may consist of the group head, the securitization finance head, and/or representatives from underwriting, securitization, capital markets or closing) for review. After a review of the credit package and/or term sheet and a discussion of the loan, the designated reviewer(s) may approve the loan as recommended or request additional due diligence or loan structure, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. BMO’s underwriting guidelines generally require a minimum debt service coverage ratio (DSCR) of 1.20x and a maximum loan-to-value ratio (LTV) of 80%. However these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and BMO’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless BMO determines that information in its possession has become stale.

In addition, BMO may in some instances have reduced the term interest rate that BMO would otherwise charge on a BMO mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the BMO mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related BMO mortgage loan satisfied BMO’s minimum debt service coverage ratio underwriting requirements for such BMO mortgage loan.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned DSCR and LTV parameters.

Amortization Requirements. While BMO’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

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Escrow Requirements. BMO may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, BMO may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of BMO’s commercial mortgage loans.

Generally, subject to the discussion in the prior paragraph, BMO requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the landlord for real estate taxes paid.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual, (ii) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (iii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iv) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvement / Leasing Commissions—In the case of retail, office, mixed use and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including,
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but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the BMO Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy. The borrower is required to provide, and BMO or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Mortgage Loan representation and warranty set forth in paragraph (7) on Annex E-1A to this prospectus without any exceptions that BMO deems material.

Property Insurance. BMO requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Mortgage Loan representations and warranties in paragraphs (17) and (30) on Annex E-1A to this prospectus without any exceptions that BMO deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the BMO Mortgage Loans, BMO generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal. BMO (or, in the case of a mortgage loan acquired by BMO from a third party originator, the related originator) obtains an appraisal meeting the requirements described in the Mortgage Loan representation and warranty set forth in paragraph (42) on Annex E-1A to this prospectus without any exceptions that BMO deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report. BMO (or, in the case of a mortgage loan acquired by BMO from a third party originator, the related originator) generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by BMO. BMO or its designated agent (or, in the case of a mortgage loan acquired by BMO from a third party originator, the related originator) typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, BMO generally requires that the condition be addressed in a manner that complies with the Mortgage Loan representation and warranty set forth in paragraph (41) on Annex E-1A to this prospectus without any exceptions that BMO deems material.

Property Condition Report. BMO (or, in the case of a mortgage loan acquired by BMO from a third party originator, the related originator) generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by BMO. BMO or an agent (or, in the case of a mortgage loan acquired by BMO from a third party originator, the related originator) typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, BMO often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all BMO’s mortgage loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with BMO, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

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Exceptions to Underwriting Guidelines.

One or more of the BMO Mortgage Loans may vary from the specific BMO underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the BMO Mortgage Loans, BMO may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

None of the BMO Mortgage Loans have exceptions to the related underwriting guidelines.

Compliance with Rule 15Ga-1 under the Exchange Act

BMO most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on May 13, 2026. BMO’s Central Index Key is 0000927971. With respect to the period from and including April 1, 2023 to and including March 31, 2026, the following table provides information regarding demand, repurchase and replacement history reported by BMO as required by Rule 15Ga-1 under the Exchange Act.

Name of Issuing Entity	Check if Registered	Name of Originator(1)	Total Assets in ABS by Originator(3)			Assets That Were Subject of Demand(3), (4)			Assets That Were Repurchased or Replaced(3), (5)			Assets Pending Repurchase or Replacement (within cure period)(3), (6)			Demand in Dispute(3), (7)			Demand Withdrawn(3), (8)			Demand Rejected(3), (9)
			(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class - Commercial Mortgages

Benchmark 2025-V14 Mortgage Trust CIK #: 0002056663	X	German American Capital Corporation	5	225,300,000	24.0
		Citi Real Estate Funding Inc.	14	354,486,000	37.7
		Goldman Sachs Mortgage Company	8	147,800,000	15.7
		Barclays Capital Real Estate Inc.	7	130,557,693	13.9
		Bank of Montreal (2)	4	81,100,000	8.6	1	35,500,000.00	3.8	0	0.00	0.0	0	0.00	0.0	0	0.00	0.0	0	0.00	0.0	1	35,500,000.00	3.8
Benchmark 2025-V14 Mortgage Trust Total			38	$939,243,693		1	35,500,000.00	3.8	0	0.00	0.0	0	0.00	0.0	0	0.00	0.0	0	0.00	0.0	1	35,500,000.00	3.8
Commercial Mortgages Total			38	$939,243,693		1	35,500,000.00		0	0.00		0	0.00		0	0.00		0	0.00		1	35,500,000.00

(1) “Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements.

(2) Greystone Servicing Company LLC, as special servicer for Loan No. 12 (Lakeside Place & Shoreline Apartments, the “Loan”), in a letter dated November 7, 2025, requested that BMO, as the mortgage loan seller, cure certain alleged breaches of a representation and warranty under the related mortgage loan purchase agreement or, alternatively, repurchase the Loan. In a letter dated November 26, 2025, BMO rejected the demand to cure or repurchase.

(3) The numbers of assets or demands (shown in columns (d), (g), (j), (m), (p), (s) and (v)) and the principal balances (shown in columns (e), (h), (k), (n), (q), (t) and (w)) are with respect to BMO’s (or, in the case of columns (d) and (e), the subject originator’s) asset contribution only (without taking into account assets contributed by other originators). However, the percentages of principal balances (shown in columns (f), (i), (l), (o), (r), (u) and (x)) are with respect to the entire securitization pool (taking into account assets contributed by other originators) and based on (i) an aggregate principal balance of approximately $939,243,693.00 at the time of securitization (for column (f)), as shown on the Benchmark 2025-V14 Mortgage Trust Form 424B2 filed on March 25, 2025, and (ii) an aggregate principal balance of $938,994,729.57 as of December 17, 2025 (for columns (i) and (x)), as shown on the report of the issuing entity prepared by the Certificate Administrator for the distribution dated December 17, 2025.

(4) Reflects assets subject to new demands to repurchase or replace that were received during the reporting period. Activity appearing in the other applicable columns of this table (“Assets That Were Repurchased or Replaced”, “Assets Pending Repurchase or Replacement (within cure period)”, “Demand in Dispute”, “Demand Withdrawn” and “Demand Rejected”) may relate to demands received during or prior to the reporting period. If an asset was subject to a new demand and additional activity during the reporting period information regarding the asset will appear in this column and the other applicable column in this table.

In connection with the preparation of the information in the table above, BMO undertook the following steps to gather the information required by Rule 15Ga-1: (i) identifying all asset-backed securities transactions in which it acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, and (ii) performing a diligent search of our records for all relevant information.

(5) Reflects assets that were repurchased or replaced during the reporting period. If applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the reporting period.

(6) Includes assets for which the representing party has agreed to repurchase or replace such asset but has not yet repurchased or replaced such asset. If applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the reporting period.

(7) Includes assets for which any of the following situations apply as of the end of the reporting period:

a. A related demand to repurchase or replace such asset was received by the representing party but not yet responded to by the end of the reporting period;

b. The representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting the most recent such demand and rejecting the repurchase demand but the party demanding repurchase or replacement of such asset has responded to such rejection and continues to assert the merits of its demand; or

c. The representing party and the party demanding repurchase or replacement of such asset acknowledge that the ongoing dispute over the merits of such demand may not be readily resolved.

If applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the reporting period.

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(8) Includes assets for which the party demanding the repurchase or replacement of such asset has agreed to rescind its demand. If applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the reporting period.

(9) Reflects assets for which the representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting such demand and rejecting the repurchase demand(s) and the party demanding repurchase or replacement of such asset has not responded to the most recent such rejection as of the end of the reporting period.

Retained Interests in This Securitization

Neither BMO nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date. However, BMO and/or its affiliates may own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth above under “—Bank of Montreal” has been provided by BMO.

3650 Capital SCF LOE I(A), LLC

General

3650 Capital SCF LOE I(A), LLC (“3650 Capital”) is a Delaware limited liability company. 3650 Capital’s principal offices are located at 2977 McFarlane Rd., Suite 300, Miami, Florida 33133. 3650 Capital’s primary business is the origination, acquisition and sale of mortgage loans secured by commercial properties. 3650 Capital is the Retaining Sponsor and it (or its MOA) is expected to be the holder of the Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates, and it (or its affiliate) will be appointed as the initial Controlling Class Representative. 3650 Capital is an affiliate of 3650 REIT Servicing (the Special Servicer, the outside special servicer with respect to The Rockwell Whole Loan and a limited (non-cashiering) subservicer).

3650 Capital is a sponsor of this securitization and one of the mortgage loan sellers. 3650 Capital is the mortgage loan seller or co-mortgage loan seller of four (4) Mortgage Loans or portions thereof (10.0%) (the “3650 Capital Mortgage Loans”). 3650 Capital originated, co-originated or acquired all of the 3650 Capital Mortgage Loans. 3650 Capital, through certain of its affiliates, underwrote or re-underwrote all of the 3650 Capital Mortgage Loans.

3650 Capital or an affiliate thereof is also the holder of the companion loans (if any) for which the noteholder is identified as “3650 Capital” in the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

3650 Capital’s Securitization Program

This is the fourth commercial mortgage securitization into which 3650 Capital is contributing loans, and commonly-controlled affiliates of 3650 Capital have contributed loans into eighteen (18) other commercial mortgage securitizations. 3650 Capital began originating and acquiring loans in 2025 and 3650 Capital’s commonly controlled affiliates began originating and acquiring loans in 2017. Neither 3650 Capital nor its affiliates have been involved in the securitization of any other types of financial assets. 3650 Capital originates fixed rate loans throughout the United States secured by, but not limited to, retail, multifamily, office, hospitality and self-storage properties.

In connection with this commercial mortgage securitization transaction, 3650 Capital will transfer the 3650 Capital Mortgage Loans to the depositor, who will then transfer the 3650 Capital Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the 3650 Capital Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the depositor, 3650 Capital will work with rating agencies, the other mortgage loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a Mortgage Loan Purchase Agreement, 3650 Capital will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the 3650 Capital Mortgage Loans; and, in the event of an uncured material breach of any such representation or warranty or an uncured material document defect or omission, 3650 Capital will generally

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be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission.

Neither 3650 Capital nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against 3650 Capital for any losses or other claims in connection with the certificates or the 3650 Capital Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by 3650 Capital in the related mortgage loan purchase agreement.

Review of 3650 Capital Mortgage Loans

Overview. 3650 Capital, in its capacity as a sponsor of the securitization described in this prospectus, has conducted a review of the 3650 Capital Mortgage Loans that it will be contributing to this securitization. The review of the 3650 Capital Mortgage Loans was performed by a deal team comprised of commercial real estate and securitization professionals who are employees of 3650 Capital or one or more of 3650 Capital’s affiliates, or, in certain circumstances, are consultants engaged by 3650 Capital (collectively, the “3650 Capital Deal Team”). The review procedures described below were employed with respect to all of the 3650 Capital Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the 3650 Capital Deal Team updated its internal database of loan-level and property-level information relating to each 3650 Capital Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third-party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by 3650 Capital or its affiliates during the underwriting process. After origination of each 3650 Capital Mortgage Loan, the 3650 Capital Deal Team updated the information in the database with respect to such 3650 Capital Mortgage Loan based on updates provided by the applicable servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the 3650 Capital Deal Team.

A data tape (the “3650 Capital Data Tape”) containing detailed information regarding the 3650 Capital Mortgage Loans was created from the information in the database referred to in the prior paragraph. The 3650 Capital Data Tape was used by the 3650 Capital Deal Team to provide the numerical information regarding the 3650 Capital Mortgage Loans in this prospectus, except as otherwise indicated below.

With respect to the Northwoods Mall Whole Loan, which was co-originated by BMO and 3650 Capital, portions of which are being sold by BMO and 3650 Capital, the BMO Data File was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. 3650 Capital engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed or provided by 3650 Capital relating to information in this prospectus regarding the 3650 Capital Mortgage Loans. These procedures include:

●	comparing the information in the 3650 Capital Data Tape against various source documents provided by 3650 Capital that are described above under “—Database”;
●	comparing numerical information regarding the 3650 Capital Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the 3650 Capital Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the 3650 Capital Mortgage Loans disclosed in this prospectus.

Legal Review. 3650 Capital engaged various law firms to conduct certain legal reviews of the 3650 Capital Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each 3650 Capital Mortgage Loan, 3650 Capital’s origination counsel prepared a loan and property summary or a due diligence questionnaire that sets forth salient loan terms. In addition, origination counsel for each 3650 Capital Mortgage Loan reviewed

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3650 Capital’s representations and warranties set forth on Annex E-2A and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the 3650 Capital Mortgage Loans. Such assistance included, among other things, (i) a review of certain sections of the loan agreements relating to certain 3650 Capital Mortgage Loans, (ii) a review of the legal data records referred to above relating to the 3650 Capital Mortgage Loans prepared by origination counsel and (iii) a review of due diligence questionnaires completed by the 3650 Capital Deal Team. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each 3650 Capital Mortgage Loan for compliance with the REMIC provisions of the Code.

Securitization counsel also assisted in the preparation of the risk factors and Mortgage Loan summaries set forth on Annex B, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. 3650 Capital confirmed with the applicable servicer that there has not been any recent material casualty to any improvements located on any Mortgaged Property securing a 3650 Capital Mortgage Loan. In addition, if 3650 Capital became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a 3650 Capital Mortgage Loan, 3650 Capital obtained information on the status of the Mortgaged Property from the applicable borrower to confirm no material damage to the Mortgaged Property.

The 3650 Capital Deal Team also conferred with 3650 Capital personnel responsible for the origination of the 3650 Capital Mortgage Loans to confirm that the 3650 Capital Mortgage Loans were originated or acquired in material compliance with the origination and underwriting criteria described below under “—3650 Capital’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to 3650 Capital’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, 3650 Capital determined that the disclosure regarding the 3650 Capital Mortgage Loans in this prospectus is accurate in all material respects. 3650 Capital also determined that the 3650 Capital Mortgage Loans were originated, co-originated or acquired in accordance with 3650 Capital’s underwriting criteria in all material respects, except as described under “—Exceptions to 3650 Capital’s Disclosed Underwriting Guidelines” below. 3650 Capital attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. 3650 Capital will perform a review of any mortgage loan that it elects to substitute for a Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. 3650 Capital and, if appropriate, its legal counsel will review the Mortgage Loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement (collectively, the “3650 Capital Qualification Criteria”). 3650 Capital will engage a third party accounting firm to compare the 3650 Capital Qualification Criteria against the underlying source documentation to verify the accuracy of the review by 3650 Capital and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by 3650 Capital to render any tax opinion required in connection with the substitution.

3650 Capital’s Underwriting Guidelines and Processes

General. Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial mortgage loan will conform to the general guidelines described below.

Set forth below is a discussion of certain general underwriting guidelines of 3650 Capital with respect to commercial mortgage loans originated, co-originated or acquired by 3650 Capital, which in certain instances may be performed by affiliates of 3650 Capital.

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Loan Analysis. 3650 Capital generally performs both a credit analysis and a collateral analysis with respect to each commercial mortgage loan. The credit analysis generally includes a review of reports obtained from third party servicers, including judgment, lien, bankruptcy and litigation searches with respect to the guarantor and certain borrower related parties (generally other than borrower related parties with ownership interests of less than 20% of any particular borrower). The collateral analysis generally includes an analysis, other than in the case of newly constructed mortgaged properties, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. 3650 Capital’s credit underwriting also generally includes a review of third-party appraisal, environmental, building condition and seismic reports, if applicable. Generally, 3650 Capital performs or causes to be performed a site inspection to ascertain the overall quality, functionality and competitiveness of the property. 3650 Capital assesses the market in which the property is located to evaluate competitive or comparable properties as well as market trends, major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities.

Loan Approval. Prior to commitment or closing, all commercial mortgage loans to be originated or acquired by 3650 Capital must be approved by an investment committee, which includes senior personnel from 3650 Capital or its affiliates. The committee may approve a mortgage loan as recommended (subject to stipulations and conditions), request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. 3650 Capital’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. In determining a debt service coverage ratio, 3650 Capital may review and make adjustments to the underwritten net cash flow based on, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the mortgaged property in question as determined by 3650 Capital and payments on the loan based on actual principal and/or interest due on the loan. However, determination of underwritten net cash flow is often a highly subjective process based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the applicable mortgaged property. For example, when calculating the debt service coverage ratio for a commercial mortgage loan, 3650 Capital may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There can be no assurance that the foregoing assumptions made with respect to any prospective commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, 3650 Capital may in some instances have reduced the term interest rate that 3650 Capital would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied 3650 Capital’s minimum debt service coverage ratio underwriting requirements for such mortgage loan. In addition, with respect to certain mortgage loans originated or acquired by 3650 Capital, there may exist subordinate mortgage debt or mezzanine debt. 3650 Capital may originate or acquire such subordinate mortgage debt or mezzanine debt and may sell such debt to other lenders. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate and/or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on a third-party appraisal.

Evaluation of Borrower, Principals and/or Borrower Sponsors. 3650 Capital evaluates the borrower, its principals and/or the borrower sponsors with respect to credit history and prior experience as an owner and operator of commercial real estate properties. This evaluation may include obtaining and reviewing indications of the borrower sponsor’s financial capacity, and obtaining and reviewing the principal’s and/or borrower sponsor’s prior real estate experience. Although commercial mortgage loans generally are nonrecourse in nature, in the case of certain mortgage loans, the borrower, certain principals of the borrower and/or certain borrower sponsors of the borrower may be required to assume legal responsibility for liabilities arising as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and/or breach of environmental or hazardous materials requirements. Notwithstanding the above described review process, there can be no assurance that a borrower, a principal and/or a borrower sponsor has the financial capacity to meet the obligations that may arise with respect to such liabilities.

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Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate or mezzanine debt, whether secured or unsecured. It is possible that 3650 Capital or an affiliate may be the lender on that additional debt and may sell such debt to other lenders.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Third Party Reports. As part of the underwriting process, 3650 Capital will generally obtain the reports described below:

(i)       Appraisals. 3650 Capital will require independent appraisals or an update of an independent appraisal in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. Each appraisal obtained in connection with the origination of each 3650 Capital Mortgage Loan includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

(ii)       Environmental Assessment. In connection with the origination or acquisition process, 3650 Capital will, in most cases, require a current Phase I environmental assessment with respect to any mortgaged property. However, when circumstances warrant, 3650 Capital may utilize an update of a prior environmental assessment or a desktop review. Furthermore, an environmental assessment conducted at any particular mortgaged property will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when 3650 Capital or an environmental consultant believes that such an analysis is warranted under the circumstances. Based on the environmental assessment, 3650 Capital may (i) determine that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority and/or (ii) require the borrower to do one or more of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit (or other financial assurance acceptable to 3650 Capital) at the time of origination of the mortgage loan to complete such remediation within a specified period of time, or (D) obtain the benefits of an environmental insurance policy or a lender insurance policy.

(iii)       Engineering Assessment. In connection with the origination or acquisition process, 3650 Capital will, in most cases, require that an engineering firm inspect the mortgaged property to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, 3650 Capital will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

(iv)       Seismic Report. In connection with the origination or acquisition process, 3650 Capital may, on a case-by-case basis as determined by 3650 Capital and/or its consultants, require a seismic report for certain mortgaged properties.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a mortgage loan, 3650 Capital will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to such mortgaged property. Evidence of compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the applicable borrower.

Escrow Requirements. 3650 Capital may require borrowers to fund various escrows for, among other things, taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, 3650 Capital may identify certain risks that warrant additional escrows or holdbacks for items such as lease-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks may be released upon satisfaction of the applicable conditions. Springing

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escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all mortgage loans originated or acquired by 3650 Capital. The typical required escrows for mortgage loans originated or acquired by 3650 Capital are as follows:

●	Taxes – Generally, an initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide 3650 Capital with sufficient funds to satisfy all taxes and assessments. 3650 Capital may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or 3650 Capital may waive the escrow for a portion of the mortgaged property which is leased to a tenant that pays taxes for its portion of the mortgaged property directly); or (ii) if any Escrow/Reserve Mitigating Circumstances (as defined below) exist.
●	Insurance – Generally, an initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide 3650 Capital with sufficient funds to pay all insurance premiums. 3650 Capital may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower maintains a blanket insurance policy; (ii) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property or self-insures); and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.
●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from the property condition or engineering report or to certain minimum requirements by property type. 3650 Capital may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the mortgaged property (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property); and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.
●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded at loan origination, during the related mortgage loan term and/or springing upon the occurrence of certain events to cover anticipated leasing commissions, free rent periods and/or tenant improvement costs which might be associated with re-leasing the space in the mortgaged property. 3650 Capital may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.
●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of certain material repairs or replacements identified in the property assessment/condition or engineering report. 3650 Capital may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower sponsor delivers a guarantee to complete the immediate repairs; (ii) if the deferred maintenance items do not materially impact the function, performance or value of the mortgaged property; (iii) if the mortgaged property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; and/or (iv) if any Escrow/Reserve Mitigating Circumstances exist.
●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. 3650 Capital may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower sponsor delivers a guarantee agreeing to complete the remediation; (ii) if environmental insurance is in place or obtained; and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.
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3650 Capital may determine that establishing any of the foregoing escrows or reserves is not warranted given any one or more of (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) 3650 Capital’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) the related mortgaged property maintaining a specified debt service coverage ratio, (iv) 3650 Capital having structured springing escrows that arise for identified risks, (v) 3650 Capital having an alternative to a cash escrow or reserve, such as a letter of credit, bond or other financial surety or a guarantee from the borrower or an affiliate of the borrower; (vi) 3650 Capital’s belief that there are credit positive characteristics of the borrower, the borrower sponsor and/or the mortgaged property that would offset the need for the escrow or reserve; and/or (vii) such reserves are being collected and held by a third party, such as a management company, a franchisor, title company, or an association.

Notwithstanding the foregoing discussion under this caption “—3650 Capital’s Underwriting Guidelines and Processes”, one or more of the Mortgage Loans contributed to this securitization by 3650 Capital may vary from, or may not comply with, 3650 Capital’s underwriting guidelines described above. In addition, in the case of one or more of the Mortgage Loans contributed to this securitization by 3650 Capital, 3650 Capital may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, 3650 Capital may originate mortgage loans together with other financial institutions. The resulting mortgage loans will be evidenced by two or more promissory notes, at least one of which will reflect 3650 Capital as the payee. 3650 Capital may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators may in the future deposit such promissory notes for which they are named payee into other securitization trusts. 3650 Capital may in the future acquire mortgage loans it has not originated and deposit the related promissory notes into one or more securitization trusts.

Exceptions to 3650 Capital’s Disclosed Underwriting Guidelines

3650 Capital has disclosed generally its underwriting guidelines with respect to the 3650 Capital Mortgage Loans. However, one or more of the 3650 Capital Mortgage Loans may vary from the specific 3650 Capital’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the 3650 Capital Mortgage Loans, 3650 Capital may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, 3650 Capital may have made exceptions and the underwriting of a particular Mortgage Loan did not comply with all aspects of the disclosed criteria.

In all material respects, the 3650 Capital Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of these mortgage loans can be found on Annex A.

Compliance with Rule 15Ga-1 under the Exchange Act

3650 Capital most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 13, 2026. 3650 Capital’s Central Index Key is 0002058685. As of March 31, 2026, 3650 Capital had no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

3650 Capital’s commonly-owned affiliate, 3650 Real Estate Investment Trust 2 LLC, most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 under the Exchange Act on February 13, 2026. 3650 Real Estate Investment Trust 2 LLC’s CIK number is 0001840727. 3650 Real Estate Investment Trust 2 LLC has no history as a securitizer with respect to any offerings settled prior to November 2021. With respect to the period from and including November 18, 2021 (the closing date of the first securitization into which 3650 Real Estate Investment Trust 2 LLC sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of a representation or warranty) to and including March 31, 2026, 3650 Real Estate Investment Trust 2 LLC does not have any activity to report as required by Rule 15Ga-1 under the

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Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

3650 Capital’s commonly-owned affiliate, 3650 REIT Loan Funding 1 LLC, most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 under the Exchange Act on February 13, 2026. 3650 REIT Loan Funding 1 LLC’s CIK number is 0001767304. 3650 REIT Loan Funding 1 LLC has no history as a securitizer with respect to any offerings settled prior to March 2019. With respect to the period from and including March 6, 2019 (the closing date of the first securitization into which 3650 REIT Loan Funding 1 LLC sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of a representation or warranty) to and including March 31, 2026, 3650 REIT Loan Funding 1 LLC does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

3650 Capital’s commonly-owned affiliate, 3650 Real Estate Investment Trust 3 LLC, most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 under the Exchange Act on February 13, 2026. 3650 Real Estate Investment Trust 3 LLC’s CIK number is 0001858334. 3650 Real Estate Investment Trust 3 LLC has no history as a securitizer with respect to any offerings settled prior to November 2023. With respect to the period from and including November 7, 2023 (the closing date of the first securitization into which 3650 Real Estate Investment Trust 3 LLC sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of a representation or warranty) to and including March 31, 2026, 3650 Real Estate Investment Trust 3 LLC does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

3650 Capital intends to (a) purchase (or cause its MOA to purchase) the Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates on the Closing Date, and (b) be the initial Controlling Class Representative. Except as described above and with respect to any fees retained by 3650 REIT Servicing LLC, an affiliate of 3650 Capital, in its capacity as special servicer with respect to this transaction, neither 3650 Capital nor any of its affiliates intends to retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization (except that 3650 REIT Loan Servicing LLC will be entitled to compensation for its limited subservicing duties with respect to certain of the 3650 Capital Mortgage Loans, as described below under “—Certain Relationships and Related Transactions”). However, 3650 Capital or its affiliates may own in the future interests in certain other Classes of Certificates and any such party will have the right to dispose of such Certificates (other than the Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates) at any time.

Certain Relationships and Related Transactions

3650 REIT Loan Servicing LLC and Midland Loan Services, a Division of PNC Bank, National Association, are expected to enter into a limited subservicing agreement in consideration of 3650 REIT Loan Servicing LLC serving as limited (non-cashiering) sub-servicer with respect to certain provisions under the Pooling and Servicing Agreement related to three (3) Mortgage Loans (15.8%). No subservicing fee will be payable to 3650 REIT Loan Servicing LLC related to such limited subservicing agreement.

In addition, 3650 REIT Loan Servicing LLC and Midland Loan Services, a Division of PNC Bank, National Association (in its capacity as Outside Servicer of the 3650 Capital Mortgage Loan that is an Outside Serviced Mortgage Loan) have entered into one or more limited subservicing agreements in consideration of 3650 REIT Loan Servicing LLC serving as limited (non-cashiering) sub-servicer with respect to certain provisions under the Outside Servicing Agreement related to The Rockwell Whole Loan. No subservicing fee will be payable to 3650 REIT Loan Servicing LLC under the related limited subservicing agreement.

The information set forth under “—3650 Capital SCF LOE I(A), LLC” has been provided by 3650 Capital.

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BSPRT CMBS Finance, LLC

General

BSPRT CMBS Finance, LLC (“BSPRT”) is a sponsor of, and a seller of certain mortgage loans (the “BSPRT Mortgage Loans”) into, the securitization described in this prospectus. BSPRT originated and underwrote all of the BSPRT Mortgage Loans. BSPRT is a limited liability company organized under the laws of the State of Delaware. The primary offices of BSPRT are located at 1 Madison Avenue, Suite 1600, New York, New York 10010.

BSPRT’s Loan Origination and Acquisition History

BSPRT began originating and acquiring commercial mortgage loans in 2017 and has not been involved in the securitization of any other types of financial assets. The commercial mortgage loans originated and acquired by BSPRT include both fixed-rate and floating-rate loans.

BSPRT originates and acquires commercial mortgage loans from both affiliated and unaffiliated third party originators throughout the United States. The following tables set forth information with respect to originations and acquisitions of fixed rate commercial mortgage loans by BSPRT as of December 31, 2025.

Originations and Acquisitions of Fixed-Rate Commercial Mortgage Loans

	No. of Loans	Approximate Aggregate Principal Balance of Loans at Origination or Purchase
Originations/Acquisitions	433	$6,415,767,894.00

In connection with this commercial mortgage securitization transaction, BSPRT will transfer the BSPRT Mortgage Loans to the depositor, who will then transfer the BSPRT Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the BSPRT Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with the underwriter or the initial purchaser and the depositor, BSPRT will work with rating agencies, the other loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a Mortgage Loan Purchase Agreement, BSPRT will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the BSPRT Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, BSPRT will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission. We cannot assure you that BSPRT will repurchase or replace, or make an estimated loss reimbursement payment with respect to, a defective mortgage loan, and no affiliate of BSPRT will be responsible for doing so if BSPRT fails with respect to its obligations.

BSPRT does not act as a servicer of the commercial, multifamily and manufactured housing community mortgage loans that BSPRT originates or acquires and will not act as servicer in this commercial mortgage securitization transaction. Instead, BSPRT sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers.

Review of BSPRT Mortgage Loans

Overview. BSPRT has conducted a review of the BSPRT Mortgage Loans in connection with the securitization described in this prospectus. The review of the BSPRT Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “BSPRT Review Team”). The review procedures described below were employed with respect to all of the BSPRT Mortgage Loans, except that certain review procedures may only be relevant to the large loan disclosures, if any, in this prospectus. No sampling procedures were used in the review process.

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Database. Members of the BSPRT Review Team maintain a database of loan-level and property-level information, and prepared an asset summary report, relating to each BSPRT Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the BSPRT Review Team during the underwriting process. The BSPRT Review Team periodically updated the information in the database and the related asset summary report with respect to such BSPRT Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the BSPRT Review Team.

A data tape (the “BSPRT Data Tape”) containing detailed information regarding each BSPRT Mortgage Loan was created from the information in the database referred to in the prior paragraph. The BSPRT Data Tape was used to provide the numerical information regarding the BSPRT Mortgage Loans in this prospectus, except as otherwise indicated below.

With respect to the Prospect Place Apartments Whole Loan, which was originated by ZBNA, portions of which are being sold by ZBNA and BSPRT, the ZBNA Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Validation and Recalculation. BSPRT engaged a third party accounting firm to perform certain data validation and recalculation procedures designed by BSPRT, relating to information in this prospectus regarding the BSPRT Mortgage Loans. These procedures included:

●	comparing the information in the BSPRT Data Tape against various source documents provided by BSPRT that are described under “—Review of BSPRT Mortgage Loans—Database” above;
●	comparing numerical information regarding the BSPRT Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the BSPRT Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the BSPRT Mortgage Loans disclosed in this prospectus.

Legal Review. BSPRT engaged various law firms to conduct certain legal reviews of the BSPRT Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each BSPRT Mortgage Loan, BSPRT’s origination counsel prepared a due diligence questionnaire that sets forth salient loan terms. In addition, such origination counsel for each BSPRT Mortgage Loan reviewed BSPRT’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the BSPRT Mortgage Loans. Such assistance included, among other things, (i) a review of BSPRT’s asset summary report and its origination counsel’s due diligence questionnaire for each BSPRT Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the BSPRT Mortgage Loans prepared by origination counsel, and (iii) the review of select provisions in certain loan documents with respect to certain of the BSPRT Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation on the underlying Mortgaged Properties of which BSPRT was aware at the origination of any BSPRT Mortgage Loan, the BSPRT Review Team requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. BSPRT conducted a search with respect to each borrower under the related BSPRT Mortgage Loan to determine whether it filed for bankruptcy. If the BSPRT Review Team became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any BSPRT Mortgage Loan, the BSPRT Review Team obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The BSPRT Review Team, with the assistance of applicable origination counsel, also reviewed the BSPRT Mortgage Loans to determine whether any BSPRT Mortgage Loan materially deviated from the underwriting guidelines set forth under “—BSPRT’s Underwriting Standards” below. See “—BSPRT’s Underwriting Standards—Exceptions” below.

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Findings and Conclusions. Based on the foregoing review procedures, the BSPRT Review Team determined that the disclosure regarding the BSPRT Mortgage Loans in this prospectus is accurate in all material respects. The BSPRT Review Team also determined that the BSPRT Mortgage Loans were originated in accordance with BSPRT’s origination procedures and underwriting criteria, except as described under “—BSPRT’s Underwriting Standards—Exceptions” below. BSPRT attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. BSPRT will perform a review of any mortgage loan that it elects to substitute for a Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. BSPRT, and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement (collectively, the “Qualification Criteria”). BSPRT will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by BSPRT and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by BSPRT to render any tax opinion required in connection with the substitution.

BSPRT’s Underwriting Standards

Each of the BSPRT Mortgage Loans was originated or acquired by BSPRT. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing community mortgage loans originated or acquired by BSPRT.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing community mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing community mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular commercial, multifamily or manufactured housing community mortgage loan originated or acquired by BSPRT will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular BSPRT Mortgage Loans, see “—BSPRT’s Underwriting Standards—Exceptions” below and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing community mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, BSPRT also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing community mortgage loan to be originated or acquired must be approved by a loan committee that includes senior personnel from BSPRT. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio. BSPRT’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 75.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by BSPRT and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to

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the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing community mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing community mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that BSPRT or an affiliate may be the lender on that subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such subordinate debt and/or mezzanine debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.
●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. It should be noted that an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only if it is believed that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.
●	Engineering Assessment. In connection with the origination/acquisition process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.
●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.
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Title Insurance. The borrower is required to provide a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, BSPRT typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy must contain appropriate endorsements to avoid the application of coinsurance and not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination or acquisition included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program Act of 1968, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In many cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage instrument typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage instrument typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the PML or the scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a commercial, multifamily or manufactured housing community mortgage loan, BSPRT will generally examine whether the use and occupancy and construction of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, BSPRT may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance

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with currently applicable law, the value and performance of the property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or BSPRT has a reasonable likelihood of recovering approximately 75% of proceeds from the casualty; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, BSPRT may require the borrower to remediate such violation and, subject to the discussion under “—BSPRT’s Underwriting Standards—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on BSPRT’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan. Furthermore, BSPRT may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, BSPRT may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, BSPRT may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated or acquired by BSPRT are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay, or there is sufficient evidence that such sole or major tenant is paying, taxes directly.
●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain, or there is sufficient evidence that such sole or major tenant is maintaining, the insurance or is permitted to self-insure.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.
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●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination or acquisition in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.
●	Environmental Remediation—An environmental remediation reserve may be required at loan origination or acquisition in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

Exceptions. The BSPRT Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

BSPRT has no history as a securitizer prior to November 2017. BSPRT most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 13, 2026. BSPRT’s Central Index Key Number is 0001722518. As of March 31, 2026, BSPRT has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

Neither BSPRT nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. However, BSPRT and its affiliates may acquire Certificates in the secondary market. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—BSPRT CMBS Finance, LLC” has been provided by BSPRT.

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Goldman Sachs Mortgage Company

General

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans or portions thereof that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”). GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an affiliate of GS Bank, an originator, and Goldman Sachs & Co. LLC, an underwriter.

GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans. See the chart titled “Originators” in “Description of the Mortgage Pool—General” for additional information.

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements”.

GSMC’s Commercial Mortgage Securitization Program

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Mortgage Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., GS Bank and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2025, GSMC originated or acquired approximately 3,556 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $194.3 billion. As of December 31, 2025, GSMC had acted as a sponsor and mortgage loan seller on approximately 574 fixed and floating rate commercial mortgage-backed securitization transactions. From 2011 through 2025, GSMC securitized approximately $124.7 billion of commercial mortgage loans in public and private offerings.

Review of GSMC Mortgage Loans

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates, or, in certain circumstances, are consultants engaged by or on behalf of GSMC (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

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A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GSMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;
●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex E-3A to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions of the Code. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated on “Annex B—Significant Loan Summaries”. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined

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that the GSMC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

The Goldman Originator

GS Bank, an originator, is affiliated with GSMC, one of the sponsors, and Goldman Sachs & Co. LLC, one of the underwriters. GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2025	$6.7 billion	$6.8 billion
2024	$7.2 billion	$7.3 billion
2023	$4.2 billion	$3.8 billion
2022	$770 million	$1.8 billion
2021	$4.2 billion	$2.6 billion
2020	$2.7 billion	$3.7 billion
2019	$6.0 billion	$5.3 billion
2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1)       Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2025	$7.7 billion	$7.7 billion
2024	$5.9 billion	$5.9 billion
2023	$2.1 billion	$2.1 billion
2022	$4.8 billion	$5.4 billion
2021	$9.5 billion	$12.4 billion
2020	$4.8 billion	$3.1 billion
2019	$6.4 billion	$4.7 billion
2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
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Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1)       Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Goldman Originator’s Underwriting Guidelines and Processes

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex E-3B—Exceptions to Mortgage Loan Representations and Warranties (Goldman Sachs Mortgage Company)”.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

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The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However, these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future. In addition, a Goldman Originator may in some instances have reduced the term interest rate that such Goldman Originator would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied such Goldman Originator’s minimum debt service coverage ratio underwriting requirements for such mortgage loan.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.
●	Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including,
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but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A to this prospectus.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure.  In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage

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loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating the GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

●	Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.
●	Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.
●	Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior
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structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.
●	Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while the co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

Servicing

Interim servicing for all of GSMC’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with GSMC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

The GSMC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with the underwriting standards set forth above.

Certain characteristics of the GSMC Mortgage Loans can be found on Annex A.

Compliance with Rule 15Ga-1 under the Exchange Act

GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on May 12, 2026. GSMC’s Central Index Key is 0001541502. With respect to the period from and including April 1, 2023 to and including March 31, 2026, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

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% of principal balance	Check if Regis- tered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Asset Class: Commercial Mortgage Backed Securities
GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Jefferies LoanCore LLC	18	527,119,321	38.0	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00

Retained Interests in This Securitization

Neither GSMC nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. However, GSMC and/or its affiliates may own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth above under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

Ladder Capital Finance LLC

General

Ladder Capital Finance LLC (“LCF”) is a sponsor of, and a seller of certain Mortgage Loans (the “LCF Mortgage Loans”) into, the securitization described in this prospectus. LCF is a limited liability company organized under the laws of the State of Delaware and an indirect subsidiary of Ladder Capital Finance Holdings LLLP (“Ladder Holdings”), a limited liability limited partnership organized under the laws of the State of Delaware. Series TRS of Ladder Capital Finance Holdings LLLP (“TRS LLLP”) and Series REIT of Ladder Capital Finance Holdings LLLP (“REIT LLLP”) are each a Delaware series of Ladder Holdings. Ladder Capital Corp. (NYSE: LADR) directly owns Ladder Holdings.

Ladder Holdings commenced operations in October 2008. Ladder Holdings, together with its direct and indirect subsidiaries, including LCF, are collectively referred to in this prospectus as the “Ladder Capital Group”. The Ladder Capital Group is a vertically integrated, full-service commercial real estate finance and investment management company that primarily originates, underwrites, structures, acquires, manages and distributes commercial, multifamily and manufactured housing mortgage loans and other real estate debt instruments. The executive offices of the Ladder Capital Group are located at 320 Park Avenue, 15th Floor, New York, New York 10022. As of March 31, 2026, based on unaudited financial statements, Ladder Holdings and its consolidated subsidiaries had total assets of approximately $5,617.8 million, total liabilities of approximately $4,107.6 million and total capital of approximately $1,510.2 million.

Wells Fargo Bank, National Association, JPMorgan Chase Bank, National Association, U.S. Bank National Association, and certain other third party lenders provide warehouse financing to certain affiliates of LCF (the “LCF Financing Affiliates”) through various repurchase facilities, borrowing base facilities or other financing arrangements. Some or all of the LCF Mortgage Loans are (or, as of the Closing Date, may be) subject to those financing arrangements. If such is the case at the time the certificates are issued, then LCF will use the proceeds from its sale of the LCF Mortgage Loans to the depositor to, among other things, acquire the warehoused LCF

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Mortgage Loans from the related LCF Financing Affiliates, and each related LCF Financing Affiliate will, in turn, use the funds that it receives from LCF to, among other things, reacquire or obtain the release of, as applicable, its warehoused LCF Mortgage Loans from the applicable repurchase agreement counterparty/lender free and clear of any liens. As of the date of this prospectus, none of Wells Fargo, Citibank and GSMC were the repurchase agreement counterparty with respect to any of the LCF Mortgage Loans. However, Wells Fargo Bank, National Association, JPMorgan Chase Bank, National Association and U.S. Bank National Association may become the repurchase counterparty with respect to one or more LCF Mortgage Loans prior to the Closing Date.

In addition, Wells Fargo (either directly or through Computershare Trust Company, National Association, as agent), Citibank and GSMC act or have acted, on behalf of LCF and its affiliates, as an interim custodian of the Mortgage Loan documents with respect to all of the LCF Mortgage Loans.

Ladder Capital Group’s Securitization Program

LCF began securitizing commercial, multifamily and manufactured housing mortgage loans in 2010 and has not been involved in the securitization of any other types of financial assets. The commercial mortgage loans securitized by LCF include both fixed-rate and floating-rate loans. During 2010, LCF contributed approximately $329.76 million of fixed-rate commercial, multifamily and manufactured housing mortgage loans to two commercial mortgage securitizations. During 2011, LCF contributed approximately $1.02 billion of fixed-rate commercial, multifamily and manufactured housing mortgage loans to three commercial mortgage securitizations. During 2012, LCF contributed approximately $1.6 billion of fixed-rate commercial, multifamily and manufactured housing mortgage loans to 6 commercial mortgage securitizations. During 2013, LCF contributed approximately $2.23 billion of fixed-rate commercial, multifamily and manufactured housing mortgage loans to 6 commercial mortgage securitizations. During 2014, LCF contributed approximately $3.49 billion of fixed-rate commercial, multifamily and manufactured housing mortgage loans to 10 commercial mortgage securitizations. During 2015, LCF contributed approximately $2.59 billion of fixed-rate commercial, multifamily and manufactured housing mortgage loans to 10 commercial mortgage securitizations. During 2016, LCF contributed approximately $1.327 billion of fixed-rate commercial, multifamily and manufactured housing mortgage loans to 6 commercial mortgage securitizations. During 2018, LCF contributed approximately $1.304 billion of fixed-rate commercial, multifamily and manufactured housing mortgage loans to 9 commercial mortgage securitizations. During 2019, LCF contributed approximately $969.5 million of fixed-rate commercial, multifamily and manufactured housing mortgage loans to 7 commercial mortgage securitizations. During 2020, LCF contributed approximately $262.1 million of fixed-rate commercial, multifamily and manufactured housing mortgage loans to 3 commercial mortgage securitizations. During 2021, LCF contributed approximately $190.492 million of fixed-rate commercial, multifamily and manufactured housing mortgage loans to 2 commercial mortgage securitizations. In 2022 and 2023, LCF did not contribute any fixed-rate mortgage loans to any commercial mortgage securitizations. During 2024, LCF contributed approximately $82.5 million of fixed-rate commercial, multifamily and manufactured housing mortgage loans to 3 commercial mortgage securitizations. During 2025, LCF contributed approximately $64 million of fixed-rate commercial, multifamily and manufactured housing mortgage loans to 1 commercial mortgage securitization.

The Ladder Capital Group originates, and acquires from unaffiliated third party originators, commercial, multifamily and manufactured housing mortgage loans throughout the United States. The following table sets forth information with respect to originations of fixed rate commercial, multifamily and manufactured housing mortgage loans by Ladder Capital Group during the calendar years 2010, 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019, 2020, 2021, 2022, 2023, 2024 and 2025.

Originations of Fixed Rate Multifamily,
Manufactured Housing and Commercial Mortgage Loans

	No. of Loans	Approximate Aggregate Principal Balance of Loans at Origination
2010	48	$ 663,256,700
2011	65	$ 1,170,444,775
2012	152	$ 2,463,328,246
2013	120	$ 2,269,641,443
2014	158	$ 3,290,652,162
2015	180	$ 2,702,198,989
2016	158	$ 1,345,918,750
2017	119	$ 1,818,074,760
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	No. of Loans	Approximate Aggregate Principal Balance of Loans at Origination
2018	111	$ 1,486,151,810
2019	95	$ 1,137,181,591
2020	13	$ 212,725,000
2021	11	$ 220,410,000
2022	11	$ 352,000,000
2023	1	$ 14,650,000
2024	17	$ 93,000,000
2025	1	$ 64,000,000

In connection with commercial mortgage securitization transactions in which it participates as a sponsor, LCF will generally transfer the subject mortgage loans to the applicable depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer by the applicable depositor to the issuing entity of those mortgage loans (together with any other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the applicable depositor, LCF works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

LCF will generally make certain representations and warranties and undertake certain loan document delivery requirements with respect to the mortgage loans that it contributes to a commercial mortgage securitization; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, LCF will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission. LCF has limited assets with which to effect any such repurchase or substitution or make any such estimated loss reimbursement payment. However, as is the case in this securitization, Ladder Holdings, TRS LLLP and REIT LLLP will often guarantee LCF’s payment obligations in connection with a repurchase or substitution of a defective mortgage loan resulting from, or the making of an estimated loss reimbursement payment related to, any such breach of representation or warranty or defective or missing loan documentation. Notwithstanding the existence of any such guarantee, no assurance can be provided that Ladder Holdings, TRS LLLP, REIT LLLP or LCF will have the financial ability to effect or cause a repurchase or substitution, or to make an estimated loss reimbursement payment with respect to, a defective mortgage loan, and no other member of the Ladder Capital Group will be responsible for doing so if Ladder Holdings, TRS LLLP, REIT LLLP and LCF fail with respect to their obligations.

No member of the Ladder Capital Group acts as a servicer of the commercial, multifamily and manufactured housing mortgage loans that LCF or its affiliates originates, acquires or securitizes. Instead, LCF sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers. Wells Fargo Bank acts or has acted as interim servicer on behalf of LCF and its affiliates with respect to all of the LCF Mortgage Loans.

Ladder Capital Group’s Underwriting Guidelines and Processes

Each of the LCF Mortgage Loans was originated by LCF or one of its affiliates. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing mortgage loans originated or co-originated by LCF and its affiliates for securitization.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing mortgage loan may significantly differ from one loan to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial, multifamily or manufactured housing mortgage loan originated by LCF or one of its affiliates will conform to the general guidelines and processes described below.

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Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. Such searches are limited in the time periods that they cover, and often cover no more than the prior 10-year period. Furthermore, in the case of equity holders in the borrowers, such searches would generally be conducted only as to equity holders with at least a 20% interest in the subject borrower or that control the subject borrower. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, the originator also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate the competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing mortgage loan to be originated must be approved by a loan committee that includes senior personnel from the Ladder Capital Group. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. With respect to loans originated for securitization, the Ladder Capital Group’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by the Ladder Capital Group and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity or to any related anticipated repayment date, or for an interest-only period during a portion of the term of the mortgage loan. A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans originated by LCF or one of its affiliates may have or permit in the future certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that a member of the Ladder Capital Group may be the lender on that additional subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

1.       Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

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2.       Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

3.       Engineering Assessment. In connection with the origination process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance. An engineering assessment may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

4.       Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4. A seismic study may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower. Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Title Insurance. The borrower is required to provide, and the Ladder Capital Group or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to obtain insurance, or the subject mortgaged property is covered by a blanket policy (which may have been obtained by an affiliate of the related borrower), the Ladder Capital Group typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material borrower-owned improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the material borrower-owned improvements at the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the material borrower-

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owned improvements at the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism.

Generally, except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to obtain insurance, or the subject mortgaged property is covered by a blanket policy (which may have been obtained by an affiliate of the related borrower), each of the mortgage loans requires that the related borrower maintain: (i) coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates (although in many cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance); (ii) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders; and (iii) business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than 12 months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) or scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination of a commercial, multifamily or manufactured housing mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the Ladder Capital Group may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance or a non-recourse carveout in the related loan documents with respect to the particular non-conformity unless: (a) it determines that (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable, or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (b) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses. In general, the Ladder Capital Group does not require zoning protection insurance.

If a material violation exists with respect to a mortgaged property, the Ladder Capital Group may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on the originator’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions (depending on the property type), deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing mortgage loan originated by a member of the Ladder Capital Group. In certain cases, these reserves may be released to the borrower upon satisfaction of certain conditions in the related loan documents that may include, but are not limited to, achievement of leasing matters, achieving a specified debt service coverage ratio or debt yield or satisfying other conditions. Furthermore, the Ladder Capital Group may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being

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paid or addressed. In some cases, the Ladder Capital Group may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, the Ladder Capital Group may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing mortgage loans originated by the Ladder Capital Group are as follows:

1.       Taxes. Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the landlord/borrower for the payment of such taxes or to deliver to the landlord/borrower funds for purposes of paying such taxes in advance of their payment due date, (iii) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve or (iv) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee relating to the payment of real estate taxes.

2.       Insurance. Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower or an affiliate maintains a blanket insurance policy covering the subject mortgaged property, (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is permitted or required, as applicable, to maintain the insurance or to self-insure or to reimburse the landlord/borrower for the payment of insurance premiums or to deliver to the landlord/borrower funds for the purposes of paying insurance premiums in advance of their payment due date, (iv) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to maintain the insurance, (v) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve or (vi) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee relating to the payment of insurance premiums.

3.       Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if and to the extent a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible (either directly or through reimbursing the landlord/borrower) for all repairs and maintenance, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve, or (iv) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve.

4.       Tenant Improvements / Leasing Commissions. In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if the rent for the space in

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question is considered below market, or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

5.       Deferred Maintenance. A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

6.       Environmental Remediation. An environmental remediation reserve may be required at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of certain escrows collected with respect to the LCF Mortgage Loans, please see Annex A to this prospectus.

Exceptions. Notwithstanding the discussion under “—Ladder Capital Group’s Underwriting Guidelines and Processes” above, one or more of the LCF Mortgage Loans may vary from, or do not comply with, Ladder Capital Group’s underwriting guidelines described above. In addition, in the case of one or more of the LCF Mortgage Loans, LCF or another originator may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors.

None of the LCF Mortgage Loans were originated with any material exceptions to Ladder Capital Group’s underwriting guidelines described above.

Review of LCF Mortgage Loans

Overview. LCF has conducted a review of the LCF Mortgage Loans in connection with the securitization described in this prospectus. The review of the LCF Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of Ladder Capital Group (the “Ladder Capital Review Team”). The review procedures described below were employed with respect to all of the LCF Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Ladder Capital Review Team created a database of loan-level and property-level information, and prepared an asset summary report, relating to each LCF Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Ladder Capital Review Team during the underwriting process. After origination of each LCF Mortgage Loan, the Ladder Capital Review Team updated the information in the database and the related asset summary report with respect to such LCF Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating

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statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Ladder Capital Review Team.

A data tape (the “LCF Data Tape”) containing detailed information regarding each LCF Mortgage Loan was created from the information in the database referred to in the prior paragraph. The LCF Data Tape was used to provide the numerical information regarding the LCF Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. LCF engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by LCF, relating to information in this prospectus regarding the LCF Mortgage Loans. These procedures included:

●	comparing the information in the LCF Data Tape against various source documents provided by LCF;
●	comparing numerical information regarding the LCF Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the LCF Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the LCF Mortgage Loans disclosed in this prospectus.

Legal Review. The Ladder Capital Group engaged various law firms to conduct certain legal reviews of the LCF Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of the LCF Mortgage Loans, the Ladder Capital Group’s origination counsel for each LCF Mortgage Loan reviewed securitization representations and warranties presented to them by LCF and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the LCF Mortgage Loans. Such assistance included, among other things, (i) a review of the Ladder Capital Group’s credit memo or asset summary report or a draft thereof for each LCF Mortgage Loan with a Cut-off Date Balance of $10 million or more, (ii) a review of a due diligence questionnaire regarding the LCF Mortgage Loans prepared by the Ladder Capital Group, (iii) a review of various statistical data tapes prepared by the Ladder Capital Group, (iv) a review of the representation and warranty exception reports referred to above relating to certain of the LCF Mortgage Loans prepared by origination counsel, and (v) the review of select provisions in certain loan documents with respect to certain of the LCF Mortgage Loans.

Origination counsel or securitization counsel also assisted in the preparation of the individual LCF Mortgage Loan summaries set forth on Annex A to this prospectus based on their respective reviews of the related asset summary reports and the pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. With respect to any material pending litigation of which the Ladder Capital Group was aware at the origination of any LCF Mortgage Loan, the Ladder Capital Group requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If the Ladder Capital Group became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any LCF Mortgage Loan, the Ladder Capital Group obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.
The Ladder Capital Review Team also reviewed the LCF Mortgage Loans to determine, with the assistance of counsel engaged in connection with this securitization, whether any LCF Mortgage Loan materially deviated from the underwriting guidelines described under “—Ladder Capital Group’s Underwriting Guidelines and Processes” above.

Findings and Conclusions. Based on the foregoing review procedures, Ladder Capital Group determined that the disclosure regarding the LCF Mortgage Loans in this prospectus is accurate in all material respects. Ladder Capital Group also determined that none of the LCF Mortgage Loans were originated with any material exceptions to Ladder Capital Group’s origination procedures and underwriting criteria described under “—Ladder Capital Group’s Underwriting Guidelines and Processes” above, except as may be described under “—Ladder Capital Group’s Underwriting Guidelines and Processes—Exceptions”. LCF attributes to itself all findings and conclusions resulting from the foregoing review procedures.

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Review Procedures in the Event of a Mortgage Loan Substitution. The Ladder Capital Group will perform a review of any mortgage loan that it elects to substitute for an LCF Mortgage Loan in the pool in connection with material breach of a representation or warranty or a material document defect. The Ladder Capital Group, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Ladder Qualification Criteria”). The Ladder Capital Group will engage a third party accounting firm to compare the Ladder Qualification Criteria against the underlying source documentation to verify the accuracy of the review by the Ladder Capital Group and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by the Ladder Capital Group to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

As of the date of this prospectus, LCF most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 12, 2026. LCF’s Central Index Key number is 0001541468. With respect to the period from and including January 1, 2021 to and including March 31, 2026, LCF does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither LCF nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. However, LCF or its affiliates may acquire Certificates in the secondary market. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth above under “—Ladder Capital Finance LLC” has been provided by LCF.

Societe Generale Financial Corporation

General

Societe Generale Financial Corporation, a Delaware corporation (“Societe Generale Financial Corporation”), is a sponsor, a mortgage loan seller and an affiliate of SG Americas Securities, LLC, one of the underwriters Societe Generale Financial Corporation is an indirect subsidiary of Société Générale, a limited company (société anonyme) licensed in France as a credit institution (établissement de crédit) (“Société Générale”). The principal offices of Societe Generale Financial Corporation are located at 245 Park Avenue, New York, New York 10167, telephone number (212) 278-6461.

Societe Generale Financial Corporation’s Commercial Mortgage Securitization Program

Societe Generale Financial Corporation or its affiliates (collectively, the “SGFC Entities”) have been engaged in commercial mortgage securitization in the United States since January 2015, although the SGFC Entities were also engaged in mortgage securitization businesses prior to 2009. Prior to November 2018, the SGFC Entities originated commercial mortgage loans through the New York Branch of Société Générale (“SGNY”). The vast majority of mortgage loans originated by Societe Generale Financial Corporation’s commercial real estate securitization business line are intended to be either sold through securitization transactions in which Societe Generale Financial Corporation acts as a sponsor or sold to third parties in individual loan sale transactions. Other business lines within the SGFC Entities may from time to time engage in the business of making commercial real estate loans that are not originated for the purposes of securitization and that may in fact be held by the SGFC Entities through maturity. The following is a general description of the types of mortgage loans related to commercial real estate that Societe Generale Financial Corporation’s commercial real estate securitization team originates for securitization purposes:

●	Fixed rate mortgage loans generally having maturities between five and ten years and generally secured by commercial real estate such as office, retail, hotel, multifamily, residential, healthcare, self-storage and industrial properties. These loans are Societe Generale Financial Corporation’s
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commercial real estate securitization team’s principal loan product and are primarily originated for the purpose of securitization.

●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.
●	Subordinate mortgage loans and mezzanine loans are generally not originated for securitization by Societe Generale Financial Corporation and are sold in individual loan sale transactions.

In general, Societe Generale Financial Corporation does not hold the loans that its commercial real estate securitization team originates until maturity.

Societe Generale Financial Corporation originates mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor, who in turn transfers those mortgage loans to the issuing trust fund. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria, such that the overall value and capital structure is maximized for the benefit of Societe Generale Financial Corporation. Societe Generale Financial Corporation’s role may also include engaging third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Societe Generale Financial Corporation works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

None of the SGFC Entities act as servicer of the mortgage loans in its securitization transactions it participates in. Instead, other entities will be contracted to service the mortgage loans in such securitization transactions.

SGNY sold mortgage loans into securitizations until 2009 and resumed this activity with the WFCM 2015-SG1 transaction. For the period beginning in January 2015 through December 31, 2018, SGNY securitized 196 fixed rate commercial mortgage loans with an aggregate original principal balance of approximately $4.8 billion. For the period beginning in February 2019 through December 31, 2025, Societe Generale Financial Corporation securitized 306 fixed rate commercial mortgage loans with an aggregate original principal balance of approximately $12.4 billion.

Societe Generale Financial Corporation’s Underwriting Standards

Each of the Mortgage Loans originated by Societe Generale Financial Corporation (“Societe Generale Financial Corporation Mortgage Loans”) was generally originated or co-originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and Societe Generale Financial Corporation cannot assure you that every loan will comply in all respects with the guidelines. Societe Generale Financial Corporation’s commercial real estate securitization business line originates mortgage loans principally for securitization. Commercial real estate loans originated by other business lines within the SGFC Entities for purposes other than securitization are not required to be originated in accordance with the underwriting criteria described below.

General. Societe Generale Financial Corporation originates mortgage loans for securitization from its headquarters in New York, New York. Bankers within the origination group focus on sourcing, structuring, underwriting and performing due diligence on their loans. Bankers within the structured finance group work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans must be approved by at least one or more members of Societe Generale Financial Corporation’s credit committee, depending on the size of the mortgage loan.

Loan Analysis. Generally, Societe Generale Financial Corporation performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien

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searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance officer of Societe Generale Financial Corporation. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated by Societe Generale Financial Corporation must be approved by at least one real estate finance credit officer and the head of commercial real estate securitization. Prior to closing loans, a credit memorandum is produced and delivered to the credit committee. If deemed appropriate a member of the real estate credit department will visit the subject property. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis. Prior to origination of a loan, Societe Generale Financial Corporation typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-value Ratio. Societe Generale Financial Corporation typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Uniform Standards of Professional Appraisal Practices as amended from time to time. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, the loan-to-value ratio of the mortgage loan is based on the “as-complete” or “as-stabilized” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio and Loan-to-value Ratio. Societe Generale Financial Corporation’s underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Societe Generale Financial Corporation may vary from these guidelines.

Escrow Requirements. Generally, Societe Generale Financial Corporation requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated by Societe Generale Financial Corporation are as follows (see Annex A for instances in which reserves were not taken):

●	Taxes—Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).
●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance
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premiums. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or borrower sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., less than 60%).

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Societe Generale Financial Corporation relies on information provided by an independent engineer to make this determination. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).
●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Societe Generale Financial Corporation generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, or (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation.
●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at origination of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of investment grade tenants who do not have termination rights under their leases, (iii) where rents at the mortgaged property are considered to be significantly below market, (iv) where no material leases expire within the mortgage loan term, or (v) where there is a low loan-to-value ratio (i.e., less than 60%).

Environmental Report. Societe Generale Financial Corporation generally obtains a Phase I ESA or an update of a previously obtained Phase I ESA for each mortgaged property prepared by an approved environmental consulting firm. Societe Generale Financial Corporation or its designated agent typically reviews the Phase I ESA to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I ESA identifies any such conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, Societe Generale Financial Corporation generally requires the borrower to conduct remediation activities, or to establish an operations and maintenance plan or to place funds in escrow to be used to address any required remediation. In cases in which the Phase I ESA recommends that a Phase II ESA be obtained, Societe Generale Financial Corporation generally requires such Phase II ESA to be obtained.

Physical Condition Report. Societe Generale Financial Corporation generally obtains a current Physical Condition Report (“PCR”) for each mortgaged property prepared by an approved structural engineering firm. Societe Generale Financial Corporation, or an agent, typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Societe Generale Financial Corporation often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a borrower sponsor in lieu of reserves.

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Title Insurance Policy. The borrower is required to provide, and Societe Generale Financial Corporation or its counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association (“ALTA”) form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance. Societe Generale Financial Corporation typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Other Factors. Other factors that are considered by Societe Generale Financial Corporation in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Exceptions. Notwithstanding the discussion under “—Societe Generale Financial Corporation’s Underwriting Standards” above, one or more of the Societe Generale Financial Corporation Mortgage Loans may vary from, or do not comply with, Societe Generale Financial Corporation’s underwriting guidelines described above. In addition, in the case of one or more of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. None of the Societe Generale Financial Corporation Mortgage Loans were originated with any material exceptions to Societe Generale Financial Corporation’s underwriting policies.

Review of the Mortgage Loans for Which Societe Generale Financial Corporation is the Sponsor

Overview. In connection with the securitization described in this prospectus, Societe Generale Financial Corporation, as a sponsor of this offering, has conducted a review of the Societe Generale Financial Corporation Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to such Societe Generale Financial Corporation Mortgage Loans is accurate in all material respects. Societe Generale Financial Corporation determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Societe Generale Financial Corporation Mortgage Loans was conducted as described below with respect to each of those Societe Generale Financial Corporation Mortgage Loans. The review of the Societe Generale Financial Corporation Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees and contractors of Societe Generale Financial Corporation or its affiliates (collectively, the “Societe Generale Financial Corporation Deal Team”) with the assistance of certain third parties. Societe Generale Financial Corporation has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Societe Generale Financial Corporation Mortgage Loans and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Societe Generale Financial Corporation Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Societe Generale Financial Corporation Deal Team created a database of loan level and property level information, and prepared an asset summary report, regarding each of the Societe Generale Financial Corporation Mortgage Loans. The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance review summaries, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by Societe Generale Financial Corporation during the underwriting process. After origination of each of the Societe Generale Financial Corporation Mortgage Loans, the Societe Generale Financial Corporation Deal Team may have updated the information in the database and the related asset summary report with respect to the Societe Generale Financial Corporation Mortgage Loans based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Societe Generale Financial Corporation Deal

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Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Societe Generale Financial Corporation Mortgage Loan.

A data tape (the “Societe Generale Financial Corporation Data Tape”) containing detailed information regarding each of the Societe Generale Financial Corporation Mortgage Loans was created from the information in the database referred to in the prior paragraph. The Societe Generale Financial Corporation Data Tape was used by the Societe Generale Financial Corporation Deal Team to provide the numerical information regarding the Societe Generale Financial Corporation Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. Societe Generale Financial Corporation engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Societe Generale Financial Corporation, relating to information in this prospectus regarding the Societe Generale Financial Corporation Mortgage Loans. These procedures included:

●	comparing the information in the Societe Generale Financial Corporation Data Tape against various source documents provided by Societe Generale Financial Corporation;
●	comparing numerical information regarding the Societe Generale Financial Corporation Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Societe Generale Financial Corporation Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the Societe Generale Financial Corporation Mortgage Loans disclosed in this prospectus.

Legal Review. Societe Generale Financial Corporation engaged various law firms to conduct certain legal reviews of the Societe Generale Financial Corporation Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of the Societe Generale Financial Corporation Mortgage Loans, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from Societe Generale Financial Corporation’s standard form loan documents. In addition, origination counsel for each Societe Generale Financial Corporation Mortgage Loan reviewed Societe Generale Financial Corporation’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Loan seller’s counsel was also engaged to assist in the review of the Societe Generale Financial Corporation Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the Mortgage Loan documents that deviate materially from Societe Generale Financial Corporation’s standard form documents, as identified by Societe Generale Financial Corporation and origination counsel, (ii) a review of the asset summary reports and the loan summaries prepared by Societe Generale Financial Corporation relating to the Societe Generale Financial Corporation Mortgage Loans, and (iii) a review of due diligence questionnaires completed by origination counsel.

Societe Generale Financial Corporation prepared, and both originating counsel and loan seller’s counsel reviewed, the loan summaries for the Societe Generale Financial Corporation Mortgage Loans included in the 10 largest Mortgage Loans in the Mortgage Pool, and the abbreviated loan summaries for the Societe Generale Financial Corporation Mortgage Loans included in the next 5 largest Mortgage Loans in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Significant Loan Summaries” in the attached Annex B.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each Societe Generale Financial Corporation Mortgage Loan, Societe Generale Financial Corporation, together with origination counsel, conducted a search with respect to each borrower under the related Societe Generale Financial Corporation Mortgage Loan to determine whether it filed for bankruptcy. If Societe Generale Financial Corporation became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing one of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation obtained information on the status of the Mortgaged Property from the related borrower to confirm that there was no material damage to the Mortgaged Property.

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Additionally, with respect to each Societe Generale Financial Corporation Mortgage Loan, the Societe Generale Financial Corporation Deal Team also consulted with the applicable Societe Generale Financial Corporation mortgage loan origination team to confirm that each of the Societe Generale Financial Corporation Mortgage Loans was originated in compliance with the origination and underwriting criteria described above under “—Societe Generale Financial Corporation’s Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Societe Generale Financial Corporation will perform a review of any Societe Generale Financial Corporation Mortgage Loan that it elects to substitute for a Societe Generale Financial Corporation Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Societe Generale Financial Corporation, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “Qualification Criteria”). Societe Generale Financial Corporation may engage a third party to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Societe Generale Financial Corporation and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Societe Generale Financial Corporation to render any tax opinion required in connection with the substitution.

Findings and Conclusions. Societe Generale Financial Corporation found and concluded with reasonable assurance that the disclosure regarding the Societe Generale Financial Corporation Mortgage Loans in this prospectus is accurate in all material respects. Societe Generale Financial Corporation also found and concluded with reasonable assurance that the Societe Generale Financial Corporation Mortgage Loans were originated in accordance with Societe Generale Financial Corporation’s origination procedures and underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

Societe Generale Financial Corporation has no history as a securitizer prior to February 2019. Societe Generale Financial Corporation’s Central Index Key number is 0001755531. Societe Generale Financial Corporation most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 on February 17, 2026. Societe Generale Financial Corporation has no history of repurchases or repurchase requests through and including March 31, 2026 required to be reported by Societe Generale Financial Corporation under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations. Further, with respect to the SGFC Entities past commercial mortgage loan securitization activities, SGNY most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 on February 17, 2026. SGNY’s Central Index Key number is 0001238163. With respect to the period from and including January 1, 2012 to and including March 31, 2026, SGNY does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Societe Generale Financial Corporation nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. However, Societe Generale Financial Corporation or its affiliates may own in the future certain Classes of Certificates. Any such party will have the right to dispose of such Certificates at any time.

The information set forth under “—Societe Generale Financial Corporation” has been provided by Societe Generale Financial Corporation.

UBS AG New York Branch

General

UBS AG New York Branch, an Office of the Comptroller of the Currency regulated branch of a foreign bank (“UBS AG New York Branch”), a sponsor and a mortgage loan seller, is an affiliate of UBS Securities LLC, an underwriter. UBS AG New York Branch originated, co-originated or acquired certain Mortgage Loans sold to the

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depositor by it. UBS AG New York Branch is a branch of UBS AG and the branch’s executive offices are located at 11 Madison Avenue, New York, New York 10010.

UBS AG provides financial advice and solutions to private, institutional and corporate clients worldwide, as well as private clients in Switzerland. The operational structure of the group is comprised of Corporate Center and five business divisions: Wealth Management, Wealth Management Americas, Personal & Corporate Banking, Asset Management and the Investment Bank.

UBS AG New York Branch’s Securitization Program

UBS AG New York Branch commenced originating commercial mortgage loans primarily for securitization or resale in 2016. UBS AG New York Branch recently became engaged in mortgage securitizations and other structured financing arrangements. Prior to the time that UBS AG New York Branch commenced these activities, UBS Real Estate Securities Inc. (“UBSRES”), an affiliate of UBS AG, had been engaged in the securitization of a variety of assets since 1983. UBSRES engaged in its first securitization of commercial mortgage loans in December 2006, and had securitized an aggregate of approximately $22,011,130,119 of multifamily and commercial mortgage loans through August 25, 2016. UBS AG New York Branch has previously securitized an aggregate of approximately $24,288,524,135 of multifamily and commercial mortgage loans. UBS AG New York Branch is a branch of UBS AG and its executive offices are located at 11 Madison Avenue, New York, New York 10010.

UBS AG New York Branch originates multifamily and commercial mortgage loans throughout the United States. The multifamily and commercial mortgage loans originated, co-originated or acquired and to be securitized by UBS AG New York Branch include both small balance and large balance fixed rate loans. The commercial mortgage loans that will be sold by UBS AG New York Branch into a commercial loan securitization sponsored by UBS AG New York Branch will have been or will be, as applicable, originated, co-originated or acquired by it.

In connection with commercial mortgage securitization transactions, UBS AG New York Branch or an affiliate will generally transfer the mortgage loans to a depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer of the mortgage loans by the applicable depositor to the issuing entity, the issuing entity will issue commercial mortgage pass-through certificates backed by, and supported by the cash flows generated by, those mortgage loans. In coordination with underwriters or initial purchasers, UBS AG New York Branch works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a Mortgage Loan Purchase Agreement, UBS AG New York Branch will make certain representations and warranties (set forth on Annex E-1A to this prospectus), subject to certain exceptions thereto (attached to this prospectus as Annex E-1B), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans or portions thereof (the “UBS AG New York Branch Mortgage Loans”) for which it acts as mortgage loan seller. In connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject UBS AG New York Branch Mortgage Loan or such other standard as is described in the Mortgage Loan Purchase Agreement, UBS AG New York Branch may have an obligation to repurchase such Mortgage Loan from the depositor, cure the subject defect or breach, substitute a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. See “The Mortgage Loan Purchase Agreements”.

Neither UBS AG New York Branch nor any of its affiliates acts as a servicer of the commercial mortgage loans it securitizes. Instead, UBS AG New York Branch sells the right to be appointed servicer of its securitized loans to third party servicers.

Review of the UBS AG New York Branch Mortgage Loans

Overview. UBS AG New York Branch, in its capacity as the sponsor of the UBS AG New York Branch Mortgage Loans, has conducted a review of the UBS AG New York Branch Mortgage Loans in connection with the securitization described in this prospectus. The review of the UBS AG New York Branch Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of UBS AG New York Branch’s affiliates and certain third party consultants engaged by UBS AG New York Branch (the “UBS AG New York Branch Deal Team”). The review procedures described below were employed with

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respect to all of the UBS AG New York Branch Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the UBS AG New York Branch Deal Team created a database of loan level and property level information relating to each UBS AG New York Branch Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by UBS AG New York Branch during the underwriting process. After origination of each UBS AG New York Branch Mortgage Loan, the UBS AG New York Branch Deal Team updated the information in the database with respect to the UBS AG New York Branch Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the UBS AG New York Branch Deal Team, to the extent such updates were provided to, and deemed material by, the UBS AG New York Branch Deal Team.

A data tape (the “UBS AG New York Branch Data Tape”) containing detailed information regarding each UBS AG New York Branch Mortgage Loan was created from the information in the database referred to in the prior paragraph. The UBS AG New York Branch Data Tape was used by the UBS AG New York Branch Deal Team to provide the numerical information regarding the UBS AG New York Branch Mortgage Loans in this prospectus.

With respect to the Mountain Industrial Portfolio Whole Loan, which was co-originated by Wells Fargo Bank, Bank of America, N.A., BMO, Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and UBS AG New York Branch, portions of which are being sold by Wells Fargo Bank, BMO and UBS AG New York Branch, the BMO Data File was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. UBS AG New York Branch engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by UBS AG New York Branch, relating to information in this prospectus regarding the UBS AG New York Branch Mortgage Loans. These procedures included:

●	comparing the information in the UBS AG New York Branch Data Tape against various source documents provided by UBS AG New York Branch;
●	comparing numerical information regarding the UBS AG New York Branch Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the UBS AG New York Branch Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the UBS AG New York Branch Mortgage Loans disclosed in this prospectus.

Legal Review. UBS AG New York Branch engaged various law firms to conduct certain legal reviews of the UBS AG New York Branch Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each UBS AG New York Branch Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from UBS AG New York Branch’s standard form loan documents. In addition, origination counsel for each UBS AG New York Branch Mortgage Loan reviewed UBS AG New York Branch’s representations and warranties set forth on Annex E-1A and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the UBS AG New York Branch Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain UBS AG New York Branch Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the UBS AG New York Branch Mortgage Loans prepared by origination counsel, and (iii) assisting the UBS AG New York Branch Deal Team in compiling responses to a due diligence questionnaire. Securitization counsel also reviewed the property release provisions, if any, for each UBS AG New York Branch Mortgage Loan with multiple Mortgaged Properties for compliance with the Treasury Regulations.

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Origination counsel also assisted in the preparation of the UBS AG New York Branch Mortgage Loan summaries set forth on Annex B, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any UBS AG New York Branch Mortgage Loan, UBS AG New York Branch requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. UBS AG New York Branch conducted a search with respect to each borrower under a UBS AG New York Branch Mortgage Loan to determine whether it filed for bankruptcy after origination of the UBS AG New York Branch Mortgage Loan. If UBS AG New York Branch became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a UBS AG New York Branch Mortgage Loan, UBS AG New York Branch obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The UBS AG New York Branch Deal Team also consulted with UBS AG New York Branch to confirm that the UBS AG New York Branch Mortgage Loans were originated or re-underwritten in compliance with the origination and underwriting criteria described below under “—UBS AG New York Branch’s Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria.

Findings and Conclusions. Based on the foregoing review procedures, UBS AG New York Branch determined that the disclosure regarding the UBS AG New York Branch Mortgage Loans in this prospectus is accurate in all material respects. UBS AG New York Branch also determined that the UBS AG New York Branch Mortgage Loans were originated (or acquired and re-underwritten) in accordance with UBS AG New York Branch’s origination procedures and underwriting criteria. UBS AG New York Branch attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. UBS AG New York Branch will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. UBS AG New York Branch and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (collectively, the “UBS Qualification Criteria”). UBS AG New York Branch will engage a third party accounting firm to compare the UBS Qualification Criteria against the underlying source documentation to verify the accuracy of the review by UBS AG New York Branch and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by UBS AG New York Branch to render any tax opinion required in connection with the substitution.

UBS AG New York Branch’s Underwriting Standards

Set forth below is a discussion of certain general underwriting guidelines of UBS AG New York Branch with respect to multifamily and commercial mortgage loans originated or acquired by UBS AG New York Branch.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Loan Analysis. UBS AG New York Branch generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes an analysis, in each case to the extent available and applicable, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. UBS AG New York Branch’s credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, building condition reports and seismic reports, if applicable. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the

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property. UBS AG New York Branch assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be originated by UBS AG New York Branch must be approved by a loan committee which includes senior personnel from UBS AG New York Branch or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. UBS AG New York Branch’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by UBS AG New York Branch and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, UBS AG New York Branch may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There is no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans originated by UBS AG New York Branch, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured. It is possible that UBS AG New York Branch may be the lender on that additional debt.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, UBS AG New York Branch will obtain the property assessments and reports described below:

Appraisals. UBS AG New York Branch will generally require independent appraisals or an update of an independent appraisal in connection with the origination of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, UBS AG New York Branch may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessment. UBS AG New York Branch will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, UBS AG New York Branch may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, UBS AG New York Branch might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. For example, an analysis for radon, lead based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when UBS AG New York Branch or an environmental consultant believes that such an analysis is warranted under the circumstances.

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Depending on the findings of the initial environmental assessment, UBS AG New York Branch may require additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral, an environmental insurance policy or a guaranty with respect to environmental matters.

Engineering Assessment. In connection with the origination process, UBS AG New York Branch will, in most cases, require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, UBS AG New York Branch will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, UBS AG New York Branch will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the related borrower.

Escrow Requirements. Based on its analysis of the real property collateral, the borrower and the principals of the borrower, UBS AG New York Branch may require a borrower under a multifamily or commercial mortgage loan to fund various escrows for taxes and/or insurance, capital expenses, replacement reserves and/or environmental remediation. UBS AG New York Branch conducts a case by case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by UBS AG New York Branch. Furthermore, UBS AG New York Branch may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed.

Exceptions

One or more of the mortgage loans originated by UBS AG New York Branch may vary from the specific UBS AG New York Branch underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by UBS AG New York Branch, UBS AG New York Branch may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

None of the UBS AG New York Branch Mortgage Loans were originated (or acquired and reunderwritten) with any material exceptions from UBS AG’s underwriting guidelines described above.

Compliance with Rule 15Ga-1 under the Exchange Act

UBS AG New York Branch most recently filed a Form ABS-15G on February 12, 2026. UBS AG New York Branch’s Central Index Key is 0001685185. With respect to the period from and including October 13, 2016 (the date of the first securitization into which UBS AG New York Branch sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of representation or warranty) to and including March 31, 2026, the following table provides information regarding demand, repurchase and replacement history reported by UBS AG New York Branch as required by Rule 15Ga-1.

Name of Issuing Entity	Check if Registered	Name of Originator(1)(2)	Total Assets in ABS by Originator(1)(3)			Assets That Were Subject of Demand(1)(4)(5)			Assets That Were Repurchased or Replaced(1)(4)(6)			Assets Pending Repurchase or Replacement (within cure period)(1)(4)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
UBS Commercial Mortgage Securitization Corp. 0001532799 Commercial Mortgage Pass-Through	X	UBS AG New York Branch	29	419,904,949	59.5%	1	30,000,000	4.4%	0	—	0.0%	0	—	0.0%	0	—	4.4%	1	30,000,000	0.0%	0	—	0.0%
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Name of Issuing Entity	Check if Registered	Name of Originator(1)(2)	Total Assets in ABS by Originator(1)(3)			Assets That Were Subject of Demand(1)(4)(5)			Assets That Were Repurchased or Replaced(1)(4)(6)			Assets Pending Repurchase or Replacement (within cure period)(1)(4)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
Certificates Series 2019-C16
UBS Commercial Mortgage Securitization Corp. 0001532799 Commercial Mortgage Pass-Through Certificates Series 2018-C15	X	UBS AG New York Branch	18	309,268,780	47.8%	1	55,000,000	8.5%	0	—	0.0%	0	—	0.0%	0	—	8.5%	1	55,000,000	0.0%	0	—	0.0%
UBS Commercial Mortgage Securitization Corp. 0001532799 Commercial Mortgage Pass-Through Certificates Series 2018-C13	X	UBS AG New York Branch	20	336,586,045.00	47.1%	1	26,110,941.17	4.54%	0	—	—	0	—	0.0%	1	26,110,941.17	4.54%	0	0	0.0%	0	—	0.0%

1.	Certain Information. Certain information may have been omitted from this table because it was unknown and not available to UBS AG New York Branch (the “securitizer”) without unreasonable effort or expense. The securitizer believes that it has substantially complete information based on its own records and confirmation from appropriate third parties to the extent such confirmation could be obtained.

The securitizer has reported only on pool assets (i) which were the subject of new demands during the reporting period or (ii) which were the subject of demands previously reported by the securitizer, where such demands had a change in status during the reporting period.

2.	Name of Originator. For purposes of the data presented in the table, the “originator” may be the party in whose name the loan was originated or may be such other party as provided final loan approval based on its own underwriting criteria or from whom the loan was purchased.
3.	Calculation of Number of Loans, Principal Balance and Percentage of Principal Balance at Time of Securitization. The number of loans shown under the column “Total Assets in ABS by Originator” is the number of loans for such originator, issuing entity or total asset pool, as applicable, at the time of securitization. The “Principal Balance at Time of Securitization” shown under such column is the aggregate principal balance of the applicable loans at the time of securitization. The “Percentage of Principal Balance at Time of Securitization” for each originator has been calculated by dividing the Principal Balance at Time of Securitization of the pool assets of the applicable originator by the Principal Balance at Time of Securitization of all pool assets for the related issuing entity.
4.	Calculation of Number of Loans, Principal Balance and Percentage of Principal Balance for Assets That Were Subject of Demand and Other Columns. The number of loans shown under the column “Assets That Were Subject of Demand” and each column to the right of such column is the number of loans in the applicable category of repurchase/replacement demand activity (each, a “Demand Category”) as to which there was a new demand or change of status of a previously reported demand during the reporting period plus the number of loans in the applicable Demand Category during the reporting period which were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period.

The “Outstanding Principal Balance at End of Reporting Period” shown in such columns identified in the first paragraph of this footnote 4 is the outstanding principal balance of the loans in the applicable Demand Category at the end of the reporting period, adjusted to include loans in the applicable Demand Category that were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period at the outstanding principal balance of such loans at the end of the month immediately prior to such repurchase, replacement or liquidation (in the case of liquidation, after reflecting only borrower payments in reduction of principal).

The “Percentage of Principal Balance at End of Reporting Period” for each originator was calculated by dividing (i) the Outstanding Principal Balance at End of Reporting Period of the loans in the applicable Demand Category, by (ii) the outstanding principal balance of the entire asset pool (or applicable portion thereof) as of the last day of the reporting period, adjusted to include loans that were included in such asset pool (or applicable portion thereof) at the date of securitization but were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period, with such loans included at their principal balance at the end of the month immediately prior to such repurchase, replacement, prepayment or liquidation (in the case of liquidation, after reflecting only borrower payments in reduction of principal).

5.	Assets That Were Subject of Demand. For purposes of the data presented in the table, a “demand” is a clear request for enforcement of an obligation to repurchase or replace a specified loan.

The table includes all loans that were the “Subject of Demand” and as to which there was a new demand or change of status of a previously reported demand during the reporting period. A loan is considered to be “Subject of Demand” until (i) repurchase or replacement of such loan, (ii) the making of an indemnity payment to the related securitization trust rather than repurchasing the loan because the loan had already been liquidated at the time of payment and therefore was not available to be repurchased or replaced (an “indemnity payment”) or (iii) withdrawal or rejection of the related demand as described in footnotes 9 and 10 below.

In the event that multiple repurchase/replacement demands have been received with respect to a single loan, such demands have been reported as a single demand.

6.	Assets That Were Repurchased or Replaced. This data field is intended to capture pool assets that were the subject of a repurchase/replacement demand (i) which have been repurchased or (ii) for which an indemnity payment has been made.

The securitizer has reason to believe that certain indemnity payments may have been made by originators that could not be definitively identified and, therefore, these indemnity payments have not been included under the column “Assets That Were Repurchased or Replaced”. In any event, the securitizer has reason to believe that the outstanding principal balance of loans that were the subject of such indemnity payments is immaterial when compared to the outstanding principal balance, in the aggregate, of all loans subject to repurchase, replacement or indemnity payments.

7.	Assets Pending Repurchase or Replacement. This data field is intended to capture any reportable pool asset that was the subject of a demand for which (i) such loan is pending repurchase or replacement within the applicable cure period or (ii) an agreement as to the obligation to repurchase or replace has been reached between the securitizer and the party making the demand but such repurchase or replacement or related indemnity payment is subject to satisfaction of certain conditions or otherwise has not been completed as of the end of the reporting period.
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8.	Demand in Dispute. This data field is intended to capture any pool asset that was the subject of a demand (i) for which the securitizer has not yet made a final determination regarding the status of such loan as of the end of the reporting period, (ii) for which the securitizer purchased such loan from an extant originator/seller and has relayed the demand to such originator/seller in accordance with the terms of the originator/seller’s repurchase/replacement obligations in its purchase contract with the securitizer and such originator/seller has not yet made a final determination, (iii) where such demand is currently the subject of insolvency proceedings or (iv) where such demand is currently the subject of litigation (including certain loans that were previously reported under other categories).
9.	Demand Withdrawn. This data field is intended to capture any reportable pool asset that was the subject of a demand for which (i) such demand was the subject of litigation that resulted in settlement or (ii) such demand was rescinded by the party making the demand.
10.	Demand Rejected. This data field is intended to capture any reportable pool asset that was the subject of a demand which was not rescinded by the party making the demand but (i) for which the securitizer determined that such demand was without merit, was invalid or did not specifically allege a breach of any particular representation or warranty or (ii) such demand was rejected by the party to whom the demand was made or relayed.

Retained Interests in This Securitization

Neither UBS AG New York Branch nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. However, UBS AG New York Branch or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such Certificates at any time.

The information set forth above under “—UBS AG New York Branch” has been provided by UBS AG New York Branch.

Wells Fargo Bank, National Association

General

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, is a wholly owned subsidiary of Wells Fargo & Company (NYSE: WFC). The principal office of Wells Fargo Bank’s commercial mortgage origination division is located at 30 Hudson Yards, 62nd Floor, New York, New York 10001. Wells Fargo Bank is engaged in a general consumer banking, commercial banking, and trust business, offering a wide range of commercial, corporate, international, financial market, retail and fiduciary banking services. Wells Fargo Bank is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC. Wells Fargo Bank is also the successor by merger to Wachovia Bank, National Association (“Wachovia Bank”), which, together with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), was previously a subsidiary of Wachovia Corporation. On December 31, 2008, Wachovia Corporation merged with and into Wells Fargo & Company. As a result of this transaction, the depositor, Wachovia Bank and Wells Fargo Securities, LLC became wholly owned subsidiaries of Wells Fargo & Company, and affiliates of Wells Fargo Bank. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank.

Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program

Prior to its merger with Wachovia Bank, Wells Fargo Bank was an active participant in securitizations of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor in securitizations for which unaffiliated entities acted as depositor. Between the inception of its commercial mortgage securitization program in 1995 and December 2007, Wells Fargo Bank originated approximately 5,360 fixed rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $32.4 billion, which were included in approximately 61 securitization transactions.

Prior to its merger into Wells Fargo Bank, one of Wachovia Bank’s primary business lines was the underwriting and origination of mortgage loans secured by commercial or multifamily properties. With its commercial mortgage lending affiliates and predecessors, Wachovia Bank began originating and securitizing commercial mortgage loans in 1995. The total amount of commercial mortgage loans originated and securitized by Wachovia Bank from 1995 through November 2007 was approximately $87.9 billion. Approximately $81.0 billion of such commercial mortgage loans were securitized by an affiliate of Wachovia Bank acting as depositor, and approximately $6.9 billion were securitized by an unaffiliated entity acting as depositor.

Since 2010, and following the merger of Wachovia Bank into Wells Fargo Bank, Wells Fargo Bank has resumed its active participation in the securitization of commercial and multifamily mortgage loans. Wells Fargo Bank

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originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Wells Fargo Securities, LLC, and other underwriters, Wells Fargo Bank works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicers in structuring securitizations in which it is a sponsor, mortgage loan seller and originator. For the twelve month period ended December 31, 2024, Wells Fargo Bank securitized commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $16.7 billion. Since the beginning of 2010 through March 31, 2026, Wells Fargo Bank originated approximately 3,116 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $77.4 billion, which were included in 291 securitization transactions. The properties securing these loans include multifamily, office, retail, industrial, hospitality and self storage properties. Wells Fargo Bank and certain of its affiliates also originate other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to commercial and multifamily mortgage loans, Wells Fargo Bank and its affiliates have originated and securitized residential mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank and its affiliates have also served as sponsors, issuers, master servicers, servicers, certificate administrators, custodians and trustees in a wide array of securitization transactions.

Wells Fargo Bank’s Commercial Mortgage Loan Underwriting

General. Wells Fargo Bank’s commercial real estate finance group has the authority, with the approval from the appropriate credit authority, to originate fixed rate, first lien commercial, multifamily or manufactured housing community mortgage loans for securitization. Wells Fargo Bank’s commercial real estate finance operation is staffed by real estate professionals. Wells Fargo Bank’s loan underwriting group is an integral component of the commercial real estate finance group which also includes groups responsible for loan origination and closing mortgage loans.

Upon receipt of an executed loan application, Wells Fargo Bank’s loan underwriters commence a review of the borrower’s financial condition and creditworthiness and the real property which will secure the loan.

Notwithstanding the discussion below, given the unique nature of income producing real properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily or commercial mortgage loan may differ significantly from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, physical quality, size, environmental condition, location, market conditions, capital reserve requirements and additional collateral, tenants and leases, borrower identity, borrower sponsorship and/or performance history, and certain other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily or commercial mortgage loan will conform to each of the general procedures described in this “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” section.

If a mortgage loan exhibits any one of the following credit positive characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan to value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; and (iv) elements of recourse included in the loan.

Loan Analysis. Generally, Wells Fargo Bank performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure the loan. In general, credit analysis of the borrower and the real estate includes a review of historical financial statements (or, in the case of acquisitions, often only current financial statements), rent rolls, certain leases, third party credit reports, judgments, liens, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Wells Fargo Bank typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single purpose entities. The collateral analysis typically includes an analysis of the following, to the extent available and applicable based on property type: historical property operating statements, rent rolls, operating budgets, a projection of future performance, and a review of certain tenant leases. Depending on the type of collateral property and other factors, the credit of key tenants may also be reviewed. Each mortgaged property is generally inspected by a Wells Fargo Bank underwriter or qualified designee. Wells Fargo Bank generally requires third party appraisals, as well as environmental and property condition reports and, if determined by Wells Fargo Bank to be applicable, seismic reports. Each report is reviewed for acceptability by a staff member of Wells Fargo Bank or a

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third party consultant. Generally, the results of these reviews are incorporated into the underwriting report. In some instances, one or more of the procedures may be waived or modified by Wells Fargo Bank if it is determined not to adversely affect the mortgage loans originated by it in any material respect.

Loan Approval. Prior to loan closing, all mortgage loans to be originated by Wells Fargo Bank must be approved by one or more officers of Wells Fargo Bank (depending on loan size), who may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratios and Loan to Value Ratios. Generally, the debt service coverage ratios for Wells Fargo Bank mortgage loans will be equal to or greater than 1.20x; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, loan to value ratio, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Generally, the loan to value ratio for Wells Fargo Bank mortgage loans will be equal to or less than 80%; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, debt service coverage, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a loan to value ratio above 80% based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the related mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or performance in the future and/or other relevant factors.

While the foregoing discussion generally reflects how calculations of debt service coverage ratios are made, it does not necessarily reflect the specific calculations made to determine the debt service coverage ratio disclosed in this prospectus with respect to the mortgage loans to be sold to us by Wells Fargo Bank for deposit into the trust fund.

Additional Debt. When underwriting a multifamily or commercial mortgage loan, Wells Fargo Bank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Wells Fargo Bank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

The combined debt service coverage ratios and loan to value ratios of a mortgage loan and the related additional debt may be significantly below 1.20x and significantly above 80%, notwithstanding that the mortgage loan by itself may satisfy such guidelines.

Assessments of Property Condition. As part of the underwriting process, Wells Fargo Bank will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. To aid in that analysis, Wells Fargo Bank will typically inspect or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.

Appraisals. Wells Fargo Bank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state certified appraiser, an appraiser belonging to the “Appraisal Institute”, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, Wells Fargo Bank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not for profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal. In some cases, however, Wells Fargo Bank may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessments. Wells Fargo Bank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan.

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However, when circumstances warrant, Wells Fargo Bank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, Wells Fargo Bank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead based paint and lead in drinking water will usually be conducted only at multifamily rental properties and only when Wells Fargo Bank or the environmental consultant believes that special circumstances warrant such an analysis.

Depending on the findings of the initial environmental assessment, Wells Fargo Bank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, Wells Fargo Bank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Wells Fargo Bank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. In general, prospective borrowers seeking loans secured by properties located in California or in seismic zones 3 or 4 obtain a seismic engineering report of the building and, based thereon and on certain statistical information, an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”), probable loss (“PL”), or scenario expected loss (“SEL”). Generally, any of the mortgage loans as to which the property was estimated to have PML, PL or SEL in excess of 20% of the estimated replacement cost, would either be subject to a lower loan to value ratio limit at origination, be conditioned on seismic upgrading (or appropriate reserves or letter of credit for retrofitting), be conditioned on satisfactory earthquake insurance, or be structured with a degree of recourse to a guarantor.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, Wells Fargo Bank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Wells Fargo Bank will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;
●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Wells Fargo Bank to be sufficient to pay off the related mortgage loan in full;
●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Wells Fargo Bank’s judgment constitute adequate security for the related mortgage loan;
●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or
●	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Escrow Requirements. Generally, Wells Fargo Bank requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Wells Fargo Bank are as follows:

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●	Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Wells Fargo Bank with sufficient funds to satisfy all taxes and assessments. Tax escrows may not be required if a property is a single tenant property and the tenant is required to pay taxes directly. Wells Fargo Bank may waive this escrow requirement under certain circumstances.
●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Wells Fargo Bank with sufficient funds to pay all insurance premiums. Insurance escrows may not be required if (i) the borrower maintains a blanket insurance policy, or (ii) the property is a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance. Wells Fargo Bank may waive this escrow requirement under certain circumstances.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type. Replacement reserves may not be required if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure. Wells Fargo Bank may waive this escrow requirement under certain circumstances.
●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Wells Fargo Bank generally requires that at least 115% 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Wells Fargo Bank may waive this escrow requirement or adjust the timing to complete repairs under certain circumstances.
●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re leasing the space occupied by such tenants. Tenant Improvement/Lease Commissions may not be required for single tenant properties with leases that extend beyond the loan term or where rent at the mortgaged property is considered below market. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

Furthermore, Wells Fargo Bank may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In some cases, Wells Fargo Bank may determine that establishing an escrow or reserve is not warranted in the event of the existence of one or more of the credit positive characteristics discussed above, or given the amounts that would be involved and Wells Fargo Bank’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Co-Originated or Third Party Originated Mortgage Loans. From time to time, Wells Fargo Bank originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Wells Fargo Bank as the payee. Wells Fargo Bank has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

From time to time, Wells Fargo Bank acquires mortgage loans originated by third parties and deposits such mortgage loans into securitization trusts.

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Exceptions. One or more of Wells Fargo Bank’s Mortgage Loans may vary from the specific Wells Fargo Bank’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Wells Fargo Bank’s Mortgage Loans, Wells Fargo Bank or another originator may not have applied each of the specific underwriting guidelines described above as the result of case by case permitted flexibility based upon other compensating factors. Except as set forth below, none of Wells Fargo’s Bank Mortgage Loans were originated (or co-originated) or acquired or reunderwritten with any material exceptions from Wells Fargo Bank’s underwriting guidelines described above.

With respect to the 1500 Post Oak Boulevard Mortgage Loan (5.6%), the underwritten vacancy is 0.0% of gross potential rent, which is below 3.0% of gross potential rent, which represents an exception to the underwriting guidelines for Wells Fargo Bank. Wells Fargo Bank’s decision to include the 1500 Post Oak Boulevard Mortgage Loan notwithstanding this exception was supported by the following: (i) the loan metrics for the 1500 Post Oak Boulevard Mortgage Loan are 50.8% Cut-off Date LTV, 2.40x UW NCF DSCR, and 17.4% Debt Yield on Underwritten NOI; (ii) the 1500 Post Oak Boulevard Mortgaged Property is 100% leased to Woodside Energy on a lease through October 2031; and (iii) the original principal balance of the related Whole Loan of $140,000,000 is less than the appraiser’s concluded dark value of $158,600,000. In addition, certain characteristics of the 1500 Post Oak Boulevard Mortgage Loan can be found in Annex A to this Prospectus. Based on the foregoing, Wells Fargo Bank approved inclusion of the 1500 Post Oak Boulevard Mortgage Loan into this transaction.

With respect to The Towers at Cupertino City Center Mortgage Loan (2.4%), the fourth largest tenant, Aptiv Services US, LLC, is not yet fully occupying 11,778 square feet of space at the Mortgaged Property, and the space was underwritten as in-place, which represents an exception to Wells Fargo Bank’s underwriting guidelines. Wells Fargo Bank’s decision to include The Towers at Cupertino City Center Mortgage Loan notwithstanding this exception is supported by the following: (i) the loan metrics for The Towers at Cupertino City Center Mortgage Loan are a Debt Yield on Underwritten NOI, U/W NCF DSCR and Cut-off Date LTV Ratio of 11.3%, 1.69x and 63.6%, respectively; and (ii) the full amount of gap rent ($418,826) through the anticipated date Aptiv Services US, LLC is expected to take occupancy in June 2026 is held in an escrow account with the title company. In addition, certain characteristics of The Towers at Cupertino City Center Mortgage Loan can be found in Annex A to this prospectus. Based on the foregoing, Wells Fargo Bank approved inclusion of The Towers at Cupertino City Center Mortgage Loan into this transaction.

Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor

Overview. Wells Fargo Bank, in its capacity as the sponsor of the Wells Fargo Bank Mortgage Loans, has conducted a review of the Wells Fargo Bank Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Wells Fargo Bank Mortgage Loans is accurate in all material respects. Wells Fargo Bank determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Wells Fargo Bank Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Wells Fargo Bank (collectively, the “Wells Fargo Bank Deal Team”) with the assistance of certain third parties. Wells Fargo Bank has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Wells Fargo Bank Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Wells Fargo Bank Deal Team created a database of loan level and property level information relating to each Wells Fargo Bank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Wells Fargo Bank during the underwriting process. Prior to securitization of each Wells Fargo Bank Mortgage Loan, the Wells Fargo Bank Deal Team may have updated the information in the database with respect to such Wells Fargo Bank Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Wells Fargo Bank Deal Team. Such updates were not intended to be, and do not serve as, are underwriting of any Mortgage Loan.

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A data tape (the “Wells Fargo Bank Data Tape”) containing detailed information regarding each Wells Fargo Bank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Wells Fargo Bank Data Tape was used by the Wells Fargo Bank Deal Team to provide the numerical information regarding the Wells Fargo Bank Mortgage Loans in this prospectus, except as otherwise described below.

With respect to the Mountain Industrial Portfolio Whole Loan, which was co-originated by Wells Fargo Bank, Bank of America, N.A., BMO, Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and UBS AG New York Branch, portions of which are being sold by Wells Fargo Bank, BMO and UBS AG New York Branch, the BMO Data File was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparisons and Recalculation. Wells Fargo Bank engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Wells Fargo Bank relating to information in this prospectus regarding the Wells Fargo Bank Mortgage Loans. These procedures included:

●	comparing the information in the Wells Fargo Bank Data Tape against various source documents provided by Wells Fargo Bank;

●	comparing numerical information regarding the Wells Fargo Bank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Wells Fargo Bank Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Wells Fargo Bank Mortgage Loans disclosed in this prospectus.

Legal Review. In anticipation of the securitization of each Wells Fargo Bank Mortgage Loan, mortgage loan seller counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations. Mortgage loan seller’s counsel reviewed the legal summaries for each Wells Fargo Bank Mortgage Loan, together with pertinent parts of the Mortgage Loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus. In addition, mortgage loan seller’s counsel reviewed Wells Fargo Bank’s representations and warranties set forth on Annex E-1A and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Wells Fargo Bank Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Wells Fargo Bank Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Wells Fargo Bank Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage loan seller’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex B, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, Wells Fargo Bank confirmed with the related servicers for the Wells Fargo Bank Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The Wells Fargo Bank Deal Team also consulted with Wells Fargo Bank personnel responsible for the origination of the Wells Fargo Bank Mortgage Loans to confirm that the Wells Fargo Bank Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Findings and Conclusions. Wells Fargo Bank found and concluded with reasonable assurance that the disclosure regarding the Wells Fargo Bank Mortgage Loans in this prospectus is accurate in all material respects.

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Wells Fargo Bank also found and concluded with reasonable assurance that the Wells Fargo Bank Mortgage Loans were originated (or acquired and reunderwritten) in accordance with Wells Fargo Bank’s origination procedures and underwriting criteria, except as described above under “Wells Fargo Bank’s Commercial Mortgage Loan Underwriting—Exceptions”.

Review Procedures in the Event of a Mortgage Loan Substitution. Wells Fargo Bank will perform a review of any Wells Fargo Bank Mortgage Loan that it elects to substitute for a Wells Fargo Bank Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Wells Fargo Bank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Qualification Criteria”). Wells Fargo Bank may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Wells Fargo Bank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Wells Fargo Bank to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga 1 under the Exchange Act

The information for Wells Fargo Bank as a securitizer of CRE Loans required to be set forth in a Form ABS 15G for the quarterly reporting period from January 1, 2024 through March 31, 2024 was set forth in (i) a Form ABS 15G filed by Wells Fargo Bank with the SEC on May 9, 2024 if such information relates to asset backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor but Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was not the depositor, and (ii) a Form ABS 15G filed by Wells Fargo Commercial Mortgage Securities, Inc. with the SEC on May 9, 2024, if such information relates to asset backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor and Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was the depositor. Such Forms ABS 15G are available electronically through the SEC’s EDGAR system. The Central Index Key number of Wells Fargo Bank is 0000740906. The Central Index Key number of Wells Fargo Commercial Mortgage Securities, Inc. is 0000850779. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by Wells Fargo Bank (or a predecessor), which activity occurred during the period from April 1, 2023 to March 31, 2026 (the “Rule 15Ga-1 Reporting Period”).

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)(10)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
Asset Class Commercial Mortgages(1)

WFCM Commercial Mortgage Trust 2018-C45, Commercial Mortgage Pass-Through Certificates, Series 2018-C45	x	Wells Fargo Bank, National Association	14	271,350,036.00	41.19	0	0.00	0.00	0	0.00	0.00	0.00	0.00	0.00	0	0.00	0.00	0.00	0.00	0.00	0	0.00	0.00
CIK #: 1741690		Barclays Bank PLC	11	172,882,585.00	26.24	0	0.00	0.00	0	0.00	0.00	0.00	0.00	0.00	0	0.00	0.00	0.00	0.00	0.00	0	0.00	0.00
		Rialto Mortgage Finance, LLC	7	113,800,000.00	17.27	0	0.00	0.00	0	0.00	0.00	0.00	0.00	0.00	0	0.00	0.00	0.00	0.00	0.00	0	0.00	0.00
		C-III Commercial Mortgage LLC(11)	17	100,732,798.00	15.29	1	6,758,227.92	1.09	0	0.00	0.00	0.00	0.00	0.00	1	6,758,227.92	1.09	0.00	0.00	0.00	1	6,758,227.92	1.09

Issuing Entity Subtotal			49	658,765,419.00	100.00	1	6,758,227.92	1.09	0	0.00	0.00	0.00	0.00	0.00	1	6,758,227.92	1.09	0.00	0.00	0.00	1	6,758,227.92	1.09

Wells Fargo Commercial Mortgage Trust 2015-C26, Commercial Mortgage Pass-Through Certificates, Series 2015-C26	X	Wells Fargo Bank, National Association	27	333,096,285.00	35.25	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 1630513		Liberty Island Group I LLC	9	167,148,741.00	17.37	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Rialto Mortgage Finance, LLC	15	127,687,269.00	13.27	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		C-III Commercial Mortgage LLC	18	107,661,190.00	11.19	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Silverpeak Real Estate Finance LLC(12)	8	85,142,723.00	8.85	1	32,650,000.00	3.39	0	0.00	0.00	0	0.00	0.00	1	28,810,156.00	3.93	0	0.00	0.00	1	28,810,156.00	3.93
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Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)(10)
		Walker & Dunlop Commercial Property Funding I WF, LLC	3	46,800,000.00	4.86	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Basis Real Estate Capital II, LLC	6	45,794,237.00	4.76	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		National Cooperative Bank, N.A.	16	42,739,265.00	4.44	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			102	962,069,711.00	100.00	1	30,949,659.00	3.76	0	0.00	0.00	0	0.00	0.00	1	30,761,712.00	3.92	0	0.00	0.00	1	30,761,712.00	3.92

Wells Fargo Commercial Mortgage Pass-Through Certificates, Series 2018-C46		Wells Fargo Bank, National Association	16	253,493,356.00	36.63	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK# 1748940		Barclays Bank PLC(13)	8	147,873,396.00	21.37	1	32,100,000.00	4.80	0	0.00	0.00	1	32,100,000.00	5.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		BSPRT CMBS Finance, LLC	12	122,987,798.00	17.77	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Argentic Real Estate Finance LLC	10	121,505,000.00	17.56	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Rialto Mortgage Finance, LLC	3	46,250,000.00	6.68	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			49	692,109,550.00	100.00	1	32,100,000.00	4.80	0	0.00	0.00	1	32,100,000.00	5.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

FRESB 2018-SB53 Mortgage Trust, Multifamily Mortgage Pass-Through Certificates, Series 2018-SB53		Federal Home Loan Mortgage Corporation(14)(15)	226	589,285,060.67	100.00	3	21,988,416.00	7.81	3	21,988,416.00	7.81	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			226	589,285,060.67	100.00	3	21,988,416.00	7.81	3	21,988,416.00	7.81	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2021-BNK31	X	Wells Fargo Bank, National Association	16	311,413,202.00	34.4	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Morgan Stanley Mortgage Capital Holdings LLC (16)	17	274,568,000.00	30.3	1	4,500,000.00	0.50	0	0.00	0.00	1	4,500,000.00	0.50	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Bank of America, National Association	11	259,652,948.00	28.7	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		National Cooperative Bank, N.A.	17	59,552,254.00	6.6	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			61	905,186,404.00	100.00	1	4,500,000.00	0.50	0	0.00	0.00	1	4,500,000.00	0.50	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Commercial Mortgages Asset Class Total			487	3,807,416,145.00		7	96,296,303.00		3	21,988,416.00		2	36,600,000.00		2	37,519,939.92		0	0.00		2	37,519,939.92

(1)	In connection with the preparation of this table, Wells Fargo Bank undertook the following steps to gather the information required by Rule 15Ga-1 (“Rule 15Ga-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) identifying all asset-backed securities transactions in which Wells Fargo Bank (or a predecessor) acted as a securitizer, (ii) performing a diligent search of the records of Wells Fargo Bank and the records of affiliates of Wells Fargo Bank that acted as securitizers in transactions of commercial mortgage loans for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for breach of a representation or warranty with respect to any relevant transaction. In this effort, Wells Fargo Bank made written requests of all trustees and unaffiliated co-sponsors of applicable commercial mortgage-backed securities transactions. Wells Fargo Bank followed up written requests made of Demand Entities as it deemed appropriate.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the last day of the Rule 15Ga-1 Reporting Period. (For columns j-x)

(2)	“Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements. (For columns d-f)
(3)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d-l)
(4)	Includes only new demands received during the Rule 15Ga-1 Reporting Period. (For columns g-i)

In the event demands were received prior to the Rule 15Ga-1 Reporting Period, but activity occurred with respect to one or more loans during the Rule 15Ga-1 Reporting Period, such activity is being reported as assets pending repurchase or replacement within the cure period (columns m/n/o) or as demands in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u), or (iii) the rejection of such demand (columns v/w/x), as applicable.

(5)	Includes assets for which a reimbursement payment is in process and where the asset has been otherwise liquidated by or on behalf of the issuing entity at the time of initiation of such reimbursement process. Where an underlying asset has paid off or otherwise been liquidated by or on behalf of the issuing entity (other than via a repurchase by the obligated party) during the Rule 15Ga-1 Reporting Period, the corresponding principal balance utilized in calculating columns (g) through (x) will be zero. (For columns j-l)
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(6)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the last day of the Rule 15Ga-1 Reporting Period. (For columns m-x)
(7)	Includes assets that are subject to a demand and within the cure period. (For columns m-o)
(8)	Includes assets pending repurchase or replacement outside of the cure period. (For columns p-r)
(9)	Includes assets for which a reimbursement payment is in process, and where the asset has not been repurchased or replaced and remains in the transaction. Also includes assets for which the requesting party rescinds or retracts the demand in writing. (For columns s-u)
(10)	Includes assets for which a party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting such demand and rejecting the repurchase demand(s) and the party demanding repurchase or replacement of such asset has not responded to the most recent such rejection as of the end of the Rule 15Ga-1 Reporting Period. (For columns v-x)
(11)	LNR Partners, LLC (“LNR”), as special servicer for Loan No. 27 (5800 N. Course, LLC, the “Loan”) claimed in a letter dated November 4, 2022, that C-III Commercial Mortgage LLC (“C-III”, as the Mortgage Loan Seller) breached certain representations and warranties (the “RWs”) made in the related mortgage loan purchase agreement due to the intent and execution of a cash flow sweep at origination of the Loan. LNR has demanded C-III repurchase the Loan due to a breach of the RWs. In a letter dated November 18, 2022, C-III acknowledged receipt of the LNR repurchase request and it is disputing LNR’s breach allegation.
(12)	Midland Loan Services, a Division of PNC Bank, National Association, as general special servicer (the “General Special Servicer”) for Mortgage Loan number 5 (with respect to the property known as Aloft Houston by the Galleria, located at 5415 Westheimer Road, Houston, TX 77056) (the “Aloft Houston Loan”), in a letter dated September 11, 2020 (the “Repurchase Request”), requested that Argentic Real Estate Finance LLC (“AREF”) formerly known as Silverpeak Real Estate Finance LLC) repurchase the Aloft Houston Loan on the basis that a Material Document Defect occurred. In a letter dated September 21, 2020, AREF rejected the Repurchase Request. On January 6, 2021, counsel for the General Special Servicer on behalf of the Trustee filed a complaint in the Supreme Court of the State of New York seeking that AREF repurchase the Aloft Houston Loan on the basis of a Material Document Defect. On, August 29, 2023, the Supreme Court of the State of New York adjudicated in favor of the General Special Servicer on behalf of the Trustee. Argentic repurchased the Aloft Houston Loan on January 25, 2024. Argentic appealed to the First Department of the Appellate Division of the Supreme Court of the State of New York which dismissed the appeal on April 11, 2024. Argentic then sought to reargue the appeal in the Appellate Division or, in the alternative, leave to appeal to the Court of Appeals of the State of New York, which the Appellate Division denied on July 25, 2024. On August 23, 2024, Argentic then requested that the Court of Appeals grant leave for Argentic to appeal the Appellate Division’s decisions.
(13)	Argentic Services Company LP, as special servicer for the 350 East 52nd Street loan (the "Loan") claimed in a letter dated February 25, 2022, that Barclays Bank PLC ("Barclays", as the mortgage loan seller) breached certain representations and warranties (the "RWs") made in the related mortgage loan purchase agreement due to a material defect related to the guarantor being a debtor in bankruptcy prior to the origination date of the Loan. Argentic Services Company LP has demanded Barclays repurchase the Loan due to a breach of the RWs. In a letter dated March 8, 2022, Barclays further acknowledged receipt of the Argentic Services Company LP repurchase request and noted it is reviewing the related circumstances to determine its course of action.
(14)	KeyBank National Association ("KeyBank"), as special servicer for the 287 McGuinness Boulevard loan, the 293 McGuinness Boulevard loan, and the 299 McGuinness Boulevard loan (together, the "Loans") claimed in a letter dated April 18, 2022 that Federal Home Loan Mortgage Corporation ("Freddie Mac", as the mortgage loan seller) breached certain representations and warranties (the "RWs") made in the related mortgage loan purchase agreement due to NYC Buildings stop work orders and construction work violations not being remedied. On June 7, 2022, Freddie Mac sent notice of its election to repurchase the Loans at the applicable purchase price, without agreeing to the validity of the allegation of breach made in the special servicer's communication. In said June 7, 2022 correspondence, Freddie Mac noted its intention to work with parties to the pooling and servicing agreement to effectuate such repurchase pursuant to the terms of the mortgage loan repurchase agreement.
(15)	Per the underlying trust documents, Federal Home Loan Mortgage Corporation ("Freddie Mac") is the mortgage loan seller. With respect to the assets that were subject to repurchase demands, The Community Preservation Corporation, Inc. was the underlying originator.
(16)	KeyBank National Association (“KeyBank”), as special servicer for Loan No. 38 (1049 5th Avenue, the “Loan”) claimed in a letter dated September 7, 2023, that Morgan Stanley Mortgage Capital Holdings LLC (“Morgan Stanley”, as the Mortgage Loan Seller) breached certain representations and warranties (the “RWs”) made in the related mortgage loan purchase agreement due to the legality and enforceability of the mortgage. KeyBank has demanded Morgan Stanley repurchase the Loan due to one or more breaches of certain RWs.

The information for Wells Fargo Bank as a securitizer of CRE Loans required to be set forth in a Form ABS 15G for the quarterly reporting period from January 1, 2026 through March 31, 2026 was set forth in (i) a Form ABS 15G filed by Wells Fargo Bank with the SEC on May 7, 2026, if such information relates to asset backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor but Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was not the depositor, and (ii) a Form ABS-15G filed by Wells Fargo Commercial Mortgage Securities, Inc. with the SEC on May 7, 2026, if such information relates to asset backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor and Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was the depositor. Such Forms ABS-15G are available electronically through the SEC’s EDGAR system. The Central Index Key number of Wells Fargo Bank is 0000740906. The Central Index Key number of Wells Fargo Commercial Mortgage Securities, Inc. is 0000850779.

Retained Interests in This Securitization

Neither Wells Fargo Bank nor any of its affiliates intends to retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—Wells Fargo Bank, National Association” has been provided by Wells Fargo Bank.

Zions Bancorporation, N.A.

General

Zions Bancorporation, N.A. (“ZBNA”) is a national banking association (NASDAQ: ZION) and is a sponsor of, and a seller of certain Mortgage Loans (the “ZBNA Mortgage Loans”) into, the securitization described in this prospectus. The ZBNA Mortgage Loans were all originated, co-originated or acquired by ZBNA. The principal office of ZBNA is located at One South Main Street, Salt Lake City, Utah 84133, and its telephone number is (800) 974-8800. ZBNA offers a wide range of financial and banking services to its customers, including commercial real estate financing, throughout the United States directly or through any of its divisions, comprised of Amegy Bank of Texas, California Bank & Trust, National Bank of Arizona, Nevada State Bank, The Commerce Bank of Oregon, The Commerce Bank of Washington, Vectra Bank Colorado, and Zions First National Bank. ZBNA is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency.

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ZBNA has been engaged in originating commercial and multifamily mortgage loans since 1873 through Zion’s Savings Bank and Trust Company and various other affiliated entities. ZBNA also originates commercial and multifamily mortgage loans that are not securitized, including construction, bridge, subordinated and syndicated loans.

In the normal course of its business, ZBNA may acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by ZBNA.

In addition to the origination of commercial and multifamily mortgage loans, ZBNA and its affiliate banking associations and divisions service $13.4 billion of commercial and multifamily mortgage loans as of December 31, 2025.

ZBNA’s Securitization Program

On October 1, 2022, ZBNA launched a real estate capital markets platform for purposes of engaging in the origination and acquisition of commercial and multifamily mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a commercial mortgage-backed securities (“CMBS”) primary issuance securitization or through a sale of whole loan interests to third-party investors. ZBNA has been engaged in the securitization of assets since 1988 when it began to securitize Small Business Administration loans.

ZBNA underwrites, originates and acquires mortgage loans secured by commercial or multifamily properties and, together with other sponsors and loan sellers, participates in securitization transactions by transferring the mortgage loans to an unaffiliated third party acting as depositor, which then transfers the mortgage loans to the issuing entity.

This is the twenty-third commercial mortgage securitization to which ZBNA is contributing loans. ZBNA securitized approximately $956 million of commercial mortgage loans in its prior securitizations.

In future transactions, it is anticipated that many of the commercial mortgage loans originated or acquired by ZBNA will be sold to securitizations in which ZBNA acts as a sponsor.

Review of ZBNA Mortgage Loans

Overview. ZBNA has conducted a review of the mortgage loans (the “ZBNA Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the ZBNA Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of ZBNA or one or more of its affiliates (the “ZBNA Review Team”). The review procedures described below were employed with respect to all of the ZBNA Mortgage Loans. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the ZBNA Review Team created a data tape (“ZBNA Data Tape”) of loan-level and property-level information relating to each ZBNA Mortgage Loan. The ZBNA Data Tape was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the ZBNA Review Team during the underwriting process. After origination of each ZBNA Mortgage Loan, the ZBNA Review Team updated the information in the ZBNA Data Tape with respect to the ZBNA Mortgage Loans from time to time based on applicable information from ZBNA, as interim servicer of the ZBNA Mortgage Loans, relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the ZBNA Review Team. The ZBNA Data Tape was used to provide the numerical information regarding the ZBNA Mortgage Loans in this prospectus.

Data Comparison and Recalculation. ZBNA engaged a third-party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by ZBNA, relating to information in this prospectus regarding the ZBNA Mortgage Loans. These procedures included:

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●	comparing the information in the ZBNA Data Tape against various source documents provided by ZBNA that are described in “—Database” above;
●	comparing numerical information regarding the ZBNA Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the ZBNA Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the ZBNA Mortgage Loans disclosed in this prospectus.

Legal Review. ZBNA engaged various law firms to conduct certain legal reviews of the ZBNA Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each ZBNA Mortgage Loan, origination counsel prepared a loan and property summary or completed a questionnaire that sets forth certain salient loan terms and summarizes material deviations from the ZBNA’s standard form loan documents. In anticipation of the securitization of each ZBNA Mortgage Loan, origination counsel for each ZBNA Mortgage Loan reviewed a form of securitization representations and warranties and, if applicable, identified exceptions to those representations and warranties.

ZBNA also engaged legal counsel in connection with this securitization to provide, among other things, a review of (i) one or more due diligence questionnaires completed by origination counsel and/or the ZBNA Review Team, (ii) the representations and warranties and exception reports relating to the ZBNA Mortgage Loans prepared by origination counsel, (iii) certain loan documents with respect to the ZBNA Mortgage Loans, and (iv) various statistical data tapes prepared by the ZBNA Review Team. Securitization counsel also reviewed the property release provisions, if any, for each ZBNA Mortgage Loan with multiple Mortgaged Properties for compliance with the Treasury Regulations.

Counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in this prospectus, based on their review of pertinent sections of the related mortgage loan documents.

Other Review Procedures. For each ZBNA Mortgage Loan originated by ZBNA, ZBNA conducted a search with respect to each borrower under the related ZBNA Mortgage Loan to determine whether it filed for bankruptcy. With respect to any material pending litigation of which ZBNA was aware at the origination of any ZBNA Mortgage Loan, ZBNA requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If ZBNA became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a ZBNA Mortgage Loan, ZBNA obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The ZBNA Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the ZBNA Mortgage Loans to determine whether any ZBNA Mortgage Loan materially deviated from the underwriting guidelines set forth in “—ZBNA’s Underwriting Guidelines and Process” below. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, ZBNA determined that the disclosure regarding the ZBNA Mortgage Loans in this prospectus is accurate in all material respects. ZBNA also determined that the ZBNA Mortgage Loans were originated in accordance with ZBNA’s origination procedures and underwriting criteria, except as described in “—Exceptions” below. ZBNA attributes to itself all findings and conclusions resulting from the foregoing review procedures.

ZBNA’s Underwriting Guidelines and Process

General. ZBNA has developed guidelines establishing certain procedures with respect to underwriting the ZBNA Mortgage Loans. All of the ZBNA Mortgage Loans were generally underwritten in accordance with the guidelines below (which guidelines are also generally applicable to mortgage loans acquired by ZBNA). In some instances, one or more provisions of the guidelines were waived or modified by ZBNA at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. Given the unique nature of commercial mortgaged properties, variations from these origination procedures and underwriting guidelines may occur as a result of various conditions, including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/loan sponsor, or any other pertinent information deemed material by ZBNA. Therefore, this general description of the

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ZBNA’s origination procedures and underwriting guidelines is not intended as a representation that every ZBNA Mortgage Loan complies entirely with all procedures and guidelines set forth below. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “—Exceptions” below.

Property Analysis. ZBNA performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, and other applicable demand drivers. ZBNA assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, ZBNA evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. ZBNA reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio.

Evaluation of the Borrower. ZBNA evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include a review of anti-money laundering or OFAC checks, obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities.

Loan Approval. All mortgage loans originated by ZBNA must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms, or decline a prospective mortgage loan transaction.

Debt Service Coverage Ratio and LTV Ratio. ZBNA’s underwriting includes a calculation of debt service coverage ratio and loan-to-value ratio in connection with the origination of each mortgage loan.

Generally, the debt service coverage ratios for ZBNA Mortgage Loans will be equal to or greater than 1.20x; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan (including amortization), the related mortgaged property (including tenant composition), loan-to-value ratio, reserves, borrower or other factors. Generally, the loan-to-value ratio for ZBNA Mortgage Loans will be equal to or less than 75%; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan (including amortization), the related mortgaged property (including tenant composition), debt service coverage ratio, reserves, sponsorship or other factors.

The aforementioned debt service coverage ratio requirements pertain to the underwritten cash flow at origination and may not hold true for each ZBNA Mortgage Loan as reported in this prospectus. Property and loan information is typically updated for securitization, including an update or re-underwriting of the property’s cash flow, which may reflect positive or negative developments at the property or in the market that have occurred since origination, possibly resulting in an increase or decrease in the debt service coverage ratio.

Additional Debt. Certain ZBNA Mortgage Loans may have, or permit in the future, certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that ZBNA may be the lender on that additional subordinate debt and/or mezzanine debt. The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

Amortization Requirements. ZBNA’s underwriting guidelines generally permit a maximum amortization period of 30 years, or interest-only payments through maturity or for an initial portion of the mortgage loan term; however, if the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus will reflect a calculation on the future (larger) amortizing loan payment.

Servicing. Interim servicing for the ZBNA Mortgage Loans prior to securitization will typically be performed by ZBNA or an unaffiliated third-party; however, primary servicing may occasionally be retained by certain qualified subservicers under established sub-servicing agreements with ZBNA, which primary servicing may be retained by such subservicers post-securitization. Accordingly, from time to time, the original third-party servicer may retain

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primary servicing. Otherwise, servicing responsibilities will be transferred from such third-party servicer to the master servicer of the securitization trust (and a primary servicer when applicable) on the Closing Date.

Assessment of Property Condition. As part of the origination and underwriting process, the property assessments and reports described below will typically be obtained:

(i)	Appraisals. ZBNA will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state certified appraiser, an appraiser belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, ZBNA will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal.
(ii)	Environmental Assessments. ZBNA will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, ZBNA may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, ZBNA might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. An environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. In some instances, ZBNA will engage an independent third party to review an environmental assessment and provide a summary of its findings. Depending on the findings of the initial environmental assessment, ZBNA may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.
(iii)	Engineering Assessments. In connection with the origination process, ZBNA may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, ZBNA will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.
(iv)	Seismic Report. A seismic report is required for all Mortgaged Properties located in seismic zones 3 or 4.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long-term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Title Insurance. The borrower is required to provide, and ZBNA or its origination counsel will typically review, a title insurance policy for each property. The title insurance policies provided typically must be: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) issued such that protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) issued such that if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, ZBNA typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the

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insurance proceeds are not being applied to rebuild or repair the damaged improvements. Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified as a special flood hazard area in the Federal Register by the Federal Emergency Management Agency. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts if such coverage is available at commercially reasonable rates. In some cases, there may be a cap on the amount that the related borrower will be required to expend on terrorism insurance. The mortgage loan documents typically also require the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders. The mortgage loan documents typically further require the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) or scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, ZBNA will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, ZBNA may require an endorsement to the title insurance policy or the acquisition of law and ordinance or similar insurance with respect to the particular non-conformity unless it determines that: (i) the nonconformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses. If a material violation exists with respect to a mortgaged property, ZBNA may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. ZBNA may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, ZBNA may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by ZBNA. Furthermore, ZBNA may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. Generally, subject to the discussion in this paragraph, the typical required escrows for mortgage loans originated by ZBNA are as follows:

●	Taxes—Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to
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provide the lender with sufficient funds to satisfy all taxes and assessments. ZBNA may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).

●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. ZBNA may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., 65% or less).
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. ZBNA relies on information provided by an independent engineer to make this determination. ZBNA may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).
●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, ZBNA generally requires that at least 100% - 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. ZBNA may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation or (iii) recommended costs do not exceed $50,000.
●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at origination of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with releasing the space occupied by such tenants. ZBNA may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the mortgaged property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated or (v) where there is a low loan-to-value ratio (i.e., 65% or less).

For a description of the escrows collected with respect to the ZBNA Mortgage Loans, please see Annex A to this prospectus.

Exceptions

One or more of the ZBNA Mortgage Loans may vary from the specific underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the ZBNA Mortgage Loans, ZBNA or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

None of the ZBNA Mortgage Loans were originated with any material exceptions from ZBNA’s underwriting guidelines described above.

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Compliance with Rule 15Ga-1 under the Exchange Act

ZBNA most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on January 5, 2026. ZBNA’s Central Index Key is 0000109380. As of March 31, 2026, ZBNA had no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither ZBNA nor any of its affiliates intends to retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. However, prior to the Closing Date, ZBNA or its affiliates may determine that they wish to retain certain Certificates. In addition, ZBNA or its affiliates may acquire Certificates in the secondary market. Any such party will have the right to dispose of any such Certificates (whether acquired on the Closing Date or in the secondary market) at any time.

The information set forth under “—Zions Bancorporation, N.A.” has been provided by ZBNA.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans (and any Trust Subordinate Companion Loans) in an amount equal to the excess, if any, of:

(a)       the sum of any proceeds received from the sale of the Certificates to investors and any proceeds received from the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association, for the master servicing of the Mortgage Loans (and any Trust Subordinate Companion Loans) and primary servicing of certain of the Serviced Loans, over

(b)       the sum of the costs and expense of originating or acquiring the Mortgage Loans (and any Trust Subordinate Companion Loans) and the costs and expenses related to the issuance, offering and/or sale of the Certificates as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Depositor

BMO Commercial Mortgage Securities LLC is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a limited liability company formed in the State of Delaware on March 17, 2021 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 151 West 42nd Street, New York, New York 10036. Its telephone number is 212-885-4000.

The Depositor is a wholly-owned subsidiary of BMO Financial, an affiliate of BMO, a Sponsor and an originator, and an affiliate of BMO Capital Markets Corp., one of the underwriters. BMO Financial is a wholly-owned subsidiary of the Bank of Montreal.

The Depositor was formed for the purposes of engaging in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor expects to generally acquire the commercial and multifamily mortgage loans from BMO or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

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The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans.

On the Closing Date, the Depositor will acquire the Mortgage Loans (and any Trust Subordinate Companion Loans) from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders and any Loan-Specific Certificateholders. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates, any Loan-Specific Certificates and the Mortgage Loans (and any Trust Subordinate Companion Loans). The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan (or Trust Subordinate Companion Loan), (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders, and any Loan-Specific Certificateholders, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates.

The Issuing Entity

The Issuing Entity, BMO 2026-5C15 Mortgage Trust, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans, any Trust Subordinate Companion Loans and any REO Property, disposing of Defaulted Mortgage Loans, defaulted Trust Subordinate Companion Loans and REO Property, issuing the Certificates, any Loan-Specific Certificates, making distributions, providing reports to Certificateholders and any Loan-Specific Certificateholders, and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Back-Up Advancing Agent may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Back-Up Advancing Agent may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer, including any discretionary activities performed by each of them, is set forth under “—The Trustee and the Certificate Administrator”, “—Servicers—The Master Servicer”, “—Servicers—The Special Servicer”, “—Servicers—The Outside Servicers and the Outside Special Servicers”, “—The Operating Advisor and the Asset Representations Reviewer”, “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans, any Trust Subordinate Companion Loans and any REO Properties (and, with respect to a Whole Loan, solely the Issuing Entity’s interest in any REO property acquired with respect to such Whole Loan pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the

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Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans, any Trust Subordinate Companion Loans and any REO Properties (and, with respect to a Whole Loan, solely the Issuing Entity’s interest in any REO property acquired with respect to such Whole Loan pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans (and any Trust Subordinate Companion Loans) to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans (and any Trust Subordinate Companion Loans) from the Sponsors, as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee and the Certificate Administrator

Computershare Trust Company, N.A. (“Computershare Trust Company”) will act as trustee, certificate administrator and custodian under the Pooling and Servicing agreement. Computershare Trust Company is a national banking association and a wholly-owned subsidiary of Computershare Limited (“Computershare Limited”), an Australian financial services company with approximately $5.1 billion (USD) in assets as of December 31, 2025. Computershare Limited and its affiliates have been engaging in financial service activities, including stock transfer related services, since 1997, and corporate trust related services since 2000. Computershare Trust Company provides corporate trust, custody, securities transfer, cash management, investment management and other financial and fiduciary services, and has been engaged in providing financial services, including corporate trust services, since 2000. The transaction parties may maintain commercial relationships with Computershare Trust Company and its affiliates. Computershare Trust Company maintains corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations), and its office for certificate transfer services is located at 1505 Energy Park Drive, St. Paul, Minnesota 55108.

On November 1, 2021, Wells Fargo Bank, N.A. and Wells Fargo Delaware Trust Company, N.A. (collectively “Wells Fargo”) sold substantially all of its Corporate Trust Services (“CTS”) business to Computershare Limited, Computershare Trust Company, and Computershare Delaware Trust Company (collectively, “Computershare”). Virtually all CTS employees of Wells Fargo, along with most existing CTS systems, technology, and offices transferred to Computershare as part of the sale. On and after November 1, 2021, Wells Fargo has been transferring its roles, duties, rights, and liabilities under the relevant transaction agreements to Computershare. For any transaction where the roles of Wells Fargo have not yet transferred to Computershare, Computershare, as of November 1, 2021, performs all or virtually all of the obligations of Wells Fargo as its agent as of such date.

Trustee

Computershare Trust Company will act as Trustee pursuant to the Pooling and Servicing Agreement. Computershare Trust Company has provided corporate trust related services since 2000 through its predecessors and affiliates. Computershare Trust Company provides trustee services for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities, and collateralized debt obligations. As of December 31, 2025, Computershare Trust Company was acting in some cases as the named trustee or indenture trustee, and in most cases as agent for the named trustee or indenture trustee, on approximately 653 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $419 billion (USD).

In its capacity as trustee on commercial mortgage securitizations, Computershare Trust Company is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In

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the past three years, neither Computershare Trust Company, nor the CTS business it acquired from Wells Fargo Bank, has been required to make an advance on a commercial mortgage-backed securities transaction.

Certificate Administrator

Under the terms of the Pooling and Servicing Agreement, Computershare Trust Company is responsible for securities administration, which includes pool performance calculations, distribution calculations, and the preparation of monthly distribution reports. As certificate administrator, Computershare Trust Company is responsible for the preparation and filing of all REMIC tax returns on behalf of the trust REMICs and all grantor trust tax returns to the extent required under the Pooling and Servicing Agreement the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K, and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the business of securities administration since June 30, 1995. As of December 31, 2025, Computershare Trust Company was acting in some cases as the certificate administrator, and in most cases as agent for the certificate administrator, on approximately 1,338 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of more than $746 billion (USD).

As a result of Computershare Trust Company not being a deposit-taking institution, any cash credited to the accounts that the Certificate Administrator is required to maintain pursuant to the Pooling and Servicing Agreement will be held by one or more institutions in a manner satisfying the requirements of the Pooling and Servicing Agreement, including any applicable eligibility criteria for account banks set forth therein.

Custodian

Computershare Trust Company will act as the custodian of the mortgage loan files pursuant to the Pooling and Servicing Agreement. In that capacity, Computershare Trust Company is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders. Computershare Trust Company maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the mortgage document custody business for more than 25 years. As of December 31, 2025, Computershare Trust Company was acting in some cases as the custodian, and in most cases as agent for the custodian, for approximately 458,363 commercial mortgage loan files.

Computershare Trust Company, through the CTS business acquired from Wells Fargo Bank, serves or may have served within the past two years as loan file custodian or the agent of the loan file custodian for various mortgage loans owned by one or more sponsors or their affiliates and anticipates that one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review, and safekeeping of mortgage loan files.

For five CMBS transactions, Computershare Trust Company disclosed transaction-level material noncompliance related to its CMBS bond administration function on its 2025 annual statement of compliance furnished pursuant to Item 1123 of Regulation AB for each such transaction (each, a “Subject 2025 Computershare CMBS Annual Statement of Compliance”).

For one CMBS transaction, the related Subject 2025 Computershare CMBS Annual Statement of Compliance disclosed an administrative error relating to an internal update that set certain payments to be manually processed that resulted in three classes of certificates not receiving their distribution on the related distribution date. Computershare Trust Company revised the distribution to correct the error within seven days of the related distribution date.

For two CMBS transactions, the related Subject 2025 Computershare CMBS Annual Statement of Compliance disclosed an administrative error relating to certain settings within the applicable payment model that resulted in an overpayment to one class of certificates and a corresponding aggregate underpayment to five classes of certificates for one such transaction, and an overpayment to one class of certificates and a corresponding aggregate underpayment to two classes of certificates for such other transaction, in each case, on the related distribution date.

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Computershare Trust Company revised the distribution for each transaction to correct the error within five days and six days, respectively, of the applicable distribution date.

For one CMBS transaction, the related Subject 2025 Computershare CMBS Annual Statement of Compliance disclosed an administrative error relating to processing a pool level adjustment in the servicer’s report that resulted in an underpayment to six classes of certificates on the related distribution date. Computershare Trust Company revised the distribution to correct the payment error the following month.

For one CMBS transaction, the related Subject 2025 Computershare CMBS Annual Statement of Compliance disclosed an administrative error relating to an off-cycle adjustment that resulted in one class of certificates not receiving its principal distribution on the related distribution date. Computershare Trust Company revised the distribution to correct the payment error prior to the next distribution date.

For each of the five CMBS transactions, the related Subject 2025 Computershare CMBS Annual Statement of Compliance states that Computershare Trust Company has reinforced its policies or implemented necessary changes to its procedures and controls in an effort to prevent a reoccurrence of the errors.

The foregoing information set forth under this “—The Trustee and the Certificate Administrator” heading has been provided by Computershare Trust Company.

For a description of any material affiliations, relationships and related transactions between the Trustee, the Certificate Administrator and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) and the Special Servicer will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

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The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association (“Midland”), is expected to act as the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Serviced Mortgage Loans and any Serviced Companion Loans pursuant to the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable loan seller.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing and asset management for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities (“CMBS”) by S&P Global Ratings (“S&P”), Moody’s Investors Service, Inc., Fitch, DBRS, Inc. (“Morningstar DBRS”) and KBRA. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar DBRS. For each category, S&P ranks Midland as “Strong”. Morningstar DBRS ranks Midland as “MOR CS2” for master servicer, “MOR CS1” for primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2+” for master servicer, “CPS2+” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed.

Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. While Midland operates under a work from home strategy for certain personnel, Midland’s policies, operating procedures and business continuity plan contemplate and provide the mechanism for any Midland personnel currently working in the office to transition to work from home as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes.

In accordance with the Pooling and Servicing Agreement, Midland has engaged (or may in the future engage) one or more third-party vendors and/or affiliates to support Midland’s performance of certain duties and/or obligations under the Pooling and Servicing Agreement, including, but not limited to, with respect to one or more of the following tasks:

●	converting and de-converting loans to or from the servicing system and setting up any applicable cash management waterfall;
●	calculating certain amounts such as principal and interest payments, default interest, deferred interest, rent escalations, financial statement penalty fees, payoff amounts and other ad hoc items;
●	calculating remittances and allocated loan and appraisal reduction amounts and preparing remittance reports and other related reports, including Schedule AL;
●	administering certain aspects relating to reserve account disbursement requests;
●	assisting with the collection of financial/operating statements and rent rolls and performing operating statement and rent roll spreading activities;
●	monitoring covenant compliance and occupancy and tenant-related triggers, completing certain covenant calculations, tests and related analyses and identifying loans for Midland to proceed with cash management implementation;
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●	UCC, tax and insurance-related researching, monitoring, filing, reporting, collecting and tracking, and lien release filing and tracking;
●	performing property inspections and preparing the related property inspection reports;
●	updating of the servicing system periodically with certain information, such as with respect to borrower, collateral, loan terms, escrows, reserves, covenants, loan-level transactions (i.e., amendments, assumptions, defeasances, etc.) and servicing fees;
●	processing loan and bring current statements and updating receivables;
●	per Midland’s requirements, generating certain correspondence including hello letters, missed payment letters, financial statement demand letters and event of default letters; and
●	one or more additional tasks assigned by Midland; provided, however, such tasks will not include holding or collecting funds or performing asset management (other than document review and preparation in support of Midland’s asset managers’ processing of certain asset management transactions).

Notwithstanding the foregoing, Midland will remain responsible for Midland’s duties and/or obligations under the Pooling and Servicing Agreement. Midland monitors and oversees its third-party vendors in compliance with its internal procedures, the Pooling and Servicing Agreement and applicable law.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Pooling and Servicing Agreement.

Midland currently maintains an Internet-based investor reporting system, CRE Servicing Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CRE Servicing Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CRE Servicing Insight®.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the applicable Servicing Fee Rate minus (A) with respect to the Serviced Mortgage Loans (i) if no primary servicing fee rate or subservicing fee rate is payable to a party other than Midland, 0.00125% or (ii) if a primary servicing fee rate or subservicing fee rate is payable to a party other than Midland, 0.000625% plus any such primary servicing fee rate or subservicing fee rate payable to a party other than Midland; or (B) with respect to any Outside Serviced Mortgage Loan, 0.000625%, but which may be reduced under certain circumstances as provided in the Pooling and Servicing Agreement.

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As of March 31, 2026, Midland was master and primary servicing approximately 19,070 commercial and multifamily mortgage loans with a principal balance of approximately $429 billion. The collateral for such loans may be located in all 50 states, the District of Columbia, Puerto Rico, Guam, US Virgin Islands and Canada. Approximately 13,878 of such loans, with a total principal balance of approximately $354 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2023 to 2025.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2023	2024	2025
CMBS	$336	$347	$352
Other	$244	$173	$156
Total	$580	$521	$508

As of March 31, 2026, Midland was named the special servicer in approximately 296 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $104 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 208 assets with an outstanding principal balance of approximately $5.2 billion.

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2023 to 2025.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2023	2024	2025
Total	$119	$118	$105

Midland may enter into one or more arrangements with a Directing Holder, a Controlling Class Certificateholder, any directing certificateholder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for (i) a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation and/or (ii) certain services, in each case, in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the Pooling and Servicing Agreement and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

From time to time, Midland and/or its affiliates may purchase or sell securities, including, CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

Pursuant to certain interim servicing agreements between Bank of Montreal and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between 3650 Capital SCF LOE I(A), LLC, and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

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Pursuant to certain interim servicing agreements between Goldman Sachs Mortgage Company and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between Societe Generale Financial Corporation and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between UBS AG New York Branch and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, National Association and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans.

Midland is also (i) the master servicer under the BMO 2025-5C13 pooling and servicing agreement, pursuant to which The Rockwell Whole Loan is being serviced, (ii) the master servicer and, solely with respect to the Crossgates Mall Whole Loan, the special servicer under the WFCM 2025-5C7 pooling and servicing agreement, pursuant to which the Crossgates Mall Whole Loan is initially being serviced until the related servicing shift date, (iii) the servicer under the MTN 2026-LPFX trust and servicing agreement, pursuant to which the Mountain Industrial Portfolio Whole Loan is being serviced, and (iv) the master servicer under the BANK5 2026-5YR21 pooling and servicing agreement, pursuant to which the 1500 Post Oak Boulevard Whole Loan is being serviced.

PNC Bank, National Association (“PNC Bank”), and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than Midland.

Midland does not make any representations as to the validity or sufficiency of the Pooling and Servicing Agreement (other than as to it being a valid obligation of Midland as Master Servicer), the Certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by Midland) or any related documents.

The foregoing information concerning the Master Servicer has been provided by Midland.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer's ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loans), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer's obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer's rights and obligations with respect to indemnification, and certain limitations on the Master Servicer's liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

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Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer's removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

3650 REIT Loan Servicing LLC, a Delaware limited liability company (“3650 Servicing”) is expected to be appointed to act as the special servicer under the Pooling and Servicing Agreement (the “Special Servicer”). In such capacity, the special servicer will be responsible for the servicing and administration of the Specially Serviced Loans (other than any Excluded Special Servicer Mortgage Loan) and REO Properties pursuant to the Pooling and Servicing Agreement. In addition, 3650 Servicing is an Outside Special Servicer with respect to one (1) Outside Serviced Mortgage Loan (any such mortgage loan, a “3650 Servicing Outside Serviced Mortgage Loan”).

3650 Servicing maintains its principal servicing office at 2977 McFarlane Road, Suite #300 Miami, FL 33133.

3650 Servicing has been engaged in the servicing of commercial mortgage loans since approximately 2017. 3650 Servicing currently has a commercial mortgage-backed securities special servicer rating of “CSS2-” by Fitch and “MOR CS3” by Morningstar DBRS, and is also an approved Special Servicer by KBRA, Moody’s and S&P.

3650 Servicing is an affiliate of 3650 Capital, the Retaining Sponsor, a mortgage loan seller, an originator, the anticipated holder (or the parent of the anticipated holder) of the Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates and the initial Controlling Class Representative. 3650 Servicing is also an affiliate of 3650 Capital, the holder of the companion loans for which the noteholder is identified as “3650 Capital” in the table titled “Whole Loan Controlling Notes and Non-Controlling Notes" under “Description of the Mortgage Pool—The Whole Loans—General”.

3650 REIT Holding Company LLC, together with its subsidiary 3650 Servicing, had approximately 76 employees as of March 31, 2026 and is headquartered in Miami with offices located in New York City, Los Angeles, Atlanta, and Dallas, with a presence in Washington D.C. and Nashville.

3650 Servicing has detailed operating policies and procedures which, pursuant to such policies and procedures are scheduled to be reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. 3650 Servicing has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by 3650 Servicing for any particular mortgage loan depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

3650 Servicing is subject to an annual external audit. Pursuant to 3650 Servicing’s policies and procedures the annual external audit occurred in March 2026.

3650 Servicing maintains a cloud-based surveillance and asset management system that contains performance information at the portfolio, loan and property levels on the various loans that it services, which system also has the capacity to aggregate performance information on any REO assets that it may service. Additionally, 3650 Servicing has a formal, documented disaster recovery and business continuity plan.

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The table below sets forth information about 3650 Servicing’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the date indicated:

CMBS Transactions	As of 3/31/2026
Number of CMBS Transactions Named Special Servicer	23
Approximate Aggregate Unpaid Principal Balance(1)	$15.4 billion
Approximate Number of Specially Serviced Loans or REO Loans(2)	13
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Loans(2)	$1,019.2 million

(1)	Includes all commercial and multifamily mortgage loans and related REO Loans in 3650 Servicing’s portfolio for which 3650 Servicing is the named special servicer, regardless of whether such mortgage loans and related REO Loans are, as of the specified date, specially serviced by 3650 Servicing.
(2)	Includes only those commercial and multifamily mortgage loans and related REO Loans in 3650 Servicing’s portfolio for which 3650 Servicing is the named special servicer that are, as of the specified date, specially serviced by 3650 Servicing. Does not include any resolutions during the specified year.

In its capacity as the Special Servicer or Outside Special Servicer, 3650 Servicing will not have primary responsibility for custody services of original documents evidencing the Serviced Mortgage Loans or any 3650 Servicing Outside Serviced Mortgage Loan. 3650 Servicing may from time to time have custody of certain of such documents as necessary for enforcement actions involving the Serviced Mortgage Loans, any 3650 Servicing Outside Serviced Mortgage Loan or otherwise. To the extent that 3650 Servicing has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the applicable servicing standard.

3650 Servicing does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it anticipates acting as special servicer. In certain instances 3650 Servicing may have the right to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer. Generally, 3650 Servicing’s servicing functions under pooling and servicing agreements will not include collection on the pool assets, however 3650 Servicing will maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements.

There are, to the actual current knowledge of 3650 Servicing, no special or unique factors of a material nature involved in special servicing the particular types of assets included in this transaction, as compared to the types of assets included in other commercial mortgage-backed securitization pools generally. 3650 Servicing’s processes and procedures with respect to this transaction will not materially differ from the processes and procedures to be employed by 3650 Servicing in connection with its special servicing of commercial mortgage-backed securitization pools generally. There have not been any material changes to the policies or procedures of 3650 Servicing in the servicing functions it will perform under the Pooling and Servicing Agreement or any applicable Outside Servicing Agreement for assets of the same type included in this transaction since the update of such policies and procedures effective in December 2023. 3650 Servicing periodically reviews and revises its policies and procedures.

No securitization transaction in which 3650 Servicing has acted or is acting as special servicer has experienced a servicer event of default as a result of any action or inaction of 3650 Servicing as special servicer, including as a result of a failure by 3650 Servicing to comply with the applicable servicing criteria in connection with any securitization transaction. 3650 Servicing has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. 3650 Servicing has not yet been required to make an advance with respect to any securitization transaction. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by 3650 Servicing in connection with any securitization in which 3650 Servicing was acting as special servicer.

3650 Servicing does not believe that its financial condition will have any adverse effect on the performance of its duties under the Pooling and Servicing Agreement or any applicable Outside Servicing Agreement and, accordingly, 3650 Servicing believes that its financial condition will not have any material impact on Mortgage Loan performance or the performance of the certificates.

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From time to time 3650 Servicing may be a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. 3650 Servicing does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the Mortgage Loans pursuant to the Pooling and Servicing Agreement or any applicable Outside Servicing Agreement. There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against 3650 Servicing or of which any of its property is the subject, that are material to the Certificateholders.

3650 Servicing may occasionally engage consultants to perform property inspections and to provide surveillance on a property and such property’s local market; 3650 Servicing currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of possibly outsourcing some basic servicing functions.

In the commercial mortgage-backed securitizations in which 3650 Servicing acts as special servicer, 3650 Servicing may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, 3650 Servicing’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace 3650 Servicing as the special servicer.

Except as described above and except with respect to any fees 3650 Servicing will receive in its capacity as the Special Servicer, neither 3650 Servicing nor any of its affiliates expects to retain any Certificates issued by the issuing entity or any other economic interest in this securitization (except that 3650 Servicing will be entitled to compensation for (i) acting as Outside Special Servicer with respect to each 3650 Servicing Outside Serviced Mortgage Loan and (ii) its limited (non-cashiering) sub-servicing duties with respect to certain of the 3650 Capital Mortgage Loans). However, 3650 Servicing or its affiliates may, in the future, own interests in certain other Classes of Certificates. Any such party will have the right to dispose of such Certificates at any time, except as described under “Credit Risk Retention”. 3650 Servicing or an affiliate assisted 3650 Capital and/or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.

Except as disclosed herein and except for 3650 Servicing acting as Special Servicer, an Outside Special Servicer and a limited (non-cashiering) subservicer for this transaction, there are no specific relationships that are material involving or relating to this transaction or the Mortgage Loans between 3650 Servicing or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed herein, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this transaction – between 3650 Servicing or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the certificates.

The foregoing information set forth under this “—The Special Servicer” heading regarding 3650 Servicing has been provided by 3650 Servicing.

The Special Servicer may enter into one or more arrangements with the Directing Holder or any other person who has the right to remove, or vote to remove, the Special Servicer, to provide for a discount and/or revenue sharing with respect to certain Special Servicer compensation. The Directing Holder, a Controlling Class Certificateholder and/or other persons or Certificateholders who have the right to remove, or vote to remove, the Special Servicer may further consider any such economic arrangements with the Special Servicer or a prospective replacement special servicer in entering into any decision to appoint or replace such party from time to time, and such considerations would not be required to take into account the best interests of any Certificateholder. See “Risk Factors—Risks Related to Conflict of Interests—Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer”.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction

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Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. Certain terms of the Pooling and Servicing Agreement regarding the Special Servicer’s removal or replacement, are described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The Special Servicer’s rights and obligations with respect to indemnification, and certain limitations on the Special Servicer’s liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Outside Servicers and the Outside Special Servicers

For information regarding the Outside Servicers and Outside Special Servicers and each of the Outside Servicing Agreements (to the extent definitively identified as of the date of this prospectus) pursuant to which the Outside Servicers and Outside Special Servicers are obligated to service the applicable Outside Serviced Whole Loans, see “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

BSP Special Servicer, LLC

BSP Special Servicer, LLC, a Delaware limited liability company (“BSP Special Servicer”), is an affiliate of BSPRT CMBS Finance, LLC, an originator and a Mortgage Loan Seller, and is the outside special servicer under the MTN 2026-LPFX TSA, pursuant to which the Mountain Industrial Portfolio Whole Loan is currently being serviced and administered. In its capacity as outside special servicer, BSP Special Servicer will be responsible for the servicing and administration of the Mountain Industrial Portfolio Whole Loan pursuant to the MTN 2026-LPFX TSA. The principal place of business of BSP Special Servicer is located at One Madison Avenue, Suite 1600 New York, NY 10010.

The special servicer ratings of BSP Special Servicer are “AVERAGE” by S&P, “MOR CS3” by Morningstar DBRS and “CLLSS3” by Fitch. BSP Special Servicer was reviewed by KBRA and approved as a CMBS special servicer.

BSP Special Servicer has five years of experience in special servicing, with special servicing activities beginning in February 2021. Since 2020, a total of 383 loans have been resolved or modified, representing approximately $14.5 billion in total commitments. Please refer to the below for details of BSP Special Servicer’s procedures for the servicing function.

Loan Performance Monitoring

●	Status Calls - On weekly basis, BSP Special Servicer conducts status calls with the outside servicer to walk through the portfolio. This is a double check against the daily updates BSP Special Servicer receives from each asset manager in real time. It is also helpful for communicating expectations, setting consistent standards and communicating efficiently to the whole outside servicer group.
●	Covenant Testing - On monthly basis, BSP Special Servicer requires the outside servicer to submit updated financials and covenant testing. Within a week of submission, the asset management team reviews all the information and communicates questions/corrections to the outside servicer. BSP Special Servicer also takes any necessary further action, such as directing any cash flow sweep triggers, etc.
●	Quarterly Asset Review - On quarterly basis, BSP Special Servicer prepares updated asset summaries including quantitative and qualitative information as well as reserve balances, etc. An asset management team member reviews and makes adjustments, as necessary, to every summary before
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formatting for external and internal reporting. The head of BSP Special Servicer also reviews a sample of approximately 50% of the portfolio, including all watch list loans, proposed watchlist additions/subtractions as well as all loans above $75mm and a sample of others. BSP Special Servicer also holds a quarterly meeting with credit committee members, senior management, finance and legal and walks through a comprehensive update of the portfolio. During this meeting, credit committee members assign risk ratings to each loan including watchlist loans. These ratings are used by the finance group for reporting purposes and internally to identify higher-risk loans.

●	Draws - On ongoing basis, BSP Special Servicer reviews all documents, budgets, title updates, engineering reports, and eventually approves/denies all draws whether from reserves or future funding. For future funding advances above $500k, the asset management team also provides comprehensive status updates to investment committee members and obtains their approval.
●	Miscellaneous - On ongoing basis, BSP Special Servicer coordinates with sponsors, counsel, finance team, underwriting team, securitization team, line lenders and others on a wide range of requests including but not limited to lease approvals, documentation filing, modifications, reserve replenishments, performance summary requests, etc.

Internal Watchlist Process

●	Internal Watchlist - On an ongoing basis, BSP Special Servicer identifies higher risk loans based on defaults, litigation, underperformance, delays, failure to meet covenants, and other various potentially detrimental changes. These loans are promptly added to an internal watchlist (the “Internal Watchlist”) and various measures are taken to mitigate outcomes. It should be noted that the Internal Watchlist is more robust and driven by far more nuanced risk evaluation while the Servicer’s Watchlist is primarily driven by sub 1.0x DSCR. Internal Watchlist at times contains loans that cover above 1.0x due to other potential concerns.
●	Review of Financials and Internal Valuation - Once a loan is placed on the Internal Watchlist, updates to financials are prioritized (as soon as submitted by sponsor), cash flows are re-underwritten and valuation is updated as new information becomes available. This is completed by the BSP Special Servicer team, sometimes in consultation with the underwriting team and the Chief Credit Officer.
●	Bi-Weekly Calls with Sponsor - BSP Special Servicer communicates closely with the sponsors and holds update calls at a minimum bi-weekly and sometimes as often as daily.
●	Cash Flow Sweep - Triggers are implemented, as applicable, and BSP Special Servicer works with the outside servicer to make sure accounts are properly set up and borrowers are depositing all revenues into the respective lockboxes. The asset management team completes in consultation with the legal team.
●	Strategy - BSP Special Servicer, in consultation with the legal team and investment committee members, develops potential strategies to improve the credit. These often include, but are not limited to: additional equity contributions, changes to structural features such as additional reserves; potential paydowns; rate changes; modifications to covenants/dates/thresholds such as cash management triggers, completion dates, replenishment thresholds etc.; cutting mezzanine pieces and selling to third parties; and others.
●	Ongoing Updates - BSP Special Servicer prepares updates for senior management and keeps team members up-to-date on daily basis. Final modification decisions are approved by a majority of the investment committee pursuant to the internal modification approval process.

Internal Workout Group

●	Internal Watchlist - On an ongoing basis, BSP Special Servicer identifies higher risk loans based on defaults, litigation, underperformance, delays, failure to meet covenants, and other various potentially detrimental changes. These loans are promptly added to the Internal Watchlist and various measures are taken to mitigate outcomes. It should be noted that the Internal Watchlist is more robust and driven
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by far more nuanced risk evaluation while the Servicer’s Watchlist is primarily driven by sub 1.0x DSCR. Internal Watchlist at times contains loans that cover above 1.0x due to other potential concerns.

●	Review of Financials and Internal Valuation - Once a loan is placed on the Internal Watchlist, updates to financials are prioritized (as soon as submitted by sponsor), cash flows are re-underwritten and valuation is updated as new information becomes available. This is completed by the BSP Special Servicer team, sometimes in consultation with the underwriting team and the Chief Credit Officer.
●	Bi-Weekly Calls with Sponsor - BSP Special Servicer communicates closely with the sponsors and holds update calls at a minimum bi-weekly and sometimes as often as daily.
●	Cash Flow Sweep - Triggers are implemented, as applicable, and BSP Special Servicer works with Servicer to make sure accounts are properly set up and borrowers are depositing all revenues into the respective lockboxes. The asset management team completes in consultation with the legal team.
●	Strategy - BSP Special Servicer, in consultation with the legal team and investment committee members, develops potential strategies to improve the credit. These often include, but are not limited to: additional equity contributions, changes to structural features such as additional reserves; potential paydowns; rate changes; modifications to covenants/dates/thresholds such as cash management triggers, completion dates, replenishment thresholds etc.; cutting mezzanine pieces and selling to third parties; and others.
●	Ongoing Updates - BSP Special Servicer prepares updates for senior management and keeps team members up-to-date on daily basis. Final modification decisions are approved by a majority of the investment committee pursuant to the internal modification approval process.
●	Default Interest and Late Fees - BSP Special Servicer coordinates with finance team and the outside servicer to start accruing default interest and late fees, as applicable.
●	Sponsor Negotiations - BSP Special Servicer coordinates discussions with sponsors regarding potential resolutions (payoffs, paydowns, modifications, waivers, forbearance, etc.).
●	Investment Committee Updates - BSP Special Servicer keeps the investment committee appraised of material developments and proposed restructuring. All final modifications have to be approved by a majority of the investment committee.
●	REO Team Updates - For loans where BSP Special Servicer has commenced foreclosure or the deed-in-lieu process, BSP Special Servicer holds weekly updates with the REO team. BSP Special Servicer consults with the REO team on operational matters such as transitioning management companies, accounting systems, contracts, payables, and insurance, among others.
●	Accounting Team Updates - BSP Special Servicer holds periodic updates with the accounting team and consults on matters including, but not limited to: Internal Watchlist opening new operating accounts, transitioning financials/accounting systems, shortfall fundings, etc.

The information set forth above under this sub-heading “—BSP Special Servicer, LLC” regarding BSP Special Servicer has been provided by BSP Special Servicer.

The Operating Advisor and the Asset Representations Reviewer

BellOak, LLC (“BellOak”) will act as the operating advisor and asset representations reviewer under the Pooling and Servicing Agreement with respect to each Mortgage Loan (other than any Outside Serviced Mortgage Loan). BellOak has an address at 1717McKinney Avenue, 12th Floor, Dallas, Texas 75202 and its telephone number is (332) 236-8495.

BellOak is a privately held commercial real estate finance advisory firm headquartered in Dallas, Texas. BellOak is a dedicated CMBS Operating Advisor that has been organized to provide the requisite independent, third-party surveillance and oversight on behalf of CMBS certificateholders.

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BellOak’s technology utilizes an asset management platform that leverages proprietary software with a dedicated technology team to customize for idiosyncratic needs.

There are no legal proceedings pending against BellOak, or any property of BellOak, that are material to the Certificateholders, nor does BellOak have actual knowledge of any proceedings of this type contemplated by governmental authorities.

As of March 31, 2026, BellOak was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions or other similar transactions with an approximate aggregate initial principal balance of $69.0 billion issued in 94 transactions.

As of March 31, 2026, BellOak was acting as asset representations reviewer for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $26.8 billion issued in 33 transactions.

BellOak satisfies each of the standards of “Eligible Operating Advisor” set forth in “The Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor”. BellOak: (a) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, KBRA, S&P and/or Morningstar DBRS and none of those rating agencies has qualified, downgraded or withdrawn any of its rating or ratings of one or more classes of certificates for any such transaction citing concerns with BellOak as the sole or material factor in such rating action; (b) (x) has (or all of the personnel responsible for supervising the Operating Advisor’s performance of its obligations under the Pooling and Servicing Agreement have) been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has (or all of the personnel responsible for supervising the Operating Advisor’s performance of its obligations under the Pooling and Servicing Agreement have) at least five years of experience in collateral analysis and loss projections, and (y) has (or all of the personnel responsible for supervising the Operating Advisor’s performance of its obligations under the Pooling and Servicing Agreement have) at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (c) can and is making the representations and warranties as operating advisor set forth in the Pooling and Servicing Agreement, including to the effect that it possesses sufficient financial strength to fulfil its duties and responsibilities pursuant to the Pooling and Servicing Agreement over the life of the Issuing Entity; (d) is not (and is not affiliated (including Risk Retention Affiliated) with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing Holder, the Retaining Sponsor, any Consulting Party (other than the Operating Advisor) or a depositor, trustee, certificate administrator, master servicer, or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates (including Risk Retention Affiliates); (e) in the case of an EHRI Trust Subordinate Companion Loan Securitization, is not a Risk Retention Affiliate of the applicable Loan-Specific retaining third party purchaser, or any other Impermissible Risk Retention Affiliate); (f) has not been paid by the Special Servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the Pooling and Servicing Agreement or (y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor special servicer to become the Special Servicer; and (g) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates (or, in the case of an EHRI Trust Subordinate Companion Loan Securitization, any Loan-Specific Certificates), any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than its fees from its role as Operating Advisor; provided that BellOak, in its capacity as Asset Representations Reviewer, is entitled to receive related fees as set forth in the Pooling and Servicing Agreement.

In addition, BellOak believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding BellOak has been provided by BellOak.

For a description of any material affiliations, relationships and related transactions between the Operating Advisor or the Asset Representations Reviewer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

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Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of (i) BMO, a Sponsor and an originator, and (ii) BMO Capital Markets Corp., one of the underwriters.

GSMC, a Sponsor, is an affiliate of Goldman Sachs & Co. LLC, one of the underwriters.

SGFC, a Sponsor and an originator, is an affiliate of SG Americas Securities, LLC, one of the underwriters.

UBS AG New York Branch, a Sponsor and an originator, is an affiliate of UBS Securities LLC, one of the underwriters.

Wells Fargo Bank, a Sponsor and an originator, is an affiliate of Wells Fargo Securities, LLC, one of the underwriters.

Midland is also (i) the master servicer under the BMO 2025-5C13 pooling and servicing agreement, pursuant to which The Rockwell Whole Loan is being serviced, (ii) the master servicer and, solely with respect to the Crossgates Mall Whole Loan, the special servicer under the WFCM 2025-5C7 pooling and servicing agreement, pursuant to which the Crossgates Mall Whole Loan is initially being serviced until the related servicing shift date, (iii) the servicer under the MTN 2026-LPFX trust and servicing agreement, pursuant to which the Mountain Industrial Portfolio Whole Loan is being serviced, and (iv) the master servicer under the BANK5 2026-5YR21 pooling and servicing agreement, pursuant to which the 1500 Post Oak Boulevard Whole Loan is being serviced.

3650 Capital, a Sponsor, an originator, the Retaining Sponsor, and the expected initial Controlling Class Representative, is an affiliate of (i) the initial holder of the HRR Certificates, which is a “majority-owned affiliate”(as defined in Regulation RR) of 3650 Capital, and (ii) 3650 Servicing, the initial special servicer with respect to the Serviced Mortgage Loans and Serviced Whole Loans (other than any Excluded Special Servicer Mortgage Loan), an Outside Special Servicer with respect to The Rockwell Whole Loan (1.2%) and a limited (non-cashiering) subservicer.

BellOak, the Operating Advisor and Asset Representations Reviewer, is (i) the operating advisor and asset representations reviewer with respect to the Admiral's Cove Mortgage Loan and the Prospect Place Apartments Mortgage Loan, which are currently being serviced under the BBCMS 2026-5C41 pooling and servicing agreement, (ii) the operating advisor and asset representations reviewer with respect to the Crossgates Mall Mortgage Loan, which is currently being serviced under the WFCM 2025-5C7 pooling and servicing agreement, (iii) the operating

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advisor and asset representations reviewer with respect to the Seneca One Mortgage Loan, which is currently being serviced under the Benchmark 2026-V21 pooling and servicing agreement, (iv) the operating advisor and asset representations reviewer with respect to The Towers at Cupertino City Mortgage Loan, which is currently being serviced under the BANK5 2026-5YR22 pooling and servicing agreement, and (v) the operating advisor and asset representations reviewer with respect to The Rockwell Mortgage Loan, which is currently being serviced under the BMO 2025-5C13 pooling and servicing agreement.

Computershare, the Trustee and the Certificate Administrator, is also (i) the Outside Trustee and Outside Certificate Administrator of the Mountain Industrial Portfolio Whole Loan, which is serviced under the MTN 2026-LPFX trust and servicing agreement, (ii) the Outside Trustee and Outside Certificate Administrator of the 1500 Post Oak Boulevard Whole Loan, which is serviced under the BANK5 2026-5YR21 pooling and servicing agreement, (iii) the Outside Certificate Administrator of the Admiral’s Cove Whole Loan and the Prospect Place Apartments Whole Loan, which are serviced under the BBCMS 2026-5C41 pooling and servicing agreement, (iv) the Outside Trustee and Outside Certificate Administrator of the Crossgates Mall Whole Loan, which is serviced under the WFCM 2025-5C7 pooling and servicing agreement, (v) the Outside Trustee and Outside Certificate Administrator of the Senaca One Whole Loan, which is serviced under the Benchmark 2026-V21 pooling and servicing agreement, (vi) the Outside Certificate Administrator of the Towers at Cupertino City Center Whole Loan, which is serviced under the BANK5 2026-5YR22 pooling and servicing agreement, and (vii) the Outside Trustee and Outside Certificate Administrator of The Rockwell Whole Loan, which is serviced under the BMO 2025-5C13 pooling and servicing agreement.

Warehouse Financing Arrangements

BMO is expected to provide warehouse financing to 3650 Capital for certain Mortgage Loans originated by 3650 Capital (or an affiliate). The aggregate Cut-off Date Balance of the four (4) 3650 Capital Mortgage Loans that are expected to be subject to the warehouse facility is equal to approximately $62,631,224. Proceeds received by 3650 Capital in connection with this securitization transaction will be used, in part, to repurchase from BMO any 3650 Capital Mortgage Loans subject to such warehouse facility, which Mortgage Loans will be transferred to the Depositor free and clear of any liens.

Interim Servicing Arrangements

Pursuant to certain interim servicing arrangements between each Sponsor and Mortgage Loan Seller identified in the table below (and/or certain of its affiliates), on the one hand, and the related interim servicer (which interim servicer is either a party to the Pooling and Servicing Agreement or described under “Servicers—The Outside Servicers and the Outside Special Servicers Outside Servicers” above) identified in the table below, on the other hand, such interim servicer acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, the specified number of Mortgage Loans contributed by such Mortgage Loan Seller, with the approximate aggregate Cut-off Date Balance and percentage of Initial Pool Balance identified in the table below (which, in the case of any related Joint-Seller Mortgage Loan, includes only the portion thereof being contributed by such Mortgage Loan Seller).

Sponsor/Mortgage Loan Seller	Interim Servicer	Number of Mortgage Loans*	Approximate Aggregate Cut-off Date Balance	Approximate Percentage of Initial Pool Balance
BMO	Midland	11	$173,098,224	27.	6%
UBS AG	Midland	1	$62,600,000	9.	998%
3650 Capital	Midland	3	$55,381,224	8.	8%
GSMC	Midland	1	$29,000,000	4.	6%
SGFC	Midland	1	$25,500,000	4.	1%

*	In the case of any Joint-Seller Mortgage Loan, such Mortgage Loan is included in each applicable Mortgage Loan Seller’s total Number of Mortgage Loans, regardless of the fact that such Mortgage Loan Seller is only contributing a portion of such Joint-Seller Mortgage Loan.

Interim and Other Custodial Arrangements

Pursuant to interim custodial arrangements between each Sponsor and Mortgage Loan Seller identified in the table below (and/or certain of its affiliates), on the one hand, and the related interim custodian (which interim custodian is either a party to the Pooling and Servicing Agreement or described under “Servicers—The Outside

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Servicers and the Outside Special Servicers Outside Servicers” above) identified in the table below, on the other hand, such interim custodian acts as interim custodian with respect to the specified number of Mortgage Loans contributed by such Mortgage Loan Seller, with the approximate aggregate Cut-off Date Balance and percentage of Initial Pool Balance identified in the table below (which, in the case of any related Joint-Seller Mortgage Loan, includes only the portion thereof being contributed by such Mortgage Loan Seller).

Sponsor/Mortgage Loan Seller	Interim Custodian	Number of Mortgage Loans*	Approximate Aggregate Cut-off Date Balance	Approximate Percentage of Initial Pool Balance
BMO	Computershare	11	$173,098,224	27.6%
3650 Capital	Computershare	3	$55,381,224	8.8%
GSMC	Computershare	1	$29,000,000	4.6%
SGFC	Computershare	1	$25,500,000	4.1%
LCF	Computershare	2	$21,270,000	3.4%

*	In the case of any Joint-Seller Mortgage Loan, such Mortgage Loan is included in each applicable Mortgage Loan Seller’s total Number of Mortgage Loans, regardless of the fact that such Mortgage Loan Seller is only contributing a portion of such Joint-Seller Mortgage Loan.

Whole Loans and Mezzanine Loan Arrangements

Bank of Montreal, a Sponsor and an originator, is the current holder of one or more Pari Passu Companion Loans relating to the Cannon Industrial Portfolio Whole Loan, the Deptford Mall Whole Loan, the Sunset View Whole Loan, the Northwoods Mall Whole Loan and The Landing Whole Loan, but is expected to transfer such Companion Loan(s) to one or more future commercial mortgage securitization transactions.

3650 Capital, a Sponsor and an originator, is the current holder of one or more Pari Passu Companion Loans relating to the Cannon Industrial Portfolio Whole Loan and the Northwoods Mall Whole Loan, but is expected to transfer such Companion Loan(s) to one or more future commercial mortgage securitization transactions.

GS Bank, an originator and an affiliate of GSMC, a Sponsor, currently holds one or more Pari Passu Companion Loans relating to the Deptford Mall Whole Loan, but is expected to transfer such Companion Loan(s) (through its affiliate, GSMC) to one or more future securitization transactions.

UBS AG New York Branch, a Sponsor and an originator, is the current holder of one or more Pari Passu Companion Loans relating to the FreshDirect HQ Whole Loan, the Mountain Industrial Portfolio Whole Loan and the Crossgates Mall Whole Loan, but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

WFB, a Sponsor and an originator, is the current holder of one or more Pari Passu Companion Loans relating to the Towers at Cupertino City Center Whole Loan and the Mountain Industrial Portfolio Whole Loan, but is expected to transfer such Companion Loan(s) to one or more future commercial mortgage securitization transactions.

ZBNA, a Sponsor and an originator, is the current holder of the Pari Passu Companion Loan relating to the Shore Front Parkway Apartments Whole Loan, but may transfer such Companion Loan to a future commercial mortgage securitization transaction.

Other Arrangements

Midland, the Master Servicer, will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

Pursuant to one or more limited subservicing agreements between 3650 REIT Loan Servicing LLC, an affiliate of 3650 Capital, on the one hand, and Midland Loan Services, a Division of PNC Bank, National Association, on the other hand, 3650 REIT Loan Servicing LLC is expected to have limited (non-cashiering) subservicing duties with respect to three (3) of the Serviced Mortgage Loans (15.8%) and one (1) Outside Serviced Mortgage Loan (1.2%).

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These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

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Credit Risk Retention

General

This securitization transaction will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (together with the rules and regulations promulgated under said Section 15G, the “Credit Risk Retention Rules”). An economic interest in the credit risk of the securitized assets in this securitization transaction is expected to be retained pursuant to Regulation RR (17 CFR Part 246) (“Regulation RR”) which implements the Credit Risk Retention Rules, as follows:

●	3650 Capital SCF LOE I(A), LLC, a Delaware limited liability company, has been designated by the Sponsors to act as the “retaining sponsor” (as such term is defined in Regulation RR, the “Retaining Sponsor”); and
●	The Retaining Sponsor is expected to satisfy its risk retention requirements under the Credit Risk Retention Rules by purchasing, on the Closing Date, and holding (or causing its MOA to purchase, on the Closing Date, and hold) for its own account an “eligible horizontal residual interest” (as such term is defined in Regulation RR), consisting of all of the Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates (collectively, the “HRR Certificates”), with an aggregate initial Certificate Balance of approximately $56,667,447, and having a fair value equal to at least 5.0% of the fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates), determined in accordance with Generally Accepted Accounting Principles (“GAAP”).

“MOA” means a “majority-owned affiliate” (as defined in Regulation RR).

The Retaining Sponsor is also referred to in this prospectus as the “Retaining Party”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Party and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Party or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans”.

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Sponsors have determined, that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of Regulation RR.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the Issuing Entity includes any non-qualifying CRE loans.

HRR Certificates

Material Terms of the HRR Certificates

The Retaining Sponsor (or its MOA) is expected to purchase the HRR Certificates, consisting of the Classes of Certificates identified in the table below, for cash on the Closing Date.

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Eligible Horizontal Residual Interest
Retained by Retaining Sponsor (or its MOA)

Class of HRR Certificates	Expected Initial Certificate Balance or Range of Initial Certificate Balances(1)	Estimated Fair Value or Range of Fair Value of the HRR Certificates (in % and $)(2)	Expected Purchase Price(3)
Class E-RR	$11,271,000	1.0047% - 1.0143% / $6,389,743 - $6,504,599	56.69189% - 57.71093%
Class F-RR	$8,610,000	0.7675% - 0.7748% / $4,881,172 - $4,968,911	56.69189% - 57.71093%
Class G-RR	$9,392,000	0.8372% - 0.8452% / $5,324,502 - $5,420,211	56.69189% - 57.71093%
Class J-RR	$27,394,447	2.4420% - 2.4653% / $15,530,430 - $15,809,590	56.69189% - 57.71093%

(1)	Includes the expected initial Certificate Balance or range of initial Certificate Balances of each Class of HRR Certificates that the Retaining Third Party Purchaser expects to purchase on the Closing Date.
(2)	The estimated fair value or range of fair value of each Class of the HRR Certificates (in each case expressed as a percentage of the fair value of all of the Certificates (other than the Class R Certificates) and expressed as a dollar amount), which Classes of HRR Certificates collectively would constitute the eligible horizontal residual interest retained by the Retaining Sponsor to meet the requirements of the Credit Risk Retention Rules with respect to this securitization. The fair value dollar amount of the HRR Certificates is based on a targeted discount yield, and has been determined as described under “—Determination of Amount of Required Horizontal Credit Risk Retention”. The fair value of the Regular Certificates (other than the HRR Certificates) is unknown and has been determined by the Retaining Sponsor as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below. For a description of the manner in which the estimated fair value of the Regular Certificates was determined, see “—Determination of Amount of Required Horizontal Credit Risk Retention”.
(3)	Expressed as a percentage of the expected initial Certificate Balance of each Class of HRR Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the HRR Certificates to be acquired by the Retaining Sponsor (or its MOA) is expected to fall within a range of approximately $32,125,847 and $32,703,311, excluding accrued interest.

The aggregate fair value of the HRR Certificates identified in the above table entitled “Eligible Horizontal Residual Interest Retained by Retaining Sponsor (or its MOA)” is expected to fall within a range of approximately 5.0514% – 5.0997% of the aggregate fair value of all Certificates (other than the Class R Certificates) issued by the Issuing Entity.

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of Regulation RR with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount falling within a range of approximately $31,497,894 - $32,370,590, representing approximately 5.0% of the aggregate fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates) issued by the Issuing Entity.

On any Distribution Date, the aggregate amount available for distributions on the Certificates from the Mortgage Loans, including principal and interest (other than any Excess Interest that accrues on an ARD Loan), net of specified servicing and administrative costs and expenses, will be allocated to the Classes of Certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D Certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Mortgage Loan losses will be allocated to the Principal Balance Certificates in ascending order (beginning with certain Classes of Principal Balance Certificates that are not being offered by this prospectus), in each case as set forth under “Description of the Certificates—Subordination; Allocation of Realized Losses”.

For a description of payment and other material terms of the Classes of HRR Certificates identified in the table above in this “—Material Terms of the HRR Certificates” section, see “Description of the Certificates” in this prospectus.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Principal Balance Certificates are typically priced based relative to either the treasury yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D Certificates (the “Treasury Priced Principal Balance Certificates”) are anticipated to be priced based on the treasury yield curve, and the Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates (the “Yield Priced Certificates”) are anticipated to be priced based on a targeted yield. The Retaining Sponsor calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each Class of Treasury Priced Principal Balance Certificates and each Class of

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Principal Balance Certificates that are Yield Priced Certificates as described below. CMBS such as the Class X-A, Class X-B and Class X-D Certificates (solely for the purposes of this “Credit Risk Retention” section, the “Treasury Yield Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Retaining Sponsor made its determination of the fair value of the Treasury Priced Principal Balance Certificates, the Treasury Yield Interest-Only Certificates and Yield Priced Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable Class of Certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated, i.e. variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular Class of Treasury Priced Principal Balance Certificates, treasury yields may widen in the direction of the high estimate provided, while credit spreads and/or prices move in the direction of the low estimate provided.

Treasury Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR, the Retaining Sponsor calculated what the Scheduled Certificate Principal Payments on each Class of Treasury Priced Principal Balance Certificates would be over the course of this securitization transaction based on when principal payments are required to be made under the terms of the underlying Mortgage Loan documents during each Collection Period and which Classes of Treasury Priced Principal Balance Certificates will be entitled to receive principal payments based on the payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”. On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each Class of Treasury Priced Principal Balance Certificates based on 0% CPR.

Treasury Yield Curve

For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yields for the Treasury Priced Principal Balance Certificates”. The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of fair values of the Treasury Priced Principal Balance Certificates. The actual treasury yield curve that will be used as a basis for determining the price of the Treasury Priced Principal Balance Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair value calculations. The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yields for the Treasury Priced Principal Balance Certificates

Maturity (Years)	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
2Y	3.82610%	4.04520%	4.38720%
3Y	3.88920%	4.09020%	4.44990%
5Y	3.94110%	4.17220%	4.52830%

Based on the treasury yield curve, the Retaining Sponsor will determine for each Class of Treasury Priced Principal Balance Certificates the treasury yield reflected on the treasury yield curve (the “Treasury Curve Interpolated Yield”) that corresponds to that Class’s weighted average life, by using a linear straight line interpolation (using the treasury yield curve with 2, 3 and 5 year maturities) if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination for Treasury Priced Principal Balance Certificates

The Retaining Sponsor determined the credit spread for each Class of Treasury Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related Class of Treasury Priced Principal Balance Certificates as of the date of this prospectus. The actual credit spread for a particular Class of Treasury Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then-current

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credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Treasury Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Treasury Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.60%	0.70%	0.80%
Class A-2	0.71%	0.76%	0.81%
Class A-3	0.73%	0.78%	0.83%
Class A-S	1.05%	1.10%	1.15%
Class B	1.20%	1.30%	1.45%
Class C	1.75%	1.85%	2.00%
Class D	4.00%	4.25%	4.50%

Discount Yield Determination for Treasury Priced Principal Balance Certificates

The discount yield (the “Discount Yield”) for each Class of Treasury Priced Principal Balance Certificates is the sum of the Treasury Curve Interpolated Yield for such Class and the related credit spread established at pricing.  The Retaining Sponsor determined the Discount Yield for each Class of Treasury Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related Class of Treasury Priced Principal Balance Certificates as of the date of this prospectus. The actual Discount Yield for a particular Class of Treasury Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then-current Discount Yield demanded by investors for similar CMBS will ultimately result in higher or lower fair values.

For an expected range of values for each Class of Treasury Priced Principal Balance Certificates, see the table entitled “Range of Discount Yields for the Treasury Priced Principal Balance Certificates” below. The Retaining Sponsor identified the range presented in the table below from the base case Discount Yield percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the discount yield for newly issued CMBS reasonably expected to occur prior to pricing of the Treasury Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Discount Yields for the Treasury Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	4.44955%	4.76192%	5.21050%
Class A-2	4.64289%	4.91922%	5.32589%
Class A-3	4.66896%	4.94882%	5.35507%
Class A-S	4.99038%	5.27106%	5.67721%
Class B	5.14038%	5.47106%	5.97721%
Class C	5.69038%	6.02106%	6.52721%
Class D	7.94038%	8.42106%	9.02721%

Determination of Class Sizes for Treasury Priced Principal Balance Certificates

The Retaining Sponsor was provided credit support levels for each Class of Principal Balance Certificates by each Rating Agency. A credit support level for a particular Class of Treasury Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Treasury Priced Principal Balance Certificates that would be required to be subordinate to that Class of Treasury Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the Retaining Sponsor determined the highest required credit support level of the Rating Agencies selected to rate a particular

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Class of Principal Balance Certificates (the “Constraining Level”). In certain circumstances the Retaining Sponsor may have elected not to engage a rating agency for particular Classes of Certificates, based in part on the credit support levels provided by that rating agency. See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. The initial Certificate Balances of the Classes of Treasury Priced Principal Balance Certificates were also based in part on anticipated investor demand for such Classes. The initial Certificate Balance for the Classes of Principal Balance Certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus that Class’s Constraining Level. For each other subordinate Class of Principal Balance Certificates, that Class’s initial Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior Class of Principal Balance Certificates minus such subordinate Class’s Constraining Level.

Target Price Determination for Treasury Priced Principal Balance Certificates

The Retaining Sponsor determined a target price (the “Target Price”) for each Class of Treasury Priced Principal Balance Certificates (other than the Class D Certificates) on the basis of the price (expressed as a percentage of the initial Certificate Balance of that Class) that similar CMBS with similar credit ratings, cash flow profiles and prepayment risk have priced at in recent securitization transactions. The Class D Certificates are expected to price based on a fixed interest rate. The Target Price that was utilized for each Class of Treasury Priced Principal Balance Certificates (other than the Class D Certificates) is set forth in the table below. The Target Prices utilized by the Retaining Sponsor have not changed materially during the prior year.

Target Prices for Treasury Priced Principal Balance Certificates
Class of Treasury Priced Principal Balance Certificates	Target Price
Class A-1	100.000%
Class A-2	101.000%
Class A-3	103.000%
Class A-S	103.000%
Class B	103.000%
Class C	100.000%

Determination of Assumed Certificate Coupon for Treasury Priced Principal Balance Certificates

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of Treasury Priced Principal Balance Certificates (other than, in the case of Target Price, the Class D Certificates, which are expected to accrue interest at an Assumed Certificate Coupon of 4.500%), the Retaining Sponsor determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such Class of Certificates in order to achieve the related Target Price for that Class of Treasury Priced Principal Balance Certificates when utilizing the related Discount Yield in determining that Target Price. The Assumed Certificate Coupon for each Class of Treasury Priced Principal Balance Certificates and Range of Assumed Certificate Coupons generated as a result of the range of possible Discount Yields as of the Closing Date is set forth in the table below.

Range of Assumed Certificate Coupons for the Treasury Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Assumed Certificate Coupon	Base Case Assumed Certificate Coupon	High Estimate of Assumed Certificate Coupon
Class A-1	4.48750%	4.80000%	5.24790%
Class A-2	4.88150%	5.15680%	5.56140%
Class A-3	5.35480%	5.63650%	6.04490%
Class A-S	5.67110%	5.95330%	6.36120%
Class B	5.82180%	6.15420%	6.57388	%(1)
Class C	5.67510%	6.00120%	6.41108	%(2)
Class D	4.50000%	4.50000%	4.50000%

(1)	Based on an assumed certificate coupon equal to the WAC Rate less 0.1105%.
(2)	Based on an assumed certificate coupon equal to the WAC Rate less 0.2733%.
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Determination of Expected Price for Treasury Priced Principal Balance Certificates

Based on interest payments using the Assumed Certificate Coupons for the Treasury Priced Principal Balance Certificates, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of Treasury Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Treasury Priced Expected Price”) expressed as a percent of the initial Certificate Balance of that Class by determining the net present value of the Scheduled Certificate Principal Payments and interest payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield; however, for purposes of such calculation no Assumed Certificate Coupon exceeded the WAC Rate. The Retaining Sponsor determined the Treasury Priced Expected Price for each Class of Treasury Priced Principal Balance Certificates based on the low estimate and high estimate of Assumed Certificate Coupons and the Discount Yield. The lower the yield based on the Assumed Certificate Coupon, the higher the corresponding Treasury Priced Expected Price for a Class of Certificates will be, therefore, the low range of fair values of the Treasury Priced Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of fair values of the Treasury Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Treasury Yield Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% constant prepayment yield (“CPY”), the Retaining Sponsor calculated what the expected scheduled interest payments on each Class of Treasury Yield Interest-Only Certificates would be over the course of the transaction (for each Class of Treasury Yield Interest-Only Certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related Class of Treasury Yield Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents assuming 100% CPY for the Classes of Treasury Yield Interest-Only Certificates and the Classes of Certificates that would be entitled to those principal payments based on the payment priorities described in “Description of the Certificates—Distributions—Priority of Distributions”.  On the basis of the periodic reduction in the Notional Amount of the Treasury Yield Interest-Only Certificates, the Retaining Sponsor calculated the weighted average life for each such Class of Treasury Yield Interest-Only Certificates based on 100% CPY. The “CPY” prepayment assumption assumes that each Mortgage Loan (or applicable portion thereof) experiences prepayments each month at a specified constant annual rate following any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium.

Determination of Treasury Yield Curve for Treasury Yield Interest-Only Certificates

The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of fair values of the Treasury Yield Interest-Only Certificates. The actual treasury yield curve that will be used as a basis for determining the price of the Treasury Yield Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair market value calculations. For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yields for the Treasury Yield Interest-Only Certificates”. The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor's estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yields for the Treasury Yield Interest-Only Certificates
Maturity (Years)	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
3Y	3.88920%	4.08900%	4.44990%
5Y	3.94110%	4.17300%	4.52830%

Based on the treasury yield curve, the Retaining Sponsor determined for each Class of Treasury Yield Interest-Only Certificates the yield reflected on the treasury yield curve (the “Yield Curve Interpolated Yield”) that corresponds to the weighted average life of the Class of Principal Balance Certificates that is a component of such Class of Treasury Yield Interest-Only Certificates by using a straight line interpolation (using treasury yield curves with 3 and 5 year maturities) if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

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Credit Spread Determination for Treasury Yield Interest-Only Certificates

The Retaining Sponsor determined the credit spread for each Class of Treasury Yield Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such Class of Treasury Yield Interest-Only Certificates as of the date of this prospectus.  The actual credit spread for a particular Class of Treasury Yield Interest-Only Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor's estimate of the largest percentage increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates.

Range of Credit Spreads for the Treasury Yield Interest-Only Certificates
Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	-0.75%	-0.50%	-0.25%
Class X-B	-0.75%	-0.50%	-0.25%
Class X-D	-0.75%	-0.50%	-0.25%

Discount Yield Determination for Treasury Yield Interest-Only Certificates

The Discount Yield for each Class of Treasury Yield Interest-Only Certificates is the sum of the Yield Curve Interpolated Yield for such Class and the related credit spread. For an expected range of values for each Class of Treasury Yield Interest-Only Certificates, see the table entitled “Range of Discount Yields for the Treasury Yield Interest-Only Certificates” below. The Retaining Sponsor identified the range presented in the table below from the base case Discount Yield percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the discount yield for newly issued CMBS reasonably expected to occur prior to pricing of the Treasury Yield Interest-Only Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Discount Yields for the Treasury Yield Interest-Only Certificates
Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	3.17467%	3.64642%	4.25342%
Class X-B	3.18192%	3.65618%	4.26249%
Class X-D	3.18381%	3.66121%	4.26731%

Determination of Scheduled Certificate Interest Payments for Treasury Yield Interest-Only Certificates

Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the Retaining Sponsor determined the range of Scheduled Certificate Interest Payments in each scenario for each Class of Treasury Yield Interest-Only Certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying Class(es) of Principal Balance Certificates upon which the Notional Amount of such Class of Treasury Yield Interest-Only Certificates is based.

Determination of Treasury Yield Interest-Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each Class of Treasury Yield Interest-Only Certificates, the Retaining Sponsor determined the price (the “Treasury Yield Interest-Only Expected Price”) expressed as a percent of the Notional Amount of such Class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Retaining Sponsor determined the Treasury Yield Interest-Only Expected Price for each Class of Treasury Yield Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons for the Principal Balance Certificates and the resulting Scheduled Certificate Interest Payments due to the Treasury Yield Interest-Only Certificates in each scenario. Lower Assumed Certificate Coupons on the Principal Balance Certificates result in

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an increase in the Scheduled Certificate Interest Payments to the Treasury Yield Interest-Only Certificates and therefore a higher Treasury Yield Interest-Only Expected Price, and higher Assumed Certificate Coupons on the Principal Balance Certificates result in a decrease in the Scheduled Certificate Interest Payments to the Treasury Yield Interest-Only Certificates and therefore a lower Treasury Yield Interest-Only Expected Price.

Yield Priced Certificates

Yield Priced Expected Price

The Yield Priced Certificates include each Class of HRR Certificates, all of which are expected to be acquired by the Retaining Sponsor (or its MOA). The valuation of each Class of Yield Priced Certificates was based on the price that was either set forth in the bid letter that the Retaining Sponsor (or its MOA) submitted to acquire the Yield Priced Certificates or otherwise agreed upon by the Retaining Sponsor (or its MOA) and the Sponsors, which price as to the HRR Certificates is set forth under “—Material Terms of the HRR Certificates” above (the “Yield Priced Expected Price” and, together with the Treasury Priced Expected Price and the Treasury Yield Interest-Only Expected Price, the “Expected Prices” or, each an “Expected Price”), and expressed as a percent of the initial Certificate Balance or Notional Amount of the subject Class. The Yield Price Expected Price was based on (i) a targeted discount yield to maturity range of 21.125% - 21.625% for each Class of HRR Certificates, (ii) the Modeling Assumptions, (iii) 0% CPR, (iv) Scheduled Certificate Principal Payments (if any) and (v) a Pass-Through Rate equal to the WAC Rate for each Class of Yield Priced Certificates.

Determination of Class Sizes of Yield Priced Certificates

The Retaining Sponsor determined the initial Certificate Balance of each Class of HRR Certificates in the same manner described above in “—Determination of Class Sizes for Treasury Priced Principal Balance Certificates”.

Weighted Average Life of Treasury-Priced Principal Balance Certificates, Interest Only Certificates and Yield Priced Certificates

On the basis of the Scheduled Certificate Principal Payments or Scheduled Certificate Interest Payments, as applicable, the Retaining Sponsor calculated the weighted average life for each Class of Treasury-Priced Principal Balance Certificates (based on 0% CPR), Interest-Only Certificates (based on 100% CPY), and Yield Priced Certificates (based on 0% CPR).

Calculation of Fair Value of all Certificates

Fair Value of Regular Certificates

Based on the Expected Prices, the Retaining Sponsor determined the estimated fair value of each Class of Regular Certificates by multiplying the Expected Price by the related initial Certificate Balance or Notional Amount. The Retaining Sponsor determined the range of fair values for each Class of Regular Certificates based on the low estimate and high estimate of Expected Prices.

Range of Estimated Fair Values

Based on the Expected Prices, the Retaining Sponsor determined the estimated fair value or range of fair values set forth in the table below for each Class of Certificates. For each of the “Base Case Fair Value”, the “High Estimate of Fair Value (Based on Low Estimate of Discount Yield)” and the “Low Estimate of Fair Value (Based on High Estimate of Discount Yield)”, the Retaining Sponsor determined the estimated fair value of the related Class of Certificates by multiplying the relevant Expected Price by the initial Certificate Balance or Notional Amount, as applicable, of such Class of Certificates (or, in the case of the Class A-2 and Class A-3 Certificates, by the estimated initial Certificate Balance of the Class A-2 and Class A-3 Certificates).

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Range of Estimated Fair Values

Class of Certificates	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)	Base Case Fair Value	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)
Class A-1	$1,256,996	$1,256,998	$1,256,995
Class A-2(1)	$201,999,800	$201,999,960	$201,999,748
Class A-3(1)	$244,157,059	$244,157,628	$244,157,701
Class X-A(1)	$16,377,185	$23,708,696	$28,880,596
Class X-B	$1,415,752	$3,598,909	$5,123,411
Class X-D	$1,548,885	$1,570,543	$1,587,933
Class A-S	$62,074,932	$62,074,883	$62,074,896
Class B	$32,246,017	$32,246,116	$32,245,951
Class C	$23,480,560	$23,480,908	$23,480,989
Class D	$13,274,849	$13,619,422	$13,900,278
Class E-RR	$6,389,743	$6,443,247	$6,504,599
Class F-RR	$4,881,172	$4,922,044	$4,968,911
Class G-RR	$5,324,502	$5,369,087	$5,420,211
Class J-RR	$15,530,430	$15,660,474	$15,809,590

(1)	The range of estimated fair values set forth in the table above with respect to the Class A-2 Certificates, the Class A-3 Certificates and the Class X-A Certificates is based on the Class A-2 Certificates having an initial Certificate Balance of $200,000,000, and the Class A-3 Certificates having an initial Certificate Balance of $237,047,000. However, the exact initial Certificate Balances of the Class A-2 and Class A-3 Certificates are unknown and will be determined based on the final pricing of those Classes of Certificates. The initial Certificate Balance of the Class A-2 Certificates is expected to be within a range of $0 and $200,000,000, and the initial Certificate Balance of the Class A-3 Certificates is expected to be within a range of $237,047,000 and $437,047,000. The aggregate initial Certificate Balance of the Class A-2 and Class A-3 Certificates is expected to be approximately $437,047,000, subject to a variance of plus or minus 5%.

The estimated range of fair value for the Regular Certificates is approximately $629,957,881 to $647,411,809.

Hedging, Transfer and Financing Restrictions

The HRR Certificates will be required to be subject to certain hedging, transfer and financing restrictions. The HRR Certificates will be evidenced by one or more Certificates and are expected to be held in definitive form by the Certificate Administrator on behalf of the registered holders of the HRR Certificates for so long as the HRR Certificates are subject to transfer restrictions under the Credit Risk Retention Rules, as and to the extent provided in the Pooling and Servicing Agreement.

The Retaining Party will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor”, “originator” and any respective “affiliate” (each as defined in Regulation RR), as applicable, for so long as compliance with the Credit Risk Retention Rules is required.

These restrictions will include an agreement by the Retaining Party not to transfer the HRR Certificates, except to a “majority-owned affiliate” or, no earlier than the fifth anniversary of the Closing Date, to a “subsequent third-party purchaser” (each as defined in, and in compliance with, the Credit Risk Retention Rules then in effect). In addition, the Retaining Party will have agreed not to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the HRR Certificates unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Party will have agreed that, unless Regulation RR is earlier repealed or otherwise determined not to be applicable to this securitization transaction, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance, (ii) the date on which the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the Certificates as of the Closing Date, and (iii) two years after the Closing Date; provided that such restrictions may end on any earlier date on which all of the Mortgage Loans have been defeased in accordance with Rule 7(b)(8)(i) of Regulation RR.

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Operating Advisor

The Operating Advisor for the transaction is BellOak, LLC, a Delaware limited liability company. As described under “The Pooling and Servicing Agreement—Operating Advisor”, the Operating Advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Serviced Mortgage Loans:

●	review the actions of the Special Servicer to the extent described in this prospectus and required under the Pooling and Servicing Agreement;
●	review reports provided by the Special Servicer to the extent set forth in the Pooling and Servicing Agreement;
●	review for accuracy certain calculations made by the Special Servicer; and
●	issue an annual report (if any Mortgage Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Trigger Event occurred during the prior calendar year) generally setting forth whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement.

In addition, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and “—Operating Advisor—Replacement of the Special Servicer”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Special Servicer will be required to consult on a non-binding basis with the Operating Advisor with respect to certain Major Decisions in respect of the applicable Serviced Mortgage Loan(s) and/or related Companion Loan(s). The Operating Advisor will generally have no obligations or consultation rights as Operating Advisor under the Pooling and Servicing Agreement for this transaction with respect to any Outside Serviced Mortgage Loan or any related REO Property. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor”.

An “Operating Advisor Consultation Trigger Event” will occur when the aggregate outstanding Certificate Balance of the HRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amounts then allocable to the HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates. Any additional Operating Advisor Consultation Trigger Event with respect to any Trust Subordinate Companion Whole Loan will be specified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan”. Furthermore, with respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

The Operating Advisor is required to be an Eligible Operating Advisor. For further information regarding the Operating Advisor, a description of how the Operating Advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the Pooling and Servicing Agreement with respect to the Operating Advisor, the Operating Advisor's compensation, and any material conflicts of interest or material potential conflicts of interest between the Operating Advisor and another party to this securitization transaction, see “Risk Factors—Potential Conflicts of Interest of the Operating Advisor”, “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation” and “—Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraph are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

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Representations and Warranties

BMO, BSPRT, LCF, SGFC, UBS AG New York Branch, Wells Fargo Bank and ZBNA will make the representations and warranties identified on Annex E-1A; 3650 Capital will make the representations and warranties identified on Annex E-2A; and GSMC will make the representations and warranties identified on Annex E-3A, subject to certain exceptions to such representations and warranties set forth on Annex E-1B, Annex E-2B and Annex E-3B, respectively, to this prospectus.

At the time of its decision to include the BMO Mortgage Loans in this transaction, BMO determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by BMO, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by BMO that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which BMO based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable BMO Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the 3650 Capital Mortgage Loans in this transaction, 3650 Capital determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by 3650 Capital that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by 3650 Capital that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which 3650 Capital based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable 3650 Capital Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the BSPRT Mortgage Loans in this transaction, BSPRT determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by BSPRT

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that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by BSPRT that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which BSPRT based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable BSPRT Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the GSMC Mortgage Loans in this transaction, GSMC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-3B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GSMC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GSMC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GSMC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GSMC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the LCF Mortgage Loans in this transaction, LCF determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by LCF that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by LCF that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which LCF based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable LCF Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the SGFC Mortgage Loans in this transaction, SGFC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other

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circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by SGFC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by SGFC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which SGFC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable SGFC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the UBS AG New York Branch Mortgage Loans in this transaction, UBS AG New York Branch determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by UBS AG New York Branch that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by UBS AG New York Branch that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which UBS AG New York Branch based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable UBS AG New York Branch Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the Wells Fargo Bank Mortgage Loans in this transaction, Wells Fargo Bank determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Wells Fargo Bank that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Wells Fargo Bank that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which Wells Fargo Bank based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Wells Fargo Bank Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

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At the time of its decision to include the ZBNA Mortgage Loans in this transaction, ZBNA determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by ZBNA that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by ZBNA that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which ZBNA based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable ZBNA Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

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Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2026-5C15 (the “Certificates”) will be issued on or about June 25, 2026 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans (and any Trust Subordinate Companion Loans) and all payments under and proceeds of the Mortgage Loans (and any Trust Subordinate Companion Loans) received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Whole Loan, only to the extent of the Issuing Entity’s interest in such Whole Loan); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Whole Loan, only to the extent of the Issuing Entity’s interest in such Whole Loan), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans (and any Trust Subordinate Companion Loans) it sold to the Depositor.

Upon initial issuance, the Certificates will consist of multiple classes (each, a “Class”) to be designated as set forth in the table under the heading “Certificate Summary” and the footnotes thereto. Further, various groups of those Classes will be referred to in this prospectus as specified in the table below:

Designation	Classes/Interests
“Offered Certificates”:	The Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class A-S, Class B and Class C Certificates
“Non-Offered Certificates”:	The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR and Class R Certificates
“Senior Certificates”:	The Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D Certificates
“Class X Certificates” or “Interest-Only Certificates”:	The Class X-A, Class X-B and Class X-D Certificates
“Subordinate Certificates”:	The Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates
“Regular Certificates”:	The Senior Certificates and the Subordinate Certificates (i.e., the Certificates other than the Class R Certificates)
“Principal Balance Certificates”:	The Regular Certificates (other than the Class X Certificates)
“Residual Certificates”:	The Class R Certificates

Certain additional classes of commercial mortgage pass-through loan-specific certificates and any related uncertificated interests (collectively, the “Loan-Specific Certificates”) may be issued by the Issuing Entity that are solely backed by a related Trust Subordinate Companion Loan and are not offered by this prospectus. Notwithstanding the use of the term “Loan-Specific Certificates”, one or more classes thereof may be issued as uncertificated interests. Each subseries of Loan-Specific Certificates that backs a particular Trust Subordinate

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Companion Loan is identified in a separate related offering circular. Each subseries of Loan-Specific Certificates will only be entitled to receive distributions from, and will only incur losses with respect to, the related Trust Subordinate Companion Loan, and the issuance thereof should be considered as a separate securitization. Classes of Loan-Specific Certificates that have a principal balance and are entitled to payments of principal are referred to in this prospectus as “Loan-Specific Principal Balance Certificates”.

Upon initial issuance, the respective Classes of the Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, set forth in the table under “Certificate Summary” in this prospectus (in each case, subject to a variance of plus or minus 5%, and further subject to any other applicable variance set forth in the footnotes to such table).

The “Certificate Balance” (a) of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus and (b) if there is a Trust Subordinate Companion Loan, of any class of related Loan-Specific Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on such Trust Subordinate Companion Loan. On each Distribution Date, the Certificate Balance of each Class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that Class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a Class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of each Class of the Class X Certificates will equal the Certificate Balance or the aggregate of the Certificate Balances, as applicable, of the related Class(es) of Principal Balance Certificates (as to any Class of Class X Certificates, the “Corresponding Principal Balance Certificates”) indicated below:

Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2 and Class A-3
Class X-B	Class A-S, Class B and Class C
Class X-D	Class D

The Class R Certificates will not have a Certificate Balance or Notional Amount nor entitle their holders to distributions of principal or interest.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in July 2026. The “Determination Date” will be the eleventh (11th) day of each calendar month (or, if the eleventh (11th) calendar day of that month is not a business day, then the next business day), commencing in July 2026.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing

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order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate or Loan-Specific Certificate (other than a Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related Class; and (b) any Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The “Available Funds” for each Distribution Date will, in general, equal the sum of the following amounts (without duplication) (which, for the avoidance of doubt, will not include any amounts received in respect of any Trust Subordinate Companion Loan):

(a)           the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the related borrower(s) in respect of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;
(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries allocable to the Mortgage Loans that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);
(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;
(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;
(v)	yield maintenance charges and prepayment premiums on the Mortgage Loans (which are separately distributed to holders of the Regular Certificates);
(vi)	Excess Interest on the ARD Loans;
(vii)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or
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(viii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)           if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)           all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans for the subject Distribution Date and P&I Advances made by the Master Servicer or the Back-Up Advancing Agent, as applicable, with respect to the Mortgage Loans for the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)           with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2026, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account; and

(e)           the aggregate amount of any Excess Liquidation Proceeds transferred from the Excess Liquidation Proceeds Reserve Account to the Lower-Tier REMIC Distribution Account for the subject Distribution Date as described under “The Pooling and Servicing Agreement—Accounts” in this prospectus.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Whole Loan is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in July 2026, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

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Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1, Class A-2 and Class A-3 Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to zero,
(ii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero, and
(iii)	to the holders of the Class A-3 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1, Class A-2 and Class A-3 Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2 and Class A-3 Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3 and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

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Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D and Class E-RR Certificates have been reduced to zero, to the holders of the Class F-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-First, to the holders of the Class F-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D, Class E-RR and Class F-RR Certificates have been reduced to zero, to the holders of the Class G-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

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Twenty-Fourth, to the holders of the Class G-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Fifth, to the holders of the Class J-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR Certificates have been reduced to zero, to the holders of the Class J-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Seventh, to the holders of the Class J-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2 and Class A-3 Certificates in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (prior to any distributions of principal or allocations of Realized Losses on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates have all been previously reduced to zero as a result of the allocation of Realized Losses to those Certificates. In addition, in the case of any distributions made pursuant to any of clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-First, Twenty-Fourth and Twenty-Seventh, such distributions will, in the case of each such clause, be applied first to reimburse previously allocated Realized Losses and then to pay compound interest accrued on previously allocated Realized Losses.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Principal Balance Certificates in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Principal Balance Certificates; and (ii) the Interest Shortfall Carry-Forward with respect to each affected Class of Regular Certificates for the next Distribution Date will be increased by the amount of additional interest that would have accrued through the then-current Distribution Date if the restored write-down for the reimbursed Class of Principal Balance Certificates had never been written down. If the Certificate Balance of any Class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses of such Class of Certificates will be decreased by such amount.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Regular Certificates is referred to in this prospectus as its “Pass-Through Rate”.

The Pass-Through Rate with respect to any Class of Principal Balance Certificates for any Distribution Date and the related Interest Accrual Period will equal one of the following: (i) a fixed rate per annum; (ii) the WAC Rate for such Distribution Date; (iii) the lesser of a fixed rate per annum and the WAC Rate for such Distribution Date; and (iv) the WAC Rate for such Distribution Date minus a fixed percentage, but no less than 0.000%.

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The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2 and Class A-3 Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-S, Class B and Class C Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the Class X Strip Rate for the Class D Certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan or Trust Subordinate Companion Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan or Trust Subordinate Companion Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan or Trust Subordinate Companion Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan or Trust Subordinate Companion Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan or Trust Subordinate Companion Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan or Trust Subordinate Companion Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan or Trust Subordinate Companion Loan that occurs in the same month as that subsequent Distribution Date. However, with respect to each Mortgage Loan or Trust Subordinate Companion Loan that accrues interest on an Actual/360 Basis, when determining: (i) the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year) or February of any year, beginning in 2027 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; and (ii) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year, beginning in 2027, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account (or the related Trust Subordinate Companion Loan REMIC Distribution Account, if applicable) for distribution on such Distribution Date. In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan or Trust Subordinate Companion Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan or Trust Subordinate Companion Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan or Trust Subordinate Companion Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan or Trust Subordinate Companion Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan (which, in the case of the Mountain Industrial Portfolio Mortgage Loan or any related Companion Loan, is the weighted average of the interest rates of

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the respective components of such Mortgage Loan or Companion Loan) as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall Carry-Forward, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall Carry-Forward” with respect to any Distribution Date for any Class of Regular Certificates is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts (which, for the avoidance of doubt, will not include any amounts received in respect of any Trust Subordinate Companion Loan):

(1)	the Scheduled Principal Distribution Amount for that Distribution Date;
(2)	the Unscheduled Principal Distribution Amount for that Distribution Date; and
(3)	the Principal Shortfall Carry-Forward for that Distribution Date.

provided, that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date; and

(B)  Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date; and

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

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The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to the Certificateholders on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Back-Up Advancing Agent, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to the Certificateholders on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Back-Up Advancing Agent, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent allocable to the related Mortgage Loan, on any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall Carry-Forward” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on such preceding Distribution Date to holders of the Principal Balance Certificates in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan (and any Trust Subordinate Companion Loan) will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan (other than any Trust Subordinate Companion Loan) as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Whole Loan as of any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan, Trust Subordinate Companion Loan or Serviced Whole Loan is paid in full, or if any Mortgage Loan, Trust Subordinate Companion Loan or Serviced Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of such Mortgage Loan, Trust Subordinate Companion Loan and/or Serviced Whole Loan will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses to, the Certificates, as well as for purposes of calculating the Servicing Fee, the Trustee/Certificate Administrator Fee,

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the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer, the Special Servicer or the Back-Up Advancing Agent for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Whole Loan, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan held outside the Issuing Entity will be available for amounts due to the Certificateholders or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan and incurred with respect to such Serviced Whole Loan in accordance with the Pooling and Servicing Agreement, and otherwise as disclosed in this prospectus with respect to the related Subordinate Companion Loan.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

For purposes of calculating distributions on the Certificates and, in the absence of express provisions in the related Mortgage Loan documents and/or any related Co-Lender Agreement (and/or, with respect to each Outside Serviced Whole Loan, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under the Mortgage Loan, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) (x) the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, and (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) the aggregate portion of the accrued and unpaid

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interest described in subclause (i) of this clause Third that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (in each case after taking into account any allocations pursuant to clause Fifth below on earlier dates) (with respect to the Mountain Industrial Portfolio Mortgage Loan, such accrued and unpaid interest to be applied to the components thereof in sequential order, up to the accrued and outstanding interest on each such component);

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance) (with respect to the Mountain Industrial Portfolio Mortgage Loan, such principal to be applied to the components thereof in sequential order until the outstanding principal balance of each such component is reduced to zero);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the Master Servicer, Special Servicer or Back-Up Advancing Agent that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates) (with respect to the Mountain Industrial Portfolio Mortgage Loan, such accrued and unpaid interest to be applied to the components thereof in sequential order, up to the accrued and outstanding interest on each such component);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance (with respect to the Mountain Industrial Portfolio Mortgage Loan, such principal to be applied to the components thereof in sequential order, in each case until the outstanding principal balance of each such component is reduced to zero); and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any

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partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by the REMIC provisions.

Interest received on the Mountain Industrial Portfolio Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in sequential order, in each case to pay all accrued and outstanding interest on the subject component. Principal received on the Mountain Industrial Portfolio Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in sequential order, in each case until the outstanding principal balance of each such component is reduced to zero.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) (x) the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, and (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (in each case after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the preceding paragraph on earlier dates) (with respect to the Mountain Industrial Portfolio Mortgage Loan, such accrued and unpaid interest to be applied to the components thereof in sequential order, up to the accrued and outstanding interest on each such component);

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance (with respect to the Mountain Industrial Portfolio Mortgage Loan, such principal to be applied to the components thereof in sequential order until the outstanding principal balance of each such component is reduced to zero);

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the Master Servicer, Special Servicer or Back-Up Advancing Agent that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of

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such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates) (with respect to the Mountain Industrial Portfolio Mortgage Loan, such accrued and unpaid interest to be applied to the components thereof in sequential order, up to the accrued and outstanding interest on each such component);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Interest received on the Mountain Industrial Portfolio Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in sequential order, in each case to pay all accrued and outstanding interest on the subject component. Principal received on the Mountain Industrial Portfolio Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in sequential order, in each case until the outstanding principal balance of each such component is reduced to zero.

Neither the Master Servicer nor the Special Servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the Mortgage Loans in a manner that would have the effect of placing amounts payable as compensation, or otherwise directly or indirectly reimbursable, to the Master Servicer or the Special Servicer in a higher priority than that which is set forth above under “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Co-Lender Agreement.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D and Class E-RR Certificates have been reduced to zero, each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Available Funds for such Distribution Date) is required to be distributed to holders of the Regular Certificates (excluding holders of the Class F-RR, Class G-RR and Class J-RR Certificates) as follows: (a) first, such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) comprised of the Class A-1, Class A-2, Class A-3 and Class X-A Certificates, (ii) the group (the “YM Group A-S/B/C") comprised of the Class A-S, Class B, Class C and Class X-B Certificates, (iii) the group (the “YM Group D”) comprised of the Class X-D and Class D Certificates, and (iv) the group (the “YM Group E-RR”, and the YM Group A, the YM Group A-S/B/C, the YM Group D and the YM Group E-RR, together, the “YM Groups”) comprised solely of the Class E-RR Certificates, pro rata based upon the aggregate amount of principal distributed to the Class or Classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Regular Certificates in such YM Group, in the following manner: (i) each Class of Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (X) a fraction whose numerator is the amount of principal distributed to the subject Class of Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group on such Distribution Date, (Y) except in the case of any YM Group comprised solely of one or more Classes of Principal Balance Certificates (for each of which Classes the value of this clause (Y) is one (1)), the Base Interest Fraction for the related principal prepayment and such Class of Principal Balance Certificates, and (Z) the portion of such yield maintenance charge allocated to such YM Group, and (ii) the portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions with respect to the Principal Balance Certificates

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in such YM Group will be distributed to the Class of Class X Certificates (if any) in such YM Group. If there is more than one Class of Principal Balance Certificates in any YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate portion of such yield maintenance charges allocated to such YM Group will be allocated among all such Classes of Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D and Class E-RR Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

After the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D and Class E-RR Certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated to the holders of the Class F-RR, Class G-RR and Class J-RR Certificates in the manner provided in the Pooling and Servicing Agreement.

No yield maintenance charges or prepayment premiums will be distributed to the holders of the Class R Certificates.

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, accompanied a principal prepayment included in the Available Funds for such Distribution Date).
For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Offered Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

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Class of Certificates	Assumed Final Distribution Date
Class A-1	December 2030
Class A-2	N/A – April 2031 (1)
Class A-3	June 2031
Class X-A	June 2031
Class X-B	June 2031
Class A-S	June 2031
Class B	June 2031
Class C	June 2031

(1)	The range of Assumed Final Distribution Dates is based on the initial Certificate Balance of the Class A-2 Certificates ranging from $0 to $200,000,000.

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of an ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in June 2059. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and, to the extent permitted under the related Co-Lender Agreement, any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) and Trust Subordinate Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan or Trust Subordinate Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and
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(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Serviced Mortgage Loan, Serviced Pari Passu Companion Loan, Trust Subordinate Companion Loan and related REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a per annum rate equal to (1) 0.00125% for each Mortgage Loan (other than an Outside Serviced Mortgage Loan), Serviced Companion Loan and related REO Loan without an initial sub-servicer, and (2) 0.000625% for each Mortgage Loan (other than an Outside Serviced Mortgage Loan), Serviced Companion Loan and the related REO Loan where servicing functions are performed by an initial sub-servicer, and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans and any Trust Subordinate Companion Loans (and, so long as a Whole Loan is serviced under the Pooling and Servicing Agreement and the related Co-Lender Agreement so permits, any related Serviced Pari Passu Companion Loan) and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards) (a “Prohibited Prepayment”), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated: first, between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, until all related Prepayment Interest Shortfalls are covered, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof and then, if applicable, to any Trust Subordinate Companion Loan.

Any Excess Prepayment Interest Shortfall with respect to the Mortgage Loans for any Distribution Date will be allocated on that Distribution Date among the respective Classes of the Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, (i) with respect to the Mortgage Loans, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the portion of the Master Servicer’s Compensating Interest Payment for the related Distribution Date allocable to the Mortgage Loans or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer and, (ii) with respect to any Trust Subordinate Companion Loan, the amount of any Prepayment Interest Shortfall resulting from any principal prepayment made on such Trust Subordinate Companion Loan to be included in the applicable Trust Subordinate Companion Loan Available Funds for any Distribution Date that is not covered by the portion of the Master Servicer’s Compensating Interest Payment for the related Distribution Date allocable to such Trust Subordinate Companion Loan.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates. The Class C Certificates will likewise be protected by the subordination of the Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates.

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This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Regular Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Regular Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to Classes of Principal Balance Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of the Principal Distribution Amount will be made to the Class A-1, Class A-2 and Class A-3 Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero. Prior to the Cross-Over Date, allocation of the Principal Distribution Amount will be made as described in clause second of the first paragraph under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2 and Class A-3 Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2 and Class A-3 Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2 and Class A-3 Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2 and Class A-3 Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2 and Class A-3 Certificates by the other Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2 and Class A-3 Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E-RR Certificates, the Class F-RR Certificates, the Class G-RR Certificates and the Class J-RR Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class J-RR Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Subordinate Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate Realized Losses.

A “Realized Loss” means, with respect to each Distribution Date, the amount, if any, by which (A) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Back-Up Advancing Agent from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date.

The Certificate Administrator will be required to allocate any Realized Losses among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class J-RR Certificates;

second, to the Class G-RR Certificates;

third, to the Class F-RR Certificates;

fourth, to the Class E-RR Certificates;

fifth, to the Class D Certificates;

sixth, to the Class C Certificates;

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seventh, to the Class B Certificates; and

eighth, to the Class A-S Certificates.

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates to zero, the Certificate Administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R Certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the respective Classes of Class X Certificates will be reduced if the Certificate Balance(s) of the Class(es) of Corresponding Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans or any Trust Subordinate Companion Loans, including as a result of defaults and delinquencies on the related Mortgage Loans or any Trust Subordinate Companion Loans, Nonrecoverable Advances made in respect of the Mortgage Loans or any Trust Subordinate Companion Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan-specific or non-Trust Subordinate Companion Loan-specific expenses of the Issuing Entity, including certain reimbursements to, and indemnifications of, the parties to the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification” and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant Class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any), and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder or a Certificate Owner reasonably requests, to enable Certificateholders and Certificate Owners to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

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In addition, the Certificate Administrator will provide or make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)       the Distribution Date statement;

(2)       a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)    a CREFC® servicer watch list;

(11)    a CREFC® loan level reserve and letter of credit report;

(12)    a CREFC® property file;

(13)    a CREFC® financial file;

(14)    a CREFC® loan setup file; and

(15)    a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;
(ii)	a CREFC® financial file;
(iii)	a CREFC® loan periodic update file;
(iv)	a CREFC® appraisal reduction amount template (to the extent received, or prepared pursuant to the Pooling and Servicing Agreement); and
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(v)	a CREFC® Schedule AL file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(i)                     Within 30   days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending September 30, 2026, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the CREFC® operating statement analysis report upon request.

(ii)                  Within 30   days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December   31, 2026, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause   (7) above. The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—General Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the underwriters, any initial purchasers of the Non-Offered Certificates, the Sponsors, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, any Directing Holder, any Consulting Party, the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence), any Rating Agency, and any other nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”) that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

Each applicable Directing Holder, Controlling Class Certificateholder, Loan-Specific Controlling Class Certificateholder and Consulting Party (other than the Operating Advisor) and the Special Servicer will only be considered a Privileged Person with respect to any Mortgage Loans or Serviced Whole Loans for which it is not

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then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan or Trust Subordinate Companion Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Directing Holder, a Controlling Class Certificateholder or any Loan-Specific Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), the Controlling Class Representative or a Loan-Specific Controlling Class Representative (to the extent the Controlling Class Representative or such Loan-Specific Controlling Class Representative is not a Certificateholder or a Certificate Owner) or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is not the Controlling Class Representative, a Controlling Class Certificateholder, a Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, such person is or is not a Borrower Party or (2) in the case of the Controlling Class Representative, any Controlling Class Certificateholder, a Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative, any Controlling Class Certificateholder, a Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

In determining whether any person is an additional servicer or an affiliate of the Operating Advisor, the Certificate Administrator may rely on a certification by the Master Servicer, the Special Servicer, a Mortgage Loan Seller or the Operating Advisor, as the case may be.

For the avoidance of doubt if a Borrower Party is the Controlling Class Representative, a Controlling Class Certificateholder, the Loan-Specific Controlling Class Representative or a Loan-Specific Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder” is the person in whose name a Certificate is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, or that would trigger an Asset Review with respect to a Mortgage Loan, any Certificate registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the

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Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner” is the beneficial owner of a Certificate held in book-entry form.

“Non-Reduced Certificates” means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“Non-Reduced Loan-Specific Certificates” means, as of any date of determination, any class of Loan-Specific Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such class of Loan-Specific Principal Balance Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of Loan-Specific Principal Balance Certificates, (y) any Appraisal Reduction Amounts allocated to such class of Loan-Specific Principal Balance Certificates as of the date of determination and (z) any Realized Losses previously allocated to such class of Loan-Specific Principal Balance Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such class of Loan-Specific Principal Balance Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of Loan-Specific Principal Balance Certificates.

“NRSRO Certification” means a certification executed by an NRSRO (other than a Rating Agency) in favor of the 17g-5 Information Provider that states that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”) and that such NRSRO will keep any information obtained from the Rule 17g-5 website confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan held outside the Issuing Entity, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to the related Serviced Whole Loan. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans and the Certificates, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, LSEG, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC, DealView Technologies Ltd., Recursion Co, CRED iQ and Green Street Advisors, LLC pursuant to the terms of the Pooling and Servicing Agreement.

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Upon the reasonable request of any Certificateholder that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the Pooling and Servicing Agreement. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:
●	this prospectus;
●	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and
●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;
(B)	the following “SEC EDGAR filings”:
●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;
(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:
●	the Distribution Date statements;
●	the CREFC® bond level files;
●	the CREFC® collateral summary files;
●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and
●	the Operating Advisor Annual Report;
(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:
●	the summary of any Final Asset Status Report as provided by the Special Servicer;
●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format;
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●	any documents provided to the Certificate Administrator by the Master Servicer, the Special Servicer or the Depositor directing the Certificate Administrator to post to the “additional documents” tab; and
●	any notice of the determination of an Appraisal Reduction Amount or Collateral Deficiency Amount with respect to any Mortgage Loan, including the related CREFC® appraisal reduction template;
(E)	the following documents, which will be made available under a tab or heading designated “special notices”:
●	any notice provided to the Certificate Administrator by the Depositor, the Master Servicer or the Special Servicer directing the Certificate Administrator to post to the “special notices” tab;
●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;
●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;
●	notice of final payment on the Certificates;
●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;
●	any notice of resignation or termination of the Master Servicer or Special Servicer;
●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;
●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;
●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;
●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;
●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any Final Asset Review Report received by the Certificate Administrator;
●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;
●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;
●	any notice of the termination of the Issuing Entity;
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●	any notice that a Control Termination Event or a Trust Subordinate Companion Loan control appraisal period has occurred or is terminated or that a Consultation Termination Event or any applicable Operating Advisor Consultation Trigger Event has occurred, including (if the assets of the Issuing Entity include a Trust Subordinate Companion Loan) any such event described under “Description of the Mortgage Loans—The Trust Subordinate Companion Loan”;
●	any notice of the occurrence of an Operating Advisor Termination Event;
●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;
●	any assessments of compliance delivered to the Certificate Administrator;
●	any Attestation Reports delivered to the Certificate Administrator;
●	any “special notices” requested by a Certificateholder to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and
●	Proposed Course of Action Notice;
(F)	the “Investor Q&A Forum”;
(G)	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and
(H)	the “Risk Retention” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Mortgage Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Mortgage Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s Website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

Notwithstanding the foregoing, if the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class

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Representative or any Loan-Specific Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative, such Controlling Class Certificateholder, such Loan-Specific Controlling Class Representative or such Loan-Specific Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such person via the Certificate Administrator’s website, such Controlling Class Representative, Controlling Class Certificateholder, Loan-Specific Controlling Class Representative or Loan-Specific Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information” means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level and other than CREFC® Reports (excluding the CREFC® special servicer loan file and the CREFC® special servicer property file for the related Excluded Special Servicer Mortgage Loan, which will be Excluded Special Servicer Information).

Any reports on Form 10-D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga-1(a) under the Exchange Act concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans), any Trust Subordinate Companion Loans or the related Mortgaged Properties or (c) the Operating Advisor relating

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to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the related loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with any Directing Holder or Consulting Party as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder and Certificate Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders and Certificate Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or Certificate Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically via the Certificate Administrator’s internet website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at (866) 846-4526.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum

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sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, any applicable Directing Holder or Consulting Party (other than the holder of a Serviced Companion Loan or its representative) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

For purposes of this “—Reports to Certificateholders; Certain Available Information” section, in the case of a Whole Loan with a related Consulting Party (other than the Controlling Class Certificateholder), such Consulting Party will be required to certify that they are not a borrower party, borrower restricted party, restricted holder or any other similar term under the related Co-Lender Agreement, and for such purposes references to “Borrower Party” will be deemed to refer to such analogous term in the related Co-Lender Agreement.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates and any Loan-Specific Certificates (in the aggregate, the “Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1)       1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates and any classes of interest-only Loan-Specific Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2)       in the case of any Class of Principal Balance Certificates or any class of Loan-Specific Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, expressed as a percentage, the numerator of which is equal to the related Certificate Balance as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates and Loan-Specific Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or Non-Reduced Loan-Specific Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates exclusive of any Loan-Specific Certificates (the “Pooled Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1) 1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2) in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such Class of Principal Balance Certificates as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Pooled Voting Rights will only be exercisable by holders of Certificates that are Non-Reduced Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

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The Voting Rights or, if applicable, Pooled Voting Rights of any Class of Certificates or class of Loan-Specific Certificates are required to be allocated among holders thereof in proportion to their respective Percentage Interests.

The Class R Certificates will not be entitled to any Voting Rights or Pooled Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

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Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

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Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in Offered Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

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Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

Computershare Trust Company, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Administration Group – BMO 2026-5C15

with a copy to: trustadministrationgroup@computershare.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

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The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans (and any Trust Subordinate Companion Loans) from the Sponsors pursuant to the respective mortgage loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between, in each case, the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans (and any such Trust Subordinate Companion Loans), without recourse, to the Trustee for the benefit of the applicable Certificateholders and any related Loan-Specific Certificateholders. For purposes of the respective Mortgage Loan Purchase Agreements between the Depositor and each of the related Sponsors, the Cannon Industrial Portfolio Mortgage Loan (9.998%), the Mountain Industrial Portfolio Mortgage Loan (7.3%), the Deptford Mall Mortgage Loan (6.9%), the Prospect Place Apartments Mortgage Loan (4.7%) and the Northwoods Mall Mortgage Loan (4.0%) (each of which is sometimes referred to in this prospectus as a “Joint-Seller Mortgage Loan”) will constitute a “Mortgage Loan” under each such Mortgage Loan Purchase Agreement only to the extent of the portion thereof sold to the Depositor by the applicable Sponsor. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Certificate Administrator or to a document custodian appointed by the Certificate Administrator, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan) and any Trust Subordinate Companion Loan sold by the applicable Sponsor and each Serviced Whole Loan (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Whole Loan, the “Mortgage File”); provided that, for the avoidance of doubt, references to the Mortgage File for any Trust Subordinate Companion Loan will refer to the Mortgage File for the related Mortgage Loan, and will include the Mortgage Note(s) evidencing such Trust Subordinate Companion Loan:

(i)                     (A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B)   if such Mortgage Loan is part of a Serviced Whole Loan, a copy of the executed promissory note for each related Serviced Companion Loan;

(ii)                  the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)               the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)               an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(v)                  an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(vi)               the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Whole Loan, if applicable), if not already assigned pursuant to items   (iv) or (v) above;

(vii)            originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

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(viii)         the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)               an original or copy of the related ground lease, if any, and any ground lessor estoppel;

(x)                  an original or copy of the related loan agreement, if any;

(xi)               an original of any guaranty under such Mortgage Loan (or Serviced Whole Loan, if applicable), if any;

(xii)            an original or copy of the related lockbox agreement or cash management agreement, if any;

(xiii)         an original or copy of the environmental indemnity from the related borrower, if any;

(xiv)         an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xv)            if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee;

(xvi)         in the case of each Whole Loan, an original or a copy of the related Co-Lender Agreement;

(xvii)      any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Whole Loan, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements;

(xviii)   an original or copy of any mezzanine loan intercreditor agreement if any;

(xix)         the original or copy of any related environmental insurance policy;

(xx)            a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and

(xxi)         copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

Notwithstanding anything to the contrary contained in this prospectus, in the case of an Outside Serviced Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of such documents (with the actual documents required to be delivered to the applicable Outside Custodian).

Notwithstanding anything to the contrary contained in this prospectus, with respect to each Joint-Seller Mortgage Loan, the obligation of each applicable Sponsor to deliver a copy of the related documents identified in clauses (ii) through (xxi) above may be satisfied by delivery of such documents by either of the applicable Sponsors.

With respect to a Servicing Shift Mortgage Loan, pursuant to the Pooling and Servicing Agreement, following the related Controlling Pari Passu Companion Loan Securitization Date and upon the transfer of servicing of the related Servicing Shift Mortgage Loan to the related Outside Servicing Agreement in accordance with the related Co-Lender Agreement, the Custodian is required to deliver documents constituting the related Mortgage File (other than the documents described in clause (i) of the definition of “Mortgage File”) to the related Outside Trustee or Outside Custodian.

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As provided in the Pooling and Servicing Agreement, the Certificate Administrator, a custodian appointed by it, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan or Trust Subordinate Companion Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan or Trust Subordinate Companion Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder (or any Loan-Specific Certificateholder) in the affected Mortgage Loan or Trust Subordinate Companion Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan or Trust Subordinate Companion Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan or Trust Subordinate Companion Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix) and (xx) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan or Trust Subordinate Companion Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan or Trust Subordinate Companion Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or Trust Subordinate Companion Loan or for any immediate significant servicing obligation.

Notwithstanding the foregoing, if a Mortgage Loan or Trust Subordinate Companion Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, will not be a Material Defect.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within a designated period after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)       a copy of each of the following documents:

(i)                     (A)   for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B)   if such Mortgage Loan is part of a Serviced Whole Loan, the executed promissory note for each related Serviced Companion Loan;

(ii)                  the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording

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indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)               any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)               final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)                  the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)               the related ground lease, if any, and any ground lessor estoppel;

(vii)            the related loan agreement, if any;

(viii)         the guaranty under such Mortgage Loan (or Serviced Whole Loan, if applicable), if any;

(ix)               the related lockbox agreement or cash management agreement, if any;

(x)                  the environmental indemnity from the related borrower, if any;

(xi)               the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)            in the case of a Mortgage Loan that is a part of a Whole Loan, the related Co-Lender Agreement;

(xiii)         any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)         any mezzanine loan intercreditor agreement;

(xv)            any related environmental insurance policy;

(xvi)         any related letter of credit and any related assignment thereof; and

(xvii)      any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof;

(b)       a copy of any engineering reports or property condition reports;

(c)       other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)       for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

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(e)       a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)        a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)       for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)        a copy of the applicable mortgage loan seller’s asset summary;

(j)        a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       a copy of all zoning reports;

(l)        a copy of financial statements of the related mortgagor;

(m)      a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       a copy of all UCC searches;

(o)       a copy of all litigation searches;

(p)       a copy of all bankruptcy searches;

(q)       a copy of the origination settlement statement;

(r)        a copy of any insurance summary report;

(s)       a copy of the organizational documents of the related mortgagor and any guarantor;

(t)        a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)       the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)       unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)      unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes

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should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make certain representations and warranties with respect to each Mortgage Loan and any Trust Subordinate Companion Loan sold by it that we include in the Issuing Entity. Those representations and warranties with respect to the Mortgage Loans are generally to the effect set forth on Annex E-1A to this prospectus (in the case of BMO, BSPRT, LCF, SGFC, UBS AG New York Branch, Wells Fargo Bank and ZBNA), Annex E-2A (in the case of 3650 Capital) and Annex E-3A (in the case of GSMC), subject to the related exceptions set forth on Annex E-1B, Annex E-2B and Annex E-3B, respectively, to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;
●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and
●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans or Trust Subordinate Companion Loans (if any), although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-1B, Annex E-2B and Annex E-3B, respectively, to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan or Trust Subordinate Companion Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder (or any Loan-Specific Certificateholder) in the affected Mortgage Loan or Trust Subordinate Companion Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan or Trust Subordinate Companion Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loan or Trust Subordinate Companion Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable. If a Material Defect exists with respect to any Mortgage Loan or Trust Subordinate Companion Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, solely in the case of an affected Mortgage Loan, substitute a Qualified Substitute Mortgage Loan, and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or
●	to repurchase the affected Mortgage Loan (or, in the case of a Joint-Seller Mortgage Loan, the applicable portion thereof as if such applicable portion was a separate Mortgage Loan) or Trust Subordinate Companion Loan (or any related REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication) (calculated in the case of a Joint-Seller Mortgage Loan, solely with respect to the applicable portion thereof as if such applicable portion was a separate Mortgage Loan)—
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(i)	the outstanding principal balance of that Mortgage Loan or Trust Subordinate Companion Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus
(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan or Trust Subordinate Companion Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus
(iii)	all unreimbursed property protection advances relating to that Mortgage Loan or Trust Subordinate Companion Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans or Trust Subordinate Companion Loans) (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus
(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Back-Up Advancing Agent with respect to that Mortgage Loan or Trust Subordinate Companion Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus
(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan or Trust Subordinate Companion Loan; plus
(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan or Trust Subordinate Companion Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote Election or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus
(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in connection with the repurchase in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus
(viii)	solely in the case of a Mortgage Loan, any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller.

provided, however, that no Sponsor may repurchase its Trust Subordinate Companion Loan without repurchasing the related Mortgage Loan that it contributed (so long as there is a Material Defect with respect to such related Mortgage Loan).

With respect to (i) the BSPRT Mortgage Loans, Franklin BSP Realty Trust, Inc. will guarantee payment in connection with the repurchase and substitution obligations of BSPRT under the related Mortgage Loan Purchase Agreement, and (ii) the LCF Mortgage Loans, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP will guarantee payment in connection with the repurchase and substitution obligations of LCF under the related Mortgage Loan Purchase Agreement.

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing the affected Mortgage Loan or Trust Subordinate Companion Loan, or (if permitted) replacing the affected Mortgage Loan or curing a Material Defect, to the extent that the applicable Sponsor and the Enforcing Servicer (in the case of a Mortgage Loan, subject to the consent of the Controlling Class Representative if and for so long as the Controlling Class Representative is the applicable Directing Holder and, in the case of a Trust Subordinate Companion Loan, subject to the consent of the

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applicable Loan-Specific Controlling Class Representative if and for so long as it is the applicable Directing Holder) are able to agree upon a cash payment payable by such Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), such Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with the Enforcing Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Enforcing Servicer with the servicing file for such Mortgage Loan or Trust Subordinate Companion Loan and any other information reasonably requested by the Enforcing Servicer as set forth in the Pooling and Servicing Agreement upon the Enforcing Servicer’s request. Upon its making such payment, the applicable Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan or Trust Subordinate Companion Loan not to be a Qualified Mortgage.

In the case of a Material Defect with respect to any Joint-Seller Mortgage Loan, each of the applicable Sponsors will be responsible for any remedies solely in respect of the related promissory note(s) sold by it, in each such case, as if the note(s) contributed by each such Sponsor and evidencing a portion of the subject Mortgage Loan constituted a separate Mortgage Loan.

In addition, each Mortgage Loan Purchase Agreement provides that, with respect to each Outside Serviced Mortgage Loan, if a “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) exists under the related Outside Servicing Agreement with respect to the related Pari Passu Companion Loan that is included in the Outside Securitization established under the related Outside Servicing Agreement, and if such Pari Passu Companion Loan is repurchased from such Outside Securitization as a result of such “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement), then the applicable Sponsor will be required to repurchase such Outside Serviced Mortgage Loan; provided, however, that such repurchase obligation does not apply to any “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) related to the promissory note for the subject Pari Passu Companion Loan.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as no Consultation Termination Event has occurred and is continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the

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amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator, the Trustee and, so long as no Consultation Termination Event has occurred and is continuing, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan or Trust Subordinate Companion Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan or Trust Subordinate Companion Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause any Trust REMIC to fail to qualify as a REMIC, or (if applicable) any portion of the Issuing Entity to fail to qualify as a grantor trust, for federal income tax purposes, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Enforcing Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Enforcing Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, so long as no Consultation Termination Event has occurred and is continuing, by the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to

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exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan (or, in the case of a Joint-Seller Mortgage Loan, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or Trust Subordinate Companion Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor (or, in the case of (i) a BSPRT Mortgage Loan, Franklin BSP Realty Trust, Inc., as guarantor of payment in connection with the repurchase and substitution obligations of BSPRT, and (ii) an LCF Mortgage Loan, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP, as guarantors of payment in connection with the repurchase and substitution obligations of LCF), defaults on its obligations with respect thereto. We cannot assure you that the applicable Sponsor (or, in the case of (i) a BSPRT Mortgage Loan, Franklin BSP Realty Trust, Inc., as guarantor of payment in connection with the repurchase and substitution obligations of BSPRT, and (ii) an LCF Mortgage Loan, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP, as guarantors of payment in connection with the repurchase and substitution obligations of LCF) will have sufficient assets to repurchase or substitute a Mortgage Loan or Trust Subordinate Companion Loan if required to do so. See “Risk Factors—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Other Risks Relating to the Certificates—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review" relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

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The Pooling and Servicing Agreement

General

The Certificates will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of June 1, 2026 (the “Pooling and Servicing Agreement”), by and between the Depositor, the master servicer (the “Master Servicer”), the special servicer (the “Special Servicer”), the operating advisor (the “Operating Advisor”), the certificate administrator (the “Certificate Administrator”), the trustee (the “Trustee”) and the asset representations reviewer (the “Asset Representations Reviewer”).

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans (including any Trust Subordinate Companion Loans) and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following discussion summarizes the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Whole Loans, the following definitions apply and are, in some cases, further illustrated in the chart below:

●	“Serviced Pari Passu-AB Whole Loan” means a Pari Passu-AB Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced Pari Passu Whole Loan” means a Pari Passu Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced AB Whole Loan” means an AB Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced Whole Loan” means a Serviced Pari Passu Whole Loan, Serviced AB Whole Loan or a Serviced Pari Passu-AB Whole Loan, as applicable.
●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Whole Loan or a Serviced Pari Passu-AB Whole Loan (and is therefore serviced under the Pooling and Servicing Agreement).
●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Whole Loan or a Serviced Pari Passu-AB Whole Loan (and is therefore serviced under the Pooling and Servicing Agreement).
●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.
●	“Companion Loan Holder” means the holder of a Companion Loan.
●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.
●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.
●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.
●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).
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●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.
●	“Serviced Outside Controlled Whole Loan” means a Serviced Whole Loan if and for so long as the “controlling note” with respect to such Serviced Whole Loan is not an asset of the Issuing Entity (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Whole Loan may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Whole Loan, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Whole Loans” will thereafter cease to apply to the subject Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Whole Loan will be a Serviced Outside Controlled Whole Loan.
●	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Mortgage Loan will be a Serviced Outside Controlled Mortgage Loan.
●	“Serviced Outside Controlled Companion Loan” means a Companion Loan that is part of a Serviced Outside Controlled Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan will be a Serviced Outside Controlled Companion Loan.
●	“Outside Controlling Note Holder” means, with respect to any Whole Loan that is, and only for so long as such Whole Loan is, a Serviced Outside Controlled Whole Loan, the holder of the related Controlling Note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).
●	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan will be an Outside Serviced Companion Loan.
●	“Outside Serviced Whole Loan” means a Whole Loan that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Whole Loan will be an Outside Serviced Whole Loan.
●	“Outside Serviced AB Whole Loan” means any AB Whole Loan that is an Outside Serviced Whole Loan.
●	“Outside Serviced Pari Passu Whole Loan” means an Outside Serviced Whole Loan that includes one or more Pari Passu Companion Loans but does not include an Outside Serviced Subordinate Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Whole Loan that is a Pari Passu Whole Loan will be an Outside Serviced Pari Passu Whole Loan.
●	“Outside Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of an Outside Serviced Pari Passu Whole Loan or an Outside Serviced Pari Passu-AB Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Pari Passu Companion Loan will be an Outside Serviced Pari Passu Companion Loan.
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●	“Outside Serviced Pari Passu-AB Whole Loan” means an Outside Serviced Whole Loan that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.
●	“Outside Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of an Outside Serviced Pari Passu-AB Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Subordinate Companion Loan and part of a Pari Passu-AB Whole Loan will be an Outside Serviced Subordinate Companion Loan.
●	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Whole Loan.
●	“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Whole Loan is being (or expected to be) serviced, which is, with respect to (i) each Servicing Shift Whole Loan, the related Future Outside Servicing Agreement, and (ii) each Outside Serviced Whole Loan (other than a Servicing Shift Whole Loan following the related Controlling Pari Passu Companion Loan Securitization Date), as of the Closing Date, the Outside Servicing Agreement identified under the table titled “Outside Serviced Mortgage Loans Summary” under “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians”; provided that, in the case of the Crossgates Mall Mortgage Loan, following the related Controlling Pari Passu Companion Loan Securitization Date, the Outside Servicing Agreement will be the related Future Outside Servicing Agreement.
●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.
●	“Outside Servicer”, “Outside Special Servicer”, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement, which (to the extent definitively identified) are set forth under the table titled “Outside Serviced Mortgage Loans Summary” under “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians”.
●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Whole Loan.
●	“Servicing Shift Whole Loan” means a Whole Loan that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Pari Passu Companion Loan in a future securitization transaction, the servicing of such Whole Loan will shift to the servicing agreement (i.e., the related Future Outside Servicing Agreement) governing that future securitization transaction.
●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Whole Loan.
●	“Future Outside Servicing Agreement” means, (i) with respect to any Servicing Shift Whole Loan or the Crossgates Mall Mortgage Loan, the related servicing agreement entered into in connection with the securitization of the related Controlling Pari Passu Companion Loan.
●	“Controlling Companion Loan” means a Companion Loan that is evidenced by a Controlling Note.
●	“Controlling Pari Passu Companion Loan” means a Pari Passu Companion Loan that is evidenced by a Controlling Note.
●	“Controlling Pari Passu Companion Loan Securitization Date” means, with respect to either (i) a Servicing Shift Whole Loan or (ii) an Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, the date on which the related Controlling Pari Passu Companion Loan is included in an Outside Securitization.
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See “Description of the Mortgage Pool—General” for the definitions of certain terms applicable to the Whole Loans and referred to in the immediately preceding bullets.

The chart below identifies, with respect to each Whole Loan, (i) whether such Whole Loan is a Pari Passu Whole Loan, an AB Whole Loan or a Pari Passu-AB Whole Loan, and (ii) whether such Whole Loan is a Serviced Whole Loan, an Outside Serviced Whole Loan or a Servicing Shift Whole Loan.

Type and Servicing Status of Whole Loans

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Servicing of Whole Loan	Type of Whole Loan
Cannon Industrial Portfolio	$62,600,000	9.998%	$114,900,000	N/A	$177,500,000	Serviced	Pari Passu
FreshDirect HQ	$62,600,000	9.998%	$37,400,000	N/A	$100,000,000	Serviced	Pari Passu
Shore Front Parkway Apartments	$51,000,000	8.1%	$43,500,000	N/A	$94,500,000	Serviced	Pari Passu
Mountain Industrial Portfolio	$45,750,000	7.3%	$1,123,650,000	$450,600,000	$1,620,000,000	Outside Serviced	Pari Passu-A/B
Deptford Mall	$43,500,000	6.9%	$71,500,000	N/A	$115,000,000	Serviced	Pari Passu
1500 Post Oak Boulevard	$35,000,000	5.6%	$105,000,000	N/A	$140,000,000	Outside Serviced	Pari Passu
Admiral’s Cove	$30,650,000	4.9%	$53,350,000	N/A	$84,000,000	Outside Serviced	Pari Passu
Prospect Place Apartments	$29,650,000	4.7%	$53,350,000	N/A	$83,000,000	Outside Serviced	Pari Passu
Sunset View	$25,000,000	4.0%	$12,185,000	N/A	$37,185,000	Serviced	Pari Passu
Crossgates Mall	$25,000,000	4.0%	$80,000,000	$68,000,000	$173,000,000	Outside Serviced	Pari Passu-A/B
Northwoods Mall	$24,962,447	4.0%	$17,972,962	N/A	$42,935,409	Serviced	Pari Passu
Seneca One	$20,000,000	3.2%	$51,000,000	$13,416,645	$84,416,645	Outside Serviced	Pari Passu-A/B
The Towers at Cupertino City Center	$15,000,000	2.4%	$130,000,000	N/A	$145,000,000	Outside Serviced	Pari Passu
The Landing	$15,000,000	2.4%	$61,480,000	N/A	$76,480,000	Servicing Shift	Pari Passu
The Rockwell	$7,250,000	1.2%	$54,000,000	N/A	$61,250,000	Outside Serviced	Pari Passu

There are no Serviced AB Whole Loans, Serviced Pari Passu-AB Whole Loans, Serviced Outside Controlled Whole Loans or Outside Serviced AB Whole Loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of Whole Loan(s) or any related terms should be disregarded.

See “Description of the Mortgage Pool—The Whole Loans” for further information with respect to each Whole Loan, the related Companion Loans and the identity of the Companion Loan Holders.

Certain Considerations Regarding the Outside Serviced Whole Loans

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Whole Loan or P&I advances with respect to any Outside Serviced Companion Loans or any

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Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “Description of the Mortgage Pool—The Whole Loans” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Whole Loans” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans and any Trust Subordinate Companion Loans, together with all payments due on or with respect to the Mortgage Loans and any Trust Subordinate Companion Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the Certificateholders.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Certificate Administrator, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller's Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions”.

The Certificate Administrator (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Whole Loan in trust for the benefit of all Certificateholders and the holders of any related Serviced Companion Loans. Pursuant to the

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Pooling and Servicing Agreement, the Certificate Administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Enforcing Servicer determines that a Material Document Defect exists, the Enforcing Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans (provided that a Sponsor may not effect a substitution of a Trust Subordinate Companion Loan), or to repurchase the affected Mortgage Loan or Trust Subordinate Companion Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the affected Mortgage Loan or Trust Subordinate Companion Loan. This cure, substitution or repurchase obligation (and, if applicable, any related guaranty obligations) or the making of a Loss of Value Payment will constitute the sole remedy available to the Certificateholders or the Issuing Entity for an uncured Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●	the higher of the following standards of care:

1.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●	with a view to—

1.       the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.       in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Whole Loan) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Whole Loan) to the Certificateholders (as if they were one lender) (or, if a Serviced Whole Loan is involved, with a view to the maximization of recovery on such Serviced Whole Loan to the Certificateholders and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) of principal and interest, including balloon payments, on a present value basis; and

●	without regard to—

1.       any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

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2.       the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

3.       the obligation, if any, of the Master Servicer to make Advances;

4.       the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.       the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or
●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a)       the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or
●	solely in the case of a delinquent balloon payment, (A) 30 days after the date on which that balloon payment was due (except as described in clause B below) or (B) if (i) the related borrower has delivered, on or before the date on which that balloon payment was due, a refinancing commitment, letter of intent or signed purchase and sale agreement reasonably acceptable to the Master Servicer (who is required to promptly deliver a copy to the Special Servicer and, so long as no Consultation Termination Event is continuing, any applicable Directing Holder and Consulting Party) from an acceptable lender and the related borrower is diligently seeking a refinancing or sale, (ii) the related borrower continued to make its Monthly Payments on each Due Date, and (iii) no other Servicing Transfer Event has occurred with respect to the Serviced Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days after the date on which the balloon payment was due and (2) the termination of the refinancing commitment, letter of intent or purchase and sale agreement; or

(b)       there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Whole Loan), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 60 days); provided, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders in the subject Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Whole Loan); or

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(c)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

(d)       the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e)       the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f)        the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g)       the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders or the related Serviced Companion Loan Holder(s) in the Serviced Whole Loan), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 60 days.

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and with the consent of the applicable Directing Holder and after non-binding consultation with any applicable Consulting Parties), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the applicable Directing Holder will be required to respond to the Special Servicer’s request for such consent ((or be deemed to have provided such consent) within the time period described under “—Directing Holder—General”) with respect to Acceptable Insurance Defaults; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the applicable Consulting Parties, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);
●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;
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●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and
●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the subject Serviced Mortgage Loan or any related Serviced Companion Loan to be characterized as a “Specially Serviced Loan”.

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Whole Loan, it will be considered to exist for the entire Serviced Whole Loan.

The Special Servicer will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Whole Loan). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Whole Loan under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

If the Master Servicer receives a borrower request for a Major Decision or Special Servicer Decision, the Master Servicer will be required to promptly forward such request to the Special Servicer and will have no further obligations with respect to such Major Decision or Special Servicer Decision, except for providing the Special Servicer with information to the extent required under the Pooling and Servicing Agreement and except to the extent (i) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process such a request, or (ii) in the case of a Major Decision described in sub-clause (i) or (ii) of clause (O) of the definition of “Major Decision”. With respect to any Serviced Loan that is not a Specially Serviced Loan, the processing of, and the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will be made by the Special Servicer or (if (i) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower or make any such determination, or (ii) in the case of a Major Decision described in sub-clause (i) or (ii) of clause (O) of the definition of “Major Decision”) will be made by the Master Servicer subject to the Special Servicer’s consent. The Special Servicer will also be

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required to obtain the consent of any applicable Directing Holder and will be required to consult with any applicable Consulting Parties in connection with any Major Decisions, to the extent described under “—Directing Holder” and “—Operating Advisor” in this prospectus.

A “Special Servicer Decision” means any decision or borrower request with respect to a Serviced Mortgage Loan or a Serviced Whole Loan that is not a Major Decision or a Master Servicer Decision.

A “Master Servicer Decision” means, with respect to a Serviced Mortgage Loan or a Serviced Whole Loan that is not a Specially Serviced Loan:

(a)              any decision or borrower request with respect to:

(i)                                 defeasances,

(ii)                              collections, record keeping, reporting, payment processing and companion loan paying agent functions,

(iii)                           inspections of Mortgaged Properties,

(iv)                           property insurance and tax matters,

(v)                              subjecting the related Mortgaged Property to an easement, right of way or similar agreement for utilities, access, parking, public improvements, or another purpose that, in each case, does not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan (including a consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement),

(vi)                           Advances (including nonrecoverability determinations), and

(vii)                        any note-splitting amendment to a Co-Lender Agreement, and

(b)              any decision the Master Servicer is to make under the Pooling and Servicing Agreement with respect to:

(i)                                 notices of a material default, Material Defect, or Repurchase Request,

(ii)                              general servicing of the Serviced Loans or Serviced Whole Loans other than:

1.             any borrower request not specified in the immediately preceding clause (a) including approving any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit (including the funding or disbursement of any such amounts with respect to any of the Mortgage Loans secured by the Mortgaged Properties specifically identified in the Pooling and Servicing Agreement), unless such request relates to (a) customary tax and insurance releases, (b) any other routine and/or customary escrow and reserve fundings or disbursements of amounts less than $225,000, or (c) any request for a funding or disbursement as mutually agreed upon by the Master Servicer and the Special Servicer;

2.             approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser (individually or in the aggregate based on all leases with the same tenant at the applicable Mortgaged Property) of (y) 30,000 square feet and (z) 30% of the net rentable area at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

3.             a decision to modify or take action (or to refrain from taking action) under any provisions regarding cash trap and lease sweep triggers, removal of a property manager or allocation of casualty or condemnation proceeds;

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4.             the calculation of the loan-to-value ratio in connection with any principal prepayment or property release or substitution;

5.             unless required by the related Mortgage Loan documents, a decision to modify any covenant setting reserve level requirements or a decision that a borrower has failed to increase reserve requirements as required by the related Mortgage Loan documents;

6.             any approval of any casualty insurance settlements (unless such casualty insurance settlements are less than the threshold specified in the related Mortgage Loan documents and there is no lender discretion provided for in the related Mortgage Loan documents, including determining whether any conditions precedent have been satisfied) or condemnation settlements (unless such condemnation settlements are immaterial and there is no lender discretion provided for in the related Mortgage Loan documents, including determining whether any conditions precedent have been satisfied), and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property; or

7.             any decision or borrower request related to approving annual budgets or operating statements for the related Mortgaged Property,

(iii)                           investment of funds held in accounts held by the Master Servicer,

(iv)                           the Master Servicer’s compensation, including waivers of compensation due the Master Servicer,

(v)                              administration of the Master Servicer’s website,

(vi)                           whether a Servicing Transfer Event has occurred with respect to such Serviced Mortgage Loan or Serviced Whole Loan,

(vii)                        consulting with Companion Loan Holders, and

(viii)                     certain other administrative functions typically performed by the Master Servicer as described in the Pooling and Servicing Agreement.

With respect to non-Specially Serviced Loans, (i) if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any Special Servicer Decision or Major Decision, or (ii) in the case of a Major Decision described in sub-clause (i) or (ii) of clause (O) of the definition of “Major Decision”, then the Master Servicer, prior to taking any action with respect to any such Special Servicer Decision or Major Decision, will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent.

In addition, the Special Servicer will be entitled to review and approve any calculations (including, but not limited to, debt yield and debt service coverage ratio calculations) made by the Master Servicer that would result in (i) the commencement or termination of a cash trap or lease sweep period with respect to any Mortgage Loan, (ii) the removal of a property manager of a Mortgaged Property, (iii) the allocation of casualty or condemnation proceeds, or (iv) the release of any reserve to a borrower if such release would constitute a Major Decision. In connection with the foregoing, the Master Servicer will be required to forward any such calculation to the Special Servicer and provide any information that the Special Servicer reasonably requests in order to recalculate and review such calculation. With respect to any such calculation, if the Special Servicer fails to respond within ten (10) business days after receipt of such calculation and requested information (if any) referred to above, then such calculation will be deemed to have been approved by the Special Servicer. If the Special Servicer disagrees with any such calculation made by the Master Servicer (including any inputs), then the Master Servicer and the Special Servicer will be required to use reasonable efforts to reconcile their calculations; provided that, if the Master Servicer and the Special Servicer are unable to reconcile their calculations within five (5) business days after identifying such disagreement, then the Special Servicer’s calculation will control.

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The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from any applicable Directing Holder and Consulting Party (to the extent such Consulting Party has consultation rights as described under “—Directing Holder” or “—Operating Advisor” below, as applicable) regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer and the Special Servicer may each delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer or the Special Servicer, as applicable, will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer or the Special Servicer, as applicable, will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer or the Special Servicer, as applicable, will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. Notwithstanding the foregoing, the Special Servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the Pooling and Servicing Agreement without, with respect to any Mortgage Loan other than an Excluded Mortgage Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Controlling Class Representative, except to the extent necessary for the Special Servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the Master Servicer or the Special Servicer, as the case may be, and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer or the Special Servicer, as the case may be, or by any successor Master Servicer or Special Servicer, as the case may be, without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer or the Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer or Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer or other applicable party under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer or the Special Servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents without the

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consent of the Master Servicer (in the case of sub-servicers engaged by the Master Servicer) or the Special Servicer (in the case of sub-servicers engaged by the Special Servicer).

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount advanced pursuant to, or otherwise required to be advanced pursuant to, the Pooling and Servicing Agreement, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan and any Trust Subordinate Companion Loan (including the Outside Serviced Mortgage Loans, and notwithstanding that the related Mortgaged Property has become an REO Property) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan or any Trust Subordinate Companion Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans (other than any Trust Subordinate Companion Loans). The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan (or Trust Subordinate Companion Loan) as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Trustee, in its capacity as back-up advancing agent (in such capacity, the “Back-Up Advancing Agent”), to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Back-Up Advancing Agent or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must

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make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Back-Up Advancing Agent will be required:

●	if a responsible officer of the Back-Up Advancing Agent has actual knowledge of the failure, to give the Master Servicer notice of its failure; and
●	if the failure continues for three more business days, to make the Property Advance, unless the Back-Up Advancing Agent determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Back-Up Advancing Agent, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”) (and, solely with respect to the Master Servicer, subject to a floor rate of 2.0% per annum), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Back-Up Advancing Agent, as applicable, to make Advances with respect to any Mortgage Loan or Trust Subordinate Companion Loan pursuant to the Pooling and Servicing Agreement continues, subject to a non-recoverability determination, through the foreclosure of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and until the liquidation of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or the related Mortgaged Property or Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Whole Loan and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Back-Up Advancing Agent in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Back-Up Advancing Agent) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan, the Trust Subordinate Companion Loan or the Issuing Entity’s interest in a related REO Property (or, in the case of a Servicing Advance on a Serviced Whole Loan, from such collections with respect to such Serviced Whole Loan and the related REO Property), as the case may be, as to which such Advance was

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made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties (or, in the case of a P&I Advance on a Trust Subordinate Companion Loan, just on or in respect of the related Mortgage Loan or the Issuing Entity’s interest in a related REO Property) prior to distributions on the Certificates, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties (or, in the case of a P&I Advance on a Trust Subordinate Companion Loan, just on or in respect of the related Mortgage Loan or the Issuing Entity’s interest in a related REO Property).

In connection with a determination by the Master Servicer, the Special Servicer or the Back-Up Advancing Agent as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Back-Up Advancing Agent will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Back-Up Advancing Agent in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Back-Up Advancing Agent, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan, Trust Subordinate Companion Loan, Serviced Whole Loan or REO Property, as the case may be, as to which such Advance was made;
●	the Special Servicer may, at its option (exercised in its sole discretion), make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Back-Up Advancing Agent, any applicable Directing Holder and the Controlling Class Representative if it is an applicable Consulting Party, notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Back-Up Advancing Agent;
●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Back-Up Advancing Agent is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;
●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Back-Up Advancing Agent; and
●	notwithstanding the foregoing, the Back-Up Advancing Agent may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with the preceding bullet which is binding on the Back-Up Advancing Agent), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Back-Up Advancing Agent, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Back-Up Advancing Agent, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties and any applicable Directing Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master

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Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, forming the basis of such determination. For the avoidance of doubt, any non-recoverability determination with respect to a Trust Subordinate Companion Loan will take into account the subordinate nature of such Trust Subordinate Companion Loan to the related Mortgage Loan and the related Pari Passu Companion Loans.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Back-Up Advancing Agent’s obligation to make P&I Advances, the Master Servicer and the Back-Up Advancing Agent may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Whole Loan, with interest at a prime lending rate.

For the avoidance of doubt, if a Mortgage Loan is subject to a forbearance agreement, standstill agreement or similar agreement that provides for a temporary deferral or similar temporary accommodation with respect to all or a portion of the monthly payment amount, the Master Servicer will be required to make P&I Advances for such Mortgage Loan based on the terms of the related Mortgage Loan documents in effect immediately prior to the date of such forbearance or similar agreement, subject to any non-recoverability determination with respect to such Mortgage Loan.

The Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Back-Up Advancing Agent, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from Penalty Charges and Modification Fees on the related Mortgage Loan, Trust Subordinate Companion Loan or Serviced Whole Loan, as applicable by the borrower and any other collections thereon, (ii) from insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on the defaulted Mortgage Loan, Trust Subordinate Companion Loan or Serviced Whole Loan, as applicable, or the related Mortgaged Property or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account out of general collections relating to the Mortgage Loans (excluding any Trust Subordinate Companion Loan(s)) (first from principal collections and then from any other collections); provided that Nonrecoverable Advances that are P&I Advances made in respect of a Trust Subordinate Companion Loan (and any interest due on such Advances) may not be reimbursed directly from general collections on the Mortgage Loans in the Mortgage Pool, but can be reimbursed only from collections relating to the applicable Trust Subordinate Companion Loan.

Neither the Master Servicer nor the Back-Up Advancing Agent will be entitled to recover: (1) from any collections on a Trust Subordinate Companion Loan, any Nonrecoverable Advance made, or interest on any Nonrecoverable Advance made, in respect of a Mortgage Loan (other than the Mortgage Loan related to such Trust Subordinate Companion Loan); or (2) any Nonrecoverable Advance that is a P&I Advance made in respect of a Trust Subordinate Companion Loan or any interest due on such Advance from any collections or amounts allocable to the Mortgage Loans (other than the Mortgage Loan related to such Trust Subordinate Companion Loan). With respect to each Trust Subordinate Companion Loan, the Master Servicer or the Back-Up Advancing Agent will only be entitled to reimbursement for a P&I Advance (and any interest thereon) from the amounts that would have been allocable to such Trust Subordinate Companion Loan or, if such P&I Advance is a Nonrecoverable Advance, allocable to the related Mortgage Loan.

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders (and, with respect to any Serviced Whole Loan, any

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related Loan-Specific Certificateholders, the related Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders, any related Loan-Specific Certificateholders and/or any related Serviced Companion Loan Holder(s) constituted a single lender) (and, with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s)).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal of the Mortgage Loans and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the applicable Directing Holder; and provided, further, that, if it is an applicable Consulting Party, the Controlling Class Representative must be consulted with. In addition, the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan or Trust Subordinate Companion Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans (or, in the case of a Workout-Delayed Reimbursement Amount in respect of a Trust Subordinate Companion Loan, collections on the related Mortgage Loan) in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Back-Up Advancing Agent will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections on the Mortgage Loans (or, in the case of a Workout-Delayed Reimbursement Amount in respect of a Trust Subordinate Companion Loan, collections on the related Mortgage Loan) in the Collection Account if the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Neither the Master Servicer nor the Back-Up Advancing Agent will be entitled to recover: (1) from collections on a Trust Subordinate Companion Loan any Workout-Delayed Reimbursement Amounts in respect of a Mortgage Loan (other than the Mortgage Loan related to such Trust Subordinate Companion Loan); or (2) any Workout-Delayed Reimbursement Amounts in respect of a Trust Subordinate Companion Loan from any collections on or allocable to the Mortgage Loans (other than the Mortgage Loan related to such Trust Subordinate Companion Loan). However, if the Workout-Delayed Reimbursement Amount relates to a Property Advance for a Trust Subordinate Companion Whole Loan, the Master Servicer will be entitled to recover such Workout-Delayed Reimbursement Amount from general collections on deposit in the Collection Account for the Mortgage Pool and the applicable Trust Subordinate Companion Loan.

Any requirement of the Master Servicer or the Back-Up Advancing Agent to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and any related Loan-Specific Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or any Trust Subordinate Companion Loan.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Back-Up Advancing Agent will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Classes of Certificateholders or Loan-Specific Certificateholders to the detriment of other Classes of Certificateholders or Loan-Specific Certificateholders will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Back-Up Advancing Agent’s decision to defer reimbursement of such Nonrecoverable Advances

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as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Back-Up Advancing Agent or a right of the Certificateholders or any Loan-Specific Certificateholders.

Accounts

Collection Accounts and Whole Loan Custodial Accounts. The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans and any Trust Subordinate Companion Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Whole Loan Custodial Account”) with respect to each Serviced Whole Loan (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Whole Loan in the related Whole Loan Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Companion Loan (other than, if applicable, a Trust Subordinate Companion Loan) or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Whole Loan Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Master Servicer will also be required to establish and maintain one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

Distribution Account. The Certificate Administrator will be required to establish and maintain the following accounts (collectively, the “Distribution Account”), which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, (ii) the “Upper-Tier REMIC Distribution Account”, and, (iii) if applicable, a “Trust Subordinate Companion Loan REMIC Distribution Account”.

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan), to the extent on deposit in the Collection Account, the applicable portions of Available Funds for such Distribution Date and the applicable portions of any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan) on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Back-Up Advancing Agent will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan), as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to (1) withdraw amounts distributable on such date on the Regular Certificates and (to the extent that they represent the residual interest in the Upper-Tier REMIC) on the Class R Certificates from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account, and (2) with respect to any Trust Subordinate Companion Loan, withdraw amounts distributable on such date on the related Loan-Specific Certificates and (to the extent that they represent the residual interest in the Upper-Tier REMIC) on the Class R Certificates from the Trust Subordinate Companion Loan REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan). See “Description of the Certificates—Distributions”.

Interest Reserve Account. The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2027) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit in the Interest Reserve Account, in respect of each Mortgage Loan and any Trust Subordinate Companion Loan that accrues interest on an Actual/360 basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective

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Stated Principal Balance as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2027), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such amount into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans or, if applicable, the related Trust Subordinate Companion Loan REMIC Distribution Account in respect of a Trust Subordinate Companion Loan.

Excess Interest Distribution Account. If there are any ARD Loans included in the Issuing Entity, the Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Distributions of Excess Interest will be made from the Excess Interest Distribution Account. Because there are no ARD Loans in the Issuing Entity, the Certificate Administrator will not establish an Excess Interest Distribution Account.

Excess Liquidation Proceeds Reserve Account. The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized on liquidations of defaulted Mortgage Loans and, to the extent allocable to the Issuing Entity, on sales of Mortgaged Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account. In connection with each Distribution Date, the Certificate Administrator will be required to determine if the Available Funds for such Distribution Date (determined without regard to the inclusion of any Excess Liquidation Proceeds therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated Realized Losses reimbursable to, the holders of the Regular Certificates on such Distribution Date. If the Certificate Administrator determines that such Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the Certificate Administrator will be required to withdraw from the Excess Liquidation Proceeds Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Available Funds for the related Distribution Date) equal to the lesser of (i) all amounts then on deposit in the Excess Liquidation Proceeds Reserve Account and (ii) the amount of the applicable insufficiency in such Available Funds. In addition, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and other shortfalls in payments on the Regular Certificates, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

“Excess Liquidation Proceeds” means, with respect to any Mortgage Loan, the excess of (i) Liquidation Proceeds of that Mortgage Loan or related REO Property (net of any related Liquidation Expenses and any amounts payable to a related Serviced Companion Loan Holder pursuant to the related Co Lender Agreement), over (ii) the amount that would have been received if a principal payment in full had been made, and all other outstanding amounts had been paid, with respect to such Mortgage Loan on the Due Date immediately following the date on which such proceeds were received. With respect to any Outside Serviced Mortgage Loan, “Excess Liquidation Proceeds” mean such Outside Serviced Mortgage Loan’s pro rata share of any “excess liquidation proceeds” determined in accordance with the applicable Outside Servicing Agreement and the related Co-Lender Agreement that are received by the Issuing Entity.

Other Accounts. Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties and one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

General. The Collection Account, any Whole Loan Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account, each Whole Loan Custodial Account and the Loss of

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Value Reserve Fund) or the Special Servicer (in the case of any REO Account)) on behalf of the Trustee for the benefit of the holders of Certificates and Loan-Specific Certificates. Each of the Collection Account, any Whole Loan Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Whole Loan Custodial Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Whole Loan Custodial Account, the Loss of Value Reserve Fund and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account will be payable to the Special Servicer.

If with respect to any Serviced Loan the related loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Whole Loan Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals):

(i)	to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan) an amount equal to the sum of (I) the applicable portions of Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) the applicable portions of any prepayment premiums or yield maintenance charges collected with respect to the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the Excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any, (D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;
(ii)	to pay or reimburse the Master Servicer, the Special Servicer and the Back-Up Advancing Agent, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Back-Up Advancing
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Agent’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”);

(iii)	to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee (or to pay Midland, if Midland is no longer the Master Servicer, any excess servicing strip to which it is entitled in accordance with the Pooling and Servicing Agreement) earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans and any Trust Subordinate Companion Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans and any Trust Subordinate Companion Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period);
(iv)	to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower or as otherwise provided in the Pooling and Servicing Agreement) and the Operating Advisor Fee;
(v)	to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity);
(vi)	to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or Trust Subordinate Companion Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or Trust Subordinate Companion Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined;
(vii)	to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement;
(viii)	to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on any Trust REMIC;
(ix)	to pay the CREFC® Intellectual Property Royalty License Fee;
(x)	to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below;
(xi)	to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account; and
(xii)	to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity.

However, certain of the foregoing withdrawals of items specifically related to a Serviced Whole Loan or related REO Property will first be made out of the related Whole Loan Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Whole Loan Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Whole Loan (taking into account the subordinate nature

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of any related Subordinate Companion Loan(s)), then the Master Servicer (with respect to non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan (or the related Trust Subordinate Companion Loan in the case of interest on a P&I Advance) or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on any related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Whole Loan and any other amounts payable to the Operating Advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan, any related Trust Subordinate Companion Loan (except in the case of the Asset Representations Reviewer Ongoing Fee) and/or the Mortgage Pool generally, but not out of payments or other collections on any related Serviced Companion Loan held outside the Issuing Entity.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan, any Trust Subordinate Companion Loan or any related REO Property, then upon written direction from the Special Servicer (subject to any notice required to be provided by the Special Servicer or the Certificate Administrator under the Pooling and Servicing Agreement), the Master Servicer will be required to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Collection Account (or, in the case of clause (v) below, to the applicable Sponsors) for the following purposes:

(i)                     to reimburse the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property (together with interest on such Advance);

(ii)                  (A) to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and (B) to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer in connection with the receipt of such Loss of Value Payments;

(iii)               to offset any portion of Realized Losses that are attributable to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan (or any related successor REO Mortgage Loan with respect thereto) or any Trust Subordinate Companion Loan (or any related successor REO Companion Loan with respect thereto);

(iv)               following the liquidation of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, to cover the items contemplated by the immediately preceding clauses (i), (ii)(A) and (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)                  on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses that are attributable to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property for which the contribution was made, additional expenses of the Issuing Entity or any

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Nonrecoverable Advances incurred with respect to the Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property for which the contribution was made.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan and any Trust Subordinate Companion Loan (including any Mortgage Loan or Trust Subordinate Companion Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Loan will be paid monthly from amounts received on such Mortgage Loan or Trust Subordinate Companion Loan, as applicable. With respect to each such Mortgage Loan and/or Trust Subordinate Companion Loan (including each Mortgage Loan and Trust Subordinate Companion Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate, is, with respect to each Mortgage Loan, equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan or Trust Subordinate Companion Loan, as applicable; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan but excluding any Trust Subordinate Companion Loan, which are discussed above) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 50% or 100% for Serviced Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer) and any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include the Special Servicer’s portion of any Modification Fees in connection with a defeasance to which the Special Servicer is entitled under the Pooling and Servicing Agreement), (c) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer, (d) 50% of any fees related to a Major Decision or Special Servicer Decision on a non-Specially Serviced Loan (other than assumption application fees, defeasance fees, liquidation fees, workout fees and any other fees separately addressed herein or in the Pooling and Servicing Agreement) regardless of which servicer processes such Major Decision or Special Servicer Decision, and (e) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account, Loss of Value Reserve Fund and any Whole Loan Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any non-Specially Serviced Loan as to which the borrower request does not relate to a Major Decision or a Special Servicer Decision or in connection

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with any borrower request that relates to a Major Decision or Special Servicer Decision being processed by the Master Servicer with the mutual agreement of the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Special Servicer will not be permitted to waive any review fee due to the Master Servicer without the Master Servicer’s consent. Notwithstanding the foregoing, the Master Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

For the avoidance of doubt, the Master Servicer may not charge a fee in lieu of any fee that is otherwise to be split between the Master Servicer and Special Servicer.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

The Master Servicer will be entitled to designate a portion of the Servicing Fee accrued on the Mortgage Loans and any Trust Subordinate Companion Loans at a specified rate per annum, the right to which portion will be transferable by the Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of the Master Servicer or any termination of the Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the Mortgage Loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees, and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees), and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Whole Loan, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12-month period) with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) after giving effect to such transaction and (ii) $25,000.

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“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all loan service transaction fees, Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, loan service transaction fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and  expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Whole Loan pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Whole Loan under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly: (i) in the case of a Serviced Whole Loan, from collections on such Serviced Whole Loan; and (ii) in the case of a Mortgage Loan (including a Mortgage Loan

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that is part of a Serviced Whole Loan, if the fee remains unpaid as described in the immediately preceding clause (i)), from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan (or related Serviced Whole Loan, if applicable) or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $5,000 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $5,000 for such month with respect to such Specially Serviced Loan (or the related Serviced Whole Loan, if applicable) or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% (or 0.50% with respect to the Deptford Mall Mortgage Loan) and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Whole Loans, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan

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again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, further, that if a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payment are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Whole Loan, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation; provided, however, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable), no Liquidation Fee will be less than $25,000. Notwithstanding the foregoing, in the event a party to the Pooling and Servicing Agreement is required to enforce the obligations of a Mortgage Loan Seller under its related Mortgage Loan Purchase Agreement with respect to an Outside Serviced Mortgage Loan, such party may be entitled to receive a liquidation fee (similar to the Liquidation Fee) in the amount and under the circumstances set forth in the Pooling and Servicing Agreement.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% (or 0.50% with respect to the Deptford Mall Mortgage Loan) or (b) with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) such lesser rate as would result in a Liquidation Fee of $1,000,000.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan or Trust Subordinate Companion Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans, any Trust Subordinate Companion Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity (or of any Trust Subordinate Companion Loan in connection with an optional termination of the related Trust Subordination Companion Loan REMIC). The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan or Trust Subordinate Companion Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full

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amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may either be 0% or 50% for Serviced Loans that are not Specially Serviced Loans and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); (c) any interest or other income earned on deposits in the REO Accounts; (d) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer; (e) 50% of any fees related to a Major Decision or Special Servicer Decision on a non-Specially Serviced Loan (other than assumption application fees, defeasance fees, liquidation fees, workout fees and any other fees separately addressed herein or in the Pooling and Servicing Agreement) regardless of which servicer processes such Major Decision or Special Servicer Decision; and (f) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any borrower request with respect to a non-Specially Serviced Loan that is being processed or consented to by the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Master Servicer will not be permitted to waive any review fee due to the Special Servicer without the Special Servicer’s consent. Notwithstanding the foregoing, the Special Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

For the avoidance of doubt, the Special Servicer may not charge a fee in lieu of any fee that is otherwise to be split between the Master Servicer and Special Servicer.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for

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in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan. For the avoidance of doubt, the foregoing is not intended to act as a prohibition on the right of any entity acting in the capacities of both Master Servicer and Special Servicer from receiving or retaining any fees, compensation or other remuneration it is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Whole Loans, if applicable))) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement and that is set forth in a report that is part of the CREFC® Investor Reporting Package, and (2) any Permitted Special Servicer/Affiliate Fees. For the avoidance of doubt, any compensation or other remuneration that an entity acting in the capacities of both the Master Servicer and Special Servicer is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement will not constitute Disclosable Special Servicer Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, property condition report fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Whole Loan pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Whole Loan under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received or advanced in respect of the Mortgage Loans and, as to each Mortgage Loan, will accrue at 0.015050% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received or advanced in respect of the Mortgage Loans and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan on the Stated Principal Balance of the related Mortgage Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan and prorated for any partial periods.

The Operating Advisor will be paid a fee of $5,000 (the “Operating Advisor Upfront Fee”) on the Closing Date to be paid by the Sponsors.

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The “Operating Advisor Fee Rate” will be a rate equal to 0.001910% per annum with respect to each Mortgage Loan.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower; provided, however, that to the extent (i) such fee is incurred after the outstanding Certificate Balance of each Class of the Control Eligible Certificates has been reduced to zero as a result of the allocation of Realized Losses to each such Class of Control Eligible Certificates, (ii) such fee is earned with respect to a Specially Serviced Loan and constitutes an “unanticipated expense incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G 1(b)(3)(ii), and (iii) the Master Servicer and/or Special Servicer are unable to collect such fee from the related borrower in accordance with the following sentence, such fee (other than to the extent it has been waived or reduced by the Master Servicer or Special Servicer in accordance with the second succeeding sentence) will be payable to the Operating Advisor as an expense of the Trust. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

The Operating Advisor Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and Trust Subordinate Companion Loan (including any REO Mortgage Loan and including any REO Companion Loan related to a Trust Subordinate Companion Loan, but excluding any REO Companion Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and any Trust Subordinate Companion Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate”, with respect to any Mortgage Loan, is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate.

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Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan), and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.000400% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as such Mortgage Loan and prorated for any partial periods.

In connection with each Asset Review with respect to one or more Delinquent Loans, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal to the sum of: (i) $22,000 multiplied by the number of such Delinquent Loans, plus (ii) $2,200 per Mortgaged Property relating to any such Delinquent Loan in excess of one Mortgaged Property, plus (iii) $2,900 per Mortgaged Property relating to any such Delinquent Loan subject to a ground lease, plus (iv) $1,700 per Mortgaged Property relating to any such Delinquent Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end “Consumer Price Index for All Urban Consumers” as published by the U.S. Department of Labor, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review.

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller (or, in the case of a Joint-Seller Mortgage Loan, by the related Mortgage Loan Sellers on a pro rata basis); provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, then such fee (or portion thereof payable by such Mortgage Loan Seller) will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee (or the applicable portion thereof, as the case may be) by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

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Fees and Expenses

The amounts available for distribution on the Certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount(1)	Frequency	Source of Funds
Servicing Fee(2) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	interest collections on the related Mortgage Loan, or if unpaid after final recovery of the related Mortgage Loan, out of general collections on the other Mortgage Loans
Additional Servicing Compensation(3)(4) / Master Servicer	– a specified percentage (which may be either 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
	– 100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer	from time to time
	– all investment income earned on amounts on deposit in the collection account, whole loan custodial account(s), loss of value reserve funds and certain reserve accounts	monthly
	– 50% of any fees related to a Major Decision or Special Servicer Decision on a non-Specially Serviced Loan (other than assumption application fees, defeasance fees, liquidation fees, workout fees and any other fees separately addressed herein or in the Pooling and Servicing Agreement) regardless of which servicer processes such Major Decision or Special Servicer Decision	from time to time
Special Servicing Fee(3)(5) / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan (or any related Serviced Whole Loan, if applicable) that would be less than $5,000 in any given month, then at such higher per annum rate as would result in a Special Servicing Fee equal to $5,000 for such month with respect to such Mortgage Loan (or any related Serviced Whole Loan, if applicable)) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool

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Type/Recipient	Amount(1)	Frequency	Source of Funds
Workout Fee(3)(5) / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% (or 0.50% with respect to the Deptford Mall Mortgage Loan) and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date; and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	monthly	the related collections of principal and interest
Liquidation Fee(3)(5) / Special Servicer	with some limited exceptions, an amount generally equal to 1.0% (or 0.50% with respect to the Deptford Mall Mortgage Loan) of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan (or any related Serviced Whole Loan, if applicable) will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments
Additional Special Servicing Compensation(3)(4) / Special Servicer	– a specified percentage (which may be either 0% or 50% for Serviced Mortgage Loans that are not Specially Serviced Loans and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
	– 100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer	from time to time
	– all investment income received on funds in any REO account	from time to time

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Type/Recipient	Amount(1)	Frequency	Source of Funds
	– 50% of any fees related to a Major Decision or Special Servicer Decision on a non-Specially Serviced Loan (other than assumption application fees, defeasance fees, liquidation fees, workout fees and any other fees separately addressed herein or in the Pooling and Servicing Agreement) regardless of which servicer processes such Major Decision or Special Servicer Decision	from time to time
Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.015050% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Upfront Fee	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers
Operating Advisor Fee / Operating Advisor	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.001910% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable)	from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period or as otherwise provided in the Pooling and Servicing Agreement
Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.000400% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers
Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer	in connection with each Asset Review the sum of: (i) $22,000 multiplied by the number of such Delinquent Loans, plus (ii) $2,200 per Mortgaged Property relating to any such Delinquent Loan in excess of one Mortgaged Property, plus (iii) $2,900 per Mortgaged Property relating to any such Delinquent Loan subject to a ground lease, plus (iv) $1,700 per Mortgaged Property relating to any such Delinquent Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end “Consumer Price Index for All Urban Consumers” as published by the U.S. Department of Labor, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review	in connection with each Asset Review with respect to a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within the specified period, such fee will be paid by the Issuing Entity out of general collections

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Type/Recipient	Amount(1)	Frequency	Source of Funds
Property Advances(3)(6) / Master Servicer, Special Servicer and Back-Up Advancing Agent	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan (or any related Whole Loan, if applicable), or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool
Interest on Property Advances(3)(6) / Master Servicer, Special Servicer and Back-Up Advancing Agent	at Prime Rate (subject, in the case of the Master Servicer, to a floor rate of 2.0% per annum), compounded annually	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or any related Whole Loan, if applicable), then from general collections on the Mortgage Pool
P&I Advances / Master Servicer and Back-Up Advancing Agent(7)	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool, subject to certain limitations
Interest on P&I Advances / Master Servicer and Back-Up Advancing Agent(7)	at Prime Rate (subject, in the case of the Master Servicer, to a floor rate of 2.0% per annum), compounded annually	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or, in the case of a Mortgage Loan that is part of a Serviced Whole Loan, collections on any related Subordinate Companion Loan), then from general collections on the Mortgage Pool
Indemnification Expenses(3)(6)(8) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections on the Mortgage Pool

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans (including any Trust Subordinate Companion Loan). In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan. Withdrawals permitted to be made above from general collections on deposit in the Collection Account will generally not be permitted to be made from collections on a Trust Subordinate Companion Loan if the expense relates specifically to a Mortgage Loan other than the Mortgage Loan that is part of the related Trust Subordinate Companion Whole Loan.
(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate”) indicated in the table below titled “Outside Serviced Mortgage Loan Fees” in the column headed “Outside (Primary) Servicer Fee Rate”.
(3)	With respect to any Servicing Shift Whole Loan, the Master Servicer and the Special Servicer will generally be entitled to payment/reimbursement of the subject fees and expenses for so long as the related Whole Loan is serviced under the Pooling and Servicing Agreement. In connection with the securitization of the related Controlling Pari Passu Companion Loan, the servicing of a Servicing Shift Whole Loan will shift to the applicable Outside Servicing Agreement and such Whole Loan will become an Outside Serviced Whole Loan.
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(4)	With respect to any Outside Serviced Mortgage Loan, the allocations of additional servicing/special servicing compensation between the related Outside Servicer and the related Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.
(5)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Special Servicer will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. The rights to compensation for any Outside Special Servicer will be governed by the applicable Outside Servicing Agreement. See the table entitled “Outside Serviced Mortgage Loan Fees” below. Also see “Description of the Mortgage Pool—The Whole Loans” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Whole Loans” above and “—Servicing of the Outside Serviced Mortgage Loans” below.
(6)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), outside asset representations reviewer (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject reimbursement and/or indemnification described in the foregoing table. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Whole Loans” above and “—Servicing of the Outside Serviced Mortgage Loans” below.
(7)	P&I Advances on any Trust Subordinate Companion Loan, together with interest thereon, are reimbursable first out of collections on such Trust Subordinate Companion Loan and, if not recoverable therefrom, then from collections on the Mortgage Loan constituting a part of the same Serviced Whole Loan.
(8)	May be payable out of collections on a Serviced Whole Loan to the extent allocable thereto.

With respect to each of the Outside Serviced Mortgage Loans (including, after the related shift in servicing occurs, any Servicing Shift Mortgage Loan) set forth in the table below, the Outside Servicer under the Outside Servicing Agreement governing the servicing of that Mortgage Loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the Outside Special Servicer under the related Outside Servicing Agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below.

Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(2) (per annum)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
Mountain Industrial Portfolio	0.000005%	0.15%	0.25%	0.25%
1500 Post Oak Boulevard	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $5,000 for the related Whole Loan	1.0%, subject to a minimum workout fee of $25,000 for the related Whole Loan	1.0%, subject to a minimum liquidation fee of $25,000 for the related Whole Loan
Admiral’s Cove	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $5,000 for the related Whole Loan	1.0%, subject to a minimum workout fee of $25,000 and a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan	1.0%, subject to a minimum liquidation fee of $25,000 and a maximum liquidation fee of $1,000,000 for the related Whole Loan
Prospect Place Apartments	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $5,000 for the related Whole Loan	1.0%, subject to a minimum workout fee of $25,000 and a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan	1.0%, subject to a minimum liquidation fee of $25,000 and a maximum liquidation fee of $1,000,000 for the related Whole Loan
Crossgates Mall	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $5,000 for the related Whole Loan(3)	1.0% of each collection (other than penalty charges) of interest and principal (other than any amount for which a liquidation fee would be paid)(3)	1.0%, subject to a minimum liquidation fee of $25,000 for the related Whole Loan(3)
Seneca One	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $3,500 for the related Whole Loan (or $5,000 if a consultation with the applicable risk retention consultation party is required	1.0%, subject to a minimum workout fee of $25,000 and a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan	1.0%, subject to a minimum liquidation fee of $25,000 and a maximum liquidation fee of $1,000,000 for the related Whole Loan
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Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(2) (per annum)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
The Towers at Cupertino City Center	0.02000%	0.25%, subject to a minimum monthly special servicing fee of $3,500 for the related Whole Loan	1.0%, subject to a minimum workout fee of $25,000 for the related Whole Loan	1.0%, subject to a minimum liquidation fee of $25,000 for the related Whole Loan
The Landing	0.00125%	(4)	(4)	(4)
The Rockwell	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $5,000 for the related Whole Loan	1.0%, subject to a minimum workout fee of $25,000 and a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan	1.0%, subject to a minimum liquidation fee of $25,000 and a maximum liquidation fee of $1,000,000 for the related Whole Loan

(1)	Includes Servicing Shift Mortgage Loans.
(2)	Includes any applicable sub-servicing fee rate.
(3)	The Crossgates Mall Whole Loan is currently being serviced under the Outside Servicing Agreement for the WFCM 2025-5C7 securitization. Upon the securitization of the related Controlling Pari Passu Companion Loan, the outside special servicer fee rate, outside workout fee rate and outside liquidation fee rate will be such rates as are specified in the Future Outside Servicing Agreement governing the future securitization transaction to which the related Controlling Pari Passu Companion Loan is contributed.
(4)	Upon the securitization of the related Controlling Pari Passu Companion Loan, the outside special servicer fee rate, outside workout fee rate and outside liquidation fee rate will be such rates as are specified in the Future Outside Servicing Agreement governing the future securitization transaction to which the related Controlling Pari Passu Companion Loan is contributed. However, prior to the occurrence of the related shift in servicing, special servicing fees, workout fees and liquidation fees are as set forth in the Pooling and Servicing Agreement and described in this prospectus.

Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Whole Loan (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Back-Up Advancing Agent, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Whole Loan;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Whole Loan previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Back-Up Advancing Agent, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Whole Loan previously paid from the Collection Account or the related Whole Loan Custodial Account (and such amounts will be retained or deposited in the Collection Account or the related Whole Loan Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

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Notwithstanding the foregoing, Penalty Charges collected on any Whole Loan are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Whole Loans” above.

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Whole Loans” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Whole Loans”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or
(ii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or
(iii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Whole Loans” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect

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to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Whole Loans”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or
(ii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or
(iii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;
●	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);
●	solely in the case of a delinquent balloon payment, (A) the date occurring 30 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B)) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a signed purchase agreement or a refinancing commitment acceptable to the Special Servicer prior to the date 30 days after the maturity date, the date occurring 120 days after
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the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);

●	the date on which the related Mortgaged Property became an REO Property;
●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;
●	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or
●	the date on which the Serviced Loan remains outstanding five years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Whole Loan, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s).  If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Whole Loan, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Whole Loan.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all Classes of Principal Balance Certificates (other than the Class A-1, Class A-2 and Class A-3 Certificates) and, solely in the case of any Trust Subordinate Companion Whole Loan, in addition to the aggregate Certificate Balance of all related classes of Loan-Specific Principal Balance Certificates, has been reduced to zero.

Promptly upon knowledge of the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards or conduct an internal valuation as described under this “—Appraisal Reduction Amounts” section. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date that is at least five (5) business days following the receipt of the appraisal or the conducting of an internal valuation, the Special Servicer will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal or internal valuation and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal or conducted an internal valuation within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan (or, in the case of any Trust Subordinate Companion Whole Loan, for such Whole Loan) will be deemed to be an amount equal to 25% of the then current Stated Principal Balance of such related Serviced Mortgage Loan (or, in the case of any Trust Subordinate Companion Whole Loan, 25% of the then current Stated Principal Balance of such Whole Loan) until the appraisal is received or valuation conducted. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal Reduction Amount is required to be calculated by the Special Servicer, will generally be equal to (subject to the discussion in the prior paragraph) the excess of:

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(a)  the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Whole Loan) as of the last day of the related Collection Period over

(b)   the excess of:

(i)           the sum of:

(A)  90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by (1) the appraisal, or (2) an internal valuation performed by the Special Servicer (but only with respect to any Serviced Mortgage Loan (or Serviced Whole Loan) with an outstanding principal balance less than $2,000,000 (provided that the Special Servicer may, in its sole discretion in accordance with the Servicing Standard, obtain an appraisal with respect to such Serviced Mortgage Loan (or Serviced Whole Loan) as contemplated by the preceding clause (1))), minus, with respect to any appraisal, such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate; and

(B)  all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Whole Loan) as of the date of calculation over

(ii)        the sum as of the Due Date occurring in the month of the date of determination of:

(A)  to the extent not previously advanced by the Master Servicer or the Back-Up Advancing Agent, all unpaid interest on that Serviced Mortgage Loan (or Serviced Whole Loan) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Whole Loan, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate),

(B)  all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Whole Loan) and

(C)  all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Whole Loan) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or Back-Up Advancing Agent, as applicable, and/or for which funds have not been escrowed).

The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Whole Loan will be allocated, first, to any related Serviced Subordinate Companion Loan(s) (up to the outstanding principal balance(s) thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. Notwithstanding the foregoing, if so provided in the related Co-Lender Agreement, the holder of a Subordinate Companion Loan may be permitted to post cash or a letter of credit to offset all or some portion of an Appraisal Reduction Amount. In the case of an Outside Serviced Whole Loan, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (although, in the case of an Outside Serviced Pari Passu-AB Whole Loan, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loan(s)) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Whole Loan.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

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As a result of calculating one or more Appraisal Reduction Amounts in respect of or allocated to any Mortgage Loan(s), the amount of any required P&I Advance will be reduced, which (to the extent of the reduction in such P&I Advance) will generally have the effect of reducing the amount of interest available to the most subordinate Class of Regular Certificates then outstanding (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, then to the Class E-RR Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D Certificates). See “—Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance or, if applicable, conduct an internal valuation. Based upon the appraisal or internal valuation, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Whole Loan).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan or Trust Subordinate Companion Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained, or, if applicable, internal valuation performed, by the Special Servicer with respect to such Serviced Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

Upon obtaining actual knowledge or receipt of notice by the Special Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Special Servicer will be required to (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Special Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Special Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Special Servicer reasonably expects to receive (and does receive within a reasonable period of time) and reasonably believes is necessary to perform such calculation, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer from the Outside Servicer, Outside Special Servicer or Outside Trustee, as the case may be, with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. In connection with its calculation of a Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan, the Special Servicer will be entitled to conclusively rely on any appraisal or other information received from the related Outside Servicer, Outside Special Servicer or Outside Trustee. The Special Servicer will be required to notify the Master Servicer and the Certificate Administrator of any Collateral Deficiency Amount calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan. The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan. Upon any other party to the Pooling and Servicing Agreement obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the Special Servicer thereof. None of the Trustee, the Certificate Administrator or the Master Servicer will calculate or verify any Collateral Deficiency Amount.

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A “Cumulative Appraisal Reduction Amount”, as calculated by the Special Servicer as of any date of determination, will equal the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator and the Master Servicer will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. None of the Master Servicer, the Trustee nor the Certificate Administrator will calculate or verify any Cumulative Appraisal Reduction Amount. With respect to any class of Certificates or Loan-Specific Certificates, references to any Cumulative Appraisal Reduction Amount allocable thereto mean the aggregate portion of any Appraisal Reduction Amounts and/or Collateral Deficiency Amounts comprising such Cumulative Appraisal Reduction Amount that are allocable to such class under the Pooling and Servicing Agreement.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, an amount calculated by the Special Servicer and generally equal to the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan or Trust Subordinate Companion Loan, as applicable,) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan or Trust Subordinate Companion Loan, as applicable, became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Special Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For various purposes under the Pooling and Servicing Agreement, any Appraisal Reduction Amounts in respect of or allocated to the Mortgage Loans will be allocated to each Class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, then to the Class E-RR Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2 and Class A-3 Certificates). In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event or an Operating Advisor Consultation Trigger Event, any Collateral Deficiency Amounts in respect of or allocated to the Mortgage Loans will also be allocated to each Class of Control Eligible Certificates in reverse sequential order of payment priority to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates, and then to the Class F-RR Certificates). Furthermore, for purposes of determining the occurrence of an Operating Advisor Consultation Trigger Event, any Collateral Deficiency Amounts in respect of or allocated to the Mortgage Loans will also be allocated to each Class of HRR Certificates in reverse sequential order of payment priority to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates and then to the Class E-RR Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, any Class of Control Eligible Certificates (and for purposes of determining the occurrence of an Operating Advisor Consultation Trigger Event, any Class of HRR Certificates) will

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be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, in accordance with the preceding sentences of this paragraph.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class (or any applicable Loan-Specific Controlling Class), or the occurrence of a Control Termination Event or an Operating Advisor Consultation Trigger Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Special Servicer will be required to promptly notify the Certificate Administrator and the Master Servicer of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

Any Class of Control Eligible Certificates or class of Loan-Specific Control Eligible Certificates, respectively, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such Class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order a second appraisal of the Mortgaged Property securing any Serviced Loan (or, in the case of a class of Loan-Specific Control Eligible Certificates that is an Appraised-Out Class, the related Serviced Whole Loan) as to which there exists an Appraisal Reduction Amount or a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Special Servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an Appraiser in accordance with MAI standards. Upon receipt of such second appraisal, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the Special Servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such second appraisal and receipt of information requested by the Special Servicer from the Master Servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class or the applicable Loan-Specific Controlling Class, as applicable, and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

Any Appraised-Out Class as to which one or more holders are Requesting Holders challenging the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class (or any applicable Loan-Specific Controlling Class) until such time, if any, as such Class is reinstated as the Controlling Class (or any applicable Loan-Specific Controlling Class) and no Control Termination Event (or Control Appraisal Period with respect to a Serviced Whole Loan or related loan-specific control termination event), exists, and the rights of the Controlling Class (or Loan-Specific Controlling Class) will be exercised by the most subordinate Class of Control Eligible Certificates (or Loan-Specific Control Eligible Certificates, as applicable) that is not an Appraised-Out Class, if any, during such period.

Appraisals that are to be obtained by the Special Servicer at the request of holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2027; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each

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Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator's website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan or Trust Subordinate Companion Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer, including with respect to any Trust Subordinate Companion Loan that is part of an EHRI Trust Subordinate Companion Loan Securitization, at any time) and the Depositor on or before the date each year (commencing in 2027) specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan or Trust Subordinate Companion Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually, to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (only in the case of the Special Servicer) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;
●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;
●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and
●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.
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Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless (i) those activities relate to 5% or less of the Mortgage Loans by balance or (ii) the Master Servicer or the Special Servicer, as applicable, is permitted, pursuant to the Exchange Act reporting requirements (including any SEC guidance), to take responsibility for the assessment of compliance with the servicing criteria of such person or entity.

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates or any Loan-Specific Certificates, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred in connection with, or relating to, the Pooling and Servicing Agreement, the Certificates or the Loan-Specific Certificates, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including any such legal fees and expenses): (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the

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performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Issuing Entity or in the interests of the Certificateholders any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement, the Certificates or any Loan-Specific Certificates, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no

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event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates issued to it or of the proceeds of the sale of such Certificates, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, when acting as Back-Up Advancing Agent, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders, unless those Certificateholders have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its

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duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, paying agent and custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “whole loan custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such indemnified party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Whole Loan provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Whole Loan as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Whole Loan Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)       any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Whole Loan Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)       any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be

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maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by a Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)       any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)        Moody’s Investors Service, Inc. (“Moody’s”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(g)       Kroll Bond Rating Agency, LLC (“KBRA”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by KBRA (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(h)       the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(i)        the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s

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reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities (including any Loan-Specific Certificates) that evidence an interest in or are secured by the assets of an issuing entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction to the Trustee from (A) the holders of Certificates evidencing at least 25% of the Voting Rights of all Certificates (or, if the Servicer Termination Event is with respect to the Special Servicer for any Trust Subordinate Companion Loan, 25% of the Voting Rights of all Certificates and related Loan-Specific Certificates) or (B) an affected Serviced Companion Loan Holder (but, subject to the discussion below, solely in the case of the related Serviced Whole Loan and a Servicer Termination Event with respect to the Special Servicer), the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination or that survive termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of Certificates evidencing at least 25% of the Voting Rights of all Certificateholders so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the applicable Directing Holder will have the right to approve any successor Special Servicer with respect to any Serviced Loan or Serviced Whole Loan. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, the Trustee will be required to consult with any applicable Directing Holder and Consulting Party (other than the Operating Advisor) prior to the appointment of a successor Master Servicer or Special Servicer with respect to any Serviced Loan or Serviced Whole Loan at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer

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can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities (including any related Loan-Specific Certificates), and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities (including any related Loan-Specific Certificates), then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates or Loan-Specific Certificates, but upon the written direction of the related Serviced Companion Loan Holder or of holders of Loan-Specific Certificates evidencing at least 25% of the Voting Rights of all Loan-Specific Certificateholders, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f), (g) or (h) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities (including any Loan-Specific Certificates), then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder or the holders of Loan-Specific Certificates evidencing at least 25% of the Voting Rights of all Loan-Specific Certificateholders may terminate the Special Servicer with respect to the related Serviced Whole Loan.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f), (g) or (h) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement, and such failure is not remedied within the time period specified in the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of all Certificates (or, if the Servicer Termination Event is with respect to the Special Servicer for any Trust Subordinate Companion Loan, of all Certificates and related Loan-Specific Certificates) (and, if such Servicer Termination Event is on the part of a Special Servicer only with respect to a Serviced Whole Loan with a Companion Loan held outside the Issuing Entity (including, if applicable, a Trust Subordinate Companion Whole Loan), by each affected Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (i) under “—Servicer

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Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Whole Loan, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Whole Loan, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event

General

The Special Servicer may be removed and replaced in such capacity and a successor Special Servicer appointed, other than in connection with a Servicer Termination Event, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, as follows:

(a)           with or without cause, at the direction of the applicable Directing Holder, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation from each Rating Agency);

(b)           except in the case of a Serviced Outside Controlled Whole Loan, and solely if a Control Termination Event has occurred and is continuing, pursuant to a vote of applicable Certificateholders and, if applicable, Loan-Specific Certificateholders, with or without cause, in accordance with the procedures described below under “—Removal of the Special Servicer by Certificateholders Following a Control Termination Event”, upon the affirmative vote of (i) the holders of Certificates (if there is a Trust Subordinate Companion Loan, in the aggregate together with the related Loan-Specific Certificates) evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates (and such Loan-Specific Certificates, if applicable) of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (ii) the holders of Non-Reduced Certificates and, if a Trust Subordinate Companion Whole Loan is involved, Non-Reduced Loan-Specific Certificates entitled to vote on the matter evidencing more than 50% of the Voting Rights allocable to each such Class of Non-Reduced Certificates or Non-Reduced Loan-Specific Certificates, as applicable; and, further, with respect to any Trust Subordinate Companion Loan, solely if a related Control Appraisal Period and a Control Termination Event that relates to such Trust Subordinate Companion Loan has occurred and is continuing;

(c)           at any time, with respect to all Serviced Loans (as a collective matter) (including any Trust Subordinate Companion Loan), if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard and a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to the Serviced Loans, and (ii) the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures set forth under “—Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor”; and

(d)           solely with respect to any particular Trust Subordinate Companion Loan, as further identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan”.

“Certificateholder Quorum” means a quorum that: (1) with respect to the Certificates and any related Loan-Specific Certificates, for purposes of a vote to terminate and replace the Special Servicer for a Trust Subordinate Companion Whole Loan at the request of the holders of certificates evidencing not less than 25% of the Voting Rights allocable to the Certificates and the related Loan-Specific Certificates (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Certificates and/or Loan-Specific Certificates evidencing at least 50% of the Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of applicable Principal Balance Certificates and related Loan-Specific Principal Balance Certificates) of all of the Certificates and the related Loan-Specific Certificates, on an aggregate basis; (2) with respect to the Certificates, (a) for purposes of a vote to terminate and replace the Special Servicer or the Asset Representations Reviewer at the request of the holders of Certificates evidencing not less than 25% of the Pooled Voting Rights (without regard to the application of any Appraisal

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Reduction Amounts), consists of the holders of Certificates evidencing at least 50% of the Pooled Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Principal Balance Certificates) of all of the Certificates, on an aggregate basis; and (b) for purposes of a vote to terminate and replace the Special Servicer (including with respect to any Trust Subordinate Companion Whole Loan) based on a recommendation of the Operating Advisor, consists of the holders and/or beneficial owners of Certificates evidencing at least 20% of the aggregate of the outstanding principal balances of all Certificates, with such quorum including at least three (3) holders and/or beneficial owners that are not Risk Retention Affiliated with each other; and (3) with respect to any particular Loan-Specific Certificates, as further identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan”.

In addition, the Depositor may terminate the Special Servicer upon five business days’ notice if the Special Servicer fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate (including any Risk Retention Affiliate) of such current or former Operating Advisor or Asset Representations Reviewer.

Excluded Special Servicer Mortgage Loans

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, becomes a Borrower Party with respect to any Mortgage Loan or Whole Loan (any such Mortgage Loan or Whole Loan, an “Excluded Special Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. The applicable Directing Holder will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer Mortgage Loan. If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Mortgage Loan Special Servicer with respect to any Excluded Special Servicer Mortgage Loan. If a Control Termination Event has occurred and is continuing and prior to the occurrence of a Consultation Termination Event, the largest Controlling Class Certificateholder that is not an Excluded Controlling Class Holder will have the right to appoint the Excluded Mortgage Loan Special Servicer.

If there is no applicable Directing Holder entitled to appoint an Excluded Mortgage Loan Special Servicer for an Excluded Special Servicer Mortgage Loan (or if there is an applicable Directing Holder so entitled but it has not appointed a replacement Special Servicer within 30 days), then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. The resigning Special Servicer will not have any liability for the actions or inactions of the newly appointed Excluded Mortgage Loan Special Servicer, and absent willful misconduct, bad faith, fraud or negligence on the part of such resigning Special Servicer, the resigning Special Servicer and its directors, members, managers, officers, employees and agents will be entitled to be indemnified by the Issuing Entity against any and all losses or liability incurred in connection with any legal action resulting from the actions or inactions of the Excluded Mortgage Loan Special Servicer.

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Whole Loan, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the Special Servicer again for such Mortgage Loan or Whole Loan, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Whole Loan, as the case may be, earned during such time on and after such Mortgage Loan or Whole Loan, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the

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related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Mortgage Loans during such time.

Notwithstanding the foregoing discussion under this “—Excluded Special Servicer Mortgage Loans” sub-heading, in the case of any Serviced Outside Controlled Whole Loan, the related Outside Controlling Note Holder will have the right to appoint an Excluded Mortgage Loan Special Servicer.

Removal of the Special Servicer by Certificateholders Following a Control Termination Event

The procedures for removing a Special Servicer (other than with respect to any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Pooled Voting Rights of all the Certificates requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation from each Rating Agency addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Certificates evidencing at least 66-2/3% of the Pooled Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Certificates that are Non-Reduced Certificates evidencing more than 50% of the Pooled Voting Rights allocable to each such Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans (other than any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation from each Rating Agency. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

The procedures for removing a Special Servicer with respect to a Trust Subordinate Companion Whole Loan if an applicable Control Termination Event (and a Control Appraisal Period with respect to such Trust Subordinate Companion Whole Loan) has occurred and is continuing will be as follows (with references to “Applicable Certificates” in this paragraph meaning, collectively, in the aggregate, (a) the Certificates and (b) the Loan-Specific Certificates): upon (i) the written direction of holders of Applicable Certificates evidencing 25% of the Voting Rights of all of the Applicable Certificates requesting a vote to terminate and replace the Special Servicer (with respect to the related Whole Loan) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders and Loan-Specific Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Applicable Certificates evidencing at least 66-2/3% of the Voting Rights allocable to the Applicable Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Applicable Certificates that are Non-Reduced Certificates or Non-Reduced Loan-Specific Certificates, as applicable, evidencing more than 50% of the Voting Rights allocable to each such class of Applicable Certificates that are Non-Reduced Certificates or Non-Reduced Loan-Specific Certificates, as applicable, the Trustee will be required to terminate all of the rights and obligations

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of the Special Servicer under the Pooling and Servicing Agreement with respect to the related Whole Loan and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each certificateholder and beneficial owner of certificates may access such notices on the Certificate Administrator’s website and each certificateholder and beneficial owner of certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the related Whole Loan based on a certificateholder vote will be subject to the receipt of a Rating Agency Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting certificateholders for the reasonable expenses of posting notices of such requests.

Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor

With respect to the Serviced Loans (including any Trust Subordinate Companion Whole Loan), if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the Serviced Loans if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the Serviced Loans (including any Trust Subordinate Companion Whole Loan), and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity. If the entity acting as Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under the Pooling and Servicing Agreement with respect to the Serviced Loan(s) as to which it was terminated pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel to that effect delivered to the Trustee and the Certificate Administrator. No such resignation may become effective until the Trustee (solely with respect to the Master Servicer or the Special Servicer) or a successor Master Servicer or Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations

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(other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than, if applicable, any excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement, any applicable Directing Holder and any applicable Consulting Parties; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, in the event that, (i) at any time following the date that the Credit Risk Retention Rules are no longer applicable to this securitization transaction and there are no Classes of Certificates outstanding other than the Control Eligible Certificates and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than with respect to any Trust Subordinate Companion Whole Loan) will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination), and (ii) at any time following the date that the relevant credit risk retention rules are no longer applicable to the securitization transaction constituted by the issuance of the any Loan-Specific Certificates, there are no Classes of related Loan-Specific Certificates outstanding other than the related Loan-Specific Control Eligible Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement with respect to the related Whole Loan will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). In either of the foregoing cases, if the Operating Advisor is terminated, then no replacement operating advisor will be appointed to act in such capacity.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its long-term senior unsecured debt or a long-term issuer rating of at least “A2” by Moody’s or a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s (provided, however, that the Trustee may maintain a long-term senior unsecured debt rating or a long-term issuer rating of at least “Baa3” by Moody’s for so long as either (I) the Master Servicer maintains a long-term senior unsecured debt rating or a long-term issuer rating of at least “A2” by Moody’s or a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s or (II) the Back-Up Advancing Agent satisfies the Applicable Back-Up Advancing Agent Ratings), (B) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch (provided, however, that the Trustee will be deemed to have met the eligibility requirements in this clause (B) for so long as either (I) the Master Servicer has a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A” by Fitch or a short-term debt rating of at least “F1” by Fitch or (II) the Back-Up Advancing Agent satisfies the Applicable Back-Up Advancing Agent Ratings), and (C) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “BBB-” by KBRA (or, if not rated by KBRA, then at least an equivalent rating by two other NRSROs which may include Moody’s and Fitch) or, in the case of any Rating Agency’s requirement set forth in clauses (A), (B) or (C) above, such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation. In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. The Certificate Administrator is required to maintain (A) a rating on its long-term senior unsecured debt of at least “Baa3” by Moody’s or a long-term issuer rating of at least “Baa3” by

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Moody’s (or such other rating with respect to which Moody’s has provided a Rating Agency Confirmation) and (B) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “BBB-” by KBRA or an investment grade rating by any other NRSRO, which may include Moody’s or Fitch. In addition, the Certificate Administrator in its capacity as Back-Up Advancing Agent is required to maintain the ratings set forth in the next paragraph. Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Depositor will be required to use reasonable efforts to appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

The Trustee will serve as the initial Back-Up Advancing Agent and shall be deemed appointed as Back-Up Advancing Agent at all times that no other party is so appointed in accordance with the Pooling and Servicing Agreement. The Back-Up Advancing Agent is required at all times to be an institution that (i) has the Applicable Back-Up Advancing Agent Ratings and (ii) is otherwise acceptable to the Rating Agencies as confirmed by receipt of a Rating Agency Confirmation from each Rating Agency. If the Back-Up Advancing Agent ceases to have the Applicable Back-Up Advancing Agent Ratings, then the Back-Up Advancing Agent is required, within 30 days after it ceases to have the Applicable Back-Up Advancing Agent Ratings, to either (1) obtain a Rating Agency Confirmation from each of the Rating Agencies to allow the Back-Up Advancing Agent to remain in such capacity on this transaction or (2) appoint another Back-Up Advancing Agent to perform the Back-Up Advancing Agent’s obligations under the Pooling and Servicing Agreement. The Back-Up Advancing Agent may, at its own expense, appoint a successor Back-Up Advancing Agent to perform its obligations under the Pooling and Servicing Agreement. The appointment of a successor Back-Up Advancing Agent will not relieve the Back-Up Advancing Agent appointing such successor from any of its obligations under the Pooling and Servicing Agreement (including, without limitation, its obligations to make Advances), and the Back-Up Advancing Agent appointing such successor is required to remain responsible for all acts and omissions of the successor Back-Up Advancing Agent. The “Applicable Back-Up Advancing Agent Ratings” are, with respect to any institution that acts or is to act, as the context may require, as the Back-Up Advancing Agent, (a) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch, provided that such institution will be deemed to have satisfied the rating requirement in this clause (a) as long as (i) such institution has a long-term senior unsecured debt rating or issuer credit rating of at least “BBB-” by Fitch and (ii) the Master Servicer has a long-term senior unsecured debt rating of at least “A” by Fitch or a short-term debt rating of at least “F1” by Fitch, (b) a rating on its long-term senior unsecured debt or a long-term issuer rating of at least “A2” by Moody’s or a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s, provided that such institution shall be deemed to have satisfied the rating requirement in this clause (b) as long as (i) such institution has a long-term senior unsecured debt rating or a long-term issuer rating of at least “Baa3” by Moody’s and (ii) the Master Servicer has a long-term senior unsecured debt rating or a long-term issuer rating of at least “A2” by Moody’s or a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s, and (c) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “BBB-” by KBRA (or, if not rated by KBRA, then at least an equivalent rating by two other NRSROs (which may include Moody’s and Fitch)) (or, in the case of any Rating Agency’s rating requirement set forth in clause (a), (b) or (c) above, such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation).

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

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Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (when acting as Back-Up Advancing Agent) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan and any Trust Subordinate Companion Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, if the Retaining Sponsor transfers HRR Certificates to a Subsequent Third Party Purchaser, such Subsequent Third Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the Master Servicer or a responsible officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of a Subsequent Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the Master Servicer, the Certificate Administrator or the Trustee receiving written notice from any other party to the Pooling and Servicing Agreement, the Subsequent Third Party Purchaser, any Sponsor or any underwriter or initial purchaser that the Master Servicer, Certificate Administrator or

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the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor or the Asset Representations Reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Subsequent Third Party Purchaser, any Sponsor or any other party to the Pooling and Servicing Agreement (other than the Operating Advisor and Asset Representations Reviewer) (together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsors and the other parties to the Pooling and Servicing Agreement and resign in accordance with the terms of the Pooling and Servicing Agreement. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the Pooling and Servicing Agreement, the Issuing Entity and each Rating Agency in connection with such resignation as and to the extent required under the Pooling and Servicing Agreement, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Subsequent Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the Issuing Entity.

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate” of or “affiliated” with (as such terms are defined in 17 C.F.R. §246.2 of the Credit Risk Retention Rules).

“Subsequent Third Party Purchaser” refers to a “subsequent third party purchaser” (within the meaning of Rule 7 of Regulation RR) that acquires HRR Certificates in accordance with Rule 7 of Regulation RR.

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates or the holders of any Loan-Specific Certificates:

(a)       to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates (or, if applicable, any holders of Loan-Specific Certificates);

(b)       to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder (or, if applicable, any Loan-Specific Certificateholder), as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(d)       to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of any Trust REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates (or, if applicable, any holder of the Loan-Specific Certificates), (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations, or (iv) in the event that Regulation RR (or any portion thereof) or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate any risk retention requirements no longer applicable to this securitization transaction in light of such repeal;

(e)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder (or, if applicable, any Loan-Specific Certificateholder), as

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evidenced by an opinion of counsel or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(f)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates (or, if applicable, Loan-Specific Certificates) by any Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of any Certificateholder (or, if applicable, any Loan-Specific Certificateholder), as evidenced by an opinion of counsel or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment; and

(g)       to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that (A) such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement) and (B) such modification will not adversely affect in any material respects the interests of any Certificateholder (or, if applicable, any Loan-Specific Certificateholder), as evidenced by (x) an opinion of counsel or (y)  if any Certificate (or, if applicable, Loan-Specific Certificate) is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificate (or, if applicable, Loan-Specific Certificate); provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative (or, if applicable, of any Loan-Specific Controlling Class Representative without the consent of such Loan-Specific Controlling Class Representative), (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates or Loan-Specific Certificates without the consent of the related underwriter or initial purchaser of such Certificates, or (v) adversely affect in any material respect any Serviced Companion Loan Holder in its capacity as such without its consent.

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates and any Loan-Specific Certificates evidencing in the aggregate not less than 66⅔% of the aggregate Percentage Interests of each Class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates or Loan-Specific Certificates, as applicable, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate or Loan-Specific Certificate of any class without the consent of the holder of that Certificate or Loan-Specific Certificate, as applicable, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates or Loan-Specific Certificates of any class the holders of which are required to consent to the amendment without the consent of the holders of all Certificates or Loan-Specific Certificates of that class then outstanding, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders and the Loan-Specific Certificateholders, or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders and Loan-Specific Certificateholders of the class or classes of certificates that is adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders or Loan-Specific Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders or Loan-Specific Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders or Loan-Specific Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) adversely affect any Loan-Specific Controlling Class Representative without the consent of 100% of the Loan-Specific Controlling Class Certificateholders, (8) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the affected underwriter or initial

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purchaser, or (9) adversely affect in any material respect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes. The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”) or, with respect to any Serviced Loan with an outstanding principal balance less than $2,000,000, conduct an internal valuation as contemplated under “—Appraisal Reduction Amounts” in this prospectus unless the Special Servicer elects to obtain an Updated Appraisal with respect to such Serviced Loan. However, the Special Servicer will not be required to obtain an Updated Appraisal or conduct an internal valuation of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine (9) months old, unless the Special Servicer determines that such previously obtained appraisal is materially inaccurate. The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, and any applicable Directing Holder and Consulting Party.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder,

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obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates, the holders of Loan-Specific Certificates or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced Whole Loan with a Subordinate Companion Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of the Certificateholders and, if applicable, any related Loan-Specific Certificateholders or any related Serviced Companion Loan Holder(s). Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged

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Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, at the federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders, any related Loan-Specific Certificateholders and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to the holders of Certificates and the holders of any related Loan-Specific Certificates. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan (and any related Trust Subordinate Companion Loan) are less than the sum of (1) the outstanding principal balance of the Mortgage Loan (and such Trust Subordinate Companion Loan), (2) interest accrued thereon and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan (and such Trust Subordinate Companion Loan), the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Back-Up Advancing Agent, the Master Servicer, the Special Servicer, the Operating Advisor and/or the Asset Representations Reviewer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Whole Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, Loan-Specific Certificateholders or the Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Whole Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Whole Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Whole Loan. In addition, amounts otherwise distributable on the Certificates and the Loan-Specific Certificates will be further reduced by interest payable to the Master Servicer, the Special Servicer or the Back-Up Advancing Agent on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan or Serviced Whole Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders (and any applicable Loan-Specific Certificateholders) and, in the case of a Serviced Whole Loan, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders (and any such Loan-Specific Certificateholders) and, in the case of a Serviced Whole Loan, any related Serviced Companion Loan Holder(s), constituted a single lender, taking into account the subordinate nature of any related Subordinate Companion Loan) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders (and any applicable Loan-Specific Certificateholders) and, if applicable, any related Serviced Companion Loan Holder(s) in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, any applicable Directing Holder and Consulting Party of any written offers (excluding, for the sake of clarity, any unsuccessful bids received during an auction, whether live or on-line, that were lower than the accepted offer)

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received regarding the sale of any Defaulted Mortgage Loan, in each case to the extent requested by any such party.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan or Serviced Whole Loan and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Whole Loan that, pursuant to the terms of the related Co-Lender Agreement, becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan (and any related Trust Subordinate Companion Loan) together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the applicable Directing Holder and the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. The Special Servicer will not be permitted to sell any such Serviced Whole Loan if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Whole Loan; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Whole Loan, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Directing Holder and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Whole Loan unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Whole Loans” above in this prospectus.

With respect to any Serviced AB Whole Loan that includes a Subordinate Companion Loan held outside the Issuing Entity, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization

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Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will not be permitted or required to sell such Subordinate Companion Loan(s) together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) as a single whole loan except as required by the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Whole Loan, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “Description of the Mortgage Pool—The Whole Loans” with respect to the Outside Serviced Whole Loans.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders, any related Loan-Specific Certificateholders and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with any applicable Directing Holder and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan (or applicable portion thereof), any related Loan-Specific Certificateholders and the related affected Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any such related Loan-Specific Certificateholders and such related Serviced Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan, any related Loan-Specific Certificateholders and any related affected Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any such related Loan-Specific Certificateholders and such related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with any applicable Directing Holder and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of an REO Property related to a Serviced Whole Loan, any related Loan-Specific Certificateholders and the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any such related Loan-Specific Certificateholders and such related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Whole Loan, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of an REO Property related to a Serviced Whole Loan, any related Loan-Specific Certificateholders and any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any such related Loan-Specific Certificateholders and any such related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Whole Loan, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person” is any party to the Pooling and Servicing Agreement, any Sponsor, any applicable Directing Holder or Consulting Party, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Whole Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment does not constitute a Special

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Servicer Decision or Major Decision, as discussed under “—Servicing of the Mortgage Loans” above), or (b) with respect to any Specially Serviced Loan or any non-Specially Serviced Loan if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, in each case subject to any consent rights of any applicable Directing Holder and/or the consultation rights of any applicable Consulting Party (to the extent any such Directing Holder or Consulting Party has consent or consultation rights, as applicable, as described under “—Directing Holder” and “—Operating Advisor” below and this “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments” section) and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)). Notwithstanding the foregoing, (i) if the Master Servicer and the Special Servicer mutually agree, the Master Servicer may modify, waive or amend any term of any non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer and (ii) the Master Servicer may, with respect to a non-Specially Serviced Loan, agree to a modification, waiver or amendment contemplated by subclause (i) or (ii) of clause (O) of the definition of “Major Decision” with the consent of the Special Servicer.

The Special Servicer will be required to obtain the consent of the applicable Directing Holder for Major Decisions to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent of the applicable Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”. When the Special Servicer’s consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., when the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the applicable Directing Holder may reasonably request to grant or withhold such consent. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the applicable Directing Holder, which consent will be deemed given if such Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan (or any Trust Subordinate Companion Loan), then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan (exclusive of any Trust Subordinate Companion Loan) beyond a date that is five years prior to the Rated Final Distribution Date of the rated Certificates (or extend the maturity of a Trust Subordinate Companion Loan beyond a date that is seven years prior to the rated final distribution date of any related rated Loan-Specific Certificates), or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the

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remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Whole Loans”. No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Master Servicer or the Special Servicer, as applicable, will be permitted without the prior written consent of the Master Servicer or the Special Servicer, as applicable.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any applicable Directing Holder, any applicable Consulting Parties and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any applicable Directing Holder and any applicable Consulting Parties, and the original to the Certificate Administrator or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Whole Loan, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative (if it is entitled to consent or consult, as applicable, under the related Co-Lender Agreement) or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights), by the Special Servicer; provided that, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Special Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions). The Master Servicer will only be obligated to forward any requests received from the Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Special Servicer (who will forward any such request to the Controlling Class Representative (if it is entitled to consent or consult, as applicable, as provided in the preceding sentence), and following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor), and the Master Servicer will have no right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The applicable Directing Holder will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will take such action, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted to take or to consent to the Master Servicer’s taking, any of the following actions as to which the applicable Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the related Major Decision Reporting Package from the Special Servicer (provided that if such written objection has not been received by the Special Servicer within the

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10-business day or, if applicable, 20-day period, such applicable Directing Holder will be deemed to have approved such action (each of the following, a “Major Decision”)):

(A)      any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)      any modification, consent to a modification or waiver of any monetary term (including, without limitation, reserve amounts and cash flow triggers, but excluding Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)      any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Companion Loan) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

(D)      any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property or any approval of a borrower’s determination to bring a Mortgaged Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property, to the extent the lender is required to consent to, or approve, any such determination by the borrower under the related Mortgage Loan documents;

(E)      any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, unless such action is otherwise required pursuant to the specific terms of the related Serviced Loan and there is no lender discretion;

(F)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, other than any such transfer or incurrence of debt as may be effected pursuant to the terms of the related loan agreement and without the consent of the lender under the related loan agreement and for which there is no lender discretion (for the avoidance of doubt, the determination of whether conditions precedent to the right to incur additional debt or additional mezzanine debt will not be a matter of lender discretion);

(G)      any approval of property management company changes or franchise changes, in each case to the extent the lender is required to consent to, or approve, such changes under the related Mortgage Loan documents, provided that with respect to property management company changes (i) the Serviced Loan has an outstanding principal balance greater than $10,000,000, or (ii) the successor property manager is affiliated with the borrower;

(H)      any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(I)        any acceleration of a Serviced Loan or the exercise of any other remedy following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(J)       the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(K)      any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement (other than with respect to amendments to split or re-size notes consistent with the terms of the subject Co-Lender Agreement and as to which the consent of the Issuing Entity is not required), in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to

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a Serviced Loan, or an action to enforce rights with respect thereto and in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates or the applicable Loan-Specific Control Eligible Certificates, except that, if any such modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness;

(L)       any determination of an Acceptable Insurance Default;

(M)      approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements;

(N)      in the case of any Specially Serviced Loan, any approval of or consent to a grant of an easement or right of way that materially affects the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to such Specially Serviced Loan;

(O)      agreeing to any modification, waiver, consent or amendment of the related Serviced Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral) that would permit the defeasance of the subject Serviced Loan, (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment; and

(P)      determining whether to permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease other than pursuant to the specific terms of the Serviced Loan and for which there is no lender discretion;

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (and, with respect to any Serviced Whole Loan, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

Notwithstanding the foregoing, without any other approval or consent by the Special Servicer or the Directing Holder, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent (i) to subject the related Mortgaged Property to an easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose that, in each case, does not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement), and (ii) to the release, substitution or addition of collateral securing any Serviced Loan in connection with a defeasance of such collateral (provided that the proposed defeasance collateral is of a type permitted under the related Mortgage Loan documents and provided further that, with respect to the Master Servicer, such defeasance does not require any modification, waiver or amendment of such documents as described in subclauses (i) and (ii) of clause (O) of the definition of “Major Decision”).

“Major Decision Reporting Package” means, with respect to any Major Decision, (i) a written report prepared by the Special Servicer describing in reasonable detail (1) the background and circumstances requiring action of the Special Servicer, (2) the proposed course of action recommended, and (3) information regarding any direct or indirect conflict of interest in the subject action, and (ii) all information in the Special Servicer's possession that is reasonably requested by the party receiving such Major Decision Reporting Package in order for such party to

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exercise any consultation or consent rights available to such party under the Pooling and Servicing Agreement. For the avoidance of doubt, the Special Servicer may provide the information described in clauses (i)(1) and (i)(2) in the definition of “Major Decision Reporting Package” in the form of an Asset Status Report.

In connection with any Major Decision processed by the Special Servicer, the Special Servicer shall provide any final Major Decision Reporting Package prepared by it to the Master Servicer promptly after the Directing Holder’s approval of such final Major Decision Reporting Package.

In addition to the foregoing, the Special Servicer will be required to consult with any applicable Consulting Parties (including, with respect to the Operating Advisor when it is an applicable Consulting Party, under the circumstances described under “—The Operating Advisor—Consultation Rights” below) in connection with any Major Decision affecting a Serviced Mortgage Loan or Serviced Whole Loan and to consider alternative actions recommended by such Consulting Parties, but, in the case of the Controlling Class Representative when it is a Consulting Party, only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that each such consultation is not binding on the Special Servicer.

Furthermore, any applicable Directing Holder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder” with respect to any Serviced Mortgage Loan or, if applicable, Serviced Whole Loan will be:

●	except (i) with respect to an Excluded Mortgage Loan, (ii) with respect to a Trust Subordinate Companion Whole Loan prior to a related Control Appraisal Period, (iii) with respect to a Serviced Outside Controlled Whole Loan, and (iv) during any period that a Control Termination Event has occurred and is continuing, the Controlling Class Representative;
●	with respect to any Serviced Outside Controlled Whole Loan (which may include a Servicing Shift Whole Loan or a Serviced Whole Loan with a controlling Subordinate Companion Loan held outside the Issuing Entity), if and for so long as the applicable Companion Loan Holder or its representative is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative, the holder of the related Controlling Note or its representative (during any such period, the “Outside Controlling Note Holder”); and
●	with respect to a Trust Subordinate Companion Whole Loan (i) for so long as no related Control Appraisal Period exists or is deemed to exist with respect to such Whole Loan, the Loan-Specific Controlling Class Representative (if and for so long as the related Loan-Specific Controlling Class Representative is entitled to act as Directing Holder) and (ii) for so long as a related Control Appraisal Period exists or is deemed to exist and a Control Termination Event has not occurred and is continuing, the Controlling Class Representative;

provided, that with respect to any Serviced Whole Loan, the rights of the Directing Holder will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt: (A) the Controlling Class Representative will not be the Directing Holder if and for so long as (1) a Control Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan, (3) the related Serviced Whole Loan is a Serviced Outside Controlled Whole Loan and/or (4) with respect to a Trust Subordinate Companion Whole Loan, no related Control Appraisal Period exists or is deemed to exist with respect to such Trust Subordinate Companion Whole Loan; and (B) with respect to any Serviced Outside Controlled Whole Loan, the Outside Controlling Note Holder will be the Directing Holder only if and for so long as such holder is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative.

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Further for the avoidance of doubt, with respect to any Mortgage Loan or Whole Loan, if none of the Controlling Class Representative, an Outside Controlling Note Holder, or a Loan-Specific Controlling Class Representative, as applicable, is a Directing Holder in accordance with the foregoing definition, then there will be no Directing Holder for that Serviced Mortgage Loan or Serviced Whole Loan.

Each Directing Holder may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Directing Holder under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified by the Certificate Administrator of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be 3650 Capital SCF LOE I(A), LLC or an affiliate thereof. No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” with respect to the Certificates will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any portion of any Cumulative Appraisal Reduction Amounts allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class; provided, however, that (except under the circumstances set forth in the following proviso) if no Class of Control Eligible Certificates meets the preceding requirement, then Class F-RR will be the Controlling Class; provided, further, however, that if, at any time, the aggregate outstanding Certificate Balance of the Classes of Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts), then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an outstanding Certificate Balance greater than zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts). The Controlling Class as of the Closing Date will be the Class J-RR Certificates.

The “Control Eligible Certificates” will be any of the Class F-RR, Class G-RR and Class J-RR Certificates.

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A “Control Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts); and provided, further, that with respect to any Trust Subordinate Companion Whole Loan, the foregoing will only apply if a Control Appraisal Period exists or is deemed to exist with respect to such Whole Loan. With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amounts, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Consultation Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts) and provided, further, that with respect to any Trust Subordinate Companion Whole Loan, the foregoing will only apply if a Control Appraisal Period exists or is deemed to exist with respect to such Whole Loan. With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be a Consulting Party, a Consultation Termination Event will be deemed to exist.

An “Excluded Mortgage Loan” is, if the Controlling Class Representative is the Directing Holder with respect to the subject Mortgage Loan, a Mortgage Loan or related Whole Loan with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

An “Excluded Controlling Class Mortgage Loan” is (i) a Mortgage Loan or Whole Loan with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party or, (ii) a Trust Subordinate Companion Whole Loan (if any) with respect to which the related Loan-Specific Controlling Class Representative or any related Loan-Specific Controlling Class Certificateholder is a Borrower Party; provided in the case of this clause (ii) that a related Control Appraisal Period is not continuing.

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Whole Loan or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a Mortgage Loan or Whole Loan) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

“Loan-Specific Controlling Class”, “Loan-Specific Controlling Class Representative”, “Loan-Specific Controlling Class Certificateholder” and related terms, if applicable, will be defined under “Description of the Mortgage Loans—The Trust Subordinate Companion Loan”.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the Serviced Loan(s) as to which it is a Consulting Party.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Whole Loan that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Whole Loan and (ii) certain servicing decisions and other matters relating to any Outside Serviced Whole Loan, in each case if

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and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder or a Consulting Party. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Whole Loan, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from the applicable Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The applicable Directing Holder has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or

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beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class F-RR Certificates are the Controlling Class, the holder of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the Pooling and Servicing Agreement, by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor. Any such waiver will remain effective with respect to such holder and the Class F-RR Certificates until such time as either (x) the Class F-RR Certificates are no longer the Controlling Class or (y) that Certificateholder has (i) sold a majority of the Class F-RR Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class F-RR Certificates that it transferred, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class F-RR Certificates that it transferred. Following any such transfer, and assuming that the Class F-RR Certificates are still the Controlling Class, the successor holder of more than 50% of the Controlling Class (by Certificate Balance) will again have the right to act as or appoint a Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. The successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or, subject to any such limitations described in this prospectus (including by reason of a Control Termination Event or a Consultation Termination Event otherwise existing), to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No successor Certificateholder described above will have any consent rights with respect to any Serviced Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class F-RR Certificates that had not also become a Corrected Loan prior to such acquisition until such Serviced Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and be continuing; and
●	the rights of the holder of more than 50% of the Class F-RR Certificates (by Certificate Balance), if the Class F-RR Certificates are the Controlling Class, to act as or appoint a Controlling Class Representative and the rights of a Controlling Class Representative will not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

Any applicable Directing Holder will not be liable to the Issuing Entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)           may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

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(b)           may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)           does not have any liability or duties to the holders of any Class of Certificates (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)           may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates; and

(e)           will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

The foregoing discussion regarding the limitation on liability of the Directing Holder applies equally to any Loan-Specific Controlling Class, Loan-Specific Controlling Class Representative, and Loan-Specific Controlling Class Certificateholders, if a Trust Subordinate Companion Loan is included in this securitization.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of the applicable Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Consulting Parties

As used in this prospectus, a “Consulting Party”, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Whole Loan will be, each of:

(i)	except with respect to a Serviced Outside Controlled Whole Loan, solely (a) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, (b) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, and (c) in the case of a Trust Subordinate Companion Whole Loan, provided that an applicable Control Appraisal Period exists or is deemed to exist with respect to such Whole Loan, the Controlling Class Representative;
(ii)	with respect to any Serviced Outside Controlled Whole Loan (which may include a Servicing Shift Whole Loan or a Serviced Whole Loan with a controlling Subordinate Companion Loan held outside the Issuing Entity), solely (a) if and for so long as the holder of the Mortgage Loan included in this securitization transaction is entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Whole Loan, (b) prior to the occurrence and continuance of a Consultation Termination Event, and (c) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, the Controlling Class Representative;
(iii)	with respect to any Serviced Whole Loan that includes a Pari Passu Companion Loan, the holder of such Pari Passu Companion Loan if and to the extent such holder (a) is not the applicable Directing Holder, and (b) is entitled to exercise consultation rights under the related Co-Lender Agreement;
(iv)	solely after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), the Operating Advisor; and
(v)	with respect to a Trust Subordinate Companion Whole Loan, provided that no Control Appraisal Period exists or is deemed to exist with respect to such Trust Subordinate Companion Whole Loan, the related Loan-Specific Controlling Class Representative (for so long as the related Loan-Specific Controlling Class Representative is entitled to be a Consulting Party);
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provided, that with respect to any Serviced Whole Loan, the rights of any Consulting Party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt, (A) the Controlling Class Representative will not be a Consulting Party if and for so long as (1) a Consultation Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan, (3) with respect to any Serviced Outside Controlled Whole Loan, it is not entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Whole Loan, and/or (4) with respect to any Trust Subordinate Companion Loan, no related Control Appraisal Period exists or is deemed to exist with respect to such Trust Subordinate Companion Whole Loan, (B) the Operating Advisor will not be a Consulting Party if and for so long as no Operating Advisor Consultation Trigger Event has occurred and is continuing and (C) the consultation rights of the holder of a Pari Passu Companion Loan with respect to any related Serviced Whole Loan will be subject to the terms of the related Co-Lender Agreement.

Further for the avoidance of doubt, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, if none of the Controlling Class Representative, any Loan-Specific Controlling Class Representative, the Operating Advisor or a holder of a Pari Passu Companion Loan is a Consulting Party in accordance with the foregoing definition, then there will be no Consulting Party for that Serviced Mortgage Loan or Serviced Whole Loan.

Each Consulting Party may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Consulting Party under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

Operating Advisor

General Obligations

At any time (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization), the Operating Advisor will generally review the Special Servicer’s actions and decisions with respect to Specially Serviced Loans and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), with respect to certain Major Decisions regarding the applicable non-Specially Serviced Loan(s) as to which the Operating Advisor has consultation rights, in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement, to formulate an opinion as to whether or not the Special Servicer is operating in compliance with the Servicing Standard. In addition, the Operating Advisor (i) after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), will be entitled to consult with the Special Servicer as described under “—Operating Advisor—Consultation Rights” below, (ii) upon the occurrence of certain events, will be required to prepare an annual report as described under “—Operating Advisor—Annual Report” below, and (iii) under certain circumstances, may recommend the replacement of the Special Servicer as described under “—Operating Advisor—Replacement of the Special Servicer” below. The Operating Advisor will be required to act in accordance with the Operating Advisor Standard in fulfilling its responsibilities and obligations under the Pooling and Servicing Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder, or any particular class of Loan-Specific Certificates or any Loan-Specific Certificateholder. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan or with respect to any Major Decision on which it consults for a non-Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and a variety of actions or decisions made with respect to any Major Decision and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

An “Operating Advisor Consultation Trigger Event” will occur with respect to all the Mortgage Loans when the aggregate outstanding Certificate Balance of the HRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amounts then allocable to the HRR Certificates) is 25% or less of the initial aggregate

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Certificate Balance of the HRR Certificates. With respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

An “Operating Advisor Consultation Trigger Event” specifically related to an EHRI Trust Subordinate Companion Loan Securitization will, if applicable, occur or be deemed to occur as described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan”.

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

The Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan or any related REO Properties.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders (as a collective whole) and the Loan-Specific Certificateholders (as a collective whole), and not any particular Class of those Certificateholders or any particular class of Loan-Specific Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder or any of their respective affiliates.

In no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action.

Review Materials

The Special Servicer will be required to provide each Major Decision Reporting Package to the Operating Advisor: (i) as to any Specially Serviced Loan, prior to the occurrence and continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), promptly after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; and (ii) as to any Serviced Loan, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), and regardless of whether or not a Control Termination Event is continuing, simultaneously with the Special Servicer’s written request for the Operating Advisor’s input regarding the related Major Decision.

The Special Servicer will also deliver to the Operating Advisor each related Final Asset Status Report and, if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, each other asset status report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the applicable Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the applicable Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to any applicable Directing Holder or Consulting Party or, if different, the Operating Advisor or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer, on the one hand, and any applicable Directing Holder or Consulting Party, on the other hand, with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any applicable Directing Holder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent or has been deemed to have approved or consented to such action or the asset

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status report is otherwise being implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list, Specially Serviced Loans and, if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, Major Decisions on the applicable non-Specially Serviced Loan(s), (ii) each related Final Asset Status Report, (iii) if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, each other asset status report delivered by the Special Servicer to the Operating Advisor, (iv) each Major Decision Reporting Package delivered by the Special Servicer to the Operating Advisor (A) in connection with the Operating Advisor’s consultation rights with respect to the subject Major Decision regarding each Serviced Loan if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, and (B) with respect to the subject Major Decision regarding each Specially Serviced Loan when an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) does not exist, after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package, and (v) if specifically required to be delivered to the Operating Advisor under the Pooling and Servicing Agreement, such other reports, documents, certificates and other information prepared by the Special Servicer and received by the Operating Advisor, as relate to the actions and decisions of the Special Servicer in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights, non-Specially Serviced Loans.

The Operating Advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) when necessary to support, and directly related to, specific findings or conclusions (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor for the replacement of the Special Servicer. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Whole Loan is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

“Privileged Information” means (i) any correspondence or other communications between any Directing Holder or Consulting Party (other than the Operating Advisor), on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder or Consulting Party (other than the Operating Advisor) under the Pooling and Servicing Agreement or any Co-Lender Agreement, as applicable, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, (iii) any information subject to attorney-client privilege (that has been identified or otherwise communicated as being subject to such privilege) and (iv) any asset status report or Final Asset Status Report.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations

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Reviewer, as evidenced by an officer’s certificate (which will include a certification that it is based on the advice of counsel) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the applicable Consulting Parties, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Consultation Rights

Following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Major Decisions (and such other matters as are set forth in the Pooling and Servicing Agreement) with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Whole Loans”. The Special Servicer will be obligated to consider any alternative courses of action and any other feedback provided by the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event)).

With respect to any particular Major Decision and related Major Decision Reporting Package and any asset status report provided to the Operating Advisor, the Special Servicer will be required to make available to the Operating Advisor one or more servicing officers with relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or asset status report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or asset status report and potential conflicts of interest and compensation with respect to such Major Decision and/or asset status report.

Reviewing Certain Calculations

The Special Servicer will be required to forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of a Specially Serviced Loan to the Operating Advisor.

At any time, the Operating Advisor (including in the case of an EHRI Trust Subordinate Companion Loan Securitization) will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will recalculate and verify the accuracy of these calculations and, in the event the Operating Advisor does not agree with the mathematical calculations in any material respect or does not agree with the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

Annual Report

At any time (including in the case of an EHRI Trust Subordinate Companion Loan Securitization), based on the Operating Advisor’s review of the following information (to the extent delivered to the Operating Advisor or made

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available to the Operating Advisor on the Certificate Administrator’s website): any annual compliance statement and any Assessment of Compliance; any Attestation Report; any Major Decision Reporting Package; any Final Asset Status Report and, during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), any other asset status report; any other reports made available to Privileged Persons on the Certificate Administrator’s website during the prior calendar year that the Operating Advisor is required to review pursuant to the Pooling and Servicing Agreement; and any other information (other than any communications between the applicable Directing Holder or any related Serviced Companion Loan Holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information) prepared by the Special Servicer and delivered to the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor will if, during the prior calendar year, (i) any Serviced Mortgage Loans were Specially Serviced Loans, or (ii) there existed an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), and the Operating Advisor may if, with respect to the prior calendar year, the Operating Advisor deems it appropriate in its sole discretion exercised in good faith, prepare an annual report substantially in the form attached as an exhibit to the Pooling and Servicing Agreement (the “Operating Advisor Annual Report”) to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such Operating Advisor Annual Report on the Rule 17g-5 website), the Trustee, the Special Servicer and the Certificate Administrator (who is required to promptly post such Operating Advisor Annual Report to the Certificate Administrator’s website) within 120 days of the end of the prior calendar year, setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year.

In the event the Special Servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing an Operating Advisor Annual Report, the Operating Advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in accordance with the Operating Advisor Standard, to be immaterial.

In connection with the Operating Advisor Annual Report and the review provided for in the Pooling and Servicing Agreement, the Operating Advisor will be required, at any time (including in the case of an EHRI Trust Subordinate Companion Loan Securitization), to perform its review on the basis of the Special Servicer’s performance of its duties as they relate to Specially Serviced Loans and, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), with respect to Major Decisions on any applicable Serviced Loans that are non-Specially Serviced Loans, as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, Final Asset Status Report, Major Decision Reporting Package and other information (other than any communications between the applicable Directing Holder or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) that the Operating Advisor was required to review on the Certificate Administrator’s website or that was prepared by the Special Servicer and delivered or made available to the Operating Advisor pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any Operating Advisor Annual Report (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) in the case of a Trust Subordinate Companion Loan, the applicable Directing Holder, and (c) the Controlling Class Representative (at any time that it is an applicable Directing Holder or Consulting Party). The Operating Advisor may, but will not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

In each Operating Advisor Annual Report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is performing its duties in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under the Pooling and Servicing Agreement, and (B) identify any material deviations from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under the Pooling and Servicing Agreement. Each Operating Advisor Annual Report will be required to comply (x) with the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement, and (y) with respect to this securitization transaction and any EHRI Trust

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Subordinate Companion Loan Securitization, with the requirements with respect to reports of the Operating Advisor set forth in Rule 7(b) of Regulation RR.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information.

Replacement of the Special Servicer

At any time (including in the case of an EHRI Trust Subordinate Companion Loan Securitization), if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of (i) the Certificateholders (as a collective whole) and/or (ii) any related Loan-Specific Certificateholders (as a collective whole), the Operating Advisor may recommend the replacement of the Special Servicer with respect to the applicable Serviced Loan(s) in the manner described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and “Description of the Mortgage Pool—The Trust Subordinate Companion Loan” above.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)           any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates having greater than 25% of the Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)           any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)           any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

(d)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)           the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)            the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

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Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied. An Operating Advisor Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of the Certificates.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, or if an Operating Advisor Termination Event affects only any related Loan-Specific Certificates that are part of an EHRI Trust Subordinate Companion Loan Securitization, upon the written direction of the holders of related Loan-Specific Certificates evidencing at least 25% of the Voting Rights of all Loan-Specific Certificateholders, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause”, the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Depositor, and each Directing Holder and Consulting Party. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

Eligibility of Operating Advisor

The Operating Advisor is required to be at all times an Eligible Operating Advisor. “Eligible Operating Advisor” means an entity (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s Investors Service, Inc. (“Moody’s”), Fitch, KBRA, S&P Global Ratings (“S&P”) and/or DBRS, Inc. (“Morningstar DBRS”), but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P and/or Morningstar DBRS has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (X) has (or all of the personnel responsible for supervising the Operating Advisor’s performance of its obligations under the Pooling and Servicing Agreement have) been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has (or all of the personnel responsible for supervising the Operating Advisor’s performance of its obligations under the Pooling and Servicing Agreement have) at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, including to the effect that it possesses sufficient financial strength to fulfil its duties and responsibilities pursuant to the Pooling and Servicing Agreement over the life of the Issuing Entity, (iv) that is not (and is not affiliated (including Risk Retention Affiliated) with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing Holder, the Retaining Sponsor, any Consulting Party (other than the Operating Advisor) or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk

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Retention Affiliates), (v) in the case of an EHRI Trust Subordinate Companion Loan Securitization, that is not and is not a Risk Retention Affiliate of the applicable Loan-Specific retaining third party purchaser, or any other Impermissible Risk Retention Affiliate), (vi) that has not been paid any fees, compensation or other remuneration by any entity acting as Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor special servicer to become the Special Servicer and (vii) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates (or, in the case of an EHRI Trust Subordinate Companion Loan Securitization, any Loan-Specific Certificates), any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating Advisor or any fees to which it is entitled as Asset Representations Reviewer, if the Operating Advisor is acting in such capacity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice of the requested vote to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and Loan-Specific Certificateholders and the Operating Advisor. Upon the affirmative vote of the holders of Certificates and/or Loan-Specific Certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates of those holders that exercise their right to vote (provided that holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates exercise their right to vote within 180 days of the initial request for a vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each holder and beneficial owner of Certificates and Loan-Specific Certificates may access such notices on the Certificate Administrator’s website and each holder and beneficial owner of Certificates and Loan-Specific Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting holders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the Operating Advisor (but only Final Asset Status Reports unless an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists), any applicable Directing Holder, and any applicable Consulting Parties, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any applicable Directing Holder does not disapprove of a related asset status report within 10 business days of receipt, such Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable

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Mortgage Loan documents. In addition, the applicable Directing Holder may object to any asset status report within 10 business days of receipt; provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Certificateholders (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the applicable Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the applicable Directing Holder disapproves such asset status report within 10 business days of receipt and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until such Directing Holder fails to disapprove such revised asset status report as described above or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder(s)). If the applicable Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by such Directing Holder, provided such action does not violate the Servicing Standard (or, if such action would violate the Servicing Standard, the Special Servicer is required to take such action as was reflected in the most recent asset status report prepared by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard and such asset status report will be deemed a Final Asset Status Report).

Any applicable Consulting Party will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. The Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by such Consulting Party. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of any applicable Consulting Party.

The asset status report is not intended to replace or satisfy any specific consent or approval right which the applicable Directing Holder may have.

Notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by a Directing Holder or Consulting Party that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Loan or Serviced Whole Loan, expose any Certificateholder or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer and all Certificateholders by (i) posting a notice of its determination on its internet website and (ii) including in the distribution report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its

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determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 30.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool (i.e., the Mortgage Loans identified on Annex A by loan identification numbers 1, 2 and 3) collectively represent approximately 28.1% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if 15 Mortgage Loans are Delinquent Loans, assuming those Delinquent Loans represent at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans) held by the Issuing Entity as of the end of the applicable Collection Period.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

For the avoidance of doubt, the Asset Representations Reviewer will not perform an Asset Review with respect to any Trust Subordinate Companion Loan at any time.

While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which BMO was a sponsor in a public offering of CMBS with a securitization closing date on or after October 13, 2021 (which is the earliest securitization closing date for a public offering of CMBS as to which BMO was a sponsor), the highest percentage of mortgage loans (based on aggregate outstanding principal balance) in an individual CMBS transaction that were delinquent at least 60 days at the end of any reporting period between October 13, 2021 (which is the earliest securitization closing date for a public offering of CMBS as to which BMO was a sponsor) and March 31, 2026, was approximately 19.3%.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate

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Administrator will be required to promptly provide written notice of such direction to the Asset Representations Reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the applicable Directing Holder and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, Certificateholders evidencing at least 5.0% of the Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;
(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;
(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;
(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;
(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and
(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.
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Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a)       Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents are in the possession of the Mortgage Loan Seller.

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(b)       Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test, in any such case to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), and the Master Servicer or the Special Servicer, as applicable, will be required to promptly, but in no event later than 10 business days after receipt from the applicable Mortgage Loan Seller, deliver to the Asset Representations Reviewer any such documents or explanations received from the applicable Mortgage Loan Seller given to support a claim that the representation and warranty has not failed a Test or a claim that any missing documents in the Review Materials are not required to complete a Test.

(c)       Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See

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“—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the applicable Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P or Morningstar DBRS and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P or Morningstar DBRS has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, a Directing Holder or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, a Directing Holder, the Retaining Sponsor or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services, and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates or class of Loan-Specific Certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

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Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;
●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;
●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days;
●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;
●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or
●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

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Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Pooled Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Pooled Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such requested vote to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the affirmative vote of the holders of Certificates evidencing at least 75% of the Pooled Voting Rights allocable to the Certificates of those holders that exercise their right to vote (provided that holders representing the applicable Certificateholder Quorum exercise their right to vote within 180 days of the initial request for a vote), the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the required Certificates elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

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Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

Repurchase Request Delivered by a Certificateholder

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan or Trust Subordinate Companion Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan or Trust Subordinate Companion Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. In connection with a Mortgage Loan, an “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner of a Certificate to deliver a Certificateholder Repurchase Request as described above with respect to such Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan or Trust Subordinate Companion Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan or Trust Subordinate Companion Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan or Trust Subordinate Companion Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request in respect of a Mortgage Loan, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply.

The “Enforcing Servicer” means the Special Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan or Trust Subordinate Companion Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to

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the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or Consultation Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event a Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply with respect to the subject Mortgage Loan (but will not apply to any Trust Subordinate Companion Loan). Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request relating to a Mortgage Loan, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

As indicated above, the remaining discussion under this “—Resolution of a Repurchase Request” heading, as well as the discussion under the heading “—Mediation and Arbitration Provisions”, relates solely to Repurchase Requests in respect of Mortgage Loans (and not any Trust Subordinate Companion Loan).

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

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A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

A “Dispute Resolution Requesting Holder” means either a Requesting Certificateholder or a Consultation Requesting Certificateholder, as applicable.

The “Enforcing Party” means, in connection with a Repurchase Request, (i) in the event one or more Dispute Resolution Requesting Holders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Dispute Resolution Requesting Holder(s), or (ii) in all other cases, the Enforcing Servicer.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder or applicable Consulting Party.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that each such Dispute Resolution Requesting Holder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Dispute Resolution Requesting Holder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder or Certificate Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the applicable Directing Holder.

If a Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Dispute Resolution Requesting Holder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Dispute Resolution Requesting Holder that timely delivers a Final Dispute Resolution Election Notice, then such Dispute Resolution Requesting Holders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Dispute Resolution Requesting Holders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Dispute Resolution Requesting Holder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Dispute Resolution Requesting Holder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a

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course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Dispute Resolution Requesting Holder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, none of the Depositor, the Mortgage Loan Sellers or any of their respective affiliates will be entitled to be a Dispute Resolution Requesting Holder or otherwise vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolutions Provisions” heading.

The Dispute Resolution Requesting Holders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Dispute Resolution Requesting Holder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder or Certificate Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the Dispute Resolution Requesting Holder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Controlling Class Representative (provided that no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection

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Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Dispute Resolution Requesting Holder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Dispute Resolution Requesting Holder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders and Certificate Owners will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Dispute Resolution Requesting Holder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)                             with respect to any condition in any Serviced Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans and any Trust Subordinate Companion Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable) will be required to determine (with the consent of the applicable Directing Holder (but only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if such Directing Holder does not respond within seven business days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan or Trust Subordinate Companion Loan, any applicable Rating Agency Confirmation requirement in the Serviced Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or

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the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable, will in any event review the other conditions required under the related Serviced Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)                             with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency;
(2)	(a) the applicable replacement master servicer or special servicer, as applicable, has confirmed in writing that it was appointed to act, and as of the date of determination is acting, as the master servicer or special servicer, as applicable, on a transaction level basis with respect to a CMBS transaction as to which Moody’s rated one or more classes of securities and one or more of such classes of securities are still outstanding and rated by Moody’s and (b) Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer, as applicable, as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency; and
(3)	KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer, as applicable, as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency; and

(z)                             with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency

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Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders (and any Loan-Specific Certificateholders) of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan (and any Trust Subordinate Companion Loan) and REO Property, (2) the voluntary exchange of all the then outstanding Regular Certificates and Loan-Specific Certificates as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider's website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans and any Trust Subordinate Companion Loans (in the case of any Serviced Whole Loans, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan (or any Trust Subordinate Companion Loans) remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Certificates and any Loan-Specific Certificates on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans (including REO Mortgage Loans) and any Trust Subordinate Companion Loans remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of the pool of Mortgage Loans and any Trust Subordinate Companion Loans as of the Cut-off Date (excluding for the purposes of this calculation, the unpaid principal balance of any Mortgage Loan(s) that are/is ARD Loan(s), but in each case only if the option described above is exercised after the Distribution Date related to the Collection Period in which the corresponding Anticipated Repayment Date occurs). The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the Termination Purchase Amount and (B) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans and any Trust Subordinate Companion Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans and Trust Subordinate Companion Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to

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have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price”) of all the Mortgage Loans (exclusive of any successor REO Mortgage Loans) and any Trust Subordinate Companion Loans included in the Issuing Entity and (2) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer (the relevant appraisals for purposes of this clause (2) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards).

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class R Certificates) and any Loan-Specific Certificates for the Mortgage Loans and any Trust Subordinate Companion Loans and each REO Property (or interests in the Mortgage Loans, any Trust Subordinate Companion Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D and Class E-RR Certificates and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero and the Master Servicer is paid a fee specified in the Pooling and Servicing Agreement, but all the holders of such Classes of outstanding Regular Certificates and Loan-Specific Certificates would have to voluntarily participate in such exchange. If there is a Trust Subordinate Companion Loan, see “Description of the Mortgage Pool—The Trust Subordinate Companion Loan” for a discussion of certain additional related termination and purchase options.

Servicing of the Outside Serviced Mortgage Loans

General

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that will be (or, with respect to the Servicing Shift Mortgage Loans, are expected to become) Outside Serviced Mortgage Loans are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians”.

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make property protection advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet definitively known, is expected to) address similar servicing matters (and, subject to the discussion below, in a substantially similar manner) as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet definitively known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing; control or consultation triggers or thresholds; terminology; allocation of ministerial duties between multiple servicers or other service providers; certificateholder or investor voting or consent thresholds; master servicer and special servicer termination events; rating requirements for servicers, trustees and other service providers, as well as for eligible accounts and permitted investments; and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

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Specified Servicing Matters

With respect to those Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loans, subject to any exceptions set forth below, the respective Outside Servicing Agreements (which, in the case of the Crossgates Mall Mortgage Loan prior to the related Controlling Pari Passu Companion Loan Securitization Date, is the WFCM 2025-5C7 pooling and servicing agreement) provide (or, in the case of any such Outside Servicing Agreements as to which the related terms thereof are not definitively known, are expected to provide) generally to the following effect:

●	Although payments and other collections on an Outside Serviced Mortgage Loan may initially be deposited into a clearing account and commingled with the related Outside Servicer’s own funds or funds related to other mortgage loans serviced by such related Outside Servicer, the related Outside Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on the related Outside Serviced Whole Loan are to be deposited and maintained by the related Outside Servicer pending remittance to the related Outside Certificate Administrator, the holder of such Outside Serviced Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the Outside Special Servicer for each Outside Serviced Whole Loan is to establish and maintain a separate account or sub-account with respect to any REO Property acquired with respect to such Outside Serviced Whole Loan; provided, however, that the related Outside Servicing Agreement may not require the related Outside Special Servicer to establish and maintain a separate account with respect to REO Property acquired with respect to each such Outside Serviced Whole Loan.
●	The Outside Servicer for each Outside Serviced Mortgage Loan will earn a primary servicing fee calculated at the per annum rate described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above with respect to such Outside Serviced Mortgage Loan.
●	The liquidation fee, the special servicing fee and the workout fee with respect to each Outside Serviced Mortgage Loan will be calculated in a manner similar (although not identical) to the manner in which the corresponding fees are calculated under the Pooling and Servicing Agreement and, in any event, are generally payable at the rates or in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus, but, in certain cases, may be different than the corresponding rates and amounts under the Pooling and Servicing Agreement.
●	No party to any Outside Servicing Agreement will be obligated to make P&I Advances with respect to the related Outside Serviced Mortgage Loan.
●	The related Outside Servicer will be obligated to make property protection advances with respect to each Outside Serviced Whole Loan. The related Outside Servicer will be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first (after reimbursement from collections on, and proceeds of, any related Subordinate Companion Loan(s) (if any)), from collections on, and proceeds of, the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s), on a pro rata and pari passu basis (based on each such loan’s outstanding principal balance), and then if the related Outside Servicer determines that a property protection advance it made with respect to the subject Outside Serviced Whole Loan or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the related Outside Servicing Agreement and from general collections on the mortgage loans included in any other securitization of a related Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s)); provided that, in the case of the Outside Servicing Agreement for the Mountain Industrial Portfolio Whole Loan, there are no mortgage loans other than the related Outside Serviced Whole Loan serviced under such Outside Servicing Agreement.
●	The related Outside Servicing Agreement may vary from the Pooling and Servicing Agreement as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the Issuing Entity. The extent to which any such items
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collected on any Outside Serviced Whole Loan will, in turn, be applied to cover or offset expenses may be materially less under the related Outside Servicing Agreement than would have been the case under the Pooling and Servicing Agreement.

●	With respect to each Outside Serviced Whole Loan, provided that the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement, the related Outside Controlling Class Representative will generally have the right to terminate the related Outside Special Servicer, with or without cause, and appoint a successor thereto that meets the requirements of the related Outside Servicing Agreement; provided, that, in the case of any Outside Serviced Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right will instead belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan; and provided, further, that in the case of any Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a different Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, such termination right will belong to the holder of the related Controlling Pari Passu Companion Loan (without regard to the existence of the equivalent of a Control Termination Event) until the applicable Controlling Pari Passu Companion Loan Securitization Date.
●	With respect to each Outside Serviced Whole Loan, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the related Outside Servicing Agreement, at the written direction or affirmative vote of holders of the applicable classes of certificates (evidencing the requisite percentage of voting rights) issued under the related Outside Servicing Agreement, the related Outside Special Servicer may be replaced. Notwithstanding the foregoing, in the case of certain Outside Serviced Whole Loans, the related Outside Special Servicer may be replaced by the holders of the applicable certificates (evidencing the requisite percentage of voting rights) based on the recommendation of the related Outside Operating Advisor at any time. Also notwithstanding the foregoing, (i) in the case of any Outside Serviced Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right may belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan, and (ii) in the case of any Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a different Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, such termination right will belong to the holder of the related Controlling Pari Passu Companion Loan (without regard to the existence of the equivalent of a Control Termination Event) until the applicable Controlling Pari Passu Companion Loan Securitization Date.
●	If an Outside Serviced Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent and/or consultation rights of the related Outside Controlling Class Representative, the related Outside Operating Advisor (if any), the holder of such Outside Serviced Mortgage Loan and/or the holder of any related Companion Loan not included in the trust fund created under the related Outside Servicing Agreement) the related Outside Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the related Outside Serviced Whole Loan that affects the timing and/or amount of payments on such Outside Serviced Mortgage Loan; or (iii) sell such Outside Serviced Mortgage Loan and the related Companion Loan(s) as notes evidencing one whole loan in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement.
●	With respect to each Outside Serviced Whole Loan, the related Outside Controlling Class Representative will generally have the right under the related Outside Servicing Agreement to approve (so long as the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement) or consult (if the equivalent of a Control Termination Event does exist, but the equivalent of a Consultation Termination Event does not exist, under the related Outside Servicing Agreement) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary to some extent from Major Decisions under the Pooling and Servicing Agreement); provided that, in the case of any Outside Serviced Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such approval right may
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belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan; and provided further, that in the case of any Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a different Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, such approval right will belong to the holder of the related Controlling Pari Passu Companion Loan (without regard to the existence of the equivalent of a Control Termination Event) until the applicable Controlling Pari Passu Companion Loan Securitization Date.

●	The actions that the related Outside Servicer is permitted to take with respect to an Outside Serviced Whole Loan without obtaining the consent of the related Outside Special Servicer under the related Outside Servicing Agreement will likely differ to some extent from the actions that the Master Servicer is permitted to take with respect to Serviced Loans without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.
●	The Mortgaged Property securing each Outside Serviced Whole Loan will be subject to inspection (A) at least once per calendar year with respect to any Outside Serviced Whole Loan with a stated principal balance of $2,000,000 or more or (B) at least once every other calendar year with respect to any Outside Serviced Whole Loan with a stated principal balance less than $2,000,000 in a manner substantially similar to that under the Pooling and Servicing Agreement.
●	The requirement of the related Outside Servicer to make compensating interest payments in respect of each Outside Serviced Mortgage Loan will be substantially similar (although such payments may be calculated by reference to a different servicing fee rate) to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Companion Loans under the Pooling and Servicing Agreement, provided that, certain Outside Servicing Agreements may not require the related Outside Servicer to make Compensating Interest Payments.
●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and Outside Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer under the Pooling and Servicing Agreement and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.
●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will be liable in accordance with the related Outside Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the related Outside Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Outside Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Outside Servicing Agreement.
●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization involves the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement may provide for one or more “risk retention consultation parties” with certain consultation rights.
●	Appraisal reduction amounts in respect of the related Outside Serviced Mortgage Loan will be calculated by the related Outside Special Servicer under the related Outside Servicing Agreement in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the Pooling and Servicing Agreement in respect of Serviced Mortgage Loans.
●	With respect to the Mountain Industrial Portfolio Whole Loan (i) there is no asset representations reviewer under the related Outside Servicing Agreement and (ii) there are no certificateholder-directed
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dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” with respect to the Companion Loan(s) securitized under the related Outside Servicing Agreement.

The trust fund created under each Outside Servicing Agreement, together with the related Outside Servicer, the related Outside Special Servicer and various other parties to such Outside Servicing Agreement and certain related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the related Outside Serviced Whole Loan, all in accordance with the terms and conditions of the related Co-Lender Agreement.

For further information, see the discussion of each Outside Serviced Whole Loan under “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

Prospective investors are encouraged to review the full provisions of each Outside Servicing Agreement, which is available (or, if applicable, is expected to be available following the closing of the related commercial mortgage securitization) either: (a) online at www.sec.gov; or (b) by requesting a copy from the underwriters.

Servicing Shift Mortgage Loans

The servicing of a Servicing Shift Whole Loan is expected to be governed by the Pooling and Servicing Agreement only temporarily, until the securitization of the related Controlling Pari Passu Companion Loan. Thereafter, such Servicing Shift Whole Loan will be serviced by the related Outside Servicer and, if and to the extent necessary, the related Outside Special Servicer under and pursuant to the terms of the related Outside Servicing Agreement governing such future securitization. Although the related Co-Lender Agreement imposes some requirements regarding the terms of the related Outside Servicing Agreement governing such future securitization, the securitization to which the related Controlling Pari Passu Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Outside Servicing Agreement are unknown. See “Description of the Mortgage Pool—The Whole Loans”.

Related Provisions of the Pooling and Servicing Agreement

With respect to each Outside Serviced Mortgage Loan, the Pooling and Servicing Agreement will provide that:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.
●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required (but in the case of the Master Servicer subject to the limitation that it will only be required to deliver any such request to the Special Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Controlling Class Representative is entitled to consent or consult, as applicable, under the related Co-Lender Agreement) or to the Special Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or if the Controlling Class Representative is not entitled to consent or consult, as applicable, under the related Co-Lender Agreement), and the Controlling Class Representative or the Special Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Special Servicer or
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the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions); and provided further, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Special Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).

●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if such requesting party is a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise payable from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.
●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Issuing Entity (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.
●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

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Use of Proceeds

The Depositor expects to receive from this offering approximately [__]% of the aggregate principal balance of the Offered Certificates, plus accrued interest from June 1, 2026, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other Certificates not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout or in connection with incurring a cash management trigger if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, Realized Losses occur when the principal balance of a Mortgage Loan is reduced without an equal distribution to the applicable Certificateholders in reduction of the Certificate Balances of the Principal Balance Certificates. A Realized Loss with respect to any Loan-Specific Certificates occurs when the principal balance of the related Trust Subordinate Companion Loan is reduced without an equal distribution to such Loan-Specific Certificateholders in reduction of the Certificate Balances of such Loan-Specific Principal Balance Certificates. Realized Losses may occur in connection with a default on a Mortgage Loan or Trust Subordinate Companion Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan or Trust Subordinate Companion Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or the Back-Up Advancing Agent of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Principal

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Balance Certificates as a result of the application of Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

Any changes in the weighted average lives of your Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Back-Up Advancing Agent is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Back-Up Advancing Agent is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. See “Description of the Certificates—Distributions”.

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If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Offered Certificates at a rate comparable to the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Class X-A and Class X-B Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A and Class X-B Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2 and Class A-3 Certificates, including by reason of

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prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. The yield to maturity of the Class X-B Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-S, Class B and Class C Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. Investors in the Class X-A and Class X-B Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A and Class X-B Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A and Class X-B Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A and Class X-B Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”):

(i)                                each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium;

(ii)                             there are no delinquencies or defaults;

(iii)                          scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates;

(iv)                           no prepayment premiums or yield maintenance charges are collected;

(v)                              no party exercises its right of optional termination of the Issuing Entity described in this prospectus;

(vi)                           no Mortgage Loan is required to be repurchased from the Issuing Entity;

(vii)                         the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan;

(viii)                      there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates;

(ix)                          distributions on the Certificates are made on the 15th day (each assumed to be a business day) of each month, commencing in July 2026;

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(x)                             the Certificates will be issued on June 25, 2026;

(xi)                          the Pass-Through Rate with respect to each Class of Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”;

(xii)                       the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates (in the case of a 0% CPR scenario);

(xiii)                   all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification;

(xiv)                  with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan;

(xv)                     the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary” subject to any applicable variance set forth in the footnotes to such table;

(xvi)                  there are no property releases requiring payment of a yield maintenance charge or other prepayment premium;

(xvii)               with respect to each Mortgage Loan that is part of a Whole Loan that includes one or more Subordinate Companion Loans, for purposes of assumed constant prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only, without regard to the related Subordinate Companion Loan(s).; and

(xviii)            the Mortgage Rate in effect for each Mortgage Loan and related Whole Loan as of the Cut-off Date will remain in effect to the related maturity date and will be adjusted as required pursuant to the definition of Mortgage Rate (which, in the case of the Mountain Industrial Portfolio Mortgage Loan assumes no change in the weighted average of the interest rates of the respective components thereof in connection with any partial prepayment).

The following tables indicate the percentage of the initial Certificate Balance (or, in the case of each Class of the Class A-2 and Class A-3 Certificates, the percentage of the related potential minimum and maximum initial Certificate Balances, respectively) of each Class of Offered Certificates (other than the Class X-A and Class X-B Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the Offered Certificates that are Principal Balance Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates that are Principal Balance Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay.

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Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2027	81%	81%	81%	81%	81%
June 15, 2028	60%	60%	60%	60%	60%
June 15, 2029	36%	36%	36%	36%	36%
June 15, 2030	11%	0%	0%	0%	0%
June 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.37	2.34	2.34	2.34	2.34
First Principal Payment Date	July 2026	July 2026	July 2026	July 2026	July 2026
Last Principal Payment Date	December 2030	June 2030	June 2030	June 2030	June 2030

Percentages of the Maximum Initial Certificate Balance ($200,000,000)(1)
of the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2027	100%	100%	100%	100%	100%
June 15, 2028	100%	100%	100%	100%	100%
June 15, 2029	100%	100%	100%	100%	100%
June 15, 2030	100%	100%	99%	98%	84%
June 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years) 4.68	4.63	4.57	4.48	4.27
First Principal Payment Date	December 2030	June 2030	June 2030	June 2030	June 2030
Last Principal Payment Date	April 2031	March 2031	March 2031	March 2031	November 2030

(1)	The exact initial Certificate Balance of the Class A-2 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-2 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives, First Principal Payment Dates and Last Principal Payment Dates may be different than those shown above.

Percentages of the Minimum Initial Certificate Balance ($0)(1)
of the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	N/A	N/A	N/A	N/A	N/A
June 15, 2027	N/A	N/A	N/A	N/A	N/A
June 15, 2028	N/A	N/A	N/A	N/A	N/A
June 15, 2029	N/A	N/A	N/A	N/A	N/A
June 15, 2030	N/A	N/A	N/A	N/A	N/A
June 15, 2031 and thereafter	N/A	N/A	N/A	N/A	N/A
Weighted Average Life (in years)	N/A	N/A	N/A	N/A	N/A
First Principal Payment Date	N/A	N/A	N/A	N/A	N/A
Last Principal Payment Date	N/A	N/A	N/A	N/A	N/A

(1)	The exact initial Certificate Balance of the Class A-2 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-2 Certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives, First Principal Payment Dates and Last Principal Payment Dates may be different than those shown above.

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Percentages of the Maximum Initial Certificate Balance ($437,047,000)(1)
of the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2027	100%	100%	100%	100%	100%
June 15, 2028	100%	100%	100%	100%	100%
June 15, 2029	100%	100%	100%	100%	100%
June 15, 2030	100%	100%	100%	99%	93%
June 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.81	4.77	4.72	4.65	4.37
First Principal Payment Date	December 2030	June 2030	June 2030	June 2030	June 2030
Last Principal Payment Date	June 2031	June 2031	June 2031	May 2031	January 2031

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives, First Principal Payment Dates and Last Principal Payment Dates may be different than those shown above.

Percentages of the Minimum Initial Certificate Balance ($237,047,000)(1)
of the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2027	100%	100%	100%	100%	100%
June 15, 2028	100%	100%	100%	100%	100%
June 15, 2029	100%	100%	100%	100%	100%
June 15, 2030	100%	100%	100%	100%	100%
June 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.92	4.89	4.84	4.79	4.46
First Principal Payment Date	April 2031	March 2031	March 2031	March 2031	November 2030
Last Principal Payment Date	June 2031	June 2031	June 2031	May 2031	January 2031

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives, First Principal Payment Dates and Last Principal Payment Dates may be different than those shown above.

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2027	100%	100%	100%	100%	100%
June 15, 2028	100%	100%	100%	100%	100%
June 15, 2029	100%	100%	100%	100%	100%
June 15, 2030	100%	100%	100%	100%	100%
June 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.97	4.97	4.97	4.93	4.56
First Principal Payment Date	June 2031	June 2031	June 2031	May 2031	January 2031
Last Principal Payment Date	June 2031	June 2031	June 2031	June 2031	February 2031

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Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2027	100%	100%	100%	100%	100%
June 15, 2028	100%	100%	100%	100%	100%
June 15, 2029	100%	100%	100%	100%	100%
June 15, 2030	100%	100%	100%	100%	100%
June 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.97	4.97	4.97	4.97	4.64
First Principal Payment Date	June 2031	June 2031	June 2031	June 2031	February 2031
Last Principal Payment Date	June 2031	June 2031	June 2031	June 2031	February 2031

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2027	100%	100%	100%	100%	100%
June 15, 2028	100%	100%	100%	100%	100%
June 15, 2029	100%	100%	100%	100%	100%
June 15, 2030	100%	100%	100%	100%	100%
June 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.97	4.97	4.97	4.97	4.64
First Principal Payment Date	June 2031	June 2031	June 2031	June 2031	February 2031
Last Principal Payment Date	June 2031	June 2031	June 2031	June 2031	February 2031

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

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Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

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Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class X-B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

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Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

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Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Two (2) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”).

The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates, each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (d) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

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A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”)

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indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Certificates qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. In addition, Mortgage Loans that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the

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present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than any accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based on the foregoing, it is anticipated that the Class     Certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class     Certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase

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but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry

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the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class     Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt

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instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

Prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of certain Classes of Regular Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a debt instrument. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller,

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increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

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Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R Certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the related REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to tax on “net income from foreclosure property” would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”) includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the rules that applied for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under the rules that applied for taxable years before 2018.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any elections available under the new provisions (including any changes) and Treasury regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

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Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

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Backup Withholding

Distributions made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to

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maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Offered Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Offered Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. No assurance can be given that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	certain retirement plans and other employee benefit plans or arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which such plans, accounts or arrangements are invested (collectively, “ERISA Plans”), and
●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code. See “—Exempt Plans”, below.

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ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and
●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, “Plans” include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;
●	loans or other extensions of credit; and
●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

●	a fiduciary of a Plan, or
●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers, any co-managers, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the

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acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,
2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and
3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

●	has discretionary authority or control over the management or disposition of the assets of that Plan, or
●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and
●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgage-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax

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administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged to consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;
●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;
●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;
●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and
●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of BMO Capital Markets Corp., Prohibited Transaction Exemption (“PTE”) 2006-07, 71 Federal Register 32134 (June 2, 2006), and substantially identical prohibited transaction exemptions to the predecessors of Goldman Sachs & Co. LLC, PTE 89-88 (October 17, 1989) and UBS Securities LLC, PTE 91-22, 56 Fed. Reg. 15933 (April 18, 1991), each as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) and Wells Fargo Securities, LLC, PTE 96-22, 61 Fed. Reg. 14,828 (April 3, 1996) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and
●	the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;
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●	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);
●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);
●	fourth, the following must be true—
1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,
2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and
3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and
●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	must be recognized by the SEC as a NRSRO,
2.	must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and
3.	must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Underwriter Exemption.
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The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;
●	certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and
●	certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,
●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and
●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;
●	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and
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●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,
●	having a specified relationship to this person, or
●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan, as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged to consult your legal counsel as to the applicability of Section 401(c) of ERISA.

Ineligible Purchasers

Even if an exemption is otherwise available, certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Unless an exemption applies or the

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transaction is not otherwise prohibited, Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of PTCE 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) its acquisition, holding and disposition of the Offered Certificates is in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, investment grade by an Exemption Rating Agency and that such Offered Certificate is so rated, (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied with respect to the acquisition, holding and disposition of such Offered Certificate or (iv) (1) it is a plan subject to Similar Law and (2) its acquisition, holding and disposition of the Offered Certificate will not give rise to or constitute a non-exempt violation of any Similar Law.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or
●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and
●	consult with your legal counsel as to—
1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and
2.	the availability of any prohibited transaction exemption in connection with that investment.
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Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily and commercial properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

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New York. Thirteen (13) of the Mortgaged Properties (39.9%) are located in New York.

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

New Jersey. Five (5) of the Mortgaged Properties (11.3%) are located in New Jersey.

In New Jersey, the action is commenced by the filing of a complaint naming as defendants all parties having an interest in the real property or in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage, and when it is desired to foreclose. If a lease predates the mortgage and the lease does not provide it is subordinate to all future mortgages, or the tenant, at the time of the loan, does not enter into a subordination agreement, that lease cannot be foreclosed in the action. Leases that are subordinate to the mortgage, either because they postdate the mortgage, or have been subordinated, can be terminated by the lender by joining the tenant as a defendant in the action unless the lender has entered into a non-disturbance and attornment agreement with the tenant. Each defendant must then be served with a copy of the complaint and given in most cases no less than 35 days to respond. Delays in prosecution of the foreclosure may occasionally result from difficulties in locating necessary parties for service of the complaint. If an answer or other responsive pleading is filed raising defenses to the foreclosure the case will be deemed a contested matter and handled like any other civil action in the county where the property is located. When the mortgagee’s right to foreclose is contested, the legal proceedings necessary to resolve the issue can be time-consuming, involving depositions, motions and perhaps a trial. After the legal issues involved in the contest are resolved, if the mortgagee prevails, the court refers the matter to the “Office of Foreclosure” located in the Office of Foreclosure in the office of the Superior Court Clerk in Trenton, which administers the foreclosure action if it is uncontested, or after the contest has been resolved in the lender’s favor. The Office of Foreclosure will then, upon application of the lender, process a judgment in favor of the lender containing the amounts due to the lender, and will issue a writ of execution to the sheriff of the county in which the property is located directing the sheriff to arrange for a public auction for the property to raise the amount adjudged to be owed to the lender. This can take time depending upon the workload in the Office of Foreclosure, which also handles a heavy volume of home foreclosures. The sheriff of the county where the property is located actually conducts the sale. Usually, it takes place at least 60 days after entry of judgment. However, the actual time is subject to the number of sales being processed and can take as long as six months in some counties. During that time, the sheriff must advertise the sale at least once a week for four weeks. The borrower can adjourn the sale date twice, each time for two weeks, and the court can order more extensions. (These timing details vary somewhat by county, depending upon the local sheriff’s procedures). Notice of the sheriff’s sale must be provided to all the defendants, and to the New Jersey Division of Taxation under New Jersey’s Bulk Sale Act. For ten days after the sale, the borrower can still redeem the property by paying all amounts due.

For commercial loans, New Jersey does not have a “one action rule” or “anti-deficiency legislation”. To obtain a personal judgment against a borrower or guarantor, when the loan is recourse to the borrower, or a guarantor, the lender must commence a separate action in Law Division of the Superior Court on the Note and/or any guaranty. This action can be commenced at any time and is not required to await completion of the foreclosure. However, that court will usually wait until the foreclosure has been completed to calculate the defendant’s liability, giving credit for the amounts raised at the sheriff’s sale, and in no event less than the fair market value of the property based on evidence presented as to the value of the real property in the Law Division action. The purchaser at such sale acquires the estate or interest in real property covered by the mortgage. Like the general rule, if the mortgage covered the tenant’s interest in a lease and leasehold estate, the purchaser at foreclosure will acquire such tenant’s interest subject to the tenant’s obligations under the lease to pay rent and perform other covenants contained in the lease. New Jersey law controls the amount of foreclosure expenses and costs, including attorneys’ fees, which may be recovered by a lender, and the commission due the sheriff. At the sheriff’s sale, an auction takes place and the lender is entitled to bid against any members of the public in attendance. The lender, however, is not required to put up any money unless and until the bids exceed the amounts due to the lender under the foreclosure judgment.

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California. Four (4) of the Mortgaged Properties (10.6%) are located in California.

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a nonjudicial trustee’s sale in accordance with the California Civil Code (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure in accordance with the California Code of Civil Procedure. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor in interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. California case law has held that acts such as an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors. On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,
●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,
●	the knowledge of the parties to the mortgage, and
●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and
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●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,
●	the trustee to whom the real property is conveyed, and
●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,
●	the law of the state in which the real property is located,
●	various federal laws, and
●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the

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purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or
●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations

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under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and
●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and
●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;
●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;
●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or
●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—
1.	a failure to adequately maintain the mortgaged property, or
2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

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●	upheld the reasonableness of the notice provisions, or
●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and
●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and
●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and
●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which

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event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deﬁciency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the beneﬁts and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be signiﬁcant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and
●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

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One Action and Security First Rules

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,
●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and
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●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the landowner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the beneﬁts realized by the landowner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certiﬁcates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the landowner/ground lessor.

Cooperative Shares

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

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Modification of Lender’s Rights

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;
●	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;
●	extend or shorten the term to maturity of the loan;
●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or
●	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

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Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,
●	accelerated rent,
●	damages, or
●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or
●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an

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unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus
●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable

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to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc., 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally

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viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to

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become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that

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is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal

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balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or
●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”) which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and
●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

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In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

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Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;
●	second, to real estate taxes;
●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and
●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;
●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;
●	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;

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●	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and
●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 (the “ADA”) and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner

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or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Offered Certificates, and would not be covered by advances or any form of credit support provided in connection with the Offered Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related Mortgaged Property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by Certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include,

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among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or
●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the certificates in question on each distribution date and, except in the case of interest-only certificates, the ultimate payment in full of the certificate balance of each class of certificates in question on a date that is not later than the rated final distribution date with respect to such class of certificates. A rating takes into consideration, among other things, the credit quality of the mortgage pool, structural and legal aspects associated with the certificates in question, and the extent to which the payment stream from the mortgage pool is adequate to make payments required under the certificates in question. A securities rating on mortgage pass-through certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those certificates is fair;
●	whether those certificates are a suitable investment for any particular investor;
●	the tax attributes of those certificates or of the trust;
●	the yield to maturity or, if they have principal balances, the average life of those certificates;
●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying mortgage loans;
●	the degree to which the amount or frequency of prepayments on the underlying mortgage loans might differ from those originally anticipated;
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●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;
●	whether or to what extent the interest payable on those certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;
●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying mortgage loans;
●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or
●	if those certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those certificates.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying mortgage loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the mortgage loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2 and/or Class A-3 Certificates. The Notional Amount of the Class X-B Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-S, Class B and/or Class C Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A and Class X-B Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to five NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

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Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

Plan of Distribution (Underwriter Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”) among the Depositor and the underwriters, the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each class of Offered Certificates set forth below.

Class	BMO Capital Markets Corp.	Wells Fargo Securities, LLC	Goldman Sachs & Co. LLC	SG Americas Securities, LLC	UBS Securities LLC	Academy Securities, Inc.	Bancroft Capital, LLC	Blaylock Van, LLC	Drexel Hamilton, LLC
Class A-1	$	$	$	$	$	$	$	$	$
Class A-2	$	$	$	$	$	$	$	$	$
Class A-3	$	$	$	$	$	$	$	$	$
Class X-A	$	$	$	$	$	$	$	$	$
Class X-B	$	$	$	$	$	$	$	$	$
Class A-S	$	$	$	$	$	$	$	$	$
Class B	$	$	$	$	$	$	$	$	$
Class C	$	$	$	$	$	$	$	$	$

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $[___________].

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately [__]% of the

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initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from June 1, 2026, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. The underwriters have no obligation to make a market in the Offered Certificates. In addition, the ability of the underwriters to make a market in the Offered Certificates may be impacted by changes in regulatory requirements applicable to marketing and selling of, or issuing quotations with respect to, the Offered Certificates or asset backed securities generally. No assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—Other Risks Relating to the Certificates—The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

BMO Capital Markets Corp., one of the underwriters, is an affiliate of (i) the Depositor, and (ii) BMO (a Sponsor and an originator). SG Americas Securities, LLC, one of the underwriters, is an affiliate of SGFC (a Sponsor and an originator). Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of GSMC (a Sponsor and an originator). UBS Securities LLC, one of the underwriters, is an affiliate of UBS AG New York Branch (a Sponsor and an originator). Wells Fargo Securities, LLC, one of the underwriters, is an affiliate of Wells Fargo Bank (an originator and a Sponsor). See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”. BMO, GSMC, SGFC, Wells Fargo Bank and UBS AG New York Branch (or affiliates thereof) may each hold one or more Companion Loans or interests therein. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Whole Loans and Mezzanine Loan Arrangements” and “Description of the Mortgage Pool—The Whole Loans”.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of (i) BMO Capital Markets Corp., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (ii) Goldman Sachs & Co. LLC, one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (iii) SG Americas Securities, LLC, one of the underwriters and one of the co-managers for this offering, (iv) UBS Securities, LLC, one of the underwriters and one of the co-managers for this offering, and (v) Wells Fargo Securities, LLC, one of the underwriters and one of the co-lead managers and joint bookrunners for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to BMO, an affiliate of BMO Capital Markets Corp., in its capacity as a Sponsor, of the purchase price for the BMO Mortgage Loans, (ii) the payment by the Depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC, in its capacity as a Sponsor, of the purchase price for the GSMC Mortgage Loans, (iii) the payment by the Depositor to SGFC, an affiliate of SG Americas Securities, LLC, in its capacity as a Sponsor, of the purchase price for the SGFC Mortgage Loans, (iv) the payment by the Depositor to UBS AG New York Branch, an affiliate of UBS Securities LLC, in its capacity as a Sponsor, of the purchase price for the UBS AG New York Branch Mortgage Loans, and (v) the payment by the Depositor to Wells Fargo Bank, an

570

affiliate of Wells Fargo Securities, LLC, in its capacity as a Sponsor, of the purchase price for the Wells Fargo Bank Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

As a result of the circumstances described above, each of BMO Capital Markets Corp., Goldman Sachs & Co. LLC, SG Americas Securities, LLC, UBS Securities LLC and Wells Fargo Securities, LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any current report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 151 West 42nd Street, New York, New York 10036, by telephone at 212-885-4000 or by website at https://capitalmarkets.bmo.com/en/.

Where You Can Find More Information

The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-280224) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of this prospectus and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

571

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Nelson Mullins Riley & Scarborough LLP, New York, New York.

572

Index of Certain Defined Terms

17g-5 Information Provider	394
1986 Act	527
2015 Budget Act	534
30/360 Basis	374
3650 Capital	173, 272
3650 Capital Data Tape	273
3650 Capital Deal Team	273
3650 Capital Mortgage Loans	272
3650 Servicing	342
3650 Servicing Outside Serviced Mortgage Loan	342
AB Modified Loan	452
AB Whole Loan	173
Accelerated Mezzanine Loan	482
Acceptable Insurance Default	417
Actual/360 Basis	218
ADA	565
Administrative Fee Rate	439
ADR	176
Advance Rate	423
Advances	422
Affirmative Asset Review Vote	496
AIFM Regulations	168
Allocated Cut-off Date Loan Amount	176
Ancillary Fees	434
Annual Debt Service	176
Anticipated Repayment Date	219
Applicable Back-Up Advancing Agent Ratings	467
Applicable Certificates	464
Appraisal Reduction Amount	449
Appraisal Reduction Event	448
Appraised Value	177
Appraised-Out Class	453
Appraiser	450
Approved Exchange	17
Approximate Initial Credit Support	3
ARD	177
ARD Loan	219
Article XI	186
Assessment of Compliance	454
Asset Representations Reviewer	410
Asset Representations Reviewer Asset Review Fee	440
Asset Representations Reviewer Ongoing Fee	440
Asset Representations Reviewer Ongoing Fee Rate	440
Asset Representations Reviewer Termination Event	500
Asset Representations Reviewer Upfront Fee	440
Asset Review	497
Asset Review Notice	496
Asset Review Quorum	496
Asset Review Report	498

Asset Review Report Summary	498
Asset Review Standard	497
Asset Review Trigger	495
Asset Review Vote Election	495
Assumed Certificate Coupon	357
Assumed Final Distribution Date	381
Assumption Fees	434
AST	198
ASTs	197
Attestation Report	454
Available Funds	369
Back-Up Advancing Agent	422
Balloon Balance	177
Balloon Mortgage Loans	218
Bank Act	264
Bankruptcy Code	166
Base Interest Fraction	381
Beds	183
BellOak	347
Benchmark 2026-V21 Pooling and Servicing Agreement	254
Benchmark 2026-V21 Special Servicer	254
BMO	173, 264
BMO Data File	265
BMO Financial	264
BMO Mortgage Loans	264
BMO Securitization Database	265
Borrower Delayed Reimbursements	434
Borrower Party	482
B-Piece Buyer	142
BSP Special Servicer	345
BSPRT	173, 280
BSPRT Data Tape	281
BSPRT Mortgage Loans	280
BSPRT Review Team	280
CBE	522
CDI 202.01	170
CDIC	160
CDIC Act	160
Certificate Administrator	410
Certificate Owner	389
Certificateholder	388
Certificateholder Quorum	462
Certificateholder Repurchase Request	502
Certificates	3
Certificates	367
CityFHEPS	101
Class	367
Class X Certificates	3
Class X Certificates	367
Class X Strip Rate	374
Clearstream	396
Clearstream Participants	398
Closing Date	173, 367
CMBS	165, 327, 338
Code	526

573

Co-Lender Agreement	234
Collateral Deficiency Amount	452
Collection Account	427
Collection Period	370
Communication Request	399
Companion Loan	173
Companion Loan Holder	410
Companion Loan Rating Agency	460
Companion Note	231
Compensating Interest Payment	382
Computershare	335
Computershare Limited	335
Computershare Trust Company	335
Consent Fees	433
Consultation Election Notice	503
Consultation Requesting Certificateholder	504
Consultation Termination Event	482
Consulting Party	485
Continuing Event of Default	256
Control Eligible Certificates	481
Control Shift Note	234
Control Termination Event	482
Controlling Class	481
Controlling Class Certificateholder	481
Controlling Class Representative	481
Controlling Companion Loan	412
Controlling Note	231
Controlling Note Holder	231
Controlling Pari Passu Companion Loan	412
Controlling Pari Passu Companion Loan Securitization Date	412
Corrected Loan	417
Corresponding Principal Balance Certificates	3, 368
COVID-19	73
CPR	518
CPY	358
CREC	197
CRECs	195
Credit Risk Retention Rules	353
CREFC®	386
CREFC® Intellectual Property Royalty License Fee	439
CREFC® Intellectual Property Royalty License Fee Rate	439
CREFC® Reports	386
Crossed Group	177
Crossgates Mall Companion Loans	244
Crossgates Mall Control Appraisal Period	245
Crossgates Mall Controlling Noteholder	249
Crossgates Mall Controlling Senior Note	244
Crossgates Mall Intercreditor Agreement	245
Crossgates Mall Major Decision	250
Crossgates Mall Pari Passu Companion Loans	244
Crossgates Mall Sequential Pay Event	246
Crossgates Mall Servicing Shift PSA	245
Crossgates Mall Subordinate Companion Loan	244

Crossgates Mall Whole Loan	245
Cross-Over Date	373
CTS	335
Cumulative Appraisal Reduction Amount	452
Cure/Contest Period	498
Custodian	477
Cut-off Date	172
Cut-off Date Balance	172
Cut-off Date DSCR	179
Cut-off Date Loan-to-Value Ratio	177
Cut-off Date LTV Ratio	177
Debt Service Coverage Ratio	179
Debt Yield on Underwritten NCF	178
Debt Yield on Underwritten Net Cash Flow	178
Debt Yield on Underwritten Net Operating Income	178
Debt Yield on Underwritten NOI	178
Defaulted Mortgage Loan	437
Defeasance Loans	223
Defeasance Lock Out Period	223
Defeasance Option	223
Defective Mortgage Loan	408
Definitive Certificate	396
Delegated Directive	16
Delinquent Loan	495
Depositaries	396
Depositor	173, 333
Determination Date	368
DHCR	101
Diligence File	402
Directing Holder	480
DISC	13
Disclosable Special Servicer Fees	438
Discount Yield	356
Dispute Resolution Consultation	504
Dispute Resolution Cut-off Date	503
Dispute Resolution Requesting Holder	504
Distribution Account	427
Distribution Date	368
Distributor	14
Document Defect	402
Dodd-Frank Act	169
DSCR	179
DTC	396
DTC Participants	396
Due Date	218, 370
Due Diligence Questionnaire	266
Due Period	370
EDGAR	571
EEA	15, 167
EHRI Trust Subordinate Companion Loan Securitization	263
Eligible Asset Representations Reviewer	499
Eligible Operating Advisor	492
Enforcing Party	504
Enforcing Servicer	502
Environmental Condition	561
ERISA	537
ERISA Plans	537

574

ESA	194
Escrow/Reserve Mitigating Circumstances	278
EU	167
EU CRR	167
EU Due Diligence Requirements	167
EU Institutional Investor	167
EU PRIIPS Regulation	15
EU Prospectus Regulation	15
EU Qualified Investor	15
EU Retail Investor	15
EU Securitization Rules	167
Euroclear	396
Euroclear Operator	398
Euroclear Participants	398
Excess Interest	219
Excess Interest Distribution Account	428
Excess Liquidation Proceeds	428
Excess Liquidation Proceeds Reserve Account	428
Excess Modification Fees	433
Excess Penalty Charges	434
Excess Prepayment Interest Shortfall	383
Exchange Act	263
Excluded Controlling Class Holder	392
Excluded Controlling Class Mortgage Loan	482
Excluded Information	393
Excluded Mortgage Loan	482
Excluded Mortgage Loan Special Servicer	463
Excluded Special Servicer	137
Excluded Special Servicer Information	393
Excluded Special Servicer Mortgage Loan	463
Exemption Rating Agency	541
Expected Price	360
Expected Prices	360
FATCA	535
FCA HANDBOOK	13
FDIC	128, 159
FETL	18
FIEL	18
Final Asset Status Report	487
Final Dispute Resolution Election Notice	504
Financial Promotion Order	14
Fitch	459
Flagstar	128, 200
Form 8-K	263
FPO Persons	14
FreshDirect Tenants	211
FSCMA	18
FSMA	14, 168
Future Outside Servicing Agreement	412
Goldman Originator	289
GS Bank	287
GSMC	173, 287
GSMC Data Tape	288
GSMC Deal Team	287
GSMC Mortgage Loans	287
Hard Lockbox	179
HPD	186
HRECs	195

HRR Certificates	4, 353
HSTP Act	101
Impermissible Risk Retention Affiliate	469
Impermissible TPP Affiliate	468
Indirect Participants	396
Initial Pool Balance	172
Initial Rate	219
Initial Requesting Certificateholder	502
In-Place Cash Management	180
Institutional Investor	17
Interest Accrual Amount	375
Interest Accrual Period	375
Interest Distribution Amount	375
Interest Only Mortgage Loans	218
Interest Reserve Account	427
Interest Shortfall Carry-Forward	375
Interested Person	475
Interest-Only Certificates	367
Internal Watchlist	346
Investment Company Act	1
Investor Certification	388
IRS	527
Issuing Entity	172
Japanese Retention Requirement	19
JFSA	19
Joint-Seller Mortgage Loan	400
Joint-Seller Mortgage Loans	173
JRR Rule	19
KBRA	459
Ladder Capital Group	295
Ladder Capital Review Team	302
Ladder Holdings	295
Ladder Qualification Criteria	304
Largest Tenant	180
Largest Tenant Lease Expiration	180
LCF	173, 295
LCF Data Tape	303
LCF Financing Affiliates	295
LCF Mortgage Loans	295
Lead Securitization Note	244
Lender Liability Act	562
Liquidation Fee	436
Liquidation Fee Rate	436
Liquidation Proceeds	436
Loan Per Unit	180
Loan-Specific Certificates	367
Loan-Specific Controlling Class	482
Loan-Specific Controlling Class Certificateholder	482
Loan-Specific Controlling Class Representative	482
Loan-Specific Principal Balance Certificates	368
Loss of Value Payment	407
Loss of Value Reserve Fund	427, 428
Lower-Tier Regular Interests	526
Lower-Tier REMIC	526
Lower-Tier REMIC Distribution Account	427
LTV Ratio at Maturity/ARD	180
LUST	195

575

MAI	449
Major Decision	478
Major Decision Reporting Package	479
MAS	17
Master Servicer	410
Master Servicer Decision	419
Master Servicer Remittance Date	422
Material Breach	405
Material Defect	405
Material Document Defect	402
Maturity Date/ARD Loan-to-Value Ratio	180
Maturity Date/ARD LTV Ratio	180
Midland	338
MIFID II	15
MOA	353
Modeling Assumptions	518
Modification Fees	434
Monthly Payment	370
Moody’s	492
Morningstar DBRS	338, 492
Mortgage	172
Mortgage File	400
Mortgage Loan Purchase Agreement	400
Mortgage Loan Schedule	414
Mortgage Loan Sellers	173
Mortgage Loans	172
Mortgage Note	172
Mortgage Pool	172
Mortgage Rate	374
Mortgaged Property	172
Most Recent NOI	181
Mountain Industrial Portfolio Co-Lender Agreement	240
Mountain Industrial Portfolio Companion Loans	240
Mountain Industrial Portfolio Consultation Termination Event	243
Mountain Industrial Portfolio Directing Holder	243
Mountain Industrial Portfolio Junior Notes	239
Mountain Industrial Portfolio Mortgage Loan	239
Mountain Industrial Portfolio Non-Standalone Pari Passu Companion Loans	240
Mountain Industrial Portfolio Notes	239
Mountain Industrial Portfolio Pari Passu Companion Loans	240
Mountain Industrial Portfolio Senior Notes	239
Mountain Industrial Portfolio Servicer	240
Mountain Industrial Portfolio Special Servicer	240
Mountain Industrial Portfolio Standalone Companion Loans	240
Mountain Industrial Portfolio Standalone Pari Passu Companion Loans	240
Mountain Industrial Portfolio Subordinate Companion Loans	240
Mountain Industrial Portfolio Whole Loan	240

MTN 2026-LPFX Securitization	240
MTN 2026-LPFX TSA	240
Net Cash Flow	182
Net Mortgage Pass-Through Rate	374
Net Mortgage Rate	374
NFIP	113
NI 33-105	19
Non-Controlling Note	232
Non-Controlling Note Holders	232
Non-Lead Securitization Note Holder	250
Non-Offered Certificates	367
Nonrecoverable Advance	424
Non-Reduced Certificates	389
Non-Reduced Loan-Specific Certificates	389
Non-U.S. Tax Person	535
Notional Amount	368
NRSRO	387, 545
NRSRO Certification	389
Occupancy	181
Occupancy Date	181
Offered Certificates	367
OID Regulations	528
OLA	159
Operating Advisor	410
Operating Advisor Annual Report	490
Operating Advisor Consultation Trigger Event	487
Operating Advisor Consultation Trigger Event	362, 486
Operating Advisor Consulting Fee	439
Operating Advisor Fee	438
Operating Advisor Fee Rate	439
Operating Advisor Standard	487
Operating Advisor Termination Event	491
Operating Advisor Upfront Fee	438
Original Balance	181
Other Crossed Loans	408
Outside Certificate Administrator	412
Outside Controlling Class Representative	412
Outside Controlling Note Holder	411, 480
Outside Custodian	412
Outside Depositor	412
Outside Operating Advisor	412
Outside Securitization	412
Outside Serviced AB Whole Loan	411
Outside Serviced Companion Loan	411
Outside Serviced Mortgage Loan	412
Outside Serviced Pari Passu Companion Loan	411
Outside Serviced Pari Passu Whole Loan	411
Outside Serviced Pari Passu-AB Whole Loan	412
Outside Serviced Subordinate Companion Loan	412
Outside Serviced Whole Loan	411
Outside Servicer	412
Outside Servicer Fee Rate	444
Outside Servicing Agreement	412
Outside Special Servicer	412

576

Outside Trustee	412
P&I Advance	422
PACE	128
Pads	183
Pari Passu Companion Loan	173
Pari Passu Indemnified Items	458
Pari Passu Indemnified Parties	458
Pari Passu Whole Loan	173
Pari Passu-AB Whole Loan	173
Participants	396
Party in Interest	538
Pass-Through Rate	373
PCO	214
PCR	270, 293, 307
Penalty Charges	256, 434
Percentage Interest	369
Permitted Investments	369
Permitted Special Servicer/Affiliate Fees	438
PILOT	132
PILOT Mortgage	217
PIPs	109, 200
Plan Asset Regulations	538
PML	294, 300, 320, 331
PNC Bank	341
POATRS	13
Pooled Voting Rights	395
Pooling and Servicing Agreement	410
Pooling and Servicing Agreement Party Repurchase Request	502
PRC	16
Preliminary Asset Review Report	498
Preliminary Dispute Resolution Election Notice	503
Prepayment Assumption	529
Prepayment Interest Excess	382
Prepayment Interest Shortfall	382
Prepayment Penalty Description	181
Prepayment Provision	181
Prime Rate	423
Principal Balance Certificates	3, 367
Principal Distribution Amount	375
Principal Shortfall Carry-Forward	376
Privileged Information	488
Privileged Information Exception	488
Privileged Person	387
Professional Investors	17
Prohibited Prepayment	383
Promotion of Collective Investment Schemes Exemptions Order	14
Property Advances	422
Proposed Course of Action Notice	503
Prospect Place Apartments Restriction Period	186
Prospectus	17
PTE	540
Qualification Criteria	282, 310, 324
Qualified Mortgage	402
Qualified Substitute Mortgage Loan	407
Qualifying CRE Loan Percentage	353

Rated Final Distribution Date	382
Rating Agencies	567
Rating Agency	567
Rating Agency Confirmation	507
Rating Agency Declination	508
RCRA	562
Realized Loss	384
REC	194
Record Date	368
Registration Statement	571
Regular Certificates	367
Regular Interestholder	528
Regular Interests	526
Regulation AB	455
Regulation RR	353
REIT LLLP	295
Related Group	181
Relevant Persons	14
REMIC	526
REMIC LTV Test	164
REMIC Regulations	526
REO Account	428
REO Companion Loan	377
REO Loan	377
REO Mortgage Loan	377
REO Property	367
Repurchase Price	405
Repurchase Request	502
Requesting Certificateholder	503
Requesting Holders	453
Requesting Investor	399
Requesting Party	506
Required Credit Risk Retention Percentage	353
Requirements	566
Residual Certificates	367
Resolution Failure	503
Resolved	503
Restricted Group	541
Restricted Party	488
Retaining Party	353
Retaining Sponsor	353
Review Materials	496
Revised Rate	219
RevPAR	181
Risk Retention Affiliate	469
Risk Retention Affiliated	469
Rooms	183
Rule 17g-5	389, 470
S&P	338, 492
Scheduled Certificate Interest Payments	358
Scheduled Certificate Principal Payments	354
Scheduled Principal Distribution Amount	376
SEC	263
Securities Act	455
Securitization Accounts	367
SEL	284, 294, 300, 320, 331, 6
Seneca One A Notes	253
Seneca One Borrower Restricted Party	258
Seneca One Co-Lender Agreement	254

577

Seneca One Companion Loans	254
Seneca One Control Appraisal Period	258
Seneca One Controlling Note	257
Seneca One Controlling Noteholder	257
Seneca One Lead Securitization Noteholder	258
Seneca One Major Decision	258
Seneca One Mortgage Loan	253
Seneca One Non-Controlling Note	260
Seneca One Non-Controlling Note Holder	260
Seneca One Non-Controlling Subordinate Class Representative	260
Seneca One Non-Lead Noteholder	260
Seneca One Non-Lead Securitization Note	260
Seneca One Note A Holder	253
Seneca One Note A Holders	253
Seneca One Note A-1	253
Seneca One Note B	253
Seneca One Noteholders	254
Seneca One Notes	253
Seneca One Pari Passu Companion Loan	253
Seneca One Senior Notes	253
Seneca One Subordinate Companion Loan	253
Seneca One Subordinate Companion Loan Holder	254
Seneca One Whole Loan	254
Senior Certificates	367
Serviced AB Whole Loan	410
Serviced Companion Loan	410
Serviced Companion Loan Holder	410
Serviced Companion Loan Securities	138, 460
Serviced Loans	411
Serviced Mortgage Loans	410
Serviced Outside Controlled Companion Loan	411
Serviced Outside Controlled Mortgage Loan	411
Serviced Outside Controlled Whole Loan	411
Serviced Pari Passu Companion Loan	410
Serviced Pari Passu Companion Loan Holder	410
Serviced Pari Passu Whole Loan	410
Serviced Pari Passu-AB Whole Loan	410
Serviced Subordinate Companion Loan	410
Serviced Subordinate Companion Loan Holder	410
Serviced Whole Loan	410
Servicer Termination Events	458
Servicing Fee	432
Servicing Fee Rate	432
Servicing Function Participant	455
Servicing Shift Companion Loan	412
Servicing Shift Mortgage Loan	412
Servicing Shift Whole Loan	412
Servicing Standard	415
Servicing Transfer Event	416
SFA	17
SFO	17
SGFC	173

SGFC Entities	304
SGNY	304
Similar Law	543
SMMEA	545
Société Générale	304
Societe Generale Financial Corporation	304
Societe Generale Financial Corporation Data Tape	309
Societe Generale Financial Corporation Deal Team	308
Societe Generale Financial Corporation Mortgage Loans	305
Soft Lockbox	181
Soft Springing Hard Lockbox	182
Spaces	183
Special Servicer	342, 410
Special Servicer Decision	419
Special Servicing Fee	434
Special Servicing Fee Rate	435
Specially Serviced Loan	416
Split Mortgage Loan	173
Sponsors	173, 264
Springing Cash Management	182
Springing Lockbox	182
Startup Day	526
Stated Principal Balance	376
Static Pool Data	118
Structured Product	17
Subordinate Certificates	367
Subordinate Companion Loan	173
Subsequent Third Party Purchaser	469
Sub-Servicing Agreement	421
Target Price	357
TCO	214
Termination Purchase Amount	509
Terms and Conditions	398
Tests	497
Third Party Report	176
Threshold Event Collateral	245
TIA	169
Title V	565
Trailing 12 NOI	181
Treasury Curve Interpolated Yield	355
Treasury Priced Expected Price	358
Treasury Priced Principal Balance Certificates	354
Treasury Yield Interest-Only Certificates	355
Treasury Yield Interest-Only Expected Price	359
TRIPRA	114
TRS LLLP	295
Trust REMICs	526
Trust Subordinate Companion Loan	172
Trust Subordinate Companion Loan REMIC Distribution Account	427
Trust Subordinate Companion Whole Loan	172
Trustee	410
Trustee/Certificate Administrator Fee	438
Trustee/Certificate Administrator Fee Rate	438

578

U.S. Tax Person	535
UBS AG New York Branch	173, 310
UBS AG New York Branch Data Tape	312
UBS AG New York Branch Deal Team	311
UBS AG New York Branch Mortgage Loans	311
UBS Qualification Criteria	313
UK	13, 167
UK CRR	168
UK Due Diligence Requirements	168
UK Institutional Investor	168
UK MIFIR Product Governance Rules	14
UK Qualified Investor	13
UK Retail Investor	13
UK Securitization Rules	168
Underwriter Entities	136
Underwriter Exemption	540
Underwriting Agreement	569
Underwritten EGI	183
Underwritten Expenses	182
Underwritten NCF	182
Underwritten NCF DSCR	179
Underwritten Net Cash Flow	182
Underwritten Net Operating Income	182
Underwritten NOI	182
Underwritten Revenues	183
Units	183
Unscheduled Principal Distribution Amount	376
Unsolicited Information	497
Updated Appraisal	471
Upper-Tier REMIC	526
Upper-Tier REMIC Distribution Account	427

UST	195, 196, 198
UW NCF DSCR	179
Volcker Rule	169
Voting Rights	395
WAC Rate	374
Wachovia Bank	317
Weighted Average Mortgage Rate	184
Wells Fargo	335
Wells Fargo Bank	173, 317
Wells Fargo Bank Data Tape	323
Wells Fargo Bank Deal Team	322
WFCM 2025-5C7 PSA	245
Whole Loan	173
Whole Loan Custodial Account	427
Withheld Amounts	428
Workout Fee	435
Workout Fee Rate	435
Workout-Delayed Reimbursement Amount	426
Yield Curve Interpolated Yield	358
Yield Priced Certificates	354
Yield Priced Expected Price	360
YM Group A	380
YM Group A-S/B/C	380
YM Group D	380
YM Group E-RR	380
YM Groups	380
ZBNA	173, 326
ZBNA Data Tape	327
ZBNA Mortgage Loans	326, 327
ZBNA Review Team	327

579

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ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

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BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address
								1	25
1	Loan	1, 6, 7, 12, 16, 19, 23, 33	7	Cannon Industrial Portfolio	9.998%		BMO, 3650 Capital	BMO, 3650 Capital	NAP	NAP	Various
1.01	Property		1	9295 & 9315 Prototype Drive	5.9%	59.0%					9295 & 9315 Prototype Drive
1.02	Property		1	3700 S Kedzie Avenue	0.9%	8.8%					3700 South Kedzie Avenue
1.03	Property		1	401 East Elm Street	0.8%	8.0%					401 Elm Street
1.04	Property		1	1351 S. Wheeling Road	0.7%	6.9%					1351 South Wheeling Road
1.05	Property		1	4400 West 35th Place	0.6%	6.3%					4400 West 35th Place
1.06	Property		1	3200 South Kilbourn Avenue	0.6%	5.9%					3200 South Kilbourn Avenue
1.07	Property		1	1900 S. 25th Avenue	0.5%	5.1%					1900 South 25th Avenue
2	Loan	2, 7, 13, 16, 17, 19, 27	1	FreshDirect HQ	9.998%	100.0%	UBS AG	UBS AG	NAP	NAP	2 Saint Ann's Avenue
3	Loan	2, 7, 12, 19, 24, 25, 30	1	Shore Front Parkway Apartments	8.1%	100.0%	ZBNA	ZBNA	Group A	NAP	106-20 Shore Front Parkway, 107-10 Shore Front Parkway and 1 Beach 105th Street
4	Loan	1, 5, 6, 7, 12, 13, 17, 18, 19, 23, 27, 30, 33	90	Mountain Industrial Portfolio	7.3%		CREFI, WFB, BANA, UBS AG, MSBNA, BMO	BMO, UBS AG, WFB	NAP	NAP	Various
4.01	Property		1	3150 Highway 42	0.3%	4.3%					3150 Highway 42
4.02	Property		1	1151 South Graham Road	0.3%	4.2%					1151 South Graham Road
4.03	Property		1	584 US Highway 130	0.3%	4.2%					584 US Highway 130
4.04	Property		1	590 Northport Parkway	0.3%	3.4%					590 Northport Parkway
4.05	Property		1	8341 Industrial Parkway	0.2%	3.2%					8341 Industrial Parkway
4.06	Property		1	650 Braselton Parkway	0.2%	3.0%					650 Braselton Parkway
4.07	Property		1	482 Chaney Avenue	0.2%	2.2%					482 Chaney Avenue
4.08	Property		1	5000 North Ridge Trail	0.2%	2.2%					5000 North Ridge Trail
4.09	Property		1	5005 Samuell Blvd.	0.2%	2.1%					5005 Samuell Boulevard
4.10	Property		1	635 Community Drive	0.1%	1.9%					635 Community Drive
4.11	Property		1	6538 & 6526 Judge Adams Road	0.1%	1.9%					6526 & 6538 Judge Adams Road
4.12	Property		1	4350 Fortune Ave NW	0.1%	1.8%					4350 Fortune Avenue Northwest
4.13	Property		1	6735 Trippel Road	0.1%	1.8%					6735 Trippel Road
4.14	Property		1	1509 Leestown Road	0.1%	1.8%					1509 Leestown Road
4.15	Property		1	1601 Brown Road	0.1%	1.8%					1601 Brown Road
4.16	Property		1	22525 West 167th Street	0.1%	1.8%					22525 West 167th Street
4.17	Property		1	1414 South Council Road	0.1%	1.7%					1414 South Council Road
4.18	Property		1	4690 Global Avenue NW	0.1%	1.7%					4690 Global Avenue Northwest
4.19	Property		1	3466 Shippers Drive	0.1%	1.7%					3466 Shippers Drive Northwest
4.20	Property		1	4555 West Highway 146	0.1%	1.6%					4555 West Highway 146
4.21	Property		1	9780 Mopar Drive	0.1%	1.6%					9780 Mopar Drive
4.22	Property		1	3779 Lake Shore Road	0.1%	1.6%					3779 Lake Shore Road
4.23	Property		1	2000 South Walnut Street	0.1%	1.5%					2000 South Walnut Street
4.24	Property		1	3774 Snyder Road	0.1%	1.5%					3774 Snyder Road
4.25	Property		1	8951 Mirabel Road	0.1%	1.4%					8951 Mirabel Road
4.26	Property		1	8411 Florida Mining Boulevard	0.1%	1.4%					8411 Florida Mining Boulevard
4.27	Property		1	900 Hutchinson Place	0.1%	1.4%					900 Hutchinson Place
4.28	Property		1	5440 Haggerty Lane	0.1%	1.4%					5440 Haggerty Lane
4.29	Property		1	5703 Mitchell Avenue	0.1%	1.4%					5703 Mitchell Avenue
4.30	Property		1	1103 Powderhouse Road SE	0.1%	1.3%					1103 Powderhouse Road Southeast
4.31	Property		1	3200 Rodeo Court	0.1%	1.3%					3200 Rodeo Court
4.32	Property		1	14001 Jetport Loop	0.1%	1.3%					14001 Jetport Loop
4.33	Property		1	505 Morgan Lakes Industrial Blvd.	0.1%	1.3%					505 Morgan Lakes Industrial Boulevard
4.34	Property		1	21200 Spring Plaza Drive	0.1%	1.3%					21200 Spring Plaza Drive
4.35	Property		1	3058 Lakemont Blvd	0.1%	1.3%					3058 Lakemont Boulevard
4.36	Property		1	2000 Luna Road	0.1%	1.2%					2000 Luna Road
4.37	Property		1	101 North Campus Drive	0.1%	1.0%					101 North Campus Drive
4.38	Property		1	4651 Prosper Drive	0.1%	1.0%					4651 Prosper Drive
4.39	Property		1	5025 Tuggle Road	0.1%	1.0%					5025 Tuggle Road
4.40	Property		1	450 Northpointe Court	0.1%	1.0%					450 Northpointe Court
4.41	Property		1	1602 Vincent Drive	0.1%	0.9%					1602 Vincent Drive
4.42	Property		1	8644 Polk Lane	0.1%	0.9%					8644 Polk Lane
4.43	Property		1	800 Lindale Industrial Parkway	0.1%	0.9%					800 Lindale Industrial Parkway
4.44	Property		1	2465 Fontaine Street	0.1%	0.9%					2465 Fontaine Street
4.45	Property		1	1430 South Wolf Road	0.1%	0.9%					1430 South Wolf Road
4.46	Property		1	2552 South 98th Street	0.1%	0.9%					2552 South 98th Street
4.47	Property		1	1000 Knell Road	0.1%	0.9%					1000 Knell Road
4.48	Property		1	747 Mill Park Drive	0.1%	0.9%					747 Mill Park Drive
4.49	Property		1	502 West Independence Drive	0.1%	0.9%					502 West Independence Drive
4.50	Property		1	38401 Amrhein Road	0.1%	0.9%					38401 Amrhein Road
4.51	Property		1	6101 SW 44th Street	0.1%	0.7%					6101 Southwest 44th Street
4.52	Property		1	700 Hudson Road	0.1%	0.7%					700 Hudson Road
4.53	Property		1	685 Alliance Parkway	0.1%	0.7%					685 Alliance Parkway
4.54	Property		1	5101 West Waters Avenue	0.1%	0.7%					5101 West Waters Avenue
4.55	Property		1	1935 Blue Hills Drive	0.0%	0.7%					1935 Blue Hills Drive Northeast
4.56	Property		1	16211 Air Center Boulevard	0.0%	0.7%					16211 Air Center Boulevard
4.57	Property		1	8800 Studley Road	0.0%	0.6%					8800 Studley Road
4.58	Property		1	6 Konzen Court	0.0%	0.6%					6 Konzen Court
4.59	Property		1	5300 International Drive	0.0%	0.6%					5300 International Drive
4.60	Property		1	1289 Walden Avenue	0.0%	0.6%					1289 Walden Avenue
4.61	Property		1	10551 N Congress Avenue	0.0%	0.6%					10551 North Congress Avenue
4.62	Property		1	3736 Tom Andrews Road	0.0%	0.5%					3736 Tom Andrews Road Northwest
4.63	Property		1	2701 South 98th Street	0.0%	0.5%					2701 South 98th Street
4.64	Property		1	231 Theater Drive	0.0%	0.5%					231 Theater Drive
4.65	Property		1	3404 Cragmont Drive	0.0%	0.5%					3404 Cragmont Drive

A-1

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address
								1	25
4.66	Property		1	4 Liebich Lane	0.0%	0.5%					4 Liebich Lane
4.67	Property		1	4040 Business Park Court	0.0%	0.5%					4040 Business Park Court
4.68	Property		1	1270 North Wilkening	0.0%	0.4%					1270 North Wilkening Road
4.69	Property		1	4472 Technology Drive	0.0%	0.4%					4472 Technology Drive
4.70	Property		1	28000 Five M Center Drive	0.0%	0.4%					28000 Five M Center Drive
4.71	Property		1	3383 Spirit Way	0.0%	0.4%					3383 Spirit Way
4.72	Property		1	9667 Inter-Ocean Drive	0.0%	0.4%					9667 Inter-Ocean Drive
4.73	Property		1	2427 Henry Road NW	0.0%	0.3%					2427 Henry Road Northwest
4.74	Property		1	1115 Regina Graeter Way	0.0%	0.3%					1115 Regina Graeter Way
4.75	Property		1	831 Lone Star Drive	0.0%	0.3%					831 Lone Star Drive
4.76	Property		1	4170 Columbia Road	0.0%	0.3%					4170 Columbia Road
4.77	Property		1	6023 Century Oaks Drive	0.0%	0.3%					6023 Century Oaks Drive
4.78	Property		1	2300 Westmoreland Street	0.0%	0.3%					2300 Westmoreland Street
4.79	Property		1	246 Glasson Drive	0.0%	0.3%					246 Glasson Drive
4.80	Property		1	2759 North Garnett Road	0.0%	0.3%					2759 North Garnett Road
4.81	Property		1	1122 Stony Ridge Road	0.0%	0.3%					1122 Stoney Ridge Road
4.82	Property		1	5313 Majestic Parkway	0.0%	0.3%					5313 Majestic Parkway
4.83	Property		1	2901 E Heartland Drive	0.0%	0.3%					2901 East Heartland Drive
4.84	Property		1	1900 Interstate Boulevard	0.0%	0.2%					1900 Interstate Boulevard
4.85	Property		1	50 Hollow Tree Lane	0.0%	0.2%					50 Hollow Tree Lane
4.86	Property		1	440 US Highway 49 South	0.0%	0.2%					440 Highway 49 South
4.87	Property		1	7569 Golf Course Boulevard	0.0%	0.2%					7569 Golf Course Boulevard
4.88	Property		1	4401 112th Street	0.0%	0.1%					4401 112th Street
4.89	Property		1	105 Business Park Drive	0.0%	0.1%					105 Business Park Drive
4.90	Property		1	7019 High Grove Boulevard	0.0%	0.1%					7019 High Grove Boulevard
5	Loan	1, 7, 12, 13, 17, 19, 30	1	Deptford Mall	6.9%	100.0%	GSBI, BMO	GSMC, BMO	NAP	NAP	1750 Deptford Center Road
6	Loan	7, 12, 19, 21, 24	1	1500 Post Oak Boulevard	5.6%	100.0%	WFB	WFB	NAP	NAP	1500 Post Oak Boulevard
7	Loan	2, 3, 7, 13, 16, 17, 27, 30	1	Admiral's Cove	4.9%	100.0%	BSPRT	BSPRT	NAP	NAP	1100 Admirals Cove Boulevard
8	Loan	2, 7, 19, 24, 25, 27, 30	1	Prospect Place Apartments	4.7%	100.0%	ZBNA	ZBNA, BSPRT	Group A	NAP	545 Prospect Place, 565 Prospect Place, 500 Saint Marks Avenue, 480 Saint Marks Avenue and 713 Classon Avenue
9	Loan	5, 6, 14, 16, 18, 30, 31	3	South Jersey Multifamily Portfolio	4.1%		SGFC	SGFC	NAP	NAP	Various
9.01	Property		1	Venice Park Apartments	1.7%	42.1%					1922 Beach Avenue, 1926 North Arkansas Avenue and 1917 North Columbia Avenue
9.02	Property		1	Hamilton Venice Apartments	1.2%	29.9%					1800-1902 North Mississippi Avenue
9.03	Property		1	Venice Park Condominiums	1.1%	28.0%					2304 Sheldon Avenue
10	Loan	1, 7, 12, 16, 25	1	Sunset View	4.0%	100.0%	3650 Capital	BMO	Group B	NAP	2500 Sea Cliff Way
11	Loan	7, 12, 13, 19, 23	1	Crossgates Mall	4.0%	100.0%	UBS AG	UBS AG	NAP	NAP	1 Crossgates Mall Road
12	Loan	1, 7, 12	1	Northwoods Mall	4.0%	100.0%	BMO, 3650 Capital	BMO, 3650 Capital	NAP	NAP	2150 Northwoods Boulevard
13	Loan	1, 4, 7, 12, 13, 16, 19, 23, 27	1	Seneca One	3.2%	100.0%	BMO, DF VIII REIT Holdings, LLC	BMO	NAP	NAP	1 Seneca Street, 3 Seneca Street, 222 Main Street and 177 Washington Street
14	Loan	19	1	118 Northeast 39th Street	2.8%	100.0%	BMO	BMO	NAP	NAP	120 Northeast 39th Street
15	Loan	6, 19	2	Fresh Edge Portfolio	2.6%		BMO	BMO	NAP	NAP	Various
15.01	Property		1	4501 East Massachusetts Avenue	2.1%	78.4%					4501 East Massachusetts Avenue
15.02	Property		1	5930 West 82nd Street	0.6%	21.6%					5930 West 82nd Street
16	Loan	7, 12, 16, 18, 19, 20, 21, 23, 31	1	The Towers at Cupertino City Center	2.4%	100.0%	WFB	WFB	NAP	NAP	20400 & 20450 Stevens Creek Boulevard
17	Loan	1, 7, 12, 16, 25	1	The Landing	2.4%	100.0%	3650 Capital	BMO	Group B	NAP	1613 Ximeno Avenue
18	Loan	19, 27, 30	1	1584 Fulton Street	2.3%	100.0%	BMO	BMO	NAP	NAP	1584 Fulton Street
19	Loan		1	Prime at Wright	2.1%	100.0%	LCF	LCF	NAP	NAP	1300 Cimarron Circle
20	Loan	18	1	Wilshire Medical Arts Building	1.8%	100.0%	3650 Capital	3650 Capital	NAP	NAP	6221 Wilshire Boulevard
21	Loan	19, 23	1	5555 Rockwell Road	1.8%	100.0%	BMO	BMO	NAP	NAP	5555 Rockwell Road
22	Loan	2, 6	2	Ostad Portfolio	1.4%		BMO	BMO	NAP	NAP	Various
22.01	Property		1	120 East 116th Street	0.7%	51.8%					120 East 116th Street
22.02	Property		1	1772 Westchester Avenue	0.7%	48.2%					1772 Westchester Avenue
23	Loan	19	1	Hy-Vee Springfield	1.3%	100.0%	LCF	LCF	NAP	NAP	1720 West Battlefield Road
24	Loan	2, 7, 12, 13, 16, 19, 27	1	The Rockwell	1.2%	100.0%	3650 Capital	3650 Capital	NAP	NAP	585 North Avenue
25	Loan	23	1	McKinley Tower Apartments	1.1%	100.0%	BMO	BMO	NAP	NAP	337 East 4th Avenue

A-2

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	City	County	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)
									2	2			3			6, 7	6, 7
1	Loan	1, 6, 7, 12, 16, 19, 23, 33	7	Cannon Industrial Portfolio	Various	Various	Various	Various	Industrial	Various	Various	Various	2,590,325	SF	68.52	62,600,000	62,600,000
1.01	Property		1	9295 & 9315 Prototype Drive	Reno	Washoe	NV	89521	Industrial	Flex	1996	NAP	1,251,449	SF		36,925,183	36,925,183
1.02	Property		1	3700 S Kedzie Avenue	Chicago	Cook	IL	60632	Industrial	Warehouse	1942	2016	189,000	SF		5,501,746	5,501,746
1.03	Property		1	401 East Elm Street	Clyde	Sandusky	OH	43410	Industrial	Warehouse	1987	2009	309,760	SF		5,025,634	5,025,634
1.04	Property		1	1351 S. Wheeling Road	Wheeling	Cook	IL	60090	Industrial	Warehouse/Distribution	1972	2009	245,038	SF		4,327,335	4,327,335
1.05	Property		1	4400 West 35th Place	Chicago	Cook	IL	60632	Industrial	Warehouse	1983	2016	155,152	SF		3,957,025	3,957,025
1.06	Property		1	3200 South Kilbourn Avenue	Chicago	Cook	IL	60623	Industrial	Warehouse	1959	2006	247,431	SF		3,696,045	3,696,045
1.07	Property		1	1900 S. 25th Avenue	Broadview	Cook	IL	60155	Industrial	Warehouse	1959	1990	192,495	SF		3,167,031	3,167,031
2	Loan	2, 7, 13, 16, 17, 19, 27	1	FreshDirect HQ	Bronx	Bronx	NY	10454	Industrial	Warehouse	2017	NAP	639,394	SF	156.40	62,600,000	62,600,000
3	Loan	2, 7, 12, 19, 24, 25, 30	1	Shore Front Parkway Apartments	Queens	Queens	NY	11694	Multifamily	High Rise	1963, 1966	NAP	773	Units	122,250.97	51,000,000	51,000,000
4	Loan	1, 5, 6, 7, 12, 13, 17, 18, 19, 23, 27, 30, 33	90	Mountain Industrial Portfolio	Various	Various	Various	Various	Industrial	Various	Various	Various	19,189,611	SF	60.94	45,750,000	45,750,000
4.01	Property		1	3150 Highway 42	Locust Grove	Henry	GA	30248	Industrial	Warehouse/Distribution	2020	NAP	657,518	SF		1,979,176	1,979,176
4.02	Property		1	1151 South Graham Road	Greenwood	Johnson	IN	46343	Industrial	Warehouse/Distribution	2019	NAP	615,284	SF		1,928,155	1,928,155
4.03	Property		1	584 US Highway 130	Trenton	Mercer	NJ	08620	Industrial	Warehouse/Distribution	2017	NAP	347,145	SF		1,913,274	1,913,274
4.04	Property		1	590 Northport Parkway	Savannah	Chatham	GA	31407	Industrial	Warehouse/Distribution	2017	NAP	831,764	SF		1,576,325	1,576,325
4.05	Property		1	8341 Industrial Parkway	Plain City	Union	OH	43064	Industrial	Warehouse/Distribution	2020	NAP	500,268	SF		1,479,599	1,479,599
4.06	Property		1	650 Braselton Parkway	Braselton	Jackson	GA	30517	Industrial	Warehouse/Distribution	2018	NAP	373,750	SF		1,383,935	1,383,935
4.07	Property		1	482 Chaney Avenue	Greenwood	Johnson	IN	46143	Industrial	Warehouse/Distribution	2014	NAP	671,354	SF		1,016,161	1,016,161
4.08	Property		1	5000 North Ridge Trail	Davenport	Polk	FL	33897	Industrial	Warehouse/Distribution	2016	NAP	310,922	SF		1,011,909	1,011,909
4.09	Property		1	5005 Samuell Blvd.	Mesquite	Dallas	TX	75149	Industrial	Warehouse/Distribution	2016	NAP	351,874	SF		956,637	956,637
4.10	Property		1	635 Community Drive	South Burlington	Chittenden	VT	05403	Industrial	Warehouse/Distribution	2021	NAP	143,979	SF		866,253	866,253
4.11	Property		1	6538 & 6526 Judge Adams Road	Whitsett	Guilford	NC	27377	Industrial	Warehouse/Distribution	2019	NAP	286,281	SF		854,596	854,596
4.12	Property		1	4350 Fortune Ave NW	Concord	Cabarrus	NC	28027	Industrial	Warehouse/Distribution	2016	NAP	354,482	SF		839,715	839,715
4.13	Property		1	6735 Trippel Road	Mobile	Mobile	AL	36582	Industrial	Warehouse/Distribution	2017	NAP	362,942	SF		824,834	824,834
4.14	Property		1	1509 Leestown Road	Frankfort	Franklin	KY	40601	Industrial	Warehouse/Distribution	2014	NAP	599,840	SF		822,708	822,708
4.15	Property		1	1601 Brown Road	Orion	Oakland	MI	48359	Industrial	Warehouse/Distribution	2006	NAP	245,633	SF		818,456	818,456
4.16	Property		1	22525 West 167th Street	Olathe	Johnson	KS	66062	Industrial	Warehouse/Distribution	2016	NAP	313,763	SF		805,701	805,701
4.17	Property		1	1414 South Council Road	Oklahoma City	Oklahoma	OK	73128	Industrial	Warehouse/Distribution	2017	NAP	300,000	SF		791,883	791,883
4.18	Property		1	4690 Global Avenue NW	Concord	Cabarrus	NC	28027	Industrial	Warehouse/Distribution	2015	NAP	330,717	SF		788,694	788,694
4.19	Property		1	3466 Shippers Drive	Grand Rapids	Kent	MI	49544	Industrial	Warehouse/Distribution	2016	NAP	343,483	SF		778,065	778,065
4.20	Property		1	4555 West Highway 146	Buckner	Oldham	KY	40010	Industrial	Warehouse/Distribution	2014	NAP	558,600	SF		746,177	746,177
4.21	Property		1	9780 Mopar Drive	Streetsboro	Portage	OH	44241	Industrial	Warehouse/Distribution	2011	NAP	368,060	SF		735,548	735,548
4.22	Property		1	3779 Lake Shore Road	Hamburg	Erie	NY	14219	Industrial	Warehouse/Distribution	2016	NAP	338,584	SF		722,792	722,792
4.23	Property		1	2000 South Walnut Street	Burlington	Skagit	WA	98233	Industrial	Warehouse/Distribution	2015	NAP	210,445	SF		669,646	669,646
4.24	Property		1	3774 Snyder Road	Kodak	Sevier	TN	37764	Industrial	Warehouse/Distribution	2021	NAP	259,053	SF		669,646	669,646
4.25	Property		1	8951 Mirabel Road	Indianapolis	Marion	IN	46141	Industrial	Warehouse/Distribution	2014	NAP	327,822	SF		652,639	652,639
4.26	Property		1	8411 Florida Mining Boulevard	Tampa	Hillsborough	FL	33634	Industrial	Warehouse/Distribution	2003	NAP	171,734	SF		639,884	639,884
4.27	Property		1	900 Hutchinson Place	Lebanon	Wilson	TN	37090	Industrial	Warehouse/Distribution	1993	NAP	381,240	SF		639,671	639,671
4.28	Property		1	5440 Haggerty Lane	LaFayette	Tippecanoe	IN	47905	Industrial	Warehouse/Distribution	2019	NAP	350,418	SF		637,758	637,758
4.29	Property		1	5703 Mitchell Avenue	St. Joseph	Buchanan	MO	64153	Industrial	Manufacturing/Distribution	2000	NAP	382,880	SF		627,129	627,129
4.30	Property		1	1103 Powderhouse Road SE	Aiken	Aiken	SC	29803	Industrial	Warehouse/Distribution	2017	NAP	315,560	SF		612,248	612,248
4.31	Property		1	3200 Rodeo Court	Bessemer	Jefferson	AL	35022	Industrial	Warehouse/Distribution	2021	NAP	290,879	SF		599,493	599,493
4.32	Property		1	14001 Jetport Loop	Fort Myers	Lee	FL	33913	Industrial	Warehouse/Distribution	2016	NAP	213,672	SF		594,178	594,178
4.33	Property		1	505 Morgan Lakes Industrial Blvd.	Savannah	Chatham	GA	31407	Industrial	Warehouse/Distribution	2018	NAP	126,520	SF		593,115	593,115
4.34	Property		1	21200 Spring Plaza Drive	Spring	Harris	TX	77388	Industrial	Warehouse/Distribution	2013	NAP	181,176	SF		588,863	588,863
4.35	Property		1	3058 Lakemont Blvd	Fort Mill	York	SC	29708	Industrial	Warehouse/Distribution	2009	NAP	176,939	SF		573,982	573,982
4.36	Property		1	2000 Luna Road	Carrollton	Dallas	TX	75006	Industrial	Warehouse/Distribution	2008	NAP	184,317	SF		564,416	564,416
4.37	Property		1	101 North Campus Drive	Imperial	Allegheny	PA	15126	Industrial	Warehouse/Distribution	2015	NAP	125,860	SF		467,689	467,689
4.38	Property		1	4651 Prosper Drive	Stow	Summit	OH	44224	Industrial	Manufacturing/Distribution	2017	NAP	219,765	SF		467,689	467,689
4.39	Property		1	5025 Tuggle Road	Memphis	Shelby	TN	38118	Industrial	Warehouse/Distribution	1996	NAP	449,900	SF		464,926	464,926
4.40	Property		1	450 Northpointe Court	Covington	St. Tammany	LA	70433	Industrial	Warehouse/Distribution	2015	NAP	175,315	SF		440,053	440,053
4.41	Property		1	1602 Vincent Drive	Sauget	St. Claire	IL	62206	Industrial	Warehouse/Distribution	2014	NAP	198,729	SF		431,550	431,550
4.42	Property		1	8644 Polk Lane	Olive Branch	DeSoto	MS	38654	Industrial	Warehouse/Distribution	2011	NAP	234,660	SF		430,062	430,062
4.43	Property		1	800 Lindale Industrial Parkway	Lindale	Smith	TX	75706	Industrial	Warehouse/Distribution	2013	NAP	163,383	SF		425,172	425,172
4.44	Property		1	2465 Fontaine Street	Kenton	Hardin	OH	43326	Industrial	Warehouse/Distribution	2017	NAP	298,472	SF		418,794	418,794
4.45	Property		1	1430 South Wolf Road	Wheeling	Cook	IL	60090	Industrial	Warehouse/Distribution	2003	NAP	123,000	SF		418,794	418,794
4.46	Property		1	2552 South 98th Street	Edwardsville	Wyandotte	KS	66111	Industrial	Warehouse/Distribution	2013	NAP	280,019	SF		416,669	416,669
4.47	Property		1	1000 Knell Road	Montgomery	Kane	IL	60538	Industrial	Warehouse/Distribution	2000	NAP	171,230	SF		395,410	395,410
4.48	Property		1	747 Mill Park Drive	Lancaster	Fairfield	OH	43130	Industrial	Warehouse/Distribution	2019	NAP	152,995	SF		393,284	393,284
4.49	Property		1	502 West Independence Drive	Edinburg	Hidalgo	TX	78541	Industrial	Warehouse/Distribution	2011	NAP	164,207	SF		391,158	391,158
4.50	Property		1	38401 Amrhein Road	Livonia	Wayne	MI	48150	Industrial	Warehouse/Distribution	1999	NAP	172,668	SF		389,032	389,032
4.51	Property		1	6101 SW 44th Street	Oklahoma City	Oklahoma	OK	73179	Industrial	Warehouse/Distribution	2019	NAP	120,780	SF		340,563	340,563
4.52	Property		1	700 Hudson Road	Griffin	Spalding	GA	30224	Industrial	Warehouse/Distribution	2002	NAP	218,120	SF		329,508	329,508
4.53	Property		1	685 Alliance Parkway	Hewitt	McLennan	TX	76643	Industrial	Warehouse/Distribution	2012	NAP	150,710	SF		319,092	319,092
4.54	Property		1	5101 West Waters Avenue	Tampa	Hillsborough	FL	33634	Industrial	Warehouse/Distribution	1997	NAP	95,662	SF		314,627	314,627
4.55	Property		1	1935 Blue Hills Drive	Roanoke	Roanoke City	VA	24012	Industrial	Warehouse/Distribution	2013	NAP	103,580	SF		310,376	310,376
4.56	Property		1	16211 Air Center Boulevard	Houston	Harris	TX	77032	Industrial	Manufacturing/Distribution	2005	NAP	91,295	SF		306,124	306,124
4.57	Property		1	8800 Studley Road	Mechanicsville	Hanover	VA	23116	Industrial	Warehouse/Distribution	1999	NAP	112,799	SF		278,488	278,488
4.58	Property		1	6 Konzen Court	Granite City	Madison	IL	62040	Industrial	Warehouse/Distribution	2001	NAP	184,800	SF		270,197	270,197
4.59	Property		1	5300 International Drive	Cudahy	Milwaukee	WI	53110	Industrial	Warehouse/Distribution	2001	NAP	139,564	SF		268,496	268,496
4.60	Property		1	1289 Walden Avenue	Cheektowaga	Erie	NY	14211	Industrial	Warehouse/Distribution	2001	NAP	105,073	SF		265,733	265,733
4.61	Property		1	10551 N Congress Avenue	Kansas City	Platte	MO	64153	Industrial	Warehouse/Distribution	2014	NAP	158,417	SF		265,733	265,733
4.62	Property		1	3736 Tom Andrews Road	Roanoke	Roanoke City	VA	24019	Industrial	Warehouse/Distribution	1996	NAP	83,000	SF		244,474	244,474
4.63	Property		1	2701 South 98th Street	Edwardsville	Wyandotte	KS	66111	Industrial	Warehouse/Distribution	2001	NAP	179,280	SF		240,222	240,222
4.64	Property		1	231 Theater Drive	Duncansville	Blair	PA	16635	Industrial	Warehouse/Distribution	2013	NAP	122,522	SF		239,159	239,159
4.65	Property		1	3404 Cragmont Drive	Tampa	Hillsborough	FL	33619	Industrial	Storage/Warehouse	1989	NAP	68,385	SF		227,467	227,467

A-3

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	City	County	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)
									2	2			3			6, 7	6, 7
4.66	Property		1	4 Liebich Lane	Halfmoon	Saratoga	NY	12065	Industrial	Warehouse/Distribution	2011	NAP	75,000	SF		216,838	216,838
4.67	Property		1	4040 Business Park Court	Winston-Salem	Forsyth	NC	27107	Industrial	Warehouse/Distribution	2001	NAP	106,507	SF		206,208	206,208
4.68	Property		1	1270 North Wilkening	Schaumburg	Cook	IL	60173	Industrial	Warehouse/Distribution	1997	NAP	73,500	SF		193,453	193,453
4.69	Property		1	4472 Technology Drive	Rockford	Winnebago	IL	61109	Industrial	Manufacturing/Distribution	1998	2011	66,387	SF		174,958	174,958
4.70	Property		1	28000 Five M Center Drive	Romulus	Wayne	MI	48174	Industrial	Warehouse/Distribution	1997	NAP	71,933	SF		174,321	174,321
4.71	Property		1	3383 Spirit Way	Green Bay	Brown	WI	54304	Industrial	Warehouse/Distribution	2013	NAP	99,102	SF		169,644	169,644
4.72	Property		1	9667 Inter-Ocean Drive	Cincinnati	Butler	OH	45246	Industrial	Warehouse/Distribution	1999	NAP	103,818	SF		161,565	161,565
4.73	Property		1	2427 Henry Road NW	Stewartville	Olmsted	MN	55976	Industrial	Warehouse/Distribution	2013	NAP	60,370	SF		150,936	150,936
4.74	Property		1	1115 Regina Graeter Way	Cincinnati	Hamilton	OH	45216	Industrial	Warehouse/Distribution	2014	NAP	63,840	SF		148,810	148,810
4.75	Property		1	831 Lone Star Drive	O'Fallon	St. Charles	MO	63366	Industrial	Warehouse/Distribution	1989	NAP	102,135	SF		141,204	141,204
4.76	Property		1	4170 Columbia Road	Lebanon	Warren	OH	45036	Industrial	Warehouse/Distribution	2008	NAP	51,130	SF		140,307	140,307
4.77	Property		1	6023 Century Oaks Drive	Chattanooga	Hamilton	TN	37416	Industrial	Warehouse/Distribution	2002	NAP	60,637	SF		139,882	139,882
4.78	Property		1	2300 Westmoreland Street	Richmond	Henrico	VA	23230	Industrial	Warehouse/Distribution	2004	NAP	60,000	SF		138,181	138,181
4.79	Property		1	246 Glasson Drive	Corpus Christi	Nueces	TX	78406	Industrial	Warehouse/Distribution	2011	NAP	46,253	SF		136,055	136,055
4.80	Property		1	2759 North Garnett Road	Tulsa	Tulsa	OK	74116	Industrial	Warehouse/Distribution	2010	NAP	46,240	SF		130,315	130,315
4.81	Property		1	1122 Stony Ridge Road	Charlottesville	Albemarle	VA	22902	Industrial	Warehouse/Distribution	1998	NAP	48,064	SF		125,426	125,426
4.82	Property		1	5313 Majestic Parkway	Bedford Heights	Cuyahoga	OH	44146	Industrial	Warehouse/Distribution	1998	NAP	82,269	SF		124,363	124,363
4.83	Property		1	2901 E Heartland Drive	Liberty	Clay	MO	64068	Industrial	Manufacturing/Distribution	1997	NAP	96,687	SF		118,611	118,611
4.84	Property		1	1900 Interstate Boulevard	Lakeland	Polk	FL	33805	Industrial	Warehouse/Distribution	1994	NAP	32,105	SF		95,664	95,664
4.85	Property		1	50 Hollow Tree Lane	Newington	Hartford	CT	06111	Industrial	Warehouse/Distribution	2000	NAP	54,812	SF		95,664	95,664
4.86	Property		1	440 US Highway 49 South	Richland	Rankin	MS	39218	Industrial	Warehouse/Distribution	1986	NAP	36,000	SF		69,303	69,303
4.87	Property		1	7569 Golf Course Boulevard	Punta Gorda	Charlotte	FL	33982	Industrial	Warehouse/Distribution	2007	NAP	34,624	SF		69,090	69,090
4.88	Property		1	4401 112th Street	Urbandale	Polk	IA	50322	Industrial	Warehouse/Distribution	1985	2017	36,270	SF		59,311	59,311
4.89	Property		1	105 Business Park Drive	Ridgeland	Madison	MS	39157	Industrial	Warehouse/Distribution	1988	NAP	26,340	SF		49,958	49,958
4.90	Property		1	7019 High Grove Boulevard	Burr Ridge	DuPage	IL	60527	Industrial	Warehouse/Distribution	1997	NAP	12,500	SF		46,131	46,131
5	Loan	1, 7, 12, 13, 17, 19, 30	1	Deptford Mall	Woodbury	Gloucester	NJ	08096	Retail	Super Regional Mall	1975	2012-2015	508,874	SF	225.99	43,500,000	43,500,000
6	Loan	7, 12, 19, 21, 24	1	1500 Post Oak Boulevard	Houston	Harris	TX	77056	Office	CBD	2016	NAP	603,179	SF	232.10	35,000,000	35,000,000
7	Loan	2, 3, 7, 13, 16, 17, 27, 30	1	Admiral's Cove	Haverstraw	Rockland	NY	10927	Multifamily	Mid Rise	2023	NAP	245	Units	342,857.14	30,650,000	30,650,000
8	Loan	2, 7, 19, 24, 25, 27, 30	1	Prospect Place Apartments	Brooklyn	Kings	NY	11238	Multifamily	High Rise	1930	2012	465	Units	178,494.62	29,650,000	29,650,000
9	Loan	5, 6, 14, 16, 18, 30, 31	3	South Jersey Multifamily Portfolio	Atlantic City	Atlantic	NJ	08401	Multifamily	Garden	Various	2025	258	Units	98,837.21	25,500,000	25,500,000
9.01	Property		1	Venice Park Apartments	Atlantic City	Atlantic	NJ	08401	Multifamily	Garden	1978	2025	112	Units		10,730,000	10,730,000
9.02	Property		1	Hamilton Venice Apartments	Atlantic City	Atlantic	NJ	08401	Multifamily	Garden	1970	2025	68	Units		7,620,000	7,620,000
9.03	Property		1	Venice Park Condominiums	Atlantic City	Atlantic	NJ	08401	Multifamily	Garden	1950	2025	78	Units		7,150,000	7,150,000
10	Loan	1, 7, 12, 16, 25	1	Sunset View	Oceanside	San Diego	CA	92056	Multifamily	Garden	1990	2021-2024	112	Units	332,008.93	25,000,000	25,000,000
11	Loan	7, 12, 13, 19, 23	1	Crossgates Mall	Albany	Albany	NY	12203	Retail	Super Regional Mall	1983	2013	1,504,884	SF	69.77	25,000,000	25,000,000
12	Loan	1, 7, 12	1	Northwoods Mall	North Charleston	Charleston	SC	29406	Retail	Super Regional Mall	1972	2004	424,307	SF	101.19	25,000,000	24,962,447
13	Loan	1, 4, 7, 12, 13, 16, 19, 23, 27	1	Seneca One	Buffalo	Erie	NY	14210	Mixed Use	Multifamily/Office/Retail	1972	2019-2021	915,577	SF	77.55	20,000,000	20,000,000
14	Loan	19	1	118 Northeast 39th Street	Miami	Miami-Dade	FL	33137	Retail	Single Tenant	1938	2015	4,700	SF	3,761.06	17,677,000	17,677,000
15	Loan	6, 19	2	Fresh Edge Portfolio	Indianapolis	Marion	IN	Various	Industrial	Warehouse	Various	NAP	132,914	SF	123.39	16,400,000	16,400,000
15.01	Property		1	4501 East Massachusetts Avenue	Indianapolis	Marion	IN	46218	Industrial	Warehouse	2004	NAP	104,114	SF		12,850,000	12,850,000
15.02	Property		1	5930 West 82nd Street	Indianapolis	Marion	IN	46278	Industrial	Warehouse	1980	NAP	28,800	SF		3,550,000	3,550,000
16	Loan	7, 12, 16, 18, 19, 20, 21, 23, 31	1	The Towers at Cupertino City Center	Cupertino	Santa Clara	CA	95014	Office	Suburban	1987	2024	357,838	SF	405.21	15,000,000	15,000,000
17	Loan	1, 7, 12, 16, 25	1	The Landing	Long Beach	Los Angeles	CA	90804	Multifamily	Garden	1985	2019-2022	206	Units	371,262.14	15,000,000	15,000,000
18	Loan	19, 27, 30	1	1584 Fulton Street	Brooklyn	Kings	NY	11213	Multifamily	High Rise	2025	NAP	35	Units	407,142.86	14,250,000	14,250,000
19	Loan		1	Prime at Wright	Fairborn	Greene	OH	45324	Multifamily	Student Housing	1986, 2007	NAP	292	Beds	44,863.01	13,100,000	13,100,000
20	Loan	18	1	Wilshire Medical Arts Building	Los Angeles	Los Angeles	CA	90048	Office	Medical	1957	1999	53,844	SF	213.58	11,500,000	11,500,000
21	Loan	19, 23	1	5555 Rockwell Road	Winchester	Clark	KY	40391	Industrial	Manufacturing	1970	2024	560,400	SF	19.63	11,000,000	11,000,000
22	Loan	2, 6	2	Ostad Portfolio	Various	Various	NY	Various	Various	Various	Various	Various	14,600	SF	582.19	8,500,000	8,500,000
22.01	Property		1	120 East 116th Street	New York	New York	NY	10029	Mixed Use	Multifamily/Retail	1910	NAP	9,600	SF		4,400,000	4,400,000
22.02	Property		1	1772 Westchester Avenue	Bronx	Bronx	NY	10472	Retail	Unanchored	1924	2024	5,000	SF		4,100,000	4,100,000
23	Loan	19	1	Hy-Vee Springfield	Springfield	Greene	MO	65807	Retail	Single Tenant	2014	NAP	88,793	SF	92.01	8,170,000	8,170,000
24	Loan	2, 7, 12, 13, 16, 19, 27	1	The Rockwell	New Rochelle	Westchester	NY	10801	Multifamily	Mid Rise	2021	NAP	114	Units	537,280.70	7,250,000	7,250,000
25	Loan	23	1	McKinley Tower Apartments	Anchorage	Anchorage	AK	99501	Multifamily	High Rise	1951	2006	100	Units	70,900.00	7,090,000	7,090,000

A-4

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)
					6, 7		8		9	9	9	9
1	Loan	1, 6, 7, 12, 16, 19, 23, 33	7	Cannon Industrial Portfolio	62,600,000	6.24250%	0.02036%	6.22214%	NAP	330,173.34	NAP	3,962,080.08	Interest Only	No	Actual/360	60
1.01	Property		1	9295 & 9315 Prototype Drive	36,925,183
1.02	Property		1	3700 S Kedzie Avenue	5,501,746
1.03	Property		1	401 East Elm Street	5,025,634
1.04	Property		1	1351 S. Wheeling Road	4,327,335
1.05	Property		1	4400 West 35th Place	3,957,025
1.06	Property		1	3200 South Kilbourn Avenue	3,696,045
1.07	Property		1	1900 S. 25th Avenue	3,167,031
2	Loan	2, 7, 13, 16, 17, 19, 27	1	FreshDirect HQ	62,600,000	7.02700%	0.02036%	7.00664%	NAP	371,666.49	NAP	4,459,997.88	Interest Only	No	Actual/360	60
3	Loan	2, 7, 12, 19, 24, 25, 30	1	Shore Front Parkway Apartments	51,000,000	6.56000%	0.02036%	6.53964%	NAP	282,672.22	NAP	3,392,066.64	Interest Only	No	Actual/360	60
4	Loan	1, 5, 6, 7, 12, 13, 17, 18, 19, 23, 27, 30, 33	90	Mountain Industrial Portfolio	45,750,000	5.096767533%	0.01912%	5.077652533%	NAP	197,013.07	NAP	2,364,156.84	Interest Only	No	Actual/360	60
4.01	Property		1	3150 Highway 42	1,979,176
4.02	Property		1	1151 South Graham Road	1,928,155
4.03	Property		1	584 US Highway 130	1,913,274
4.04	Property		1	590 Northport Parkway	1,576,325
4.05	Property		1	8341 Industrial Parkway	1,479,599
4.06	Property		1	650 Braselton Parkway	1,383,935
4.07	Property		1	482 Chaney Avenue	1,016,161
4.08	Property		1	5000 North Ridge Trail	1,011,909
4.09	Property		1	5005 Samuell Blvd.	956,637
4.10	Property		1	635 Community Drive	866,253
4.11	Property		1	6538 & 6526 Judge Adams Road	854,596
4.12	Property		1	4350 Fortune Ave NW	839,715
4.13	Property		1	6735 Trippel Road	824,834
4.14	Property		1	1509 Leestown Road	822,708
4.15	Property		1	1601 Brown Road	818,456
4.16	Property		1	22525 West 167th Street	805,701
4.17	Property		1	1414 South Council Road	791,883
4.18	Property		1	4690 Global Avenue NW	788,694
4.19	Property		1	3466 Shippers Drive	778,065
4.20	Property		1	4555 West Highway 146	746,177
4.21	Property		1	9780 Mopar Drive	735,548
4.22	Property		1	3779 Lake Shore Road	722,792
4.23	Property		1	2000 South Walnut Street	669,646
4.24	Property		1	3774 Snyder Road	669,646
4.25	Property		1	8951 Mirabel Road	652,639
4.26	Property		1	8411 Florida Mining Boulevard	639,884
4.27	Property		1	900 Hutchinson Place	639,671
4.28	Property		1	5440 Haggerty Lane	637,758
4.29	Property		1	5703 Mitchell Avenue	627,129
4.30	Property		1	1103 Powderhouse Road SE	612,248
4.31	Property		1	3200 Rodeo Court	599,493
4.32	Property		1	14001 Jetport Loop	594,178
4.33	Property		1	505 Morgan Lakes Industrial Blvd.	593,115
4.34	Property		1	21200 Spring Plaza Drive	588,863
4.35	Property		1	3058 Lakemont Blvd	573,982
4.36	Property		1	2000 Luna Road	564,416
4.37	Property		1	101 North Campus Drive	467,689
4.38	Property		1	4651 Prosper Drive	467,689
4.39	Property		1	5025 Tuggle Road	464,926
4.40	Property		1	450 Northpointe Court	440,053
4.41	Property		1	1602 Vincent Drive	431,550
4.42	Property		1	8644 Polk Lane	430,062
4.43	Property		1	800 Lindale Industrial Parkway	425,172
4.44	Property		1	2465 Fontaine Street	418,794
4.45	Property		1	1430 South Wolf Road	418,794
4.46	Property		1	2552 South 98th Street	416,669
4.47	Property		1	1000 Knell Road	395,410
4.48	Property		1	747 Mill Park Drive	393,284
4.49	Property		1	502 West Independence Drive	391,158
4.50	Property		1	38401 Amrhein Road	389,032
4.51	Property		1	6101 SW 44th Street	340,563
4.52	Property		1	700 Hudson Road	329,508
4.53	Property		1	685 Alliance Parkway	319,092
4.54	Property		1	5101 West Waters Avenue	314,627
4.55	Property		1	1935 Blue Hills Drive	310,376
4.56	Property		1	16211 Air Center Boulevard	306,124
4.57	Property		1	8800 Studley Road	278,488
4.58	Property		1	6 Konzen Court	270,197
4.59	Property		1	5300 International Drive	268,496
4.60	Property		1	1289 Walden Avenue	265,733
4.61	Property		1	10551 N Congress Avenue	265,733
4.62	Property		1	3736 Tom Andrews Road	244,474
4.63	Property		1	2701 South 98th Street	240,222
4.64	Property		1	231 Theater Drive	239,159
4.65	Property		1	3404 Cragmont Drive	227,467

A-5

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)
					6, 7		8		9	9	9	9
4.66	Property		1	4 Liebich Lane	216,838
4.67	Property		1	4040 Business Park Court	206,208
4.68	Property		1	1270 North Wilkening	193,453
4.69	Property		1	4472 Technology Drive	174,958
4.70	Property		1	28000 Five M Center Drive	174,321
4.71	Property		1	3383 Spirit Way	169,644
4.72	Property		1	9667 Inter-Ocean Drive	161,565
4.73	Property		1	2427 Henry Road NW	150,936
4.74	Property		1	1115 Regina Graeter Way	148,810
4.75	Property		1	831 Lone Star Drive	141,204
4.76	Property		1	4170 Columbia Road	140,307
4.77	Property		1	6023 Century Oaks Drive	139,882
4.78	Property		1	2300 Westmoreland Street	138,181
4.79	Property		1	246 Glasson Drive	136,055
4.80	Property		1	2759 North Garnett Road	130,315
4.81	Property		1	1122 Stony Ridge Road	125,426
4.82	Property		1	5313 Majestic Parkway	124,363
4.83	Property		1	2901 E Heartland Drive	118,611
4.84	Property		1	1900 Interstate Boulevard	95,664
4.85	Property		1	50 Hollow Tree Lane	95,664
4.86	Property		1	440 US Highway 49 South	69,303
4.87	Property		1	7569 Golf Course Boulevard	69,090
4.88	Property		1	4401 112th Street	59,311
4.89	Property		1	105 Business Park Drive	49,958
4.90	Property		1	7019 High Grove Boulevard	46,131
5	Loan	1, 7, 12, 13, 17, 19, 30	1	Deptford Mall	43,500,000	6.95000%	0.02036%	6.92964%	NAP	255,436.63	NAP	3,065,239.56	Interest Only	No	Actual/360	60
6	Loan	7, 12, 19, 21, 24	1	1500 Post Oak Boulevard	35,000,000	6.74700%	0.02036%	6.72664%	NAP	199,520.66	NAP	2,394,247.92	Interest Only	No	Actual/360	60
7	Loan	2, 3, 7, 13, 16, 17, 27, 30	1	Admiral's Cove	30,650,000	7.05000%	0.02036%	7.02964%	NAP	182,569.70	NAP	2,190,836.40	Interest Only	No	Actual/360	60
8	Loan	2, 7, 19, 24, 25, 27, 30	1	Prospect Place Apartments	29,650,000	6.39000%	0.02036%	6.36964%	NAP	160,079.11	NAP	1,920,949.32	Interest Only	No	Actual/360	60
9	Loan	5, 6, 14, 16, 18, 30, 31	3	South Jersey Multifamily Portfolio	25,500,000	6.45900%	0.02036%	6.43864%	NAP	139,160.05	NAP	1,669,920.60	Interest Only	No	Actual/360	60
9.01	Property		1	Venice Park Apartments	10,730,000
9.02	Property		1	Hamilton Venice Apartments	7,620,000
9.03	Property		1	Venice Park Condominiums	7,150,000
10	Loan	1, 7, 12, 16, 25	1	Sunset View	25,000,000	6.06500%	0.02036%	6.04464%	NAP	128,109.09	NAP	1,537,309.08	Interest Only	No	Actual/360	60
11	Loan	7, 12, 13, 19, 23	1	Crossgates Mall	25,000,000	8.50000%	0.02036%	8.47964%	NAP	179,542.82	NAP	2,154,513.84	Interest Only	No	Actual/360	60
12	Loan	1, 7, 12	1	Northwoods Mall	23,551,100	9.12000%	0.02036%	9.09964%	211,857.26	NAP	2,542,287.14	NAP	Amortizing Balloon	No	Actual/360	0
13	Loan	1, 4, 7, 12, 13, 16, 19, 23, 27	1	Seneca One	20,000,000	7.13000%	0.02036%	7.10964%	NAP	120,483.80	NAP	1,445,805.60	Interest Only	No	Actual/360	60
14	Loan	19	1	118 Northeast 39th Street	17,677,000	7.05000%	0.02036%	7.02964%	NAP	105,294.77	NAP	1,263,537.24	Interest Only	No	Actual/360	60
15	Loan	6, 19	2	Fresh Edge Portfolio	16,400,000	5.80000%	0.02036%	5.77964%	NAP	80,367.59	NAP	964,411.08	Interest Only	No	Actual/360	60
15.01	Property		1	4501 East Massachusetts Avenue	12,850,000
15.02	Property		1	5930 West 82nd Street	3,550,000
16	Loan	7, 12, 16, 18, 19, 20, 21, 23, 31	1	The Towers at Cupertino City Center	15,000,000	6.44200%	0.03911%	6.40289%	NAP	81,643.40	NAP	979,720.80	Interest Only	No	Actual/360	60
17	Loan	1, 7, 12, 16, 25	1	The Landing	15,000,000	6.06500%	0.02036%	6.04464%	NAP	76,865.45	NAP	922,385.40	Interest Only	No	Actual/360	60
18	Loan	19, 27, 30	1	1584 Fulton Street	14,250,000	6.95000%	0.02036%	6.92964%	NAP	83,677.52	NAP	1,004,130.24	Interest Only	No	Actual/360	60
19	Loan		1	Prime at Wright	13,100,000	6.97500%	0.02036%	6.95464%	NAP	77,201.30	NAP	926,415.60	Interest Only	No	Actual/360	60
20	Loan	18	1	Wilshire Medical Arts Building	11,500,000	6.35500%	0.02036%	6.33464%	NAP	61,747.95	NAP	740,975.40	Interest Only	No	Actual/360	60
21	Loan	19, 23	1	5555 Rockwell Road	11,000,000	7.10320%	0.02036%	7.08284%	NAP	66,017.01	NAP	792,204.12	Interest Only	No	Actual/360	60
22	Loan	2, 6	2	Ostad Portfolio	8,500,000	6.66800%	0.02036%	6.64764%	NAP	47,887.66	NAP	574,651.92	Interest Only	No	Actual/360	60
22.01	Property		1	120 East 116th Street	4,400,000
22.02	Property		1	1772 Westchester Avenue	4,100,000
23	Loan	19	1	Hy-Vee Springfield	8,170,000	6.79000%	0.02036%	6.76964%	NAP	46,870.65	NAP	562,447.80	Interest Only	No	Actual/360	60
24	Loan	2, 7, 12, 13, 16, 19, 27	1	The Rockwell	7,250,000	5.82500%	0.02036%	5.80464%	NAP	35,681.50	NAP	428,178.00	Interest Only	No	Actual/360	60
25	Loan	23	1	McKinley Tower Apartments	7,090,000	7.55000%	0.02036%	7.52964%	NAP	45,227.47	NAP	542,729.64	Interest Only	No	Actual/360	60

A-6

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)
																	10
1	Loan	1, 6, 7, 12, 16, 19, 23, 33	7	Cannon Industrial Portfolio	60	60	60	0	0	5/20/2026	0	6	7/6/2026	NAP	6/6/2031	6/6/2031	0
1.01	Property		1	9295 & 9315 Prototype Drive
1.02	Property		1	3700 S Kedzie Avenue
1.03	Property		1	401 East Elm Street
1.04	Property		1	1351 S. Wheeling Road
1.05	Property		1	4400 West 35th Place
1.06	Property		1	3200 South Kilbourn Avenue
1.07	Property		1	1900 S. 25th Avenue
2	Loan	2, 7, 13, 16, 17, 19, 27	1	FreshDirect HQ	60	60	60	0	0	5/27/2026	0	6	7/6/2026	NAP	6/6/2031	6/6/2031	5
3	Loan	2, 7, 12, 19, 24, 25, 30	1	Shore Front Parkway Apartments	60	60	60	0	0	5/28/2026	0	6	7/6/2026	NAP	6/6/2031	6/6/2031	0
4	Loan	1, 5, 6, 7, 12, 13, 17, 18, 19, 23, 27, 30, 33	90	Mountain Industrial Portfolio	59	60	59	0	0	5/8/2026	1	11	6/11/2026	NAP	5/11/2031	5/11/2031	0
4.01	Property		1	3150 Highway 42
4.02	Property		1	1151 South Graham Road
4.03	Property		1	584 US Highway 130
4.04	Property		1	590 Northport Parkway
4.05	Property		1	8341 Industrial Parkway
4.06	Property		1	650 Braselton Parkway
4.07	Property		1	482 Chaney Avenue
4.08	Property		1	5000 North Ridge Trail
4.09	Property		1	5005 Samuell Blvd.
4.10	Property		1	635 Community Drive
4.11	Property		1	6538 & 6526 Judge Adams Road
4.12	Property		1	4350 Fortune Ave NW
4.13	Property		1	6735 Trippel Road
4.14	Property		1	1509 Leestown Road
4.15	Property		1	1601 Brown Road
4.16	Property		1	22525 West 167th Street
4.17	Property		1	1414 South Council Road
4.18	Property		1	4690 Global Avenue NW
4.19	Property		1	3466 Shippers Drive
4.20	Property		1	4555 West Highway 146
4.21	Property		1	9780 Mopar Drive
4.22	Property		1	3779 Lake Shore Road
4.23	Property		1	2000 South Walnut Street
4.24	Property		1	3774 Snyder Road
4.25	Property		1	8951 Mirabel Road
4.26	Property		1	8411 Florida Mining Boulevard
4.27	Property		1	900 Hutchinson Place
4.28	Property		1	5440 Haggerty Lane
4.29	Property		1	5703 Mitchell Avenue
4.30	Property		1	1103 Powderhouse Road SE
4.31	Property		1	3200 Rodeo Court
4.32	Property		1	14001 Jetport Loop
4.33	Property		1	505 Morgan Lakes Industrial Blvd.
4.34	Property		1	21200 Spring Plaza Drive
4.35	Property		1	3058 Lakemont Blvd
4.36	Property		1	2000 Luna Road
4.37	Property		1	101 North Campus Drive
4.38	Property		1	4651 Prosper Drive
4.39	Property		1	5025 Tuggle Road
4.40	Property		1	450 Northpointe Court
4.41	Property		1	1602 Vincent Drive
4.42	Property		1	8644 Polk Lane
4.43	Property		1	800 Lindale Industrial Parkway
4.44	Property		1	2465 Fontaine Street
4.45	Property		1	1430 South Wolf Road
4.46	Property		1	2552 South 98th Street
4.47	Property		1	1000 Knell Road
4.48	Property		1	747 Mill Park Drive
4.49	Property		1	502 West Independence Drive
4.50	Property		1	38401 Amrhein Road
4.51	Property		1	6101 SW 44th Street
4.52	Property		1	700 Hudson Road
4.53	Property		1	685 Alliance Parkway
4.54	Property		1	5101 West Waters Avenue
4.55	Property		1	1935 Blue Hills Drive
4.56	Property		1	16211 Air Center Boulevard
4.57	Property		1	8800 Studley Road
4.58	Property		1	6 Konzen Court
4.59	Property		1	5300 International Drive
4.60	Property		1	1289 Walden Avenue
4.61	Property		1	10551 N Congress Avenue
4.62	Property		1	3736 Tom Andrews Road
4.63	Property		1	2701 South 98th Street
4.64	Property		1	231 Theater Drive
4.65	Property		1	3404 Cragmont Drive

A-7

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)
																	10
4.66	Property		1	4 Liebich Lane
4.67	Property		1	4040 Business Park Court
4.68	Property		1	1270 North Wilkening
4.69	Property		1	4472 Technology Drive
4.70	Property		1	28000 Five M Center Drive
4.71	Property		1	3383 Spirit Way
4.72	Property		1	9667 Inter-Ocean Drive
4.73	Property		1	2427 Henry Road NW
4.74	Property		1	1115 Regina Graeter Way
4.75	Property		1	831 Lone Star Drive
4.76	Property		1	4170 Columbia Road
4.77	Property		1	6023 Century Oaks Drive
4.78	Property		1	2300 Westmoreland Street
4.79	Property		1	246 Glasson Drive
4.80	Property		1	2759 North Garnett Road
4.81	Property		1	1122 Stony Ridge Road
4.82	Property		1	5313 Majestic Parkway
4.83	Property		1	2901 E Heartland Drive
4.84	Property		1	1900 Interstate Boulevard
4.85	Property		1	50 Hollow Tree Lane
4.86	Property		1	440 US Highway 49 South
4.87	Property		1	7569 Golf Course Boulevard
4.88	Property		1	4401 112th Street
4.89	Property		1	105 Business Park Drive
4.90	Property		1	7019 High Grove Boulevard
5	Loan	1, 7, 12, 13, 17, 19, 30	1	Deptford Mall	59	60	59	0	0	4/7/2026	1	6	6/6/2026	NAP	5/6/2031	5/6/2031	5
6	Loan	7, 12, 19, 21, 24	1	1500 Post Oak Boulevard	57	60	57	0	0	3/2/2026	3	6	4/6/2026	NAP	3/6/2031	3/6/2031	5
7	Loan	2, 3, 7, 13, 16, 17, 27, 30	1	Admiral's Cove	57	60	57	0	0	2/9/2026	3	6	4/6/2026	NAP	3/6/2031	3/6/2031	0
8	Loan	2, 7, 19, 24, 25, 27, 30	1	Prospect Place Apartments	59	60	59	0	0	4/14/2026	1	6	6/6/2026	NAP	5/6/2031	5/6/2031	0
9	Loan	5, 6, 14, 16, 18, 30, 31	3	South Jersey Multifamily Portfolio	60	60	60	0	0	5/28/2026	0	6	7/6/2026	NAP	6/6/2031	6/6/2031	0
9.01	Property		1	Venice Park Apartments
9.02	Property		1	Hamilton Venice Apartments
9.03	Property		1	Venice Park Condominiums
10	Loan	1, 7, 12, 16, 25	1	Sunset View	57	60	57	0	0	3/2/2026	3	5	4/5/2026	NAP	3/5/2031	3/5/2031	0
11	Loan	7, 12, 13, 19, 23	1	Crossgates Mall	54	60	54	0	0	11/18/2025	6	6	1/6/2026	NAP	12/6/2030	12/6/2030	0
12	Loan	1, 7, 12	1	Northwoods Mall	0	60	58	300	298	4/1/2026	2	6	5/6/2026	5/6/2026	4/6/2031	4/6/2031	0
13	Loan	1, 4, 7, 12, 13, 16, 19, 23, 27	1	Seneca One	57	60	57	0	0	2/18/2026	3	6	4/6/2026	NAP	3/6/2031	3/6/2031	0
14	Loan	19	1	118 Northeast 39th Street	60	60	60	0	0	5/14/2026	0	6	7/6/2026	NAP	6/6/2031	6/6/2031	0
15	Loan	6, 19	2	Fresh Edge Portfolio	60	60	60	0	0	5/14/2026	0	6	7/6/2026	NAP	6/6/2031	6/6/2031	0
15.01	Property		1	4501 East Massachusetts Avenue
15.02	Property		1	5930 West 82nd Street
16	Loan	7, 12, 16, 18, 19, 20, 21, 23, 31	1	The Towers at Cupertino City Center	57	60	57	0	0	2/20/2026	3	11	4/11/2026	NAP	3/11/2031	3/11/2031	0
17	Loan	1, 7, 12, 16, 25	1	The Landing	57	60	57	0	0	3/2/2026	3	5	4/5/2026	NAP	3/5/2031	3/5/2031	0
18	Loan	19, 27, 30	1	1584 Fulton Street	60	60	60	0	0	5/27/2026	0	6	7/6/2026	NAP	6/6/2031	6/6/2031	0
19	Loan		1	Prime at Wright	59	60	59	0	0	4/30/2026	1	6	6/6/2026	NAP	5/6/2031	5/6/2031	0
20	Loan	18	1	Wilshire Medical Arts Building	56	60	56	0	0	2/6/2026	4	6	3/6/2026	NAP	2/6/2031	2/6/2031	5
21	Loan	19, 23	1	5555 Rockwell Road	60	60	60	0	0	5/21/2026	0	6	7/6/2026	NAP	6/6/2031	6/6/2031	0
22	Loan	2, 6	2	Ostad Portfolio	60	60	60	0	0	5/19/2026	0	6	7/6/2026	NAP	6/6/2031	6/6/2031	0
22.01	Property		1	120 East 116th Street
22.02	Property		1	1772 Westchester Avenue
23	Loan	19	1	Hy-Vee Springfield	60	60	60	0	0	6/1/2026	0	6	7/6/2026	NAP	6/6/2031	6/6/2031	0
24	Loan	2, 7, 12, 13, 16, 19, 27	1	The Rockwell	54	60	54	0	0	11/25/2025	6	6	1/6/2026	NAP	12/6/2030	12/6/2030	0
25	Loan	23	1	McKinley Tower Apartments	59	60	59	0	0	5/5/2026	1	6	6/6/2026	NAP	5/6/2031	5/6/2031	0

A-8

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)
					10	12			31	16					16
1	Loan	1, 6, 7, 12, 16, 19, 23, 33	7	Cannon Industrial Portfolio	0	L(24),D(30),O(6)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
1.01	Property		1	9295 & 9315 Prototype Drive			NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
1.02	Property		1	3700 S Kedzie Avenue			NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
1.03	Property		1	401 East Elm Street			NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
1.04	Property		1	1351 S. Wheeling Road			NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
1.05	Property		1	4400 West 35th Place			NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
1.06	Property		1	3200 South Kilbourn Avenue			NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
1.07	Property		1	1900 S. 25th Avenue			NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2	Loan	2, 7, 13, 16, 17, 19, 27	1	FreshDirect HQ	0	L(12),YM1(41),O(7)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3	Loan	2, 7, 12, 19, 24, 25, 30	1	Shore Front Parkway Apartments	0	L(24),YM1(32),O(4)	16,156,888	7,498,446	8,658,442	3/31/2026	T-12	15,859,523	7,549,371	8,310,152	12/31/2025	T-12	15,330,534
4	Loan	1, 5, 6, 7, 12, 13, 17, 18, 19, 23, 27, 30, 33	90	Mountain Industrial Portfolio	0	L(23),YM1(2),DorYM1(28),O(7)	153,771,238	31,585,033	122,186,205	9/30/2025	T-12	152,885,913	32,728,989	120,156,924	12/31/2024	T-12	149,902,950
4.01	Property		1	3150 Highway 42			5,632,371	878,129	4,754,242	9/30/2025	T-12	5,583,707	956,882	4,626,825	12/31/2024	T-12	5,436,695
4.02	Property		1	1151 South Graham Road			5,686,442	1,058,010	4,628,433	9/30/2025	T-12	5,404,741	910,640	4,494,101	12/31/2024	T-12	5,169,334
4.03	Property		1	584 US Highway 130			6,540,654	1,440,488	5,100,166	9/30/2025	T-12	6,481,138	1,379,778	5,101,361	12/31/2024	T-12	6,408,049
4.04	Property		1	590 Northport Parkway			4,580,104	948,771	3,631,333	9/30/2025	T-12	4,500,545	941,988	3,558,558	12/31/2024	T-12	4,330,375
4.05	Property		1	8341 Industrial Parkway			5,124,708	799,967	4,324,740	9/30/2025	T-12	5,215,559	897,601	4,317,958	12/31/2024	T-12	6,403,719
4.06	Property		1	650 Braselton Parkway			4,185,605	574,995	3,610,610	9/30/2025	T-12	4,185,372	567,203	3,618,169	12/31/2024	T-12	4,191,617
4.07	Property		1	482 Chaney Avenue			3,583,911	1,084,866	2,499,045	9/30/2025	T-12	3,467,775	661,285	2,806,490	12/31/2024	T-12	4,376,421
4.08	Property		1	5000 North Ridge Trail			2,877,930	390,833	2,487,096	9/30/2025	T-12	2,879,361	393,298	2,486,063	12/31/2024	T-12	2,869,292
4.09	Property		1	5005 Samuell Blvd.			4,192,043	944,240	3,247,803	9/30/2025	T-12	3,872,673	640,330	3,232,343	12/31/2024	T-12	4,335,986
4.10	Property		1	635 Community Drive			3,664,767	581,828	3,082,939	9/30/2025	T-12	3,648,499	566,193	3,082,306	12/31/2024	T-12	3,618,531
4.11	Property		1	6538 & 6526 Judge Adams Road			3,442,803	574,360	2,868,443	9/30/2025	T-12	3,433,918	569,332	2,864,586	12/31/2024	T-12	3,423,389
4.12	Property		1	4350 Fortune Ave NW			3,111,118	715,179	2,395,939	9/30/2025	T-12	3,098,793	702,587	2,396,205	12/31/2024	T-12	3,041,208
4.13	Property		1	6735 Trippel Road			2,474,940	463,953	2,010,987	9/30/2025	T-12	2,437,719	488,833	1,948,886	12/31/2024	T-12	2,359,623
4.14	Property		1	1509 Leestown Road			2,227,404	108,535	2,118,869	9/30/2025	T-12	2,179,913	112,228	2,067,685	12/31/2024	T-12	2,155,770
4.15	Property		1	1601 Brown Road			2,925,332	487,325	2,438,007	9/30/2025	T-12	2,927,614	507,208	2,420,406	12/31/2024	T-12	2,911,725
4.16	Property		1	22525 West 167th Street			3,132,815	545,828	2,586,987	9/30/2025	T-12	3,140,104	570,279	2,569,824	12/31/2024	T-12	3,235,136
4.17	Property		1	1414 South Council Road			2,402,554	509,926	1,892,628	9/30/2025	T-12	2,341,043	552,714	1,788,329	12/31/2024	T-12	2,260,167
4.18	Property		1	4690 Global Avenue NW			2,597,795	469,840	2,127,955	9/30/2025	T-12	2,710,878	601,634	2,109,244	12/31/2024	T-12	2,676,838
4.19	Property		1	3466 Shippers Drive			2,782,398	816,049	1,966,349	9/30/2025	T-12	2,956,909	1,039,098	1,917,811	12/31/2024	T-12	2,920,947
4.20	Property		1	4555 West Highway 146			2,189,243	109,091	2,080,152	9/30/2025	T-12	2,157,069	116,960	2,040,110	12/31/2024	T-12	2,109,883
4.21	Property		1	9780 Mopar Drive			2,655,083	518,243	2,136,840	9/30/2025	T-12	2,565,758	509,104	2,056,654	12/31/2024	T-12	2,552,887
4.22	Property		1	3779 Lake Shore Road			2,624,616	432,965	2,191,651	9/30/2025	T-12	2,631,044	459,101	2,171,943	12/31/2024	T-12	2,647,554
4.23	Property		1	2000 South Walnut Street			2,303,530	480,572	1,822,957	9/30/2025	T-12	2,334,474	536,741	1,797,732	12/31/2024	T-12	2,317,665
4.24	Property		1	3774 Snyder Road			2,170,018	288,670	1,881,348	9/30/2025	T-12	2,177,645	294,584	1,883,060	12/31/2024	T-12	2,348,641
4.25	Property		1	8951 Mirabel Road			2,339,578	729,080	1,610,498	9/30/2025	T-12	2,549,155	964,438	1,584,717	12/31/2024	T-12	2,304,447
4.26	Property		1	8411 Florida Mining Boulevard			2,023,979	495,612	1,528,367	9/30/2025	T-12	2,045,430	527,241	1,518,188	12/31/2024	T-12	2,021,821
4.27	Property		1	900 Hutchinson Place			1,569,676	84,125	1,485,551	9/30/2025	T-12	1,546,554	92,422	1,454,132	12/31/2024	T-12	1,516,038
4.28	Property		1	5440 Haggerty Lane			2,045,121	424,651	1,620,470	9/30/2025	T-12	1,981,193	382,095	1,599,098	12/31/2024	T-12	1,912,842
4.29	Property		1	5703 Mitchell Avenue			2,293,467	727,060	1,566,407	9/30/2025	T-12	2,277,779	720,809	1,556,970	12/31/2024	T-12	2,083,345
4.30	Property		1	1103 Powderhouse Road SE			1,704,519	84,945	1,619,574	9/30/2025	T-12	1,682,479	90,033	1,592,446	12/31/2024	T-12	1,653,542
4.31	Property		1	3200 Rodeo Court			1,523,926	(142,359)	1,666,285	9/30/2025	T-12	2,151,113	519,746	1,631,366	12/31/2024	T-12	2,231,585
4.32	Property		1	14001 Jetport Loop			1,769,962	390,873	1,379,089	9/30/2025	T-12	1,795,315	467,199	1,328,115	12/31/2024	T-12	1,790,212
4.33	Property		1	505 Morgan Lakes Industrial Blvd.			2,108,850	405,852	1,702,998	9/30/2025	T-12	2,102,602	409,163	1,693,439	12/31/2024	T-12	2,064,737
4.34	Property		1	21200 Spring Plaza Drive			2,309,747	724,446	1,585,301	9/30/2025	T-12	2,347,491	833,110	1,514,381	12/31/2024	T-12	2,167,243
4.35	Property		1	3058 Lakemont Blvd			1,936,799	431,853	1,504,945	9/30/2025	T-12	1,949,097	450,888	1,498,209	12/31/2024	T-12	1,942,353
4.36	Property		1	2000 Luna Road			2,064,805	513,892	1,550,913	9/30/2025	T-12	1,717,860	483,902	1,233,958	12/31/2024	T-12	1,499,797
4.37	Property		1	101 North Campus Drive			1,364,786	101,470	1,263,316	9/30/2025	T-12	1,340,432	101,147	1,239,285	12/31/2024	T-12	1,316,436
4.38	Property		1	4651 Prosper Drive			1,548,032	48,509	1,499,523	9/30/2025	T-12	1,743,106	301,883	1,441,223	12/31/2024	T-12	1,648,152
4.39	Property		1	5025 Tuggle Road			1,393,565	83,171	1,310,394	9/30/2025	T-12	1,393,565	92,356	1,301,209	12/31/2024	T-12	1,394,223
4.40	Property		1	450 Northpointe Court			1,562,045	353,053	1,208,992	9/30/2025	T-12	1,583,991	387,765	1,196,226	12/31/2024	T-12	1,592,217
4.41	Property		1	1602 Vincent Drive			1,494,794	179,270	1,315,524	9/30/2025	T-12	1,493,210	182,570	1,310,640	12/31/2024	T-12	1,499,905
4.42	Property		1	8644 Polk Lane			1,564,492	414,582	1,149,910	9/30/2025	T-12	1,574,734	496,255	1,078,478	12/31/2024	T-12	1,419,321
4.43	Property		1	800 Lindale Industrial Parkway			1,457,245	266,960	1,190,285	9/30/2025	T-12	1,384,597	233,577	1,151,020	12/31/2024	T-12	1,607,719
4.44	Property		1	2465 Fontaine Street			1,306,063	73,533	1,232,530	9/30/2025	T-12	1,286,012	77,398	1,208,614	12/31/2024	T-12	1,261,260
4.45	Property		1	1430 South Wolf Road			2,229,495	937,625	1,291,870	9/30/2025	T-12	2,141,320	858,305	1,283,015	12/31/2024	T-12	2,019,704
4.46	Property		1	2552 South 98th Street			2,497,464	1,108,225	1,389,239	9/30/2025	T-12	2,115,227	782,858	1,332,369	12/31/2024	T-12	1,630,004
4.47	Property		1	1000 Knell Road			864,662	669,493	195,169	9/30/2025	T-12	0	406,421	(406,421)	12/31/2024	T-12	8,347
4.48	Property		1	747 Mill Park Drive			1,197,542	63,924	1,133,618	9/30/2025	T-12	1,184,225	69,001	1,115,224	12/31/2024	T-12	1,166,724
4.49	Property		1	502 West Independence Drive			1,326,250	295,296	1,030,954	9/30/2025	T-12	1,373,509	351,116	1,022,393	12/31/2024	T-12	1,244,261
4.50	Property		1	38401 Amrhein Road			1,306,387	360,931	945,456	9/30/2025	T-12	1,291,292	362,157	929,135	12/31/2024	T-12	1,379,447
4.51	Property		1	6101 SW 44th Street			1,214,753	353,706	861,047	9/30/2025	T-12	1,165,715	317,297	848,418	12/31/2024	T-12	1,088,943
4.52	Property		1	700 Hudson Road			1,288,995	285,822	1,003,174	9/30/2025	T-12	1,329,016	345,098	983,918	12/31/2024	T-12	1,204,770
4.53	Property		1	685 Alliance Parkway			1,360,583	337,150	1,023,433	9/30/2025	T-12	1,325,463	315,238	1,010,225	12/31/2024	T-12	1,363,500
4.54	Property		1	5101 West Waters Avenue			608,922	52,056	556,866	9/30/2025	T-12	610,793	66,530	544,263	12/31/2024	T-12	603,027
4.55	Property		1	1935 Blue Hills Drive			967,273	203,495	763,778	9/30/2025	T-12	963,759	197,477	766,281	12/31/2024	T-12	938,975
4.56	Property		1	16211 Air Center Boulevard			770,082	102,855	667,227	9/30/2025	T-12	770,082	98,775	671,307	12/31/2024	T-12	764,475
4.57	Property		1	8800 Studley Road			817,793	56,344	761,449	9/30/2025	T-12	817,793	63,967	753,826	12/31/2024	T-12	725,674
4.58	Property		1	6 Konzen Court			1,378,196	528,286	849,910	9/30/2025	T-12	2,433,376	573,423	1,859,953	12/31/2024	T-12	102,860
4.59	Property		1	5300 International Drive			1,023,612	249,775	773,837	9/30/2025	T-12	1,008,327	241,461	766,866	12/31/2024	T-12	1,029,295
4.60	Property		1	1289 Walden Avenue			907,546	203,681	703,865	9/30/2025	T-12	911,939	223,808	688,131	12/31/2024	T-12	916,132
4.61	Property		1	10551 N Congress Avenue			763,407	111,355	652,052	9/30/2025	T-12	744,714	146,054	598,660	12/31/2024	T-12	722,688
4.62	Property		1	3736 Tom Andrews Road			668,667	183,195	485,473	9/30/2025	T-12	648,937	215,532	433,405	12/31/2024	T-12	625,012
4.63	Property		1	2701 South 98th Street			1,310,457	582,090	728,367	9/30/2025	T-12	1,180,362	469,844	710,518	12/31/2024	T-12	819,348
4.64	Property		1	231 Theater Drive			874,570	207,295	667,275	9/30/2025	T-12	872,986	209,189	663,797	12/31/2024	T-12	864,061
4.65	Property		1	3404 Cragmont Drive			578,867	272,821	306,045	9/30/2025	T-12	573,733	284,906	288,827	12/31/2024	T-12	577,735

A-9

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)
					10	12			31	16					16
4.66	Property		1	4 Liebich Lane			750,874	185,938	564,935	9/30/2025	T-12	824,190	239,710	584,481	12/31/2024	T-12	807,139
4.67	Property		1	4040 Business Park Court			635,209	161,065	474,144	9/30/2025	T-12	607,816	163,318	444,498	12/31/2024	T-12	580,327
4.68	Property		1	1270 North Wilkening			477,750	43,152	434,598	9/30/2025	T-12	477,750	43,397	434,353	12/31/2024	T-12	477,750
4.69	Property		1	4472 Technology Drive			624,084	148,746	475,338	9/30/2025	T-12	620,591	150,978	469,613	12/31/2024	T-12	582,130
4.70	Property		1	28000 Five M Center Drive			428,001	50,182	377,819	9/30/2025	T-12	428,001	63,405	364,596	12/31/2024	T-12	428,001
4.71	Property		1	3383 Spirit Way			671,312	209,496	461,815	9/30/2025	T-12	645,753	187,974	457,779	12/31/2024	T-12	640,210
4.72	Property		1	9667 Inter-Ocean Drive			638,129	144,465	493,664	9/30/2025	T-12	639,090	155,890	483,200	12/31/2024	T-12	655,186
4.73	Property		1	2427 Henry Road NW			575,088	205,636	369,452	9/30/2025	T-12	578,382	237,749	340,633	12/31/2024	T-12	542,093
4.74	Property		1	1115 Regina Graeter Way			554,642	53,645	500,997	9/30/2025	T-12	431,495	58,041	373,454	12/31/2024	T-12	498,256
4.75	Property		1	831 Lone Star Drive			648,846	119,883	528,963	9/30/2025	T-12	643,833	447,094	196,740	12/31/2024	T-12	633,340
4.76	Property		1	4170 Columbia Road			516,312	67,953	448,359	9/30/2025	T-12	463,514	75,072	388,442	12/31/2024	T-12	475,859
4.77	Property		1	6023 Century Oaks Drive			359,344	38,194	321,150	9/30/2025	T-12	351,475	45,368	306,107	12/31/2024	T-12	341,238
4.78	Property		1	2300 Westmoreland Street			466,193	128,376	337,816	9/30/2025	T-12	434,487	131,212	303,274	12/31/2024	T-12	388,877
4.79	Property		1	246 Glasson Drive			631,245	214,208	417,037	9/30/2025	T-12	614,413	196,972	417,441	12/31/2024	T-12	604,076
4.80	Property		1	2759 North Garnett Road			384,390	103,393	280,996	9/30/2025	T-12	391,175	108,016	283,158	12/31/2024	T-12	372,622
4.81	Property		1	1122 Stony Ridge Road			329,238	36,672	292,567	9/30/2025	T-12	329,238	49,130	280,108	12/31/2024	T-12	328,813
4.82	Property		1	5313 Majestic Parkway			438,494	40,465	398,029	9/30/2025	T-12	438,494	45,469	393,025	12/31/2024	T-12	438,494
4.83	Property		1	2901 E Heartland Drive			618,595	242,462	376,133	9/30/2025	T-12	610,978	254,557	356,421	12/31/2024	T-12	645,251
4.84	Property		1	1900 Interstate Boulevard			155,648	35,910	119,738	9/30/2025	T-12	155,696	39,426	116,270	12/31/2024	T-12	155,352
4.85	Property		1	50 Hollow Tree Lane			469,267	154,398	314,869	9/30/2025	T-12	468,171	174,800	293,371	12/31/2024	T-12	434,728
4.86	Property		1	440 US Highway 49 South			9,810	94,011	(84,200)	9/30/2025	T-12	37,839	99,287	(61,448)	12/31/2024	T-12	120,025
4.87	Property		1	7569 Golf Course Boulevard			311,612	57,919	253,693	9/30/2025	T-12	312,192	63,982	248,210	12/31/2024	T-12	341,669
4.88	Property		1	4401 112th Street			299,180	156,633	142,548	9/30/2025	T-12	299,644	184,494	115,150	12/31/2024	T-12	269,608
4.89	Property		1	105 Business Park Drive			148,119	55,620	92,499	9/30/2025	T-12	156,182	63,025	93,158	12/31/2024	T-12	154,321
4.90	Property		1	7019 High Grove Boulevard			184,700	57,949	126,750	9/30/2025	T-12	184,982	62,564	122,418	12/31/2024	T-12	163,954
5	Loan	1, 7, 12, 13, 17, 19, 30	1	Deptford Mall	0	L(25),DorYM1(28),O(7)	27,743,774	11,522,818	16,220,956	12/31/2025	T-12	28,324,450	10,431,633	17,892,817	12/31/2024	T-12	30,707,006
6	Loan	7, 12, 19, 21, 24	1	1500 Post Oak Boulevard	0	L(27),DorYM1(27),O(6)	34,843,540	12,372,302	22,471,238	12/31/2025	T-12	33,940,299	12,353,736	21,586,564	12/31/2024	T-12	33,496,901
7	Loan	2, 3, 7, 13, 16, 17, 27, 30	1	Admiral's Cove	0	L(27),D(29),O(4)	8,572,825	2,281,238	6,291,587	12/31/2025	T-12	NAV	NAV	NAV	NAV	NAV	NAV
8	Loan	2, 7, 19, 24, 25, 27, 30	1	Prospect Place Apartments	0	L(25),YM1(31),O(4)	11,385,824	3,500,946	7,884,878	12/31/2025	T-12	10,713,553	3,629,241	7,084,312	12/31/2024	T-12	10,941,924
9	Loan	5, 6, 14, 16, 18, 30, 31	3	South Jersey Multifamily Portfolio	0	L(24),D(29),O(7)	3,961,172	1,748,306	2,212,866	3/31/2026	T-12	3,829,210	1,778,221	2,050,989	12/31/2025	T-12	NAV
9.01	Property		1	Venice Park Apartments			NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.02	Property		1	Hamilton Venice Apartments			NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.03	Property		1	Venice Park Condominiums			NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10	Loan	1, 7, 12, 16, 25	1	Sunset View	0	L(27),D(28),O(5)	4,093,017	1,009,252	3,083,765	12/31/2025	T-12	NAV	NAV	NAV	NAV	NAV	NAV
11	Loan	7, 12, 13, 19, 23	1	Crossgates Mall	0	L(30),D(23),O(7)	39,211,369	14,436,408	24,774,961	6/30/2025	T-12	38,113,181	14,373,834	23,739,347	12/31/2024	T-12	39,935,809
12	Loan	1, 7, 12	1	Northwoods Mall	0	L(26),D(27),O(7)	12,507,183	4,088,318	8,418,865	12/31/2025	T-12	12,442,775	4,592,976	7,849,799	12/31/2024	T-12	12,624,150
13	Loan	1, 4, 7, 12, 13, 16, 19, 23, 27	1	Seneca One	0	L(27),D(26),O(7)	20,538,822	9,539,259	10,999,563	11/30/2025	T-12	17,717,348	8,659,160	9,058,188	12/31/2024	T-12	15,215,189
14	Loan	19	1	118 Northeast 39th Street	0	L(24),DorYM1(29),O(7)	1,678,867	177,836	1,501,031	3/31/2026	T-12	1,672,895	177,517	1,495,378	12/31/2025	T-12	1,641,505
15	Loan	6, 19	2	Fresh Edge Portfolio	0	L(24),YM1(31),O(5)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
15.01	Property		1	4501 East Massachusetts Avenue			NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
15.02	Property		1	5930 West 82nd Street			NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16	Loan	7, 12, 16, 18, 19, 20, 21, 23, 31	1	The Towers at Cupertino City Center	0	L(27),D(31),O(2)	26,537,236	9,595,154	16,942,082	12/31/2025	T-12	27,450,680	9,879,297	17,571,384	12/31/2024	T-12	23,557,865
17	Loan	1, 7, 12, 16, 25	1	The Landing	0	L(27),D(28),O(5)	7,881,134	1,545,637	6,335,498	12/31/2025	T-12	NAV	NAV	NAV	NAV	NAV	NAV
18	Loan	19, 27, 30	1	1584 Fulton Street	0	L(24),D(29),O(7)	1,362,036	174,638	1,187,398	3/31/2026	T-1 Ann.	NAV	NAV	NAV	NAV	NAV	NAV
19	Loan		1	Prime at Wright	0	L(25),D(32),O(3)	2,028,062	693,301	1,334,761	2/28/2026	T-12	2,044,784	674,240	1,370,544	12/31/2025	T-12	1,874,862
20	Loan	18	1	Wilshire Medical Arts Building	0	L(28),DorYM3(25),O(7)	2,191,075	975,006	1,216,069	12/31/2025	T-12	2,182,809	946,074	1,236,735	12/31/2024	T-12	NAV
21	Loan	19, 23	1	5555 Rockwell Road	0	L(24),D(30),O(6)	1,262,078	285,547	976,530	3/31/2026	T-12	1,255,947	240,800	1,015,147	12/31/2025	T-12	804,454
22	Loan	2, 6	2	Ostad Portfolio	0	L(24),D(30),O(6)	837,498	154,367	683,131	3/31/2026	T-12	801,011	153,276	647,735	12/31/2025	T-12	632,464
22.01	Property		1	120 East 116th Street			455,745	85,986	369,759	3/31/2026	T-12	440,656	85,534	355,122	12/31/2025	T-12	432,278
22.02	Property		1	1772 Westchester Avenue			381,753	68,381	313,372	3/31/2026	T-12	360,355	67,743	292,612	12/31/2025	T-12	200,186
23	Loan	19	1	Hy-Vee Springfield	0	YM(24),DorYM(32),O(4)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
24	Loan	2, 7, 12, 13, 16, 19, 27	1	The Rockwell	0	L(11),YM1(19),DorYM1(23),O(7)	5,516,907	1,064,224	4,452,683	9/30/2025	T-12	NAV	NAV	NAV	NAV	NAV	NAV
25	Loan	23	1	McKinley Tower Apartments	0	L(25),DorYM1(28),O(7)	1,485,077	703,195	781,882	3/31/2026	T-12	1,462,813	670,297	792,516	12/31/2025	T-12	1,456,135

A-10

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)
							16					31		15		7, 14	7, 14
1	Loan	1, 6, 7, 12, 16, 19, 23, 33	7	Cannon Industrial Portfolio	NAV	NAV	NAV	NAV	92.5%	20,343,337	610,300	19,733,037	388,549	777,098	18,567,391	1.76	1.65
1.01	Property		1	9295 & 9315 Prototype Drive	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
1.02	Property		1	3700 S Kedzie Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
1.03	Property		1	401 East Elm Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
1.04	Property		1	1351 S. Wheeling Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
1.05	Property		1	4400 West 35th Place	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
1.06	Property		1	3200 South Kilbourn Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
1.07	Property		1	1900 S. 25th Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2	Loan	2, 7, 13, 16, 17, 19, 27	1	FreshDirect HQ	NAV	NAV	NAV	NAV	90.0%	25,762,681	4,257,895	21,504,785	95,909	862,578	20,546,299	3.02	2.88
3	Loan	2, 7, 12, 19, 24, 25, 30	1	Shore Front Parkway Apartments	7,049,321	8,281,214	12/31/2024	T-12	97.4%	16,859,677	8,110,177	8,749,500	193,250	0	8,556,250	1.39	1.36
4	Loan	1, 5, 6, 7, 12, 13, 17, 18, 19, 23, 27, 30, 33	90	Mountain Industrial Portfolio	32,347,325	117,555,625	12/31/2023	T-12	96.7%	161,761,456	38,194,125	123,567,331	1,918,961	4,797,403	116,850,967	2.04	1.93
4.01	Property		1	3150 Highway 42	870,136	4,566,559	12/31/2023	T-12	100.0%	6,392,234	980,874	5,411,360	65,752	164,380	5,181,228
4.02	Property		1	1151 South Graham Road	756,520	4,412,814	12/31/2023	T-12	100.0%	6,247,359	1,288,244	4,959,115	61,528	153,821	4,743,766
4.03	Property		1	584 US Highway 130	1,263,517	5,144,532	12/31/2023	T-12	100.0%	6,635,536	1,537,629	5,097,907	34,715	86,786	4,976,406
4.04	Property		1	590 Northport Parkway	855,516	3,474,859	12/31/2023	T-12	100.0%	5,394,145	1,719,619	3,674,525	83,176	207,941	3,383,408
4.05	Property		1	8341 Industrial Parkway	2,156,254	4,247,465	12/31/2023	T-12	100.0%	5,259,620	844,450	4,415,170	50,027	125,067	4,240,077
4.06	Property		1	650 Braselton Parkway	549,868	3,641,749	12/31/2023	T-12	100.0%	4,172,570	551,578	3,620,991	37,375	93,438	3,490,179
4.07	Property		1	482 Chaney Avenue	1,602,102	2,774,319	12/31/2023	T-12	100.0%	3,964,842	1,081,271	2,883,571	67,135	167,839	2,648,597
4.08	Property		1	5000 North Ridge Trail	394,494	2,474,798	12/31/2023	T-12	100.0%	2,927,962	402,004	2,525,958	31,092	77,731	2,417,135
4.09	Property		1	5005 Samuell Blvd.	1,004,487	3,331,498	12/31/2023	T-12	100.0%	4,341,250	901,013	3,440,238	35,187	87,969	3,317,082
4.10	Property		1	635 Community Drive	597,206	3,021,325	12/31/2023	T-12	100.0%	3,678,327	595,620	3,082,707	14,398	35,995	3,032,314
4.11	Property		1	6538 & 6526 Judge Adams Road	570,499	2,852,890	12/31/2023	T-12	100.0%	3,440,685	570,595	2,870,090	28,628	71,570	2,769,892
4.12	Property		1	4350 Fortune Ave NW	649,578	2,391,630	12/31/2023	T-12	100.0%	3,090,043	690,331	2,399,712	35,448	88,621	2,275,643
4.13	Property		1	6735 Trippel Road	452,598	1,907,025	12/31/2023	T-12	100.0%	2,573,539	470,344	2,103,195	36,294	90,736	1,976,165
4.14	Property		1	1509 Leestown Road	121,077	2,034,693	12/31/2023	T-12	100.0%	2,654,971	408,119	2,246,852	59,984	149,960	2,036,908
4.15	Property		1	1601 Brown Road	515,341	2,396,384	12/31/2023	T-12	100.0%	2,927,626	483,164	2,444,462	24,563	61,408	2,358,491
4.16	Property		1	22525 West 167th Street	667,076	2,568,060	12/31/2023	T-12	100.0%	3,370,054	733,981	2,636,073	31,376	78,441	2,526,256
4.17	Property		1	1414 South Council Road	416,953	1,843,215	12/31/2023	T-12	100.0%	2,495,712	499,811	1,995,901	30,000	75,000	1,890,901
4.18	Property		1	4690 Global Avenue NW	572,610	2,104,229	12/31/2023	T-12	100.0%	2,726,019	578,386	2,147,634	33,072	82,679	2,031,883
4.19	Property		1	3466 Shippers Drive	927,551	1,993,396	12/31/2023	T-12	100.0%	2,929,203	919,744	2,009,459	34,348	85,871	1,889,239
4.20	Property		1	4555 West Highway 146	144,812	1,965,071	12/31/2023	T-12	100.0%	2,546,474	391,347	2,155,127	55,860	139,650	1,959,617
4.21	Property		1	9780 Mopar Drive	485,788	2,067,100	12/31/2023	T-12	100.0%	2,798,863	539,043	2,259,821	36,806	92,015	2,131,000
4.22	Property		1	3779 Lake Shore Road	594,326	2,053,228	12/31/2023	T-12	100.0%	3,134,108	906,549	2,227,559	33,858	84,646	2,109,055
4.23	Property		1	2000 South Walnut Street	483,644	1,834,021	12/31/2023	T-12	100.0%	2,302,111	454,745	1,847,366	21,045	52,611	1,773,710
4.24	Property		1	3774 Snyder Road	477,476	1,871,165	12/31/2023	T-12	100.0%	2,176,289	293,086	1,883,203	25,905	64,763	1,792,535
4.25	Property		1	8951 Mirabel Road	715,820	1,588,627	12/31/2023	T-12	100.0%	2,391,959	784,531	1,607,429	32,782	81,956	1,492,691
4.26	Property		1	8411 Florida Mining Boulevard	506,628	1,515,193	12/31/2023	T-12	100.0%	2,147,255	512,525	1,634,731	17,173	42,934	1,574,624
4.27	Property		1	900 Hutchinson Place	30,172	1,485,867	12/31/2023	T-12	100.0%	1,761,369	224,665	1,536,704	38,124	95,310	1,403,270
4.28	Property		1	5440 Haggerty Lane	337,410	1,575,432	12/31/2023	T-12	100.0%	2,076,990	387,193	1,689,797	35,042	87,605	1,567,151
4.29	Property		1	5703 Mitchell Avenue	650,479	1,432,867	12/31/2023	T-12	33.1%	830,038	641,412	188,626	38,288	95,720	54,618
4.30	Property		1	1103 Powderhouse Road SE	92,597	1,560,946	12/31/2023	T-12	100.0%	2,036,408	379,301	1,657,107	31,556	78,890	1,546,661
4.31	Property		1	3200 Rodeo Court	619,314	1,612,271	12/31/2023	T-12	100.0%	1,917,395	275,572	1,641,823	29,088	72,720	1,540,015
4.32	Property		1	14001 Jetport Loop	458,502	1,331,710	12/31/2023	T-12	100.0%	1,887,777	460,921	1,426,855	21,367	53,418	1,352,070
4.33	Property		1	505 Morgan Lakes Industrial Blvd.	444,540	1,620,197	12/31/2023	T-12	100.0%	2,040,153	336,798	1,703,356	12,652	31,630	1,659,074
4.34	Property		1	21200 Spring Plaza Drive	690,532	1,476,711	12/31/2023	T-12	100.0%	2,388,912	808,193	1,580,719	18,118	45,294	1,517,307
4.35	Property		1	3058 Lakemont Blvd	438,478	1,503,875	12/31/2023	T-12	100.0%	1,951,675	442,290	1,509,385	17,694	44,235	1,447,456
4.36	Property		1	2000 Luna Road	371,520	1,128,277	12/31/2023	T-12	100.0%	2,199,026	496,301	1,702,725	18,432	46,079	1,638,214
4.37	Property		1	101 North Campus Drive	89,901	1,226,535	12/31/2023	T-12	100.0%	1,672,638	321,322	1,351,316	12,586	31,465	1,307,265
4.38	Property		1	4651 Prosper Drive	238,070	1,410,082	12/31/2023	T-12	100.0%	2,023,134	536,840	1,486,294	21,977	54,941	1,409,376
4.39	Property		1	5025 Tuggle Road	89,798	1,304,426	12/31/2023	T-12	100.0%	1,913,747	617,876	1,295,871	44,990	112,475	1,138,406
4.40	Property		1	450 Northpointe Court	378,114	1,214,103	12/31/2023	T-12	100.0%	1,603,535	377,306	1,226,229	17,532	43,829	1,164,869
4.41	Property		1	1602 Vincent Drive	171,795	1,328,110	12/31/2023	T-12	100.0%	2,009,897	676,577	1,333,320	19,873	49,682	1,263,765
4.42	Property		1	8644 Polk Lane	351,379	1,067,942	12/31/2023	T-12	100.0%	1,601,645	424,601	1,177,043	23,466	58,665	1,094,912
4.43	Property		1	800 Lindale Industrial Parkway	277,371	1,330,348	12/31/2023	T-12	100.0%	1,461,137	270,082	1,191,055	16,338	40,846	1,133,871
4.44	Property		1	2465 Fontaine Street	80,411	1,180,849	12/31/2023	T-12	100.0%	1,578,976	301,916	1,277,060	29,847	74,618	1,172,595
4.45	Property		1	1430 South Wolf Road	733,849	1,285,855	12/31/2023	T-12	100.0%	2,201,436	914,149	1,287,287	12,300	30,750	1,244,237
4.46	Property		1	2552 South 98th Street	287,853	1,342,151	12/31/2023	T-12	100.0%	2,207,258	770,514	1,436,744	28,002	70,005	1,338,738
4.47	Property		1	1000 Knell Road	345,656	(337,309)	12/31/2023	T-12	100.0%	1,598,685	512,408	1,086,277	17,123	42,808	1,026,347
4.48	Property		1	747 Mill Park Drive	70,463	1,096,261	12/31/2023	T-12	100.0%	1,274,340	89,862	1,184,478	15,300	38,249	1,130,930
4.49	Property		1	502 West Independence Drive	233,658	1,010,603	12/31/2023	T-12	100.0%	1,432,395	306,946	1,125,450	16,421	41,052	1,067,977
4.50	Property		1	38401 Amrhein Road	306,903	1,072,544	12/31/2023	T-12	100.0%	1,392,821	357,969	1,034,852	17,267	43,167	974,419
4.51	Property		1	6101 SW 44th Street	264,650	824,293	12/31/2023	T-12	100.0%	1,241,299	325,548	915,751	12,078	30,195	873,478
4.52	Property		1	700 Hudson Road	268,629	936,141	12/31/2023	T-12	0.0%	0	272,695	(272,695)	21,812	54,530	(349,037)
4.53	Property		1	685 Alliance Parkway	357,347	1,006,153	12/31/2023	T-12	100.0%	1,470,338	352,070	1,118,268	15,071	37,678	1,065,519
4.54	Property		1	5101 West Waters Avenue	77,125	525,902	12/31/2023	T-12	100.0%	804,324	255,170	549,154	9,566	23,916	515,672
4.55	Property		1	1935 Blue Hills Drive	197,237	741,738	12/31/2023	T-12	100.0%	971,568	196,403	775,165	10,358	25,895	738,912
4.56	Property		1	16211 Air Center Boulevard	59,002	705,473	12/31/2023	T-12	100.0%	964,421	232,544	731,877	9,130	22,824	699,924
4.57	Property		1	8800 Studley Road	63,313	662,360	12/31/2023	T-12	100.0%	883,852	125,043	758,809	11,280	28,200	719,330
4.58	Property		1	6 Konzen Court	480,953	(378,092)	12/31/2023	T-12	100.0%	1,460,496	540,094	920,402	18,480	46,200	855,722
4.59	Property		1	5300 International Drive	257,135	772,160	12/31/2023	T-12	100.0%	1,021,627	264,997	756,630	13,956	34,891	707,783
4.60	Property		1	1289 Walden Avenue	224,542	691,589	12/31/2023	T-12	100.0%	950,294	219,128	731,166	10,507	26,268	694,391
4.61	Property		1	10551 N Congress Avenue	96,518	626,170	12/31/2023	T-12	100.0%	1,127,381	287,664	839,717	15,842	39,604	784,271
4.62	Property		1	3736 Tom Andrews Road	204,190	420,822	12/31/2023	T-12	100.0%	763,215	170,910	592,305	8,300	20,750	563,255
4.63	Property		1	2701 South 98th Street	312,806	506,542	12/31/2023	T-12	100.0%	1,249,510	471,995	777,514	17,928	44,820	714,766
4.64	Property		1	231 Theater Drive	205,454	658,607	12/31/2023	T-12	100.0%	879,576	212,566	667,009	12,252	30,631	624,127
4.65	Property		1	3404 Cragmont Drive	296,537	281,198	12/31/2023	T-12	100.0%	595,833	234,627	361,206	6,839	17,096	337,271

A-11

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)
							16					31		15		7, 14	7, 14
4.66	Property		1	4 Liebich Lane	232,252	574,887	12/31/2023	T-12	100.0%	835,905	191,191	644,714	7,500	18,750	618,464
4.67	Property		1	4040 Business Park Court	157,044	423,283	12/31/2023	T-12	100.0%	747,477	161,176	586,300	10,651	26,627	549,023
4.68	Property		1	1270 North Wilkening	55,666	422,084	12/31/2023	T-12	100.0%	790,158	365,388	424,769	7,350	18,375	399,044
4.69	Property		1	4472 Technology Drive	139,794	442,335	12/31/2023	T-12	100.0%	626,397	138,412	487,985	6,639	16,597	464,749
4.70	Property		1	28000 Five M Center Drive	50,292	377,709	12/31/2023	T-12	100.0%	650,401	158,213	492,188	7,193	17,983	467,011
4.71	Property		1	3383 Spirit Way	198,125	442,084	12/31/2023	T-12	100.0%	685,967	206,979	478,988	9,910	24,776	444,302
4.72	Property		1	9667 Inter-Ocean Drive	155,201	499,985	12/31/2023	T-12	100.0%	639,927	147,504	492,424	10,382	25,955	456,087
4.73	Property		1	2427 Henry Road NW	196,013	346,079	12/31/2023	T-12	100.0%	576,325	205,804	370,521	6,037	15,093	349,391
4.74	Property		1	1115 Regina Graeter Way	(9,843)	508,099	12/31/2023	T-12	100.0%	726,053	254,309	471,744	6,384	15,960	449,400
4.75	Property		1	831 Lone Star Drive	174,286	459,054	12/31/2023	T-12	0.0%	0	163,617	(163,617)	10,214	25,534	(199,364)
4.76	Property		1	4170 Columbia Road	76,319	399,540	12/31/2023	T-12	100.0%	548,148	66,097	482,051	5,113	12,783	464,155
4.77	Property		1	6023 Century Oaks Drive	44,793	296,445	12/31/2023	T-12	100.0%	499,019	167,664	331,355	6,064	15,159	310,132
4.78	Property		1	2300 Westmoreland Street	122,214	266,662	12/31/2023	T-12	100.0%	462,900	106,257	356,643	6,000	15,000	335,643
4.79	Property		1	246 Glasson Drive	183,073	421,003	12/31/2023	T-12	100.0%	649,431	208,740	440,691	4,625	11,563	424,502
4.80	Property		1	2759 North Garnett Road	98,938	273,684	12/31/2023	T-12	100.0%	505,950	106,081	399,870	4,624	11,560	383,686
4.81	Property		1	1122 Stony Ridge Road	55,921	272,893	12/31/2023	T-12	100.0%	380,470	87,357	293,113	4,806	12,016	276,291
4.82	Property		1	5313 Majestic Parkway	25,013	413,481	12/31/2023	T-12	100.0%	666,141	272,127	394,014	8,227	20,567	365,219
4.83	Property		1	2901 E Heartland Drive	298,698	346,553	12/31/2023	T-12	0.0%	0	227,257	(227,257)	9,669	24,172	(261,097)
4.84	Property		1	1900 Interstate Boulevard	94,646	60,706	12/31/2023	T-12	100.0%	195,046	77,733	117,313	3,211	8,026	106,076
4.85	Property		1	50 Hollow Tree Lane	140,941	293,787	12/31/2023	T-12	100.0%	461,985	152,209	309,776	5,481	13,703	290,592
4.86	Property		1	440 US Highway 49 South	28,343	91,682	12/31/2023	T-12	100.0%	262,122	103,233	158,889	3,600	9,000	146,289
4.87	Property		1	7569 Golf Course Boulevard	76,973	264,696	12/31/2023	T-12	0.0%	0	118,633	(118,633)	3,462	8,656	(130,751)
4.88	Property		1	4401 112th Street	133,735	135,873	12/31/2023	T-12	100.0%	313,714	160,100	153,614	3,627	9,068	140,919
4.89	Property		1	105 Business Park Drive	80,115	74,205	12/31/2023	T-12	100.0%	184,783	58,423	126,361	2,634	6,585	117,142
4.90	Property		1	7019 High Grove Boulevard	32,690	131,264	12/31/2023	T-12	100.0%	189,264	58,553	130,711	1,250	3,125	126,336
5	Loan	1, 7, 12, 13, 17, 19, 30	1	Deptford Mall	12,573,132	18,133,874	12/31/2023	T-12	91.8%	27,793,089	11,514,615	16,278,474	101,194	384,692	15,792,589	2.01	1.95
6	Loan	7, 12, 19, 21, 24	1	1500 Post Oak Boulevard	11,685,284	21,811,617	12/31/2023	T-12	100.0%	37,429,617	13,124,385	24,305,232	120,636	1,206,358	22,978,239	2.54	2.40
7	Loan	2, 3, 7, 13, 16, 17, 27, 30	1	Admiral's Cove	NAV	NAV	NAV	NAV	92.0%	10,375,396	3,090,194	7,285,202	61,250	0	7,223,952	1.21	1.20
8	Loan	2, 7, 19, 24, 25, 27, 30	1	Prospect Place Apartments	3,475,616	7,466,308	12/31/2023	T-12	98.0%	11,495,440	3,742,644	7,752,796	116,250	0	7,636,546	1.44	1.42
9	Loan	5, 6, 14, 16, 18, 30, 31	3	South Jersey Multifamily Portfolio	NAV	NAV	NAV	NAV	92.5%	4,206,557	1,891,791	2,314,766	67,405	0	2,247,361	1.45	1.41
9.01	Property		1	Venice Park Apartments	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.02	Property		1	Hamilton Venice Apartments	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.03	Property		1	Venice Park Condominiums	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10	Loan	1, 7, 12, 16, 25	1	Sunset View	NAV	NAV	NAV	NAV	95.0%	4,208,119	1,077,113	3,131,006	22,400	0	3,108,606	1.37	1.36
11	Loan	7, 12, 13, 19, 23	1	Crossgates Mall	15,607,075	24,328,734	12/31/2023	T-12	75.4%	40,035,689	13,596,745	26,438,944	300,977	1,881,105	24,256,862	2.92	2.68
12	Loan	1, 7, 12	1	Northwoods Mall	4,496,899	8,127,251	12/31/2023	T-12	85.1%	12,851,617	4,261,999	8,589,617	109,428	530,384	7,949,806	1.96	1.82
13	Loan	1, 4, 7, 12, 13, 16, 19, 23, 27	1	Seneca One	8,140,293	7,074,896	12/31/2023	T-12	65.1%	20,672,021	9,193,343	11,478,677	0	0	11,478,677	2.24	2.24
14	Loan	19	1	118 Northeast 39th Street	192,726	1,448,779	12/31/2024	T-12	97.0%	1,661,572	133,831	1,527,741	0	0	1,527,741	1.21	1.21
15	Loan	6, 19	2	Fresh Edge Portfolio	NAV	NAV	NAV	NAV	95.0%	1,895,250	0	1,895,250	26,583	93,040	1,775,627	1.97	1.84
15.01	Property		1	4501 East Massachusetts Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
15.02	Property		1	5930 West 82nd Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16	Loan	7, 12, 16, 18, 19, 20, 21, 23, 31	1	The Towers at Cupertino City Center	7,703,826	15,854,039	12/31/2023	T-12	90.2%	25,303,526	8,897,312	16,406,214	71,568	336,757	15,997,889	1.73	1.69
17	Loan	1, 7, 12, 16, 25	1	The Landing	NAV	NAV	NAV	NAV	95.0%	8,158,125	1,780,141	6,377,983	41,200	0	6,336,783	1.36	1.35
18	Loan	19, 27, 30	1	1584 Fulton Street	NAV	NAV	NAV	NAV	96.4%	1,526,146	266,425	1,259,721	0	0	1,259,721	1.25	1.25
19	Loan		1	Prime at Wright	683,913	1,190,949	12/31/2024	T-12	87.6%	2,034,349	699,089	1,335,260	43,800	0	1,291,460	1.44	1.39
20	Loan	18	1	Wilshire Medical Arts Building	NAV	NAV	NAV	NAV	88.4%	2,519,664	979,323	1,540,341	10,769	53,844	1,475,728	2.08	1.99
21	Loan	19, 23	1	5555 Rockwell Road	550,258	254,196	12/31/2024	T-12	97.0%	1,295,084	213,133	1,081,950	56,040	0	1,025,910	1.37	1.30
22	Loan	2, 6	2	Ostad Portfolio	148,988	483,476	12/31/2024	T-12	95.4%	944,546	182,703	761,842	2,650	7,000	752,192	1.33	1.31
22.01	Property		1	120 East 116th Street	86,304	345,974	12/31/2024	T-12	96.0%	480,950	99,068	381,882	1,900	2,000	377,982
22.02	Property		1	1772 Westchester Avenue	62,684	137,502	12/31/2024	T-12	94.9%	463,596	83,635	379,961	750	5,000	374,211
23	Loan	19	1	Hy-Vee Springfield	NAV	NAV	NAV	NAV	100.0%	700,500	0	700,500	0	0	700,500	1.25	1.25
24	Loan	2, 7, 12, 13, 16, 19, 27	1	The Rockwell	NAV	NAV	NAV	NAV	93.2%	6,009,178	926,600	5,082,578	11,400	0	5,071,178	1.41	1.40
25	Loan	23	1	McKinley Tower Apartments	758,226	697,909	12/31/2024	T-12	95.0%	1,462,801	741,485	721,317	30,000	0	691,317	1.33	1.27

A-12

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant
					7	7	5			5, 7	5, 7	3,4			4, 21, 22, 23, 28
1	Loan	1, 6, 7, 12, 16, 19, 23, 33	7	Cannon Industrial Portfolio	11.1%	10.5%	261,100,000	As Is	Various	68.0%	68.0%	92.6%	Various
1.01	Property		1	9295 & 9315 Prototype Drive			164,400,000	As Is	3/5/2026			100.0%	1/1/2026	No	IGT
1.02	Property		1	3700 S Kedzie Avenue			21,800,000	As Is	3/9/2026			100.0%	6/6/2026	Yes	Gold Standard Baking
1.03	Property		1	401 East Elm Street			20,300,000	As Is	3/13/2026			100.0%	6/6/2026	Yes	Revere Plastics Systems
1.04	Property		1	1351 S. Wheeling Road			19,600,000	As Is	3/9/2026			100.0%	6/6/2026	Yes	The Segerdahl Corporation
1.05	Property		1	4400 West 35th Place			13,500,000	As Is	3/9/2026			100.0%	6/6/2026	Yes	BWAY Corporation
1.06	Property		1	3200 South Kilbourn Avenue			12,600,000	As Is	3/9/2026			100.0%	6/6/2026	Yes	BWAY Corporation
1.07	Property		1	1900 S. 25th Avenue			8,900,000	As Is	3/9/2026			0.0%	1/1/2026	NAP	NAP
2	Loan	2, 7, 13, 16, 17, 19, 27	1	FreshDirect HQ	21.5%	20.5%	240,000,000	As Is	4/16/2026	41.7%	41.7%	100.0%	6/6/2026	Yes	FreshDirect
3	Loan	2, 7, 12, 19, 24, 25, 30	1	Shore Front Parkway Apartments	9.3%	9.1%	140,500,000	As Is	4/28/2026	67.3%	67.3%	98.8%	4/20/2026	NAP	NAP
4	Loan	1, 5, 6, 7, 12, 13, 17, 18, 19, 23, 27, 30, 33	90	Mountain Industrial Portfolio	10.6%	10.0%	2,350,000,000	As Portfolio	2/11/2026	49.8%	49.8%	96.3%	Various
4.01	Property		1	3150 Highway 42			93,100,000	As Is	2/6/2026			100.0%	6/11/2026	Yes	Home Depot U.S.A., Inc.
4.02	Property		1	1151 South Graham Road			90,700,000	As Is	2/10/2026			100.0%	6/11/2026	Yes	Amazon.com Services, LLC
4.03	Property		1	584 US Highway 130			90,000,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.04	Property		1	590 Northport Parkway			74,150,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Shaw Industries, Inc.
4.05	Property		1	8341 Industrial Parkway			69,600,000	As Is	2/6/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.06	Property		1	650 Braselton Parkway			65,100,000	As Is	2/3/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.07	Property		1	482 Chaney Avenue			47,800,000	As Is	2/10/2026			100.0%	6/11/2026	Yes	ULTA Beauty Distribution, LLC
4.08	Property		1	5000 North Ridge Trail			47,600,000	As Is	2/6/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.09	Property		1	5005 Samuell Blvd.			45,000,000	As Is	2/4/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.10	Property		1	635 Community Drive			37,200,000	As Is	2/6/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.11	Property		1	6538 & 6526 Judge Adams Road			40,200,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.12	Property		1	4350 Fortune Ave NW			39,500,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.13	Property		1	6735 Trippel Road			38,800,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Amazon.com Services, LLC
4.14	Property		1	1509 Leestown Road			38,700,000	As Is	2/4/2026			100.0%	6/11/2026	Yes	Jim Beam Brands Co.
4.15	Property		1	1601 Brown Road			38,500,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.16	Property		1	22525 West 167th Street			37,900,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.17	Property		1	1414 South Council Road			37,250,000	As Is	2/6/2026			100.0%	6/11/2026	Yes	Amazon.com Services, LLC
4.18	Property		1	4690 Global Avenue NW			37,100,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.19	Property		1	3466 Shippers Drive			36,600,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.20	Property		1	4555 West Highway 146			35,100,000	As Is	2/4/2026			100.0%	6/11/2026	Yes	Winland Foods, Inc.
4.21	Property		1	9780 Mopar Drive			34,600,000	As Is	2/6/2026			100.0%	6/11/2026	Yes	DSV Solutions, LLC
4.22	Property		1	3779 Lake Shore Road			34,000,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.23	Property		1	2000 South Walnut Street			31,500,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.24	Property		1	3774 Snyder Road			31,500,000	As Is	2/10/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.25	Property		1	8951 Mirabel Road			30,700,000	As Is	2/10/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.26	Property		1	8411 Florida Mining Boulevard			30,100,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.27	Property		1	900 Hutchinson Place			30,090,000	As Is	2/10/2026			100.0%	6/11/2026	Yes	CBOCS Distribution, Inc.
4.28	Property		1	5440 Haggerty Lane			30,000,000	As Is	2/11/2026			100.0%	6/11/2026	Yes	Toyota Tsusho America, Inc.
4.29	Property		1	5703 Mitchell Avenue			29,500,000	As Is	2/9/2026			33.1%	3/1/2026	No	Altec Industries, Inc.
4.30	Property		1	1103 Powderhouse Road SE			28,800,000	As Is	2/3/2026			100.0%	6/11/2026	Yes	Autoneum North America, Inc.
4.31	Property		1	3200 Rodeo Court			28,200,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.32	Property		1	14001 Jetport Loop			27,950,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.33	Property		1	505 Morgan Lakes Industrial Blvd.			27,900,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.34	Property		1	21200 Spring Plaza Drive			27,700,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.35	Property		1	3058 Lakemont Blvd			27,000,000	As Is	2/6/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.36	Property		1	2000 Luna Road			26,550,000	As Is	2/6/2026			100.0%	6/11/2026	Yes	Carrier Enterprises, LLC
4.37	Property		1	101 North Campus Drive			22,000,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	General Electric Company
4.38	Property		1	4651 Prosper Drive			22,000,000	As Is	2/6/2026			100.0%	6/11/2026	Yes	Max-Trac Tire Co., Inc.
4.39	Property		1	5025 Tuggle Road			21,870,000	As Is	2/11/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.40	Property		1	450 Northpointe Court			20,700,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.41	Property		1	1602 Vincent Drive			20,300,000	As Is	2/10/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.42	Property		1	8644 Polk Lane			20,230,000	As Is	2/11/2026			100.0%	6/11/2026	Yes	Anda Pharmaceuticals, Inc.
4.43	Property		1	800 Lindale Industrial Parkway			20,000,000	As Is	2/3/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.44	Property		1	2465 Fontaine Street			19,700,000	As Is	2/6/2026			100.0%	6/11/2026	Yes	Graphic Packaging International, LLC
4.45	Property		1	1430 South Wolf Road			19,700,000	As Is	2/6/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.46	Property		1	2552 South 98th Street			19,600,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Veritiv Operating Company
4.47	Property		1	1000 Knell Road			18,600,000	As Is	2/10/2026			100.0%	6/11/2026	Yes	Peco Pallet, Inc.
4.48	Property		1	747 Mill Park Drive			18,500,000	As Is	2/9/2026			100.0%	6/11/2026	Yes	Magna Seating of America, Inc.
4.49	Property		1	502 West Independence Drive			18,400,000	As Is	2/4/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.50	Property		1	38401 Amrhein Road			18,300,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.51	Property		1	6101 SW 44th Street			16,020,000	As Is	2/6/2026			100.0%	6/11/2026	Yes	Amazon.com Services, LLC
4.52	Property		1	700 Hudson Road			15,500,000	As Is	2/6/2026			0.0%	3/1/2026	No	NAP
4.53	Property		1	685 Alliance Parkway			15,010,000	As Is	2/6/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.54	Property		1	5101 West Waters Avenue			14,800,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.55	Property		1	1935 Blue Hills Drive			14,600,000	As Is	2/6/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.56	Property		1	16211 Air Center Boulevard			14,400,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	National Oilwell DHT, L.P.
4.57	Property		1	8800 Studley Road			13,100,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.58	Property		1	6 Konzen Court			12,710,000	As Is	2/10/2026			100.0%	6/11/2026	Yes	Reinhardt Lease LLC
4.59	Property		1	5300 International Drive			12,630,000	As Is	2/10/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.60	Property		1	1289 Walden Avenue			12,500,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	United Parcel Service, Inc.
4.61	Property		1	10551 N Congress Avenue			12,500,000	As Is	2/6/2026			100.0%	6/11/2026	Yes	Bunzl Distribution Midcentral, Inc.
4.62	Property		1	3736 Tom Andrews Road			11,500,000	As Is	2/6/2026			100.0%	6/11/2026	Yes	Chep USA
4.63	Property		1	2701 South 98th Street			11,300,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	The Carlstar Group, LLC
4.64	Property		1	231 Theater Drive			11,250,000	As Is	2/10/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.65	Property		1	3404 Cragmont Drive			10,700,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	K1 Speed, Inc.

A-13

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant
					7	7	5			5, 7	5, 7	3,4			4, 21, 22, 23, 28
4.66	Property		1	4 Liebich Lane			10,200,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	United Parcel Service, Inc.
4.67	Property		1	4040 Business Park Court			9,700,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Style Crest, Inc.
4.68	Property		1	1270 North Wilkening			9,100,000	As Is	2/11/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.69	Property		1	4472 Technology Drive			8,230,000	As Is	2/10/2026			100.0%	6/11/2026	Yes	The Sherwin-Williams Company
4.70	Property		1	28000 Five M Center Drive			8,200,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.71	Property		1	3383 Spirit Way			7,980,000	As Is	2/10/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.72	Property		1	9667 Inter-Ocean Drive			7,600,000	As Is	2/4/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.73	Property		1	2427 Henry Road NW			7,100,000	As Is	2/6/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.74	Property		1	1115 Regina Graeter Way			7,000,000	As Is	2/4/2026			100.0%	6/11/2026	Yes	The American Bottling Company
4.75	Property		1	831 Lone Star Drive			9,300,000	As Is	2/9/2026			0.0%	3/1/2026	No	NAP
4.76	Property		1	4170 Columbia Road			6,600,000	As Is	2/4/2026			100.0%	6/11/2026	Yes	Siemens Real Estate
4.77	Property		1	6023 Century Oaks Drive			6,580,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.78	Property		1	2300 Westmoreland Street			6,500,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Locke Supply Co.
4.79	Property		1	246 Glasson Drive			6,400,000	As Is	2/4/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.80	Property		1	2759 North Garnett Road			6,130,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	The American Bottling Company
4.81	Property		1	1122 Stony Ridge Road			5,900,000	As Is	2/5/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.82	Property		1	5313 Majestic Parkway			5,850,000	As Is	2/6/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.83	Property		1	2901 E Heartland Drive			6,470,000	As Is	2/6/2026			0.0%	3/1/2026	No	NAP
4.84	Property		1	1900 Interstate Boulevard			4,500,000	As Is	2/6/2026			100.0%	6/11/2026	Yes	Federal Express Corporation
4.85	Property		1	50 Hollow Tree Lane			4,500,000	As Is	2/10/2026			100.0%	6/11/2026	Yes	Hartford Healthcare Corporation
4.86	Property		1	440 US Highway 49 South			3,260,000	As Is	2/4/2026			100.0%	6/11/2026	Yes	Conklin Metal Industries, Inc.
4.87	Property		1	7569 Golf Course Boulevard			3,250,000	As Is	2/5/2026			0.0%	3/1/2026	No	NAP
4.88	Property		1	4401 112th Street			2,790,000	As Is	2/6/2026			100.0%	6/11/2026	Yes	Foundation Building Materials, LLC
4.89	Property		1	105 Business Park Drive			2,350,000	As Is	2/4/2026			100.0%	6/11/2026	Yes	Graybar Electric Company, Inc.
4.90	Property		1	7019 High Grove Boulevard			2,170,000	As Is	2/10/2026			100.0%	6/11/2026	Yes	The Sherwin-Williams Company
5	Loan	1, 7, 12, 13, 17, 19, 30	1	Deptford Mall	14.2%	13.7%	187,100,000	As Is	11/30/2025	61.5%	61.5%	94.5%	3/31/2026	No	Boscov's
6	Loan	7, 12, 19, 21, 24	1	1500 Post Oak Boulevard	17.4%	16.4%	275,400,000	As Is	10/28/2025	50.8%	50.8%	100.0%	6/6/2026	Yes	Woodside Energy
7	Loan	2, 3, 7, 13, 16, 17, 27, 30	1	Admiral's Cove	8.7%	8.6%	130,400,000	As Is	9/29/2025	64.4%	64.4%	95.5%	1/14/2026	NAP	NAP
8	Loan	2, 7, 19, 24, 25, 27, 30	1	Prospect Place Apartments	9.3%	9.2%	125,500,000	As Is	2/19/2026	66.1%	66.1%	99.6%	3/5/2026	NAP	NAP
9	Loan	5, 6, 14, 16, 18, 30, 31	3	South Jersey Multifamily Portfolio	9.5%	9.2%	37,800,000	As Is	1/13/2026	64.3%	64.3%	95.7%	5/4/2026
9.01	Property		1	Venice Park Apartments			15,900,000	As Is	1/13/2026			95.5%	5/4/2026	NAP	NAP
9.02	Property		1	Hamilton Venice Apartments			11,300,000	As Is	1/13/2026			94.1%	5/4/2026	NAP	NAP
9.03	Property		1	Venice Park Condominiums			10,600,000	As Is	1/13/2026			97.4%	5/4/2026	NAP	NAP
10	Loan	1, 7, 12, 16, 25	1	Sunset View	8.4%	8.4%	54,500,000	As Is	1/19/2026	68.2%	68.2%	98.2%	1/6/2026	NAP	NAP
11	Loan	7, 12, 13, 19, 23	1	Crossgates Mall	25.2%	23.1%	285,000,000	As Is	10/7/2025	36.8%	36.8%	89.1%	10/31/2025	No	J.C. Penney
12	Loan	1, 7, 12	1	Northwoods Mall	20.0%	18.5%	90,500,000	As Is	2/25/2026	47.4%	44.8%	93.5%	3/19/2026	No	J.C. Penney
13	Loan	1, 4, 7, 12, 13, 16, 19, 23, 27	1	Seneca One	16.2%	16.2%	168,000,000	As Is	12/1/2025	42.3%	42.3%	59.7%	1/16/2026	No	M&T Bank
14	Loan	19	1	118 Northeast 39th Street	8.6%	8.6%	26,200,000	As Is	4/2/2026	67.5%	67.5%	100.0%	6/6/2026	Yes	Stefano Ricci
15	Loan	6, 19	2	Fresh Edge Portfolio	11.6%	10.8%	24,650,000	As Is	3/27/2026	66.5%	66.5%	100.0%	6/6/2026
15.01	Property		1	4501 East Massachusetts Avenue			19,300,000	As Is	3/27/2026			100.0%	6/6/2026	Yes	FreshEdge, LLC
15.02	Property		1	5930 West 82nd Street			5,350,000	As Is	3/27/2026			100.0%	6/6/2026	Yes	FreshEdge, LLC
16	Loan	7, 12, 16, 18, 19, 20, 21, 23, 31	1	The Towers at Cupertino City Center	11.3%	11.0%	228,000,000	As Is	1/13/2026	63.6%	63.6%	89.8%	2/11/2026	No	Apple
17	Loan	1, 7, 12, 16, 25	1	The Landing	8.3%	8.3%	104,950,000	As Is	1/20/2026	72.9%	72.9%	98.5%	1/6/2026	NAP	NAP
18	Loan	19, 27, 30	1	1584 Fulton Street	8.8%	8.8%	22,800,000	As Is	4/1/2026	62.5%	62.5%	97.1%	4/16/2026	NAP	NAP
19	Loan		1	Prime at Wright	10.2%	9.9%	21,240,000	As Is	2/25/2026	61.7%	61.7%	89.0%	4/24/2026	NAP	NAP
20	Loan	18	1	Wilshire Medical Arts Building	13.4%	12.8%	21,000,000	As Is	12/18/2025	54.8%	54.8%	85.9%	11/24/2025	No	Eric E. Gofnung, Chiropractic Corporation
21	Loan	19, 23	1	5555 Rockwell Road	9.8%	9.3%	16,600,000	As Is	4/20/2026	66.3%	66.3%	100.0%	3/31/2026	No	Infiltrator Water Technologies, LLC
22	Loan	2, 6	2	Ostad Portfolio	9.0%	8.8%	12,275,000	As Is	3/5/2026	69.2%	69.2%	100.0%	3/1/2026
22.01	Property		1	120 East 116th Street			6,400,000	As Is	3/5/2026			100.0%	3/1/2026	No	Uplift Face Massage LLC
22.02	Property		1	1772 Westchester Avenue			5,875,000	As Is	3/5/2026			100.0%	3/1/2026	No	Halal Gyro King 2024 Inc
23	Loan	19	1	Hy-Vee Springfield	8.6%	8.6%	12,700,000	As Is	5/11/2026	64.3%	64.3%	100.0%	6/6/2026	Yes	Hy-Vee, Inc.
24	Loan	2, 7, 12, 13, 16, 19, 27	1	The Rockwell	8.3%	8.3%	86,700,000	As Is	10/16/2025	70.6%	70.6%	94.7%	10/3/2025	NAP	NAP
25	Loan	23	1	McKinley Tower Apartments	10.2%	9.8%	10,540,000	As Is	3/10/2026	67.3%	67.3%	98.0%	4/7/2026	NAP	NAP

A-14

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA
								4, 21, 22, 23, 28				4, 21, 22, 23, 28
1	Loan	1, 6, 7, 12, 16, 19, 23, 33	7	Cannon Industrial Portfolio
1.01	Property		1	9295 & 9315 Prototype Drive	929,976	74.3%	7/31/2040	Full Tilt Transportation	220,533	17.6%	9/29/2032	VSE / Tri-Phase	84,940	6.8%
1.02	Property		1	3700 S Kedzie Avenue	189,000	100.0%	7/31/2038	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.03	Property		1	401 East Elm Street	309,760	100.0%	12/31/2038	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.04	Property		1	1351 S. Wheeling Road	245,038	100.0%	2/6/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.05	Property		1	4400 West 35th Place	155,152	100.0%	9/30/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.06	Property		1	3200 South Kilbourn Avenue	247,431	100.0%	9/30/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.07	Property		1	1900 S. 25th Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	2, 7, 13, 16, 17, 19, 27	1	FreshDirect HQ	639,394	100.0%	6/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	2, 7, 12, 19, 24, 25, 30	1	Shore Front Parkway Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	1, 5, 6, 7, 12, 13, 17, 18, 19, 23, 27, 30, 33	90	Mountain Industrial Portfolio
4.01	Property		1	3150 Highway 42	657,518	100.0%	11/30/2040	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.02	Property		1	1151 South Graham Road	615,284	100.0%	8/31/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.03	Property		1	584 US Highway 130	347,145	100.0%	6/30/2032	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.04	Property		1	590 Northport Parkway	831,764	100.0%	9/30/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.05	Property		1	8341 Industrial Parkway	500,268	100.0%	9/30/2035	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.06	Property		1	650 Braselton Parkway	373,750	100.0%	2/28/2033	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.07	Property		1	482 Chaney Avenue	671,354	100.0%	7/31/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.08	Property		1	5000 North Ridge Trail	310,922	100.0%	4/30/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.09	Property		1	5005 Samuell Blvd.	351,874	100.0%	6/30/2037	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.10	Property		1	635 Community Drive	143,979	100.0%	5/31/2036	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.11	Property		1	6538 & 6526 Judge Adams Road	286,281	100.0%	4/30/2035	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.12	Property		1	4350 Fortune Ave NW	354,482	100.0%	5/31/2032	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.13	Property		1	6735 Trippel Road	362,942	100.0%	11/30/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.14	Property		1	1509 Leestown Road	599,840	100.0%	1/31/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.15	Property		1	1601 Brown Road	245,633	100.0%	10/31/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.16	Property		1	22525 West 167th Street	313,763	100.0%	5/31/2036	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.17	Property		1	1414 South Council Road	300,000	100.0%	6/30/2033	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.18	Property		1	4690 Global Avenue NW	330,717	100.0%	7/31/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.19	Property		1	3466 Shippers Drive	343,483	100.0%	1/31/2032	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.20	Property		1	4555 West Highway 146	558,600	100.0%	10/31/2033	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.21	Property		1	9780 Mopar Drive	368,060	100.0%	10/31/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.22	Property		1	3779 Lake Shore Road	338,584	100.0%	3/31/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.23	Property		1	2000 South Walnut Street	210,445	100.0%	8/31/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.24	Property		1	3774 Snyder Road	259,053	100.0%	5/31/2036	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.25	Property		1	8951 Mirabel Road	327,822	100.0%	10/31/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.26	Property		1	8411 Florida Mining Boulevard	171,734	100.0%	7/31/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.27	Property		1	900 Hutchinson Place	381,240	100.0%	6/30/2029	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.28	Property		1	5440 Haggerty Lane	350,418	100.0%	6/30/2029	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.29	Property		1	5703 Mitchell Avenue	126,880	33.1%	2/29/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.30	Property		1	1103 Powderhouse Road SE	315,560	100.0%	4/30/2032	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.31	Property		1	3200 Rodeo Court	290,879	100.0%	7/31/2036	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.32	Property		1	14001 Jetport Loop	213,672	100.0%	8/31/2032	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.33	Property		1	505 Morgan Lakes Industrial Blvd.	126,520	100.0%	10/31/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.34	Property		1	21200 Spring Plaza Drive	181,176	100.0%	9/30/2029	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.35	Property		1	3058 Lakemont Blvd	176,939	100.0%	8/31/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.36	Property		1	2000 Luna Road	184,317	100.0%	3/31/2029	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.37	Property		1	101 North Campus Drive	125,860	100.0%	12/31/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.38	Property		1	4651 Prosper Drive	219,765	100.0%	8/31/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.39	Property		1	5025 Tuggle Road	449,900	100.0%	5/31/2029	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.40	Property		1	450 Northpointe Court	175,315	100.0%	6/30/2032	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.41	Property		1	1602 Vincent Drive	198,729	100.0%	8/31/2035	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.42	Property		1	8644 Polk Lane	234,660	100.0%	7/31/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.43	Property		1	800 Lindale Industrial Parkway	163,383	100.0%	10/31/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.44	Property		1	2465 Fontaine Street	298,472	100.0%	8/31/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.45	Property		1	1430 South Wolf Road	123,000	100.0%	8/31/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.46	Property		1	2552 South 98th Street	280,019	100.0%	8/31/2026	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.47	Property		1	1000 Knell Road	171,230	100.0%	3/31/2032	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.48	Property		1	747 Mill Park Drive	152,995	100.0%	1/31/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.49	Property		1	502 West Independence Drive	164,207	100.0%	9/30/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.50	Property		1	38401 Amrhein Road	172,668	100.0%	10/31/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.51	Property		1	6101 SW 44th Street	120,780	100.0%	8/31/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.52	Property		1	700 Hudson Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.53	Property		1	685 Alliance Parkway	150,710	100.0%	8/31/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.54	Property		1	5101 West Waters Avenue	95,662	100.0%	11/30/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.55	Property		1	1935 Blue Hills Drive	103,580	100.0%	4/30/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.56	Property		1	16211 Air Center Boulevard	91,295	100.0%	9/30/2029	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.57	Property		1	8800 Studley Road	112,799	100.0%	4/30/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.58	Property		1	6 Konzen Court	184,800	100.0%	9/30/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.59	Property		1	5300 International Drive	139,564	100.0%	6/30/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.60	Property		1	1289 Walden Avenue	105,073	100.0%	1/31/2029	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.61	Property		1	10551 N Congress Avenue	158,417	100.0%	9/30/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.62	Property		1	3736 Tom Andrews Road	83,000	100.0%	2/28/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.63	Property		1	2701 South 98th Street	179,280	100.0%	10/31/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.64	Property		1	231 Theater Drive	122,522	100.0%	8/31/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.65	Property		1	3404 Cragmont Drive	68,385	100.0%	9/30/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-15

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA
								4, 21, 22, 23, 28				4, 21, 22, 23, 28
4.66	Property		1	4 Liebich Lane	75,000	100.0%	3/31/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.67	Property		1	4040 Business Park Court	106,507	100.0%	4/30/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.68	Property		1	1270 North Wilkening	73,500	100.0%	3/31/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.69	Property		1	4472 Technology Drive	66,387	100.0%	12/31/2029	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.70	Property		1	28000 Five M Center Drive	71,933	100.0%	5/31/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.71	Property		1	3383 Spirit Way	99,102	100.0%	5/31/2033	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.72	Property		1	9667 Inter-Ocean Drive	103,818	100.0%	8/31/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.73	Property		1	2427 Henry Road NW	60,370	100.0%	5/31/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.74	Property		1	1115 Regina Graeter Way	63,840	100.0%	9/30/2029	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.75	Property		1	831 Lone Star Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.76	Property		1	4170 Columbia Road	51,130	100.0%	5/31/2029	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.77	Property		1	6023 Century Oaks Drive	60,637	100.0%	10/31/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.78	Property		1	2300 Westmoreland Street	60,000	100.0%	4/30/2032	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.79	Property		1	246 Glasson Drive	46,253	100.0%	8/31/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.80	Property		1	2759 North Garnett Road	46,240	100.0%	8/31/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.81	Property		1	1122 Stony Ridge Road	48,064	100.0%	8/31/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.82	Property		1	5313 Majestic Parkway	82,269	100.0%	8/31/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.83	Property		1	2901 E Heartland Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.84	Property		1	1900 Interstate Boulevard	32,105	100.0%	11/30/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.85	Property		1	50 Hollow Tree Lane	54,812	100.0%	4/30/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.86	Property		1	440 US Highway 49 South	36,000	100.0%	1/31/2033	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.87	Property		1	7569 Golf Course Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.88	Property		1	4401 112th Street	36,270	100.0%	12/31/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.89	Property		1	105 Business Park Drive	26,340	100.0%	8/31/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.90	Property		1	7019 High Grove Boulevard	12,500	100.0%	10/31/2032	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	1, 7, 12, 13, 17, 19, 30	1	Deptford Mall	166,616	32.7%	5/31/2031	H&M	22,373	4.4%	1/31/2031	Adam Outlet	20,243	4.0%
6	Loan	7, 12, 19, 21, 24	1	1500 Post Oak Boulevard	603,179	100.0%	10/31/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	2, 3, 7, 13, 16, 17, 27, 30	1	Admiral's Cove	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	2, 7, 19, 24, 25, 27, 30	1	Prospect Place Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	5, 6, 14, 16, 18, 30, 31	3	South Jersey Multifamily Portfolio
9.01	Property		1	Venice Park Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.02	Property		1	Hamilton Venice Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.03	Property		1	Venice Park Condominiums	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	1, 7, 12, 16, 25	1	Sunset View	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	7, 12, 13, 19, 23	1	Crossgates Mall	179,964	12.0%	5/31/2028	Regal Crossgates 18	100,000	6.6%	12/31/2028	Dick's Sporting Goods	80,000	5.3%
12	Loan	1, 7, 12	1	Northwoods Mall	114,425	27.0%	2/28/2029	Books-A-Million	20,642	4.9%	1/31/2032	Planet Fitness	20,283	4.8%
13	Loan	1, 4, 7, 12, 13, 16, 19, 23, 27	1	Seneca One	334,653	36.6%	11/30/2034	Highmark Health	101,980	11.1%	6/30/2034	Serendipity Labs	22,208	2.4%
14	Loan	19	1	118 Northeast 39th Street	4,700	100.0%	1/15/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	6, 19	2	Fresh Edge Portfolio
15.01	Property		1	4501 East Massachusetts Avenue	104,114	100.0%	5/31/2046	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.02	Property		1	5930 West 82nd Street	28,800	100.0%	5/31/2046	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	7, 12, 16, 18, 19, 20, 21, 23, 31	1	The Towers at Cupertino City Center	121,351	33.9%	4/30/2032	Amazon	112,300	31.4%	4/30/2027	Morgan Stanley	22,775	6.4%
17	Loan	1, 7, 12, 16, 25	1	The Landing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	19, 27, 30	1	1584 Fulton Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan		1	Prime at Wright	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	18	1	Wilshire Medical Arts Building	3,397	6.3%	11/30/2029	David Vizel and Eleonora Fedonenko	2,352	4.4%	3/31/2029	Leonid M. Kleynberg, M.D.	2,334	4.3%
21	Loan	19, 23	1	5555 Rockwell Road	555,000	99.0%	12/31/2031	Elzetta	5,400	1.0%	12/31/2030	NAP	NAP	NAP
22	Loan	2, 6	2	Ostad Portfolio
22.01	Property		1	120 East 116th Street	1,600	80.0%	8/31/2031	Mansoor Ghaleb	400	20.0%	9/30/2035	NAP	NAP	NAP
22.02	Property		1	1772 Westchester Avenue	1,500	30.0%	1/31/2035	Santiago Chopped Cheese Deli Corp	1,000	20.0%	6/30/2035	Halal Gyro King 3	1,000	20.0%
23	Loan	19	1	Hy-Vee Springfield	88,793	100.0%	11/4/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	2, 7, 12, 13, 16, 19, 27	1	The Rockwell	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	23	1	McKinley Tower Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-16

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date
						4, 21, 22, 23, 28				4, 21, 22, 23, 28
1	Loan	1, 6, 7, 12, 16, 19, 23, 33	7	Cannon Industrial Portfolio
1.01	Property		1	9295 & 9315 Prototype Drive	9/29/2032	The Child Garden	16,000	1.3%	9/29/2032	NAP	NAP	NAP	NAP	4/30/2026	NAP
1.02	Property		1	3700 S Kedzie Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/30/2026	NAP
1.03	Property		1	401 East Elm Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/30/2026	NAP
1.04	Property		1	1351 S. Wheeling Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/30/2026	NAP
1.05	Property		1	4400 West 35th Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/30/2026	NAP
1.06	Property		1	3200 South Kilbourn Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/30/2026	NAP
1.07	Property		1	1900 S. 25th Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	12/23/2025	NAP
2	Loan	2, 7, 13, 16, 17, 19, 27	1	FreshDirect HQ	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/8/2026	NAP
3	Loan	2, 7, 12, 19, 24, 25, 30	1	Shore Front Parkway Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	12/1/2025, 2/18/2026	NAP
4	Loan	1, 5, 6, 7, 12, 13, 17, 18, 19, 23, 27, 30, 33	90	Mountain Industrial Portfolio
4.01	Property		1	3150 Highway 42	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.02	Property		1	1151 South Graham Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.03	Property		1	584 US Highway 130	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.04	Property		1	590 Northport Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.05	Property		1	8341 Industrial Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.06	Property		1	650 Braselton Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.07	Property		1	482 Chaney Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.08	Property		1	5000 North Ridge Trail	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.09	Property		1	5005 Samuell Blvd.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.10	Property		1	635 Community Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.11	Property		1	6538 & 6526 Judge Adams Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.12	Property		1	4350 Fortune Ave NW	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.13	Property		1	6735 Trippel Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.14	Property		1	1509 Leestown Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.15	Property		1	1601 Brown Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.16	Property		1	22525 West 167th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.17	Property		1	1414 South Council Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.18	Property		1	4690 Global Avenue NW	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.19	Property		1	3466 Shippers Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.20	Property		1	4555 West Highway 146	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.21	Property		1	9780 Mopar Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.22	Property		1	3779 Lake Shore Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.23	Property		1	2000 South Walnut Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.24	Property		1	3774 Snyder Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.25	Property		1	8951 Mirabel Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.26	Property		1	8411 Florida Mining Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.27	Property		1	900 Hutchinson Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.28	Property		1	5440 Haggerty Lane	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.29	Property		1	5703 Mitchell Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/20/2026	NAP
4.30	Property		1	1103 Powderhouse Road SE	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.31	Property		1	3200 Rodeo Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.32	Property		1	14001 Jetport Loop	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.33	Property		1	505 Morgan Lakes Industrial Blvd.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.34	Property		1	21200 Spring Plaza Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.35	Property		1	3058 Lakemont Blvd	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.36	Property		1	2000 Luna Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.37	Property		1	101 North Campus Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.38	Property		1	4651 Prosper Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.39	Property		1	5025 Tuggle Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.40	Property		1	450 Northpointe Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.41	Property		1	1602 Vincent Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.42	Property		1	8644 Polk Lane	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.43	Property		1	800 Lindale Industrial Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.44	Property		1	2465 Fontaine Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.45	Property		1	1430 South Wolf Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.46	Property		1	2552 South 98th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.47	Property		1	1000 Knell Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.48	Property		1	747 Mill Park Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.49	Property		1	502 West Independence Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.50	Property		1	38401 Amrhein Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.51	Property		1	6101 SW 44th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.52	Property		1	700 Hudson Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.53	Property		1	685 Alliance Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.54	Property		1	5101 West Waters Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.55	Property		1	1935 Blue Hills Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/18/2026	NAP
4.56	Property		1	16211 Air Center Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.57	Property		1	8800 Studley Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.58	Property		1	6 Konzen Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.59	Property		1	5300 International Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.60	Property		1	1289 Walden Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.61	Property		1	10551 N Congress Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.62	Property		1	3736 Tom Andrews Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.63	Property		1	2701 South 98th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.64	Property		1	231 Theater Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.65	Property		1	3404 Cragmont Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP

A-17

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date
						4, 21, 22, 23, 28				4, 21, 22, 23, 28
4.66	Property		1	4 Liebich Lane	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.67	Property		1	4040 Business Park Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.68	Property		1	1270 North Wilkening	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.69	Property		1	4472 Technology Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.70	Property		1	28000 Five M Center Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.71	Property		1	3383 Spirit Way	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.72	Property		1	9667 Inter-Ocean Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.73	Property		1	2427 Henry Road NW	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.74	Property		1	1115 Regina Graeter Way	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.75	Property		1	831 Lone Star Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.76	Property		1	4170 Columbia Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.77	Property		1	6023 Century Oaks Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.78	Property		1	2300 Westmoreland Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.79	Property		1	246 Glasson Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.80	Property		1	2759 North Garnett Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.81	Property		1	1122 Stony Ridge Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.82	Property		1	5313 Majestic Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.83	Property		1	2901 E Heartland Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/20/2026	NAP
4.84	Property		1	1900 Interstate Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.85	Property		1	50 Hollow Tree Lane	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.86	Property		1	440 US Highway 49 South	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.87	Property		1	7569 Golf Course Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.88	Property		1	4401 112th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.89	Property		1	105 Business Park Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
4.90	Property		1	7019 High Grove Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/19/2026	NAP
5	Loan	1, 7, 12, 13, 17, 19, 30	1	Deptford Mall	MTM	Foot Locker	12,811	2.5%	1/31/2034	Victoria's Secret	11,126	2.2%	3/31/2035	1/28/2026	NAP
6	Loan	7, 12, 19, 21, 24	1	1500 Post Oak Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/3/2025	NAP
7	Loan	2, 3, 7, 13, 16, 17, 27, 30	1	Admiral's Cove	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	12/18/2025	NAP
8	Loan	2, 7, 19, 24, 25, 27, 30	1	Prospect Place Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/18/2026, 2/19/2026	NAP
9	Loan	5, 6, 14, 16, 18, 30, 31	3	South Jersey Multifamily Portfolio
9.01	Property		1	Venice Park Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/5/2026	NAP
9.02	Property		1	Hamilton Venice Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/5/2026	NAP
9.03	Property		1	Venice Park Condominiums	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/11/2026	NAP
10	Loan	1, 7, 12, 16, 25	1	Sunset View	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/29/2026	NAP
11	Loan	7, 12, 13, 19, 23	1	Crossgates Mall	1/31/2030	APEX Entertainment Center	50,030	3.3%	12/17/2029	Best Buy	50,000	3.3%	3/31/2030	10/10/2025	NAP
12	Loan	1, 7, 12	1	Northwoods Mall	12/31/2030	H&M	19,700	4.6%	1/31/2029	Olive Garden Italian Restaurant	8,876	2.1%	6/30/2028	3/5/2026	NAP
13	Loan	1, 4, 7, 12, 13, 16, 19, 23, 27	1	Seneca One	2/28/2031	43N LLC	21,244	2.3%	1/31/2030	Azuna	11,348	1.2%	9/30/2035	9/12/2025	NAP
14	Loan	19	1	118 Northeast 39th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/2/2026	NAP
15	Loan	6, 19	2	Fresh Edge Portfolio
15.01	Property		1	4501 East Massachusetts Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/13/2026	NAP
15.02	Property		1	5930 West 82nd Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/27/2026	NAP
16	Loan	7, 12, 16, 18, 19, 20, 21, 23, 31	1	The Towers at Cupertino City Center	2/28/2033	Aptiv Services US, LLC	14,488	4.0%	2/28/2031	Gridmatic	12,096	3.4%	12/31/2027	1/21/2026	NAP
17	Loan	1, 7, 12, 16, 25	1	The Landing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/30/2026	NAP
18	Loan	19, 27, 30	1	1584 Fulton Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/10/2026	NAP
19	Loan		1	Prime at Wright	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/3/2026	NAP
20	Loan	18	1	Wilshire Medical Arts Building	8/31/2029	Harold T. Peart, M.D.	2,052	3.8%	8/15/2029	Alteam Group LLC	1,962	3.6%	11/30/2028	12/16/2025	NAP
21	Loan	19, 23	1	5555 Rockwell Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/1/2026	NAP
22	Loan	2, 6	2	Ostad Portfolio
22.01	Property		1	120 East 116th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/10/2026	NAP
22.02	Property		1	1772 Westchester Avenue	8/31/2034	Taco Grande Deli Corp	750	15.0%	12/31/2033	Patricio R Cuevas	750	15.0%	12/31/2033	3/13/2026	NAP
23	Loan	19	1	Hy-Vee Springfield	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/13/2026	NAP
24	Loan	2, 7, 12, 13, 16, 19, 27	1	The Rockwell	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/22/2025	NAP
25	Loan	23	1	McKinley Tower Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/24/2026	NAP

A-18

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)
									17
1	Loan	1, 6, 7, 12, 16, 19, 23, 33	7	Cannon Industrial Portfolio
1.01	Property		1	9295 & 9315 Prototype Drive	3/16/2026	3/16/2026	14%	No	Fee	NAP	NAP	NAP	NAP
1.02	Property		1	3700 S Kedzie Avenue	3/17/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.03	Property		1	401 East Elm Street	3/16/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.04	Property		1	1351 S. Wheeling Road	3/16/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.05	Property		1	4400 West 35th Place	3/17/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.06	Property		1	3200 South Kilbourn Avenue	3/17/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.07	Property		1	1900 S. 25th Avenue	3/18/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2	Loan	2, 7, 13, 16, 17, 19, 27	1	FreshDirect HQ	4/7/2026	NAP	NAP	Yes - AE	Sub-Leasehold	1/31/2046	1, 4-year extension option, 1, 5-year extension option and 1, 8-year extension option	3,034,108	Yes
3	Loan	2, 7, 12, 19, 24, 25, 30	1	Shore Front Parkway Apartments	12/1/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4	Loan	1, 5, 6, 7, 12, 13, 17, 18, 19, 23, 27, 30, 33	90	Mountain Industrial Portfolio
4.01	Property		1	3150 Highway 42	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.02	Property		1	1151 South Graham Road	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.03	Property		1	584 US Highway 130	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.04	Property		1	590 Northport Parkway	2/19/2026	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
4.05	Property		1	8341 Industrial Parkway	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.06	Property		1	650 Braselton Parkway	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.07	Property		1	482 Chaney Avenue	2/18/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.08	Property		1	5000 North Ridge Trail	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.09	Property		1	5005 Samuell Blvd.	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.10	Property		1	635 Community Drive	2/19/2026	NAP	NAP	Yes - A	Fee	NAP	NAP	NAP	NAP
4.11	Property		1	6538 & 6526 Judge Adams Road	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.12	Property		1	4350 Fortune Ave NW	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.13	Property		1	6735 Trippel Road	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.14	Property		1	1509 Leestown Road	2/19/2026	NAP	NAP	Yes - A	Fee	NAP	NAP	NAP	NAP
4.15	Property		1	1601 Brown Road	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.16	Property		1	22525 West 167th Street	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.17	Property		1	1414 South Council Road	2/19/2026	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
4.18	Property		1	4690 Global Avenue NW	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.19	Property		1	3466 Shippers Drive	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.20	Property		1	4555 West Highway 146	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.21	Property		1	9780 Mopar Drive	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.22	Property		1	3779 Lake Shore Road	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.23	Property		1	2000 South Walnut Street	2/19/2026	2/13/2026	5%	Yes - A7	Fee	NAP	NAP	NAP	NAP
4.24	Property		1	3774 Snyder Road	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.25	Property		1	8951 Mirabel Road	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.26	Property		1	8411 Florida Mining Boulevard	2/19/2026	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
4.27	Property		1	900 Hutchinson Place	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.28	Property		1	5440 Haggerty Lane	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.29	Property		1	5703 Mitchell Avenue	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.30	Property		1	1103 Powderhouse Road SE	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.31	Property		1	3200 Rodeo Court	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.32	Property		1	14001 Jetport Loop	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.33	Property		1	505 Morgan Lakes Industrial Blvd.	2/19/2026	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
4.34	Property		1	21200 Spring Plaza Drive	2/19/2026	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
4.35	Property		1	3058 Lakemont Blvd	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.36	Property		1	2000 Luna Road	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.37	Property		1	101 North Campus Drive	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.38	Property		1	4651 Prosper Drive	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.39	Property		1	5025 Tuggle Road	2/19/2026	2/18/2026	11%	No	Fee	NAP	NAP	NAP	NAP
4.40	Property		1	450 Northpointe Court	2/19/2026	NAP	NAP	Yes - A	Fee	NAP	NAP	NAP	NAP
4.41	Property		1	1602 Vincent Drive	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.42	Property		1	8644 Polk Lane	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.43	Property		1	800 Lindale Industrial Parkway	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.44	Property		1	2465 Fontaine Street	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.45	Property		1	1430 South Wolf Road	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.46	Property		1	2552 South 98th Street	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.47	Property		1	1000 Knell Road	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.48	Property		1	747 Mill Park Drive	2/19/2026	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
4.49	Property		1	502 West Independence Drive	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.50	Property		1	38401 Amrhein Road	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.51	Property		1	6101 SW 44th Street	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.52	Property		1	700 Hudson Road	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.53	Property		1	685 Alliance Parkway	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.54	Property		1	5101 West Waters Avenue	2/19/2026	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
4.55	Property		1	1935 Blue Hills Drive	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.56	Property		1	16211 Air Center Boulevard	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.57	Property		1	8800 Studley Road	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.58	Property		1	6 Konzen Court	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.59	Property		1	5300 International Drive	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.60	Property		1	1289 Walden Avenue	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.61	Property		1	10551 N Congress Avenue	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.62	Property		1	3736 Tom Andrews Road	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.63	Property		1	2701 South 98th Street	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.64	Property		1	231 Theater Drive	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.65	Property		1	3404 Cragmont Drive	2/19/2026	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP

A-19

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)
									17
4.66	Property		1	4 Liebich Lane	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.67	Property		1	4040 Business Park Court	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.68	Property		1	1270 North Wilkening	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.69	Property		1	4472 Technology Drive	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.70	Property		1	28000 Five M Center Drive	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.71	Property		1	3383 Spirit Way	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.72	Property		1	9667 Inter-Ocean Drive	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.73	Property		1	2427 Henry Road NW	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.74	Property		1	1115 Regina Graeter Way	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.75	Property		1	831 Lone Star Drive	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.76	Property		1	4170 Columbia Road	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.77	Property		1	6023 Century Oaks Drive	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.78	Property		1	2300 Westmoreland Street	2/19/2026	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
4.79	Property		1	246 Glasson Drive	2/19/2026	NAP	NAP	No	Leasehold	12/11/2040	2, 10-year extension options	34,022	Yes
4.80	Property		1	2759 North Garnett Road	2/19/2026	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
4.81	Property		1	1122 Stony Ridge Road	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.82	Property		1	5313 Majestic Parkway	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.83	Property		1	2901 E Heartland Drive	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.84	Property		1	1900 Interstate Boulevard	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.85	Property		1	50 Hollow Tree Lane	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.86	Property		1	440 US Highway 49 South	2/19/2026	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
4.87	Property		1	7569 Golf Course Boulevard	2/19/2026	NAP	NAP	No	Leasehold	6/30/2037	3, 10-year extension options	67,466	Yes
4.88	Property		1	4401 112th Street	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.89	Property		1	105 Business Park Drive	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.90	Property		1	7019 High Grove Boulevard	2/19/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5	Loan	1, 7, 12, 13, 17, 19, 30	1	Deptford Mall	1/29/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6	Loan	7, 12, 19, 21, 24	1	1500 Post Oak Boulevard	11/4/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
7	Loan	2, 3, 7, 13, 16, 17, 27, 30	1	Admiral's Cove	12/18/2025	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
8	Loan	2, 7, 19, 24, 25, 27, 30	1	Prospect Place Apartments	2/4/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
9	Loan	5, 6, 14, 16, 18, 30, 31	3	South Jersey Multifamily Portfolio
9.01	Property		1	Venice Park Apartments	3/5/2026	NAP	NAP	Yes - A	Fee	NAP	NAP	NAP	NAP
9.02	Property		1	Hamilton Venice Apartments	3/5/2026	NAP	NAP	Yes - A	Fee	NAP	NAP	NAP	NAP
9.03	Property		1	Venice Park Condominiums	3/5/2026	NAP	NAP	Yes - A	Fee	NAP	NAP	NAP	NAP
10	Loan	1, 7, 12, 16, 25	1	Sunset View	2/3/2026	1/29/2026	6%	Yes - AE	Fee	NAP	NAP	NAP	NAP
11	Loan	7, 12, 13, 19, 23	1	Crossgates Mall	10/9/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
12	Loan	1, 7, 12	1	Northwoods Mall	3/5/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13	Loan	1, 4, 7, 12, 13, 16, 19, 23, 27	1	Seneca One	2/13/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
14	Loan	19	1	118 Northeast 39th Street	4/6/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
15	Loan	6, 19	2	Fresh Edge Portfolio
15.01	Property		1	4501 East Massachusetts Avenue	2/13/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
15.02	Property		1	5930 West 82nd Street	2/25/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
16	Loan	7, 12, 16, 18, 19, 20, 21, 23, 31	1	The Towers at Cupertino City Center	1/21/2026	1/21/2026	16%	No	Fee	NAP	NAP	NAP	NAP
17	Loan	1, 7, 12, 16, 25	1	The Landing	2/5/2026	1/29/2026	10%	No	Fee	NAP	NAP	NAP	NAP
18	Loan	19, 27, 30	1	1584 Fulton Street	4/9/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
19	Loan		1	Prime at Wright	3/3/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
20	Loan	18	1	Wilshire Medical Arts Building	12/16/2025	8/25/2025	15%	No	Fee	NAP	NAP	NAP	NAP
21	Loan	19, 23	1	5555 Rockwell Road	4/30/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
22	Loan	2, 6	2	Ostad Portfolio
22.01	Property		1	120 East 116th Street	3/10/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
22.02	Property		1	1772 Westchester Avenue	3/10/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
23	Loan	19	1	Hy-Vee Springfield	5/13/2026	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
24	Loan	2, 7, 12, 13, 16, 19, 27	1	The Rockwell	9/23/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25	Loan	23	1	McKinley Tower Apartments	3/31/2026	3/25/2026	9%	No	Fee	NAP	NAP	NAP	NAP

A-20

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)
					18	19	18	19	18	19	20	18	19	20	18
1	Loan	1, 6, 7, 12, 16, 19, 23, 33	7	Cannon Industrial Portfolio	0	Springing	0	Springing	0	0	0	0	0	0	0
1.01	Property		1	9295 & 9315 Prototype Drive
1.02	Property		1	3700 S Kedzie Avenue
1.03	Property		1	401 East Elm Street
1.04	Property		1	1351 S. Wheeling Road
1.05	Property		1	4400 West 35th Place
1.06	Property		1	3200 South Kilbourn Avenue
1.07	Property		1	1900 S. 25th Avenue
2	Loan	2, 7, 13, 16, 17, 19, 27	1	FreshDirect HQ	0	Springing	0	Springing	0	7,992	0	0	53,283	0	0
3	Loan	2, 7, 12, 19, 24, 25, 30	1	Shore Front Parkway Apartments	1,860,050	310,010	620,760	124,152	14,000	16,110	0	0	0	0	0
4	Loan	1, 5, 6, 7, 12, 13, 17, 18, 19, 23, 27, 30, 33	90	Mountain Industrial Portfolio	0	Springing	0	Springing	0	Springing	0	0	Springing	0	0
4.01	Property		1	3150 Highway 42
4.02	Property		1	1151 South Graham Road
4.03	Property		1	584 US Highway 130
4.04	Property		1	590 Northport Parkway
4.05	Property		1	8341 Industrial Parkway
4.06	Property		1	650 Braselton Parkway
4.07	Property		1	482 Chaney Avenue
4.08	Property		1	5000 North Ridge Trail
4.09	Property		1	5005 Samuell Blvd.
4.10	Property		1	635 Community Drive
4.11	Property		1	6538 & 6526 Judge Adams Road
4.12	Property		1	4350 Fortune Ave NW
4.13	Property		1	6735 Trippel Road
4.14	Property		1	1509 Leestown Road
4.15	Property		1	1601 Brown Road
4.16	Property		1	22525 West 167th Street
4.17	Property		1	1414 South Council Road
4.18	Property		1	4690 Global Avenue NW
4.19	Property		1	3466 Shippers Drive
4.20	Property		1	4555 West Highway 146
4.21	Property		1	9780 Mopar Drive
4.22	Property		1	3779 Lake Shore Road
4.23	Property		1	2000 South Walnut Street
4.24	Property		1	3774 Snyder Road
4.25	Property		1	8951 Mirabel Road
4.26	Property		1	8411 Florida Mining Boulevard
4.27	Property		1	900 Hutchinson Place
4.28	Property		1	5440 Haggerty Lane
4.29	Property		1	5703 Mitchell Avenue
4.30	Property		1	1103 Powderhouse Road SE
4.31	Property		1	3200 Rodeo Court
4.32	Property		1	14001 Jetport Loop
4.33	Property		1	505 Morgan Lakes Industrial Blvd.
4.34	Property		1	21200 Spring Plaza Drive
4.35	Property		1	3058 Lakemont Blvd
4.36	Property		1	2000 Luna Road
4.37	Property		1	101 North Campus Drive
4.38	Property		1	4651 Prosper Drive
4.39	Property		1	5025 Tuggle Road
4.40	Property		1	450 Northpointe Court
4.41	Property		1	1602 Vincent Drive
4.42	Property		1	8644 Polk Lane
4.43	Property		1	800 Lindale Industrial Parkway
4.44	Property		1	2465 Fontaine Street
4.45	Property		1	1430 South Wolf Road
4.46	Property		1	2552 South 98th Street
4.47	Property		1	1000 Knell Road
4.48	Property		1	747 Mill Park Drive
4.49	Property		1	502 West Independence Drive
4.50	Property		1	38401 Amrhein Road
4.51	Property		1	6101 SW 44th Street
4.52	Property		1	700 Hudson Road
4.53	Property		1	685 Alliance Parkway
4.54	Property		1	5101 West Waters Avenue
4.55	Property		1	1935 Blue Hills Drive
4.56	Property		1	16211 Air Center Boulevard
4.57	Property		1	8800 Studley Road
4.58	Property		1	6 Konzen Court
4.59	Property		1	5300 International Drive
4.60	Property		1	1289 Walden Avenue
4.61	Property		1	10551 N Congress Avenue
4.62	Property		1	3736 Tom Andrews Road
4.63	Property		1	2701 South 98th Street
4.64	Property		1	231 Theater Drive
4.65	Property		1	3404 Cragmont Drive

A-21

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)
					18	19	18	19	18	19	20	18	19	20	18
4.66	Property		1	4 Liebich Lane
4.67	Property		1	4040 Business Park Court
4.68	Property		1	1270 North Wilkening
4.69	Property		1	4472 Technology Drive
4.70	Property		1	28000 Five M Center Drive
4.71	Property		1	3383 Spirit Way
4.72	Property		1	9667 Inter-Ocean Drive
4.73	Property		1	2427 Henry Road NW
4.74	Property		1	1115 Regina Graeter Way
4.75	Property		1	831 Lone Star Drive
4.76	Property		1	4170 Columbia Road
4.77	Property		1	6023 Century Oaks Drive
4.78	Property		1	2300 Westmoreland Street
4.79	Property		1	246 Glasson Drive
4.80	Property		1	2759 North Garnett Road
4.81	Property		1	1122 Stony Ridge Road
4.82	Property		1	5313 Majestic Parkway
4.83	Property		1	2901 E Heartland Drive
4.84	Property		1	1900 Interstate Boulevard
4.85	Property		1	50 Hollow Tree Lane
4.86	Property		1	440 US Highway 49 South
4.87	Property		1	7569 Golf Course Boulevard
4.88	Property		1	4401 112th Street
4.89	Property		1	105 Business Park Drive
4.90	Property		1	7019 High Grove Boulevard
5	Loan	1, 7, 12, 13, 17, 19, 30	1	Deptford Mall	0	Springing	0	Springing	0	Springing	169,677	1,020,997	Springing	0	0
6	Loan	7, 12, 19, 21, 24	1	1500 Post Oak Boulevard	0	Springing	0	Springing	0	Springing	0	0	Springing	0	0
7	Loan	2, 3, 7, 13, 16, 17, 27, 30	1	Admiral's Cove	77,337	19,334	0	Springing	0	5,104	0	0	0	0	0
8	Loan	2, 7, 19, 24, 25, 27, 30	1	Prospect Place Apartments	421,050	70,175	375,000	75,000	455,000	9,688	0	0	0	0	0
9	Loan	5, 6, 14, 16, 18, 30, 31	3	South Jersey Multifamily Portfolio	80,611	40,305	411,024	43,514	0	5,617	0	0	0	0	0
9.01	Property		1	Venice Park Apartments
9.02	Property		1	Hamilton Venice Apartments
9.03	Property		1	Venice Park Condominiums
10	Loan	1, 7, 12, 16, 25	1	Sunset View	0	50,960	24,095	Springing	0	1,867	0	0	0	0	0
11	Loan	7, 12, 13, 19, 23	1	Crossgates Mall	1,388,393	347,098	0	71,798	0	25,081	0	2,000,000	156,759	0	0
12	Loan	1, 7, 12	1	Northwoods Mall	350,577	70,115	0	Springing	0	9,119	0	2,500,000	44,199	0	0
13	Loan	1, 4, 7, 12, 13, 16, 19, 23, 27	1	Seneca One	303,378	133,147	0	Springing	388,758	Springing	388,758	3,000,000	0	0	0
14	Loan	19	1	118 Northeast 39th Street	0	Springing	0	Springing	0	Springing	0	0	Springing	0	0
15	Loan	6, 19	2	Fresh Edge Portfolio	0	Springing	0	Springing	0	Springing	0	0	Springing	0	0
15.01	Property		1	4501 East Massachusetts Avenue
15.02	Property		1	5930 West 82nd Street
16	Loan	7, 12, 16, 18, 19, 20, 21, 23, 31	1	The Towers at Cupertino City Center	273,252	273,252	0	Springing	171,433	5,962	214,632	2,000,000	59,615	3,000,000	0
17	Loan	1, 7, 12, 16, 25	1	The Landing	0	91,466	0	Springing	0	3,433	0	0	0	0	0
18	Loan	19, 27, 30	1	1584 Fulton Street	23,517	3,920	14,323	4,774	36,376	Springing	21,825	9,172	0	0	167,355
19	Loan		1	Prime at Wright	14,638	14,638	9,634	3,211	0	3,650	0	0	0	0	0
20	Loan	18	1	Wilshire Medical Arts Building	0	7,457	0	Springing	0	897	32,306	0	4,487	200,000	0
21	Loan	19, 23	1	5555 Rockwell Road	68,232	7,581	0	Springing	0	4,670	200,000	0	Springing	560,400	0
22	Loan	2, 6	2	Ostad Portfolio	44,857	7,476	25,213	3,129	0	221	7,950	0	583	0	0
22.01	Property		1	120 East 116th Street
22.02	Property		1	1772 Westchester Avenue
23	Loan	19	1	Hy-Vee Springfield	0	Springing	0	Springing	0	0	0	0	0	0	0
24	Loan	2, 7, 12, 13, 16, 19, 27	1	The Rockwell	249,741	27,749	7,214	7,214	0	950	50,000	0	0	0	0
25	Loan	23	1	McKinley Tower Apartments	126,667	12,667	41,625	13,875	0	2,500	0	0	0	0	45,227

A-22

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)	Other Reserve Description	Other Reserve Cap ($)
					19	20	18	18	19		20
1	Loan	1, 6, 7, 12, 16, 19, 23, 33	7	Cannon Industrial Portfolio	0	0	475,800	0	Springing	Broadview Reserve Fund	0
1.01	Property		1	9295 & 9315 Prototype Drive
1.02	Property		1	3700 S Kedzie Avenue
1.03	Property		1	401 East Elm Street
1.04	Property		1	1351 S. Wheeling Road
1.05	Property		1	4400 West 35th Place
1.06	Property		1	3200 South Kilbourn Avenue
1.07	Property		1	1900 S. 25th Avenue
2	Loan	2, 7, 13, 16, 17, 19, 27	1	FreshDirect HQ	0	0	6,869	0	$293,580; Springing	Ground Rent Funds (Monthly: $293,580), Material Tenant Funds (Monthly: Springing)	$25,575,760 (Material Tenant Funds)
3	Loan	2, 7, 12, 19, 24, 25, 30	1	Shore Front Parkway Apartments	0	0	178,910	0	Springing	Low DSCR Avoidance Reserve	0
4	Loan	1, 5, 6, 7, 12, 13, 17, 18, 19, 23, 27, 30, 33	90	Mountain Industrial Portfolio	0	0	0	3,530,579	Springing	Unfunded Obligations Reserve (Upfront: $3,530,579), Ground Lease Reserve (Monthly: Springing)	0
4.01	Property		1	3150 Highway 42
4.02	Property		1	1151 South Graham Road
4.03	Property		1	584 US Highway 130
4.04	Property		1	590 Northport Parkway
4.05	Property		1	8341 Industrial Parkway
4.06	Property		1	650 Braselton Parkway
4.07	Property		1	482 Chaney Avenue
4.08	Property		1	5000 North Ridge Trail
4.09	Property		1	5005 Samuell Blvd.
4.10	Property		1	635 Community Drive
4.11	Property		1	6538 & 6526 Judge Adams Road
4.12	Property		1	4350 Fortune Ave NW
4.13	Property		1	6735 Trippel Road
4.14	Property		1	1509 Leestown Road
4.15	Property		1	1601 Brown Road
4.16	Property		1	22525 West 167th Street
4.17	Property		1	1414 South Council Road
4.18	Property		1	4690 Global Avenue NW
4.19	Property		1	3466 Shippers Drive
4.20	Property		1	4555 West Highway 146
4.21	Property		1	9780 Mopar Drive
4.22	Property		1	3779 Lake Shore Road
4.23	Property		1	2000 South Walnut Street
4.24	Property		1	3774 Snyder Road
4.25	Property		1	8951 Mirabel Road
4.26	Property		1	8411 Florida Mining Boulevard
4.27	Property		1	900 Hutchinson Place
4.28	Property		1	5440 Haggerty Lane
4.29	Property		1	5703 Mitchell Avenue
4.30	Property		1	1103 Powderhouse Road SE
4.31	Property		1	3200 Rodeo Court
4.32	Property		1	14001 Jetport Loop
4.33	Property		1	505 Morgan Lakes Industrial Blvd.
4.34	Property		1	21200 Spring Plaza Drive
4.35	Property		1	3058 Lakemont Blvd
4.36	Property		1	2000 Luna Road
4.37	Property		1	101 North Campus Drive
4.38	Property		1	4651 Prosper Drive
4.39	Property		1	5025 Tuggle Road
4.40	Property		1	450 Northpointe Court
4.41	Property		1	1602 Vincent Drive
4.42	Property		1	8644 Polk Lane
4.43	Property		1	800 Lindale Industrial Parkway
4.44	Property		1	2465 Fontaine Street
4.45	Property		1	1430 South Wolf Road
4.46	Property		1	2552 South 98th Street
4.47	Property		1	1000 Knell Road
4.48	Property		1	747 Mill Park Drive
4.49	Property		1	502 West Independence Drive
4.50	Property		1	38401 Amrhein Road
4.51	Property		1	6101 SW 44th Street
4.52	Property		1	700 Hudson Road
4.53	Property		1	685 Alliance Parkway
4.54	Property		1	5101 West Waters Avenue
4.55	Property		1	1935 Blue Hills Drive
4.56	Property		1	16211 Air Center Boulevard
4.57	Property		1	8800 Studley Road
4.58	Property		1	6 Konzen Court
4.59	Property		1	5300 International Drive
4.60	Property		1	1289 Walden Avenue
4.61	Property		1	10551 N Congress Avenue
4.62	Property		1	3736 Tom Andrews Road
4.63	Property		1	2701 South 98th Street
4.64	Property		1	231 Theater Drive
4.65	Property		1	3404 Cragmont Drive

A-23

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)	Other Reserve Description	Other Reserve Cap ($)
					19	20	18	18	19		20
4.66	Property		1	4 Liebich Lane
4.67	Property		1	4040 Business Park Court
4.68	Property		1	1270 North Wilkening
4.69	Property		1	4472 Technology Drive
4.70	Property		1	28000 Five M Center Drive
4.71	Property		1	3383 Spirit Way
4.72	Property		1	9667 Inter-Ocean Drive
4.73	Property		1	2427 Henry Road NW
4.74	Property		1	1115 Regina Graeter Way
4.75	Property		1	831 Lone Star Drive
4.76	Property		1	4170 Columbia Road
4.77	Property		1	6023 Century Oaks Drive
4.78	Property		1	2300 Westmoreland Street
4.79	Property		1	246 Glasson Drive
4.80	Property		1	2759 North Garnett Road
4.81	Property		1	1122 Stony Ridge Road
4.82	Property		1	5313 Majestic Parkway
4.83	Property		1	2901 E Heartland Drive
4.84	Property		1	1900 Interstate Boulevard
4.85	Property		1	50 Hollow Tree Lane
4.86	Property		1	440 US Highway 49 South
4.87	Property		1	7569 Golf Course Boulevard
4.88	Property		1	4401 112th Street
4.89	Property		1	105 Business Park Drive
4.90	Property		1	7019 High Grove Boulevard
5	Loan	1, 7, 12, 13, 17, 19, 30	1	Deptford Mall	Springing	0	0	89,398	0	Gap Rent Reserve	0
6	Loan	7, 12, 19, 21, 24	1	1500 Post Oak Boulevard	0	0	0	0	0		0
7	Loan	2, 3, 7, 13, 16, 17, 27, 30	1	Admiral's Cove	0	0	0	0	0		0
8	Loan	2, 7, 19, 24, 25, 27, 30	1	Prospect Place Apartments	0	0	153,625	0	Springing	Low DSCR Avoidance Reserve	0
9	Loan	5, 6, 14, 16, 18, 30, 31	3	South Jersey Multifamily Portfolio	0	0	37,125	1,496,500	0	Performance Holdback Reserve (Upfront: $1,200,000), Fire Damage Repair Reserve (Upfront: $296,500)	0
9.01	Property		1	Venice Park Apartments
9.02	Property		1	Hamilton Venice Apartments
9.03	Property		1	Venice Park Condominiums
10	Loan	1, 7, 12, 16, 25	1	Sunset View	0	0	0	0	0		0
11	Loan	7, 12, 13, 19, 23	1	Crossgates Mall	0	0	0	5,069,679	Springing	TATILC Funds Reserve (Upfront: $3,625,903), Rent Concession Reserve (Upfront: $1,443,776), Debt Service Coverage Ratio Trigger Suspension Funds Reserve (Monthly: Springing)	0
12	Loan	1, 7, 12	1	Northwoods Mall	0	0	24,338	1,599,632	0	Outstanding TI/LC Reserve (Upfront: $1,569,700), Gap Rent Reserve (Upfront: $29,931.83)	0
13	Loan	1, 4, 7, 12, 13, 16, 19, 23, 27	1	Seneca One	0	0	0	406,321	0	Premium Financing Reserve	0
14	Loan	19	1	118 Northeast 39th Street	0	0	0	0	0		0
15	Loan	6, 19	2	Fresh Edge Portfolio	0	0	0	0	0		0
15.01	Property		1	4501 East Massachusetts Avenue
15.02	Property		1	5930 West 82nd Street
16	Loan	7, 12, 16, 18, 19, 20, 21, 23, 31	1	The Towers at Cupertino City Center	0	0	0	3,735,219	0	Rent Concession Reserve (Upfront: $665,801), Existing TI/LC Obligations Reserve (Upfront: $3,069,418)	0
17	Loan	1, 7, 12, 16, 25	1	The Landing	0	0	0	0	0		0
18	Loan	19, 27, 30	1	1584 Fulton Street	0	0	4,400	84,581	0	Concession Reserve (Upfront: $63,581), Other Income Reserve (Upfront: $21,000)	0
19	Loan		1	Prime at Wright	0	0	134,938	0	0		0
20	Loan	18	1	Wilshire Medical Arts Building	0	0	12,364	102,959	0	Free Rent Reserve	0
21	Loan	19, 23	1	5555 Rockwell Road	0	0	2,035	0	0		0
22	Loan	2, 6	2	Ostad Portfolio	0	0	29,162	0	0		0
22.01	Property		1	120 East 116th Street
22.02	Property		1	1772 Westchester Avenue
23	Loan	19	1	Hy-Vee Springfield	0	0	0	0	0		0
24	Loan	2, 7, 12, 13, 16, 19, 27	1	The Rockwell	0	0	0	0	4,422	IDA Social Equity Reserve	0
25	Loan	23	1	McKinley Tower Apartments	0	0	25,300	0	0		0

A-24

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)
							26	26
1	Loan	1, 6, 7, 12, 16, 19, 23, 33	7	Cannon Industrial Portfolio	NAP	NAP	Hard	In Place	Yes
1.01	Property		1	9295 & 9315 Prototype Drive
1.02	Property		1	3700 S Kedzie Avenue
1.03	Property		1	401 East Elm Street
1.04	Property		1	1351 S. Wheeling Road
1.05	Property		1	4400 West 35th Place
1.06	Property		1	3200 South Kilbourn Avenue
1.07	Property		1	1900 S. 25th Avenue
2	Loan	2, 7, 13, 16, 17, 19, 27	1	FreshDirect HQ	NAP	NAP	Hard	Springing	Yes
3	Loan	2, 7, 12, 19, 24, 25, 30	1	Shore Front Parkway Apartments	NAP	NAP	Springing	Springing	Yes
4	Loan	1, 5, 6, 7, 12, 13, 17, 18, 19, 23, 27, 30, 33	90	Mountain Industrial Portfolio	NAP	NAP	Hard	Springing	Yes
4.01	Property		1	3150 Highway 42
4.02	Property		1	1151 South Graham Road
4.03	Property		1	584 US Highway 130
4.04	Property		1	590 Northport Parkway
4.05	Property		1	8341 Industrial Parkway
4.06	Property		1	650 Braselton Parkway
4.07	Property		1	482 Chaney Avenue
4.08	Property		1	5000 North Ridge Trail
4.09	Property		1	5005 Samuell Blvd.
4.10	Property		1	635 Community Drive
4.11	Property		1	6538 & 6526 Judge Adams Road
4.12	Property		1	4350 Fortune Ave NW
4.13	Property		1	6735 Trippel Road
4.14	Property		1	1509 Leestown Road
4.15	Property		1	1601 Brown Road
4.16	Property		1	22525 West 167th Street
4.17	Property		1	1414 South Council Road
4.18	Property		1	4690 Global Avenue NW
4.19	Property		1	3466 Shippers Drive
4.20	Property		1	4555 West Highway 146
4.21	Property		1	9780 Mopar Drive
4.22	Property		1	3779 Lake Shore Road
4.23	Property		1	2000 South Walnut Street
4.24	Property		1	3774 Snyder Road
4.25	Property		1	8951 Mirabel Road
4.26	Property		1	8411 Florida Mining Boulevard
4.27	Property		1	900 Hutchinson Place
4.28	Property		1	5440 Haggerty Lane
4.29	Property		1	5703 Mitchell Avenue
4.30	Property		1	1103 Powderhouse Road SE
4.31	Property		1	3200 Rodeo Court
4.32	Property		1	14001 Jetport Loop
4.33	Property		1	505 Morgan Lakes Industrial Blvd.
4.34	Property		1	21200 Spring Plaza Drive
4.35	Property		1	3058 Lakemont Blvd
4.36	Property		1	2000 Luna Road
4.37	Property		1	101 North Campus Drive
4.38	Property		1	4651 Prosper Drive
4.39	Property		1	5025 Tuggle Road
4.40	Property		1	450 Northpointe Court
4.41	Property		1	1602 Vincent Drive
4.42	Property		1	8644 Polk Lane
4.43	Property		1	800 Lindale Industrial Parkway
4.44	Property		1	2465 Fontaine Street
4.45	Property		1	1430 South Wolf Road
4.46	Property		1	2552 South 98th Street
4.47	Property		1	1000 Knell Road
4.48	Property		1	747 Mill Park Drive
4.49	Property		1	502 West Independence Drive
4.50	Property		1	38401 Amrhein Road
4.51	Property		1	6101 SW 44th Street
4.52	Property		1	700 Hudson Road
4.53	Property		1	685 Alliance Parkway
4.54	Property		1	5101 West Waters Avenue
4.55	Property		1	1935 Blue Hills Drive
4.56	Property		1	16211 Air Center Boulevard
4.57	Property		1	8800 Studley Road
4.58	Property		1	6 Konzen Court
4.59	Property		1	5300 International Drive
4.60	Property		1	1289 Walden Avenue
4.61	Property		1	10551 N Congress Avenue
4.62	Property		1	3736 Tom Andrews Road
4.63	Property		1	2701 South 98th Street
4.64	Property		1	231 Theater Drive
4.65	Property		1	3404 Cragmont Drive

A-25

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)
							26	26
4.66	Property		1	4 Liebich Lane
4.67	Property		1	4040 Business Park Court
4.68	Property		1	1270 North Wilkening
4.69	Property		1	4472 Technology Drive
4.70	Property		1	28000 Five M Center Drive
4.71	Property		1	3383 Spirit Way
4.72	Property		1	9667 Inter-Ocean Drive
4.73	Property		1	2427 Henry Road NW
4.74	Property		1	1115 Regina Graeter Way
4.75	Property		1	831 Lone Star Drive
4.76	Property		1	4170 Columbia Road
4.77	Property		1	6023 Century Oaks Drive
4.78	Property		1	2300 Westmoreland Street
4.79	Property		1	246 Glasson Drive
4.80	Property		1	2759 North Garnett Road
4.81	Property		1	1122 Stony Ridge Road
4.82	Property		1	5313 Majestic Parkway
4.83	Property		1	2901 E Heartland Drive
4.84	Property		1	1900 Interstate Boulevard
4.85	Property		1	50 Hollow Tree Lane
4.86	Property		1	440 US Highway 49 South
4.87	Property		1	7569 Golf Course Boulevard
4.88	Property		1	4401 112th Street
4.89	Property		1	105 Business Park Drive
4.90	Property		1	7019 High Grove Boulevard
5	Loan	1, 7, 12, 13, 17, 19, 30	1	Deptford Mall	NAP	NAP	Hard	Springing	Yes
6	Loan	7, 12, 19, 21, 24	1	1500 Post Oak Boulevard	NAP	NAP	Hard	Springing	No
7	Loan	2, 3, 7, 13, 16, 17, 27, 30	1	Admiral's Cove	NAP	NAP	Soft (Residential); Hard (Commercial)	Springing	Yes
8	Loan	2, 7, 19, 24, 25, 27, 30	1	Prospect Place Apartments	NAP	NAP	Springing	Springing	Yes
9	Loan	5, 6, 14, 16, 18, 30, 31	3	South Jersey Multifamily Portfolio	1,200,000	$1,200,000 deposited into the Performance Holdback Reserve to be distributed to borrower upon certain conditions in the loan agreement	Springing	Springing	Yes
9.01	Property		1	Venice Park Apartments
9.02	Property		1	Hamilton Venice Apartments
9.03	Property		1	Venice Park Condominiums
10	Loan	1, 7, 12, 16, 25	1	Sunset View	NAP	NAP	Springing	Springing	Yes
11	Loan	7, 12, 13, 19, 23	1	Crossgates Mall	NAP	NAP	Hard	In Place	Yes
12	Loan	1, 7, 12	1	Northwoods Mall	NAP	NAP	Hard	Springing	Yes
13	Loan	1, 4, 7, 12, 13, 16, 19, 23, 27	1	Seneca One	NAP	NAP	Soft (Residential); Hard (Commercial)	In Place	Yes
14	Loan	19	1	118 Northeast 39th Street	NAP	NAP	Hard	Springing	Yes
15	Loan	6, 19	2	Fresh Edge Portfolio	NAP	NAP	Hard	Springing	Yes
15.01	Property		1	4501 East Massachusetts Avenue
15.02	Property		1	5930 West 82nd Street
16	Loan	7, 12, 16, 18, 19, 20, 21, 23, 31	1	The Towers at Cupertino City Center	NAP	NAP	Hard	Springing	Yes
17	Loan	1, 7, 12, 16, 25	1	The Landing	NAP	NAP	Springing	Springing	Yes
18	Loan	19, 27, 30	1	1584 Fulton Street	NAP	NAP	Springing	Springing	Yes
19	Loan		1	Prime at Wright	NAP	NAP	Springing	Springing	Yes
20	Loan	18	1	Wilshire Medical Arts Building	NAP	NAP	Springing	Springing	Yes
21	Loan	19, 23	1	5555 Rockwell Road	NAP	NAP	Soft	Springing	Yes
22	Loan	2, 6	2	Ostad Portfolio	NAP	NAP	Hard	Springing	Yes
22.01	Property		1	120 East 116th Street
22.02	Property		1	1772 Westchester Avenue
23	Loan	19	1	Hy-Vee Springfield	NAP	NAP	Hard	In Place	No
24	Loan	2, 7, 12, 13, 16, 19, 27	1	The Rockwell	NAP	NAP	Soft (Residential); Hard (Commercial)	In Place	Yes
25	Loan	23	1	McKinley Tower Apartments	NAP	NAP	Springing	Springing	Yes

A-26

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate
										9	9
1	Loan	1, 6, 7, 12, 16, 19, 23, 33	7	Cannon Industrial Portfolio	Yes	Yes	Yes	62,600,000	114,900,000	606,021.03	936,194.37	NAP	NAP
1.01	Property		1	9295 & 9315 Prototype Drive
1.02	Property		1	3700 S Kedzie Avenue
1.03	Property		1	401 East Elm Street
1.04	Property		1	1351 S. Wheeling Road
1.05	Property		1	4400 West 35th Place
1.06	Property		1	3200 South Kilbourn Avenue
1.07	Property		1	1900 S. 25th Avenue
2	Loan	2, 7, 13, 16, 17, 19, 27	1	FreshDirect HQ	Yes	Yes	Yes	62,600,000	37,400,000	222,049.95	593,716.44	NAP	NAP
3	Loan	2, 7, 12, 19, 24, 25, 30	1	Shore Front Parkway Apartments	No	Yes	Yes	51,000,000	43,500,000	241,102.78	523,775.00	NAP	NAP
4	Loan	1, 5, 6, 7, 12, 13, 17, 18, 19, 23, 27, 30, 33	90	Mountain Industrial Portfolio	No	Yes	No	45,750,000	1,123,650,000	4,838,770.22	5,035,783.29	450,600,000	7.291555666%
4.01	Property		1	3150 Highway 42
4.02	Property		1	1151 South Graham Road
4.03	Property		1	584 US Highway 130
4.04	Property		1	590 Northport Parkway
4.05	Property		1	8341 Industrial Parkway
4.06	Property		1	650 Braselton Parkway
4.07	Property		1	482 Chaney Avenue
4.08	Property		1	5000 North Ridge Trail
4.09	Property		1	5005 Samuell Blvd.
4.10	Property		1	635 Community Drive
4.11	Property		1	6538 & 6526 Judge Adams Road
4.12	Property		1	4350 Fortune Ave NW
4.13	Property		1	6735 Trippel Road
4.14	Property		1	1509 Leestown Road
4.15	Property		1	1601 Brown Road
4.16	Property		1	22525 West 167th Street
4.17	Property		1	1414 South Council Road
4.18	Property		1	4690 Global Avenue NW
4.19	Property		1	3466 Shippers Drive
4.20	Property		1	4555 West Highway 146
4.21	Property		1	9780 Mopar Drive
4.22	Property		1	3779 Lake Shore Road
4.23	Property		1	2000 South Walnut Street
4.24	Property		1	3774 Snyder Road
4.25	Property		1	8951 Mirabel Road
4.26	Property		1	8411 Florida Mining Boulevard
4.27	Property		1	900 Hutchinson Place
4.28	Property		1	5440 Haggerty Lane
4.29	Property		1	5703 Mitchell Avenue
4.30	Property		1	1103 Powderhouse Road SE
4.31	Property		1	3200 Rodeo Court
4.32	Property		1	14001 Jetport Loop
4.33	Property		1	505 Morgan Lakes Industrial Blvd.
4.34	Property		1	21200 Spring Plaza Drive
4.35	Property		1	3058 Lakemont Blvd
4.36	Property		1	2000 Luna Road
4.37	Property		1	101 North Campus Drive
4.38	Property		1	4651 Prosper Drive
4.39	Property		1	5025 Tuggle Road
4.40	Property		1	450 Northpointe Court
4.41	Property		1	1602 Vincent Drive
4.42	Property		1	8644 Polk Lane
4.43	Property		1	800 Lindale Industrial Parkway
4.44	Property		1	2465 Fontaine Street
4.45	Property		1	1430 South Wolf Road
4.46	Property		1	2552 South 98th Street
4.47	Property		1	1000 Knell Road
4.48	Property		1	747 Mill Park Drive
4.49	Property		1	502 West Independence Drive
4.50	Property		1	38401 Amrhein Road
4.51	Property		1	6101 SW 44th Street
4.52	Property		1	700 Hudson Road
4.53	Property		1	685 Alliance Parkway
4.54	Property		1	5101 West Waters Avenue
4.55	Property		1	1935 Blue Hills Drive
4.56	Property		1	16211 Air Center Boulevard
4.57	Property		1	8800 Studley Road
4.58	Property		1	6 Konzen Court
4.59	Property		1	5300 International Drive
4.60	Property		1	1289 Walden Avenue
4.61	Property		1	10551 N Congress Avenue
4.62	Property		1	3736 Tom Andrews Road
4.63	Property		1	2701 South 98th Street
4.64	Property		1	231 Theater Drive
4.65	Property		1	3404 Cragmont Drive

A-27

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate
										9	9
4.66	Property		1	4 Liebich Lane
4.67	Property		1	4040 Business Park Court
4.68	Property		1	1270 North Wilkening
4.69	Property		1	4472 Technology Drive
4.70	Property		1	28000 Five M Center Drive
4.71	Property		1	3383 Spirit Way
4.72	Property		1	9667 Inter-Ocean Drive
4.73	Property		1	2427 Henry Road NW
4.74	Property		1	1115 Regina Graeter Way
4.75	Property		1	831 Lone Star Drive
4.76	Property		1	4170 Columbia Road
4.77	Property		1	6023 Century Oaks Drive
4.78	Property		1	2300 Westmoreland Street
4.79	Property		1	246 Glasson Drive
4.80	Property		1	2759 North Garnett Road
4.81	Property		1	1122 Stony Ridge Road
4.82	Property		1	5313 Majestic Parkway
4.83	Property		1	2901 E Heartland Drive
4.84	Property		1	1900 Interstate Boulevard
4.85	Property		1	50 Hollow Tree Lane
4.86	Property		1	440 US Highway 49 South
4.87	Property		1	7569 Golf Course Boulevard
4.88	Property		1	4401 112th Street
4.89	Property		1	105 Business Park Drive
4.90	Property		1	7019 High Grove Boulevard
5	Loan	1, 7, 12, 13, 17, 19, 30	1	Deptford Mall	No	Yes	Yes	43,500,000	71,500,000	419,855.62	675,292.25	NAP	NAP
6	Loan	7, 12, 19, 21, 24	1	1500 Post Oak Boulevard	Yes	Yes	No	35,000,000	105,000,000	598,561.98	798,082.64	NAP	NAP
7	Loan	2, 3, 7, 13, 16, 17, 27, 30	1	Admiral's Cove	Yes	Yes	No	30,650,000	53,350,000	317,784.47	500,354.17	NAP	NAP
8	Loan	2, 7, 19, 24, 25, 27, 30	1	Prospect Place Apartments	No	Yes	No	29,650,000	53,350,000	288,034.43	448,113.54	NAP	NAP
9	Loan	5, 6, 14, 16, 18, 30, 31	3	South Jersey Multifamily Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.01	Property		1	Venice Park Apartments
9.02	Property		1	Hamilton Venice Apartments
9.03	Property		1	Venice Park Condominiums
10	Loan	1, 7, 12, 16, 25	1	Sunset View	No	Yes	Yes	25,000,000	12,185,000	62,440.36	190,549.45	NAP	NAP
11	Loan	7, 12, 13, 19, 23	1	Crossgates Mall	No	Yes	No	25,000,000	80,000,000	574,537.04	754,079.86	68,000,000	14.00000%
12	Loan	1, 7, 12	1	Northwoods Mall	No	Yes	Yes	24,962,447	17,972,962	152,537.23	364,394.49	NAP	NAP
13	Loan	1, 4, 7, 12, 13, 16, 19, 23, 27	1	Seneca One	Yes	Yes	No	20,000,000	51,000,000	307,233.68	427,717.48	13,416,645	7.13000%
14	Loan	19	1	118 Northeast 39th Street	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	6, 19	2	Fresh Edge Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.01	Property		1	4501 East Massachusetts Avenue
15.02	Property		1	5930 West 82nd Street
16	Loan	7, 12, 16, 18, 19, 20, 21, 23, 31	1	The Towers at Cupertino City Center	Yes	Yes	No	15,000,000	130,000,000	707,576.16	789,219.56	NAP	NAP
17	Loan	1, 7, 12, 16, 25	1	The Landing	No	Yes	No	15,000,000	61,480,000	315,045.86	391,911.31	NAP	NAP
18	Loan	19, 27, 30	1	1584 Fulton Street	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan		1	Prime at Wright	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	18	1	Wilshire Medical Arts Building	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	19, 23	1	5555 Rockwell Road	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	2, 6	2	Ostad Portfolio	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.01	Property		1	120 East 116th Street
22.02	Property		1	1772 Westchester Avenue
23	Loan	19	1	Hy-Vee Springfield	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	2, 7, 12, 13, 16, 19, 27	1	The Rockwell	Yes	Yes	No	7,250,000	54,000,000	265,765.62	301,447.12	NAP	NAP
25	Loan	23	1	McKinley Tower Apartments	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-28

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)
						9		13					9		13
1	Loan	1, 6, 7, 12, 16, 19, 23, 33	7	Cannon Industrial Portfolio	177,500,000	936,194.37	68.0%	1.65	11.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.01	Property		1	9295 & 9315 Prototype Drive
1.02	Property		1	3700 S Kedzie Avenue
1.03	Property		1	401 East Elm Street
1.04	Property		1	1351 S. Wheeling Road
1.05	Property		1	4400 West 35th Place
1.06	Property		1	3200 South Kilbourn Avenue
1.07	Property		1	1900 S. 25th Avenue
2	Loan	2, 7, 13, 16, 17, 19, 27	1	FreshDirect HQ	100,000,000	593,716.44	41.7%	2.88	21.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	2, 7, 12, 19, 24, 25, 30	1	Shore Front Parkway Apartments	94,500,000	523,775.00	67.3%	1.36	9.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	1, 5, 6, 7, 12, 13, 17, 18, 19, 23, 27, 30, 33	90	Mountain Industrial Portfolio	1,620,000,000	7,811,789.93	68.9%	1.25	7.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.01	Property		1	3150 Highway 42
4.02	Property		1	1151 South Graham Road
4.03	Property		1	584 US Highway 130
4.04	Property		1	590 Northport Parkway
4.05	Property		1	8341 Industrial Parkway
4.06	Property		1	650 Braselton Parkway
4.07	Property		1	482 Chaney Avenue
4.08	Property		1	5000 North Ridge Trail
4.09	Property		1	5005 Samuell Blvd.
4.10	Property		1	635 Community Drive
4.11	Property		1	6538 & 6526 Judge Adams Road
4.12	Property		1	4350 Fortune Ave NW
4.13	Property		1	6735 Trippel Road
4.14	Property		1	1509 Leestown Road
4.15	Property		1	1601 Brown Road
4.16	Property		1	22525 West 167th Street
4.17	Property		1	1414 South Council Road
4.18	Property		1	4690 Global Avenue NW
4.19	Property		1	3466 Shippers Drive
4.20	Property		1	4555 West Highway 146
4.21	Property		1	9780 Mopar Drive
4.22	Property		1	3779 Lake Shore Road
4.23	Property		1	2000 South Walnut Street
4.24	Property		1	3774 Snyder Road
4.25	Property		1	8951 Mirabel Road
4.26	Property		1	8411 Florida Mining Boulevard
4.27	Property		1	900 Hutchinson Place
4.28	Property		1	5440 Haggerty Lane
4.29	Property		1	5703 Mitchell Avenue
4.30	Property		1	1103 Powderhouse Road SE
4.31	Property		1	3200 Rodeo Court
4.32	Property		1	14001 Jetport Loop
4.33	Property		1	505 Morgan Lakes Industrial Blvd.
4.34	Property		1	21200 Spring Plaza Drive
4.35	Property		1	3058 Lakemont Blvd
4.36	Property		1	2000 Luna Road
4.37	Property		1	101 North Campus Drive
4.38	Property		1	4651 Prosper Drive
4.39	Property		1	5025 Tuggle Road
4.40	Property		1	450 Northpointe Court
4.41	Property		1	1602 Vincent Drive
4.42	Property		1	8644 Polk Lane
4.43	Property		1	800 Lindale Industrial Parkway
4.44	Property		1	2465 Fontaine Street
4.45	Property		1	1430 South Wolf Road
4.46	Property		1	2552 South 98th Street
4.47	Property		1	1000 Knell Road
4.48	Property		1	747 Mill Park Drive
4.49	Property		1	502 West Independence Drive
4.50	Property		1	38401 Amrhein Road
4.51	Property		1	6101 SW 44th Street
4.52	Property		1	700 Hudson Road
4.53	Property		1	685 Alliance Parkway
4.54	Property		1	5101 West Waters Avenue
4.55	Property		1	1935 Blue Hills Drive
4.56	Property		1	16211 Air Center Boulevard
4.57	Property		1	8800 Studley Road
4.58	Property		1	6 Konzen Court
4.59	Property		1	5300 International Drive
4.60	Property		1	1289 Walden Avenue
4.61	Property		1	10551 N Congress Avenue
4.62	Property		1	3736 Tom Andrews Road
4.63	Property		1	2701 South 98th Street
4.64	Property		1	231 Theater Drive
4.65	Property		1	3404 Cragmont Drive

A-29

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)
						9		13					9		13
4.66	Property		1	4 Liebich Lane
4.67	Property		1	4040 Business Park Court
4.68	Property		1	1270 North Wilkening
4.69	Property		1	4472 Technology Drive
4.70	Property		1	28000 Five M Center Drive
4.71	Property		1	3383 Spirit Way
4.72	Property		1	9667 Inter-Ocean Drive
4.73	Property		1	2427 Henry Road NW
4.74	Property		1	1115 Regina Graeter Way
4.75	Property		1	831 Lone Star Drive
4.76	Property		1	4170 Columbia Road
4.77	Property		1	6023 Century Oaks Drive
4.78	Property		1	2300 Westmoreland Street
4.79	Property		1	246 Glasson Drive
4.80	Property		1	2759 North Garnett Road
4.81	Property		1	1122 Stony Ridge Road
4.82	Property		1	5313 Majestic Parkway
4.83	Property		1	2901 E Heartland Drive
4.84	Property		1	1900 Interstate Boulevard
4.85	Property		1	50 Hollow Tree Lane
4.86	Property		1	440 US Highway 49 South
4.87	Property		1	7569 Golf Course Boulevard
4.88	Property		1	4401 112th Street
4.89	Property		1	105 Business Park Drive
4.90	Property		1	7019 High Grove Boulevard
5	Loan	1, 7, 12, 13, 17, 19, 30	1	Deptford Mall	115,000,000	675,292.25	61.5%	1.95	14.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	7, 12, 19, 21, 24	1	1500 Post Oak Boulevard	140,000,000	798,082.64	50.8%	2.40	17.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	2, 3, 7, 13, 16, 17, 27, 30	1	Admiral's Cove	84,000,000	500,354.17	64.4%	1.20	8.7%	7,000,000	12.50000%	91,000,000	574,283.57	69.8%	1.05	8.0%
8	Loan	2, 7, 19, 24, 25, 27, 30	1	Prospect Place Apartments	83,000,000	448,113.54	66.1%	1.42	9.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	5, 6, 14, 16, 18, 30, 31	3	South Jersey Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.01	Property		1	Venice Park Apartments
9.02	Property		1	Hamilton Venice Apartments
9.03	Property		1	Venice Park Condominiums
10	Loan	1, 7, 12, 16, 25	1	Sunset View	37,185,000	190,549.45	68.2%	1.36	8.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	7, 12, 13, 19, 23	1	Crossgates Mall	173,000,000	1,558,431.71	60.7%	1.30	15.3%	20,000,000	20.00000%	193,000,000	1,896,394.67	67.7%	1.07	13.7%
12	Loan	1, 7, 12	1	Northwoods Mall	42,935,409	364,394.49	47.4%	1.82	20.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	1, 4, 7, 12, 13, 16, 19, 23, 27	1	Seneca One	84,416,645	709,539.80	50.2%	1.35	13.6%	34,888,804	9.50000%	119,305,450	878,098.83	71.0%	1.09	9.6%
14	Loan	19	1	118 Northeast 39th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	6, 19	2	Fresh Edge Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.01	Property		1	4501 East Massachusetts Avenue
15.02	Property		1	5930 West 82nd Street
16	Loan	7, 12, 16, 18, 19, 20, 21, 23, 31	1	The Towers at Cupertino City Center	145,000,000	789,219.56	63.6%	1.69	11.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	1, 7, 12, 16, 25	1	The Landing	76,480,000	391,911.31	72.9%	1.35	8.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	19, 27, 30	1	1584 Fulton Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan		1	Prime at Wright	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	18	1	Wilshire Medical Arts Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	19, 23	1	5555 Rockwell Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	2, 6	2	Ostad Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.01	Property		1	120 East 116th Street
22.02	Property		1	1772 Westchester Avenue
23	Loan	19	1	Hy-Vee Springfield	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	2, 7, 12, 13, 16, 19, 27	1	The Rockwell	61,250,000	301,447.12	70.6%	1.40	8.3%	10,743,584	9.00000%	71,993,584	385,459.72	83.0%	1.10	7.1%
25	Loan	23	1	McKinley Tower Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-30

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type	Sponsor
					13	13
1	Loan	1, 6, 7, 12, 16, 19, 23, 33	7	Cannon Industrial Portfolio	No	NAP	Kamyar Mateen and Tyler Mateen
1.01	Property		1	9295 & 9315 Prototype Drive
1.02	Property		1	3700 S Kedzie Avenue
1.03	Property		1	401 East Elm Street
1.04	Property		1	1351 S. Wheeling Road
1.05	Property		1	4400 West 35th Place
1.06	Property		1	3200 South Kilbourn Avenue
1.07	Property		1	1900 S. 25th Avenue
2	Loan	2, 7, 13, 16, 17, 19, 27	1	FreshDirect HQ	Yes	Future Mezzanine Loan	Sprinter Holding, LLC
3	Loan	2, 7, 12, 19, 24, 25, 30	1	Shore Front Parkway Apartments	No	NAP	Efstathios Valiotis
4	Loan	1, 5, 6, 7, 12, 13, 17, 18, 19, 23, 27, 30, 33	90	Mountain Industrial Portfolio	No	NAP	Industrial Logistics Properties Trust
4.01	Property		1	3150 Highway 42
4.02	Property		1	1151 South Graham Road
4.03	Property		1	584 US Highway 130
4.04	Property		1	590 Northport Parkway
4.05	Property		1	8341 Industrial Parkway
4.06	Property		1	650 Braselton Parkway
4.07	Property		1	482 Chaney Avenue
4.08	Property		1	5000 North Ridge Trail
4.09	Property		1	5005 Samuell Blvd.
4.10	Property		1	635 Community Drive
4.11	Property		1	6538 & 6526 Judge Adams Road
4.12	Property		1	4350 Fortune Ave NW
4.13	Property		1	6735 Trippel Road
4.14	Property		1	1509 Leestown Road
4.15	Property		1	1601 Brown Road
4.16	Property		1	22525 West 167th Street
4.17	Property		1	1414 South Council Road
4.18	Property		1	4690 Global Avenue NW
4.19	Property		1	3466 Shippers Drive
4.20	Property		1	4555 West Highway 146
4.21	Property		1	9780 Mopar Drive
4.22	Property		1	3779 Lake Shore Road
4.23	Property		1	2000 South Walnut Street
4.24	Property		1	3774 Snyder Road
4.25	Property		1	8951 Mirabel Road
4.26	Property		1	8411 Florida Mining Boulevard
4.27	Property		1	900 Hutchinson Place
4.28	Property		1	5440 Haggerty Lane
4.29	Property		1	5703 Mitchell Avenue
4.30	Property		1	1103 Powderhouse Road SE
4.31	Property		1	3200 Rodeo Court
4.32	Property		1	14001 Jetport Loop
4.33	Property		1	505 Morgan Lakes Industrial Blvd.
4.34	Property		1	21200 Spring Plaza Drive
4.35	Property		1	3058 Lakemont Blvd
4.36	Property		1	2000 Luna Road
4.37	Property		1	101 North Campus Drive
4.38	Property		1	4651 Prosper Drive
4.39	Property		1	5025 Tuggle Road
4.40	Property		1	450 Northpointe Court
4.41	Property		1	1602 Vincent Drive
4.42	Property		1	8644 Polk Lane
4.43	Property		1	800 Lindale Industrial Parkway
4.44	Property		1	2465 Fontaine Street
4.45	Property		1	1430 South Wolf Road
4.46	Property		1	2552 South 98th Street
4.47	Property		1	1000 Knell Road
4.48	Property		1	747 Mill Park Drive
4.49	Property		1	502 West Independence Drive
4.50	Property		1	38401 Amrhein Road
4.51	Property		1	6101 SW 44th Street
4.52	Property		1	700 Hudson Road
4.53	Property		1	685 Alliance Parkway
4.54	Property		1	5101 West Waters Avenue
4.55	Property		1	1935 Blue Hills Drive
4.56	Property		1	16211 Air Center Boulevard
4.57	Property		1	8800 Studley Road
4.58	Property		1	6 Konzen Court
4.59	Property		1	5300 International Drive
4.60	Property		1	1289 Walden Avenue
4.61	Property		1	10551 N Congress Avenue
4.62	Property		1	3736 Tom Andrews Road
4.63	Property		1	2701 South 98th Street
4.64	Property		1	231 Theater Drive
4.65	Property		1	3404 Cragmont Drive

A-31

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type	Sponsor
					13	13
4.66	Property		1	4 Liebich Lane
4.67	Property		1	4040 Business Park Court
4.68	Property		1	1270 North Wilkening
4.69	Property		1	4472 Technology Drive
4.70	Property		1	28000 Five M Center Drive
4.71	Property		1	3383 Spirit Way
4.72	Property		1	9667 Inter-Ocean Drive
4.73	Property		1	2427 Henry Road NW
4.74	Property		1	1115 Regina Graeter Way
4.75	Property		1	831 Lone Star Drive
4.76	Property		1	4170 Columbia Road
4.77	Property		1	6023 Century Oaks Drive
4.78	Property		1	2300 Westmoreland Street
4.79	Property		1	246 Glasson Drive
4.80	Property		1	2759 North Garnett Road
4.81	Property		1	1122 Stony Ridge Road
4.82	Property		1	5313 Majestic Parkway
4.83	Property		1	2901 E Heartland Drive
4.84	Property		1	1900 Interstate Boulevard
4.85	Property		1	50 Hollow Tree Lane
4.86	Property		1	440 US Highway 49 South
4.87	Property		1	7569 Golf Course Boulevard
4.88	Property		1	4401 112th Street
4.89	Property		1	105 Business Park Drive
4.90	Property		1	7019 High Grove Boulevard
5	Loan	1, 7, 12, 13, 17, 19, 30	1	Deptford Mall	No	NAP	Macerich HHF Centers LLC
6	Loan	7, 12, 19, 21, 24	1	1500 Post Oak Boulevard	No	NAP	Nuveen Real Estate and PIMCO Prime Real Estate
7	Loan	2, 3, 7, 13, 16, 17, 27, 30	1	Admiral's Cove	No	NAP	Martin Ginsburg and The Martin Ginsburg 1997 Trust Agreement #1, Dated January 1, 1997
8	Loan	2, 7, 19, 24, 25, 27, 30	1	Prospect Place Apartments	No	NAP	Efstathios Valiotis
9	Loan	5, 6, 14, 16, 18, 30, 31	3	South Jersey Multifamily Portfolio	No	NAP	Abraham Rosenberg and Solomon Freitag
9.01	Property		1	Venice Park Apartments
9.02	Property		1	Hamilton Venice Apartments
9.03	Property		1	Venice Park Condominiums
10	Loan	1, 7, 12, 16, 25	1	Sunset View	No	NAP	Harshad Dharod
11	Loan	7, 12, 13, 19, 23	1	Crossgates Mall	No	NAP	Madeira Associates, Bruce A. Kenan, Andrew M. Von Deak, Joseph Stockwell, Gary L. Dower, Bruce A. Kenan Living Trust, Leonard Leveen Revocable Trust, 2018 Tuozzolo CPT Trust, The Robert J. Congel Amended and
							Restated Declaration of Trust, As Amended and Donald W. Hollings, Jr. 2003 Revocable Trust - Trust B
12	Loan	1, 7, 12	1	Northwoods Mall	No	NAP	CBL & Associates Limited Partnership
13	Loan	1, 4, 7, 12, 13, 16, 19, 23, 27	1	Seneca One	No	NAP	Douglas Development Corporation
14	Loan	19	1	118 Northeast 39th Street	No	NAP	Joseph Sitt
15	Loan	6, 19	2	Fresh Edge Portfolio	No	NAP	Dax T.S. Mitchell, Andrew Gi and Neil Wahlgren
15.01	Property		1	4501 East Massachusetts Avenue
15.02	Property		1	5930 West 82nd Street
16	Loan	7, 12, 16, 18, 19, 20, 21, 23, 31	1	The Towers at Cupertino City Center	No	NAP	Prometheus Real Estate Group, Inc.
17	Loan	1, 7, 12, 16, 25	1	The Landing	No	NAP	Harshad Dharod
18	Loan	19, 27, 30	1	1584 Fulton Street	No	NAP	Solomon Tyrnauer and Leah Tyrnauer
19	Loan		1	Prime at Wright	No	NAP	Frederick Bruce Harlamert, Henry Harlamert and Laurie Juergens
20	Loan	18	1	Wilshire Medical Arts Building	No	NAP	David Taban and Joseph Daneshgar
21	Loan	19, 23	1	5555 Rockwell Road	No	NAP	Genesis RE Acquisitions LLC
22	Loan	2, 6	2	Ostad Portfolio	No	NAP	Michael Ostad and Edward Ostad
22.01	Property		1	120 East 116th Street
22.02	Property		1	1772 Westchester Avenue
23	Loan	19	1	Hy-Vee Springfield	No	NAP	Ladder Capital CRE Equity LLC
24	Loan	2, 7, 12, 13, 16, 19, 27	1	The Rockwell	No	NAP	YoungCraft East Development LLC
25	Loan	23	1	McKinley Tower Apartments	No	NAP	Elliott B. Marlow, Gregory D. Marlow, Abigail R. Schutz and Elizabeth A. Sheffrey

A-32

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)
					24		33
1	Loan	1, 6, 7, 12, 16, 19, 23, 33	7	Cannon Industrial Portfolio	Kamyar Mateen and Tyler Mateen	No	Yes
1.01	Property		1	9295 & 9315 Prototype Drive
1.02	Property		1	3700 S Kedzie Avenue
1.03	Property		1	401 East Elm Street
1.04	Property		1	1351 S. Wheeling Road
1.05	Property		1	4400 West 35th Place
1.06	Property		1	3200 South Kilbourn Avenue
1.07	Property		1	1900 S. 25th Avenue
2	Loan	2, 7, 13, 16, 17, 19, 27	1	FreshDirect HQ	Sprinter Holding, LLC	No	No
3	Loan	2, 7, 12, 19, 24, 25, 30	1	Shore Front Parkway Apartments	Efstathios Valiotis and Stamatiki Valiotis	No	No
4	Loan	1, 5, 6, 7, 12, 13, 17, 18, 19, 23, 27, 30, 33	90	Mountain Industrial Portfolio	Industrial Logistics Properties Trust	No	No
4.01	Property		1	3150 Highway 42
4.02	Property		1	1151 South Graham Road
4.03	Property		1	584 US Highway 130
4.04	Property		1	590 Northport Parkway
4.05	Property		1	8341 Industrial Parkway
4.06	Property		1	650 Braselton Parkway
4.07	Property		1	482 Chaney Avenue
4.08	Property		1	5000 North Ridge Trail
4.09	Property		1	5005 Samuell Blvd.
4.10	Property		1	635 Community Drive
4.11	Property		1	6538 & 6526 Judge Adams Road
4.12	Property		1	4350 Fortune Ave NW
4.13	Property		1	6735 Trippel Road
4.14	Property		1	1509 Leestown Road
4.15	Property		1	1601 Brown Road
4.16	Property		1	22525 West 167th Street
4.17	Property		1	1414 South Council Road
4.18	Property		1	4690 Global Avenue NW
4.19	Property		1	3466 Shippers Drive
4.20	Property		1	4555 West Highway 146
4.21	Property		1	9780 Mopar Drive
4.22	Property		1	3779 Lake Shore Road
4.23	Property		1	2000 South Walnut Street
4.24	Property		1	3774 Snyder Road
4.25	Property		1	8951 Mirabel Road
4.26	Property		1	8411 Florida Mining Boulevard
4.27	Property		1	900 Hutchinson Place
4.28	Property		1	5440 Haggerty Lane
4.29	Property		1	5703 Mitchell Avenue
4.30	Property		1	1103 Powderhouse Road SE
4.31	Property		1	3200 Rodeo Court
4.32	Property		1	14001 Jetport Loop
4.33	Property		1	505 Morgan Lakes Industrial Blvd.
4.34	Property		1	21200 Spring Plaza Drive
4.35	Property		1	3058 Lakemont Blvd
4.36	Property		1	2000 Luna Road
4.37	Property		1	101 North Campus Drive
4.38	Property		1	4651 Prosper Drive
4.39	Property		1	5025 Tuggle Road
4.40	Property		1	450 Northpointe Court
4.41	Property		1	1602 Vincent Drive
4.42	Property		1	8644 Polk Lane
4.43	Property		1	800 Lindale Industrial Parkway
4.44	Property		1	2465 Fontaine Street
4.45	Property		1	1430 South Wolf Road
4.46	Property		1	2552 South 98th Street
4.47	Property		1	1000 Knell Road
4.48	Property		1	747 Mill Park Drive
4.49	Property		1	502 West Independence Drive
4.50	Property		1	38401 Amrhein Road
4.51	Property		1	6101 SW 44th Street
4.52	Property		1	700 Hudson Road
4.53	Property		1	685 Alliance Parkway
4.54	Property		1	5101 West Waters Avenue
4.55	Property		1	1935 Blue Hills Drive
4.56	Property		1	16211 Air Center Boulevard
4.57	Property		1	8800 Studley Road
4.58	Property		1	6 Konzen Court
4.59	Property		1	5300 International Drive
4.60	Property		1	1289 Walden Avenue
4.61	Property		1	10551 N Congress Avenue
4.62	Property		1	3736 Tom Andrews Road
4.63	Property		1	2701 South 98th Street
4.64	Property		1	231 Theater Drive
4.65	Property		1	3404 Cragmont Drive

A-33

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)
					24		33
4.66	Property		1	4 Liebich Lane
4.67	Property		1	4040 Business Park Court
4.68	Property		1	1270 North Wilkening
4.69	Property		1	4472 Technology Drive
4.70	Property		1	28000 Five M Center Drive
4.71	Property		1	3383 Spirit Way
4.72	Property		1	9667 Inter-Ocean Drive
4.73	Property		1	2427 Henry Road NW
4.74	Property		1	1115 Regina Graeter Way
4.75	Property		1	831 Lone Star Drive
4.76	Property		1	4170 Columbia Road
4.77	Property		1	6023 Century Oaks Drive
4.78	Property		1	2300 Westmoreland Street
4.79	Property		1	246 Glasson Drive
4.80	Property		1	2759 North Garnett Road
4.81	Property		1	1122 Stony Ridge Road
4.82	Property		1	5313 Majestic Parkway
4.83	Property		1	2901 E Heartland Drive
4.84	Property		1	1900 Interstate Boulevard
4.85	Property		1	50 Hollow Tree Lane
4.86	Property		1	440 US Highway 49 South
4.87	Property		1	7569 Golf Course Boulevard
4.88	Property		1	4401 112th Street
4.89	Property		1	105 Business Park Drive
4.90	Property		1	7019 High Grove Boulevard
5	Loan	1, 7, 12, 13, 17, 19, 30	1	Deptford Mall	Macerich HHF Centers LLC	No	Yes
6	Loan	7, 12, 19, 21, 24	1	1500 Post Oak Boulevard	NAP	No	No
7	Loan	2, 3, 7, 13, 16, 17, 27, 30	1	Admiral's Cove	Martin Ginsburg and The Martin Ginsburg 1997 Trust Agreement #1, Dated January 1, 1997	No	No
8	Loan	2, 7, 19, 24, 25, 27, 30	1	Prospect Place Apartments	Efstathios Valiotis and Stamatiki Valiotis	No	No
9	Loan	5, 6, 14, 16, 18, 30, 31	3	South Jersey Multifamily Portfolio	Abraham Rosenberg and Solomon Freitag	No	No
9.01	Property		1	Venice Park Apartments
9.02	Property		1	Hamilton Venice Apartments
9.03	Property		1	Venice Park Condominiums
10	Loan	1, 7, 12, 16, 25	1	Sunset View	Harshad Dharod	No	No
11	Loan	7, 12, 13, 19, 23	1	Crossgates Mall	Madeira Associates, Bruce A. Kenan, Andrew M. Von Deak, Joseph Stockwell, Gary L. Dower, Bruce A. Kenan Living Trust, Leonard Leveen Revocable Trust, 2018 Tuozzolo CPT Trust, The Robert J. Congel Amended and
					Restated Declaration of Trust, As Amended and Donald W. Hollings, Jr. 2003 Revocable Trust - Trust B	No	No
12	Loan	1, 7, 12	1	Northwoods Mall	CBL & Associates Limited Partnership	No	No
13	Loan	1, 4, 7, 12, 13, 16, 19, 23, 27	1	Seneca One	Norman Jemal and Morris Matthew Jemal	No	No
14	Loan	19	1	118 Northeast 39th Street	Joseph Sitt	No	No
15	Loan	6, 19	2	Fresh Edge Portfolio	Dax T.S. Mitchell, Andrew Gi and Neil Wahlgren	No	No
15.01	Property		1	4501 East Massachusetts Avenue
15.02	Property		1	5930 West 82nd Street
16	Loan	7, 12, 16, 18, 19, 20, 21, 23, 31	1	The Towers at Cupertino City Center	DNS Real Estate, LLC	No	No
17	Loan	1, 7, 12, 16, 25	1	The Landing	Harshad Dharod	No	No
18	Loan	19, 27, 30	1	1584 Fulton Street	Solomon Tyrnauer and Leah Tyrnauer	No	No
19	Loan		1	Prime at Wright	Frederick Bruce Harlamert, Henry Harlamert and Laurie Juergens	No	No
20	Loan	18	1	Wilshire Medical Arts Building	David Taban and Joseph Daneshgar	No	No
21	Loan	19, 23	1	5555 Rockwell Road	Genesis RE Acquisitions LLC	No	No
22	Loan	2, 6	2	Ostad Portfolio	Michael Ostad and Edward Ostad	No	No
22.01	Property		1	120 East 116th Street
22.02	Property		1	1772 Westchester Avenue
23	Loan	19	1	Hy-Vee Springfield	Ladder Capital CRE Equity LLC	No	No
24	Loan	2, 7, 12, 13, 16, 19, 27	1	The Rockwell	Robert C. Young and Philip C. Craft	No	No
25	Loan	23	1	McKinley Tower Apartments	Elliott B. Marlow, Gregory D. Marlow, Abigail R. Schutz and Elizabeth A. Sheffrey	No	No

A-34

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)
						29
1	Loan	1, 6, 7, 12, 16, 19, 23, 33	7	Cannon Industrial Portfolio	Acquisition		177,500,000	66,309,757	0	0	243,809,757	0	240,000,000	3,333,957
1.01	Property		1	9295 & 9315 Prototype Drive		No
1.02	Property		1	3700 S Kedzie Avenue		No
1.03	Property		1	401 East Elm Street		No
1.04	Property		1	1351 S. Wheeling Road		No
1.05	Property		1	4400 West 35th Place		No
1.06	Property		1	3200 South Kilbourn Avenue		No
1.07	Property		1	1900 S. 25th Avenue		No
2	Loan	2, 7, 13, 16, 17, 19, 27	1	FreshDirect HQ	Refinance	No	100,000,000	0	0	0	100,000,000	70,206,844	0	3,189,699
3	Loan	2, 7, 12, 19, 24, 25, 30	1	Shore Front Parkway Apartments	Refinance	No	94,500,000	724,909	0	0	95,224,909	92,020,108	0	531,081
4	Loan	1, 5, 6, 7, 12, 13, 17, 18, 19, 23, 27, 30, 33	90	Mountain Industrial Portfolio	Refinance		1,169,400,000	17,698,413	450,600,000	0	1,637,698,413	1,614,813,143	0	19,354,691
4.01	Property		1	3150 Highway 42		No
4.02	Property		1	1151 South Graham Road		No
4.03	Property		1	584 US Highway 130		No
4.04	Property		1	590 Northport Parkway		No
4.05	Property		1	8341 Industrial Parkway		No
4.06	Property		1	650 Braselton Parkway		No
4.07	Property		1	482 Chaney Avenue		No
4.08	Property		1	5000 North Ridge Trail		No
4.09	Property		1	5005 Samuell Blvd.		No
4.10	Property		1	635 Community Drive		No
4.11	Property		1	6538 & 6526 Judge Adams Road		No
4.12	Property		1	4350 Fortune Ave NW		No
4.13	Property		1	6735 Trippel Road		No
4.14	Property		1	1509 Leestown Road		No
4.15	Property		1	1601 Brown Road		No
4.16	Property		1	22525 West 167th Street		No
4.17	Property		1	1414 South Council Road		No
4.18	Property		1	4690 Global Avenue NW		No
4.19	Property		1	3466 Shippers Drive		No
4.20	Property		1	4555 West Highway 146		No
4.21	Property		1	9780 Mopar Drive		No
4.22	Property		1	3779 Lake Shore Road		No
4.23	Property		1	2000 South Walnut Street		No
4.24	Property		1	3774 Snyder Road		No
4.25	Property		1	8951 Mirabel Road		No
4.26	Property		1	8411 Florida Mining Boulevard		No
4.27	Property		1	900 Hutchinson Place		No
4.28	Property		1	5440 Haggerty Lane		No
4.29	Property		1	5703 Mitchell Avenue		No
4.30	Property		1	1103 Powderhouse Road SE		No
4.31	Property		1	3200 Rodeo Court		No
4.32	Property		1	14001 Jetport Loop		No
4.33	Property		1	505 Morgan Lakes Industrial Blvd.		No
4.34	Property		1	21200 Spring Plaza Drive		No
4.35	Property		1	3058 Lakemont Blvd		No
4.36	Property		1	2000 Luna Road		No
4.37	Property		1	101 North Campus Drive		No
4.38	Property		1	4651 Prosper Drive		No
4.39	Property		1	5025 Tuggle Road		No
4.40	Property		1	450 Northpointe Court		No
4.41	Property		1	1602 Vincent Drive		No
4.42	Property		1	8644 Polk Lane		No
4.43	Property		1	800 Lindale Industrial Parkway		No
4.44	Property		1	2465 Fontaine Street		No
4.45	Property		1	1430 South Wolf Road		No
4.46	Property		1	2552 South 98th Street		No
4.47	Property		1	1000 Knell Road		No
4.48	Property		1	747 Mill Park Drive		No
4.49	Property		1	502 West Independence Drive		No
4.50	Property		1	38401 Amrhein Road		No
4.51	Property		1	6101 SW 44th Street		No
4.52	Property		1	700 Hudson Road		No
4.53	Property		1	685 Alliance Parkway		No
4.54	Property		1	5101 West Waters Avenue		No
4.55	Property		1	1935 Blue Hills Drive		No
4.56	Property		1	16211 Air Center Boulevard		No
4.57	Property		1	8800 Studley Road		No
4.58	Property		1	6 Konzen Court		No
4.59	Property		1	5300 International Drive		No
4.60	Property		1	1289 Walden Avenue		No
4.61	Property		1	10551 N Congress Avenue		No
4.62	Property		1	3736 Tom Andrews Road		No
4.63	Property		1	2701 South 98th Street		No
4.64	Property		1	231 Theater Drive		No
4.65	Property		1	3404 Cragmont Drive		No

A-35

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)
						29
4.66	Property		1	4 Liebich Lane		No
4.67	Property		1	4040 Business Park Court		No
4.68	Property		1	1270 North Wilkening		No
4.69	Property		1	4472 Technology Drive		No
4.70	Property		1	28000 Five M Center Drive		No
4.71	Property		1	3383 Spirit Way		No
4.72	Property		1	9667 Inter-Ocean Drive		No
4.73	Property		1	2427 Henry Road NW		No
4.74	Property		1	1115 Regina Graeter Way		No
4.75	Property		1	831 Lone Star Drive		No
4.76	Property		1	4170 Columbia Road		No
4.77	Property		1	6023 Century Oaks Drive		No
4.78	Property		1	2300 Westmoreland Street		No
4.79	Property		1	246 Glasson Drive		No
4.80	Property		1	2759 North Garnett Road		No
4.81	Property		1	1122 Stony Ridge Road		No
4.82	Property		1	5313 Majestic Parkway		No
4.83	Property		1	2901 E Heartland Drive		No
4.84	Property		1	1900 Interstate Boulevard		No
4.85	Property		1	50 Hollow Tree Lane		No
4.86	Property		1	440 US Highway 49 South		No
4.87	Property		1	7569 Golf Course Boulevard		No
4.88	Property		1	4401 112th Street		No
4.89	Property		1	105 Business Park Drive		No
4.90	Property		1	7019 High Grove Boulevard		No
5	Loan	1, 7, 12, 13, 17, 19, 30	1	Deptford Mall	Refinance	No	115,000,000	20,935,721	0	0	135,935,721	131,326,483	0	3,498,843
6	Loan	7, 12, 19, 21, 24	1	1500 Post Oak Boulevard	Refinance	No	140,000,000	392,713	0	0	140,392,713	139,251,999	0	1,140,714
7	Loan	2, 3, 7, 13, 16, 17, 27, 30	1	Admiral's Cove	Refinance	No	84,000,000	0	7,000,000	0	91,000,000	84,503,606	0	1,299,713
8	Loan	2, 7, 19, 24, 25, 27, 30	1	Prospect Place Apartments	Refinance	No	83,000,000	607,614	0	0	83,607,614	80,466,642	0	1,736,297
9	Loan	5, 6, 14, 16, 18, 30, 31	3	South Jersey Multifamily Portfolio	Refinance		25,500,000	0	0	0	25,500,000	19,110,644	0	712,557
9.01	Property		1	Venice Park Apartments		No
9.02	Property		1	Hamilton Venice Apartments		No
9.03	Property		1	Venice Park Condominiums		No
10	Loan	1, 7, 12, 16, 25	1	Sunset View	Refinance	No	37,185,000	363,293	0	0	37,548,293	36,369,548	0	1,154,650
11	Loan	7, 12, 13, 19, 23	1	Crossgates Mall	Refinance	No	193,000,000	18,771,062	0	0	211,771,062	164,000,540	0	4,312,451
12	Loan	1, 7, 12	1	Northwoods Mall	Refinance	No	43,000,000	9,434,079	0	0	52,434,079	46,966,845	0	992,688
13	Loan	1, 4, 7, 12, 13, 16, 19, 23, 27	1	Seneca One	Refinance	No	71,000,000	747,271	48,500,000	0	120,247,271	105,390,786	0	10,758,028
14	Loan	19	1	118 Northeast 39th Street	Refinance	No	17,677,000	1,223,161	0	0	18,900,161	18,402,878	0	497,283
15	Loan	6, 19	2	Fresh Edge Portfolio	Acquisition		16,400,000	10,332,215	0	0	26,732,215	0	25,253,165	1,479,050
15.01	Property		1	4501 East Massachusetts Avenue		No
15.02	Property		1	5930 West 82nd Street		No
16	Loan	7, 12, 16, 18, 19, 20, 21, 23, 31	1	The Towers at Cupertino City Center	Refinance	No
17	Loan	1, 7, 12, 16, 25	1	The Landing	Refinance	No
18	Loan	19, 27, 30	1	1584 Fulton Street	Refinance	No
19	Loan		1	Prime at Wright	Refinance	No
20	Loan	18	1	Wilshire Medical Arts Building	Refinance	No
21	Loan	19, 23	1	5555 Rockwell Road	Refinance	No
22	Loan	2, 6	2	Ostad Portfolio	Refinance
22.01	Property		1	120 East 116th Street		No
22.02	Property		1	1772 Westchester Avenue		No
23	Loan	19	1	Hy-Vee Springfield	Refinance	No
24	Loan	2, 7, 12, 13, 16, 19, 27	1	The Rockwell	Refinance	No
25	Loan	23	1	McKinley Tower Apartments	Refinance	No

A-36

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)

1	Loan	1, 6, 7, 12, 16, 19, 23, 33	7	Cannon Industrial Portfolio	475,800	0	0	243,809,757	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.01	Property		1	9295 & 9315 Prototype Drive					NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.02	Property		1	3700 S Kedzie Avenue					NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.03	Property		1	401 East Elm Street					NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.04	Property		1	1351 S. Wheeling Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.05	Property		1	4400 West 35th Place					NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.06	Property		1	3200 South Kilbourn Avenue					NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.07	Property		1	1900 S. 25th Avenue					NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	2, 7, 13, 16, 17, 19, 27	1	FreshDirect HQ	6,869	26,596,589	0	100,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	2, 7, 12, 19, 24, 25, 30	1	Shore Front Parkway Apartments	2,673,720	0	0	95,224,909	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	1, 5, 6, 7, 12, 13, 17, 18, 19, 23, 27, 30, 33	90	Mountain Industrial Portfolio	3,530,579	0	0	1,637,698,413	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.01	Property		1	3150 Highway 42					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.02	Property		1	1151 South Graham Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.03	Property		1	584 US Highway 130					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.04	Property		1	590 Northport Parkway					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.05	Property		1	8341 Industrial Parkway					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.06	Property		1	650 Braselton Parkway					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.07	Property		1	482 Chaney Avenue					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.08	Property		1	5000 North Ridge Trail					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.09	Property		1	5005 Samuell Blvd.					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.10	Property		1	635 Community Drive					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.11	Property		1	6538 & 6526 Judge Adams Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.12	Property		1	4350 Fortune Ave NW					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.13	Property		1	6735 Trippel Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.14	Property		1	1509 Leestown Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.15	Property		1	1601 Brown Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.16	Property		1	22525 West 167th Street					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.17	Property		1	1414 South Council Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.18	Property		1	4690 Global Avenue NW					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.19	Property		1	3466 Shippers Drive					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.20	Property		1	4555 West Highway 146					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.21	Property		1	9780 Mopar Drive					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.22	Property		1	3779 Lake Shore Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.23	Property		1	2000 South Walnut Street					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.24	Property		1	3774 Snyder Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.25	Property		1	8951 Mirabel Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.26	Property		1	8411 Florida Mining Boulevard					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.27	Property		1	900 Hutchinson Place					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.28	Property		1	5440 Haggerty Lane					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.29	Property		1	5703 Mitchell Avenue					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.30	Property		1	1103 Powderhouse Road SE					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.31	Property		1	3200 Rodeo Court					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.32	Property		1	14001 Jetport Loop					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.33	Property		1	505 Morgan Lakes Industrial Blvd.					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.34	Property		1	21200 Spring Plaza Drive					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.35	Property		1	3058 Lakemont Blvd					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.36	Property		1	2000 Luna Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.37	Property		1	101 North Campus Drive					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.38	Property		1	4651 Prosper Drive					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.39	Property		1	5025 Tuggle Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.40	Property		1	450 Northpointe Court					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.41	Property		1	1602 Vincent Drive					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.42	Property		1	8644 Polk Lane					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.43	Property		1	800 Lindale Industrial Parkway					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.44	Property		1	2465 Fontaine Street					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.45	Property		1	1430 South Wolf Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.46	Property		1	2552 South 98th Street					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.47	Property		1	1000 Knell Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.48	Property		1	747 Mill Park Drive					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.49	Property		1	502 West Independence Drive					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.50	Property		1	38401 Amrhein Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.51	Property		1	6101 SW 44th Street					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.52	Property		1	700 Hudson Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.53	Property		1	685 Alliance Parkway					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.54	Property		1	5101 West Waters Avenue					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.55	Property		1	1935 Blue Hills Drive					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.56	Property		1	16211 Air Center Boulevard					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.57	Property		1	8800 Studley Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.58	Property		1	6 Konzen Court					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.59	Property		1	5300 International Drive					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.60	Property		1	1289 Walden Avenue					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.61	Property		1	10551 N Congress Avenue					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.62	Property		1	3736 Tom Andrews Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.63	Property		1	2701 South 98th Street					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.64	Property		1	231 Theater Drive					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.65	Property		1	3404 Cragmont Drive					NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-37

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)

4.66	Property		1	4 Liebich Lane					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.67	Property		1	4040 Business Park Court					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.68	Property		1	1270 North Wilkening					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.69	Property		1	4472 Technology Drive					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.70	Property		1	28000 Five M Center Drive					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.71	Property		1	3383 Spirit Way					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.72	Property		1	9667 Inter-Ocean Drive					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.73	Property		1	2427 Henry Road NW					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.74	Property		1	1115 Regina Graeter Way					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.75	Property		1	831 Lone Star Drive					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.76	Property		1	4170 Columbia Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.77	Property		1	6023 Century Oaks Drive					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.78	Property		1	2300 Westmoreland Street					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.79	Property		1	246 Glasson Drive					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.80	Property		1	2759 North Garnett Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.81	Property		1	1122 Stony Ridge Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.82	Property		1	5313 Majestic Parkway					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.83	Property		1	2901 E Heartland Drive					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.84	Property		1	1900 Interstate Boulevard					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.85	Property		1	50 Hollow Tree Lane					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.86	Property		1	440 US Highway 49 South					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.87	Property		1	7569 Golf Course Boulevard					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.88	Property		1	4401 112th Street					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.89	Property		1	105 Business Park Drive					NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.90	Property		1	7019 High Grove Boulevard					NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	1, 7, 12, 13, 17, 19, 30	1	Deptford Mall	1,110,395	0	0	135,935,721	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	7, 12, 19, 21, 24	1	1500 Post Oak Boulevard	0	0	0	140,392,713	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	2, 3, 7, 13, 16, 17, 27, 30	1	Admiral's Cove	77,337	5,119,344	0	91,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	2, 7, 19, 24, 25, 27, 30	1	Prospect Place Apartments	1,404,675	0	0	83,607,614	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	5, 6, 14, 16, 18, 30, 31	3	South Jersey Multifamily Portfolio	2,025,260	3,651,539	0	25,500,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.01	Property		1	Venice Park Apartments					NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.02	Property		1	Hamilton Venice Apartments					NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.03	Property		1	Venice Park Condominiums					NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	1, 7, 12, 16, 25	1	Sunset View	24,095	0	0	37,548,293	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	7, 12, 13, 19, 23	1	Crossgates Mall	8,458,072	0	35,000,000	211,771,062	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	1, 7, 12	1	Northwoods Mall	4,474,546	0	0	52,434,079	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	1, 4, 7, 12, 13, 16, 19, 23, 27	1	Seneca One	4,098,458	0	0	120,247,271	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	19	1	118 Northeast 39th Street	0	0	0	18,900,161	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	6, 19	2	Fresh Edge Portfolio	0	0	0	26,732,215	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.01	Property		1	4501 East Massachusetts Avenue					NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.02	Property		1	5930 West 82nd Street					NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	7, 12, 16, 18, 19, 20, 21, 23, 31	1	The Towers at Cupertino City Center					NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	1, 7, 12, 16, 25	1	The Landing					NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	19, 27, 30	1	1584 Fulton Street					NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan		1	Prime at Wright					NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	18	1	Wilshire Medical Arts Building					NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	19, 23	1	5555 Rockwell Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	2, 6	2	Ostad Portfolio					NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.01	Property		1	120 East 116th Street					NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	1772 Westchester Avenue					NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	19	1	Hy-Vee Springfield					NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	2, 7, 12, 13, 16, 19, 27	1	The Rockwell					NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	23	1	McKinley Tower Apartments					NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-38

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1	Loan	1, 6, 7, 12, 16, 19, 23, 33	7	Cannon Industrial Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
1.01	Property		1	9295 & 9315 Prototype Drive	NAP	NAP	NAP	NAP	NAP	NAP
1.02	Property		1	3700 S Kedzie Avenue	NAP	NAP	NAP	NAP	NAP	NAP
1.03	Property		1	401 East Elm Street	NAP	NAP	NAP	NAP	NAP	NAP
1.04	Property		1	1351 S. Wheeling Road	NAP	NAP	NAP	NAP	NAP	NAP
1.05	Property		1	4400 West 35th Place	NAP	NAP	NAP	NAP	NAP	NAP
1.06	Property		1	3200 South Kilbourn Avenue	NAP	NAP	NAP	NAP	NAP	NAP
1.07	Property		1	1900 S. 25th Avenue	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	2, 7, 13, 16, 17, 19, 27	1	FreshDirect HQ	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	2, 7, 12, 19, 24, 25, 30	1	Shore Front Parkway Apartments	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	1, 5, 6, 7, 12, 13, 17, 18, 19, 23, 27, 30, 33	90	Mountain Industrial Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
4.01	Property		1	3150 Highway 42	NAP	NAP	NAP	NAP	NAP	NAP
4.02	Property		1	1151 South Graham Road	NAP	NAP	NAP	NAP	NAP	NAP
4.03	Property		1	584 US Highway 130	NAP	NAP	NAP	NAP	NAP	NAP
4.04	Property		1	590 Northport Parkway	NAP	NAP	NAP	NAP	NAP	NAP
4.05	Property		1	8341 Industrial Parkway	NAP	NAP	NAP	NAP	NAP	NAP
4.06	Property		1	650 Braselton Parkway	NAP	NAP	NAP	NAP	NAP	NAP
4.07	Property		1	482 Chaney Avenue	NAP	NAP	NAP	NAP	NAP	NAP
4.08	Property		1	5000 North Ridge Trail	NAP	NAP	NAP	NAP	NAP	NAP
4.09	Property		1	5005 Samuell Blvd.	NAP	NAP	NAP	NAP	NAP	NAP
4.10	Property		1	635 Community Drive	NAP	NAP	NAP	NAP	NAP	NAP
4.11	Property		1	6538 & 6526 Judge Adams Road	NAP	NAP	NAP	NAP	NAP	NAP
4.12	Property		1	4350 Fortune Ave NW	NAP	NAP	NAP	NAP	NAP	NAP
4.13	Property		1	6735 Trippel Road	NAP	NAP	NAP	NAP	NAP	NAP
4.14	Property		1	1509 Leestown Road	NAP	NAP	NAP	NAP	NAP	NAP
4.15	Property		1	1601 Brown Road	NAP	NAP	NAP	NAP	NAP	NAP
4.16	Property		1	22525 West 167th Street	NAP	NAP	NAP	NAP	NAP	NAP
4.17	Property		1	1414 South Council Road	NAP	NAP	NAP	NAP	NAP	NAP
4.18	Property		1	4690 Global Avenue NW	NAP	NAP	NAP	NAP	NAP	NAP
4.19	Property		1	3466 Shippers Drive	NAP	NAP	NAP	NAP	NAP	NAP
4.20	Property		1	4555 West Highway 146	NAP	NAP	NAP	NAP	NAP	NAP
4.21	Property		1	9780 Mopar Drive	NAP	NAP	NAP	NAP	NAP	NAP
4.22	Property		1	3779 Lake Shore Road	NAP	NAP	NAP	NAP	NAP	NAP
4.23	Property		1	2000 South Walnut Street	NAP	NAP	NAP	NAP	NAP	NAP
4.24	Property		1	3774 Snyder Road	NAP	NAP	NAP	NAP	NAP	NAP
4.25	Property		1	8951 Mirabel Road	NAP	NAP	NAP	NAP	NAP	NAP
4.26	Property		1	8411 Florida Mining Boulevard	NAP	NAP	NAP	NAP	NAP	NAP
4.27	Property		1	900 Hutchinson Place	NAP	NAP	NAP	NAP	NAP	NAP
4.28	Property		1	5440 Haggerty Lane	NAP	NAP	NAP	NAP	NAP	NAP
4.29	Property		1	5703 Mitchell Avenue	NAP	NAP	NAP	NAP	NAP	NAP
4.30	Property		1	1103 Powderhouse Road SE	NAP	NAP	NAP	NAP	NAP	NAP
4.31	Property		1	3200 Rodeo Court	NAP	NAP	NAP	NAP	NAP	NAP
4.32	Property		1	14001 Jetport Loop	NAP	NAP	NAP	NAP	NAP	NAP
4.33	Property		1	505 Morgan Lakes Industrial Blvd.	NAP	NAP	NAP	NAP	NAP	NAP
4.34	Property		1	21200 Spring Plaza Drive	NAP	NAP	NAP	NAP	NAP	NAP
4.35	Property		1	3058 Lakemont Blvd	NAP	NAP	NAP	NAP	NAP	NAP
4.36	Property		1	2000 Luna Road	NAP	NAP	NAP	NAP	NAP	NAP
4.37	Property		1	101 North Campus Drive	NAP	NAP	NAP	NAP	NAP	NAP
4.38	Property		1	4651 Prosper Drive	NAP	NAP	NAP	NAP	NAP	NAP
4.39	Property		1	5025 Tuggle Road	NAP	NAP	NAP	NAP	NAP	NAP
4.40	Property		1	450 Northpointe Court	NAP	NAP	NAP	NAP	NAP	NAP
4.41	Property		1	1602 Vincent Drive	NAP	NAP	NAP	NAP	NAP	NAP
4.42	Property		1	8644 Polk Lane	NAP	NAP	NAP	NAP	NAP	NAP
4.43	Property		1	800 Lindale Industrial Parkway	NAP	NAP	NAP	NAP	NAP	NAP
4.44	Property		1	2465 Fontaine Street	NAP	NAP	NAP	NAP	NAP	NAP
4.45	Property		1	1430 South Wolf Road	NAP	NAP	NAP	NAP	NAP	NAP
4.46	Property		1	2552 South 98th Street	NAP	NAP	NAP	NAP	NAP	NAP
4.47	Property		1	1000 Knell Road	NAP	NAP	NAP	NAP	NAP	NAP
4.48	Property		1	747 Mill Park Drive	NAP	NAP	NAP	NAP	NAP	NAP
4.49	Property		1	502 West Independence Drive	NAP	NAP	NAP	NAP	NAP	NAP
4.50	Property		1	38401 Amrhein Road	NAP	NAP	NAP	NAP	NAP	NAP
4.51	Property		1	6101 SW 44th Street	NAP	NAP	NAP	NAP	NAP	NAP
4.52	Property		1	700 Hudson Road	NAP	NAP	NAP	NAP	NAP	NAP
4.53	Property		1	685 Alliance Parkway	NAP	NAP	NAP	NAP	NAP	NAP
4.54	Property		1	5101 West Waters Avenue	NAP	NAP	NAP	NAP	NAP	NAP
4.55	Property		1	1935 Blue Hills Drive	NAP	NAP	NAP	NAP	NAP	NAP
4.56	Property		1	16211 Air Center Boulevard	NAP	NAP	NAP	NAP	NAP	NAP
4.57	Property		1	8800 Studley Road	NAP	NAP	NAP	NAP	NAP	NAP
4.58	Property		1	6 Konzen Court	NAP	NAP	NAP	NAP	NAP	NAP
4.59	Property		1	5300 International Drive	NAP	NAP	NAP	NAP	NAP	NAP
4.60	Property		1	1289 Walden Avenue	NAP	NAP	NAP	NAP	NAP	NAP
4.61	Property		1	10551 N Congress Avenue	NAP	NAP	NAP	NAP	NAP	NAP
4.62	Property		1	3736 Tom Andrews Road	NAP	NAP	NAP	NAP	NAP	NAP
4.63	Property		1	2701 South 98th Street	NAP	NAP	NAP	NAP	NAP	NAP
4.64	Property		1	231 Theater Drive	NAP	NAP	NAP	NAP	NAP	NAP
4.65	Property		1	3404 Cragmont Drive	NAP	NAP	NAP	NAP	NAP	NAP

A-39

BMO 2026-5C15

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

4.66	Property		1	4 Liebich Lane	NAP	NAP	NAP	NAP	NAP	NAP
4.67	Property		1	4040 Business Park Court	NAP	NAP	NAP	NAP	NAP	NAP
4.68	Property		1	1270 North Wilkening	NAP	NAP	NAP	NAP	NAP	NAP
4.69	Property		1	4472 Technology Drive	NAP	NAP	NAP	NAP	NAP	NAP
4.70	Property		1	28000 Five M Center Drive	NAP	NAP	NAP	NAP	NAP	NAP
4.71	Property		1	3383 Spirit Way	NAP	NAP	NAP	NAP	NAP	NAP
4.72	Property		1	9667 Inter-Ocean Drive	NAP	NAP	NAP	NAP	NAP	NAP
4.73	Property		1	2427 Henry Road NW	NAP	NAP	NAP	NAP	NAP	NAP
4.74	Property		1	1115 Regina Graeter Way	NAP	NAP	NAP	NAP	NAP	NAP
4.75	Property		1	831 Lone Star Drive	NAP	NAP	NAP	NAP	NAP	NAP
4.76	Property		1	4170 Columbia Road	NAP	NAP	NAP	NAP	NAP	NAP
4.77	Property		1	6023 Century Oaks Drive	NAP	NAP	NAP	NAP	NAP	NAP
4.78	Property		1	2300 Westmoreland Street	NAP	NAP	NAP	NAP	NAP	NAP
4.79	Property		1	246 Glasson Drive	NAP	NAP	NAP	NAP	NAP	NAP
4.80	Property		1	2759 North Garnett Road	NAP	NAP	NAP	NAP	NAP	NAP
4.81	Property		1	1122 Stony Ridge Road	NAP	NAP	NAP	NAP	NAP	NAP
4.82	Property		1	5313 Majestic Parkway	NAP	NAP	NAP	NAP	NAP	NAP
4.83	Property		1	2901 E Heartland Drive	NAP	NAP	NAP	NAP	NAP	NAP
4.84	Property		1	1900 Interstate Boulevard	NAP	NAP	NAP	NAP	NAP	NAP
4.85	Property		1	50 Hollow Tree Lane	NAP	NAP	NAP	NAP	NAP	NAP
4.86	Property		1	440 US Highway 49 South	NAP	NAP	NAP	NAP	NAP	NAP
4.87	Property		1	7569 Golf Course Boulevard	NAP	NAP	NAP	NAP	NAP	NAP
4.88	Property		1	4401 112th Street	NAP	NAP	NAP	NAP	NAP	NAP
4.89	Property		1	105 Business Park Drive	NAP	NAP	NAP	NAP	NAP	NAP
4.90	Property		1	7019 High Grove Boulevard	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	1, 7, 12, 13, 17, 19, 30	1	Deptford Mall	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	7, 12, 19, 21, 24	1	1500 Post Oak Boulevard	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	2, 3, 7, 13, 16, 17, 27, 30	1	Admiral's Cove	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	2, 7, 19, 24, 25, 27, 30	1	Prospect Place Apartments	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	5, 6, 14, 16, 18, 30, 31	3	South Jersey Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
9.01	Property		1	Venice Park Apartments	NAP	NAP	NAP	NAP	NAP	NAP
9.02	Property		1	Hamilton Venice Apartments	NAP	NAP	NAP	NAP	NAP	NAP
9.03	Property		1	Venice Park Condominiums	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	1, 7, 12, 16, 25	1	Sunset View	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	7, 12, 13, 19, 23	1	Crossgates Mall	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	1, 7, 12	1	Northwoods Mall	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	1, 4, 7, 12, 13, 16, 19, 23, 27	1	Seneca One	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	19	1	118 Northeast 39th Street	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	6, 19	2	Fresh Edge Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
15.01	Property		1	4501 East Massachusetts Avenue	NAP	NAP	NAP	NAP	NAP	NAP
15.02	Property		1	5930 West 82nd Street	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	7, 12, 16, 18, 19, 20, 21, 23, 31	1	The Towers at Cupertino City Center	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	1, 7, 12, 16, 25	1	The Landing	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	19, 27, 30	1	1584 Fulton Street	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan		1	Prime at Wright	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	18	1	Wilshire Medical Arts Building	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	19, 23	1	5555 Rockwell Road	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	2, 6	2	Ostad Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
22.01	Property		1	120 East 116th Street	NAP	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	1772 Westchester Avenue	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	19	1	Hy-Vee Springfield	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	2, 7, 12, 13, 16, 19, 27	1	The Rockwell	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	23	1	McKinley Tower Apartments	NAP	NAP	NAP	NAP	NAP	NAP

A-40

Footnotes to Annex A

(1)	“BMO” denotes Bank of Montreal as Mortgage Loan Seller, “3650 Capital” denotes 3650 Capital SCF LOE I(A), LLC as Mortgage Loan Seller, “UBS AG” denotes UBS AG New York Branch as Mortgage Loan Seller, “ZBNA” denotes Zions Bancorporation, N.A. as Mortgage Loan Seller, “BSPRT” denotes BSPRT CMBS Finance, LLC as Mortgage Loan Seller, “GSMC” denotes Goldman Sachs Mortgage Company as Mortgage Loan Seller, “SGFC” denotes Societe Generale Financial Corporation as Mortgage Loan Seller, “LCF” denotes Ladder Capital Finance LLC as Mortgage Loan Seller, and “Wells Fargo” denotes Wells Fargo Bank, National Association.

With respect to Loan No. 1, Cannon Industrial Portfolio, the mortgage loan is part of a whole loan that was co-originated by BMO and 3650 Capital.

With respect to Loan No. 4, Mountain Industrial Portfolio, the mortgage loan is part of a whole loan that was co-originated by Wells Fargo, Bank of America, N.A., BMO, Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and UBS AG.

With respect to Loan No. 5, Deptford Mall, the mortgage loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA and BMO.

With respect to Loan No. 10, Sunset View, the mortgage loan is part of a whole loan that was originated by 3650 Capital and subsequently sold to BMO.

With respect to Loan No. 12, Northwoods Mall the mortgage loan is part of a whole loan that was co-originated by 3650 Capital and BMO.

With respect to Loan No. 13, Seneca One, the mortgage loan is part of a whole loan that was co-originated by BMO and DF VIII REIT Holdings, LLC.

With respect to Loan No. 17, The Landing, the mortgage loan is part of a whole loan that was originated by 3650 Capital and subsequently sold to BMO.
(2)	With respect to Loan No. 2, FreshDirect HQ, the mortgaged property features approximately 300,515 square feet of refrigerated warehouse space, 195,655 square feet of dry warehouse space, 124,682 square feet of administrative and training space and 18,542 square feet of freezer storage space.

With respect to Loan No. 3, Shore Front Parkway Apartments, the mortgaged property is comprised of 773 multifamily units, representing approximately 92.9% of the mortgaged property’s effective gross income (net of vacancy), and 9,550 square feet of commercial space, representing approximately 1.0% of the mortgaged property’s effective gross income (inclusive of commercial reimbursements and net of vacancy). Parking income comprises an additional 4.0% of the mortgaged property’s effective gross income, while antenna, storage, laundry, miscellaneous and nominal fee income (collectively categorized as other income) represent an additional 2.1% of the mortgaged property’s effective gross income.

With respect to Loan No. 7, Admiral’s Cove, the mortgaged property is comprised of 245 multifamily units, representing approximately 95.7% of the mortgaged property’s net rental income, and two commercial leases representing 4.3% of the mortgaged property’s net rental income.

With respect to Loan No. 8, Prospect Place Apartments, the mortgaged property is comprised of 465 multifamily units, representing approximately 96.3% of the mortgaged property’s effective gross income, and 2,300 square feet of commercial space, representing approximately 1.4% of mortgaged property’s effective gross income (inclusive of commercial reimbursements). Parking income comprises an additional 1.1% of the mortgaged property’s effective gross income, while antenna, storage and cable income (collectively categorized as other income) represent an additional 1.2% of the mortgaged property’s effective gross income.

With respect to Loan No. 22, Ostad Portfolio, the mortgaged properties are comprised of (i) 8 multifamily units (approximately 37.3% of gross potential rent) and (ii) seven retail units totaling 7,000 square feet (approximately 62.7% of underwritten net income).

With respect to Loan No. 24, The Rockwell, the mortgaged property is comprised of (i) 114 multifamily units and (ii) four retail units totaling 21,107 square feet. Occupancy reflects only the multifamily space.

A-41

(3)	Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

With respect to Loan No. 7, Admiral’s Cove, the mortgaged property contains 71,761 square feet of commercial space fully leased to Metro North Commuter Railroad Company, expiring December 31, 2026. The current occupancy reflects only the multifamily space.
(4)	In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but that have not yet commenced paying rent and/or are not in occupancy.

For tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest mortgage loans, certain of such tenants have not taken possession or commenced paying rent or sublease a material portion of their property. See “Description of the Mortgage Pool—Tenant Issues—Rights to Sublease” and “--Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs” in the preliminary prospectus.

With respect to Loan No. 13, Seneca One, TTM Occupancy for November 30, 2025 was not provided by the borrower sponsor. The most recent commercial/residential Occupancy provided by the borrower sponsor is 67.6% / 93.0% per rent rolls dated as of June 30, 2025.
(5)	With respect to all mortgage loans, with the exceptions of the mortgage loans listed identified in “Description of the Mortgage Pool—Certain Calculations and Definitions” in the preliminary prospectus, the Cut-off Date LTV Ratio (%) and the LTV Ratio at Maturity / ARD (%) are based on the Appraised Value ($) even though, for certain mortgage loans, the appraisal provided “as-stabilized” values based on certain criteria being met.

With respect to Loan No. 4, Mountain Industrial Portfolio, the portfolio appraised value of $2,350,000,000, as of February 11, 2026, which is inclusive of a 9.2% portfolio premium and reflects the “As Is” value of the Mountain Industrial Portfolio Properties as a whole if sold in their entirety to a single buyer. Based on the aggregate of the individual “As Is” appraised values of the individual Mountain Industrial Portfolio Properties (exclusive of the portfolio premium) of $2,152,070,000, the Cut-off Date LTV Ratio and the Maturity Date LTV Ratio for the Mountain Industrial Portfolio Senior Loan are both equal to 54.3% and for the Mountain Industrial Portfolio Whole Loan are both equal to 75.3%. The individual appraisals were completed on various dates between February 3, 2026, and February 11, 2026.

With respect to Loan No. 9, South Jersey Multifamily Portfolio, the Cut-off Date LTV Ratio and the LTV Ratio at Maturity / ARD are calculated net of a $1,200,000 performance holdback reserve. Calculated based on the fully funded loan amount, the Cut-off Date LTV Ratio and the LTV Ratio at Maturity / ARD are each 67.5%.
(6)	For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Cut-off Date Balance ($) and Maturity / ARD Balance ($) are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.
● Loan No. 1, Cannon Industrial Portfolio
● Loan No. 4, Mountain Industrial Portfolio
● Loan No. 9, South Jersey Multifamily Portfolio
● Loan No. 15, Fresh Edge Portfolio
● Loan No. 22, Ostad Portfolio
(7)	The Original Balance ($), Cut-off Date Balance ($), and Maturity / ARD Balance ($) represent only the mortgage loan included in the issuing entity. The Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NOI Debt Yield (%), Underwritten NCF Debt Yield (%) and Loan per Unit ($) are calculated based on the mortgage loan included in the issuing entity and the related pari passu companion loans in the aggregate but exclude any subordinate companion loan(s). For more information regarding the mortgage loans secured by the mortgaged properties identified under the column heading in this Annex A-1, see the charts titled “Whole Loan Summary” and “Whole Loan Controlling Notes and Non-Controlling Notes” in “Description of the Mortgage Pool—The Whole Loans” in the preliminary prospectus.
● Loan No. 1, Cannon Industrial Portfolio
● Loan No. 2, FreshDirect HQ
● Loan No. 3, Shore Front Parkway Apartments
● Loan No. 4, Mountain Industrial Portfolio
● Loan No. 5, Deptford Mall
● Loan No. 6, 1500 Post Oak Boulevard
● Loan No. 7, Admiral’s Cove
● Loan No. 8, Prospect Place Apartments
A-42

● Loan No. 10, Sunset View
● Loan No. 11, Crossgates Mall
● Loan No. 12, Northwoods Mall
● Loan No. 13, Seneca One
● Loan No. 16, The Towers at Cupertino City Center
● Loan No. 17, The Landing
● Loan No. 24, The Rockwell
(8)	The Administrative Fee Rate % includes the Servicing Fee, the Operating Advisor Fee, the Certificate Administrator/Trustee Fee, the Asset Representations Reviewer Fee and the CREFC® Intellectual Property Royalty License Fee applicable to each mortgage loan.
(9)	For the mortgage loans with an interest-only period that accrues interest on an Actual/360 basis, the Monthly Debt Service (IO) ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.
(10)	Left Intentionally Blank
(11)	Left Intentionally Blank
(12)	The “L” component of the prepayment provision represents lockout payments.

The “D” component of the prepayment provision represents defeasance payments.

The “YM” component of the prepayment provision represents yield maintenance payments.

The “YM0.5” component of the prepayment provision represents the greater of (i) yield maintenance or (ii) 0.5% of the outstanding principal balance of the mortgage loan at the time of prepayment.

The “YM1” component of the prepayment provision represents the greater of (i) yield maintenance or (ii) 1% of the outstanding principal balance of the mortgage loan at the time of prepayment.

The “YM2” component of the prepayment provision represents the greater of (i) yield maintenance or (ii) 2% of the outstanding principal balance of the mortgage loan at the time of prepayment.

The “1%” component of the prepayment provision represents 1% of the outstanding principal balance of the mortgage loan at the time of prepayment.

The “O” Component of the prepayment provision represents the free payments including the Maturity Date.

Certain mortgage loans permit the release of a portion of a mortgaged property (or an individual mortgaged property, in connection with a portfolio mortgage loan) under various circumstances, as described in the preliminary prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in the preliminary prospectus.

With respect to Loan No. 1, Cannon Industrial Portfolio, defeasance of the Cannon Industrial Portfolio Whole Loan in full is permitted any time after the date that is the earlier to occur of (i) the third anniversary of the origination date and (ii) the second anniversary of the closing date of the securitization that includes the last promissory note to be securitized. The assumed defeasance lockout period of 24 payments is based on the anticipated closing date of the BMO 2026-5C15 securitization trust in June 2026. The actual defeasance lockout period may be longer.
With respect to Loan No. 3, Shore Front Parkway Apartments, prepayment of the Shore Front Parkway Apartments Whole Loan is permitted in whole but not in part, on any day from and after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the Shore Front Parkway Apartments Whole Loan to be securitized, and (b) May 28, 2029 (the “Permitted Prepayment Date”). From and after the Permitted Prepayment Date and prior to the open prepayment date, the borrowers may prepay, in whole, but not in part, on any day with the simultaneous payment of a yield maintenance premium and any interest shortfall. The assumed yield maintenance lockout period of 24 payments is based on the anticipated closing date of the BMO 2026-5C15 securitization trust in June 2026. The actual lockout period may be longer than 24 months.

With respect to Loan No. 4, Mountain Industrial Portfolio, defeasance of the Mountain Industrial Portfolio Whole Loan is permitted at any time after the date that is two years after the closing date of the securitization that includes
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the last note to be securitized and prior to November 11, 2030 (the “Open Date”). The assumed defeasance lockout period of 25 payments is based on the anticipated closing date of the BMO 2026-5C15 securitization trust in June 2026. The actual defeasance lockout period may be longer. Prepayment with a yield maintenance premium (if prior to the Open Date) is permitted on and after May 11, 2028.

With respect to Loan No. 4, Mountain Industrial Portfolio, the borrowers have the right, on or after the payment date of May 11, 2028, to obtain the release of any of the related mortgaged properties upon prepayment of a release amount equal to the lesser of (a) the outstanding principal amount of the Mountain Industrial Portfolio Whole Loan (plus interest and any other amounts that may be due) and (b) an amount equal to the allocated loan amount for such mortgaged property multiplied by (1) one hundred five percent (105%) until such time that the outstanding principal balance of the Mountain Industrial Portfolio Whole Loan has been reduced to $1,134,000,000 and (2) thereafter, one hundred ten percent (110%) together with, if prior to the open prepayment period, a prepayment fee (the “Release Prepayment Fee”) equal to the greater of (x) 1.00% of the amount prepaid and (y) a yield maintenance premium, and satisfaction of certain conditions, including among others (i) the debt yield after giving effect to the release is not less than the greater of 7.55% and the debt yield immediately preceding the release and (ii) satisfaction of REMIC related conditions. If the debt yield requirement above is not satisfied, the borrowers may satisfy such requirement by (1) prepaying the Mountain Industrial Portfolio Whole Loan in an amount sufficient to satisfy such debt yield requirement or (2) depositing cash collateral or a letter of credit with the lender in an amount sufficient to satisfy such debt yield requirement. In addition, even if the debt yield requirement is not satisfied, so long as the release is in connection with an arm’s-length third party transfer or the exercise by a tenant of a purchase option, the borrowers may nevertheless obtain the release of the related mortgaged property upon payment of an amount equal to the greater of (I) the applicable release amount and (if prior to the open prepayment period) the Release Prepayment Fee and (II) the lesser of (x) 100% of the net sales proceeds of the released property and (y) an amount necessary to, after giving effect to such release, satisfy the debt yield requirement, together with (if prior to the open period) the Release Prepayment Fee.
In addition, on or after the payment date in May 2028, the borrowers have the right to obtain the release of any of the related mortgaged properties in order to cure a default related to such mortgaged property or an event of default, in each case as to which the lender has delivered notice but only if (i)(I) prior to releasing such mortgaged property, the borrowers use commercially reasonable efforts to cure such default or event of default (which efforts will not require any capital contributions to be made to the borrowers or include any obligations of such borrowers or the non-recourse carveout guarantor to use any operating income or rents from any mortgaged property other than the mortgaged property that is the subject of the default or event of default to effectuate such cure) or (II) such event of default is related to an environmental condition at any mortgaged property and (ii) such default or event of default was not caused by the borrowers or an affiliate of the borrowers in bad faith to circumvent the release requirements in the Mountain Industrial Portfolio Whole Loan documents. In connection with any such release the borrowers are required to satisfy the release conditions set forth in the paragraph immediately above, except that the borrowers will not be required to satisfy the debt yield requirements.

With respect to Loan No. 5, Deptford Mall, the lockout period will be at least 25 payment dates beginning with and including the first payment date on June 6, 2026. Defeasance of the Deptford Mall Whole Loan in full is permitted any time after the earlier to occur of (i) May 6, 2029 and (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized (the “Lockout Release Date”). In addition, on any business day from and after the Lockout Release Date, voluntary prepayment of the Deptford Whole Loan is permitted in whole (but not in part), together with, if such voluntary prepayment occurs prior to the monthly payment date that occurs in October 2030, a prepayment fee equal to the greater of (x) 1.00% of the principal amount of the Deptford Mall Whole Loan being prepaid and (y) a yield maintenance premium. The assumed lockout period of 25 payments is based on the expected BMO 2026-5C15 securitization closing date in June 2026. The actual lockout period may be longer.

With respect to Loan No. 6, 1500 Post Oak Boulevard, “Yield Maintenance Premium” means, an amount equal to the greater of (a) an amount equal to 1% of the amount prepaid; or (b) an amount equal to the present value as of the date on which the prepayment is made of the Calculated Payments (as defined below) from the date on which the prepayment is made through the maturity date determined by discounting such payments at the Discount Rate (as defined below). As used in this definition, the term “Calculated Payments” means the monthly payments of interest only which would be due based on the principal amount of the component being prepaid on the date on which prepayment is made and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the applicable Interest Rate and (z) the Yield Maintenance Treasury Rate (as defined below). As used in this definition, the term “Discount Rate” means the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate (as defined below), when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” means the yield calculated by the lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-
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Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the maturity date. In the event Release H.15 is no longer published, the lender will select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, will the lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise. The lender will notify the borrower of the amount and the basis of determination of the required prepayment consideration. The amount of the Yield Maintenance Premium will be calculated by the lender in its reasonable discretion and will be conclusive absent manifest error.
With respect to Loan No. 10, Sunset View, defeasance of the Sunset View Whole Loan is permitted any time after the date that is the earlier to occur of (i) the third anniversary of the origination date and (ii) the second anniversary of the closing date of the securitization that includes the last promissory note to be securitized. The assumed defeasance lockout period of 27 payments is based on the anticipated closing date of the BMO 2026-5C15 securitization trust in June 2026. The actual defeasance lockout period may be longer.

With respect to Loan No. 11, Crossgates Mall, defeasance of the Crossgates Mall Whole Loan is permitted at any time after the date that is two years after the closing date of the securitization that includes the last note to be securitized. The assumed defeasance lockout period of 30 payments is based on the anticipated closing date of the BMO 2026-5C15 securitization trust in June 2026. The actual defeasance lockout period may be longer.

With respect to Loan No. 12, Northwoods Mall, defeasance of the Northwoods Mall Whole Loan is permitted any time after the date that is the earlier to occur of (i) the fourth anniversary of the origination date and (ii) the second anniversary of the closing date of the securitization that includes the last promissory note to be securitized. The assumed defeasance lockout period of 26 payments is based on the anticipated closing date of the BMO 2026-5C15 securitization trust in June 2026. The actual defeasance lockout period may be longer.

With respect to Loan No. 13, Seneca One, defeasance of the Seneca One Whole Loan is permitted after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) February 18, 2030. The assumed defeasance lockout period of 27 payments is based on the anticipated closing date of the BMO 2026-5C15 securitization in June 2026. The actual defeasance lockout period may be longer.

With respect to Loan No. 16, The Towers at Cupertino City Center, defeasance of The Towers at Cupertino City Center Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of The Towers at Cupertino City Center Whole Loan to be securitized and (b) February 20, 2029. The assumed defeasance lockout period of 27 payments is based on the anticipated closing date of the BMO 2026-5C15 securitization in June 2026. The actual lockout period may be longer.

With respect to Loan No. 17, The Landing, defeasance of The Landing Whole Loan is permitted any time after the date that is the earlier to occur of (i) the third anniversary of the origination date and (ii) the second anniversary of the closing date of the securitization that includes the last promissory note to be securitized. The assumed defeasance lockout period of 27 payments is based on the anticipated closing date of the BMO 2026-5C15 securitization trust in June 2026. The actual defeasance lockout period may be longer.
With respect to Loan No. 24, The Rockwell, defeasance of The Rockwell Whole Loan in full is permitted any time after the earlier to occur of (i) the third anniversary of the origination date and (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized (the “Lockout Release Date”). In addition voluntary prepayment in whole, but not in part, of The Rockwell Whole Loan is permitted, together with, if such voluntary prepayment occurs prior to the monthly payment date that occurs in June 2030, a pre-payment fee equal to the greater of (x) 1.00% of the principal amount of The Rockwell Whole Loan being prepaid and (y) a yield maintenance premium. The yield maintenance lockout period will be at least 11 payment dates beginning with and including the first payment date on January 6, 2026. The assumed defeasance lockout period of 30 payments is based on the expected BMO 2026-5C15 securitization closing date in June 2026. The actual lockout period may be longer.
(13)	Refers to (a) debt secured by the mortgaged property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Indebtedness—Existing Mezzanine Debt,” “—Preferred Equity and Preferred Return Arrangements” and “Certain Legal Aspects of the Mortgage Loans” in the preliminary prospectus for information related to mortgage loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 2, FreshDirect HQ, the whole loan documents permit the borrower a one-time right
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without the consent of the lender to cause a mezzanine borrower to incur a future mezzanine loan, subject to the satisfaction of the requirements set forth in the whole loan documents, including, without limitation: (i) no event of default under the whole loan documents is continuing, (ii) the aggregate loan-to-value ratio based on the whole loan and the mezzanine loan is no greater than 41.7%, (iii) the actual combined DSCR based on the whole loan and the mezzanine loan is no less than 2.88x, (iv) the actual combined net operating income debt yield based on the whole loan and the mezzanine loan is no less than 20.5%, (v) the execution of an intercreditor agreement acceptable to the lender and satisfactory to the rating agencies and (vi) receipt of a rating agency confirmation.

With respect to Loan No. 4, Mountain Industrial Portfolio, the Interest Rate represents the weighted average interest rate of the Mountain Industrial Portfolio Senior Loan. The junior notes bear interest at the weighted average interest rate of 7.291555666% per annum. The weighted average interest rate of the Mountain Industrial Portfolio Whole Loan is 5.707243788% per annum. See the definition of “Weighted Average Interest Rate” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions” in the preliminary prospectus. The interest rate of the Mountain Industrial Portfolio Whole Loan and the interest rate of the Mountain Industrial Portfolio Mortgage Loan may change if any of the individual Mountain Industrial Portfolio Properties securing the Mountain Industrial Portfolio Whole Loan are released and any portion of any of the Mountain Industrial Portfolio Whole Loan components is paid down in accordance with the Mountain Industrial Portfolio Whole Loan documents.

With respect to Loan No. 4, Mountain Industrial Portfolio, the Florida notes are secured solely by mortgages on the Mortgaged Properties located in Florida, and the Non-Florida notes are secured solely by mortgages on the Mortgaged Properties located outside of Florida; provided, that all of the non-Florida borrowers delivered to the lender a guaranty of the Florida borrowers’ obligations to pay the outstanding principal balance of, and other amounts due and owing on the Florida notes, and the other Mountain Industrial Portfolio Whole Loan documents.

With respect to Loan No. 5, Deptford Mall, the borrowers are permitted to obtain a PACE Loan in an aggregate amount up to $10,000,000, without the lender’s approval or delivery of a rating agency confirmation.

With respect to Loan No. 7, Admiral’s Cove, there is a mezzanine loan that has a Subordinate Debt Cut-off Date Balance ($) of $7,000,000. The mezzanine loan requires monthly interest-only payments at a rate of 12.500%.
With respect to Loan No. 11, Crossgates Mall, the whole loan is comprised of eight senior pari passu promissory notes with an aggregate original principal balance of $105.0 million that accrue interest at a rate equal to 8.5000% and a subordinate promissory note with an original principal balance of $68.0 million that accrues interest at a rate equal to 14.0000%. Additionally, a mezzanine loan was originated contemporaneously with the whole loan with an original principal balance of $20.0 million. The mezzanine loan is interest-only through the loan term and accrues interest at a rate equal to 20.0000%.

With respect to Loan No. 13, Seneca One, M&T Bank, the largest commercial tenant at the Seneca One Mixed-Use Property, is also the mezzanine lender under the Seneca One Mezzanine Loan.

With respect to Loan No. 13, Seneca One, concurrently with the origination of the Seneca One Whole Loan, a mezzanine loan in the original principal amount of $34,500,000 (the “Seneca One Mezzanine Loan”) was funded by M&T Bank, which is secured by a pledge of the mezzanine borrower’s direct equity interests in the borrower. The Seneca One Mezzanine Loan is coterminous with the Seneca One Whole Loan. Interest on the outstanding principal balance of the mezzanine loan will accrue at rate 9.50000% per annum and is comprised of a current pay interest rate of 9.50000% per annum on a note with an original principal balance of $21,000,000 (the “Mezzanine Note A”) and an accrual component interest rate of 9.50000% per annum on a note with an original principal balance of $13,500,000 (the “Mezzanine Note B”). On each payment date, the mezzanine borrower is required to pay a monthly debt service on Mezzanine Note A. Interest on the outstanding principal balance under the Mezzanine Note B will accrue at 9.50000% per annum from the origination date, compounding monthly, and will be deferred until due and payable in full on the maturity date of the mezzanine loan.

With respect to Loan No. 13, Seneca One, the related whole loan includes an A/B structure comprised of two senior pari passu promissory notes with an aggregate original principal balance of $71,000,000 (the “Seneca One Senior Notes”) and one junior promissory note with an original principal balance of $14,000,000 (the “Seneca One Junior Note”), in the aggregate original principal amount of $85,000,000. The Seneca One Senior Notes are interest-only for the full term of the whole loan. The Seneca One Junior Note is fully amortizing for the full term of the whole loan according to an amortization schedule. All of the notes bear interest at an interest rate of 7.130%. The Seneca One Senior Notes are senior in right of payment to the Seneca One Junior Note, to the extent provided
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in the related co-lender agreement, as described under “Description of the Mortgage Pool—The Whole Loans—The Seneca One Pari Passu-AB Whole Loan”.
With respect to Loan No. 24, The Rockwell, concurrently with the origination of The Rockwell Mortgage Loan, a $10.5 million mezzanine loan was originated, secured by, among other things, the pledge of the direct equity interest in The Rockwell mortgage borrower. Interest on the outstanding principal balance of The Rockwell mezzanine loan will accrue at a rate of 15.00000% per annum ("The Rockwell Mezzanine Loan Interest Rate”), comprised of a current pay interest rate of 9.00000% per annum (the “Current Pay Rate”) and an accrual component interest rate of 6.00000% per annum (the “Accrual Pay Rate”). On each payment date, (i) the mezzanine borrower is required to pay a monthly debt service on The Rockwell Mezzanine Loan in an amount equal to the Current Pay Rate (the “Mezzanine Loan Monthly Debt Service (Current Pay)”) and (ii) if any additional amount derived from The Rockwell mortgaged property is then available pursuant to The Rockwell Mortgage Loan documents, then such amount is required to be applied to that portion of the Mezzanine Monthly Debt Service Payment Amount (as defined below) accruing interest at the Accrual Pay Rate (the “Mezzanine Monthly Debt Service (Accrual Component)”). To the extent such additional amount derived from The Rockwell mortgaged property is insufficient to pay any portion of the Mezzanine Monthly Debt Service (Accrual Component), such unpaid portion will be added to the aggregate accrual component (any Mezzanine Monthly Debt Service (Accrual Component) that has not been paid due to insufficient cash flow will comprise the aggregate accrual component and accrue interest at The Rockwell Mezzanine Loan Interest Rate. Alternatively, to the extent such additional amount is sufficient to pay any portion of the Mezzanine Monthly Debt Service (Accrual Component), such portion will be deemed current interest and will not be added to the aggregate accrual component through the last day of each interest accrual period and is payable on each monthly payment date (the 6th day of each calendar month) in an amount equal to the (the “Mezzanine Loan Monthly Debt Service Payment Amount”), which is calculated at The Rockwell Mezzanine Loan Interest Rate. The $10.5 million mezzanine loan is not included in the BMO 2026-5C15 securitization trust.
(14)	The Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) for all partial interest-only mortgage loans were calculated based on the first 12 principal and interest payments after the origination date during the term of the mortgage loan.

With respect to Loan No. 9, South Jersey Multifamily Portfolio, the Underwritten NOI DSCR, the Underwritten NCF DSCR, the Underwritten NOI Debt Yield and the Underwritten NCF Debt Yield are calculated net of a $1,200,000 performance holdback reserve. Calculated based on the fully funded loan amount, the Underwritten NOI DSCR, the Underwritten NCF DSCR, the Underwritten NOI Debt Yield and the Underwritten NCF Debt Yield are 1.39x, 1.35x, 9.1% and 8.8%, respectively.
(15)	In certain cases, Underwritten TI / LC ($) is inclusive of certain credits for upfront reserves taken at closing.
(16)	With respect to some mortgage loans, historical financial information may not be available as a result of acquisition financing and/or recent construction.

With respect to Loan No. 1, Cannon Industrial Portfolio, historical financial information is not available because the related borrowers acquired the Cannon Industrial Portfolio Properties in 2026 and the mortgaged properties are leased to single tenants pursuant to triple-net leases.

With respect to Loan No. 2, FreshDirect HQ, historical financial information is not included as the mortgaged property is sub-leased by affiliates of the borrower sponsor, Fresh Direct, LLC and U.T.F. Trucking, Inc. (collectively, the “FreshDirect Tenants”), who have been tenants at the mortgaged property since construction was completed. At origination of the whole loan, a fixed rent schedule was created for the remaining approximately 18-year term with a total base rent of $37.00 per square foot and 3.0% annual rent escalations.

With respect to Loan No. 7, Admiral’s Cove, certain historical information is not available as the mortgaged property was built in 2023.

With respect to Loan No. 9, South Jersey Multifamily Portfolio, certain historical financial information is unavailable because the South Jersey Multifamily Portfolio Properties were acquired by the borrower sponsors in 2024.

With respect to Loan No. 10, Sunset View, recent historical financial information prior to 2025 is not available due to renovations taking place from 2021 to 2024.

With respect to Loan No. 13, Seneca One, 2022 NOI is not available due to extensive renovations to the Seneca One mortgaged property from 2019 to 2021.
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With respect to Loan No. 16, The Towers at Cupertino City Center, historical information prior to 2023 is not available due to a tax reassessment as a result of the death of the principal's father and the subsequent transfer of the controlling interest to her.

With respect to Loan No. 17, The Landing, recent historical financial information prior to 2025 is not available due to renovations taking place from 2019 to 2022.

With respect to Loan No. 24, The Rockwell, historical information prior to 2025 is not available because the mortgaged property is newly constructed and in lease up.
(17)	With respect to Loan No. 2, FreshDirect HQ, the mortgaged property is part of an approximately 103.73-acre industrial park known as the Harlem River Yards that is owned by The People of the State of New York acting by and through The New York State Department of Transportation. In August 1991, Harlem River Yard Ventures, Inc. was selected by New York State for development and operation of the approximately 103.73 acres through a 99-year ground lease with New York State commencing on October 1, 1993 and expiring on September 30, 2092. Harlem River Yard Ventures, Inc., in turn, subleased the entire Harlem River Yards property to its affiliate, HRY Holdings LLC pursuant to a 49-year master lease expiring February 14, 2061. Since that time, the Harlem River Yards property was subdivided into four parcels and separately ground subleased by HRY Holdings LLC to various tenants, including the borrower, Fresh Property Bronx, LLC. The ground sublease of 550,654 square feet of land to the borrower commenced on February 15, 2012 and has a 31-year base lease term from the base rent commencement of February 1, 2015 through January 31, 2046. There are also three extension options of four years, five years and eight years, respectively, exercisable upon 365 days' notice, with a 49-year limit on the term, which results in a fully extended expiration date of February 14, 2061. The borrower and ground sublessee, Fresh Property Bronx, LLC, is required to pay all associated operating expenses on an absolute net basis to HRY Holdings, LLC, ground sublessor. Fresh Direct Holdings, Inc. guarantees the performance of the sublessee, while Harlem River Yard Ventures, Inc. guarantees the performance of the sublessor under the ground sublease. The ground sublease that the borrower is party to has current base rent payments of $3,018,708 ($5.72 per square foot) for Tract I (527,612 square feet) and $15,400 ($1.10 per square foot) for Tract II (14,000 square feet) through January 31, 2027. The base rent payment for Tract I increases to $6.24 per square foot effective February 1, 2027, $6.81 per square foot effective February 1, 2032, $7.44 per square foot effective February 1, 2037, $8.10 per square foot effective February 1, 2040 and $8.83 per square foot effective February 1, 2045, while the base rent payment for Tract II increases to $1.20 per square foot effective February 1, 2027, $1.30 per square foot effective February 1, 2032, $1.40 per square foot effective February 1, 2037, $1.50 per square foot effective February 1, 2040 and $1.60 per square foot effective February 1, 2045. The ground sublease also has a current base rent payment of $55,000 ($6.08 per square foot) for trailer storage land (9,042 square feet), which increases to $6.64 per square foot effective February 1, 2027, $7.24 per square foot effective February 1, 2032, $7.91 per square foot effective February 1, 2037, $8.62 per square foot effective February 1, 2040 and $9.39 per square foot effective February 1, 2045. The base rent payment during the option periods for Tract I is $8.49 per square foot effective February 1, 2046, $9.25 per square foot effective February 1, 2050 and $10.09 per square foot effective February 1, 2055, while the base rent payment during the option periods for Tract II is $1.60 per square foot effective February 1, 2046, $1.70 per square foot effective February 1, 2050 and $1.80 per square foot effective February 1, 2055. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests” in the preliminary prospectus.

With respect to Loan No. 4, Mountain Industrial Portfolio, the Mountain Industrial Portfolio Property known as the 7569 Golf Course Boulevard mortgaged property located in Punta Gorda, Florida (0.2% of the allocated loan amount) is ground leased by the related borrower (the “Punta Gorda Ground Lease”). The initial term of the Punta Gorda Ground Lease commenced on June 28, 2007 and will expire on June 30, 2037. The term of the Punta Gorda Ground Lease may be extended for three additional 10-year periods. The current base rent payable under the Punta Gorda Ground Lease is approximately $67,466 per annum and will be in effect until June 30, 2027 and is subject to escalations during the remainder of the initial term and for subsequent renewal terms.
With respect to Loan No. 4, Mountain Industrial Portfolio, the Mountain Industrial Portfolio Property known as the 246 Glasson Drive mortgaged property located in Corpus Christi, Texas (0.3% of the allocated loan amount) is ground leased by the related borrower (the “Corpus Christi Ground Lease"). The initial term of the Corpus Christi Ground Lease commenced on December 12, 2010 and will expire on December 11, 2040. The term of the Corpus Christi Ground Lease may be extended for two additional 10-year periods. The current base rent payable under the Corpus Christi Ground Lease is approximately $34,022 per annum and will be in effect until August 31, 2026 and is subject to escalations during the remainder of the initial term and for subsequent renewal terms.

With respect to Loan No. 5, Deptford Mall, the Deptford Mall mortgaged property is subject to a ground lease by and between one of the borrower entities, Deptford Mall Associates L.L.C., as ground lessor (the “Fee Borrower”),
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and Macerich Deptford LLC, as ground lessee (the “Leasehold Borrower”), an affiliate of the Fee Borrower, dated as of December 7, 2006. The Deptford Mall Whole Loan is secured by both the Leasehold Borrower’s leasehold interest in the Deptford Mall Property as well as the Fee Borrower’s overlapping fee interest in the Deptford Mall Property.

With respect to Loan No. 7, Admiral’s Cove, in connection with the PILOT structure, the borrower transferred the leasehold interest in the mortgaged property to County of Rockland Industrial Development Agency (the “Rockland IDA”) and retained the related fee interest and the Rockland IDA transferred a sub-leasehold interest back to the borrower. The Rockland IDA signed the mortgage and the collateral for the mortgage loan is the borrower’s overlapping fee and leasehold interests.
(18)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related mortgage loan documents.

With respect to Loan No. 4, Mountain Industrial Portfolio, Shaw Industries, Inc, the sole tenant at the 590 Northport Parkway mortgaged property, has free rent of $825,067, which was reserved for at origination.

With respect to Loan No. 4, Mountain Industrial Portfolio, the whole loan documents require an upfront deposit of $3,530,579 for tenant improvement allowances, landlord work, leasing commissions and rent concessions outstanding as of the origination date.

With respect to Loan No. 9, South Jersey Multifamily Portfolio, at origination the borrowers deposited approximately $1,200,000 into a performance holdback reserve. The performance holdback reserve is disbursed not more than once per calendar quarter, commencing July 1, 2026 through June 1, 2029, in minimum increments of $200,000, subject to the conditions set forth in the related mortgage loan documents, including that no event of default or cash management period is continuing and that the net cash flow debt yield equals or exceeds 9.25% after giving effect to the disbursement.

With respect to Loan No. 9, South Jersey Multifamily Portfolio, at origination the borrowers deposited approximately $296,500 into a fire damage repairs reserve. The fire damage repairs reserve represents 125% of the upper range of the amount estimated to complete the restoration and repair of four units at the Hamilton Venice Apartments Property that were damaged by a fire that occurred on February 20, 2026.

With respect to Loan No. 16, The Towers at Cupertino City Center, at origination, the borrower deposited $3,069,418 into a TI/LC reserve for outstanding tenant improvements and leasing commissions reserve related to five tenants (Amazon ($813,510), Apple ($100,000), Aptiv Services US, LLC ($948,415), Keyence Corporation of America ($172,761) and Morgan Stanley ($1,034,732)).

With respect to Loan No. 16, The Towers at Cupertino City Center, at origination, the borrower deposited $665,801 into a rent concession reserve for outstanding free rent related to four tenants (Apple ($61,302), Aptiv Services US, LLC ($418,826), Keyence Corporation of America ($73,223) and Morgan Stanley ($112,450)).

With respect to Loan No. 20, Wilshire Medical Arts Building, approximately $102,959 was deposited into a free rent reserve at origination.
(19)	Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being triggered in the respective mortgage loan documents.

With respect to Loan No. 1, Cannon Industrial Portfolio, during a trigger period caused by the forfeit of the funds reserved with the Village of Broadview, Illinois (totaling $101,142), in connection with required work to cure certain open violations (the “Broadview Reserve Funds”), unless the related borrower provides the lender written evidence that all of the work identified and required to be completed by the Village of Broadview, Illinois has been completed and approved by the Village of Broadview, Illinois, any excess cash flow or the Broadview Reserve Funds deposit is required to be deposited into an eligible account held by the lender.

With respect to Loan No. 2, FreshDirect HQ, the whole loan documents require an ongoing monthly tax reserve deposit in an amount equal to 1/12th of the taxes that the lender reasonably estimates will be payable during the next ensuing 12 months; provided that, during the continuance of any default, and provided that the Tax Reserve Waiver Conditions (as defined below) are not satisfied, such monthly tax deposit will be based on the lender’s calculation of the estimated annual unabated taxes for the first 12 months under the assumption that the payment-
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in-lieu of taxes (“PILOT”) lease is no longer in effect for any reason, notwithstanding that the PILOT lease may continue to remain in place during such period. The monthly tax deposits will be waived provided that (a) the PILOT lease is in full force and effect, or (b) the PILOT lease is terminated, cancelled or otherwise ceases to exist (including, without limitation, a rejection in a bankruptcy proceeding), but (i) the FreshDirect Tenants lease or a replacement lease remains in full force and effect, and no default exists thereunder, (ii) no material tenant trigger event has occurred and is continuing, (iii) the FreshDirect Tenants or a replacement tenant are required to pay taxes pursuant to the FreshDirect Tenants lease or a replacement lease, as applicable, (iv) the FreshDirect Tenants or a replacement tenant pay and continue to pay taxes as and when due and (v) the FreshDirect Tenants or a replacement tenant provide the lender with evidence reasonably satisfactory to the lender of the FreshDirect Tenants’ or the replacement tenant’s compliance with the foregoing (collectively, the “Tax Reserve Waiver Conditions”).
With respect to Loan No. 2, FreshDirect HQ, any Material Tenant Trigger Event Suspension Deposit (as defined below) will be deposited into the material tenant rollover reserve. On each monthly payment date during a material tenant trigger event period, the borrower is required to deposit with the lender an amount equal to the sum of: (a) the product of (i) the total rentable square footage demised (or theretofore demised) under all material tenant leases with respect to which (or with respect to the related material tenants or lease guarantors) a material tenant trigger event exists and (ii) the ratio in which (A) the numerator is equal to $20.00 and (B) the denominator is equal to 12, for tenant allowances, tenant improvements and leasing commissions that may be incurred or required to be reimbursed by the borrower in connection with leasing material tenant space pursuant to qualified leases, and (b) without duplication of the tax reserve, 12 months of unabated taxes which are estimated by the lender to become due and payable under the assumption that the PILOT lease is no longer in effect for any reason, notwithstanding that the PILOT lease may continue to remain in place during such material tenant trigger event period. During the continuance of a material tenant trigger event period relating to any material tenant, its material tenant lease or its lease guarantor, the amount of the funds deposited into the material tenant rollover reserve or the applicable material tenant rollover reserve subaccount will not exceed an aggregate amount equal to $25,575,760. So long as no other cash management trigger event or cash sweep trigger event has occurred and is continuing, the borrower will have the right to suspend a material tenant trigger event for 12 months by delivering notice to the lender, within two days after notice from the lender of the occurrence of a material tenant trigger event, of its intent to deposit (or deliver, as the case may be), a letter of credit or cash in an amount equal to 12 months of monthly material tenant rollover reserve deposits with respect to the applicable material tenant space (a “Material Tenant Trigger Event Suspension Deposit”), and thereafter depositing with (or delivering to, as the case may be) the lender, within 10 days after delivery of such material tenant trigger event notice, a Material Tenant Trigger Event Suspension Deposit; and provided, further, that the borrower will have the right to extend the applicable suspension period for an additional 12 months by depositing with (or delivering to, as the case may be) the lender, at least 10 days prior to the expiration of the applicable suspension period, an additional Material Tenant Trigger Event Suspension Deposit.

With respect to Loan No. 3, Shore Front Parkway Apartments, the borrowers are entitled to avoid a Low DSCR Event (as defined in the mortgage loan documents) if within five business days of written notice from the lender, the borrowers have delivered cash into the Low DSCR Event reserve or have posted a letter of credit in an amount equal to the difference of (a) $3,930,000 less (b) the net cash flow for the trailing six-month period.

With respect to Loan No. 4, Mountain Industrial Portfolio, during a trigger period, the Mountain Industrial Portfolio Whole Loan documents require an ongoing monthly deposit in an amount equal to approximately $319,827 for replacement reserves (equal to approximately $0.20 PSF annually).

With respect to Loan No. 4, Mountain Industrial Portfolio, during a trigger period, the Mountain Industrial Portfolio Whole Loan documents require an ongoing monthly deposit in an amount equal to 1/12th of the rents due under each ground lease during the next ensuing 12 months and at least 30 days prior to the respective due dates.

With respect to Loan No. 4, Mountain Industrial Portfolio, during a trigger period, the Mountain Industrial Portfolio Whole Loan documents require an ongoing monthly deposit in an amount equal to approximately $239,870 for tenant improvements and leasing commissions (equal to approximately $0.15 PSF annually).
With respect to Loan No. 5, Deptford Mall, on each monthly payment date during the continuance of a trigger period, the borrowers are required to escrow an amount equal to the gross leasable area of the Deptford Mall Property (excluding non-collateral square footage and excluded rollover premises, which are premises leased by Boscov’s and Zaxby’s pursuant to their respective leases, if such leases are renewed (to the extent such leases are required to be renewed during the term of the Deptford Mall Whole Loan)) multiplied by $1.00 and divided by 12 for ongoing rollover reserves. The rollover reserve ongoing deposits are capped at an amount equal to 24 times the required deposit.
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With respect to Loan No. 5, Deptford Mall, on each monthly payment date during the continuance of a trigger period, the borrowers are required to escrow an amount equal to the gross leasable area of the Deptford Mall Property (excluding non-collateral square footage, excluded replacement reserve premises, which are the premises leased by Boscov’s and Zaxby’s (or any replacement tenant satisfying conditions set forth in the Deptford Mall Whole Loan documents), and any other tenant that is required to pay for all repairs and maintenance costs for its entire leased premises, roof and structural components) multiplied by $0.25 and divided by 12 for ongoing replacement reserves. The replacement reserve ongoing deposits are capped at an amount equal to 24 times the required deposit.

With respect to Loan No. 5, Deptford Mall, on each monthly payment date during the continuance of a trigger period, the borrowers are required to escrow an amount equal to one-third (1/3) of the then-applicable Monthly Debt Service Payment Amount, currently equal to approximately $225,097 for debt service until the balance of the debt service reserve reaches an amount equal to then-applicable monthly debt service payment amount (the “Debt Service Account Cap”).

With respect to Loan No. 6, 1500 Post Oak Boulevard, during the continuance of a trigger period, the 1500 Post Oak Boulevard Whole Loan documents require an ongoing monthly capex reserve deposit of approximately $12,566.

With respect to Loan No. 6, 1500 Post Oak Boulevard, during the continuance of a trigger period, the 1500 Post Oak Boulevard Whole Loan documents require an ongoing monthly TI/LC reserve deposit of approximately $100,530.

With respect to Loan No. 8, Prospect Place Apartments, the borrowers are entitled to avoid a Low DSCR Event (as defined in the mortgage loan documents) if within five business days of written notice from the lender, the borrowers have delivered cash into the Low DSCR Event reserve or have posted a letter of credit in an amount equal to the difference of (a) $3,225,000 less (b) the net cash flow for the trailing six-month period.

With respect to Loan No. 11, Crossgates Mall, on each monthly payment date during a material tenant trigger event period, the borrower is required to deposit with the lender the material tenant trigger event excess cash amount, not to exceed $220,000 in any calendar month (which cap on the monthly deposit will terminate upon a transfer of indirect control of the day-to-day operations of the mortgaged property from the current sponsor to the class B member investor or a transfer of the ownership interests in the borrower to the mezzanine lender), for any costs that may be incurred or required to be reimbursed by the borrower or material tenant in connection with leasing material tenant space pursuant to a qualified lease.
With respect to Loan No. 11, Crossgates Mall, if the borrower elects to suspend a cash sweep DSCR trigger event, the borrower will have the right to deposit with or deliver to the lender an amount in cash or a letter of credit that, if applied to pay down the then current outstanding principal balance of the whole loan, would cause the DSCR to equal at least 1.25x, to be held as additional collateral for the whole loan.

With respect to Loan No. 11, Crossgates Mall, upon (i) a default by Macy’s under the construction, operation, and reciprocal easement agreement, (ii) a bankruptcy action of Macy’s or (iii) Macy’s “going dark”, vacating, ceasing to occupy or discontinuing its operations at the parcel adjacent to the mortgaged property, the borrower will be required to deposit excess cash into the TI/LC reserve account. The funds in the TI/LC reserve account may be used for tenant improvement costs, tenant improvement allowances and leasing commissions incurred by the borrower in connection with the leasing of any tenant space at the mortgaged property.

With respect to Loan No. 13, Seneca One, during a trigger period, the borrower is required to deposit $12,548.76 on each monthly payment date into the capital expenditure account.

With respect to Loan No. 14, 118 Northeast 39th Street, during a sweep event, the borrower is required to deposit $58.75 on each monthly payment date into the capital expenditure account.

With respect to Loan No. 14, 118 Northeast 39th Street, during a sweep event period, the borrower is required to deposit $391.66 on each monthly payment date into the rollover account.

With respect to Loan No. 15, Fresh Edge Portfolio, during a trigger period, the borrower is required to deposit $1,661.43 on each monthly payment date into the capital expenditure reserve account.

With respect to Loan No. 15, Fresh Edge Portfolio, during a trigger period, the borrower is required to deposit
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$2,769.04 on each monthly payment date into the rollover reserve account.

With respect to Loan No. 16, The Towers at Cupertino City Center, if (i) an event of default has occurred and is continuing, or (ii) The Towers at Cupertino City Center mortgaged property is not covered under an acceptable blanket policy and/or borrower fails to provide the lender with paid receipts not later than 10 days’ prior to the expiration date of the policies, the borrower will be required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount that will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies.

With respect to Loan No. 18, 1584 Fulton Street, if the capital expenditure reserve account falls below $14,550.00 the borrower is required to deposit $606 on each monthly payment date into the capital expenditure reserve account.
With respect to Loan No. 21, 5555 Rockwell Road, during a lease sweep period the borrower is required to deposit $23,350.00 on each monthly payment date into the rollover reserve account. With respect to Loan No. 23, Hy-Vee Springfield, the borrower is not required to (1) make monthly tax escrow deposits so long as (i) no cash sweep period exists, (ii) the related sole tenant is permitted to, and is actually paying taxes directly to, the appropriate public office and (iii) the related sole tenant lease is in full force and effect and neither the landlord, tenant nor guarantor under the related sole tenant lease is in default of any of its obligations beyond any applicable notice and cure periods and (2) make monthly insurance escrow deposits so long as (i) no cash sweep period exists, (ii) the related sole tenant is permitted to maintain, and is actually maintaining, insurance in accordance with the terms of the related sole tenant lease or the related sole tenant is self-insured in accordance with the terms and conditions of the related sole tenant lease, (iii) the related sole tenant pays insurance premiums directly to the respective insurer or agent (unless the related sole tenant is self-insured in accordance with the terms and conditions of the sole tenant lease) and (iv) the related sole tenant lease is in full force and effect and neither the landlord nor tenant thereunder is in default of any of its obligations beyond any applicable notice and cure periods. With respect to Loan No. 24, The Rockwell, on each monthly payment date the borrower is required to make a monthly payment of $950 per month to the replacement reserve subaccount, subject to a cap of $50,000.
(20)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

With respect to Loan No. 16, The Towers at Cupertino City Center, at origination, the borrower deposited $171,433 into the replacement reserve. The replacement reserve account is subject to a $214,632 cap  (the “Replacement Reserve Cap”). On each monthly payment date, the borrower will be required to deposit the lesser of (x) $5,962 or (y) an amount necessary to raise the balance of the replacement reserve to the Replacement Reserve Cap for replacements and repairs required to be made to the mortgaged property during the calendar year.

With respect to Loan No. 16, The Towers at Cupertino City Center, at origination, the borrower deposited $2,000,000 into a TI/LC reserve. The TI/LC replacement reserve account is subject to a $3,000,000 cap (the “TI/LC Reserve Cap”). On each monthly payment date, the borrower will be required to deposit the lesser of (x) $59,615 or (y) an amount necessary to raise the balance of the replacement reserve to the TI/LC Reserve Cap for future tenant improvement and leasing commission costs related to future re-tenanting of the mortgaged property
(21)	In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date and may not include smaller spaces with different expiration dates.

With respect to Loan No. 6, 1500 Post Oak Boulevard, the Sole Tenant, Woodside Energy currently occupies 326,904 SF and is subleasing (i) 114,875 SF of its space to SEMPRA LNG, LLC at a weighted average current base rent of $31.90 PSF, (ii) 68,772 SF of its space to Sumitomo Corporation of Americas at a current base rent of $32.50 PSF, (iii) 23,390 SF of its space to Tricon Energy, Ltd. at a current base rent of $29.50 PSF, (iv) 23,390 SF of its space to DRW Trading Texas LLC at a current base rent of $30.50 PSF, (v) 22,924 SF of its space to New Fortress Energy Inc. at a current base rent of $30.00 PSF and (vi) 22,924 SF of its space to Brenntag Latin America, Inc. at a current base rent of $29.00 PSF. Additionally, Sumitomo Corporate of America sub-subleases 12,209 SF of its space to DRW Texas, LLC at a current base rent of $30.50 PSF. All subleases and the sub-sublease expire on October 31, 2031, co-terminus with the Woodside Energy prime lease. Annual UW Rent reflects the Woodside Energy prime rent.

With respect to Loan No. 16, The Towers at Cupertino City Center, the Second Largest Tenant, Amazon, has multiple leases expiring on April 30, 2027 (39,839 square feet) and January 31, 2029 (72,461 square feet).
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With respect to Loan No. 16, The Towers at Cupertino City Center, the Fourth Largest Tenant, Aptiv Services US, LLC, has multiple leases expiring on February 28, 2031 (2,710 square feet) and May 31, 2031 (11,778 square feet).
(22)	With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any mortgaged property.
(23)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.

With respect to Loan No. 1, Cannon Industrial Portfolio, IGT, the largest tenant, subleases 220,533 square feet of its space at the 9295 & 9315 Prototype Drive mortgaged property to Full Tilt Transportation, 84,940 square feet of its space at such mortgaged property to VSE / Tri-Phase and 16,000 square feet of its space at such mortgaged property to The Child Garden. Each sublease is set to expire on September 29, 2032. The underwritten base rent is $10.80 per square foot for Full Tilt Transportation and VSE / Tri-Phase and $22.20 for The Child Garden.

With respect Loan No. 4, Mountain Industrial Portfolio, Winland Foods, Inc., the sole tenant at the 4555 West Highway 146 mortgaged property, subleases 117,000 square feet of its 558,600 leased square feet to Treehouse Private Brands, Inc.

With respect to Loan No. 11, Crossgates Mall, the Largest Tenant, J.C. Penney, has the right to terminate its lease by giving the landlord written notice of its election to do so at least three months in advance of the termination date specified in such notice.

With respect to Loan No. 13, Seneca One, the fifth largest tenant, Azuna, representing approximately 1.2% of the net rentable area, has the option to terminate its lease effective October 1, 2028 by providing six-months’ prior written notice and an early termination fee equal to five times the then-monthly base rent, provided that Azuna does not exercise this option between 90 and 180 days of an initial public offering of stock that would cause a change to a third party of not less than 40% of the ownership of Azuna.

With respect to Loan No. 13, Seneca One, the largest tenant, M&T Bank, representing approximately 36.6% of the net rentable area, has a right of first refusal to purchase the mortgaged property (or any material portion of the mortgaged property), on the same terms and conditions provided in any bona fide offer to purchase the mortgaged property received by the borrowers from a third party that the borrowers are willing to accept; provided that the related lease is in full force and effect and no default under the lease exists beyond any and all applicable notice and cure periods. The subordination, non-disturbance and attornment agreement delivered in connection with the origination of the Seneca One Whole Loan provides that M&T Bank’s right of first refusal does not apply in connection with a foreclosure or deed-in-lieu of foreclosure.

With respect to Loan No. 13, Seneca One, the second largest tenant, Highmark Health, representing approximately 11.1% of the net rentable area, has a one-time contraction right to relinquish up to 20% of its premises as of June 30, 2031, provided that (i) the tenant is not in default beyond all notice or grace periods as of the notice or effective date, (ii) the tenant provides the related borrower notice no later than June 30, 2030, and (iii) within 30 days prior to June 30, 2031, the tenant pays a contraction fee equal to the related borrower’s unamortized leasing costs (including without limitation, legal fees, brokerage commissions, construction costs and an improvement allowance) subject to a 5% annual interest rate.
With respect to Loan No. 16, The Towers at Cupertino City Center, the Largest Tenant, Apple, has the right to terminate up to two contiguous floors per year on April 30, 2030 and April 30, 2031 with 12 months’ notice and payment of termination fee equal to three months of base rent, plus the unamortized portion of (i) leasing commissions, (ii) tenant improvement allowances, and (iii) amount of abated base rent with respect to the early termination space.

With respect to Loan No. 16, The Towers at Cupertino City Center, the Third Largest Tenant, Morgan Stanley, has a one-time right to terminate its lease effective November 30, 2030 by providing notice on or before January 31, 2030 and payment of a termination fee of $1,134,332.

With respect to Loan No. 16, The Towers at Cupertino City Center, the rent for the Largest Tenant, Ap-ple, and the Second Largest Tenant, Amazon, has been underwritten on a straight-line rent averaging basis.

With respect to Loan No. 21, 5555 Rockwell Road, the largest tenant, Infiltrator Water Technologies, LLC, has a
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one-time right of first refusal to purchase the mortgaged property, exercisable by entering into a contract for the same within 15 days after receipt of written notice of any offer for the purchase of the mortgaged property for the same consideration as the bona fide offer; provided, however, if the tenant fails to timely enter into such contract, such right will terminate. The subordination, non-disturbance and attornment agreement delivered in connection with the origination of the 5555 Rockwell Road Mortgage Loan provides that the tenant’s right of first refusal does not apply in connection with a foreclosure or deed-in-lieu of foreclosure.

With respect to Loan No. 25, McKinley Tower Apartments, approximately half of the units at the mortgaged property are leased to tenants on a month-to-month basis.
(24)	With respect to Loan No. 3, Shore Front Parkway Apartments, the warm body non-recourse carveout guarantors are required by the mortgage loan documents to maintain a net worth of $20,000,000 and liquidity of $10,000,000, so long as the mortgage loan and any of the obligations set forth in the loan documents remain outstanding.

With respect to Loan No. 6, 1500 Post Oak Boulevard, there is no non-recourse carve-out guarantor.

With respect to Loan No. 8, Prospect Place Apartments, the warm body non-recourse carveout guarantors are required by the mortgage loan documents to maintain a net worth of $20,000,000 and liquidity of $10,000,000, so long as the mortgage loan and any of the obligations set forth in the loan documents remain outstanding.
(25)	Each letter identifies a group of related borrowers.

With respect to Loan Nos. 3 and 8, Shore Front Parkway Apartments and Prospect Place Apartments.

With respect to Loan Nos. 10 and 17, Sunset View and The Landing.
(26)	The classification of the lockbox types is described in the preliminary prospectus. See “Description of the Mortgage Pool—Certain Calculations and Definitions” in the preliminary prospectus for further details.
(27)	With respect to Loan No. 2, FreshDirect HQ, the mortgaged property benefits from a PILOT program in which the improvements are 100% exempt from real estate taxes for 20 years, and thereafter the exemption will phase out at 20% increments over an additional five years. According to the appraisal, the estimated full tax liability for the 2026/2027 tax year would be $5,685,460 if the mortgaged property did not benefit from the PILOT. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the preliminary prospectus.

With respect to Loan No. 4, Mountain Industrial Portfolio, various of the individual Mortgaged Properties are the subject of PILOT or other tax subsidies that were reflected in Ioan underwriting, as follows: (i) 3200 Rodeo Court, Bessemer, Alabama, (ii) 6735 Trippel Road, Mobile, Alabama; (iii) 3150 Highway 42, Locust Grove, Georgia, (iv) 1151 South Graham Road, Greenwood, Indiana, (v) 5440 Haggerty Lane, LaFayette, Indiana and (vi) 3058 Lakemont Boulevard, Fort Mill, South Carolina.  The aggregate allocated loan amounts for the six tax-subsidized properties totals $231,700,642 or 14.3% of the whole loan amount, and the underwritten property tax expense with abatements is approximately $2.1 million.  Unabated taxes for the six tax-subsidized properties are estimated to total approximately $2.5 million.  The loan documents provide for loss recourse to the borrower and non-recourse carveout guarantor in the event of any borrower’s breach or termination of PILOT-related agreements that results in reduction of a tax abatement (including lost rental income) up to the allocated loan amount for the affected individual property.  We cannot assure you that the non-recourse carveout guarantor would have the resources to perform such recourse obligations.  In addition, four other Mortgaged Properties are the subject of tax abatements, which were not underwritten; 1602 Vincent Drive, Sauget, Illinois, 3779 Lake Shore Road, Hamburg, New York, 4651 Prosper Drive, Stow Ohio and 1103 Powderhouse Road SE, Aiken, South Carolina.  To the extent that a tax abatement expires, even if not underwritten, it may increase costs to the related borrower or tenant which benefits from such exemption, and could reduce the likelihood of such tenant renewing its lease.

With respect to Loan No. 7, Admiral’s Cove, the mortgaged property is subject to a 16-year payment in lieu of taxes (“PILOT”) agreement that commenced during the 2022/2023 tax year, pursuant to which the borrower is obligated to make discounted payments in lieu of taxes based on a fixed assessed property value, with annual 2% increases in the applicable tax rates. In order for the mortgaged property to qualify for exemption from property taxes and the PILOT structure, the borrower entered into a lease agreement (the “IDA Lease”) with the Rockland IDA, pursuant to which the borrower retained the fee interest in the mortgaged property, leased the mortgaged property to the Rockland IDA and the Rockland IDA subleased the mortgaged property back to the borrower, in each case, for the term of the PILOT. During the initial three years of the PILOT period (through December 2026), the borrower is required to make PILOT payments based on the “land only” assessed value of $1,638,600. Thereafter, the assessed property value for the remaining PILOT term will be $17,000,000. After the first three years, the PILOT payments increase over the remainder of the PILOT term as follows: 15% increase per year for
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years four and five; 5% increase per year for years six through 13 and 10% increase per year for years 14 through 16. The borrower is also entitled to certain sales tax benefits with respect to qualifying personal property purchased for incorporation into or use in connection with the development of the mortgaged property. The sales tax reserve was established with an upfront amount deposited by the borrower equal to the estimated sales tax liability required by the qualified purchases of personal property in connection with the development of the Admiral’s Cove Property that exceed the aggregate amount of sales tax exemptions granted by the PILOT Agreement. The lender underwrote the average of payments over the mortgage loan term, which is $520,099. The borrower has the option to purchase the IDA’s interest in the Admiral’s Cove Property and terminate the PILOT Agreement at any time by paying all amounts then due under the IDA Lease plus a purchase price of $1.
With respect to Loan No. 8, Prospect Place Apartments, the borrowers entered into a regulatory agreement with The City of New York, acting by and through the New York City Department of Housing Preservation and Development in June 2017, with a 30-year term. The regulatory agreement states that all apartment units are rent stabilized and specifies additional occupancy restrictions, which identify the apartment-size distributions and respective rent limits based on a percentage of the area median income. The borrower benefits from a “Shelter Rent Tax” for the duration of the regulatory agreement (such agreement runs with the land). The “Shelter Rent Tax” reflects the gross commercial and residential rents less the cost of electricity, gas, heat and other utilities multiplied by a set percentage (9% for 480 Saint Marks Avenue, 8% for 500 Saint Marks Avenue, 5% for 545 Prospect Place, 8% for 565 Prospect Place and 10% for 713 Classon Avenue). The appraisal’s estimated unabated tax liability for the 2025/2026 tax year is $3,616,353, whereas the underwritten tax expense based on the “Shelter Rent Tax”, in lieu of standard property taxes is approximately $801,999. There can be no assurance that the tax benefits under the regulatory agreement will be retained. In the event that such mortgaged property no longer qualifies for or receives tax abatement benefits pursuant to the regulatory agreement, such mortgage loan will be fully recourse to the borrower and guarantors until such time as the tax abatement benefits are restored.

With respect to Loan No. 13, Seneca One, the related borrower entered into a PILOT agreement with the Erie County Industrial Development Agency (the "IDA"), a public benefit corporation of the State of New York, dated April 1, 2020, with a term of approximately 25 years (through 2045-2046). In connection with the PILOT arrangement, Jemal's Seneca L.L.C. (one of two co-borrowers) leases the improvements on the mortgaged property other than the adjacent parking lot parcel to the IDA, with the IDA subletting such improvements back to such borrower. The leasehold and sub-leasehold interests are coterminous with the term of the PILOT agreement, and the borrower will maintain the fee interest in the mortgaged property throughout the term of the mortgage loan. Under a related infrastructure fund agreement, a portion of the payments made by the borrower may be used, with the consent of the City of Buffalo, to make public infrastructure improvements and public streetscape improvements and other public improvement projects in the immediate area surrounding the mortgaged property. The PILOT arrangement does not reduce the real estate tax burden of the mortgaged property. Upon the expiration of the PILOT term, the PILOT agreement, leasehold and sub-leasehold structure will automatically terminate, the borrower will revert to paying real estate taxes to the appropriate municipal authorities, and the borrower will continue to own the mortgaged property on an unencumbered fee simple basis.

With respect to Loan No. 18, 1584 Fulton Street, the mortgaged property benefits from a 35-year 421-a tax exemption program issued by the New York City Department of Housing Preservation and Development, pursuant to which the mortgaged property will be 100% exempt for the first 25 years of the abatement period (which began in tax year 2026/2027) and 31.43% exempt for the last 10 years of the period. In connection with the tax exemption, the borrower is required to reserve at least 30% of the units at the mortgaged property (equal to 11 units) for tenants earning no more than 130% of the area median income, subject to certain rental restrictions. According to the appraisal, full unabated taxes for the 2026/2027 tax year are $469,847 compared to the underwritten abated taxes of $46,804.
With respect to Loan No. 24, The Rockwell, the related borrower entered into a payment-in-lieu of taxes (“PILOT”) agreement with the New Rochelle Industrial Development Agency (the “NRIDA”) in 2018, pursuant to which the borrower conveyed the leasehold interest in the mortgaged property to the NRIDA and the NRIDA leased the mortgaged property back to the borrower. According to the PILOT documents, each of the residential and commercial components of the mortgaged property is subject to a PILOT arrangement pursuant to which the borrower is entitled to make payments in lieu of taxes otherwise due with respect to the mortgaged property through December 31, 2040 in accordance with separate residential and commercial schedules set forth in the PILOT documents and conditioned upon compliance with certain affordable housing restrictions. See “Description of the Mortgage Pool—Property Types—Multifamily Rental Properties” and “—Real Estate and Other Tax Considerations” in the preliminary prospectus.
(28)	Left Intentionally Blank
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(29)	Property Located Within a Qualified Opportunity Zone (Y/N) reflects mortgaged properties that are located in qualified opportunity zones ("QOZs") under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ.
(30)	With respect to Loan No. 3, Shore Front Parkway Apartments, two units at the mortgaged property are currently leased to tenants using Section 8 vouchers.

With respect to Loan No. 3, Shore Front Parkway Apartments, the borrower and guarantors have re-course liability for a portion of the debt in an amount equal to $23,625,000 (or 25% of the debt).

With respect to Loan No. 4, Mountain Industrial Portfolio, various individual Mortgaged Properties are subject to rights of first refusal or first offer (collectively, “purchase rights”) in favor of single tenants at the related Mortgaged Properties, as follows: (A) with respect to the 6735 Trippel Road mortgaged property (having an allocated loan amount of $29,207,228, representing 1.8% of the original principal balance of the related whole loan (the “Mountain Industrial Portfolio Whole Loan Amount”), Amazon.com Services LLC has purchase rights for the individual property if the landlord elects to sell such property; however, the tenant has agreed that the purchase rights do not apply to foreclosure or deed-in-lieu thereof; (B) with respect to the 1151 South Graham Road mortgaged property (having an allocated loan amount of $68,275,660, representing 4.2% of the Mountain Industrial Portfolio Whole Loan Amount), Amazon.com Services LLC has purchase rights for the individual property if the landlord elects to sell such property; however, the tenant has agreed that the purchase rights do not apply to foreclosure or deed-in-lieu thereof; (C) with respect to the 5440 Haggerty Lane mortgaged property (having an allocat-ed loan amount of $22,582,909, representing 1.4% of the Mountain Industrial Portfolio Whole Loan Amount) Toyota Tsusho America, Inc. has purchase rights for the individual property if the landlord elects to sell such property in connection with a bona fide third party offer; (D) with respect to the 1509 Leestown Road mortgaged property (having an allocated loan amount of $29,131,952, representing 1.8% of the Mountain Industrial Portfolio Whole Loan Amount), Jim Beam Brands Co. has purchase rights for the individual property if the landlord elects to sell such property in connection with an unsolicited pur-chase offer; (E) with respect to the 1414 South Council Road mortgaged property (having an allocated loan amount of $28,040,445, representing 1.7% of the Mountain Industrial Portfolio Whole Loan Amount), Amazon.com Services LLC has purchase rights for the individual property if the landlord elects to sell such property; however, the tenant has agreed that the purchase rights do not apply to foreclosure or deed-in-lieu thereof; (F) with respect to the 101 North Campus Drive mortgaged property (having an al-located loan amount of $16,560,800, representing 1.0% of the Mountain Industrial Portfolio Whole Loan Amount), General Electric Company has purchase rights for the individual property if the landlord elects to sell such property in connection with a bona fide third party offer; (G) with respect to the 900 Hutchinson Place mortgaged property (having an allocated loan amount of $22,650,657, representing 1.4% of the Mountain Industrial Portfolio Whole Loan Amount), CBOCS Distribution, Inc. has purchase rights for the individual property if the landlord elects to sell such property; however, the tenant has agreed that the purchase rights do not apply to foreclosure or deed-in-lieu thereof; and (H) with respect to the 2000 Luna Road mortgaged property (having an allocated loan amount of $19,985,874, represent-ing 1.2% of the Mountain Industrial Portfolio Whole Loan Amount), Carrier Enterprise, LLC has purchase rights for the individual property if the landlord elects to sell such property to any third party, additional-ly, the purchase rights are not extinguished by a foreclosure and potentially apply to a deed-in-lieu of foreclosure. With respect to all of such mortgaged properties, such purchase rights would apply to transfers following a foreclosure or deed-in-lieu thereof.
With respect to Loan No. 5, Deptford Mall, the Deptford Mall Whole Loan documents permit the borrow-ers to obtain the free release (except with respect to the Release Price Parcel, as discussed below) of certain outparcels including (i) non-income producing and unimproved real property, (ii) non-income pro-ducing real property that is improved by structures that have been vacant and non-income producing continuously since the origination date of the Deptford Mall Whole Loan and for at least three years prior to the date of release, (iii) specified outparcels identified in the Deptford Mall Whole Loan documents the boundary lines of which are not yet final and may be subject to further adjustments to address approval requirements and/or redevelopment needs (subject to an increase in size by no more than 15%) and (iv) the outparcel currently leased to Zaxby’s (subject to the same boundary lines adjustment conditions specified in clause (iii), above) (the “Release Price Parcel”) subject to, among other conditions, (i) the borrowers deliver satisfactory evidence to the lender that the release parcel has been legally subdivided from the remainder of the Deptford Mall Property and constitutes a separate tax lot (or, if not a separate tax lot, the release parcel owner is contractually obligated to pay its share of all taxes and other
A-56

charges with respect to the release parcel until the release parcel has been designated as a separate tax lot) and (ii) the borrowers certify to the lender that the release of the release parcel will not materially and ad-versely affect the use, operations, economic value of or the revenue produced by (exclusive of the eco-nomic value or revenue lost attributable to the release parcel), the remaining improvements located on the Deptford Mall Property as a mixed use center, and (iii) satisfaction of customary REMIC conditions. With respect to a release of the Release Price Parcel, the borrowers are required to prepay the Deptford Mall Whole Loan in an amount equal to $1,000,534, together with any applicable yield maintenance pre-mium.

With respect to Loan No. 5, Deptford Mall, the mortgaged property includes 508,874 square feet of Col-lateral SF and 506,492 square feet of non-collateral improvements owned by JCPenney and Macy’s which are not part of the collateral for the Deptford Mall Whole Loan.

With respect to Loan No. 5, Deptford Mall Mortgage Loan, the related loan documents permit the bor-rowers to obtain the release of an outparcel of the mortgaged property currently ground-leased to Zax-by’s, a tenant occupying approximately 0.571% of the net rentable square footage at the Deptford Mall mortgaged property, at any time, provided, among other conditions, (i) no event of default exists, (ii) the borrowers prepay the mortgage loan in an amount equal to $1,000,534, together with any applicable yield maintenance premium and (iii) the borrowers satisfy customary REMIC requirements.

With respect to Loan No. 7, Admiral’s Cove, the related mortgage loan documents permit insurance premiums to be financed through a third-party premium financing company under a premium finance agreement provided the borrower submits to the lender evidence of payment of each and every install-ment due under such premium finance agreement as each installment becomes due and payable. Insur-ance premiums are currently being financed. The premium financing company has agreed to provide the lender with 30 days’ prior written notice in the event of cancellation of the insurance policies that are subject to such premium finance agreement due to non-payment of the payments due under the premi-um finance agreement.
With respect to Loan No. 8, Prospect Place Apartments, the borrower sponsor is utilizing the New York City Fighting Homelessness and Eviction Prevention Supplement Program (“FHEPS”) to lease certain units at the mortgaged property. This rental assistance program is administered by the New York City Department of Social Services to help tenants find and keep housing. Currently, two tenants at the mortgaged property utilize housing vouchers provided under the FHEPS program. Additionally, two units at the mortgaged property are currently leased to tenants using Section 8 vouchers.

With respect to Loan No. 8, Prospect Place Apartments, the borrower and guarantors have recourse liability for a portion of the debt in an amount equal to $12,450,000 (or 15% of the debt).

With respect to Loan No. 9, South Jersey Multifamily Portfolio, the Venice Park Condominiums mortgaged property is operated as part of a condominium pursuant to the Bay Park I Condominium master deed and by-laws. The condominium regime consists of 80 units, with one vote in the Bay Park I Con-dominium As-sociation allocated to each unit. One of the related borrowers owns 78 of the 80 units and accordingly controls the condominium association and its five-member board of trustees, including the election and removal of trustees, the levying of common expense assessments and amendments to the governing documents. At origination, each member of the board of trustees delivered an irrevocable, undated resignation in favor of the lender, effective upon the lender’s written acceptance and delivery to the board and exercisable at any time during the continuance of an event of default.

With respect to Loan No. 9, South Jersey Multifamily Portfolio, the Mortgaged Properties are subject to the rent control regulations of the City of Atlantic City, New Jersey, which are citywide regulations appli-cable to rental units in Atlantic City and are not specific to the South Jersey Multifamily Portfolio Proper-ties. Each year, a landlord may increase the rent for a unit by the increase in the Consumer Price Index over the prior 12 months. Once a unit is vacated by its tenant(s) or becomes vacant by court order, the landlord may es-tablish a new legal base rent, which permits the landlord to mark rents to market upon a vacancy. The regu-lations also permit additional increases above the Consumer Price Index for major capital improvements and “hardship” increases if the net operating income of the property falls below a specified threshold.

With respect to Loan No. 18, 1584 Fulton Street, the related mortgaged property consists of 35 multifamily units, with 11 of such units being rent stabilized units. Eight tenants at the mortgaged property utilize a housing voucher provided under the CityFHEPS program, a rental assistance program administered by the New York City Department of Social Services to help tenants find and keep housing. The mortgaged property also benefits from a 421-a tax exemption.
A-57

(31)	With respect to Loan No. 9, South Jersey Multifamily Portfolio, the increase from the Most Recent NOI to the UW NOI is primarily attributable to recent contractual rent increases and grossed up vacant units.

With respect to Loan No. 16, The Towers at Cupertino City Center, the increase in the 2nd Most Recent NOI from the 3rd Most Recent NOI is primarily due to the real estate taxes increasing between 2023 and 2024 due to a reassessment as a result of a death of the principal's father and the subsequent transfer of the controlling interest to her. As such, a portion of the 2023 CAM billings were delayed until 2024, while the ownership waited for the property tax reassessment to be finalized. This resulted in lower collections in 2023 and above 100% collections in 2024.
(32)	Left Intentionally Blank
(33)	With respect to Loan No. 1, Cannon Industrial Portfolio, the related borrowers own the Cannon Industrial Portfolio Properties as tenants-in-common.

With respect to Loan No. 4, Deptford Mall Mortgage Loan, there are two minor unimproved portions of the mortgaged property which are owned by two of the borrowers (Macerich Deptford LLC and Macerich Deptford II LLC), together with Macerich Deptford Adjacent LLC, an affiliate, and Macy’s as tenants-in-common (“TICs”). Pursuant to the related agreement that created and governs the tenancy-in-common structure, the TICs have waived their right of partition until 2035 (as to one portion) and perpetually (as to the other portion).

A-58

ANNEX B

SIGNIFICANT LOAN SUMMARIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex B	BMO 2026-5C15
No. 1 – Cannon Industrial Portfolio

Annex B	BMO 2026-5C15
No. 1 – Cannon Industrial Portfolio

Sun Valley
Spanish Springs
Northeast Reno
Northwest Reno
Sparks
RENO
West Reno
PAH RAH MTN RANGE
STOREY COUNTY
WASHOE COUNTY
TOIYABE NATIONAL FOREST
4

DETROIT
WINDSOR
Ann Arbor
Taylor
ONTARIO
MICHIGAN
Lake Erie
Monroe
TOLEDO
Port Clinton
Maumee
Sandusky
Lorain
CLEVELAND
Mentor
Euclid
Bowling Green
Fremont
Clyde
Vermilion
Elyria
Parma
Strongsville
5
Bellevue
Norwalk
Fostoria
Tiffin
Medina
Cuyahoga Falls
Findlay
OHIO
AKRON
Bucyrus
Ashland
Wooster
Canton
Mansfield
Massillon
Marion
New Philadelphia
Bellefontaine
Mount Vernon

Mundelein
Libertyville
Crystal Lake
Cary
Lake Forest
Vernon Hills
Lincolnshire
Algonquin
Lake Zurich
Buffalo Grove
Highland Park
Barrington
Wheeling
Barrington Hills
Palatine
7
Northbrook
Glencoe
Lake Michigan
Carpentersville
Arlington Hts.
Wilmette
Glenview
Mt Prospect
Elgin
Hoffman Estates
Elk Grove Village
Des Plaines
Evanston
Skokie
Schaumburg
Park Ridge
South Elgin
Bartlett
Carol Stream
St. Charles
Glendale Heights
Addison
Melrose Park
Oak Park
Wheaton
Elmhurst
Loop
Glen Ellyn
Lombard
6
Cicero
1
West Chicago
Batavia
Broadview
2
Berwyn
3
North Aurora
Warrenville
CHICAGO
Naperville
Lisle
Downers Grove
Hinsdale
Aurora
Woodridge
Burr Ridge
Burbank
Bolingbrook
Oak Lawn
Oswego
Palos Hills
Orland Park
Oak Forest
Harvey
Calumet City
Romeoville

Cannon Industrial Portfolio

1	3200 South Kilbourn Avenue	Chicago, IL
2	4400 West 35th Place	Chicago, IL
3	3700 South Kedzie Avenue	Chicago, IL
4	9295 & 9315 Prototype Drive	Reno, NV
5	401 East Elm Street	Clyde, OH
6	1900 South 25th Avenue	Broadview, IL
7	1351 South Wheeling Road	Wheeling, IL

Annex B	BMO 2026-5C15
No. 1 – Cannon Industrial Portfolio
Mortgage Loan Information		Property Information
Mortgage Loan Sellers:	BMO, 3650 Capital	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$62,600,000	Title:	Fee
Cut-off Date Principal Balance(1):	$62,600,000	Property Type – Subtype(5):	Industrial – Various
% of IPB:	9.998%	Net Rentable Area (SF):	2,590,325
Loan Purpose:	Acquisition	Location(5):	Various, Various
Borrowers(2):	Various	Year Built / Renovated(5):	Various / Various
Borrower Sponsors:	Kamyar Mateen and Tyler Mateen	Occupancy:	92.6%
Interest Rate:	6.24250%	Occupancy Date(6):	Various
Note Date:	5/20/2026	4th Most Recent NOI (As of)(7):	NAV
Maturity Date:	6/6/2031	3rd Most Recent NOI (As of)(7):	NAV
Interest-only Period:	60 months	2nd Most Recent NOI (As of)(7):	NAV
Original Term:	60 months	Most Recent NOI (As of)(7):	NAV
Original Amortization Term:	None	UW Economic Occupancy:	92.5%
Amortization Type:	Interest Only	UW Revenues:	$20,343,337
Call Protection(3):	L(24),D(30),O(6)	UW Expenses:	$610,300
Lockbox / Cash Management:	Hard / In-Place	UW NOI:	$19,733,037
Additional Debt(1):	Yes	UW NCF:	$18,567,391
Additional Debt Balance(1):	$114,900,000	Appraised Value / Per SF:	$261,100,000 / $101
Additional Debt Type(1):	Pari Passu	Appraisal Date(8):	Various

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$69
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$69
Insurance:	$0	Springing	N/A	Cut-off Date LTV(8):	68.0%
Deferred Maintenance:	$475,800	$0	N/A	Maturity Date LTV(8):	68.0%
Broadview Reserve Fund:	$0	Springing	N/A	UW NCF DSCR:	1.65x
				UW NOI Debt Yield:	11.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$177,500,000	72.8%	Purchase Price	$240,000,000	98.4%
Borrower Sponsor Equity	66,309,757	27.2	Closing Costs(9)	3,333,957	1.4
			Upfront Reserves	475,800	0.2
Total Sources	$243,809,757	100.0%	Total Uses	$243,809,757	100.0%
(1)	The Cannon Industrial Portfolio Mortgage Loan (as defined below) is part of the Cannon Industrial Portfolio Whole Loan (as defined below), which is evidenced by 10 pari passu promissory notes, with an aggregate original principal balance and Cut-off Date Balance of $177,500,000.
(2)	The borrowers of the Cannon Industrial Portfolio Whole Loan are Cannon Industrial 7 LLC, Cannon Industrial 7 KM LLC, Unimat Industrial 7 SM LLC, Unimat Industrial 7 OM LLC, Two Corners Industrial 7 LLC, Yadidi Industrial 7 LLC, Capital Insight Industrial 7 LLC and Tamari Industrial 7 LLC.
(3)	Defeasance of the Cannon Industrial Portfolio Whole Loan is permitted at any time after the earlier of (i) May 20, 2029 and (ii) two years after the closing date of the securitization that includes the last note to be securitized. The assumed defeasance lockout period of 24 payments is based on the anticipated closing date of the BMO 2026-5C15 securitization trust in June 2026. The actual defeasance lockout period may be longer.
(4)	For a full description of escrows and reserves, see “Escrows and Reserves” below.
(5)	See “The Properties” below.
(6)	Based on the rent rolls dated January 1, 2026 and June 6, 2026.
(7)	Historical financials are not available as the related borrowers acquired the Cannon Industrial Portfolio Properties (as defined below) in 2026 and the tenant profile is made up of triple net, single tenant leases.
(8)	Based on appraisals from March 2026.
(9)	Closing Costs are inclusive of $1,900,000 attributed to an origination/buydown fee.

The Loan. The largest mortgage loan (the “Cannon Industrial Portfolio Mortgage Loan”) is part of a whole loan secured by first priority mortgages and deeds of trust (the “Cannon Industrial Portfolio Whole Loan”) secured by the borrowers’ fee interests in seven industrial properties totaling 2,590,325 square feet located in cities in Nevada, Illinois and Ohio (each, a “Cannon Industrial Portfolio Property”, and collectively, the “Cannon Industrial Portfolio Properties”). The Cannon Industrial Portfolio Whole Loan was co-originated on May 20, 2026 by Bank of Montreal (“BMO”) and 3650 Capital SCF LOE I(A), LLC (“3650 Capital”). The Cannon Industrial Whole Loan is evidenced by 10 pari passu promissory notes in the aggregate original principal balance and Cut-Off Date Balance of $177,500,000. The Cannon Industrial Portfolio Whole Loan accrues interest at a fixed rate of 6.24250% per annum on an Actual/360 basis. The Cannon Industrial Portfolio Whole

Annex B	BMO 2026-5C15
No. 1 – Cannon Industrial Portfolio

Loan has a five-year term and is interest-only for the full term. The scheduled maturity date of the Cannon Industrial Portfolio Whole Loan is the payment date that occurs in June 2031. The Cannon Industrial Portfolio Mortgage Loan is comprised of a portion of the Cannon Industrial Portfolio Whole Loan (evidenced by controlling Note A-1, contributed by 3650 Capital, and non-controlling Note A-2, contributed by BMO) with an aggregate Cut-off Date balance of $62,600,000. The remaining non-controlling Notes A-3, A-4, A-5, A-6, A-7, A-8, A-9 and A-10 are expected to be contributed to one or more future securitization trust(s).

The relationship between the holders of the Cannon Industrial Portfolio Whole Loan is governed by a co-lender agreement and the Cannon Industrial Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BMO 2026-5C15 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise the Cannon Industrial Portfolio Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$31,400,000	$31,400,000	BMO 2026-5C15	Yes
A-2	$31,200,000	$31,200,000	BMO 2026-5C15	No
A-3(1)	$30,000,000	$30,000,000	3650 Capital	No
A-4(1)	$30,000,000	$30,000,000	BMO	No
A-5(1)	$20,000,000	$20,000,000	3650 Capital	No
A-6(1)	$20,000,000	$20,000,000	BMO	No
A-7(1)	$4,900,000	$4,900,000	3650 Capital	No
A-8(1)	$5,100,000	$5,100,000	BMO	No
A-9(1)	$2,450,000	$2,450,000	3650 Capital	No
A-10(1)	$2,450,000	$2,450,000	BMO	No
Whole Loan	$177,500,000	$177,500,000
(1)	Expected to be contributed to one or more future securitization(s).

The Properties. The Cannon Industrial Portfolio Properties consist of seven industrial properties, totaling 2,590,325 square feet, located in Nevada, Illinois and Ohio. The Cannon Industrial Portfolio Properties were built between 1942 and 1996 and were renovated between 1990 and 2016. As of January 1, 2026 and June 6, 2026, the Cannon Industrial Portfolio Properties were 92.6% occupied by eight tenants with a weighted average tenant tenure of approximately 28.5 years (based on solely the first unit occupied by each respective tenant without regard to renewals and/or expansion space). The Cannon Industrial Portfolio Properties range in size from 155,152 square feet to 1,251,449 square feet, and feature a total of 3,316 parking spaces, resulting in a parking ratio of approximately 1.28 spaces per 1,000 square feet of net rentable area. The Cannon Industrial Portfolio Properties feature a total of 179 dock doors and ceilings with clear heights ranging from 23’ to 40’.

Annex B	BMO 2026-5C15
No. 1 – Cannon Industrial Portfolio
Property Name	Location	Net Rentable Area (SF)(1)	Occupancy(1)	Allocated Cut-off Date Loan Amount (“ALA”)(2)	% of ALA	Appraised Value	% Office(3)	Clear Heights(3)	Dock Doors(3)
9295 & 9315 Prototype Drive	Reno, NV	1,251,449	100%	$104,700,000	59.0%	$164,400,000	16.9%	40'	36
3700 S Kedzie Avenue	Chicago, IL	189,000	100%	$15,600,000	8.8%	$21,800,000	28.0%	26'	8
401 East Elm Street	Clyde, OH	309,760	100%	$14,250,000	8.0%	$20,300,000	2.0%	29'	35
1351 S. Wheeling Road	Wheeling, IL	245,038	100%	$12,270,000	6.9%	$19,600,000	15.0%	24'	27
4400 West 35th Place	Chicago, IL	155,152	100%	$11,220,000	6.3%	$13,500,000	2.0%	27'	37
3200 South Kilbourn Avenue	Chicago, IL	247,431	100%	$10,480,000	5.9%	$12,600,000	9.0%	27'	21
1900 S. 25th Avenue	Broadview, IL	192,495	0.0%	$8,980,000	5.1%	$8,900,000	16.0%	23'	15
Total / Wtd. Avg.		2,590,325	92.6%	$177,500,000	100.0%	$261,100,000	15.1%	34’	31
(1)	As of January 1, 2026 and June 6, 2026.
(2)	Based on the Cannon Industrial Portfolio Whole Loan.
(3)	Total / Wtd. Avg. based on the ALAs.

Major Tenants. The three largest tenants at the Cannon Industrial Portfolio Properties by underwritten base rent are IGT, Full Tilt Transportation and BWAY Corporation.

IGT (929,976 square feet, 35.9% of NRA; 49.6% of underwritten rent): Founded in 1975, IGT is a gaming technology company headquartered in Las Vegas, Nevada. IGT provides gaming machines, sports betting platforms, digital iGaming solutions, and casino fintech products including cash management, loyalty programs, and payment kiosks to regulated operators across six continents. IGT holds more than 525 global gaming licenses and employs approximately 7,200 people worldwide. In July 2025, Apollo Global Management completed its acquisition of IGT’s gaming and digital business for approximately $6.3 billion, merging it with Everi Holdings, with the combined enterprise continuing to operate under the IGT name. Brightstar Lottery (“BRSL”) serves as the guarantor of the lease through 2032; thereafter, the guaranty will be assumed by Voyager Parent, LLC, the Apollo-formed holding company that facilitated the acquisition of the IGT tenant. BRSL is rated Ba1 by Moodys. As of April 2026, Fitch had affirmed Voyager Parent, LLC’s (the anticipated post-2032 guarantor) senior secured debt at ‘BBB-’ and its issuer default rating at ‘BB’. A cash sweep event can be triggered if the issuer default rating of any IGT Lease Guarantor is downgraded to BB- or below by Fitch (and their equivalents by the other applicable rating agencies). IGT commenced its initial lease at the 9295 & 9315 Prototype Drive property in August 1996, and in October 2025, IGT signed an amendment to extend by an additional eight years which is set to expire on July 31, 2040. IGT has four, five-year renewal options and does not have any termination options under its lease.

Full Tilt Transportation (“Full Tilt”) (220,533 square feet, 8.5% of NRA; 11.4% of underwritten rent): Founded in 2014, Full Tilt is a family-owned third-party logistics company based out of Nevada, specializing in freight brokerage, trucking transportation, warehousing and distribution, serving customers across Northern Nevada, the West Coast, and nationwide. Full Tilt is a women-owned business led by President Tiffany Novich, with a leadership team composed entirely of the Novich family, including CFO Cindy Novich and managing directors Cris and Nic Novich. Full-Tilt has approximately 60 employees, holds FDA-approved warehousing status, and 16% of its staff are United States military veterans. Full Tilt operates as a subtenant of IGT, subleasing Buildings D2 and D3 at the 9295 Prototype Drive property, and has been at such property since July 2022 and the sublease is set to expire on September 29, 2032. Full Tilt has no renewal options or termination rights under the sublease.

Annex B	BMO 2026-5C15
No. 1 – Cannon Industrial Portfolio

BWAY Corporation (402,583 square feet, 15.5% of NRA; 9.7% of underwritten rent): BWAY Corporation specializes in the production of general line metal and rigid plastic containers, serving the agrochemical, specialty chemical, food, and consumer goods industries. In 2018, BWAY Corporation merged with Mauser Group, National Container Group and Industrial Container Services to form Mauser Packaging Solutions, a combined entity with consolidated revenue of $4 billion and more than 11,000 employees globally. BWAY Corporation continues to operate as a wholly owned subsidiary of Mauser Packaging Solutions, a global supplier of rigid packaging products and services operating manufacturing locations in over 20 countries. BWAY Corporation occupies two neighboring buildings (the 3200 South Kilbourn Avenue property and the 4400 West 35th Place property), which are separated by rail lines but connected by a conveyer belt, that delivers products that are manufactured at the 3200 South Kilbourn Avenue property into the distribution facility within the 4400 West 35th Place property. BWAY Corporation commenced its initial lease in September 2007 and its lease is set to expire on September 30, 2031. BWAY has three, five-year renewal options remaining and no termination options.

At the 3200 South Kilbourn Avenue property (247,431 SF), BWAY pays rent of $3.97/SF, which is 33.8% below market per the appraisal; using the appraisal’s market rent, the blended rent across both BWAY properties is $5.03/SF which is 17.8% below market.

The following table presents certain information relating to the historical and current occupancy of the Cannon Industrial Portfolio Properties:

Historical and Current Occupancy(1)
2024	2025	Current(2)
NAV	NAV	92.6%
(1)	Historical Occupancies are not available as the related borrowers acquired the Cannon Industrial Portfolio Properties in 2026.
(2)	Current Occupancy is as of January 1, 2026 and June 6, 2026.

The following table presents certain information relating to the largest tenants by net rentable area of the Cannon Industrial Portfolio Properties:

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/ Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	UW Base Rent	% of Total UW Base Rent	Lease Expiration Date
IGT(3)(4)	Ba2 / BB+ / BBB-	929,976	35.9%	$11.14	$10,359,933	49.6%	7/31/2040
Full Tilt Transportation(3)	NR / NR / NR	220,533	8.5%	$10.80	$2,381,756	11.4%	9/29/2032
BWAY Corporation	NR / NR / NR	402,583	15.5%	$5.03	$2,026,880	9.7%	9/30/2031
Gold Standard Baking	NR / NR / NR	189,000	7.3%	$8.86	$1,674,540	8.0%	7/31/2038
The Segerdahl Corporation	NR / NR / NR	245,038	9.5%	$6.50	$1,592,747	7.6%	2/6/2034
Revere Plastics Systems	NR / NR / NR	309,760	12.0%	$5.08	$1,575,009	7.5%	12/31/2038
VSE / Tri-Phase(4)	NR / NR / NR	84,940	3.3%	$10.80	$917,767	4.4%	9/29/2032
The Child Garden(5)	NR / NR / NR	16,000	0.6%	$22.20	$355,200	1.7%	9/29/2032
Total Top Tenant		2,397,830	92.6%	$8.71	$20,883,832	100.0%
Other Tenants		0	0.0%	$0.00	$0	0.0%
Occupied Collateral Total / Wtd. Avg.		2,397,830	92.6%	$8.71	$20,883,832	100.0%
Vacant Space		192,495	7.4%
Collateral Total		2,590,325	100.0%

(1)	Based on the underwritten rent rolls dated January 1, 2026 and June 6, 2026, inclusive of rent steps through October 2026.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	IGT is subleasing 220,533 square feet of space to Full Tilt Transportation at the 9295 & 9315 Prototype Drive property at a sublease rate of $10.80 per square foot. UW Base Rent Per SF represents the sublease rent, which is lower than the prime lease rent.
(4)	IGT is subleasing 84,940 square feet of space to VSE / Tri-Phase at the 9295 & 9315 Prototype Drive property at a sublease rate of $10.80 per square foot. UW Base Rent Per SF represents the sublease rent, which is lower than the prime lease rent.
(5)	IGT is subleasing 16,000 square feet of space to The Child Garden at the 9295 & 9315 Prototype Drive property at a sublease rate of $22.20 per square foot. UW Base Rent Per SF represents the sublease rent, which is lower than the prime lease rent.

Annex B	BMO 2026-5C15
No. 1 – Cannon Industrial Portfolio

The following table presents certain information relating to the tenant lease expirations at the Cannon Industrial Portfolio Properties:

Lease Rollover Schedule(1)(2)(3)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	192,495	7.4%	NAP	NAP	192,495	7.4%	NAP	NAP
2026 & MTM	0	0	0.0%	$0	0.0%	192,495	7.4%	$0	0.0%
2027	0	0	0.0%	$0	0.0%	192,495	7.4%	$0	0.0%
2028	0	0	0.0%	$0	0.0%	192,495	7.4%	$0	0.0%
2029	0	0	0.0%	$0	0.0%	192,495	7.4%	$0	0.0%
2030	0	0	0.0%	$0	0.0%	192,495	7.4%	$0	0.0%
2031	2	402,583	15.5%	$2,026,880	9.7%	595,078	23.0%	$2,026,880	9.7%
2032	4	321,473	12.4%	$3,654,723	17.5%	916,551	35.4%	$5,681,603	27.2%
2033	0	0	0.0%	$0	0.0%	916,551	35.4%	$5,681,603	27.2%
2034	1	245,038	9.5%	$1,592,747	7.6%	1,161,589	44.8%	$7,274,350	34.8%
2035	0	0	0.0%	$0	0.0%	1,161,589	44.8%	$7,274,350	34.8%
2036 & Thereafter	3	1,428,736	55.2%	$13,609,482	65.2%	2,590,325	100.0%	$20,883,832	100.0%
Total	10	2,590,325	100.0%	$20,883,832	100.0%
(1)	Based on the underwritten rent rolls dated January 1, 2026 and June 6, 2026, inclusive of contractual rent steps through October 2026.
(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.
(3)	Certain tenants are subject to more than one lease, and certain tenants are subleasing their space. The information regarding the leases is based on the subleases. See “Top Tenant Summary” above for additional information.

Annex B	BMO 2026-5C15
No. 1 – Cannon Industrial Portfolio

The following table presents certain information relating to the underwritten cash flows of the Cannon Industrial Portfolio Properties:

Underwritten Net Cash Flow(1)
	UW(2)	UW Per SF
Base Rental Revenue	$20,725,268	$8.00
Rent Steps	158,564	0.06
Credit Tenant Rent Steps	0	0.00
Vacant Income	498,665	0.19
Potential Gross Revenue	$21,382,497	$8.25
Expense Reimbursement	610,300	0.24
Less Vacancy & Credit Loss	(1,649,460)	(0.64)
Parking Income	0	0.00
Other Income	0	0.00
Effective Gross Income	$20,343,337	$7.85
Real Estate Taxes	0	0.00
Insurance	0	0.00
Repairs & Maintenance	0	0.00
Management Fee	610,300	0.24
Payroll	0	0.00
General and Administrative	0	0.00
Other Expenses	0	0.00
Total Expenses	$610,300	$0.24
Net Operating Income	$19,733,037	$7.62
Replacement Reserves	388,549	0.15
TI/LC	777,098	0.30
Net Cash Flow	$18,567,391	$7.17
(1)	Historical financials are not available as the related borrowers acquired the Cannon Industrial Portfolio Properties in 2026 and the tenant profile is made up of triple net, single tenant leases.
(2)	Based on the underwritten rent rolls dated January 1, 2026 and June 6, 2026, inclusive of contractual rent steps through October 2026.

Appraisal. The appraisal concluded to an “As-Is” value of the Cannon Industrial Portfolio Properties of $261,100,000 as of appraisal dates from March 5, 2026 to March 13, 2026.

Appraisal Valuation Summary(1)
Property	As Is Value	Capitalization Rate(2)
9295 & 9315 Prototype Drive	$164,400,000	7.75%
3700 S Kedzie Avenue	$21,800,000	7.75%
401 East Elm Street	$20,300,000	7.75%
1351 S. Wheeling Road	$19,600,000	8.50%
4400 West 35th Place	$13,500,000	8.00%
3200 South Kilbourn Avenue	$12,600,000	8.50%
1900 S. 25th Avenue	$8,900,000	8.25%
Individual Total / Wtd. Avg.(3)	$261,100,000	7.87%
(1)	Source: Individual appraisals, unless otherwise noted.
(2)	Represents Income Capitalization Rates unless otherwise noted.
(3)	The Individual Wtd. Avg. Capitalization Rate shown represents the weighted average Capitalization Rate for the seven properties.

Annex B	BMO 2026-5C15
No. 1 – Cannon Industrial Portfolio

Environmental. According to the Phase I environmental assessments dated December 23, 2025 and April 30, 2026, there is no evidence of any recognized environmental conditions at the Cannon Industrial Portfolio Properties. However, controlled recognized environmental conditions were identified at certain of the Cannon Industrial Portfolio Properties. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

The Market. The Cannon Industrial Portfolio Properties are located in Nevada, Illinois and Ohio.

The following table presents certain market information with respect to the Cannon Industrial Portfolio Properties:

Market Overview(1)
Property Name	Net Rentable Area (SF)(2)	Submarket	Property Vacancy(2)	Submarket Vacancy	Submarket Inventory (SF)	Submarket Rent PSF	UW Base Rent PSF(2)
9295 & 9315 Prototype Drive	1,251,449	South Reno	0.00%	15.50%	10,288,632	$11.13	$11.20
3700 S Kedzie Avenue	189,000	South Chicago(3)	0.00%	5.00%	113,256,301	$8.75	$8.86
401 East Elm Street	309,760	Sandusky County	0.00%	4.30%	12,164,472	$2.96	$5.08
1351 S. Wheeling Road	245,038	North Cook	0.00%	6.20%	49,936,485	$9.47	$6.50
4400 West 35th Place	155,152	South Chicago(3)	0.00%	5.00%	113,256,301	$8.75	$6.73
3200 South Kilbourn Avenue	247,431	South Chicago(3)	0.00%	5.00%	113,256,301	$8.75	$3.97
1900 S. 25th Avenue	192,495	West Cook South	100.00%	6.50%	18,313,750	$5.15	$0.00
Total / Wtd. Avg.	2,590,325		7.4%	5.9%(3)	203,959,640(3)	$8.38(3)	$8.71
(1)	Source: Individual appraisals.
(2)	Based on the underwritten rent rolls dated January 1, 2026 and June 6, 2026, inclusive of contractual rent steps through October 2026.
(3)	One South Chicago submarket property is included in the submarket total and weighted average. The three South Chicago properties (3200 South Kilbourn Avenue, 4400 West 35th Place, and 3700 South Kedzie Avenue) share the same submarket, vacancy and rent metrics.

The following table presents certain demographic information with respect to the Cannon Industrial Portfolio Properties:

Demographics Summary(1)
			2025 Population			2025 Median Household Income
Property Name	Location	Net Rentable Area (SF)	1-Mile	3-Mile	5-Mile	1-Mile	3-Mile	5-Mile
9295 & 9315 Prototype Drive	Reno, NV	1,251,449	21,090	139,861	246,852	$54,912	$62,405	$72,152
3700 S Kedzie Avenue	Chicago, IL	189,000	27,253	328,602	868,002	$56,791	$57,769	$63,915
401 East Elm Street	Clyde, OH	309,760	3,907	8,383	11,908	$52,018	$56,633	$59,570
1351 S. Wheeling Road	Wheeling, IL	245,038	8,138	102,791	289,002	$101,147	$103,075	$114,257
4400 West 35th Place	Chicago, IL	155,152	27,530	312,206	825,287	$61,216	$60,727	$64,237
3200 South Kilbourn Avenue	Chicago, IL	247,431	27,530	312,206	825,287	$61,216	$60,727	$64,237
1900 S. 25th Avenue	Broadview, IL	192,495	20,067	138,612	448,301	$78,042	$82,743	$93,486
Total / Wtd. Avg.(2)		2,590,325	19,185	161,096	372,935	$61,775	$66,474	$74,385
(1)	Source: Individual appraisals.
(2)	Wtd. Avg. numbers are based on property square feet.

The Borrowers. The borrowers are Cannon Industrial 7 LLC, Cannon Industrial 7 KM LLC, Unimat Industrial 7 SM LLC, Unimat Industrial 7 OM LLC, Two Corners Industrial 7 LLC, Yadidi Industrial 7 LLC, Capital Insight Industrial 7 LLC, and Tamari Industrial 7 LLC, each a Delaware limited liability company and special purpose entity with one independent director. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Cannon Industrial Whole Loan. The related borrowers own the Cannon Industrial Portfolio Properties as tenants-in-common.

Annex B	BMO 2026-5C15
No. 1 – Cannon Industrial Portfolio

The Borrower Sponsors. The borrower sponsors are Kamyar Mateen and Tyler Mateen. Kamyar Mateen is the founder and principal of Cannon Commercial Inc., a privately operated real estate investment and management company based in Los Angeles, California. The non-recourse carveout guarantors are Kamyar Mateen and Tyler Mateen. Additionally, the guarantors provided an environmental indemnity to the lender.

Property Management. Each of the Cannon Industrial Portfolio Properties is managed by Cannon Industrial 7 LLC, a Delaware limited liability company, and an affiliate of the borrower sponsor.

Escrows and Reserves. At origination of the Cannon Industrial Portfolio Whole Loan, the borrowers deposited $475,800 into an immediate repairs reserve account.

Tax Escrows – On a monthly basis, the borrowers are required to escrow 1/12th of the estimated annual real estate tax payments. Such reserve has been conditionally waived so long as the borrowers satisfy certain conditions precedent set forth in the Cannon Industrial Portfolio Whole Loan documents, including, without limitation, the related single tenant being obligated to pay real estate taxes at the applicable property and the lender receiving written evidence that such single tenant is complying with its obligations under the single tenant lease to pay such taxes.

Insurance Escrows – On a monthly basis, the borrowers are required to escrow 1/12th of the annual estimated insurance payments. Such reserve has been conditionally waived so long as the borrowers satisfy certain conditions precedent set forth in the Cannon Industrial Portfolio Whole Loan documents, including, without limitation, the related single tenant being obligated to maintain and pay for insurance at the applicable property and the lender receiving written evidence that such single tenant is complying with its obligations under the single tenant lease to pay and maintain such insurance.

Broadview Reserve Funds – In the event that a Trigger Period (as defined below) has occurred and is continuing with respect to clause iv in the Trigger Period definition below, any excess cash flow or the Broadview Work Deposit (as defined below) is required to be deposited into an eligible account held by the lender.

Lockbox / Cash Management. The Cannon Industrial Portfolio Whole Loan is structured with a hard lockbox with in-place cash management. At origination of the Cannon Industrial Portfolio Whole Loan, the borrowers were required to deliver a notice to each tenant directing each tenant to remit all payments under the applicable lease directly to the lender-controlled lockbox. All funds received by the borrowers or the property manager are required to be immediately deposited in such lockbox account. All funds deposited into the lockbox are required to be released to the borrowers on each business day as the borrowers elect, unless a Trigger Period exists. Upon the occurrence and during the continuance of a Trigger Period, if the lender elects (in its sole and absolute discretion) to deliver a restricted account notice, all funds in the lockbox account are required to be swept each business day to a lender-controlled cash management account and disbursed in accordance with the Cannon Industrial Whole Loan documents. All excess funds on deposit in the cash management account after the application of such funds in accordance with the Cannon Industrial Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Cannon Industrial Portfolio Whole Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrowers.

A “Trigger Period” means a period (a) commencing upon the earliest of the occurrence of (i) an event of default, (ii) the debt service coverage ratio being less than 1.50x, (iii) the occurrence and continuance of a Material Tenant Trigger Event (as defined below) and (iv) if the funds reserved with the Village of Broadview, Illinois, in connection with required work to cure certain open violations, are forfeited to the Village of Broadview, unless the related borrower provides the lender written evidence that all of the work identified and required to be completed by the Village of Broadview, Illinois has been completed and approved by the Village of Broadview, Illinois and (b) expiring upon (1) with respect to clause (i) above, the cure of such event of default, (2) with respect to clause (ii) above, the date the debt service coverage ratio is greater than or equal to 1.50x for one calendar quarter, (3) with respect to clause (iii) above the occurrence of a Material Tenant Trigger Cure event (as defined below) and (iv) with respect to clause (iv) above, the date that (x) excess funds in the deferred maintenance reserve are equal to $101,142 or (y) the related borrower deposits $101,142 with the lender (the “Broadview Work Deposit”).

A “Material Tenant” means (i) any tenant of all or a portion of an individual property under a Material Tenant Lease (as defined below).

Annex B	BMO 2026-5C15
No. 1 – Cannon Industrial Portfolio

A “Material Tenant Lease” means (i) the BWAY Corporation lease, (ii) the IGT Lease and (iii) any replacement to the (i) BWAY Corporation lease and the (ii) IGT Lease.

“Material Tenant Trigger Event” means: (i) if a Material Tenant gives written notice to the applicable borrower of its intention to terminate or not extend its Material Tenant Lease; (ii) if, on or prior to the date that is 12 months prior to the then-applicable expiration date under the Material Tenant Lease, a Material Tenant does not extend its lease on terms and conditions reasonably acceptable to the lender; (iii) if, on or prior to the date by which a Material Tenant is required under its Material Tenant Lease to notify the applicable borrower of its election to extend the Material Tenant Lease, such Material Tenant does not give such notice; (iv) subject to clause (v) below, if a monetary default or material non-monetary default (beyond applicable notice and cure periods) occurs under the Material Tenant Lease; (v) any bankruptcy event of a Material Tenant or any lease guarantor with respect to a Material Tenant Lease; (vi) if a Material Tenant Lease is surrendered, cancelled or terminated (in whole or in part), is no longer in full force and effect or a Material Tenant has provided notice of its intention to surrender, cancel or terminate its lease; (vii) if a Material Tenant (or has provided notice that it will) “goes dark”, vacates, ceases to occupy or ceases to conduct business in the ordinary course at all or a portion of its Material Tenant Space (as defined below) (other than, in each case, (x) a temporary cessation of operations in connection with remodeling, renovation, restoration or (y) consistent with federal, state or local mandated closures, of the applicable premises or a portion thereof; provided that in each such case, (x) the applicable Material Tenant Lease remains in full force and effect and no default beyond applicable notice and cure periods exists under the Material Tenant Lease and (y) such failure to occupy and/or conduct business does not exceed 90 days in the aggregate); (viii) if the issuer default rating of any IGT Lease Guarantor (as defined below) is downgraded to “BB-” or below by Fitch (and their equivalents by the other rating agencies).

A “Material Tenant Space” means space (i) currently leased to a tenant under a Material Tenant Lease and (ii) previously demised to a tenant pursuant to a Material Tenant Lease that has since expired or terminated (in whole or in part) and, following such expiration or termination (in whole or in part), has not been demised to a replacement tenant pursuant to a lease entered into in accordance with the Cannon Industrial Portfolio Whole Loan Documents.

“IGT Lease Guarantor” means, individually and/or collectively, International Game Guarantor and Voyager Guarantor, each as a guarantor under the IGT Lease.

A “Material Tenant Trigger Event Cure” means: (i) if the Material Tenant Trigger Event is caused solely by the occurrence of clause (i), (ii), (iii), (vi), or (vii) of a Material Tenant Trigger Event, (A) the applicable Material Tenant Lease is extended with respect to all or substantially all of the its space pursuant to a Qualified Lease (as defined below) or (B) all or substantially all of the applicable material tenant space (or, in connection with a partial termination, the applicable portion thereof) is leased pursuant to one or more Qualified Leases; provided that, in each case, the Occupancy Conditions (as defined below) have been satisfied as reasonably determined by the lender; (ii) if the Material Tenant Trigger Event is caused solely by the occurrence of clause (i) of a Material Tenant Trigger Event and the conditions of clause (i) of Material Tenant Trigger Event Cure are not satisfied, the unconditional revocation or rescission by the applicable Material Tenant of all termination or non-extension notices with respect to its lease; (iii) if the Material Tenant Trigger Event is caused solely by the occurrence of clause (iv) of Material Tenant Trigger Event, a cure of the applicable event of default, as determined by the lender in its reasonable discretion and, following any such cure, no other default has occurred under the applicable Material Tenant Lease for one calendar quarter; (iv) if the Material Tenant Trigger Event is caused solely by the occurrence of clause (v) of a Material Tenant Trigger Event, the affirmation of the applicable Material Tenant Lease in the applicable bankruptcy proceeding, provided that, during the immediately succeeding calendar quarter, the applicable Material Tenant is actually paying all rents and other amounts due under the applicable Material Tenant Lease (or, if applicable, the discharge or dismissal of the applicable lease guarantor from the applicable bankruptcy proceeding, provided that such bankruptcy (after dismissal or discharge) does not have a material adverse effect on such lease guarantor’s ability to perform its obligations under its lease guaranty, as determined by the lender in its reasonable discretion); (v) if the Material Tenant Trigger Event is caused solely by the occurrence of clause (vi) of a Material Tenant Trigger Event and the conditions of clause (i) of a Material Tenant Trigger Event Cure are not satisfied, the irrevocable waiver by the applicable Material Tenant of any notice to of its intention to surrender, cancel or terminate the Material Tenant Lease; (vi) if the Material Tenant Trigger Event is caused solely by the occurrence of clause (vii) of a Material Tenant Trigger Event and the conditions of clause (i) of Material Tenant Trigger Event are not satisfied, the applicable Material Tenant re-commences its operations and the conduct of business in the ordinary course at its space or the applicable portion thereof, as the case may be, during the immediately succeeding calendar quarter, such that it is no longer dark, and has not vacated or ceased to conduct business in the ordinary course at the applicable Cannon Industrial Portfolio Property or a portion thereof; and (vii) if the Material

Annex B	BMO 2026-5C15
No. 1 – Cannon Industrial Portfolio

Tenant Trigger Event is caused solely by the occurrence of clause (viii) in the definition of a Material Tenant Trigger Event, the issuer default rating of the applicable IGT Lease Guarantor is subsequently raised to BB+ by Fitch (and its equivalent by the other rating agencies), or higher, for one calendar quarter.

A “Qualified Lease” means (i) an extension of the existing Material Tenant Lease, (ii) a modification of the existing Material Tenant Lease or (iii) a replacement lease that demises (whether solely or together with any other Qualified Lease) all of the Material Tenant Space under the prior Material Tenant Lease, which extension, modification or replacement lease, in each case, (a) has been entered into in accordance with the Cannon Industrial Portfolio Whole Loan documents, (b) provides for terms and conditions acceptable to the lender in all respects, and (c) may not be revoked, rescinded, terminated or cancelled, or otherwise contain any “outs” in favor of the tenant under such Qualified Lease that are exercisable by such tenant prior to the tenant being in occupancy, open for business and paying full, unabated rent.

“Occupancy Conditions” means (i) the applicable Qualified Lease is in full force and effect, no default exists thereunder and no Material Tenant Trigger Event exists with respect to such Qualified Lease, the tenant thereunder or any lease guarantor with respect to such Qualified Lease, (ii) the tenant under such Qualified Lease is (a) in actual, physical possession of, and utilizing, all of or substantially all of the space demised under such Qualified Lease in the conduct of its normal business operations and (b) paying full unabated rent (including reimbursements, if any) under such Qualified Lease, (iii) all tenant improvement work required to be completed or caused to be completed in connection with such Qualified Lease has been completed in accordance with such Qualified Lease and the Cannon Industrial Portfolio Whole Loan documents, (iv) all tenant allowances, leasing commissions and other costs payable by the applicable borrower in connection with such Qualified Lease has been paid or deposited with the lender to be held in a reserve account, and all other conditions have been satisfied, in accordance with the terms of such Qualified Lease and the Cannon Industrial Portfolio Whole Loan documents, and (v) the applicable borrower has delivered to the lender a tenant estoppel certificate from the tenant under such Qualified Lease that evidences the satisfaction of the foregoing conditions and is otherwise in form and substance reasonably acceptable to the lender.

Subordinate and Mezzanine Debt. None.

Permitted Future Subordinate or Mezzanine Debt. Not permitted.

Partial Release. Not permitted.

Ground Lease. None.

Annex B	BMO 2026-5C15
No. 2 – FreshDirect HQ

Annex B	BMO 2026-5C15
No. 2 – FreshDirect HQ

Annex B	BMO 2026-5C15
No. 2 – FreshDirect HQ

Mortgage Loan Information		Property Information
Loan Seller:	UBS AG	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$62,600,000	Title:	Sub-Leasehold
Cut-off Date Principal Balance(1):	$62,600,000	Property Type – Subtype:	Industrial – Warehouse
% of Pool by IPB:	9.998%	Net Rentable Area (SF):	639,394
Loan Purpose:	Refinance	Location:	Bronx, NY
Borrower:	Fresh Property Bronx, LLC	Year Built / Renovated:	2017 / NAP
Borrower Sponsor:	Sprinter Holding, LLC	Occupancy:	100.0%
Interest Rate:	7.02700%	Occupancy Date:	6/6/2026
Note Date:	5/27/2026	4th Most Recent NOI (As of)(4):	NAV
Maturity Date:	6/6/2031	3rd Most Recent NOI (As of)(4):	NAV
Interest-only Period:	60 months	2nd Most Recent NOI (As of)(4):	NAV
Original Term:	60 months	Most Recent NOI (As of)(4):	NAV
Original Amortization Term:	None	UW Economic Occupancy:	90.0%
Amortization Type:	Interest Only	UW Revenues:	$25,762,681
Call Protection:	L(12),YM1(41),O(7)	UW Expenses:	$4,257,895
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$21,504,785
Additional Debt(1):	Yes	UW NCF:	$20,546,299
Additional Debt Balance(1):	$37,400,000	Appraised Value / Per SF:	$240,000,000 / $375
Additional Debt Type(1):	Pari Passu	Appraisal Date:	4/16/2026

Escrows and Reserves(2)				Financial Information(1)
	Initial	Monthly	Initial Cap
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$156
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$156
Replacement Reserves:	$0	$7,992	N/A	Cut-off Date LTV:	41.7%
TI / LC Reserve:	$0	$53,283	N/A	Maturity Date LTV:	41.7%
Immediate Repairs:	$6,869	$0	N/A	UW NCF DSCR:	2.88x
Other Reserves(3):	$0	$293,580	$25,575,760	UW NOI Debt Yield:	21.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$100,000,000	100.0%	Loan Payoff	$70,206,844	70.2%
			Return of Equity	26,596,589	26.6
			Closing Costs(5)	3,189,699	3.2
			Upfront Reserves	6,869	0.0
Total Sources	$100,000,000	100.0%	Total Uses	$100,000,000	100.0%
(1)	The FreshDirect HQ Mortgage Loan (as defined below) is part of the FreshDirect HQ Whole Loan (as defined below) evidenced by seven pari passu promissory notes with an aggregate original principal balance of $100,000,000. The Financial Information presented above is based on the aggregate original principal balance of the promissory notes comprising the FreshDirect HQ Whole Loan.
(2)	See “Escrows and Reserves” below for further discussion of reserve information.
(3)	Other Reserves consists of (i) a monthly sub-ground lease reserve of $293,580 and (ii) a springing monthly Material Tenant (as defined below) rollover reserve that is capped at $25,575,760. See “Escrows and Reserves” and “Lockbox / Cash Management” below for further details.
(4)	Historical financial information is not included as the FreshDirect HQ Property (as defined below) is sub-leased by affiliates of the borrower sponsor. The FreshDirect Tenants (as defined below) have been tenants at the FreshDirect HQ Property since construction was completed. At origination of the FreshDirect HQ Whole Loan, a fixed rent schedule was created for the remaining approximately 18-year term with a total base rent of $37.00 per square foot and 3.0% annual rent escalations.
(5)	Closing Costs include $1,000,000 in origination fees.

The Loan. The second largest mortgage loan (the “FreshDirect HQ Mortgage Loan”) is part of a whole loan evidenced by seven pari passu promissory notes in the aggregate original principal amount of $100,000,000 (the “FreshDirect HQ Whole Loan”). The FreshDirect HQ Whole Loan is secured by the borrower’s ground sub-leasehold interest in a warehouse property located in the Bronx, New York (the “FreshDirect HQ Property”). The FreshDirect HQ Mortgage Loan is evidenced by the controlling Note A-1 and the non-controlling Notes A-2-2, A-3, A-4, A-5 and A-6 with an aggregate Cut-off Date balance of $62,600,000. The FreshDirect HQ Whole Loan has a five-year term, is interest-only for the entire term and accrues interest at a fixed rate of 7.02700% per annum on an Actual/360 basis. The FreshDirect HQ Whole Loan was

Annex B	BMO 2026-5C15
No. 2 – FreshDirect HQ

originated on May 27, 2026 by UBS AG New York Branch (“UBS AG”). The scheduled maturity date of the FreshDirect HQ Whole Loan is June 6, 2031.

The FreshDirect HQ Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BMO 2026-5C15 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise the FreshDirect HQ Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$40,000,000	$40,000,000	BMO 2026-5C15	Yes
A-2-1(1)	$37,400,000	$37,400,000	UBS AG	No
A-2-2	$2,600,000	$2,600,000	BMO 2026-5C15	No
A-3	$5,000,000	$5,000,000	BMO 2026-5C15	No
A-4	$5,000,000	$5,000,000	BMO 2026-5C15	No
A-5	$5,000,000	$5,000,000	BMO 2026-5C15	No
A-6	$5,000,000	$5,000,000	BMO 2026-5C15	No
Whole Loan	$100,000,000	$100,000,000
(1)	Expected to be contributed to one or more future securitization(s).

The Property. The FreshDirect HQ Property is a 639,394 square foot warehouse located in the Bronx, New York. The FreshDirect HQ Property was built in 2017 and is situated on a 12.64-acre site with 320 surface parking spaces (0.50 spaces per 1,000 square feet). The FreshDirect HQ Property is 100.0% sub-subleased by the borrower to borrower sponsor-related tenants, Fresh Direct, LLC (“FreshDirect”) and U.T.F. Trucking, Inc. (together with FreshDirect, collectively, the “FreshDirect Tenants”). The FreshDirect HQ Property serves as FreshDirect's headquarters and features approximately 300,515 square feet of refrigerated warehouse space, 195,655 square feet of dry warehouse space, 124,682 square feet of administrative and training space and 18,542 square feet of freezer storage space. The FreshDirect HQ Property has 30-foot clear height ceilings, 45 dock-high doors, one drive-in door and 49 truck parking spaces.

The FreshDirect HQ Property benefits from a payment-in-lieu of taxes (“PILOT”) program in which the improvements are 100% exempt from real estate taxes for 20 years, and thereafter the exemption will phase out at 20% increments over an additional five years. According to the appraisal, the estimated full tax liability for the 2026/2027 tax year would be $5,685,460 if the FreshDirect HQ Property did not benefit from the PILOT. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

Sole Tenants.

FreshDirect Tenants (639,394 square feet; 100.0% of net rentable area; 100.0% of underwritten base rent). Founded in 2002, FreshDirect is an online grocery store, providing home-delivery of fresh food and groceries including meats and produce, dairy, deli, bakery, fruits, vegetables and beverages. In December 2023, Getir, a Turkish company and affiliate of the borrower sponsor, completed the acquisition of FreshDirect. U.T.F. Trucking, Inc. was founded in 2001 and is a general freight trucking company.

The FreshDirect Tenants have been tenants at the FreshDirect HQ Property since construction was completed. At origination of the FreshDirect HQ Whole Loan, a fixed rent schedule was created for the remaining approximately 18-year term with a total base rent of $37.00 per square foot and 3.0% annual rent escalations. The FreshDirect Tenants have no renewal or termination options beyond customary casualty and condemnation termination rights.

Annex B	BMO 2026-5C15
No. 2 – FreshDirect HQ

The following table presents certain information relating to the sole tenants at the FreshDirect HQ Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Moody’s/ Fitch/S&P)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent	% of Total UW Base Rent	UW Base Rent PSF	Lease Exp. Date	Renewal Options	Term. Option (Y/N)
FreshDirect Tenants	NR/NR/NR	639,394	100.0%	$24,367,305	100.0%	$38.11	6/30/2044	None	N
Occupied Subtotal/Wtd. Avg.		639,394	100.0%	$24,367,305	100.0%	$38.11
Vacant Space		0	0.0%
Total/Wtd. Avg.		639,394	100.0%
(1)	Based on the underwritten rent roll dated June 6, 2026, with contractual rent steps totaling $709,727 through June 1, 2027.

The following table presents certain information relating to the tenant lease expiration at the FreshDirect HQ Property:

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2026 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2030	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2031	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2032	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2033	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2034	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2035	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2036	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2037 & Thereafter	1	639,394	100.0	24,367,305	100.0	639,394	100.0%	$24,367,305	100.0%
Total	1	639,394	100.0%	$24,367,305	100.0%
(1)	Based on the underwritten rent roll dated June 6, 2026, with contractual rent steps totaling $709,727 through June 1, 2027.

The following table presents certain information relating to the historical and current occupancy at the FreshDirect HQ Property:

Historical and Current Occupancy
2023(1)	2024(1)	2025(1)	Current(2)
100.0%	100.0%	100.0%	100.0%
(1)	The FreshDirect Tenants have been tenants at the FreshDirect HQ Property since construction was completed.
(2)	Current occupancy is as of June 6, 2026.

Appraisal. The appraisal concluded to an “as-is” appraised value for the FreshDirect HQ Property of $240,000,000 as of April 16, 2026.

Appraisal Valuation Summary(1)
Appraisal Approach	Appraised Value	Capitalization Rate
Direct Capitalization Approach	$240,000,000	6.00%
(1)	Source: Appraisal.

Annex B	BMO 2026-5C15
No. 2 – FreshDirect HQ

Environmental. According to the Phase I environmental report dated April 8, 2026, there was no evidence of any recognized environmental conditions or controlled recognized environmental conditions at the FreshDirect HQ Property. A historical recognized environmental condition at the FreshDirect HQ Property was identified. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

The Market. The FreshDirect HQ Property is located in the Port Morris neighborhood of the Bronx, New York, which is bounded by Mott Haven, the Major Deegan Expressway and the Bruckner Expressway to the north; the East River to the southwest; East 149th Street and Hunts Point to the east; the Bronx Kill to the south and the Harlem River to the west. The FreshDirect HQ Property is situated within Harlem River Yards, an approximately 103.73-acre industrial complex along the Harlem River that was originally developed as a freight rail yard. According to the appraisal, since the 1990s, Harlem River Yards has been redeveloped and serves key distribution and logistical uses, which include rail-served waste transfer operations, printing and distribution facilities and last-mile delivery centers. The site benefits from access to regional transportation infrastructure, including the Bruckner Expressway and the Oak Point rail link. According to the appraisal, residential uses are located primarily on the west side of the Bruckner Expressway.

According to a third-party market research report, the FreshDirect HQ Property is located in the New York industrial market within the Bronx industrial submarket. As of March 2026, the Bronx industrial submarket contained 35,321,645 square feet of industrial inventory space with an average rent of $25.42 per square foot and a vacancy rate of 11.4%.

According to a third-party market research report, the estimated 2026 population within a one-, three- and five-mile radius of the FreshDirect HQ Property is 88,500, 1,219,667 and 2,905,986, respectively, and the estimated 2026 average household income within the same radii is $58,635, $124,344 and $135,906, respectively.

The following table presents certain information with respect to comparable leases to the FreshDirect HQ Property as identified in the appraisal:

Comparable Industrial Leases(1)
Property Location	Year Built / Renovated	Tenant Name	Lease Area (SF)	Clear Ceiling Height	Lease Date/Term (Years)	Annual Base Rent PSF	Lease Type
2 Saint Ann's Avenue Bronx, NY	2017 / NAP	FreshDirect Tenants(2)	639,394(2)	30’	2013 / 30.5(2)	$38.11(2)	Net
683 Court Street Brooklyn, NY	2025 / NAP	ConEd	43,961	29'	2025 / 5.0	$40.00	Net
57-47 47th Street Maspeth, NY	1960 / NAP	Laser Shipping	75,313	28'	2025 / 3.0	$41.60	Net
3002-3010 Whitestone Expressway College Point, NY	1982 / NAP	Tesla	150,000	30'	1999 / 15.0	$50.77	Net
65 Rason Road Inwood, NY	1982 / NAP	Fed Ex	130,000	16'	2024 / 10.0	$38.95	Net
2505 Bruckner Blvd Bronx, NY	2022 / NAP	Amazon	245,118	32'	2022 / 10.0	$41.50	Net
1100 Leggett Avenue Bronx, NY	2024 / NAP	CHEP	58,950	NAV	2022 / 10.0	$37.50	Net
130-24 South Conduit Avenue Jamaica, NY	2024 / NAP	DO & Co. New York Catering	188,667	24'	2022 / 10.0	$38.00	Net
640 Columbia Street Brooklyn, NY	2022 / NAP	Amazon	336,350	32'	2021 / 12.5	$33.03	Net
516 Johnson Avenue Brooklyn, NY	1964 / NAP	Rivian	25,000	13'	2021 / 20.0	$28.00	Net
51 20th Street Brooklyn, NY	2025 / NAP	FedEx	86,295	18'	2020 / 30.0	$75.05	Net
511 Barry Street Bronx, NY	1961 / 2020	Amazon	139,700	22'	2020 / 10.0	$24.50	Net
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated June 6, 2026.

Annex B	BMO 2026-5C15
No. 2 – FreshDirect HQ

The following table presents certain information relating to the underwritten cash flow at the FreshDirect HQ Property:

Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$24,367,305	$38.11	85.1%
Gross Potential Rent	$24,367,305	$38.11	85.1%
Total Reimbursements	4,257,895	6.66	14.9%
Net Rental Income	$28,625,201	$44.77	100.0%
(Vacancy/Credit Loss)	(2,862,520)	(4.48)	(10.0)
Effective Gross Income	$25,762,681	$40.29	90.0%
Total Expenses	$4,257,895	$6.66	16.5%
Net Operating Income	$21,504,785	$33.63	83.5%
TI/LC	862,578	1.35	3.3
Capital Expenditures	95,909	0.15	0.4%
Net Cash Flow	$20,546,299	$32.13	79.8%
(1)	Historical financial information is not included as the FreshDirect HQ Property is sub-leased by affiliates of the borrower sponsor. The FreshDirect Tenants have been tenants at the FreshDirect HQ Property since construction was completed. At origination of the FreshDirect HQ Whole Loan, a fixed rent schedule was created for the remaining approximately 18-year term with a total base rent of $37.00 per square foot and 3.0% annual rent escalations.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Based on the underwritten rent roll dated June 6, 2026, with contractual rent steps totaling $709,727 through June 1, 2027.

The Borrower. The borrower under the FreshDirect HQ Whole Loan is Fresh Property Bronx, LLC, a Delaware limited liability company and single purpose entity with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the FreshDirect HQ Whole Loan.

The Borrower Sponsor. The borrower sponsor and non-recourse carveout guarantor is Sprinter Holding, LLC (“Sprinter Holding”). Sprinter Holding was formed in 2020 and operates from its headquarters facility in New York City. Sprinter Holding is a food technology solutions provider and an online grocer in the northeastern United States operating through its two subsidiaries, (i) FreshDirect and (ii) U.T.F. Trucking, Inc. Through its subsidiaries, Sprinter Holding delivers packaged groceries, freshly prepared meals, fresh food and other home goods directly to residents and businesses in New York (primarily the greater New York City area), as well as New Jersey, Connecticut and Pennsylvania. In addition, Sprinter Holding operates a wine store in Brooklyn, NY and a retail market in Southampton, NY.

Property Management. The FreshDirect HQ Property is self-managed by the borrower sponsor.

Escrows and Reserves. At origination of the FreshDirect HQ Whole Loan, the borrower deposited approximately $6,869 into an immediate repairs reserve.

Tax Reserve – The FreshDirect HQ Whole Loan documents require an ongoing monthly tax reserve deposit in an amount equal to 1/12th of the taxes that the lender reasonably estimates will be payable during the next ensuing 12 months; provided that, during the continuance of any default, and provided that the Tax Reserve Waiver Conditions (as defined below) are not satisfied, such monthly tax deposit will be based on the lender’s calculation of the estimated annual unabated taxes for the first 12 months under the assumption that the PILOT lease is no longer in effect for any reason, notwithstanding that the PILOT lease may continue to remain in place during such period. The monthly tax deposits will be waived provided that (a) the PILOT lease is in full force and effect, or (b) the PILOT lease is terminated, cancelled or otherwise ceases to exist (including, without limitation, a rejection in a bankruptcy proceeding), but (i) the FreshDirect Tenants lease or a replacement lease remains in full force and effect, and no default exists thereunder, (ii) no Material Tenant Trigger Event (as defined below) has occurred and is continuing, (iii) the FreshDirect Tenants or a replacement tenant are required to pay taxes pursuant to the FreshDirect Tenants lease or a replacement lease, as applicable, (iv) the FreshDirect Tenants or a replacement tenant pay and continue to pay taxes as and when due and (v) the FreshDirect Tenants or a replacement

Annex B	BMO 2026-5C15
No. 2 – FreshDirect HQ

tenant provide the lender with evidence reasonably satisfactory to the lender of the FreshDirect Tenants’ or the replacement tenant’s compliance with the foregoing (collectively, the “Tax Reserve Waiver Conditions”).

Insurance Reserve – The FreshDirect HQ Whole Loan documents require an ongoing monthly insurance reserve deposit in an amount equal to 1/12th of the insurance premiums that the lender reasonably estimates will be payable for the renewal of the coverage afforded by the policies upon the expiration thereof. The monthly insurance deposits will be waived provided that (i) the FreshDirect Tenants lease remains in full force and effect, and no default exists thereunder, (ii) no Material Tenant Trigger Event has occurred and is continuing, (iii) the FreshDirect Tenants are required, pursuant to the FreshDirect Tenants lease, to pay the cost of all required policies, (iv) the FreshDirect Tenants pay and continue to pay the cost of all required policies as and when due and (v) the FreshDirect Tenants provide the lender with evidence reasonably satisfactory to the lender of the FreshDirect Tenants’ compliance with the foregoing. If all of the required insurance coverages are provided through a blanket policy approved by the lender, the borrower will not be required to make deposits; provided that (i) such blanket policy is maintained in full force and effect, (ii) the insurance premiums for such blanket policy are not paid in installments or financed and (iii) not less than 15 days prior to the expiration date of such blanket policy, the borrower provides the lender with (A) (1) a certificate of insurance evidencing the renewal of such blanket policy (and, upon the lender’s request, a certified copy of such renewed blanket policy) or (2) a certificate of insurance evidencing a new blanket policy approved by the lender (and, upon the lender’s request, a certified copy of such new blanket policy) and (B) evidence reasonably satisfactory to the lender of the payment in full of the insurance premiums then due thereunder.

Replacement Reserves – The FreshDirect HQ Whole Loan documents require an ongoing monthly replacement reserve deposit of $7,992.

TI/LC Reserve – The FreshDirect HQ Whole Loan documents require an ongoing monthly tenant improvements and leasing reserve deposit of $53,283.

Sub-Ground Lease Reserve – The FreshDirect HQ Whole Loan documents require an ongoing monthly sub-ground rent reserve deposit of $293,580.

Material Tenant Rollover Reserve – Any Material Tenant Trigger Event Suspension Deposit (as defined below) will be deposited into the Material Tenant rollover reserve. On each monthly payment date during a Material Tenant Trigger Event period, the borrower is required to deposit with the lender an amount equal to the sum of: (a) the product of (i) the total rentable square footage demised (or theretofore demised) under all Material Tenant leases with respect to which (or with respect to the related Material Tenants or lease guarantors) a Material Tenant Trigger Event exists and (ii) the ratio in which (A) the numerator is equal to $20.00 and (B) the denominator is equal to 12, for tenant allowances, tenant improvements and leasing commissions that may be incurred or required to be reimbursed by the borrower in connection with leasing Material Tenant space pursuant to qualified leases, and (b) without duplication of the tax reserve, 12 months of unabated taxes which are estimated by the lender to become due and payable under the assumption that the PILOT lease is no longer in effect for any reason, notwithstanding that the PILOT lease may continue to remain in place during such Material Tenant Trigger Event period. During the continuance of a Material Tenant Trigger Event period relating to any Material Tenant, its Material Tenant lease or its lease guarantor, the amount of the funds deposited into the Material Tenant rollover reserve or the applicable Material Tenant rollover reserve subaccount will not exceed an aggregate amount equal to $25,575,760.

Lockbox / Cash Management. The FreshDirect HQ Whole Loan is structured with a hard lockbox and springing cash management upon the occurrence and continuance of a Cash Management Trigger Event (as defined below). Rents from the FreshDirect HQ Property are required to be deposited directly into the lockbox account or, if received by the borrower or the property manager, deposited within one business day of receipt. During the continuance of a Cash Management Trigger Event, all funds in the lockbox account are required to be swept each business day to a lender-controlled cash management account and disbursed in accordance with the FreshDirect HQ Whole Loan documents, and all excess funds on deposit in the cash management account (after payment of required monthly reserve deposits, debt service payment on the FreshDirect HQ Whole Loan, operating expenses and cash management bank fees) will be applied as follows: (a) if a Material Tenant Trigger Event has occurred and is continuing, to a Material Tenant rollover reserve, (b) if a Cash Sweep Trigger Event (as defined below) has occurred and is continuing (but not a Material Tenant Trigger Event), to the lender-controlled excess cash flow account and (c) if no Cash Management Trigger Event is continuing, to an account designated by the borrower.

Annex B	BMO 2026-5C15
No. 2 – FreshDirect HQ

A “Cash Management Trigger Event” means a period commencing upon the occurrence of (i) an event of default under the FreshDirect HQ Whole Loan documents, (ii) any bankruptcy action involving the borrower, the guarantor or the property manager, (iii) the trailing 12-month period debt service coverage ratio (“DSCR”) falling below 2.00x, (iv) an indictment of the borrower, the guarantor, an affiliated manager or any director or officer of any such person for fraud or misappropriation of funds or an indictment of a third party manager or any director or officer of a third party manager for fraud or misappropriation of funds related to the FreshDirect HQ Property, (v) a Material Tenant Trigger Event or (vi) the PILOT lease being terminated, cancelled or otherwise ceasing to exist (including without limitation, a rejection in a bankruptcy proceeding), without the lender’s prior written consent; provided, however, such termination, cancellation or other non-existence of the PILOT lease will not be deemed a Cash Management Trigger Event so long as the Tax Reserve Waiver Conditions are satisfied, and expiring upon (a) with respect to clause (i) above, the cure of such event of default, (b) with respect to clause (ii) above, as to an involuntary filing, either the filing being discharged or dismissed within 45 days and the lender’s determination that such filing does not materially affect the borrower’s, the guarantor’s or the property manager’s obligations or, if such bankruptcy action relates to a manager, the replacement of such manager with a qualified manager pursuant to a replacement management agreement in accordance with the FreshDirect HQ Whole Loan documents, (c) with respect to clause (iii) above, the trailing 12-month DSCR being at least 2.00x for two consecutive calendar quarters, (d) with respect to clause (iv) above, (A) the dismissal of the applicable indictment with prejudice, (B) the acquittal of each applicable person with respect to the related charge(s) or (C) the replacement of such affiliated manager or third party manager, as applicable, with a third party qualified manager pursuant to a replacement management agreement in accordance with the FreshDirect HQ Whole Loan documents, (e) with respect to clause (v) above, the cure of such Material Tenant Trigger Event or (f) with respect to clause (vi) above, the Tax Reserve Waiver Conditions being satisfied.

A “Cash Sweep Trigger Event” means a period commencing upon the occurrence of (i) an event of default under the FreshDirect HQ Whole Loan documents, (ii) any bankruptcy action involving the borrower, the guarantor or the affiliated property manager, (iii) the trailing 12-month period DSCR falling below 2.00x or (iv) the PILOT lease being terminated, cancelled or otherwise ceasing to exist (including without limitation, a rejection in a bankruptcy proceeding), without the lender’s prior written consent; provided, however, such termination, cancellation or other non-existence of the PILOT lease will not be deemed a Cash Sweep Trigger Event so long as the Tax Reserve Waiver Conditions are satisfied, and expiring upon (a) with respect to clause (i) above, the cure of such event of default, (b) with respect to clause (ii) above, as to an involuntary filing, either the filing being discharged or dismissed within 45 days and the lender’s determination that such filing does not materially affect the borrower’s, the guarantor’s or the property manager’s obligations or, if such bankruptcy action relates to an affiliated manager, the replacement of such affiliated manager with a qualified manager pursuant to a replacement management agreement in accordance with the FreshDirect HQ Whole Loan documents, (c) with respect to clause (iii) above, the trailing 12-month DSCR being at least 2.00x for two consecutive calendar quarters or (d) with respect to clause (iv) above, the Tax Reserve Waiver Conditions being satisfied.

A “Material Tenant Trigger Event” means a period commencing upon the occurrence of (i) a Material Tenant giving written notice to the borrower of its intention to terminate or not extend its Material Tenant lease, (ii) on or prior to the date that is 12 months prior to the then-applicable expiration date under its Material Tenant lease, such Material Tenant does not extend such Material Tenant lease on terms and conditions reasonably acceptable to the lender, (iii) on or prior to the date by which a Material Tenant is required under its Material Tenant lease to notify the borrower of its election to extend such Material Tenant lease, such Material Tenant does not give such notice, (iv) an event of default under a Material Tenant lease occurring and continuing beyond any applicable notice and/or cure period, (v) a bankruptcy action of a Material Tenant or a lease guarantor of any Material Tenant lease occurring, (vi) a Material Tenant lease being terminated (in whole or in part) or no longer in full force and effect, (vii) a Material Tenant “going dark”, vacating or ceasing to conduct business in the ordinary course at all or a material portion of its Material Tenant space, provided, that a Material Tenant will not be deemed to have “gone dark”, vacated, ceased to occupy or discontinued its operations at its Material Tenant space (a) during any transition period between Material Tenants (not to exceed 90 days) so long as the borrower has provided the lender with a fully-executed lease in form and substance acceptable to the lender with such new Material Tenant and the rent commencement date under such new lease is no later than the date on which the existing Material Tenant ceases paying rent, (b) as a result of a force majeure event, (c) as a result of repairs, improvements or alterations at the FreshDirect HQ Property or (d) as a result of a casualty or condemnation, (viii) a Material Tenant announcing or disclosing publicly, its intention to relocate from or vacate all or a material portion of its Material Tenant space, (ix) more than 20.0% of a Material Tenant’s space being subleased without the prior written consent of the lender and, to the extent required under the PILOT lease, the PILOT lessor or (x) (I) the adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of a Material Tenant (or, if applicable, any lease guarantor) being less than $5,000,000 for any annual financial reporting

Annex B	BMO 2026-5C15
No. 2 – FreshDirect HQ

period, and (II) the debt-to-equity ratio of a Material Tenant (or, if applicable, any lease guarantor) being greater than 1.50x for any annual financial reporting period, and expiring upon (a) with respect to clause (i), (ii), (iii), (vi), (vii), (viii) or (ix) above, the date that (1) the applicable Material Tenant lease is reinstated and/or extended on terms satisfying the requirements of the FreshDirect HQ Whole Loan documents or (2) all or substantially all of the applicable Material Tenant space is leased to one or more qualified leases on terms satisfying the requirements of the FreshDirect HQ Whole Loan documents, (b) with respect to clause (i) above, the revocation or rescission by the applicable Material Tenant of all termination or non-extension notices with respect to its Material Tenant lease, (c) with respect to clause (iv) above, a cure of the applicable event of default, (d) with respect to clause (v) above, (x) the affirmation of the applicable Material Tenant lease in the applicable bankruptcy proceeding and confirmation that the Material Tenant is actually paying all rents and other amounts due under its lease or (y) if applicable, the discharge or dismissal of the applicable lease guarantor from the applicable bankruptcy action, (e) with respect to clause (vii) above, the applicable Material Tenant re-commences its operations at its space or a portion thereof, such that it is no longer “dark”, and has not vacated or ceased to operate business at the FreshDirect HQ Property or a portion thereof, (f) with respect to clause (viii) above, the retraction by the applicable Material Tenant of all announcements or disclosures of its intention to relocate from or vacate any portion of its Material Tenant space or (g) with respect to clause (x) above, (I) the adjusted EBITDA of the applicable Material Tenant or the applicable lease guarantor being at least $5,000,000 for one annual reporting period, or (II) the debt-to-equity ratio of the applicable Material Tenant or the applicable lease guarantor being no more than 1.50x for one annual reporting period.

Each Material Tenant Trigger Event cure will be subject to the following conditions: (1) after giving effect to such Material Tenant Trigger Event cure, no Material Tenant Trigger Event will exist with respect to any Material Tenant, any Material Tenant lease or any lease guarantor with respect to any Material Tenant lease, (2) if such Material Tenant Trigger Event cure results in the replacement of the FreshDirect Tenants lease, such replacement lease and replacement tenant have been approved in writing by the PILOT lessor pursuant to the PILOT lease (to the extent required under the PILOT lease) or, after giving effect to such Material Tenant Trigger Event cure, the Tax Reserve Waiver Conditions are satisfied, (3) if the applicable Material Tenant Trigger Event constitutes a default or breach of the PILOT lease which, either immediately or after the giving of notice or the passage of time, or both, would permit the PILOT lessor to terminate the PILOT lease, such Material Tenant Trigger Event cure will also cure such default or breach of the PILOT lease, and the PILOT lease will remain in full force and effect as confirmed in writing by the PILOT lessor, or, after giving effect to such Material Tenant Trigger Event cure, the Tax Reserve Waiver Conditions are satisfied, (4) after giving effect to such Material Tenant Trigger Event cure, the Company Lease Agreement dated as of December 1, 2013, by and between the borrower, as lessor, and the PILOT lessor, as lessee, and the PILOT lease will remain in full force and effect, and the PILOT lessor has confirmed the same in writing or the Tax Reserve Waiver Conditions are satisfied and (5) the borrower has paid all of the lender’s costs incurred in connection with such Material Tenant Trigger Event cure (including reasonable attorneys’ fees).

So long as no other Cash Management Trigger Event or Cash Sweep Trigger Event has occurred and is continuing, the borrower will have the right to suspend a Material Tenant Trigger Event for 12 months by delivering notice to the lender, within two days after notice from the lender of the occurrence of a Material Tenant Trigger Event, of its intent to deposit (or deliver, as the case may be), a letter of credit or cash in an amount equal to 12 months of monthly Material Tenant rollover reserve deposits with respect to the applicable Material Tenant space (a “Material Tenant Trigger Event Suspension Deposit”), and thereafter depositing with (or delivering to, as the case may be) the lender, within 10 days after delivery of such Material Tenant Trigger Event notice, a Material Tenant Trigger Event Suspension Deposit; and provided, further, that the borrower will have the right to extend the applicable suspension period for an additional 12 months by depositing with (or delivering to, as the case may be) the lender, at least 10 days prior to the expiration of the applicable suspension period, an additional Material Tenant Trigger Event Suspension Deposit.

A “Material Tenant” means (i) the FreshDirect Tenants or (ii) any tenant at the FreshDirect HQ Property that, together with its affiliates, either (a) leases no less than 20.0% of the total rentable square footage of the FreshDirect HQ Property or (b) accounts for (or would account for) no less than 20.0% of the total in-place base rent at the FreshDirect HQ Property.

Subordinate and Mezzanine Debt. None.

Permitted Future Subordinate or Mezzanine Debt. The FreshDirect HQ Whole Loan documents permit the borrower a one-time right without the consent of the lender to cause a mezzanine borrower to incur a future mezzanine loan, subject to the satisfaction of the requirements set forth in the FreshDirect HQ Whole Loan documents, including, without limitation: (i) no event of default under the FreshDirect HQ Whole Loan documents is continuing, (ii) the aggregate loan-to-value ratio based on the FreshDirect HQ Whole Loan and the mezzanine loan is no greater than 41.7%, (iii) the actual combined DSCR

Annex B	BMO 2026-5C15
No. 2 – FreshDirect HQ

based on the FreshDirect HQ Whole Loan and the mezzanine loan is no less than 2.88x, (iv) the actual combined net operating income debt yield based on the FreshDirect HQ Whole Loan and the mezzanine loan is no less than 20.5%, (v) the execution of an intercreditor agreement acceptable to the lender and satisfactory to the rating agencies and (vi) receipt of a rating agency confirmation.

Partial Release. Not permitted.

Ground Sub-Lease. The FreshDirect HQ Property is part of an approximately 103.73-acre industrial park known as the Harlem River Yards that is owned by The People of the State of New York acting by and through The New York State Department of Transportation. In August 1991, Harlem River Yard Ventures, Inc. was selected by New York State for development and operation of the approximately 103.73 acres through a 99-year ground lease with New York State commencing on October 1, 1993 and expiring on September 30, 2092. Harlem River Yard Ventures, Inc., in turn, subleased the entire Harlem River Yards property to its affiliate, HRY Holdings LLC pursuant to a 49-year master lease expiring February 14, 2061. Since that time, the Harlem River Yards property was subdivided into four parcels and separately ground subleased by HRY Holdings LLC to various tenants, including the borrower, Fresh Property Bronx, LLC.

The ground sublease of 550,654 square feet of land to the borrower commenced on February 15, 2012 and has a 31-year base lease term from the base rent commencement of February 1, 2015 through January 31, 2046. There are also three extension options of four years, five years and eight years, respectively, exercisable upon 365 days' notice, with a 49-year limit on the term, which results in a fully extended expiration date of February 14, 2061. The borrower and ground sublessee, Fresh Property Bronx, LLC, is required to pay all associated operating expenses on an absolute net basis to HRY Holdings, LLC, ground sublessor. Fresh Direct Holdings, Inc. guarantees the performance of the sublessee, while Harlem River Yard Ventures, Inc. guarantees the performance of the sublessor under the ground sublease.

The ground sublease that the borrower is party to has current base rent payments of $3,018,708 ($5.72 per square foot) for Tract I (527,612 square feet) and $15,400 ($1.10 per square foot) for Tract II (14,000 square feet) through January 31, 2027. The base rent payment for Tract I increases to $6.24 per square foot effective February 1, 2027, $6.81 per square foot effective February 1, 2032, $7.44 per square foot effective February 1, 2037, $8.10 per square foot effective February 1, 2040 and $8.83 per square foot effective February 1, 2045, while the base rent payment for Tract II increases to $1.20 per square foot effective February 1, 2027, $1.30 per square foot effective February 1, 2032, $1.40 per square foot effective February 1, 2037, $1.50 per square foot effective February 1, 2040 and $1.60 per square foot effective February 1, 2045.

The ground sublease also has a current base rent payment of $55,000 ($6.08 per square foot) for trailer storage land (9,042 square feet), which increases to $6.64 per square foot effective February 1, 2027, $7.24 per square foot effective February 1, 2032, $7.91 per square foot effective February 1, 2037, $8.62 per square foot effective February 1, 2040 and $9.39 per square foot effective February 1, 2045.

The base rent payment during the option periods for Tract I is $8.49 per square foot effective February 1, 2046, $9.25 per square foot effective February 1, 2050 and $10.09 per square foot effective February 1, 2055, while the base rent payment during the option periods for Tract II is $1.60 per square foot effective February 1, 2046, $1.70 per square foot effective February 1, 2050 and $1.80 per square foot effective February 1, 2055.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests” in the Preliminary Prospectus.

Annex B	BMO 2026-5C15
No. 3 – Shore Front Parkway Apartments

Annex B	BMO 2026-5C15
No. 3 – Shore Front Parkway Apartments

Annex B	BMO 2026-5C15
No. 3 – Shore Front Parkway Apartments

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	ZBNA	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$51,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$51,000,000	Property Type – Subtype:	Multifamily – High Rise
% of Pool by IPB:	8.1%	Net Rentable Area (Units):	773
Loan Purpose:	Refinance	Location:	Queens, NY
Borrowers(2):	Various	Year Built / Renovated:	1963, 1966 / NAP
Borrower Sponsor(3):	Efstathios Valiotis	Occupancy:	98.8%
Interest Rate:	6.56000%	Occupancy Date:	4/20/2026
Note Date:	5/28/2026	4th Most Recent NOI (As of):	$7,956,659 (12/31/2023)
Maturity Date:	6/6/2031	3rd Most Recent NOI (As of):	$8,281,214 (12/31/2024)
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$8,310,152 (12/31/2025)
Original Term:	60 months	Most Recent NOI (As of):	$8,658,442 (3/31/2026)
Original Amortization Term:	None	UW Economic Occupancy:	97.4%
Amortization Type:	Interest Only	UW Revenues:	$16,859,677
Call Protection(4):	L(24),YM1(32),O(4)	UW Expenses:	$8,110,177
Lockbox / Cash Management:	Springing	UW NOI:	$8,749,500
Additional Debt(1):	Yes	UW NCF:	$8,556,250
Additional Debt Balance(1):	$43,500,000	Appraised Value / Per SF(6):	$140,500,000 / $181,759
Additional Debt Type(1):	Pari Passu	Appraisal Date:	4/28/2026

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$122,251
Taxes:	$1,860,050	$310,010	N/A	Maturity Date Loan / SF:	$122,251
Insurance:	$620,760	$124,152	N/A	Cut-off Date LTV:	67.3%
Replacement Reserves:	$14,000	$16,110	N/A	Maturity Date LTV:	67.3%
Immediate Repair Reserve:	$178,910	$0	N/A	UW NCF DSCR:	1.36x
Low DSCR Avoidance Reserve:	$0	Springing	N/A	UW NOI Debt Yield:	9.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$94,500,000	99.2%	Loan Payoff(7)	$92,020,108	96.6%
Borrower Equity	724,909	0.8	Upfront Reserves	2,673,720	2.8
			Closing Costs	531,081	0.6
Total Sources	$95,224,909	100.0%	Total Uses	$95,224,909	100.0%
(1)	The Shore Front Parkway Apartments Mortgage Loan (as defined below) is part of a whole loan that is comprised of two pari passu promissory notes with an aggregate original principal balance and Cut-off Date balance of $94,500,000 (the “Shore Front Parkway Apartments Whole Loan”). The financial information presented above is based on Shore Front Parkway Apartments Whole Loan.
(2)	The borrowers are 1 Beach 105 Realty LLC, 107-10 Shorefront Realty, LLC and 106-20 Shorefront Realty, LLC, each a New York limited liability company and single purpose entity. The borrowers and non-recourse carveout guarantors are required by the Shore Front Parkway Apartments Whole Loan documents to have recourse liability for 25% of the debt (totaling $23,625,000).
(3)	The borrower sponsor is Efstathios Valiotis and the non-recourse carveout guarantors are Efstathios Valiotis and Stamatiki Valiotis. The borrower sponsor is also the borrower sponsor for the Prospect Place Apartments Mortgage Loan which also is being contributed to the BMO 2026-5C15 securitization trust.
(4)	Prepayment of the Shore Front Parkway Apartments Whole Loan is permitted in whole but not in part, on any day from and after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the Shore Front Parkway Apartments Whole Loan to be securitized, and (b) May 28, 2029 (the “Permitted Prepayment Date”). From and after the Permitted Prepayment Date and prior to the open prepayment date, the borrowers may prepay, in whole, but not in part, on any day with the simultaneous payment of a yield maintenance premium and any interest shortfall. The assumed yield maintenance lockout period of 24 payments is based on the anticipated closing date of the BMO 2026-5C15 securitization trust in June 2026. The actual lockout period may be longer than 24 months.
(5)	See “Escrows and Reserves” below for discussion of reserve requirements.
(6)	The Shore Front Parkway Apartments Property has an appraised land value of $65,800,000.
(7)	The previous lender, Flagstar Bank, N.A. (“Flagstar Bank”), approached the borrower sponsor and offered an approximately $9,000,000 discount to the payoff amount if the previous loan (the “Flagstar Loan”) was repaid by end of 2025. The borrower sponsor obtained a loan (the “DBTCA Loan”) from Deutsche Bank Trust Company Americas (“DBTCA”) to pay off the Flagstar Loan. While proceeds of the Shore Front Parkway Apartments Whole Loan were not used to pay off the discounted Flagstar Loan, such proceeds were used to pay off the DBTCA Loan. Please refer to “The Loan” section below for a further discussion of the circumstances surrounding the discounted payoff.

Annex B	BMO 2026-5C15
No. 3 – Shore Front Parkway Apartments

The Loan. The third largest mortgage loan (the “Shore Front Parkway Apartments Mortgage Loan”) is part of the Shore Front Parkway Apartments Whole Loan, which is evidenced by two pari passu promissory notes that are secured by the borrowers’ fee interest in a 98.8% occupied, fully rent stabilized multifamily complex comprising three buildings located in Queens, New York (the “Shore Front Parkway Apartments Property”). Zions Bancorporation, N.A. (“ZBNA”) originated the Shore Front Parkway Apartments Whole Loan on May 28, 2026, which accrues interest at a fixed rate of 6.56000% per annum on an Actual/360 basis with an initial term of five years and is interest-only for the full term. The scheduled maturity date of the Shore Front Parkway Apartments Whole Loan is June 6, 2031.

The Shore Front Parkway Apartments Mortgage Loan is evidenced by controlling Note A-1 with an outstanding principal balance as of the Cut-off Date of $51,000,000. As of the Cut-off Date, the non-controlling Note A-2 has an outstanding principal balance of $43,500,000, which is currently held by ZBNA and is expected to be sold to a third party or contributed to one or more future securitization trust(s).

In March 2023, the previous lender, Flagstar Bank, a wholly owned subsidiary of New York Community Bancorp, Inc. (“NYCB”), purchased approximately $38.4 billion of Signature Bridge Bank, N.A.'s assets, including loans of approximately $12.9 billion purchased at a discount of $2.7 billion. In March 2024, NYCB publicly reiterated its pledge to reduce its commercial real estate exposure. In 2025, Flagstar Bank approached the borrower sponsor, Mr. Efstathios Valiotis, and offered an approximately $9,000,000 discount to the payoff amount if the previous loan (the “Flagstar Loan”) was repaid by the end of 2025. The borrower sponsor obtained a loan (the “DBTCA Loan”) from Deutsche Bank Trust Company Americas (“DBTCA”) to pay off the Flagstar Loan. At origination of the DBTCA Loan, the Flagstar Loan was in good standing and fully performing. While proceeds of the Shore Front Parkway Apartments Whole Loan were not used to pay off the discounted Flagstar Loan, such proceeds were used to pay off the DBTCA Loan.

The Shore Front Parkway Apartments Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BMO 2026-5C15 securitization trust. The relationship between the holders of the Shore Front Parkway Apartments Whole Loan is governed by a co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise the Shore Front Parkway Apartments Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$51,000,000	$51,000,000	BMO 2026-5C15	Yes
A-2(1)	$43,500,000	$43,500,000	ZBNA(1)	No
Whole Loan	$94,500,000	$94,500,000
(1)	Expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time.

The Property. The Shore Front Parkway Apartments Property consists of three contiguous multifamily properties located along Rockaway Beach in Queens, New York, comprising a total of 773 residential units and approximately 9,550 square feet of commercial space. Per the April 20, 2026 rent roll, the Shore Front Parkway Apartments Property is 98.8% occupied and contains a unit mix of studio, one-, two-, and three-bedroom apartments. The Shore Front Parkway Apartments Property includes private balconies in select units, as well as direct public beach access.

In addition to the multifamily and professional space, the Shore Front Parkway Apartments Property includes a surface parking lot, which per the zoning reports, has 687 permitted spaces (representing a parking ratio of approximately 0.9 spaces per unit), of which 615 are leased at average rents of approximately $91.12 per month, and 84 storage units, of which 80 are leased at average rents of approximately $71.01 per month, as of the April 20, 2026 rent roll.

The Shore Front Parkway Apartments Property features amenities including swimming pools, barbecue areas, a dog park, a playground and on-site parking facilities. The Shore Front Parkway Apartments Property is managed in-house by the borrower sponsor’s affiliated property management company, Alma Realty, which oversees leasing and day-to-day operations. The borrower sponsor acquired the Shore Front Parkway Apartments Property in 2001 and has owned the Shore Front Parkway Apartments Property for more than 24 years. The borrower sponsor has invested capital expenditures over the length of his ownership, including approximately $5.0 million between 2019 and 2024 related to facade restoration, elevator modernization, apartment renovations, electrical upgrades, boiler replacements and other building improvements.

Annex B	BMO 2026-5C15
No. 3 – Shore Front Parkway Apartments

All residential units at the Shore Front Parkway Apartments Property are subject to New York rent stabilization, and the Shore Front Parkway Apartments Property is fully rent stabilized. Pursuant to the New York City Rent Guidelines Board, rental increases for one-year and two-year leases commencing after October 1, 2025 and on or before September 30, 2026 are capped at 3.00% and 4.50%, respectively.

The Shore Front Parkway Apartments Property was 98.8% occupied as of April 20, 2026. The unit mix includes 189 studio units, 397 one-bedroom units, 150 two-bedroom units and 37 three-bedroom units. Commercial tenants include a dentist and neurology office and older adult care center facility. The borrower sponsor operates laundry at the Shore Front Parkway Apartments Property through an affiliated tenant. Additionally, there is one antenna at the 106-20 Shore Front Parkway location, which is currently rented to Verizon Wireless.

The following table presents certain information relating to the historical and current occupancy of the Shore Front Parkway Apartments Property:

Historical and Current Occupancy(1)
2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	Current(2)
100%	100%	99.9%	100%	100%	100%	100%	100%	99.4%	98.2%	98.8%
(1)	Source: Third party market research provider, excluding the current occupancy. Historical occupancies are as of December 31st of each respective year.
(2)	Based on the rent roll dated April 20, 2026.

The following table presents certain information with respect to the residential units at the Shore Front Parkway Apartments Property:

Unit Mix Summary (1)
Unit Type	No. of Units	% of Total	Occupied Units	Occupancy	Avg. Occupied Contract Rent(2)	Concluded Monthly Market Rental Rate(3)
Studio	189	24.5%	186	98.4%	$1,479	$1,493
1 Bedroom	397	51.4%	392	98.7%	$1,702	$1,701
2 Bedroom	150	19.4%	149	99.3%	$1,958	$1,966
3 Bedroom	37	4.8%	37	100.0%	$2,053	$2,040
Total/Wtd. Avg.	773	100.0%	764	98.8%	$1,715	$1,718
(1)	Based on the underwritten rent roll dated April 20, 2026.
(2)	Represents the average occupied contract rent per the unit mix for the Shore Front Parkway Apartments Property dated as of April 20, 2026.
(3)	Source: Appraisal.

Annex B	BMO 2026-5C15
No. 3 – Shore Front Parkway Apartments

The following table presents certain information relating to the operating history and underwritten cash flows of the Shore Front Parkway Apartments Property:

Operating History and Underwritten Net Cash Flow
	2023	2024	2025	March 2026 TTM	Underwritten	Per Unit	%(1)
In-Place Rents(2)	$13,785,920	$14,372,969	$14,835,194	$15,160,095	$15,719,812	$20,336	98.3%
Grossed Up Vacant Units	0	0	0	0	$272,955	$353	1.7%
Gross Potential Rent(3)	$13,785,920	$14,372,969	$14,835,194	$15,160,095	$15,992,767	$20,689	100.0%
(Vacancy/Credit Loss)	0	0	0	0	($319,855)	($414)	(2.0%	)
Net Rental Income	$13,785,920	$14,372,969	$14,835,194	$15,160,095	$15,672,912	$20,275	98.0%
Commercial Income	$149,788	$145,867	$158,898	$168,107	$258,860	$335	1.6%
Commercial Reimbursements	0	0	0	0	0	0	0.0%
Commercial Vacancy	0	0	0	0	($96,226)	($124)	(0.6%	)
Net Commercial Income	$149,788	$145,867	$158,898	$168,107	$162,635	$210	1.0%
Other Income(4)	$816,711	$811,698	$865,431	$828,686	$1,024,130	$1,325	6.4%
Effective Gross Income	$14,752,419	$15,330,534	$15,859,523	$16,156,888	$16,859,677	$21,811	105.4%

Real Estate Taxes (5)	$2,866,845	$3,091,986	$3,214,896	$3,214,896	$3,542,943	$4,583	21.0%
Property Insurance Expense	$778,597	$856,055	$943,591	$985,755	$1,418,881	$1,836	8.4%
Other Operating Expenses(6)	$3,150,318	$3,101,279	$3,390,884	$3,297,795	$3,148,352	$4,073	18.7%
Total Expenses	$6,795,760	$7,049,321	$7,549,371	$7,498,446	$8,110,177	$10,492	48.1%
Net Operating Income	$7,956,659	$8,281,214	$8,310,152	$8,658,442	$8,749,500	$11,319	51.9%
Replacement Reserve	0	0	0	0	$193,250	$250	1.1%
Net Cash Flow	$7,956,659	$8,281,214	$8,310,152	$8,658,442	$8,556,250	$11,069	50.7%

(1)	% column represents percent of Gross Potential Rent for revenue fields and Effective Gross Income for the remaining fields.
(2)	Underwritten In-Place Rents is based on the underwritten rent roll dated April 20, 2026.
(3)	Underwritten Gross Potential Rent includes a $246,213 vacancy gross-up.
(4)	Other Income comprises contractual antenna, laundry, storage, miscellaneous, nominal fees and parking income.
(5)	Real Estate Taxes represent the 2026-2027 notice of value estimated taxes per the New York state website.
(6)	Other Operating Expenses include utilities, repairs and maintenance, payroll and benefits, general and administrative, professional fees and management fees.

Environmental. According to the Phase I environmental assessments dated December 1, 2025, there was evidence of recognized and historically recognized environmental conditions at the Shore Front Parkway Apartments Property related to underground storage and oil tanks/spills lacking closure documentation. The lender obtained environmental insurance in lieu of a Phase II environmental assessment and the subsurface investigations recommended by the Phase I environmental assessments. The lender’s consultant estimated a remedial cost range of $100,000 to $140,000 and the borrower procured a $500,000 coverage amount. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Environmental Considerations” in the Preliminary Prospectus.

The Market. The Shore Front Parkway Apartments Property is located in Queens, New York within the New York-Newark-Jersey City metropolitan statistical area multifamily market and the South Shore Queens submarket. The Shore Front Parkway Apartments Property is located along Rockaway Beach in Queens, New York, on the Rockaway Peninsula, a coastal submarket situated at the southern edge of New York City. According to the appraisal, the immediate area provides direct access to Rockaway Beach and the Atlantic Ocean and is supported by proximity to neighborhood retail corridors, public open space and community infrastructure. The Rockaway Peninsula is home to approximately 124,000 residents.

The Shore Front Parkway Apartments Property has access to multiple modes of public transportation, including the A subway line, which provides service from the Rockaway Peninsula to Brooklyn and Manhattan, with connections to major transit hubs including Fulton Street and Penn Station, as well as the Rockaway Park Shuttle. The area is also served by the NYC Ferry system, which provides service between Rockaway and multiple destinations in Manhattan and other boroughs. In addition, the Long Island Rail Road Far Rockaway Branch provides commuter access to Jamaica and Penn Station via transfers. The Shore Front Parkway Apartments Property is located approximately a 45 to 60-minute drive from

Annex B	BMO 2026-5C15
No. 3 – Shore Front Parkway Apartments

Midtown Manhattan and major employment hubs, depending on traffic conditions, and approximately a 20 to 35-minute drive from John F. Kennedy International Airport, the primary international airport serving the region.

The Rockaway Peninsula is part of the broader New York City metropolitan area, which, according to a third party market research provider, added approximately 95,300 jobs from May 2024 to May 2025, leading all metro areas nationwide, and now maintains employment above pre-pandemic levels. New York City’s private sector employment reached approximately 4.25 million jobs as of late 2024, reflecting continued recovery and expansion across key industries including healthcare, construction and professional services. Queens County reported an unemployment rate of approximately 4.7%–4.9% as of 2025–2026. Far Rockaway, which comprises a portion of the eastern Rockaway Peninsula, has an estimated population of approximately 72,000 residents.

The South Shore Queens Multifamily submarket vacancy rate ranged from 1.6% to 2.1% between 2022 and 2025 and currently stands at 1.8% as of Q2 2026. Vacancy is expected to decline to below 1.9% by 2030. Asking rents increased from $1,682 in 2022 to $1,865 as of Q2 2026 in the South Shore Queens submarket. The South Shore Queens Multifamily submarket contains approximately 7,891 units, with 101 units delivered over the past twelve months and 29 units absorbed during the same period.

The following table presents certain information relating to comparable multifamily rentals to the Shore Front Parkway Apartments Property:

Summary of Comparable Rentals(1)
Name/Location	Units	Floors	Year Built / Renovated	Occupancy	Unit Type	Monthly Rent
Shore Front Parkway Apartments 106-20 Shore Front Parkway, 107-10 Shore Front Parkway and 1 Beach 105th Street Queens, NY 11694 (Subject)	773	13	1963, 1966 / NAP	98.8%	Studio	$1,479(2)
					1BR	$1,702(2)
					2BR	$1,958(2)
					3BR	$2,053(2)
Arverne View 5717 Shore Front Parkway Arverne, NY 11692	1,103	19	1974 / 2014	98.9%	Studio	$1,293
					1BR	$1,697
					2BR	$2,302
					3BR	$2,411
					4BR	$2,502
					5BR	$2,798
Wavecrest Gardens 2010 Seagirt Boulevard Far Rockaway, NY 11691	1,760	6	1952 / NAP	99.9%	Studio	$1,867
					1BR	$2,088
					2BR	$2,575
New Haven Towers 2210 New Haven Avenue Far Rockaway, NY 11691	153	6	1962 / NAP	100.0%	Studio	$1,226
					1BR	$1,388
					2BR	$1,691
					3BR	$2,054
2030 Elk Drive 2030 Elk Drive Far Rockaway, NY 11691	82	7	1931 / NAP	1082 7 1931 / NAP 100.0%	Studio	$1,087
					1BR	$1,359
					2BR	$1,697
(1)	Source: Appraisal.
(2)	Represents the average occupied contract rent per the unit mix for the Shore Front Parkway Apartments Property dated as of April 20, 2026.

Annex B	BMO 2026-5C15
No. 3 – Shore Front Parkway Apartments

The following table presents certain information relating to the appraisal’s market rental rate conclusions for the Shore Front Parkway Apartments Property:

Market Rental Rate Conclusion(1)
Unit Type	Market Rent Monthly(2)
Studio	$1,493
One Bedroom	$1,701
Two Bedroom	$1966
Three Bedroom	$2,040
(1)	Source: Appraisal.
(2)	Represents weighed average market rents as determined by the individual building appraisals.

The following table presents certain information relating to comparable multifamily sales to the Shore Front Parkway Apartments Property, identified by the appraisal:

Comparable Sales (1)
Property Name	Location	No. of Units	Sale Date	Concluded Sale Price Per Unit
Ocean Park Apartments 275 Linden Boulevard Park Towers East Apartments Riverside Park Fannwood Estates	New York, NY New York, NY New York, NY New York, NY New York, NY	602 101 163 1,193 312	May-2025 May-2025 Jan-2025 Dec-2024 Nov-2023	$146,179 $106,931 $124,847 $271,165 $153,846
(1)	Source: Appraisal.

The Borrowers. The borrowers are 1 Beach 105 Realty, LLC, 107-10 Shorefront Realty, LLC and 106-20 Shorefront Realty, LLC, each a New York limited liability company and single purpose entity with two independent directors in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Shore Front Parkway Apartments Whole Loan. The borrowers and non-recourse carveout guarantors are required by the Shore Front Parkway Apartments Whole Loan documents to have recourse liability for 25% of the debt (totaling $23,625,000).

The Borrower Sponsor. The borrower sponsor is Efstathios Valiotis and the non-recourse carveout guarantors are Efstathios Valiotis and Stamatiki Valiotis. So long as the Shore Front Parkway Apartments Whole Loan and any of the obligations set forth in the Shore Front Parkway Apartments Whole Loan documents remain outstanding, the non-recourse carveout guarantors are required to maintain a minimum net worth of not less than $20,000,000 and liquidity of not less than $10,000,000.

Mr. Efstathios Valiotis is the founder and chief executive officer of Alma Realty Corp. (“Alma”) and co-founder of Marathon National Bank and Alma Bank, which has 14 branches and over $1.5 billion in assets. Mr. Valiotis’ holdings include 84 residential properties totaling approximately 8,562 units, 24 commercial properties totaling approximately 2.6 million square feet. Mr. Valiotis also has interests in six development projects, including an expected 861-unit and 60-unit multifamily development, primarily located in New York, New Jersey and Connecticut. The borrower sponsor and non-recourse carveout guarantors have been involved in mortgage loan defaults and litigation. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Description of the Mortgage Pool—Litigation and Other Considerations” in the Preliminary Prospectus.

Property Management. The Shore Front Parkway Apartments Property is managed by Alma Realty Corp., an affiliate of the borrower sponsor. Founded in 1983, Alma has managed and operated a broad portfolio of multifamily, retail, office, and industrial properties. Alma oversees over 15,000 residential units, 5 million square feet of office, retail and industrial space, and employs over 1,000 individuals across New York, New Jersey and Connecticut.

Annex B	BMO 2026-5C15
No. 3 – Shore Front Parkway Apartments

Escrows and Reserves. As of the date of origination of the Shore Front Parkway Apartments Whole Loan, the borrowers were required to deposit (i) $1,860,050 in a real estate tax reserve account, (ii) $620,760 in a property insurance reserve account, (iii) $14,000 in a replacement reserve account and (iv) $178,910 in an immediate repair reserve account.

Tax Reserve – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis in an amount equal to 1/12th of the real estate taxes that the lender estimates will be payable during the next 12 months (initially approximately $310,010).

Insurance Reserve – The borrowers are required to deposit into a property insurance reserve, on a monthly basis in an amount equal to 1/12th of the insurance premiums that the lender estimates will be payable for the renewal of the coverage afforded by the policies upon the expiration thereof in order to accumulate sufficient funds to pay all such premiums at least thirty (30) days’ prior to the expiration of the policies (initially approximately $124,152).

Replacement Reserve – The Shore Front Parkway Apartments Whole Loan documents require ongoing monthly replacement reserve deposits of $16,110 for multifamily replacements, which the lender may require the borrowers to increase (not more than once per year) upon 30 days’ notice to the borrowers if the lender reasonably determines such increase is necessary to maintain the proper operation of the Shore Front Parkway Apartments Property.

Low DSCR Avoidance Reserve – As discussed in the “Lockbox and Cash Management” section below, the borrowers are entitled to avoid a Low DSCR Event (as defined below) by making springing deposits into such account.

Lockbox and Cash Management. The Shore Front Parkway Apartments Whole Loan is structured with a springing lockbox and springing cash management. Within 30 days from receipt of written notice from the lender that a Cash Trap Event Period (as defined below) has commenced, the borrowers are required to, among other things, (i) execute a deposit account control agreement to establish a deposit account with a clearing bank and (ii) send executed letters directing all commercial tenants to deposit all sums due under their respective leases directly into such deposit account. During the continuance of a Cash Trap Event Period, all funds in the deposit account are required to be swept periodically to a lender-controlled cash management account. If the borrowers or property manager receive any rents or income directly, each is required to deposit such amounts into the deposit account within one business day of receipt. So long as a Cash Trap Event Period is in effect, all excess funds will be swept to an excess cash flow subaccount controlled by the lender and held for so long as such a Cash Trap Event Period is continuing. Notably, the Shore Front Parkway Apartments Whole Loan documents require that after the termination of an initial Cash Trap Event Period, the cash management account will be closed, but upon the occurrence of any subsequent Cash Trap Event Period, the cash management account will remain open until the Shore Front Parkway Apartments Whole Loan debt has been paid in full.

A “Cash Trap Event Period” will commence upon the occurrence of any of the following:

(i)	the occurrence of an event of default; or
(ii)	the net cash flow debt service coverage ratio (“NCF DSCR”) falling below 1.20x (tested quarterly) (a “Low DSCR Event”), provided, however, if within five business days of written notice from the lender, the borrowers have delivered cash or a letter of credit in an amount equal to the difference of (a) $3,930,000 less (b) the net cash flow for the trailing six-month period (“Low DSCR Event Collateral”), no Low DSCR Event will be deemed to have occurred. For the avoidance of doubt, if the borrowers deposit with the lender any Low DSCR Event Collateral, the borrowers are not required to be subject to an additional Low DSCR Event for a period of six months after such deposit.

A Cash Trap Event Period will end upon the occurrence of the following:

●	with regard to clause (i), the cure of such event of default and the lender’s acceptance of such cure; or
●	with regard to clause (ii), the NCF DSCR being equal to or greater than 1.25x for two consecutive calendar quarters.

Subordinate and Mezzanine Debt. None.

Permitted Future Subordinate or Mezzanine Debt. Not permitted.

Annex B	BMO 2026-5C15
No. 3 – Shore Front Parkway Apartments

Partial Release. Not permitted.

Ground Lease. None.

Annex B	BMO 2026-5C15
No. 4 – Mountain Industrial Portfolio

Annex B	BMO 2026-5C15
No. 4 – Mountain Industrial Portfolio

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Annex B	BMO 2026-5C15
No. 4 – Mountain Industrial Portfolio

Annex B	BMO 2026-5C15
No. 4 – Mountain Industrial Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Sellers:	BMO, UBS AG, WFB	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$45,750,000	Title(6):	Fee / Leasehold
Cut-off Date Principal Balance(1):	$45,750,000	Property Type – Subtype(7):	Industrial – Various
% of IPB:	7.3%	Net Rentable Area (SF):	19,189,611
Loan Purpose:	Refinance	Location(7):	Various, Various
Borrowers(2):	Various	Year Built / Renovated(7):	Various / Various
Borrower Sponsor:	Industrial Logistics Properties Trust	Occupancy:	96.3%
Interest Rate(3):	5.096767533%	Occupancy Date:	Various
Note Date:	5/8/2026	4th Most Recent NOI (As of):	$98,213,266 (T-10 12/31/2022)
Maturity Date:	5/11/2031	3rd Most Recent NOI (As of):	$117,555,625 (12/31/2023)
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$120,156,924 (12/31/2024)
Original Term:	60 months	Most Recent NOI (As of):	$122,186,205 (TTM 9/30/2025)
Original Amortization Term:	None	UW Economic Occupancy:	96.7%
Amortization Type:	Interest Only	UW Revenues:	$161,761,456
Call Protection(4):	L(23),YM1(2),DorYM1(28),O(7)	UW Expenses:	$38,194,125
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$123,567,331
Additional Debt(1):	Yes	UW NCF:	$116,850,967
Additional Debt Balance(1):	$1,123,650,000/$450,600,000	Appraised Value / Per SF(8):	$2,350,000,000 / $122
Additional Debt Type(1):	Pari Passu/B-Note	Appraisal Date(8):	2/11/2026

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap		Senior Loan	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$61	$84
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$61	$84
TI / LC Reserve:	$0	Springing	N/A	Cut-off Date LTV(8):	49.8%	68.9%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV(8):	49.8%	68.9%
Ground Lease Reserve:	$0	Springing	N/A	UW NCF DSCR:	1.93x	1.25x
Unfunded Obligations:	$3,530,579	$0	N/A	UW NOI Debt Yield:	10.6%	7.6%

Sources and Uses(1)
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan Amount:	$1,169,400,000	71.4%	Loan Payoff:	$1,614,813,143	98.6%
Subordinate Loan Amount:	450,600,000	27.5	Closing Costs:	19,354,691	1.2
Borrower Sponsor Equity:	17,698,413	1.1	Upfront Reserves:	3,530,579	0.2
Total Sources:	$1,637,698,413	100.0%	Total Uses:	$1,637,698,413	100.0%
(1)	The Mountain Industrial Portfolio Mortgage Loan (as defined below) is part of the Mountain Industrial Portfolio Whole Loan (as defined below), which is comprised of 38 pari passu senior promissory notes and 12 junior promissory notes, with an aggregate original principal balance as of the Cut-off Date of $1,620,000,000.
(2)	See “The Borrowers” below.
(3)	Interest Rate represents the weighted average interest rate of the Mountain Industrial Portfolio Senior Loan. The Mountain Industrial Portfolio Junior Notes (as defined below) bear interest at the weighted average interest rate of 7.291555666% per annum. The weighted average interest rate of the Mountain Industrial Portfolio Whole Loan is 5.707243788% per annum. See the definition of “Weighted Average Interest Rate” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions” in the Preliminary Prospectus. The interest rate of the Mountain Industrial Portfolio Whole Loan and of the Mountain Industrial Portfolio Mortgage Loan may change if any of the individual Mountain Industrial Portfolio Properties (as defined below) securing the Mountain Industrial Portfolio Whole Loan are released and any portion of any of the Mountain Industrial Portfolio Whole Loan components is paid down in accordance with the Mountain Industrial Portfolio Whole Loan documents. See “Partial Release” below for additional information related to permitted partial releases.
(4)	Defeasance of the Mountain Industrial Portfolio Whole Loan is permitted at any time after the date that is two years after the closing date of the securitization that includes the last note to be securitized and prior to November 11, 2030 (the “Open Date”). The assumed defeasance lockout period of 25 payments is based on the anticipated closing date of the BMO 2026-5C15 securitization trust in June 2026. The actual defeasance lockout period may be longer. Prepayment with a yield maintenance premium (if prior to the Open Date) is permitted on and after May 11, 2028.
(5)	See “Escrows and Reserves” below for further discussion of reserve requirements.
(6)	The applicable borrowers’ interests in two of the 90 constituent properties comprising the Mountain Industrial Portfolio Properties are leasehold interests.
(7)	See “Portfolio Summary” for an overview of the top 20 Mountain Industrial Portfolio Properties by net operating income.
(8)	The Mountain Industrial Portfolio Properties had a portfolio appraised value of $2,350,000,000, as of February 11, 2026, which is inclusive of a 9.2% portfolio premium and reflects the “as-is” value of the Mountain Industrial Portfolio Properties as a whole if sold in their entirety to a single buyer. Based on the aggregate “as-is” appraised values of the individual Mountain Industrial Portfolio Properties (exclusive of the portfolio premium) of $2,152,070,000, the Cut-off Date LTV and the Maturity Date LTV for the Mountain Industrial Portfolio Senior Loan are both equal to 54.3% and for the Mountain Industrial Portfolio Whole Loan are both equal to 75.3%. The individual appraised values are as of various dates between February 3, 2026 and February 11, 2026.

The Loan. The fourth largest mortgage loan (the “Mountain Industrial Portfolio Mortgage Loan”) is part of a whole loan with an aggregate outstanding principal balance of $1,620,000,000 (the “Mountain Industrial Portfolio Whole Loan”) comprised of (i) 38 pari passu senior promissory notes with an aggregate outstanding principal balance of $1,169,400,000 (collectively, the “Mountain Industrial Portfolio Senior Notes”), which collectively evidence the senior portion of the

Annex B	BMO 2026-5C15
No. 4 – Mountain Industrial Portfolio

Mountain Industrial Portfolio Whole Loan (the “Mountain Industrial Portfolio Senior Loan”), and (ii) 12 junior promissory notes with an aggregate outstanding principal balance of $450,600,000 (collectively, the “Mountain Industrial Portfolio Junior Notes”). The Mountain Industrial Portfolio Junior Notes are generally subordinate in right of payment to the Mountain Industrial Portfolio Senior Notes. The Mountain Industrial Portfolio Whole Loan was co-originated by Wells Fargo Bank, National Association (“WFB”), Citi Real Estate Funding Inc. (“CREFI”), Bank of America, National Association (“BANA”), UBS AG New York Branch (“UBS AG”), Morgan Stanley Bank, N.A. (“MSBNA”) and Bank of Montreal (“BMO”). The Mountain Industrial Portfolio Mortgage Loan will be contributed by BMO. The Mountain Industrial Portfolio Whole Loan is secured by first mortgage liens on the borrowers’ fee or leasehold interests in a portfolio of 90 industrial properties totaling approximately 19.2 million SF located across 27 states and 57 individual markets (collectively, the “Mountain Industrial Portfolio Properties” or the “Properties”, and each individually, a “Mountain Industrial Portfolio Property” or “Property”).

The Mountain Industrial Portfolio Mortgage Loan, evidenced by the non-controlling Notes A-3-3 and A-4-3, contributed by BMO, the non-controlling Notes A-3-6-2 and A-4-6-2, contributed by UBS AG and the non-controlling Notes A-3-1-1-1-1 and A-4-1-1-1-1, contributed by WFB, with an aggregate original principal balance of $45,750,000, will be contributed to the BMO 2026-5C15 securitization trust

The Mountain Industrial Portfolio Whole Loan will be serviced pursuant to the trust and servicing agreement for the MTN 2026-LPFX securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Mountain Industrial Portfolio Pari Passu-AB Whole Loan” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in the Preliminary Prospectus.

Annex B	BMO 2026-5C15
No. 4 – Mountain Industrial Portfolio

The table below identifies the promissory notes that comprise the Mountain Industrial Portfolio Whole Loan:

Mountain Industrial Portfolio Whole Loan Summary
Note(1)	Original Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1-1 and A-2-1	$332,760,000	$332,760,000	MTN 2026-LPFX	Yes
A-1-2 and A-2-2	$83,190,000	$83,190,000	MTN 2026-LPFX	No
A-1-3 and A-2-3	$83,190,000	$83,190,000	MTN 2026-LPFX	No
A-1-4 and A-2-4	$166,380,000	$166,380,000	MTN 2026-LPFX	No
A-1-5 and A-2-5	$83,190,000	$83,190,000	MTN 2026-LPFX	No
A-1-6 and A-2-6	$83,190,000	$83,190,000	MTN 2026-LPFX	No
A-3-1-1-1-1 and A-4-1-1-1-1	$6,000,000	$6,000,000	BMO 2026-5C15	No
A-3-1-1-1-2 and A-4-1-1-1-2(2)	$61,000,000	$61,000,000	WFB	No
A-3-1-1-2 and A-4-1-1-2	$43,000,000	$43,000,000	BANK5 2026-5YR22	No
A-3-1-2 and A-4-1-2	$25,000,000	$25,000,000	WFCM 2026-5C9	No
A-3-2-1 and A-4-2-1(2)	$14,500,000	$14,500,000	BANA	No
A-3-2-2 and A-4-2-2	$14,500,000	$14,500,000	BANK5 2026-5YR22	No
A-3-2-3 and A-4-2-3	$4,750,000	$4,750,000	BANK5 2026-5YR22	No
A-3-3 and A-4-3	$33,750,000	$33,750,000	BMO 2026-5C15	No
A-3-4 and A-4-4	$67,500,000	$67,500,000	Benchmark 2026-V22	No
A-3-5-1 and A-4-5-1	$19,250,000	$19,250,000	BANK5 2026-5YR22	No
A-3-5-2 and A-4-5-2(2)	$14,500,000	$14,500,000	MSMCH	No
A-3-6-1 and A-4-6-1(2)	$27,750,000	$27,750,000	UBS AG	No
A-3-6-2 and A-4-6-2	$6,000,000	$6,000,000	BMO 2026-5C15	No
Senior Loan	$1,169,400,000	$1,169,400,000
B-1-1 and B-2-1(3)	$180,240,000	$180,240,000	MTN 2026-LPFX	No
B-1-2 and B-2-2(3)	$45,060,000	$45,060,000	MTN 2026-LPFX	No
B-1-3 and B-2-3(3)	$45,060,000	$45,060,000	MTN 2026-LPFX	No
B-1-4 and B-2-4(3)	$90,120,000	$90,120,000	MTN 2026-LPFX	No
B-1-5 and B-2-5(3)	$45,060,000	$45,060,000	MTN 2026-LPFX	No
B-1-6 and B-2-6(3)	$45,060,000	$45,060,000	MTN 2026-LPFX	No
Total Junior Notes	$450,600,000	$450,600,000
Whole Loan	$1,620,000,000	$1,620,000,000
(1)	The notes with designations that begin with A-1, A-3 and B-1 are secured solely by mortgages on the Properties located in Florida, and the remaining notes are secured by mortgages on the Properties located outside of Florida; provided, that all of the non-Florida borrowers delivered to the lender a guaranty of the Florida borrowers’ obligations to pay the outstanding principal balance of, and other amounts due and owing on the Florida notes, and the other Mountain Industrial Portfolio Whole Loan documents.
(2)	Expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time.
(3)	The Mountain Industrial Portfolio Junior Notes will be generally subordinate in right of payment to the Mountain Industrial Portfolio Senior Notes.

The Properties. The Mountain Industrial Portfolio Properties are comprised of 90 industrial properties located across 27 states with primary concentrations in Georgia (11.4% underwritten net operating income (“UW NOI”); 11.5% net rentable area (“NRA”)), Ohio (10.1% UW NOI; 9.6% NRA), and Texas (9.2% UW NOI; 6.9% NRA). The Mountain Industrial Portfolio Properties are located across 57 markets with the largest concentrations by UW NOI in Indianapolis, Indiana (three properties, 7.6% UW NOI), Columbus, Ohio (three properties, 5.6% UW NOI) and Charlotte, North Carolina (three properties, 4.9% UW NOI). The Mountain Industrial Portfolio Properties are granular, with no single Property comprising more than 4.4% of UW NOI and the top five Properties by UW NOI comprising 19.1% of NOI.

The Mountain Industrial Portfolio Properties include 84 institutional-quality warehouse/distribution properties, five manufacturing/distribution properties, and one storage/warehouse property. The Mountain Industrial Portfolio Properties total 19,189,611 SF of net rentable area, with a limited office component comprising just 5.2% of NRA.

The Mountain Industrial Portfolio Properties are largely recent-vintage product, with a weighted average vintage of 2012 and 50 Properties, representing 74.3% of NRA and 79.9% of UW NOI, having been constructed after 2010. The Mountain Industrial Portfolio Properties benefit from modern specifications, with a weighted average clear height of 30’ and 81.6% of NRA in buildings offering 26’+ clear heights.

Annex B	BMO 2026-5C15
No. 4 – Mountain Industrial Portfolio

Investment grade tenants account for 84.1% of underwritten gross rent (“UW Gross Rent”), and 10 of the top 20 tenants by UW Gross Rent are investment grade-rated, including Federal Express Corporation (56.9% of UW Gross Rent), Amazon.com Services, LLC (7.6% of UW Gross Rent), Home Depot U.S.A., Inc. (3.7% of UW Gross Rent) and Shaw Industries, Inc. (3.4% of UW Gross Rent).

All of the Mountain Industrial Portfolio Properties that are leased are 100% leased to a single tenant, other than the Property located at 5703 Mitchell Avenue in St. Joseph, Missouri, which has only one tenant but is 33.1% leased. Four of the Properties are not leased or are leased to a tenant which is dark.

The following table presents certain information regarding the top 20 Mountain Industrial Portfolio Properties by net operating income:

Portfolio Summary(1)
Property Name	Market, State	NRA	% of NRA	% Leased	Year Built	WALT(2)	Clear Height	UW Base Rent PSF(2)	% of UW NOI
3150 Highway 42	Atlanta, GA	657,518	3.4%	100.0%	2020	14.5	30'	$7.74	4.4%
584 US Highway 130	Trenton, NJ	347,145	1.8%	100.0%	2017	6.1	31'	$15.35	4.1%
1151 South Graham Road	Indianapolis, IN	615,284	3.2%	100.0%	2019	8.2	36'	$8.01	4.0%
8341 Industrial Parkway	Columbus, OH	500,268	2.6%	100.0%	2020	9.3	31'	$9.01	3.6%
590 Northport Parkway	Savannah, GA	831,764	4.3%	100.0%	2017	1.3	36'	$4.54	3.0%
650 Braselton Parkway	Jefferson, GA	373,750	1.9%	100.0%	2018	6.7	32'	$10.17	2.9%
5005 Samuell Blvd.	Dallas-Fort Worth, TX	351,874	1.8%	100.0%	2016	11.1	31'	$9.85	2.8%
635 Community Drive	Burlington, VT	143,979	0.8%	100.0%	2021	10.0	32'	$22.45	2.5%
482 Chaney Avenue	Indianapolis, IN	671,354	3.5%	100.0%	2014	4.1	32'	$4.44	2.3%
6538 & 6526 Judge Adams Road	Greensboro, NC	286,281	1.5%	100.0%	2019	8.9	32'	$10.48	2.3%
22525 West 167th Street	Kansas City, KS	313,763	1.6%	100.0%	2016	10.0	31'	$8.84	2.1%
5000 North Ridge Trail	Lakeland, FL	310,922	1.6%	100.0%	2016	4.9	31'	$8.54	2.0%
1601 Brown Road	Detroit, MI	245,633	1.3%	100.0%	2006	5.4	30'	$10.42	2.0%
4350 Fortune Ave NW	Charlotte, NC	354,482	1.8%	100.0%	2016	6.0	32'	$7.16	1.9%
9780 Mopar Drive	Akron, OH	368,060	1.9%	100.0%	2011	1.4	32'	$6.19	1.8%
1509 Leestown Road	Frankfort, KY	599,840	3.1%	100.0%	2014	3.6	32'	$3.91	1.8%
3779 Lake Shore Road	Buffalo, NY	338,584	1.8%	100.0%	2016	4.8	31'	$6.98	1.8%
4555 West Highway 146	Louisville, KY	558,600	2.9%	100.0%	2014	7.4	36'	$4.07	1.7%
4690 Global Avenue NW	Charlotte, NC	330,717	1.7%	100.0%	2015	4.1	30'	$6.85	1.7%
6735 Trippel Road	Mobile, AL	362,942	1.9%	100.0%	2017	2.5	36'	$5.98	1.7%
Total / Wtd. Avg. Top 20		8,562,760	44.6%	100.0%	2016	6.3	33'	$7.51	50.7%
Total / Wtd. Avg. Other		10,626,851	55.4%	93.3%	2008	4.2	29'	$6.63	49.3%
Total / Wtd. Avg.		19,189,611	100.0%	96.3%	2012	5.2	30'	$7.04	100.0%
(1)	Based on the underwritten rent roll dated March 1, 2026 or June 11, 2026, depending on the individual Mountain Industrial Portfolio Property.
(2)	Weighted based on occupied SF.

Major Tenants.

Federal Express Corporation (9,049,211 SF; 47.2% of NRA; 57.2% of underwritten base rent): Founded in 1971, Federal Express Corporation is a publicly traded global transportation and logistics company operating under the FedEx brand. Federal Express Corporation provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce, and business services, delivered through a highly integrated global network. Federal Express Corporation leases 45 Properties, with its earliest lease having started in February 2022. Federal Express Corporation’s headquarters is located in Memphis, Tennessee.

Amazon.com Services, LLC (1,399,006 SF; 7.3% of NRA; 7.8% of underwritten base rent): Amazon.com Services, LLC is a United States-based limited liability company and a wholly owned subsidiary of Amazon.com, Inc. Amazon.com Services, LLC is the primary legal entity through which Amazon.com, Inc. delivers a wide range of consumer-facing and business services on Amazon.com, including website functionality, marketplace operations, digital services, and customer account services. Amazon.com Services, LLC leases four Properties, and each of its leases started in February 2022. Amazon.com Services, LLC’s global headquarters is located in Seattle, Washington.

Annex B	BMO 2026-5C15
No. 4 – Mountain Industrial Portfolio

Home Depot U.S.A., Inc. (657,518 SF; 3.4% of NRA; 3.9% of underwritten base rent): Founded in 1978, Home Depot U.S.A., Inc. is part of The Home Depot, a large home improvement specialty retailer. Home Depot U.S.A., Inc.’s headquarters is located in Atlanta, Georgia. Home Depot U.S.A., Inc. operates retail stores and supply chain facilities focused on serving homeowners, professional contractors, and businesses with products and services related to home improvement, construction, and maintenance. Home Depot U.S.A., Inc. leases one Property, and its lease began in February 2022 and is scheduled to expire in November 2040, with four, five-year renewal options and no termination options.

The following table presents certain information relating to the top 10 tenants by underwritten base rent at the Mountain Industrial Portfolio Properties:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody's/ S&P)(2)	Tenant SF	% of Total SF	Annual UW Rent(3)	% of Total Annual UW Rent(3)	Annual UW Rent PSF(3)	Lease Expiration	Term. Option (Y/N)	Renewal Options
Federal Express Corporation	NR/Baa2/BBB	9,049,211	47.2%	$74,460,309	57.2%	$8.23	Various(4)	N	Various(4)
Amazon.com Services, LLC	AA-/A1/AA	1,399,006	7.3%	$10,163,266	7.8%	$7.26	Various(5)	N	Various(5)
Home Depot U.S.A., Inc.	A/A2/A	657,518	3.4%	$5,089,189	3.9%	$7.74	11/30/2040	N	4 x 5 years
Shaw Industries, Inc.(6)	A+/Aa2/AA	831,764	4.3%	$3,776,209	2.9%	$4.54	9/30/2027	N	2 x 5 years
ULTA Beauty Distribution, LLC	NR/NR/NR	671,354	3.5%	$2,980,812	2.3%	$4.44	7/31/2030	N	3 x 5 years
Jim Beam Brands Co.	NR/Baa1/BBB+	599,840	3.1%	$2,345,374	1.8%	$3.91	1/31/2030	N	5 x 5 years
DSV Solutions, LLC	NR/A3/A-	368,060	1.9%	$2,278,291	1.8%	$6.19	10/31/2027	N	2 x 5 years
Winland Foods, Inc.(7)	NR/NR/NR	558,600	2.9%	$2,273,502	1.7%	$4.07	10/31/2033	N	3 x 5 years
Toyota Tsusho America, Inc.	NR/A3/A	350,418	1.8%	$1,766,107	1.4%	$5.04	6/30/2029	N	4 x 5 years
Autoneum North America, Inc.	NR/NR/NR	315,560	1.6%	$1,751,358	1.3%	$5.55	4/30/2032	N	2 x 5 years
Subtotal/Wtd. Avg.		14,801,331	77.1%	$106,884,417	82.2%	$7.22
Remaining Occupied		3,680,714	19.2%	$23,220,561	17.8%	$6.31
Occupied Total / Wtd. Avg.		18,482,045	96.3%	$130,104,978	100.0%	$7.04
Vacant Space		707,566	3.7%
Total		19,189,611	100.0%
(1)	Based on the underwritten rent roll dated March 1, 2026 or June 11, 2026, depending on the individual Mountain Industrial Portfolio Property.
(2)	Credit ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Annual UW Rent, Annual UW Rent PSF and % of Total Annual UW Rent are inclusive of contractual rent steps underwritten through March 2027.
(4)	Federal Express Corporation’s leases expire between March 2027 and June 2037. Federal Express Corporation has leases with various extension options, including 1 x 3 years, 1 x 5 years, 2 x 3 years and 2 x 5 years.
(5)	Amazon.com Services, LLC’s leases expire between November 2028 and August 2034. Amazon.com Services, LLC has leases with various extension options including 2 x 5 years, 3 x 5 years and 5 x 5 years.
(6)	Shaw Industries, Inc. has free rent of $825,067, which was reserved for at origination.
(7)	Winland Foods, Inc., the tenant at the 4555 West Highway 146, Buckner, Kentucky property, has subleased approximately 117,000 SF to Treehouse Private Brands, Inc.

Annex B	BMO 2026-5C15
No. 4 – Mountain Industrial Portfolio

The following table presents certain information with respect to the lease rollover at the Mountain Industrial Portfolio Properties:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)		Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring(3)
Vacant	NAP	707,566	3.7%	NAP	N	AP	707,566	3.7%	NAP	NAP
2026 & MTM	1	280,019	1.5	$1,534,504	1.2%		987,585	5.1%	1,534,504	1.2%
2027	13	2,600,070	13.5	$14,066,421	10.8		3,587,655	18.7%	15,600,925	12.0%
2028	12	1,597,547	8.3	$11,341,608	8.7		5,185,202	27.0%	26,942,533	20.7%
2029	10	1,924,776	10.0	$11,301,147	8.7		7,109,978	37.1%	38,243,680	29.4%
2030	12	2,836,121	14.8	$16,925,802	13.0		9,946,099	51.8%	55,169,482	42.4%
2031	13	2,030,385	10.6	$16,634,755	12.8		11,976,484	62.4%	71,804,237	55.2%
2032	9	1,993,387	10.4	$16,093,501	12.4		13,969,871	72.8%	87,897,738	67.6%
2033	5	1,367,452	7.1	$8,898,538	6.8		15,337,323	79.9%	96,796,276	74.4%
2034	2	849,944	4.4	$6,143,964	4.7		16,187,267	84.4%	102,940,239	79.1%
2035	3	985,278	5.1	$8,890,793	6.8		17,172,545	89.5%	111,831,033	86.0%
2036	4	1,007,674	5.3	$9,718,797	7.5		18,180,219	94.7%	121,549,830	93.4%
2037 & Beyond	2	1,009,392	5.3	$8,555,148	6.6		19,189,611	100.0%	130,104,978	100.0%
Total(4)	86	19,189,611	100.0%	$130,104,978	100.0%
(1)	Based on the underwritten rent roll dated March 1, 2026 or June 11, 2026, depending on the individual Mountain Industrial Portfolio Property.
(2)	Certain tenants may have termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.
(3)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring include approximately $1,925,769 of rent steps through March 2027.
(4)	Total excludes vacant space.

Appraisals. According to the appraisals, the Mountain Industrial Portfolio Properties had a portfolio appraised value of $2,350,000,000 as of February 11, 2026, which is inclusive of an approximately 9.2% portfolio premium and reflects the “as-is” value of the Properties as a whole if sold in their entirety to a single buyer. Based on the aggregate “as-is” appraised values of the individual Properties (exclusive of the portfolio premium) of $2,152,070,000, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio are each 54.3% for the Mountain Industrial Portfolio Senior Loan and 75.3% for the Mountain Industrial Portfolio Whole Loan.

Environmental. According to the Phase I environmental reports dated between February 18, 2026 and February 20, 2026, certain of the Properties have one or more recognized environmental conditions or controlled recognized environmental conditions for which remediation has previously occurred or for which ongoing remediation or other risk mitigation, including environmental insurance, is required. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

The following table presents certain information relating to the historical and current occupancy of the Mountain Industrial Portfolio Properties:

Historical and Current Occupancy
2022(1)	2023(1)	2024(1)	2025(1)	Current(2)
98.6%	98.9%	99.0%	99.6%	96.3%
(1)	Represents the average annual occupancy as of December 31.
(2)	Current occupancy is based on the trailing twelve-month occupancy as of either March 1, 2026 or June 11, 2026, depending on the individual Mountain Industrial Portfolio Property.

Annex B	BMO 2026-5C15
No. 4 – Mountain Industrial Portfolio

The following table presents certain information relating to the underwritten cash flows of the Mountain Industrial Portfolio Properties:

Historical Operating Performance and Underwritten Net Cash Flow
	2022 (10 Months)	2023	2024	9/30/2025 TTM	Underwritten	UW PSF	% (1)
Gross Potential Rent	$104,027,173	$124,938,188	$127,609,086	$129,207,999	$133,088,511	$6.94	80.3%
Rent Steps(2)	$0	$0	$0	$0	$1,925,769	$0.10	1.2
Expense Recoveries	$17,528,793	$24,921,462	$24,622,268	$24,515,984	$30,669,025	$1.60	18.5
Gross Rent	$121,555,966	$149,859,650	$152,231,354	$153,723,982	$165,683,305	$8.63	100.0%
(Vacancy/Credit Loss/Concessions)	$0	$0	$0	$0	($5,432,032)	($0.28)	(3.3)
Net Rental Income	$121,555,966	$149,859,650	$152,231,354	$153,723,982	$160,251,272	$8.35	96.7%
Straight-line Rent	$0	$0	$0	$0	$1,510,184	$0.08	0.9
Other Income	$57,789	$43,300	$654,559	$47,256	$0	$0.00	0.0
Effective Gross Income	$121,613,755	$149,902,950	$152,885,913	$153,771,238	$161,761,456	$8.43	97.6%
Real Estate Taxes(3)	$14,608,156	$20,420,511	$19,926,115	$19,975,521	$26,256,056	$1.37	16.2
Insurance	$1,454,718	$2,219,507	$2,649,417	$2,475,496	$2,941,326	$0.15	1.8
Other Operating Expenses	$7,337,615	$9,707,308	$10,153,457	$9,134,017	$8,996,744	$0.47	5.6
Total Operating Expenses	$23,400,489	$32,347,325	$32,728,989	$31,585,033	$38,194,125	$1.99	23.6%
Net Operating Income	$98,213,266	$117,555,625	$120,156,924	$122,186,205	$123,567,331	$6.44	76.4%
Capital Reserves	$0	$0	$0	$0	$1,918,961	$0.10	1.2
TI/LC	$0	$0	$0	$0	$4,797,403	$0.25	3.0
Net Cash Flow	$98,213,266	$117,555,625	$120,156,924	$122,186,205	$116,850,967	$6.09	72.2%
(1)	% column represents percent of Gross Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(2)	Underwritten Rent Steps taken through March 2027.
(3)	Six of the 10 Properties that are subject to payment in lieu of taxes agreements or other tax abatements have been underwritten to abated taxes, which total approximately $2.1 million. Unabated taxes for these six Properties are estimated to total approximately $2.5 million.

The Markets. The Mountain Industrial Portfolio Properties are located across 57 different markets, with the largest concentrations (based on UW NOI) in Indianapolis, Indiana (7.6% of UW NOI), Columbus, Ohio (5.6% of UW NOI) and Charlotte, North Carolina (4.9% of UW NOI). The top 25 markets (by UW NOI) comprise 74.5% of portfolio NRA and 77.1% of UW NOI.

Annex B	BMO 2026-5C15
No. 4 – Mountain Industrial Portfolio

The following table presents recent market data with respect to the Mountain Industrial Portfolio Properties:

	Mountain Industrial Portfolio Market Summary(1)
Market, State	Property Count	NRA	% of Portfolio SF	Leased	Year Built	Avg. Size	WALT (Years)(2)	Clear Height	UW Base Rent PSF(2)	% of UW NOI
Indianapolis, Indiana	3	1,614,460	8.4%	100.0%	2016	538,153	5.1	33'	$5.96	7.6%
Columbus, Ohio	3	951,735	5.0%	100.0%	2019	317,245	5.9	33'	$7.47	5.6%
Charlotte, North Carolina	3	862,138	4.5%	100.0%	2014	287,379	4.5	30'	$7.42	4.9%
Kansas City, Kansas	5	1,028,166	5.4%	90.6%	2010	205,633	5.2	29'	$6.49	4.4%
Savannah, Georgia	2	958,284	5.0%	100.0%	2017	479,142	1.4	35'	$5.82	4.4%
Dallas-Fort Worth, Texas	2	536,191	2.8%	100.0%	2013	268,096	8.2	31'	$9.73	4.2%
Atlanta, Georgia	2	875,638	4.6%	75.1%	2016	437,819	14.5	30'	$7.74	4.2%
Trenton, New Jersey	1	347,145	1.8%	100.0%	2017	347,145	6.1	31'	$15.35	4.1%
Detroit, Michigan	3	490,234	2.6%	100.0%	2002	163,411	4.3	29'	$8.41	3.2%
Akron, Ohio	2	587,825	3.1%	100.0%	2013	293,913	1.3	32'	$6.56	3.0%
Jefferson, Georgia	1	373,750	1.9%	100.0%	2018	373,750	6.7	32'	$10.17	2.9%
Burlington, Vermont	1	143,979	0.8%	100.0%	2021	143,979	10.0	32'	$22.45	2.5%
Buffalo, New York	2	443,657	2.3%	100.0%	2012	221,829	4.3	29'	$7.03	2.4%
Chicago, Illinois	4	380,230	2.0%	100.0%	2000	95,058	4.7	27'	$8.27	2.4%
Oklahoma City, Oklahoma	2	420,780	2.2%	100.0%	2018	210,390	6.2	35'	$7.28	2.4%
Greensboro, North Carolina	1	286,281	1.5%	100.0%	2019	286,281	8.9	32'	$10.48	2.3%
Lakeland, Florida	2	343,027	1.8%	100.0%	2014	171,514	4.6	30'	$8.19	2.1%
Tampa, Florida	3	335,781	1.7%	100.0%	1998	111,927	3.3	25'	$8.17	2.1%
Memphis, Tennessee	2	684,560	3.6%	100.0%	2001	342,280	4.7	29'	$3.81	2.0%
Houston, Texas	2	272,471	1.4%	100.0%	2010	136,236	3.3	25'	$9.06	1.9%
Frankfort, Kentucky	1	599,840	3.1%	100.0%	2014	599,840	3.6	32'	$3.91	1.8%
Louisville, Kentucky	1	558,600	2.9%	100.0%	2014	558,600	7.4	36'	$4.07	1.7%
Mobile, Alabama	1	362,942	1.9%	100.0%	2017	362,942	2.5	36'	$5.98	1.7%
Saint Louis, Illinois	3	485,664	2.5%	79.0%	2004	161,888	6.9	29'	$6.03	1.7%
Grand Rapids, Michigan	1	343,483	1.8%	100.0%	2016	343,483	5.6	30'	$6.20	1.6%
Total/Wtd. Avg. Top 25	53	14,286,861	74.5%	97.1%	2013	269,563	5.4	31'	$7.18	77.1%
Total/Wtd. Avg. Other	37	4,902,750	25.5%	94.1%	2009	132,507	4.6	28'	$6.62	22.9%
Total/Wtd. Avg.	90	19,189,611	100.0%	96.3%	2012	213,218	5.2	30'	$7.04	100.0%
(1)	Based on the underwritten rent roll dated March 1, 2026 or June 11, 2026, depending on the individual Mountain Industrial Portfolio Property.
(2)	Weighted based on occupied SF.

The Borrowers. The borrowers are 65 special-purpose bankruptcy-remote Delaware limited liability companies, indirectly majority owned and controlled by Industrial Logistics Properties Trust (“ILPT”), a Maryland real estate investment trust, which acts as borrower sponsor and the non-recourse carveout guarantor. Each borrower has at least one independent director in its organizational structure. Legal counsel to the borrowers has delivered a non-consolidation opinion in connection with the origination of the Mountain Industrial Portfolio Whole Loan.

The Borrower Sponsor. The borrower sponsor and non-recourse carveout guarantor is ILPT, a real estate investment trust focused on owning and leasing industrial and logistics properties. As of March 31, 2026, ILPT owned 409 industrial and logistics properties totaling approximately 59.6 million rentable SF, which were 94.6% leased to approximately 300 unique tenants with a weighted average remaining lease term of 7.4 years.

Property Management. The Mountain Industrial Portfolio Properties are managed by The RMR Group LLC, a borrower related property management company.

Escrows and Reserves. At origination, the borrowers were required to deposit $3,530,579 for tenant improvement allowances, landlord work, leasing commissions and rent concessions outstanding as of the origination of the Mountain Industrial Portfolio Whole Loan.

Tax Escrows – During a Trigger Period (as defined below), the Mountain Industrial Portfolio Whole Loan documents require an ongoing monthly deposit into a tax reserve equal to 1/12th of the tax amount that the lender reasonably estimates will be payable during the next ensuing 12 months (excluding any taxes paid by tenants in accordance with the Mountain Industrial Portfolio Whole Loan documents).

Annex B	BMO 2026-5C15
No. 4 – Mountain Industrial Portfolio

Insurance Escrows – During a Trigger Period, if the insurance covering the Mountain Industrial Portfolio Properties does not constitute an approved blanket policy, the Mountain Industrial Portfolio Whole Loan documents require an ongoing monthly deposit in an amount equal to 1/12th of the estimated annual insurance premiums (excluding any insurance premiums paid by tenants in accordance with the Mountain Industrial Portfolio Whole Loan documents).

Replacement Reserves – During a Trigger Period, the Mountain Industrial Portfolio Whole Loan documents require an ongoing monthly deposit in an amount equal to approximately $319,827 for replacement reserves (equal to approximately $0.20 PSF annually).

Leasing Reserve – During a Trigger Period, the Mountain Industrial Portfolio Whole Loan documents require an ongoing monthly deposit in an amount equal to approximately $239,870 for tenant improvements and leasing commissions (equal to approximately $0.15 PSF annually).

Ground Lease Reserve – During a Trigger Period, the Mountain Industrial Portfolio Whole Loan documents require an ongoing monthly deposit in an amount equal to 1/12th of the rents due under each Ground Lease (as defined below) during the next ensuing 12 months and at least 30 days prior to the respective due dates.

A “Trigger Period” commences upon the earliest occurrence of (i) an event of default or (ii) the debt service coverage ratio (“DSCR”) falling below 1.15x for two consecutive calendar quarters and will end if, (a) with respect to clause (i), the cure or waiver of such event of default, and (b) with respect to clause (ii), the date that (x) the DSCR, as calculated in accordance with the Mountain Industrial Portfolio Whole Loan documents, is equal to or greater than 1.15x for two consecutive calendar quarters, (y) the borrowers prepay the Mountain Industrial Portfolio Whole Loan in an amount sufficient such that the DSCR is at least 1.15x, or (z) the borrowers deliver to the lender cash or a letter of credit, in each case in an amount which, if applied to the outstanding principal balance of the Mountain Industrial Portfolio Whole Loan, would be sufficient such that the DSCR is at least 1.15x.

Lockbox / Cash Management. The Mountain Industrial Portfolio Whole Loan is structured with a hard lockbox and springing cash management. The borrowers are required to cause all rents to be transmitted directly by the tenants at the Mountain Industrial Portfolio Properties into a lender-controlled lockbox account. In addition, the borrowers are required to cause all rents received by the borrowers or the property manager, as applicable, to be immediately deposited into such lockbox account upon receipt. All amounts in the lockbox account are remitted on each business day to the borrowers at any time other than during the continuance of a Trigger Period. Upon the occurrence and during the continuance of a Trigger Period, all amounts are required to be remitted to a lender-controlled cash management account on each business day to be applied and disbursed in accordance with the Mountain Industrial Portfolio Whole Loan documents. During the continuance of a Trigger Period, all available cash remaining after the required applications and disbursements is required to be held in a lender-controlled subaccount.

Subordinate or Mezzanine Debt. The Mountain Industrial Portfolio Whole Loan also includes the Mountain Industrial Portfolio Junior Notes. The Mountain Industrial Portfolio Junior Notes bear interest at the weighted average interest rate of 7.291555666% per annum. Payments on the Mountain Industrial Portfolio Junior Notes are generally subordinate to payments on the Mountain Industrial Portfolio Senior Notes. See “Description of the Mortgage Pool—The Whole Loans—The Mountain Industrial Portfolio Pari Passu-AB Whole Loan” in the Preliminary Prospectus.

Permitted Future Subordinate Debt or Mezzanine Debt. Not permitted.

Partial Release. The borrowers have the right, on or after May 11, 2028, to obtain the release of any of the Properties upon prepayment of a release amount equal to the lesser of (a) the outstanding principal amount of the Mountain Industrial Portfolio Whole Loan and (b) an amount equal to the allocated loan amount for such Property multiplied by (1) 105% until such time that the outstanding principal balance of the Mountain Industrial Portfolio Whole Loan has been reduced to $1,134,000,000 and (2) thereafter, 110% together with, if prior to the open prepayment period, a prepayment fee (the “Release Prepayment Fee”) equal to the greater of (x) 1.00% of the amount prepaid and (y) a yield maintenance premium, and satisfaction of certain conditions, including among others (i) the debt yield after giving effect to the release is not less than the greater of 7.55% and the debt yield immediately preceding the release and (ii) satisfaction of REMIC related conditions. If the debt yield requirement above is not satisfied, the borrowers may satisfy such requirement by (1) prepaying the Mountain Industrial Portfolio Whole Loan in an amount sufficient to satisfy such debt yield requirement or (2) depositing cash collateral or a letter of credit with the lender in an amount sufficient to satisfy such debt yield requirement. In addition, even if the debt yield requirement is not satisfied, so long as the release is in connection with an arm’s-length third party

Annex B	BMO 2026-5C15
No. 4 – Mountain Industrial Portfolio

transfer, the borrowers may nevertheless obtain the release of the related Property upon payment of an amount equal to the greater of (I) the applicable release amount and (if prior to the open period) the Release Prepayment Fee and (II) the lesser of (x) 100% of the net sales proceeds of the released property and (y) an amount necessary to, after giving effect to such release, satisfy the debt yield requirement, together with (if prior to the open period) the Release Prepayment Fee.

In addition, the borrowers have the right on or after May 11, 2028 to obtain the release of any of the related Properties in order to cure a default related to such Property or an event of default, in each case as to which the lender has delivered notice but only if (i)(I) prior to releasing such Property, the borrowers use commercially reasonable efforts to cure such default or event of default (which efforts will not require any capital contributions to be made to the borrowers or include any obligations of such borrowers or the non-recourse carveout guarantor to use any operating income or rents from any Property other than the Property that is the subject of the default or event of default to effectuate such cure) or (II) such event of default related to an environmental condition at any Property and (ii) such default or event of default was not caused by the borrowers or an affiliate of the borrowers in bad faith to circumvent the release requirements in the Mountain Industrial Portfolio Whole Loan. In connection with any such release the borrowers are required to satisfy the release conditions described in the prior paragraph, except that the borrowers will not be required to satisfy the debt yield requirements described in such paragraph.

Ground Leases. The Mountain Industrial Portfolio Property located at 7569 Golf Course Boulevard in Punta Gorda, Florida (0.2% of the allocated loan amount) is ground leased by the related borrower (the “Punta Gorda Ground Lease”). The initial term of the Punta Gorda Ground Lease commenced on June 28, 2007 and will expire on June 30, 2037. The term of the Punta Gorda Ground Lease may be extended for three additional 10-year periods. The current base rent payable under the Punta Gorda Ground Lease is approximately $67,466 per annum and will be in effect until June 30, 2027 and is subject to escalations during the remainder of the initial term and for subsequent renewal terms.

The Mountain Industrial Portfolio Property located at 246 Glasson Drive in Corpus Christi, Texas (0.3% of the allocated loan amount) is ground leased by the related borrower (the “Corpus Christi Ground Lease,” and together with the Punta Gorda Ground Lease, the “Ground Leases”). The initial term of the Corpus Christi Ground Lease commenced on December 12, 2010 and will expire on December 11, 2040. The term of the Corpus Christi Ground Lease may be extended for two additional 10-year periods. The current base rent payable under the Corpus Christi Ground Lease is approximately $34,022 per annum and will be in effect until August 31, 2026 and is subject to escalations during the remainder of the initial term and for subsequent renewal terms.

Annex B	BMO 2026-5C15
No. 5 – Deptford Mall

Annex B	BMO 2026-5C15
No. 5 – Deptford Mall

macy's
DICK'S
jcpenney
Boscov's
SHOE DEPT. ENCORE
charlotte russe
PLACE
windsor
GARAGE
EARTHBOUND
BODY
ZALES
KAY
iFIX
WONDERLAND
zumiez
VACANT
VACANT
AMERICAN EAGLE OUTFITTERS
VACANT
VACANT
TIME AFTER TIME
STREET TALK
GOLD N DIAMOND
PACSUN
VACANT
TILLY'S
Lids
COTTON:ON
claire's
OTAMU HOUSE
VACANT
EYEBROW DESIGNER
EYEBROW DESIGNER
foot locker
SEPHORA
Toys R Us
VICTORIA'S SECRET
KIDS KASTLE
comcast
VACANT
BONESAW
LEVEL ONE
Anchor
Non Anchor / In-line
Vacant
Not Part of the Collateral

Annex B	BMO 2026-5C15
No. 5 – Deptford Mall

Annex B	BMO 2026-5C15
No. 5 – Deptford Mall

Annex B	BMO 2026-5C15
No. 5 – Deptford Mall

Annex B	BMO 2026-5C15
No. 5 – Deptford Mall

Mortgage Loan Information		Property Information
Mortgage Loan Sellers:	GSMC, BMO	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$43,500,000	Title:	Fee
Cut-off Date Principal Balance(1):	$43,500,000	Property Type – Subtype:	Retail – Super Regional Mall
% of IPB:	6.9%	Net Rentable Area (SF)(5):	508,874
Loan Purpose:	Refinance	Location:	Woodbury, NJ
Borrowers:	Deptford Mall Associates L.L.C., Macerich Deptford LLC and Macerich Deptford II LLC	Year Built / Renovated:	1975 / 2012-2015
Borrower Sponsor:	Macerich HHF Centers LLC	Occupancy(5):	94.5%
Interest Rate:	6.95000%	Occupancy Date:	3/31/2026
Note Date:	4/7/2026	4th Most Recent NOI (As of):	$17,802,162 (12/31/2022)
Maturity Date:	5/6/2031	3rd Most Recent NOI (As of):	$18,133,874 (12/31/2023)
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$17,892,817 (12/31/2024)
Original Term:	60 months	Most Recent NOI (As of):	$16,220,956 (12/31/2025)
Original Amortization Term:	None	UW Economic Occupancy:	91.8%
Amortization Type:	Interest Only	UW Revenues:	$27,793,089
Call Protection(2):	L(25),DorYM1(28),O(7)	UW Expenses:	$11,514,615
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$16,278,474
Additional Debt(1):	Yes	UW NCF:	$15,792,589
Additional Debt Balance(1)(3):	$71,500,000	Appraised Value / Per SF(5):	$187,100,000 / $368
Additional Debt Type(1):	Pari Passu	Appraisal Date:	11/30/2025

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF(5):	$226
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF(5):	$226
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	61.5%
Replacement Reserves:	$0	Springing	$169,677	Maturity Date LTV:	61.5%
TI / LC Reserve:	$1,020,977	Springing	N/A	UW NCF DSCR:	1.95x
Gap Rent Reserve:	$89,398	$0	N/A	UW NOI Debt Yield:	14.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$115,000,000	84.6%	Loan Payoff	$131,326,483	96.6%
Sponsor Equity	20,935,721	15.4	Closing Costs(6)	3,498,843	2.6
			Upfront Reserves	1,110,395	0.8
Total Sources	$135,935,721	100.0%	Total Uses	$135,935,721	100.0%
(1)	The Deptford Mall Mortgage Loan (as defined below) is part of a whole loan evidenced by eight pari passu promissory notes with an aggregate original principal balance of $115,000,000 (the “Deptford Mall Whole Loan”). The financial information presented in the chart above is based on the Deptford Mall Whole Loan.
(2)	Prepayment of the Deptford Mall Whole Loan is permitted on any business day from and after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the Deptford Mall Whole Loan to be securitized, and (b) May 6, 2029 (the “Permitted Prepayment Date”). From and after the Permitted Prepayment Date and prior to the open prepayment date, the borrowers may prepay, in whole or in part, on any business day with the simultaneous payment of a yield maintenance premium. On any business day after the Permitted Prepayment Date, the borrowers may also defease the Deptford Mall Whole Loan. The assumed defeasance lockout period of 25 payments is based on the anticipated closing date of the BMO 2026-5C15 securitization in June 2026. The actual defeasance lockout period may be longer.
(3)	The Deptford Mall Whole Loan documents permit the borrowers to enter into a property-assessed clean energy loan (“PACE Loan”) for an amount not to exceed $10,000,000, without the lender’s approval or delivery of a rating agency confirmation.
(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.
(5)	The Deptford Mall Property (as defined below) includes 508,874 square feet of Collateral SF (as defined below) and 506,492 square feet of non-collateral improvements. The Cut-off Date Loan / SF, Maturity Date Loan / SF, Appraised Value / Per SF and Occupancy are based on the Collateral SF of 508,874.
(6)	Closing Costs include a rate buydown of $1,838,000.

The Loan. The fifth largest mortgage loan (the “Deptford Mall Mortgage Loan”) is part of a fixed rate whole loan evidenced by eight pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $115,000,000. The Deptford Mall Whole Loan is secured by the borrowers’ fee interest in a 508,874 square foot portion of a 1,015,366 super regional mall located in Woodbury, New Jersey (the “Deptford Mall Property”). The Deptford Mall Whole Loan was co-originated by Goldman Sachs Bank USA (“GSBI”) and Bank of Montreal (“BMO”) on April 7, 2026. The Deptford Mall Mortgage Loan is evidenced by the controlling Note A-1-1, contributed by Goldman Sachs Mortgage

Annex B	BMO 2026-5C15
No. 5 – Deptford Mall

Company, an affiliate of GSBI, and the non-controlling Note A-2-1, contributed by BMO, with an aggregate outstanding principal balance as of the Cut-off Date of $43,500,000. The Deptford Mall Whole Loan has a five-year interest-only term and accrues interest at a per annum rate of 6.95000% on an Actual/360 basis. The Deptford Mall Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BMO 2026-5C15 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Pooling and Service Agreement” in the Preliminary Prospectus. The relationship between the holders of notes evidencing the Deptford Mall Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise the Deptford Mall Whole Loan:

		Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1	$29,000,000	$29,000,000	BMO 2026-5C15	Yes
A-1-2(1)	$20,000,000	$20,000,000	GSBI	No
A-1-3(1)	$21,000,000	$21,000,000	GSBI	No
A-1-4(1)	$6,666,667	$6,666,667	GSBI	No
A-2-1	$14,500,000	$14,500,000	BMO 2026-5C15	No
A-2-2(1)	$10,000,000	$10,000,000	BMO	No
A-2-3(1)	$10,500,000	$10,500,000	BMO	No
A-2-4(1)	$3,333,333	$3,333,333	BMO	No
Whole Loan	$115,000,000	$115,000,000
(1)	Expected to be contributed to one or more future securitization(s).

The Property. The Deptford Mall is a 1,015,366 square foot super regional mall (the “Deptford Shopping Mall”), of which 508,874 square feet (the “Collateral SF”) serves as collateral for the Deptford Mall Mortgage Loan and constitutes the Deptford Mall Property. Unless otherwise noted, all metrics are based on the Collateral SF. The Deptford Shopping Mall is anchored by Boscov’s, Macy’s (non-collateral) and JCPenney (non-collateral), with other major tenants including Victoria’s Secret and H&M. Built in 1975 and renovated from 2012 to 2015, the Deptford Shopping Mall is situated on a 40.44-acre parcel and contains 4,969 parking spaces. As of March 31, 2026, the Deptford Mall Property was 94.5% leased based on Collateral SF by 134 unique tenants. The trailing 12-month in-line sales per square foot as of December 31, 2025 is $572 per square foot.

Major Tenants. The three largest tenants at the Deptford Mall Property based on underwritten base rent are Boscov’s, Victoria’s Secret and Auntie Anne’s Pretzels / Ginny’s Cookies & Cream (“Auntie Anne’s”).

Boscov’s (166,616 square feet; 32.7% of net rentable area (“NRA”); 15.2% of underwritten base rent). Founded in 1918 and headquartered in Reading, Pennsylvania, Boscov’s is a department store chain with more than 48 stores located in Pennsylvania, New Jersey, Maryland, New York, Connecticut, Delaware, Ohio and Rhode Island. Boscov’s has been a tenant at the Deptford Mall Property since May 2006, most recently extending its lease in March 2025, pursuant to a lease expiring May 31, 2031, with four, five-year renewal options remaining and no termination options. Boscov’s also leases 5,266 square feet of storage space on a month-to-month basis with no underwritten base rent attributable.

Victoria’s Secret (11,126 square feet; 2.2% of NRA; 3.4% of underwritten base rent). Victoria’s Secret is a brand owned by Victoria’s Secret & Co. (NYSE: VSCO), a specialty retailer of modern, fashion-inspired collections including signature bras, panties, lingerie, apparel, casual sleepwear, swim, lounge and sport as well as fragrances and body care. Victoria’s Secret & Co. has more than 30,000 associates across a global footprint of approximately 1,380 retail stores in nearly 70 countries. Victoria’s Secret has been a tenant at the Deptford Mall Property since November 2001, most recently extending its lease in July 2024, pursuant to a lease expiring March 31, 2035, with no remaining renewal options or termination options.

Auntie Anne’s (953 square feet; 0.2% of NRA; 3.2% of underwritten base rent). Founded in 1988, Auntie Anne’s is a pretzel franchise with approximately 1,380 locations across the Unites States, and with products available at various grocery retail locations. Auntie Anne’s has been a tenant at the Deptford Mall Property since September 1999, most recently extending its lease in December 2025, pursuant to a lease expiring September 30, 2036, with no remaining renewal options or termination options.

Annex B	BMO 2026-5C15
No. 5 – Deptford Mall

The following table presents certain information relating to the historical and current occupancy of the Deptford Mall Property:

Historical and Current Occupancy(1)
2023	2024	2025	Current(2)
96.7%	97.0%	97.8%	94.5%
(1)	Historical occupancy is as of December 31st for each respective year. Information obtained from the borrowers.
(2)	Current occupancy is based on the underwritten rent roll dated as of March 31, 2026.

Appraisal. According to the appraisal, the Deptford Mall Property had an “as-is” appraised value of $187,100,000 as of November 30, 2025. The table below shows the appraisal’s “as-is” conclusions.

Appraisal Valuation Summary(1)
Appraisal Approach	Appraised Value	Capitalization Rate
Income Capitalization Approach	$187,100,000	9.00%
(1)	Source: Appraisal.

Environmental. According to the Phase I environmental site assessment dated January 28, 2026, there was no evidence of any recognized environmental conditions at the Deptford Mall Property.

Annex B	BMO 2026-5C15
No. 5 – Deptford Mall

The following table presents certain information relating to the top 10 tenants by underwritten base rent (of which certain tenants may have co-tenancy provisions) at the Deptford Mall Property:

Top 10 Tenant Summary(1)
Tenant	Credit Rating (Fitch/Moody's/S&P)(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	U/W Base Rent(3)	% of Total UW Base Rent(3)	Lease Expiration Date
Non-Collateral Tenants
JCPenney(4)	NR/NR/NR	143,995	NAP	$0.00	$0	0.0%	12/31/2035
Macerich Deptford Adjacent(5)	NR/NR/NR	159,887	NAP	$0.00	$0	0.0%	12/31/2035
Macy's(4)	NR/Ba2/BB+	202,610	NAP	$0.00	$0	0.0%	12/31/2035
Total/Wtd. Avg.		506,492	NAP	$0.00	$0	0.0%

Top 10 Tenants
Boscov's	NR/NR/NR	166,616	32.7%	$13.18	$2,196,708	15.2%	Various(6)
Victoria’s Secret	NR/B1/BB-	11,126	2.2%	$44.67	$497,027	3.4%	3/31/2035
Auntie Anne's Pretzels / Ginny's Cookies & Cream	NR/NR/NR	953	0.2%	$485.55	$462,490	3.2%	9/30/2036
Foot Locker	NR/Baa3/BBB	12,811	2.5%	$31.39	$402,189	2.8%	1/31/2034
H&M	NR/NR/NR	22,373	4.4%	$16.11(7)	$360,430(7)	NAP	1/31/2031
JOURNEYS	NR/NR/NR	3,889	0.8%	$91.12	$354,368	2.4%	12/31/2034
Bath & Body Works	NR/Ba2/BB+	6,466	1.3%	$48.95	$316,526	2.2%	Various(8)
Kay Jewelers	NR/NR/BB	1,630	0.3%	$192.63	$313,988	2.2%	12/31/2027
RED ROBIN GOURMET BURGERS	NR/NR/NR	6,128	1.2%	$47.42	$290,595	2.0%	9/30/2028
Zales	NR/NR/BB	1,408	0.3%	$196.96	$277,325	1.9%	6/30/2027
Total/Wtd. Avg.		233,400	45.9%	$21.90	5,111,217(9)	35.3%

Other Tenants		247,639	48.7%	$37.82	9,365,732(9)	64.7%

Occupied Collateral Total		481,039	94.5%	$30.10	14,476,949(9)	100.0%
Vacant Space		27,835	5.5%
Total/Wtd. Avg.		508,874	100.0%
(1)	Based on the underwritten rent roll dated as of March 31, 2026.
(2)	In certain instances, ratings are those of the parent company whether or not the parent company guarantees the lease.
(3)	U/W Base Rent, UW Base Rent PSF and % of Total UW Base Rent includes approximately $467,992 of rent steps through April 2027.
(4)	JCPenney and Macy’s own their improvements and land and are not part of the collateral for the Deptford Mall Whole Loan.
(5)	Macerich Deptford Adjacent is the former Sears parcel owned by an affiliate of the borrowers (currently occupied by Dick's Sporting Goods and Round 1 Bowling).
(6)	Boscov’s has leases expiring on May 31, 2026 (5,266 square feet) and May 31, 2031 (161,350 square feet).
(7)	H&M UW Base Rent PSF and UW Base Rent represents percentage in-lieu of rent based on the tenants’ TTM 3/31/2026 sales and is not included in the U/W Base Rent.
(8)	Bath & Body Works has leases expiring on January 31, 2029 (0 square feet), February 28, 2029 (5,102 square feet) and May 31, 2029 (1,364 square feet).
(9)	Excludes H&M and Vans rent, which is included as percent in lieu income.

Annex B	BMO 2026-5C15
No. 5 – Deptford Mall

The following table presents certain information relating to the lease rollover schedule at the Deptford Mall Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring(3)	% of NRA Expiring(3)	UW Base Rent Expiring(4)	% of UW Base Rent Expiring(4)		Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(4)	Cumulative % of UW Base Rent Expiring(4)
Vacant	NAP	27,835	5.5%	NAP	NA	P	27,835	5.5%	NAP	NAP
2026 & MTM	36	60,371	11.9	$481,149	3.3%		88,206	17.3%	$481,149	3.3%
2027	28	67,494	13.3	$2,119,308	14.6		155,700	30.6%	$2,600,456	18.0%
2028	20	50,030	9.8	$2,230,956	15.4		205,730	40.4%	$4,831,412	33.4%
2029	23	37,545	7.4	$2,566,348	17.7		243,275	47.8%	$7,397,760	51.1%
2030	8	15,048	3.0	$719,700	5.0		258,323	50.8%	$8,117,460	56.1%
2031	11	206,527	40.6	$3,049,837	21.1		464,850	91.3%	$11,167,297	77.1%
2032	3	3,006	0.6	$260,267	1.8		467,856	91.9%	$11,427,564	78.9%
2033	2	614	0.1	$191,271	1.3		468,470	92.1%	$11,618,835	80.3%
2034	5	18,034	3.5	$1,108,553	7.7		486,504	95.6%	$12,727,388	87.9%
2035	3	15,751	3.1	$714,944	4.9		502,255	98.7%	$13,442,332	92.9%
2036	4	3,715	0.7	$909,617	6.3		505,970	99.4%	$14,351,949	99.1%
2037 & Beyond	1	2,904	0.6	$125,000	0.9		508,874	100.0%	$14,476,949	100.0%
Total	144	508,874	100.0%	$14,476,949	100.0%
(1)	Based on the underwritten rent roll dated March 31, 2026.
(2)	Certain tenants may have termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.
(3)	Includes square footage attributable to H&M and Vans. Rent associated with H&M and Vans is excluded due to their paying percentage in-lieu rent.
(4)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring include approximately $467,992 of rent steps through April 2027.

The following table presents a summary of sales for certain tenants at the Deptford Mall Property:

Sales Summary(1)
	2023 Sales PSF	2024 Sales PSF	2025 Sales PSF	TTM 3/31/2026 Sales PSF
Boscov's	$167.90	$164.32	$164.32	$166.34
VICTORIA'S SECRET	$346.61	$339.87	$487.84	$497.25
Auntie Anne's Pretzels / Ginny's Cookies & Cream	$2,505.06	$2,545.53	$2,674.28	$2,683.13
Foot Locker	$131.32	$629.38	$599.83	$598.27
H&M	$188.34	$174.79	$161.67	$161.10
JOURNEYS	$515.56	$504.86	$529.53	$528.88
Bath & Body Works	$778.87	$757.27	$715.76	$711.91
Kay Jewelers	$1,897.38	$1,803.20	$1,563.24	$1,512.79
RED ROBIN GOURMET BURGERS	$605.79	$586.37	$587.75	$588.58
Zales	$1,388.27	$1,240.94	$1,309.08	$1,306.18
(1)	Information obtained from the borrowers. In certain instances, sales figures represent estimates because the tenants are not required to report, or otherwise may not have reported sales information on a timely basis. Further, because sales are self-reported, such information is not independently verified by the borrowers.

Annex B	BMO 2026-5C15
No. 5 – Deptford Mall

The following table presents certain information relating to the operating history and underwritten net cash flow of the Deptford Mall Property:

Operating History and Underwritten Net Cash Flow
	2022	2023	2024	2025	Underwritten	Per SF	%(1)
In Place Rent(2)	$15,144,353	$15,226,331	$15,289,626	$14,277,524	$14,476,949	$28.45	47.8%
Potential Income from Vacant Space	0	0	0	0	1,416,553	2.78	4.7
Gross Potential Rent	$15,144,353	$15,226,331	$15,289,626	$14,277,524	$15,893,502	$31.23	52.5%
Overage Rent	379,714	271,991	440,580	372,068	511,238	1.00	1.7
Percent in Lieu(3)	1,218,572	681,241	465,704	432,667	422,343	0.83	1.4
Kiosks / Temporary / Specialty	1,223,102	1,237,597	1,180,230	1,304,618	1,452,729	2.85	4.8
Reimbursement Revenue	10,505,114	11,146,778	9,464,428	9,942,374	10,581,382	20.79	34.9
Other Revenue(4)	1,638,881	2,295,847	1,736,602	1,426,215	1,422,964	2.80	4.7
Net Rental Income	$30,109,736	$30,859,785	$28,577,170	$27,755,466	$30,284,158	$59.51	100.0%
Vacancy Loss	252,394	(152,779)	(252,720)	(11,692)	(2,491,069)	(4.90)	(8.2)
Rent Abatements / Concessions	(494,246)	0	0	0	0	0.00	0.0
Effective Gross Income	$29,867,884	$30,707,006	$28,324,450	$27,743,774	$27,793,089	$54.62	91.8%
Total Expenses(5)	12,065,722	12,573,132	10,431,633	11,522,818	11,514,615	22.63	41.4%
Net Operating Income	$17,802,162	$18,133,874	$17,892,817	$16,220,956	$16,278,474	$31.99	58.6%
TI/LC	0	0	0	0	384,692	0.76	1.4
Capital Expenditures	0	0	0	0	101,194	0.20	0.4
Net Cash Flow	$17,802,162	$18,133,874	$17,892,817	$16,220,956	$15,792,589	$31.03	56.8%

(1)	Represents (i) percent of Net Rental Income for all revenue fields, and (ii) percent of Effective Gross Income for all other fields.
(2)	Inclusive of approximately $467,992 of contractual rent steps through April 2027.
(3)	Underwritten based on percent in lieu rent for in-place tenants based on current terms as of March 2026 and January 2026 trailing twelve-month sales.
(4)	Other Revenue includes storage income, late fees / termination income, business development and miscellaneous revenue.
(5)	Total Expenses includes management fees, real estate taxes, insurance, janitorial, repairs and maintenance, utilities, general and administrative, payroll and advertising.

The Market. The Deptford Mall Property is located in Woodbury, New Jersey, part of the Philadelphia core-based statistical area (the “Philadelphia CBSA”), which is approximately 80 miles southwest of New York City and approximately 130 miles northeast of Washington D.C. According to the appraisal, as of 2024, the Philadelphia CBSA had a population of approximately 6.2 million with an average annual household income of $113,561. The Philadelphia CBSA encompasses the Philadelphia, Wilmington and Camden metropolitan areas and is anchored by the education and health services industries.

The Deptford Mall Property is located in a suburban area approximately 10 miles southeast of Philadelphia and 50 miles northwest of Atlantic City. The local area consists primarily of single-family residences and commercial districts located along local primary corridors. Primary access to the neighborhood is provided by County Route 621, County Route 544, NJ Route 41, NJ Route 47 and NJ Route 55.

According to the appraisal, the 2024 population within a five-, seven- and 10-mile radius of the Deptford Mall Property was 220,317, 420,870 and 1,027,559, respectively. Additionally, for the same period, the average household income within the same radii was $110,129, $111,326 and $112,748, respectively.

Annex B	BMO 2026-5C15
No. 5 – Deptford Mall

The table below presents certain information relating to comparable retail centers pertaining to the Deptford Mall Property identified by the appraisal:

Competitive Set(1)
Property Name	Year Built/Renovated	Total NRA	Total Occupancy	Anchor / Major Tenants	Distance to Deptford Mall Property
Deptford Mall	1975/2012-2015	508,874(2)	94.5%(2)	Boscov’s, JCPenney, Macy’s	NAP
Cherry Hill Mall	1961/2009	1,311,985	96.0%	JCPenney, Macy’s, Nordstrom, Dick’s House of Sports	8.8 miles
Voorhees Town Center	1970/2008-2010	732,000	63.0%	Boscov’s, Modax Furniture Outlet	5.4 miles
Moorestown Mall	1963/2012	926,260	96.0%	Boscov’s, Cooper University Healthcare, Regal Cinema	10.8 miles
King of Prussia Mall	1962/1995	2,670,696	98.0%	Bloomingdale’s, Dick’s Sporting Goods, Macy’s, Neiman Marcus, Nordstrom, Primark	23.6 miles
Gloucester Premium Outlets	2015/NAP	369,686	95.0%	Dave & Buster’s	3.9 miles
The Promenade at Sagemore	2001/NAP	252,951	98.0%	LL Bean, Arhaus	9.9 miles
(1)	Source: Appraisal, unless otherwise specified.
(2)	Based on the underwritten rent roll for the Collateral SF as of March 31, 2026.

The Borrowers. The borrowers are Deptford Mall Associates L.L.C., Macerich Deptford LLC and Macerich Deptford II LLC, each a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrowers issued a non-consolidation opinion in connection with the origination of the Deptford Mall Whole Loan.

The Borrower Sponsor. The borrower sponsor and non-recourse carveout guarantor is Macerich HHF Centers LLC (“Macerich HHF”), a joint venture between affiliates of The Macerich Company (NYSE: MAC / 51%) and Heitman America Real Estate Trust (“Heitman”) (49%). Heitman acquired its 49% ownership interest in 2015, while Macerich has been invested in the Deptford Mall Property since 2006.

The Macerich Company is one of the country’s leading owners, operators, and developers of retail real estate. Macerich owns 41 million square feet of real estate, primarily consisting of interests in 39 regional and super-regional retail centers. As of the fourth quarter of 2025, the portfolio achieved an occupancy rate of 94.0%, with in-line tenant sales of $881 per square foot, compared to $837 in the fourth quarter of 2024. In 2025, Macerich executed 7.1 million square feet of leases. In the fourth quarter of 2025, re-leasing spreads were 6.7% above expiring base rent, marking the seventeenth consecutive quarter of positive re-leasing spreads.

Heitman is a global real estate investment management firm headquartered in Chicago, Illinois. The firm currently manages approximately $47 billion in assets, with investment strategies spanning private real estate equity, private real estate debt, and public real estate equity. Private real estate equity represents Heitman’s largest strategy, accounting for approximately $40 billion in assets under management. The firm is 100% owned by its senior management team and serves a diverse global institutional client base.

Property Management. The Deptford Mall Property is managed by Macerich Management Company, an affiliate of the borrower sponsor. Macerich Management Company has been invested in the Deptford Mall Property since 2006 and has extensive experience with the Deptford Mall Property’s local market and the super-regional shopping mall sector. Between 2024 and 2025, Macerich Management Company reported 7.1 million square feet of leasing, with portfolio-level occupancy of 94.0% and strong sales and rental growth.

Escrows and Reserves. At origination, the borrowers were required to deposit (i) $89,398 into a gap rent reserve for tenants Sara Jewelers and Zaxby’s and (ii) $1,020,997 into a TI/LC reserve for outstanding tenant improvements, leasing commissions, and free or abated rent outstanding at the Deptford Mall Property as of the origination of the Deptford Mall Whole Loan.

Annex B	BMO 2026-5C15
No. 5 – Deptford Mall

Tax Escrows – On each monthly payment date during the continuance of a Trigger Period (as defined below) or at any time taxes are not paid by the borrowers prior to the assessment of any penalty, the borrowers are required to deposit 1/12th of the real estate taxes that the lender estimates will be payable during the next 12 months.

Insurance Escrows – On each monthly payment date during the continuance of a Trigger Period, except if the Deptford Mall Property is insured under an acceptable blanket policy and no event of default for which lender has commenced an enforcement action (or is continuing), the borrowers are required to escrow 1/12th of the annual estimated insurance payments. As of the Cut-off Date, an acceptable blanket insurance policy was in place covering the Deptford Mall Property.

Capital Expenditure Reserves – On each monthly payment date during the continuance of a Trigger Period, the borrowers are required to escrow an amount equal to the gross leasable area of the Deptford Mall Property (excluding non-collateral square footage, excluded replacement reserve premises, which are the premises leased by Boscov’s and Zaxby’s (or any replacement tenant satisfying conditions set forth in the Deptford Mall Whole Loan documents), and any other tenant that is required to pay for all repairs and maintenance costs for its entire leased premises, roof and structural components) multiplied by $0.25 and divided by 12 for ongoing replacement reserves. The replacement reserve ongoing deposits are capped at an amount equal to 24 times the required deposit.

Rollover Reserves – On each monthly payment date during the continuance of a Trigger Period, the borrowers are required to escrow an amount equal to the gross leasable area of the Deptford Mall Property (excluding non-collateral square footage and excluded rollover premises, which are premises leased by Boscov’s and Zaxby’s pursuant to their respective leases, if such leases are renewed (to the extent such leases are required to be renewed during the term of the Deptford Mall Whole Loan)) multiplied by $1.00 and divided by 12 for ongoing rollover reserves. The rollover reserve ongoing deposits are capped at an amount equal to 24 times the required deposit.

Debt Service Reserves – On each monthly payment date during the continuance of a Trigger Period, the borrowers are required to escrow an amount equal to one-third of the then-applicable monthly debt service payment amount (the “Debt Service Account Cap”) for debt service until the balance of the debt service reserve reaches an amount equal to the Debt Service Account Cap.

A “Trigger Period” commences upon the occurrence of (i) an event of default or (ii) a Low Debt Service Period (as defined below) and will end if, (a) with respect to clause (i), the lender has waived the event of default or the borrowers have cured the event of default (and the lender has accepted such cure in its sole discretion) and no other event of default is then continuing, and (b) with respect to clause (ii), the Low Debt Service Period has ended pursuant to the definition thereof in the Deptford Mall Whole Loan documents, or, after the Permitted Prepayment Date, the borrowers have prepaid the Deptford Mall Whole Loan in an amount that would result in a debt yield of 11% in accordance with the Deptford Mall Whole Loan documents or provided additional credit support in an amount such that when added to the underwritten net operating income, the debt yield is 11%.

A ”Low Debt Service Period” commences upon the debt yield being less than 11% for two consecutive calendar quarters and will end upon the Deptford Mall Whole Loan achieving a debt yield of at least 11% for two consecutive calendar quarters.

Lockbox / Cash Management. The Deptford Mall Whole Loan is structured with a hard lockbox and springing cash management. The borrowers and property manager are required to direct the tenants to pay rent directly into the lockbox accounts, and to deposit any rents otherwise received into such accounts within three business days after receipt. During the continuance of a Trigger Period, all funds in the lockbox accounts are required to be swept on a weekly basis, and on the second business day preceding each monthly payment date, to a lender-controlled cash management account. Funds in the cash management account are required to be applied to debt service and the reserves and escrows described above, with any excess funds (i) to be deposited into an excess cash flow reserve account held by the lenders as cash collateral for the Deptford Mall Whole Loan or (ii) if no Trigger Period is continuing, disbursed to the borrowers.

Subordinate or Mezzanine Debt. None.

Permitted Future Subordinate Debt or Mezzanine Debt. The borrowers are permitted to obtain a PACE Loan in an aggregate amount up to $10,000,000, without the lender’s approval or delivery of a rating agency confirmation.

Partial Release. The Deptford Mall Whole Loan documents permit the borrowers to obtain the free release (except with respect to the Release Price Parcel, as discussed below) of certain outparcels including (i) non-income producing and

Annex B	BMO 2026-5C15
No. 5 – Deptford Mall

unimproved real property, (ii) non-income producing real property that is improved by structures that have been vacant and non-income producing continuously since the origination date of the Deptford Mall Whole Loan and for at least three years prior to the date of release, (iii) specified outparcels identified in the Deptford Mall Whole Loan documents the boundary lines of which are not yet final and may be subject to further adjustments to address approval requirements and/or redevelopment needs (subject to an increase in size by no more than 15%) and (iv) the outparcel currently leased to Zaxby’s (subject to the same boundary lines adjustment conditions specified in clause (iii), above) (the “Release Price Parcel”) subject to, among other conditions, (i) the borrowers deliver satisfactory evidence to the lender that the release parcel has been legally subdivided from the remainder of the Deptford Mall Property and constitutes a separate tax lot (or, if not a separate tax lot, the release parcel owner is contractually obligated to pay its share of all taxes and other charges with respect to the release parcel until the release parcel has been designated as a separate tax lot) and (ii) the borrowers certify to the lender that the release of the release parcel will not materially and adversely affect the use, operations, economic value of or the revenue produced by (exclusive of the economic value or revenue lost attributable to the release parcel), the remaining improvements located on the Deptford Mall Property as a mixed use center, and (iii) satisfaction of customary REMIC conditions. With respect to a release of the Release Price Parcel, the borrowers are required to prepay the Deptford Mall Whole Loan in an amount equal to $1,000,534, together with any applicable yield maintenance premium.

Ground Lease. The Deptford Mall Property is subject to a ground lease by and between one of the borrower entities, Deptford Mall Associates L.L.C., as ground lessor (the “Fee Borrower”), and Macerich Deptford LLC, as ground lessee (the “Leasehold Borrower”), an affiliate of the Fee Borrower, dated as of December 7, 2006. The Deptford Mall Whole Loan is fully secured by both the Leasehold Borrower’s leasehold interest in the Deptford Mall Property as well as the Fee Borrower’s overlapping fee interest in the Deptford Mall Property.

Annex B	BMO 2026-5C15
No. 6 – 1500 Post Oak Boulevard

Annex B	BMO 2026-5C15
No. 6 – 1500 Post Oak Boulevard

1500 POST OAK

Floor	Tenant	SF	Expiration
30	Woodside Energy	23,475 SF	10/31/2031
29	Woodside Energy	23,451 SF	10/31/2031
28	Woodside Energy	23,451 SF	10/31/2031
27	Woodside Energy	23,451 SF	10/31/2031
26	Woodside Energy	23,451 SF	10/31/2031
25	Woodside Energy	23,451 SF	10/31/2031
24	Woodside Energy	23,451 SF	10/31/2031
23	Woodside Energy	23,390 SF	10/31/2031
22	Woodside Energy	23,390 SF	10/31/2031
21	Woodside Energy	23,390 SF	10/31/2031
20	Woodside Energy (Subtenant: DRW Trading Texas LLC)	23,390 SF	10/31/2031
19	Woodside Energy (Subtenant: SEMPRA LNG, Inc.)	23,390 SF	10/31/2031
18	Woodside Energy (Subtenant: Tricon Energy, Ltd.)	23,390 SF	10/31/2031
17	Woodside Energy (Subtenant: New Fortress Energy Inc.)	22,924 SF	10/31/2031
16	Woodside Energy (Subtenant: Sumitomo Corp. of America)	22,924 SF	10/31/2031
16	Woodside Energy (Subtenant: DRW Texas, LLC)	12,209 SF	10/31/2031
15	Woodside Energy (Subtenant: Sumitomo Corp. of America)	22,924 SF	10/31/2031
14	Woodside Energy (Subtenant: Sumitomo Corp. of America)	22,924 SF	10/31/2031
13	Woodside Energy (Subtenant: Brenntag Latin America, Inc.)	22,924 SF	10/31/2031
12	Woodside Energy (Subtenant: SEMPRA LNG, Inc.)	22,713 SF	10/31/2031
11	Woodside Energy (Subtenant: SEMPRA LNG, Inc.)	22,924 SF	10/31/2031
10	Woodside Energy (Subtenant: SEMPRA LNG, Inc.)	22,924 SF	10/31/2031
9	Woodside Energy (Subtenant: SEMPRA LNG, Inc.)	22,924 SF	10/31/2031
8	Woodside Energy	34,445 SF	10/31/2031
7	Woodside Energy	16,604 SF	10/31/2031
6			
5			
4			
3			
2	Woodside Energy	20,842 SF	10/31/2031
1	Woodside Energy	20,453 SF	10/31/2031

Main | Brenntag Latin America, Inc. | DRW Texas, LLC | DRW Trading Texas LLC | New Fortress Energy Inc. | SEMPRA LNG, Inc. | Sumitomo Corp. of America | Tricon Evergy, Ltd. | Building/ Amenity

Annex B	BMO 2026-5C15
No. 6 – 1500 Post Oak Boulevard

Annex B	BMO 2026-5C15
No. 6 – 1500 Post Oak Boulevard

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	WFB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$35,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$35,000,000	Property Type – Subtype:	Office – CBD
% of IPB:	5.6%	Net Rentable Area (SF):	603,179
Loan Purpose:	Refinance	Location:	Houston, TX
Borrower:	Five Oaks Place Operating LP	Year Built / Renovated:	2016 / NAP
Borrower Sponsors:	Nuveen Real Estate and PIMCO Prime Real Estate	Occupancy:	100.0%
Interest Rate:	6.74700%	Occupancy Date:	6/6/2026
Note Date:	3/2/2026	4th Most Recent NOI (As of):	$22,094,872 (12/31/2022)
Maturity Date:	3/6/2031	3rd Most Recent NOI (As of):	$21,811,617 (12/31/2023)
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$21,586,564 (12/31/2024)
Original Term:	60 months	Most Recent NOI (As of):	$22,471,238 (12/31/2025)
Original Amortization Term:	None	UW Economic Occupancy:	100.0%
Amortization Type:	Interest Only	UW Revenues:	$37,429,617
Call Protection:	L(27),DorYM1(27),O(6)	UW Expenses:	$13,124,385
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$24,305,232
Additional Debt(1):	Yes	UW NCF:	$22,978,239
Additional Debt Balance(1):	$105,000,000	Appraised Value / Per SF:	$275,400,000 / $457
Additional Debt Type(1):	Pari Passu	Appraisal Date:	10/28/2025

Escrows and Reserves(2)				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$232
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$232
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	50.8%
CapEx Reserves:	$0	Springing	N/A	Maturity Date LTV:	50.8%
TI / LC Reserves:	$0	Springing	N/A	UW NCF DSCR:	2.40x
				UW NOI Debt Yield:	17.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$140,000,000	99.7%	Loan Payoff	$139,251,999	99.2%
Borrower Sponsor Equity:	392,713	0.3	Closing Costs	1,140,714	0.8

Total Sources	$140,392,713	100.0%	Total Uses	$140,392,713	100.0%
(1)	The 1500 Post Oak Boulevard Mortgage Loan (as defined below) is part of the 1500 Post Oak Boulevard Whole Loan (as defined below), which is comprised of four pari passu promissory notes with an aggregate principal balance as of the Cut-off Date of $140,000,000. The Cut-off Date Balance PSF, Maturity Date Balance PSF, UW NOI Debt Yield, UW NCF Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate Cut-off Date principal balance of the 1500 Post Oak Boulevard Whole Loan.
(2)	See the “Escrows and Reserves” section below for further discussion of reserve requirements.

The Loan. The sixth largest mortgage loan (the “1500 Post Oak Boulevard Mortgage Loan”) is part of a whole loan (the “1500 Post Oak Boulevard Whole Loan”) evidenced by four pari passu promissory notes with an aggregate outstanding balance as of the Cut-off Date of $140,000,000. The non-controlling Note A-2 will be contributed to the BMO 2026-5C15 securitization trust. The 1500 Post Oak Boulevard Whole Loan is secured by the borrower’s fee interest in a single-tenant, Class A/A+, high-rise office property containing 603,179 square feet located in Houston, Texas (the “1500 Post Oak Boulevard Property”). The 1500 Post Oak Boulevard Whole Loan has a five-year term, is interest-only for the full term and accrues interest at a fixed rate of 6.74700% per annum on an Actual/360 basis. The scheduled maturity date of the 1500 Post Oak Boulevard Whole Loan is March 6, 2031.

Annex B	BMO 2026-5C15
No. 6 – 1500 Post Oak Boulevard

The relationship between the holders of the 1500 Post Oak Boulevard Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Outside Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The 1500 Post Oak Boulevard Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BANK5 2026-5YR21 transaction. See “Description of the Mortgage Pool—The Whole Loans—The Outside Serviced Pari Passu Whole Loans” and “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise the 1500 Post Oak Boulevard Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$60,000,000	$60,000,000	BANK5 2026-5YR21	Yes
A-2	$35,000,000	$35,000,000	BMO 2026-5C15	No
A-3	$25,000,000	$25,000,000	WFCM 2026-5C9	No
A-4	$20,000,000	$20,000,000	BANK5 2026-5YR22	No
Total	$140,000,000	$140,000,000

The Property. The 1500 Post Oak Boulevard Property is a 30 story, Class A/A+ high rise office tower building, totaling 603,179 square feet, and located in Houston, Texas. Built in 2016, the 1500 Post Oak Boulevard Property is constructed on 2.76 acres of land along Post Oak Boulevard in the Galleria/Uptown office submarket and contains 1,450 parking spaces (2.4 spaces per 1,000 square feet). Amenities at the 1500 Post Oak Boulevard Property include a fitness center, a conference center, dining/café services, a tenant lounge, green spaces, an EV charging station and bike storage. As of June 6, 2026, the 1500 Post Oak Boulevard Property was 100.0% leased to Woodside Energy (Deepwater) Inc. (“Woodside Energy”) and has a weighted-average remaining lease term of 5.4 years. The 1500 Post Oak Boulevard Property serves as the United States headquarters for Woodside Energy, and Woodside Energy subleases approximately 38.1% of the NRA to investment-grade tenants. See the “Tenant Summary” table herein for additional detail.

Sole Tenant.

Woodside Energy (603,179 square feet; 100.0% of NRA; 100.0% of underwritten base rent). Woodside Energy is Australia’s largest oil and gas company and operates primarily as a liquefied natural gas producer. Beyond Australia, Woodside Energy has a global presence with operations across Asia Pacific, Africa, the United Kingdom and the Americas. Woodside Energy has been in occupancy at the 1500 Post Oak Boulevard Property since 2016, has a lease expiration in October 2031 and has three, 10-year renewal options and no termination options. Woodside Energy is currently subleasing 276,275 square feet to six sub-tenants. See the “Tenant Summary” table herein for additional details.

The following table presents certain information with respect to the historical and current occupancy of the 1500 Post Oak Boulevard Property:

Historical and Current Occupancy
2022(1)	2023(1)	2024(1)	Current(2)
100.0%	100.0%	100.0%	100.0%
(1)	Historical occupancies are as of December 31st of each respective year.
(2)	Current occupancy is based on the underwritten rent roll as of June 6, 2026.

Annex B	BMO 2026-5C15
No. 6 – 1500 Post Oak Boulevard

The following table presents certain information relating to the tenant at the 1500 Post Oak Boulevard Property:

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	UW Base Rent	% of Total UW Base Rent	Lease Expiration Date
Sole Tenant
Woodside Energy(3)	Baa1/BBB+/NR	603,179	100.0%	$39.40	$23,767,138	100.0%	10/31/2031
Occupied Collateral Total		603,179	100.0%	$39.40	$23,767,138	100.0%

Vacant Space		0	0.0%

Collateral Total		603,179	100.0%

(1)	Based on the underwritten rent roll dated June 6, 2026. Annual UW rent includes rent steps.
(2)	Certain ratings are those of the parent company or government, whether or not the parent guarantees the lease.
(3)	Woodside Energy currently occupies 326,904 square feet and is subleasing (i) 114,875 square feet of its space to SEMPRA LNG, LLC at a weighted average current base rent of $31.90 per square foot, (ii) 68,772 square feet of its space to Sumitomo Corporation of Americas at a current base rent of $32.50 per square foot, (iii) 23,390 square feet of its space to Tricon Energy, Ltd. at a current base rent of $29.50 per square foot, (iv) 23,390 square feet of its space to DRW Trading Texas LLC at a current base rent of $30.50 per square foot, (v) 22,924 square feet of its space to New Fortress Energy Inc. at a current base rent of $30.00 per square foot and (vi) 22,924 square feet of its space to Brenntag Latin America, Inc. at a current base rent of $29.00 per square foot. Additionally, Sumitomo Corporate of America sub-subleases 12,209 square feet of its space to DRW Texas, LLC at a current base rent of $30.50 per square foot. All subleases and the sub-sublease expire on October 31, 2031, co-terminus with the Woodside Energy prime lease. UW Base Rent reflects the Woodside Energy prime rent.

The following table presents certain information relating to the historical and underwritten cash flows of the 1500 Post Oak Boulevard Property:

Underwritten Cash Flow
2021		2022	2023	2024	2025	Underwritten	Per Square Foot	%(1)
Base Rent	$20,658,375	$21,162,663	$21,679,814	$22,208,876	$22,796,239	$23,187,452	$38.44	94.7%
Rent Steps	0	0	0	0	0	579,686	0.96	2.4
IG Rent Average	0	0	0	0	0	710,067	1.18	2.9
Gross Potential Rent(2)	$20,658,375	$21,162,663	$21,679,814	$22,208,876	$22,796,239	$24,477,205	$40.58	100.0%
(Vacancy/Credit Loss)	0	0	0	0	30,504	0	0.00	0.0
Net Rental Income	20,658,375	21,162,663	21,679,814	22,208,876	22,765,734	24,477,205	40.58	100.0
Expense Recoveries	10,596,982	11,141,329	11,397,490	11,066,505	11,639,724	12,482,232	20.69	51.0
Direct Billbacks	190,904	420,203	371,790	604,065	393,720	411,300	0.68	1.7
Other Income(3)	39,931	36,604	47,807	60,852	44,361	58,880	0.10	0.2
Effective Gross Income	$31,486,192	$32,760,800	$33,496,901	$33,940,299	$34,843,540	$37,429,617	$62.05	100.0%
Real Estate Taxes	5,605,152	5,154,760	5,329,551	5,970,256	5,403,096	6,218,621	10.31	16.6
Insurance	675,799	838,147	1,263,745	1,320,402	1,085,317	1,000,000	1.66	2.7
Management Fee	291,841	253,300	269,375	280,230	314,977	374,296	0.62	1.0
Other Operating Expenses(4)	4,479,960	4,419,720	4,822,613	4,782,849	5,568,912	5,531,468	9.17	14.8
Total Expenses	$11,052,752	$10,665,927	$11,685,284	$12,353,736	$12,372,302	$13,124,385	$21.76	35.1%
Net Operating Income	$20,433,440	$22,094,872	$21,811,617	$21,586,564	$22,471,238	$24,305,232	$40.30	64.9%
Replacement Reserves	0	0	0	0	0	120,636	0.20	0.3
TI/LC	0	0	0	0	0	1,206,358	2.00	3.2
Net Cash Flow	$20,433,440	$22,094,872	$21,811,617	$21,586,564	$22,471,238	$22,978,239	$38.10	61.4%
(1)	% column represents percent of Gross Potential Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(2)	Underwritten Gross Potential Rent is based on the underwritten rent roll dated June 6, 2026, with rent steps taken through December 31, 2026 and rent for the investment-grade tenants straight-lined through the earlier of (i) lease expiration and (ii) five years.
(3)	Other Income consists of miscellaneous income.
(4)	Other Operating Expenses consists primarily of repairs and maintenance expenses, utility expenses, and security expenses, among others.

Annex B	BMO 2026-5C15
No. 6 – 1500 Post Oak Boulevard

Environmental. According to the Phase I environmental site assessment dated November 3, 2025, there was no evidence of any recognized environmental conditions at the 1500 Post Oak Boulevard Property.

The Market. The 1500 Post Oak Boulevard Property is located in Houston, Texas, and within the Houston-The Woodlands-Sugar Land, TX, metropolitan statistical area. The 1500 Post Oak Boulevard Property is part of the broader Four Oaks Place campus and, according to the appraisal, is situated within one of Houston’s most highly amenitized districts. Primary ingress to and egress from the 1500 Post Oak Boulevard Property is provided via Post Oak Boulevard, with additional frontage along Four Oaks Place and Westbriar Lane. The 1500 Post Oak Boulevard Property also benefits from convenient access to major thoroughfares, including West Loop South (I-610), Southwest Freeway (US-59/I-69), and Katy Freeway (I-10). George Bush Intercontinental Airport and William P. Hobby Airport are located near the 1500 Post Oak Boulevard Property. The 1500 Post Oak Boulevard Property is located within one of Houston’s largest retail and entertainment concentrations with The Galleria super-regional mall situated less than one mile to the south, the River Oaks District situated approximately 0.8 miles away, and the Highland Village Shopping Center located approximately 1.1 miles away. Major employers in the area include ExxonMobil, Chevron, Phillips 66, Sysco and ConocoPhillips.

According to the appraisal, the 1500 Post Oak Boulevard Property is located within the Galleria/Uptown office submarket of the Houston office market. According to the appraisal, as of the fourth quarter of 2025, the Galleria/Uptown office submarket had an inventory of approximately 17,044,657 square feet with a vacancy rate of 35.3% and average asking rent of $37.61 per square foot. The appraisal concluded a market rent of $36.00 per square foot for the 1500 Post Oak Boulevard Property.

According to the appraisal, the 2024 population within a one-, three- and five-mile radius of the 1500 Post Oak Boulevard Property was 20,652, 182,847 and 522,864, respectively. The median household income within the same radii, as of 2024, was $113,943, $92,908 and $91,363, respectively.

The following table presents certain information relating to the appraisal’s market rent conclusion for the 1500 Post Oak Boulevard Property:

Market Rent Summary
Market Rent (PSF)	$36.00
Lease Term (Years)	11.0
Lease Type	Net
Escalations (Annual)	2.5%
Tenant Improvements (New/Renewal)	$100 / $40
Leasing Commissions (New/Renewal)	6% / 6%
Free Rent (Months) (New/Renewal)	12 / 6

Annex B	BMO 2026-5C15
No. 6 – 1500 Post Oak Boulevard

The table below presents certain information relating to comparable properties of the 1500 Post Oak Boulevard Property:

Comparable Office Leases(1)
Property Name / Address	Year Built/ Renovated	Total NRA (SF)	Tenant	Lease Size (SF)	Lease Start Date	Lease Term (yrs.)	Annual Base Rent PSF	Lease Type
1500 Post Oak Boulevard(2) 1500 Post Oak Boulevard Houston, TX 77056	2016/NAP	603,179	Woodside Energy	603,179	Sep-16	15.2	$38.44	NNN
3 Houston Center 1301 McKinney Street Houston, TX 77010	1982/2023	1,247,061	NRG Energy	255,044	Sep-26	9.4	$27.50	NNN
Texas Tower 845 Texas Avenue Houston, TX 77002	2021/NAP	1,198,396	Skadden	52,482	Jan-26	10.0	$50.50	NNN
609 Main at Texas 609 Main Street Houston, TX 77002	2017/2020	1,091,052	Paul Hastings LLP	44,529	Dec-24	11.3	$40.00	NNN
BHP Billton Tower 1360 Post Oak Boulevard Houston, TX 77056	1983/2006	509,200	ENGIE North America Inc.	109,670	Apr-25	7.6	$29.00	NNN
Village Towers 9655 Katy Freeway Houston, TX 77024	2020/NAP	141,154	Workflow Solutions	21,632	Sep-24	3.5	$36.40	NNN
Towne Centre II 730 Town & Country Boulevard Houston, TX 77024	2023/NAP	167,141	Group 1 Automotive	45,330	Jul-24	10.4	$33.50	NNN
(1)	Based on the appraisal, unless otherwise indicated.
(2)	Based on the underwritten rent roll dated June 6, 2026, other than Year Built/Renovated.

Appraisal. According to the appraisal as of October 28, 2025, the 1500 Post Oak Boulevard Property had an “as-is” appraised value of $275,400,000.

Appraisal Valuation Summary(1)
Property	Appraised Value	Capitalization Rate
1500 Post Oak Boulevard	$275,400,000	7.50%
(1)	Source: Appraisal.

The Borrower. The borrower is Five Oaks Place Operating LP, a Delaware limited partnership and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 1500 Post Oak Boulevard Whole Loan.

The Borrower Sponsors. The borrower sponsors are Nuveen Real Estate and PIMCO Prime Real Estate.

Nuveen Real Estate is a global asset manager with approximately $137.0 billion of assets under management. Nuveen Real Estate manages a suite of funds and mandates across both public and private investments including both debt and equity. Nuveen Real Estate has more than 600 real estate employees throughout the United States, Europe, and Asia.

PIMCO Prime Real Estate, a subsidiary of PIMCO and part of the PIMCO real estate platform, is a global real estate investor and manager responsible for managing the Allianz Group’s $87.0 billion real estate mandate. PIMCO Prime Real Estate assumed management of Allianz Real Estate, the subsidiary under Allianz, beginning October 2020. PIMCO Prime Real Estate manages a global investment portfolio with over $92 billion in assets under management, with an international team of over 450 employees working in 16 offices globally.

Property Management. The 1500 Post Oak Boulevard Property is managed by CBRE Inc., a third-party property management company.

Escrows and Reserves.

Real Estate Taxes Escrow – During the continuance of a Trigger Period (as defined below), the 1500 Post Oak Boulevard Whole Loan documents require ongoing monthly reserves equal to 1/12th of the annual estimated tax payments payable during the next ensuing 12 months.

Annex B	BMO 2026-5C15
No. 6 – 1500 Post Oak Boulevard

Insurance Escrow – The 1500 Post Oak Boulevard Whole Loan documents require ongoing monthly insurance reserves in an amount equal to 1/12th of the annual estimated insurance payments; provided that no such reserves are required if (i) no Trigger Period has commenced and is continuing; and (ii) the 1500 Post Oak Boulevard Property is covered under an acceptable blanket policy and the borrower provides the lender with evidence of renewal. As of the origination date, an acceptable blanket policy is in place.

CapEx Reserve – During the continuance of a Trigger Period, the 1500 Post Oak Boulevard Whole Loan documents require an ongoing monthly capex reserve deposit of approximately $12,566.

TI/LC Reserve – During the continuance of a Trigger Period, the 1500 Post Oak Boulevard Whole Loan documents require an ongoing monthly TI/LC reserve deposit of approximately $100,530.

Lockbox / Cash Management. The 1500 Post Oak Boulevard Whole Loan is structured with a hard lockbox and springing cash management. The borrower or property manager is required to deposit rents if received into such lockbox account within two business days of receipt. Prior to the occurrence of a Trigger Period, all funds in the lockbox account are required to be distributed to the borrower. During a Trigger Period, funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account. Any excess cash flow remaining after satisfaction of the waterfall items outlined in the 1500 Post Oak Boulevard Whole Loan documents is required to be swept to an excess cash flow subaccount controlled by the lender as additional security for the 1500 Post Oak Boulevard Whole Loan during the continuance of the Trigger Period.

A “Trigger Period” will commence upon the earliest of the following:

(i)	the occurrence of an event of default;
(ii)	March 2, 2028; or
(iii)	the occurrence of a Specified Tenant Trigger Event (as defined below).

A Trigger Period will end upon the occurrence of the following:

●	with regard to clause (i) above, the cure of the related event of default;
●	with regard to clause (ii) above, (A) at least 65% of the leased square feet of the 1500 Post Oak Boulevard Property as of the origination date of the 1500 Post Oak Boulevard Whole Loan is re-leased or renewed by tenants approved by the lender, (B) the lease terms of such leases are for at least four years and do not have a termination date earlier than January 1, 2035 and (C) the debt service coverage ratio, after giving effect to such renewal and/or replacement rents under such leases (only including leases with no more than 12 months of remaining free rent) are at least 2.00x for two consecutive calendar quarters; and
●	with regard to clause (iii) above, a Specified Tenant Trigger Event Cure (as defined below).

A “Specified Tenant Trigger Event” will occur when Woodside Energy: (i) is in monetary or material non-monetary default under its lease beyond any applicable notice and cure periods; (ii) files for bankruptcy or insolvency relief, (iii) terminates its lease; (iv) through its ultimate parent, Woodside Energy Group Ltd, fails to maintain a long-term credit rating of at least BBB- by any two of S&P, Fitch and Moody’s, (v) provides notice of non-renewal of its lease and/or (vi) fully vacates and/or goes “dark” with respect to 50% or more of the 326,904 square feet that it currently occupies (the “Dark Calculation Space”) for 30 consecutive days.

A “Specified Tenant Trigger Event Cure” means: (i) with respect to any monetary or material non-monetary default under Woodside Energy’s lease, Woodside Energy is no longer subject to such default; (ii) with respect to any applicable bankruptcy or insolvency proceedings involving Woodside Energy, Woodside Energy is no longer subject to such bankruptcy or insolvency proceedings; (iii) with respect to a Specified Tenant Trigger Event pursuant to clause (iii) and/or (vi) of the definition thereof, (A) Woodside Energy has reoccupied and/or recommenced its operations in a sufficient portion of its leased premises such that it is in occupancy and operating in at least 50% of the Dark Calculation Space (subject to adjustment for space that is being renovated and/or remodeled or that is occupied by subtenants), (B) Woodside Energy is paying full rent under its lease or (C) the space demised pursuant to Woodside Energy’s lease has been leased to one or more other tenants and such lease(s) provide for (1) base rent at least equal to the allocable portion of the base rent that would have been paid under Woodside Energy’s lease for such applicable space and (2) a lease term of at least the remaining term of Woodside Energy’s lease applicable to such space, (iv) with respect to a Specified Tenant Trigger Event pursuant to clause (iv) of the definition thereof, Woodside Energy Group Ltd maintains a long-term credit rating of at least BBB+ by any two of S&P, Fitch and Moody’s and (v) with respect to a Specified Tenant Trigger Event pursuant to clause

Annex B	BMO 2026-5C15
No. 6 – 1500 Post Oak Boulevard

(v) of the definition thereof, the space demised pursuant to Woodside Energy’s lease has been leased to one or more other tenants and such lease(s) provide for (1) base rent at least equal to the allocable portion of the base rent that would have been paid under Woodside Energy’s lease for such applicable space and (2) a lease term of at least the remaining term of Woodside Energy’s lease applicable to such space.

Right of First Refusal/Right of First Office. Woodside Energy has a right of first offer (“ROFO”) to purchase the 1500 Post Oak Boulevard Property so long as (i) Woodside Energy is leasing at least 75% of the rentable square feet in the premises and (ii) no significant event of default under the Woodside Energy lease exists. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed in lieu thereof.

Subordinate or Mezzanine Debt. None.

Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

Partial Release. Not permitted.

Ground Lease. None.

Annex B	BMO 2026-5C15
No. 7 – Admiral’s Cove

Annex B	BMO 2026-5C15
No. 7 – Admiral’s Cove

Annex B	BMO 2026-5C15
No. 7 – Admiral’s Cove

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BSPRT	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$30,650,000	Title(2):	Fee
Cut-off Date Principal Balance(1):	$30,650,000	Property Type – Subtype:	Multifamily – Mid Rise
% of IPB:	4.9%	Net Rentable Area (Units)(3):	245
Loan Purpose:	Refinance	Location:	Haverstraw, NY
Borrower:	Admirals Cove Holdings LLC	Year Built / Renovated:	2023 / NAP
Borrower Sponsors:	Martin Ginsburg and The Martin Ginsburg 1997 Trust Agreement #1, Dated January 1, 1997	Occupancy:	95.5%
Interest Rate:	7.05000%	Occupancy Date:	1/14/2026
Note Date:	2/9/2026	4th Most Recent NOI (As of)(4):	NAV
Maturity Date:	3/6/2031	3rd Most Recent NOI (As of)(4):	NAV
Interest-only Period:	60 months	2nd Most Recent NOI (As of)(4):	NAV
Original Term:	60 months	Most Recent NOI (As of)(5):	$6,291,587 (TTM 12/31/2025)
Original Amortization Term:	None	UW Economic Occupancy:	92.0%
Amortization Type:	Interest Only	UW Revenues:	$10,375,396
Call Protection:	L(27),D(29),O(4)	UW Expenses:	$3,090,194
Lockbox / Cash Management:	Soft (Residential); Hard (Commercial) / Springing	UW NOI(5):	$7,285,202
Additional Debt(1)(6):	Yes	UW NCF:	$7,223,952
Additional Debt Balance(1)(6):	$53,350,000; $7,000,000	Appraised Value / Per Unit:	$130,400,000 / $532,245
Additional Debt Type(1)(6):	Pari Passu; Mezzanine Debt	Appraisal Date:	9/29/2025

Escrows and Reserves(7)				Financial Information(1)(6)
	Initial	Monthly	Initial Cap		Whole Loan	Total Debt
Taxes:	$77,337	$19,334	N/A	Cut-off Date Loan / Unit:	$342,857	$371,429
Insurance:	$0	Springing	N/A	Maturity Date Loan / Unit:	$342,857	$371,429
Replacement Reserves:	$0	$5,104	N/A	Cut-off Date LTV:	64.4%	69.8%
				Maturity Date LTV:	64.4%	69.8%
				UW NCF DSCR:	1.20x	1.05x
				UW NOI Debt Yield:	8.7%	8.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$84,000,000	92.3%	Loan Payoff(8)	$84,503,606	92.9%
Mezzanine Loan(6)	7,000,000	7.7	Return of Equity	5,119,344	5.6
			Closing Costs(9)	1,299,713	1.4
			Reserves	77,337	0.1
Total Sources	$91,000,000	100.0%	Total Uses	$91,000,000	100.0%
(1)	The Admiral’s Cove Mortgage Loan (as defined below) is part of the Admiral’s Cove Whole Loan (as defined below), which is comprised of two pari passu promissory notes with an aggregate original principal balance $84,000,000. Financial Information presented above is based on the Admiral’s Cove Whole Loan and, with regard to the total debt calculations, includes the Admiral’s Cove Mezzanine Loan (as defined below).
(2)	The borrower entered into a lease agreement with the County of Rockland Industrial Development Agency (the “IDA”), pursuant to which the borrower retained the fee interest in the Admiral’s Cove Property, leased the Admiral’s Cove Property to the IDA and the IDA subleased the Admiral’s Cove Property back to the borrower, in each case, for the term of the PILOT. See “PILOT Agreement” below.
(3)	The Admiral’s Cove Property (as defined below) consists of 245 multifamily units and 71,761 square feet of land fully leased to and occupied by the Metro-North Commuter Railroad Company. Occupancy is based on the multifamily portion of the Admiral’s Cove Property. Occupancy of the commercial space is 100.0% based on the appraisal dated October 1, 2025.
(4)	Historical cashflows are not available because the Admiral’s Cove Property was built in 2023 and was securing tenants throughout 2024.
(5)	The increase in the UW NOI from the Most Recent NOI is primarily driven by decreases in concessions and the vacancy rate.
(6)	Concurrently with the origination of the Admiral’s Cove Whole Loan (as defined below), an affiliate of BSPRT funded a five-year mezzanine loan with an original balance of $7,000,000. “Total Debt” means the Admiral’s Cove Whole Loan together with the related mezzanine loan. For a description of the mezzanine loan, see “Subordinate and Mezzanine Debt” below.
(7)	For a description of Escrows and Reserves, see “Escrows and Reserves” below.
(8)	The prior loan originated by Benefit Street Partners (or an affiliate) consisted of a senior loan and mezzanine loan with an initial combined balance of $83,000,000. In October 2025, Benefit Street Partners (or an affiliate) provided an additional $2,000,000 of mezzanine financing, increasing the total debt to $85,000,000. The Loan Payoff refers to the payoff of the prior senior loan and the prior mezzanine loan.
(9)	Closing costs are inclusive of $170,000 paid in origination fees.

Annex B	BMO 2026-5C15
No. 7 – Admiral’s Cove

The Loan. The Admiral’s Cove mortgage loan (the “Admiral’s Cove Mortgage Loan”) is part of a whole loan (the “Admiral’s Cove Whole Loan”) evidenced by two pari passu promissory notes that are secured by the borrower’s fee interest in a 245-unit multifamily property located in Haverstraw, New York (the “Admiral’s Cove Property”). The Admiral’s Cove Whole Loan was originated on February 9, 2026 by BSPRT CMBS Finance, LLC (“BSPRT”). The Admiral’s Cove Whole Loan has a five-year term, is interest-only for the full term and accrues interest at a fixed rate of 7.0500% per annum on an Actual/360 basis. The scheduled maturity date of the Admiral’s Cove Whole Loan is March 6, 2031. The Admiral’s Cove Mortgage Loan is evidenced by the non-controlling Note A-2 with an aggregate outstanding principal balance of $30,650,000.

The table below identifies the promissory notes that comprise the Admiral’s Cove Whole Loan. The Admiral’s Cove Whole Loan is being serviced pursuant to the pooling and servicing agreement for the BBCMS 2026-5C41 securitization trust. The relationship between the holders of the Admiral’s Cove Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool — The Whole Loans — The Outside Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. See “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$53,350,000	$53,350,000	BBCMS 2026-5C41	Yes
A-2	$30,650,000	$30,650,000	BMO 2026-5C15	No
Whole Loan	$84,000,000	$84,000,000

The Property. The Admiral’s Cove Property is a Class A, 245-unit mid-rise apartment complex located in Haverstraw, New York. Each building contains its own lobby and fitness center, while the complex includes shared amenities including a swimming pool with a cabana and sundeck area, a fire pit and BBQ area, two community club lounges, a children’s playground, as well as outdoor and garage parking. The Admiral’s Cove Property is situated on a peninsula and provides immediate access to the commuter ferry to the Metro-North Railroad (“Metro-North”) stop in Ossining, New York. The Admiral’s Cove Property has access to a private marina as well as the Hudson River Promenade and Sculpture Trail. Unit amenities include stainless steel appliances, white lacquer cabinetry, quartz countertops, luxury plank flooring, walk-in closets, washer/dryers, and balconies in select units. The Admiral’s Cove Property is served by five elevators, 198 open parking spaces, 126 garage parking spaces, and an electric vehicle charging station, resulting in a parking ratio of approximately 1.3 spaces per unit. The Admiral’s Cove Property generates additional income from parking rent, storage rent, amenity fees, and marina slips. As of January 14, 2026, the Admiral’s Cove Property was 95.5% occupied.

In addition, the Admiral’s Cove Property includes commercial space (approximately 71,761 square feet of land) leased to the Metro-North Railroad which includes the ferry terminal and dock space for the Haverstraw-Ossining Ferry landing. The annual base rent under the Metro-North lease is approximately $423,564.27 through an expiration date of December 31, 2026, with annual rent increases of 5%. The Metro-North lease includes a portion of the parking area for use as commuter parking for the Haverstraw-Ossining Ferry landing. The parking in this portion of the parking area is in addition to the 317 total parking spaces available to tenants of the apartment buildings.

Annex B	BMO 2026-5C15
No. 7 – Admiral’s Cove

The following table presents certain information with respect to the multifamily unit mix at the Admiral’s Cove Property:

Multifamily Unit Mix(1)
Unit Type	No. of Units	% of Total	Occupied Units	% of Units Occupied	Average Unit Size (SF)	Avg. Monthly Rental Rate(2)	Avg. Monthly Rental Rate per SF(2)
Studio	36	14.7%	36	100.0%	517	$2,278	$4.41
1 BR / 1 BA	107	43.7%	101	94.4%	677	$2,707	$4.00
2 BR / 2 BA	85	34.7%	82	96.5%	1,089	$3,822	$3.51
3 BR / 2 BA	17	6.9%	15	88.2%	1,280	$3,974	$3.10
Total/Wtd. Avg.	245	100.0%	234	95.5%	838	$3,113	$3.72
(1)	Based on the underwritten rent roll dated January 14, 2026.
(2)	Average Monthly Rental Rate and Average Monthly Rental Rate per SF are calculated using the in-place contract rent of the Occupied Units.

The following table presents certain information relating to the historical and current occupancy of the multifamily component of the Admiral’s Cove Property:

Historical and Current Occupancy(1)
2022(2)	2023	2024	2025	Current(3)
NAP	27.4%	72.7%	94.7%	95.5%

(1)	Historical occupancies are as of December 31 for each respective year.
(2)	Occupancy not available for 2022 as the Admiral’s Cove Property was built in 2023.
(3)	Current Occupancy is based on the underwritten rent roll dated January 14, 2026.

Environmental. According to the Phase I environmental assessment dated December 18, 2025, there was no evidence of any recognized environmental conditions at the Admiral’s Cove Property.

Annex B	BMO 2026-5C15
No. 7 – Admiral’s Cove

The following table presents certain information relating to the operating history and underwritten cash flows of the Admiral’s Cove Property:

Operating History and Underwriting Net Cash Flow(1)
	12/31/2025(2)	Underwritten	Per Unit	%(3)
Rents in Place – Multifamily	$9,204,323	$9,209,078	$37,588	82.0%
Rents in Place – Commercial	479,395	503,564	2,055	4.5%
Gross Potential Rent	$9,683,718	$9,712,642	$39,643	86.5%
Other Income – Multifamily	558,191	1,160,900	4,738	10.3%
Total Reimbursements	307,185	355,200	1,450	3.2%
Net Rental Income	$10,549,093	$11,228,742	$45,832	100.0%
(Vacancy/Credit Loss) – Multifamily	(1,976,268)	(732,491)	(2,990)	(7.1%)
(Vacancy/Credit Loss) – Commercial	0	(120,855)	(493)	(1.2%)
Effective Gross Income	$8,572,825	$10,375,396	$42,349	100.0%
Total Expenses	2,281,238	3,090,194	12,613	29.8%
Net Operating Income	$6,291,587	$7,285,202	$29,736	70.2%
Replacement Reserves	0	61,250	250	0.6%
Net Cash Flow	$6,291,587	$7,223,952	$29,486	69.6%
(1)	Based on the underwritten rent roll dated January 14, 2026.
(2)	The increase in the Underwritten Net Operating Income from the 12/31/2025 Net Operating Income is primarily driven by decreases in concessions and the vacancy rate.
(3)	% column represents the percentage of Net Rental Income for all revenue lines and represents the percentage of Effective Gross Income for the remaining fields.

The Market. The Admiral’s Cove Property is located within the Village of Haverstraw, part of the Town of Haverstraw and Rockland County, New York and forms part of the New York-Newark-Jersey City-White Plains Metropolitan Statistical Area (the “New York MSA”). The top three industries within the New York MSA are services, finance/insurance/real estate and retail trade, which represent a combined total of 73% of the workforce.

The Admiral’s Cove Property is located along the Hudson River in the Village of Haverstraw. The Village of Haverstraw is also located within Rockland County and is part of the New York MSA. The neighborhood is bounded by Stony Point to the north, Congers to the south, Haverstraw Bay and Hudson River to the east and Garnerville to the west. Primary access is provided by Round Pointe Drive, Harbor Pointe Drive and Riverside Avenue / West Street. The two major arteries for the region are Interstate Highway 87 (New York State Thruway) and the Palisades Interstate Parkway. Interstate 87 also connects with Interstate Highway 84 and, farther north, Interstate Highway 90 and Interstate Highway 88. Stewart International Airport and Orange County Airport are located north of the Admiral’s Cove Property.

According to the appraisal, the Admiral’s Cove Property is located in the Rockland County multifamily submarket within the New York Metro multifamily market. As of the second quarter of 2025, the New York market had a vacancy rate of 2.8%, with an asking rent of $3,163 per and an inventory of approximately 3.0 million units. The Rockland County submarket had a vacancy rate of 2.5%, with an asking rent of $2,380 per month and an inventory of 21,082 units.

According to the appraisal, the estimated 2025 population within a one-, three-, and five-mile radius of the Admiral’s Cove Property was 10,367, 45,354, and 121,773, respectively, and an average household income within the same radii of $120,384, $143,879, and $164,099, respectively.

Annex B	BMO 2026-5C15
No. 7 – Admiral’s Cove

The following table presents certain multifamily rental data at comparable properties with respect to the Admiral’s Cove Property:

Comparable Rental Summary(1)
Property / Location	Year Built / Renovated	Occupancy	# of Units	Unit Mix	Average SF per Unit	Average Rent per SF	Average Rent per Unit
Admiral's Cove	2023 / NAP	95.5%(2)	245(2)	Studio	517(2)	$4.41(2)	$2,278(2)
1100 Admirals Cove Boulevard				1 BR / 1BA	677(2)	$4.00(2)	$2,707(2)
Haverstraw, NY				2 BR / 2 BA	1,089(2)	$3.51(2)	$3,822(2)
				3 BR / 2 BA	1,280(2)	$3.10(2)	$3,974(2)
The Sheldon at Suffern Station	2019 / NAP	92.0%	92	1 BR / 1 BA	709	$3.88	$2,752
120 Orange Avenue				1 BR / 1 BA	1,039	$3.11	$3,235
Suffern, NY				2 BR / 2 BA	982	$3.28	$3,217
				2 BR / 2 BA	964	$5.39	$5,200
The Henry	2000 / NAP	91.0%	169	1 BR / 1.5 BA	1,310	$2.51	$3,285
1 Crystal Hill Dr.				1 BR / 2 BA	1,310	$3.36	$4,400
Pomona, NY				2 BR / 2 BA	1,247	$2.31	$2,885
Harbor Square	2016 / NAP	93.0%	189	1 BR / 1 BA	707	$4.60	$3,250
3 Westerly Rd.				1 BR / 1.5 BA	979	$3.88	$3,795
Ossining, NY				2 BR / 2 BA	1,053	$3.66	$3,850
				2 BR / 2.5 BA	1,317	$4.67	$6,150
Terraces on the Hudson	2014 / NAP	93.0%	168	1 BR / 1 BA	754	$3.74	$2,817
217 North Highland Avenue				2 BR / 2 BA	1,369	$2.72	$3,725
Ossining, NY
Woodgrove at Sterlington	2020 / NAP	98.0%	384	1 BR / 1 BA	790	$3.52	$2,778
950 Woodmont Ln				1 BR / 1 BA	900	$3.21	$2,888
Sloatsburg, NY				2 BR / 2 BA	1,050	$3.05	$3,206
One Five on Washington	2023 / NAP	73.0%	60	Studio	693	$3.46	$2,400
15, 19, and 21 Washington Avenue				1 BR / 1 BA	687	$4.00	$2,750
Suffern, NY				1 BR / 1 BA	735	$3.88	$2,853
				1 BR / 1 BA	924	$3.43	$3,165
Riverside at Harbors	2015 / NAP	95.0%	106	Studio	656	$3.62	$2,375
4100 Southernly Pointe				1 BR / 1 BA	953	$2.89	$2,750
Haverstraw, NY				2 BR / 2 BA	1,277	$3.41	$4,350
				2 BR / 2.5 BA	1,546	$2.91	$4,495
Parkside at the Harbors	2011 / NAP	98.0%	110	1 BR / 1.5 BA	899	$3.11	$2,795
2100 Round Pointe Drive				1 BR / 1.5 BA	1,139	$3.16	$3,595
Haverstraw, NY				2 BR / 2 BA	1,360	$2.90	$3,950
(1)	Based on the appraisal dated October 1, 2025.
(2)	Based on the underwritten rent roll dated January 14, 2026.

The Borrower. The borrower is Admirals Cove Holdings LLC, a bankruptcy remote, special purpose New York limited liability company with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Admiral’s Cove Whole Loan.

Annex B	BMO 2026-5C15
No. 7 – Admiral’s Cove

The Borrower Sponsors. The borrower sponsors and non-recourse carveout guarantors are Martin Ginsburg and The Martin Ginsburg 1997 Trust Agreement #1, Dated January 1, 1997, whose Co-Trustee is Douglas Ramsay. Martin Ginsburg is the founder and principal of Ginsburg Development Companies (“GDC”). Headquartered in Valhalla, New York and founded in 1963, GDC is a vertically integrated, full-service multifamily, retail, and hospitality investment, acquisition, development, and management company. GDC grew from a part-time endeavor between Mr. Ginsburg and his two brothers with initial purchases of single-family lots in Greenburgh, New York, to acting as a developer of residential and multifamily properties in Westchester County and the northern suburbs of New York City for more than 60 years.

Property Management. The Admiral’s Cove Property is managed by GDC Management Inc., an affiliate of the borrower sponsors.

Escrows and Reserves. At origination, the borrower deposited approximately $77,337 into a real estate tax reserve.

Tax Reserve – On a monthly basis, the borrower is required to deposit 1/12th of the real estate taxes that the lender estimates will be payable during the next 12 months (initially, approximately $19,334 per month).

Insurance Reserve – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated insurance premiums payable upon renewal of policy upon (i) an event of default or (ii) failure by the borrower to provide evidence to the lender that the Admiral’s Cove Property is insured under a blanket policy that is acceptable to the lender and that satisfies the insurance requirements of the Admiral’s Cove Whole Loan. As of the origination date, an acceptable blanket policy is in place.

Replacement Reserves – On a monthly basis, the borrower is required to deposit approximately $5,104 into the replacement reserve.

Lockbox / Cash Management. The Admiral’s Cove Whole Loan is structured with a hard lockbox for commercial tenants and a soft lockbox for residential tenants and springing cash management. At origination, the borrower was required to establish a lender-controlled lockbox account. The borrower is required to deposit (or cause the property manager to deposit) all revenue generated by the multifamily units at the Admiral’s Cove Property into the lender-controlled lockbox account. Pursuant to tenant direction letters, the commercial tenants are required to deposit all rents and other sums due under their respective leases into the lender-controlled lockbox account. During the continuance of a Cash Sweep Period (as defined below), funds deposited into the lockbox account are required to be swept on a daily basis into a lender-controlled cash management account and applied in accordance with the Admiral’s Cove Whole Loan documents. Pursuant to the Admiral’s Cove Whole Loan documents, all excess funds on deposit in the cash management account (after payment of monthly amounts due under the Admiral’s Cove Whole Loan documents) are required to be applied as follows: (a) if a Cash Sweep Period is not in effect, to the borrower, (b) if a Cash Sweep Period is in effect due to the continuance and occurrence of a mezzanine loan event of default, to or at the direction of the mezzanine lender in accordance with disbursement instructions by the mezzanine lender to the lender, (c) if a Cash Sweep Period is in effect solely due to the occurrence and continuance of a Specified Tenant Sweep Event (as defined below) or due to the existence of a Specified Tenant Sweep Event and the occurrence of a mezzanine loan event of default, to the lease sweep reserve account or (d) to the extent that any other Cash Sweep Period has occurred and is continuing, to the excess cash flow account.

A “Cash Sweep Period” will commence upon (i) the occurrence and continuance of an event of default, (ii) at any time from and after July 1, 2027, the debt service coverage ratio being less than 1.15x, (iii) the occurrence of a Specified Tenant Sweep Event and (iv) the occurrence of a mezzanine loan event of default. A Cash Sweep Period will end upon (A) with respect to clause (i) above, a cure of such event of default, (B) with respect to clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.20x for two consecutive calendar quarters, (C) with respect to clause (iii) above, the expiration of all Specified Tenant Sweep Periods and (D) with respect to clause (iv) above, upon lender’s receipt of evidence that the mezzanine event of default has been cured.

A “Specified Tenant” means, individually and collectively, the Metro-North tenant and any other tenant under a lease covering 50,000 or more rentable square feet at the Admiral’s Cove Property (and any parent company of the foregoing, and guarantor of any such tenant’s lease).

Annex B	BMO 2026-5C15
No. 7 – Admiral’s Cove

A “Specified Tenant Sweep Period” means any period commencing upon the occurrence of a Specified Tenant Sweep Event and expiring upon the occurrence of a Specified Tenant Sweep Event Cure with respect to each outstanding Specified Tenant Sweep Event.

A “Specified Tenant Sweep Event” will commence upon any of the following: (i) a Specified Tenant defaults under its lease beyond all applicable notice and/or cure periods; (ii) a Specified Tenant going dark, vacating, abandoning, ceasing ordinary business operations or otherwise failing to occupy 50% or more of its leased space for a period of 60 days (as such period may be extended for up to two successive periods of 30 days each in the event the applicable Specified Tenant is diligently pursuing alterations or renovations to its demised premises in accordance with the terms of its lease), or giving written notice of its intent to do any of the foregoing; (iii) any bankruptcy or similar insolvency of a Specified Tenant; (iv) a Specified Tenant terminating, cancelling or surrendering its lease, or giving notice of its intent to do any of the foregoing; (v) the earlier of (a) the date that is 90 days prior to the scheduled expiration of such Specified Tenant’s lease or (b) the date under such Specified Tenant’s lease by which such Specified Tenant is required to give notice of its exercise of a renewal option, unless such applicable cure has already occurred; and (vi) if a Specified Tenant is rated by any rating agency, such Specified Tenant has its rating downgraded by at least two notches by any rating agency from its rating as of origination, or if the lease is entered after origination, the date that such lease is entered into or if the Specified Tenant is rated after origination or the date the lease is entered into, as applicable, as of the date such Specified Tenant is so rated (the applicable date, the “Specified Tenant Rating Date”).

A Specified Tenant Sweep Event will end upon the occurrence of a “Specified Tenant Sweep Event Cure”, with respect to: (A) clause (i), the cure of such event of default has been accepted by the borrower; (B) clause (ii), the Specified Tenant has (a) resumed ordinary business operations at all of its leased space during customary hours and (b) delivered to the lender an acceptable tenant estoppel certificate; (C) clause (iii), the Specified Tenant no longer is insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed its lease pursuant to a final, non-appealable order of a court of competent jurisdiction; (D) clause (iv), the Specified Tenant (a) revokes any notification of any termination, cancellation or surrender of its lease and resumes ordinary course business operations during customary hours at all of its leased space and (b) has delivered to the lender an acceptable tenant estoppel certificate; (E) clause (v) (a) the borrower has delivered to the lender acceptable evidence that such Specified Tenant has extended its lease or given notice of renewal under terms of its lease, and all landlord obligations (including the payment of any leasing commissions) have been satisfied in full (or sufficient funds have been reserved for such purposes and to cover all such costs) and such Specified Tenant is in occupancy, open for business and paying full, unabated rent under its lease (or sufficient funds have been reserved for such purposes and to cover any operating shortfalls relating to the delay in the commencement of full rent payments) and (b) the Specified Tenant delivers to the lender an acceptable tenant estoppel certificate; and (F) clause (vi), the Specified Tenant’s rating is increased to at least the same rating assigned to such Specified Tenant as of the Specified Tenant Rating Date and remains at or above such rating for two consecutive calendar quarters thereafter. With respect to any Specified Tenant Sweep Event, a Specified Tenant Sweep Event will end if (a) substantially all of the space leased to the Specified Tenant is leased to one or more replacement tenants on terms acceptable to the lender, and all landlord obligations (including the payment of any leasing commissions) have been satisfied in full (or sufficient funds have been reserved for such purposes and to cover all such costs) and such replacement tenant or tenants, as applicable, are in occupancy, open for business and paying full, unabated rent under their respective lease(s) (or sufficient funds have been reserved for such purposes and to cover any operating shortfalls relating to the delay in the commencement of full rent payments) and (b) such replacement tenants have delivered to the lender acceptable tenant estoppel certificate(s).

PILOT Agreement. The Property is subject to a 16-year payment in lieu of taxes (“PILOT”) agreement (the “PILOT Agreement”) that commenced during the 2022/2023 tax year, pursuant to which the borrower is obligated to make discounted payments in lieu of taxes based on a fixed assessed property value, with annual 2% increases in the applicable tax rates. In order for the Admiral’s Cove Property to qualify for exemption from property taxes and the PILOT structure, the borrower entered into a lease agreement (the “IDA Lease”) with the County of Rockland Industrial Development Agency (the “IDA”), pursuant to which the borrower retained the fee interest in the Admiral’s Cove Property, leased the Admiral’s Cove Property to the IDA and the IDA subleased the Admiral’s Cove Property back to the borrower, in each case, for the term of the PILOT. During the initial three years of the PILOT period (through December 2026), the borrower is required to make PILOT payments based on the “land only” assessed value of $1,638,600. Thereafter, the assessed property value for the remaining PILOT term will be $17,000,000. After the first three years, the PILOT payments increase over the remainder of the PILOT term as follows: 15% increase per year for years four and five; 5% increase per year for years six through 13 and 10% increase per year for years 14 through 16. The borrower is also entitled to certain sales tax benefits with respect

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No. 7 – Admiral’s Cove

to qualifying personal property purchased for incorporation into or use in connection with the development of the Admiral’s Cove Property. The sales tax reserve was established with an upfront amount deposited by the borrower equal to the estimated sales tax liability required by the qualified purchases of personal property in connection with the development of the Admiral’s Cove Property that exceed the aggregate amount of sales tax exemptions granted by the PILOT Agreement. Property taxes were underwritten based on the assessed value of $17,000,000 and 15% taxes on the improvements. The borrower has the option to purchase the IDA’s interest in the Admiral’s Cove Property and terminate the PILOT Agreement at any time by paying all amounts then due under the IDA Lease plus a purchase price of $1. For additional information, see “Description of the Mortgage Pool — Statistical Characteristics of the Mortgage Loans — Real Estate and Other Tax Considerations ” in the Preliminary Prospectus.

Subordinate and Mezzanine Debt. Contemporaneously with the origination of the Admiral’s Cove Whole Loan, Admirals Cove Holdings Mezz LLC, the sole member of the borrower, obtained a mezzanine loan from an affiliate of BSPRT with an original principal balance and outstanding balance as of the Cut-off Date of $7,000,000. The Admiral’s Cove Mezzanine Loan has five-year term, is interest-only for the full term and accrues interest at a rate of 12.50000% per annum.

Permitted Future Subordinate or Mezzanine Debt. Not permitted. Notwithstanding the foregoing, the Admiral’s Cove Mortgage Loan documents permit insurance premiums to be financed through a third-party premium financing company under a premium finance agreement provided the borrower submits to the lender evidence of payment of each and every installment due under such premium finance agreement as each installment becomes due and payable. Insurance premiums are currently being financed. The premium financing company has agreed to provide the lender with 10 days’ prior written notice in the event of cancellation of the insurance policies that are subject to such premium finance agreement due to non-payment of the payments due under the premium finance agreement.

Partial Release. Not permitted.

Ground Lease. In connection with the PILOT Agreement structure, the borrower retained the fee interest in the Admiral’s Cove Property, leased the Admiral’s Cove Property to the IDA and the IDA subleased the Admiral’s Cove Property back to the borrower, in each case, for the term of the PILOT, as described under “PILOT Agreement” above.

Annex B	BMO 2026-5C15
No. 8 – Prospect Place Apartments

Annex B	BMO 2026-5C15
No. 8 – Prospect Place Apartments

Annex B	BMO 2026-5C15
No. 8 – Prospect Place Apartments

Mortgage Loan Information		Property Information
Mortgage Loan Sellers:	ZBNA, BSPRT	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$29,650,000	Title:	Fee
Cut-off Date Principal Balance(1):	$29,650,000	Property Type – Subtype:	Multifamily – High Rise
% of Pool by IPB:	4.7%	Net Rentable Area (Units):	465
Loan Purpose:	Refinance	Location:	Brooklyn, NY
Borrowers(2):	Various	Year Built / Renovated:	1930 / 2012
Borrower Sponsor(3):	Efstathios Valiotis	Occupancy:	99.6%
Interest Rate:	6.39000%	Occupancy Date:	3/5/2026
Note Date:	4/14/2026	4th Most Recent NOI (As of):	$7,383,996 (12/31/2022)
Maturity Date:	5/6/2031	3rd Most Recent NOI (As of):	$7,466,308 (12/31/2023)
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$7,084,312 (12/31/2024)
Original Term:	60 months	Most Recent NOI (As of):	$7,884,878 (12/31/2025)
Original Amortization Term:	None	UW Economic Occupancy:	98.0%
Amortization Type:	Interest Only	UW Revenues:	$11,495,440
Call Protection:	L(25),YM1(31),O(4)	UW Expenses:	$3,742,644
Lockbox / Cash Management:	Springing	UW NOI:	$7,752,796
Additional Debt(1):	Yes	UW NCF:	$7,636,546
Additional Debt Balance(1):	$53,350,000	Appraised Value / Per Unit(5):	$125,500,000 / $269,892
Additional Debt Type(1):	Pari Passu	Appraisal Date:	2/19/2026

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$178,495
Taxes:	$421,050	$70,175	N/A	Maturity Date Loan / Unit:	$178,495
Insurance:	$375,000	$75,000	N/A	Cut-off Date LTV:	66.1%
Replacement Reserve:	$455,000	$9,688	N/A	Maturity Date LTV:	66.1%
Immediate Repair Reserve:	$153,625	$0	N/A	UW NCF DSCR:	1.42x
Low DSCR Avoidance Reserve:	$0	Springing	N/A	UW NOI Debt Yield:	9.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$83,000,000	99.3%	Loan Payoff(6)	$80,466,642	96.2%
Borrower Equity	607,614	0.7	Closing Costs(7)	1,736,297	2.1
			Reserves	1,404,675	1.7
Total Sources	$83,607,614	100.0%	Total Uses	$83,607,614	100.0%

(1)	The Prospect Place Apartments Mortgage Loan (as defined below) is part of a whole loan that is comprised of three pari passu promissory notes with an aggregate original principal balance and Cut-off Date balance of $83,000,000 (the “Prospect Place Apartments Whole Loan”). The financial information presented above is based on Prospect Place Apartments Whole Loan.
(2)	The borrowers are 480 St. Marks Ave LLC, 500 St. Marks Ave LLC, 545 Prospect Pl, LLC, 565 Prospect Pl, LLC and 713 Classon Ave LLC, each a New York limited liability company and single purpose entity. The borrowers and non-recourse carveout guarantors are required by the Prospect Place Apartments Whole Loan documents to have recourse liability for 15% of the debt (totaling $12,450,000).
(3)	The borrower sponsor is Efstathios Valiotis and the non-recourse carveout guarantors are Efstathios Valiotis and Stamatiki Valiotis. The borrower sponsor is also the borrower sponsor for the Shore Front Parkway Apartments Mortgage Loan which also is being contributed to the BMO 2026-5C15 securitization trust.
(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.
(5)	The Prospect Place Apartments Property (as defined below) has an appraised land value of $93.4 million, representing a Prospect Place Apartments Whole Loan loan-to-land value of 88.9%.
(6)	The previous lender, Flagstar Bank, N.A. (“Flagstar Bank”), approached the borrower sponsor and offered an approximately $4,800,000 discount to the payoff amount if the loan was repaid by April 2026. The Loan Payoff figure reflects said discounted payoff amount. Please refer to “The Property” section below for a further discussion of the circumstances surrounding the discounted payoff.
(7)	Closing Costs include an origination fee and interest rate buydown totaling $622,500.

The Loan. The eighth largest mortgage loan (the “Prospect Place Apartments Mortgage Loan”) is part of the Prospect Place Apartments Whole Loan, which is evidenced by three pari passu promissory notes that are secured by the borrowers’ fee interest in a 99.6% occupied, rent stabilized multifamily complex comprising five buildings located in Brooklyn, New York

Annex B	BMO 2026-5C15
No. 8 – Prospect Place Apartments

(the “Prospect Place Apartments Property”). Zions Bancorporation, N.A. (“ZBNA”) originated the Prospect Place Apartments Whole Loan on April 14, 2026, which accrues interest at a fixed rate of 6.39000% per annum on an Actual/360 basis with an initial term of five years and is interest-only for the full term. The scheduled maturity date of the Prospect Place Apartments Mortgage Loan is May 6, 2031.

The Prospect Place Apartments Mortgage Loan is evidenced by the non-controlling Notes A-2 (being contributed by BSPRT CMBS Finance, LLC (“BSPRT”), which acquired said non-controlling Note A-2 from ZBNA on April 17, 2026) and A-3 (being contributed by ZBNA) with an aggregate outstanding principal balance as of the Cut-off Date of $29,650,000 (further detailed in the table below). As of the Cut-off Date, the controlling Note A-1 has an outstanding principal balance of $53,350,000 and was contributed to the BBCMS 2026-5C41 securitization trust.

The prior loan secured by the Prospect Place Apartments Property was held at origination by Flagstar Bank, a wholly owned subsidiary of New York Community Bancorp, Inc. (“NYCB”). In March 2023, Flagstar Bank purchased approximately $38.4 billion of Signature Bridge Bank, N.A.'s assets, including loans of approximately $12.9 billion purchased at a discount of $2.7 billion. Such purchase did not include debt secured by the Prospect Place Apartments Property. In March 2024, NYCB publicly reiterated its pledge to reduce its commercial real estate exposure. In 2025, Flagstar Bank approached the borrower sponsor, Mr. Efstathios Valiotis, and offered an approximately $4,800,000 discount to the payoff amount if the prior loan was repaid by April 2026. At the time of the pay off, the prior loan was in good standing and fully performing.

The Prospect Place Apartments Whole Loan is being serviced pursuant to the pooling and servicing agreement for the BBCMS 2026-5C41 securitization trust. The relationship between the holders of the Prospect Place Apartments Whole Loan is governed by a co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans—The Outside Serviced Pari Passu Whole Loans” and “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise the Prospect Place Apartments Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$53,350,000	$53,350,000	BBCMS 2026-5C41	Yes
A-2	$20,000,000	$20,000,000	BMO 2026-5C15	No
A-3	$9,650,000	$9,650,000	BMO 2026-5C15	No
Whole Loan	$83,000,000	$83,000,000

The Property. The Prospect Place Apartments Property is a 465-unit, high-rise multifamily complex located in Brooklyn, New York. The Prospect Place Apartments Property contains 2,300 SF of ground floor commercial space leased to two tenants, including a restaurant and a borrower sponsor-affiliate ground floor laundromat. In addition to the commercial space, the Prospect Place Apartments Property contains an on-site parking garage with 410 spaces and three income-producing antennas. The Prospect Place Apartments Property was constructed in 1930. The Prospect Place Apartments Property has an appraised land value of $93.4 million, representing a loan-to-land value of 88.9%.

Originally a hospital and nurse training center, the borrower sponsor purchased the Prospect Place Apartments Property in 2003 and subsequently converted the Prospect Place Apartments Property into residential apartments in and around 2012, incurring a total cost of approximately $42,000,000 for the conversion.

The borrower sponsor entered into a regulatory agreement with The City of New York, acting by and through New York City Department of Housing Preservation and Development (“HPD”) in June 2017, with a 30-year term. The regulatory agreement states that all apartment units are rent stabilized after the initial leasing and specifies occupancy restrictions, which identify the apartment-size distributions and respective rent limits based on a percentage of the area median income.

The Prospect Place Apartments Property benefits from a tax incentive pursuant to Article XI of the Private Housing Law of the State of New York (“Article XI”). The Article XI tax incentive was secured in 2017 and has approximately 21 years remaining, currently scheduled to expire in 2047 (the “Restriction Period”). Under Article XI, the New York City Council grants a complete exemption from real property taxes in exchange for the property being operated as affordable housing and subject to rent stabilization during the term of the regulatory agreement. During such term (30 years from the effective

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No. 8 – Prospect Place Apartments

date of the applicable regulatory agreement), each building must comply with rent stabilization and other affordability restrictions, including filing rent registrations with the New York State Division of Housing and Community Renewal in connection with limits on rent increases and certain other tenant protections. In lieu of standard property taxes, the owner must pay an annual “shelter rent tax” equal to a specified percentage of the total residential and commercial rents (including subsidies) less the cost of utilities provided to tenants. The Prospect Place Apartment Property’s shelter rent taxes range from 5% to 10%, depending on the building. The regulatory agreement runs with the land and bind all future owners during the Restriction Period, during which HPD retains enforcement and oversight authority. At the time of origination of the Prospect Place Apartments Whole Loan, HPD entered into a subordination agreement with ZBNA, providing that benefits from the Article XI tax incentive are required to remain in place after a foreclosure or a conveyance in lieu of foreclosure. The Article XI tax incentive has no partial burn off schedule and is expected to remain fully in-place until 2047. The appraisal’s total estimated unabated tax assessment for the 2025-2026 year is approximately $3,616,353. If the Prospect Place Apartments Property fails to maintain or receive tax abatement benefits pursuant to Article XI, the Prospect Place Apartments Whole Loan documents require the debt to be full recourse to the borrower and non-recourse carveout guarantors until such time as the tax abatement benefits are fully reinstated.

The Prospect Place Apartments Property comprises 459 rent-stabilized units, two units leased to Section 8 tenants and two units leased to tenants currently participating in the New York City Fighting Homelessness and Eviction Prevention Supplement program, with the remaining two units designated as free-market. The Prospect Place Apartments Property features a diverse unit mix of studio, one-, two-, and three-bedroom apartments distributed across five buildings, all of which are operated as a single integrated property. Additionally, the Prospect Place Apartments Property benefits from several amenities such as a Key Foods supermarket (non-collateral), a full laundromat (borrower sponsor affiliated commercial tenant), the Neptune Diner (restaurant commercial tenant) and an on-site parking garage with 410 spaces. Apartment units feature a mixture of parquet tile, hardwood, linoleum and ceramic tile floors, with elevators servicing all units within the Prospect Place Apartments Property.

The Prospect Place Apartments Property was 99.6% occupied as of March 5, 2026. The unit mix includes 43 studio units, 240 one-bedroom units, 126 two-bedroom units, 44 three-bedroom units, 1 four-bedroom unit and 11 duplex units.

The following table presents certain information relating to the historical and current occupancy of the Prospect Place Apartments Property:

Historical and Current Occupancy (1)
2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	Current(2)
99.1%	99.1%	99.3%	99.3%	99.3%	99.8%	99.8%	99.8%	99.8%	99.6%	99.6%
(1)	Source: Third party market research provider, excluding the current occupancy. Historical occupancies are as of December 31st of each respective year.
(2)	Based on the rent roll dated March 5, 2026.

Annex B	BMO 2026-5C15
No. 8 – Prospect Place Apartments

The following table presents detailed information with respect to the residential units at the Prospect Place Apartments Property:

Unit Mix Summary(1)
Unit Type	No. of Units	% of Total	Occupied Units	Occupancy	Average Unit Size (SF)	Avg. Occupied Contract Rent	Avg Contract Rent per SF	Concluded Monthly Market Rental Rate(2)	Concluded Monthly Market Rental Rate per SF(2)
Studio	43	9.2%	42	97.7%	350	$1,427	$4.07	$2,500	$7.13
1 Bed / 1 Bath	240	51.6%	239	99.6%	497	$1,783	$3.59	$2,900	$5.84
2 Bed / 1 Bath	84	18.1%	84	100.0%	691	$2,371	$3.43	$3,700	$5.35
2 Bed / 2 Bath	42	9.0%	42	100.0%	777	$2,394	$3.08	$3,700	$4.76
Duplex / 1 Bath	9	1.9%	9	100.0%	617	$2,317	$3.75	$3,700	$5.99
Duplex / 2 Bath	1	0.2%	1	100.0%	946	$1,993	$2.11	$3,700	$3.91
2 Bed Duplex / 1 Bath	1	0.2%	1	100.0%	642	$2,643	$4.12	$3,700	$5.76
3 Bed / 1 Bath	14	3.0%	14	100.0%	964	$2,731	$2.83	$4,100	$4.25
3 Bed / 1.5 Bath	10	2.2%	10	100.0%	1,022	$2,824	$2.76	$4,100	$4.01
3 Bed / 2 Bath	20	4.3%	20	100.0%	996	$2,829	$2.84	$4,100	$4.12
4 Bed / 2 Bath	1	0.2%	1	100.0%	1,080	$3,964	$3.67	$4,100	$3.80
Total/Wtd. Avg.	465	100.0%	463	99.6%	595	$2,027	$3.40	$3,215	$5.40
(1)	Based on the underwritten rent roll dated March 5, 2026.
(2)	Based on the appraisal.

The following table presents certain information relating to the operating history and underwritten cash flows of the Prospect Place Property:

Operating History and Underwritten Net Cash Flow
	2022	2023	2024	2025	Underwritten	Per Unit	%(1)
In-Place Rents(2)	$10,292,213	$10,527,953	$10,338,827	$11,022,638	$11,259,466	$24,214	99.7%
Gross Potential Rent(3)	$10,292,213	$10,527,953	$10,338,827	$11,022,638	$11,297,930	$24,297	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(225,959)	(486)	(2.0)
Net Rental Income	$10,292,213	$10,527,953	$10,338,827	$11,022,638	$11,071,971	$23,811	98.0%
Commercial Income(4)	$142,651	$145,131	$147,686	$116,109	$156,755	337	1.4%
Commercial Reimbursements	$4,914	$23,596	$18,461	$11,891	$15,231	33	0.1%
Commercial Vacancy	0	0	0	0	(8,599)	(18)	(0.1)
Net Commercial Income	$147,565	$168,727	$166,147	$128,000	$163,387	$351	1.4%
Other Income(5)	$211,587	$245,244	$208,579	$235,186	$260,082	559	2.3%
Effective Gross Income	$10,651,365	$10,941,924	$10,713,553	$11,385,824	$11,495,440	$24,721	101.7%

Real Estate Taxes(6)	$702,756	$715,277	$723,604	$733,631	$801,999	1,725	7.0%
Property Insurance Expense	$545,412	$642,038	$691,277	$649,890	$820,235	1,764	7.1%
Other Operating Expenses(7)	$2,019,201	$2,118,301	$2,214,360	$2,117,425	$2,120,410	4,560	18.4%
Total Expenses	$3,267,369	$3,475,616	$3,629,241	$3,500,946	$3,742,644	$8,049	32.6%
Net Operating Income	$7,383,996	$7,466,308	$7,084,312	$7,884,878	$7,752,796	$16,673	67.4%
Replacement Reserve	0	0	0	0	$116,250	250	1.0
Net Cash Flow	$7,383,996	$7,466,308	$7,084,312	$7,884,878	$7,636,546	$16,423	66.4%

(1)	% column represents percent of Gross Potential Rent for revenue fields and Effective Gross Income for the remaining fields.
(2)	Underwritten In-Place Rents is based on the underwritten rent roll dated March 5, 2026.
(3)	Underwritten Gross Potential Rent includes a $38,463 vacancy gross-up.
(4)	Commercial Income also includes laundry income.
(5)	Other Income comprises the contractual antenna, storage, parking and cable income.
(6)	Real Estate Taxes represent the abated amount actually due or paid in connection with the Article XI tax incentive pursuant to the regulatory agreement discussed in “The Property” section above. The Article XI tax incentive has no partial burn off schedule and is expected to remain fully in-place until 2047. The appraisal’s total estimated unabated tax assessment for the 2025-2026 year is approximately $3,616,353.
(7)	Other Operating Expenses include utilities, repairs and maintenance, payroll and benefits, general and administrative and management fees.

Annex B	BMO 2026-5C15
No. 8 – Prospect Place Apartments

Environmental. According to the Phase I environmental assessments dated February 18, 2026 and February 19, 2026, there was evidence of recognized environmental conditions at the Prospect Place Apartments Property related to historical uses including asphalt work, auto service operations and a hospital and former above ground and potential underground storage tanks lacking closure documentation. The lender obtained environmental insurance in lieu of a Phase II environmental assessment and the subsurface investigations recommended by the Phase I environmental assessments. The lender’s consultant estimated a remedial cost range of $225,000 to $595,000 and the borrower procured a $2,000,000 coverage amount. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Environmental Considerations” in the Preliminary Prospectus.

The Market. The Prospect Place Apartments Property is located in Brooklyn, New York within the New York-Newark-Jersey City metropolitan statistical area multifamily market and the Crown Heights submarket. The property is in Brooklyn’s Crown Heights neighborhood, offering convenient access to major destinations such as the Brooklyn Botanic Garden and the Brooklyn Museum, both an approximately 10-minute drive away. The area provides strong connectivity to surrounding Brooklyn neighborhoods and Manhattan through nearby subway lines, including the 2, 3, 4 and 5 services accessible within Crown Heights.

The Prospect Place Apartments Property is located within the broader New York City regional economy. According to a third party market research provider, the New York City metro area added 95,300 jobs from May 2024 to May 2025, leading all metro areas nationwide, and now maintains employment above pre-pandemic levels. Kings County (Brooklyn) reported an unemployment rate of 5.5% as of late 2025. The property benefits from proximity to major employment centers in Manhattan, which contains a concentration of office-using employment, totaling approximately 1.5 million jobs citywide as of Q4 2024. Brooklyn itself supports an employment base, reaching approximately 871,600 jobs in late 2024, with ongoing growth driven by investments in infrastructure and industrial redevelopment.

Crown Heights is a centrally located Brooklyn neighborhood with an estimated population of approximately 143,000 residents. The area surrounding the property is urban and densely developed, consisting of historic brownstones, multi-family apartment buildings, and newer mid-rise mixed-use properties, particularly along Nostrand and Franklin Avenues. Development activity continues to occur at a moderate but steady pace. Recent permit filings include a ten-story mixed-use building at 964 Franklin Avenue, a fifteen-story mixed-use project at 1733 Bergen Street, and a six-story mixed-use building at 701 Washington Avenue.

The Prospect Park multifamily submarket vacancy rate ranged from 1.6% to 3.8% between 2022 and 2025 and currently stands at 4.4% as of Q2 2026. Vacancy is expected to decline to below 3.0% through 2030. Asking rents increased from $3,135 in 2022 to $3,285 as of Q2 2026 in the Prospect Park submarket. The Prospect Park submarket contains approximately 69,127 units, with 3,702 units delivered over the past twelve months and 2,551 units absorbed during the same period.

Primary vehicular access is provided via Linden Boulevard, with additional major corridors including Eastern Parkway, Ralph Avenue, Utica Avenue, New York Avenue, Nostrand Avenue, Rogers Avenue, and Bedford Avenue. Crown Heights is served by multiple MTA subway lines, including the 2, 3, 4, 5 and S lines along Eastern Parkway, as well as the A and C lines along Fulton Street and the Franklin Avenue Shuttle. These routes offer direct access to major employment centers in Lower and Midtown Manhattan. Travel times include approximately 40 minutes to Midtown Manhattan, 30 minutes to LaGuardia Airport, and 40 minutes to John F. Kennedy International Airport.

The following table presents certain information relating to comparable multifamily rentals to the Prospect Place Apartments Property:

Market Rental Rate Conclusion(1)
Unit Type	Market Rent Monthly	Market Rent PSF per Month
Studio	$2,500	$61.35
One Bedroom	$2,900	$51.48
Two Bedroom	$3,700	$49.72
Three Bedroom	$4,100	$39.14
(1)	Source: Appraisal.

Annex B	BMO 2026-5C15
No. 8 – Prospect Place Apartments

The following table presents certain information relating to comparable multifamily sales to the Prospect Place Apartments Property, identified by the appraisal:

Comparable Sales(1)
Property Name	Location	Rentable Area (SF)	Sale Date	Concluded Sale Price (PSF)
7410 & 7420 Ridge Blvd 202 8th Street 237 11th Street 80 Dekalb Avenue	Brooklyn, NY Brooklyn, NY Brooklyn, NY Brooklyn, NY	176,064 56,868 92,722 314,980	Jun-2025 Apr-2025 Mar-2025 Oct-2024	$173 $333 $391 $359
(1)	Source: Appraisal.

The Borrowers. The borrowers are 480 St. Marks Ave LLC, 500 St. Marks Ave LLC, 545 Prospect Pl, LLC, 565 Prospect Pl, LLC and 713 Classon Ave LLC, each a New York limited liability company and single purpose entity with two independent directors in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Prospect Place Apartments Whole Loan. The borrowers and non-recourse carveout guarantors are required by the Prospect Place Apartments Whole Loan documents to have recourse liability for 15% of the debt (totaling $12,450,000).

The Borrower Sponsor. The borrower sponsor is Efstathios Valiotis and the non-recourse carveout guarantors are Efstathios Valiotis and Stamatiki Valiotis. So long as the Prospect Place Apartments Whole Loan and any of the obligations set forth in the Prospect Place Apartments Whole Loan documents remain outstanding, the non-recourse carveout guarantors are required to maintain a minimum net worth of not less than $20,000,000 and liquidity of not less than $10,000,000.

Mr. Efstathios Valiotis is the founder and chief executive officer of Alma Realty Corp. (“Alma”) and co-founder of Marathon National Bank and Alma Bank, which has 14 branches and over $1.5 billion in assets. Mr. Valiotis’ holdings include 84 residential properties totaling approximately 8,562 units, 24 commercial properties totaling approximately 2.6 million square feet. Mr. Valiotis also has interests in six development projects, including an expected 861-unit and 60-unit multifamily development, primarily located in New York, New Jersey and Connecticut. The borrower sponsor and non-recourse carveout guarantors have been involved in mortgage loan defaults and litigation. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Description of the Mortgage Pool—Litigation and Other Considerations” in the Preliminary Prospectus.

Property Management. The Prospect Place Apartments Property is managed by Alma Realty Corp., an affiliate of the borrower sponsor. Founded in 1983, Alma has managed and operated a broad portfolio of multifamily, retail, office, and industrial properties. Alma oversees over 15,000 residential units, 5 million square feet of office, retail and industrial space, and employs over 1,000 individuals across New York, New Jersey and Connecticut.

Escrows and Reserves. As of the date of origination of the Prospect Place Apartments Whole Loan, the borrowers were required to deposit (i) $421,050 in a real estate tax reserve account, (ii) $375,000 in a property insurance reserve account, (iii) $455,000 in a replacement reserve account and (iv) $153,625 in an immediate repair reserve account.

Tax Reserve – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis in an amount equal to 1/12th of the real estate taxes that the lender estimates will be payable during the next 12 months (initially approximately $70,175).

Insurance Reserve – The borrowers are required to deposit into a property insurance reserve, on a monthly basis in an amount equal to 1/12th of the insurance premiums that the lender estimates will be payable for the renewal of the coverage afforded by the policies upon the expiration thereof in order to accumulate sufficient funds to pay all such premiums at least thirty (30) days’ prior to the expiration of the policies (initially approximately $75,000).

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No. 8 – Prospect Place Apartments

Replacement Reserve – The Prospect Place Apartments Whole Loan documents require ongoing monthly replacement reserve deposits of $9,688 for multifamily replacements, which the lender may require the borrowers to increase (not more than once per year) upon 30 days’ notice to the borrowers if the lender reasonably determines such increase is necessary to maintain the proper operation of the Prospect Place Apartments Property.

Low DSCR Avoidance Reserve – as discussed in the “Lockbox and Cash Management” section below, the borrowers are entitled to avoid a Low DSCR Event (as defined below) by making springing deposits into said account as described below.

Lockbox and Cash Management. The Prospect Place Apartments Whole Loan is structured with a springing lockbox and springing cash management. Within 30 days from receipt of written notice from the lender that a Cash Trap Event Period (as defined below) has commenced, the borrowers are required to, among other things, (i) execute a deposit account control agreement to establish a lockbox account with a clearing bank and (ii) send executed letters directing all commercial tenants to deposit all sums due under their respective leases directly into such lockbox account. During the continuance of a Cash Trap Event Period, all funds in the lockbox account are required to be swept periodically to a lender-controlled cash management account. If the borrowers or property manager receive any rents or income directly, each is required to deposit such amounts into the lockbox account within one business day of receipt. So long as a Cash Trap Event Period is in effect, all excess funds will be swept to an excess cash flow subaccount controlled by the lender and held for so long as such a Cash Trap Event Period is continuing. The Prospect Place Apartments Whole Loan documents require that after the termination of an initial Cash Trap Event Period, the cash management account will be closed, but upon the occurrence of any subsequent Cash Trap Event Period, the cash management account will be re-opened and remain open until the Prospect Place Apartments Whole Loan debt has been paid in full.

A “Cash Trap Event Period” will commence upon the occurrence of any of the following:

(i)	the occurrence of an event of default; or
(ii)	the net cash flow debt service coverage ratio (“NCF DSCR”) falling below 1.15x (tested quarterly) (a “Low DSCR Event”), provided, however, if within five business days of written notice from the lender, the borrowers have delivered cash or a letter of credit in an amount equal to the difference of (a) $3,225,000 less (b) the net cash flow for the trailing six-month period (“Low DSCR Event Collateral”), no Low DSCR Event will be deemed to have occurred. For the avoidance of doubt, if the borrowers deposit with the lender any Low DSCR Event Collateral, the borrowers are not required to be subject to an additional Low DSCR Event for a period of six months after such deposit.

A Cash Trap Event Period will end upon the occurrence of the following:

●	with regard to clause (i), the cure of such event of default and the lender’s acceptance of such cure; or
●	with regard to clause (ii), the NCF DSCR being equal to or greater than 1.20x for two consecutive calendar quarters.

Subordinate and Mezzanine Debt. None.

Permitted Future Subordinate or Mezzanine Debt. Not permitted.

Partial Release. Not permitted.

Ground Lease. None.

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No. 9 – South Jersey Multifamily Portfolio

Annex B	BMO 2026-5C15
No. 9 – South Jersey Multifamily Portfolio

Annex B	BMO 2026-5C15
No. 9 – South Jersey Multifamily Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	SGFC	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$25,500,000	Title:	Fee
Cut-off Date Principal Balance:	$25,500,000	Property Type - Subtype:	Multifamily – Garden
% of IPB:	4.1%	Net Rentable Area (Units):	258
Loan Purpose:	Refinance	Location:	Atlantic City, NJ
Borrowers:	Atlantic Venice Owner LLC, Lagoon Homes LLC and Bayview Condos LLC	Year Built / Renovated(1):	Various / 2025
Borrower Sponsors:	Abraham Rosenberg and Solomon Freitag	Occupancy:	95.7%
Interest Rate:	6.45900%	Occupancy Date:	5/4/2026
Note Date:	5/28/2026	4th Most Recent NOI (As of)(2):	NAV
Maturity Date:	6/6/2031	3rd Most Recent NOI (As of)(2):	NAV
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$2,050,989 (12/31/2025)
Original Term:	60 months	Most Recent NOI (As of)(3):	$2,212,866 (TTM 3/31/2026)
Original Amortization Term:	None	UW Economic Occupancy:	92.5%
Amortization Type:	Interest Only	UW Revenues:	$4,206,557
Call Protection:	L(24),D(29),O(7)	UW Expenses:	$1,891,791
Lockbox / Cash Management:	Springing / Springing	UW NOI(3):	$2,314,766
Additional Debt:	No	UW NCF:	$2,247,361
Additional Debt Balance:	N/A	Appraised Value / Per Unit:	$37,800,000 / $146,512
Additional Debt Type:	N/A	Appraisal Date:	1/13/2026

Escrows and Reserves(4)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$98,837
Taxes:	$80,611	$40,305	N/A	Maturity Date Loan / Unit:	$98,837
Insurance:	$411,024	$43,514	N/A	Cut-off Date LTV(5):	64.3%
Replacement Reserves:	$0	$5,617	N/A	Maturity Date LTV(5):	64.3%
Deferred Maintenance:	$37,125	$0	N/A	UW NCF DSCR(5):	1.41x
Fire Damage Reserve:	$296,500	$0	N/A	UW NOI Debt Yield(5):	9.5%
Performance Reserve:	$1,200,000	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$25,500,000	100.0%	Loan Payoff	$19,110,644	74.9%
			Return of Equity	3,651,539	14.3
			Reserves	2,025,260	7.9
			Closing Costs(6)	712,557	2.8
Total Sources	$25,500,000	100.0%	Total Uses	$25,500,000	100.0%
(1)	See “The Properties” below.
(2)	Certain historical financial information is unavailable as the South Jersey Multifamily Portfolio Properties (as defined below) were acquired by the borrower sponsors in 2024.
(3)	The increase from the Most Recent NOI to the UW NOI is primarily attributable to recent contractual rent increases and grossed up vacant units.
(4)	For a full description of escrows and reserves, see “Escrows and Reserves” below.
(5)	The Cut-off Date LTV, Maturity Date LTV, Underwritten NCF DSCR and Underwritten NOI Debt Yield are calculated net of a performance reserve amount of $1,200,000. The loan metrics based on the fully funded loan amount are 67.5%, 67.5%, 1.35x and 9.1%, respectively.
(6)	Closing costs include a $300,000 interest rate spread buydown.

The Loan. The ninth largest mortgage loan (the “South Jersey Multifamily Portfolio Mortgage Loan”) is secured by the borrowers’ fee simple interest in three garden-style multifamily properties located in Atlantic City, New Jersey, within Atlantic County (the “South Jersey Multifamily Portfolio Properties”). The South Jersey Multifamily Portfolio Mortgage Loan is evidenced by one promissory note with an outstanding principal balance as of the Cut-off Date of $25,500,000. The South Jersey Multifamily Portfolio Mortgage Loan was originated on May 28, 2026 by Societe Generale Financial Corporation. The South Jersey Multifamily Portfolio Mortgage Loan has an initial term of five years, is interest-only for the full term and

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No. 9 – South Jersey Multifamily Portfolio

accrues interest at a fixed rate of 6.45900% per annum on an Actual/360 basis. The scheduled maturity date of the South Jersey Multifamily Portfolio Mortgage Loan is June 6, 2031.

The Properties. The South Jersey Multifamily Portfolio Properties are comprised of a 112-unit garden multifamily property located in Atlantic City, New Jersey (the “Venice Park Apartments Property”), a 78-unit garden condominium property located in Atlantic City, New Jersey (the “Venice Park Condominiums Property”) and a 68-unit multifamily garden property located in Atlantic City, New Jersey (the “Hamilton Venice Apartments Property”). The South Jersey Multifamily Portfolio Properties are comprised of 24 buildings located across 6.64-acres. The South Jersey Multifamily Portfolio Properties are comprised of 101 month-to-month units (representing approximately 39.1% of the units) and have an average tenure of approximately 10 years.

The borrower sponsors acquired the South Jersey Multifamily Portfolio Properties in June 2024 for $19.875 million ($20.5 million purchase price less $625,000 in seller’s credits) and have invested $2.62 million ($10.2k per unit) in capital improvements since acquisition. Capital improvements since acquisition include $1.9 million in comprehensive unit renovations on approximately 95 units and $720k in common area upgrades. Unit renovations included full kitchen and appliance upgrades, new flooring, plumbing, electrical systems, fresh paint, and updated hardware. Common area renovations included roof replacements, new gutters and windows, boiler and plumbing upgrades, sidewalk installation, water conservation measures, and enhanced security systems. Units include wood cabinetry, vinyl flooring, granite countertops, a gas oven/range combination, and refrigerator/freezer. Each bathroom includes a toilet, sink, and a shower/tub kit with wall-mounted showerhead. Kitchens include a sink, dishwasher, and garbage disposal and laundry is provided via a common laundry room. As of May 4, 2026, the South Jersey Multifamily Portfolio Properties are 95.7% occupied.

The following table presents certain information relating to the South Jersey Multifamily Portfolio Properties:

Portfolio Summary
Property Name	Year Built/ Renovated(1)	No. of Units(2)	Occupancy %(2)	Allocated Cut-off Date Loan Amount (“ALA”)	Appraised Value(1)	% of Appraised Value(1)	Average Unit Size(1)	Average Monthly Rental Rate Per Unit(2)
Venice Park Apartments	1978 / 2025	112	95.5%	$10,730,000	$15,900,000	42.1%	643	$1,354
Venice Park Condominiums	1950 / 2025	78	97.4%	$7,150,000	$10,600,000	28.0%	632	$1,366
Hamilton Venice Apartments	1970 / 2025	68	94.1%	$7,620,000	$11,300,000	29.9%	700	$1,463
Total/Wtd. Avg.		258	95.7%	$25,500,000	$37,800,000	100.0%	655	$1,386
(1)	Source: Appraisal.
(2)	Based on the underwritten rent rolls dated May 4, 2026. Hamilton Venice Apartments’ average rent includes $24,000 of rental income associated with the superintendent's unit. The superintendent's unit benefit is offset by a corresponding $24,000 expense in payroll.

Venice Park Apartments. The Venice Park Apartments Property is a 112-unit, garden-style multifamily property situated on a 2.89-acre site located in Atlantic City, New Jersey. The improvements feature 10, two-story buildings built in 1978. Common amenities include common laundry. Each unit is equipped with a gas oven/range combination and refrigerator/freezer. Each unit is separately metered for electricity. Based on a capital expenditure list dated October 2025, capital improvements include roof replacement, gutters, sidewalks, windows/doors, security system improvements, interior upgrades (framing, appliance packages, kitchen/granite, plumbing fixtures, electrical upgrades, boiler/plumbing upgrades, hardware/vanities/mirrors, flooring, and water conservation improvements), plus related labor. The Venice Park Apartments Property features a total of 113 surface parking spaces at a parking ratio of 1.0 space per unit. Unit mix features one- and two-bedroom units with an average unit size of 643-SF. As of May 4, 2026, the Venice Park Apartments Property was 95.5% occupied.

Venice Park Condominiums. The Venice Park Condominiums Property is a 78-unit, studio, one-bedroom and two-bedroom condominium property operating as an apartment complex situated on a 0.94-acre site located in Atlantic City, New Jersey. The improvements feature six, two-story buildings built in 1950. Common amenities include common laundry. Each unit is equipped with a gas oven/range combination and refrigerator/freezer. Each unit is separately metered for electricity. Based on a capital expenditure list dated October 2025, capital improvements include roof replacement, gutters, sidewalks, windows/doors, security system improvements, interior upgrades (framing, appliance packages, kitchen/granite, plumbing fixtures, electrical upgrades, boiler/plumbing upgrades, hardware/vanities/mirrors, flooring, and water conservation improvements), plus related labor. The Venice Park Condominiums Property features a total of 81 surface parking spaces

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No. 9 – South Jersey Multifamily Portfolio

at a parking ratio of 1.0 space per unit. Unit mix features studio, one- and two-bedroom units with an average unit size of 632-SF. As of May 4, 2026, the Venice Park Condominiums Property was 97.4% occupied.

Condominium Regime. The Venice Park Condominiums Property is subject to the Bay Park I Condominium master deed and by-laws (recorded in Atlantic County, Book 3814). The condominium regime consists of 80 units, with one vote in the Bay Park I Condominium Association allocated to each unit. Borrower 3 (as defined below) owns 78 of the 80 units and accordingly controls the association and its five-member board of trustees, including the election and removal of trustees, the levying of common expense assessments, and amendments to the governing documents. To mitigate the risk associated with Borrower 3’s control of the condominium board, at origination each member of the condominium board of trustees (each having been elected by Borrower 3) delivered an irrevocable, undated resignation in favor of the lender, effective upon the lender's written acceptance and delivery to the board, exercisable at any time during the continuance of an event of default.

Hamilton Venice Apartments. The Hamilton Venice Apartments Property is a 68-unit, garden-style multifamily property situated on a 2.81-acre site located in Atlantic City, New Jersey. The improvements feature eight, two-story buildings constructed in 1970. Common amenities include common laundry. Each unit is equipped with a gas oven/range combination and refrigerator/freezer. Each unit is separately metered for electricity. Based on a capital expenditure list dated October 2025, capital improvements include roof replacement, gutters, sidewalks, windows/doors, security system improvements, interior upgrades (framing, appliance packages, kitchen/granite, plumbing fixtures, electrical upgrades, boiler/plumbing upgrades, hardware/vanities/mirrors, flooring, and water conservation improvements), plus related labor. The Hamilton Venice Apartments Property features a total of 70 surface parking spaces at a parking ratio of 1.0 space per unit. Unit mix features only two-bedroom units with an average unit size of 700 SF. As of May 4, 2026, the Hamilton Venice Apartments Property was 94.1% occupied.

The South Jersey Multifamily Portfolio Properties are governed by Atlantic City rent control regulations. The rent control guidelines are not specific to the South Jersey Multifamily Portfolio Properties but rather a citywide regulation for rental units in Atlantic City. Each year, a landlord may increase the rent by the Consumer Price Index for the previous 12 months prior to the termination of the lease. Once a unit is vacated by its tenant(s) or becomes vacant by court order, the landlord can establish a new legal base rent which allows landlords to mark rents to market upon a vacancy. In addition to allowing for landlords to mark rents to market upon a vacancy, Atlantic City also allows for additional increases above CPI for major capital improvements and “hardship” increases if the NOI of the property drops below a set threshold.

The following table presents certain information relating to the operating history and underwritten net cash flow of the South Jersey Multifamily Portfolio Properties:

Operating History and Underwriting Net Cash Flow
	2025	TTM(1)(2)	Underwritten(2)(3)	Per Unit	%(4)
Rents in Place	$3,574,004	$3,801,163	$4,332,144	$16,791	95.3%
Gross Potential Rent	$3,574,004	$3,801,163	$4,332,144	$16,791	95.3%
Other Income 1(5)	250,394	272,072	210,275	815	4.6
Other Income 2(6)	4,812	4,905	4,905	19	0.1
Net Rental Income	$3,829,210	$4,078,140	$4,547,324	$17,625	100.0%
(Vacancy/Credit Loss)	0	(116,967)	(340,767)	(1,321)	(7.5)
Effective Gross Income	$3,829,210	$3,961,172	$4,206,557	$16,304	92.5%
Total Expenses	1,778,221	1,748,306	1,891,791	7,333	45.0
Net Operating Income	$2,050,989	$2,212,866	$2,314,766	$8,972	55.0%
Replacement Reserves	0	0	67,405	261	1.6
Net Cash Flow	$2,050,989	$2,212,866	$2,247,361	$8,711	53.4%
(1)	TTM column reflects the trailing 12-months ending March 31, 2026.
(2)	The increase from the TTM Net Operating Income to the Underwritten Net Operating Income is primarily attributable to recent contractual rent increases and grossed up vacant units.
(3)	Underwritten Gross Potential Rent is based on the May 4, 2026 rent roll with vacant space grossed up to the appraisal's market conclusion and includes $24,000 of rental income associated with the superintendent's unit. The superintendent's unit benefit is offset by corresponding $24,000 expense in payroll.
(4)	% column represents percentage of Net Rental Income for all revenue lines and represents percentage of Effective Gross Income for the remaining fields.
(5)	Other Income 1 is comprised of application/credit fees, laundry income, parking revenue, tenant insurance net revenue, pet fees, water, sewer and electric income as well as miscellaneous income and is underwritten based on the trailing

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12-months ending March 31, 2026 cash flow adjusted downward to account for actual collected late fees, legal fees, and violation income.
(6)	Other Income 2 is comprised of net HOA income from the two non-collateral units at the Venice Park Condominiums Property and is based on the trailing 12-months ending March 31, 2026 cash flow.

The Market. The South Jersey Multifamily Portfolio Properties are located in Atlantic City, New Jersey within the Atlantic City-Hammonton, NJ metropolitan statistical area (“Atlantic City MSA”). Atlantic City is often considered the gambling capital of the East Coast, with eight casinos that include Caesars and Harrah’s. Aerospace/aviation is an important industry within Egg Harbor Township, with the Federal Aviation Administration’s William J. Hughes Technical Center campus generating a significant amount of research and commercial initiatives. The healthcare industry is also a significant industry, with the presence of AtlantiCare Regional Medical Center, considered southeastern New Jersey’s largest healthcare provider. The Atlantic City MSA has two main colleges and universities, including Atlantic Cape Community College and Stockton University. Atlantic Cape Community College is a two-year public college with an annual enrollment of approximately 6,500 students. The college offers approximately 40 degree programs and is nationally recognized for its casino careers and culinary art programs. As of September 2025, the unemployment rate in the Atlantic City MSA stood at 6.9%, compared to the state and national rate of 5.8% and 4.3% respectively.

Atlantic City is located in the southeastern portion of the county, approximately 13 miles southeast of Egg Harbor Township and 19 miles southeast of Mays Landing. U.S. Routes 30 and 40 intersect the city. Air transportation is provided by Atlantic City International Airport, approximately 10 miles northwest of Atlantic City’s central business district. The city’s economy is based on tourism, healthcare, accommodation/food services, and wholesale/retail trade industries. Atlantic City is influenced by the presence of numerous hotels and casinos, including Caesars Atlantic City, Hard Rock Hotel and Casino Atlantic City, and Resorts Casino Hotel. Retail presence consists of restaurants, shopping centers, lodging, and locally owned businesses. Significant development in the immediate area consists of office and retail uses along with major arterials.

According to the appraisal, the South Jersey Multifamily Portfolio Properties are located within the Atlantic-Cape May apartment market. As of the 2025 the Atlantic-Cape May apartment market consisted of approximately 1,363 units, with a vacancy rate of 3.2% and an asking rental rate of $1,629 per unit.

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No. 9 – South Jersey Multifamily Portfolio

The following table presents multifamily rental data at comparable properties with respect to the South Jersey Multifamily Portfolio Properties:

Comparable Rental Summary(1)
Property Name	Year Built	Occupancy	# of Units	Unit Mix	Average SF per Unit	Average Rent per SF	Average Rent per Unit
Location
South Jersey Multifamily Portfolio(2)	Various	95.7%	258	Studio	N/A	N/A	$0
Various				One Bedroom	N/A	N/A	$1,237
Atlantic City, NJ				Two Bedroom	N/A	N/A	$1,397
				Two Bedroom - Super	N/A	N/A	$2,000
33 S North Carolina Ave	1930	100.0%	19	1 BD / 1 BA	723	$1.68	$1,215
33 South North Carolina Avenue				2 BD / 1 BA	937	$1.38	$1,290
Atlantic City, NJ				3 BD / 1.5 BA	1,891	$0.86	$1,635
1722-1724 Atlantic Ave	1940	95.0%	12	STUDIO / 1 BA	700	$1.71	$1,200
1722 Atlantic Avenue				1 BD / 1 BA	700	$1.79	$1,250
Atlantic City, NJ				2 BD / 1 BA	850	$1.64	$1,395
				3 BD / 1 BA	950	$1.68	$1,595
31 N Virginia Ave	1920	97.0%	38	STUDIO / 1 BA	400	$2.69	$1,076
31 North Virginia Avenue				1 BD / 1 BA	650	$2.08	$1,352
Atlantic City, NJ				2 BD / 1 BA	750	$2.03	$1,521
				3 BD / 1 BA	900	$1.92	$1,726
Arabella Apartments	1940	97.5%	32	STUDIO / 1 BA	600	$1.56	$933
3939 Ventnor Avenue				1 BD / 1 BA	750	$1.43	$1,076
Atlantic City, NJ				2 BD / 1 BA	1,000	$1.25	$1,245
				3 BD / 2 BA	1,200	$1.32	1,578
Lenox Apartments	1930	90.0%	32	1 BD / 1 BA	600	$2.17	$1,300
3 South Iowa Avenue				2 BD / 1 BA	800	$1.88	$1,500
Atlantic City, NJ				3 BD / 1 BA	1,000	$1.85	$1,850
				4 BD / 1 BA	12,000	$0.20	$2,400
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated May 4, 2026.

The Borrowers. The borrowers are Atlantic Venice Owner LLC (“Borrower 1”), Lagoon Homes LLC (“Borrower 2”) and Bayview Condos LLC (“Borrower 3”), each a Delaware limited liability company and special purpose entity with one independent director.

The Borrower Sponsors. The borrower sponsors and non-recourse carveout guarantors are Abraham Rosenberg (“Rosenberg”) and Solomon Freitag (“Solomon”).

Mr. Rosenberg is a co-founder of Freemount Management LLC, a partnership with Solomon Freitag serving as the management and operations arm for The Freemount Group and its subsidiaries, Mr. Rosenberg has over 15 years of experience in managing more than 3,000 multifamily units.

Mr. Solomon is the other co-founder of Freemount Management LLC and the founder and CEO of Lime Tree Holdings LLC, where he oversees acquisitions, turnovers, and the overall business plan of both companies.

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No. 9 – South Jersey Multifamily Portfolio

Property Management. The South Jersey Multifamily Portfolio Properties are managed by Freemount Management LLC, a borrower-affiliated property management company.

Escrows and Reserves. At origination, the borrowers deposited approximately (i) $80,611 into a real estate tax reserve, (ii) $411,024 into an insurance reserve, (iii) $37,125 into a deferred maintenance reserve, (iv) $296,500 into a fire damage repair reserve in connection with damage to the apartment units discussed below and (v) $1,200,000 into a performance holdback reserve.

Tax Reserve – On a monthly basis, the borrowers are required to deposit 1/12th of the real estate taxes that the lender estimates will be payable during the next 12 months (initially, approximately $40,305 per month).

Insurance Reserve – On a monthly basis, the borrowers are required to deposit 1/12th of the annual estimated insurance premium (initially, approximately $43,514 per month).

Replacement Reserves – On a monthly basis, the borrowers are required to deposit approximately $5,617 for replacement reserves ($261 per unit on an annual basis).

Performance Holdback Reserve – At origination, the borrowers were required to deposit $1,200,000 for a performance reserve. The funds will be disbursed not more than once per calendar quarter commencing on July 1, 2026 and continuing up to and including June 1, 2029. Each disbursement is subject to certain conditions including, among other things: (i) no event of default or Cash Management Period (as defined below) then exists and (ii) the net cash flow debt yield equals or exceeds 9.25% (and that the debt yield will not fall below 9.25% immediately after such disbursement). The minimum disbursement amount will be $200,000.

Fire Damage Repairs Reserve – Four apartment units at the Hamilton Venice Apartments Property were damaged by a fire that occurred on February 20, 2026. At origination, the borrowers were required to deposit approximately $296,500 into a fire damage repairs reserve, which amount represents 125% of the upper range of the amount estimated needed to perform and complete the restoration and repairs to the Fire Damaged Units (as defined below).

The “Fire Damaged Units” include units 1807A, 1807B, 1807C, and 1807D located at the Hamilton Venice Apartments Property and any other portions of the Hamilton Venice Apartments Property, which as of the origination date were damaged by fire or other casualty that occurred prior to origination and for which restoration and repair have not yet been completed. According to the borrower sponsors, the borrower sponsors have opened an insurance claim and are actively working with the insurance company to finalize construction budgets and complete restoration. The lender’s engineering consultant provided an estimate to restore the Fire Damaged Units of $190,000 to $296,500.

Lockbox / Cash Management. The South Jersey Multifamily Portfolio Mortgage Loan is structured with a springing lockbox and springing cash management. From and after the occurrence of the first Cash Management Period, each borrower is required at all times to cause all rents to be transmitted by all tenants of the South Jersey Multifamily Portfolio Property into a lender-controlled lockbox account established and maintained by Borrower 2. The borrowers are required to cooperate with the lender and lockbox bank in opening such lockbox account. Upon any borrower or manager receiving any rents, (i) such amounts will be deemed to be collateral for the South Jersey Multifamily Portfolio Mortgage Loan and will be held in trust for the benefit, and as the property, of the lender, (ii) such amounts may not be commingled with any other funds or property of any borrower or manager and (iii) from and after the first occurrence of a Cash Management Period (if ever) and at all times during the term thereafter, the applicable borrower or manager is required deposit such amounts into the applicable clearing account within two (2) business days of receipt. During the continuance of a Cash Management Period, funds deposited into the clearing account will be swept on a daily basis into a lender-controlled lockbox account and applied in accordance with the South Jersey Multifamily Portfolio Mortgage Loan documents.

A “Cash Management Period” will commence upon: (i) the stated maturity date, (ii) an event of default, (iii) if, as of any calculation date, the debt service coverage ratio (“DSCR”) is less than 1.15x or (iv) if, from and after the payment date occurring in June, 2030, the debt yield is less than 8.0%. A Cash Management Period will end if, with respect to (a) clause (i) above, (1) the South Jersey Multifamily Portfolio Mortgage Loan and all other obligations under the South Jersey Multifamily Portfolio Mortgage Loan documents have been repaid in full or (2) the stated maturity date has not occurred, (b) clause (ii) above, such event of default has been cured and no other event of default has occurred and is continuing or (c)

Annex B	BMO 2026-5C15
No. 9 – South Jersey Multifamily Portfolio

clause (iii) above, the South Jersey Multifamily Portfolio Properties have achieved a DSCR of at least 1.20x for two consecutive quarters. A Cash Management Period that commences pursuant to clause (iv) above will remain in effect for the remainder of the loan term. Notwithstanding the foregoing, a Cash Management Period will not be deemed to exist as a result of clause (iii) above if (a) the borrowers have deposited (and maintain on deposit) with the lender either (i) cash in the amount of the difference between (A) the annual net operating income that would be required to achieve a DSCR of 1.15x, minus (B) the then-existing annual net operating income, as reasonably determined by the lender (the “NOI Shortfall”), or (ii) a letter of credit in the amount of the NOI Shortfall.

Subordinate and Mezzanine Debt. None.

Permitted Future Subordinate or Mezzanine Debt. Not permitted.

Partial Release. Not permitted.

Ground Lease. None.

Annex B	BMO 2026-5C15
No. 10 – Sunset View

Annex B	BMO 2026-5C15
No. 10 – Sunset View

Annex B	BMO 2026-5C15
No. 10 – Sunset View

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BMO	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$25,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$25,000,000	Property Type - Subtype:	Multifamily – Garden
% of IPB:	4.0%	Net Rentable Area (Units):	112
Loan Purpose:	Refinance	Location:	Oceanside, CA
Borrower:	ZU Property Investments LLC	Year Built / Renovated:	1990 / 2021-2024
Borrower Sponsor(2):	Harshad Dharod	Occupancy:	98.2%
Interest Rate:	6.06500%	Occupancy Date:	1/6/2026
Note Date:	3/2/2026	4th Most Recent NOI (As of)(5):	NAV
Maturity Date:	3/5/2031	3rd Most Recent NOI (As of)(5):	NAV
Interest-only Period:	60 months	2nd Most Recent NOI (As of)(5):	NAV
Original Term:	60 months	Most Recent NOI (As of):	$3,083,765 (12/31/2025)
Original Amortization Term:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$4,208,119
Call Protection(3):	L(27),D(28),O(5)	UW Expenses:	$1,077,113
Lockbox / Cash Management:	Springing / Springing	UW NOI:	$3,131,006
Additional Debt(1):	Yes	UW NCF:	$3,108,606
Additional Debt Balance(1):	$12,185,000	Appraised Value / Per Unit:	$54,500,000 / $486,607
Additional Debt Type(1):	Pari Passu	Appraisal Date:	1/19/2026

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$332,009
Taxes:	$0	$50,960	N/A	Maturity Date Loan / Unit:	$332,009
Insurance:	$24,095	Springing	N/A	Cut-off Date LTV:	68.2%
Replacement Reserves:	$0	$1,867	N/A	Maturity Date LTV:	68.2%
				UW NCF DSCR:	1.36x
				UW NOI Debt Yield:	8.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$37,185,000	99.0%	Loan Payoff	$36,369,548	96.9%
Borrower Sponsor Equity	363,293	1.0	Closing Costs(6)	1,154,650	3.1
			Upfront Reserves	24,095	0.1
Total Sources	$37,548,293	100.0%	Total Uses	$37,548,293	100.0%
(1)	The Sunset View Mortgage Loan (as defined below) is part of a whole loan evidenced by three pari passu promissory notes with an aggregate original principal balance of $37,185,000 (the “Sunset View Whole Loan”). The financial information presented in the chart above is based on the Sunset View Whole Loan.
(2)	The borrower sponsor is also the borrower sponsor for The Landing Mortgage Loan which also is being contributed to the BMO 2026-5C15 securitization trust.
(3)	Defeasance of the Sunset View Whole Loan is permitted at any time after the earlier of (i) the third anniversary of the origination date and (ii) two years after the closing date of the securitization that includes the last note to be securitized. The assumed defeasance lockout period of 27 payments is based on the anticipated closing date of the BMO 2026-5C15 securitization trust in June 2026. The actual defeasance lockout period may be longer.
(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.
(5)	Historical financial information prior to 2025 is not available due to renovations taking place from 2021 to 2024.
(6)	Closing Costs includes an origination fee equal to $555,000.

The Loan. The tenth largest mortgage loan (the “Sunset View Mortgage Loan”) is part of the Sunset View Whole Loan, which is evidenced by three pari passu promissory notes with an aggregate original principal balance and Cut-off Date principal balance of $37,185,000 and is secured by the borrower’s fee interest in a garden-style multifamily building located in Oceanside, California (the “Sunset View Property”). The Sunset View Whole Loan was originated by 3650 Capital SCF LOE I(A), LLC on March 2, 2026 and was subsequently sold to Bank of Montreal (“BMO”). The Sunset View Whole Loan has a five-year term, accrues interest at a fixed rate of 6.06500% per annum on an Actual/360 basis and is interest-only for the loan term. The Sunset View Mortgage Loan is evidenced by promissory Note A-1 with an outstanding balance as of the Cut-off Date of $25,000,000. The scheduled maturity date of the Sunset View Whole Loan is March 5, 2031.

Annex B	BMO 2026-5C15
No. 10 – Sunset View

The Sunset View Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BMO 2026-5C15 securitization trust. The relationship between the holders of the notes evidencing the Sunset View Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise the Sunset View Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$25,000,000	$25,000,000	BMO 2026-5C15	Yes
A-2(1)	$6,092,500	$6,092,500	BMO	No
A-3(1)	$6,092,500	$6,092,500	BMO	No
Total	$37,185,000	$37,185,000
(1)	Expected to be contributed to one or more future securitizations.

The Property. The Sunset View Property is a 112-unit multifamily garden-style property located in Oceanside, California. The Sunset View Property consists of 14 two-story apartment buildings and a one-story leasing office/clubhouse building. The Sunset View Property was constructed in 1990 and renovated between 2021 and 2024 and is situated on a 22.25-acre site. Amenities at the Sunset View Property include a pool, sauna, spa/hot tub, fitness center, clubhouse, BBQ/picnic area, and dog park. The Sunset View Property has 218 parking spaces resulting in a ratio of approximately 1.95 parking spaces per unit.

The unit mix at the Sunset View Property features 56 one-bedroom and one-bathroom units, 16 two-bedroom and one-bathroom units, and 40 two-bedroom and two-bathroom units. Unit amenities include stainless steel appliance packages including a range/oven, vent-hood, refrigerator, garbage disposal, microwave, and dishwasher. Each unit features wood cabinets with quartz countertops and faux-wood-style plank flooring in the kitchen area. Further, each unit includes either a private balcony or patio area. As of January 6, 2026, the Sunset View Property was 98.2% leased.

The following table presents certain information with respect to the multifamily unit mix at the Sunset View Property:

The Sunset View Property Unit Mix
Unit Type	No. of Units(1)	% of Total	Leased Units(1)	% of Units Leased(1)	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate per SF(1)	Average Monthly Market Rental Rate(2)	Average Monthly Market Rental Rate per SF(2)
1 BR / 1 BA	56	50.0%	55	98.2%	760	$2,753	$3.62	$2,650	$3.49
2 BR / 1 BA	16	14.3	16	100.0	855	$2,922	$3.42	$2,900	$3.39
2 BR / 2 BA	40	35.7	39	97.5	1,000	$3,136	$3.14	$3,025	$3.03
Total/Wtd. Avg.	112	100.0%	110	98.2%	859	$2,913	$3.39	$2,820	$3.28
(1)	Based on the underwritten rent roll dated January 6, 2026. Average Monthly Rental Rate and Average Monthly Rental Rate per SF reflect average monthly in-place rent for occupied units.
(2)	Source: Appraisal.

The following table presents certain information with respect to the historical and current occupancy of the Sunset View Property:

Historical and Current Occupancy
2023(1)	2024(1)	2025(1)	Current(2)
97.9%	96.2%	97.0%	98.2%
(1)	Historical occupancy is as of December 31 of each year.
(2)	Current occupancy is as of January 6, 2026.

Annex B	BMO 2026-5C15
No. 10 – Sunset View

Appraisal. According to the appraisal, the Sunset View Property had an “as-is” appraised value of $54,500,000 as of January 19, 2026. The table below shows the appraisal’s “as-is” conclusions.

Appraisal Valuation Summary(1)
Appraisal Approach	Appraised Value	Capitalization Rate
Direct Capitalization Approach	$54,500,000	5.00%
(1)	Source: Appraisal.

Environmental. According to a Phase I environmental assessment dated January 29, 2026, there was no evidence of any recognized environmental conditions at the Sunset View Property.

The following table presents certain information relating to the operating history and underwritten cash flows of the Sunset View Property:

Operating History and Underwritten Net Cash Flow
	12/31/2025	Underwritten	Per Unit	%(1)
Gross Potential Rent	$3,739,388	$3,917,767	$2,915	105.3%
(Vacancy/Credit Loss)	(116,957)	(72,348)	(646)	(1.9)
Bad Debt	(15,656)	0	0	(0.0)
Underwriting Adjustment	0	(123,540)	(1,103)	(3.3)
Net Rental Income	$3,606,776	$3,721,879	$33,231	100.0%
RUBS	228,439	228,439	170	6.1
Other Income(2)	257,801	257,801	192	6.9
Effective Gross Income	$4,093,017	$4,208,119	$3,131	113.1%

Total Expenses(3)	$1,009,252	$1,077,113	$9,617	25.6%

Net Operating Income	$3,083,765	$3,131,006	$27,955	74.4%

Replacement Reserves	0	22,400	200	0.5

Net Cash Flow	$3,083,765	$3,108,606	$27,755	73.9%
(1)	% column represents percent of Net Rental Income for revenue fields and represents percent of Effective Gross Income for the remainder of fields.
(2)	Other Income includes prepaid and past due collections, interest income, laundry income, late fee/NSF charge, parking, and cable income.
(3)	Total Expenses include the management fee, repairs and maintenance, utilities, general and administrative, real estate taxes and insurance.

The Market. The Sunset View Property is located in Oceanside, California, in San Diego County, about 35 miles north of San Diego and 83 miles south of Los Angeles. The Sunset View Property is within the San Diego-Chula Vista-Carlsbad, CA apartment market. According to the appraisal, as of year-end 2025, the San Diego-Chula Vista-Carlsbad, CA apartment market contained 333,726 units and had an overall vacancy rate of 4.3%, with net absorption totaling 5,140 units and an average effective rent of $2,798 per unit.

The Sunset View Property is situated in the Oceanside apartment submarket. According to the appraisal, as of year-end 2025, the Oceanside apartment submarket contained 17,765 units and had an overall vacancy rate of 3.8%, with net absorption totaling 35 units and an average effective rent of $2,614 per unit.

According to the appraisal, the 2025 population within a one-, three- and five-mile radius of the Sunset View Property was 8,530, 132,218 and 300,284, respectively. The 2025 average household income within the same radii was $151,189, $130,489 and $133,343, respectively.

Annex B	BMO 2026-5C15
No. 10 – Sunset View

The following table presents certain information relating to comparable multifamily rental properties to the Sunset View Property:

Comparable Rental Summary(1)
Property Name / Location	Year Built / Renovated	Occupancy	# Units	Unit Mix	Average SF per Unit	Average Monthly Rent per Unit	Average Annual Rent per SF
Sunset View Oceanside, CA (Subject)	1990 / 2021-2024	98.2%(2)	112(2)	1BR / 1BA 2BR / 1BA 2BR / 2BA	760(2) 855(2) 1,000(2)	$2,753(2) $2,922(2) $3,136(2)	$3.62(2) $3.42(2) $3.14(2)
Presidio at Rancho Del Oro Oceanside, CA	1987 / NAP	93.0%	264	1BR / 1BA 2BR / 2BA 3BR / 2BA	750 1,000 - 1,050 1,200	$2,400 $3,025 $3,600	$3.20 $2.88 - $3.02 $3.00
Elan Oceano Oceanside, CA	2000 / NAP	96.0%	284	1BR / 1BA 2BR / 1BA 2BR / 2BA 3BR / 2BA	620 - 759 898 1,034 – 1,081 1,235	$2,620 $2,825 $3,000 - $3,200 $3,595	$3.45 $3.15 $2.90 - $2.96 $2.91
Montecito Village Oceanside, CA	1989 / NAP	97.0%	234	1BR / 1BA 2BR / 1BA 2BR / 2BA	642 - 733 891 981 – 1,050	$2,395 - $2,450 $2,740 $3,032 - $3,550	$3.34 - $3.73 $3.08 $3.09 - $3.38
The Villages of Monterey Oceanside, CA	1988 / 2018	97.0%	424	1BR / 1BA 2BR / 2BA 3BR / 2BA	728 854 – 923 964	$2,455 $2,425 - $2,680 $3,100	$3.37 $2.84 - $2.90 $3.22
Mission Hills Oceanside, CA	1984 / NAP	95.0%	282	2BR / 1BA 2BR / 2BA	964 - 984 978 – 1,012	$2,615 - $2,800 $3,035	$2.71 - $2.85 $3.00
Marisol Carlsbad Carlsbad, CA	2018 / NAP	96.0%	278	1BR / 1BA 2BR / 2BA 3BR / 2BA	772 – 781 1,123 – 1,152 1,360 – 1,877	$2,935 - $2,997 $3,778 - $3,912 $3,761 - $4,996	$3.76 - $3.88 $3.34 - $3.45 $2.66 - $2.98

(1)	Source: Appraisal, unless otherwise specified.
(2)	Based on the underwritten rent roll dated January 6, 2026.

The Borrower. The borrower is ZU Property Investments LLC, a Delaware limited liability company and special purpose entity with two independent directors. Legal counsel to the borrower provided a non-consolidation opinion in connection with the origination of the Sunset View Whole Loan.

The Borrower Sponsor. The borrower sponsor and non-recourse carve-out guarantor is Harshad Dharod, the founder, CEO and president of Silver Star Real Estate, LLC (“Silver Star”), an Alaska limited liability company. Silver Star is a privately-owned real estate company formed in 2006 and based out of La Palma, California, with approximately 41 assets under management.

Property Management. The Sunset View Property is self-managed by Silver Star.

Escrows and Reserves. At origination, the borrower was required to deposit approximately $24,095 for insurance premiums.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, an amount equal to 1/12th of the taxes that the lender estimates will be payable during the next ensuing twelve months (estimated to be approximately $50,960).

Insurance Escrows – On a monthly basis, the borrowers are required to escrow 1/12th of the annual estimated insurance payments. Such monthly payments are waived so long as (i) no event of default is continuing; (ii) the Sunset View Property

Annex B	BMO 2026-5C15
No. 10 – Sunset View

is covered under a blanket or umbrella policy reasonably acceptable to the lender; (iii) the borrower provides the lender with evidence of renewal of such policies; and (iv) the borrower provides the lender with paid receipts for payment of the insurance premiums by no later than ten business days prior to the policy expiration dates. As of the Cut-off Date, an acceptable blanket insurance policy was in place covering the Sunset View Property.

Replacement Reserves – On a monthly basis, the borrower is required to deposit $1,867 into a replacement reserve.

Lockbox / Cash Management. The Sunset View Whole Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Cash Trap Event Period (as defined below), the borrower is required to, among other things, execute a deposit account control agreement to establish a lender-controlled lockbox account with a clearing bank and enter into the lender’s then standard form of cash management agreement. During the continuance of a Cash Trap Event Period, all funds in the lockbox account are required to be swept daily to a lender-controlled cash management account. If the borrower or property manager receives any rents or income directly, each is required to deposit such amounts into the lockbox account within one business day of receipt. So long as a Cash Trap Event Period is in effect, all excess funds will be swept to an excess cash flow subaccount controlled by the lender and held for so long as such Cash Trap Event Period is continuing.

A “Cash Trap Event Period” will commence upon (i) the occurrence and continuance of an event of default or (ii) the debt service coverage ratio of the Sunset View Whole Loan being less than 1.15x; and will be cured when (A) with respect to clause (i) above, no event of default is continuing, or (B) with respect to clause (ii) above, the debt service coverage ratio of the Sunset View Whole Loan is greater than 1.20x for two consecutive calendar quarters.

Subordinate and Mezzanine Debt. None.

Permitted Future Subordinate or Mezzanine Debt. Not permitted.

Partial Release. Not permitted.

Ground Lease. None.

Annex B	BMO 2026-5C15
No. 11 – Crossgates Mall
Mortgage Loan Information		Property Information
Loan Seller:	UBS AG	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$25,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$25,000,000	Property Type – Subtype:	Retail – Super Regional Mall
% of Pool by IPB:	4.0%	Net Rentable Area (SF)(6):	1,504,884
Loan Purpose:	Refinance	Location:	Albany, NY
Borrower:	XG Mall Company, LLC	Year Built / Renovated:	1983 / 2013
Borrower Sponsors(2):	Various	Occupancy(7):	89.1%
Interest Rate(3):	8.50000%	Occupancy Date:	10/31/2025
Note Date:	11/18/2025	4th Most Recent NOI (As of):	$25,628,230 (12/31/2022)
Maturity Date:	12/6/2030	3rd Most Recent NOI (As of):	$24,328,734 (12/31/2023)
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$23,739,347 (12/31/2024)
Original Term:	60 months	Most Recent NOI (As of):	$24,774,961 (TTM 6/30/2025)
Original Amortization Term:	None	UW Economic Occupancy:	75.4%
Amortization Type:	Interest Only	UW Revenues:	$40,035,689
Call Protection(4):	L(30),D(23),O(7)	UW Expenses:	$13,596,745
Lockbox / Cash Management:	Hard / In Place	UW NOI:	$26,438,944
Additional Debt(1):	Yes	UW NCF:	$24,256,862
Additional Debt Balance(1):	$80,000,000 / $68,000,000 / $20,000,000	Appraised Value / Per SF:	$285,000,000 / $189
Additional Debt Type(1):	Pari Passu / B-Note / Mezzanine	Appraisal Date:	10/7/2025

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap		Senior Loan	Whole Loan	Total Debt
Taxes:	$1,388,393	$347,098	N/A	Cut-off Date Loan / SF:	$70	$115	$128
Insurance:	$0	$71,798	N/A	Maturity Date Loan / SF:	$70	$115	$128
Replacement Reserves:	$0	$25,081	N/A	Cut-off Date LTV:	36.8%	60.7%	67.7%
TI / LC Reserve:	$2,000,000	$156,759	N/A	Maturity Date LTV:	36.8%	60.7%	67.7%
TATILC Reserve:	$3,625,903	$0	N/A	UW NCF DSCR:	2.68x	1.30x	1.07x
Other Reserves(5):	$1,443,776	Springing	N/A	UW NOI Debt Yield:	25.2%	15.3%	13.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan Amount	$105,000,000	49.6%	Loan Payoff	$164,000,540	77.4%
Subordinate Loan Amount	68,000,000	32.1	Conversion(8)	35,000,000	16.5
Mezzanine Loan Amount(8)	20,000,000	9.4	Upfront Reserves	8,458,072	4.0
Borrower Sponsor Equity(8)	18,771,062	8.9	Closing Costs	4,312,451	2.0
Total Sources	$211,771,062	100.0%	Total Uses	$211,771,062	100.0%
(1)	The Crossgates Mall Mortgage Loan (as defined below) is part of the Crossgates Mall Whole Loan (as defined below) evidenced by (i) eight senior pari passu promissory notes with an aggregate original principal balance of $105,000,000 and (ii) one subordinate promissory note with an original principal balance of $68,000,000. Additionally, a mezzanine loan was originated contemporaneously with the Crossgates Mall Whole Loan with an original principal balance of $20,000,000, which accrues interest at a rate of 20.0000% per annum. See “Description of the Mortgage Pool—Additional Indebtedness—Existing Mezzanine Debt” in the Preliminary Prospectus.
(2)	The borrower sponsors and non-recourse carveout guarantors are Madeira Associates, Bruce A. Kenan, Andrew M. Von Deak, Bruce A. Kenan Living Trust, Leonard Leveen Revocable Trust, Donald W. Hollings, Jr. 2003 Revocable Trust – Trust B, Joseph Stockwell, Gary L. Dower, 2018 Tuozzolo CPT Trust and The Robert J. Congel Amended and Restated Declaration of Trust, as amended.
(3)	Interest Rate represents the per annum interest rate associated with the Crossgates Mall Senior Loan (as defined below). The per annum interest rate associated with the Crossgates Mall Trust Subordinate Companion Loan (as defined below) is 14.0000% and the weighted average per annum interest rate for the Crossgates Mall Whole Loan is 10.6618497109827%.
(4)	Defeasance of the Crossgates Mall Whole Loan is permitted at any time after the date that is two years after the closing date of the securitization that includes the last note to be securitized. The assumed defeasance lockout period of 30 payments is based on the anticipated closing date of the BMO 2026-5C15 securitization trust in June 2026. The actual defeasance lockout period may be longer.
(5)	Other Reserves consists of (i) an upfront reserve with respect to the outstanding free rents, rent abatements or other rent concessions, (ii) a springing monthly material tenant reserve with a monthly deposit amount not to exceed $220,000 in any calendar month (the cap on the monthly deposit will terminate upon a transfer of indirect control of the day-to-day operations of the Crossgates Mall Property (as defined below) from the current sponsor to the class B member investor or a transfer of the ownership interests in the borrower to the mezzanine lender) and (iii) a springing monthly debt service coverage ratio trigger suspension funds reserve.
(6)	Net Rentable Area does not include Macy’s (200,000 square feet), which is tenant-owned and not part of the collateral for the Crossgates Mall Whole Loan.
(7)	Includes specialty tenants (143,829 square feet).
(8)	A conversion amount of $35.0 million was used to convert (i) $20.0 million into the Crossgates Mall Mezzanine Loan and (ii) $15.0 million into Borrower Sponsor Equity.

Annex B	BMO 2026-5C15
No. 11 – Crossgates Mall

The Loan. The eleventh largest mortgage loan (the “Crossgates Mall Mortgage Loan”) is part of a whole loan evidenced by eight pari passu senior promissory notes in the aggregate original principal amount of $105,000,000 (the “Crossgates Mall Senior Loan”) and a subordinate B-Note in the original principal amount of $68,000,000 that is subordinate to the Crossgates Mall Senior Loan (the “Crossgates Mall Trust Subordinate Companion Loan”, and together with the Crossgates Mall Senior Loan, the “Crossgates Mall Whole Loan”). The Crossgates Mall Whole Loan is secured by the borrower’s first priority fee interest in a super regional mall located in Albany, New York (the “Crossgates Mall Property”). The Crossgates Mall Mortgage Loan is evidenced by the non-controlling Note A-1-2 and Note A-4, with an aggregate original principal balance of $25,000,000. The Crossgates Mall Whole Loan will be serviced pursuant to the pooling and servicing agreement for the WFCM 2025-5C7 transaction until such time Note as A-1-1 is securitized after which it will be serviced pursuant to the securitization trust to which Note A-1-1 is contributed. See “Description of the Mortgage Pool—The Whole Loans—The Crossgates Mall Pari Passu-AB Whole Loan” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Servicing Shift Mortgage Loans” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise the Crossgates Mall Whole Loan:

		Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1(1)	$25,000,000	$25,000,000	UBS AG	No
A-1-2	$20,000,000	$20,000,000	BMO 2026-5C15	No
A-1-3(1)	$10,000,000	$10,000,000	UBS AG	No
A-2	$25,000,000	$25,000,000	WFCM 2025-5C7	No
A-3	$10,000,000	$10,000,000	WFCM 2025-5C7	No
A-4	$5,000,000	$5,000,000	BMO 2026-5C15	No
A-5(1)	$5,000,000	$5,000,000	UBS AG	No
A-6(1)	$5,000,000	$5,000,000	UBS AG	No
B	$68,000,000	$68,000,000	WFCM 2025-5C7 (Loan-Specific Certificates)	Yes(2)
Whole Loan	$173,000,000	$173,000,000
(1)	Expected to be contributed to one or more future securitization trust(s).
(2)	Pursuant to the related co-lender agreement, the holder of Note B is the controlling noteholder unless a “control appraisal period” has occurred and is continuing under such agreement, in which case Note A-1-1 will become the controlling noteholder. For so long as the Crossgates Mall Trust Subordinate Companion Loan is included in the WFCM 2025-5C7 securitization and no control appraisal event has occurred, such control rights will be exercised by the controlling class representative of the WFCM 2025-5C7 Crossgates Mall Loan-Specific Certificates.

The Property. The Crossgates Mall Property is a 1,504,884 square foot super regional mall located in Albany, New York. The Crossgates Mall Property was built in 1983, with expansions in 1994 and from 2013 to 2015, and renovated in 2013. The Crossgates Mall Property consists of a two- and three-story enclosed mall situated on a 109.93-acre site with 6,469 surface parking spaces (4.30 spaces per owned 1,000 square feet). The Crossgates Mall Property is anchored by J.C. Penney (“JCPenney”), Regal Crossgates 18, Dick’s Sporting Goods, Best Buy and Going Going Gone and shadow anchored by Macy’s (200,000 square feet). Macy’s is under separate ownership and is not part of the collateral for the Crossgates Mall Whole Loan. Macy’s serves as a non-collateral shadow anchor of the Crossgates Mall Property. Notable tenants at the Crossgates Mall Property include Apple, REI, Regal Crossgates 18, Primark, H&M, Zara, lululemon athletica, Aeropostale, American Eagle Outfitters, Gap/Gap Kids, Old Navy, Banana Republic, Bath & Body Works, Express and Five Below.

As of October 31, 2025, the Crossgates Mall Property was 89.1% leased including specialty tenants. From 2019 through 2024, the borrower sponsors spent approximately $4.7 million on capital improvements at the Crossgates Mall Property including new mall entrances, upgraded soft seating areas, interior and exterior landscaping, enhanced lighting features, updated signage, and new floor tile.

Major Tenants. The three largest tenants based on net rentable area are JCPenney, Regal Crossgates 18 and Dick’s Sporting Goods.

JCPenney (179,964 square feet; 12.0% of net rentable area; 2.6% of underwritten base rent). Founded in 1902, JCPenney is a retailer of apparel, home, jewelry, and beauty merchandise. JCPenney has a portfolio of private and national brands

Annex B	BMO 2026-5C15
No. 11 – Crossgates Mall

including private brands such as Liz Claiborne®, Stafford®, okie dokie™, and Worthington™. JCPenney stores provide many services outside of apparel, including salon, optical, portrait, and in-store events at the kids zone or suit up shopping experiences with students from colleges and universities across the country. JCPenney has been a tenant at the Crossgates Mall Property since July 1994. JCPenney has the right to terminate its lease by giving the landlord written notice of its election to do so at least three months in advance of the termination date specified in such notice. JCPenney has four, five-year renewal options remaining.

Regal Crossgates 18 (100,000 square feet; 6.6% of net rentable area; 3.8% of underwritten base rent). Regal (aka Regal Entertainment Group), a subsidiary of the British company Cineworld Group, is an American movie theater chain founded in 1989 and headquartered in Knoxville, Tennessee consisting of 5,386 screens in 394 theatres in 41 states along with the District of Columbia and Guam as of November 2025. Regal Crossgates 18 has been a tenant at the Crossgates Mall Property since July 1997. Regal Crossgates 18 has one, five-year renewal option remaining and no termination options.

Dick’s Sporting Goods (80,000 square feet; 5.3% of net rentable area; 3.2% of underwritten base rent). Dick’s Sporting Goods (Moody’s/S&P: Baa2/BBB), founded and incorporated in 1948 in New York, is a leading omnichannel sporting goods retailer offering an assortment of sports equipment, apparel, footwear and accessories. As of February 1, 2025, Dick’s Sporting Goods operated 723 Dick’s Sporting Goods locations across the United States. Dick’s Sporting Goods has been a tenant at the Crossgates Mall Property since November 2009. Dick’s Sporting Goods has three, five-year renewal options remaining and no termination options.

The following table presents certain information relating to the tenancy at the Crossgates Mall Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Moody’s/ Fitch/S&P)(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent	% of Total UW Base Rent	UW Base Rent PSF	TTM 5/31/2025 Sales $	Sales PSF	Occ Cost %	Lease Exp. Date	Renewal Options	Term. Option (Y/N)
Major Tenants
JCPenney	NR/NR/NR	179,964	12.0%	$670,217	2.6%	$3.72	$8,503,194	$47	9.4%	5/31/2028	4 x 5 yrs	Y(3)
Regal Crossgates 18	NR/NR/NR	100,000	6.6%	$1,000,000	3.8%	$10.00	$6,779,893	$68	14.7%	12/31/2028	1 x 5 yrs	N
Dick's Sporting Goods	Baa2/NR/BBB	80,000	5.3%	$840,000	3.2%	$10.50	$21,071,582	$263	8.1%	1/31/2030	3 x 5 yrs	N
APEX Entertainment Center	NR/NR/NR	50,030	3.3%	$577,500	2.2%	$11.54	$2,808,017	$56	31.0%	12/17/2029	2 x 5 yrs	N
Best Buy	A3/NR/BBB+	50,000	3.3%	$965,500	3.7%	$19.31	$82,000,000	$1,640	1.5%	3/31/2030	3 x 5 yrs	N
Going Going Gone	NR/NR/NR	50,000	3.3%	$468,293	1.8%	$9.37	$7,400,000	$148	6.3%	1/31/2030	1 x 5 yrs	N
Primark	NR/NR/NR	45,992	3.1%	$915,133	3.5%	$19.90	$14,400,000	$313	6.4%	1/31/2034	3 x 5 yrs	N
Zara	NR/NR/NR	33,376	2.2%	$958,044	3.7%	$28.70	$5,601,017	$168	17.5%	1/31/2028	1 x 5 yrs	N
Dave & Buster's	NR/NR/NR	33,154	2.2%	$882,559	3.4%	$26.62	$9,408,052	$284	14.3%	8/23/2028	3 x 5 yrs	N
Ashley Furniture(4)	NR/NR/NR	33,045	2.2%	$267,474	1.0%	$8.09	$0	$0	0.0%	5/14/2036	2 x 5 yrs	N
Major Tenants Subtotal/Wtd. Avg.		655,561	43.6%	$7,544,720	29.0%	$11.51

Other Tenants		541,804	36.0%	$18,498,100	71.0%	$34.14
Occupied Subtotal/Wtd. Avg.		1,197,365	79.6%	$26,042,820	100.0%	$21.75

Vacant Space(5)		307,519	20.4%
Total/Wtd. Avg.		1,504,884	100.0%
(1)	Based on the underwritten rent roll dated October 31, 2025, with contractual rent steps totaling $373,305 through November 30, 2026.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	JCPenney has the right to terminate its lease by giving the landlord written notice of its election to do so at least three months in advance of the termination date specified in such notice.
(4)	Ashley Furniture recently signed its lease and has an expected opening date of August 2026.
(5)	Includes specialty tenants (143,829 square feet).

Annex B	BMO 2026-5C15
No. 11 – Crossgates Mall

The following table presents certain information relating to the lease rollover schedule at the Crossgates Mall Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant(3)	NAP	307,519	20.4%	NAP	NAP	307,519	20.4%	NAP	NAP
2026 & MTM	26	117,005	7.8	$4,051,991	15.6%	424,524	28.2%	$4,051,991	15.6%
2027	17	96,218	6.4	3,207,999	12.3	520,742	34.6%	$7,259,990	27.9%
2028	27	425,324	28.3	7,086,117	27.2	946,066	62.9%	$14,346,107	55.1%
2029	11	103,201	6.9	1,952,094	7.5	1,049,267	69.7%	$16,298,201	62.6%
2030	12	207,190	13.8	3,807,149	14.6	1,256,457	83.5%	$20,105,350	77.2%
2031	10	49,757	3.3	1,496,144	5.7	1,306,214	86.8%	$21,601,493	82.9%
2032	6	24,910	1.7	978,369	3.8	1,331,124	88.5%	$22,579,863	86.7%
2033	1	5,768	0.4	160,180	0.6	1,336,892	88.8%	$22,740,043	87.3%
2034	10	90,925	6.0	2,362,436	9.1	1,427,817	94.9%	$25,102,479	96.4%
2035	4	13,472	0.9	451,070	1.7	1,441,289	95.8%	$25,553,549	98.1%
2036(4)	3	63,595	4.2	489,271	1.9	1,504,884	100.0%	$26,042,820	100.0%
2037 & Beyond	1	0	0.0	0	0.0	1,504,884	100.0%	$26,042,820	100.0%
Total	128	1,504,884	100.0%	$26,042,820	100.0%
(1)	Based on the underwritten rent roll dated October 31, 2025, with contractual rent steps totaling $373,305 through November 30, 2026.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the Lease Rollover Schedule.
(3)	Includes specialty tenants (143,829 square feet).
(4)	Includes Ashley Furniture, which has recently signed its lease and has an expected opening date of August 2026.

The following table presents certain information relating to the historical and current occupancy of the Crossgates Mall Property:

Historical and Current Occupancy
2022(1)	2023(1)	2024(1)	Current(2)
90.4%	91.3%	88.3%	89.1%
(1)	Historical occupancies are as of December 31 of each respective year.
(2)	Current occupancy is as of October 31, 2025 including specialty tenants (143,829 square feet).

Appraisal. The appraisal concluded to an “as-is” appraised value for the Crossgates Mall Property of $285,000,000 as of October 7, 2025.

Appraisal Valuation Summary(1)
Appraisal Approach	Appraised Value	Capitalization Rate
Income Capitalization Approach	$285,000,000	9.00%
(1)	Source: Appraisal.

Environmental. According to the Phase I environmental report dated October 10, 2025, there was no evidence of any recognized environmental conditions at the Crossgates Mall Property.

The Market. The Crossgates Mall Property is located in Albany, New York. The city of Albany borders Schenectady County, New York, including the towns of Princetown and Rotterdam on the northern and western edges as well as the towns of Berne, Colonie and New Scotland. Albany is the state capital of New York and is located approximately 150 miles north of New York City and approximately 235 miles south of Montreal, Canada. The Crossgates Mall Property is located at the intersection of Interstates 87 and 90. According to the appraisal, adjacent land uses include retail, office, and residential. To the northwest across the Washington Avenue Extension, is Crossgates Commons, a two-story, 690,000 square foot power center anchored by Home Depot and Walmart. To the east of the Crossgates Mall Property, across Interstate 87, are several office buildings as well as Stuyvesant Plaza, a 235,000 square foot lifestyle center. The Crossgates Mall Property’s

Annex B	BMO 2026-5C15
No. 11 – Crossgates Mall

location, which includes both Crossgates Mall and Crossgates Commons, represents the dominant retail hub for the Albany metro area. According to a third-party market research report, the Crossgates Mall experiences a high traffic count paired with strong visibility with approximately 42,092 daily vehicles at the intersection of US 20 and Church Road.

According to a third-party market research report, the Crossgates Mall Property is located in the Albany - NY retail market within the W Outer Albany County retail submarket. As of October 2025, the W Outer Albany County retail submarket contained 6,751,996 square feet of retail inventory space with an average rent of $22.93 per square foot and a vacancy rate of 5.7%. As of year-end 2024, the W Outer Albany County retail submarket contained 6,751,918 square feet of retail inventory space with an average rent of $22.62 per square foot and a vacancy rate of 5.6%.

According to a third-party market research report, the estimated 2025 population within a one-, three- and five-mile radius of the Crossgates Mall Property is 6,204, 55,795 and 159,519, respectively, and the estimated 2025 average household income within the same radii is $109,678, $111,482 and $109,804, respectively.

The following table presents certain information relating to the appraisal’s market rent conclusions for the Crossgates Mall Property:

Competitive Property Summary (1)
Property Name/Location	Detailed Property Type	Year Built/ Renovated	Total GLA (SF)	Anchor Tenant	Anchor GLA (SF)	Lease Date/Term (Years)	Annual Base Rent PSF	Lease Type
Crossgates Mall 1 Crossgates Mall Road Albany, NY	Super Regional Mall	1983/2013	1,504,884(2)	JCPenney(2)	179,964(2)	Jul-94/33.8(2)	$3.72(2)	Net(2)
Market32 Plaza 1355 New Scotland Road Slingerlands, NY	Neighborhood Center	1998/2021	95,433	Market 32 (Price Chopper)	73,743	Jun-23/13	$14.49	NAV
Walden Galleria 1 Walden Galleria Buffalo, NY	Super Regional Center/Mall	1989/2013	1,448,003	Primark	47,668	Aug-22/10	$18.75	Modified Gross
Station Twelve 3097 Sheridan Drive Amherst, NY	Community Center	2002/2022	230,240	At Home	79,860	Jul-22/10	$9.00	Net
Burlington Coat Factory 402-436 Balltown Road Schenectady, NY	Community Center	1976/NAP	NAV	Burlington	26,041	Jan-21/10	$13.50	Net
Staples 24 Maxwell Drive NY	Freestanding Retail Store	2008/NAP	20,388	Staples	20,388	Mar-19/5	$17.50	Net
Latham Center 221 Wade Road Extension Latham, NY	Power Center	2004/NAP	148,091	Michaels Stores	22,827	Jan-19/10	$12.50	Net
Harbor Freight 1617 U.S. 9 Clifton Park, NY	Freestanding Retail Store	NAV/NAV	15,000	Harbor Freight	15,000	Oct-17/10	$16.10	Net
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated October 31, 2025 and excludes Macy’s (200,000 square feet), which is tenant-owned and not part of the collateral for the Crossgates Mall Whole Loan.

Annex B	BMO 2026-5C15
No. 11 – Crossgates Mall

The following table presents certain information relating to the appraisal’s market rent conclusions for the Crossgates Mall Property:

Market Rent Summary(1)
Tenant Category	Market Rent	Lease Term (Years)	Lease Type	Escalations
0 - 1,000 SF	$120.00	5	Modified	1.0% per year
1,001 - 2,500 SF	$50.00	5	Modified	1.0% per year
2,501 - 5,000 SF	$35.00	5	Modified	1.0% per year
5,001 - 7,500 SF	$34.00	5	Modified	1.0% per year
7,501 - 10,000 SF	$33.00	5	Modified	1.0% per year
Over 10,000 SF	$25.00	5	Modified	1.0% per year
Jewelry	$80.00	5	Modified	1.0% per year
Restaurants	$25.00	5	Modified	1.0% per year
Food Court	$175.00	10	Modified	2.5% per year
Kiosks	$500.00	5	Modified	2.5% per year
Majors	$15.00	10	Gross	10% in year 6
Majors - 3rd Level	$14.00	10	Gross	10% in year 6
Cinema	$18.00	10	Gross	10% in year 6
Anchors	$3.00	10	Gross	10% in year 6
(1)	Source: Appraisal.

The following table presents certain information relating to the operating history and underwritten cash flows at the Crossgates Mall Property:

Operating History and Underwritten Net Cash Flow
	2022	2023	2024	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$27,097,102	$26,340,556	$26,006,107	$25,514,777	$26,042,820(3)	$17.31	50.1%
Percentage Rent	1,141,916	1,127,799	1,418,601	1,376,525	1,678,893	1.12	3.2
Vacant Income	0	0	0	0	11,997,262	7.97	23.1
Gross Potential Rent	$28,239,019	$27,468,355	$27,424,708	$26,891,301	$39,718,975	$26.39	76.3%
Total Reimbursements	9,065,703	8,858,033	7,321,446	9,116,812	9,110,720	6.05	17.5
Other Income(4)	3,498,149	3,609,421	3,367,027	3,203,256	3,203,256	2.13	6.2
Net Rental Income	$40,802,870	$39,935,809	$38,113,181	$39,211,369	$52,032,951	$34.58	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(11,997,262)	(7.97)	(23.1)
Effective Gross Income	$40,802,870	$39,935,809	$38,113,181	$39,211,369	$40,035,689	$26.60	76.9%
Total Expenses	15,174,639	15,607,075	14,373,834	14,436,408	13,596,745	9.04	34.0
Net Operating Income	$25,628,230	$24,328,734	$23,739,347	$24,774,961	$26,438,944	$17.57	66.0%
Total TI/LC, Capex/RR	0	0	0	0	2,182,082	1.45	5.5
Net Cash Flow	$25,628,230	$24,328,734	$23,739,347	$24,774,961	$24,256,862	$16.12	60.6%
(1)	TTM represents the trailing 12-month period ending June 30, 2025.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Based on the underwritten rent roll dated October 31, 2025, with contractual rent steps totaling $373,305 through November 30, 2026.
(4)	Other Income is related to specialty tenants.

Annex B	BMO 2026-5C15
No. 12 – Northwoods Mall
Mortgage Loan Information		Property Information
Mortgage Loan Sellers:	BMO, 3650 Capital	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$25,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$24,962,447	Property Type – Subtype:	Retail – Super Regional Mall
% of IPB:	4.0%	Net Rentable Area (SF)(3):	424,307
Loan Purpose:	Refinance	Location:	North Charleston, SC
Borrower:	Northwoods Mall CMBS, LLC	Year Built / Renovated:	1972 / 2004
Borrower Sponsor:	CBL & Associates Limited Partnership	Occupancy(4):	93.5%
Interest Rate:	9.12000%	Occupancy Date:	3/19/2026
Note Date:	4/1/2026	4th Most Recent NOI (As of):	$8,305,589 (12/31/2022)
Maturity Date:	4/6/2031	3rd Most Recent NOI (As of):	$8,127,251 (12/31/2023)
Interest-only Period:	None	2nd Most Recent NOI (As of):	$7,849,799 (12/31/2024)
Original Term:	60 months	Most Recent NOI (As of):	$8,418,865 (12/31/2025)
Original Amortization Term:	300 months	UW Economic Occupancy:	85.1%
Amortization Type:	Amortizing Balloon	UW Revenues:	$12,851,617
Call Protection:	L(26),D(27),O(7)	UW Expenses:	$4,261,999
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$8,589,617
Additional Debt(1):	Yes	UW NCF:	$7,949,806
Additional Debt Balance(1):	$17,972,962	Appraised Value / Per SF(3):	$90,500,000 / $213
Additional Debt Type(1):	Pari Passu	Appraisal Date:	2/25/2026

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF(3):	$101
Taxes:	$350,577	$70,115	N/A	Maturity Date Loan / SF(3):	$95
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	47.4%
Replacement Reserves:	$0	$9,119	N/A	Maturity Date LTV:	44.8%
TI/LC Reserve:	$2,500,000	$44,199	N/A	UW NCF DSCR:	1.82x
Deferred Maintenance:	$24,338	$0	N/A	UW NOI Debt Yield:	20.0%
Other(2):	$1,599,632	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$43,000,000	82.0%	Loan Payoff	$46,966,845	89.6%
Sponsor Equity	9,434,079	18.0	Upfront Reserves	4,474,546	8.5
			Closing Costs	992,688	1.9
Total Sources	$52,434,079	100.0%	Total Uses	$52,434,079	100.0%
(1)	The Northwoods Mall Mortgage Loan (as defined below) is part of a whole loan evidenced by four pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $42,935,409 (the “Northwoods Mall Whole Loan”). The Financial Information in the chart above is based on the outstanding principal balance as of the Cut-off Date of the Northwoods Mall Whole Loan.
(2)	The borrower was required to deposit (i) $1,569,700 for outstanding tenant improvements, leasing commissions, and free or abated rent outstanding as of the origination of the Northwoods Mall Mortgage Loan (as defined below), related to the tenants Animal House, Books-A-Million, Lovisa, Swish and Armed Forces Career Center, and (ii) approximately $29,932 for gap rent funds related to the tenants Baku Coffee and Armed Forces Career Center.
(3)	The Northwoods Mall Property (as defined below) includes 424,307 square feet of Collateral SF (as defined below). The Cut-off Date Loan / SF, Maturity Date Loan / SF, and Appraised Value / Per SF are based on the Collateral SF of 424,307.
(4)	Occupancy represents the occupancy including square footage from temporary tenants and is based on the Collateral SF totaling 424,307. Occupancy excluding temporary tenants is 90.6%.

The Loan. The twelfth largest mortgage loan (the “Northwoods Mall Mortgage Loan”) is part of the Northwoods Mall Whole Loan secured by the borrower’s fee interest in a portion of a super-regional mall located in North Charleston, South Carolina (the “Northwoods Mall Property”). The Northwoods Mall Whole Loan is evidenced by four pari passu promissory notes with an aggregate original principal balance of $43,000,000. The Northwoods Mall Whole Loan was co-originated by 3650 Capital SCF LOE I(A), LLC (“3650 Capital”) and Bank of Montreal (“BMO”) on April 1, 2026. The Northwoods Mall Mortgage Loan is evidenced by the controlling Note A-1-1, contributed by 3650 Capital, and the non-controlling Note A-2-1, contributed by BMO, with an aggregate original principal balance of $25,000,000. The Northwoods Mall Whole Loan has a five-year term and accrues interest at a fixed rate of 9.12000% per annum on an Actual/360 basis and amortizes on a

Annex B	BMO 2026-5C15
No. 12 – Northwoods Mall

300-month schedule. The scheduled maturity date of the Northwoods Mall Whole Loan is April 6, 2031. The Northwoods Mall Whole Loan is expected to be serviced pursuant to the pooling and servicing agreement for the BMO 2026-5C15 trust. The relationship between the holders of the notes evidencing the Northwoods Mall Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise the Northwoods Mall Whole Loan:

		Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1	$12,500,000	$12,481,224	BMO 2026-5C15	Yes
A-1-2(1)	$9,000,000	$8,986,481	3650 Capital	No
A-2-1	$12,500,000	$12,481,224	BMO 2026-5C15	No
A-2-2(1)	$9,000,000	$8,986,481	BMO	No
Whole Loan	$43,000,000	$42,935,409
(1)	Expected to be contributed to one or more future securitization(s).

The Property. The Northwoods Mall is a 989,530 square foot super regional mall (the “Northwoods Shopping Mall”), of which 424,307 square feet (the “Collateral SF”) serves as collateral for the Northwoods Whole Loan and constitutes the Northwoods Mall Property. Unless otherwise noted, all metrics are based on the Collateral SF. The Northwoods Shopping Mall is anchored by Dillard’s (non-collateral), Belk (non-collateral), Burlington (non-collateral) and JCPenney, with other major tenants including Books-A-Million and H&M. Built in 1972 and renovated in 2004, the Northwoods Shopping Mall is situated on a 35.47-acre parcel and contains 1,672 parking spaces, which results in a parking ratio of approximately 3.94 spaces per 1,000 of Collateral SF. As of March 19, 2026, the Northwoods Mall Property was 93.5% leased (including temporary tenants) and 90.6% leased, excluding temporary tenants, by 78 tenants. Temporary tenants occupy approximately 2.9% of the Collateral SF and no underwritten base rent is attributable to such temporary tenants. The trailing 12-month in-line sales per square foot as of December 31, 2025 is $375 per square foot.

Sales for Inline Tenants(1)
	2019 Sales PSF	2020 Sales PSF	2021 Sales PSF	2022 Sales PSF	2023 Sales PSF	2024 Sales PSF	2025 Sales PSF
Inline Sales (< 10,000 SF)	$389	$356	$454	$440	$392	$381	$375
Occupancy Cost	13.4%	13.6%	11.0%	10.9%	11.8%	12.3%	12.0%
(1)	Information obtained from the borrower.

Major Tenants. The three largest tenants based on underwritten base rent are JCPenney, Snipes USA and Armed Forces Career Center.

JCPenney (114,425 square feet; 27.0% of net rentable area (“NRA”); 7.1% of underwritten base rent). Founded in 1902, JCPenney is a department store chain with more than 650 stores and 50,000 employees. JCPenney has been a tenant at the Northwoods Mall Property since February 1994, most recently extending its lease in March 2024, pursuant to a lease expiring on February 28, 2029, with two, five-year renewal options remaining and no termination options.

Snipes USA (7,648 square feet; 1.8% of NRA; 4.8% of underwritten base rent). Founded in 1998, Snipes USA is a streetwear retailer owned by the German-based retailer SNIPES. Snipes USA was formerly known as KicksUSA, which was acquired by SNIPES in 2019. SNIPES has over 750 stores located across Europe and the United States. Snipes USA has been a tenant at the Northwoods Mall Property since February 2015, most recently extending its lease in March 2025, pursuant to a lease expiring April 30, 2029, with no renewal or termination options.

Armed Forces Career Center (5,684 square feet; 1.3% of NRA; 4.0% of underwritten base rent). Armed Forces Career Center is a United States military recruiting station. Armed Forces Career Center has been a tenant at the Northwoods Mall Property since April 2026, pursuant to a lease expiring March 31, 2031, with no renewal options. Armed Forces Career Center has the right to terminate its lease by providing 90 days’ prior written notice effective on or after April 1, 2029.

Annex B	BMO 2026-5C15
No. 12 – Northwoods Mall

The following table presents certain information relating to the historical and current occupancy of the Northwoods Mall Property:

Historical and Current Occupancy(1)
2023	2024	2025	Current(2)
98.5%	97.2%	97.9%	93.5%
(1)	Historical occupancy represents the inline occupancy including square footage from temporary tenants and is as of December 31 for each respective year. Information obtained from the borrower.
(2)	Current Occupancy is based on the underwritten rent roll dated as of March 19, 2026. Excluding temporary tenants, the current occupancy is 90.6%.

Appraisal. According to the appraisal, the Northwoods Mall Property had an “as-is” appraised value of $90,500,000 as of February 25, 2026. The table below shows the appraisal’s “as-is” conclusions.

Appraisal Valuation Summary(1)
Appraisal Approach	Appraised Value	Capitalization Rate
Income Capitalization Approach	$90,500,000	8.50%
(1)	Source: Appraisal.

Environmental. According to the Phase I environmental site assessment dated March 5, 2026, there was no evidence of any recognized environmental conditions at the Northwoods Mall Property.

Annex B	BMO 2026-5C15
No. 12 – Northwoods Mall

The following table presents certain information relating to the largest tenants by underwritten base rent (of which certain tenants may have co-tenancy provisions) at the Northwoods Mall Property:

Top 10 Tenant Summary(1)
Tenant	Credit Rating (Fitch/Moody's/S&P)(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	U/W Base Rent(3)	% of Total UW Base Rent	Lease Expiration Date
Non-Collateral Tenants
Candlewood Suites(4)	NR/NR/NR	196,020	NAP	$0.00	$0	0.0%	6/30/2054
Dillard's(4)	BBB-/Baa3/NR	129,522	NAP	$0.00	$0	0.0%	12/31/2040
Belk(4)	NR/Caa3/CCC-	101,925	NAP	$0.00	$0	0.0%	12/31/2040
Burlington(5)	NR/NR/BB+	52,149	NAP	$0.00	$0	0.0%	12/31/2050
Northwoods Stadium Cinema(4)	NR/NR/NR	32,305	NAP	$0.00	$0	0.0%	12/31/2058
Total/Wtd. Avg.		511,921	NAP	$0.00	$0	0.0%

Top 10 Tenants
JCPenney	NR/NR/NR	114,425	27.0%	$4.89	$560,000	7.1%	2/28/2029
Snipes USA	NR/NR/NR	7,648	1.8%	$49.83	$381,112	4.8%	4/30/2029
Armed Forces Career Center	NR/NR/NR	5,684	1.3%	$55.00	$312,620	4.0%	3/31/2031(6)
JD Sports	NR/NR/NR	6,339	1.5%	$44.22	$280,301	3.6%	1/31/2028
Kay Jewelers	NR/NR/BB	1,636	0.4%	$153.40	$250,964	3.2%	1/31/2028
Victoria's Secret	NR/B1/BB-	7,200	1.7%	$34.00	$244,800	3.1%	1/31/2027
Books-A-Million	NR/NR/NR	20,642	4.9%	$10.66	$220,000	2.8%	1/31/2032
Foot Locker	NR/Baa3/BBB	3,954	0.9%	$54.85	$216,877	2.8%	1/31/2028
Planet Fitness	NR/NR/NR	20,283	4.8%	$10.52	$213,400	2.7%	12/31/2030
Champs Sports	NR/Baa3/BBB	5,829	1.4%	$36.03	$210,000	2.7%	1/31/2027
Total/Wtd. Avg.		193,640	45.6%	$14.92	$2,890,074	36.6%

Non-Major Tenants		190,880	45.0%	$26.17	$4,996,136	63.4%

Occupied Collateral Total		384,520	90.6%	$20.51	$7,886,209	100.0%
Vacant Space(7)		39,787	9.4%
Total/Wtd. Avg.		424,307	100.0%
(1)	Based on the underwritten rent roll dated as of March 19, 2026.
(2)	In certain instances, ratings are those of the parent company whether or not the parent company guarantees the lease.
(3)	U/W Base Rent and UW Base Rent PSF include approximately $183,196 of rent steps through March 2027.
(4)	Candlewood Suites, Dillard’s, Belk and Southeast Cinema Entertainment (dba Northwoods Stadium Cinema) own their improvements and land and are not part of the Northwoods Mall Property.
(5)	Burlington subleases its space from Books-A-Million and is not part of the Northwoods Mall Property.
(6)	Armed Forces Career Center has the right to terminate its lease by providing 90 days’ prior written notice effective on or after April 1, 2029.
(7)	Includes 12,105 square feet attributable to temporary tenants.

The following table presents certain information relating to sales for certain tenants at the Northwoods Mall Property:

Sales Summary(1)
	2019 Sales (PSF)	2020 Sales (PSF)	2021 Sales (PSF)	2022 Sales (PSF)	2023 Sales (PSF)	2024 Sales (PSF)	TTM 12/31/2025 Sales (PSF)
JCPenney(2)	$124.97	NAV	$95.26	$93.51	$83.90	$76.91	$76.91
Snipes USA	$169.13	$245.73	$396.21	$480.91	$487.65	$483.00	$505.46
Armed Forces Career Center	NAV	NAV	NAV	NAV	NAV	NAV	NAV
JD Sports	$382.06	$440.12	$673.01	$620.97	$510.09	$530.85	$447.96
Kay Jewelers	$1,577.79	$1,266.36	$1,917.28	$1,791.19	$1,624.22	$1,516.06	$1,498.81
Victoria's Secret	$663.15	$407.07	$667.06	$682.77	$584.90	$524.77	$481.05
Books-A-Million	$74.08	$81.19	$242.41	$145.06	$138.58	$156.90	$169.64
Foot Locker	$868.98	$797.01	$834.65	$926.79	$843.13	$837.46	$825.75
Planet Fitness	NAV	NAV	NAV	NAV	NAV	NAV	NAV
Champs Sports	$418.13	$408.97	$507.81	$475.75	$316.56	$295.38	$294.95
(1)	Information obtained from the borrower.
(2)	Information based on estimates from the borrower.

Annex B	BMO 2026-5C15
No. 12 – Northwoods Mall

The following table presents certain information relating to the lease rollover schedule at the Northwoods Mall Property:

Lease Rollover Schedule(1)(2)(3)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(4)	% of UW Base Rent Expiring(4)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(4)	Cumulative % of UW Base Rent Expiring(4)
Vacant	NAP	27,682	6.5%	NAP	NAP	27,682	6.5%	NAP	NAP
2026 & MTM	14	21,389	5.0	$564,190	7.2%	49,071	11.6%	$564,190	7.2%
2027	18	51,171	12.1	$1,116,078	14.2	100,242	23.6%	$1,680,268	21.3%
2028	18	54,496	12.8	$1,991,663	25.3	154,738	36.5%	$3,671,931	46.6%
2029	14	175,797	41.4	$1,840,751	23.3	330,535	77.9%	$5,512,682	69.9%
2030	9	38,412	9.1	$882,800	11.2	368,947	87.0%	$6,395,482	81.1%
2031	5	19,412	4.6	$628,120	8.0	388,359	91.5%	$7,023,602	89.1%
2032	2	26,360	6.2	$382,000	4.8	414,719	97.7%	$7,405,602	93.9%
2033	2	1,894	0.4	$92,515	1.2	416,613	98.2%	$7,498,117	95.1%
2034	2	1,552	0.4	$122,890	1.6	418,165	98.6%	$7,621,007	96.6%
2035	1	1,362	0.3	$88,434	1.1	419,527	98.9%	$7,709,441	97.8%
2036	2	4,780	1.1	$176,769	2.2	424,307	100.0%	$7,886,209	100.0%
2037 & Beyond	0	0	0.0	$0	0.0	424,307	100.0%	$7,886,209	100.0%
Total	87	424,307	100.0%	$7,886,209	100.00%
(1)	Based on the underwritten rent roll dated March 19, 2026.
(2)	Certain tenants may have termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.
(3)	Occupied SF includes 12,105 square feet attributable to temporary tenants.
(4)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring include approximately $183,196 of rent steps through March 2027.

Annex B	BMO 2026-5C15
No. 12 – Northwoods Mall

The following table presents certain information relating to the operating history and underwritten net cash flow of the Northwoods Mall Property:

Operating History and Underwritten Net Cash Flow
	2022	2023	2024	2025	Underwritten	Per SF	%(1)
In Place Rent	$7,364,846	$7,544,243	$7,586,983	$7,522,608	$7,703,014	$18.15	60.9%
Contractual Rent Steps(2)	0	0	0	0	183,196	0.43	1.4
Potential Income from Vacant Space	0	0	0	0	1,888,545	4.45	14.9
Percentage in Lieu(3)	564,937	620,060	558,782	671,775	555,846	1.31	4.4
Gross Potential Rent	$7,929,783	$8,164,303	$8,145,76	$8,194,384	$10,330,600	$24.35	81.7%
Reimbursement Revenue	2,617,439	2,655,394	2,596,165	2,368,797	2,316,504	5.46	18.3
Net Rental Income	$10,547,222	$10,819,697	$10,741,930	$10,563,181	$12,647,104	$29.81	100.0%
Less Vacancy	0	0	0	0	(1,888,545)	(4.45)	(14.9)(4)
Percentage Rent(3)	722,310	459,244	436,459	454,154	416,416	0.98	3.3
Bad Debt	118,132	(122,236)	(95,584)	(186,793)	0	0.00	0.0
Other Income(5)	1,352,896	1,467,445	1,359,971	1,676,641	1,676,641	3.95	13.3
Effective Gross Income	$12,740,560	$12,624,150	$12,442,775	$12,507,183	$12,851,617	$30.29	101.6%
Total Expenses(6)	$4,434,971	$4,496,899	$4,592,976	$4,088,318	$4,261,999	$10.04	33.2%
Net Operating Income	$8,305,589	$8,127,251	$7,849,799	$8,418,865	$8,589,617	$20.24	66.8%
TI/LC	0	0	0	0	530,384	1.25	4.1
Capital Expenditures	0	0	0	0	109,428	0.26	0.9
Net Cash Flow	$8,305,589	$8,127,25	$7,849,799	$8,418,865	$7,949,806	$18.74	61.9%

(1)	Represents (i) percent of Net Rental Income for all revenue fields, and (ii) percent of Effective Gross Income for all other fields.
(2)	Represents rent steps through March 2027.
(3)	Underwritten based on the tenants’ 2025 sales.
(4)	Represents the underwritten economic vacancy %. The Northwoods Mall Property was 93.5% occupied based on the Collateral SF as of March 19, 2026.
(5)	Other Income includes specialty leasing, media income, cash amount/best offer income, business development and late fees.
(6)	Total Expenses includes management fees, real estate taxes, insurance, common area maintenance, repairs and maintenance, utilities, general and administrative, payroll, security and marketing.

The Market. The Northwoods Mall Property is located in North Charleston, South Carolina, part of the Charleston-North Charleston, SC metropolitan statistical area (the “Charleston MSA”), which, as of 2025, had a total population of 859,469. The Charleston MSA region encompasses Charleston, Berkeley, and Dorchester counties and is anchored by industries including healthcare/social assistance, professional/scientific/technical services, and retail trade.

The Northwoods Mall Property is located in a suburban area approximately 15 miles northwest of the Charleston central business district. Residential development is spread throughout the neighborhood and is located predominantly along secondary roadways and consists primarily of single-family residences. Access to the neighborhood is provided by Interstate 26, Ashley Phosphate Road, and Rivers Avenue. Interstate 26 is the only interstate highway providing access to Charleston.

According to the appraisal, the Northwoods Mall Property is located within the Charleston, SC retail market, which, as of year-end 2025, had a total inventory of 48,860,097 square feet, a vacancy rate of 3.1% and an asking rent of $26.36 per square foot. Additionally, the Northwoods Mall Property is part of the North Charleston, SC submarket, which for the same period had a total inventory of 10,485,180 square feet, a vacancy rate of 5.0% and an asking rent of $20.99 per square foot.

According to the appraisal, the 2025 population within a one-, three- and five-mile radius of the Northwoods Mall Property was 11,693, 64,652 and 153,915, respectively. Additionally, for the same period, the average household income within the same radii was $82,734, $88,241 and $94,341, respectively.

Annex B	BMO 2026-5C15
No. 12 – Northwoods Mall

The following table presents certain information relating to the appraisal’s market rent conclusions for the Northwoods Mall Property:

Market Rent Summary(1)
	Market Rent (PSF)	Average Lease Term (Yrs.)	Rent Increase Projections	New Tenant Improvements
0 - 1,000 SF Space	$65.00	5	2.0% annually	$50.00
1,001-2,500 SF Space	$45.00	5	2.0% annually	$50.00
2,501-5,000 SF Space	$35.00	5	2.0% annually	$30.00
5,001-7,500 SF Space	$25.00	5	2.0% annually	$30.00
7,501-10,000 SF Space	$20.00	5	2.0% annually	$30.00
Food Court	$100.00	5	2.0% annually	$50.00
Jewelry	$95.00	5	2.0% annually	$50.00
Kiosk	$450.00	5	2.0% annually	None
Major	$12.50	10	10% in year 6	$20.00
Anchor	$5.00	20	10% in year 6	$20.00
Outparcel	$30.00	10	2.0% annually	None
(1)	Source: Appraisal.

Annex B	BMO 2026-5C15
No. 13 – Seneca One
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BMO	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$20,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$20,000,000	Property Type – Subtype:	Mixed Use – Multifamily/Office/Retail
% of IPB:	3.2%	Net Rentable Area (SF)(3):	915,577
Loan Purpose:	Refinance	Location:	Buffalo, NY
Borrowers:	Jemal’s Seneca L.L.C. and Jemal’s Seneca Parking L.L.C.	Year Built / Renovated:	1972 / 2019-2021
Borrower Sponsor:	Douglas Development Corporation	Occupancy:	59.7%
Interest Rate:	7.13000%	Occupancy Date:	1/16/2026
Note Date:	2/18/2026	4th Most Recent NOI (As of)(4):	NAV
Maturity Date:	3/6/2031	3rd Most Recent NOI (As of):	$7,074,896 (12/31/2023)
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$9,058,188 (12/31/2024)
Original Term:	60 months	Most Recent NOI (As of):	$10,999,563 (TTM 11/30/2025)
Original Amortization Term:	None	UW Economic Occupancy:	65.1%
Amortization Type:	Interest Only	UW Revenues:	$20,672,021
Call Protection(2):	L(27),D(26),O(7)	UW Expenses:	$9,193,343
Lockbox / Cash Management:	Hard (Commercial); Soft (Residential) / In Place	UW NOI:	$11,478,677
Additional Debt(1):	Yes	UW NCF:	$11,478,677
Additional Debt Balance(1):	$51,000,000 / $13,416,645 / $34,888,804	Appraised Value / Per SF:	$168,000,000 / $183
Additional Debt Type(1):	Pari Passu / B-Note / Mezzanine	Appraisal Date:	12/1/2025

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap		Senior Loan	Whole Loan	Total Debt
Taxes:	$303,378	$133,147	N/A	Cut-off Date Loan / SF:	$78	$92	$130
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$78	$78	$124
Replacement Reserve:	$388,758	Springing	$388,758	Cut-off Date LTV:	42.3%	50.2%	71.0%
TI / LC Reserve:	$3,000,000	$0	N/A	Maturity Date LTV:	42.3%	42.3%	67.8%
Premium Financing Funds:	$406,321	$0	N/A	UW NCF DSCR:	2.24x	1.35x	1.09x
				UW NOI Debt Yield:	16.2%	13.6%	9.6%

Sources and Uses
Sources	Proceeds	% of To	tal	Uses	Proceeds	% of Total
Senior Mortgage Loan(1)	$71,000,000	59.0%		Loan Payoff	$105,390,786	87.6%
Mezzanine Loan(5)	34,500,000	28.7		Closing Costs(6)	10,758,028	8.9
Subordinate Mortgage Loan Amount(1)	14,000,000	11.6		Upfront Reserves	4,098,458	3.4
Borrower Sponsor Equity	747,271	0.6
Total Sources	$120,247,271	100.0%		Total Uses	$120,247,271	100.0%
(1)	The Seneca One Mortgage Loan (as defined below), with an original principal balance of $20,000,000 evidenced by one senior pari passu promissory note, is part of the Seneca One Whole Loan (as defined below), comprised of the Seneca One Senior Loan (as defined below) and the Seneca One Subordinate Companion Loan (as defined below). The Financial Information in the chart above under the heading “Senior Loan” is based solely on the aggregate outstanding principal balance of the Seneca One Senior Loan, the Financial Information in the chart above under the heading “Whole Loan” is based on the aggregate outstanding principal balance as of the Cut-off Date and Maturity Date of the Seneca Whole Loan and the Financial Information in the chart above under the heading “Total Debt” is based on the aggregate outstanding principal balance as of the Cut-off Date and Maturity Date of the Seneca Total Debt (as defined below).
(2)	Defeasance of the Seneca One Whole Loan is permitted after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) February 18, 2030. The assumed defeasance lockout period of 27 payments is based on the anticipated closing date of the BMO 2026-5C15 securitization trust in June 2026. The actual defeasance lockout period may be longer
(3)	Based on the commercial component of the Seneca One Property (as defined below). The multifamily portion of the Seneca One Mixed-Use Property (as defined below) consists of 115 units and is 98.3% occupied as of December 4, 2025.
(4)	2022 NOI is not available due to extensive renovations to the Seneca One Property from 2019 to 2021.
(5)	Concurrently with the origination of the Seneca One Whole Loan, a mezzanine loan in the original principal amount of $34,500,000 (the “Seneca One Mezzanine Loan”, and together with the Seneca One Whole Loan, the “Seneca One Total Debt”) was funded by M&T Bank, the largest commercial tenant at the Seneca One Mixed-Use Property which is secured by a pledge of the mezzanine borrower’s direct equity interests in the borrower. The Seneca One Mezzanine Loan is coterminous with the Seneca One Whole Loan.
(6)	Closing Costs include an origination fee of $2,125,000.

Annex B	BMO 2026-5C15
No. 13 – Seneca One
The Loan. The thirteenth largest mortgage loan (the “Seneca One Mortgage Loan”), with an original principal balance of $20,000,000 evidenced by one senior pari passu promissory note, is part of a whole loan (the “Seneca One Whole Loan”), comprised of two senior pari passu promissory notes with an aggregate original principal balance of $71,000,000 (the “Seneca One Senior Notes” and the portion of the Seneca One Whole Loan evidenced by such senior pari passu promissory notes, the “Seneca One Senior Loan”) and one junior promissory note with an original principal balance of $14,000,000 (the “Seneca One Junior Note” or “Note B” and the portion of the Seneca One Whole Loan evidenced by such junior promissory note, the “Seneca One Subordinate Companion Loan”), in the aggregate original principal amount of $85,000,000. The Seneca One Whole Loan is secured by the borrowers’ fee interest in a 915,577 square foot office/retail and 115 multifamily unit mixed-use property (the “Seneca One Mixed-Use Property”) and an adjacent parking garage property (the “Seneca One Parking Property”; together with the Seneca One Mixed-Use Property, collectively, the “Seneca One Property”) in Buffalo, New York. The Seneca One Whole Loan was co-originated by Bank of Montreal (“BMO”) and DF VIII REIT Holdings, LLC (“Torchlight Affiliate”) on February 18, 2026 and has a five-year term. The Seneca One Senior Notes are interest-only for the full term of the loan and accrue interest at a per annum rate of 7.13000% on an Actual/360 basis. The Seneca One Mortgage Loan is evidenced by the non-controlling Note A-2 with an original principal balance as of the Cut-off Date of $20,000,000.

The Seneca One Senior Notes are senior in right of payment to the Seneca One Junior Note. The Seneca One Junior Note is subordinate to the Seneca One Senior Notes. Note B will be the initial controlling note unless a control appraisal period (i.e., any period during which the principal balance of Note B is less than 25% of its initial principal balance as a result of the application of appraisal reduction amounts or realized losses) occurs and is continuing. If a control appraisal period has occurred and is continuing, Note A-1 will be the controlling note, as further described in the Whole Loan Summary table below.

The Seneca One Whole Loan is serviced pursuant to the pooling and servicing agreement for the Benchmark 2026-V21 securitization trust. The relationship between the holders of the Seneca One Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Seneca One Pari Passu-AB Whole Loan” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise the Seneca One Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1	$51,000,000	$51,000,000	Benchmark 2026-V21	Yes(1)
A-2	$20,000,000	$20,000,000	BMO 2026-5C15	No
Senior Loan	$71,000,000	$71,000,000
B	$14,000,000	$13,416,645	Torchlight Affiliate	Yes(1)
Whole Loan	$85,000,000	$84,416,645
(1)	The Seneca One Whole Loan is an AB whole loan, and the controlling note as of the date hereof is Note B. Upon the occurrence of certain trigger events specified in the co-lender agreement, however, control will generally shift to Note A-1. See “Description of the Mortgage Pool—The Whole Loans—The Seneca One Pari Passu-AB Whole Loan” in the Preliminary Prospectus for more information regarding the manner in which control shifts under the Seneca One Whole Loan.

The Property. The Seneca One Mixed-Use Property is a 40-story mixed use multifamily, office, and retail property located at 1 Seneca Street, 3 Seneca Street, 222 Main Street, and the Seneca One Parking Property is an adjacent parking garage property located at 177 Washington Street in Buffalo, New York. The Seneca One Mixed-Use Property was constructed in 1972 as an office building and was converted into a mixed-use lifestyle complex with renovations from 2019 through 2021. The Seneca One Mixed-Use Property offers multifamily units ranging from studio to 3-bedroom residences, representing approximately 15.7% of total underwritten base rent and were 98.3% occupied as of December 4, 2025. The Seneca One Mixed-Use Property offers a variety of amenities including a cafeteria/food hall, auditorium/theater, fitness center, bar/tavern, outdoor courtyard, and direct access to public transportation. The multifamily portion of the Seneca One Mixed-Use Property consists of a low-rise four-story building with 115 units, two of which are vacant. Additionally, the Seneca One Mixed-Use Property consists of a high-rise office building with additional office and retail spaces built along the frontage of Exchange and Pearl streets. The Seneca One Mixed-Use Property consists of 915,577 square feet of commercial net rentable area, of which 369,069 square feet of total commercial net rentable area is currently vacant, resulting in an occupancy of 59.7% of total net rentable area as of January 16, 2026. The 546,508 square feet of remaining commercial space is occupied by 16 unique tenants, representing approximately 84.3% of total underwritten base rent. The Seneca

Annex B	BMO 2026-5C15
No. 13 – Seneca One

One Property has approximately 420 garage parking spaces and 820 elevated parking ramp spaces, for a total of 1,240 parking spaces, resulting in a ratio of approximately 1.35 parking spaces per 1,000 square feet of net rentable area.

The Seneca One Mixed-Use Property benefits from an approximately 25-year PILOT increment financing agreement (the “PILOT Agreement”) with the City of Buffalo and the Erie County Industrial Development Agency (the “Agency”) that commenced in April 2020 and extends through December 2046. Although there are no on-going tax benefits, the borrowers received upfront mortgage recording tax savings in exchange for permitting the Agency to set aside tax revenue into a separate fund to offset costs for (i) renovating, updating and equipping of the existing improvements to provide commercial class A office space for tenants (excluding tenant-specific fit and finish items), renovating and updating core and shell interior improvements, and other improvements, and (ii) acquiring and installing certain items of machinery, equipment and other tangible personal property by the borrowers (together, the “Project”). The borrowers are required to make yearly payments equal to the product of (a) the then-current tax rate for the applicable fiscal year and (b) $7,629,700, to each taxing authority consisting of a land component, an existing improvements component and a variable component; provided, however, that such payment is never more than the amount that would otherwise be payable as taxes if the Agency did not have an interest in the Project.

In connection with the PILOT Agreement, the borrower sponsor entered into a lease agreement and leaseback agreement with the Agency whereby the borrower sponsor leased its interest in the Seneca One Mixed-Use Property to the Agency, which subsequently leased its interest back to the borrower sponsor. See “PILOT” below and “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus for additional information.

The following table presents certain information relating to the residential unit mix at the Seneca One Mixed-Use Property:

Seneca One Residential Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Residential Units	Occupancy	Average Monthly In-Place Rental Rate Per Residential Unit	Average Monthly Market Rental Rate Per Residential Unit
Studio	66	57.4%	66	100.0%	$1,608	$1,600
1BR/1BA	25	21.7	24	96.0	$1,827	$1,777
2BR/2BA	15	13.0	14	93.3	$2,477	$2,460
3BR/2BA	6	5.2	6	100.0	$2,996	$2,992
3BR/3BA	3	2.6	3	100.0	$3,120	$3,075
Total/Wtd. Avg.	115	100.0%	113	98.3%	$1,876	$1,857
(1)	Based on the underwritten rent roll dated December 4, 2025.

The three largest commercial tenants by underwritten base rent at the Seneca One Mixed-Use Property are M&T Bank, Highmark Health and Serendipity Labs.

Major Tenants. M&T Bank (334,653 square feet; 36.6% of Total NRA; 56.9% of commercial underwritten base rent): M&T Bank is a full-service U.S.-based commercial bank. M&T Bank offers its clients traditional banking services along with wealth management and institutional capabilities through Wilmington Trust. The bank employs over 21,000 people across over 960 branches. As of March 31, 2025, M&T bank held $208 billion in assets and $161 billion in deposits. M&T Bank’s leases at the Seneca One Mixed-Use Property commenced in December 2019 (332,773 square feet) and October 2020 (1,880 square feet), expires on November 30, 2029 (3,837 square feet) and November 30, 2034 (330,816 square feet), and has one, five-year renewal option remaining and no termination options.

Highmark Health (101,980 square feet; 11.1% of Total NRA; 21.5% of commercial underwritten base rent): Founded in 1848 and headquartered in Pittsburgh, Pennsylvania, Highmark Health is a provider of essential health-related needs focused in Pennsylvania, Delaware, West Virgina, and New York. Highmark Health’s offers health insurance, health care delivery, population health management, dental solutions, reinsurance solutions, and technology solutions. The company reported approximately $29.4 billion in revenue in 2024. Highmark Health’s lease at the Seneca One Mixed-Use Property commenced in April 2024, expires on June 30, 2034 and has two, five-year renewal options and no termination options.

Annex B	BMO 2026-5C15
No. 13 – Seneca One

Serendipity Labs (22,208 square feet; 2.4% of Total NRA; 4.8% of commercial underwritten base rent): Serendipity Labs is a professional coworking space. Founded in 2011, Serendipity Labs has locations in 30 urban and suburban areas. They offer a variety of plans and services ranging from full-time, dedicated offices to occasional rental. Serendipity Labs has also expanded to the United Kingdom. Serendipity Labs’s office lease at the Seneca One Mixed-Use Property commenced in February 2021, expires on February 28, 2031 and has no extension option and no termination option.

The following table presents certain information relating to the historical occupancy of the Seneca One Mixed-Use Property:

Historical and Current Occupancy(1)
	2022	2023	2024	T-12 June 30, 2025	Current(2)
Retail/Office	52.8%	51.5%	67.2%	67.6%	59.7%
Multifamily	95.7%	96.5%	95.7%	93.0%	98.3%
(1)	Historical occupancies are as of December 31 of each respective year unless otherwise stated.
(2)	Current Occupancy is as of January 16, 2026 for the Retail/Office component, and as of December 4, 2025 for the Multifamily component.

The following table presents certain information relating to the commercial tenants at the Seneca One Mixed-Use Property:

Commercial Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	UW Base Rent	% of Total UW Base Rent	Lease Expiration Date	Termination Option (Y/N)(3)	Renewal Option(3)
M&T Bank	Baa1/BBB+/A	334,653	36.6%	$23.29	$7,793,366	56.9%	Various	N	1 x 5 Yr
Highmark Health	NR/NR/NR	101,980	11.1	$28.90	2,947,667	21.5	6/30/2034	N	2 x 5 Yr
Serendipity Labs	NR/NR/NR	22,208	2.4	$29.30	650,735	4.8	2/28/2031	N	None
43N LLC	NR/NR/NR	21,244	2.3	$29.53	627,300	4.6	1/31/2030	N	3 x 1 Yr
Personal Computers, Inc.	NR/NR/NR	11,061	1.2	$33.12	366,367	2.7	10/31/2028	N	1 x 5 Yr
Other Half Brewing	NR/NR/NR	9,085	1.0	$37.13	337,340	2.5	11/30/2034	N	1 x 5 Yr
Azuna	NR/NR/NR	11,348	1.2	$26.16	296,886	2.2	9/30/2035	Y(3)	1 x 5 Yr
Hazen & Sawyer, D.P.C.	NR/NR/NR	6,432	0.7	$36.72	236,183	1.7	9/30/2032	Y(4)	1 x 5 Yr
Ogletree, Deakins, Nash, Smoak &	NR/NR/NR	6,397	0.7	$27.76	177,604	1.3	5/31/2033	N	None
ePlus Technology, Inc.	NR/NR/NR	3,351	0.4	$32.29	108,195	0.8	7/31/2027	N	None
Top 10 Tenants		527,759	57.6%	$25.66	$13,541,644	98.9%
Remaining Occupied		18,749	2.0	$8.15	152,809(5)	1.1
Total Occupied		546,508	59.7%	$25.06	$13,694,452(5)	100.0%
Vacant Space		369,069	40.3
Commercial Space Total		915,577	100.0%

(1)	Based on the underwritten rent roll for commercial tenants dated January 16, 2026, with contractual rent steps equal to $181,812 through January 2027.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Azuna’s lease at the Seneca One Mixed-Use Property commenced in February 2024, expires on September 30, 2035 and has the option to terminate its lease effective October 1, 2028 by providing six-months prior written notice and an early termination fee equal to five times the then monthly base rent, provided that Azuna does not exercise this option between 90 and 180 days of an initial public offering of stock that would cause a change to a third party of not less than 40% of the ownership of Azuna.
(4)	Hazen & Sawyer, D.P.C.’s lease at the Seneca One Mixed-Use Property commenced in July 2025, expires on September 30, 2032 and has the option to terminate its lease effective July 31, 2028 by providing six-months prior written notice and an early termination fee equal to the unamortized costs of tenant improvements and leasing commissions.
(5)	UW Base Rent is inclusive of approximately $7,871 of antenna income.

Annex B	BMO 2026-5C15
No. 13 – Seneca One

The following table presents certain information relating to the commercial tenant lease expirations at the Seneca One Mixed-Use Property:

Commercial Lease Rollover Schedule(1)(2)(3)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(4)	% of UW Base Rent Expiring(4)		Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	369,069	40.3%	NAP	NA	P	369,069	40.3%	NAP	NAP
2026 & MTM	3	4,057	0.4	$79,871	0.6%		373,126	40.8%	$79,871	0.6%
2027	2	5,393	0.6	160,267	1.2		378,519	41.3%	$240,137	1.8%
2028	1	11,061	1.2	366,367	2.7		389,580	42.6%	$606,504	4.4%
2029	1	3,837	0.4	16,202	0.1		393,417	43.0%	$622,707	4.5%
2030	1	21,244	2.3	627,300	4.6		414,661	45.3%	$1,250,007	9.1%
2031	2	26,310	2.9	671,602	4.9		440,971	48.2%	$1,921,609	14.0%
2032	1	6,432	0.7	236,183	1.7		447,403	48.9%	$2,157,792	15.8%
2033	1	6,397	0.7	177,604	1.3		453,800	49.6%	$2,335,396	17.1%
2034	3	441,881	48.3	11,062,170	80.8		895,681	97.8%	$13,397,566	97.8%
2035	1	11,348	1.2	296,886	2.2		907,029	99.1%	$13,694,452	100.0%
2036 & Beyond	1	8,548	0.9	0	0.0		915,577	100.0%	$13,694,452	100.0%
Total/Wtd. Avg.	17	915,577	100.0%	$13,694,452	100.0%
(1)	Based on the underwritten rent roll dated January 16, 2026.
(2)	Lease Rollover Schedule is based on the lease expiration dates of all direct leases in place. Certain tenants have more than one lease.
(3)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.
(4)	UW Base Rent Expiring and % of UW Base Rent Expiring are inclusive of contractual rent steps equal to $181,812 underwritten through January 2027 and antenna income equal to approximately $7,871.

Annex B	BMO 2026-5C15
No. 13 – Seneca One

The following table presents certain information relating to the operating history and underwritten net cash flow of the Seneca One Property:

Underwritten Cash Flow(1)
	2023	2024	TTM(2)	Underwritten	%(3)
Multifamily Base Rent	$2,541,195	$2,491,319	$2,557,050	$2,573,520	9.9%
Commercial Base Rent	10,456,047	12,743,336	14,981,008	22,975,226	88.2
Credit Tenant Rent Averaging	0	0	0	485,626	1.9
Gross Potential Rent	$12,997,242	$15,234,655	$17,538,058	$26,034,371	100.0%
Other Income(4)	2,305,099	2,577,296	3,129,231	3,714,933	14.3
(Multifamily Vacancy)	(87,002)	(94,603)	(128,367)	0	0.0
(Commercial Vacancy)	0	0	0	(9,077,283)	(34.9)
(Other Loss)	(150)	0	(100)	0	0.0
Effective Gross Income	$15,215,189	$17,717,348	$20,538,822	$20,672,021	79.4%
Total Expenses(5)	8,140,293	8,659,160	9,539,259	9,193,343	44.5
Net Operating Income	$7,074,896	$9,058,188	$10,999,563	$11,478,677	55.5%
Capital Expenditures	$0	$0	$0	$0	0.0
TI/LC	$0	$0	$0	$0	0.0
Net Cash Flow	$7,074,896	$9,058,188	$10,999,563	$11,478,677	55.5%
(1)	Based on the underwritten rent rolls dated January 16, 2026 (commercial) and December 4, 2025 (residential), with contractual rent steps equal to $181,812 through January 2027.
(2)	TTM represents the trailing 12-month period ending November 30, 2025.
(3)	% column represents percent of Gross Potential Rent for revenue lines and percent of Effective Gross Income for all remaining fields.
(4)	Other Income includes reimbursements, parking income, percentage rent, other commercial income, commercial storage income and antenna income.
(5)	Total Expenses includes management fees, real estate taxes, insurance, repairs and maintenance, utilities, payroll and benefits, general and administrative, marketing, janitorial and contract services.

Appraisal. According to the appraisal, the Seneca One Property had an “as-is” appraised value of $168,000,000 as of December 1, 2025. The table below shows the appraisal’s “as-is” conclusions.

Appraisal Valuation Summary(1)
Property Name	Appraised Value	Capitalization Rate
Seneca One	$168,000,000	8.75%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental assessment dated September 12, 2025, there was no evidence of any recognized environmental conditions at the Seneca One Property.

The Market. The Seneca One Property is located in Buffalo, New York. According to the appraisal, the Buffalo core-based statistical area (“Buffalo CBSA”) has an estimated 2024 population of approximately 1.2 million. The trade, transportation, and utilities sector is the largest employment sector in the Buffalo CBSA with approximately 18.1% of the workforce which trails the national average of 18.3%. Education & Health services and Government make up 17.9% and 16.1% of the Buffalo CBSA workforce, respectively. According to the appraisal, the 2024 average and median household income in the Buffalo CBSA was $92,095 and $74,719, respectively.

According to the appraisal, the Seneca One Property is located in the City of Buffalo office submarket. According to the appraisal, the City of Buffalo office submarket had an inventory of 10.012 million square feet with an 18.7% vacancy rate. The average asking rent is $18.11 per square foot, with an average asking rent of $18.34 in the region.

According to the appraisal, the Seneca One Property is located in the South Central apartment submarket. According to the appraisal, this submarket has an inventory of 3,469 units representing 13.4% of the total inventory in the Buffalo apartment market. The South Central apartment submarket has an asking rent of $1,267 a month, which is lower than the average of $1,308 in the region. The South Central retail submarket holds a vacancy rate of 10.3%.

Annex B	BMO 2026-5C15
No. 13 – Seneca One

According to the appraisal, the Seneca One Property is located in the Buffalo-Niagara MSA retail market. According to the appraisal, the Buffalo-Niagara MSA retail market had an inventory of 75,556,709 square feet as of the appraisal date and a vacancy rate of 6.4%. The average asking rent is $14.43 per square foot as Q3 2025.

The following table presents certain information relating to comparable multifamily properties to the Seneca One Property:

Multifamily Rent Comparable Rental Summary(1)
Property Name Location	Year Built / Renovated	Occupancy	# Units	Unit Mix	Average SF per Unit	Average Rent per SF	Average Rent per Unit
Seneca One Buffalo, NY	1972 / 2019-2021	98.3%(2)	66(2) 25(2) 15(2) 6(2) 3(2)	Studio 1BR/1BA 2BR/2BA 3BR/2BA 3BR/3BA	618(2) 783(2) 979(2) 1,198(2) 2,020(2)	$2.60(2) $2.33(2) $2.71(2) $2.50(2) $1.54(2)	$1,608(2) $1,827(2) $2,477(2) $2,996(2) $3,120(2)
237 Main Street Buffalo, NY	1912 / 2019	94.0%	64	1BR/1.5BA 2BR/1.5BA 2BR/2BA 3BR/2.5BA	949 1,125 1,630 2,178	$2.38 $2.28 $2.25 $1.96	$2,260 $2,560 $3,660 $4,260
451 Elmwood Avenue Buffalo, NY	2021 / NAP	100.0%	26	1BR/1BA 2BR/2BA 3BR/2BA	1,218 1,377 2,094	$2.08 $1.93 $2.08	$2,535 $2,660 $4,355
500 Pearl Street Buffalo, NY	2019 / NAP	100.0%	12	1BR/1BA 2BR/2BA 3BR/2BA	1,210 1,411 2,180	$2.29 $2.28 $2.22	$2,775 $3,213 $4,850
1155 Main Street Buffalo, NY	2020 / NAP	94.0%	217	Studio 1BR/1BA 2BR/2BA	370 490 778	$3.35 $3.27 $2.96	$1,239 $1,600 $2,300
74 Franklin Street Buffalo, NY	1935 / 2022	98.0%	114	Studio 1BR/1BA 2BR/2BA 2BR/2BA	499 731 987 1,113	$3.41 $2.74 $2.35 $2.42	$1,700 $2,000 $2,320 $2,695
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated December 4, 2025.

Annex B	BMO 2026-5C15
No. 13 – Seneca One

The following table presents certain information relating to comparable retail leases for the Seneca One Property:

Comparable Retail Rental Summary(1)
Property Name / Location	Year Built / Renovated	Gross Building Area (SF)	Tenant Size (SF)	Tenant Name	Base Rent PSF	Commencement	Lease Term (Months)
Seneca One	1972 / 2019-2021	915,577(2)	22,208(2)	Serendipity Labs	$29.30(2)	Feb-21(2)	121(2)
Buffalo, NY
337 Ellicott Street	NAV	NAV	16,508	Big Ditch Brewing	$18.67	Jul-20	120.0
Buffalo, NY
562 Main Street	NAV	NAV	3,824	NexGen Fitness	$21.00	Apr-21	126.0
Buffalo, NY
763 Main Street	NAV	NAV	2,870	Anything Arts	$15.05	May-22	36.0
Buffalo, NY
562 Main Street	NAV	NAV	3,870	Flint Buffalo	$13.20	Oct-21	72.0
Buffalo, NY
500 Pearl Street	NAV	NAV	7,746	VICE	$25.02	Mar-21	120.0
Buffalo, NY
899 Main Street	NAV	NAV	1,062	Unapologetic Coffee	$24.00	Dec-24	120.0
Buffalo, NY
(1)	Information obtained from the appraisal unless otherwise indicated.
(2)	Based on the underwritten rent roll dated January 16, 2026.

Annex B	BMO 2026-5C15
No. 14 – 118 Northeast 39th Street
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BMO	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$17,677,000	Title:	Fee
Cut-off Date Principal Balance:	$17,677,000	Property Type – Subtype:	Retail – Single Tenant
% of IPB:	2.8%	Net Rentable Area (SF):	4,700
Loan Purpose:	Refinance	Location:	Miami, FL
Borrower:	Thor 118 NE 39th LLC	Year Built / Renovated:	1938 / 2015
Borrower Sponsor:	Joseph Sitt	Occupancy:	100.0%
Interest Rate:	7.05000%	Occupancy Date:	6/6/2026
Note Date:	5/14/2026	4th Most Recent NOI (As of):	$1,383,381 (12/31/2023)
Maturity Date:	6/6/2031	3rd Most Recent NOI (As of):	$1,448,779 (12/31/2024)
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$1,495,378 (12/31/2025)
Original Term:	60 months	Most Recent NOI (As of):	$1,501,031 (TTM 3/31/2026)
Original Amortization Term:	None	UW Economic Occupancy:	97.0%
Amortization Type:	Interest Only	UW Revenues:	$1,661,572
Call Protection:	L(24),DorYM1(29),O(7)	UW Expenses:	$133,831
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$1,527,741
Additional Debt:	No	UW NCF:	$1,527,741
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$26,200,000 / $5,574
Additional Debt Type:	N/A	Appraisal Date:	4/2/2026

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$3,761
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$3,761
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	67.5%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	67.5%
TI / LC Reserve:	$0	Springing	N/A	UW NCF DSCR:	1.21x
				UW NOI Debt Yield:	8.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$17,677,000	93.5%	Loan Payoff	$18,402,878	97.4%
Sponsor Equity	1,223,161	6.5	Closing Costs	497,283	2.6
Total Sources	$18,900,161	100.0%	Total Uses	$18,900,161	100.0%

The Loan. The fourteenth largest mortgage loan (the “118 Northeast 39th Street Mortgage Loan”) is secured by the borrower’s fee interest in a single-tenant retail center totaling 4,700 square feet located in Miami, Florida (the “118 Northeast 39th Street Property”). The 118 Northeast 39th Street Mortgage Loan was originated on May 14, 2026 by Bank of Montreal and accrues interest at a fixed rate of 7.05000% per annum on an Actual/360 basis. The 118 Northeast 39th Street Mortgage Loan has an initial term of five years and is interest-only for the full term. The scheduled maturity date of the 118 Northeast 39th Street Mortgage Loan is the payment date that occurs on June 6, 2031.

The Property. The 118 Northeast 39th Street Property is comprised of a single, two-story single-tenant retail building totaling 4,700 square feet. According to the appraisal, the 118 Northeast 39th Street Property is positioned within the Miami Design District of Miami, Florida. The 118 Northeast 39th Street Property was constructed in 1938, with renovations completed in 2015 on an approximately 0.11 acre site. The 118 Northeast 39th Street Property was 100.0% occupied by Stefano Ricci as of June 6, 2026.

Sole Tenant.

Stefano Ricci (4,700 square feet; 100.0% of NRA; 100.0% of underwritten base rent): Stefano Ricci is a luxury lifestyle company with all of its products produced in Italy. Stefano Ricci is headquartered in Fiesole, Italy. Stefano Ricci is on a

Annex B	BMO 2026-5C15
No. 14 – 118 Northeast 39th Street

lease that commenced in August 2015, with a current lease term expiring on January 15, 2031, with no extension options and no termination options.

Environmental. According to the Phase I environmental assessment dated April 2, 2026, there was no evidence of any recognized environmental conditions at the 118 Northeast 39th Street Property.

Appraisal. According to the appraisal, the 118 Northeast 39th Street Property had an “as-is” appraised value of $26,200,000 as of April 2, 2026. The table below shows the appraisal’s “as-is” conclusions.

Appraisal Valuation Summary(1)
Appraisal Approach	Appraised Value	Capitalization Rate
Income Capitalization Approach	$26,200,000	5.75%
(1)	Source: Appraisal.

The following table presents certain information relating to the historical and current occupancy of the 118 Northeast 39th Street Property:

Historical and Current Occupancy(1)
2023	2024	2025	Current(2)
100.0%	100.0%	100.0%	100.0%
(1)	Historical Occupancies are dated as of December 31 for each respective year.
(2)	Based on the underwritten rent roll dated June 6, 2026.

The following table presents certain information relating to the sole tenant at the 118 Northeast 39th Street Property:

Sole Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(2)	UW Base Rent(2)	% of Total UW Base Rent(2)	Lease Expiration Date
Stefano Ricci	NR/NR/NR	4,700	100.0%	$343.13	$1,612,700	100.0%	1/15/2031
Total Occupied		4,700	100.0%	$343.13	$1,612,700	100.0%
Vacant Space		0	0.0
Total / Wtd. Avg.		4,700	100.0%
(1)	Based on the underwritten rent roll dated June 6, 2026.
(2)	UW Base Rent PSF, UW Base Rent and % of Total UW Base Rent include contractual rent steps of $46,972 through January 16, 2027.

Annex B	BMO 2026-5C15
No. 14 – 118 Northeast 39th Street

The following table presents certain information relating to the tenant lease expiration at the 118 Northeast 39th Street Property:

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(2)	% of UW Base Rent Expiring(2)		Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(2)	Cumulative % of UW Base Rent Expiring(2)
Vacant	NAP	0	0.0%	NAP	NA	P	0	0.0%	NAP	NAP
2026 & MTM	0	0	0.0	0	0.0%		0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2030	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2031	1	4,700	100.0	1,612,700	100.0		4,700	100.0%	$1,612,700	100.0%
2032	0	0	0.0	0	0.0		4,700	100.0%	$1,612,700	100.0%
2033	0	0	0.0	0	0.0		4,700	100.0%	$1,612,700	100.0%
2034	0	0	0.0	0	0.0		4,700	100.0%	$1,612,700	100.0%
2035	0	0	0.0	0	0.0		4,700	100.0%	$1,612,700	100.0%
2036	0	0	0.0	0	0.0		4,700	100.0%	$1,612,700	100.0%
2037 & Thereafter	0	0	0.0	0	0.0		4,700	100.0%	$1,612,700	100.0%
Total	1	4,700	100.0%	$1,612,700	100.0%
(1)	Based on the underwritten rent roll dated June 6, 2026.
(2)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring include contractual rent steps of $46,972 through January 16, 2027.

Annex B	BMO 2026-5C15
No. 14 – 118 Northeast 39th Street

The following table presents certain information relating to the operating history and underwritten net cash flows of the 118 Northeast 39th Street Property:

Operating History and Underwritten Net Cash Flow
	2023	2024	2025	T12 March 2026	Underwritten	Per Square Foot	%(1)
Gross Potential Rent	$1,471,788	$1,514,399	$1,559,756	$1,565,728	$1,565,728	$333.13	91.4%
Rent Steps(2)	0	0	0	0	46,972	9.99	2.7
Reimbursement Income	83,749	115,805	113,139	113,139	100,261	21.33	5.9
Miscellaneous Income	2,687	11,301	0	0	0	0.00	0.0
Gross Revenue	$1,558,225	$1,641,505	$1,672,895	$1,678,867	$1,712,960	$364.46	100.0%
(Vacancy)	0	0	0	0	(51,389)	(10.93)	(3.0)
Effective Gross Income	$1,558,225	$1,641,505	$1,672,895	$1,678,867	$1,661,572	$353.53	97.0%
Management Fee	58,176	71,534	66,916	67,155	33,231	7.07	2.0
Real Estate Taxes	83,130	81,014	80,831	80,831	88,609	18.85	5.3
Insurance	30,575	25,183	29,512	29,512	11,652	2.48	0.7
Other Expenses(3)	2,963	14,995	258	338	338	0.07	0.0
Total Expenses	$174,844	$192,726	$177,517	$177,836	$133,831	$28.47	8.1%
Net Operating Income	$1,383,381	$1,448,779	$1,495,378	$1,501,031	$1,527,741	$325.05	91.9%
Capital Expenditures	0	0	0	0	0	0.00	0.0
TI/LC	0	0	0	0	0	0.00	0.0
Net Cash Flow	$1,383,381	$1,448,779	$1,495,378	$1,501,031	$1,527,741	$325.05	91.9%
(1)	% column represents percent of Gross Revenue for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(2)	Underwritten Rent Steps include contractual rent steps of $46,972 through January 16, 2027.
(3)	Other Expenses consist of utilities and general and administrative.

The Market. The 118 Northeast 39th Street Property is located centrally within the Design District of Miami, Florida. According to the appraisal, Miami’s Design District is an 18-square block neighborhood that is currently home to more than 60 luxury boutiques and dozens of restaurants. Miami is located within Miami-Dade County and is part of the Miami-Miami Beach-Kendall metropolitan area. According to the appraisal, the 118 Northeast 39th Street Property is located in the Wynwood-Design District retail submarket within the Miami-Dade County retail market. As of the first quarter of 2026, the Wynwood-Design District retail submarket had inventory of 3,984,648 square feet, a vacancy rate of 7.4%, and average asking rent of $68.56 per square foot.

According to the appraisal, the 2025 total population within a one-, three- and five-mile radius of the 118 Northeast 39th Street Property was 34,282, 229,075 and 566,178, respectively. Furthermore, the 2025 average household income within the same radii was $139,007, $98,860 and $114,253, respectively.

Annex B	BMO 2026-5C15
No. 14 – 118 Northeast 39th Street

The following table presents information relating to comparable leases for the 118 Northeast 39th Street Property:

Comparable Leases Summary(1)
Property Name	Location	Tenant Name	Lease Term (Years)	Size (SF)	Annual Base Rent PSF	Occupancy %	Lease Type
118 Northeast 39th Street	Miami, FL	Stefano Ricci	15.4	4,700(2)	$343.13(2)	100.0%(2)	NNN
Design 41	Miami, FL	Confidential Upscale	120	1,529	$415.00	100.0%	NNN
Atlas Plaza	Miami, FL	Tag Heuer	120	1,722	$305.46	100.0%	NNN
Confidential	Miami, FL	Confidential	120	5,384	$400.00	100.0%	NNN
Confidential	Miami, FL	Confidential	120	4,009	$350.00	100.0%	NNN
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated June 6, 2026.

Annex B	BMO 2026-5C15
No. 15 – Fresh Edge Portfolio
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BMO	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$16,400,000	Title:	Fee
Cut-off Date Principal Balance:	$16,400,000	Property Type – Subtype:	Industrial – Warehouse
% of IPB:	2.6%	Net Rentable Area (SF):	132,914
Loan Purpose:	Acquisition	Location:	Indianapolis, IN
Borrower:	Fresh Produce IN OK Industrial, LLC	Year Built / Renovated(1):	Various / NAP
Borrower Sponsors:	Dax T.S. Mitchell, Andrew Gi and Neil Wahlgren	Occupancy:	100.0%
Interest Rate:	5.80000%	Occupancy Date:	6/6/2026
Note Date:	5/14/2026	4th Most Recent NOI (As of)(2):	NAV
Maturity Date:	6/6/2031	3rd Most Recent NOI (As of)(2):	NAV
Interest-only Period:	60 months	2nd Most Recent NOI (As of)(2):	NAV
Original Term:	60 months	Most Recent NOI (As of)(2):	NAV
Original Amortization Term:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$1,895,250
Call Protection:	L(24),YM1(31),O(5)	UW Expenses(2):	$0
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$1,895,250
Additional Debt:	No	UW NCF:	$1,775,627
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$24,650,000 / $185
Additional Debt Type:	N/A	Appraisal Date:	3/27/2026

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$123
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$123
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	66.5%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	66.5%
TI / LC Reserve:	$0	Springing	N/A	UW NCF DSCR:	1.84x
				UW NOI Debt Yield:	11.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$16,400,000	61.3%	Purchase Price	$25,253,165	94.5%
Sponsor Equity	10,332,215	38.7	Closing Costs(3)	1,479,050	5.5
Total Sources	$26,732,215	100.0%	Total Uses	$26,732,215	100.0%
(1)	See “Portfolio Summary” below.
(2)	The Fresh Edge Portfolio Properties (as defined below) are 100.0% occupied by FreshEdge, LLC on a triple net lease with an expiration date of May 31, 2046. The lease features no landlord obligations, a fixed annual rental rate with rate steps, and the tenant is responsible for all expenses. Given the Fresh Edge Portfolio Properties were recently acquired by the borrower sponsor and are subject to a triple net lease, which commenced in 2026, historical cash flows are not available.
(3)	Closing Costs include a rate buydown of $820,000.

The Loan. The fifteenth largest mortgage loan (the “Fresh Edge Portfolio Mortgage Loan”) is secured by the borrower’s fee interest in two industrial properties (the “Fresh Edge Portfolio Properties”). The Fresh Edge Portfolio Mortgage Loan is evidenced by a single promissory note in the original principal amount of $16,400,000. The Fresh Edge Portfolio Mortgage Loan was originated on May 14, 2026 by Bank of Montreal. The Fresh Edge Portfolio Mortgage Loan has a five-year interest only term and accrues interest at a rate of 5.80000% per annum on an Actual/360 basis. The scheduled maturity date of the Fresh Edge Portfolio Mortgage Loan is the payment date that occurs on June 6, 2031.

The Properties. The Fresh Edge Portfolio Properties consist of two industrial warehouse properties, with an aggregate of 132,914 square feet, located at 4501 East Massachusetts Avenue (the “4501 East Massachusetts Avenue Property”) and 5930 West 82nd Street (the “5930 West 82nd Street Property”), in Indianapolis, Indiana. As of June 6, 2026, the Fresh Edge Portfolio Properties are 100.0% occupied by FreshEdge, LLC (“Fresh Edge”).

Annex B	BMO 2026-5C15
No. 15 – Fresh Edge Portfolio

The following table presents certain information relating to the Fresh Edge Portfolio Properties:

Portfolio Summary
Property Name	Year Built / Renovated	Net Rentable Area (SF) (1)	Occupancy %(1)	Allocated Loan Amount (“ALA”)	% of ALA	Appraised Value	% of Appraised Value	UW Base Rent(1)	% of UW Base Rent(1)
4501 East Massachusetts Avenue	2004 / NAP	104,114	100.0%	$12,850,000	78.4%	$19,300,000	78.3%	$1,562,720	78.3%
5930 West 82nd Street	1980 / NAP	28,800	100.0%	3,550,000	21.6	5,350,000	21.7	432,280	21.7
Total / Wtd. Avg.		132,914	100.0%	$16,400,000	100.0%	$24,650,000	100.0%	$1,995,000	100.0%
(1)	Based on the underwritten rent roll dated as of June 6, 2026.

4501 East Massachusetts Avenue (78.3% of NRA; 78.3% of underwritten base rent). The 4501 East Massachusetts Avenue Property is a 104,114 square foot, industrial warehouse property containing a single one-story building located on an 11.86-acre site. The 4501 East Massachusetts Avenue Property was built in 2004 and has clear heights of 19.25 – 32.08 feet.

5930 West 82nd Street (21.7% of NRA; 21.7% of underwritten base rent). The 5930 West 82nd Street Property is a 28,800 square foot, industrial warehouse property containing a single one-story building located on a 3.39-acre site. The 5930 West 82nd Street Property was built in 1980 has clear heights of 19 feet.

Sole Tenant.

Fresh Edge (132,914 square feet; 100.0% NRA; 100.0% of underwritten base rent): Fresh Edge provides both the food service and retail operations with fruit, vegetables, proteins, fresh grab-n-go oﬀerings, dairy, floral, and specialty products. Fresh Edge was established in Indianapolis, Indiana in 2019. Fresh Edge has been a tenant at the Fresh Edge Portfolio Properties since June 1, 2026, pursuant to a lease expiring May 31, 2046, with two, 10-year renewal options and no termination options.

Appraisals. According to the appraisals, the Fresh Edge Portfolio Properties have an aggregate “as-is” appraised value of $24,650,000 as of March 27, 2026. The table below shows the appraisal’s “as-is” conclusions.

Appraisal Valuation Summary(1)
Property Name	Appraisal Approach	Appraised Value	Capitalization Rate
4501 East Massachusetts Avenue	Direct Capitalization Approach	$19,300,000	7.75%
5930 West 82nd Street	Direct Capitalization Approach	$5,350,000	7.75%
(1)	Source: Appraisal.

Environmental. According to the Phase I environmental assessments dated February 13, 2026 and February 27, 2026, there was evidence of a recognized environmental condition at the 5930 West 82nd Street Property as a result of subservice impacts due to prior site uses. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

The following table presents certain information relating to the historical and current occupancy of the Fresh Edge Portfolio Properties:

Historical and Current Occupancy(1)
2023	2024	2025	Current(2)
NAV	NAV	NAV	100.0%
(1)	Historical occupancies are not available as the Fresh Edge Portfolio Properties were acquired in March 2026.
(2)	Current occupancy is based on the underwritten rent roll dated as of June 6, 2026.

Annex B	BMO 2026-5C15
No. 15 – Fresh Edge Portfolio

The following table presents certain information relating to the sole tenant at the Fresh Edge Portfolio Properties:

Sole Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/ Fitch	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	UW Base Rent	% of Total UW Base Rent	Lease Exp. Date
Fresh Edge(2)	NR/NR/NR	132,914	100.0%	$15.01	$1,995,000	100.0%	5/31/2046
Occupied Collateral Total / Wtd. Avg.		132,914	100.0%	$15.01	$1,995,000	100.0%
Vacant Space		0	0.0%
Collateral Total		132,914	100.0%

(1)	Based on the underwritten rent roll dated as of June 6, 2026.
(2)	The Fresh Edge lease has two, 10-year renewal options and no termination options.

The following table presents certain information relating to the tenant lease expiration at the Fresh Edge Portfolio Properties:

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring		Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NA	P	0	0.0%	NAP	NAP
2026 & MTM	0	0	0.0	$0	0.0%		0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2030	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2031	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2032	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2033	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2034	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2035	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2036	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2037 & Thereafter	2	132,914	100.0	1,995,000	100.0		132,914	100.0%	$1,995,000	100.0%
Total	2	132,914	100.0%	$1,995,000	100.0%
(1)	Based on the underwritten rent roll dated as of June 6, 2026.

Annex B	BMO 2026-5C15
No. 15 – Fresh Edge Portfolio

The following table presents certain information relating to the underwritten cash flows of the Fresh Edge Portfolio Properties:

Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Gross Potential Rent	$1,995,000	$15.01	100.0%
(Vacancy)	(99,750)	($0.75)	(5.0)
Effective Gross Income	$1,895,250	$14.26	95.0%
Total Expenses(1)	$0	$0.00	0.0%
Net Operating Income	$1,895,250	$14.26	100.0%
TI / LC	93,040	0.70	4.9
Replacement Reserves	26,583	0.20	1.4
Net Cash Flow	$1,775,627	$13.36	93.7%
(1)	The Fresh Edge Portfolio Properties (as defined below) are 100.0% occupied by FreshEdge, LLC on a triple net lease with an expiration date of May 31, 2046. The lease features no landlord obligations, a fixed annual rental rate with rate steps, and the tenant is responsible for all expenses. Given the Fresh Edge Portfolio Properties were recently acquired by the borrower sponsor and are subject to a triple net lease, which commenced in 2026, historical cash flows are not available.
(2)	% column represents percent of Gross Potential Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

The Market. The Fresh Edge Portfolio Properties are located in Indianapolis, Indiana, within Marion County and the Indianapolis-Carmel-Greenwood, IN metropolitan statistical area (“Indianapolis MSA”). According to the appraisal, the Indianapolis MSA is an industrial, commercial and transportation center for the Midwestern United States and had a population of 2,173,541 as of 2024. Indianapolis is approximately 99 miles northwest of Cincinnati, Ohio and 106 miles north of Louisville, Kentucky. Indianapolis is accessed by Interstate 65, Interstate 74, Interstate 465, U.S. Route 36 and U.S. Route 40 which intersect the city, with air transportation provided by Indianapolis International Airport, approximately 13 miles southwest of the Indianapolis central business district.

The Fresh Edge Portfolio Properties are located within the Indianapolis industrial market. According to the appraisal, as of the fourth quarter of 2025, the Indianapolis industrial market has a total inventory of 450,750,680 square feet, a vacancy rate of 8.1% and an average asking rent of $6.89 per square foot.

The following table presents certain market information relating to the Fresh Edge Portfolio Properties:

Industrial Market Area Summary(1)
Property	Market	Submarket	Submarket Inventory (SF)(2)	Submarket Vacancy(2)	Submarket Rent PSF(2)	2024 Population (5-mile Radius)	2024 Average Household Income (5-mile Radius)
4501 East Massachusetts Avenue	Indianapolis	Brookside Center	7,962,313	3.7%	$8.54	278,599	$88,153
5930 West 82nd Street	Indianapolis	Park 100	22,933,466	4.0%	$8.43	139,475	$122,268
(1)	Source: Appraisals, unless otherwise indicated.
(2)	Submarket Inventory, Submarket Vacancy, and Submarket NNN Rent PSF are as of the fourth quarter of 2025.

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ANNEX C

MORTGAGE POOL INFORMATION

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex C	BMO 2026-5C15
Collateral Characteristics

WA 0.1%
OR N/A
CA 10.6%
NV 5.9%
ID N/A
MT N/A
WY N/A
UT N/A
AZ N/A
CO N/A
NM N/A
ND N/A
SD N/A
NE N/A
KS 0.2%
OK 0.2%
TX 6.2%
MN 0.02%
IA 0.01%
MO 1.5%
AR N/A
LA 0.1%
WI 0.1%
IL 3.6%
MI 0.3%
IN 3.3%
OH 3.5%
KY 2.0%
TN 0.3%
MS 0.1%
AL 0.2%
GA 0.9%
FL 3.3%
SC 4.2%
NC 0.4%
VA 0.2%
WV N/A
PA 0.1%
NY 39.9%
VT 0.1%
ME N/A
NH N/A
MA N/A
RI N/A
CT 0.02%
NJ 11.3%
DE N/A
MD N/A
AK 1.1%
HI N/A
Percentage of Allocated Loan Amount
> 4.0% of Total Loan Amount
1.5%-4.0% of Total Loan Amount
0.5%-1.4% of Total Loan Amount
< 0.5% of Total Loan Amount
States without Properties

Annex C	BMO 2026-5C15
Collateral Characteristics
Mortgaged Properties by Type(1)
					Weighted Average
Property Type	Property Subtype	Number of Properties	Cut-off Date Principal Balance	% of IPB	UW NCF DSCR(2)(3)(4)	UW NOI Debt Yield(2)(4)	Cut-off Date LTV(2)(4)(5)	Maturity Date/ARD LTV(2)(4)(5)
Multifamily	High Rise	4	$101,990,000	16.3%	1.36x	9.3%	66.3%	66.3%
	Garden	5	65,500,000	10.5	1.38x	8.8%	67.8%	67.8%
	Mid Rise	2	37,900,000	6.1	1.24x	8.6%	65.6%	65.6%
	Student Housing	1	13,100,000	2.1	1.39x	10.2%	61.7%	61.7%
	Subtotal / Weighted Average:	12	$218,490,000	34.9%	1.34x	9.1%	66.3%	66.3%
Industrial	Warehouse	8	$100,347,482	16.0%	2.45x	17.7%	51.3%	51.3%
	Warehouse/Distribution	85	48,155,357	7.7	1.90x	10.6%	51.4%	51.4%
	Flex	1	36,925,183	5.9	1.65x	11.1%	68.0%	68.0%
	Manufacturing	1	11,000,000	1.8	1.30x	9.8%	66.3%	66.3%
	Manufacturing/Distribution	5	1,694,511	0.3	1.93x	10.6%	49.8%	49.8%
	Storage/Warehouse	1	227,467	0.0	1.93x	10.6%	49.8%	49.8%
	Subtotal / Weighted Average:	101	$198,350,000	31.7%	2.10x	14.2%	55.3%	55.3%
Retail	Super Regional Mall	3	$93,462,447	14.9%	2.11x	18.7%	51.1%	50.4%
	Single Tenant	2	25,847,000	4.1	1.22x	8.6%	66.5%	66.5%
	Unanchored	1	4,100,000	0.7	1.31x	9.0%	69.2%	69.2%
	Subtotal / Weighted Average:	6	$123,409,447	19.7%	1.90x	16.3%	54.9%	54.4%
Office	CBD	1	$35,000,000	5.6%	2.40x	17.4%	50.8%	50.8%
	Suburban	1	15,000,000	2.4	1.69x	11.3%	63.6%	63.6%
	Medical	1	11,500,000	1.8	1.99x	13.4%	54.8%	54.8%
	Subtotal / Weighted Average:	3	$61,500,000	9.8%	2.15x	15.2%	54.7%	54.7%
Mixed Use	Multifamily/Office/Retail	1	$20,000,000	3.2%	2.24x	16.2%	42.3%	42.3%
	Multifamily/Retail	1	4,400,000	0.7	1.31x	9.0%	69.2%	69.2%
	Subtotal / Weighted Average:	2	$24,400,000	3.9%	2.07x	14.9%	47.2%	47.2%
Total / Weighted Average:		124	$626,149,447	100.0%	1.80x	13.0%	58.7%	58.6%
(1)	Because this table presents information relating to the mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts, individual appraised values, net cash flow or net operating income with respect to such individual mortgaged properties, as applicable.
(2)	In the case of Loan Nos. 1, 2, 3, 4, 5, 6, 7, 8, 10, 11, 12, 13, 16, 17 and 24, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 4, 7, 11, 13 and 24, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations exclude the related subordinate companion loan(s) or related mezzanine loan(s).
(3)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.
(4)	In the case of Loan No. 9, the Cut-off Date LTV, Maturity Date/ARD LTV, UW NCF DSCR and UW NOI Debt Yield are based on Cut-off Date Principal Balance after netting out a performance reserve amount of $1,200,000. The Cut-off Date LTV, Maturity Date/ARD LTV, UW NCF DSCR and UW NOI Debt Yield based on Cut-off Date Principal Balance without netting out the performance reserve are 67.5%, 67.5%, 1.35x and 9.1%, respectively.
(5)	In the case of Loan No. 4, the Cut-off Date LTV and Maturity Date/ARD LTV are calculated by using an appraised value based on an “as portfolio” assumption. Refer to the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” in the Preliminary Prospectus for additional details.

Annex C	BMO 2026-5C15
Collateral Characteristics
Mortgaged Properties by Location(1)
				Weighted Average
State	Number of Properties	Cut-off Date Principal Balance	% of IPB	UW NCF DSCR(2)(3)(4)	UW NOI Debt Yield(2)(4)	Cut-off Date LTV(2)(4)(5)	Maturity Date/ARD LTV(2)(4)(5)
New York	13	$250,105,363	39.9%	1.93x	14.4%	55.1%	55.1%
New Jersey	5	70,913,274	11.3	1.76x	12.4%	62.2%	62.2%
California	4	66,500,000	10.6	1.54x	9.9%	65.9%	65.9%
Texas	9	38,687,517	6.2	2.36x	16.8%	50.7%	50.7%
Nevada	1	36,925,183	5.9	1.65x	11.1%	68.0%	68.0%
South Carolina	3	26,148,677	4.2	1.82x	19.6%	47.5%	45.0%
Illinois	12	22,579,677	3.6	1.67x	11.1%	66.4%	66.4%
Ohio	11	22,195,593	3.5	1.55x	10.5%	60.9%	60.9%
Indiana	6	20,634,714	3.3	1.86x	11.4%	63.1%	63.1%
Florida	8	20,629,820	3.3	1.31x	8.9%	65.0%	65.0%
Kentucky	3	12,568,885	2.0	1.38x	9.9%	64.2%	64.2%
Missouri	5	9,322,676	1.5	1.33x	8.8%	62.5%	62.5%
Alaska	1	7,090,000	1.1	1.27x	10.2%	67.3%	67.3%
Georgia	5	5,862,060	0.9	1.93x	10.6%	49.8%	49.8%
North Carolina	4	2,689,213	0.4	1.93x	10.6%	49.8%	49.8%
Michigan	4	2,159,874	0.3	1.93x	10.6%	49.8%	49.8%
Tennessee	4	1,914,125	0.3	1.93x	10.6%	49.8%	49.8%
Kansas	3	1,462,592	0.2	1.93x	10.6%	49.8%	49.8%
Alabama	2	1,424,326	0.2	1.93x	10.6%	49.8%	49.8%
Oklahoma	3	1,262,761	0.2	1.93x	10.6%	49.8%	49.8%
Virginia	5	1,096,944	0.2	1.93x	10.6%	49.8%	49.8%
Vermont	1	866,253	0.1	1.93x	10.6%	49.8%	49.8%
Pennsylvania	2	706,849	0.1	1.93x	10.6%	49.8%	49.8%
Washington	1	669,646	0.1	1.93x	10.6%	49.8%	49.8%
Mississippi	3	549,322	0.1	1.93x	10.6%	49.8%	49.8%
Louisiana	1	440,053	0.1	1.93x	10.6%	49.8%	49.8%
Wisconsin	2	438,140	0.1	1.93x	10.6%	49.8%	49.8%
Minnesota	1	150,936	0.0	1.93x	10.6%	49.8%	49.8%
Connecticut	1	95,664	0.0	1.93x	10.6%	49.8%	49.8%
Iowa	1	59,311	0.0	1.93x	10.6%	49.8%	49.8%
Total / Weighted Average:	124	$626,149,447	100.0%	1.80x	13.0%	58.7%	58.6%
(1)	Because this table presents information relating to the mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts, individual appraised values, net cash flow or net operating income with respect to such individual mortgaged properties, as applicable.
(2)	In the case of Loan Nos. 1, 2, 3, 4, 5, 6, 7, 8, 10, 11, 12, 13, 16, 17 and 24, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 4, 7, 11, 13 and 24, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations exclude the related subordinate companion loan(s) or related mezzanine loan(s).
(3)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.
(4)	In the case of Loan No. 9, the Cut-off Date LTV, Maturity Date/ARD LTV, UW NCF DSCR and UW NOI Debt Yield are based on Cut-off Date Principal Balance after netting out a performance reserve amount of $1,200,000. The Cut-off Date LTV, Maturity Date/ARD LTV, UW NCF DSCR and UW NOI Debt Yield based on Cut-off Date Principal Balance without netting out the performance reserve are 67.5%, 67.5%, 1.35x and 9.1%, respectively.
(5)	In the case of Loan No. 4, the Cut-off Date LTV and Maturity Date/ARD LTV are calculated by using an appraised value based on an “as portfolio” assumption. Refer to the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” in the Preliminary Prospectus for additional details.

Annex C	BMO 2026-5C15
Collateral Characteristics
Cut-off Date Principal Balance

						Weighted Average
Range of Cut-off Date Principal Balances			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
$7,090,000	-	$9,999,999	4	31,010,000	5.0%	6.70471%	58	1.31x	9.0%	67.8%	67.8%
$10,000,000	-	$19,999,999	8	113,927,000	18.2	6.57417%	59	1.50x	10.2%	64.9%	64.9%
$20,000,000	-	$29,999,999	6	150,112,447	24.0	7.25157%	58	1.79x	14.5%	55.0%	54.6%
$30,000,000	-	$39,999,999	2	65,650,000	10.5	6.88846%	57	1.84x	13.3%	57.1%	57.1%
$40,000,000	-	$62,600,000	5	265,450,000	42.4	6.40698%	60	1.98x	13.6%	57.5%	57.5%
Total / Weighted Average:			25	$626,149,447	100.0%	6.70511%	59	1.80x	13.0%	58.7%	58.6%

Mortgage Interest Rates

						Weighted Average
Range of Mortgage Interest Rates			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
5.09677%(5)	-	5.99999%	3	$69,400,000	11.1%	5.33903%	59	1.85x	10.6%	55.9%	55.9%
6.00000%	-	6.49999%	7	184,250,000	29.4	6.28093%	59	1.54x	10.2%	66.4%	66.4%
6.50000%	-	6.99999%	7	173,520,000	27.7	6.77497%	59	1.70x	12.1%	61.7%	61.7%
7.00000%	-	7.99999%	6	149,017,000	23.8	7.07879%	59	2.06x	15.2%	52.5%	52.5%
8.00000%	-	9.12000%	2	49,962,447	8.0	8.80977%	56	2.25x	22.6%	42.1%	40.8%
Total / Weighted Average:			25	$626,149,447	100.0%	6.70511%	59	1.80x	13.0%	58.7%	58.6%

Original Term to Maturity in Months

				Weighted Average
Original Term to Maturity in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
60	25	$626,149,447	100.0%	6.70511%	59	1.80x	13.0%	58.7%	58.6%
Total / Weighted Average:	25	$626,149,447	100.0%	6.70511%	59	1.80x	13.0%	58.7%	58.6%

Remaining Term to Maturity in Months

						Weighted Average
Range of Remaining Term to Maturity in Months			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
54	-	60	25	$626,149,447	100.0%	6.70511%	59	1.80x	13.0%	58.7%	58.6%
Total / Weighted Average:			25	$626,149,447	100.0%	6.70511%	59	1.80x	13.0%	58.7%	58.6%
(1)	In the case of Loan Nos. 1, 2, 3, 4, 5, 6, 7, 8, 10, 11, 12, 13, 16, 17 and 24, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 4, 7, 11, 13 and 24, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations exclude the related subordinate companion loan(s) or related mezzanine loan(s).
(2)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.
(3)	In the case of Loan No. 9, the Cut-off Date LTV, Maturity Date/ARD LTV, UW NCF DSCR and UW NOI Debt Yield are based on Cut-off Date Principal Balance after netting out a performance reserve amount of $1,200,000. The Cut-off Date LTV, Maturity Date/ARD LTV, UW NCF DSCR and UW NOI Debt Yield based on Cut-off Date Principal Balance without netting out the performance reserve are 67.5%, 67.5%, 1.35x and 9.1%, respectively.
(4)	In the case of Loan No. 4, the Cut-off Date LTV and Maturity Date/ARD LTV are calculated by using an appraised value based on an “as portfolio” assumption. Refer to the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” in the Preliminary Prospectus for additional details.
(5)	The Mortgage Interest Rate shown to full precision is 5.096767533%.

Annex C	BMO 2026-5C15
Collateral Characteristics
Original Amortization Term in Months

				Weighted Average
Original Amortization Term in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
Interest Only	24	$601,187,000	96.0%	6.60484%	59	1.80x	12.7%	59.2%	59.2%
300	1	24,962,447	4.0	9.12000%	58	1.82x	20.0%	47.4%	44.8%
Total / Weighted Average:	25	$626,149,447	100.0%	6.70511%	59	1.80x	13.0%	58.7%	58.6%

Remaining Amortization Term in Months

				Weighted Average
Range of Remaining Amortization Term in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
Interest Only	24	$601,187,000	96.0%	6.60484%	59	1.80x	12.7%	59.2%	59.2%
298	1	24,962,447	4.0	9.12000%	58	1.82x	20.0%	47.4%	44.8%
Total / Weighted Average:	25	$626,149,447	100.0%	6.70511%	59	1.80x	13.0%	58.7%	58.6%

Amortization Types

				Weighted Average
Amortization Types	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
Interest Only	24	$601,187,000	96.0%	6.60484%	59	1.80x	12.7%	59.2%	59.2%
Amortizing Balloon	1	24,962,447	4.0	9.12000%	58	1.82x	20.0%	47.4%	44.8%
Total / Weighted Average:	25	$626,149,447	100.0%	6.70511%	59	1.80x	13.0%	58.7%	58.6%

Underwritten Net Cash Flow Debt Service Coverage Ratios(1)(2)(3)

						Weighted Average
Range of Underwritten Net Cash Flow Debt Service Coverage Ratios			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
1.20x	-	1.49x	14	$263,837,000	42.1%	6.62717%	59	1.33x	9.1%	66.4%	66.4%
1.50x	-	1.99x	7	219,712,447	35.1	6.45741%	59	1.82x	12.8%	59.5%	59.2%
2.00x	-	2.88x	4	142,600,000	22.8	7.23096%	58	2.64x	20.4%	43.2%	43.2%
Total / Weighted Average:			25	$626,149,447	100.0%	6.70511%	59	1.80x	13.0%	58.7%	58.6%
(1)	In the case of Loan Nos. 1, 2, 3, 4, 5, 6, 7, 8, 10, 11, 12, 13, 16, 17 and 24, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 4, 7, 11, 13 and 24, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations exclude the related subordinate companion loan(s) or related mezzanine loan(s).
(2)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.
(3)	In the case of Loan No. 9, the Cut-off Date LTV, Maturity Date/ARD LTV, UW NCF DSCR and UW NOI Debt Yield are based on Cut-off Date Principal Balance after netting out a performance reserve amount of $1,200,000. The Cut-off Date LTV, Maturity Date/ARD LTV, UW NCF DSCR and UW NOI Debt Yield based on Cut-off Date Principal Balance without netting out the performance reserve are 67.5%, 67.5%, 1.35x and 9.1%, respectively.
(4)	In the case of Loan No. 4, the Cut-off Date LTV and Maturity Date/ARD LTV are calculated by using an appraised value based on an “as portfolio” assumption. Refer to the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” in the Preliminary Prospectus for additional details.

Annex C	BMO 2026-5C15
Collateral Characteristics
LTV Ratios as of the Cut-off Date(1)(3)(4)

						Weighted Average
Range of Cut-off Date LTVs			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
36.8%	-	49.9%	5	$178,312,447	28.5%	7.04283%	58	2.39x	18.4%	44.0%	43.6%
50.0%	-	59.9%	2	46,500,000	7.4	6.65005%	57	2.30x	16.4%	51.8%	51.8%
60.0%	-	64.9%	7	150,170,000	24.0	6.82977%	59	1.53x	10.8%	63.0%	63.0%
65.0%	-	69.9%	9	228,917,000	36.6	6.44126%	60	1.46x	9.8%	67.4%	67.4%
70.0%	-	72.9%	2	22,250,000	3.6	5.98680%	56	1.37x	8.3%	72.2%	72.2%
Total / Weighted Average:			25	$626,149,447	100.0%	6.70511%	59	1.80x	13.0%	58.7%	58.6%

LTV Ratios as of the Maturity Date(1)(3)(4)

						Weighted Average
Range of Maturity Date LTVs			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
36.8%	-	49.9%	5	$178,312,447	28.5%	7.04283%	58	2.39x	18.4%	44.0%	43.6%
50.0%	-	59.9%	2	46,500,000	7.4	6.65005%	57	2.30x	16.4%	51.8%	51.8%
60.0%	-	64.9%	7	150,170,000	24.0	6.82977%	59	1.53x	10.8%	63.0%	63.0%
65.0%	-	69.9%	9	228,917,000	36.6	6.44126%	60	1.46x	9.8%	67.4%	67.4%
70.0%	-	72.9%	2	22,250,000	3.6	5.98680%	56	1.37x	8.3%	72.2%	72.2%
Total / Weighted Average:			25	$626,149,447	100.0%	6.70511%	59	1.80x	13.0%	58.7%	58.6%

Prepayment Protection

				Weighted Average
Prepayment Protection	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
Defeasance	13	$290,562,447	46.4%	6.94783%	58	1.63x	12.4%	60.5%	60.3%
Defeasance or Yield Maintenance	8	175,937,000	28.1	6.36925%	58	1.88x	12.6%	57.2%	57.2%
Yield Maintenance	4	159,650,000	25.5	6.63347%	60	2.02x	14.3%	57.0%	57.0%
Total / Weighted Average:	25	$626,149,447	100.0%	6.70511%	59	1.80x	13.0%	58.7%	58.6%

Loan Purpose

				Weighted Average
Loan Purpose	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)(3)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
Refinance	23	$547,149,447	87.4%	6.78516%	58	1.82x	13.2%	57.4%	57.3%
Acquisition	2	79,000,000	12.6	6.15064%	60	1.69x	11.2%	67.7%	67.7%
Total / Weighted Average:	25	$626,149,447	100.0%	6.70511%	59	1.80x	13.0%	58.7%	58.6%
(1)	In the case of Loan Nos. 1, 2, 3, 4, 5, 6, 7, 8, 10, 11, 12, 13, 16, 17 and 24, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 4, 7, 11, 13 and 24, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations exclude the related subordinate companion loan(s) or related mezzanine loan(s).
(2)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.
(3)	In the case of Loan No. 9, the Cut-off Date LTV, Maturity Date/ARD LTV, UW NCF DSCR and UW NOI Debt Yield are based on Cut-off Date Principal Balance after netting out a performance reserve amount of $1,200,000. The Cut-off Date LTV, Maturity Date/ARD LTV, UW NCF DSCR and UW NOI Debt Yield based on Cut-off Date Principal Balance without netting out the performance reserve are 67.5%, 67.5%, 1.35x and 9.1%, respectively.
(4)	In the case of Loan No. 4, the Cut-off Date LTV and Maturity Date/ARD LTV are calculated by using an appraised value based on an “as portfolio” assumption. Refer to the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” in the Preliminary Prospectus for additional details.

Annex C	BMO 2026-5C15
Collateral Characteristics
Previous Securitization History(1)

No.	Mortgage Loan Seller	Loan/Property Name	Location	Property Type	Cut-off Date Principal Balance	% of IPB	Previous Securitization
1.02	BMO, 3650 Capital	3700 S Kedzie Avenue	Chicago, IL	Industrial	$5,501,746	0.9%	BMARK 2016-B6
1.03	BMO, 3650 Capital	401 East Elm Street	Clyde, OH	Industrial	$5,025,634	0.8%	BANK 2019-BN18
1.04	BMO, 3650 Capital	1351 S. Wheeling Road	Wheeling, IL	Industrial	$4,327,335	0.7%	CD 2017-CD4
1.06	BMO, 3650 Capital	3200 South Kilbourn Avenue	Chicago, IL	Industrial	$3,696,045	0.6%	CF 2019-CF2
4.04	BMO, UBS AG, WFB	590 Northport Parkway	Savannah, GA	Industrial	$1,576,325	0.3%	MTN 2022-LPFL
4.07	BMO, UBS AG, WFB	482 Chaney Avenue	Greenwood, IN	Industrial	$1,016,161	0.2%	MTN 2022-LPFL
4.08	BMO, UBS AG, WFB	5000 North Ridge Trail	Davenport, FL	Industrial	$1,011,909	0.2%	MTN 2022-LPFL
4.09	BMO, UBS AG, WFB	5005 Samuell Blvd.	Mesquite, TX	Industrial	$956,637	0.2%	MTN 2022-LPFL
4.10	BMO, UBS AG, WFB	635 Community Drive	South Burlington, VT	Industrial	$866,253	0.1%	MTN 2022-LPFL
4.14	BMO, UBS AG, WFB	1509 Leestown Road	Frankfort, KY	Industrial	$822,708	0.1%	MTN 2022-LPFL
4.15	BMO, UBS AG, WFB	1601 Brown Road	Orion, MI	Industrial	$818,456	0.1%	MTN 2022-LPFL
4.16	BMO, UBS AG, WFB	22525 West 167th Street	Olathe, KS	Industrial	$805,701	0.1%	MTN 2022-LPFL
4.17	BMO, UBS AG, WFB	1414 South Council Road	Oklahoma City, OK	Industrial	$791,883	0.1%	MTN 2022-LPFL
4.18	BMO, UBS AG, WFB	4690 Global Avenue NW	Concord, NC	Industrial	$788,694	0.1%	MTN 2022-LPFL
4.19	BMO, UBS AG, WFB	3466 Shippers Drive	Grand Rapids, MI	Industrial	$778,065	0.1%	MTN 2022-LPFL
4.20	BMO, UBS AG, WFB	4555 West Highway 146	Buckner, KY	Industrial	$746,177	0.1%	MTN 2022-LPFL
4.21	BMO, UBS AG, WFB	9780 Mopar Drive	Streetsboro, OH	Industrial	$735,548	0.1%	MTN 2022-LPFL
4.22	BMO, UBS AG, WFB	3779 Lake Shore Road	Hamburg, NY	Industrial	$722,792	0.1%	MTN 2022-LPFL
4.25	BMO, UBS AG, WFB	8951 Mirabel Road	Indianapolis, IN	Industrial	$652,639	0.1%	MTN 2022-LPFL
4.26	BMO, UBS AG, WFB	8411 Florida Mining Boulevard	Tampa, FL	Industrial	$639,884	0.1%	MTN 2022-LPFL
4.27	BMO, UBS AG, WFB	900 Hutchinson Place	Lebanon, TN	Industrial	$639,671	0.1%	MTN 2022-LPFL
4.28	BMO, UBS AG, WFB	5440 Haggerty Lane	LaFayette, IN	Industrial	$637,758	0.1%	MTN 2022-LPFL
4.29	BMO, UBS AG, WFB	5703 Mitchell Avenue	St. Joseph, MO	Industrial	$627,129	0.1%	MTN 2022-LPFL
4.30	BMO, UBS AG, WFB	1103 Powderhouse Road SE	Aiken, SC	Industrial	$612,248	0.1%	MTN 2022-LPFL
4.32	BMO, UBS AG, WFB	14001 Jetport Loop	Fort Myers, FL	Industrial	$594,178	0.1%	MTN 2022-LPFL
4.33	BMO, UBS AG, WFB	505 Morgan Lakes Industrial Blvd.	Savannah, GA	Industrial	$593,115	0.1%	MTN 2022-LPFL
(1)	The table above represents the properties for which the previously existing debt was most recently securitized, based on information provided by the related borrower or obtained through searches of a third-party database.

Annex C	BMO 2026-5C15
Collateral Characteristics
Previous Securitization History(1) (continued)

No.	Mortgage Loan Seller	Loan/Property Name	Location	Property Type	Cut-off Date Principal Balance	% of IPB	Previous Securitization
4.34	BMO, UBS AG, WFB	21200 Spring Plaza Drive	Spring, TX	Industrial	$588,863	0.1%	MTN 2022-LPFL
4.35	BMO, UBS AG, WFB	3058 Lakemont Blvd	Fort Mill, SC	Industrial	$573,982	0.1%	MTN 2022-LPFL
4.36	BMO, UBS AG, WFB	2000 Luna Road	Carrollton, TX	Industrial	$564,416	0.1%	MTN 2022-LPFL
4.37	BMO, UBS AG, WFB	101 North Campus Drive	Imperial, PA	Industrial	$467,689	0.1%	MTN 2022-LPFL
4.38	BMO, UBS AG, WFB	4651 Prosper Drive	Stow, OH	Industrial	$467,689	0.1%	MTN 2022-LPFL
4.39	BMO, UBS AG, WFB	5025 Tuggle Road	Memphis, TN	Industrial	$464,926	0.1%	MTN 2022-LPFL
4.40	BMO, UBS AG, WFB	450 Northpointe Court	Covington, LA	Industrial	$440,053	0.1%	MTN 2022-LPFL
4.41	BMO, UBS AG, WFB	1602 Vincent Drive	Sauget, IL	Industrial	$431,550	0.1%	MTN 2022-LPFL
4.42	BMO, UBS AG, WFB	8644 Polk Lane	Olive Branch, MS	Industrial	$430,062	0.1%	MTN 2022-LPFL
4.43	BMO, UBS AG, WFB	800 Lindale Industrial Parkway	Lindale, TX	Industrial	$425,172	0.1%	MTN 2022-LPFL
4.44	BMO, UBS AG, WFB	2465 Fontaine Street	Kenton, OH	Industrial	$418,794	0.1%	MTN 2022-LPFL
4.45	BMO, UBS AG, WFB	1430 South Wolf Road	Wheeling, IL	Industrial	$418,794	0.1%	MTN 2022-LPFL
4.46	BMO, UBS AG, WFB	2552 South 98th Street	Edwardsville, KS	Industrial	$416,669	0.1%	MTN 2022-LPFL
4.47	BMO, UBS AG, WFB	1000 Knell Road	Montgomery, IL	Industrial	$395,410	0.1%	MTN 2022-LPFL
4.48	BMO, UBS AG, WFB	747 Mill Park Drive	Lancaster, OH	Industrial	$393,284	0.1%	MTN 2022-LPFL
4.49	BMO, UBS AG, WFB	502 West Independence Drive	Edinburg, TX	Industrial	$391,158	0.1%	MTN 2022-LPFL
4.50	BMO, UBS AG, WFB	38401 Amrhein Road	Livonia, MI	Industrial	$389,032	0.1%	MTN 2022-LPFL
4.51	BMO, UBS AG, WFB	6101 SW 44th Street	Oklahoma City, OK	Industrial	$340,563	0.1%	MTN 2022-LPFL
4.52	BMO, UBS AG, WFB	700 Hudson Road	Griffin, GA	Industrial	$329,508	0.1%	MTN 2022-LPFL
4.53	BMO, UBS AG, WFB	685 Alliance Parkway	Hewitt, TX	Industrial	$319,092	0.1%	MTN 2022-LPFL
4.54	BMO, UBS AG, WFB	5101 West Waters Avenue	Tampa, FL	Industrial	$314,627	0.1%	MTN 2022-LPFL
4.55	BMO, UBS AG, WFB	1935 Blue Hills Drive	Roanoke, VA	Industrial	$310,376	0.05%	MTN 2022-LPFL
4.56	BMO, UBS AG, WFB	16211 Air Center Boulevard	Houston, TX	Industrial	$306,124	0.05%	MTN 2022-LPFL
4.57	BMO, UBS AG, WFB	8800 Studley Road	Mechanicsville, VA	Industrial	$278,488	0.04%	MTN 2022-LPFL
4.58	BMO, UBS AG, WFB	6 Konzen Court	Granite City, IL	Industrial	$270,197	0.04%	MTN 2022-LPFL
(1)	The table above represents the properties for which the previously existing debt was most recently securitized, based on information provided by the related borrower or obtained through searches of a third-party database.

Annex C	BMO 2026-5C15
Collateral Characteristics
Previous Securitization History(1) (continued)

No.	Mortgage Loan Seller	Loan/Property Name	Location	Property Type	Cut-off Date Principal Balance	% of IPB	Previous Securitization
4.59	BMO, UBS AG, WFB	5300 International Drive	Cudahy, WI	Industrial	$268,496	0.04%	MTN 2022-LPFL
4.60	BMO, UBS AG, WFB	1289 Walden Avenue	Cheektowaga, NY	Industrial	$265,733	0.04%	MTN 2022-LPFL
4.61	BMO, UBS AG, WFB	10551 N Congress Avenue	Kansas City, MO	Industrial	$265,733	0.04%	MTN 2022-LPFL
4.62	BMO, UBS AG, WFB	3736 Tom Andrews Road	Roanoke, VA	Industrial	$244,474	0.04%	MTN 2022-LPFL
4.63	BMO, UBS AG, WFB	2701 South 98th Street	Edwardsville, KS	Industrial	$240,222	0.04%	MTN 2022-LPFL
4.64	BMO, UBS AG, WFB	231 Theater Drive	Duncansville, PA	Industrial	$239,159	0.04%	MTN 2022-LPFL
4.65	BMO, UBS AG, WFB	3404 Cragmont Drive	Tampa, FL	Industrial	$227,467	0.04%	MTN 2022-LPFL
4.66	BMO, UBS AG, WFB	4 Liebich Lane	Halfmoon, NY	Industrial	$216,838	0.03%	MTN 2022-LPFL
4.67	BMO, UBS AG, WFB	4040 Business Park Court	Winston-Salem, NC	Industrial	$206,208	0.03%	MTN 2022-LPFL
4.68	BMO, UBS AG, WFB	1270 North Wilkening	Schaumburg, IL	Industrial	$193,453	0.03%	MTN 2022-LPFL
4.69	BMO, UBS AG, WFB	4472 Technology Drive	Rockford, IL	Industrial	$174,958	0.03%	MTN 2022-LPFL
4.70	BMO, UBS AG, WFB	28000 Five M Center Drive	Romulus, MI	Industrial	$174,321	0.03%	MTN 2022-LPFL
4.71	BMO, UBS AG, WFB	3383 Spirit Way	Green Bay, WI	Industrial	$169,644	0.03%	MTN 2022-LPFL
4.72	BMO, UBS AG, WFB	9667 Inter-Ocean Drive	Cincinnati, OH	Industrial	$161,565	0.03%	MTN 2022-LPFL
4.73	BMO, UBS AG, WFB	2427 Henry Road NW	Stewartville, MN	Industrial	$150,936	0.02%	MTN 2022-LPFL
4.74	BMO, UBS AG, WFB	1115 Regina Graeter Way	Cincinnati, OH	Industrial	$148,810	0.02%	MTN 2022-LPFL
4.75	BMO, UBS AG, WFB	831 Lone Star Drive	O'Fallon, MO	Industrial	$141,204	0.02%	MTN 2022-LPFL
4.76	BMO, UBS AG, WFB	4170 Columbia Road	Lebanon, OH	Industrial	$140,307	0.02%	MTN 2022-LPFL
4.77	BMO, UBS AG, WFB	6023 Century Oaks Drive	Chattanooga, TN	Industrial	$139,882	0.02%	MTN 2022-LPFL
4.78	BMO, UBS AG, WFB	2300 Westmoreland Street	Richmond, VA	Industrial	$138,181	0.02%	MTN 2022-LPFL
4.79	BMO, UBS AG, WFB	246 Glasson Drive	Corpus Christi, TX	Industrial	$136,055	0.02%	MTN 2022-LPFL
4.80	BMO, UBS AG, WFB	2759 North Garnett Road	Tulsa, OK	Industrial	$130,315	0.02%	MTN 2022-LPFL
4.81	BMO, UBS AG, WFB	1122 Stony Ridge Road	Charlottesville, VA	Industrial	$125,426	0.02%	MTN 2022-LPFL
4.82	BMO, UBS AG, WFB	5313 Majestic Parkway	Bedford Heights, OH	Industrial	$124,363	0.02%	MTN 2022-LPFL
4.83	BMO, UBS AG, WFB	2901 E Heartland Drive	Liberty, MO	Industrial	$118,611	0.02%	MTN 2022-LPFL
4.84	BMO, UBS AG, WFB	1900 Interstate Boulevard	Lakeland, FL	Industrial	$95,664	0.02%	MTN 2022-LPFL
(1)	The table above represents the properties for which the previously existing debt was most recently securitized, based on information provided by the related borrower or obtained through searches of a third-party database.

Annex C	BMO 2026-5C15
Collateral Characteristics
Previous Securitization History(1) (continued)

No.	Mortgage Loan Seller	Loan/Property Name	Location	Property Type	Cut-off Date Principal Balance	% of IPB	Previous Securitization
4.85	BMO, UBS AG, WFB	50 Hollow Tree Lane	Newington, CT	Industrial	$95,664	0.02%	MTN 2022-LPFL
4.86	BMO, UBS AG, WFB	440 US Highway 49 South	Richland, MS	Industrial	$69,303	0.01%	MTN 2022-LPFL
4.87	BMO, UBS AG, WFB	7569 Golf Course Boulevard	Punta Gorda, FL	Industrial	$69,090	0.01%	MTN 2022-LPFL
4.88	BMO, UBS AG, WFB	4401 112th Street	Urbandale, IA	Industrial	$59,311	0.01%	MTN 2022-LPFL
4.89	BMO, UBS AG, WFB	105 Business Park Drive	Ridgeland, MS	Industrial	$49,958	0.01%	MTN 2022-LPFL
4.90	BMO, UBS AG, WFB	7019 High Grove Boulevard	Burr Ridge, IL	Industrial	$46,131	0.01%	MTN 2022-LPFL
7	BSPRT	Admiral's Cove	Haverstraw, NY	Multifamily	$30,650,000	4.9%	BSPDF 2025-FL2
10	BMO	Sunset View	Oceanside, CA	Multifamily	$25,000,000	4.0%	LNCR 2021-CRE6
12	BMO, 3650 Capital	Northwoods Mall	North Charleston, SC	Retail	$24,962,447	4.0%	CSFB 2002-CP3; JPMCC 2012-C6
17	BMO	The Landing	Long Beach, CA	Multifamily	$15,000,000	2.4%	FREMF 2019-KF62; LNCR 2025-CRE8
20	3650 Capital	Wilshire Medical Arts Building	Los Angeles, CA	Office	$11,500,000	1.8%	CGCMT 2016-GC36
(1)	The table above represents the properties for which the previously existing debt was most recently securitized, based on information provided by the related borrower or obtained through searches of a third-party database.

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

D-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Contacts
Role	Party and Contact Information
Depositor	BMO Commercial Mortgage Securities LLC c/o BMO Capital Markets Corp.
	Attention: Paul Vanderslice, Michael Birajiclian and David Schell	Paul.Vanderslice@bmo.com, Michael.Birajiclian@bmo.com and David.Schell@bmo.com
151 West 42nd Street | New York, NY 10036 | United States
Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association
	Attention: Executive Vice President – Division Head	NoticeAdmin@midlandls.com; AskMidland@midlandls.com
10851 Mastin Street, Suite 700 | Overland Park, KS 66210 | United States
Special Servicer	3650 REIT Loan Servicing LLC
	Attention: General Counsel	compliance@3650Capital.com; specialservicing@3650Capital.com
2977 McFarlane Road, Suite 300 | Miami, FL 33133 | United States
Certificate Administrator	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)	cctcmbsbondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Trustee	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)	cctcmbsbondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Operating Advisor & Asset Representations Reviewer	BellOak, LLC
	Attention: Reporting – BMO 2026-5C15	reporting@belloakadvisors.com
1717 McKinney Avenue, 12th Floor | Dallas, TX 75202 | United States

This report is compiled by Computershare Trust Company, N.A. from information provided by third parties. Computershare Trust Company, N.A. has not independently confirmed the accuracy of the information.
Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificate holders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

© 2021 Computershare. All rights reserved. Confidential.	Page 1 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Regular Certificates
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
J-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
Regular SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Notional Certificates
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Notional SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Deal Distribution Total					0.00	0.00	0.00	0.00	0.00
*	Denotes the Controlling Class (if required)
(1)	Calculated by taking (A) the sum of the ending certificate balance of all classes in a series less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).
(2)	Pass-Through Rates with respect to any Class of Certificates on next month's Payment Date is expected to be the same as the current respective Pass-Through Rate, subject to any modifications on the underlying loans, any change in certificate or pool balance, any change in the underlying index (if and as applicable), and any other matters provided in the governing documents.

© 2021 Computershare. All rights reserved. Confidential.	Page 2 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance
Regular Certificates
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
J-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
X-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© 2021 Computershare. All rights reserved. Confidential.	Page 3 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Certificate Interest Reconciliation Detail
Class	Accrual Period	Accrual Days	Prior Cumulative Interest Shortfalls	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Interest Shortfalls / (Paybacks)	Payback of Prior Realized Losses	Additional Interest Distribution Amount	Interest Distribution	Cumulative Interest Shortfalls
A-1	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 4 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Additional Information

Total Available Distribution Amount (1)	0.00
(1)	The Available Distribution Amount includes any Prepayment Premiums.

© 2021 Computershare. All rights reserved. Confidential.	Page 5 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Bond / Collateral Reconciliation - Cash Flows

Total Funds Collected

Interest
Interest Paid or Advanced	0.00
Interest Reductions due to Nonrecoverability Determination	0.00
Interest Adjustments	0.00
Deferred Interest	0.00
ARD Interest	0.00
Net Prepayment Interest Excess / (Shortfall)	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected	0.00

Principal
Scheduled Principal	0.00
Unscheduled Principal Collections
Principal Prepayments	0.00
Collection of Principal after Maturity Date	0.00
Recoveries From Liquidations and Insurance Proceeds	0.00
Excess of Prior Principal Amounts Paid	0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00

Total Principal Collected	0.00

Other
Prepayment Penalties / Yield Maintenance	0.00
Gain on Sale / Excess Liquidation Proceeds	0.00
Borrower Option Extension Fees	0.00
Total Other Collected	0.00

Total Funds Collected	0.00
Total Funds Distributed

Fees
Master Servicing Fee	0.00
Certificate Administrator Fee	0.00
Trustee Fee	0.00
CREFC® Intellectual Property Royalty License Fee	0.00
Operating Advisor Fee	0.00
Asset Representations Reviewer Fee	0.00

Total Fees	0.00

Expenses/Reimbursements
Reimbursement for Interest on Advances	0.00
ASER Amount	0.00
Special Servicing Fees (Monthly)	0.00
Special Servicing Fees (Liquidation)	0.00
Special Servicing Fees (Work Out)	0.00
Legal Fees	0.00
Rating Agency Expenses	0.00
Taxes Imposed on Trust Fund	0.00
Non-Recoverable Advances	0.00
Workout Delayed Reimbursement Amounts	0.00
Other Expenses	0.00
Total Expenses/Reimbursements	0.00

Interest Reserve Deposit	0.00

Payments to Certificateholders and Others
Interest Distribution	0.00
Principal Distribution	0.00
Prepayment Penalties / Yield Maintenance	0.00
Total Payments to Certificateholders and Others	0.00

Total Funds Distributed	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 6 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Bond / Collateral Reconciliation - Balances

Collateral Reconciliation
		Total
Beginning Scheduled Collateral Balance	0.00	0.00
(-) Scheduled Principal Collections	0.00	0.00
(-) Unscheduled Principal Collections	0.00	0.00
(-) Principal Adjustments (Cash)	0.00	0.00
(-) Principal Adjustments (Non-Cash)	0.00	0.00
(-) Realized Losses from Collateral	0.00	0.00
(-) Other Adjustments²	0.00	0.00

Ending Scheduled Collateral Balance	0.00	0.00
Beginning Actual Collateral Balance	0.00	0.00
Ending Actual Collateral Balance	0.00	0.00

Certificate Reconciliation
Total
Beginning Certificate Balance	0.00
(-) Principal Distributions	0.00
(-) Realized Losses	0.00
Realized Loss and Realized Loss Adjustments on Collateral	0.00
Current Period NRA¹	0.00
Current Period WODRA¹	0.00
Principal Used to Pay Interest	0.00
Non-Cash Principal Adjustments	0.00
Certificate Other Adjustments**	0.00
Ending Certificate Balance	0.00

NRA/WODRA Reconciliation
	Non-Recoverable Advances (NRA) from Principal	Workout Delayed Reimbursement of Advances (WODRA) from Principal
Beginning Cumulative Advances	0.00	0.00
Current Period Advances	0.00	0.00
Ending Cumulative Advances	0.00	0.00

Under / Over Collateralization Reconciliation
Beginning UC / (OC)	0.00
UC / (OC) Change	0.00
Ending UC / (OC)	0.00
Net WAC Rate	0.00%
UC / (OC) Interest	0.00

(1)	Current Period NRA and WODRA displayed will represent the portion applied as Realized Losses to the bonds.
(2)	Other Adjustments value will represent miscellaneous items that may impact the Scheduled Balance of the collateral.
**	A negative value for Certificate Other Adjustments represents the payback of prior Principal Shortfalls, if any.

© 2021 Computershare. All rights reserved. Confidential.	Page 7 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Current Mortgage Loan and Property Stratification

Aggregate Pool

Scheduled Balance
Scheduled Balance	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Debt Service Coverage Ratio¹
Debt Service Coverage Ratio	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 8 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Current Mortgage Loan and Property Stratification

Aggregate Pool

State³
State	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Property Type³
Property Type	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

Note: Please refer to footnotes on the next page of the report.

© 2021 Computershare. All rights reserved. Confidential.	Page 9 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Current Mortgage Loan and Property Stratification

Aggregate Pool

Note Rate
Note Rate	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Seasoning
Seasoning	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 10 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Current Mortgage Loan and Property Stratification

Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)
Anticipated Remaining Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Amortization Term (ARD and Balloon Loans)
Remaining Amortization Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 11 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Current Mortgage Loan and Property Stratification

Aggregate Pool

Age of Most Recent NOI
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Stated Term (Fully Amortizing Loans)
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 12 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Mortgage Loan Detail (Part 1)
Pros ID	Loan ID	Loan Group	Prop Type	City	State	Interest Accrual Type	Gross Rate	Scheduled Interest	Scheduled Principal	Principal Adjustments	Anticipated Repay Date	Original Maturity Date	Adjusted Maturity Date	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date

Totals
1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse	MF - Multi-Family
SS - Self Storage	LO - Lodging	RT - Retail	SF - Single Family Rental
98 - Other	IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

© 2021 Computershare. All rights reserved. Confidential.	Page 13 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Mortgage Loan Detail (Part 2)
Pros ID	Loan Group	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date	Appraisal Reduction Date	Appraisal Reduction Amount	Cumulative ASER	Current P&I Advances	Cumulative P&I Advances	Cumulative Servicer Advances	Current NRA/WODRA from Principal	Defease Status

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 14 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Principal Prepayment Detail
			Unscheduled Principal		Prepayment Premiums
Pros ID	Loan Number	Loan Group	Amount	Prepayment / Liquidation Code	Prepayment Premium Amount	Yield Maintenance Amount

Totals

Note: Principal Prepayment Amount listed here may include Principal Adjustment Amounts on the loan in addition to the Unscheduled Principal Amount.

© 2021 Computershare. All rights reserved. Confidential.	Page 15 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Historical Detail
	Delinquencies¹												Prepayments				Rate and Maturities
	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Distribution Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM¹

(1)	Foreclosure and REO Totals are included in the delinquencies aging categories.

© 2021 Computershare. All rights reserved. Confidential.	Page 16 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Delinquency Loan Detail
Pros ID	Loan ID	Paid Through Date	Months Delinquent	Mortgage Loan Status¹	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicer Advances	Actual Principal Balance	Servicing Transfer Date	Resolution Strategy Code²	Bankruptcy Date	Foreclosure Date	REO Date

Totals
1 Mortgage Loan Status
A - Payment Not Received But Still in Grace Period	0 - Current	4 - Performing Matured Balloon
B - Late Payment But Less Than 30 days Delinquent	1 - 30-59 Days Delinquent	5 - Non Performing Matured Balloon
	2 - 60-89 Days Delinquent	6 - 121+ Days Delinquent
3 - 90-120 Days Delinquent

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

Note: Outstanding P & I Advances include the current period advance.

© 2021 Computershare. All rights reserved. Confidential.	Page 17 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Collateral Stratification and Historical Detail

Maturity Dates and Loan Status¹
	Total	Performing	Non-Performing	REO/Foreclosure

Past Maturity	0	0	0	0
0 - 6 Months	0	0	0	0
7 - 12 Months	0	0	0	0
13 - 24 Months	0	0	0	0
25 - 36 Months	0	0	0	0
37 - 48 Months	0	0	0	0
49 - 60 Months	0	0	0	0
> 60 Months	0	0	0	0

Historical Delinquency Information
	Total	Current	30-59 Days	60-89 Days	90+ Days	REO/Foreclosure

Jul-26	0	0	0	0	0	0
Jun-26	0	0	0	0	0	0
May-26	0	0	0	0	0	0
Apr-26	0	0	0	0	0	0
Mar-26	0	0	0	0	0	0
Feb-26	0	0	0	0	0	0
Jan-26	0	0	0	0	0	0
Dec-25	0	0	0	0	0	0
Nov-25	0	0	0	0	0	0
Oct-25	0	0	0	0	0	0
Sep-25	0	0	0	0	0	0
Aug-25	0	0	0	0	0	0
(1)	Maturity dates used in this chart are based on the dates provided by the Master Servicer in the Loan Periodic File.

© 2021 Computershare. All rights reserved. Confidential.	Page 18 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Specially Serviced Loan Detail - Part 1
Pros ID	Loan ID	Ending Scheduled Balance	Actual Balance	Appraisal Value	Appraisal Date	Net Operating Income	DSCR	DSCR Date	Maturity Date	Remaining Amort Term

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 19 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Specially Serviced Loan Detail - Part 2
Pros ID	Loan ID	Property Type¹	State	Servicing Transfer Date	Resolution Strategy Code²	Special Servicing Comments

1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse
MF - Multi-Family	SS - Self Storage	LO - Lodging
RT - Retail	SF - Single Family Rental	98 - Other
IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

© 2021 Computershare. All rights reserved. Confidential.	Page 20 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Modified Loan Detail

		Pre-Modification		Post-Modification				Modification	Modification
Pros ID	Loan Number	Balance	Rate	Balance	Rate	Modification Code¹	Modification Booking Date	Closing Date	Effective Date

Totals
1 Modification Codes
1 - Maturity Date Extension	5 - Temporary Rate Reduction	8 - Other
2 - Amortization Change	6 - Capitalization on Interest	9 - Combination
3 - Principal Write-Off	7 - Capitalization on Taxes	10 - Forbearance

Note: Please refer to Servicer Reports for modification comments.

© 2021 Computershare. All rights reserved. Confidential.	Page 21 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Historical Liquidated Loan Detail
Pros ID¹	Loan Number	Dist.Date	Loan Beginning Scheduled Balance	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Fees, Advances, and Expenses	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Loan	Current Period Adjustment to Loan	Cumulative Adjustment to Loan	Loss to Loan with Cumulative Adjustment	Percent of Original Loan Balance

Current Period Totals
Cumulative Totals

Note: Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

© 2021 Computershare. All rights reserved. Confidential.	Page 22 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Historical Bond / Collateral Loss Reconciliation Detail
Pros ID	Loan Number	Distribution Date	Certificate Interest Paid from Collateral Principal Collections	Reimb of Prior Realized Losses from Collateral Interest Collections	Aggregate Realized Loss to Loan	Loss Covered by Credit Support/Deal Structure	Loss Applied to Certificate Interest Payment	Loss Applied to Certificate Balance	Non-Cash Principal Adjustment	Realized Losses from NRA/WODRA	Total Loss Applied to Certificate Balance

Current Period Totals
Cumulative Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 23 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Interest Shortfall Detail - Collateral Level

Pros ID	Interest Adjustments	Deferred Interest Collected	Special Servicing Fees			ASER	PPIS / (PPIE)	Non- Recoverable Interest	Interest on Advances	Reimbursement of Advances from Interest	Other Shortfalls / (Refunds)	Modified Interest Reduction / (Excess)
			Monthly	Liquidation	Work Out

Total

Note: Interest Adjustments listed for each loan do not include amounts that were used to adjust the Weighted Average Net Rate of the mortgage loans.									Collateral Shortfall Total		0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 24 of 25

Distribution Date:	07/17/26	BMO Commercial Mortgage Securities LLC
Determination Date:	07/13/26
Record Date:	06/30/26	Commercial Mortgage Pass-Through Certificates Series 2026-5C15

Supplemental Notes

None

© 2021 Computershare. All rights reserved. Confidential.	Page 25 of 25

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-1A

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each of BMO, BSPRT, LCF, SGFC, UBS AG New York Branch, Wells Fargo Bank and ZBNA (each referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-1B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the applicable Mortgage Loan Seller to us.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the Certificates, you should read and rely solely on the prospectus.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.
(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment premium/yield maintenance charges) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).
E-1A-1

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)	Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.
(4)	Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Issuing Entity against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.
(5)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents, (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.
(6)	Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its affiliate, as applicable. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 7 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.
E-1A-2

(7)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges will not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage.
(8)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on Schedule E-1A-1 to this Annex E-1A.
(9)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.
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(10)	Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.
(11)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(12)	Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges will not be considered due and payable until the date on which interest and/or penalties would be payable thereon.
(13)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.
(14)	Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 7), an engineering report or property condition assessment as described in paragraph 11, applicable local law compliance materials as described in paragraph 25, and the ESA (as defined in paragraph 41), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents; (f) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Mortgage Loan; or (g) the current principal use of the Mortgaged Property.
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(15)	Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the depositor or its servicer (or, in the case of an Outside Serviced Mortgage Loan, to the depositor under the related Outside Servicing Agreement or the related Outside Servicer for the related Other Securitization Trust).
(16)	No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).
(17)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original

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principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan or Whole Loan, as applicable, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of an Outside Serviced Mortgage Loan, the applicable Outside Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)	Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 7) and survey, if any, an engineering report or property condition assessment as described in paragraph 11, applicable local law compliance materials as described in paragraph 25, and the ESA (as defined in paragraph 41), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future),
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in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

(19)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.
(20)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.
(21)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premiums and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.
(22)	Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge or prepayment premium) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(23)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Issuing Entity.
(24)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified
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under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(25)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property. The Mortgage Loan documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(26)	Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it will keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan documents require the related Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.
(27)	Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) the Mortgagor or guarantor will have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).
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(28)	Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 33), in each case of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 33 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, unless an opinion of counsel is delivered as specified in clause (y) of the preceding paragraph, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the condemnation proceeds or the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.
(30)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such
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coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex E-1B; provided, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 28 and 33 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-1A-1 to this Annex E-1A, or future permitted mezzanine debt as set forth on Schedule E-1A-2 to this Annex E-1A or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on Schedule E-1A-3 to this Annex E-1A or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.
(32)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.
(33)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the
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Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the Mortgage Loan; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.
(35)	Ground Leases. For purposes of this Annex E-1A, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the Mortgage Loan, except by any written instruments which are included in the related Mortgage File;
(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee;
(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
E-1A-11

(d)	The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject;
(e)	Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (provided that proper notice is delivered to the extent required in accordance with the Ground Lease or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);
(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease and Related Documents require the lessor to give to the Mortgagee written notice of any default, provided that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;
(h)	A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;
(j)	Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;
(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and
(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
E-1A-12

(36)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.
(37)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1A.
(38)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of the Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1A. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.
(39)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
(40)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan and other than as set forth on Schedule E-1A-4 to this Annex E-1A, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan. An “Affiliate” for purposes of this paragraph (40) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.
(41)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the
E-1A-13

related environmental report was remediated or abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, Fitch Ratings, Inc. and/or A.M. Best Company; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

(42)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) is a Member of the Appraisal Institute, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement or is accomplished by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirement of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such Mortgage Loan was originated.
(43)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.
(44)	Cross-Collateralization. No Mortgage Loan is cross collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.
(45)	Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.
(46)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex E-1A, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of this Annex E-1A, “Mortgagor” means the obligor or obligors on a Mortgage Note, including without limitation, any person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

E-1A-14

For purposes of this Annex E-1A, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties, in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf of the Mortgage Loan Seller, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these representations and warranties). All information contained in documents which are part of or required to be part of a Mortgage File (to the extent such documents exist) will be deemed within the Mortgage Loan Seller’s knowledge.

E-1A-15

SCHEDULE E-1A-1 to ANNEX E-1A

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	BMO Mortgage Loans	BSPRT Mortgage Loans	LCF Mortgage Loans	SGFC Mortgage Loans	UBS AG New York Branch Mortgage Loans	Wells Fargo Bank Mortgage Loans	ZBNA Mortgage Loans
7	—	Admiral’s Cove	—	—	—	—	—
11	—	—	—	—	Crossgates Mall	—	—
13	Seneca One	—	—	—	—	—	—

E-1A-16

SCHEDULE E-1A-2 to ANNEX E-1A

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	BMO Mortgage Loans	BSPRT Mortgage Loans	LCF Mortgage Loans	SGFC Mortgage Loans	UBS AG New York Branch Mortgage Loans	Wells Fargo Bank Mortgage Loans	ZBNA Mortgage Loans
2	—	—	—	—	FreshDirect HQ	—	—

E-1A-17

SCHEDULE E-1A-3 to ANNEX E-1A

CROSSED MORTGAGE LOANS

Loan No.	BMO Mortgage Loans	BSPRT Mortgage Loans	LCF Mortgage Loans	SGFC Mortgage Loans	UBS AG New York Branch Mortgage Loans	Wells Fargo Bank Mortgage Loans	ZBNA Mortgage Loans
	N/A	N/A	N/A	N/A	N/A	N/A	N/A

E-1A-18

SCHEDULE E-1A-4 to ANNEX E-1A

MORTGAGE LOANS WITH AFFILIATED BORROWERS

Loan No.	BMO Mortgage Loans	BSPRT Mortgage Loans	LCF Mortgage Loans	SGFC Mortgage Loans	UBS AG New York Branch Mortgage Loans	Wells Fargo Bank Mortgage Loans	ZBNA Mortgage Loans
3	—	—	—	—	—	—	Shore Front Parkway Apartments
8	—	—	—	—	—	—	Prospect Place Apartments
10	Sunset View	—	—	—	—	—	—
17	The Landing	—	—	—	—	—	—

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(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-1B

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(BANK OF MONTREAL)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Lien; Valid Assignment	Cannon Industrial Portfolio (Loan No. 1)	The sole tenant at each of the 1351 S. Wheeling Road Mortgaged Property and the 1900 S. 25th Avenue Mortgaged Property, the Segerdahl Corporation, has a right of first offer to purchase such Mortgaged Properties (or any applicable portion thereof) in the event of a proposed sale of all or any portion of any such Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, the right of first offer is subject and subordinate to the Mortgage Loan documents and will not apply to an acquisition by the lender of title to any such Mortgaged Properties in connection with a foreclosure or deed-in-lieu of foreclosure (or other exercise of remedies) or any subsequent sale by the lender or its designee.
(6) Lien; Valid Assignment	Mountain Industrial Portfolio (Loan No. 4)

Various individual Mortgaged Properties are subject to rights of first refusal or first offer (collectively, “purchase rights”) in favor of single tenants at the related Mortgaged Properties, as follows: (i) with respect to the 6735 Trippel Road Mortgaged Property, Amazon.com Services, LLC has purchase rights for the individual property if the landlord elects to sell such property; however, the tenant has agreed that the purchase rights do not apply to foreclosure or deed-in-lieu thereof; (ii) with respect to the 1151 South Graham Road Mortgaged Property, Amazon.com Services, LLC has purchase rights for the individual property if the landlord elects to sell such property; however, the tenant has agreed that the purchase rights do not apply to foreclosure or deed-in-lieu thereof; (iii) with respect to the 5440 Haggerty Lane Mortgaged Property, Toyota Tsusho America, Inc. has purchase rights for the individual property if the landlord elects to sell such property in connection with a bona fide third party offer; (iv) with respect to the 1509 Leestown Road Mortgaged Property, Jim Beam Brands Co. has purchase rights for the individual property if the landlord elects to sell such property in connection with an unsolicited purchase offer; (v) with respect to the 1414 South Council Road Mortgaged Property, Amazon.com Services, LLC has purchase rights for the individual property if the landlord elects to sell such property; however, the tenant has agreed that the purchase rights do not apply to foreclosure or deed-in-lieu thereof; (vi) with respect to the 101 North Campus Drive Mortgaged Property, General Electric Company has purchase rights for the individual property if the landlord elects to sell such property in connection with a bona fide third party offer; (vii) with respect to the 900 Hutchinson Place Mortgaged Property, CBOCS Distribution, Inc. has purchase rights for the individual property if the landlord elects to sell such property; however, the tenant has agreed that the purchase rights do not apply to foreclosure or deed-in-lieu thereof; and (viii) with respect to the 2000 Luna Road Mortgaged Property, Carrier Enterprise, LLC has purchase rights for the individual property if the landlord elects to sell such property to

E-1B-1

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

any third party, which purchase rights with respect to the 2000 Luna Road Mortgaged Property are not extinguished by a foreclosure and potentially apply to a deed-in-lieu of foreclosure. In addition, the purchase rights with respect to all of the above Mortgaged Properties are applicable to transfers following a foreclosure or deed-in-lieu thereof.

With respect to the 2300 Westmoreland Street, Richmond, Virginia Mortgaged Property, the Phase I environmental site assessment obtained in connection with loan origination identified a controlled recognized environmental condition (CREC) in connection with a portion of the Mortgaged Property’s having been included with a municipal solid waste and debris landfill operations site between 1952 and 1984. The adjoining property that was also included in the landfill site received a certificate of completion from Virginia’s Voluntary Remediation Program, pursuant to which onsite landfill material was permitted to remain in place. An environmental restrictive covenant was recorded for the adjacent property restricting groundwater usage, requiring future buildings to have a methane mitigation system and, in the case of soil disturbance, a soil management plan. Because of the Mortgaged Property’s historical use as a landfill, similar use and activity limitations or engineering controls could be imposed in connection with future permitting or construction activities. Due to elevated methane conditions, the Mortgaged Property’s improvements were constructed including a passive methane vapor system as an engineering control.

(6) Lien; Valid Assignment	Deptford Mall (Loan No. 5)	For so long as no event of default under the related Whole Loan exists, the Whole Loan documents prohibit the lender from selling any portion of the Mortgage Loan, other than sales of securities as a result of a securitization, to Simon Property Group, Brookfield Property Partners LP, Westfield Group, Taubman Centers, Inc., CBL & Associates, Pennsylvania Real Estate Investment Trust (PREIT), Washington Prime, Kimco Realty, Starwood Retail, Pyramid Management Group, Unibail-Rodamco, Ashkenazy Development Inc. or Centennial (or any entity controlled by any of the foregoing).
(6) Lien; Valid Assignment	Seneca One (Loan No. 13)

The largest tenant, M&T Bank, has a right of first refusal to purchase the Mortgaged Property (or any material portion of the Mortgaged Property), on the same terms and conditions provided in any bona fide offer to purchase the Mortgaged Property received by the borrowers from a third party that the borrowers are willing to accept; provided that the related lease is in full force and effect and no default under the lease exists beyond any and all applicable notice and cure periods. The subordination, non-disturbance and attornment agreement delivered in connection with the origination of the Seneca One Whole Loan provides that M&T Bank’s right of first refusal does not apply in connection with a foreclosure or deed-in-lieu of foreclosure.

In connection with a PILOT arrangement, the Mortgaged Property is subject to a mortgage to the benefit of the Erie County Industrial Development Agency (the “ECIDA”), provided, however, that the ECIDA has fully subordinated the PILOT mortgage to the lien of the Whole Loan documents except for any unpaid or past due payments due under the PILOT documents.

E-1B-2

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Lien; Valid Assignment	5555 Rockwell Road (Loan No. 21)	The largest tenant, Infiltrator Water Technologies, LLC, has a one-time right of first refusal to purchase the Mortgaged Property, exercisable by entering into a contract for the same within 15 days after receipt of written notice of any offer for the purchase of the Mortgaged Property for the same consideration as the bona fide offer; provided, however, if the tenant fails to timely enter into such contract, such right will terminate. The subordination, non-disturbance and attornment agreement delivered in connection with the origination of the 5555 Rockwell Road Mortgage Loan provides that the tenant’s right of first refusal does not apply in connection with a foreclosure or deed-in-lieu of foreclosure.
(7) Permitted Liens; Title Insurance	Cannon Industrial Portfolio (Loan No. 1)	See exceptions to Representation and Warranty No. 6 above.
(7) Permitted Liens; Title Insurance	Mountain Industrial Portfolio (Loan No. 4)	See exceptions to Representation and Warranty No. 6 above.
(7) Permitted Liens; Title Insurance	Deptford Mall (Loan No. 5)	The mortgagors have the right to obtain a PACE Loan (as defined below) for an amount not to exceed $10,000,000, without the consent of the lender or rating agency confirmation. “PACE Loan” means (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year tax assessments against the Mortgaged Property.
(7) Permitted Liens; Title Insurance	Seneca One (Loan No. 13)	See exceptions to Representation and Warranty No. 6 above.
(7) Permitted Liens; Title Insurance	5555 Rockwell Road (Loan No. 21)	See exceptions to Representation and Warranty No. 6 above.
(8) Junior Liens	Deptford Mall (Loan No. 5)	See exception to Representation and Warranty No. 7 above.
(11) Condition of Property	Fresh Edge Portfolio (Loan No. 15)	The property condition assessments prepared in connection with the origination of the Mortgage Loan recommended immediate and short-term repairs estimated to cost approximately $72,725 in the aggregate. No escrow was established at origination of the Mortgage Loan in connection with the cost of such repairs.
(13) Condemnation	Northwoods Mall (Loan No. 12)	Colliers Engineering & Design, acting on behalf of the South Carolina Department of Transportation (“SCDOT”), has informed the borrower sponsor that SCDOT may seek to acquire a portion of the Mortgaged Property in connection with a plan to expand traffic lanes on a highway adjacent to the Mortgaged Property. The potential acquisition could include portions of the parking areas behind the Olive Garden (representing 1.9% of total underwritten base rent) and Truist Bank (representing 1.2% of total underwritten base rent) outparcels.
E-1B-3

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(17) Insurance	All BMO Mortgage Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
(17) Insurance	Cannon Industrial Portfolio (Loan No. 1)

The Mortgage Loan documents permit the related Mortgagors to rely on the insurance provided by the sole tenants at each of the applicable Mortgaged Properties provided that, among other conditions, (i) any such applicable tenant is obligated, at its sole cost and expense, to maintain insurance (and with insurance companies) that satisfies the requirements set forth in the Mortgage Loan documents and (ii) the Mortgagors provide written evidence to the lender in the form and manner set forth in the Mortgage Loan documents that any applicable tenant is maintaining such assurance.

The Mortgage Loan has a principal balance greater than $50 million; however, the related Mortgaged Properties are only covered (and are only required to be covered pursuant to the Mortgage Loan documents) by business interruption insurance that covers a period of 12 months (as opposed to 18 months).

(17) Insurance	Mountain Industrial Portfolio (Loan No. 4)	The threshold above which the lender has the right to hold and disburse proceeds is 7.5% of the allocated loan amount of the applicable Mortgaged Property.
(17) Insurance	Deptford Mall (Loan No. 5)

The Whole Loan documents permit (i) a property insurance deductible of up to $500,000, except with respect to flood, windstorm/named storm/hail coverage and earthquake coverage, which may have a deductible up to 5% of the total insurable value of the Mortgaged Property subject to a $500,000 minimum and (ii) a liability insurance deductible up to $500,000.

The Whole Loan documents provide that as an alternative to the insurance policies required to be maintained thereunder, the mortgagors will not be in default under the Whole Loan documents if the mortgagors maintain (or cause to be maintained) insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Whole Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Whole Loan documents (any such policy, a “Non-Conforming Policy”); provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), the mortgagors must have (i) received the lender’s prior written consent thereto and (ii) confirmed that the lender has received a rating agency confirmation with respect to any such Non-Conforming Policy.

(17) Insurance	Seneca One (Loan No. 13)	Subject to the lender’s prior written consent, the borrowers are permitted to finance the payment of insurance premiums in respect of the insurance policies required under the Whole Loan agreement pursuant to a third-party premium financing company under a premium finance agreement so long as each of the following conditions are (and continue to be) satisfied: (i) no event of default under the Whole Loan agreement exists, (ii) such financing of insurance premiums is unsecured, (iii) the payments due thereunder are set forth in the annual budget, (iv) the agreement evidencing the financing requires (x) the lender to be named as a notice party; and
E-1B-4

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(y) the third-party premium financing company to send any notices to the lender simultaneously with any notice to the borrowers (including, without limitation, any written notice of cancellation no less than 30 days’ prior to the effectuation thereof (or such other times as reasonably acceptable to the lender)), and (v) the borrowers submit to the lender evidence of payment of each and every installment due under the premium financing agreement as each installment becomes due and payable. At origination, the borrowers deposited approximately $406,321 into a premium financing account representing 12 months of installments under the premium financing agreement in place.
(25) Local Law Compliance	Cannon Industrial Portfolio (Loan No. 1)

Certain building code and/or other municipal violations are open at the Mortgaged Properties. The Mortgage Loan documents require the Mortgagors to correct and remove of record such open violations.

The related Mortgagors have not yet delivered to the lender a certificate of occupancy for the 1900 S. 25th Avenue Mortgaged Property that shows the related Mortgagors as the owner of such Mortgaged Property. The Mortgage Loan documents require the related Mortgagors to deliver to the lender a new certificate of occupancy showing such Mortgagors as the owners in compliance with applicable legal requirements.

A certificate of compliance is required in order to transfer or sell the 1900 S. 25th Avenue Mortgaged Property in the related municipality. The related Mortgagors obtained a temporary certificate of compliance in connection with their acquisition of such Mortgaged Property, by entering into an escrow agreement with the municipality which, among other things, required the Mortgagors to deposit $101,142 (the estimated cost to cure the identified code violations) with the municipality and to cure certain open building, mechanical, plumbing, /sewer, electrical and/or other code violations within sixty days of the origination date (subject to extension for good cause at the discretion of such municipality). Pursuant to the escrow agreement, the funds deposited by the Mortgagors with the municipality may be forfeited in the event the Mortgagors fail to correct such open violations by the applicable deadline. The Mortgage Loan documents (x) require the Mortgagors to cause to be performed any of the work required under the escrow agreement to cure such violations in accordance with the terms and provisions of the escrow agreement, (y) provide for recourse liability for any losses incurred by the lender as a result of the failure of the violations to be cured and (z) if the violations are not cured and the escrow funds are forfeited to the municipality, a cash flow sweep will be triggered until $101,142 is swept into a reserve with the lender. The Title Policy obtained at origination for the related Mortgaged Property insures that the Mortgagors are the fee owners of such Mortgaged Property.

(25) Local Law Compliance	Ostad Portfolio (Loan No. 22)	The 1772 Westchester Ave Mortgaged Property is subject to certain building code violations. The 120 East 116th St Mortgaged Property is subject to certain building code and zoning code violations.
(26) Licenses and Permits	Cannon Industrial Portfolio (Loan No. 1)	See exception to Representation and Warranty No. 25 above.
E-1B-5

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(27) Recourse Obligations	Mountain Industrial Portfolio (Loan No. 4)	With respect to clause (b)(i), (x) the Mortgage Loan agreement includes misappropriation of any revenues generated by the Mortgaged Properties (not expressly Rent) and (y) there is recourse for security deposits not delivered to the lender upon foreclosure or action in lieu thereof, except to the extent the same was applied in accordance with the terms of the applicable lease (not misappropriation).
(27) Recourse Obligations	Deptford Mall (Loan No. 5)	Recourse for voluntary transfers of either the Mortgaged Property or controlling equity interests in the mortgagors made in violation of the Whole Loan documents are limited to damages under the Whole Loan documents, rather than full recourse.
(28) Mortgage Releases	Mountain Industrial Portfolio (Loan No. 4)	The release price is an amount equal to the lesser of (x) the outstanding principal amount of the related Whole Loan or (y) 105% of the allocated loan amount of the Mortgaged Property being released, until such time that the outstanding principal balance of the related Whole Loan has been reduced to $1,134,000,000 and thereafter, 110% of such allocated loan amount. Release conditions also include compliance with related REMIC requirements.
(30) Acts of Terrorism Exclusion	All BMO Mortgage Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, as applicable, at the related Mortgaged Property.
(30) Acts of Terrorism Exclusion	Seneca One (Loan No. 13)	See exception to Representation and Warranty No. 17 above.
(30) Acts of Terrorism Exclusion	Deptford Mall (Loan No. 5)	The Whole Loan documents permit terrorism insurance to be maintained under a blanket policy that covers more than one location within a 1,000 foot radius of the Mortgaged Property (the “Radius”), and such coverage is permitted to be in an amount equal to not less than $1,000,000,000 per occurrence rather than in the amount of the aggregate insurable values of the properties within the Radius.
(32) Single-Purpose Entity	Deptford Mall (Loan No. 5)	In a certificate delivered in connection with the origination of the Whole Loan, the mortgagors certified that, to their knowledge since their formation, the borrowers has never owned any property other than its fee interest in the Mortgaged Property, and until November 30, 2006, Deptford Mall Associates L.L.C. owned certain previously owned property, for which recourse has been provided.
(33) Defeasance	Deptford Mall (Loan No. 5)	In connection with a defeasance, the mortgagors’ obligation to pay servicing fees is capped at $25,000.
(35) Ground Lease	Mountain Industrial Portfolio (Loan No. 4)

35(a) With respect to the ground lease for the 7569 Golf Course Boulevard Mortgaged Property, no memorandum of lease was recorded; however, a notice of lease was recorded.

35 (b) With respect to the ground lease for the 7569 Golf Course Boulevard Mortgaged Property, the landlord may not accept any surrender, cancellation, amendment or modification of any material provision of the ground lease without lender’s prior written consent.

E-1B-6

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(40) Organization of Mortgagor	The Landing (Loan No. 17) Sunset View (Loan No. 10)	The Mortgagors under the related Mortgage Loans are Affiliated.

E-1B-7

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(BSPRT CMBS FINANCE, LLC)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(17) Insurance	Prospect Place Apartments (Loan No. 8)	The roof at the related Mortgaged Property is insured at actual cash value rather than at replacement cost.
(25) Local Law Compliance	Prospect Place Apartments (Loan No. 8)	The related Mortgaged Property does not comply with current zoning laws and is considered to be a “legal non-conforming” structure. The related Mortgaged Property is nonconforming with respect to height (height of the building at 480 Saint Marks Avenue is excessive of 15 feet, height of the building at 545 Prospect Place is excessive of 50 feet, height of the building at 565 Prospect Place is excessive of 43 feet and height of the building at 713 Classon Avenue is excessive of 3 feet), setbacks (the building at 500 Saint Marks Avenue encroaches 21.9 feet into the required rear yard and the building at 545 Prospect Place encroaches 30 feet into the required rear yard) and density (coverage for the building at 500 Saint Marks Avenue exceeds the maximum 80% allowed, coverage for the building at 545 Prospect Place exceeds the maximum 80% allowed, the floor area ratio for the building at 545 Prospect Place is excessive 4.0 and the floor area ratio for the building at 713 Classon Avenue is excessive 0.39). While law and ordinance insurance coverage has been obtained for the mortgaged property (including coverage for the full replacement cost of a loss to an undamaged portion of building (Coverage A)), the aggregate coverage for demolition costs (Coverage B) and increased cost of construction (Coverage C) amounts to $1,000,000, which may not be considered the amount customarily required for similar commercial and multifamily loans intended for securitization.

E-1B-8

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(LADDER CAPITAL FINANCE LLC)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(17) Insurance	Hy-Vee Springfield (Loan No. 23)

To the extent terrorism insurance is not required under the applicable sole tenant lease or the applicable tenant is permitted to self-insure for terrorism risk pursuant to such lease, the related Mortgage Loan documents provide that the related Mortgagor will not be required to obtain separate terrorism coverage.

In addition, subject to the other exceptions to Representation and Warranty No. 17, the related loan documents may require that, if insurance proceeds in respect of a property loss are to be applied to the repair or restoration of all or part of the related Mortgaged Property, then the insurance proceeds may be held by a party other than the lender (or a trustee appointed by it) if such proceeds are less than or equal to the greater of (i) $100,000 or (ii) 5% of the outstanding principal balance of the related Mortgage Loan.

Subject to the other exceptions to Representation and Warranty No. 17, even where terrorism insurance is required, and regardless of whether TRIA or a similar or subsequent statute is or is not in effect, the related Mortgagor may not be required to pay more for terrorism insurance coverage than a specified percentage (at least equal to 200%) of the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related loan documents (excluding such terrorism coverage and coverage for other catastrophe perils such as flood, windstorm and earthquake) either at the time of origination of the related Mortgage Loan or at the time the terrorism insurance is to be obtained (as applicable for the related Mortgage Loan), and if the cost of such terrorism insurance exceeds such amount, then the related Mortgagor is only required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(17) Insurance	Hy-Vee Springfield (Loan No. 23)

The related Mortgaged Property is leased to a single tenant that, pursuant to the related lease, is responsible for maintaining insurance for the related Mortgaged Property and may satisfy certain insurance obligations through self-insurance. Accordingly, to the extent (i) the related lease remains in full force and effect, (ii) no material default beyond applicable notice and cure periods exists thereunder, (iii) the related tenant remains obligated to repair and restore the related Mortgaged Property without rent abatement and (iv) the related tenant maintains the insurance required under the related lease, the related Mortgagor is not required to maintain the insurance otherwise required under the related Mortgage Loan documents.

If at any time the insurance maintained by the related tenant fails to satisfy the insurance requirements under the related lease as of the date of the related loan agreement, is maintained with an insurer rated below “A-:VIII” by A.M. Best Company or fails to name the lender as

E-1B-9

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

additional insured or loss payee, as applicable, the related Mortgagor is required, upon obtaining knowledge thereof, to obtain and maintain substitute primary, excess or contingent insurance coverage sufficient to satisfy such requirements.

Accordingly, certain insurance maintained pursuant to the related lease may not conform in all respects to the insurance requirements otherwise contemplated by Representation and Warranty No. 17.

(27) Recourse Obligations	Hy-Vee Springfield (Loan No. 23)

With respect to clause (b)(iii) of Representation and Warranty No. 27, the related Mortgage Loan documents do not provide recourse to the related guarantor for breaches of the environmental covenants contained in the related Mortgage Loan documents.

With respect to clause (b)(iv) of Representation and Warranty No. 27, with respect to recourse against the guarantor for waste, the related Mortgage Loan documents do not specifically reference “waste”, but provide for recourse against the guarantor for losses arising from physical damage to the related Mortgaged Property from the willful misconduct of the related Mortgagor or any affiliate of the related Mortgagor or, after the occurrence and during the continuance of an event of default, the removal or disposal of any portion of the related Mortgaged Property in violation of the related Mortgage Loan documents (other than in the ordinary course of business).

(28) Mortgage Releases	All LCF Mortgage Loans	If the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the related Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause the REMIC holding the related Mortgage Loan to fail to qualify as such.
(29) Financial Reporting and Rent Rolls	Hy-Vee Springfield (Loan No. 23)	The related Mortgage Loan documents provide that the related Mortgagor is not required to deliver quarterly and annual operating or other financial statements so long as either (i) at the applicable time, the related lease(s) then in effect provide for the same or a substantially similar allocation of responsibilities between the related Mortgagor and related tenant(s) as were in effect between the related Mortgagor and the related sole tenant at the origination date without material changes, or (ii) the only related tenant(s) of the related Mortgaged Property is a so-called “triple-net” tenant, with no Mortgagor property-related expense other than debt service, provided that the related Mortgagor will be required under such circumstances to deliver a certified rent roll for the related Mortgaged Property at such time.
(30) Acts of Terrorism Exclusion	Hy-Vee Springfield (Loan No. 23)	See exceptions to Representation and Warranty No. 17 above.
(31) Due on Sale or Encumbrance	Hy-Vee Springfield (Loan No. 23)

The related Mortgage Loan documents permit transfers without the lender’s consent by the original Mortgagor and by and to certain affiliates of Ladder Capital Finance Holdings LLLP or Ladder Capital Corp.

In addition, corporate financing is permitted provided that such financing is secured by real estate collateral satisfying the requirements of the related Mortgage Loan documents in addition to

E-1B-10

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
the pledged interest in the related mortgage borrower. Transfers of the pledged equity interests by reason thereof are permitted.
(31) Due on Sale or Encumbrance	Hy-Vee Springfield (Loan No. 23)	With respect to clause (a)(v) of Representation and Warranty No. 31, mergers, acquisitions and other business combinations involving a publicly traded company may be permitted. With respect to clause (a)(vi) of Representation and Warranty No. 31, transfers contemplated in connection with a substitution or release within the parameters of Representation and Warranty No. 28 or No. 33 are also permitted transfers.

E-1B-11

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(SOCIETE GENERALE FINANCIAL CORPORATION)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(25) Local Law Compliance	South Jersey Multifamily Portfolio (Loan No. 9)	Each of the related Mortgaged Properties is legal non-conforming as to use as multifamily apartment uses are no longer permitted under the current zoning code. If a structure containing a legal non-conforming use is damaged from any cause, such structure may be repaired or restored and the legal non-conforming use reinstated (although not enlarged) provided that such reinstatement occurs within 12 months of such damage and provided further that if a legal non-conforming structure or portion thereof is destroyed by any means to an extent of more than 80% of its replacement cost at the time of destruction, such structure may only be reconstructed in conformance with the current zoning code.
(28) Mortgage Releases	South Jersey Multifamily Portfolio (Loan No. 9)	If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.

E-1B-12

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(UBS AG NEW YORK BRANCH)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Lien; Valid Assignment	Mountain Industrial Portfolio (Loan No. 4)

Various individual Mortgaged Properties are subject to rights of first refusal or first offer (collectively, “purchase rights”) in favor of single tenants at the related Mortgaged Properties, as follows: (i) with respect to the 6735 Trippel Road Mortgaged Property, Amazon.com Services, LLC has purchase rights for the individual property if the landlord elects to sell such property; however, the tenant has agreed that the purchase rights do not apply to foreclosure or deed-in-lieu thereof; (ii) with respect to the 1151 South Graham Road Mortgaged Property, Amazon.com Services, LLC has purchase rights for the individual property if the landlord elects to sell such property; however, the tenant has agreed that the purchase rights do not apply to foreclosure or deed-in-lieu thereof; (iii) with respect to the 5440 Haggerty Lane Mortgaged Property, Toyota Tsusho America, Inc. has purchase rights for the individual property if the landlord elects to sell such property in connection with a bona fide third party offer; (iv) with respect to the 1509 Leestown Road Mortgaged Property, Jim Beam Brands Co. has purchase rights for the individual property if the landlord elects to sell such property in connection with an unsolicited purchase offer; (v) with respect to the 1414 South Council Road Mortgaged Property, Amazon.com Services, LLC has purchase rights for the individual property if the landlord elects to sell such property; however, the tenant has agreed that the purchase rights do not apply to foreclosure or deed-in-lieu thereof; (vi) with respect to the 101 North Campus Drive Mortgaged Property, General Electric Company has purchase rights for the individual property if the landlord elects to sell such property in connection with a bona fide third party offer; (vii) with respect to the 900 Hutchinson Place Mortgaged Property, CBOCS Distribution, Inc. has purchase rights for the individual property if the landlord elects to sell such property; however, the tenant has agreed that the purchase rights do not apply to foreclosure or deed-in-lieu thereof; and (viii) with respect to the 2000 Luna Road Mortgaged Property, Carrier Enterprise, LLC has purchase rights for the individual property if the landlord elects to sell such property to any third party, which purchase rights with respect to the 2000 Luna Road Mortgaged Property are not extinguished by a foreclosure and potentially apply to a deed-in-lieu of foreclosure. In addition, the purchase rights with respect to all of the above Mortgaged Properties are applicable to transfers following a foreclosure or deed-in-lieu thereof.

With respect to the 2300 Westmoreland Street, Richmond, Virginia Mortgaged Property, the Phase I environmental site assessment obtained in connection with loan origination identified a controlled recognized environmental condition (CREC) in connection with a portion of the Mortgaged Property’s having been included with a municipal solid waste and debris landfill operations site between 1952 and 1984. The adjoining property that was also included in the landfill site received a certificate of completion from Virginia’s Voluntary

E-1B-13

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

Remediation Program, pursuant to which onsite landfill material was permitted to remain in place. An environmental restrictive covenant was recorded for the adjacent property restricting groundwater usage, requiring future buildings to have a methane mitigation system and, in the case of soil disturbance, a soil management plan. Because of the Mortgaged Property’s historical use as a landfill, similar use and activity limitations or engineering controls could be imposed in connection with future permitting or construction activities. Due to elevated methane conditions, the Mortgaged Property’s improvements were constructed including a passive methane vapor system as an engineering control.

(7) Permitted Liens; Title Insurance	Mountain Industrial Portfolio (Loan No. 4)	See exceptions to Representation and Warranty No. 6 above.
(17) Insurance	FreshDirect HQ (Loan No. 2)	The Whole Loan documents permit a property insurance deductible not to exceed $250,000 (the “Permitted Deductible”), but allow the borrower to utilize a self-insured retention as a replacement to the Permitted Deductible, not to exceed $1,000,000 per occurrence for losses under all required insurance policies (the “Self-Insured Retention”), so long as (i) the related guarantor continues to satisfy its required financial covenants and (ii) the borrower submits evidence satisfactory to lender and the rating agencies of such available funds. Payment of the Self-Insured Retention is recourse to the borrower and guarantor.
(17) Insurance	Mountain Industrial Portfolio (Loan No. 4)

The Whole Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.

The threshold above which the lender has the right to hold and disburse proceeds is 7.5% of the allocated loan amount of the applicable Mortgaged Property.

(17) Insurance	Crossgates Mall (Loan No. 11)	The Whole Loan documents permit the borrower to pay insurance premiums for the property and general liability policies in quarterly installments to the insurance company and/or the insurance agent, for the policy term from September 1, 2025 to September 1, 2026, provided, that the borrower submits to the lender proof of payment of each and every installment as such installments become due and payable. The borrower is required to deposit $71,797.68 on each monthly payment date into an insurance reserve for the period from the monthly payment date occurring in January 2026 through the monthly payment date occurring in August, 2026.
(27) Recourse Obligations	Mountain Industrial Portfolio (Loan No. 4)	With respect to clause (b)(i), (x) the related loan agreement includes misappropriation of any revenues generated by the Mortgaged Properties (not expressly Rent) and (y) there is recourse for security deposits not delivered to the lender upon foreclosure or action in lieu thereof, except to the extent the same was applied in accordance with the terms of the applicable lease (not misappropriation).
E-1B-14

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(28) Mortgage Releases	Mountain Industrial Portfolio (Loan No. 4)	The release price is an amount equal to the lesser of (x) the outstanding principal amount of the related Whole Loan or (y) 105% of the allocated loan amount of the Mortgaged Property being released, until such time that the outstanding principal balance of the related Whole Loan has been reduced to $1,134,000,000 and thereafter, 110% of such allocated loan amount. Release conditions also include compliance with related REMIC requirements.
(30) Acts of Terrorism Exclusion	Mountain Industrial Portfolio (Loan No. 4)	See exceptions to Representation and Warranty No. 17 above.
(35) Ground Leases	FreshDirect HQ (Loan No. 2)	The ground lease, which is collateral for the Whole Loan, is a ground sub-sublease. The fee owner ground leased the Mortgaged Property to a third party (the “DOT Lease”), which third party ground subleased the Mortgaged Property to its affiliate (the “Master Lease”), which affiliate then ground sub-subleased the Mortgaged Property to the borrower. The borrower has non-disturbance and recognition rights from the fee owner under the DOT Lease and the master lessor under the Master Lease. Until a non-disturbance and recognition agreement is delivered by the master lessor, master lessee and their mortgagee in favor of the lender, the Whole Loan is fully recourse to the borrower and guarantor and the lender retains a pledge of equity in the borrower.
(35) Ground Lease	Mountain Industrial Portfolio (Loan No. 4)

35(a) With respect to the ground lease for the 7569 Golf Course Boulevard Mortgaged Property, no memorandum of lease was recorded; however, a notice of lease was recorded.

35 (b) With respect to the ground lease for the 7569 Golf Course Boulevard Mortgaged Property, the landlord may not accept any surrender, cancellation, amendment or modification of any material provision of the ground lease without lender’s prior written consent.

E-1B-15

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(WELLS FARGO BANK, NATIONAL ASSOCIATION)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(7) Permitted Liens; Title Insurance	1500 Post Oak Boulevard (Loan No. 6)	Single tenant (Woodside Energy) has a Right of First Offer (ROFO) to purchase the subject property if the borrower intends to market the property for sale so long as tenant is leasing at least 75% of the rentable square feet in the Premises and no significant event of default exists. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed in lieu thereof.
(7) Permitted Liens; Title Insurance	Mountain Industrial Portfolio (Loan No. 4)	The mortgaged property is security for 38 senior pari passu notes aggregating $1,169,400,000 and 12 subordinate notes aggregating $450,600,000, totaling $1,620,000,000. The mortgaged property is comprised of 90 constituent properties located in 27 states. (i) Tenant Rights of First Refusal or First Offer. Various individual properties are subject to rights of first refusal or first offer (collectively, “purchase rights”) in favor of single tenants at the related properties, as follows: (A) with respect to 6735 Trippel Road, Mobile, AL (having an allocated loan amount of $29,207,228 or 1.8% of the Whole Loan amount, Amazon Fulfillment Services, Inc. has purchase rights for the individual property if the landlord elects to sell such property; however, the tenant has agreed that the purchase rights do not apply to foreclosure or deed-in-lieu thereof; (B) with respect to 1151 South Graham Road, Greenwood, IN (having an allocated loan amount of $35,982,101 or 2.2% of the Whole Loan balance), Amazon.com Services LLC has purchase rights for the individual property if the landlord elects to sell such property; however, the tenant has agreed that the purchase rights do not apply to foreclosure or deed-in-lieu thereof; (C) with respect to 5440 Haggerty Lane, Lafayette, IN (having an allocated loan amount of $22,582,909 or 1.4% of the Whole Loan amount) Toyota Tsusho America, Inc. has purchase rights for the individual property if the landlord elects to sell such property in connection with a bona fide third party offer; (D) with respect to 1509 Leestown Road, Frankfort, KY (having an allocated loan amount of $29,131,952 or 1.8% of the Whole Loan amount). Jim Beam Brands Co. has purchase rights for the individual property if the landlord elects to sell such property in connection with an unsolicited purchase offer; (E) with respect to 1414 South Council Road, Oklahoma City, OK (having an allocated loan amount of $28,040,000 or 1.7% of the Whole Loan amount), Amazon.com Services LLC has purchase rights for the individual property if the landlord elects to sell such property; however, the tenant has agreed that the purchase rights do not apply to foreclosure or deed-in-lieu thereof; (F) with respect to 101 North Campus Drive, Pittsburgh, PA (having an allocated loan amount of $16,560,000 or 1.0% of the Whole Loan amount), General Electric Company has purchase rights for the individual property if the landlord elects to sell such property in connection with a bona fide third party offer; (G) with respect to 900 Hutchinson Place, Lebanon, TN (having an allocated loan amount of $22,650,657 or 1.4% of the Whole Loan amount), CBOCS Distribution, Inc. has purchase rights

E-1B-16

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
for the individual property if the landlord elects to sell such property; however, the tenant has agreed that the purchase rights do not apply to foreclosure or deed-in-lieu thereof; and (H) with respect to 2000 Luna Road, Carrollton, TX (having an allocated loan amount of $19,985,874 or 1.2% of the Whole Loan amount), Carrier Enterprise, LLC has purchase rights for the individual property if the landlord elects to sell such property to any third party, additionally, the purchase rights are not extinguished by a foreclosure and potentially apply to a deed-in-lieu of foreclosure. (ii) Environmental Use Restrictions. With respect to the 2300 Westmoreland Street, Richmond, VA property (having an allocated loan amount of $4,892,964 or 0.3% of the Whole Loan amount), the Phase I environmental site assessment obtained in connection with loan origination identified a controlled recognized environmental condition (CREC) in connection with a portion of the mortgaged property’s having been included within a municipal solid waste and debris landfill operations site between 1952 and 1984. The adjoining property that was also included in the landfill site received a certificate of completion from Virginia’s Voluntary Remediation Program, pursuant to which onsite landfill material was permitted to remain in place. An environmental restrictive covenant was recorded for the adjacent property restricting groundwater usage, requiring future buildings to have a methane mitigation system and, in the case of soil disturbance, a soil management plan. Because of the mortgaged property’s historical use as a landfill, similar use and activity limitations or engineering controls could be imposed in connection with future permitting or construction activities. Due to elevated methane conditions, the mortgaged property’s improvements were constructed including a passive methane vapor system as an engineering control. A methane abatement systems operations and maintenance plan is in place for the mortgaged property.
(17) Insurance	1500 Post Oak Boulevard (Loan No. 6)	The mortgaged property is security for 4 pari passu notes aggregating $140,000,000. The loan documents permit a property insurance deductible up to $100,000; however, the loan documents further provide for, and the in-place blanket property insurance includes, a $10,000,000 pre-paid and sponsor-funded amount to fund the deductible portion of any property insurance claims on a “first dollar” basis (i.e., escrowed funds are used first for deductibles until exhausted).
(17) Insurance	The Towers at Cupertino City Center (Loan No. 16)	The mortgaged property is security for 6 pari passu notes aggregating $145,000,000. The loan documents permit a property insurance deductible up to $100,000. The in-place coverage provides for a $50,000 deductible.
(17) Insurance	Mountain Industrial Portfolio (Loan No. 4)	The mortgaged property is security for 38 senior pari passu notes aggregating $1,169,400,000 and 12 subordinate notes aggregating $450,600,000, totaling $1,620,000,000. The mortgaged property is comprised of 90 constituent properties located in 27 states. The loan documents provide that the property loss threshold above which the lender has the right to hold and disburse available property insurance proceeds for an individual property is 7.5% of the allocated loan amount of such property.
E-1B-17

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(27) Recourse Obligations	All Wells Fargo Loans	With respect to actions or events triggering recourse to the borrower or guarantor, the loan documents may provide additional qualifications or limitations, including those related to knowledge or intent, or recast the effect of a breach from springing recourse to a losses carve-out, in circumstances where, apart from identified bad acts of the borrower or guarantor, actions other than borrower-affiliated parties are involved, the property cash flow is inadequate for debt service or other required payments, the effect of the exercise of lender remedies restricts the borrower's access to adequate property cash flow for such purposes, inadequate property cash flow results in involuntary liens from other creditors, or there are lesser or time-limited violations of the triggering actions or events, including transfer violations that do not result in a property transfer or a change in control of the borrower, related to the borrower's inadvertent failure to provide adequate notice or timely or complete information otherwise required by the loan documents, or otherwise obtain necessary prior approval therefor.
(27) Recourse Obligations	1500 Post Oak Boulevard (Loan No. 6)	The mortgaged property is security for 4 pari passu notes aggregating $140,000,000. The mortgaged property is security for 4 pari passu notes aggregating $140,000,000. The loan documents provide that the SPE borrower-only has personal liability for the enumerated recourse carve-out events. There is no separate loan guarantor. Based on the as-is appraised value, the Whole Loan LTV is 50.8%.
(28) Mortgage Releases	Mountain Industrial Portfolio (Loan No. 4)	The mortgaged property is security for 38 senior pari passu notes aggregating $1,169,400,000 and 12 subordinate notes aggregating $450,600,000, totaling $1,620,000,000. The mortgaged property is comprised of 90 constituent properties located in 27 states. Following the prepayment lockout expiration date (May 11, 2028), the loan documents permit the borrower to obtain the release of any individual property in connection with an arms-length transfer to a non-affiliated third party, subject to certain conditions, including payment of a release amount (together with the applicable yield maintenance premium therefor) as follows: (i) 105% of the allocated loan amount for the release property until such time as the outstanding principal balance of the related Whole Loan has been reduced to $1,134,000,000, and (ii) thereafter, 110% of the allocated loan amount for the release property. Release conditions also include compliance with related REMIC requirements.
(30) Acts of Terrorism Exclusion	All Wells Fargo Loans	To the extent exceptions have been taken to the Insurance representation (#17) for failure to provide required insurance, such as self-insurance and leased fee situations, such exceptions also apply to the Acts of Terrorism representation.

E-1B-18

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(ZIONS BANCORPORATION, N.A.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(17) Insurance	Shore Front Parkway Apartments (Loan No. 3) Prospect Place Apartments (Loan No. 8)	The roof at the related mortgaged property is insured at actual cash value rather than at replacement cost.
(25) Local Law Compliance	Shore Front Parkway Apartments (Loan No. 3)	The mortgaged property does not comply with current zoning laws and is considered to be a “legal non-conforming” structure. The mortgaged property is nonconforming with respect to height (height of each of the buildings are excessive of 75 feet) and density (the floor area ratio for the building at 107-10 Shore Front Parkway is excessive 0.1). While law and ordinance insurance coverage has been obtained for the mortgaged property (including coverage for the full replacement cost of a loss to an undamaged portion of building (Coverage A)), the aggregate coverage for demolition costs (Coverage B) and increased cost of construction (Coverage C) amounts to $1,000,000, which may not be considered the amount customarily required for similar commercial and multifamily loans intended for securitization.
(25) Local Law Compliance	Prospect Place Apartments (Loan No. 8)	The mortgaged property does not comply with current zoning laws and is considered to be a “legal non-conforming” structure. The mortgaged property is nonconforming with respect to height (height of the building at 480 Saint Marks Avenue is excessive of 15 feet, height of the building at 545 Prospect Place is excessive of 50 feet, height of the building at 565 Prospect Place is excessive of 43 feet and height of the building at 713 Classon Avenue is excessive of 3 feet), setbacks (the building at 500 Saint Marks Avenue encroaches 21.9 feet into the required rear yard and the building at 545 Prospect Place encroaches 30 feet into the required rear yard) and density (coverage for the building at 500 Saint Marks Avenue exceeds the maximum 80% allowed, coverage for the building at 545 Prospect Place exceeds the maximum 80% allowed, the floor area ratio for the building at 545 Prospect Place is excessive 4.0 and the floor area ratio for the building at 713 Classon Avenue is excessive 0.39). While law and ordinance insurance coverage has been obtained for the mortgaged property (including coverage for the full replacement cost of a loss to an undamaged portion of building (Coverage A)), the aggregate coverage for demolition costs (Coverage B) and increased cost of construction (Coverage C) amounts to $1,000,000, which may not be considered the amount customarily required for similar commercial and multifamily loans intended for securitization.
E-1B-19

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(40) Environmental Conditions	Shore Front Parkway Apartments (Loan No. 3)	The Phase I environmental site assessment has a report viability per ASTM E1527-21 date of May 16, 2026 which is earlier than the date the mortgage loan was originated (May 28, 2026).

E-1B-20

ANNEX E-2A

MORTGAGE LOAN SELLER REPRESENTATIONS AND WARRANTIES

3650 Capital (referred to as the related “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the related Mortgage Loan Seller to us.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the Certificates, you should read and rely solely on the prospectus.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.
(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes,

E-2A-1

Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.
(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents, (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the related Mortgage File, there have been no modifications, amendments or waivers that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after the Cut-Off Date.
(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex E-2B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the related Mortgage Loan Purchase Agreement to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.
(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any
E-2A-2

advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges will not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-2A-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.
(8)	Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.
(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard
E-2A-3

Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
(12)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.
(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.
(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to the Purchaser or its servicer (or, with respect to any Outside Serviced Mortgage Loan, to the depositor or servicer for the related Other Securitization Trust).
(15)	No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder
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(except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (1) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (2) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer or insurers meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

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An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer or insurers meeting the Insurance Rating Requirements (provided that for this purpose (only), the A.M. Best Company minimum rating referred to in the definition of Insurance Rating Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain, or cause to be maintained, all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.
(18)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or
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current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.
(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.
(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.
(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.
(24)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the
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improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(26)	Recourse Obligations. The Loan Documents for each Mortgage Loan provide that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.
(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the
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Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(28)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.
(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-2B; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property,
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including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Loan Documents, (iii) Transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-2A or the exceptions thereto set forth in Annex E-2B, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-2A-1, or future permitted mezzanine debt as set forth on Schedule E-2A-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-2A-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.
(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is
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sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.
(34)	Ground Leases. For purposes of this Annex E-2A, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;
(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;
(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;
(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so
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assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;
(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;
(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;
(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and
(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
(35)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.
(36)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-2A.
(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no Mortgage
E-2A-12

Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-2A. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)
(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-Off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.
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(41)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.
(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.
(43)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth on Schedule E-2A-3.
(44)	Hospitality Provisions. The Loan Documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the related Other Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the seller of the note which is contributed to the related Other Securitization Trust or its designee providing notice of the transfer of such note to the related Other Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of an Outside Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of an Outside Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.
(45)	Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.
(46)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage

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Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-2A-15

SCHEDULE E-2A-1 to ANNEX E-2A

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	3650 Capital Mortgage Loans
24	The Rockwell

E-2A-16

SCHEDULE E-2A-2 to ANNEX E-2A

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

None

E-2A-17

SCHEDULE E-2A-3 to ANNEX E-2A

CROSSED MORTGAGE LOANS

None

E-2A-18

ANNEX E-2B

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(3650 CAPITAL SCF LOE I(A), LLC)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment	Cannon Industrial Portfolio (Loan No. 1)	The sole tenant at each of the 1351 S. Wheeling Road Mortgaged Property and the 1900 S. 25th Avenue Mortgaged Property, the Segerdahl Corporation, has a right of first offer to purchase such Mortgaged Properties (or any applicable portion thereof) in the event of a proposed sale of all or any portion of any such Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, the right of first offer is subject and subordinate to the Mortgage Loan documents and will not apply to an acquisition by the lender of title to any such Mortgaged Properties in connection with a foreclosure or deed-in-lieu of foreclosure (or other exercise of remedies) or any subsequent sale by the lender or its designee.
(5) Lien; Valid Assignment	The Rockwell (Loan No. 24)	In connection with a PILOT arrangement, the Mortgaged Property is subject to a mortgage to the benefit of the New Rochelle Industrial Development Agency (the “NRIDA”) in a maximum amount of up to $800,000 (representing the aggregate projected tax benefits under the PILOT arrangement through and including the expiration date thereof) (the “PILOT Mortgage”), provided, however, that the NRIDA has fully subordinated the PILOT Mortgage to the lien of the Mortgage Loan documents except for any unpaid, past due or then outstanding payments due under the PILOT documents (provided, further, that the NRIDA is prohibited from commencing any actions to foreclose the lien of the PILOT Mortgage or accelerate the PILOT Mortgage to collect any future PILOT Payments that are not then due and payable under the PILOT Mortgage).
(6) Permitted Liens; Title Insurance	Cannon Industrial Portfolio (Loan No. 1)	See exception to Representation and Warranty No. 5 above.
(6) Permitted Liens; Title Insurance	The Rockwell (Loan No. 24)	See exception to Representation and Warranty No. 5 above.
(7) Junior Liens	The Rockwell (Loan No. 24)	See exception to Representation and Warranty No. 5 above.
(12) Condemnation	Northwoods Mall (Loan No. 12)	Colliers Engineering & Design, acting on behalf of the South Carolina Department of Transportation (“SCDOT”), has informed the borrower sponsor that SCDOT may seek to acquire a portion of the Mortgaged Property in connection with a plan to expand traffic lanes on a highway adjacent to the Mortgaged Property. The potential acquisition could include portions of the parking areas behind the Olive Garden (representing 1.9% of total underwritten base rent) and Truist Bank (representing 1.2% of total underwritten base rent) outparcels.
E-2B-1

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(16) Insurance	Cannon Industrial Portfolio (Loan No. 1)

The Mortgage Loan documents permit the related Mortgagors to rely on the insurance provided by the sole tenants at each of the applicable Mortgaged Properties provided that, among other conditions, (i) any such applicable tenant is obligated, at its sole cost and expense, to maintain insurance (and with insurance companies) that satisfies the requirements set forth in the Mortgage Loan documents and (ii) the Mortgagors provide written evidence to the lender in the form and manner set forth in the Mortgage Loan documents that any applicable tenant is maintaining such assurance.

The Mortgage Loan has a principal balance greater than $50 million; however, the related Mortgaged Properties are only covered (and are only required to be covered pursuant to the Mortgage Loan documents) by business interruption insurance that covers a period of 12 months (as opposed to 18 months).

(24) Local Law Compliance	Cannon Industrial Portfolio (Loan No. 1)

Certain building code and/or other municipal violations are open at the Mortgaged Properties. The Mortgage Loan documents require the Mortgagors to correct and remove of record such open violations.

The related Mortgagors have not yet delivered to the lender a certificate of occupancy for the 1900 S. 25th Avenue Mortgaged Property that shows the related Mortgagors as the owner of such Mortgaged Property. The Mortgage Loan documents require the related Mortgagors to deliver to the lender a new certificate of occupancy showing such Mortgagors as the owners in compliance with applicable legal requirements.

A certificate of compliance is required in order to transfer or sell the 1900 S. 25th Avenue Mortgaged Property in the related municipality. The related Mortgagors obtained a temporary certificate of compliance in connection with their acquisition of such Mortgaged Property, by entering into an escrow agreement with the municipality which, among other things, required the Mortgagors to deposit $101,142 (the estimated cost to cure the identified code violations) with the municipality and to cure certain open building, mechanical, plumbing, /sewer, electrical and/or other code violations within sixty days of the origination date (subject to extension for good cause at the discretion of such municipality). Pursuant to the escrow agreement, the funds deposited by the Mortgagors with the municipality may be forfeited in the event the Mortgagors fail to correct such open violations by the applicable deadline. The Mortgage Loan documents (x) require the Mortgagors to cause to be performed any of the work required under the escrow agreement to cure such violations in accordance with the terms and provisions of the escrow agreement, (y) provide for recourse liability for any losses incurred by the lender as a result of the failure of the violations to be cured and (z) if the violations are not cured and the escrow funds are forfeited to the municipality, a cash flow sweep will be triggered until $101,142 is swept into a reserve with the lender. The Title Policy obtained at origination for the related Mortgaged Property insures that the Mortgagors are the fee owners of such Mortgaged Property.

E-2B-2

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(25) Licenses and Permits	Cannon Industrial Portfolio (Loan No. 1)	See exception to Representation and Warranty No. 24 above.

E-2B-3

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-3A

MORTGAGE LOAN SELLER REPRESENTATIONS AND WARRANTIES

GSMC (referred to as the related “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each GSMC Mortgage Loan that we (referred to as the “Purchaser” in the representations and warranties below) include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-3B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-3A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between GSMC, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the GSMC Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the GSMC Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the Certificates, you should read and rely solely on the prospectus.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to GSMC), participation or pledge, and GSMC had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Outside Servicing Agreement with respect to a GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. GSMC has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of each GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering any GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.
(2)	Loan Document Status. Each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related mortgagor with respect to any of the related Mortgage Notes,

E-3A-1

Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by GSMC in connection with the origination of any GSMC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)	Mortgage Provisions. The Mortgage Loan documents for each GSMC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.
(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents, (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the related GSMC Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the related Mortgage File, there have been no modifications, amendments or waivers that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after the Cut-off Date.
(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of assignment of leases to the issuing entity (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and assignment of leases is freely assignable without the consent of the related mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement, leasehold) interest in the related Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex E-3B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to GSMC’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to GSMC’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.
(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC Mortgage Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal
E-3A-2

(including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a cross-collateralized GSMC Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by GSMC thereunder and no claims have been paid thereunder. Neither GSMC, nor to GSMC’s knowledge, any other holder of a GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-3A-1 to this Annex E-3A, GSMC has no knowledge of any mezzanine debt secured directly by interests in the related mortgagor.
(8)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an assignment of leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related assignment of leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related assignment of leases, subject to applicable law, provides that, upon an event of default under each GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.
(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, GSMC has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related GSMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such
E-3A-3

items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. GSMC or the originator of each GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the related GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To GSMC’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
(12)	Condemnation. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to GSMC’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of any Mortgaged Property that would have a material adverse effect on the value, use or operation of such Mortgaged Property.
(13)	Actions Concerning Mortgage Loan. To GSMC’s knowledge, based on evaluation of the Title Policy (as defined in paragraph (6)), an engineering report or property condition assessment as described in paragraph (10), applicable local law compliance materials as described in paragraph (24), the ESA (as defined in paragraph (40)), written litigation diligence responses provided by the related mortgagor to the related originator, the related loan agreement, and public record litigation and judgment lien searches obtained by the related originator, as of origination, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any mortgagor, guarantor, or mortgagor’s interest in the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such mortgagor’s title to such Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the related Mortgage Loan documents or (f) the current principal use of such Mortgaged Property.
(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with the Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of GSMC or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the related Mortgagee under the related Mortgage Loan documents are being conveyed by GSMC to the Purchaser or its servicer.
(15)	No Holdbacks. The principal amount of each GSMC Mortgage Loan stated on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters
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with respect to the related Mortgaged Property, the mortgagor or other considerations determined by GSMC to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Mortgage Loan documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by GSMC for comparable mortgage loans intended for securitization.

If a Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

Each Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

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An architectural or engineering consultant has performed an analysis of each Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the related Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Mortgage Loan documents for each GSMC Mortgage Loan require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or then outstanding principal amount of the related GSMC Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under each GSMC Mortgage Loan and its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Outside Trustee). Each related GSMC Mortgage Loan obligates the related mortgagor to maintain (or cause to be maintained) all such insurance and, at such mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the mortgagor’s reasonable cost and expense and to charge such mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by GSMC.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related GSMC Mortgage Loan requires the mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.
(18)	No Encroachments. To GSMC’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or
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current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)	No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by GSMC.
(20)	REMIC. Each GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan or any related Whole Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.
(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of each GSMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the issuing entity.
(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to GSMC’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.
(24)	Local Law Compliance. To GSMC’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation
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conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. The terms of the related Mortgage Loan documents require the mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each mortgagor covenants in the related Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to GSMC’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Each GSMC Mortgage Loan requires the related mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(26)	Recourse Obligations. The Mortgage Loan documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the related mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by the related mortgagor; (ii) the related mortgagor or guarantor will have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to such mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the mortgagor made in violation of the related Mortgage Loan documents; and (b) contains provisions providing for recourse against the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of such mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the related GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to the Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).
(27)	Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the related Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the related GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage Loan, (c) upon a Defeasance (as defined in (32) below), (d) releases of out-parcels that are unimproved or other portions of the related Mortgaged Property which will not have a material adverse effect on the underwritten value of such Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would
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not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan (or related Whole Loan) outstanding after the release, the related mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all GSMC Mortgage Loans originated after December 6, 2010, the mortgagor can be required to pay down the principal balance of the related GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Whole Loan).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

(28)	Financial Reporting and Rent Rolls. The GSMC Mortgage Loan documents for each GSMC Mortgage Loan require the related mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one mortgagor are in the form of an annual combined balance sheet of the mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.
(29)	Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to GSMC’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified
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percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-3A or the exceptions thereto set forth on Annex E-3B, or (vii) any mezzanine debt that existed at the origination of the related GSMC Mortgage Loan as set forth on Schedule E-3A-1 or future permitted mezzanine debt as set forth on Schedule E-3A-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, as set forth on Schedule E-3A-3 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.
(31)	Single-Purpose Entity. Each GSMC Mortgage Loan requires the related mortgagor to be a Single-Purpose Entity for at least as long as the related GSMC Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that such mortgagor is a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the related mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the GSMC Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.
(32)	Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral
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right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) such GSMC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the GSMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the related GSMC Mortgage Loan; (iv) the mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.
(34)	Ground Leases. For purposes of this Annex E-3A, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of GSMC, its successors and assigns, GSMC represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;
(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;
E-3A-11

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;
(e)	The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;
(f)	GSMC has not received any written notice of material default under or notice of termination of such Ground Lease. To GSMC’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to GSMC’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;
(h)	The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;
(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;
(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest; and
E-3A-12

(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
(35)	Servicing. The servicing and collection practices used by GSMC with respect to the GSMC Mortgage Loans have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.
(36)	Origination and Underwriting. The origination practices of GSMC (or the related originator if GSMC was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-3A.
(37)	No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To GSMC’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under any GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of any GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by GSMC in this Annex E-3A (including, but not limited to, the prior sentence). No person other than the holder of any GSMC Mortgage Loan may declare any event of default under the related GSMC Mortgage Loan or accelerate any indebtedness under such Mortgage Loan documents.
(38)	Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to the GSMC’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
(39)	Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the related mortgagor delivered by such mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Whole Loan, as applicable), the mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GSMC Mortgage Loan has a mortgagor that is an affiliate of another mortgagor under another GSMC Mortgage Loan.
(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been
E-3A-13

escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To GSMC’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to GSMC’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such GSMC Mortgage Loan was originated.
(42)	Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement.
(43)	Cross-Collateralization. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan no GSMC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex E-3A-3.
(44)	Advance of Funds by the Sponsor. After origination, no advance of funds has been made by GSMC to the related mortgagor other than in accordance with the related Mortgage Loan documents, and, to GSMC’s knowledge, no funds have been received from any person other than the related mortgagor or an affiliate for, or on account of, payments due on the GSMC Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither GSMC nor any affiliate thereof has any obligation to make any capital contribution to any mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the Closing Date.
(45)	Compliance with Anti-Money Laundering Laws. GSMC has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loans.
E-3A-14

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any GSMC Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “GSMC’s knowledge” or “GSMC’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of GSMC, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GSMC Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-3A-15

Schedule E-3A-1 to Annex E-3A

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None

E-3A-16

Schedule E-3A-2 to Annex E-3A

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

None

E-3A-17

Schedule E-3A-3 to Annex E-3A

GOLDMAN SACHS MORTGAGE COMPANY

CROSS-COLLATERALIZED MORTGAGE LOANS

None

E-3A-18

ANNEX E-3B

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(GOLDMAN SACHS MORTGAGE COMPANY)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-3A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-3B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment	Deptford Mall (Loan No. 5)	For so long as no event of default under the related Whole Loan exists, the Whole Loan documents prohibit the lender from selling any portion of the Mortgage Loan, other than sales of securities as a result of a securitization, to Simon Property Group, Brookfield Property Partners LP, Westfield Group, Taubman Centers, Inc., CBL & Associates, Pennsylvania Real Estate Investment Trust (PREIT), Washington Prime, Kimco Realty, Starwood Retail, Pyramid Management Group, Unibail-Rodamco, Ashkenazy Development Inc. or Centennial (or any entity controlled by any of the foregoing).
(6) Permitted Liens; Title Insurance	Deptford Mall (Loan No. 5)	The mortgagors have the right to obtain a PACE Loan (as defined below) for an amount not to exceed $10,000,000, without the consent of the lender or rating agency confirmation. “PACE Loan” means (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year tax assessments against the Mortgaged Property.
(7) Junior Liens	Deptford Mall (Loan No. 5)	See exception to Representation and Warranty No. 6 above.
(16) Insurance	Deptford Mall (Loan No. 5)

The Whole Loan documents permit (i) a property insurance deductible of up to $500,000, except with respect to flood, windstorm/named storm/hail coverage and earthquake coverage, which may have a deductible up to 5% of the total insurable value of the Mortgaged Property subject to a $500,000 minimum and (ii) a liability insurance deductible up to $500,000.

The Whole Loan documents permit the related mortgagors to rely on the related tenants’ insurance or self-insurance provided that the conditions set forth in the Whole Loan documents are satisfied.

The Whole Loan documents provide that as an alternative to the insurance policies required to be maintained thereunder, the mortgagors will not be in default under the Whole Loan documents if the mortgagors maintain (or cause to be maintained) insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Whole Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Whole Loan documents (any such policy, a “Non-Conforming Policy”); provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), the mortgagors must have (i)

E-3B-1

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
received the lender’s prior written consent thereto and (ii) confirmed that the lender has received a rating agency confirmation with respect to any such Non-Conforming Policy.
(26) Recourse Obligations	Deptford Mall (Loan No. 5)	Recourse for voluntary transfers of either the Mortgaged Property or controlling equity interests in the mortgagors made in violation of the Whole Loan documents are limited to damages under the Whole Loan documents, rather than full recourse.
(27) Mortgage Releases	Deptford Mall (Loan No. 5)	If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related mortgagors may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.
(29) Acts of Terrorism Exclusion	Deptford Mall (Loan No. 5)	The Whole Loan documents permit terrorism insurance to be maintained under a blanket policy that covers more than one location within a 1,000 foot radius of the Mortgaged Property (the “Radius”), and such coverage is permitted to be in an amount equal to not less than $1,000,000,000 per occurrence rather than in the amount of the aggregate insurable values of the properties within the Radius.
(31) Single-Purpose Entity	Deptford Mall (Loan No. 5)	In a certificate delivered in connection with the origination of the Whole Loan, the mortgagors certified that, to their knowledge since their formation, the borrowers has never owned any property other than its fee interest in the Mortgaged Property, and until November 30, 2006, Deptford Mall Associates L.L.C. owned certain previously owned property, for which recourse has been provided.
(32) Defeasance	Deptford Mall (Loan No. 5)	In connection with a defeasance, the mortgagors’ obligation to pay servicing fees is capped at $25,000.
E-3B-2

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

Certificate Summary	3
Important Notice Regarding The Offered Certificates	12
Important Notice About Information Presented In This Prospectus	12
Summary of Terms	21
Summary of Risk Factors	71
Risk Factors	73
Description of the Mortgage Pool	172
Transaction Parties	264
Credit Risk Retention	353
Description of the Certificates	367
The Mortgage Loan Purchase Agreements	400
The Pooling and Servicing Agreement	410
Use of Proceeds	515
Yield, Prepayment and Maturity Considerations	515
Material Federal Income Tax Consequences	526
Certain State, Local and Other Tax Considerations	537
ERISA Considerations	537
Legal Investment	545
Certain Legal Aspects of the Mortgage Loans	545
Ratings	567
Plan of Distribution (Underwriter Conflicts of Interest)	569
Incorporation of Certain Information by Reference	571
Where You Can Find More Information	571
Financial Information	571
Legal Matters	572
Index of Certain Defined Terms	573

Annex A – Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1
Annex B – Significant Loan Summaries	B-1
Annex C – Mortgage Pool Information	C-1
Annex D – Form of Distribution Date Statement	D-1
Annex E-1A – Mortgage Loan Representations and Warranties (BMO, BSPRT, LCF, SGFC, UBS AG New York Branch, Wells Fargo Bank and ZBNA)	E-1A-1
Annex E-1B – Exceptions to Mortgage Loan Representations and Warranties (BMO, BSPRT, LCF, SGFC, UBS AG New York Branch, Wells Fargo Bank and ZBNA)	E-1B-1
Annex E-2A – Mortgage Loan Representations and Warranties (3650 Capital)	E-2A-1
Annex E-2B – Exceptions to Mortgage Loan Representations and Warranties (3650 Capital)	E-2B-1
Annex E-3A – Mortgage Loan Representations and Warranties (GSMC)	E-3A-1
Annex E-3B – Exceptions to Mortgage Loan Representations and Warranties (GSMC)	E-3B-1

$553,359,000
(Approximate)

BMO 2026-5C15 Mortgage Trust
(as Issuing Entity)

BMO Commercial
Mortgage Securities LLC
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2026-5C15

Class A-1	$1,257,000
Class A-2	$0 - $200,000,000
Class A-3	$237,047,000 - $437,047,000
Class X-A	$438,304,000
Class X-B	$115,055,000
Class A-S	$60,267,000
Class B	$31,307,000
Class C	$23,481,000

PROSPECTUS

BMO Capital Markets

Wells Fargo Securities

Goldman Sachs & Co. LLC

Société Générale

UBS Securities LLC

Co-Lead Managers and Joint Bookrunners

Academy Securities

Bancroft Capital, LLC

Blaylock Van, LLC

Drexel Hamilton

Co-Managers

June      , 2026

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.